Seal of the registration authority

Exhibit 99.3

Non-binding English translation of Russian Securities Prospectus

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Approved 19 November 2012	Registered 03 December 2012
State Registration Number

1-01-65018-D-104D
by the Board of Directors of Open Joint Stock Company Federal Grid Company of Unified Energy System	Federal Service for Financial Markets
(registration authority)

Minutes No. 179
dated 20 November 2012	(title and signature of the authorized person of the registration authority)
Seal of the registration authority

SECURITIES PROSPECTUS

Open Joint Stock Company
Federal Grid Company of Unified Energy System

Ordinary registered uncertified shares

__________________________________________________________
(class, category (type), form of securities and other identifying characteristics)

in the amount of 8,164,069,983 (eight billion, one hundred and sixty-four million, sixty-nine thousand, nine hundred and eighty-three) shares
with a nominal value of RUB 0.50 (fifty kopecks) per share

___________________________________________________________________________
(nominal value (if available) and number of securities, for bonds and options of the Issuer, maturity terms should be specified as well)

http://www.fsk-ees.ru/
http://www.e-disclosure.ru/portal/company.aspx?id=379

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Information contained in this Prospectus is subject to disclosure in accordance with Russian securities laws.

THE REGISTRATION AUTHORITY MAY NOT IN ANY WAY BE HELD RESPONSIBLE FOR THE ACCURACY OF INFORMATION CONTAINED IN THIS PROSPECTUS AND ITS REGISTRATION MAY NOT BE HELD AS A DECLARATION OF ANY ATTITUDE TOWARDS THE SECURITIES ISSUED

We hereby certify that the following information is true:

  the Issuer’s accounting reports for 2009 and 2010 prepared in accordance with rules in force in the Russian Federation taking into account information on retroactive adjustments set out in Clause 3.1 of this Prospectus;

  the Issuer’s accounting reports for 2011 prepared in accordance with the rules in force in the Russian Federation;

  combined and consolidated financial statements for 2009 for the FGC UES Group prepared in accordance with International Financial Reporting Standards (hereinafter referred to as the “2009 financial statements of FGC UES Group”), except for the possible effects of matters described in paragraph 6 of our auditor’s report dated July 16th, 2010 on the 2009 financial statements of FGC UES Group and comparable data. Without qualifying our opinion, we draw attention to the information contained in paragraph 8 of our report dated July 16th, 2010 attached to this Prospectus and Clause 8.3 of this Prospectus;

  consolidated financial statements for 2010 and 2011 of the FGC UES Group prepared in accordance with International Financial Reporting Standards (hereinafter referred to as the “2010 and 2011 financial statements of FGC UES”). Without qualifying our opinion as to the 2010 and 2011 financial statements of FGC UES, we draw attention to the information contained in paragraph 7 of our auditor’s reports dated April 29, 2011 and April 19, 2012, respectively, attached to this Prospectus.

Other information on the financial position of the Issuer for 2009, 2010 and 2011 contained in sections III, IV, V and VIII of this Prospectus was reviewed for compliance in all material respects with information from the Issuer’s audited 2009 and 2011 accounting reports prepared in accordance with the rules in force in the Russian Federation. At the same time, we draw attention to the information contained in Clause 3.1 of this Prospectus, other information on the financial position of the Issuer for 2010 and its compliance with the Issuer’s 2010 accounting reports, prepared in accordance with rules in force in the Russian Federation.

Closed Joint Stock Company PricewaterhouseCoopers Audit
Director of the Closed Joint Stock Company
PricewaterhouseCoopers Audit
acting by virtue of a Power of Attorney
No. GA-00806-0912-zao dated June 29th, 2012	________________ Nilesh Lad
stamp here
November 29th, 2012

Chairman of the Management Board of Open Joint Stock Company Federal Grid Company of Unified Energy System	_____________ O.M. Budargin

November 29th, 2012

Director for Accounting and Reporting, Head of the Accounting Department (Chief Accountant) of Open Joint Stock Company Federal Grid Company of Unified Energy System	_______________ A.P. Noskov
stamp here
November 29th, 2012

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Introduction

Summary of key information given below in the Securities Prospectus:

a) Background information on securities to be placed by the Issuer in respect to which the Prospectus was registered:

Class, category (type) and other identifying characteristics of the securities: Ordinary registered uncertified shares

Number of securities to be placed: 8,164,069,983 (eight billion, one hundred and sixty-four million, sixty-nine thousand, nine hundred and eighty-three) shares

Nominal value: RUB 0.50

Placement procedure and period:

Procedure for determining the placement start date:

The placement start date shall be the date following the notice to persons exercising the pre-emptive right to purchase additionally placed securities with the possibility of exercising said right, but not earlier than two weeks after publication of the notice of the State registration of additionally issued securities on the Interfax newswire.

The date for notifying persons exercising the pre-emptive right to purchase additionally placed securities with the possibility of exercising said right shall be the later of:

- publication of the notice of the possibility to exercise the pre-emptive right in the Rossiyskaya Gazeta newspaper;

- distribution by registered mail (or personal delivery) of the last notice of the possibility to exercise the pre-emptive right to persons specified in the list of persons authorized to purchase additionally placed shares.

If such a placement start date falls on a non-work day, the placement start date shall be the nearest following work day.

Procedure for determining the placement end date:

Placement end date: the placement end date for shares shall be the 80th (eightieth) day from the placement start date.

Placement method: Public offering

Placement procedure:

The authorized persons may exercise the pre-emptive right to purchase placed securities.

Additional shares shall be offered to persons enjoying the pre-emptive right to purchase shares as provided for by Clause 8.5 of the resolution on the additional issue of securities (hereinafter referred to as the “Resolution on the Additional Issue of Securities”) and Clause 9.3 of the Prospectus which shall be registered together with the State registration of this additional issue of shares (hereinafter referred to as the “Prospectus”).

The placement of additional shares outside the pre-emptive right shall be carried out through additional share purchase agreements (hereinafter referred to as the “Share Purchase Agreement”).

For the purposes of Share Purchase Agreements, the Issuer, at the time of the disclosure of the information on the results of exercising the pre-emptive right to purchase additional shares, shall publish an invitation to the general public to make offers (hereinafter also referred to as the “Offers”) to purchase additional shares (hereinafter referred to as the “Invitation to Make Offers”) on the Interfax newswire, on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru.

Upon publication by the Issuer of the Invitation to Make Offers, the potential purchasers of additional shares (hereinafter also referred to as the “Purchasers” or “Purchaser” in the singular) may make offers to purchase shares by submitting written Offers to the Issuer. The Offers may be submitted to the Issuer within three (3) days from and including the date of publication of the Invitation to Make Offers. If such Offer acceptance end date determined in accordance with the above-mentioned procedure falls on a non-working day, then the Offer acceptance end date shall be the nearest following working day.

Offers to purchase additional shares of this additional issue shall be submitted on business days from 10:00 AM to 3:00 PM (Moscow time) at the following address: 32 Novorogozhskaya Street, Bldg. 1, Moscow, Russia, 109544, Closed Joint Stock Company, Registrar Society STATUS or sent by mail to: 32 Novorogozhskaya Street, Bldg. 1, Moscow, Russia, 109544, CJSC STATUS.

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Each offer shall contain the following details:

-	title: “The Offer to Purchase Shares of Open Joint Stock Company Federal Grid Company of Unified Energy System”;

-	full name of the potential Purchaser (for individuals);

-	full business name (name) of the legal entity that is a potential Purchaser (if applicable);

-	name of the potential Purchaser which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entities) (if applicable);

-	taxpayer identification number of the potential Purchaser (if available);

-	place of residence (location) of the potential Purchaser;

-	for individuals: passport details (serial number and date of issue, issuing authority);

-	for legal entities: registration details of the legal entity (including for Russian legal entities: information on the State registration of a legal entity/entry in the Unified State Register of Legal Entities (date, registrar, number of the respective certificate, Primary State Registration Number (OGRN));

-	consent of the offeror to purchase the number of securities to be placed as specified in the offer and at the offering price as defined by the Board of Directors of the Issuer in compliance with the Resolution on the Additional Issue of Securities and Prospectus;

-	the number of securities to be purchased which can be expressed in one of the following ways:

	-	the exact number of shares that the Purchaser undertakes to purchase;

	-	the minimum number of shares that the Purchaser undertakes to purchase. By specifying the minimum number, the Purchaser submitting the Offer offers to purchase any number of the placed shares in an amount which is not less than the specified minimum number;

	-	the maximum number of shares that the Purchaser undertakes to purchase. By specifying the maximum number, the Purchaser submitting the Offer offers to purchase any number of shares in an amount not exceeding the specified maximum number;

	-	the minimum and maximum number of shares that the Purchaser undertakes to purchase. By specifying the minimum and maximum number, the Purchaser submitting the Offer offers to purchase any number of placed shares in an amount which is not less than the specified minimum number and not exceeding the specified maximum number;

-	information about the form of payment for shares to be placed (cash, non-cash or both cash and non-cash form); if the shares are paid for in kind, the list and description of non-monetary assets (property) which are to be used as payment for shares (the list of non-monetary assets which may be used for payment is defined in Clause 8.6 of the Resolution on the Additional Issue of Securities);

-	if the shares are to be paid for in kind, the Purchaser shall specify the supposed monetary value of the relevant non-monetary assets which the Purchaser agrees to transfer as payment for the shares, providing that the monetary value of the specified non-monetary assets determined by the Board of Directors of the Issuer corresponds to the monetary value of said assets specified by the Purchaser in the Offer. The monetary value may be specified by the Purchaser in Russian rubles in one of the following ways:

-	the exact value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares;

-	the minimum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the minimum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which is not less than that specified by the Purchaser;

-	the maximum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the maximum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which does not exceed the value specified by the Purchaser;

-	the minimum and maximum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the minimum and maximum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which is not less than that specified by the Purchaser and does not exceed the value specified by the Purchaser;

-	if the shares are paid for in kind, the Offer shall contain the Purchaser’s statement that the Purchaser undertakes (or does not undertake) to pay for securities in cash in the event that the monetary value of property (non-monetary assets) determined in due course by the Board of Directors of the Issuer does not correspond to the monetary value specified by the Purchaser in the Offer;

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-	personal account number in the register of owners of the Issuer’s registered securities for the purpose of the transfer of purchased shares. If the shares are to be credited to the account of the nominal holder in the register of owners of registered securities of the Issuer, the full trade name of the depository (hereinafter also referred to as the “First Level Depository”), information on the State registration of said depository (OGRN, the name of the State registration authority, the date of the State registration and entry of the depository in the Unified State Register of Legal Entities), the custody account number of the Purchaser, the number and date of the depository agreement between the depository and the Purchaser in respect to shares to be placed;

-	if the shares to be placed are to be credited to the account of nominal holders that are not registered in the register of owners of the Issuer’s registered securities, the following details shall be specified in the Offer with respect to each nominal holder and with respect to the First Level Depository: name, State registration details (OGRN, name of the State registration authority, date of State registration and entry of the depository in to the Unified State Register of Legal Entities), details of all inter-depository agreements, subject to which the rights to placed shares will be registered, custody account number of the Purchaser, the number and date of the depository agreement between the relevant depository and the Purchaser in respect to shares to be placed;

-	bank details of the Purchaser for the purpose of the re-payment of funds;

-	contact details (mailing address for sending a reply on accepting the Offer, the fax and telephone number with area code);

-	statement that the Share Purchase Agreement based on the Offer will be concluded in Moscow.

An Offer shall be signed by the potential Purchaser (or its representative by legal operation) or by a person acting on behalf of the potential Purchaser by virtue of power of attorney; for legal entities an Offer shall bear a seal (if available). If an Offer is signed on behalf of the potential Purchaser by its representative by legal operation or by virtue of a power of attorney, such Offer shall be accompanied by a document (or a notarized copy thereof) confirming the authority of such person.

If the shares are paid for using real estate, an Offer shall be accompanied by an extract from the Unified State Register of Real Estate Rights and Transactions confirming the title to real estate and issued not later than 30 days before the date of the Offer.

An Offer may be supported by financial guarantees ensuring the fulfillment of the offeror’s obligations to pay for shares in case of the acceptance of its Offer by the Issuer.

If, subject to legal requirements, an offeror is to purchase additional shares in an amount set forth in the Offer with the prior consent of the anti-monopoly authority, the offeror shall attach a copy of the relevant approval of the anti-monopoly authority.

The Issuer can specify the recommended form of the Offer. In this case, the Issuer shall publish such form on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru not later than on the date of publication of the Invitation to Make Offers to Purchase Shares.

The Issuer shall register the submitted Offers in a special register of submitted offers (hereinafter referred to as the “Register”) on the day of their receipt.

The Issuer’s reply as to the acceptance of the Offer shall be transmitted to Purchasers defined by the Issuer at its discretion from among Purchasers that have made their Offers as provided for by Clause 8.3 of the Resolution on the Additional Issue of Securities.

The Issuer shall reject an Offer, if such Offers are not submitted within the period specified in the Resolution on the Additional Issue of Securities or if it does not comply with requirements established by applicable Russian laws, the Resolution on the Additional Issue of Securities and the Prospectus.

If the Purchaser intends to transfer non-monetary assets (property) as payment for the shares of this additional issue and the Issuer intends to accept the Purchaser’s Offer, the Issuer’s Board of Directors, subject to Article 77 of the Russian Federal Law on Joint Stock Companies, shall determine the monetary value of the property to be transferred as payment for shares not later than 26 (twenty-six) days before and including the placement end date. The monetary value of the property to be transferred as payment for the placed securities may be determined by the Issuer’s Board of Directors before the potential Purchaser submits its Offer. For this purpose, the potential Purchaser may, before submitting its Offer, send a notice to the Issuer of its intent to pay for shares in kind with the following information:

-	title “Notice of the intent to pay for the shares in kind”;

-	full name of the potential Purchaser for individuals (if applicable);

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-	full business name (name) of the potential Purchaser for legal entities (if applicable);

-	name of the potential Purchaser which is a public law entity (the Russian Federation, a constituent entity of the Russian Federation, municipal entities) (if applicable);

-	place of residence (location) of the potential Purchaser;

-	number of securities to be purchased.

-	taxpayer identification number of the potential Purchaser (if available);

-	for potential Purchasers that are individuals: passport details (series, number and date of issue and the issuing authority);

-	for potential Purchasers that are legal entities: information on State registration (including for Russian legal entities: information on the State registration of the legal entity/entry in the Unified State Register of Legal Entities (date, registrar, number of the relevant certificate and Primary State Registration Number (OGRN));

-	contact details of the potential Purchaser (mailing address, telephone and fax number with area code, e-mail);

-	a list and description of non-monetary assets (property) to be transferred as payment for shares;

-	the Purchaser shall specify the supposed monetary value of relevant non-monetary assets which the Purchaser intends to transfer as payment for the placed shares;

-	statement that the notice shall not be deemed as an offer or acceptance.

Resolution of the Issuer’s Board of Directors to approve the monetary value of the property to be transferred as payment for securities shall not be deemed an obligation of the Issuer to accept the Offer which will be received from said person.

The notice of the intent to pay for shares in kind may be sent to the following mailing address of the Issuer: 5A Akademika Chelomeya Street, Moscow, Russia, 117630.

The Issuer may resolve to accept an Offer not later than 26 (twenty-six) days before and including the placement end date.

The Issuer’s letter of acceptance shall be considered as acceptance of the submitted Offer.

A letter of acceptance shall be delivered in person to the Purchaser or to its authorized representative or sent to the Purchaser’s mailing address specified in the Offer not later than on the day following the Issuer’s resolution to accept the Offer. The letter of acceptance shall specify the number of approved shares out of those specified in the Offer of the potential Purchaser and, in the case of payment for shares in kind, the monetary value of property determined by the Board of Directors.

The date of receipt by the Purchaser of the letter of acceptance shall be the earlier of:

a)	the date of the personal delivery of the Issuer’s letter of acceptance to the Purchaser or its authorized representative;

b)	the date of the delivery of the letter of acceptance to the Purchaser by postal service (to the Purchaser’s mailing address specified in the Offer).

A share purchase agreement shall be deemed concluded in writing on the date of the receipt of the letter of acceptance by the offeror, unless otherwise required by applicable law. The place of the Share Purchase Agreement shall be Moscow (the place of the conclusion of the Share Purchase Agreement pursuant to the Offer). At the request of the potential Purchaser, a share purchase agreement may be executed in written form as a single document.

The Share Purchase Agreement, under which purchased shares are to be paid by real estate, shall comply with civil laws relating to real estate transactions.

The Purchaser may apply to sign the Share Purchase Agreement daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays at: 5A Akademika Chelomeya Street, Moscow, Russia. The Agreement shall be signed upon the receipt of the letter of acceptance of the Offer by the Purchaser.

The number of additional shares to be purchased specified in the Offer and approved by the Issuer shall be paid for by the Purchasers in full not later than four (4) days prior to and including the placement end date.

The Purchasers shall pay for the purchased shares in accordance with the payment terms and amount specified in the Share Purchase Agreement (including that made by accepting the Offer) and as provided for by Clause 8.6 of the Resolution on the Additional Issue of Securities.

If the Purchaser fails to fulfill its payment obligation in its entirety with respect to the purchased shares, the Issuer may refuse to perform its counter-obligation to transfer the shares to the Purchaser.

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In case of the partial fulfillment by the Purchaser of its obligation to pay for the purchased shares, the Issuer may:

-	refuse to perform its counter-obligation to transfer shares to the Purchaser and return to the Purchaser the property received as provided in this Clause; or

-	place (transfer) to such Purchaser only the shares that were actually paid.

If the Issuer refuses to perform its counter-obligation to transfer the shares, where the Purchaser paid for the shares to be purchased only partially or fully, but after expiration of the above-mentioned period, the amount (non-monetary assets) received as partial payment for shares or, accordingly, the total amount (non-monetary assets) paid (transferred) by the Purchaser for the shares shall be returned to the Purchaser.

Movable property shall be returned not later than within sixty (60) days from the securities placement end date, and real estate shall be returned not later than within ninety (90) days from the above date pursuant to the procedure established for terminating real estate transactions. Monetary funds shall be returned by bank transfer to the bank account specified in the Offer or, if no bank details were provided, to the bank account specified in the request for the refund.

If the amount of monetary funds (non-monetary assets) transferred to the Issuer as payment for additional shares exceeds the total value of said additional shares, the surplus shall be returned to the Purchaser by bank transfer in monetary form in Russian rubles not later than within sixty (60) days from the securities placement end date. The funds shall be returned to the bank account specified in the Offer or, if no bank details were provided, to the bank account specified in the request for the refund.

Contracts concluded with respect to the share placement may be amended and/or terminated on the grounds set forth in and as provided for by Chapter 29 of the Civil Code of the Russian Federation.

The securities are registered securities and shall be listed in the shareholder register maintained by the registrar.

A person to whom the Issuer delivers (sends) a transfer order authorizing to make a credit entry in the personal account of the first purchaser (registrar, first purchaser) and other conditions for delivery of the transfer order:

Full trade name of the registrar: Closed Joint Stock Company, Registrar Society STATUS

Abbreviated trade name: CJSC STATUS

Location: 32 Novorogozhskaya Street, Building 1, Moscow, Russia, 109544

License number of the professional participant in the securities market maintaining the share registers: No. 10-000-1-00304

Date of issue: March 12th, 2004

License period: Unlimited

Issuing authority: Federal Financial Markets Service.

After the State registration of the additional issue of securities, the Issuer shall submit to the registrar the registered Resolution on the Additional Issue of Securities, and the additionally issued securities shall be credited to the custody account of the Issuer in the Issuer’s share register maintained by the registrar.

Not later than within one (1) day following the expiration of the securities payment period specified in Clause 8.3 and 8.6 of the Resolution on the Additional Issue of Securities and provided that the Purchaser pays for the securities to be placed as set forth in Clause 8.6 of the Resolution on the Additional Issue of Securities, the Issuer shall send a transfer order to the registrar. Such transfer order shall serve as the basis for making a credit entry in the personal account of the Purchaser or the nominal holder specified by the Purchaser in the Offer.

The Registrar shall, not later than on the securities placement end date, debit from the Issuer’s account specified in the transfer order the respective number of securities of this additional issue and credit them to the personal account of the Purchaser or the nominal holder specified by the Purchaser in the Offer.

Securities shall be deemed placed in favor of the Purchaser from the date of the entry in the register of holders of the Issuer’s securities of the record on the transfer of securities to the personal account of the Purchaser or the nominal holder specified by the Purchaser in the Offer.

Additional shares shall be placed in favor of persons enjoying the pre-emptive right to purchase additional shares as provided by Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be placed by subscription through competitive bidding.

The Issuer shall not engage professional participants of the securities market to assist in the placement of securities.

The Issuer does not intend to place securities outside Russia via the placement of respective foreign securities.

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However, nothing shall restrict the pre-emptive right to acquire shares, including those of Deutsche Bank Trust Company Americas, Inc. acting as the issuer of foreign securities certifying rights in respect to the Issuer’s shares in accordance with depository agreements dated February 29th, 2008 and the instructions of depositary receipt holders.

The Issuer does not intend to offer at the time of the placement of securities (including outside Russia via the placement of respective foreign securities) to purchase previously placed (outstanding) securities of the Issuer of the same class or category (type).

The Issuer and/or its representative do not intend to enter into preliminary agreements providing an obligation to enter into a master agreement in the future aimed at the disposal of securities to be placed to the first owner or receive preliminary applications for the purchase of securities to be placed. The notice of intent to pay for shares in kind provided for by this Clause shall not be deemed a preliminary application that has the nature of an Offer.

Pursuant to Article 3(2) of the Russian Federal Law No. 57-FZ (dated April 29th, 2008) on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security, the Issuer is a business entity of strategic importance for Russian national defense and State security. Pursuant to Article 2(3) of the above-mentioned Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such states or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities that are strategically important for national defense and State security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided for by this Federal Law.

Pursuant to Article 8(2) of the Russian Federal Law No. 35-FZ (dated March 26th, 2003) on the Electric Power Industry, the minimum share of the Russian Federation in the authorized capital of the Issuer shall be 75% plus one voting share. Therefore, this issue does not provide for any possibility of effecting a transaction for acquiring direct or indirect control of more than 25% of the total amount of voting shares (stocks) in the authorized capital of the Issuer by a foreign state, international entity or entity under their control, or any possibility to block decisions of the Issuer’s governing bodies. Consequently, the conclusion of agreements for the disposal of securities of this additional issue to first owners during their placement does not require any preliminary approval of such agreements in accordance with the Russian Federal Law on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security.

Pursuant to Decree No. 688 (May 21st, 2012) from the Russian President, Federal Grid has been included in the list of strategic enterprises and strategic joint companies approved by Decree No. 1009 dated August 4th, 2004 from the Russian President, the State share stands at 79.55%.

Offering price:

The share offering price, including to persons exercising the pre-emptive right to purchase additionally placed shares, shall be determined by Federal Grid’s Board of Directors, in accordance with Articles 36 and 77 of the Russian Federal Law on Joint Stock Companies, but shall be not less than their nominal value.

Pursuant to a resolution of the Board of Directors (Minutes No. 179 dated November 20th, 2012), the share offering price, including to persons enjoying the pre-emptive right to purchase additional shares, shall be RUB 0.50 (fifty kopecks) per one (1) additional ordinary registered share.

b) background information on the securities placed by the Issuer in respect to which the Prospectus is registered:

Information is not provided, as the Prospectus will be registered at the time of registration for the securities issue.

c) main objectives of the issue and the allocation of funds obtained from the placement of issue-grade securities:

The main objective of issuing additional ordinary shares to be placed via a public offering is to attract investment. The funds obtained as a result of the share placement will be used to ensure reliable operations and to enhance the efficiency of the Unified National Electric Grid (UNEG).

The Board of Directors of FGC UES approved the Company’s five-year investment program, the fulfillment of which is required to improve the operational reliability of the power grid, to provide uninterrupted power supply to customers, to remove network constraints and to create possibilities for connecting an additional customer load.

The sources for financing the investment program shall be both equity funds of FGC UES and federal budgetary funds contributed by the Russian Federation as payment for additionally issued shares of the Company.

Federal Law No. 371-FZ on the Federal Budget for 2011 and the 2012-2013 Planning Period (dated November 30th, 2011) provides budgetary allocations to the authorized capital of Federal Grid in the amount of RUB 3,247,305.2 thousand in 2012 to be used to implement investment projects related to the construction, reconstruction and re-equipment of capital construction facilities owned by the Company.

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In accordance with Russian Federal Law No. 35-FZ on the Electric Power Industry, Federal Grid is a company established to manage the UNEG (all-Russian Unified National Electric Grid).

The transfer, as payment for shares of FGC UES, of transmission facilities located in the Khabarovsk Region and included in the Register of Transmission Facilities within the UNEG (subject to Government Decree No. 648, dated October 28th, 2003), as well as property owned by the person paying for additional shares using the above-mentioned transmission facilities which are an integral part of the above-mentioned property or relate to its operation and maintenance, will enable an effective consolidation of such facilities controlled by FGC UES, provide the opportunity to implement the technical and investment policy in respect to said grids, to improve the reliability and sustainability of the Russian Unified National Energy System, which is in the interest of public policy in the electricity sector.

d) other information that the Issuer chooses to disclose in the introduction section:

In this Prospectus, the terms “Issuer” and “Company” relate to Open Joint Stock Company Federal Grid Company of Unified Energy System (shortly, FGC UES).

No other information is available.

This Prospectus contains estimates and forecasts of the Issuer’s authorized management bodies with respect to future events and/or activities, prospects for the development of the industry and operating results of the Issuer, including the Issuer’ plans, the probability of certain events and actions. Investors should not rely entirely on the estimates and forecasts of the Issuer’s management bodies, since the Issuer’s actual performance in the future may differ from forecast results for various reasons. The acquisition of the Issuer’s securities is associated with risks described in this Prospectus.

I. Summary information on members of the Issuer’s management bodies, information on the Issuer’s bank accounts, auditor, appraiser, financial advisor and other signatories to this Prospectus

1.1. Members of the Issuer’s management bodies

In accordance with the Articles of Association, the Issuer’s management bodies are as follows:

  General Meeting of Shareholders;

  Board of Directors;

  Management Board (collegial executive body);

  Chairman of the Management Board (sole executive body).

The authorities of the Issuer’s sole executive body have not been delegated to any business entity (management company) or private entrepreneur (manager).

Information on members of the Issuer’s Management Board:

No.	Full name	Year of birth	Note
Members of the Issuer’s Board of Directors:
1	Ferlenghi Ernesto	1968	Chairman of the Board of Directors
2	Ayuyev Boris Ilyich	1957	Member of the Board of Directors
3	Budargin Oleg Mikhailovich	1960	Member of the Board of Directors
4	Kovalchuk Boris Yuryevich	1977	Member of the Board of Directors
5	Kravchenko Vyacheslav Mikhailovich	1967	Member of the Board of Directors
6	Malyshev Andrey Borisovich	1959	Member of the Board of Directors
7	Rashevskiy Vladimir Valeryevich	1973	Member of the Board of Directors
8	Titova Elena Borisovna	1967	Member of the Board of Directors
9	Fyodorov Denis Vladimirovich	1978	Member of the Board of Directors
10	Shcherbovich Ilya Viktorovich	1974	Member of the Board of Directors
11	Sharipov Rashid Ravelevich	1968	Member of the Board of Directors
Members of the Issuer’s Management Board (collegial executive body):
1	Budargin Oleg Mikhailovich	1960	Chairman of the Management Board
2	Berdnikov Roman Nikolayevich	1973	Member of the Management Board
3	Varlamov Nikolay Nikolayevich	1974	Member of the Management Board
4	Kazachenkov Andrey Valentinovich	1980	Member of the Management Board
5	Mangarov Yury Nikolayevich	1956	Member of the Management Board
6	Murov Andrey Yevgenyevich	1970	Member of the Management Board
7	Sergeyev Sergey Vladimirovich	1976	Member of the Management Board
8	Cherezov Andrey Vladimirovich	1967	Member of the Management Board
9	Shukshin Vladimir Semyonovich	1959	Member of the Management Board
Chairman of the Management Board (the Issuer’s sole executive body):
1	Budargin Oleg Mikhailovich	1960	Chairman of the Management Board

10

1.2. Information on the Issuer’s bank accounts
Information on the credit institution:

Full company name: Open Joint Stock Company Alfa-Bank
Abbreviated company name: OJSC Alfa-Bank
Location: 27 Kalanchevskaya Street, Moscow, Russia
TIN (Taxpayer Identification Number): 7728168971
BIC: 044525593
Correspondent account: 30101810200000000593
Account number: 40702810802300000220
Account type: Settlement (current) account

Information on the credit institution:

Full company name: Open Joint Stock Company Alfa-Bank
Abbreviated company name: OJSC Alfa-Bank
Location: 27 Kalanchevskaya Street, Moscow, Russia
TIN: 7728168971
BIC: 044525593
Correspondent account: 30101810200000000593
Account number: 40702810901200000098
Account type: Settlement (current) account

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Correspondent account: 30101810400000000225
Account number: 40702810138120116293
Account type: Settlement (current) account

Information on the credit institution:

Full company name: VTB Bank (Open Joint Stock Company)
Abbreviated company name: JSC VTB Bank
Location: 29 Bolshaya Morskaya Street, St. Petersburg, Russia
TIN: 7702070139
BIC: 044525187
Correspondent account: 30101810700000000187
Account number: 40702810100050000101
Account type: Settlement (current) account

Information on the credit institution:

Full company name: Open Joint Stock Company Alfa-Bank
Abbreviated company name: OJSC Alfa-Bank
Location: 78 Leninskiy Prospect, Moscow, Russia
TIN: 7728168971
BIC: 044525593
Correspondent account: 30101810200000000593
Account number: 40702810902300000285
Account type: Corporate card account

11

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Correspondent account: 30101810400000000225
Account number: 40702810038120108301
Account type: Settlement (current) account

Information on the credit institution:

Full company name: Gazprombank (Open Joint Stock Company)
Abbreviated company name: GPB (OJSC)
Location: 16 Nametkina Street, Bldg. 1, Moscow, Russia
TIN: 7744001497
BIC: 044525823
Correspondent account: 30101810200000000823
Account number: 40702810700000003049
Account type: Settlement (current) account

Information on the credit institution:

Full company name: Open Joint Stock Company Commercial Bank Petrocommerce
Abbreviated company name: OJSC Bank Petrocommerce
Location: 24 Petrovka Street, Moscow, Russia
TIN: 7707284568
BIC: 044525352
Correspondent account: 30101810700000000352
Account number: 40702810100000004371
Account type: Settlement (current) account

Information on the credit institution:

Full company name: Open Joint Stock Company Alfa-Bank
Abbreviated company name: OJSC Alfa-Bank
Location: 27 Kalanchevskaya Street, Moscow, Russia
TIN: 7728168971
BIC: 044525593
Correspondent account: 30101810200000000593
Account number: 40702810901200001479
Account type: Settlement (primary) account

Information on the credit institution:

Full company name: Open Joint Stock Company Alfa-Bank
Abbreviated company name: OJSC Alfa-Bank
Location: 27 Kalanchevskaya Street, Moscow, Russia
TIN: 7728168971
BIC: 044525593
Correspondent account: 30101810200000000593
Account number: 40702810301200001480
Account type: Settlement (trading) account

Information on the credit institution:

Full company name: Open Joint Stock Commercial Bank Evrofinance Mosnarbank
Abbreviated company name: OJSCB Evrofinance Mosnarbank
Location: 29 Noviy Arbat Street, Moscow, Russia
TIN: 7703115760
BIC: 044525204
Correspondent account: 30101810900000000204
Account number: 40702810600005314915
Account type: Settlement (current) account

12

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Correspondent account: 30101810400000000225
Account number: 40702840438120116293
Account type: Current foreign currency account

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Correspondent account: 30101810400000000225
Account number: 40702978038120116293
Account type: Current foreign currency account

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Correspondent account: 30101810400000000225
Account number: 40702840338120216293
Account type: Transit foreign currency account

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Correspondent account: 30101810400000000225
Account number: 40702978938120216293
Account type: Transit foreign currency account

Information on the credit institution:

Full company name: Open Joint Stock Bank ROSSIYA
Abbreviated company name: OJSC Bank Rossiya
Location: 2A Rastrelli Pl., St. Petersburg, Russia
TIN: 7831000122
BIC: 044030861
Account number: 40702810300000004990
Correspondent account: 30101810800000000861
Account type: Settlement account

Information on the credit institution:

Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
Location: 19 Vavilova Street, Moscow, Russia
TIN: 7707083893
BIC: 044525225
Account number: 40702810238120004221
Correspondent account: 30101810400000000225
Account type: Settlement account

13

1.3. Information on the Issuer’s auditor(s)

Auditor(s) that carried out an independent audit of the Issuer’s accounting reports (financial statements), consolidated accounting reports (consolidated financial statements) making part of the Prospectus for the last three completed financial years and that issued the relevant audit reports contained in this Prospectus:

Full company name: Closed Joint Stock Company PricewaterhouseCoopers Audit
Abbreviated company name: CJSC PwC Audit
TIN: 7705051102
OGRN: 1027700148431
Location: 10 Butyrskiy Val, Moscow, Russia, 125047
Telephone: +7 (495) 967-6000
Fax: +7 (495) 967-6001
E-mail: not available

Information on the auditor’s membership in self-regulating auditing organizations:

Full name: Self-regulating organization of auditors, the Non-Profit Partnership Russian Audit Chamber

Location: 3 3-y Syromyatnicheskiy Per., Bldg. 9, Block 3, Moscow, Russia, 105120

Financial year(s) or other accounting period which was (were) subject to an independent audit of accounting reports (financial statements) of the Issuer; type of accounting reports (financial statements) of the Issuer which were subject to an independent audit:

PwC Audit (hereinafter referred to as the “Auditor”) has audited the following:

1. The Issuer’s accounting reports for 2009, 2010 and 2011 prepared in accordance with Russian Accounting Standards (hereinafter referred to as “RAS”);

2. Combined and consolidated financial statements for 2009 of the Issuer and its subsidiaries and affiliates (hereinafter referred to as the “FGC UES Group” prepared in accordance with International Financial Reporting Standards (hereinafter referred to as “IFRS”);

3. Consolidated financial statements for 2010 and 2011 for FGC UES Group prepared in accordance with IFRS.

No procedures with respect to the Issuer’s quarterly accounting statements for 9 months of 2012 attached to this Prospectus have been performed by the Auditor who audited the Issuer’s accounting reports for 2011 prepared in accordance with IFRS, and no opinion was expressed as to the fairness of these reports.

Factors that may affect the independence of the auditor from the Issuer, including information on any material interests connecting the auditor (auditor’s officials) with the Issuer (Issuer’s officials):

There are no factors that may affect the independence of the Auditor from the Issuer. There are no material interests connecting the Auditor (Auditor’s officials) with the Issuer (Issuer’s officials).

Share in the Issuer’s authorized capital held by the auditor (auditor’s officials):

The Auditor (the Auditor’s officials) do(es) not have any shares in the authorized capital of the Issuer.

Loans granted to the auditor (auditor’s officials) by the Issuer:

The Issuer has not granted any loans to the Auditor (Auditor’s officials).

Close business relations (participation in the promotion of the Issuer’s products (services), joint business, etc.) or affinity:

There are no such relations or affinity.

Information on the Issuer’s officials that are at the same time the auditor’s officials (auditor):

There are no Issuer’s officials that are at the same time the Auditor’s officials (Auditor).

Measures taken by the Issuer and the auditor to reduce the impact of the above factors:

Since as of the date of the approval of this Prospectus there are no factors that can affect the independence of the Auditor from the Issuer, this Prospectus does not contain information on measures taken by the Issuer and the Auditor to reduce the impact of the above-mentioned factors.

14

However, if such factors occur in the future, the main measure taken by the Issuer to reduce the impact of the above-mentioned factors will be careful examination by the Issuer of the independence of the proposed auditor from the Issuer and the absence of the above-mentioned factors.

In addition, to reduce the impact of the above-mentioned factors, the Issuer and the Issuer’s management bodies will not carry out its (their) activities together with the auditor, will not grant loans to the auditor and will not hire the auditor’s officials. Both the Issuer and the auditor shall comply with provisions of applicable Russian legislation.

Procedure for selecting the Issuer’s auditor:

Tender procedure for selecting an auditor and its general terms and conditions:

Subject to Article 10.2(13) of the Company’s Articles of Association, the Company’s auditor shall be approved by the General Meeting of FGC UES’ Shareholders. The auditor was selected by the Issuer from among organizations licensed to perform general audits and that have no property interests with the Issuer, that are not affiliated with the Issuer and/or its affiliates, and via a tender procedure that takes into account the auditor’s professional level and the cost of its services.

Procedure for nominating an auditor to be approved by the General Meeting of Shareholders (members), the management body that makes an appropriate decision:

An auditor to perform an independent audit of the Issuer’s annual accounting reports shall be proposed by the Issuer’s Board of Directors or shareholder(s) that hold in aggregate at least 2% of the Issuer’s voting shares.

On June 29th, 2011, the Annual General Meeting of Shareholders resolved to approve Closed Joint Stock Company PricewaterhouseCoopers Audit as the Company’s auditor.

Information on activities performed by the auditor within special audit engagements:

The Auditor has not performed any activities within special audit engagements.

Procedure for determining the auditor’s remuneration:

The determination of the auditor’s remuneration falls within the competence of the Company’s Board of Directors (Article 15.1(13) of the Articles of Association of FGC UES).

Actual remuneration paid by the issuer to the auditor based on results of each financial year or any other financial period in respect to which the auditor performed an independent audit of accounts and financial (accounting) statements of the Issuer:

The actual remuneration (including VAT) paid by the Issuer to the Auditor for the compulsory audit of the Issuer’s accounts prepared in accordance with RAS and for the audit of combined and consolidated statements of the FGC UES Group prepared in accordance with IFRS for different years was:

for 2009: RUB 51,920,000;

for 2010: RUB 49,560,000;

for 2011: RUB 47,790,000.

Information on deferred or overdue payments for the auditor’s services:

There are no deferred or overdue payments for the Auditor’s services.

1.4. Information on the Issuer’s appraiser

The list of appraisers from which an Appraiser(s) may be selected to render appraisal services in connection with the issue of shares, i.e. the evaluation of the market value of assets to be transferred as payment for the Issuer’s securities to be placed: in accordance with the resolution on the placement of securities, the following appraisers may be engaged to determine the market value of assets to be transferred as payment for the securities to be placed (at the time of approving and signing the Resolution on the Additional Issue of Securities and the Prospectus, the Issuer has not entered into a service agreement to determine the market value of assets to be transferred as payment for the Issuer’s placed securities, with any of these appraisers or a legal entity, with which the appraiser concluded an employment contract):

No.	Appraiser’s full	Full name and location of the self-regulating	Full and abbreviated company
	name	organization of appraisers, registration	name, location and OGRN of the
		number and the date of registration of the	legal entity with which the
		appraiser in the register of the self-	appraiser has entered into an
		regulatory organization of appraisers	employment contract
1	Antonov Aleksey Pavlovich Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru	Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0323 dated December 11th,
		2009	Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010

15

2	Antropova Asya Yuryevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 295.31 dated December 12th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
3	Akimov Maksim Yuryevich Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0004 dated November 20th,
2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
4	Akimov Yury Konstantinovich Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 270.78 dated December 11th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
5	Aronson Grigory Aleksandrovich Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 274.78 dated December 11th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
6	Baranova Anna Andreyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0020 dated November 20th,
2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
7	Rybaltover Anastasia Sergeyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0023 dated November 20th,
2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
8	Biryukova Yekaterina Anatolyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 1594 dated January 22nd, 2008	Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
9	Bondareva Nataliya Petrovna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 275.46 dated December 11th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010

16

10	Vagarovskaya Kseniya Yevgenyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 880.47 dated June 26th, 2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
11	Vorobyova Natalya Aleksandrovna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 310.78 dated December 12th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
12	Matveyeva Olga Dmitriyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru
Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0057 dated November 20th,
2009
Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
13	Golubeva Svetlana Sergeyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0066 dated November 20th,
2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
14	Gorst Elena Nikolayevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0073 dated November 20th,
2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
15	Grechkina Natalya Vladimirovna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 294.78 dated December 12th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
16	Guseva Irina Vasilyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru	Non-Commercial Partnership, Self-Regulating Organization National Board of Appraisers 34B Sofiyskaya Baberezhnaya, Moscow, Russia, 115035 Registration No. 00009 dated January 17th, 2008	Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
17	Denisenko Elena Vitalyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 267.78 dated December 11th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010

17

18	Drambovich Nikita Nikolayevich Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 406 dated July 6th, 2007	Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
19	Zhavoronkova Viktoriya Yuryevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0089 dated November 20th,
2009

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
20	Karelina Tatyana Mikhaylovna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru
Non-Commercial Partnership, Self-Regulating
Organization of Appraisers Community of
Professional Appraisers
5 Grivtsova Per., Room 233, St. Petersburg,
Russia, 190000
Registration No. 0112 dated November 20th,
2009
Limited Liability Company Lair (Lair LLC) 151 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
21	Kovalyova Tatyana Valeryevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru	Non-Commercial Partnership, Self-Regulating Organization National Board of Appraisers 34B Sofiyskaya Naberezhnaya, Moscow, Russia, 115035 Registration No. 01259 dated May 19th, 2008	Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
22	Kovrova Olga Yevgenyevna Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 2737 dated October 22nd, 2008	Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
23	Koshev Aleksandr Nikolayevich Tel./Fax: +7 (812) 337-6639 e-mail: mail@kglair.ru

Inter-regional Self-Regulating Non-
Commercial Organization, Non-Commercial
Partnership The Society of Professional Experts
and Appraisers
8 4-ya Marta Street, 6A, Moscow, Russia,
125167
Registration No. 309.78 dated December 12th,
2007

Limited Liability Company Lair (Lair LLC) 51 Shpalernaya Street, Room 326, St. Petersburg, Russia, 191015 OGRN 1027807581141 TIN 7814084010
24	Pechonkin Dmitry Vladimirovich Tel: (3822)52-2557 Fax: (3822) 52-2561 E-mail: instoc@mail.tomsknet.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 865 dated October 8th, 2007

Limited Liability Company Property
and Financial Activity Assessment
Institute (Assessment Institute LLC)
96a Frunze Prospect, Tomsk, Russia,
634061

Moscow branch:

2 Generala Yermolova Street,
Moscow, Russia, 121170
OGRN 1027000867750
TIN 7018043400

25	Golyshev Artyom Andreyevich Tel: (3822)52-2557 Fax: (3822) 52-2561 E-mail: instoc@mail.tomsknet.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 559 dated August 2nd, 2007

Limited Liability Company Property
and Financial Activity Assessment
Institute (Assessment Institute LLC)
96a Frunze Prospect, Tomsk, Russia,
634061

Moscow branch:

2 Generala Yermolova Street,
Moscow, Russia, 121170
OGRN 1027000867750
TIN 7018043400

18

26	Polyakova Elena Vladimirovna Tel: (3822)52-2557 Fax: (3822) 52-2561 E-mail: instoc@mail.tomsknet.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 2353 dated May 19th, 2008

Limited Liability Company Property
and Financial Activity Assessment
Institute (Assessment Institute LLC)
96a Frunze Prospect, Tomsk, Russia,
634061

Moscow branch:

2 Generala Yermolova Street,
Moscow, Russia, 121170
OGRN 1027000867750
TIN 7018043400

27	Boyarov Vasily Vasilyevich Tel: (3822)52-2557 Fax: (3822) 52-2561 E-mail: instoc@mail.tomsknet.ru	Non-Commercial Partnership of Appraisers Expert Council Moscow, 2/1Tryokhsvyatitelskiy Bolshoy Per., Bldg. 2, Moscow, Russia Registration No. 0036 dated October 20th, 2010

Limited Liability Company Property
and Financial Activity Assessment
Institute (Assessment Institute LLC)
96a Frunze Prospect, Tomsk, Russia,
634061

Moscow branch:

2 Generala Yermolova Street,
Moscow, Russia, 121170
OGRN 1027000867750
TIN 7018043400

28	Nikitina Yevgeniya Nikolayevna Tel: (3822)52-2557 Fax: (3822) 52-2561 E-mail: instoc@mail.tomsknet.ru	Non-Commercial Partnership Association of Appraisers SMAO Sokol Business Center, 2nd Floor, 74A Leningradskiy Prospect, Moscow, Russia, 125315 Registration No. 3220 dated October 21st, 2010

Limited Liability Company Property
and Financial Activity Assessment
Institute (Assessment Institute LLC)
96a Frunze Prospect, Tomsk, Russia,
634061

Moscow branch:

2 Generala Yermolova Street,
Moscow, Russia, 121170
OGRN 1027000867750
TIN 7018043400

29	Patskalyov Aleksandr Fyodorovich Tel./Fax: +7 (495) 988-2083 E-mail: info@coinvest.ru	All-Russian Non-Governmental Organization Russian Society of Appraisers 2A 1-y Basmanniy Per., Room 5, Moscow, Russia, 105066 Registration No. 000012 dated July 9th, 2007	Limited Liability Company CO- INVEST (CO-INVEST LLC) 92 Vernadskogo Prospect, Bldg.1, Room 16, Moscow, Russia, 119571 OGRN 1027700556047 TIN 7728051571
30	Kolevatykh Vladimir Leonidovich Tel./Fax: +7 (495) 988-2083 E-mail: info@coinvest.ru	All-Russian Non-Governmental Organization Russian Society of Appraisers 2A 1-y Basmanniy Per., Room 5, Moscow, Russia, 105066 Registration No. 004027 dated March 18th, 2008	Limited Liability Company CO- INVEST (CO-INVEST LLC) 92 Vernadskogo Prospect, Bldg.1, Room 16, Moscow, Russia, 119571 OGRN 1027700556047 TIN 7728051571
31	Artyomenkov Igor Lvovich Tel.: +7 (495) 967 Fax: +7 (499) 267-9936 E-mail: info@valuation.ru	All-Russian Non-Governmental Organization Russian Society of Appraisers 2A 1-y Basmanniy Per., Room 5, Moscow, Russia, 105066 Registration No. 00002 dated July 9th, 2007	Closed Joint Stock Company International Valuation Center (CJSC IVC) 21 Novaya Basmannaya, Bldg.1 OGRN 1027739313766 TIN 7708057367

19

32	Pavlovskiy Aleksey	All-Russian Non-Governmental Organization	Closed Joint Stock Company
	Yuryevich Tel.: +7 (495) 967	Russian Society of Appraisers 2A 1-y Basmanniy Per., Room 5, Moscow, Russia, 105066	International Valuation Center (CJSC IVC) 21 Novaya Basmannaya, Bldg.1
	Fax: +7 (499) 267-9936	Registration No. 002244 dated December 24th,	OGRN 1027739313766
	E-mail:	2007	TIN 7708057367
info@valuation.ru
33	Baranova Elena	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Sergeyevna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		115035, Moscow, 34B Sofiyskaya Nab.,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Moscow, Russia, 115035	32A Khoroshevskoye Shosse,
	775- 0050	Registration No. 00932 dated January 14th,	Moscow, Russia, 123007
	E-mail:	2008	OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
34	Vorontsova Olga	All-Russian Non-Governmental Organization	Closed Joint Stock Company
	Sergeyevna	Russian Society of Appraisers	ROSSIYSKAYA OTSENKA
		2A 1-y Basmanniy Per., Room 5, Moscow,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Russia, 105066	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 001281 dated October 24th,	Moscow, Russia, 123007
	E-mail:	2007	OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
35	Ginzburg Tatyana	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Mikhaylovna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		115035, Moscow, 34B Sofiyskaya Nab.,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Moscow, Russia, 115035	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 01964 dated February 27th,	Moscow, Russia, 123007
	E-mail:	2010	OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
36	Goncharov Dmitry	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Sergeyevich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		115035, Moscow, 34B Sofiyskaya Nab.,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Moscow, Russia, 115035	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 01862 dated May 27th, 2009	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
37	Gorbatiy Vadim	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Valentinovich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		115035, Moscow, 34B Sofiyskaya Nab.,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Moscow, Russia, 115035	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 01990 dated June 18th, 2010	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
38	Dmitriyeva Elena	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Borisovna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		115035, Moscow, 34B Sofiyskaya Nab.,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Moscow, Russia, 115035	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 00933 dated January 14th,	Moscow, Russia, 123007
	E-mail:	2008	OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
39	Ivanov Aleksandr	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Sergeyevich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		115035, Moscow, 34B Sofiyskaya Nab.,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Moscow, Russia, 115035	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 00004 dated December 24th,	Moscow, Russia, 123007
	E-mail:	2007	OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874

20

40	Inogamov Sergey	All-Russian Non-Governmental Organization	Closed Joint Stock Company
	Fayzullayevich	Russian Society of Appraisers	ROSSIYSKAYA OTSENKA
		2A 1-y Basmanniy Per., Room 5, Moscow,	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Russia, 105066	32A Khoroshevskoye Shosse,
	775-0050	Registration No. 001282 dated October 24th,	Moscow, Russia, 123007
	E-mail:	2007	OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
41	Knyazeva Tatyana	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Alekseyevna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 01466 dated March 13th, 2008	32A Khoroshevskoye Shosse,
	775-0050		Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
42	Kuvaldin Dmitry	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Andreyevich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 00003 dated December 24th,	32A Khoroshevskoye Shosse,
	775-0050	2007	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
43	Kucher Dmitriy	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Dmitriyevich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 01294 dated January 31st,	32A Khoroshevskoye Shosse,
	775-0050	2008	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
44	Landa Leonid	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Petrovich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 00010 dated December 24th,	32A Khoroshevskoye Shosse,
	775-0050	2007	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
45	Madekina Elena	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Pavlovna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 00934 dated January 14th,	32A Khoroshevskoye Shosse,
	775-0050	2008	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
46	Martemyanov	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Aleksey	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
	Vladimirovich	34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
		Registration No. 01293 dated January 31st,	32A Khoroshevskoye Shosse,
	Tel./Fax: +7 (495)	2008	Moscow, Russia, 123007
	775-0050		OGRN 1027700423915
	E-mail:		TIN 7718112874
info@ru.gt.com
47	Panina Marina	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Mikhaylovna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 01295 dated January 31st,	32A Khoroshevskoye Shosse,
	775-0050	2008	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
48	Pisarev Andrey	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Viktorovich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 00935 dated January 14th,	32A Khoroshevskoye Shosse,
	775-0050	2007	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874

21

49	Salman Zulfia	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Khusainovna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)		32A Khoroshevskoye Shosse,
	775-0050	Registration No. 01877 dated June 18th, 2009	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
50	Stanyukovich	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Vladimir	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
	Nikolayevich	34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
32A Khoroshevskoye Shosse,
	Tel./Fax: +7 (495)	Registration No. 00931 dated December 24th,	Moscow, Russia, 123007
	775-0050	2007	OGRN 1027700423915
	E-mail:		TIN 7718112874
info@ru.gt.com
51	Tishakov Sergey	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Leontyevich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 00930 dated December 24th,	32A Khoroshevskoye Shosse,
	775-0050	2007	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
52	Usinova Venera	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Iskanderovna	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)		32A Khoroshevskoye Shosse,
	775-0050	Registration No. 01863 dated May 27th, 2009	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
53	Shmelyov Yuriy	Non-Commercial Partnership, Self-Regulating	Closed Joint Stock Company
	Yevgenyevich	Organization National Board of Appraisers	ROSSIYSKAYA OTSENKA
		34B Sofiyskaya Nab., Moscow, Russia, 115035	(CJSC ROSOTSENKA)
	Tel./Fax: +7 (495)	Registration No. 00936 dated January 14th,	32A Khoroshevskoye Shosse,
	775-0050	2008	Moscow, Russia, 123007
	E-mail:		OGRN 1027700423915
	info@ru.gt.com		TIN 7718112874
54	Neyman Yevgeniy	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Iosifovich	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848	Registration No. 000339 dated July 17th, 2007	13 Khodynskiy Blvd, Room 23,
	E-mail:		Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395
55	Markova Svetlana	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Gennadyevna	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848	Registration No. 000448 dated July 24th, 2007	13 Khodynskiy Blvd, Room 23,
	E-mail:		Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395
56	Chernykh Nikolay	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Vyacheslavovich	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848		13 Khodynskiy Blvd, Room 23,
	E-mail:	No. 000487 dated July 24th, 2007	Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395

22

57	Suloyev Mikhail	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Ivanovich	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848	Registration No. 000690 dated August 15th,	13 Khodynskiy Blvd, Room 23,
	E-mail:	2007	Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395
58	Ershov Vladimir	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Stepanovich	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848	Registration No. 000423 dated July 24th, 2007	13 Khodynskiy Blvd, Room 23,
	E-mail:		Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395
59	Dzabiyev Vadim	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Ruslanovich	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848	Registration No. 006616 dated May 26th, 2010	13 Khodynskiy Blvd, Room 23,
	E-mail:		Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395
60	Kogan Boris	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	Vyacheslavovich	Russian Society of Appraisers	Development and Organization of
		2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
	Tel./Fax: +7 (495)	Russia, 105066	(CJSC ROSECO)
	508-2848	Registration No. 006617 dated May 26th, 2010	13 Khodynskiy Blvd, Room 23,
	E-mail:		Moscow, Russia, 125252
	frontoffice@duedilige		OGRN: 1037739311257
	ncellc.ru		TIN 7710236395
61	Kostryukova	All-Russian Non-Governmental Organization	Closed Joint Stock Company The
	(Staloverova) Alla	Russian Society of Appraisers	Development and Organization of
	Yuryevna	2A 1-y Basmanniy Per., Room 5, Moscow,	Integrated Assessment Experts
		Russia, 105066	(CJSC ROSECO)
	Tel./Fax: +7 (495)	Registration No. 006098 dated November 5th,	13 Khodynskiy Blvd, Room 23,
	508-2848	2009	Moscow, Russia, 125252
	E-mail:		OGRN: 1037739311257
	frontoffice@duedilige		TIN 7710236395
ncellc.ru
62	Zuyev Denis	Non-Commercial Partnership Association of	Limited Liability Company Nexia
	Alekseyevich	Appraisers SMAO	Pacioli Consulting
		Sokol Business Center, 2nd Floor, 74A	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Leningradskiy Prospect, Moscow, Russia,	2 Malaya Polyanka Street, Moscow,
	6452	125315	Russia, 119180
	Fax: +7 (495) 640-	Registration No. 2136 dated March 17th, 2008	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
63	Ivanov Aleksandr	Non-Commercial Partnership Association of	Limited Liability Company Nexia
	Sergeyevich	Appraisers SMAO	Pacioli Consulting
		Sokol Business Center, 2nd Floor, 74A	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Leningradskiy Prospect, Moscow, Russia,	2 Malaya Polyanka Street, Moscow,
	6452	125315	Russia, 119180
	Fax: +7 (495) 640-	Registration No. 1767 dated February 1st, 2008	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru

23

64	Romanova Svetlana	Non-Commercial Partnership Association of	Limited Liability Company Nexia
	Igorevna	Appraisers SMAO	Pacioli Consulting
		Sokol Business Center, 2nd Floor, 74A	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Leningradskiy Prospect, Moscow, Russia,	2 Malaya Polyanka Street, Moscow,
	6452	125315	Russia, 119180
	Fax: + 7 (495) 640-	Registration No. 2227 dated April 4th, 2008	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
65	Laferova Yulia	Non-Commercial Partnership Self-Regulating	Limited Liability Company Nexia
	Sergeyevna	Organization Association of Russian Masters of	Pacioli Consulting
		Appraisal	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Omega Plaza Business Center, 19 Leninskaya	2 Malaya Polyanka Street, Moscow,
	6452	Sloboda Street, Moscow, Russia, 115184	Russia, 119180
	Fax: + 7 (495) 640-	Registration No. 1050 dated January 28th, 2008	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
66	Smirnova Olga	Non-Commercial Partnership Association of	Limited Liability Company Nexia
	Anatolyevna	Appraisers SMAO	Pacioli Consulting
		Sokol Business Center, 2nd Floor, 74A	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Leningradskiy Prospect, Moscow, Russia,	2 Malaya Polyanka Street, Moscow,
	6452	125315	Russia, 119180
	Fax: + 7 (495) 640-	Registration No. 2280 dated April 18th, 2008	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
67	Skvortsova Marina	Non-Commercial Partnership Association of	Limited Liability Company Nexia
	Vladimirovna	Appraisers SMAO	Pacioli Consulting
		Sokol Business Center, 2nd Floor, 74 A	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Leningradskiy Prospect, Moscow, Russia,	2 Malaya Polyanka Street, Moscow,
	6452	125315	Russia, 119180
	Fax: + 7 (495) 640-	Registration No. 1950 dated February 15th,	OGRN 1047796989679
	6453	2008	TIN 7729517978
E-mail:
pacioli@pacioli.ru
68	Studilo Irina	All-Russian Non-Governmental Organization	Limited Liability Company Nexia
	Viktorovna	Russian Society of Appraisers 2A 1-y Basmanniy Per., Room 5, Moscow,	Pacioli Consulting (Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Russia, 105066	2 Malaya Polyanka Street, Moscow,
	6452	Registration No. 006049 dated October 15th,	Russia, 119180
	Fax: + 7 (495) 640-	2009	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
69	Fatkullin Ilgiz	Non-Commercial Partnership, Self-Regulating	Limited Liability Company Nexia
	Ildusovich	Organization National Board of Appraisers	Pacioli Consulting
		34B Sofiyskaya Naberezhnaya, Moscow,	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Russia, 115035	2 Malaya Polyanka Street, Moscow,
	6452	Registration No. 00116 dated February 20th,	Russia, 119180
	Fax: + 7 (495) 640-	2008	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
70	Shepel Olga	Non-Commercial Partnership Self-Regulating	Limited Liability Company Nexia
	Vasilyevna	Organization Association of Russian Masters of	Pacioli Consulting
		Appraisal	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-		2 Malaya Polyanka Street, Moscow,
	6452	Omega Plaza Business Center, 19 Leninskaya	Russia, 119180
	Fax: + 7 (495) 640-	Sloboda Street, Moscow, Russia, 115184	OGRN 1047796989679
	6453	Registration No. 849 dated December 27th,	TIN 7729517978
	E-mail:	2007
pacioli@pacioli.ru

24

71	Kovalyov Vyacheslav	All-Russian Non-Governmental Organization	Limited Liability Company Nexia
	Sergeyevich	Russian Society of Appraisers	Pacioli Consulting
		2A 1-y Basmanniy Per., Room 5, Moscow,	(Nexia Pacioli Consulting LLC)
	Tel.: + 7 (495) 640-	Russia, 105066	2 Malaya Polyanka Street,
	6452	Registration No. 001803 dated December 11th,	Moscow, Russia, 119180
	Fax: + 7 (495) 640-	2007	OGRN 1047796989679
	6453		TIN 7729517978
E-mail:
pacioli@pacioli.ru
72	Sarkisyan Akop	All-Russian Non-Governmental Organization	Limited Liability Company Ernst &
	Gurgenovich	Russian Society of Appraisers 2A 1-y	Young - Value Consulting (Ernst &
		Basmanniy Per., Room 5, Moscow, Russia	Young - Value Consulting LLC)
	Tel.: +7 (095) 954-	Registration No. 000010 dated July 9th, 2007	77 Sadovnicheskaya Nab., Bldg. 1,
	3180		Moscow, Russia, 115035
	Fax: + 7 (095) 954-		OGRN 1027739030769
	4408		TIN 7709357821
E-mail: npg@npg.ru
73	Lafer Maria Lvovna	All-Russian Non-Governmental Organization	Limited Liability Company Ernst &
		Russian Society of Appraisers	Young - Value Consulting (Ernst &
	Tel.: +7 (095) 954-	2A 1-y Basmanniy Per., Room 5, Moscow,	Young - Value Consulting LLC)
	3180	Russia, 105066	77 Sadovnicheskaya Nab., 77, Bldg.
	Fax: + 7 (095) 954-	Registration No. 000678 dated August 15th,	1, Moscow, Russia, 115035
	4408	2007	OGRN 1027739030769
	E-mail: npg@npg.ru		TIN 7709357821
74	Sorokin Nikolay	All-Russian Non-Governmental Organization	Limited Liability Company Ernst &
	Vasilyevich	Russian Society of Appraisers	Young - Value Consulting (Ernst &
		2A 1-y Basmanniy Per., Room 5, Moscow,	Young - Value Consulting LLC)
	Tel.: +7 (095) 954-	Russia	77 Sadovnicheskaya Nab., Bldg. 1,
	3180	Registration No. 000261 dated July 9th, 2007	Moscow, Russia, 115035
	Fax: + 7 (095) 954-		OGRN 1027739030769
	4408		TIN 7709357821
E-mail: npg@npg.ru
75	Kushlyanskiy Oleg	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Aleksandrovich	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Russia	115191
	3180	Registration No. 01466 dated March 13th, 2008	OGRN 1027700283566
	Fax: + 7 (095) 954-		TIN 7737017200
4408
E-mail: npg@npg.ru
76	Beloshnichenko	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Andrey Mikhaylovich	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Russia	115191
	3180	Registration No. 01859 dated December 13th,	OGRN 1027700283566
	Fax: + 7 (095) 954-	2007	TIN 7737017200
4408
E-mail: npg@npg.ru
77	Yesina Galina	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Anatolyevna	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Russia	115191
	3180	Registration No. 3570 dated February 11th,	OGRN 1027700283566
	Fax: + 7 (095) 954-	2008	TIN 7737017200
4408
E-mail: npg@npg.ru
78	Pavlenko Dmitriy	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Petrovich	Russian Society of Appraisers	Consult (CJSC ENPI Consult)14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-31-	Russia	115191
	80	Registration No. 3525 dated February 6th, 2008	OGRN 1027700283566
	Fax: + 7 (095) 954-		TIN 7737017200
4408
E-mail: npg@npg.ru

25

79	Suprunenko Galina	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Ivanovna	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		Moscow, 2A 1-y Basmanniy Per., Room 5,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Moscow, Russia	115191
	3180	Registration No. 0005116 dated October 10th,	OGRN 1027700283566
	Fax: + 7 (095) 954-	2008	TIN 7737017200
	4408
	E-mail: npg@npg.ru
80	Kubatin Vladimir	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Ivanovich	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Russia	115191
	3180	Registration No. 0005115 dated October 10th,	OGRN 1027700283566
	Fax: + 7 (095) 954-	2008	TIN 7737017200
	4408
	E-mail: npg@npg.ru
81	Usachova Elena	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Viktorovna	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Russia	115191
	3180	Registration No. 0005117 dated October 28th,	OGRN 1027700283566
	Fax: + 7 (095) 954-	2008	TIN 7737017200
	4408
	E-mail: npg@npg.ru
82	Gurevich Veniamin	All-Russian Non-Governmental Organization	Closed Joint stock Company ENPI
	Lvovich	Russian Society of Appraisers	Consult (CJSC ENPI Consult) 14
		2A 1-y Basmanniy Per., Room 5, Moscow,	Dukhovskoy Per., Moscow, Russia,
	Tel.: +7 (095) 954-	Russia	115191
	3180	Registration No. 0001869 dated December 13th,	OGRN 1027700283566
	Fax: + 7 (095) 954-	2007	TIN 7737017200
	4408
	E-mail: npg@npg.ru

1.5. Information on the Issuer’s advisors

Securities market financial advisor and other persons providing consulting services to the Issuer related to the issue of securities being signatories to this Prospectus:

No securities market financial advisor or other persons providing consulting services to the Issuer related to the issue of securities were engaged in or signed this Prospectus.

1.6. Information on other signatories to this Prospectus

The person who provided security for bonds of the issue and other signatories to the Prospectus that were not specified in previous clauses of this section:

Chief Accountant of Open Joint Stock Company Federal Grid Company of Unified Energy System

Full name: Noskov Andrey Pavlovich

Year of birth: 1971

Primary place of employment and position: Open Joint Stock Company Federal Grid Company of Unified Energy System, Director for Accounting and Reporting, Head of the Accounting Department (Chief Accountant). There are no other signatories to this Prospectus that were not specified in this section.

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II. Summary information on the number, period and terms of placement for each class, category (type) of issue-grade securities to be placed

2.1. Class, category (type) and form of issue-grade securities to be placed

Class of securities: shares

Category of shares: ordinary

The securities are not convertible securities.

Form of securities: registered uncertified

2.2. Nominal value of each class, category (type), series of issue-grade securities to be placed

Nominal value of each security of the issue (additional issue), RUB: 0.5

Securities shall have a nominal value in accordance with Russian legislation.

2.3. Expected issue in monetary terms and the number of issue-grade securities to be placed

Planned number of securities to be issued: 8,164,069,983 (eight billion, one hundred and sixty-four million, sixty-nine thousand, nine hundred and eighty-three) shares.

Total nominal value of the securities issue: 4,082,034,991.5 (four billion, eighty-two million, thirty-four thousand, nine hundred and ninety-one) rubles and 50 kopecks.

2.4. Price (procedure for establishing the price) for issue-grade securities

The share offering price, including for persons exercising the pre-emptive right to purchase additionally placed shares shall be determined by the Board of Directors of Federal Grid in accordance with Articles 36 and 77 of the Russian Federal Law on Joint Stock Companies, but shall be not less than their nominal value.

Pursuant to a resolution of the Board of Directors (Minutes No. 179 dated November 20th, 2012), the share offering price, including to persons enjoying the pre-emptive right to purchase additional shares, shall be RUB 0.50 (fifty kopecks) per one (1) additional ordinary registered share.

2.5. Procedure and terms for placement of issue-grade securities

Procedure for determining the placement start date:

The placement start date shall be the date following the notice to persons exercising the pre-emptive right to purchase additionally placed securities of the possibility to exercise such a right, but not earlier than two weeks after the publication of the notice of the State registration of additionally issued securities on Interfax newswire.

The date of notifying persons exercising the pre-emptive right to purchase additionally placed securities of the possibility to exercise such a right shall be the later of:

-

Sending by registered mail (or personal delivery) of the last notice of the possibility to exercise said pre-emptive right to persons specified in the list of persons authorized to purchase additionally placed shares.

If such a placement start date falls on a non-working day, the placement start date shall be the nearest following working day.

Procedure for determining the placement end date:

Placement end date: The placement end date for the shares shall be the 80th (eightieth) day from the placement start date.

The placement period shall be determined by reference to the date of the disclosure of information on the securities issue.

Procedure for disclosing such information:

Not later than within thirty (30) days after the State registration of the additional securities issue, the Issuer shall notify the persons enjoying the pre-emptive right to purchase additionally placed securities of the possibility to exercise said rights by publishing a notice in Rossiyskaya Gazeta newspaper and by sending it by registered mail (or personal delivery) to each person specified in the list of persons authorized to purchase additionally placed shares.

At the same time, the Issuer shall publish a notice of the possibility to exercise the pre-emptive right to purchase shares on the website of Interfax information agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru.

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Notification on the State registration of the additional issue of securities shall be published by the Issuer within the following time periods starting from the date such a notification is published on the website of the registration authority or from the date the Issuer receives a written notice from the registration authority of the State registration of the additional issue of securities delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

-	On the newswire of the Interfax information agency: not later than within one (1) day;

-	On the website of the Interfax information agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within 2 (two) days;

-	On the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

Notification on the securities placement start date shall be published by the Issuer within the following time periods:

-	on the newswire of the Interfax information agency: not later than five (5) days prior to the securities placement start date;

-	on the website of the Interfax information agency publishing information on the securities market at http://www.fsk-ees.ru: not later than four (4) days prior to the securities placement start date;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than four (4) days prior to the securities placement start date.

Notification on the securities placement start date shall be disclosed by the Issuer in the form of a statement of material fact “On Stages of the Issuer’s Securities Issue” within the following period from the securities placement start date:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax information agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within 2 (two) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

Placement method: Public offering

The pre-emptive right to purchase securities to be placed and the date of compiling the list of persons enjoying said pre-emptive right:

Pursuant to Articles 40 and 41 of the Federal Law No. 208-FZ on Joint Stock Companies, the Issuer’s shareholders shall enjoy the pre-emptive right to purchase additional shares to be placed via public offering pro rata to the amount of the Issuer’s ordinary registered shares held by them.

The date of compiling the list of persons enjoying the pre-emptive right to purchase securities to be placed:

The list of persons enjoying the pre-emptive right to purchase additionally placed shares shall be compiled based on the Issuer’s shareholder register on the date of the resolution of FGC UES’ Board of Directors authorizing the issue of additional shares (November 19th, 2012).

No securities shall be placed until expiration of the pre-emptive right to acquire placed securities, other than by exercising the above-mentioned pre-emptive right.

Additional shares shall be offered to persons enjoying the pre-emptive right to purchase securities as provided for by Clause 8.5 of the Resolution on the Additional Issue of Securities and Clause 9.3 of the Prospectus.

In the opinion of the Issuer, there are no other material terms for the placement of securities.

2.6. Procedure and terms of payment for issue-grade securities to be placed

Payment period, mode (monetary funds, non-monetary assets) and procedure with respect to the securities to be placed:

Payments shall be made in monetary form.

Security payment terms and procedure:

Potential Purchasers/Applicants may pay for shares by bank transfer in currency of the Russian Federation.

The securities of this additional issue shall be placed only upon their full payment.

The payment obligation with respect to the shares to be placed shall be considered fulfilled on the date that the funds are available in the settlement account of the Issuer, the details of which are set out in this clause.

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The shares shall be credited to the personal accounts of Purchasers/Applicants (personal accounts of nominal holders specified by Purchasers/Applicants) in the register of the holders of the Issuer’s registered securities only upon their full payment and not later than on the share placement end date.

Payment period:

The shares placed under the pre-emptive right of purchase shall be paid for in money terms not later than on the date of the submission of the application for purchase of the shares to be placed.

If the shares are placed outside the pre-emptive right, such shares shall be fully paid for by the Purchasers who received a letter of acceptance not later than four (4) days prior to and including the share placement end date.

No cash settlements shall be made.

Settlements shall be in the form of non-cash payments.

Form of non-cash settlements: settlements by payment orders

Information on the credit institution:

Full name of the credit institution: Open Joint Stock Company Sberbank of Russia (branch: the Moscow Bank of Sberbank of Russia)

Abbreviated name: OJSC Sberbank of Russia (branch: the Moscow Bank of Sberbank of Russia)

Location: Bank’s registered address: 19 Vavilova Street, Moscow, Russia,117997
Bank branch address: 14 Entuziastov Shosse, Moscow, Russia, 111024
Settlement account No. 40702810238120004221 Correspondent account No. 30101810400000000225
BIC: 044525225 TIN: 7707083893 KPP: 775003035

Non-monetary payments are possible.

The list of assets that may be transferred as payment for issued securities:

Transmission facilities located in the Khabarovsk Region and included in the Register of Transmission Facilities within the Unified National Electric Grid (subject to Government Decree No. 648 dated October 28th, 2003), as well as property owned by the person paying for additional shares using the above transmission facilities which are an integral part of the above property or related to its operation and maintenance (hereinafter referred to as “Transmission facilities”).

Terms of payment and payment documents:

The Purchaser/Applicant may pay for additional shares using one or several payment modes at its discretion as provided for by the Resolution on the Additional Issue of Securities and this Prospectus and in accordance with the payment procedure established for each type of property transferred as payment for additional Issuer’s shares.

Securities of this additional issue shall be placed only upon their full payment.

The obligation to pay for the shares in kind shall be deemed fulfilled upon transfer to the Issuer of non-monetary assets as provided below and in Clause 8.6 of the Resolution on the Issue of Securities.

The in-kind payment for shares using the transmission facilities shall be effected as follows:

-

where the shares to be placed are paid for using movable assets which do not require State registration: by signing an acceptance certificate by the Issuer and the Purchaser/Applicant. In such case, the date of payment for additionally placed shares shall be the date of signing the above-mentioned acceptance certificate;

-

where the shares to be placed are paid for using real estate: by signing a real estate acceptance certificate by the Issuer and the Purchaser/Applicant which shall conform with laws on the State registration of rights to and transactions with real property and the State registration of titles to real estate. In such case, the date of payment for additionally placed shares shall be the date of the State registration of the transfer of title to real estate to the Issuer.

Documents to be executed in the case of in-kind payments for shares:

-

where additional shares are paid for using real estate: extract from the Unified State Register of Real Estate Rights and Transactions certifying the Issuer’s title to real estate transferred by the Purchaser/Applicant as payment for additional shares, the certificate of title for relevant real estate, agreement(s) under which the relevant entry on the Issuer’s title to real estate was made in the Unified State Register of Real Estate Rights, acceptance certificate(s);

-

where additional shares are paid for in kind using movable property: an acceptance certificate for property transferred by the Purchaser/Applicant as payment for additional shares to be signed by the Issuer and the Purchaser/Applicant.

The shares shall be credited to the personal accounts of Purchasers/Applicants (personal accounts of nominal holders specified by Purchasers/Applicants) in the register of holders of the Issuer’s registered securities only upon their full payment and not later than on the share placement end date.

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The shares placed under the pre-emptive right of purchase shall be paid for in kind not later than on the date of submission of the application for the purchase of the shares to be placed.

If the shares are placed outside the pre-emptive right, such shares shall be fully paid by the Purchasers who received a letter of acceptance not later than four (4) days prior to and including the share placement end date.

Where the shares are paid for in kind, if the value of the assets transferred by the Purchaser/Applicant as payment for additional shares is less than the value of the additional shares applied for by the Purchaser/Applicant, the Purchaser/Applicant may pay the difference between the value of the additional shares applied for by the Purchaser/Applicant and the value of assets transferred as payment for said shares in cash in Russian rubles.

If the Purchaser/Applicant fails to pay such difference within the payment period established with respect to additional shares, the Issuer may:

-	refuse to perform its counter-obligation to transfer the shares to the Purchaser and return to the Purchaser the property received as provided for in this Clause; or

-

place (transfer) to such Purchaser only the shares that were actually paid for. In the latter case, a share purchase agreement shall be deemed amended from the date of entry of the record on crediting the paid-up number of shares in the personal account of the Purchaser/Applicant (personal account of the nominal holder specified by the Purchaser/Applicant in the Offer/Application).

Information on the appraisers engaged to determine the market value of assets is set out in Clause 1.4 of the Prospectus.

The securities to be placed shall not be paid for in installments.

In the opinion of the Issuer, there are no other material terms of payment for securities placement.

2.7. Procedure and terms for concluding contracts in the course of placing issue-grade securities

The procedure and terms for concluding contracts in the course of the placement of securities, including the form, method, place and date of such contracts:

The authorized persons may exercise the pre-emptive right to purchase the placed securities.

Additional shares shall be offered to persons enjoying the pre-emptive right to purchase securities as provided for by Clause 8.5 of the Resolution on the Additional Issue of Securities and Clause 9.3 of the Prospectus.

The placement of additional shares outside the pre-emptive right shall be carried out via an additional share purchase agreement (hereinafter referred to as the “Share Purchase Agreement”).

For the purposes of Share Purchase Agreements, the Issuer, at the time of disclosure of the information on the results of exercising the pre-emptive right to purchase additional shares, shall publish an invitation to the general public to make offers (hereinafter also referred to as “Offers”) to purchase additional shares (hereinafter referred to as the “Invitation to Make Offers”) on the Interfax newswire, on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru.

Upon publication by the Issuer of the Invitation to Make Offers, the potential purchasers of additional shares (hereinafter also referred to as the “Purchasers” or “Purchaser” in the singular) may make offers to purchase shares by submitting written Offers to the Issuer. The Offers may be submitted to the Issuer within three (3) days from and including the date of the publication of the Invitation to Make Offers. If such Offer acceptance end date determined in accordance with the above-mentioned procedure falls on a non-working day, then the Offer acceptance end date shall be the nearest following working day.

Procedure for submitting offers and receiving acceptance, including actions deemed as acceptance of the submitted offer, the acceptance period:

Offers to purchase additional shares of this additional issue shall be submitted on business days from 10:00 AM to 3:00 PM (Moscow time) at the following address: 32 Novorogozhskaya Street, Bldg. 1, Moscow, Russia, 109544, Closed Joint Stock Company, Registrar Society STATUS or sent by mail to: 32 Novorogozhskaya Street, Bldg. 1, Moscow, Russia, 109544, CJSC STATUS.

Each offer shall contain the following details:

-	title: “The Offer to Purchase Shares of Open Joint Stock Company Federal Grid Company of Unified Energy System”;

30

-	first, second and last name of the potential Purchaser (for individuals);

-	full business name (name) of the legal entity that is a potential Purchaser (if applicable);

-	name of the potential Purchaser which is a public law entity (the Russian Federation, a constituent entity of the Russian Federation, municipal entities) (if applicable);

-	taxpayer identification number for the potential Purchaser (if available);

-	place of residence (location) of the potential Purchaser;

-	for individuals: passport details (serial number and date of the issue, issuing authority);

-	for legal entities: registration details of the legal entity (including for Russian legal entities: information on the State registration of a legal entity/entry in the Unified State Register of Legal Entities (date, registrar, number of the respective certificate, Primary State Registration Number (OGRN));

-	consent of the offeror to purchase the number of securities to be placed as specified in the offer and at the offering price as defined by the Board of Directors of the Issuer in compliance with the Resolution on the Additional Issue of Securities and the Prospectus;

-	the number of securities to be purchased which can be expressed in one of the following ways:

	-	the exact number of shares that the Purchaser undertakes to purchase;

	-	the minimum number of shares that the Purchaser undertakes to purchase. By specifying the minimum number, the Purchaser submitting the Offer offers to purchase any number of the placed shares in an amount which is not less than the specified minimum number;

	-	the maximum number of shares that the Purchaser undertakes to purchase. By specifying the maximum number, the Purchaser submitting the Offer offers to purchase any number of shares in an amount not exceeding the specified maximum number;

	-	the minimum and maximum number of shares that the Purchaser undertakes to purchase. By specifying the minimum and maximum number, the Purchaser submitting the Offer offers to purchase any number of placed shares in an amount which is not less than the specified minimum number and not exceeding the specified maximum number;

-	information about the form of payment for shares to be placed (cash, non-cash or both cash and non-cash form); if the shares are paid for in kind, the list and description of non-monetary assets (property) which are to be used as payment for shares (the list of non-monetary assets which may be used for payment is defined in Clause 8.6 of the Resolution on the Additional Issue of Securities);

-	if the shares are to be paid for in kind, the Purchaser shall specify the supposed monetary value of the relevant non-monetary assets which the Purchaser agrees to transfer as payment for the shares, providing that the monetary value of the specified non-monetary assets determined by the Board of Directors of the Issuer corresponds to the monetary value of said assets specified by the Purchaser in the Offer. The monetary value may be specified by the Purchaser in Russian rubles in one of the following ways:

	-	the exact value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares;

	-	the minimum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the minimum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which is not less than that specified by the Purchaser;

	-	the maximum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the maximum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which does not exceed the value specified by the Purchaser;

	-	the minimum and maximum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the minimum and maximum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which is not less than that specified by the Purchaser and does not exceed the value specified by the Purchaser;

-	if the shares are paid for in kind, the Offer shall contain the Purchaser’s statement that the Purchaser undertakes (or does not undertake) to pay for securities in cash in the event that the monetary value of property (non-monetary assets) determined in due course by the Board of Directors of the Issuer does not correspond to the monetary value specified by the Purchaser in the Offer.

31

-	personal account number in the register of owners of the Issuer’s registered securities for the purpose of the transfer of purchased shares. If the shares are to be credited to the account of the nominal holder in the register of owners of registered securities of the Issuer, the full trade name of the depository (hereinafter also referred to as the “First Level Depository”), information on the State registration of said depository (OGRN, name of the State registration authority, date of State registration and entry in the depository in the Unified State Register of Legal Entities), the custody account number of the Purchaser, the number and date of the depository agreement between the depository and the Purchaser in respect to shares to be placed;

If the shares to be placed are to be credited to the account of nominal holders that are not registered in the register of owners of the Issuer’s registered securities, the following details shall be specified in the Offer with respect to each of the said nominal holders and with respect to the First Level Depository: name, State registration details (OGRN, name of the State registration authority, date of State registration and the entry of the depository in the Unified State Register of Legal Entities), details of all inter-depository agreements, subject to which the rights to placed shares will be registered, the custody account number of the Purchaser, the number and date of the depository agreement between the relevant depository and the Purchaser in respect to shares to be placed;

-	bank details of the Purchaser for the purpose of the re-payment of funds;

-	contact details (mailing address for sending a reply on accepting the Offer, fax and telephone number with area code);

-	statement that the Share Purchase Agreement based on the Offer will be concluded in Moscow;

-	an Offer shall be signed by the potential Purchaser (or its representative by legal operation) or by a person acting on behalf of the potential Purchaser by virtue of a power of attorney; for legal entities an Offer shall bear a seal (if available). If an Offer is signed on behalf of the potential Purchaser by its representative by legal operation or by virtue of a power of attorney, such Offer shall be accompanied by a document (or a notarized copy thereof) confirming the authority of said person.

If the shares are paid for by using real estate, an Offer shall be accompanied by an extract from the Unified State Register of Real Estate Rights and Transactions confirming the title to the real estate issued not later than 30 days before the date of the Offer.

An Offer may be supported by financial guarantees ensuring the fulfillment of the offeror’s obligations to pay for shares in case of the acceptance of its Offer by the Issuer.

If, subject to legal requirements, an offeror is to purchase additional shares in the amount set forth in the Offer with the prior consent of the anti-monopoly authority, the offeror shall attach a copy of the relevant approval of the anti-monopoly authority.

The Issuer can specify the recommended form of the Offer. In this case, the Issuer shall publish such a form on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru not later than on the date of the publication of the Invitation to Make Offers to Purchase Shares.

The Issuer shall register the submitted Offers in a special register of submitted offers (hereinafter referred to as the “Register”) on the day of their receipt.

The Issuer’s reply as to the acceptance of the Offer shall be transmitted to Purchasers defined by the Issuer at its discretion from among the Purchasers that have made their Offers as provided for by Clause 8.3 of the Resolution on the Additional Issue of Securities.

The Issuer shall reject an Offer, if such Offers are not submitted within the period specified in the Resolution on the Additional Issue of Securities or if it does not comply with the requirements established by applicable Russian laws, the Resolution on the Additional Issue of Securities and the Prospectus.

If the Purchaser intends to transfer non-monetary assets (property) as payment for the shares of this additional issue and the Issuer intends to accept the Purchaser’s Offer, the Issuer’s Board of Directors, subject to Article 77 of the Russian Federal Law on Joint Stock Companies, shall determine the monetary value of the property to be transferred as payment for shares not later than 26 (twenty-six) days before and including the placement end date.

The monetary value of the property to be transferred as payment for the placed securities may be determined by the Issuer’s Board of Directors before the potential Purchaser submits its Offer. For this purpose, the potential Purchaser may, before submitting its Offer, send a notice to the Issuer of its intent to pay for shares in kind with the following information:

–	title “Notice of the intent to pay for shares in kind”;

–	full name of the potential Purchaser for individuals (if applicable);

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–	full business name (name) of the potential Purchaser for legal entities (if applicable);

–	name of the potential Purchaser which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entities) (if applicable);

–	place of residence (location) of the potential Purchaser;

–	number of securities to be purchased;

–	taxpayer identification number (TIN) of the potential Purchaser (if available);

–	for potential Purchasers that are individuals: passport details (series, number and date of issue, issuing authority);

–	for potential Purchasers that are legal entities: information on State registration (including for Russian legal entities: information on the State registration of the legal entity/entry in the Unified State Register of Legal Entities (date, registrar, number of the relevant certificate, Primary State Registration Number (OGRN));

–	contact details of the potential Purchaser (mailing address, telephone and fax number with area code, e-mail);

–	a list and description of non-monetary assets (property) to be transferred as payment for the shares;

–	the Purchaser shall specify the supposed monetary value of the relevant non-monetary assets which the Purchaser intends to transfer as payment for placed shares;

–	statement that notice shall not be deemed as an offer or acceptance.

Resolution of the Issuer’s Board of Directors to approve the monetary value of the property to be transferred as payment for securities shall not be deemed an obligation of the Issuer to accept the Offer which will be received from said person.

The notice of the intent to pay for shares in kind may be sent to the following mailing address of the Issuer: 5A Akademika Chelomeya Street, Moscow, Russia, 117630.

The Issuer may resolve to accept an Offer not later than 26 (twenty-six) days before and including the placement end date.

The Issuer’s letter of acceptance shall be considered as an acceptance of the submitted Offer.

A letter of acceptance shall be delivered in person to the Purchaser or to its authorized representative or sent to the Purchaser’s mailing address specified in the Offer not later than on the day following the Issuer’s resolution to accept the Offer. The letter of acceptance shall specify the number of approved shares of those specified in the Offer of the potential Purchaser and, in the case of payment for the shares in kind, the monetary value of property determined by the Board of Directors.

The date of receipt by the Purchaser of the letter of acceptance shall be the earlier of:

a)	the date of the personal delivery of the Issuer’s letter of acceptance to the Purchaser or its authorized representative;

b)	the date of the delivery of the letter of acceptance to the Purchaser by postal service to the mailing address of the Purchaser specified in the Offer.

A share purchase agreement shall be deemed concluded in writing on the date of the receipt of the letter of acceptance by the offeror, unless otherwise required by applicable law. The place of the Share Purchase Agreement shall be Moscow (the place of the conclusion of the Share Purchase Agreement pursuant to the Offer). At the request of the potential Purchaser, a share purchase agreement may be executed in written form as a single document.

The Share Purchase Agreement, under which the purchased shares are to be paid for by real estate, shall be in accordance with civil laws related to real estate transactions.

The Purchaser may apply to sign a Share Purchase Agreement daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays at: 5A Akademika Chelomeya Street, Moscow, Russia. The Agreement shall be signed upon the receipt of the letter of acceptance of the Offer by the Purchaser.

The number of additional shares to be purchased specified in the Offer and approved by the Issuer shall be paid by the Purchasers in full not later than four (4) days prior to and including the placement end date.

The Purchasers shall pay for the purchased shares in accordance with the payment terms and the amount specified in the Share Purchase Agreement (including that made by accepting the Offer) and as provided for by Clause 8.6 of the Resolution on the Additional Issue of Securities.

If the Purchaser fails to fulfill its payment obligation in its entirety with respect to the purchased shares, the Issuer may refuse to perform its counter-obligation to transfer shares to the Purchaser.

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In case of partial fulfillment by the Purchaser of its obligation to pay for the purchased shares, the Issuer may:

-	refuse to perform its counter-obligation to transfer shares to the Purchaser and return to the Purchaser the property received as provided in this Clause or

-	place (transfer) to such Purchaser only the shares that were actually paid.

If the Issuer refuses to perform its counter-obligation to transfer the shares, where the Purchaser paid for the shares to be purchased only partially or fully, but upon expiration of the above-mentioned period, the amount (non-monetary assets) received as partial payment for shares or, accordingly, the total amount (non-monetary assets) paid (transferred) for by the Purchaser for the shares shall be returned to the Purchaser.

Movable property shall be returned not later than within sixty (60) days from the securities placement end date, and real estate shall be returned not later than within ninety (90) days from the above-mentioned date pursuant to the procedure established for the termination of real estate transactions. Monetary funds shall be returned by bank transfer to the bank account specified in the Offer or, if no bank details were provided, to the bank account specified in the request for the refund.

If the amount of monetary funds (non-monetary assets) transferred to the Issuer as payment for additional shares exceeds the total value of said additional shares, the surplus shall be returned to the Purchaser by bank transfer in monetary form in Russian rubles not later than within sixty (60) days from the securities placement end date. The funds shall be returned to the bank account specified in the Offer or, if no bank details were provided, to the bank account specified in the request for refund.

Contracts concluded with respect to share placement may be amended and/or terminated on grounds set forth in and as provided for by Chapter 29 of the Russian Civil Code.

The securities are registered securities and shall be listed in the shareholder register maintained by the registrar.

A person to whom the Issuer delivers (sends) a transfer order authorizing to make a credit entry in the personal account of the first purchaser (registrar, first purchaser) and other conditions for delivery of the transfer order:

Full trade name of the registrar: Closed Joint Stock Company, Registrar Society STATUS

Abbreviated company name: CJSC STATUS

Location: 32 Novorogozhskaya Street, Bldg. 1, Moscow, Russia, 109544

Number of the license of a professional participant of the securities market maintaining share registers: No. 10-000-1-00304

Date of issue: March 12th, 2004

License period: Unlimited

Issuing authority: Federal Financial Markets Service.

After the State registration of the additional issue of securities, the Issuer shall submit to the registrar the registered Resolution on the Additional Issue of Securities, and the additionally issued securities shall be credited to the custody account of the Issuer in the Issuer’s share register maintained by the registrar.

Not later than within one (1) day following the expiration of the securities payment period specified in Clause 8.3 and 8.6 of the Resolution on the Additional Issue of Securities and provided that the Purchaser pays for securities to be placed as set forth in Clause 8.6 of the Resolution on the Additional Issue of Securities, the Issuer shall send a transfer order to the registrar. Such transfer order shall serve as the basis for making a credit entry in the personal account of the Purchaser or the nominal holder specified by the Purchaser in the Offer.

The Registrar shall, not later than on the securities placement end date, debit from the Issuer’s account specified in the transfer order the respective number of securities from this additional issue and credit them to the personal account of the Purchaser or the nominal holder specified by the Purchaser in the Offer.

Securities shall be deemed placed in favor of the Purchaser from the date of entry in the register of holders of the Issuer’s securities of the record on the transfer of securities to the personal account of the Purchaser or to the nominal holder specified by the Purchaser in the Offer.

Additional shares shall be placed in favor of persons enjoying the pre-emptive right to purchase additional shares as provided for by Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be placed by subscription via competitive bidding.

The Issuer shall not engage professional participants of the securities market to assist in the placement of securities.

The Issuer does not intend to place securities outside the Russian Federation via the placement of respective foreign securities.

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However, nothing shall restrict the pre-emptive right to acquire shares, including those of Deutsche Bank Trust Company Americas, Inc., acting as the issuer of foreign securities certifying the rights in respect to the Issuer’s shares in accordance with the depository agreements dated February 29th, 2008 and the instructions of depository receipt holders.

The Issuer does not intend to offer at the time of the placement of securities (including outside the Russian Federation by placement of respective foreign securities) to purchase previously placed (outstanding) securities of the Issuer of the same class or category (type).

The Issuer and/or its representative do not intend to enter into preliminary agreements providing for an obligation to enter into a master agreement in the future aimed at the disposal of securities to be placed to the first owner or to receive preliminary applications for the purchase of securities to be placed. The notice of intent to pay for shares in kind provided by this Clause shall not be deemed a preliminary application having the nature of an Offer.

Pursuant to Article 3(2) of the Russian Federal Law No. 57-FZ (dated April 29th, 2008) on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security, the Issuer is a business entity that is of strategic importance for national defense and State security. Pursuant to Article 2(3) of the above-mentioned Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such States or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities of strategic importance for national defense and state security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided for by this Federal Law.

Pursuant to Article 8(2) of the Russian Federal Law No. 35-FZ dated March 26th, 2003 on the Electric Power Industry, the minimum share of the Russian Federation in the authorized capital of the Issuer shall be 75% plus one voting share. Therefore, this issue does not provide for any possibility of effecting a transaction for acquiring direct or indirect control of more than 25% of the total amount of voting shares (stocks) in the authorized capital of the Issuer by a foreign state, international entity or entity under their control, or any possibility to block decisions of the governing bodies of the Issuer. Consequently, the conclusion of agreements for the disposal of securities of this additional issue to first owners during placement does not require any preliminary approval of said agreements in accordance with the Federal Law on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security.

Pursuant to Decree No. 688 (dated May 21st, 2012) from the Russian President, FGC UES has been included in the list of strategic enterprises and strategic joint companies approved by Decree No. 1009 (dated August 4th, 2004) of the Russian President, with a State share of 79.55%.

2.8. Potential purchasers of issue-grade securities to be placed

Shares shall be placed via public offering.

2.9. Procedure for the disclosure of placement and placement results for issue-grade securities

The Issuer shall disclose information at each stage of the share issue and disclose information in the form of quarterly reports and statements of material facts in accordance with the Russian Federal Law No. 39-FZ dated April 22nd, 1996 on the Securities Market (as amended), Federal Law No. 208-FZ dated December 26th, 1995 on Joint Stock Companies (as amended), the Regulations on Information Disclosure by Securities Issuers approved by Order No. 11-46/pz-n dated October 4th, 2011 of the Russian Federal Financial Markets Service (hereinafter referred to as the “Regulations”), the Resolution on the Additional Issue of Securities and the Prospectus.

If on the date of an event which shall be disclosed by the Issuer as required by applicable federal laws and the regulations of the federal authority for the securities market another procedure and period for the disclosure of said event take effect which differ from those provided for by the Resolution on the Additional Issue of Securities and Prospectus, information on said event shall be disclosed in a manner and within a period provided for by federal laws and the regulations of the federal authority for securities market having effect as of the date of said event.

All information to be disclosed by the Issuer on the website in accordance with the Regulations and other regulations of the federal authority for the securities market, shall be available within the periods provided for by said regulations on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru.

The Issuer shall provide access for any interested person to the information contained in each notice, including in statements of material facts published by the Issuer in accordance with the Regulations, as well as in a registered Resolution on the Additional Issue of Securities, the Prospectus and changes and/or amendments thereto, in a report on the results of the additional issue of securities, quarterly reports, other documents to be disclosed as required by Chapter VIII of the Regulation by placing the copies of said documents at the address (location) of the permanent executive body of the Issuer as stated in the Unified State Register of Legal Entities.

The Issuer shall submit a copy of each statement, including a copy of each statement of material fact published by the Issuer in accordance with the Regulations and a copy of the registered Resolution on the Additional Issue of Securities, the Prospectus and changes and/or amendments thereto, the report on the results of the additional issue of securities, copies of quarterly reports and other documents to be disclosed as required by Chapter VIII of the Regulation, to owners of the Issuer’s securities and other interested parties at their request for a fee not exceeding the cost of said copies within seven (7) days from the date of the request.

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Copies of the documents, the period of retention of which by the Issuer in accordance with Russian laws is not constant, shall be submitted by the Issuer at the request of interested parties within the periods established for the retention of said documents.

The copies provided by the Issuer shall be certified by the Issuer’s authorized person.

Should the last day of the period, during which the Issuer shall, in accordance with the Regulation, disclose information or provide a copy of the document containing information to be disclosed, fall on a non-business day and/or holiday, the date of the expiration of said period shall be the business day immediately following said day.

The State registration of the issue (additional issue) of securities shall be followed by the registration of the Prospectus.

Procedure for the disclosure of information at each stage of the securities issue:

1) At the stage of deciding to place securities, information shall be disclosed by the Issuer by publishing a statement of material fact “On Stages of the Issuer’s Securities Issue” on the newswire and on the website of the information agency publishing information on the securities market and on the Issuer’s website. Notification on the decision to place securities shall be published by the Issuer within the following period from the date of the Minutes (date of expiration of the period established by Russian laws for drawing up Minutes) of the meeting of the Issuer’s authorized body which resolved to place securities:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

2) At the stage of the approval of the Resolution on the Additional Issue of Securities, information shall be disclosed by the Issuer by publishing a statement of material fact “On Stages of the Issuer’s Securities Issue” on the newswire and on the website of the information agency publishing information on the securities market and on the Issuer’s website. Notification of the approval of the Resolution on the Additional Issue of Securities shall be published by the Issuer within the following period from the date of the Minutes (date of expiration of the period established by Russian laws for drawing up the Minutes) of the meeting of the Issuer’s authorized body which resolved to place additional securities):

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

3) Information on the State registration of the additional issue of securities shall be disclosed by the Issuer by publishing the statement of material fact “On Stages of the Issuer’s Securities Issue” on the newswire and on the website of the information agency publishing information on the securities market and on the Issuer’s website. Notification on the State registration of the additional issue of securities shall be published by the Issuer within the following time periods starting from the date said information is published on the website of the registration authority or from the date the Issuer receives a written notice from the registration authority of the State registration of the additional issue of securities delivered by post, fax or electronic mail or served against signature, whichever is earlier:

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

Information on the website shall be published after its publication on the newswire.

The text of the registered Resolution of the Additional Issue of Securities and the text of the registered Prospectus shall be published on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru not later than within two (2) days from the date of the publication of information on the State registration of the additional issue of the Issuer’s securities on the website of the registration authority or from the date the Issuer receives a written notice of State registration of the additional issue of the Issuer’s securities from the registration authority delivered by post, fax or electronic mail or served against signature, whichever is earlier.

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The text of the registered Resolution on the Additional Issue of Securities shall be available on the website from the date of the expiration of the period established by the Regulation for its publication on the website or (if such text is published upon the expiration of the above-mentioned period) from the date of its publication on the website to the date of redemption for all securities of said issue.

The text of the registered Prospectus shall be available on the website from the date of the expiration of the period established by the Regulation for its publication on the website or (if such text is published on the website upon expiration of the above-mentioned period) from the date of its publication on the website until the expiration of at least 5 years from the date of the publication of the text of the registered report on the additional issue of securities on the website.

Starting from the date of the State registration of the additional share issue, all interested persons may have access to the Resolution on the Additional Issue of Securities and the Prospectus and obtain copies thereof at the following address for FGC UES: 5A Akademika Chelomeya Street, Moscow, Russia, 117630, phone: +7 (495) 710-9202, fax: +7 (495) 710-9641, the Issuer’s website http://www.fsk-ees.ru, the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379.

The Issuer shall provide copies of the above-mentioned documents to holders of the Issuer’s securities and other interested persons at their request for a fee not exceeding the cost of such copy not later that within seven (7) days from the request date.

4) Not later than thirty (30) days after the State registration of additionally issued securities, the Issuer shall notify persons enjoying the pre-emptive right to purchase additionally placed securities on the possibility of executing said rights by publishing notice in the Rossiyskaya Gazeta newspaper and sending notice by registered mail (or delivery) to each person indicated in the list of persons enjoying the right to purchase additionally placed shares.

At the same time, the Issuer shall publish a notice of the possibility to exercise the pre-emptive right to purchase shares on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru;

5) Notification on the securities placement start date shall be published by the Issuer within the following time periods:

-	on the newswire of the Interfax information agency: not later than five (5) days prior to the securities placement start date;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.fsk-ees.ru: not later than four (4) days prior to the securities placement start date;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than four (4) days prior to the securities placement start date.

Notification on the securities placement start date shall be disclosed by the Issuer in the form of a statement of material fact “On Stages of the Issuer’s Securities Issue” within the following period from the securities placement start date:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

If the Issuer decides to change the securities placement start date, the notification thereof shall be published by the Issuer on the newswire and on the website of the information agency publishing information on the securities market and on the Issuer’s website.The Issuer shall publish the notification of the change in the securities placement start date within the following periods:

-	on the newswire of the Interfax information agency: not later than one (1) day prior to such date;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within one (1) day prior to such date;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within one (1) day prior to such date.

Information on the website shall be published after its publication on the newswire.

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6) Within one (1) day after summing up the results of exercising the pre-emptive right to purchase shares, the Issuer shall disclose the relevant information on the Interfax newswire, on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru. Such information shall specify the following:

-	class, category (type) and form of securities to be placed;

-	securities offering price;

-	actual commencement and termination dates for the pre-emptive right;

-	actual number of securities placed in favor of persons included in the list of persons enjoying the pre-emptive right to purchase additional shares;

-	number of shares to be offered to the general public.

7) For the purposes of the Share Purchase Agreements, the Issuer, at the time of the disclosure of the information on the results of exercising the pre-emptive right to purchase additional shares, shall publish an invitation to the general public to make offers on the Interfax newswire, on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru.

8) If during the securities placement period, the Issuer decides to change and/or amend the Resolution on the Additional Issue of Securities and/or Prospectus and/or if during the securities placement period the Issuer receives a written request (instruction, order) from the State body authorized under Russian laws to suspend the securities placement, the Issuer shall suspend the placement of securities and publish a notification on the suspension of the securities placement on the newswire and on the website.

Notification on the suspension of the securities placement shall be published by the Issuer within the following time period from the date of the Minutes (from the expiration date as established by Russian laws for drawing up the Minutes) of the meeting of the Issuer’s authorized governing body which resolved to change and/or amend the Resolution on the Additional Issue of Securities and/or the Prospectus or, in the event of a change in the terms as established by the Resolution to Place Securities, from the date of the Minutes (from the expiration date as established by Russian laws for drawing up Minutes) of the Issuer’s authorized management body meeting which resolved to change said terms, or from the date that the Issuer receives a written request (instruction, order) from a competent authority to suspend the placement of securities delivered by post, fax or electronic mail or served against signature, whichever is earlier:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

If the placement of securities is suspended due to a decision of the registrar to suspend the issue of securities, information on the suspension of the securities placement shall be disclosed by the Issuer in the form of the statement of the material fact “On the Suspension or the Resumption of the Securities Issue”:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

The date of the statement of a material fact on the suspension of the securities issue shall be the date of publication of the information on the suspension of the Issuer’s securities issue on the website of the registration authority or the date the Issuer receives a written notice from the registration authority on the suspension of the securities issue delivered by post, fax or electronic mail or served against signature, whichever is earlier.

9) After the registration, during the securities placement period, of changes and/or amendments to the Resolution on the Additional Issue of Securities and/or Prospectus, resolving not to register such changes and/or amendments, and after receipt, during the securities placement period, of a written notice (order, decision) of the authorized body authorizing to resume the securities placement (termination of grounds for the suspension of the securities placement), the Issuer shall publish a notification thereof on the newswire and on the website of the information agency publishing information on the securities market and on the Issuer’s website.

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Notification on resumption of securities placement shall be published by the Issuer within the following periods from the date of publishing information on the registration of changes and/or amendments to the Resolution on the Additional Issue of Securities and/or to the Prospectus or on the refusal to register such changes and/or amendments on the web-site of the registration authority, or from the date the Issuer receives a written notice from the registration authority of the registration of changes and/or amendments to the Resolution on the Additional Issue of Securities or refusal to register such changes and/or amendments, or a written notice (order, decision) of a competent authority of the resumption of the securities placement (termination of grounds for suspension of securities placement) delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

If the placement of securities is resumed due to the decision of the registration authority to resume the issue of securities, the respective information shall be disclosed by the Issuer in the form of statement of material fact “On Suspension or Resumption of the Securities Issue”:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

The date of the statement of material fact on the resumption of the securities issue shall be the date of the publication of information on resumption of the Issuer’s securities issue on the website of the registration authority or the date the Issuer receives a written notice from the registration authority on the resumption of the securities issue delivered by post, fax or electronic mail or served against signature, whichever is earlier.

No resumption of the securities placement is allowed until publication of the notification on the resumption of the securities placement on the newswire and on the website.

10) In case of the registration of amendments to the Resolution on the Additional Issue of Securities and/or the Prospectus, the text of said registered amendments to the Resolution on the Additional Issue of Securities and/or the Prospectus shall be published by the Issuer on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru not later than within two (2) days from the date of the publication of information on the registration of said amendments on the website of the registration authority or from the date the Issuer receives a written notice of registration of said amendments from the registration authority delivered by post, fax or electronic mail or served against signature, whichever is the earlier. The text of amendments to the Resolution on the Additional Issue of Securities and/or the Prospectus published on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru shall specify the registration date of said amendments and the name of the registration authority.

The text of the registered amendments to the Resolution on the Additional Issue of Securities shall be available on the website from the date of the expiration of the period established by the Regulation for its publication on the website or (if such text is published upon the expiration of the above-mentioned period) from the date of its publication on the website to the date of redemption of all securities of such issue.

The text of the registered amendments to the Prospectus shall be available on the website from the date of the expiration of the period established by the Regulation for its publication on the website or (if such text is published on the website upon the expiration of the above-mentioned period) from the date of its publication on the website until the expiration of at least 5 years from the date of the publication of the text of the registered report on the additional issue of securities on the website.

11) The Issuer shall disclose information in the event that the issue (additional issue) of securities is considered invalid or void in the form of the statement of material facts “On Recognition of the Issue (Additional Issue) of the Issuer’s Securities As Invalid or Void” within the following periods from said event:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

The date of the statement of material fact on the invalidation of the issue (additional issue) of the Issuer’s securities, shall be the date of publication of the information on the invalidation of the issue (additional issue) of the Issuer’s securities on the website of the registration authority or the date the Issuer receives a written notice from the registration authority on the invalidation of the issue (additional issue) of the Issuer’s securities delivered by post, fax or electronic mail or served against signature, whichever is earlier.

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The date of the statement of material fact on the invalidation of the issue (additional issue) of the Issuer’s securities shall be the date of the receipt by the Issuer of an effective judicial act (decision, determination, resolution) (the date of entry into force) on invalidation of the issue (additional issue) of securities.

12) Information on the securities placement end date shall be disclosed by the Issuer in the form of the statement of material fact “On Stages of the Issuer’s Securities Issue” within the following periods from the securities placement end date:

-	on the newswire of the Interfax information agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

13) Information on the State registration of the report on the additional issue of securities shall be disclosed by the Issuer by publishing the statement of material fact “On Stages of the Issuer’s Securities Issue”.

The date of the statement of material fact on the State registration of the report on the results of the additional issue of securities shall be the date of publication of information on the State registration of the report on the additional issue of securities on the website of the registration authority or the date the Issuer receives a written notice from the registration authority of the State registration of the report delivered by post, fax or electronic mail or served against signature, whichever is earlier.

The Issuer shall disclose information in the form of a statement of material fact as follows:

-	on the newswire of the Interfax Information Agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

The text of the registered report on the results of the additional issue of securities shall be published on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru not later than within two (2) days from the date of publication of information on the State registration of the report on the results of the additional issue of securities on the website of the registration authority or from the date the Issuer receives a written notice of State registration of the report from the registration authority delivered by post, fax or electronic mail or served against signature, whichever is earlier.

The text of the registered report on the results of the additional issue of securities shall be available on the website for at least twelve (12) months from the date of the expiration of the period established by the Regulation for its publication on the website or (if such text is published upon the expiration of the above period) from the date of its publication on the website.

14) The Issuer shall disclose information in the form of statements of material facts as provided for by applicable Russian laws, including regulations of the federal agency for securities market.

The Issuer shall disclose information in the form of a material fact notice within the following periods from the date of the respective material fact:

-	on the newswire of the Interfax Information Agency: not later than within one (1) day;

-	on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379: not later than within two (2) days;

-	on the Issuer’s website at http://www.fsk-ees.ru: not later than within two (2) days.

Information on the website shall be published after its publication on the newswire.

The texts of statements of material facts shall be available on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website at http://www.fsk-ees.ru during at least twelve (12) months from the expiration date of the period established by the Regulation for their publication on the website or (if such texts are published upon expiration of the above-mentioned period) from the date of their publication on the website.

15) The Issuer shall disclose information in the form of quarterly reports of the securities Issuer as provided for by acting laws of the Russian Federation, including regulations of the federal authority for the securities market.

Quarterly reports shall be prepared based on the results of each quarter.

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Not later than within forty-five (45) days from the end of the relevant quarter, the Issuer shall publish the text of the quarterly report on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at http://www.fsk-ees.ru.

The text of the quarterly report shall be available on the website of the agency publishing information on the securities market and on the Issuer’s website during at least five (5) years from the date of the expiration of the period established by the Regulation for its publication on the website or (if such text is published upon the expiration of the above period) from the date of its publication on the website.

Not later than within One (1) day from the date of publication of the quarterly report on the website, information on access to information contained in the quarterly report shall be published on the newswire.

16) The Issuer shall disclose information in accordance with Section VIII of the Regulation (Mandatory Disclosure by Joint Stock Companies).

The Issuer and/or the registrar maintaining the register of the Issuer’s registered securities shall provide copies of the resolution on the issue (additional issue) of securities to interested persons at their request for a fee not exceeding the cost of said copy.

III. Summary information on the Issuer’s financial and economic position

3.1. Financial and economic performance of the Issuer

Order No. 186n (dated December 24th, 2010) of the Russian Ministry of Finance introduced some amendments to accounting regulations (to take effect in 2011), which resulted in changes in the Company’s 2011 accounting policy. A detailed explanation of the amendments to the Company’s 2011 accounting policy is given in Clause 2.17, Section II “Accounting Policies” of the explanatory note to the Company’s 2011 RAS accounts (see Appendix 3 to this Prospectus).

Order No. 66n on Accounting Forms for Organizations (dated July 2nd, 2010) of the Russian Ministry of Finance (hereinafter referred to as “Order No. 66n dated July 2nd, 2010”) became applicable for the Company’s 2011 annual accounts, under which the Company’s balance sheet figures were recorded as of three reporting dates (December 31st, 2011, December 31st, 2010 and December 31st, 2009), and indicators of the profit and loss account were recorded for two periods (2010 and 2011). Therefore, some indicators of the Company’s balance sheet as of December 31st, 2010 and December 31st, 2009, as well as for the 2010 profit and loss account in the Issuer’s 2011 RAS annual accounts were submitted with retrospective adjustments due to changes in the Issuer’s 2011 accounting policy. The detailed explanation of adjustments and respective changes in indicators as of December 31st, 2010 and December 31st, 2009 and for 2010 is given in Clause 2.18, Section II “Accounting Policies” of the explanatory note to the Company’s 2011 RAS accounts (see Appendix 3 to this Prospectus).

Therefore, for the purposes of analyzing the Issuer’s financial and economic performance in 2007-2009 and 2011, this Prospectus contains data from FGC UES’ RAS accounts for the relevant reporting period. As for 2010, the comparative 2010 figures of the Issuer’s 2011 RAS accounts adjusted for changes in the Issuer’s accounting policy for 2011 were used. The detailed explanation of adjustments and respective changes in 2010 indicators is given in Clause 2.18, Section II “Accounting Policies” of the explanatory note to the Issuer’s 2011 accounts (see Appendix 3 to this Prospectus). Therefore, the basis for calculating analytical indicators for 2007-2009 differs from that for 2010-2011. Accordingly, the financial information on the Issuer in Sections III, IV, V and VIII of this Prospectus for 2010 and as of December 31st, 2010 complies in all material respects with comparative figures for 2010 and as of December 31st, 2010 contained in the Issuer’s audited 2011 accounts, since they were prepared based on the comparative data for 2010 and as of December 31st, 2010 in the Issuer’s audited 2011 RAS accounts.

The method of accounting for the revaluation of fixed assets by the Company is also worth noting. Historically (before entering into force amendments to existing accounting regulations in 2011), the revaluation was performed as of January 1st of the year following the reporting year and was recognized by the Company as adjustments to comparative figures in the accounts for the year following the reporting year. Detailed information on the impact of the recognition method for the revaluation of fixed assets on information disclosure about:

  the initial (replacement) value of fixed assets and the amount of depreciation is provided for in Clause 4.6.1 of this Prospectus;

  additional capital is provided for in Clause 5.3.1 of this Prospectus;

  the Issuer’s financial and economic performance is provided for in Clause 5.1. of this Prospectus.

The Issuer’s financial and economic performance was calculated based on methodology recommended by Order No. 11-46/pz-n (dated October 4th, 2011) on the Disclosure of Information by Issuers of Securities of the Russian Federal Financial Markets Service, unless stated otherwise.

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The dynamics of the Issuer’s financial and economic performance for the last 5 complete fiscal years and for the last completed reporting period prior to the approval date for this Prospectus:

Indicator	Reporting period
	2007	2008	2009	2010	2011	2012,
						9 months
Labor productivity, ths. RUB/person	2,963	4,715	7,528	5,057	5,921	4,121.7
Debt to equity ratio*	0.18	0.09	0.07	0.12	0.21	0.25
Long-term debt to total capitalization ratio*	0.08	0.03	0.01	0.06	0.14	0.17
Debt to current income (profit)*	0.50	1.29	0.56	0.54	0.31	0.54
Overdue debt, %	0.01	0.00	0.03	0.00	0.00	0.00032

* For the purpose of calculating the above-mentioned indicators, equity was adjusted for payables to shareholders for the amount of which additional shares were distributed to shareholders (included in other creditors in the balance sheet), and, accordingly, a similar amount is excluded from payables as of each balance sheet date.

Payables to shareholders in the amount of the additional issue of shares distributed to shareholders in different periods:

Indicator	Reporting period
	2007	2008	2009	2010	2011	2012,
						9 months
Payable to
shareholders, ths.	47,404,914	-	40,177,925	11,194,106	2,219,249	-
RUB

The analysis of the Issuer’s financial and economic performance is based on an economic analysis of the above-mentioned indicators.

Labor productivity: The 2008 increase in labor productivity compared with 2007 was due to significant employee displacement, as a result of forming subsidiaries within the FGC UES Group (the average number of FGC UES employees decreased 30% in 2008: from 20.7 ths. in 2007 to 14.5 ths. persons in 2008). The 2009 increase in labor productivity was also partly due to the reduced average number of Company employees (by 22%: to 11.3 ths. people) and due to FGC UES’ revenue growth (by 24.2%: RUB 85.1 billion in 2009 compared with RUB 68.5 billion in 2008).

The decrease in estimated labor productivity in 2010 was due to an increase in the average number of Company employees, as a result of transferring power facility maintenance personnel from the subsidiary (OAO Glavsetservis UNEG) to FGC UES. As a result, the average number of Federal Grid employees almost doubled (up to 22 ths. employees), and labor productivity per employee has decreased (nominally) by RUB 2,470 ths./employee, as compared with 2009.

In 2011, labor productivity increased by RUB 863.1 ths./employee as compared with 2010, which was due to an increase in corporate revenues.

The reduction in labor productivity for 9 months of 2012 as compared with the same period in 2011 was due to a higher average headcount (by 5.9%) and decreased revenues (by 3.2%), resulting in a decrease in labor productivity per employee by RUB 384.8 ths./employee, as compared with the same period in 2011.

Debt to equity ratio: The debt to equity ratio of FGC UES in 2008 dropped twice: from 0.18 as of December 31st, 2007 to 0.09 as of December 31st, 2008. Such a significant decline was mainly due to a more than 2.5 times increase in the Company’s adjusted equity: from RUB 252.2 billion to RUB 666.2 billion as a result of an additional issue of FGC UES shares and the re-organization of RAO UES of Russia.

In 2009, the debt to equity ratio remained almost unchanged and was 0.07 as of December 31st, 2009. Despite a reduction in the adjusted equity due to the registered loss in 2009, the debt to equity ratio also decreased slightly due to a reduction in total adjusted liabilities (by RUB 16.9 billion at the end of 2009 as compared with the end of 2008).

As of December 31st, 2010, the debt to equity ratio of FGC UES increased to 0.12, due to the rapid growth in total adjusted liabilities.

At the end of 2011, the debt to equity ratio increased to 0.21. This was mainly due to an increase in the total adjusted liabilities of FGC UES by RUB 85.0 billion in 2011, of which RUB 55.0 billion were obtained as a result of issuing series 13, 15, 18 and 19 bonds, which were placed to finance the Company’s investment program, and RUB 25 billion were obtained as a result of receiving a long-term loan from OJSC GPB.

Despite the increase in total adjusted liabilities, it should be noted that the debt to equity ratio for FGC UES (0.21 as of December 31st, 2011) remains very low.

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Long-term debt to total capitalization ratio: The long-term debt to total capitalization ratio of FGC UES is also consistently low. For example, this ratio was 0.08 as of December 31st, 2007, whereas as of December 31st, 2008, in response to an increase in adjusted equity, the ratio decreased to 0.03, and as of December 31st, 2009, it reached a minimum of 0.01 (due to a reduction in long-term debt (by RUB 11.2 billion at the end of 2009 as compared with the end of 2008).

In 2010, in line with the increase in long-term liabilities (from RUB 7.49 billion at the beginning of 2010 to RUB 52.7 billion as of December 31st, 2010) and an increase in adjusted equity (by RUB 185.7 billion at the end of 2010 as compared with the end of 2009), the long-term debt to total capitalization ratio increased to 0.06 as of December 31st, 2010. This tendency continued in 2011: by the end of 2011, the Company’s long-term liabilities increased RUB 85.5 billion and reached RUB 138.2 billion, while the adjusted equity increased RUB50.4 billion by the end of 2011 as compared with the end of 2010. Therefore, the resulting ratio was 0.14 as of December 31st, 2011.

The debt to equity and long-term debt to total capitalization ratio for the 9 months of 2012 tended to be higher compared with the above-mentioned indicators for the same period in 2011, due to an increase in the Company’s loan portfolio by RUB 80 billion (due to obtaining loans and bond issues to finance the Company’s investment program).

Debt to current income (profit): This indicator was low during the major part of the period reviewed (2007-2011), i.e. the Company’s debt is covered to a good extend by current income. Only in 2008 did the current liabilities of FGC UES exceed current income (the ratio was 1.29), due to increased adjusted short-term liabilities and a reduction in cash and cash equivalents at the end of 2008. In 2007, 2009 and 2010, this indicator was in the range of 0.50-0.56. In 2011, the debt to current income ratio fell to 0.31 due to a rapid growth in the Company’s current income in 2011 and an increase in cash and cash equivalents at the end of 2011.

The debt to current income (profit) for 9 months of 2012 as compared with the same period in 2011 increased 5% due to a decrease in the Company’s short-term liabilities in connection with a reduction in overdue interest on loans and borrowings.

Overdue debt: The Company had almost no outstanding debt throughout the reporting period (2007-2011 and the 9 months of 2012).

3.2. Market capitalization of the Issuer

Information on the market capitalization of the Issuer during the last 5 complete financial years, the relevant securities market operator, the market capitalization at the end of each financial year and at the end of the last completed reporting quarter prior to the approval date for this Prospectus:

Market capitalization is calculated by multiplying the number of shares from each respective category (type) and the market price of one share released by the securities market operator and determined in accordance with the procedure for calculating the market price of issued securities, the estimated security price, as well as fluctuation limits for securities market prices for the purpose of Chapter 23 of the Russian Tax Code approved by Order No. 10-65/pz-n (dated November 9th, 2010) of the Russian Federal Financial Markets Service (registered with the Russian Ministry of Justice on November 11th, 2010, Registration No. 19062).

The securities market operator providing data for the calculation of market capitalization: CJSC MICEX SE

No information on the Issuer’s market capitalization as of the end date of 2007 is provided, since the Issuer’s ordinary shares were admitted to trading on the organized securities market on July 16th, 2008.

Market capitalization of the Issuer as of December 31st, 2008: RUB 141,882,246 thousand;

Market capitalization of the Issuer as of December 31st, 2009: RUB 367,971,029 thousand;

Market capitalization of the Issuer as of December 31st, 2010: RUB 452,717,009 thousand;

Market capitalization of the Issuer as of December 31st, 2011: RUB 351,137,978 thousand.

Market capitalization of the Issuer as of September 30th, 2012 (in actuality September 28th, 2012): RUB 292,838,236 thousand.

3.3. Obligations of the Issuer

3.3.1. Borrowings and accounts payable

The total amount of the Issuer’s borrowings showing separately the total amount of overdue debt on borrowings for the last 5 complete financial years (indicators as of the end of each completed financial year):

Indicator	31.12.2007	31.12.2008	31.12.2009	31.12.2010	31.12.2011
Total borrowings, RUB ths.	30,263,743	34,161,487	13,481,469	56,941,422	131,775,001
Overdue borrowings, thousand	-	-	-	-	-
rubles

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The structure of the Issuer’s borrowings for the last complete financial year and the last completed reporting period prior to the approval date for this Prospectus (indicators as of the end of the respective reporting period):

Indicator	Indicator amount, thousand rubles
	31.12.2011	30.09.2012
Long-term borrowings	130,000,000	160,000,000
including:
credits	25,000,000	35,000,000
loans, excluding bonded loans	-	-
bonded loans	105,000,000	125,000,000
Short-term borrowings	1,775,001	2,482,242
including:
Credits	-	13,320
loans, excluding bonded loans	-	-
bonded loans	1,775,001	2,468,922
Total amount of overdue borrowings	0	0
including:
credits	-	-
loans, excluding bonded loans	-	-
bonded loans	-	-

The total amount of the Issuer’s accounts payable showing separately the total amount of overdue accounts payable for the last 5 complete financial years (indicators as of the end date of each completed financial year):

Indicator	31.12.2007	31.12.2008	31.12.2009	31.12.2010	31.12.2011
Total accounts payable*, ths.	61,580,998	22,602,077	65,807,718	47,792,694	43,362,989
rubles
Overdue accounts payable, ths.	5,704	1,487	13,710	1,047	690
rubles

* For 2010 and 2011: the sum of balance sheet lines 1520 and 1450 according to the Issuer’s accounts for 2011; for 2007-2009: the sum of balance sheet lines 620 and 520 according to the Issuer’s accounts for relevant years.

The structure of the Issuer’s accounts payable for the last complete financial year and the last completed reporting period prior to the approval date for this Prospectus (indicators as of the end date of the respective reporting period):

Indicator	Indicator amount, thousand rubles
	31.12.2011	30.09.2012
Total accounts payable	43,362,989	39,766,493
of which overdue	690	652
including:
to the budget and extra-budgetary public	1,247,099	795,947
funds
of which overdue	-	-
to suppliers and contractors	21,322,659	21,021,403
of which overdue	190	152
to personnel	303,835	649,708
of which overdue	0	0
other	20,489,396	17,299,435
of which overdue	500	500

Reasons for the non-performance and consequences which have occurred or may occur in the future due to specific outstanding obligations, including sanctions imposed on the Issuer, and the period (expected period) for the repayment of overdue accounts payable.

The Issuer’s overdue accounts payable as of December 31st, 2007, December 31st, 2008, December 31st, 2009, December 31st, 2010, December 31st, 2011 and September 30th, 2012 are negligible (less than 0.05% of total accounts payable) and occurred due to technical reasons. Most accounts payable are payables of the Issuer’s branches relating to operating activity, the receipt of notes payable and the current execution of acceptance certificates. There are no implications that have occurred or that may occur in the future for the Issuer as a result of the above-mentioned outstanding obligations. No sanctions were imposed on the Issuer. The (estimated) settlement period for the re-payment of overdue accounts payables is within 1 month from the date of its occurrence.

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No overdue debt on borrowings (including the Issuer’s debt securities) during the 2007-2011 period, and as of September 30th, 2012, existed.

Creditors with a share of at least 10 percent of the total accounts payable or at least 10 percent of the total (long-term and short-term) borrowings by the end of the last completed reporting period:

As of September 30th, 2012:

Full company name: Gazprombank (Open Joint Stock Company)
Abbreviated company name: GPB (JSC)
Location: 16 Nametkina Street, Bldg. 1, Moscow, Russia, 117420
TIN: 7744001497
OGRN: 1027700167110
Amount of accounts payable, ths. rubles: 35,000,000
The amount and terms of overdue accounts payable: there are no overdue accounts payable
Details of affiliation: the creditor is not affiliated with the Issuer.

As of September 30th, 2012, there are no other creditors with a share of at least 10 percent of the total accounts payable or at least 10 percent of the total (long-term and short-term) borrowings.

3.3.2. The Issuer’s credit history

The fulfillment by the Issuer of its obligations under credit facility agreements and / or loan agreements effective during the last five complete financial years and during the last reporting period prior to the date of approval of this Prospectus, including those effected by the issue and sale of bonds with principal not less than 5 percent of the book value of the Issuer’s assets as of the date of the last completed reporting period (quarter, year) preceding the conclusion of the relevant agreement with an expired period for submitting accounting (financial) statements, as well as other credit facility and/or loan agreements which, in the opinion of the Issuer, are material for the Issuer:

FGC UES did not enter into any credit facility and / or loan agreements during the last five complete financial years or during the last reporting period, including those effected by the issue and sale of bonds with a principal amount not less than 5 percent of the book value of the Issuer’s assets as of the date of the last completed reporting period (quarter, year) preceding the conclusion of the relevant agreement with an expired period for the submission of accounting statements.

3.3.3. Liabilities of the Issuer arising from security provided to third parties

Information on the Issuer’s total liabilities arising from security provided to third parties and the total amount of third party liabilities secured by the Issuer, including in the form of a collateral or guarantee, taking into account the limited liability of the Issuer on such third party liability determined based on the actual terms and conditions of security and the outstanding balance under the third party obligation as of the completion date for each of the last 5 complete financial years, and as of the end date for the last completed reporting period prior to the approval date for this Prospectus:

Indicator	31.12.2007	31.12.2008	31.12.2009	31.12.2010	31.12.2011	2012,
						9 months
Total liabilities of the	389,741	1,175,189	30,815	30,815	67,570	97,950
Issuer arising from
security provided to
third parties, including
in the form of a
collateral or guarantee
Total liabilities of third	389,741	1,175,189	30,815	30,815	67,570	97,950
parties secured by the
Issuer, including in the
form of a collateral or
guarantee

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Information on each of the liabilities of the Issuer arising from security provided during the last complete financial year and during the last completed reporting period prior to the date of this Prospectus amounting to not less than 5 percent of the book value of the Issuer’s assets as of the end date of the last completed reporting period (quarter, year) preceding the provision of security:

The Issue has no such liabilities.

3.3.4. Other liabilities of the Issuer

Agreements entered into by the Issuer (including forward transactions) and not recorded in its accounting (financial) statements, which may have a material effect on the Issuer’s financial position, liquidity, financing sources and terms of utilization thereof, operating results and expenses: There are no such agreements.

Factors under which the above-mentioned circumstances may cause the aforementioned changes and the probability of said changes: not available, since the Issuer has not entered into any such agreements.

The reasons for the Issuer’s entering into such agreements, the expected Issuer’s benefit from such agreements and the reasons for not reflecting such agreements in the Issuer’s accounting (financial) statements: not available, since the Issuer has not entered into any such agreements.

3.4. Objectives of the issue and the allocation of funds obtained from issue-grade securities placement

The main objective of issuing additional ordinary shares to be placed via a public offering is to attract investment. The funds obtained as a result of the share placement will be used to ensure reliable operations and to enhance Unified National Electric Grid (UNEG) efficiency.

The Board of Directors of FGC UES approved the Company’s five-year investment program, the fulfillment of which is required to upgrade the reliability of operations of the power grid, provide uninterrupted power supply to customers, remove network constrains and create possibilities for connecting additional customer load.

The sources for financing the investment program shall be both Federal Grid’s equity funds and federal budgetary funds contributed by the Russian Federation as payment for additionally issued shares of FGC UES. Russian Federal Law No. 371-FZ on the Federal Budget for 2011 and the 2012-2013 Planning Period (dated November 30th, 2011) provides budgetary allocations to the authorized capital of FGC UES in the amount of RUB 3,247,305.2 thousand in 2012 to be used to implement investment projects related to the construction, reconstruction and re-equipment of capital construction facilities owned by the Company.

In accordance with the Russian Federal Law No. 35-FZ on the Electric Power Industry, FGC UES is a company that was established to manage the UNEG.

The transfer, as payment for shares of FGC UES, of transmission facilities located in the Khabarovsk Region and included in the Register of Transmission Facilities within the UNEG (subject to Government Decree No. 648 dated October 28th, 2003), as well as property owned by the person paying for additional shares using the above-mentioned transmission facilities, which are an integral part of the above-mentioned property or relate to its operation and maintenance, will enable an effective consolidation of such facilities controlled by FGC UES, provide the opportunity to implement the technical and investment policy in respect to said grids and to improve the reliability and sustainability of the Russian Unified National Energy System, which is in the interest of public policy in the electricity sector.

3.5. Risks associated with the purchase of issue-grade securities to be placed

Investments in the Issuer’s securities are associated with certain risks. Therefore, potential investors should carefully review the factors listed below before making any investment decision. Each of these factors may have a material adverse effect on the Issuer’s economic activity and financial position.

Risk factors associated with the purchase of issue-grade securities to be placed include the following:

Industry risks;

Country and regional risks;

Financial risks;

Legal risks;

Risks associated with the Issuer’s activities.

The above-mentioned list of factors is not exhaustive; it only reflects the Issuer’s own point of view and judgments.

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Risk Management Policy of the Issuer

Federal Grid has implemented a risk management system that is regulated by organizational and management documents on two levels:

1. The Risk Management Policy;

2. The Risk Management Policy Application Procedure.

Risk management requirements, principles and approaches are established by the Risk Management Policy. The risk management system is focused on ensuring sustainable and consistent corporate operations and growth by appropriately identifying, assessing and efficiently managing risk, which threatens the Company’s business operations and goodwill, employee health, the environment and property interests of shareholders and investors.

The above-mentioned objectives are achieved by:

Ensuring a uniform understanding by the Company’s management team and its employees of the main principles of and approaches to risk management;

Understanding that the operation of the risk management system is an integral part of FGC UES’ management process, specifically the process of planning and managing operational efficiency;

Analyzing information on risks as provided by for the Risk Management Policy Application procedure.

Parties to the risk management system shall be the Management Board of FGC UES, the Deputy Chairmen of the Board and the Heads of structural sub-divisions and branches of FGC UES. All parties to the risk management system shall be governed by the Risk Management Policy and its Application Procedure for identifying and assessing risks, developing response measures, distributing risk management authorities and selecting the risk control and monitoring procedure. Risk management procedures shall be established by the Risk Management Policy Application Procedure which describes the methods of risk identification and assessment, risk reporting and response measures.

The Risk Management Policy Application Procedure provides for the following:

The allocation of responsibilities and functions between participants in the risk management system;

Risk identification methods and procedures;

Risk classification;

Risk assessment criteria, methods and procedures;

Risk reporting procedure;

Risk management training methods;

Report forms to be applied in the risk management system;

Risk management procedures and terms.

The Issuer’s risk management policy is based on a comprehensive approach to risk assessment and mitigation. If one or several of the above-mentioned risks arise, the Issuer will take all possible measures to mitigate its negative impact. Currently, it does not seem possible to determine specific actions and obligations of the Issuer in case of any of the above-mentioned risk factors, since the elaboration of appropriate measures is complicated by uncertainty surrounding future development. The activities shall be performed on a case-by-case basis depending on the specific situation. The Issuer cannot guarantee that measures aimed at overcoming negative consequences will result in a significant change in the situation, since the absolute majority of the above-mentioned risks are beyond the Issuer’s control.

3.5.1. Industry risks

FGC UES operates in the energy market providing electric power transmission services. This Clause describes the risks associated with the Issuer’s activities.

A significant deterioration of the situation in the electric power industry may reduce the amount of services and increase the risks associated with the timely performance of obligations under securities.

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The impact of the potential deterioration of the situation in the Issuer’s industry on its operations and the performance of its obligations under securities:

Electric power is an infrastructure branch of the economy. The anticipated development trend for the industry is determined by the general trend for socio-economic development across all branches of the Russian economy, as well as to some extent by climatic and weather conditions in Russia. The Issuer considers industry risks to be its key risks.

Open Joint Stock Company Federal Grid Company of Unified Energy System (FGC UES) was established in accordance with the Russian electricity reform program to manage the Unified National (all-Russian) Electric Grid (UNEG) for the purpose of preserving and developing it. Electric power transmission via the Unified National (all-Russian) Electric Grid (UNEG) is regulated by the Federal Law on Natural Monopolies.

The Company’s principal activities are the following:

Managing the Unified National Electric Grid (UNEG);

Providing energy transmission and grid connection services to participants in the wholesale energy market;

Carrying out investment activities aimed at developing the UNEG;

Maintaining electric grids;

Providing for engineering supervision of the transmission facilities.

The Russian Federation, as FGC UES’ largest shareholder, exercises control over the Company and has a substantial degree of influence over its operations and customers. It may require FGC UES to engage in business practices that do not provide adequate economic returns to the Company.

The Russian Federation owns 79.55 percent of FGC UES’ shares and controls these shares via the Federal Property Management Agency (hereinafter referred to as “Rosimushchestvo”). According to the 2011-2013 privatization program, the Russian Federation may reduce its share in FGC UES to the minimum required by law, i.e. 75 percent plus one voting share. In addition, 6 out of 11 members of the Company’s Board of Directors are representatives of the Russian Federation and vote in accordance with direct instructions of the Russian Federation.

The Russian Federation also exercises substantial influence over the Company’s operations via its regulatory, taxation and legislative powers. The investment program of FGC UES is approved as provided for by the Russian Government.

FGC UES is included in the list of strategic enterprises and strategic joint stock companies approved by Decree No. 1009 (dated August 4th, 2004) of the Russian President and therefore, shall be subject to a special bankruptcy and insolvency regime. Moreover, pursuant to Article 40.1 of the Russian Federal Law No. 178-FZ (dated December 21st, 2001) on the Privatization of Public and Municipal Property, if FGC UES shares are placed via public offering and listed on a stock exchange or if FGC UES shares are placed outside the Russian Federation, including in accordance with foreign securities laws of foreign issuers certifying rights in respect to Company shares, the increase in the authorized capital of FGC UES and the share of the State in the authorized capital of the Company shall be determined by the Russian President.

The Russian Federation is in a position to control voting on most matters submitted to the General Shareholders Meeting, including: the declaration of dividends, the appointment of management, re-organizations, liquidations and amendments to the Charter. The interests of the Russian Federation as the principal shareholder of FGC UES may conflict with the interests of other corporate shareholders. In addition, the Russian Federation may make decisions that could have a material adverse effect on business, financial condition, operating results and prospects of FGC UES and its subsidiaries (hereinafter referred to as “the Group”). Some of these decisions may not be driven by purely commercial considerations, but rather may be motivated by political, economic or social goals of the Russian Federation. For example, the Company’s mission is to provide adequate access to electricity supply for all Russian regions, and accordingly, the Russian government may compel the Company to construct and manage certain power transmission facilities (such as those in remote Russian regions) which may not deliver adequate economic returns to the Company. This may adversely affect the Group’s business, financial position, operating results and prospects. Moreover, FGC UES has engaged and may continue to engage in transactions with related and other parties, including the Russian Federation and other companies controlled by the Russian Federation or in which the Russian Federation holds a significant interest. There may be a conflict of interest resulting from FGC UES entering into transactions that are not on an arm’s length basis, which in turn could have a material adverse effect on the Group’s business, financial position, operating results and prospects.

Taking into account the specific character of FGC UES’ operations as a natural monopoly, the basic industry risks are tariff risks, i.e. risks that influence the cost of services. Tariff risks include, in particular, the risks related to government tariff regulation and the risk of default on the investment program financing schedule.

In addition, taking into account the general state of the industry and the use of equipment manufactured by applying obsolete technologies, FGC UES recognizes that operational (production) risks, inefficient technology and environmental risks are substantial.

Risk related to government tariff regulation (possible change in the prices for the Issuer’s products and/or services)

Most of the Issuer’s revenues are derived from collecting fees for power transmission services via the UNEG, the amount of which is determined based on tariffs approved by the Russian Federal Tariff Service at two rates:

Rates for the maintenance of transmission facilities within the UNEG;

Rates for normative power losses within the UNEG in different Russian regions.

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Due to the tariff restraint policy, which is currently implemented by the Russian Government with respect to natural monopoly products and services, the risk of tariff reduction has almost been realized.

According to the 2012 forecast for Russian social and economic development, as well as for the 2013 and 2014 planning periods approved by the Russian Government, to reduce the growth of prices and tariffs for goods (services) of natural monopolies from 2012-2014, the Russian Government resolved to postpone the indexation of prices (tariffs) for goods (services) of natural monopolies, including network entities, from January 1st to July 1st of the next calendar year. On December 6th, 2011, the Board of the Russian Federal Tariff Service decided that in the first half of 2012 the tariffs for UNEG transmission services provided by FGC UES will be at the same level as in 2011.

On January 31st, 2012, the Russian Government by Decree No. 1178 (dated December 29th, 2011) on pricing policy applicable to regulated prices (tariffs) in the energy industry approved the basic principles of the pricing policy applicable to regulated prices (tariffs) in the energy industry and the rules of State regulation (revision, application) of prices (tariffs) in the energy industry (hereinafter, referred to as the Basic Pricing Principles). In connection with the entry into force of the above-mentioned decree, Decree No. 109 of the Russian Government (dated December 26th, 2004) on pricing policy applicable to Russian electric and thermal energy has become null and void.

The Basic Pricing Principles introduce the new procedure for calculating tariffs via the return on the invested capital method or the RAB (Regulatory Asset Base) method. The most significant change in the RAB regulation methodology is the determination of the asset base, taking into account the value of facilities actually commissioned in accordance with the corporate investment program, the establishment of the rate of return for the final year of the long-term regulatory period at the same level for the capital invested prior to the transition to regulation using the return on the invested capital method, and for capital created after the transition to the RAB method.

In order to bring the methodology in line with the Basic Pricing Principles, the Russian FTS by Order No. 228-e (dated March 30th, 2012) approved the “new” Guidelines for the regulation of tariffs using the return on the invested capital method. FTS Order No. 231-e (dated June 26th, 2008) on the approval of guidelines for the regulation of the tariffs of the transmission entities using the return on the invested capital method has become null and void. On May 11th, 2012, the Russian Ministry of Energy adjusted FGC UES’ 2012-2014 investment program. The amount of the adjusted 2012-2014 investment program will be RUB 504.8 billion. In 2012, FGC UES will allocate RUB 195.6 billion to finance the construction, reconstruction and modernization of UNEG facilities. The decline in funding for the 2013-2014 period is RUB 87.5 billion. The investment program provides for the commissioning of 50,386 MVA and 13,147 km of transmission lines.

In addition, in accordance with the Basic Pricing Principles and Order No. 113-e/1 (dated May 21st, 2012) of the Russian Federal Tariff Service, the rate of return on “old” capital for 2014 was adjusted, i.e. the rate of return on old capital in 2014 was set at the level of the rate of return on “new capital” at 10%.

Due to the change in the RAB regulation methodology, based on the adjusted investment program and pursuant to Order No. 114-e/2 (dated May 21st, 2012) of the Federal Tariff Service, the tariffs established by Order No. 552-e/2 (dated December 29th, 2009) were adjusted with effect from July 1st, 2012 and for subsequent years during the long-term regulatory period. The growth in tariffs for UNEG transmission services provided by Federal Grid Company for all constituent entities of the Russian Federation, except for the North Caucasus and the Stavropol Territory, will be 11.0% from July 1st, 2012, 9.4% from July 1st, 2013 and 9.4% from July 1st, 2014. The growth in tariffs for UNEG transmission services provided by the Federal Grid Company to consumers in the North Caucasus and the Stavropol Territory during the long-term regulatory period will be 10.9% from July 1st, 2012, 9.4% from July 1st, 2013 and 9.4% from July 1st, 2014.

The rates for normative power loss within UNEG established by Order No. 552-e/2 (dated December 29th, 2009) of the Russian FTS (as amended by Order No. 325-e/1 dated December 6th, 2011 of the Russian FTS) from July 1st, 2012 and for subsequent regulatory periods were not revised.

It should be noted that the reduction in tariffs due to the determination of the asset base upon facility commissioning is a temporary measure, since the cost of facilities, which shall be constructed or reconstructed within the investment program, will be included in the capital base upon their commissioning, which will ensure the return on investment and income on invested capital under the RAB regulation method in subsequent periods.

The approved tariff solutions are well-balanced and allow the Issuer to secure funding for its investment program.

Actions taken by FGC UES:

The management of tariff regulation risks consists in the efficient cooperation of the Issuer with electric power authorities in establishing economically feasible tariffs and cooperating with power market entities via participation in the NP Market Council.

Risk of default in the investment program financing schedule

The Company may face such risks in the case of the non-fulfillment of the investment program due to the failure to observe the planned schedule for facility financing, the inclusion of additional facilities in the investment program, situations when the actual cost of facilities under the investment program exceed their planned cost and it is impossible to raise funds in the amount required to implement FGC UES’ investment program.

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Taking into consideration that investment program parameters are used to calculate the Company’s transmission rate, the non-performance of the investment program for any reason may result in a proportional tariff reduction in subsequent periods.

Actions taken by FGC UES:

To ensure the financing of the investment program by enhancing operational efficiency, the Federal Grid Company has adopted a comprehensive cost saving program, the primary objectives of which are:

To reduce information service expenditures;

To optimize facility maintenance expenses, including utility expenses;

To reduce office rent expenses;

To cut business trip expenses;

To reduce insurance expenses by tender procedures;

To reduce production program costs by using internal resources for part of the work targets, reducing the price of work and materials acquired by the Company, without reducing actual work amounts, and by partially dropping target repair programs.

To improve the procurement process, some amendments were introduced to the Regulation on the Scheduled Procurement of Goods, Work and Service for FGC UES. The new procedure improved procurement process transparency and provided for additional savings due to increased competition between participants. Cost reduction initiatives also include establishing a sectoral pricing system, which will reduce the Company’s construction costs for power facilities by approximately 7-12%. Another important cost reduction initiative is the development of an effective anti-corruption system within all corporate divisions.

The anti-corruption activities involve the control of possible corrupting influences between experts, members of tender committees and participants in tenders, evaluations and other procedures. FGC UES established a hotline for reporting corruption. At the same time, the Company performs media monitoring for information about corruption inside the Company and verifies such facts. To enhance anti-corruption activities, on October 7th, 2011, FGC UES and the Federal Financial Monitoring Service signed a cooperation agreement. The purpose of this agreement is to develop cooperation between the parties and to perform joint activities to combat corruption, fight money laundering and counteract terrorism financing.

To reduce the risk of project costs over-running targets, i.e. the risk of increasing costs included in the tariff, the Company has established a procedure that provides for the control and approval of amendments to agreements with suppliers and contractors and the periodic submission of reports on the implementation of capital investment financing plans and the observance of project performance time.

The risk of the failure to raise funds in the amount required to finance the investment program is minimized by diversifying funding sources: the Company signed several loan agreements and issued bonds in 2012.

On April 24th, 2012, FGC UES successfully closed a bid book for its series 12 bonds, worth RUB 10 billion with a 7-year maturity and a 4-year put option.

On April 27, 2012, the Company’s Board of Directors approved the placement of plain bonds for a total amount of up to RUB 125 billion and series BO01 through BO08 bonds in a total amount up to RUB 100 billion. Due to the existing breakdown of issues by series, FGC UES may place bonds in an amount that meets the requirements of the Company in case of a funds shortage.

On June 6th, 2012, the bonds program consisting of eight 3-year BO01-08 series issues in the total amount of RUB 100 billion was admitted to trading on MICEX.

On June 21st, 2012, the Russian Federal Financial Markets Service registered nine 21-29 series bond issues in the total amount of RUB125 billion.

On August 2nd, 2012, FGC UES successfully closed a bid book for its series 22 bonds worth RUB 10 billion, with a 15-year maturity and a 10-year put option.

The funds obtained from this bond placement were used to finance Federal Grid’s investment program and to refinance its debt. Taking into account the new issues, the amount of FGC UES bonds in circulation increased to RUB125 billion. Taking into account the new issues placed in October, 2012, the amount of FGC UES bonds in circulation increased to RUB160 billion. The funds obtained from this bond placement were used to finance FGC UES’ investment program and to refinance its debt.

FGC UES is a reliable borrower which is confirmed by loan servicing, in strict accordance with established schedules and by international credit ratings that fall within investment grade: BBB/stable (Standard & Poor’s), Baa2/stable.

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Operational (production) risks

Operational (production) risks are associated with wear and tear, improper use and critical changes in operational parameters for power network equipment, which may result in equipment failure and the destruction of structures. Systemic failures may lead to power-system separation, rolling blackouts and the critical operation of primary equipment. Heavy use of primary power supply equipment causes progressive ageing. The principal cause of production risks is poor equipment state due to wear and obsolescence.

To prevent the negative impact of these factors, the Issuer has developed an investment program that not only prevents failures of primary equipment of high-voltage lines and substations via a re-equipment and reconstruction program, but also creates new production assets to ensure proper energy output by power plants and the reliability of inter-regional power exchange.

Risks associated with a reduction in the investment program will require at least a reduction in expenses while maintaining the scope of work, and at most optimizing expenses by changing work methods, e.g., by the partial performance of non-competitive work using own resources. On May 11th, 2012, the Russian Ministry of Energy approved the investment program of FGC UES for 2012-2014 in the amount of RUB504.8 billion.

FGC UES’ transmission facilities may be unable to withstand daily, seasonal or annual fluctuations in electricity demand, and their operation may be impaired in remote areas under extreme weather conditions and / or in politically unstable regions of Russia.

The demand for electricity may vary significantly on a daily, seasonal and yearly basis due to weather conditions and other factors. Electricity demand is usually higher from October to March, due to longer nights and colder weather, and lower from April to September, due to longer days and warmer weather. In addition, power demand is usually higher during normal business hours and during the period from October to March due to fewer daylight hours. It may also vary from year to year due to changes in weather patterns. Therefore, the Company’s transmission capacities may be fully utilized during certain parts of the day or during certain months, and under-utilized during other parts of the day and year. Furthermore, due to daily and seasonal fluctuations in electricity demand, the Company’s transmission assets may be over-utilized leading to the temporary inability to supply adequate amounts of electricity to selected regions and potential blackouts, which, if they take place, could have a material adverse effect on the Group’s business, financial position, operating results and prospects.

The Company’s goal is to develop the Unified National (all-Russian) Electric Grid and maintain power networks, to reduce the negative impact of production risks associated with wear and tear and to prevent the improper use of and critical changes in the operation parameters of power network equipment.

Actions taken by FGC UES:

In connection with a long period of abnormally high temperatures in some Russian regions, thunderstorms and a possible sharp increase in wind force due to temperature drops, FGC UES implements activities aimed at upgrading the reliability of power supply for consumers in difficult weather conditions. This includes more frequent equipment inspections at substations with the obligatory control of cooling systems and oil levels in oil-filled equipment. Power lines were inspected to detect fire hazard sections and forest corridors were cleared of dry vegetation. Repair and response personnel work under high alert regimes. Additional briefings for fire safety, operations at high temperatures and during storm periods were held. To ensure constant monitoring of weather conditions and prompt rescue and recovery operations, all corporate branches closely interact with the Russian Ministry of Emergency Situations, the Hydro-meteorological Center, regional and municipal authorities and contractors;

FGC UES has established an expert group, the primary objective of which is to resolve issues related to the operation of main transmission lines at high risk of power supply interruption, special modes of UNEG operation and special periods of transmission facility operation. The Expert Group is headed by the Deputy Chairman of the Board, the Chief Engineer of FGC UES. Other tasks of the Expert Group include: the assessment, the technical evaluation and making proposals on organizing repair and recovery operations and improving draft executive documents related to the operation of electrical equipment in high risk conditions or the special modes of operation for UNEG facilities;

FGC UES provides for the complex preparation of transmission facilities for operation during the 2012-2013 autumn-winter period;

FGC UES has signed a cooperation agreement with the Russian Academy of Sciences (RAS). The agreement is aimed at research and development cooperation in order to establish and implement scientific, technical and innovative policy and to develop innovative infrastructure and scientific and technological collaboration in the electric power industry. Under the agreement, the parties will cooperate in regulatory and engineering provision of projects, personnel training and re-training, as well as the organization of necessary workshops and seminars. The agreement also provides for constant information exchange between the parties on the development of the power network complex and the development and implementation of innovative technologies, including the creation of smart grids and holding joint educational events to prepare specialized skilled workers.

Inefficient technology risk

The application of inefficient design and construction approaches to transmission facilities and obsolete equipment requirements to be installed is due to the lack of or insufficient experience of developers and expert organizations in the field of modern technologies applied to electric power transmission and transformation. The realization of this risk results in increased maintenance and repair expenses for used equipment and electric power transmission and transformation losses.

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Actions taken by FGC UES:

To reduce the consequences of the described risk, the Company is developing a uniform procedure for making engineering decisions and controlling their performance. In addition, on February 8th, 2011, FGC UES’ Board of Directors approved the Company’s Engineering Policy Regulation, the primary objective of which is to determine the most innovative modern technical requirements and solutions in capital construction and the maintenance of UNEG facilities, as well as basic directions for UNEG innovative development and organizational arrangements aimed at achieving FGC UES’ strategic targets:

To provide for energy supply security and Russian sustainable development;

To ensure proper reliability for the provided electric power transmission services;

To ensure the free operation of the electricity market;

To improve the efficiency of UNEG operation and development;

To ensure operating personnel safety;

To reduce UNEG environmental impact.

The Regulation provides for the most advanced domestic and foreign solutions for power network layout design, maintenance, construction and reconstruction of UNEG facilities, defines a qualitatively new level for basic electrical equipment applied, relay protection and emergency control, computer process control, automated information and measuring, communication systems and also sets out up-to-date requirements for overhead and cable transmission lines and their structural parts, and to process management, monitoring and diagnostics systems.

Furthermore, the Regulation provides for the development and implementation of numerous advanced technologies, including those necessary to create a qualitatively new active adaptive power network based on the UNEG. At the same time, the Regulation aims not only to ensure advanced technological processes within the UNEG, but also at initiating the modernization of scientific, design and contracting capacities and manufacturing plants operating in both the industry and in related sectors.

Environmental protection

If the Issuer violates environmental legislation, strong penalties may be imposed on the Issuer under Russian federal legislation. The probability of these risks is low, with insignificant consequences for the Issuer’s operations. The environmental policy approved by the Issuer’s Board of Directors serves as a tool to reduce environmental risks. Environmental safety and the sustainable use of natural resources are important in the Issuer’s activities.

Historically, the Company uses equipment that contains trichlorodiphenyl (TCD), which in some cases may result in environmental contamination. Strong equipment wear and tear contributes to the realization of this risk.

Consequences of this risk include potential TCD-poisoning of the Company’s personnel and / or the general population. In addition, in case of the violation of operation, storage or recycling procedures for equipment that contains TCD, sanctions may be imposed on FGC UES by public control bodies.

Actions taken by FGC UES:

Environmental safety and the sustainable use of natural resources are important in the Issuer’s activities. The tool to reduce environmental risks is the Company’s environmental policy, which has been approved by the Company’s Board of Directors. The Company implements its environmental strategy in accordance with the Russian Federation’s environmental doctrine, its own environmental policy and the opinions of leading environmental protection groups. When new facilities are designed, the environmental aspect is developed as a stand-alone part of the project and takes into account all requirements of applicable Russian environmental legislation. All construction and re-construction projects of the transmission facilities are subject to State environmental examination.

In the second half of 2010, FGC UES approved the 2011-2013 Environmental Policy Implementation Program, which outlines numerous organizational and technical measures to reduce risk, minimize environmental pollution, introduce an environmental management system, perform environmental auditing and develop normative and technical documents related to the environment.

In order to reduce the risk of environmental damage, the Company developed and approved the target program for decommissioning equipment which contains trichlorodiphenyl.

Potential changes in the industry (considered separately for the internal and external markets) which the Issuer deems to be important, and expected measures to be undertaken by the Issuer:

Internal market

The most significant change in the electric power industry for FGC UES was the restructuring of RAO UES of Russia, which was completed in the summer of 2008.

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The most significant changes in the legal framework for 2010-2012 were the following:

On May 21st, 2012 Order No. 114-e/2 (dated May 21st, 2012) of the Russian FTS on Amendments to the Order of the Federal Tariff Service No. 552-e/2 (dated December 29th, 2009) on the approval of tariffs for power transmission via the all-Russian Unified National Electric Grid (UNEG) provided for by FGC UES, for the long-term regulatory period of 2010-2014. This order adjusted tariffs for power transmission via the all-Russian Unified National Electric Grid, provided for by FGC UES from July 1st, 2012 and for subsequent years of the long-term regulatory period;

On May 11th, 2012, the Russian Ministry of Energy approved FGC UES’ 2012-2014 investment program in the amount of RUB 504.8 billion, which provides for commissioning 50,386 MVA and 13,147 km of transmission lines. In 2012, FGC UES will allocate RUB 195.6 billion to finance the construction, reconstruction and modernization of UNEG facilities;

On January 31st, 2012, the Russian Government via Decree No. 1178 (dated December 29th, 2011) on the pricing policy applicable to regulated prices (tariffs) in the energy industry approved the basic principles of the pricing policy applicable to regulated prices (tariffs) in the energy industry and rules for the State regulation (revision, application) of prices (tariffs) in the energy industry. In connection with the entry into force of the above-mentioned decree, Decree No. 109 of the Russian Government (dated December 26th, 2004) on pricing policy applicable to Russian electric and thermal energy has become null and void;

On August 29th, 2011, the Russian Ministry of Energy approved the development scheme and program for Russia’s Unified Energy System (UES) for the 2011-2017 period. The Company has duly sent the draft of the development scheme and 2012-2018 program for Russia’s Unified Energy System (UES), as prepared by OAO SO UES and FGC UES;

On April 12th, 2011, Order No. 1172 of the Russian Government (dated December 27th, 2010) on approval of the rules of the wholesale electricity and capacity market and on amendments to certain acts of the Russian Government regarding the organization of the wholesale electricity and capacity market came into force. In accordance with this Order, on April 13th, 2011, the Management Board of the Federal Tariff Service passed a resolution on “smoothing” FGC UES’ required gross proceeds for 2011 in an amount that reduces FGC UES’ feasible required gross proceeds to maintain the UNEG transmission facilities in 2011, in relation to required gross proceeds established from January 1st, 2011 in the amount of RUB4.5 billion. In subsequent years, the long-term regulatory period provides for a uniform level of growth for such rates for consumers across all constituent entities of the Russian Federation: 26.4% in 2012, 26.3% in 2013 and 26.3% in 2014. The FTS in its Order No. 94-e/1 (dated May 5th, 2011) established payment rates for normative power losses within the UNEG for 2011;

On December 28th, 2010, the Federal Tariff Service stipulated tariffs for electricity transmission services via the UNEG for the long-term regulatory period (2011-2014), based on the RAB regulation method, providing a balanced structure of sources for financing FGC UES’ 2010-2014 investment program. In accordance with the Russian FTS Order, the increase in the average tariff for electric power transmission services provided by FGC UES for the long-term regulation period will be: 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014;

In December, 2010, the Board of Directors of FGC UES approved the Company’s 2010-2014 investment program in the amount of RUB 952.4 billion. On November 12th, the Investment Program of FGC UES was approved by the Russian Ministry of Energy;

On September 1st, 2010, the Federal Tariff Service approved RAB regulation parameters for FGC UES for 2010-2014;

On June 3rd, 2010, the Russian Government approved the adjusted general plan for the allocation of transmission facilities till 2020 with an outlook till 2030. Initially, the General Plan was developed in 2006-2007 and approved by Russian Government Order No. 215-r (dated February 22nd, 2008). Monitoring of the General Plan in 2009 revealed significant deviations from the targets, including in terms of: power consumption, the commissioning of generating facilities and the de-commissioning of thermal power plants. Upon monitoring, it was decided to amend the General Plan;

On September 9th, 2010, the Russian Ministry of Energy approved the development scheme and program for Russia’s Unified Energy System (UES) for the 2010-2016 period. The main objective of the scheme and program is to promote the development of network infrastructure and generating capacities and to ensure satisfying long-term and medium-term demand for electricity and capacity. This document was in effect until March 1st, 2011. The UES of Russia development program describes feasible and potential projects for developing transmission and distribution networks, as well as the UES of Russia development scheme, taking into account the results of performed electric computations using UES of Russia’s perspective calculation model;

On February 24th, 2010, the Russian Government signed a resolution establishing the operating principles for Russia’s long-term electricity market. The capacity market started operating in 2011. Its main objective is to ensure that power generation companies receive an adequate return on funds invested in implementing investment programs.

Since transmission via the Unified National (all-Russian) Electric Grid (UNEG), under the Russian Federal Law on Natural Monopolies, is regulated as an activity in the conditions of natural monopolies, industry changes may be caused only by FGC UES activity. Since the possibility of a deterioration in the industry situation is estimated to be insignificant, the actions to be undertaken by the Issuer are not specified.

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External market

The Issuer believes that changes in the external electricity market may not significantly affect the Issuer’s activity. Therefore, actions to be taken by the Issuer are not specified.

Risks related to possible changes in the prices for raw materials and / or services used by the Issuer in its activity (separately for the internal and external markets), and their influence on the activity of the Issuer and on the discharge of its obligations under securities.

Internal market

Risks related to possible changes in the prices for raw materials and / or services used by the Issuer in its activity have no material impact on the Issuer’s activity and on the discharge of its obligations under securities. As an infrastructure organization on the wholesale market, FGC UES is not involved in generating and consuming electricity (except for its own needs). In this respect, the main result of its activity is maintaining the UNEG to ensure the reliability of electric power transmission which does not depend strongly on the use of any raw materials and supplies which are typical for process industries. The forecast of prices for the services of outside organizations, as well as for the equipment and materials used in FGC UES’ activity does not imply the risk of a significant near-term rise in prices. The Issuer’s risk management policy involves the creation of a competitive environment in the procurement of work and services, the optimization of repair, maintenance and capital construction expenses and the elimination of cross purchases.

External market

The Issuer believes that changes in the prices for raw materials and/or services on the external market cannot have a significant impact on the Issuer’s activity and on the discharge of its obligations under securities.

Risks related to possible changes in the prices for products and/or services of the Issuer (separately for the internal and external markets) and their influence on the Issuer’s activity and on the discharge of its obligations under securities.

Internal market

The basic risk is connected with amendments to the preliminarily approved decisions of the Russian Government and the Federal Tariff Service related to fees for power transmission services via the UNEG in planned volumes. These decisions were taken into account when establishing marginal tariff levels for electricity for the 2011-2014 period, and their amendment will require a considerable adjustment in planned expenditures, including investment program modification.

However, the Issuer believes that this risk does not affect performance by the Issuer of its obligations under securities.

External market

Changes in prices in the external market will not affect the Issuer’s activity and the discharge of its obligations under securities, as the Issuer’s basic income results from the collection of fees for power transmission services via the UNEG.

3.5.2. Country and regional risks

Risks related to the political and economic situation in the country (countries) and in the region where the Issuer is registered as a taxpayer and / or carries out its main activity provided that the Issuer’s main activity in such a country (region) yields more than 10 per cent of revenues for the latest completed reporting period preceding the Prospectus approval date.

Country risks

The Issuer is registered as a major taxpayer and carries out its activity across the entire territory of the Russian Federation. Since electric power is an infrastructure sector of the economy, the Issuer’s country-related risks fully depend on Russia’s economic and political situation. The Issuer carries out its activity across the entire territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks. The Russian economy is not shielded from market softening and recessions in other countries, as well as from large-scale economic crises similar to the global financial crisis. Financial problems or the keen perception of risks related to investments in developing countries can decrease the volume of foreign investments in Russia, and adversely affect the Russian economy. In addition, as Russia produces and exports large volumes of natural gas and oil, the Russian economy is particularly vulnerable to changes in global prices for natural gas and oil, and a fall in prices for natural gas and oil may slow Russian economic development.

The Russian Federation has investment-grade ratings assigned by the leading global credit rating agencies. The Russian Federation has a long-term credit rating in foreign currency of BBB (outlook stable) according to Standard & Poor’s credit rating agency (assigned December 21st, 2009), Baa1 (long-term credit rating in foreign currency, outlook stable, assigned December 12th, 2008) according to Moody’s rating agency, BBB (long-term credit rating in foreign currency, outlook positive, assigned January 16th, 2012), according to the Fitch rating agency.

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On June 27th, 2012, Standard & Poor’s confirmed the long-term foreign currency credit rating of the Russian Federation at BBB, as well as long-term and short-term local currency ratings at BBB+/A-2. The short-term foreign currency rating was revised from A-3 to A-2 with a stable outlook. Russia’s rating on the national scale was confirmed at ruAAA. The currency transfer and conversion risk for Russian non-sovereign borrowers remains at BBB.

The affirmed ratings reflect the amount of total assets of the enlarged Russian government slightly exceeding liabilities due to budget surpluses in previous periods and the moderate current deficit and the country’s position as an external net lender with liquid foreign assets, which in general slightly exceed external debt.

At the same time, structural weaknesses of the Russian economy, in particular a strong dependence on hydrocarbons and other raw materials, as well as weak political and economic institutions, continue to be an obstacle to greater economic competitiveness and will negatively impact the investment climate and the business environment in general, which limits ratings. According to the agency, the 2011 budget of the enlarged government had a surplus of 1.6% of GDP due to, among other things, high oil prices. Oil profits accounted for nearly half of the federal budget's revenues and a quarter of the enlarged government’s revenues. As estimated by S&P, a $10 decline in oil prices will reduce government revenue by 1.4% of GDP. As a result, the public finance sector remains highly vulnerable to oil price fluctuations. According to the S&P baseline scenario, under which oil prices will hover around 100 U.S. dollars per barrel, the budget balance will deteriorate in 2012 to a small deficit which will increase to 1.5 percent of GDP in 2015. S&P believes that with external assets generally exceeding foreign debt Russia will not be able to preserve its positions as a net creditor by 2014.

S&P expects Russia’s GDP to grow at a rate of 3.5 percent by 2015. However, this will be curbed by serious structural limitations, including: a centralized State-controlled economy that encourages the creation of regional monopolies and hampers the development of competition, as well as by the insufficient development of infrastructure and a business environment that is largely unfavorable for both domestic and foreign investments. The raising of the long-term foreign currency credit rating for the Russian Federation from A-3 to A-2 is due to revised Standard & Poor’s criteria on the link between the long-term and short-term sovereign ratings and does not reflect improvements in the country’s creditworthiness, particularly with respect to short-term liabilities.

The stable outlook reflects the balance of risks (in terms of ratings). According to the agency, the dependence of the budget and the economy on price fluctuations for key export commodities, is compensated to a certain extent by low public debt and the relatively strong external position of the country.

According to Standard & Poor’s, the ratings may be positively affected by governmental measures resulting in the expansion of the economic base and economic growth and the government’s ability to return to a balanced fiscal position over the cycle of oil price fluctuations. If the budget deficit turns to be higher than what was expected by the agency, the ratings could be lowered. This may be due to a steady fall in oil prices and the relevant reduction in government revenues and rising costs, which was typical for her fiscal policy over the last decade, or a combination of both factors.

On January 16th, 2012, the international ratings agency Fitch confirmed the long-term Issuer Default Ratings (IDRs) of the Russian Federation for both foreign and local currency at BBB, having revised the outlook downward from positive to stable. The agency has also affirmed Russia’s short-term IDR at ‘F3’ and the Country Ceiling at ‘BBB+’. Among the factors that contributed to the revised outlook is increased political uncertainty in the country after the December 2011 parliamentary elections and the worsening global economic outlook. According to Fitch’s analysts, the likelihood of an upgrade has receded and the balance of risks is better reflected by a Stable Outlook.

According to Fitch’s press release, political uncertainty increases the risk of capital flight, which could put greater pressure on Russian Central Bank reserves and the ruble exchange rate. Net private sector capital outflows reached USD 84bn in 2011, up from USD 34bn in 2010, but well below the USD 134bn of outflows in 2008. International reserves fell to USD 500bn by year end 2011 from USD 545bn at the end of August 2011, although the figure still remains substantial.

A government under popular pressure may be less inclined to carry out a fiscal adjustment, in order to reduce the non-oil fiscal deficit towards its pre-crisis target of 4.7% of GDP. Fitch has previously noted the necessity of such a reduction for positive change in Russia’s rating. While Russia still has fiscal buffers in the shape of its sovereign wealth funds (sovereign wealth funds held by USD 112 bn at the end of 2011), the underlying position of public finances has deteriorated. Rapid growth in spending, averaging 17% in the four years to 2011, has widened the non-oil fiscal deficit, pushing up the fiscal breakeven oil price to around USD117/b (which yields a balanced budget) for 2012 and has increased vulnerability to an eventual fall in oil prices.

Higher than expected oil prices (and ruble depreciation) helped public finances outperform the budget in 2011. The federal budget recorded a surplus of 0.8% of GDP, compared with a deficit of 2.3% of GDP under budget plans. In 2012, assuming Brent oil averages of USD 100/barrel (close to the Government's assumption), the federal budget will record a deficit of 2% of GDP. This assumes some slippage from the 1.5% GDP target in the 2012 budget. According to Fitch, Russia's net external creditor position, at both the national and sovereign level, forms a buffer against external shocks and is a major support to the rating. Sovereign net foreign assets reached an estimated USD 486bn (27% of GDP) at the end of 2011; the fifth-largest figure in the ‘BBB’ category. The private sector owes USD 300 bn (26% of GDP) and is a net external debtor, but short-term external debt is lower than in 2008, and is better covered by reserves.

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There have also been encouraging developments in macroeconomic policy. The Central Bank of Russia has tightened liquidity, which helped reduce inflation to 6.1% as of the end of 2011, the lowest December level since 1991. It has also permitted greater ruble flexibility. Over the medium term, this has the potential to lower inflation rates, reduce vulnerability to oil price shocks and improve financial stability. Fitch notes that a narrowing in the non-oil and gas budget deficit, a sustained reduction in inflation or significant structural reforms that improved the business climate could lead to a rating upgrade. A sharp fall in oil prices or a political shock are potential triggers for a negative rating action.

Political risks

In line with changes in the political and economic situation, and for the purpose of upgrading the banking, judiciary, fiscal, administrative and legislative systems, the Russian Government is introducing numerous successive reforms to stabilize the current Russian economy and integrate it into the global system. In connection with the 2011 parliamentary elections and the 2012 presidential elections, experts do not expect any significant changes in the fundamental political landscape that would destabilize Russia’s developed political system.

The reduction in the impact of regional political risks and planning for the prospective development of the UNEG are provided for by regional agreements with administrative authorities of constituent Russian entities. The purposes of these agreements are as follows:

  Operating and developing power grid facilities of constituent entities of the Russian Federation;
  Implementing investment programs for the construction and reconstruction of power grid facilities to prevent power shortages and to enhance the security of the power supply for Russian customers;
  Connecting new customers to electric grids.

Economic risks

The Russian Government has approved the 2011-2014 socio-economic development forecast. Russia’s budget deficit is expected to be 1.5% of GDP in 2012, 1.6% in 2013 and 0.7% in 2014. According to the baseline scenario, Russian GDP growth is projected at 4.1% in 2011, 3.7% in 2012, 4% in 2013 and 4.6% in 2014. The baseline scenario is based on an oil price of $108/barrel in 2011, $100 in 2012, $97 in 2013 and $101 in 2014.The scenario assumes global economic growth of 3.8%, in 2011, 3.7% in 2012, 3.5% in 2013 and 4% in 2014.

The main features of the budget are a significant deficit reduction due to higher projected oil prices (by $2-7/barrel in different years) and a significant reduction in tariffs for natural monopolies in 2012. Electricity and heat prices next year are expected to be adjusted for inflation starting from July 1st, gas prices will also rise by approximately 15% from July 1st and the Russian Railways tariffs will increase 6% from the beginning of the year. In late November, the Russian Ministry of Economic Development raised the 2011 GDP growth forecast to 4.2%, whereas the Government’s official forecast remains at 4.1%. The OECD has a less optimistic outlook: it lowered its forecast for the Russian economy in 2011-2012. The OECD expects growth of 4% in 2011(as compared with the previous forecast of 4.9%) and 4.1% in 2012 (previously, it was forecast to be 4.5%). The IMF also lowered its GDP growth forecast for Russia: from 4.3% to 4.1% in 2011 and from 4.1% to 3.5% in 2012. At the same time, the head of Russia’s IMF mission believes that forecasts may be revised downward again in 2012 in case of lower prices for oil and other commodities due to the downturn in the global economy, which may occur as a result of the expansion of the Eurozone crisis. The Central Bank of Russia notes that the risks of decelerated economic growth in Russia have recently become more prominent. Decreased liquidity and a further ruble weakening put additional pressure on the Russian financial market.

Possible negative changes in the Russian economic development trend and related changes in exchange rates and inflationary risks may significantly affect implementation of the Issuer’s large-scale investment program with regard to the cost of imported equipment. If the Company’s activities are negatively affected by changes in the country’s situation, the Issuer intends to take all measures to decrease the influence of such changes on its activities. One of the measures to address this risk is implementation of the Program for the Substitution of Imported Equipment, Materials and Technologies at FGC UES facilities in 2010-2012, which aims to prioritize the purchase of hi-tech equipment produced in Russia. The Company’s 2011-2017 fixed assets renovation program (approved by FGC UES’ Management Board) promotes the production of electrical equipment in Russia under agreements between the Federal Grid Company and equipment manufacturers.

Actions to be taken by the Issuer in case of the negative impact of changes in the country (countries) and the region on its activity.

In case of negative changes in the situation for the country and / or the region, the Issuer intends to undertake the following measures:

  To lower production costs;
  To reduce the investment program;

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  To implement the crisis management program.

Risks associated with possible military conflicts, the announcement of a state of emergency and /or strikes in the country (countries) and region where the Issuer is registered as a taxpayer and / or carries out its main activities:

The Issuer carries out its activity across the entire territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks.

The announcement of a state of emergency and major strikes will not significantly affect the Issuer’s activity. Such risks are very low and unlikely.

In case of possible military conflicts, the Issuer bears the risk that its assets may deteriorate. However, the probability of military conflicts is estimated to be unlikely.

Some FGC UES power transmission facilities are located in Russian regions that are politically unstable, with increased risk of terrorist attacks or other threats of a political nature. Though the staff and facilities of FGC UES have not suffered any attacks, there is no guarantee that such an attack will not still occur. In case of sufficient severity, such attacks could have a materially adverse effect on FGC UES’ business, financial position, operating results and prospects.

Risks associated with the geographical features of the country (countries) and the region where the Issuer is registered as a taxpayer and/or carries out its main activities, including a heightened danger of natural disasters, the possible interruption of transportation connections due to remoteness and / or inaccessibility, etc.:

The Issuer carries out its activity across the entire territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks.

Risks associated with the geographical features of a region, including the heightened danger of natural disasters, the possible interruption of transportation connections due to remoteness and/or inaccessibility, have no significant impact on the Issuer, as the region where the Issuer carries out its activity is only slightly exposed to such risks.

However, the following should be noted:

Some of FGC UES’ transmission assets are located in remote areas with harsh climates, including the Magadan and Krasnoyarsk Regions. Although the Company currently employs technologies for accessing and operating in these areas in harsh climates, there can be no assurance that it will be able to continue to overcome technical challenges related to weather and climate, and the accessibility of, these locations at a commercially reasonable cost, which could have a material adverse effect on FGC UES’ business, financial condition, operating results and prospects.

3.5.3. Financial risks

If one of the following risks occurs, the Issuer will take all possible measures to minimize its negative impact. The activities shall be performed on a case-by-case basis depending on the specific situation. The Issuer cannot guarantee that measures aimed at overcoming the resulting negative consequences will lead to improvement, as the factors described are beyond the Issuer’s control.

The Issuer’s exposure to risks related to interest rates, exchange rates, the Issuer’s operations or hedging for the purpose of mitigating the adverse impact of the above-mentioned risks:

The Issuer is exposed to financial risks which depend on changes in the economic situation and market conditions.

Currency risk, credit risk and interest rate risk are risks which can significantly impact the Issuer’s activity. Currency risk is associated with uncertainty surrounding exchange rate fluctuations (principally, the US dollar and Euro) which influences the performance of foreign currency obligations with respect to imported equipment.

One of the measures to address this risk is implementation of the Program for the Substitution of Imported Equipment, Materials and Technologies at FGC UES facilities in the 2010-2012 period, aimed at prioritizing the purchase of hi-tech equipment produced in Russia. In addition, the Russian ruble is a priority currency in settlements for delivered products. In order to control exchange transactions, the Board of Directors approved a currency limit of RUB 2.5 billion.

The Issuer does not hedge foreign exchange fluctuations due to the insignificance of foreign exchange transactions in its activity.

As the majority of procurements are made in rubles and the Company has no outstanding external borrowings in a foreign currency, the Issuer’s exchange risk is insignificant.

The interest rate risk is the risk associated with changes in interest rates, mainly on bank loans, since an increase in interest rates results in an increase in the cost of servicing variable rate borrowings and new borrowings, whereas a decrease in interest rates results in over-payments on existing fixed-rate borrowings, which can only be reduced by early re-payment.

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To finance the 2010-2014 investment program, the Company intends to raise a substantial amount of borrowings, which will directly affect the Issuer’s interest rate risk. A negative change in financial market conditions (such as a considerable increase in interest rates) will result in increased Issuer’s expenses for loan servicing.

To mitigate the consequences of this risk, the Issuer controls the level of the Company’s debt burden and borrowing capacity, including in planning the Company’s investment activity. The criteria of the Company’s borrowing capacity and their target values are determined by the Company’s Regulations on Credit Policy and are approved by the Company’s Board of Directors (Minutes No. 116 dated September 29th, 2010). It should be noted that the approved long-term 2010-2014 RAB regulation parameters, as well as investment demand for the same period, determine a balanced structure of own and borrowed sources for investment financing and ensure the attractiveness of the Issuer to creditors and investors on debt capital markets.

Credits and loans previously obtained by FGC UES are serviced in strict accordance with established schedules. Considering the current liquidity situation, the risk that FGC UES fails to perform its obligations in full and in time is insignificant. The likelihood of such situation is estimated as average.

The Issuer does not hedge interest rate fluctuations due to the absence of borrowings with floating interest rates. Since as of the date of this Prospectus, all outstanding external borrowings of the Company are fixed rate borrowings, the Issuer estimates the interest rate risk to be insignificant.

The Issuer currently cannot reliably assess the impact on its financial position of a further reduction in financial market liquidity and unstable growth in currency and stock markets. The Issuer’s management is taking appropriate measures to support sustainability and growth of the Issuer’s business under existing financial and economic conditions.

The exposure of the Issuer’s financial situation, liquidity, funding sources and performance, etc. to changes in the currency rate (currency risks):

The Issuer’s revenues from electricity transmission services are calculated in the Russian national currency, Russian rubles, and only a small portion of its revenues is generated in foreign currency.

FGC UES’ current liabilities are also expressed in rubles. FGC UES services obtained credits and loans in strict accordance with established schedules.

The Company is exposed to economic risks related to an increase in exchange rates and inflation, as they influence the cost of imported equipment purchased under the corporate investment program.

In terms of exchange rate fluctuations, these fluctuations affect the Russian economy as a whole and can therefore indirectly influence the Issuer’s operations.

The Issuer’s financial position, liquidity, funding sources and performance are slightly exposed to foreign currency exchange rate fluctuations.

Actions to be taken by the Issuer in case of a negative impact of the exchange rate and interest rate on its activity:

The Issuer’s exposure to foreign currency exchange rate fluctuations is insignificant, since all liabilities of the Issuer are denominated in the Russian national currency. In case of a significant growth in foreign currency rates, the Issuer can change its plans to purchase imported equipment under the investment program.

Actions to be undertaken by the Issuer in case of the negative impact of interest rate changes on activity:

  Revision of the investment policy to reduce the duration of borrowings;

  the extension of existing loans in case of interest rates that are below the market level;

  Optimization of settlements with creditors to extend the maturity period;

  Operations with short-term liquid assets.

Potential impact of inflation on payments under securities. Critical inflation values (in the opinion of the Issuer) and actions to be taken by the Issuer to mitigate these risks:

Since the Issuer’s bonds are denominated in the national currency (rubles), the real bond yield is exposed to inflation. A change in the purchasing power of the ruble may impact the Issuer’s real bond yield and its attractiveness for investors. However, this risk is considered to be relatively low.

The current inflation rate has no significant effect on the Company’s financial standing. According to inflation forecasts, it will not significantly affect the Issuer’s ability to make payments under bonds. A critical inflation rate is a level that exceeds 30%.

If the inflation rate exceeds this critical value, the Issuer will increase the share of short-term financial instruments in its asset basket and will reduce internal costs.

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Financial indicators which are the most exposed to changes as a result of the above-mentioned risks. Risks, their probability and the nature of changes in financial statements:

The following elements in the Issuer’s accounting statements, which are most exposed to changes due to the above-mentioned financial risks:

  Loan servicing costs, and, consequently, profits;

  Accounts payable for imported equipment, which are denominated in a foreign currency;

  Receivables arising from the economic inability of counterparties to pay for the Issuer’s services.

The Issuer currently cannot reliably assess the impact on its financial position of further reductions in financial market liquidity and unstable growth in currency and stock markets. The management believes that it has undertaken all necessary measures to maintain stability and ensure the growth of the Issuer’s business under current circumstances.

3.5.4. Legal risks

Legal risks related to the Issuer’s operations (separately for the internal and external markets):

Risks related to changes in the currency exchange regulation:

Internal market

The risk of currency regulation changes on the internal market does not have a material effect on the Issuer’s activity. The prices for the Issuer’s services are set in rubles, and the majority of the Issuer’s liabilities are denominated in Russian currency. The currency risks related to electricity transmission through the Baltic States and the Republic of Belarus are minimal, as they constitute an insignificant part of the Issuer’s total expenses (less than 1 percent). Therefore, the impact of this kind of risk on the Issuer is minimal.

External market

The risk of currency regulation changes does not have a material effect on the Issuer’s activity.

Risks related to changes in tax legislation

Internal market

The analysis of the latest tax legislation trends in Russia does not allow for definitive conclusions as to the general trend for tax reforms. Meanwhile, it should be noted that recent legislative initiatives of public authorities were aimed at reducing the tax burden and developing a more flexible tax system. At the same time, the rate of earnings in certain Russian industries was somewhat reduced due to some tax legislation changes. In certain cases, Russian tax legislation allows for a quite wide interpretation. As has become clear during recent years, provisions that allow for a dual interpretation are often interpreted by tax authorities in a way that is not in the favor of taxpayers. Therefore, virtually any Russian market participant could be exposed to additional risks. The application of sanctions against the Issuer or persons holding management positions could have a negative impact on the Issuer’s activity. The Issuer believes that in general its understanding of legislative norms is consistent with the position of tax authorities where it is registered as a taxpayer. However, the Issuer cannot exclude entirely the possibility of disagreement in this respect. There were no changes in tax legislation which could significantly impact the Issuer’s activity.

At the same time, the Russian State Duma is considering amendments to Article 381 of the Tax Code, which were proposed by the Russian Government and provide for a gradual cancellation of property tax exemptions for currently operating entities in respect to which transmission lines and facilities are their integral part. Taking into account a 1% to 2.2% tax rate increase from 2015-2019, the approval of such a cancellation of tax exemptions will result in additional costs for FGC UES (as compared with current preferential tax treatment).

External market

The risk of tax legislation changes in the external market does not have a material effect on the Issuer’s activity.

Risks related to changes in customs regulations and duties:

Internal market

Legal risks related to changes in customs regulations and duties on the internal market are considered to be immaterial. In the course of implementing its investment program, the Issuer purchases foreign equipment via contracting organizations. Taking into account the availability of domestic equivalents for the majority of equipment, the risk of customs regulation changes is considered to be immaterial. In addition, as equipment is purchased by contracting organizations, most of the risks, if any, will not apply to the Issuer.

External market

Legal risks related to changes in the customs regulations and duties, which are considered to be immaterial.

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Risks related to changes in licensing requirements with respect to the Issuer’s core activity or rights to use facilities with restricted transferability (including natural resources):

There are no risks related to changes in licensing requirements with respect to the Issuer’s core activity, since the Issuer’s core activity is not subject to licensing.

The Issuer does not hold any rights to use facilities with restricted transferability (including for natural resources).

Risks related to changes in judicial practice on matters related to the Issuer’s operations (including licensing issues) which may adversely impact operational results and the outcomes of pending legal proceedings to which the Issuer is a party:

Internal market

During the reporting period, no changes occurred in judicial practice on matters related to the Issuer’s activities which could adversely impact its operational results and / or the outcomes of pending legal proceedings to which the Issuer is a party.

External market

The possibility of changes in judicial practice on matters related to the Issuer’s operations (including licensing matters) is considered to be very low and will not significantly affect the Issuer’s activity. The Issuer transmits electricity outside the Russian Federation through the Baltic states and the Republic of Belarus. Since these services involve the parallel operation of energy systems from different countries, litigation risks in this regard are insignificant.

3.5.5. Risks related to the Issuer’s operations

Issuer-specific risks or risks related to the Issuer’s core financial and economic activities:

Risks related to pending legal proceedings to which the Issuer is a party:

FGC UES may be legally responsible for obligations of companies whose assets were transferred to FGC UES in the course of re-organizing RAO UES of Russia, since FGC UES is the successor of RAO UES of Russia for relevant obligations. However, the Issuer currently does not participate or intends to participate in any legal proceedings that could significantly impact its financial position. The Issuer believes that losses (acquisitions) are material if their amount exceeds 5% of the Issuer’s total assets.

Risks related to the impossibility of extending the Issuer’s license for a certain type of activity or rights to use the facilities with restricted transferability (including natural resources):

There are no risks related to the impossibility of extending the Issuer’s license, as the Issuer’s core activity is not subject to licensing.

The Issuer does not hold any rights to use facilities with restricted transferability (including for natural resources).

Risks related to the Issuer’s potential liability for third party debts, including those of the Issuer’s subsidiaries:

Risks related to the Issuer’s potential liabilities for third party debts, including those of the Issuer’s subsidiaries, are minimal. The Issuer may be exposed to risks of legal proceedings on third party liabilities to the Issuer resulting from their failure to fulfill their obligations in respect to the Issuer’s core activity (electricity transmission), due to the existing economic situation. The Issuer undertakes all efforts (via settlement procedures or negotiations) to minimize the above-mentioned risks and resulting property damage for the Company.

Risks related to the possible loss of customers that account for at least 10 percent of the Issuer’s total revenue from the sale of products (work, services):

Risks related to the possible loss of customers that account for at least 10 percent of the Issuer’s total revenue from the sale of products (work, services). The Company is not exposed to the potential loss of customers, as electricity transmission via the Unified National Electric Grid is a monopolistic activity.

Other Issuer risks:

Credit risk (risk of non-performance or the non-timely performance of obligations by partners and, as a consequence, overdue and unrecoverable accounts receivable).

FGC UES’ primary source of income is payments for electricity transmission services. Our primary operating income comprises payments for the transmission of electricity and technological connection services provided by the Company. In accordance with Russian law, FGC UES is obligated to enter into contracts for electricity transmission with all eligible customers. If a customer does not make a timely payment for electricity transmission services, the Company is permitted to suspend these services in relation to said customer. However, the Company may not unilaterally terminate contracts with defaulting consumers.

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As of September 30th, 2012, the Company had outstanding receivables (including an allowance for doubtful debts) in the amount of RUB 18.5 billion.

If the Company is faced with any non-payments and payment delays and, in particular, if these payments continue for a protracted period of time due to the Company’s inability to terminate service provision to customers that do not provide timely payments, the Company’s business, financial conditions and operating results could be materially adversely affected.

Deterioration in the operating conditions of the Issuer’s counterparties could also impact the Issuer’s forecast of cash flows and the assessment of the devaluation of financial and non-financial assets, as well as the ability to carry out obligations under bonds.

The Company minimizes the influence of this risk via the following measures:

1.	Strengthening the consumers’ payment discipline;

2.	Negotiating with consumers on timely debt repayment;

3.	Establishing a payables and receivables management committee and approving a payables and receivables management policy;

4.	Creating a sub-division to control and minimize the Company’s financial risks associated with counter-parties.

Risk related to computer system attacks

The Issuer’s ability to operate its business depends on its ability to protect computer systems from intrusions by third parties who may attempt to enter computer networks via the Internet or otherwise. If such attacks occur, they may result in the theft or destruction of data, including wholesale electricity market system models, and interruptions in the Company’s operations. In addition, disgruntled employees may cause similar damage to, or take similar actions with respect to, the Issuer’s computer systems and data to which they have access or to which they have gained unauthorized access.

To prevent unauthorized access to the Issuer’s corporate information system, computer monitoring systems have been created at data processing centers.

Technological risks

The most significant technological risk factors are large territorial expanses of transmission lines through sparsely populated areas, as well as the adverse effect of weather conditions. Late repair work on transit backbone transmission lines may have significantly negative consequences. The long-time repair of transmission lines results in a significant reduction in transmitted electricity and adversely affects the stability of the integrated energy system (IES) operation. To eliminate such situations, FGC UES’ experts analyze the possibility of applying more efficient and advanced repair technologies for key inter-state transmission facilities. FGC UES has implemented an insurance program for high-voltage lines and substations against the possible impact of adverse natural phenomena. To exclude technological disturbances and emergency situations:

  FGC UES has revised its maintenance and repair management system and restored the position of FGC UES’ chief engineer with the following key functions: ensuring electric grid equipment reliability, primarily due to timely repair work and renovation, ensuring reliable operational and technological control of the all-Russian Unified National Electric Grid (UNEG), ensuring readiness for emergency repairs;

  technical and engineering services have been strengthened: the UNEG operational and technological control model has been revised, a unified relay protection and an emergency control division have been established;

  maintenance and repair functions have been restored in FGC UES’ branches (MES, PMES) (previously, the Company outsourced these operations);

  preparation for reliable operation during the autumn/winter period (AWP) is coordinated with the regions, large customers and other energy companies. The Company continuously extends cooperation and coordination activities with major customers and other energy companies aimed at developing the electric power industry. In particular, the Company signed agreements with SO UES, Russian Railways, Rosatom, Russian Technologies, IDGC Holding, Transneft, OGK4 and many other entities.

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The risk of FGC UES being held liable for obligations arising from the reform of the Russian electric power industry

In 2001, a decision was made by the Russian government to significantly restructure the Russian electricity industry by, among other things, breaking up almost all of the vertically-integrated power companies and forming new companies to operate in separate electricity industry segments, such as generation, transmission and distribution. In the course of Russian electricity industry restructuring, FGC UES participated in numerous corporate reorganizations, including the mergers of JSC State Holding, JSC Minority Holding, 54 regional transmission electricity grid companies, seven inter-regional transmission grid companies and RAO UES into FGC UES, which took place in 2008. Most of the companies that merged into FGC UES in 2008 were also themselves formed due to various corporate re-organizations. Many of the transactions which took place as part of Russian electricity industry re-organization were complex and, in many cases, relied on newly adopted regulations which were not widely tested in practice and are, therefore, subject to varying interpretations. Certain companies involved in the restructuring undertook various actions relating to share issuance, share disposals and acquisitions, property valuation, interested party transactions, major transactions, meetings of governing bodies and anti-monopoly issues that, if successfully challenged based on non-compliance with applicable legal requirements by governmental authorities, counter-parties or the shareholders of relevant group members or their predecessors-in-interest, could result in the invalidation of said transactions or the imposition of other liabilities. FGC UES may not be able to successfully defend every challenge brought against it based on such actions or transactions, and the invalidation of any of these actions or transactions or the imposition of any related liability could, individually or in the aggregate, have a material adverse effect on the Group’s business, financial condition, operating results and prospects.

In addition, in accordance with Russian law, FGC UES may be legally responsible for the liabilities of companies whose assets FGC UES received as part of corporate re-organizations, including the liabilities of RAO UES of Russia. FGC UES will bear these liabilities as a legal successor of RAO UES of Russia and other companies under re-organization terms. Furthermore, there is a risk that FGC UES may be forced to bear liabilities that were not documented under terms of said relevant re-organization, even if Federal Grid was unaware of such liabilities. Should FGC UES be held liable for said undocumented liabilities of companies whose assets FGC UES received as part of re-organization, which may adversely affect business, financial condition, operating results and prospects.

In accordance with Russian laws, the limitation period for said transactions has expired, but Russian courts have the right to renew said period for good cause. If this happens, the above-mentioned risks may adversely affect the Group’s business, financial state, operating results and prospects.

The risk of losses for FGC UES due to a reduction in the market value of shares of INTER RAO UES.

In the first half of 2011, FGC UES entered into a transaction that involved exchanging shares of electricity generation companies (which were acquired after the re-organization of RAO UES of Russia) for shares of INTER RAO UES. As a result of this transaction, the Group received 19.95 percent of shares of INTER RAO UES. This transaction was approved by the General Shareholders Meeting of FGC UES, in accordance with Russian laws and the Company’s Articles of Association. In the second half of 2011, the market value of INTER RAO UES shares fell below cost, after the market depreciation of these investments in 2011, by RUB14,984,000 mln. There is no guarantee that the market value of these shares will not continue to decline.

The risk of a downgrade in FGC UES’ credit rating may have a material adverse effect on the cost and access of FGC to financing.

As of the date of this prospectus, FGC UES has a long-term rating of Baa2 (stable outlook), according to Moody’s and a long-term rating of BBB (stable outlook), according to Standard & Poor’s. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agency. There is no guarantee that the credit ratings of FGC UES will not be downgraded by the relevant rating agency at any time. Such a downgrade could be due to several individual or aggregated factors. Such factors include, in particular, the downgrade in the Russian sovereign rating, a significant deterioration in the economic environment or financial or operating performance or quality of FGC UES’ assets, mergers and acquisitions, changes in the ownership structure of FGC UES and a liquidity shortage, etc. Any downgrade in FGC UES’ credit ratings could undermine the Company’s credibility, restrict its access to capital markets and/or increase the cost of FGC UES financing. As a result, FGC UES may be forced to look for alternative and, quite possibly, more expensive funding sources to implement its investment program or for business development, which, in turn, will negatively affect FGC UES’ competitiveness.

The risk of operating electricity transmission grids owned by third parties at a loss

Laws and regulations enacted in the course of restructuring Russia’s electricity industry stipulate that FGC UES is required to operate all transmission electricity grids that form the UNEG owned by third parties in accordance with agreements concluded by them. Under such agreements, FGC UES makes payments to third party owners in exchange for the right to use and operate, and receive revenue related to the operations of, transmission electricity grids owned by these parties. The lease payments payable by FGC UES to the owners pursuant to said lease agreements are determined based on electricity transmission tariffs with respect to particular owners as approved by the FTS. If the FTS sets the relevant electricity transmission tariffs at a level below those necessary for FGC UES to recoup operating costs, it may be required to operate transmission electricity grids owned by third parties at a loss. Furthermore, if the FTS does not approve the relevant electricity transmission tariffs in a timely manner, FGC UES may be subject to regulatory actions and fines for not entering into lease agreements with third party owners.

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The risk of the dismissal of FGC UES’ key management personnel and the inability to attract experienced and qualified personnel

The Group depends on senior management regarding the implementation of strategy and day-to-day management. In addition, business relationships between senior management members are of utmost importance to the Group’s business. The Group’s business prospects depend in part on its ability to continue to attract, retain and motivate qualified and experienced executives. There is no guarantee that the measures undertaken by FGC UES will ensure the retention of senior management and / or maintain these business relationships.

Russia faces a fierce struggle for professionals in the energy sector, due to the relatively small number of available qualified personnel. FGC UES’ inability to attract and retain the necessary personnel could have a material adverse effect on the Group’s business, financial position, operating results and prospects.

Risk of the involuntary liquidation of FGC UES’ subsidiaries due to non-compliance with certain Russian legislative requirements

Certain Russian legislative provisions may allow a court to order the liquidation of a Russian legal entity based on non-compliance with particular requirements in the course of its establishment, re-organization or during its operation. There have been cases in the past in which formal deficiencies in the establishment process for a Russian legal entity or non-compliance with Russian legal provisions have been used by Russian courts as the basis for liquidating a legal entity. Some Russian courts, in deciding whether or not to order the liquidation of a company, have looked beyond the fact that a company failed to comply fully with all applicable legal requirements and have taken into account other factors, such as the financial standing of a company or its ability to meet its tax obligations, as well as economic and social consequences of its liquidation. This judicial approach is supported by a decision of Russia’s Constitutional Court, which held that even repeated legal violations may not serve as the basis for an involuntary corporate liquidation, and that consideration should be given to whether the liquidation would be an adequate sanction for such violations.

For example, under Russian corporate law, negative net assets calculated on the basis of Russian accounting standards (hereinafter referred to as “RAS”) as at the end of the second or any subsequent year of a company’s operation can serve as the basis for a court to order company liquidation upon a claim by governmental authorities. Many Russian companies have negative net assets due to very low historical asset values reflected on Russian Accounting Standards (RAS) balance sheets; however, their solvency, i.e., their ability to pay debts as they come due, is not otherwise adversely affected by said negative net assets. Several FGC UES subsidiaries have negative net assets, and if they fail to achieve positive net assets in the future, this could result in forced liquidation, which could have a material adverse effect on the Group’s business, financial position, operating results and prospects.

The risk of inadequate insurance to protect FGC UES against operational risks

The insurance industry is not yet well-developed in the Russian Federation and many forms of insurance protection are either unavailable or unavailable at commercially reasonable terms, including coverage for business interruption and environmental liabilities. FGC UES maintains insurance against some, but not all, potential risks and losses which may affect its operations. FGC UES does not have any business interruption coverage. The Company can provide no assurance that its insurance will be adequate to cover all potential future losses or liabilities nor that its existing insurance coverage will continue to be available to it on commercially reasonable terms. Until FGC UES is able to obtain adequate insurance coverage, there is a risk that losses and liabilities arising from events that are typically insurable in more developed markets could significantly increase corporate costs and may materially adversely affect its business, financial condition, operating results and prospects.

Risk of the dismissal of key accounting personnel and the preparation and timely submission of consolidated financial statements in accordance with IFRS

The preparation of our combined and consolidated IFRS financial statements is a difficult task, requiring IFRS-experienced accounting personnel. However, there is an increasing demand for IFRS-experienced accounting personnel as more Russian companies begin to prepare financial statements based on IFRS (or other international standards). Such competition may hinder FGC UES’ efforts to hire and retain key IFRS-experienced accounting personnel. While FGC UES strives to employ and retain the best personnel, high turnover in qualified accounting personnel would substantially increase both the difficulty in preparing consolidated IFRS financial statements and the risk that such financial statements would not be reported in a timely and reliable manner, which could have a material adverse effect on the Group’s business, financial position, operating results and prospects.

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Risk of FGC UES’ participation in litigations with certain large industrial consumers

According to Russian law, FGC UES is required to enter into contracts for power transmission with third parties. Previously, FGC UES refused to enter into such agreements with some large industrial consumers, since the last part of its high-voltage transmission lines to which such industrial consumers were connected, was leased to IDGCs (inter-regional distribution grid companies). As a result, large industrial consumers were forced to pay IDGCs higher tariffs for power distribution than those of FGC UES. If industrial consumers initiate legal proceedings and the Russian courts satisfy their claims, this could have a material adverse effect on FGC UES’ business, financial position, operating results and prospects.

3.5.6. Banking risks

Not available, since the Issuer is not a credit institution.

IV. Detailed information on the Issuer

4.1. History of the Issuer’s establishment and development

4.1.1. Full company name of the Issuer

Full company name of the Issuer: Открытое акционерное общество “Федеральная сетевая компания Единой энергетической системы”

Full company name of the Issuer in English: Federal Grid Company of Unified Energy System, JOINT STOCK COMPANY

Abbreviated company name of the Issuer: ОАО “ФСК ЕЭС”

Abbreviated trade name in English: FGC UES, JSC

Date of entry into force of the current names: June 25th, 2002

Name of the legal entity, the full or abbreviated name of which is similar to the full or abbreviated trade name of the Issuer, and notes required to prevent such names from being confused:

No full or abbreviated trade names of legal entitites similar to the full or abbreviated trade name of the Issuer have been revealed.

Data on registration of the Issuer’s trade name as a trademark or service mark:

The trade name of the Issuer is registered as its trademark (service mark). Information on registration: Russian Title of Protection No. 267439 dated April 20th, 2004 for the trademark (service mark) of FGC UES.

Information on changes in the Issuer’s trade name and the form of incorporation since its establishment

The Issuer did not change its trade name and form of incorporation during the period of its activity.

4.1.2. Information on the Issuer’s State registration

State registration number of the legal entity: 00/03124

State registration date: June 25th, 2002

Name of the State registration authority: the Leningrad Region Registration Chamber

Primary State registration number (OGRN) of the legal entity: 1024701893336

Date of OGRN assignment (date of registration in the Unified State Register of Legal Entities as a legal entity incorporated prior to July 1st, 2002): August 20th, 2002

Name of the registration authority that entered a record in the Unified State Register of Legal Entities about the legal entity registered prior to July 1st, 2002): the Tosnenskiy District Inspectorate of the Ministry of Taxation of the Leningrad Region

4.1.3. Information on the establishment and development of the Issuer

The date until which the Issuer will exist, if it was established for a definite period or until attaining a certain goal: The Issuer has been established for an indefinite period of time.

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Brief history of the establishment and development of the Issuer. The Issuer’s objectives, mission (if any) and other information about the Issuer which is important for making a decision to purchase its securities:

The mission of FGC UES is to reliably operate and develop the Unified National Electric Grid (UNEG) to boost Russia’s economic growth and to ensure an uninterrupted power supply to consumers.

The Open Joint Stock Company Federal Grid Company of Unified Energy System (FGC UES) was established in accordance with the Russian electricity reform program to manage the Unified National (all-Russian) Electric Grid (UNEG) for the purpose of its preservation and development. The UNEG property complex established under the organizational and technological management of FGC UES in the course of restructuring the electricity industry enables:

  to strengthen the integrative role of the Russian Unified Energy System and to link electric power generators and users in a competitive wholesale electricity market;

  to ensure non-discriminatory access for buyers and sellers to the wholesale power market;

  to provide efficient State regulation of power transmission tariffs;

  to increase power security in the country.

  to implement efficient foreign economic policy in the Russian power industry.

The State registration of FGC UES took place June 25th, 2002. The sole founder of FGC UES which owned 100% of its shares was RAO UES of Russia. In the course of the establishment of the Company, RAO UES of Russia contributed its backbone electricity transmission grid assets related to the UNEG to the Company’s charter capital. Federal Law No. 35-FZ dated March 26th, 2003 on the Electric Power Industry and Federal Law No. 36-FZ dated March 26th, 2003 on Specific Features of the Functioning of the Electricity Industry during the Transition Period, and on the Introduction of Amendments to Certain Laws of the Russian Federation and on Abolishing Certain Laws of the Russian Federation in Connection with the Adoption of the Federal Law on the Electricity Industry provide that the Russian Federation must own at least 75 percent plus one voting share in the Company. The Russian Federation represented by the Federal Agency for State Property Management became the Company’s shareholder in 2007. The Government’s share in the Company’s charter capital has continuously grown due to additional share issues in favor of the Russian Federation in 2007, 2008, 2009, 2010 and 2011, which were paid for from federal budget funds and as a result of RAO UES of Russia’s 2008 restructuring. While restructuring measures in the electric energy industry were being carried out, electric grid units in the UNEG under the management of FGC UES were being consolidated. The consolidation process included the following stages.

In 2007, in the course of the re-organization of AO-Energo (RAO UES of Russia’s subsidiaries and affiliates), 56 regional electricity transmission grid companies (MSKs) were created on the basis of UNEG facilities. MSK shares owned by RAO UES of Russia were transferred to pay for the additional issue of FGC UES shares. In accordance with the scheme of consolidating UNEG facilities, as approved by the Board of Directors of RAO UES of Russia (Minutes No. 188 dated February 25th, 2005), starting from January 1st, 2006, electric grid facilities owned by the MSKs were transferred for use to FGC UES, and a tariff was established for FGC UES for transmitting electric power via these grids.

On July 1st, 2008, 54 MSKs were integrated as part of FGC UES, as the final stage of re-organizing RAO UES of Russia. The Tomsk Backbone Grids and the Kuban Backbone Grids remained subsidiaries of FGC UES (52.025% and 49% share in the charter capital, respectively).

As a result of RAO UES of Russia restructuring, which was completed in July 2008, more than 470 thousand former shareholders of RAO UES of Russia and the MSKs became shareholders of FGC UES. The scale of the Company’s operations increased several times.

On March 22nd, 2012, Federal Grid Company completed placement of its additional issue of shares. The Government became the main participant in the additional issue and contributed RUB 2,217,893,400.00 to the charter capital of FGC UES from the federal budget, including: RUB 170,000,000 for the investment program for constructing and reconstructing the Vladivostok and Russkiy Island power supply network facilities;

RUB 2,000,000,000 for the construction of the 220 kV Neryungrinskaya GRES – Nizhniy Kuranakh – Tommot – Maya line with the 220 kV Tommot and Maya sub-stations, the Republic of Sakha (Yakutia);

RUB 47,893,400 for technological connections to the main sub-stations of the mobile telephone communications facilities on the Amur Highway (Chita – Khabarovsk).

Given our fundamental role in Russian electricity sector infrastructure, FGC UES receives substantial State support. Pursuant to Federal Law No. 394-FZ dated December 6th, 2011 amending the Federal Law on the Electric Power Industry, the UNEG management company obtains the pre-emptive right to purchase transmission facilities related to the UNEG, as sold by other owners of these facilities. The law also establishes the procedure for notifying FGC UES on the sale of UNEG facilities. In the event of a violation of its pre-emptive right to purchase a UNEG facility, FGC UES may seek in court the transfer of rights and obligations of the buyer to FGC UES.

Most of the official long-term social and economic development plans and forecasts released by the Russian government and its agencies presume robust and continuous growth for the UNEG, with the State taking all required measures to ensure sustainable growth. Budget allocations received by FGC UES are used to finance the investment program and to implement federal target programs. From 2007 through 2011, a total of RUB 94,854,864,198 mln. was allocated from the federal budget to finance the Company’s investment program. FGC UES’ management is focused on increasing shareholder value through efficient activity, in accordance with the RAB-based tariff regulation system, cutting operating expenses, optimizing capital structure, implementing a reasonable financing strategy, adhering to strict financial discipline and developing a dividend policy in line with best commercial practices.

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In accordance with 261-FZ dated November 23rd, 2009, starting from January 1st, 2010, the Federal Grid Company transitioned from a “Cost Plus” tariff system to the Regulatory Asset Base system (“RAB”).

Under RAB, tariff charges for the Company’s services are established for a five-year period and are based on a guaranteed return on capital applicable to initial and new investments, which is intended to stimulate additional capital expenditures into UNEG development.

In connection with the transition to the five-year tariff regulation period, on November 12th, 2010, the Russian government approved a new five-year investment program for 2010-2014 for FGC UES in the amount of RUB 952.4 billion.

On May 11th, 2012, the Russian Ministry of Energy approved the revised corporate investment plan for 2012-2014, assuming an investment reduction as compensation for moderate growth in electricity tariffs to regulate the final price for electricity. The CAPEX program for 2012-2014, which was approved by the Russian Ministry of Energy, is estimated at RUB 504.8 billion, as compared with the previous amount of RUB 592.3 billion. The implementation of this large-scale investment program is expected to stimulate the development and growth of FGC UES assets. FGC UES continuously seeks to use innovative approaches and modern technological solutions in the management of our electricity transmission grid. In this respect, one of its key initiatives is the development and implementation of a “smart electricity grid,” which envisages systematic transformation and modernization of the entire electricity supply network of the Russian Federation to enable effective control and management of the electricity supply network and to introduce transparency into the system. Final implementation of the “smart electricity grid” is expected to substantially enhance UNEG reliability and improve its efficiency, achieving up to a 3.6 percent reduction in electricity transmission loss.

On March 23rd, 2011, the Extraordinary General Shareholders Meeting of FGC UES approved a transaction for purchasing additional shares of INTER RAO UES. In exchange for generating energy assets of Federal Grid Company, the Issuer acquired more than 15% of the securities of INTER RAO UES. On March 28th, 2011, global depository receipts (GDRs) of FGC UES were admitted to trading on the London Stock Exchange (LSE), following successful completion of the listing.

On November 2nd, 2011, FGC UES was included in Platts Top 250 Global Energy Company Rankings. The Company was recognized as one of the fastest growing companies in the world (47th in the Platts 50 Fastest Growing out of the Top 250 Energy Companies in the 2011 Rankings).

As a result of the Company’s significant efforts to boost the openness and transparency of its activities, as well as the Company’s commitment to upgrade communication quality with the investment community, and to improve information transparency and corporate governance efficiency, the Company won “The Best Website Disclosure” in the VIII Annual Contest of Annual Reports and Corporate Sites for Power Industry Entities. The contest was organized by the specialized Energorynok magazine of the RCB Media Group. Federal Grid Company is among the top 10 most transparent Russian companies.

Data on the social, environmental and economic impacts of Federal Grid Company are disclosed in public non-financial reports. To fulfil its obligations, which were voluntarily undertaken in 2008 with respect to the annual preparation of social reports, FGC UES during the reporting period held public hearings on the preparation of the 2011 Social Responsibility and Corporate Sustainability Report, which is mainly focused on youth policy and the Company’s anti-corruption activities. Legal instruments which are adopted in the Russian Federation aim at consolidating the Unified National (all-Russian) Electric Grid and increasing its reliability and, ultimately, at consolidating management of the Russian grid complex as a whole. The Russian Government proposed transferring the powers of the sole executive body of MRSK Holding to FGC UES. On June 30th, 2012, the General Shareholders Meeting of MRSK Holding resolved to transfer the powers of its sole executive body to the management company, FGC UES. All institutional and corporate measures to unite the potential of FGC UES and MRSK Holding always take into account the interests of all shareholders and investors of both companies. On June 30th, 2012, the Board of Directors of MRSK Holding approved the agreement on the transfer of powers of its sole executive body to the Federal Grid Company and on July 9th, 2012, it was approved by the Board of Directors of FGC UES.

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The Federal Grid Company’s participation in drafting the federal law on the principles of the functioning of the grid complex (Grid Code) is aimed at establishing a common approach to the implementation of technical policies and management principles in the Russian grid complex. The primary purpose of the Grid Code will be the creation of a centralized planning system for the development of a grid complex that meets future needs of the growing economy and Russia’s population, including by synchronizing the formation and implementation of investment programs within the electric power industry.

On May 21st, 2012, by a Decree of the Russian President, the government’s stake of Federal Grid Company was included in the list of strategic enterprises. The Company’s inclusion in the list of strategic enterprises provides a special procedure for selling government securities. Before entering the Company in the forecast privatization plan, the Presidential decree on the reduction of the State share or the exclusion of the Company from the list of strategic enterprises is required.

On September 3rd, 2012, Federal Grid Company reached an agreement with the depositary bank, Deutsche Bank, under the terms of which from September 17th to December 16th, 2012, Company shareholders will be offered a 3-month grace period to convert shares into depositary receipts.

On September 4th, 2012, FGC UES joined the UK Investor Relations Society (UK IRS). Joining the UK IRS is part of Federal Grid Company’s program to further refine its investor relations practices and to strengthen its position on the international capital markets.

Other information on the Issuer’s activity which is important for making a decision on acquiring the Issuer’s securities: None.

4.1.4. Contact information

Issuer’s location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Address for correspondence: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Telephone: +7 (495) 8-800-200-1881
Fax: +7 (495) 710-9641
E-mail: info@fsk-ees.ru
Website containing information on the Issuer and securities issued and/or to be issued: www.fsk-ees.ru;
http://www.e-disclosure.ru/portal/company.aspx?id=379

Special department of the Issuer responsible for shareholder and investor relations: the Corporate Governance Department
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Telephone: +7 (495) 710-9064
Fax: +7 (495) 710-9641
E-mail: ir@fsk-ees.ru
Website: www.fsk-ees.ru

4.1.5. Taxpayer identification number

The taxpayer identification number assigned to the Issuer by the tax authorities: 4716016979

4.1.6. Branches and representative offices of the Issuer

Names, dates of establishment, locations of all branches and representative offices of the Issuer in accordance with its Charter (constituent documents), as well as full names of the heads of all branches and representative offices of the Issuer and expiry dates of powers of attorney issued by the Issuer:

No.	Branch / representative	Location	Date of	Head, full name	Power of
	office		establishment		attorney
					expiration
					date
1.	FGC UES branch – Backbone	1 Tkatskaya Street,	August 26th,	Sedunov Valery	November 26th,
	Electric Grids (MES) of the	Moscow, Russia,	2002	Nikolayevich	2013
	Center	105318
2.	FGC UES branch – Backbone	9A Pirogovskaya	August 26th,	Ageev Valery	December 21st,
	Electric Grids (MES) of the	Embankment,	2002	Valentinovich	2012
	North-West	St.Petersburg, Russia,
		194044

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3.	FGC UES branch – Backbone	226	August 26th,	Streltsov Segey	August 1st,
	Electric Grids (MES) of	Molodogvardeyskaya	2002	Viktorovich	2014
	Volga	Street, Samara, Russia,
		443100
4.	FGC UES branch – Backbone	2. Darnitskiy Pereulok,	August 26th,	Dyakov Fyodor	December 21st,
	Electric Grids (MES) of the	Inozemtsevo,	2002	Aleksandrovich	2012
	South	Zheleznovodsk, Russia,
		357431
5.	JSC FGC UES branch –	10 Tolmacheva Street,	August 26th,	Zhuykov	December 22nd,
	Backbone Electric Grids	Yekaterinburg, Russia,	2002	Evgeniy	2014
	(MES) of the Urals	620075		Nikolayevich
6.	FGC UES branch – Backbone	117 Ady Lebedevoy	August 26th,	Zilberman	December 21st,
	Electric Grids (MES) of	Street, Krasnoyarsk,	2002	Samuil	2012
	Siberia	Russia, 660099		Moiseyevich
7.	FGC UES branch – Backbone	47 Dzerzhinskogo	August 26th,	Smirnov Sergey	December 21st,
	Electric Grids (MES) of the	Street, Khabarovsk,	2002	Georgievich	2012
	East	Russia, 680000
8.	FGC UES branch – Nizhniy	29 Shlisselburgskaya	October 14th,	Kulikov	October 31st,
	Novgorod Entity of Backbone	Street, Nizhny	2004	Aleksandr	2014
	Electric Grids	Novgorod, Russia,		Leonidovich
		603600
9.	FGC UES branch –	The “Stroitelnaya”	October 14th,	Zhdanovskiy	October 31st,
	Chernozyomnoye Entity of	Site, Proezd Sh-5,	2004	Mikhail	2014
	the Backbone Electric Grids	Building 1, the		Mikhaylovich
		Industrial Unit, the
		Kotyol Station, Stary
		Oskol, the Belgorod
		Region, Russia, 309540
10.	FGC UES branch – Volgo-	31 Energetikov Street,	October 14th,	Zotov Igor	October 31st,
	Okskoye Entity of the	Energetik, Vladimir,	2004	Anatolyevich	2014
	Backbone Electric Grids	Russia, 600902
11.	FGC UES branch – Volgo-	221a Lenina Prospect,	October 14th,	Shurygin	October 31st,
	Donskoye Entity of the	Volgograd, Russia,	2004	Vladimir	2014
	Backbone Electric Grids	400006		Nikolayevich
12.	FGC UES branch – Vologda	18 Planernaya Street,	April 25th,	Golubev	October 31st,
	Entity of the Backbone	Vologda, Russia,	2003	Vladimir	2014
	Electric Grids	160023		Fyodorovich
13.	FGC UES branch –	101a Timiryazeva	October 14th,	Rudnev Sergey	October 31st,
	Priokskoye Entity of the	Street, Tula, Russia,	2004	Nikolayevich	2014
	Backbone Electric Grids	300012
14.	FGC UES branch – Moscow	120 Beliy Rast,	April 25th,	Kikov Oleg	October 31st,
	Entity of the Backbone	Building 26, the	2003	Medzhidovich	2014
	Electric Grids	Dmitrovskiy District,
		the Moscow Region,
		Russia, 141870
15.	FGC UES branch – Verkhne-	Komsomolets, the	October 14th,	Ivanov Yury	October 31st,
	Donskoye Entity of the	Tambov District, the	2004	Danilovich	2014
	Backbone Electric Grids	Tambov Region,
		Russia, 392543
16.	FGC UES branch –	55 Kalinina Prospect,	October 14th,	Nagaytsev	October 31st,
	Valdayskoye Entity of the	Tver, Russia, 1700001	2004	Aleksandr	2014
	Backbone Electric Grids			Stepanovich
17.	FGC UES branch –	101 Shatkovskogo	April 25th,	Doroshkov	December 21st,
	Amurskoye Entity of the	Street, the Amur	2003	Aleksandr	2012
	Backbone Electric Grids	Region, Russia, 676400		Gennadyevich
18.	FGC UES branch –	3 Tselinnaya Street,	April 25th,	Loboda	December 20th,
	Khabarovsk Entity of the	Khabarovsk, the	2003	Aleksandr	2012
	Backbone Electric Grids	Khabarovsk Territory,		Vladimirovich
		Russia, 680032

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19.	FGC UES branch –	31 Grizodubovoy	April 25th,	Ivanov Sergey	December 20th,
	Primorskoye Entity of the	Street, Vladivostok, the	2003	Grigorievich	2012
	Backbone Electric Grids	Primorsk Territory,
		Russia, 690016
20.	FGC UES branch –	105-5 Pogranichnikov Street,	April 25th,	Kruglov Yury	November 1st,
	Krasnoyarsk Entity of the	Krasnoyarsk, the	2003	Nikolayevich	2014
	Backbone Electric Grids	Krasnoyarsk Region,
		Russia, 660111
21.	FGC UES branch –	35B Botanicheskaya	April 25th,	Militsyn	November 1st ,
	Zabaykalskoye Entity of the	Street, Ulan-Ude, the	2003	Maksim	2014
	Backbone Electric Grids	Republic of Buryatia,		Gennadyevich
		Russia, 670045
22.	FGC UES branch – Kuzbass	25a Kirchanova Street,	April 25th,	Kochetov	November 1st,
	Entity of the Backbone	Kemerovo, Russia,	2003	Aleksey	2014
	Electric Grids	650004		Vladimirovich
23.	FGC UES branch – Omsk	4 Gubkina Prospect,	April 25th,	Chikharin	November 1st,
	Entity of the Backbone	Omsk, Russia, 644035	2003	Anatoly	2014
	Electric Grids			Mikhaylovich
24.	FGC UES branch – Zapadno-	17 Kalinina Prospect,	April 25th,	Pavlov Valeriy	June 30th, 2013
	Sibirskoye (Western Siberia)	Barnaul, Russia,	2003	Aleksandrovich
	Entity of the Backbone	656002
	Electric Grids
25.	FGC UES branch – Khakassia	39 Industrialnaya	April 25th,	Taskin Vladimir	November 1st,
	Entity of the Backbone	Street, Sayanogorsk,	2003	Ivanovich	2014
	Electric Grids	the Republic of
		Khakassia, Russia,
		662793
26.	JSC FGC UES branch –	3 Malakhitovy	April 25th,	Nekrasov	December 23rd,
	Sverdlovskoye Entity of the	Pereulok, Ekaterinburg,	2003	Vladimir	2014
	Backbone Electric Grids	the Sverdlovsk Region,		Leonidovich
		Russia, 620085
27.	FGC UES branch – Yuzhno-	6a 2-oy Zapadniy	April 25th,	Lebedev	December 23rd,
	Uralskoye Entity of the	Proyezd Street,	2003	Vyacheslav	2014
	Backbone Electric Grids	Chelyabinsk, Russia,		Igorevich
		454008
28.	FGC UES branch – Perm	34 Visherskaya Street,	April 25th,	Shirokikh Oleg	December 23rd,
	Entity of the Backbone	Perm, the Perm	2003	Leonidovich	2014
	Electric Grids	Region, Russia, 614058
29.	FGC UES branch – Sredne-	83 Federatsii Street,	April 25th,	Evstifeyev	October 31st,
	Volzhskoye (Mid-Volga)	Ulyanovsk, Russia,	2003	Sergey	2014
	Entity of the Backbone	432071		Olenovich
	Electric Grids
30.	FGC UES branch – Nizhne-	40 Sokolovaya Gora,	April 25th,	Bydyak Nikolay	October 31st,
	Volzhskoye (Lower Volga)	Saratov, Russia,	2003	Petrovich	2014
	Entity of the Backbone	4100384
	Electric Grids
31.	FGC UES branch – Stavropol	Food Processor	April 25th,	Boldyshev	October 31st,
	Entity of the Backbone	Industrial Zone,	2003	Sergey	2014
	Electric Grids	Zheleznovodsk, the		Viktorovich
		Stavropol Territory,
		Russia, 357400
32.	FGC UES branch – Kuban	5 Tramvaynaya Street,	April 25th,	Timchenko	October 31st,
	Entity of the Backbone	Krasnodar, Russia,	2003	Anatoliy	2014
	Electric Grids	350021		Nikolayevich
33.	FGC UES branch – Rostov	54/1	April 25th,	Koledin Viktor	October 31st,
	Entity of the Backbone	Dnepropetrovskaya,	2003	Nikolayevich	2014
	Electric Grids	Street, the
		Pervomayskiy District,
		Rostov-on-Don,
		Russia, 344093
34.	FGC UES branch – Bryansk	Novobryanskaya	April 25th,	Kolotukhin	August 1st,
	Entity of the Backbone	Street, Vygonichi, the	2003	Anatoliy	2014
	Electric Grids	Bryansk Region,		Aleksandrovich
		Russia, 243360

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35.	FGC UES branch – Vyborg	Perovo, the Vyborg	April 25th,	Barayev Yuriy	December 21st,
	Entity of the Backbone	District, the	2003	Viktorovich	2012
	Electric Grids	Lenindgrad Region,
		Russia, 188932
36.	FGC UES branch – Novgorod	10 Velikaya Street,	April 25th,	Naydrov Sergey	November 1st,
	Entity of the Backbone	Velikiy Novgorod,	2003	Yuryevich	2014
	Electric Grids	Russia, 17300
37.	FGC UES branch – Karelia	11 Veterinarny	April 25th,	Nekrasov Yuriy	December 21st,
	Entity of the Backbone	Pereulok,	2003	Mikhaylovich	2012
	Electric Grids	Petrozavodsk, the
		Republic of Karelia,
		Russia, 185013
38.	FGC UES branch –	120 Bely Rast, the	April 25th,	Kikov Oleg	October 31st,
	Specialized Production	Iksha Urban	2003	Medzhidovich	2014
	Facilities Bely Rast	Settlement, the
		Dmitrov District, the
		Moscow Region,
		Russia, 141870
39.	FGC UES branch – Backbone	4. Geologicheskaya	May 12th,	Maltsev Aleksey	November 1st,
	Electrical Grids of West	Street, Surgut, the	2005	Aleksandrovich	2014
	Siberia	Khanty-Mansi
		Autonomous Okrug,
		the Tyumen Region,
		Russia, 628405
40.	FGC UES branch – the	1 Kurchatova Street,	June 16th,	Dzyuba Taras	December 21st,
	Leningradskoye Entity of the	St. Petersburg, Russia,	2006	Vladimirovich	2012
	Backbone Electric Grids	194223
41.	FGC UES branch – Tomsk	1 Energeticheskaya	June 16th,	Gavrish Igor	November 1st,
	Entity of the Backbone	Street, Tomsk, Russia,	2006	Stepanovich	2014
	Electric Grids	634062
42.	FGC UES branch – Caspian	73a Dakhadayeva	August 23rd,	Alizhanov	October 31st,
	Entity of the Backbone	Street,Makhachkala,	2006	Khabibula	2014
	Electric Grids	the Republic of		Devletgereyevich
		Dagestan, Russia,
		367012
43.	FGC UES branch – Northern	The 220 kv SS, 112 1-	June 7th,	Gorev Aleksandr	December 21st,
	Entity of the Backbone	ya Promyshlennaya	2010	Nikolayevich	2012
	Electric Grids	Street, the Chovsk
		Industrial Unit,
		Syktyvkar, the
		Republic of Komi,
		Russia, 167000
44.	FGC UES branch – Orenburg	15 Proyezd	July 13th,	Butyaev	December 23rd,
	Entity of the Backbone	Avtomatiki, Orenburg,	2010	Vladimir	2014
	Electric Grids	the Orenburg Region,		Osipovich
		Russia, 460048
45.	FGC UES branch – Sochi	6 Komarova Street, the	September 6th,	Golubnichiy	October 31st,
	Entity of the Backbone	Adler District, Sochi,	2010	Vladimir	2014
	Electric Grids	the Krasnodar		Anatolyevich
		Territory, Russia,
		354375
46.	FGC UES branch – Samara	130 Zubchaninovskoye	September 6th,	Rozhkov	October 31st,
	Entity of the Backbone	Shosse, Samara,	2010	Aleksey	2014
	Electric Grids	Russia, 443109		Anatolyevich
47.	FGC UES branch – Central	16 Bazovaya Street,	September 23rd,	Knyazev	September 16th,
	Entity of the Backbone	Surgut, the Khanty-	2010	Mikhail	2013
	Electric Grids	Mansi Autonomous		Mikhaylovich
		Okrug-Yugra, the
		Tyumen Region, Russia, 628400

70

48	FGC UES branch – Southern	The Tyumen SS, 5th km	September 23rd,	Miritskiy	September 16th,
	Entity of the Backbone	of the Velizhansky	2010	Nikolay	2013
	Electric Grids	Tract, the Central		Vasilyevich
		District, Tyumen, the
		Tyumen Region,
		Russia, 625000
49	FGC UES branch – Eastern	20 Industrialnaya	September 23rd,	Suvorin Sergey	September 16th,
	Entity of the Backbone	Street, Panel 20, the	2010	Sergeyevich	2013
	Electric Grids	Western Industrial
		Unit, Nizhnevartovsk,
		the Khanty-Mansi
		Autonomous Okrug-
		Yugra, the Tyumen
		Region, Russia, 628600
50	FGC UES branch – the	Entuziastov Street,	September 23rd,	Rodionov	November 1st,
	Yamalo-Nenets Entity of the	Noyabrsk, the Yamalo-	2010	Roman	2014
	Backbone Electric Grids	Nenets Autonomous		Pavlovich
		Okrug, the Tyumen
		Region, Russia, 629806
4.2. Principal economic activity of the Issuer

4.2.1. The Issuer’s sector

Codes of the Issuer’s principal economic activity according to OKVED (Russian Classification of Economic Activities: 40.10.2

Other codes according to the OKVED assigned to the Issuer: 40.10.3, 40.30.2, 40.30.3, 60.10.2, 60.24, 64.20, 80.42

4.2.2. Principal economic activity of the Issuer

Principle activities (activities, types of products (work, services) providing at least 10 percent of the Issuer’s sales revenue (sales volume) for the last 5 completed financial years and for the last completed reporting period up to the date of approval of this Prospectus:

Indicator	Reporting period
	2007	2008	2009	2010	2011	2012,
						9 months
Type of economic activity: Electric power transmission services
Sales revenue (sales	59,512,705	66,128,765	80,173,317	109,510,275	134,875,494	100,114,081
volume) from this type of
activity, RUB ths.

Sales revenue share (sales	96.95	96.56	94.24	98.58	97.64	98.67
volume) from this type of
activity in total sales
revenue (sales volume) of
the Issuer, %

Changes in the Issuer’s revenue from principal economic activity by 10 or more percent as compared with the previous reporting period and reasons for such changes:

According to data for the first 9 months of 2012, as compared to the same period in 2011, a decrease in revenue from power transmission services to RUB 1,994.5 million or 2% is observed.

The main reason for the Company’s revenue reduction for the reporting period is the reduction in tariffs for power transmission services due to the postponement of the indexation of 2012 tariffs until July 1st, 2012.

The tariff for the maintenance of Federal Grid networks was RUB 123,328.44/MW-month for the main consumer group, as of September 30th, 2012. For 7 constituent entities of the Russian Federation (the North Caucasus and the Stavropol Territory) another tariff was set, RUB 48,540.01/MW-month.

According to the 2007-2011 analyzed period, revenue from transmission services tends to increase.

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In 2010, revenue from transmission services increased RUB25.4 mln or 23.2% (as compared with the same period in 2009).

The main factors behind growth in corporate revenues are increasing production capacity, tariff growth and improved network maintenance operations.

The cost of FGC UES network maintenance services is determined based on customer capacity demand and the tariff for power transmission via the UNEG.

Pursuant to Resolution No. 1172 (dated December 27th, 2010) of the Russian Government on the approval of rules for the wholesale electricity and capacity market and on amendments to certain acts of the Russian Government regarding the organization of the wholesale electricity and capacity market, as part of measures to reduce the growth of electricity prices for final consumers, the Federal Tariff Service published Orders No. 74-e/7 (dated April 13th, 2011) and No. 94-e/1 (dated May 5th, 2011), under which the tariffs for power transmission via UNEG were changed for FGC UES from April 1st, 2011.

The average tariff for maintenance of FGC UES networks from April 1st, 2011 is RUB 111,083.35/MW-month. The tariff growth in 2011 as compared to 2010 was 27.9%.

In 2010, revenue from power transmission services increased RUB 29.3 mln or 36.6% (as compared with the same period in 2009).

The main factors for growth in the Company’s revenues in 2010 were increased production capacity and an increase in network maintenance operations.

The cost of FGC UES network maintenance services is determined based on customer contract demand and the tariff for power transmission via the UNEG approved by Russian FTS Order No. 552-e/2 (dated December 29th, 2009) on the approval of tariffs for power transmission via the Unified National (all-Russian) Electric Grid (UNEG) provided for by FGC UES in the amount of RUB 87,868.77/MW-month.

In 2009, as compared to the same period in 2008, revenue from power transmission services increased RUB14.0 billion or 21.2% due to an increase in power transmission tariffs and production capacity growth, as compared with the same period in the previous year after transitioning to RAB-regulation.

The Issuer’s revenue from principal economic activity in 2008 increased 11.1% or RUB 6.6 billion as compared to 2007, mainly due to an increase in the power transmission tariff and the expansion of power transmission services.

Geographical areas that account for 10 or more percent of revenue for each reporting period. Changes in the Issuer’s revenue in specified geographical areas by 10 or more percent as compared with the respective previous reporting period and the reasons for said changes:

The only geographical area that accounts for 10 or more percent of the revenue for each reporting period is the Russian Federation. The Issuer carries out its activity only on the territory of the Russian Federation.

Seasonal characteristics of the Issuer’s principal economic activity:

The Issuer’s principal economic activity is subject to seasonal fluctuations. The volume of power transmission generally increases from October to March due to a reduction in daylight and cold weather. In addition, electricity demand is generally higher during normal business hours during the day, and can vary from year to year due to climatic changes.

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The general cost structure of the Issuer for the last completed financial year and for the last completed reporting period prior to the date of approval of this Prospectus for the items mentioned below as a percentage of total cost:

Cost Item	2011	2012,
		9 months
Raw materials and supplies, %	1.84	1.65
Components and semi-finished products purchased, %	-	-
Production work performed and services provided by external organizations, %	8.32	7.33
Fuel, %	0.48	0.44
Electric power, %	14.63	10.4
Labor costs, %	15.1	12.1
Interest on loans*, %	-	-
Lease payments, %	1.3	1.06
Social costs, %	4.35	3.66
Depreciation of fixed assets, %	47.26	56.06
Taxes included in the cost of sales, %	0.11	0.09
Other costs, %	6.61	7.22
amortization of intangible assets, %	-	-
remuneration for rationalization proposals, %	-	-
mandatory insurance payments, %	0.02	0.03
representation expenses, %	0.01	0.01
other, %	6.58	7.19
Total: cost of production and cost of sales (cost of products, work, services), %	100	100
For reference: Sales of products (work, services), % to cost of sales	164.11	130.36

* Loan interests are recognized in line 2330 “Interest payable” of the Income Statement for 2011 and 9 months of 2012.

Based on the above figures, depreciation of fixed assets makes up a significant share of the cost structure. Significant depreciation charges (over 47.26% in the Issuer’s cost structure) characterize the activity of FGC UES as capital-intensive.

New material types of goods (work, services) that are offered by the Issuer in its market to the extent of available general information on such types of goods (work, services). The development status of these types of goods (work, services):

The Issuer does not offer any new material types of goods (work, services) in its market. No developments are being carried out in this respect.

Standards (rules) used for preparing accounting (financial) statements and making calculations given in this Clause:

The Issuer’s accounting reports have been prepared based on applicable accounting rules established by Federal Law No. 129-FZ (dated November 21st, 1996) on Accounting, Regulations for Accounting and the Preparation of Accounting Reports in the Russian Federation approved by Decree No. 34n of the Russian Ministry of Finance (dated July 29th, 1998) and other regulations related to the accounting regulatory system for Russian entities.

4.2.3. Materials, goods and suppliers of the Issuer

The name, location, TIN (if available), OGRN (if available) of the Issuer’s suppliers that account for at least 10% of all materials and goods supplied, their share in the total supply volume for the last complete financial year and for the last completed reporting period prior to the date of approval of this Prospectus.

Main suppliers of the Issuer in 2011:
Name	Location	TIN	OGRN:	Share in
				total
				supplies
JSC FPG ENERGOCONTRACT	9 Karmanitskiy Pereulok,	7703268269	1027739479404	19.05
	Moscow, Russia

Main suppliers of the Issuer for 9 months of 2012:
Name	Location	TIN	OGRN:	Share in
				total
				supplies
JSC FPG ENERGOCONTRACT	3 Profsoyuznaya Street,	7703268269	1027739479404	23.21
	Moscow, Russia

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Information on changes in the prices for key materials and goods or on the absence of such changes for the last completed financial year and for the last completed reporting period up to the date of the approval of this Prospectus:

There were no price changes of more than 10% for basic materials and goods in 2011 and 9 months of 2012.

Share of imports in the Issuer’s supplies during specified periods:

The share of imported electrical equipment was about 65% in 2011 and approximately 68.6 % during the 9 months of 2012.

The Issuer’s forecast for the availability of these sources in the future and potential alternative sources: The Issuer forecasts that all sources of materials and goods will be available in the future. According to the Issuer’s estimates, there is a sufficient number of alternative sources in the market.

4.2.4. Sales markets for the Issuer’s products (work, services)

Key markets for the Issuer’s activities:

The principal activity of FGC UES as an entity managing the Unified National (all-Russian) Electric Grid (UNEG) in the Russian electricity market is the transmission of electricity to consumers via the UNEG.

Since FGC UES is a monopoly (under Russian law) in providing electricity transmission services, there are currently no competitors for FGC UES in the electricity transmission services market. Therefore, its market share amounts to 100%.

The cost of transmission services of FGC UES via the UNEG is determined based on tariffs set by the Federal Tariff Service (FTS) (determining the cost of transmission for maintaining power grid facilities of FGC UES) and by the Russian Ministry of Energy (determining the cost of norrmative power losses (the technological consumption of electricity for its transportation) within the networks of FGC UES).

Subject to rules on non-discriminatory access to and the provision of electricity transmission services approved by Russian Government Resolution No. 861 (dated December 27th, 2004), electricity transmission services shall be provided by grid companies based on commercial services agreements to entities that own or have lawfully disposed of power-receiving devices and other transmission facilities which are technologically connected to the power network of the grid company and to wholesale electric power market participants that export (import) electricity to power supply companies and last resort suppliers acting for the benefit of electric power consumers.

During 9 months of 2012, FGC UES had the following 192 contractors with facilities connected to FGC UES’ networks, including distribution grid companies, power consumers and energy sales companies (last resort suppliers) acting to benefit electric power consumers.

Key contractors of FGC UES for electricity transmission via the UNEG for 9 months of 2012
		Share in the total revenue of FGC
No.	Company	UES, %
1	OAO Tyumenenergo	11.0
2	OAO IDGC of the Center	10.1
3	OAO Moscow United Electric Grid Company	9.4
4	OAO IDGC of Ural – Sverdlovenergo	4.8
5	OAO Lenenergo	4.7
6	Branch of OAO IDGC of Siberia - Krasnoyarskenergo	4.2
7	Branch of OAO IDGC of the Urals - Chelyabenergo	3.7
8	OAO Kubanenergo	3.4
9	JSC FEDC	3.0
10	Branch of OAO IDGC of Volga – Samara Distribution Networks	2.3

Factors that could adversely impact the sales of the Issuer’s products (work, services) and possible measures to be undertaken by the Issuer to mitigate such impact:

Factors that could adversely impact the sales of the Issuer’s products (work, services) are as follows:

  Risk of non-payment: increase in accounts receivable from contracting parties of FGC UES for electricity transmission via the UNEG;

  Risk of non-recognition by consumers of the full amount of provided services: decrease in gross revenues and, consequently, the profit of FGC UES for electricity transmission via the UNEG.

Measures to be taken by the Issuer to mitigate such impact:

If the above-mentioned factors occur, the Issuer intends to analyze them and take appropriate decisions on a case-by-case basis, depending on the specific situation, to reduce the impact of such factors.

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4.2.5. Information on the Issuer's authorizations (licenses) or permits for certain types of work

Information on the Issuer's authorizations (licenses):

for banking operations: None

for insurance activities: None

for activities of a professional participant in the securities market; None for activities of an incorporated investment fund; None

for activities of strategic importance for national defense and State security in accordance with Russian laws on foreign investments in business entities that are strategically important for national defense and State security: None other activities of major financial and economic importance for the Issuer: None

The Issuer’s principal activity, i.e. electricity transmission services, is not subject to licensing.

If special permits are required for certain types of work of major financial and economic importance for the Issuer in accordance with Russian law, the Issuer shall specify the avalability of such permits.

No special permits are required for any type of work that is of major financial and economic importance for the Issuer in accordance with Russian law.

4.2.6. Data on the acitivities of certain categories of issuers

4.2.6.1. Data on the activities of issuers that are incorporated investment funds

Not available, since the Issuer is not an incorporated investment fund.

4.2.6.2. Data on the activities of issuers that are insurance companies

No data available, since the Issuer is not an insurance company.

4.2.6.3. Data on the activities of issuers that are credit institutions

No data available, since the Issuer is not a credit institution.

4.2.6.4. Data on the activities of issuers that are mortgage agents

No data available, since the Issuer is not a mortgage agent.

4.2.7. Additional information on issuers primarily involved in the extraction of mineral resources

No data available, since the Issuer is not involved in the extraction of mineral resources.

4.2.8. Additional information on issuers primarily involved in the provision of communication services.

No data available, since the Issuer does not provide communication services.

4.3. Outline of the Issuer’s future activities

The Issuer’s prospects for future activities and the sources of future income, including prospects for setting up new production, expanding or downsizing existing production, developing new kinds of products and / or upgrading and reconstructing fixed assets.

In the future, the main objective of FGC UES is to identify promising areas of development for the UNEG and to ensure its effective operation within UES of Russia.

The basic document which defines the future development of the industry and the UNEG is the Energy Strategy (approved by Russian Government Resolution No. 1715-r dated November 13th, 2009), which is created every 3-5 years or as required.

The purpose of the document is to establish development priorities for the electric power industry for the long-term, until 2030.

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In accordance with Russian Government Resolution No. 823 dated October 17th, 2009 on Patterns and Programs for the Prospective Development of the Electric Industry (hereinafter referred to as “Resolution No. 823”), the following documents are being developed:

     1. General Layout of Electrical Energy Facilities (hereinafter referred to as the “General Layout”): at least every three years. The current document was approved June 3rd, 2010 by the Government (Minutes No. 24 dated June 3rd, 2010).

The objectives of the document are as follows:

  Form the structure for generating capacities and transmission facilities;

  Determine the basic layout of power lines and sub-stations which are related to inter-connecting mains and are required to ensure balanced generation and consumption in the inter-connected power systems;

  Ensure the normal electric power operating mode of the Unified Energy System of Russia and the delivery of capacity to new power plants or an increase in the delivery of capacity to existing power plants with the rated capacity exceeding 500 mW and to nuclear plants, hydro-power plants, pumped storage plants and renewable energy plants with a rated capacity exceeding 100 mW.

     2. The Scheme and Program for the Development of the Unified Energy System of Russia (hereinafter referred to as UES) for 7 years (hereinafter referred to as the “Scheme and Program”). The Scheme and Program for 2012-2018 were approved by the Russian Ministry of Energy (Order No. 387 dated August 13th, 2012 on the Approval of the Scheme and the Program for the development of the Unified Energy System for 2012-2018).

The current document includes the following for each planning year:

       a) Development scheme for the Unified Energy System of Russia;

       b) Demand forecast for Russian constituent entities based on the most probable electricity and capacity demand scenario developed by the system operator, taking into account statistical data on actual electricity consumption, forecasts for maximum and minimum capacity consumption, data on requests for technological connections, data provided by large energy-intensive consumers with connected capacity exceeding 20 MW, information confirmed by the executive authorities of Russian constituent entities on investment projects to be implemeneted in their territory, data provided by grid companies on maximum capacity consumption by the stations;

       c) Forecast for an increase in capacity required to satisfy electricity demand;

       d) The list of current and potential development projects for backbone and distribution grids taking into account the reactive power regulation (compensation) requirements;

       e) Description of the regional structure of potential capacity and electricity balance specifying the recommended structure for generating capacities (nuclear plants, hydro-power plants, pumped storage plants and renewable energy plants) and electricity and capacity import (export) forecasts;

       f) Fuel demand forecast for energy companies;

       g) Requirements for the development of dispatch and technical management means, including: telemechanics and telecommunication systems, anti-damage and regime automatic systems and relay protection and automation systems.

The Scheme and Program are used to develop the Company’s investment program for the relevant planning period.

     3. Schemes and programs for the development of the electric power industry of Russian constituent entities (hereinafter referred to as “Regional Development Programs”). FGC UES’ MES branches are actively involved in the activities of working groups for the establishment of Regional Development Programs for five-year terms.

The documents define the main trends of the electric power industry in Russia and are used for:

  developing power generation schemes for regional power plants;

  developing offers for the determination of free electricity (capacity) transfer zones using advanced computational models for Russian constituent entities.

Regional Development Programs are used to develop investment programs for distribution grid companies.

The main goals and objectives of FGC UES’ investment program are:

  Ensuring the reliability of power grid performance required for uninterrupted power supply to consumers, removing transmission constraints and creating the possibility of connecting the additional load; Maintaining backbone power grids (to increase reconstruction and the technical upgrade of power network facilities with a voltage of 220 kV and higher);

  Delivering capacity to newly commissioned power units of nuclear power stations, hydro-power stations and thermal power stations; Performing agreements with territorial authorities; Establishing technological infrastructure facilities for the purpose of competitive electric power and capacity market operation;

     Developing and implementing innovative technologies, materials, structures and power network equipment providing for a higher qualitative level for the Unified Grid.

     Developing an automated system of technological management and communication, IT technologies to upgrade management quality and efficiency and to create conditions for the gradual transition to a “smart” electric grid.

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The list of power network facilities included in the investment program is based on the following documents:

  General Plan for Power Industry Development;

main provisions of the Development Strategy for the Unified National Electric Grid (UNEG) for the decade:

     amendments to UES’ Development Strategy for 2015 with prospects till 2020; cooperation agreements for power grid development with the administrative heads of Moscow, St. Petersburg, Western Siberia, the Krasnodar Territory and other Russian regions;

     revised dates for commissioning power generation facilities and the allocation of funds for the construction of power generation facilities obtained from charges for the technological connection to FGC UES networks.

The principal directions of the Company’s investment program are:

  Maintaining assets in operating condition by reconstructing power grid facilities, establishing power grid management systems and developing and implementing measures aimed at maintaining proper operation;

     Developing assets by implementing large-scale government programs, constructing capacity distribution facilities for power plants and developing schemes for the electrical supply of regions and inter-system electric connections.

The cost of the FGC UES investment program for 2012-2014 is RUB504,771.91 mln, including:
RUB195,575.00 mln for 2012;
RUB155,000.96 mln for 2013;
RUB154,195.95 mln for 2014.
FGC UES’ investment program for 2012-2014 provides for the construction of 13,147.57 km of power transmission lines and the commissioning of 50,386.26 MVA of transformer capacities. The sources of financing for FGC UES’ investment program for 2012-2014 are depreciation included in the tariff, VAT returns, borrowings, loans and budgetary financing.

FGC UES’ investment program for 2012-2014 in the amount of RUB 504,771.91 mln is approved by the Russian Ministry of Energy (Order No. 247 dated November 12th, 2012) on Approval of the JSC FGC UES’ Investment Program for 2010-2014.

In accordance with the Rules on the Approval of Investment Programs for Electric Power Entitites as approved by Russian Government Resolution No. 977 (dated December 1st, 2009) on Investment Programs for Electric Power Entitites:

  FGC UES in its letter No. AM-5814 dated July 12th, 2012 submitted FGC UES’ draft investment program for 2013-2017 for consideration and approval to the Russian Ministry of Energy. The revised draft investment program for 2013-2017 taking into account observations of the federal executive bodies and Russian constituent entitities was again submitted for consideration and approval to the Russian Ministry of Energy (letter No. GV-8073 dated September 24th, 2012);

  FGC UES in its letter No. GV-6926 dated August 15th, 2012 submitted the FGC UES amended draft investment program for 2012 for approval to the Russian Ministry of Energy. 2012 funding requirements correspond to the approved investment program for 2012-2014 and in the amount of RUB 195,575 million. Subject to Clause 6 of the Rules on the Approval of Investment Programs for Electric Power Entitites approved by Russian Government Resolution No. 977 dated December 1st, 2009, FGC UES’ amended draft investment program for 2012 is in the process of approval by federal executive authorities and Russian constituent entitities.

The Issuer plans that the primary source of future income will be revenues from transmission services. The Issuer does not intend to change its principal activity.

4.4. Issuer’s membership in industrial, banking and financial groups, holding companies, concerns and associations

Banking groups, bank holdings, holding companies and associations in which the Issuer is a member, the role (position), functions and period of its membership in such organizations:

The Issuer is not member of any industrial, banking and financial groups, holding companies, concerns and / or associations.

4.5. Issuer’s subsidiaries and affiliates

1) Full company name: Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid

Abbreviated company name: JSC Elektrosetservice UNEG

TIN (Taxpayer Identification Number): 7705825187

OGRN (Primary State registration Number): 1087746060676

Location: 27 Sadovnicheskaya Street, Building 8, Moscow, Russia, 115035

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

77

2) Full company name: Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid

Abbreviated company name: JSC Glavsetservice UNEG

TIN: 7719665783

OGRN: 1087746060710

Location: 1 Tkatskaya Street, Moscow, Russia, 105318

Grounds for recognizing the company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

3) Full company name: Open Joint Stock Company Chitatechenergo

Abbreviated company name: JSC Chitatechenergo

TIN: 7536053550

OGRN: 1037550044432

Location: 9/6 Yanvaraya Street, Chita, Russia, 672000

Grounds for recognizing the company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

4) Full company name: Open Joint Stock Company Moscow Communication Center of the Electric Power Industry

Abbreviated company name: JSC MUS of the Electric Power Industry

TIN: 7705039240

OGRN: 1027739290897

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

5) Full company name: Closed Joint Stock Company Agency for Electrical Energy Balance Forecasting

Abbreviated company name: CJSC APBE

TIN: 7729530055

OGRN: 1057747692815

Location: 22 Prospect Andropova, Moscow, Russia, 115533

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

78

6) Full company name: Open Joint Stock Company Energostroysnabkomplekt of UES

Abbreviated company name: JSC ESSK UES

TIN: 7723185941

OGRN: 1027700035285

Location: 6 Artyukhinoy Street, Building 1, Moscow, Russia, 109390

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

7) Full company name: Open Joint Stock Company Mobile Gas-Turbine Electricity Plants

Abbreviated company name: JSC Mobile GTES

TIN: 7706627050

OGRN: 1067746865493

Location: 16 Bersenevskaya Embankment, Building 5, Moscow, Russia, 119072

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

8) Full company name: Open Joint Stock Company Scientific and Technical Center of the Federal Grid Company of Unified Energy System

Abbreviated company name: OJSC STC FGC UES

TIN: 7728589190

OGRN: 1067746819194

Location: 22 Kashirskoye Shosse, Building 3, Moscow, Russia, 115201

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

9) Full company name: Open Joint Stock Company Volgaenergosnabkomplekt

Abbreviated company name: JSC Volgaenergosnabkomplekt

TIN: 6315200195

OGRN: 1036300443871

Location: 156 Leninsky Prospect, Moscow, Russia, 117571

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

10) Full company name: Open Joint Stock Company Verification Center for the Electronic Digital Signatures of Energy

Abbreviated company name: JSC VC of Energy

TIN: 7729564600

OGRN: 1067761256837

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

79

11) Full company name: Open Joint Stock Company Engineering and Construction Management Center of Unified Energy System

Abbreviated company name: JSC ECMC of UES

TIN: 7728645409

OGRN: 1087746041151

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

12) Full company name: Limited Liability Company Index of Energy – FGC UES

Abbreviated company name: LLC Index of Energy – FGC UES

TIN: 7729601362

OGRN: 1087746560197

Location: 5A Akademika Chelomeya, Street, Moscow, Russia, 117630

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s charter capital.

The Issuer’s share in the entity’s charter capital, %: 100

The entity’s share in the Issuer’s charter capital, %: 1.09

Percentage of the Issuer’s ordinary shares owned by the entity, %: 1.09

13) Full company name: Open Joint Stock Company Nurenergo

Abbreviated company name: JSC Nurenergo

TIN: 2020004046

OGRN: 1022002546136

Location: 6 Staropromyslovskoye Shosse, Grozny, the Chechen Republic, Russia, 364000

Grounds for recognizing the company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 77

Percentage of the entity’s ordinary shares owned by the Issuer, %: 77

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

14) Full company name: Open Joint Stock Company Tomsk Backbone Grids

Abbreviated company name: JSC Tomsk Backbone Grids

TIN: 7017114665

OGRN: 1057000127898

Location: 36 Kirova Prospect, Tomsk, Russia, 634041

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 52.03

Percentage of the entity’s ordinary shares owned by the Issuer, %: 59.88

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

15) Full company name: Open Joint Stock Company Main Computer Center for the Energy Industry

Abbreviated company name: JSC MCC for the Energy Industry

TIN: 7705020880

OGRN: 1027739064858

Location: 16 Bersenevskaya Embankment, Building 5, Moscow, Russia, 119072

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 50.003

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50.003

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

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16) Full company name: Joint Stock Company Unified Energy System GruzRosenergo

Abbreviated company name: JSC UES GruzRosenergo

TIN: –

OGRN: –

Location: 2 Marshall Gelovani Street, Tbilisi, Georgia, 0159

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 20 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 50

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

17) Full company name: Closed Joint Stock Company North-East Energy Company

Abbreviated company name: CJSC Severovostokenergo

TIN: 7705002070

OGRN: 1027739213622

Location: 3 Serebryanicheskiy Pereulok, Building 1, Moscow, Russia, 109028

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 20 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

18) Full company name: Open Joint Stock Company Energotechkomplekt

Abbreviated company name: JSC Energotechkomplekt

TIN: 7709132641

OGRN: 1027739091115

Location: 13 Podkolokolniy Pereulok, Building 5, Moscow, Russia, 109028

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 50 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 65.34

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

19) Full company name: Open Joint Stock Company Kuban Backbone Grids

Abbreviated company name: JSC Kuban Backbone Grids

TIN: 2312130841

OGRN: 1062309023611

Location: 5 Tramvaynaya Street, Krasnodar, Russia, 350911

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 20 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

20) Full company name: Limited Liability Company IT Energy Service

Abbreviated company name: LLC IT Energy Service

TIN: 7729403949

OGRN: 1037700018751

Location: 101 Vernadskogo Prospect, Building 3, Room C-214, Moscow, Russia, 119526

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 20 percent share in the Company’s charter capital.

The Issuer’s share in the entity’s charter capital, %: 39.99

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

81

21) Full company name: Open Joint Stock Company Energy Institute named after G.M. Krzhizhanovsky

Abbreviated company name: JSC ENIN

TIN: 7725054454

OGRN: 1027739431752

Location: 19 Leninsky Prospect, Moscow, Russia, 119991

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 20 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 38.24

Percentage of the entity’s ordinary shares owned by the Issuer, %: 38.24

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

22) Full company name: Open Joint Stock Company Ural Energy Management Company

Abbreviated company name: JSC UEUK

TIN: 8602066780

OGRN: 1028600586838

Location: 101 Vernadskogo Prospect, Building 3, Moscow, Russia, 119415

Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: The Issuer holds more than 20 percent of the Company’s voting shares.

The Issuer’s share in the entity’s charter capital, %: 33.33

Percentage of the entity’s ordinary shares owned by the Issuer, %: 33.33

The entity’s share in the Issuer’s charter capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

4.6. Composition, structure and value of the Issuer’s fixed assets, information on expected acquisiton, replacement, retirement of fixed assets and on all events of encumbrance of the Issuer’s fixed assets

4.6.1. Fixed assets

Information on the initial (replacement) value of fixed assets and the amount of depreciation for the last 5 complete financial years (the values are given as of the end of the relevant completed financial year, and the grouping of fixed assets is based on accounting data):

Due to amendments to existing accounting regulations, the date and method of accounting for the revaluation of fixed assets were changed from 2011. Please note the difference in the approach to accounting for revaluation in the information on the initial (replacement) value of fixed assets and the amount of depreciation in this Prospectus:

  revaluation results as of December 31st, 2011 are included in the appendices as of December 31st, 2011 in the Company’s 2011 RAS accounting statements and are recorded in the information on the initial (replacement) value of fixed assets and the amount of depreciation as of December 31st, 2011;

  revaluation results as of January 1st, 2010 and January 1st, 2011 are included in the indices as of December 31st, 2010 in the Company’s 2011 RAS accounting statements and are recorded in the information on the initial (replacement) value of fixed assets and the amount of depreciation as of December 31st, 2010;

Information on the initial (replacement) value of fixed assets and the amount of accumulated depreciation as of December 31st, 2007, December 31st, 2008 and December 31st, 2009 in this Prospectus does not include revaluation as of January 1st, 2007, January 1st, 2008 and January 1st, 2009, respectively, since it was derived from the Company’s accounting statements for the relevant year. Revaluation results in different years:

Date of revaluation	Total revaluation amount included in fixed
assets, RUB ths.
January 1st, 2007	3,958,177
January 1st, 2008	4,101,556
January 1st, 2009	6,884,139

Thus, information on the initial (replacement) value of fixed assets and the amount of accumulated depreciation as of December 31st, 2009 does not include the effect of the revaluation of the Issuer’s fixed assets as of January 1st, 2010, amounting to RUB 86,150,081 thousand.

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Fixed asset group	Historical	Accumulated
	(replacement) value,	depreciation, RUB
	RUB ths.	ths.
Reporting date: December 31st, 2007
Production buildings	9,595,412	2,393,735
Hydro-power structures	258	163
Power transmission lines and devices	107,761,743	50,170,751
Heat networks	45	28
Equipment and installations	319,981	169,876
Power equipment and facilities	72,563	37,916
Power sub-stations*	47,241,201	13,357,544
Non-productive assets	0	0
Fixed assets valued at up to RUB10,000	489,612	489,612
Other	22,625,650	7,372,838
TOTAL:	188,106,465	73,992,463
* The value of fixed assets that are located at sub-stations and that do not relate to immovable assets.

Reporting date: December 31st, 2008
Computer facilities	1,818,703	1,120,593
Residential buildings	65,583	2,170
Residential buildings (accrual of depreciation on off-balance-	1,170	0
sheet accounts)
Buildings other than residential	12,854,160	3,159,977
Land plots	33,071	0
Land plots (State)	6,202	0
Measurement and control equipment	3,395,577	1,373,655
Furniture	405,681	293,279
Communications equipment	6,302,210	1,727,026
Office appliances	189,750	90,335
Transport gears	138,135,626	61,977,665
Production stock	426,591	172,574
Other	223,570	74,762
Working machines and equipment	50,440,879	16,797,573
Power machines	7,754,181	1,468,260
Structures	22,877,401	7,325,179
Vehicles	1,453,723	617,798
Maintenance accessories	142,265	80,020
TOTAL:	246,526,343	96,280,866

Reporting date: December 31st, 2009
Land and natural resource facilities	156,495	0
Buildings	16,543,314	4,535,888
Structures and transport gears	165,908,917	83,696,836
Machinery and equipment	87,231,646	31,822,540
Vehicles	2,065,864	833,164
Production and maintenance accessories	1,133,307	719,040
Other	291,813	120,218
TOTAL:	273,331,356	121,727,686

Reporting date: December 31st, 2010
Land and natural resource facilities	827,221	0
Buildings	20,298,429	5,645,783
Structures and transport gears	362,195,120	178,949,096
Machinery and equipment	125,988,961	51,058,645
Vehicles	2,921,609	1,117,525
Production and maintenance accessories	1,328,301	910,375
Other	344,920	159,676
TOTAL:	513,904,561	237,841,100

Reporting date: December 31st, 2011
Land and natural resource facilities	908,541	0
Buildings	39,854,467	7,798,851
Structures and transport gears	498,918,528	243,365,948
Machinery and equipment	253,014,199	98,922,249
Vehicles	5,046,257	1,604,919
Production and maintenance accessories	1,744,962	1,172,645
Other	609,188	338,164
TOTAL:	800,096,142	353,202,776

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Information on methods of depreciation for groups of fixed assets:

In accordance with the Issuer’s accounting policy, depreciation for groups of fixed assets is calculated using the straight-line method.

The results of the last revaluation of fixed assets and long-term leased fixed assets performed during the last 5 complete financial years specifying the date of revaluation, full and net (depreciated) book value before revaluation and full and depreciated replacement value after revaluation.

					RUB ths.
Fixed asset group	Full value	Depreciated	Revaluation date	Full value	Depreciated
	before	value before		after	value after
	revaluation	revaluation		revaluation	revaluation
Land	908,541	908,541	31.12.2011	908,541	908,541
Buildings	36,129,540	29,517,202	31.12.2011	39,854,467	32,055,616
Structures and	431,925,285	228,712,027	31.12.2011	498,918,528	255,552,580
transport gears
Machinery and	196,111,840	131,950,247	31.12.2011	253,014,199,	154,091,950
equipment
Vehicles	5,046,257	3,441,338	31.12.2011	5,046,257	3,441,338
Production and	1,743,728	571,811	31.12.2011	1,744,962	572,317
maintenance
accessories
Other	368,635	172,685	31.12.2011	609,188	271,024
Total book value of	672,233,826	395,273,851	31.12.2011	800,096,142	446,893,366
fixed assets

Method of revaluation of fixed assets: according to the current (replacement) value of respective fixed assets based on expert opinions. When determining the current (replacement) value of property the cost approach, namely the balance-sheet value indexing method, was used.

Information on expected acquisition, replacement, retirement of fixed assets, the value of which makes up at least 10% of the Issuer’s fixed asset value and other fixed assets at the Issuer’s discretion, data on all encumbrances of the Issuer’s fixed assets (nature of the encumbrance, time of its occurrence, duration and other details at the Issuer’s discretion).

In 2012, the Issuer intends to implement an investment program in the amount of RUB 195.6 billion. The cost of each fixed asset to be acquired will not exceed 10% of the book value of the Issuer’s fixed assets.

In 2012, the Issuer does not intend to perform any activities related to the replacement or retirement of fixed assets, the value of which amounts to at least 10% of the Issuer’s fixed assets.

There are no encumbrances on the Issuer’s fixed assets.

4.7. Entities under the Issuer’s control which are material for the Issuer

Entities under the Issuer’s control which are material for the Issuer: None

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V. Information on the Issuer’s financial and economic activities

5.1. The Issuer’s financial and economic performance

The Issuer’s financial and economic performance, including its profit and loss, for the last 5 completed financial years:

Indicator	Reporting period
	2007	2008	2009	2010	2011
Net profit margin*, %	4.18	11.35	11.08	23.24	24.39
Asset turnover ratio, times	0.21	0.09	0.13	0.12	0.13
Return on assets*, %	0.87	1.07	1.43	2.86	3.25
Return on equity*, **, %	1.78	3.72	1.47	3.88	4.24
Uncovered loss as of the	-	-	(66,810,391)	(11,684,468)	(19,231,762)
reporting date***, RUB ths.
Uncovered loss as of the	-	-	(10.11)	(1.30)	(1.85)
reporting date to the book value
of assets, %

* For the purpose of calculating these indicators, an adjusted net profit indicator for the reporting period is used. The calculation method is set out below.

** The method for calculating the return on the equity ratio is as follows: the adjusted net profit for the reporting period divided by equity as of the beginning of the reporting year, according to accounting statements.

*** Based on the balance sheet as of December 31st, 2011 (line 1370 “Retained earnings (uncovered loss)”) with respect to indicators for 2010 and 2011 and the balance sheet as of December 31st, 2007, December 31st, 2008 and December 31st, 2009 (line 460 “Uncovered loss of previous years”) with respect to indicators for 2007, 2008 and 2009, respectively

To exclude the effect of income and expenses from the unrelated business of the Issuer on the analysis of the Issuer’s performance, for calculating profitability, the adjusted net profit for the reporting period was to be used.

Calculation methods for adjusted net profit for the reporting period, RUB mln:

No.	Indicator	Reporting period					Note
		2007	2008	2009	2010	2011
1	Net profit (loss) of the reporting	2,296	4,465	(59,866)	57,082	(2,468)
	period
	incl. Adjustment
2.1	Income from the recovery of the	533	1,723	20,017	20,897	8,424
	doubtful debt allowance
2.2	Income from the recovery of the	-	-	-	-	2,892
	provision for financial investments
2.3	Provision for impairment of	-	-	-	-	661
	software licences						Recognized in
2.4	Income from the revaluation of	-	-	-	30,025	-	other income
	shares at current market value
2.5	Income from an increase in the	-	-	-	2,373	680
	value of previously discounted fixed
	assets
2.6	Allowance for doubtful debts	803	2,425	5,902	14,036	20,151
2.7	Provision for devaluation of	-	2,604	3,503	3,913	1,591
	financial investments
2.8	Negative difference from the	-	-	79,906	109	24,823
	revaluation of shares at current						Recognized in
	market value						other expenses
2.9	Fixed asset devaluation expenses	-	-	-	3,304	2,247
2.10	Provision for impairment of	-	-	-	661	-
	software licences
3	Adjusted net profit of the reporting	2,566	7,771	9,428	25,810	33,687
	period (line 1 – line 2.1 – line 2.2 –
	line 2.3 – line 2.4 – line 2.5 + line
	2.6 + line 2.7 + line 2.8 + line 2.9 +
	line 2.10)

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Economic analysis of the Issuer’s profit/loss based on the above-mentioned performance indicators:

Net profit margin: During the period under review (2007-2011), the Issuer’s adjusted net profit was increasing and, as a consequence, the net profit margin showed positive trends. The annual increase in net profit margin is due to higher revenue from electricity transmission via the UNEG. The maximum growth in net profit was in 2010, due to the Issuer’s transition to the calculation of tariffs using the return on invested capital method (RAB-regulation).

Asset turnover ratio: except for a relatively significant drop in 2008 (from 0.21 to 0.09), the asset turnover ratio was stable (0.12-0.13) during the whole period under review (2009-2011). The cause for the pronounced drop in 2008 was a sharp increase in the book value of FGC UES’ assets due to the transfer of assets of RAO UES of Russia and associated companies.

Return on assets: The return on assets ratio rose steadily during 2007-2011, since the growth in the Issuer’s adjusted net profit outpaced the growth in the book value of assets.

Return on equity: no distinct trends in the return on equity indicators were observed during 2007-2011: in 2008, the value increased due to growth in the Issuer’s adjusted net profit and in 2009, it was reduced 2.25% due to an increase in the Issuer’s equity (as a result of the additional issue of shares). ROE demonstrated a tendency to growth in 2010 and 2011 due to an increase in the Issuer’s adjusted net profit.

Uncovered loss, uncovered loss to book value ratio: In 2007-2008, the Company had no uncovered loss. However, in 2009, due to a loss registered in the reporting period (mainly due to the recognition of a negative difference from the revaluation of shares at the current market value of RUB 79.9 billion), the uncovered losses as of December 31st, 2009 amounted to RUB 66.8 billion (10.11% of the book value of assets as of the end of 2009). Due to profit received in 2010, the amount of uncovered loss as of December 31st, 2010 was reduced to RUB 11.7 billion (1.30% of the book value of assets as of the end of 2010). Given the negative financial result for 2011, the uncovered loss as of December 31st, 2011 increased to RUB 19.2 billion (1.85% of the book value of assets as of the end of 2011).

Grounds (in the opinion of the Issuer’s management) for the Issuer’s losses/profits recognized in the accounting (financial) statements for the 5 complete financial years preceding the date of approval of this Prospectus:

FGC UES was established to manage the UNEG for the purpose of its preservation and development, which determines the specific nature of its activity and the pattern of income and expenses, namely:

  The Company’s income depends on tariffs established by the Russian FTS and customer contract demand data;

  The Company’s expenses depend on the technological requirements of transmission facilities within the UNEG;

  Profitability is planned based on the projected income and costs for the repair and maintenance of transmission facilities within the UNEG.

The increase in the Issuer’s net profit in 2007 was due to an increase in revenues from principal activity and other income.

The 2008 profit increase was not only due to the increase in tariffs, but was also conditioned by the enlargement of the Company, as a result of the transfer of RAO UES of Russia assets.

As a result of financial activities in 2009, the Company incurred a loss of RUB 59.9 billion, mainly due to a recognition of the negative difference of RUB 79.9 billion derived from the revaluation of the Company’s investments in securities at market value. As of December 31st, 2009, investments in stocks traded on the stock exchange during 2009 were included on the books of the Company at market prices as of December 31st, 2009. This loss was partially compensated by income from the recovery of a doubtful debt allowance in the amount of RUB 20.9 billion.

As a result of financial and financial activities in 2010, FGC UES received net profit of RUB 57.1 billion due to the following factors:

  Additional profit resulted from the revaluation of financial investments up to the current market value of RUB 30.0 billion;

  Recovery and accrual of allowance for doubtful debts reduced by the amount of allowance for the decrease in the value of inventories;

  Increase in revenues from electricity transmission via the UNEG due to an increase in tariffs for electricity transmission services.

As a result of financial and economic activities in 2011, FGC UES received a net loss in the amount of RUB 2.5 billion, which can be attributed to the following factors:

  recognition of the negative difference of RUB 24.9 billion derived from revaluation of the Company’s investments in securities at the market value;

  accrual of allowance for doubtful debts in the amount of RUB 20.2 billion;

86

  change in the previously approved RAB-regulation parameters for FGC UES for the period from 2011 to 2014:
  On December 28th, 2010, the Federal Tariff Service approved an increase in the average tariff for electricity transmission via the UNEG by the Federal Grid Company: 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014;

  On April 1st, 2011, the Federal Tariff Service revised the increase in the average tariff for electricity transmission via the UNEG by Federal Grid Company: 26.4% as the average annual rate of increase in 2011, 26.4% in 2012, 26.3% in 2013 and 26.3% in 2014.

The opinion of each of the Issuer’s management bodies as to the above-mentioned grounds and/or their effects on the Issuer’s financial and economic performance and arguments to support their position:

The Issuer’s management bodies have similar opinions as to the above-mentioned grounds and/or their effects on the Issuer’s financial and economic performance.

Special opinion of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the above-mentioned grounds and / or their effects on the Issuer’s financial and economic performance recorded in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or collegial executive body meeting that considered the relevant issues, arguments to support their position:

Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the above-mentioned grounds and/or their effects on the Issuer’s financial and economic performance.

5.2. Issuer’s liquidity, current assets and capital adequacy

Indicators characterizing the Issuer’s liquidity for the last 5 completed financial years*:

Indicator	Reporting period
	2007	2008	2009	2010	2011
Net working capital, RUB ths.	38,719,405	162,633,132	168,956,003	82,483,902	66,582,697
Current liquidity ratio	2.81	5.19	6.10	2.88	2.54
Quick liquidity ratio	2.62	5.05	5.96	2.73	2.26

* For the purpose of calculating the above-mentioned indicators, accounts payable (line ‘other creditors’) was adjusted for payables to shareholders, for the amount of which additional ordinary shares will be distributed to shareholders, since such accounts payable are included in the authorized capital as of each reporting date.

Due to the change in the Issuer’s accounting policy, starting from 2011, advances to construction contractors for non-current assets are included in non-current assets. The Issuer adjusted the data for prior periods in its 2011 RAS accounting statements, and, as a consequence, advances to construction contractors for non-current assets are not recognized in the calculation of net working capital as of December 31st, 2010 and December 31st, 2011.

In order to ensure data comparability, below there is a reference table with the values of net working capital and liquidity ratios for the last 5 complete financial years calculated using the principles of the Issuer’s accounting policy as applied in the last reporting period:

Indicator	Reporting period
	2007**	2008**	2009**	2010	2011
Net working capital, RUB ths.*	23,702,065	97,387,030	104,999,866	82,483,902	66,582,697
Current liquidity ratio*	2.11	3.51	4.17	2.88	2.54
Quick liquidity ratio*	1.92	3.37	4.03	2.73	2.26

* For the purpose of calculating the above-mentioned indicators, accounts payable (line ‘other creditors’) was adjusted for payables to shareholders, for the amount of which additional ordinary shares will be distributed to shareholders, since such accounts payable are included in the authorized capital as of each reporting date. ** Advances to construction contractors for non-current assets which until 2011 were recognized in the RAS accounting statements in accounts receivable (falling due within 12 months) were excluded from current assets.

Economic analysis of the Issuer’s liquidity and solvency, capital adequacy to meet short-term liabilities and cover the Issuer’s current operating expenses on the basis of the economic analysis of changes in the above-mentioned indices, including factors which, in the opinion of the Issuer’s management bodies, had the most significant impact on the Issuer’s liquidity and solvency in the reporting period:

Net working capital reflects the proportion of current assets financed from the Company’s own working capital. The value of net working capital characterizes the Company’s liquidity and is an indicator of financial strength, and, therefore, is very important.

87

According to the submitted data, the Issuer’s net working capital (current assets excluding long-term receivables reduced by the amount of current liabilities (excluding deferred revenue)) tended to increase during 2007-2009. The sharp increase in net working capital at the end of 2008 was due to an increase in accounts receivable resulting primarily from the addition of assets upon the re-organization of the Company. Slower growth in net current assets at the end of 2009 was due to a number of countervailing factors:

  Changes in the Issuer’s accounting policies in 2009 with the purpose of providing a fair presentation of other accounts receivable by charging an allowance for doubtful debts. These changes resulted in charging an allowance for non-interest bearing promissory notes amounting to RUB 33.0 billion as of December 31st, 2008, which were recognized in the 2009 RAS accounting statements as an adjustment to comparable data (balance as of January 1st, 2009) and allowance of RUB 15.3 billion as of December 31st, 2009;

  An increase in short-term investments (by RUB 19.7 billion), cash on settlement accounts (by RUB 5.7 billion) and growth in trade receivables from buyers and customers (by RUB 3.9 billion) at the end of 2009, as compared with values as of the end of 2008;

  A decrease in short-term loans and borrowings from RUB 16.2 billion as of December 31st, 2008 to RUB 7.5 billion as of December 31st, 2009.

At the end of 2010, the net working capital was reduced to RUB 82.5 billion, as compared with the end of 2009, due to a reduction in short-term investments, mainly investments in short-term notes, and an increase in adjusted accounts payable by RUB 22.9 billion and RUB 10.9 billion, respectively.

At the end of 2011, net working capital amounted to RUB 66.6 billion, which is RUB 15.9 billion less than at the end of 2010. The decrease in the net working capital was due to a reduction in current assets by the end of 2011 as a result of:

  Reduction in short-term investments, mainly investments in short-term notes, by RUB 19.7 billion as compared with the end of 2010;

  Reduction in short-term receivables (including allowance for doubtful debts) by RUB 8.2 billion as compared with the end of 2010, mainly due to an increase in the allowance for doubtful debts from RUB 10.4 billion as of December 31st, 2010 to RUB 24.8 billion as of December 31st, 2011.

Current liquidity ratio, quick liquidity ratio: FGC UES’ current and quick liquidity ratios were consistently high during recent years (2008-2011) (the standard value is 1 to 2 for the current ratio and 0.7 to 0.8 for the quick ratio), despite changes in the Issuer’s accounting policies in 2009 and 2011, which is indicative of the Issuer’s good level of liquidity and ability to meet its short-term obligations.

In general, FGC UES consistently maintained a high level of both current and quick ratios, and provided financing for 82% of its total assets by its own equity as of the end of 2011.

The opinion of each of the Issuer’s management bodies as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance, and arguments to support their position.

The Issuer’s management bodies have similar opinions as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance.

Special opinion of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance recorded in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or the collegial executive body meeting that considered the relevant issues, arguments to support their position:

Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance.

5.3. Amount and structure of the Issuer’s capital and current assets

5.3.1. Amount and structure of the Issuer’s capital and current assets

Information for the last 5 completed financial years:

Indicator	December	December	December	December	December
	31st, 2007	31st, 2008	31st, 2009	31st, 2010	31st, 2011
a) Issuer’s authorized capital, RUB	180,691,104	576,757,098	576,757,098	616,780,667	627,974,064
ths.
b) Total value of shares purchased	-	-	-	-	-
by the Issuer for re-sale, RUB ths.,
percentage of such shares from
those placed
c) Issuer’s reserve capital formed	4,657,605	9,910,770	10,134,044	10,134,044	13,038,463
by deductions from the Issuer’s
profit, RUB ths.
d) Issuer’s additional capital, RUB	16,994,046	52,597,360	59,386,652	178,961,386	231,745,337
ths.
e) Issuer’s undistributed profit	2,442,736	26,912,201	(66,810,391)	(11,684,468)	(19,231,762)
(loss)**, RUB ths.
f) Issuer’s total capital, RUB ths.	204,785,491	666,177,429	579,467,403	794,191,629	853,526,102

88

* Reflects the increase in the value of assets defined by revaluation and the difference between the selling price (placement price) and the nominal value of the Company’s shares (stakes) due to the sale of shares (stakes) at a price exceeding the nominal value. As of December 31st, 2010 and December 31st, 2011, the value of additional capital is represented as the total value of line 1340 ‘Revaluation of non-current assets’ and line 1350 ‘Additional capital (excluding revaluation)’ of the balance sheet as of December 31st, 2010 and December 31st, 2011, respectively, of the Issuer’s 2011 accounting statements.

** As of December 31st, 2010 and December 31st, 2011, the amount of the Issuer’s undistributed net income (loss) is represented in line 1370 ‘Undistributed profit (uncovered loss)’ in the balance sheet as of December 31st, 2010 and December 31st, 2011, respectively, of the Issuer’s 2011 accounting statements, whereas: the amount as of December 31st, 2009 is represented by the total value of line 460 ‘Uncovered loss of previous years’ and line 475 ‘Current year undistributed loss’ of the balance sheet as of December 31st, 2009; the amount as of December 31st, 2007 and December 31st, 2008 is represented by the total value of line 465 ‘Undistributed profit of previous years’ and line 470 ‘Current year undistributed profit’ of the balance sheet as of December 31st, 2007 and December 31st, 2008, respectively.

The amount of authorized capital in this Clause complies with the amount in the Issuer’s founding documents. As of December 31st, 2010, 100% of the Company’s authorized capital was paid up.

According to the submitted data, the Issuer’s capital and reserves displayed a tendency for growth during the entire period under review.

In 2008, there was a significant increase in the Company’s capital, in particular:

  The increase in the authorized capital was due to the issuance of FGC UES’ shares and the restructuring of RAO UES of Russia;

  In 2008, the amount of the Company’s additional capital increased by the amount of the share premium and additional capital of affiliated companies, as a result of restructuring RAO UES of Russia.

In 2009, the total amount of the Company’s capital decreased due to a loss of RUB 59.9 billion in the current period and accumulated unrecovered loss of RUB 6.9 billion as of December 31st, 2009.

In 2010, as compared with the same period in 2009, the total capital of the Company increased by RUB 214.7 billion due to an additional issue of FGC UES shares, the recognition of the revaluation of fixed assets as of January 1st, 2010 and December 31st, 2010 in connection with changes in the Issuer’s accounting policy for 2011 (the description of the effects of changes in the Issuer’s accounting policy for 2011 on the additional capital is given below) and a reduction in the Issuer’s undistributed net loss by RUB 55.1 billion.

In 2011, as compared with the same period in 2010, the total capital of the Company increased by RUB 59.3 billion due to an additional issue of FGC UES shares and the recognition of the revaluation of fixed assets as of December 31st, 2011.

The effect of changes in the Issuer’s 2011 accounting policy on additional capital:

Due to amendments in existing accounting regulations, the date and method of accounting for the revaluation of fixed assets were changed from 2011. Please note the difference in the approach to accounting for revaluation in the information on additional capital of the Issuer in this Prospectus:

1) Information on additional capital as of December 31st, 2010 includes revaluation as of January 1st, 2010 and January 1st, 2011, while information on additional capital as of December 31st, 2011 includes revaluation as of December 31st, 2011, since:

  revaluation as of December 31st, 2011 was included in the balance sheet as of December 31st, 2011 (line “Revaluation of non-current assets”) of the Company’s 2011 accounting statements;

  revaluation as of January 1st, 2010 and January 1st, 2011 was included in the balance sheet as of December 31st, 2010 (line “Revaluation of non-current assets”) of the Company’s 2011 accounting statements.

2) Information on additional capital as of December 31st, 2007, December 31st, 2008 and December 31st, 2009 includes revaluation as of January 1st, 2007, January 1st, 2008 and January 1st, 2009, respectively, since:

  the revaluation was performed as of January 1st of the year following the reporting year and was recognized by the Company as adjustments in comparative data in the accounting statements for the year following the reporting year as an adjustment to opening data;

  data as of December 31st, 2007, December 31st, 2008 and December 31st, 2009 are from the Company’s accounting statements for the relevant year.

89

Revaluation recognized in the additional capital in different years:

Date of revaluation	Total revaluation amount included in
additional capital, RUB ths.
January 1st, 2007	3,958,177
January 1st, 2008	4,099,955
January 1st, 2009	6,905,053

Therefore, the value of additional capital as of December 31st, 2009 does not include the effect of revaluation of the Issuer’s fixed assets as of January 1st, 2010 in the amount of RUB 88,209,715 thousand, while this effect is included in the value of additional capital as of December 31st, 2010, since the data for 2010 is based on the Issuer’s 2011 accounting statements.

The amount of the Issuer’s current assets in accordance with accounting (financial) statements (RUB ths.):

RUB ths.

Current assets	December	December	December	December	December
	31st, 2007	31st, 2008	31st, 2009	31st, 2010	31st, 2011
Inventory, including	2,238,267	3,305,661	2,427,514	4,437,478	9,103,234
raw stock, materials and other	1,832,120	1,728,321	2,262,155	4,407,467	9,073,248
similar values
investments in production in process	-	-	-	-	-
(uncompleted)
finished goods and goods for re-sale	120,930	84,863	29,993	30,011	29,986
goods delivered	-	-	-	-	-
deferred expenses	285,217	1,492,477	135,366	-	-
other inventories and expenses	-	-	-	-	-
Value added tax (VAT) on acquired	1,731,506	1,961,283	2,070,794	2,295,467	2,941,805
assets
Accounts receivable (payments due	605,359	10,871,826	20,492,819	8,696,249	8,102,357
within 12 months from the reporting
date)
including buyers and customers	-	-	185,910	68,106	2,658
Accounts receivable (payments due	42,267,665	141,184,013	117,170,891	61,846,955	53,624,679
within 12 months from the reporting
date)*
including buyers and customers	1,683,081	5,053,894	8,949,413	8,669,641	10,860,149
Short-term financial investments	3,930,420	49,390,019	69,127,725	46,244,024	26,556,873
Cash assets	9,991,374	5,640,064	11,312,141	11,243,302	17,247,710
Other current assets	-	-	-	194,748	415,320
Total current assets	60,764,591	212,352,866	222,601,884	134,958,223	117,991,978

* Due to a change in the Issuer’s accounting policy for 2011, starting from December 31st, 2010, advances to construction contractors for non-current assets were excluded from accounts receivable.

Structure of the Issuer’s current assets in accordance with accounting (financial) statements:

%

Current assets	December	December	December	December	December
	31st, 2007	31st, 2008	31st, 2009	31st, 2010	31st, 2011
Inventory, including	3.68	1.56	1.09	3.29	7.72
raw stock, materials and other	3.02	0.81	1.02	3.27	7.69
similar values
investments in production in process	-	-	-	-	-
(uncompleted)
finished goods and goods for re-sale	0.20	0.04	0.01	0.02	0.03
goods delivered	-	-	-	-	-
deferred expenses	0.47	0.70	0.06	-	-
other inventories and expenses	-	-	-	-	-
Value added tax on acquired assets	2.85	0.92	0.93	1.70	2.49
Accounts receivable (payments due	1.00	5.12	9.21	6.44	6.87
within 12 months from the reporting
date)
including buyers and customers	-	-	0.08	0.05	-
Accounts receivable (payments	69.56	66.49	52.64	45.83	45.45
falling due within 12 months from
balance sheet date)
including buyers and customers	2.77	2.38	4.02	6.42	9.20
Short-term financial investments	6.47	23.26	31.05	34.27	22.51
Cash assets	16.44	2.66	5.08	8.33	14.62
Other current assets	-	-	-	0.14	0.35
Total current assets	100	100	100	100	100

90

Sources of financing for the Issuer’s current assets:

Income from ordinary activities and bank loans:

The Issuer’s current asset financing policy:

FGC UES current asset financing policy includes the following measures:

  Optimizing the amount and structure of financial sources to provide for the efficient use of equity capital and sufficient financial stability;

  Cooperating with major banks aimed at crediting statutory activities and optimizing interest rates.

Factors that may entail changes in the current asset financing policy and the estimation of their probability:

The following factors may entail changes in the current asset financing policy:

  Growth in the Issuer’s accounts receivable. Access to additional short-term and long-term loans which will increase the debt burden above planned levels and cooperation with public authorities for obtaining additional budgetary funds will be required. In the opinion of the Issuer, the possibility of this factor is average;

  Negative changes in the financial market and, as a consequence, an increase in interest risks for the Issuer. A change in the Issuer’s current borrowing structure will be required. In the opinion of the Issuer, the possibility of this factor is average;

  Strengthening of creditor requirements. In this case, the Issuer will have to pay off accounts payable by attracting loan funds, thus replacing accounts payable to suppliers and contractors with loan indebtedness to banks and credit institutions. In the opinion of the Issuer, the possibility of this factor is low.

5.3.2. Issuer’s financial investments

The list of the Issuer’s financial investments amounting to at least 10 percent of all its financial investments as of the end of the last financial year prior to the date of approval of this Prospectus:

Total investments of the Issuer as of December 31st, 2011 amounted to RUB 108,604,268 thousand:

  financial investments (line 1150 of the balance sheet as of December 31st, 2011): RUB 82,047,395 thousand;

  financial investments (excluding cash equivalents) (line 1240 of the balance sheet as of December 31st, 2011): RUB 26,556,873 thousand.

Financial investments amounting to at least 10 percent of all financial investments of the Issuer as of December 31st, 2011:

Issue-grade securities:
Class of securities:	ordinary shares
Full company name of the Issuer:	Open Joint Stock Company INTER RAO UES
Abbreviated company name of the Issuer:	JSC INTER RAO UES
Issuer’s location:	27 Bolshaya Pirogovskaya Street, Building 3, Moscow,
Russia, 119435
TIN (Taxpayer Identification Number):	2320109650
OGRN:	1022302933630
State registration number of the securities issue:	1-03-33498-E
State registration date:	October 29th, 2009
Registration authority that performed the State	Russian Federal Financial Markets Service
registration of the issue:
Number of securities owned by the Issuer:	1,469,419,230,708
Total nominal value of owned securities, RUB ths.:	41,287,257
Total book value of owned securities, RUB ths.:	53,791,030
Amount of declared dividend, RUB ths.:	The Annual General Shareholders’ Meeting of INTER
RAO UES which was held on June 24th, 2011 (Minutes
No. 8 dated June 28th, 2011) resolved to pay dividends
on ordinary shares of INTER RAO UES based on 2010
results in the amount of RUB 0.00001544 per ordinary
share of the Company in cash within 60 days from the
date of the resolution to pay dividends. The amount of
accrued dividends per INTER RAO UES shareholder is
calculated down to one kopeck. Rounding is performed
according to mathematical rounding rules.
Payment date:	August 23rd, 2011

91

The amount of the Issuer’s investments in shares of joint stock companies in connection with the increase in the authorized capital of the joint stock company using the property of such joint stock company has not increased.

Non-issue-grade securities:
Class of securities:	promissory notes
Full company name of the Issuer:	Gazprombank (Open Joint Stock Company)
Abbreviated company name of the Issuer:	GPB (JSC)
Issuer’s location:	16 Nametkina Street, Building 1, Moscow, Russia,
117420
TIN (Taxpayer Identification Number):	7744001497
OGRN:	1027700167110
Number of securities owned by the Issuer:	17
Total nominal value of owned securities, RUB ths.:	14,100,107
Total book value of owned securities, RUB ths.:	14,039,826
Principal, RUB ths.:	14,100,107
Interest accrued (paid), RUB ths.:	0
Maturity date:	January 2012

Information on provisions for the depreciation of securities:

No provision for the above-mentioned financial investment has been created.

The amount of provisions for the depreciation of securities:

  as of December 31st, 2010: RUB 12,580,270 thousand, including:
  long-term financial investments (line 1150 of the balance sheet as of December 31st, 2010 of the Issuer’s accounting statements for 2011: RUB116,156,517 thousand) – 12,018,970 thousand;
  short-term financial investments (line 1240 of the balance sheet as of December 31st, 2010 of the Issuer’s accounting statements for 2011: RUB46,805,324 thousand) – 561,300 thousand;

  as of December 31st, 2011: RUB 11,278,707 thousand, including:
  long-term financial investments (line 1150 of the balance sheet as of December 31st, 2011: RUB 92,764,802 thousand) – RUB 10,717,407 thousand;
  short-term financial investments (line 1240 of the balance sheet as of December 31st, 2011: RUB 27,118,173 thousand) – RUB 561,300 thousand;

Other financial investments of the Issuer:
As of December 31st, 2009, there are no other financial investments amounting to at least 10 percent of all financial investments of the Issuer.

Information on the amount of the potential loss due to the bankruptcy of investee organizations (entities) with indication of each type of investment.

The amount of potential losses due to the bankruptcy of investee organizations (enterprises) for each type of investments is limited by the amount of invested funds.

If the Issuer has funds on deposit or other accounts with banks and other credit institutions and their licenses have been suspended or revoked, or if any such credit institution is subject to re-organization, liquidation, bankruptcy or insolvency proceedings, information on the amount of the loss (or the potential loss) due to such events:

The Issuer has no funds on deposit or other accounts with banks and other credit institutions, for which the licenses have been suspended or revoked or which are subject to re-organization, liquidation, bankruptcy or insolvency proceedings.

Information on losses presented in the Issuer’s estimate on financial investments, as reflected in the Issuer’s accounting (financial) statements over a period from the beginning of the reporting year to the date of the approval of this Prospectus:

According to the Issuer’s accounting policy for 2012, the revaluation of financial investments, the current market value of which can be determined as established by law, is made once a year. In this connection, no information on the Issuer’s losses on financial investments recognized in the Issuer’s accounting statements since the beginning of the reporting year up to the date of the approval of this Prospectus is disclosed.

Accounting standards (rules) used by the Issuer to perform calculations contained in this Clause of the Prospectus:

Financial investments are recognized by the Issuer in accordance with PBU 19/02 “Accounting for financial investments,” approved by Order No. 126n (dated December 10th, 2002) of the Russian Ministry of Finance.

92

5.3.3. Intangible assets of the Issuer

Composition, initial (replacement) value of fixed assets and the amount of depreciation for the last 5 complete fiscal years:

Group of intangible assets	Initial (replacement)	Accumulated
	value, RUB th.	depreciation, RUB th.

Reporting date: December 31st, 2007
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of	1,030	0
computer information
Imitative FGC UES trademark	246	86
Utility patent No. 36065 “Series compensation device”	130	0
Computer program under application No. 2004610967 Agr.	520	477
No. 15/04
Computer program “The Calculation and selection of	820	369
actuation parameters for the protection of DC devices”
Computer program under application No. 2004612623 Agr.	555	432
No. 15/04
Data and software complex Corporate Space-Distributed	603,275	130,710
Resource Control System Database
Data and software complex Corporate Space-Distributed	251,223	54,432
Resource Control System Program complex
Automated measuring and information system for electric	155,158	0
power fiscal accounting (AMIS EPFA)
Automatic program for complex document management	28,966	6,638
(ADMS)
Other	13,146	12,921
Total:	1,055,089	202,065

Reporting date: December 31st, 2008
Computer program “Air reactor with electro-magnetic	111	102
screen”
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electro-magnetic parameters for air lines”	75	75
Automatic program for complex document management	28,966	9,052
(ADMS) Agr. No. 222160
Automated measuring and information system for electric	155,158	38,789
power fiscal accounting (AMIS EPFA)
Imitative FGC UES trademark	246	111
Data and software complex Corporate Space-Distributed	603,275	251,364
Resource Control System Database
Data and software complex Corporate Space-Distributed	251,223	104,677
Resource Control System Program complex
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of	1,030	0
computer information
Film “FGC. Live-line work”	877	828
Computer program under application No. 2004610966 Agr.	7,145	7,145
No. 361 (fee)
Computer program under application No. 2004610967 Agr.	520	520
No. 15/04 (fee)
Computer program under application No. 2004612623 Agr.	555	555
No. 15/04
Computer program “Program for modelling and analyzing	4,075	4,075
energy systems”
Computer program “The Calculation and selection of	820	533
actuation parameters for the protection of DC devices”
Computer program “Calculating short circuit currents in the	825	536
DC network”

93

Automated accounting and reporting system	598,698	24,946
Automated property control system	221,844	0
Corporate information system “ACS Salary”	43,092	0
Information system “KPI – Motivation”	27,959	0
Corporate information control system “CICS Personnel”	32,573	0
Total:	1,979,365	443,456

Reporting date: December 31st, 2009
Computer program “Air reactor with electro-magnetic	111	111
screen”
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electromagnetic parameters for air lines”	75	75
Automatic program for complex document management	28,966	16,294
(ADMS) Agr. No. 222160
Automated measuring and information system for electric	155,158	77,579
power fiscal accounting (AMIS EPFA)
Imitative FGC UES trademark	246	135
Data and software complex Corporate Space-Distributed	603,275	372,020
Resource Control System Database
Data and software complex Corporate Space-Distributed	251,223	154,921
Resource Control System Program complex
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of	1,030	0
computer information
Film “FGC. Live-line work”	877	877
Computer program under application No. 2004610966 Agr.	7,145	7,145
No. 361 (fee)
Computer program under application No. 2004610967 Agr.	520	520
No. 15/04 (fee)
Computer program under application No. 2004612623 Agr.	555	555
No. 15/04
Computer program “Program for modelling and analyzing	4,075	4,075
energy systems”
Computer program “The Calculation and selection of	820	697
actuation parameters for the protection of DC devices”
Computer program “Calculating short circuit currents in the	825	701
DC network”
Automated accounting and reporting system	598,698	174,620
Automated property control system	221,844	55,461
Corporate information system “ACS Salary”	43,092	10,773
Information system “KPI – Motivation”	27,959	6,990
Corporate information control system “CICS Personnel”	32,573	8,143
Automatic measurement data collection system (AMDSC)	2,489	691
Technological information system of the Operation Modes	18,948	3,948
Service “FSKNetExpense”
Automated maintenance and repair control system (AMRCS)	149,420	31,129
Program module “Electric diagram”	2,020	505
Program module “UES networks”	4,219	1,055
Corporate information analysis system (CIAS)	18,018	3,504
Automated planning system	47,617	6,944
Electricity accounting information and analysis system	68,798	4,300
EAIAS
Updated automated document management system –	34,326	2,145
MADMS
System for storing and displaying reference data	7,926	440
Invention “Reactive power compensation device”	2,105	11
Utility model “Foundation”	7,610	93
Total:	2,342,862	946,605

94

Reporting date: December 31st, 2010
Computer program “Air reactor with electro-magnetic	111	111
screen”
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electromagnetic parameters for air lines”	75	75
Automatic program for complex document management	28,966	23,535
(ADMS) Agr. No. 222160
Automated measuring and information system for electric	155,158	116,579
power fiscal accounting (AMIS EPFA)
Imitative FGC UES trademark	246	160
Data and software complex Corporate Space-Distributed	603,276	492,676
Resource Control System Database
Data and software complex Corporate Space-Distributed	251,223	205,166
Resource Control System Program complex
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of	1,030	0
computer information
Film “FGC. Live-line work”	877	877
Computer program under application No. 2004610966 Agr.	7,145	7,145
No. 361 (fee)
Computer program under application No. 2004610967 Agr.	520	520
No. 15/04 (fee)
Computer program under application No. 2004612623 Agr.	555	555
No. 15/04
Computer program “Program for modelling and analyzing	4,075	4,075
energy systems”
Computer program “The Calculation and selection of	820	820
actuation parameters for the protection of DC devices”
Computer program “Calculating short circuit currents in the	825	825
DC network”
Automated accounting and reporting system for FGC UES	598,698	324,295
Automated property control system for FGC UES and its	221,844	110,922
branches
Corporate information system “ACS Salary”	43,092	21,546
Information system “KPI – Motivation”	27,959	13,980
Corporate information control system “CICS Personnel”	32,573	16,286
Automatic measurement data collection system via the	2,489	1,521
mobile automated work station (AMDCS)
Technological information system of Operation Modes	18,948	8,685
Service “FSKNetExpense” (TIS OPS “FSKNetExpense”)
Automated maintenance and repair control system (AMRCS)	149,420	68,484
Program module “Electric diagram”	2,020	1,178
Program module “UES networks”	4,219	2,461
Corporate information analysis system (CIAS)	18,018	9,509
Automated planning and budgeting system for FGC UES	47,617	18,848
(UPBS)
Electricity accounting information and analysis system	68,798	21,500
EAIAS
Updated automated document management system –	34,326	10,727
MADMS
System for storing and displaying reference data CICS for	7,926	3,082
FGC UES
Invention “Reactive power compensation device”	2,105	148
Utility model “Foundation”	7,610	1,206
Metal grill of the power pile foundation for transmission	4,170	376
towers
Utility model “Pad and chimney foundation for transmission	1,130	107
towers”

95

Utility model “Pad and chimney foundation for stayed	1,130	107
transmission towers”
Anchor metal head for reinforced concrete foundation	9,170	812
Computer program “Technological connection of customers”	6,391	1,598
Utility model “Current limiter,” No. 89783	2,140	153
Computer program for defining set points for the micro-	2,179	454
processor complex of emergency control automatics
Computer program “Routine switching guide” (Eksper)	2,070	431
Utility model No. 95350 “Tangent-suspension portal support	7,115	187
for power lines”
Utility model No. 94261 “Angle-tension tower of single-	4,970	134
circuit three-phase power line”
Utility model No. 86212 “Tangent-suspension portal support	2,170	63
for 330 kV power lines”
Utility model No. 86211 “Tangent-suspension portal support	3,170	48
for 500 kV power lines”
Patent for invention No. 2334293 “Superconductive multi-	3,265	17
filamentary strip conductor for alternating and direct
currents”
Patent for invention No. 2390064 “Superconductive multi-	3,130	14
filamentary conductor for alternating and direct currents”
Utility patent No. 71190 “Superconductive synchronous	280	3
electrical composite rotor machine”
Utility patent No. 74521 “Superconductive cable current	1,270	15
lead”
Patent for invention No. 2341838 “Superconductive multi-	3,265	16
filamentary circular conductor”
Corporate procurement management system (CPMS)	611	25
Corporate portal of FGC UES / Internet representation	5,806	483
Automated system “Visitors passage control” (AS VPC)	4,019	0
Total:	2,410,313	1,492,688

Reporting date: December 31st, 2011
Computer program “Air reactor with electromagnetic screen”	111	111
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electromagnetic parameters for air lines”	75	75
Automatic program for complex document management	28,966	28,966
(ADMS) Agr. No. 222160
Automated measurement and information system for electric	155,158	155,158
power fiscal accounting (AMIS EPFA)
Imitative FGC UES trademark	246	185
Data and software complex Corporate Space-Distributed	603,276	603,276
Resource Control System Database
Data and software complex Corporate Space-Distributed	251,223	251,223
Resource Control System Program complex
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of	1,030	0
computer information
Film “FGC. Live-line work”	877	877
Computer program under application No. 2004610966 Agr.	7,145	7,145
No. 361 (fee)
Computer program under application No. 2004610967 Agr.	520	520
No. 15/04 (fee)
Computer program under application No. 2004612623 Agr.	555	555
No. 15/04
Computer program “Program for modelling and analyzing	4,075	4,075
energy systems”
Computer program “The Calculation and selection of	820	820
actuation parameters for the protection of DC devices”

96

Computer program “Calculating short circuit currents in the	825	825
DC network”
Automated accounting and reporting system for FGC UES	598,698	473,969
Automated property control system for FGC UES and its	221,844	166,383
branches
Corporate information system “ACS Salary”	43,092	32,319
Information system “KPI – Motivation”	27,959	20,969
Corporate information control system “CICS Personnel”	32,573	24,430
Automatic measurement data collection system via the	2,489	2,351
mobile automated work station (AMDCS)
Technological information system of Operation Modes	18,948	13,421
Service “FSKNetExpense” (TIS OPS “FSKNetExpense”)
Automated maintenance and repair control system (AMRCS)	149,420	105,839
Program module “Electric diagram”	2,020	1,852
Program module “UES networks”	4,219	3,867
Corporate information analysis system (CIAS)	18,018	15,515
Automated planning and budgeting system for FGC UES	47,617	30,753
(UPBS)
Electricity accounting information and analysis system	68,798	38,699
EAIAS
Updated automated document management system –	34,326	19,308
MADMS
System for storing and displaying reference data CICS for	7,926	5,724
FGC UES
Invention “Reactive power compensation device”	2,105	284
Utility model “Foundation”	7,610	2,320
Metal grill of the power pile foundation for transmission	4,170	826
towers
Utility model “Pad and chimney foundation for transmission	1,130	235
towers”
Utility model “Pad and chimney foundation for stayed	1,130	235
transmission towers”
Anchor metal head for reinforced concrete foundation	9,170	1,785
Computer program “Technological connection of customers”	6,391	3,728
Utility model “Current limiter” No. 89783	2,140	382
Computer program for defining set points for the micro-	2,179	1,544
processor complex of emergency control automatics
Computer program “Routine switching guide” (Eksper)	2,070	1,466
Utility model No. 95350 “Tangent-suspension portal support	7,115	936
for power lines”
Utility model No. 94261 “Angle-tension tower of single-	4,970	672
circuit three-phase power line”
Utility model No. 86212 “Tangent-suspension portal support	2,170	316
for 330 kV power lines”
Utility model No. 86211 “Tangent-suspension portal support	3,170	462
for 500 kV power lines”
Patent for invention No. 2334293 “Superconductive multi-	3,265	220
filamentary strip conductor for alternating and direct
currents”
Patent for invention No. 2390064 “Superconductive multi-	3,130	183
filamentary conductor for alternating and direct currents”
Utility patent No. 71190 “Superconductive synchronous	280	46
electrical composite rotor machine”
Utility patent No. 74521 “Superconductive cable current	1,270	190
lead”
Patent for invention No. 2341838 “Superconductive multi-	3,265	220
filamentary circular conductor”
Corporate procurement management system (CPMS)	611	331
Corporate portal of FGC UES / Internet representation	5,806	5,806
Automated system “Visitors passage control” (AS VPC)	4,019	2,177

97

Specific Software Automated Information-Measuring System	428,670	0
for Electric Power Metering of the UNEG
Software Development “Determining 6-500 kV switchers	92	0
commutation life”
Total:	2,839,075	2,033,722

Methods for evaluating intangible assets and their appraisal value in case of the contribution of intangible assets to the authorized (joint stock) capital (unit fund) or their uncompensated transfer:

There have been neither contributions nor uncompensated transfers of intangible assets to the authorized capital.

Accounting standards (rules) used by the Issuer to submit information on its intangible assets:

Intangible assets have been and will be accounted for by the Issuer in accordance with the Intangible Asset Accounting Regulation No.14/2007 “Intangible Asset Accounting,” as approved by Order No. 153n (dated December 27th, 2007) of the Russian Ministry of Finance.

5.4. Information on the Issuer’s policy and expenses associated with scientific and technical development, licenses and patents, new developments and investigations

Information on the Issuer’s scientific and technological development policy for the last 5 complete financial years, including research and development expenditures out of the Issuer’s own funds for each of the reporting periods:

FGC UES has developed a policy for the innovative development and modernization of the Company, under which the program for the innovative development of FGC UES (hereinafter referred to as the “Innovative Development Program”) was approved.

One of the Program’s main directions will be developing, testing and introducing “breakthrough” and “ameliorative” innovative technologies within the UNEG facilities. These include technologies for accumulating electric energy, the “digital substation”, “high-temperature superconductivity” and direct current power transmission and other technologies.

The R&D program is aimed at creating a smart grid and providing for sustainable innovative UNEG development.

The target goal of the R&D Program is to establish a smart energy system with an active adaptive grid (SESAAG), which means a qualitatively new technological level of domestic energy development with a dynamic positive multiplier effect for the development of the industry and other activities inside Russia.

SESAAG establishment involves the development and implementation of new principles for engineering control, element management systems and grid control systems in steady and post-emergency modes, reliable, long-life electrical equipment and automation systems based on new scientific developments, techniques and principles of UES operation.

The main R&D priorities within the Company’s Innovative Development Program include the following:

  Developing the concept and theoretical foundations for the smart energy system with an active adaptive grid (smart grid system);

  Developing new types of power equipment for sub-stations and electric energy transmission lines for the smart grid system;

  Developing new types of control equipment, automation and protection and measurement systems for the smart grid system;

  Developing a control system for the smart grid system;

  Developing a system for monitoring and protecting the grid from external impacts;

  Providing for the reliable and safe operation of the UNEG and maintaining high quality power transmission services;

  Upgrading energy efficiency of the electric grids.

The Issuer’s research and development expenditures out of its own funds over the last 5 complete financial years:

	2007	2008	2009	2010	2011
R&D funding, RUB mln	0.0*	140.0	390.0	1,036.7	1,978.0

* R&D funding in 2007 was provided for out of the contribution of FGC UES to the authorized capital of wholly-owned subsidiaries and affiliates: R&D Center for Power Engineering in the amount of RUB 397.0 million (currently RDC of FGC UES).

** The amount of R&D funding within investment activities (RUB 999.7 million in 2010, RUB 1,897.8 million in 2011) and principal activities (RU B36.95 million in 2010, RUB 80.24 million in 2011).

98

Information on the legal protection of basic intellectual property items (including dates of issue and validity periods for invention patents, utility patents and design patents, data on the State registration of trademarks and service marks, and the place of origin for goods).

As of the date of approval of this Prospectus, FGC UES was the right holder of the following patents and certificates:

  Russian Title of Protection No. 267439 dated April 20th, 2004 for the trademark (service mark) of FGC UES. Priority date of the trademark: October 30th, 2003. The registration period expires October 30th, 2013;

  Russian utility patent No. 35039 dated December 20th, 2003 “High-voltage circuit breaker.” Utility model priority date: September 18th, 2003. The patent term expires September 18th, 2013 + Appendix dated January 15th, 2008;

  Russian utility patent No. 34818 dated December 10th, 2003 “Reactive power compensator ”. Utility model priority date: August 28th, 2003. The patent term expires August 28th, 2013 + Appendix dated January 15th, 2008;

  Russian utility patent No. 36065 dated February 20th, 2004 “Device for series compensation of parameters in a transmission line.” Utility model priority date: December 4th, 2003. The patent term expires December 4th, 2013 + Appendix dated January 15th, 2008;

  Russian utility patent No. 42706 dated December 10th, 2004 “Arrester”. Utility model priority date: August 31st, 2004. The patent term expires August 31st, 2014 + Appendix dated January 15th, 2008;

  Russian invention patent for invention No. 2231205 dated June 20th, 2004 “Voltage converter control method”. Invention priority date: October 10th, 2002. The patent term expires October 10th, 2022;

  Russian utility patent No. 40530 dated September 10th, 2004 “Capacitor battery”. Utility model priority date: May 20th, 2004. The patent term expires May 20th, 2014 + Appendix dated January 15th, 2008;

  Russian utility patent No. 49072 dated November 10th, 2005 “Intermediate support of the overhead power line”. Utility model priority date: August 28th, 2003. The patent term expires August 28th, 2013 + Appendix dated January 15th, 2008;

  Russian utility patent No. 51447 dated February 10th, 2006 “Asynchronous power system flexible connection device”. Utility model priority date: September 30th, 2005. The patent term expires September 30th, 2015;

  Russian utility patent No. 52254 dated March 10th, 2006 “High-voltage circuit breaker”. Utility model priority date: August 28th, 2003. The patent term expires August 28th, 2013 + Appendix dated January 15th, 2008;

  Russian invention patent No. 2275647 dated April 27th, 2006 “Diagnostic method for a high-voltage ceramic cylindrical post insulator”. Utility model priority date: July 2nd, 2003. The patent term expires July 2nd, 2023;

  Russian utility patent No. 52786 dated April 27th, 2006 “Mobile workshop”. Utility model priority date: November 23rd, 2005. The patent term expires November 23rd, 2015;

  Russian utility patent No. 55222 dated July 27th, 2006 “Condenser voltage control device”. Utility model priority date: August 28th, 2003. The patent term expires August 28th, 2013 + Appendix dated January 15th, 2008;

  Russian utility patent No. 55223 dated July 27th, 2006 “Reactive power compensation device”. Utility model priority date: March 14th, 2006. The patent term expires March 14th, 2016 + Appendix dated January 15th, 2008;

  Russian patent for invention No. 2280934 dated July 27th, 2006 “Reactive power compensation device control method”. Invention priority date: March 30th, 2005. The patent term expires March 30th, 2025;

  Russian utility patent No. 58221 dated November 10th, 2006 “Acoustic emission control device”. Utility model priority date: May 31st, 2006. The validity period of the patent expires May 31st, 2016;

  Russian utility patent No. 58246 dated November 10th, 2006 “High-voltage switchboard optical control device”. Utility model priority date: May 31st, 2006. The validity period of the patent expires May 31st, 2016;

  Russian utility patent No. 58258 dated November 10th, 2006 “Damping resistor for high-voltage circuit breaker”. Utility model priority date: May 31st, 2006. The validity period of the patent expires May 31st, 2016;

  Russian utility patent No. 59651 dated December 27th, 2006 “Foundation”. Utility model priority date: August 3rd, 2006. The patent term expires August 3rd, 2016;

  Russian utility patent No. 62753 dated April 27th, 2007 “Asynchronized electrical machine excitation control device”. Utility model priority date: November 29th, 2006. The patent term expires November 29th, 2016;

  Russian utility patent No. 70595 dated January 27th, 2008 “Superconducting cable”. Utility model priority date: September 11th, 2007. The patent term expires September 11th, 2017 + Appendix dated January 14th, 2010 for the transfer of the exclusive right to utility model No. 70595 to FGC UES in accordance with Agreement No. RD0059147 dated January 14th, 2010, registered with Rospatent;

  Russian patent for invention No. 2316867 dated February 10th, 2008 “Combined installation for ice melting and reactive power compensation”. Invention priority date: August 11th, 2006. The patent term expires August 11th, 2026;

99

  Russian utility patent No. 74521 dated June 27th, 2008 “Superconductive cable current lead”. Utility model priority date: February 21st, 2008. The patent term expires February 21st, 2018 + Appendix dated January 14th, 2010 for the transfer of the exclusive right to utility model No. 74521 to FGC UES in accordance with Agreement No. RD0059147 dated January 14th, 2010, registered with Rospatent;

  Russian patent for invention No. 2334293 dated September 20th, 2008 “Superconductive multi-filamentary strip conductor for alternating and direct currents”. Utility model priority date: December 19th, 2006. The patent term expires December 19th, 2026 + Appendix dated January 20th, 2010 for transfer of the exclusive right to invention No. 2334293 to FGC UES in accordance with Agreement No. RD0059394 dated January 20th, 2010, registered with Rospatent;

  Russian invention patent No. 2341838 dated December 20th, 2008 “Superconductive multi-filamentary circular conductor for alternating and direct currents”. Utility model priority date: December 19th, 2006. The patent term expires December 19th, 2026 + Appendix dated January 20th, 2010 for the transfer of the exclusive right to invention No. 2341838 to FGC UES in accordance with Agreement No. RD0059394 dated January 20th, 2010, registered with Rospatent;

  Russian utility patent No. 79309 dated December 27th, 2008 “Multi-sided power line tower body”. Utility model priority date: July 5th, 2008. The patent term expire July 5th, 2018. + Appendix dated January 12th, 2010 for the transfer of the exclusive right to utility model No. 79309 to FGC UES inaccordance with Agreement No. RD0059086 dated January 12th, 2010, registered with Rospatent;

  Russian utility patent No. 79600 dated January 10th, 2009 “Multi-sided power line tower body”. Utility model priority date: July 18th, 2008. The patent term expires July 18th, 2018. + Appendix dated January 12th, 2010 for the transfer of the exclusive right to utility model No. 79600 to FGC UES in accordance with Agreement No. RD0059086 dated January 12th, 2010, registered with Rospatent;

  Russian utility patent No. 80878 dated February 27th, 2009 “Multi-sided power line tower body”. Utility model priority date: September 5th, 2008. The patent term expires September 5th, 2018. + Appendix dated January 12th, 2010 for the transfer of the exclusive right to utility model No. 80878 to FGC UES in accordance with Agreement No. RD0059086 dated January 12th, 2010, registered with Rospatent;

  Russian utility patent No. 81737 dated March 27th, 2009 “Pad and chimney foundations for transmission towers”. Utility model priority date: November 24th, 2008. The patent term expires November 24th, 2018;

  Russian utility patent No. 82234 dated April 20th, 2009 “Pad and chimney foundations for transmission tower stays”. Utility model priority date: November 24th, 2008. The patent term expires November 24th, 2018;

  Russian utility patent No. 86200 dated August 27th, 2009 “Metal grill of the power pile foundation for transmission towers”. Utility model priority date: April 13th, 2009. The patent term expires April 13th, 2019;

  Russian utility patent No. 86211 dated August 27th, 2009 “Intermediate portal support for 500 kV power lines”. Utility model priority date: April 13th, 2009. The patent term expires April 13th, 2019;

  Russian utility patent No. 86212 dated August 27th, 2009 “Intermediate portal support for 330 kV power lines”. Utility model priority date: April 13th, 2009. The patent term expires April 13th, 2019;

  Russian utility patent No. 87578 dated October 10th, 2009 “Container-type converter installation”. Utility model priority date: March 19th, 2009. The patent term expires March 19th, 2019;

  Russian utility patent No. 89543 dated December 10th, 2009 “Anchor metal head for reinforced concrete foundation”. Utility model priority date: June 11th, 2009. The patent term expires on June 11th, 2019;

  Russian utility patent No. 89783 dated December 10th, 2009 “Current limiter”. Utility model priority date: July 17th, 2009. The patent term expires July 17th, 2019;

  Russian utility patent No. 91467 dated February 10th, 2010 “Magnetic explosion generator”. Utility model priority date: October 28th, 2009. The patent term expires October 28th, 2019;

  Russian utility patent No. 2390064 dated May 20th, 2010 “Superconductive multi-filamentary conductor for alternating and direct currents”. Utility model priority date: May 14th, 2009. The patent term expires May 14th, 2029;

  Russian utility patent No. 94261 dated May 20th, 2010 “Angle-tension tower of single-circuit three-phase power line - options”. Utility model priority date: December 15th, 2009. The patent term expires December 15th, 2019;

  Russian utility patent No. 95350 dated June 27th, 2010 “Intermediate portal support for high-voltage power lines”. Utility model priority date: March 12th, 2010. The patent term expires March 12th, 2020;

  Russian utility patent No. 96379 dated July 27th, 2010 “Pile foundation”. Utility model priority date: March 24th, 2010. The patent term expires March 24th, 2020;

  Russian utility patent No. 71688 dated March 20th, 2008 “Screw pile”. Utility model priority date: October 30th, 2007. The patent term expires October 30th, 2017 + Appendix dated June 17th, 2010 for the transfer of the exclusive right to utility model No. 71668 to FGC UES in accordance with Agreement No. RD0065972 dated June 17th, 2010, registered with Rospatent;

  Russian utility patent No. 73905 dated June 10th, 2010 “Angle-tension pole of three-phase power line (options)”. Utility model priority date: January 31st, 2008. The patent term expires January 31st, 2018 + Appendix dated June 17th, 2010 for the transfer of the exclusive right to utility model No. 73905 to FGC UES in accordance with Agreement No. RD0065972 dated June 17th, 2010, registered with Rospatent;

100

  Russian utility patent No. 80861 dated February 27th, 2009 “Multipile foundation of tower support”. Utility model priority date: August 15th, 2008. The patent term expires August 15th, 2018 + Appendix dated June 17th, 2010 for the transfer of the exclusive right to utility model No. 80861 to FGC UES in accordance with Agreement No. RD0065972 dated June 17th, 2010, registered with Rospatent;

  Russian utility patent No. 103184 dated March 27th, 2011 “Source of surge pressure for explosion safety tests for high-voltage oil-filled electric equipment”. Utility model priority date: November 10th, 2007. The validity period of the patent expires November 10th, 2020;

  Russian utility patent No. 2412512 dated February 20th, 2011 “Method of emergency control of thermal plant turbo-generator capacity (options)”. Invention priority date: January 22nd, 2010. The patent term expires January 22nd, 2030;

  Russian utility patent No. 103679 dated April 20th, 2011“Transforming sub-station”. Utility model priority date: December 1st, 2010. The patent term expires December 1st, 2020;

  Russian utility patent No. 103683 dated April 20th, 2011 “Long-span support of overhead power line to cable line and overhead power line with such support”. Utility model priority date: December 10th, 2010. The patent term expires December 10th, 2020;

  Russian utility patent No. 107189 dated August 10th, 2011 “Multipile foundations for tower support”. Utility model priority date: April 19th, 2011. The patent term expires April 19th, 2021;

  Russian utility patent No. 107191 dated August 10th, 2011 “Pre-fabricated metal grillage for multi-pile foundation of tower support”. Utility model priority date: March 30th, 2011. The patent term expires March 30th, 2021;

  Russian utility patent No. 107411 dated August 10th, 2011 “Control and monitoring module of metal-clad switchgear cubicle and a digital sub-station with metal-clad switchgear cubicle fitted with such module”. Utility model priority date: March 30th, 2011. The patent term expires March 30th, 2021;

  Russian utility patent No. 107414 dated August 10th, 2011 “Fragment of smart energy system with high-speed active power control”. Utility model priority date: March 21st, 2011. The patent term expires March 21st, 2021;

  Russian utility patent No. 107594 dated August 20th, 2011 “Voltage divider”. Utility model priority date: April 11th, 2011. The patent term expires April 11th, 2021.

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 004 384.3 “Pile foundation”. Patent priority date: March 24th, 2010. The patent term expires March 24th, 2020;

  Russian invention patent No. 2366055 dated August 27th, 2009 “Method of short circuit protection of high-voltage equipment”. The invention priority date: August 1st, 2008. The patent term expires August 1st, 2018 + Appendix dated September 14th, 2011 for the transfer of the exclusive right for invention No. 2366055 to FGC UES in accordance with Agreement No. RD0086943 dated September 14th, 2011, registered with Rospatent;

  Russian utility patent No. 107855 dated August 27th, 2011 “Explosion-proof cabin”. Utility model priority date: February 28th, 2011. The patent term expires February 28th, 2021;

  Russian utility patent No. 108235 dated September 10th, 2011 “AC generating unit”. Utility model priority date: March 24th, 2011. The patent term expires March 24th, 2021;

  Russian utility patent No. 109343 dated October 10th, 2011 “Lightning protection device for high-voltage overhead lines to be mounted on intermediate support, and high-voltage overhead line equipped with such a device”. Utility model priority date: May 26th, 2011. The patent term expires May 26th, 2021;

  Russian utility patent No. 109613 dated October 20th, 2011 “Lightning protection device for high-voltage overhead lines mounted on angle-tension tower, and high-voltage overhead line equipped with such a device”. Utility model priority date: May 26th, 2011. The patent term expires May 26th, 2021;

  Russian utility patent No. 111342 dated December 10th, 2011 “Fixing device for insulator angular position”. Utility model priority date: July 29th, 2011. The patent term expires July 29th, 2021;

  Russian utility patent No. 111343 dated December 10th, 2011 “Low-inductance switching surge absorbing resistor”. Utility model priority date: August 25th, 2011. The patent term expires August 25th, 2021;

  Russian utility patent No. 111346 dated December 10th, 2011 “High-voltage peak transformer”. Utility model priority date: August 10th, 2011. The patent term expires August 10th, 2021;

  Russian utility patent No. 111359 dated December 10th, 2011 “Arrester, high voltage insulator with arrester and high-voltage line equipped with such an insulator”. Utility model priority date: July 29th, 2011. The patent term expires July 29th, 2021;

  Russian utility patent No. 111719 dated December 20th, 2011 “Arrester, high voltage insulator with arrester and high-voltage line equipped with such an insulator”. Utility model priority date: August 10th, 2011. The patent term expires August 10th, 2021;

101

  Russian utility patent No. 112498 dated December 10th, 2012 “Current-limiting reactor” Utility model priority date: May 25th, 2011. The patent term expires May 25th, 2021;

  Russian utility patent No. 112501 dated January 10th, 2012 “Magnetic explosion generator”. Utility model priority date: August 25th, 2011. The patent term expires August 25th, 2021;

  Russian utility patent No. 113016 dated January 27th, 2012 “Transmission line fault locator”. Utility model priority date: October 24th, 2011. The patent term expires October 24th, 2021;

  Russian utility patent No. 113066 dated January 27th, 2012 “Power transformer explosion protection device”. Utility model priority date: September 16th, 2011. The patent term expires September 16th, 2021;

  Russian utility patent No. 113430 dated February 10th, 2012 “Power bus-bar assembly for voltage converter”. Utility model priority date: October 4th, 2011. The patent term expires October 4th, 2021;

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 316.5 “Multi-pile foundation for tower support”. Patent priority date: April 19th, 2011. The patent term expires on April 19th, 2021.

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 435.8 “Fragment of smart energy system with high-speed active power control”. Patent priority date: March 21st, 2011. The patent term expires March 21st, 2021;

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 584.2 “Control and monitoring module of metal-clad switchgear cubicle and a digital sub-station with metal-clad switchgear cubicle fitted with such module”. Patent priority date: March 30th, 2011. The patent term expires March 30th, 2021;

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 745.4 “Voltage divider”. Patent priority date: April 11th, 2011. The patent term expires April 11th, 2021;

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2012 100 099.7 “Lightning protection device for high-voltage overhead lines mounted on angle-tension tower, and high-voltage overhead line equipped with such device”. Patent priority date: May 26th, 2011. The patent term expires May 26th, 2021;

  Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2012 100 100.4 “Lightning protection device for high-voltage overhead lines mounted on the intermediate support and high-voltage overhead lines equipped with such a device”. Patent priority date: May 26th, 2011. The patent term expires May 26th, 2021;

  Russian utility patent No. 115501 dated April 27th, 2012 “Diagnostic device for instrument transformer secondary circuits”. Utility model priority date: December 28th, 2011. The patent term expires December 28th, 2021;

  Russian utility patent No. 115523 dated April 27th, 2012 “Digital flow sources and analog current and voltage controller synchronization device”. Utility model priority date: January 31st, 2012. The patent term expires January 31st, 2022;

  Russian utility patent No. 115969 dated May 10th, 2012 “Ice coatings cleaning device for power line cables or overhead ground-wire cables”. Utility model priority date: November 15th, 2011. The patent term expires November 15th, 2021;

  Russian utility patent No. 117739 dated June 27th, 2012 “SCR unit of high-voltage converter”. Utility model priority date: January 31st, 2012. The patent term expires January 31st, 2022;

  Russian invention patent No. 2449446 dated April 27th, 2012 “Method for fast control of active power overflows”. Utility model priority date: March 21st, 2011. The patent term expires March 21st, 2031;

  Russian invention patent No. 2452075 dated May 27th, 2012 “Capacitive voltage divider for sealed metal-clad switchgears”. Utility model priority date: April 11th, 2011. The patent term expires April 11th, 2031;

  Russian invention patent No. 2454772 dated June 27th, 2012 “Metal-clad switchgear cubicle control and monitoring device”. The invention priority date: March 30th, 2001. The patent term expires March 30th, 2031;

  Russian invention patent No. 2420752 dated June 10th, 2011 “Thyristor control device”. Invention priority date: February 2nd, 2010. The patent term expires February 2nd, 2030 + Appendix to invention patent No. 2420752. State registration of the exclusive right of transfer agreement No. RD0097173 dated April 5th, 2012;

  Russian utility patent No. 106060 dated June 27th, 2011 “Phase-slue device”. Utility model priority date: January 31st, 2011. The patent term expires February 2nd, 2021 + Appendix to utility model No. 106060. State registration of the exclusive right transfer agreement No. RD0097173 dated April 5th, 2012;

  Russian utility patent No. 107005 dated July 27th, 2011 “Phase-slue device”. Utility model priority date: March 25th, 2011. The patent term expires March 25th, 2021 + Appendix to invention patent No. 107005. State registration of the exclusive right transfer agreement No. RD0097173 dated April 5th, 2012;

  Russian utility patent No. 107421 dated August 10th, 2011 “Phase-slue device”. Utility model priority date: April 8th, 2011. The patent term expires April 8th, 2021 + Appendix to invention patent No. 107421. State registration of the exclusive right transfer agreement No. RD0097173 dated April 5th, 2012;

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  Russian utility patent No. 75250 dated July 27th, 2008 “Support polymer insulator”. Utility model priority date: March 26th, 2008. The patent term expires March 25th, 2018 + Appendix to invention patent No. 75250. State registration of the exclusive right transfer agreement No. RD0099610 dated May 24th, 2012;

  Russian utility patent No. 81596 dated March 20th, 2009 “Polymer insulation cover”. Utility model priority date: November 12th, 2008. The patent term expires November 12th, 2018 + Appendix to invention patent No. 81596. State registration of the exclusive right of the transfer agreement No. RD0099610 dated May 24th, 2012;

  Russian utility patent No. 81843 dated March 27th, 2009 “Over-voltage protection device”. Utility model priority date: October 27th, 2008. The patent term expires October 27th, 2018 + Appendix to invention patent No. 81843. State registration of the exclusive right of the transfer agreement No. RD0099610 dated May 24th, 2012;

  Russian utility patent No. 118114 dated July 10th, 2012 “Power transformer explosion protection device”. Utility model priority date: February 28th, 2012. The patent term expires on February 28th, 2022;

  Russian utility patent No. 118481 dated July 20th, 2012 “Device for determining the permissible overload time and monitoring the effectiveness of the cooling system of the main oil-filled transformer”. Utility model priority date: March 20th, 2012. The patent term expires March 20th, 2022;

  Russian utility patent No. 118760 dated July 27th, 2012 “Synchronised voltage and current vector measurement device”. Utility model priority date: April 6th, 2012. The patent term expires April 6th, 2022;

  Russian utility patent No.119907 dated August 27th, 2012 “Three-port backup device for communication network and communication network with such device”. Utility model priority date: April 16th, 2012. The patent term expires April 16th, 2022;

  Russian utility patent No.119964 dated August 27th, 2012 “Four-port backup device for the communication network and the communication network with such a device”. Utility model priority date: April 12th, 2012. The patent term expires April 12th, 2022;

  Russian utility patent No. 2456733 dated July 20th, 2012 “Lightning protection device for high-voltage overhead lines (options) and high-voltage overhead line equipped with such a device”. Utility model priority date: May 26th, 2012. The patent term expires May 26th, 2031;

  Russian Certificate No. 2003612552 dated November 21st, 2003 on the State registration of the computer program “Software complex for collecting, primary processing and transmitting of information (SC CPPTI).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2004611546 dated June 24th, 2004 on the State registration of the computer program “Complex of typed system software for local and centralized emergency control devices (CTSS).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2004612081 dated September 10th, 2004 on the State registration of the computer program “Comprehensive program for calculating the efficiency of direct stroke shielding of overhead transmission lines and concentrated electric installations (Uni_light)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2004611547 dated June 24th, 2004 on the State registration of the computer program “Information and analytical system for assessing the technical condition and operating conditions of power grid equipment (FGC UES level (FGC IAS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2004612493 dated November 11th, 2004 on the State registration of the computer program “Calculation and choice of operation values for direct current protection devices”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2005610072 dated January 11th, 2005 on the State registration of the computer program “Calculation of short circuit currents in the operative direct current grid”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2005610081 dated January 11th, 2005 on the State registration of the computer program “Power system modelling and analysis program”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2005610442 dated February 16th, 2005 on the State registration of the computer program “Information and analytical system for assessing the technical and operating conditions of the power grid equipment (FGC UES branch level (PMES - backbone grid enterprise)).” Validity: throughout the lifetime + 70 years after the death of the last surviving author;

  Russian Certificate No. 2005612967 dated November 14th, 2005 on the State registration of the computer program “Acoustic data transfer module (LogoTransfer 1.0)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2005612968 dated November 14th, 2005 on the State registration of the computer program “Acoustic data transfer module (LogoWork 1.0)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

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  Russian Certificate No. 2006610607 dated February 13th, 2006 on the State registration of the computer program “Special software for the typical software and hardware complex for testing digital relay protection devices and emergency control automatics of electric systems.” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2006612987 dated August 21st, 2006 on the State registration of the computer program “Integration of FGC UES’ business applications (IBA FGC UES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2006613617 dated October 18th, 2006 on the State registration of the computer program “Automated management document system for FGC UES (AMDS FGC UES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2006614272 dated December 13th, 2006 on the State registration of the computer program “InfoBasis software complex” (InfoBasis SC).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2006614273 dated December 13th, 2006 on the State registration of the computer program “InfoAdmin software complex” (InfoAdmin SC)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007611959 dated May 15th, 2007 on the State registration of the computer program “Automated accounting and reporting system for PMES MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR extension).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007611960 dated May 15th, 2007 on the State registration of the computer program “System for storing and displaying reference data CICS for FGC UES”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007611961 dated May 15th, 2007 on the State registration of the computer program “Automated accounting and reporting system for FGC UES’ affiliates based on the mySAP Business Suite (ACS TPR-Tirazh).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007611962 dated May 15th, 2007 on the State registration of the computer program “Automated accounting and reporting system for the Department of MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007612076 dated May 22nd, 2007 on the State registration of the software program “Automated planning, budgeting and the analytical reporting system of the Central Office and the MES Departments of FGC UES” (APBS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007612077 dated May 22nd, 2007 on the State registration of the computer program “Automated control system, “Salary” (ACS Salary)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007612078 dated May 22nd, 2007 on the State registration of the software program “Corporate information management system, “Personnel” (CICS “Personnel”)”. Validity: throughout the lifetime + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007612432 dated June 8th, 2007 on the State registration of the computer program “Software complex “Routine switching guide” (SC ESPER)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007612433 dated June 8th, 2007 on the State registration of the computer software program “Automated system for analytical reporting on document statistics for FGC UES (AS “ASUD-S”).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007612434 dated June 8th, 2007 on the State registration of the computer software program, the “Software complex, “Automated analytical reporting system” (PC KAS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614193 dated October 3rd, 2007 on the State registration of the computer software program “Software product, “Reporting on the registration of acceptance/transfer of backbone grid property” (SP GP). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614206 dated October 3rd, 2007 on the State registration of the computer software program “Corporate information control system for equipment maintenance and repairs based on the mySAP Business Suite” (ACS MR)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614207 dated October 3rd, 2007 on the State registration of the computer software program, “Corporate management information system “Personnel-Development” (CMIS “Personnel-Development”).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

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  Russian Certificate No. 2007614215 dated October 3rd, 2007 on the State registration of the computer software program, “Automated data monitoring and the analysis system” (AMAS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614216 dated October 3rd, 2007 on the State registration of the computer software program “Software product “Property control and coordination” (SP PCC)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614264 dated October 8th, 2007 on the State registration of the computer software program, “Corporate spatially distributed resource management system displaying graphical information and measurements and providing control over the spatial and technical conditions of overhead transmission lines” (KSUPR+). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614265 dated October 8th, 2007 on the State registration of the computer software program, “Corporate information system “Budget/Expansion” based on the mySAP Business Suite (CMIS Budget/Expansion)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614266 dated October 8th, 2007 on the State registration of the computer software program, “Centralized system of regular intra-corporate accounting for subordinate business units of the Grid (Accounting for Grid BU)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614267 dated October 8th, 2007 on the State registration of the computer software program, “Technology database of the electric grid property of FGC (TBD EGP)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007614357 dated October 12th, 2007 on the State registration of the computer software program, “Technological information system of the Operational Mode Service “FSKNetExpense” (TIS FSKNetExpense)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615105 dated December 12th, 2007 on the State registration of the computer software program, “Software product “Automated system for coordinating the customer’s grid connection application based on the mySAP Business Suite” (SP “Application coordination”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615106 dated December 12th, 2007 on the State registration of the computer software program, “Software product “Customer FGC Connection Management” (SP “Customer Connection Management”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615107 dated December 12th, 2007 on the State registration of the computer software program, “Program module “Electric Diagram” TSDB” (PM Electric diagram TSDB). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615108 dated December 12th, 2007 on the State registration of the computer software program, “Program module “UNEG Grids” (PM “UNEG Grids”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615117 dated December 12th, 2007 on the State registration of the computer software program, “Information system “Key Performance Indicators (KPIs) – Motivation” (IS “KPE – Motivation”).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615118 dated December 12th, 2007 on the State registration of the computer software program, “Automated system for managing the business process for reference information preparation” (ASMBPRIP). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615119 dated December 12th, 2007 on the State registration of the computer software program, “Program module “Questionnaire survey for the assessment of employee competencies” (PM “Questionnaire survey”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615120 dated December 12th, 2007 on the State registration of the computer software program, “Automated analytical reporting system providing access to the Central Management and the MES-Center to PMES source/primary accounting data, consolidating accounting data and fiscal accounting data based on source/primary data stored in 1C database (SC CICS Analitika-2)”. Validity: throughout the lifetime + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615228 dated December 26th, 2007 on the State registration of the computer software program, “Module of integration between the automated planning and budgeting system based on the SAP BW-SEM-BPS and the automated accounting and reporting system based on the mySAP Business Suite (APBS and AARS Integration)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615229 dated December 26th, 2007 on the State registration of the computer software program, “Software product “Unified automated statistical and information database related to the technological connection to the UNEG and distribution grids” (Software Product “Technological connections forecast and statistics DB”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

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  Russian Certificate No. 2007615230 dated December 26th, 2007 on the State registration of the computer software program, “Automatic measurement data collection system via the mobile automated work station” (AMDCS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615231 dated December 26th, 2007 on the State registration of the computer software program, “Standard solution: calculating wages in branches” (SS CWB). Validity: throughout the lifetime + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615267 dated December 27th, 2007 on the State registration of the computer software program, “Automated system for controlling financial settlements with consumers based on the mySAP Business Suite” (ASCFSC). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2007615268 dated December 27th, 2007 on the State registration of the computer software program, “1st series of the software complex “Automated analytical reporting system” (SC CICS Analitika)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008612955 dated June 18th, 2008 on the State registration of the computer software program, “Design estimation documents on the integration system “Electronic archive of design and estimation documents” (EA DED).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008612956 dated June 18th, 2008 on the State registration of the computer software program, “Design and estimation documents for the preparation system, “Electronic DED register” (EDEDR). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008620199 dated May 13th, 2008 on the State registration of the database, “Database of 220kV transmission lines and transmission facilities for FGC UES” (DB KSUPR220). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008614333 dated September 10th, 2008 on the State registration of the computer software program, “Automated property control system for the executive office and affiliates of FGC UES” (ACS-Property). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616038 dated December 23rd, 2008 on the State registration of the computer software program, “Automated system visitor passage control” (AS VPS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616039 dated December 23rd, 2008 on the State registration of the computer software program, “The corporate procurement management system” (CPMS). Validity: throughout the lifetime + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616050 dated December 24th, 2008 on the State registration of the computer software program, “Internet representation of Federal Grid Company of Unified Energy System” (FGC website). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616051 dated December 24th, 2008 on the State registration of the computer software program, “Upgraded automated management document system for FGC UES (UAMDS FGC UES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616060 dated December 24th, 2008 on the State registration of the computer software program, “Corporate portal of FGC UES” (Corporate portal). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616061 dated December 24th, 2008 on the State registration of the computer software program, “System for preparing and submitting operating and reporting information on breakdowns, fires and accidents in the distribution grid complex” (KUB-TN-P-NS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2008616062 dated December 24th, 2008 on the State registration of the computer software program, “Information and the analytical system for energy accounting” (IAS EA). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2009611914 dated April 15th, 2009 on the State registration of the computer software program, “Software complex for defining set points for the micro-processor complex of emergency control automatics” (ECA set points). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2009611915 dated April 15th, 2009 on the State registration of the computer software program, “Software complex “Program for automated defining of set points for relay protection and automatics” (PADSPRPA)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

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  Russian Certificate No. 2009611942 dated April 16th, 2009 on the State registration of the computer software program, “Information and analytical energy accounting and settlement systems” (IAERSS). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2009615319 dated September 10th, 2009 on the State registration of the computer software program, “Automated accounting and reporting system for FGC UES – Development-1” (AARS-Development-1). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2009615320 dated September 10th, 2009 on the State registration of the computer software program, “Automated system of property management in the executive body, branches, subsidiaries and affiliates of FGC UES” (AMS-Property M). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2009615321 dated September 10th, 2009 on the State registration of the computer software program “Unified National (all-Russian) Electric Grid energy data storing and processing system” (UNEG EDSPS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2009616641 dated December 1st, 2009 on the State registration of the computer software program, FGC UES’ asset management system (AMS). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2009616642 dated December 1st, 2009 on the State registration of the computer software program, “The automated system “Archive of design and estimation documents for FGC UES” (ADED)”. Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2009620576 dated December 8th, 2009 on the State registration of the computer software program, “Database of FGC UES’ asset management system” (DB AMS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2009620577 dated December 8th, 2009 on the State registration of the computer software program, “Database of the automated system “Archive of design and estimation documents of FGC UES” (BD ADED)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2010610690 dated January 20th, 2010 on the State registration of the computer software program, “Calculation of the flow of transformer oil disintegration products in high-voltage electric equipment in conditions of a local increase in pressure as a result of a short circuit or explosive energy release (CFD transformer).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2010617559 dated November 15th, 2010 on the State registration of the computer software program, “Calculation of the explosion safety of the oil-filled high-voltage bushings” (ExploSafe-OfHVB). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2010617560 dated November 15th, 2010 on the State registration of the computer software program, “Calculation of explosion safety of oil-filled power transformers” (ExploSafe-OfPT). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2010617561 dated November 15th, 2010 on the State registration of the computer software program “Calculation of explosion safety of oil-filled voltage transformers” (ExploSafe-OfVT). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2010617562 dated November 15th, 2010 on the State registration of the computer software program, “Calculation of explosion safety of oil-filled current transformers” (ExploSafe-OfCT). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2011611279 dated February 9th, 2011 on the State registration of the computer software program, “Program for the control of the line output capacity in terms of mechanical strength and the preservation of admissible dimensions of HV lines” (HV lines monitoring). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2011611513 dated February 16th, 2011 on the State registration of the computer software program, “Program module for ice stand using the REYS-105M reflection-coefficient meter” (PM IS REYS-105M). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2011614451 dated June 6th, 2011 on the State registration of the computer software program, “Program for calculating maximum current loads for high-voltage power lines” (Tok_Dop). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2011615883 dated July 27th, 2011 on the State registration of the computer software program, “State estimation solution quality control” (SESQC). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2011616462 dated August 19th, 2011 on the State registration of a computer software program, “Program for automated cryogenic supply system monitoring and control” (CS 002). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2011616752 dated August 31st, 2011 on the State registration of the computer software program, “Software registry module for the embedded software of smart devices for measuring electric variables” (Registry). Validity: throughout the life-time + 70 years after the death of the last surviving author;

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  Russian Certificate No. 2011616802 dated September 1st, 2011 on the State registration of the computer software program “Program for data collection, configurable processing and transfer between various industrial communication protocols” (Spider 1). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2011616855 dated September 5th, 2011 on the State registration of the computer software program, “Reference documents, training materials and tests for FGC UES personnel training”. Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2011619166 dated November 25th, 2011 on the State registration of the computer software program, “The analysis of emergency situations after process failures at sub-stations of the Unified National Electric Grid (UNEG)” (PANS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2011619382 dated December 7th, 2011 on the State registration of the computer software program, “The development system for creating data models” (M-V1). Validity: throughout the lifetime + 70 years after the death of the last surviving author.

  Russian Certificate No. 2011619563 dated December 16th, 2011 on the State registration of the computer software program, “Complex for calculation of corona losses in overhead transmission lines” (KTU-11). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012611138 dated January 27th, 2012 on the State registration of the computer software program “The program for calculation of the corona from long-distance solitary electrodes of cylindrical geometry” (CORO_CY). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 22012611920 dated February 20th, 2012 on the State registration of the computer software program “The software module for the selection of the strategy of ice melting in regions with gust-and-glaze loading” (AISKG-melting). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012611186 dated January 27th, 2012 on the State registration of the computer software program “Software complex for modeling the explosion of high-voltage oil-filled electrical equipment in closed chambers of sub-station transformers” (ExploTraP). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012620063 dated January 13th, 2012 on the State registration of the computer software program “Technological tasks and the Common Information Model integration database” (SIMIT DB). Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012620226 dated February 2nd, 2012 on the State registration of the computer software program “Transformer oil thermal properties database” (THERMO-TM) Validity: throughout the lifetime + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012615919 dated June 28th, 2012 on the State registration of the computer software program “The system for monitoring glaze-ice and rime deposits on wires of overhead lines according to nature and the volume of the corona losses”. Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012615920 dated June 28th, 2012 on the State registration of the computer software program “The computational model for the analysis of steady-state and transient modes of ACS” (ACS statistics and dynamics). Validity: throughout the life-time + 70 years after the death of the last surviving author’

  Russian Certificate No. 2012612801 dated March 21st, 2012 on the State registration of the computer software program “Application for the collection and analysis of analogous information for AVM-KP” (Input signal manager). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2012612802 dated March 21st, 2012 on the State registration of the computer software program “Top-level engineering program AVS_AVMKP” (AVS_AVMKP). Validity: throughout the life-time + 70 years after the death of the last surviving author;

  Russian Certificate No. 2012620331 dated April 3rd, 2012 on the State registration of the computer software program “Discharge characteristics of the 110-750 kV line insulation under lightning pulse effects”. Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012616743 dated July 27th, 2012 on the State registration of the computer software program “Software complex “Storm 1.0”. Validity: throughout the life-time + 70 years after the death of the last surviving author.

  Russian Certificate No. 2012616744 dated July 27th, 2012 on the State registration of the computer software program “Software simulator of devices, systems, subsystems integrated into APCS according to IEC 61850 (IEC 61850 Device Simulator)”. Validity: throughout the life-time + 70 years after the death of the last surviving author.

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     Thus, as of the approval date of this Prospectus, FGC UES was the owner of the FGC UES trademark, 80 utility model patents, including 7 international patents, 14 invention patents and 98 certificates for computer software programs.

     Risks associated with the possible expiration of patents and intellectual property licenses are minimal.

     The basic directions and results of using key items of intellectual property of FGC UES are as follows:

     Program: Integration of FGC UES’ business applications (IBA FGC UES)

     Automation of information delivery between FGC UES’ organizations and enterprises, including financial information for reporting purposes.

     The program provides for the following functionalities:

-	completeness, integrity and guaranteed delivery of information among FGC UES’ organizations and enterprises;

-	significant improvement of delivery automation and a reduction in relevant labor costs;

-	possibility to control the information interchange process;

-	complete audit and control of data exchange processes;

-	creation of an integrated transport system within FGC UES for data exchange between different information systems that are used in the Company, irrespective of software and hardware implementation.

Program: Automated management document system for FGC UES (AMDS FGC UES)

     The program is designed for the complex automation of document support related to the management documentation processing, in particular, the preparation, coordination, approval, registration, safekeeping and delivery of management documents, as well as control over relevant resolutions and orders contained in said documents. Management documents include incoming, outgoing, internal orders and internal information and reference documents. The result of using the program is a decrease in paper document control and document support automation.

     Functional capabilities include:

-	processing incoming and outgoing correspondence;

-	registering organizational and management documents;

-	registering orders, applications and instructions;

-	registering meeting minutes;

-	maintaining the electronic archive;

-	order execution control;

-	searching documents.

Program: InfoBasis software complex (InfoBasis SC)

     The software complex is used as a database providing for the real-time retrieval, display, editing and printing out of information materials and documents.

     The program allows for:

-	loading files of any format to the database using its own interface;

-	classifying documents in to two types: document type and the type of equipment to which the document refers.

The program provides for:

-	completeness, integrity and guaranteed input/output of information stored in the database;

-	significant improvement in the automation of the information retrieval process, a reduction in relevant labor costs.

     The software complex has its own data bank and provides for loading, searching for and displaying reference information. The program has a user-friendly interface.

Program: InfoAdmin software complex (InfoAdmin SC)

     The software complex is designed for system administrators to be used as a database providing real-time search, display, editing and printing out of information materials and documents.

     The program allows for:

-	loading files of any format to the database using its own interface;

-	classifying documents in to two types: document type and the type of equipment to which the document refers.

The program provides for:

-	completeness, integrity and guaranteed input/output of information stored in the database;

-	significant improvement in the automation of the information retrieval process, a reduction in relevant labor costs.

-	prompt solving problems related to system operation.

     The software complex has its own data bank and provides for loading, searching and displaying reference information. The program has a user-friendly interface.

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Program: Automated accounting and reporting system for FGC UES’ affiliates based on the mySAP Business Suite (ACS TPR-Tirazh)

     The system provides for the following functionalities:

-	formulating true and complete accounting information on production and financial activity, which may be used by all authorized FGC UES sub-divisions (branches);

-	registering and processing documents and business transactions for accounting and tax purposes;

-	centralizing information in an appropriate format for the detailed and comprehensive analysis of the enterprise’s business activity;

-	providing enterprise management with up-to-date software tools for analytical purposes.

Program: Automated accounting and reporting system for PMES MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR extension)

     The system provides for the following functionalities:

-	formulating the true and complete reporting information on production and financial activity, which may be used by all PMES MES North-West of FGC UES;

-	registering and processing documents and business transactions for accounting and tax purposes;

-	centralizing information in an appropriate format for the detailed and comprehensive analysis of the enterprise’s business activity;

-	providing enterprise management with up-to-date software tools for analytical purposes.

Program: Automated accounting and reporting system for the Department of MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR)

     The system provides for the following functionalities:

-	formulation of true and complete reporting information on production and financial activity with the possibility to use data of the Department of MES North-West of FGC UES;

-	registration and processing of documents and business transactions for accounting and tax purposes;

-	centralization of information in an appropriate format for detailed and comprehensive analysis of the enterprise business activity;

-	providing enterprise management with up-to-date software tools for analytical purposes.

Program: System for storing and displaying reference data CICS for FGC UES

     The program is designed for database management providing for the prompt retrieval, display, editing and printing out of informational material and documents.

     The program has its own data bank and provides for loading, searching for and displaying reference information.

     The program enables the loading of files in any format to the database by using its own interface.

     The program allows documents to be classified by two types: the type of document and the type of equipment to which the document refers.

     The program has a user-friendly interface.

     The program provides for the following functionality:

-	completeness, integrity and guaranteed input/output of information stored in the database;

-	significant automation improvement in the information retrieval process, reduction in relevant labor costs.

Program: Software complex routine switching guide (SC ESPER)

     The program is intended for dispatchers working in FGC UES’ Dispatching Service to schedule and perform switching at the Company’s sub-stations.

     The software complex provides for the following functionalities:

-	maintaining databases for sub-station diagrams and the system of formalized rules for routine switching;

-	entering switching tasks at the sub-stations;

-	entering (controlled) switching operations at sub-stations both in the primary circuits and in relay protection and control circuits;

-	controlling operations during task execution.

     The software complex includes the Switching Planning Simulator designed for training dispatch personnel in routine switch planning in electric grids.

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Program: Automated planning, budgeting and the analytical reporting system of the Central Office and MES Departments of FGC UES (APBS)

     Objective:

-	automating the Company’s and its structural sub-divisions’ management process by means of planning, controlling and analyzing financial and economic indicators (income, expenditures, receipts, payments and investments);

-	automating budgetary processes (forming, consolidating, changing and redistributing, confirming and controlling) and providing adaptable tools to analyze budget implementation within the common information space.

Functional capabilities:

-	data structures for entering budgetary planning figures and references into the business information warehouse (SAP-BW);

-	forms adjusted for planning data entry;

-	interfaces for loading data from MES’ automated workplaces to the SAP-BW System, MES planning data loaded;

-	consolidated report forms for the executive office;

-	manual entry of balance registers;

-	personalized user profiles.

Program: Corporate information management system Personnel (CICS Personnel)

     The following basic processes are implemented in the program:

-	planning and managing multiple versions of the organizational structures and job hierarchies;

-	planning structural sub-divisions and personnel specifying the number of required positions, employment terms, description of work places, grades, positions, professions and job catalogues (Classifier of Professions, Positions and Wage Grades, etc.);

-	planning organizational changes, including modelling structural and job hierarchies in the organization;

-	maintaining personnel arrangements;

-	planning and controlling salary expense estimates;

-	individual employee records: addresses, employment history, education, qualifications, awards, military registration and medical insurance data.

The system provides for the following functionality:

-	storing personal and office data in a common base in accordance with the new Russian Labor Code and internal corporate governance requirements;

-	checking the unique character of entered information, obtaining information on employees by means of requests, storing a variety of textual and graphical information (photographs, application forms, certificates and other employee documents);

-	distinguishing between the levels and the rights of access to functions and data, in accordance with business process requirements.

Program: Automated control system Salary (ACS Salary)

     The program provides for the following functionalities:

-	storing all types of wages in a common database in accordance with Russian laws and internal corporate requirements;

-	checking the unique character of entered information, obtaining information on wages and absences by means of requests, storing a variety of textual information;

-	distinguishing between levels and rights of access to functions and data in accordance with business process requirements.

The system provides the following:

-	upgrading the quality of information support for operational decision-making;

-	raising awareness for middle managers;

-	reducing expenditures related to the salary accounting process.

Program: Software complex “Automated analytical reporting system” (SC KAS)

     The program is applied as a unified standard facility providing access to up-to-date information stored in specialized databases, to automate data preparation processes in the form of both formal and informal (free-form) reports satisfying a user’s needs in the process of data analysis.

     The software complex provides for the following functionalities:

-	an integrated user interface which may be adapted in accordance with specific user’s rights;

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-	simplicity for elaborating on reports using terms from the user’s knowledge domain via semantic layers (universes) for requests to data sources;

-	opening and updating individual formal reports;

-	a variety of ways to exchange reports among users: using a unified document repository and internal mail service.

Program: Automated system for analytical reporting on FGC UES’ document statistics (AS ASUD-S)

     The program is focused on receiving analytical reporting on document statistics. The data source is the automated management document system for FGC UES (AMDS FGC UES).

     The program provides for the following functionalities:

-	obtaining the required operating and strategic reports on the analysis of statistical document data for FGC UES;

-	accessing statistical data related to the document control system in accordance with the Company’s organizational structure broken down by document type, document state and management unit, etc., providing tools for OLAP functions (detailed elaboration, consolidation, reversal and aggregation) with a view to performing analytical tasks;

-	possibility of ad hoc queries (formed whenever requirements appear in the process of system operation) without involving IT-specialists.

Program: Corporate information control system for equipment maintenance and repair based on the mySAP Business Suite (ACS MR)

     The program provides for the following functionalities:

-

forming and maintaining budgetary classifiers (financial responsibility centers, functional budgets, cost centers, nomenclature for the technical maintenance and repair (TMR) of equipment, projects and target programs, etc.);

-	process planning and the organization of technical maintenance and equipment repair;

-	forming structures for cost centers, TMR facilities, activity types and service providers;

-	TMR operation and organization;

-	accounting for expenditure related to technical maintenance and equipment repair;

-	managing resources;

-	recording TMR history;

-	formulating reports (plans, estimates and reports) in accordance with the methodology of FGC UES’ budgetary management.

Program: Centralized system of regular intra-corporate accounting for subordinated business units of the Grid (Accounting for Grid BU)

     The program provides for the following functionalities:

-	re-registering the right to the permanent (indefinite) use of land plots;

-	informational and analytical indicators for operations with non-core assets;

-	interacting with accredited agents for the disposal of non-core assets;

-	data on changes in fixed assets;

-	information on the progress of the technical inventory and property registration;

-	list of housing and social facilities which are owned by federal authorities and which are used by FGC UES;

-	list of housing and social facilities, which are owned by FGC UES;

-	information on the progress of land survey work performed by FGC UES;

-	non-financial capital register;

-	data on creditors’ activities and/or the occurrence of negative events;

-	transaction report form.

Program: Reporting on the registration of acceptance/transfer of backbone grid property (SP GP)

     The program provides for the following functionalities:

-	lease contracts, appendices to contracts, including the list of property and the statements of transfers and acceptance;

-	sub-lease contracts, appendices to contracts, including the list of property and the statements of transfers and acceptance;

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-	sub-lease contracts for the last mile, appendices to contracts, including the list of property and the statements of transfer and acceptance;

-	supplementary lease contracts, appendices to supplementary contracts, including the list of property and the statements of transfer and acceptance;

-	supplementary sub-lease contracts, appendices to supplementary contracts, including the list of property and the statements of transfer and acceptance;

-	report preparation:

-	supplementary sub-lease contracts for the last mile, appendices to supplementary contracts, including the list of property and the statements of transfer and acceptance;

-	supplementary contracts clarifying items in appendices to contracts, including the list of property.

Program: Property control and coordination (SP PCC)

     The program provides for the following functionalities:

-	maintaining opening balance sheet versions;

-	controlling opening balance sheet versions;

-	keeping the register of loading the opening balance sheet;

-	submitting the opening balance sheet in a hierarchical structure by enterprises.

Report preparation:

-	reports on disagreements in the list of fixed assets, incomplete construction projects, land plots and / or erroneous references to facilities;

-	report on technology database archives;

-	data on changes in fixed asset accounting;

-	consolidated statements of transferring and accepting property;

-	statements for accounting and tax purposes;

-	statements for the transfer and acceptance of incomplete construction titles, commodities and materials, equipment subject to erection;

-	report on the compliance of fixed assets with the list of fixed assets to the opening balance sheet;

-	register of the last mile property incorrectly represented in the upstream reach;

-	unified forms.

Program: Corporate spatially distributed resource management system displaying graphical information and measurements and providing for the control of spatial and technical conditions of overhead transmission lines (KSUPR+)

     The KSUPR+ program includes software modules expanding the functional capabilities of the automated workplaces of FGC UES’ Corporate Spatially Distributed Resource Control System in terms of control of the spatial and technical conditions of the overhead transmission lines, as well as designed tasks and predictive modelling of spatial and technical conditions for the overhead transmission line infrastructure.

-	expanding capabilities for automated workplaces provides for the following basic results:

-	working with three-dimensional data (vector, matrix and raster);

-	working with models obtained as a result of processing, and with initial values (laser scanning points and raster images), comparing and collocating;

-	measuring distances, squares and volumes;

-	dynamically constructing different models (profiles, sections and plans, etc.);

-	operational monitoring of the spatial and technical conditions of overhead transmission lines without the need to pre-process laser scanning data;

-	modelling spatial-progressing processes (acts of nature and configuration changes in elements of the overhead transmission lines associated with the state of the overhead transmission lines).

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Program: Corporate management information system Personnel-Development (CMIS Personnel-Development)

     In addition to the functionality of the corporate information management system Personnel (CIMS Personnel), the program supports the following:

-	in the field of personnel development:

-

forming a register of functional qualifications, competencies and skills of employees based on the competency model designed by FGC UES, requirements for qualifications, knowledge, skills and experience for FGC UES positions;

-	maintaining FGC UES job passports and requirement profiles/competencies and the qualifications of employees using analytical tools;

-	forming a register of development plans, including career development;

-	determining certification systems and procedures (for employees and positions);

-	in the filed of personnel training:

-	identifying training needs;

-	training scheduling and budgeting;

-	administering the training process.

Program: Corporate information system Budget/Expansion based on the mySAP Business Suite (CMIS Budget/Expansion)

     System objective:

-	automating the process for planning, budgeting, setting tariffs and changing FGC UES’ organizational structure in the System;

-	automating the collection of substantiating materials and the preparation of reports for JSC FGC UES’ tariff setting;

-

transforming the business logic of actual accounting data to formulate the plan-fact analysis in the automated planning, budgeting and analytical reporting system of the Central Office and Departments of FGC UES MES (ASPB).

Program: Technological database of electric grid property for FGC (TBD EGP)

     The program provides for the following functionalities:

-	working with information on land plots;

-	working on rights and registration;

-	preparing FGC UES’ annual report with regard to property management;

-	uploading to the UNEG Registry;

-	uploading to the SAP R31 system.

Program: The technological information system of the Operational Modes Service FSKNetExpense (TIS FSKNetExpense)

     The program provides for the following functionalities:

-	enhancing control efficiency over operating activities involving the performance of actual calculations and the analysis of electricity delivery and supply volumes by FGC UES’ Executive Office;

-	improving the reliability and accuracy of determining electricity losses in the electric grids;

-	collecting reliable structured reporting information on the power exchange between all FGC UES subdivisions and contracting parties;

-	calculating electricity delivery and supply volumes;

-	formulating reporting information.

     The program has a user-friendly interface.

Program: A program module Questionnaire Survey to assess employee competencies (PM Questionnaire Survey)

     Program objective:

     Automation of the data collection process and the formulation of analytical reports under the “360 degrees assessment” method, based on personal data filed by respondents from among FGC UES branch employees.

     The software complex provides for the following functionalities:

-	entering the evaluated employees list;

-	printing out the questionnaire for 360-degree questionnaire respondents;

-	entering questionnaire survey results;

-	formulating analytical reports following an algorithm for the assessment calculation;

-	forming an analytical 360 degrees assessment report;

-	collecting, controlling and consolidating information received from branches;

-	creating a database and forming analytical reports on employees’ competencies.

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Program: Automated analytical reporting system providing access for Central Management and the MES-Center to PMES source/primary accounting data, consolidating accounting data and fiscal accounting data based on source/primary data stored in the 1C database (SC CICS Analitika-2)

     The program provides for the following functionalities:

-	automatic loading of data mart in accordance with approved regulations;

-	an integrated interface which may be adapted, in accordance with user rights;

-	elaborating on reports using the terms of the user’s knowledge domain;

-	possibility of data grouping according to different hierarchy levels;

-	possibility of data grouping according to different hierarchies;

-	possibility of rating, classifying and cleaning according to measurements and indicators;

-	possibility of developing multi-unit reports with various levels of data grouping;

-	a set of standard functions for report preparation, printout and storage;

-	meta data layer to isolate users from complex database schemes.

Program: Automated system for coordinating customer’s grid connection application based on the mySAP Business Suite (SP Application coordination)

     Functional capabilities include:

-	formulating and coordinating applications for connections to the Unified National Electric Grid (UNEG);

-	formulating reporting documentation;

-	distinguishing between levels and rights of access to functions, data and reports, in accordance with business process requirements.

     The program provides for the following:

-	observing the order and time intervals for applying for connection to the Unified National Electric Grid at coordination stages;

-	controlling the integrity of data provided in the Application for connection to the Unified National Electric Grid;

-	raising awareness for middle and top managers.

Program: Consumer FGC Connection Management (SP Customer Connection Management)

     Functional capabilitie includes:

-	monitoring the process of FGC UES’ customer connections to grids of the Unified National Electric Grid;

-	developing statistical, management and economic reports;

-	distinguishing between the levels and rights of access to functions, data and reports in accordance with business process requirements.

     The system provides for the following:

-	monitoring the process of FGC UES’ customer connections to grids of the Unified National Electric Grid;

-	monitoring performance times at all stages of FGC UES’ customer connection to grids;

-	raising awareness for middle and top managers.

Program: Electric Diagram TSDB (PM Electric diagram TSDB)

     The program is a part of FGC UES’ primary electrical equipment technical state database (TSDB) and implements graphical user interfaces, including technological graphic elements:

-	graphic display facilities on diagrams of the electric grids and facilities of the Unified National Electric Grid (UNEG) and results of analytical requests for their technical state;

-

tools for transferring from a graphic format of FGC UES’ electric grid diagrams, including UNEG facilities accepted for repair and operational maintenance, to displaying attributive data from the TSDB.

Program: Program module “UNEG Grids” (PM UNEG Grids)

     The program is a part of FGC UES’ primary electrical equipment technical state database (TSDB) and works with data on primary electric grid equipment for UNEG facilities.

     In addition to supplementing the TSDB data structure, which provides operations with UNEG facility data, program functions also include the following:

-	tools for forming requests and reports enabling for the input and analysis of data on facilities of FGC UES and UNEG grids;

-	administering tools that enable users to change their TSDB login password;

-	tools for synchronizing (replicating) data entered at the self-contained unit with the TSDB central node.

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Program: Information system “Key Performance Indicators (KPIs) – Motivation” (IS KPE – Motivation)

     Objective: Processing data on performance indicators for FGC UES’ structural sub-divisions, verifying data at the level of managers of structural sub-divisions. Forming a bonus fund based on the results of achieving key performance indicators (KPIs), including subsequent distribution of bonuses to employees from managers of Executive Office structural sub-divisions.

     Functional capabilities:

-	supporting an indicator register for the Company’s branches;

-	collecting indicators from branches;

-	calculating and verifying KPIs at the Company’s executive personnel level;

-	calculating bonus funds;

-	calculating the award fee for KPI bonuses;

-	supporting the bonus distribution and approval processes.

     Operations are performed using a specialized application that is integrated in to the enterprise portal.

Program: 1st series of thr software complex “Automated analytical reporting system” (SC CICS Analitika)

     The program is designed to provide executive officers with access to basic business accounting data.

     The program contains its own database which is automatically filled in from data sources (1C databases) using the IBM Data Stage data integration tools.

     The program provides for the following functionalities:

-	automatic loading of data mart in accordance with approved regulations;

-	an integrated interface which may be adapted, in accordance with user rights;

-	simplicity of report elaboration using terms of the user’s knowledge domain via semantic layers for request preparation;

-	opening and updating formal reports.

Program: Automated system for controlling financial settlements with consumers based on the mySAP Business Suite (ASCFSC)

     Program objective:

-	calculating the volume of target electricity transmission services provided for by FGC UES and billing;

-	calculating the volume of actual electricity transmission services provided for by FGC UES and preparing documents.

-	Functional capabilities of the program:

-

formulating the target cost (bills) of electricity transmission services for the next planned period (year, quarter or month) to be structured by contracts, contracting parties and the Russian constituent entities;

-	formulating the actual cost (documents) of electricity transmission services for the previous period (month) to be structured by contracts, contracting parties and the Russian constituent entities;

-	preparing data for its transfer to the accounting system to form bills for electricity transmission services;

-	recording standard electricity losses;

-	recording power transfers.

Program: Software product “Unified automated statistical and information database related to technological connections to the UNEG and distribution grids” (Software Product ‘Technological connections forecast and statistics” DB)

     The program provides for the following functionalities:

-	collecting/reconciling information on connections to the Unified National Electric Grid (UNEG);

-	controlling and approving information on connections to the Unified National Electric Grid (UNEG);

-	distinguishing between levels and rights of access to functions, data and reports in accordance with business process requirements.

     The program provides for the following:

-	automatic input and control of information on technological connections via remote access;

-	possibility to enter data using standard forms;

-	raising awareness among middle and top managers.

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Program: Module of integration between the automated planning and budgeting system based on SAP BW-SEM-BPS and the automated accounting and reporting system based on the mySAP Business Suite (APBS and AARS Integration)

     Program objective:

-	loading data on budget performance from the automated accounting and reporting system to the automated planning and budgeting system in a specific format;

-	supporting the ability to adapt the format of transmitted data at the user level.

Program: Standard solution: calculating wages in branches (SS CWB)

     The program is designed for the calculation of wage types in the Company’s branches, in accordance with a unified payroll scheme and provides for the following:

-	assigning wages in accordance with the Company’s labor remuneration regulations;

-	providing the possibility to calculate wages using different algorithms that reflect remuneration peculiarities in the Company’s branches, depending on settlement procedures with employees;

-	calculating average rates (for medical sick-leave certificates, vacations and business trips, etc.), taxes and preparing reporting forms in accordance with Russian laws;

-	developing inter-scheduled payments for the Company’s branches (advance payments of wages, leave allowances and dismissal settlements, etc.);

-	forming electronic labor remuneration statements in accordance with formats provided by the banks that service the Company’s branches;

-	integrating with the financial systems in Company’s branches;

-	submitting data via the electronic media in accordance with formats required by tax authorities and the pension fund;

-	preparing reports for statistical authorities.

     The program provides forms for analytical reporting broken down by the Company’s organizational units (by employee categories and wage types) and by monthly and quarterly labor remuneration funds.

Program: Automatic measurement data collection system via the mobile automated work station (AMDCS)

     The program is intended for the manual collection of accounting data from FGC UES’ sub-stations using the industrial palmtop computer and GSM mobile networks.

     The program provides for the following functionalities:

-	entering meter reading by hand or automatically (through an IR port);

-	storing data in a palmtop computer;

-	transmitting data through the GSM-network in SMS format.

Program: Design estimation documents integration system “Electronic archive of design and estimation documents” (EA DED)

     Program objective: Automation of completeing FGC UES’ electronic archive of design and estimation documents with on-line versions of design documents obtained from design organizations, according to unified regulations based on standard procedures and data formats.

     Functional capabilities:

-	basic documents for registering and accounting;

-	establishing and modifying the structure and contents of the data pool integration system;

-	importing and exporting on-line versions of design documents and their sets;

-	providing access under specified terms and document processing in a multi-user mode with differentiated user access rights;

-	preparing reports using data stored in the integration system;

-	displaying, processing and printing out electronic record cards for documents and their sets;

-	controlling the configuration of the integration system of FGC UES’ Electronic Archive of Documents in the Central Office;

-	ensuring the integrity and actuality of information.

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Program: Design and estimate the documents preparation system “Electronic DED register” (EDEDR)

     Program objective: Automating the preparation and transmission of on-line versions of design and estimation documents from design organizations to FGC UES, with the subsequent transfer of design and estimation documents to the Company’s central archive.

     Functional capabilities:

-	entering documents (document structures) from file catalogues in the automatic and document mode or scanning documents with a connection to a section card;

-	registering and accounting for sets of documents formed in volumes, books and sections;

-	forming and modifying a multi-level structure in the form of a hierarchical tree of sections representing lines, projects, project sections and separate documents;

-	editing documents using specialized applications integrated in to the operating environment;

-	forming a register of the on-line version of design and estimation documents for each shaped media and saving such a register in a file;

-	printing out a register for a set of on-line versions of design and estimation documents, extended record cards (passports) for documents, sets of documents, projects, design and construction facilities;

-	exporting and importing sets of on-line versions of the design and estimation documents;

-	managing information integrity and actuality control tools.

Program: Automated property control system for the executive office and affiliates of FGC UES (ACS-Property)

     The software complex includes four software products as program modules:

     Software product “Accounting and inventory of the property and liabilities of FGC UES, MSK and MRSK” (Property accounting and inventory);

     Software product “Implementation of the connections of MSK and MRSK to FGC UES” (MSK connection);

     Software product “Technology database of FGC UES electric grid property” (Technology database of FGC/MSK electric grid property);

     Software product “FGC UES property management” (Property management).

     The system provides for the following functionalities:

-	maintaining a register of property (movable and immovable property, long-term financial investments, intangible assets and construction in progress);

-	forming a register of rights to immovable property, land plots and intangible assets;

-	executing and maintaining a register for land use, land surveying and land cadastral accounting;

-	maintaining an electronic archive of property documents;

-	maintaining a register of property agreements;

-	monitoring non-financial and financial capital movements;

-	integrating with the UNEG registry;

-	integrating with accounting (including fixed asset accounting);

-	integrating with the corporate information control system for equipment maintenance and repair based on the mySAP Business Suite (ACS MR).

Program: Upgraded automated management document system for FGC UES (UAMDS FGC UES)

     Program objective: adopting a centralized system for electronic document management in FGC UES.

     The program provides for the following functionalities:

-	maintaining centralized electronic document management as related to management documentation and financial documents, etc.;

-	forming a highly reliable corporate archives for electronic documents and records with differentiated access to documents and keeping a document log;

-	increasing the quality and efficiency of work with documents and management activity as a whole;

-	reducing operating expenses related to record keeping;

-	strengthening control and improving the performance discipline level.

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Program: Information and analytical system for energy accounting” (IAS EA)

     The program provides for the following functionalities:

-	registering in the remote user system;

-	viewing the organizational structure;

-	viewing transformer sub-stations owned by FGC UES;

-	viewing/editing information on energy accounting meters;

-	viewing/editing connection characteristics;

-	viewing/editing characteristics of the cross-sections;

-	convenient interface for binding/checking connections and energy accounting meters;

-	reconciling all entered data in the Services Development and Grid Reliability Department of FGC UES;

-	viewing the reference connections database;

-	having access to the embedded “forum” program;

-	preparing reporting forms.

Program: Internet representation of Federal Grid Company of Unified Energy System” (FGC website)

     The program is used to publish public information about the Company, including the Company’s news, the UNEG development strategy, information for investors and consumer, statements regarding scheduled and completed tenders, etc.

     Functional capabilities:

     The program includes a flash animation icon, a map of the Russian Federation with the ability to browse webpages of FGC UES’ branches and the backbone electric grids for equipment maintenance and repair (EMR). Codes for placing news of the Company (including photographs) and branches (including photographs), banners to link to internal pages of the Internet site and websites of partner organizations are also available on the home page.

Program: Corporate procurement management system (CPMS)

     Program objective:

-	improving procurement control efficiency;

-	improving information support for corporate employees;

-	creating a database of recommended suppliers;

-	improving quality, reducing the cost of procured material and equipment (ME) and services;

-	upgrading efficiency and decreasing the complexity of reporting.

     Key functions of the program:

-	procurement data accounting;

-	contract accounting;

-	supplementary agreement accounting;

-	contract procurement data accounting;

-	contract execution accounting.

-	maintaining reference books (of organizations, procurement modes and contract types, etc.);

-	preparing procurement reports.

Program: System for preparing and submitting operating and reporting information on breakdowns, fires and accidents in the distribution grid complex (KUB-TN-P-NS)

     The following processes are implemented in the program: forming and presenting reporting information as provided for by the regulations for submitting operating and reporting information on breakdowns, fires, and accidents to the Management Center of FGC UES’ inter-regional distribution grid complexes.

     The program provides for the following functionalities:

-	forming, submitting, collecting and processing reporting data on breakdowns, fires and industrial accidents in standard forms under formalized rules via the use of unified classification features and groups in the organizational hierarchy;

-	accumulating and consolidating operating information and reports, as well as electronic copies of follow-up documents in workplace databases and data centers;

-	using the accumulated operating information and reports to form standard reporting documents in all units preparing and collecting data in respect to all lower-level control items;

-	distinguishing between the levels and rights of access to functions and data in accordance with business process requirements and functions.

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Program: Corporate portal of FGC UES (Corporate portal)

     Program objective: Upgrading the efficiency of providing FGC UES’ employees with information required to execute their duties through the creation of a unified corporate information access point.

     Functional capabilities:

-	creating a common information space;

-	implementing a unified interface for the submission of information and the organization of teamwork for FGC UES employees;

-	establishing a unified access point to CIMS (the Corporate Information Management System) and other information systems used by FGC UES in accordance with an employee’s function in the Company, regardless of the technical execution, location and / or data storage methods used in such systems.

Program: Program for calculating maximum current loads for high-voltage power lines (Tok_Dop)

     The program provides for the following functionality: calculating the allowable wire temperatures and thermal rating of wires of the existing overhead (HV) while maintaining their mechanical strength and dimensions.

     The program registers the influence of solar radiation, air temperature, wind speed and direction with respect to the wire axis, uses the basic parameters of steel-aluminium and copper wires (GOST 839-80) for existing overhead lines to make the relevant calculations.

Program: State estimation solution quality control (SESQC)

     The program is designed for the automated control of quality (accuracy) of power system state estimation (SE) performed using any software product. The control is carried out by determining the maximum and mean square deviations (MSD) of estimated operating values from their measured values taking into account their confidence parameters. The program uses databases conforming to the international standards IEC 61970-301-456.

     The SESQC program allows to test OS software of different suppliers during system integration and control the suitability of OS parameters for their use within the automated control system during operation.

Program: Program for automated cryogenic supply system monitoring and control (CS 002)

     The program is designed for automated monitoring and control of the CS 002 cryogenic supply system and includes two hierarchy levels: upper and lower.

     The lower level provides for data collection from sensors (temperature, pressure, level, phase state) and controllers, as well as controlling the frequency drives of turbine engines, the primary conversion of measured data and transfer of necessary data to the upper level.

     The upper level displays the necessary control parameters. The operator can control the SC 002 cryogenic supply system via the SCADA-system.

Program: Software registry module for embedded software of smart devices for measuring electric variables” (Registry)

     The software module is designed to control configuration parameters of embedded software for devices measuring power parameters.

     The module provides for the following functionality:

-	managing configuration of embedded software; checking configuration accuracy;

-	quick access to configuration parameters.

     The distinctive features of the module are its portability and ease of use, which allows to speed up the process of developing embedded software in terms of control of configuration parameters.

Program: Program for data collection, configurable processing and transfer between various industrial communication protocols (Spider 1)

     The program is designed for data exchange between devices and automatic control systems that use different industrial communication protocols.

     A distinctive feature of the program is its wide application range: from data transmission between the protocols to management and monitoring tasks. All these features are provided through the execution of transmission protocols and data processing in the form of unified libraries, which may be connected and configured according to the configuration file.

Program: Reference documents, training materials and tests for FGC UES personnel training

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     The program is designed for creating and completing database tables for storage reference documents, training materials and tests, the composition of which is determined by the need of FGC UES in personnel training.

     The program is used to download a database of operation, labour safety, fire protection and industrial safety reference documents, tests to assess the knowledge of such documents and individual training programs for each position in accordance with the required level of expertise.

     The database prepared within the program can be used for personnel training, for holding professional competitions and contests and as a digital library of reference documents. The program can be installed on a separate computer or LAN server.

Program: Complex for calculation of corona losses in overhead transmission lines (KTU-11)

     The program is designed for calculating the specific and complete (within given length), average annual and maximum corona losses in overhead AC and DC transmission lines of any nominal voltage and design, as well as total corona losses in the power system with power lines of different rated voltage.

Program: Program for calculation of corona from long-distance solitary electrodes of cylindrical geometry (CORO_CY)

     The program is designed for calculating and analyzing the transient corona modes from solitary wire within cylindrical geometry gaps when the space charge front moves away from corona electrode. The electric field in the gap is formed by a slowly varying external power which simulates the electric field of a thunderstorm cloud. The field growth law can be described by an exponential function with an arbitrary positive exponent or relaxation expression.

     The program registers wire operating voltage at 50 Hz. The kinetic scheme registers light molecular ions and low mobility aerosol ions. The latter are generated during the corona formation from neutral aerosols. It is the first program calculating the combined effect of voltage and atmospheric electric field in a thunderstorm situation. Calculation results are required for the development of lightning discharge active control tools.

Program: Software module for selection of the strategy of ice melting in regions with gust-and-glaze loading (AISKG-melting)

     The program is used within the software of the automated information system for monitoring ice deposits on overhead lines (OL) and is designed to process data on the volume of ice load on wires and ground wires and elaborate an optimal strategy of ice melting.

     The program includes the following modules:

-	forecasting the development of emergency situations;

-	improved calculation of mechanical modes of OL with ice deposits (ice wall thickness according to data from ice load sensors installed in suspension and anchor insulator strings);

-	calculation of maximum allowable wire tension and stress for a certain span;

-	calculation of critical thickness of ice wall;

-	calculation of time for formation of critical thickness of ice wall at forecasted ice growth rate;

-	calculation of ice melting mode using direct and alternating current on wires and ground wires based on current and forecasted ice load and weather conditions. The data are used to determine the priority of ice melting on OL.

Program: Software complex for modelling the explosion of high-voltage oil-filled electrical equipment in closed chambers of substation transformers (ExploTraP)

     The program is designed for numerical simulation of the impact of accidental explosion in confined spaces of closed transformers chambers on structural elements of such chambers.

     The program allows performing such simulation for closed chambers of transformers of different types and sizes, as well as determining the most unprotected areas of such chambers with a 3D display of such areas using the translucence technique.

Program: Technological tasks and Common Information Model integration database (SIMIT DB)

     The database provides for binding the application models to the Common Information Model. The common abbreviation for the Common Information Model is CIM. Binding is performed via integration framework at the level of application data model classes and related CIM classes, and at the level of properties of such classes. Binding data models of several process tasks to CIM provide the communication of these applications via bound CIM items and their properties.

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     The integration database unifies the communication environment of process applications.

     The integration database for each application includes the following information:

-	Integrated classes of the application information model;

-	Integrated patterns of classes of the application information model;

-	For each of the application data model the program states whether it serves as the source or receiver of data from integration environment;

-	Semantic relevance of classes of the application data model and relevant class properties of the CIM model.

Program: Transformer oil thermal properties database (THERMO-TM)

     The database (DB) is used for storing, presenting and calculating data on thermophysical properties of transformer oils. The DB does not limit the number of items (transformer oils). Each user is provided with information on basic thermophysical characteristics: density and thermal expansion factor, flash and freezing temperature, specific heat capacity and thermal conductivity, kinematic viscosity, vapor pressure. Information from reference and process documents on electrophysical characteristics (volume resistance, breakdown tension, dielectric loss tangent) is also used. A brief description of the oil brand is given indicating the manufacturing conditions and industrial use, information on data sources: regulations, publications, websites of manufacturers or suppliers. The user can perform calculation of the table which determines the temperature dependence of basic thermophysical properties for each brand of transformer oil.

Program: The analysis of emergency situations after process failures at substations of the unified national electric grid (PANS)

     The PANS program provides for the following functionality:

–	analysis of situations in electric circuits (substations), assessment of switching state of energy facilities and primary equipment elements;

–	identification and summary of emergency situations, identifying process failures (in particular, short-circuits at equipment components, failures in circuit breakers and relay protection and automation devices).

     PANS is to be used at new-generation substations and control centers of electric companies as a supplement to existing operational information complexes (OIC) of automated process control systems (APCS). The complex is connected to APCS of substations equipped with digital protection devices and receives the following data from OIC of APCS:

     event logs (RPA tripping, switching, etc.);

     switching device status.

PANS displays the results of event analysis in the form of:

     generalized textual description of the event;

     event table;

     conventional symbols in the substation circuit.

Program: Development system for creating data models (M-V1)

     The program is a part of the instrumental software and hardware designed to automate the creation of descriptions of the data model of the Unified Energy System.

     The program is designed for manual entry of information on electrical equipment.

Program: The system for monitoring glaze-ice and rime depositions on wires of overhead lines according to the nature and volume of corona losses

     The program is designed for monitoring glaze-ice and rime depositions on wires of overhead lines according to the nature and volume of corona losses. Monitoring shall be performed along 330 kV lines based on synchronous measurement of currents and voltages at the ends of lines and information from current sensors installed directly on line wires.

     Functional capabilities of the program:

     increasing the accuracy for the rapid identification of OL passive parameters (specific active and inductive resistance, capacitance and capacitive susceptance);

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     stable relationship between the dynamics of changes in corona losses and capacitive susceptance of OL, meteorological conditions, the nature and intensity of glaze-ice and rime depositions (GIRD);

     identification of uneven distribution of GIRD intensity on separate phases and the line span.

Program: Computational model for analysis of steady-state and transient modes of ACS (ACS statistics and dynamics)

     The program is designed for calculating steady-state and transient processes during the operation of asynchronized compensator (ASC) in the power system.

     The program contains software modules (units) which simulate, in addition to ASC, synchronous (STG) and asynchronous turbogenerators (ASTG), transformers, power lines, and loads.

     The excitation system with automatic excitation controller (AEC) is simulated in detail for ASC, STG and ASTG units.

     The program allows simulating different emergency situations: short circuits in the power system, load changes in different nodes of the power system, failures in excitation systems.

     The results are visualized as oscillograms with specified parameters and can also be saved for analysis with other software.

Program: Application for collection and analysis of analogue information for AVM-KP (Input signal manager)

     The program is designed for cycle collection and processing of analogue input signals from the transformer overload controller AVM-KP.

     The obtained data, depending on the type of the received signal (AC signals, current loop signals, resistance thermometer signals) are first converted to physical units specific to the type of signal and then processed according to a special algorithm.

Program: Top-level engineering program AVS_AVMKP (AVS_AVMKP)

     The program is supplied together with the transformer overload controller AVM-KP and is used as operator console.

     The program allows operating devices and exchanging data via Modbus.

     The program provides for the following functionality:

     1) data polling through all possible addresses of Modbus network and detection of AVM-KP devices connected;

     2) selection of a particular device and receiving data from it (regular manual polling and requests are possible);

     3) current measurements data and device status display;

     4) visual warning of device alarm trip;

     5) loading and display of device measurements and events logs;

     6) backup of log data in own database and viewing the archives with the possibility of selection by necessary parameters (time interval, parameter values);

     7) trend display;

     8) exporting database contents to a file;

     9) program documenting;

     10) configuration (configuring device settings, link channel and program parameters);

     11) program support function.

Program: Discharge characteristics of 110-750 kV line insulation under lightning pulse effects

     The database (DB) represents a systematic set of 110-750 kV line insulation test results. It contains discharge characteristics of standard insulator sets of phase conductors of overhead power lines under lightning impulse voltage with a rise time of 1 to 60 ms, discharge characteristics of insulation in standard lightning impulse voltage in conditions of rain and pollution, discharge characteristics of phase-to-phase insulation and the rope-wire gap under the combined lightning pulse effects and operating voltage.

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     The database is intended for classification and accumulation of experimental data and may be used as a backup tool in planning.

Program: Software complex Storm 1.0

     The software complex is designed to control the state of Storm power lines.

     The software complex identifies natural obstacles (positioning of supports, various intersections, transposition, etc.) and threatening obstacles (ground fires, trees and shrubs, nesting birds, ice, reducing the overall distance of power lines, line insulation defects, etc.) for the power line.

     The product together with the control software system provides early detection of emergency damage to power lines.

Program: Software simulator of devices, systems, subsystems integrated into APCS according to IEC 61850 (IEC 61850 Device Simulator)

     The program is intended for use in laboratories (test bench) for modelling (simulation) of devices, systems, automation subsystems, relay protection and emergency control systems integrated into an automated process control system (APCS) in compliance with IEC 61850.

     The program may be used to control the operation of upper level components (servers and workstations) and medium level components (hubs, gateways) of APCS.

Risk factors related to possible expiration of the Issuer’s basic patents and trademark licenses:

There have not been any changes in the intellectual property rights that may have a material effect on the Company’s business in the foreseeable future. The Issuer has valid titles to own or use all intellectual property that the Issuer uses in its financial and economic activities. For the sake of its business, the Issuer strives to protect intellectual property by way of its registration.

The failure to extend the term of patents and intellectual property licenses will not negatively affect the Issuer’s activities and financial performance. Therefore, in the Issuer’s opinion, there are no risk factors related to the expiration of patents and intellectual property licenses.

5.5. The analysis of development trends in the Issuer’s principal activity

Basic development trends of the Issuer’s sector for the last 5 complete financial years and main factors affecting the sector:

FGC UES is a company that manages the Unified National Electric Grid (UNEG) which is the principal part of the Russian Unified Energy System. In accordance with Russian Federal Law No. 35-FZ dated March 26, 2006 on Electric Power Industry, the UNEG is a complex of power grids and other power grid facilities owned by electric power entities by right of ownership or otherwise as provided by federal laws and ensuring stable electricity delivery to consumers, the functioning of the wholesale market and parallel operation of the Russian electric power system and electric power systems of foreign countries.

Federal Grid Company was founded in accordance with the decision of the Russian Government in the summer of 2001 as part of restructuring the electric energy sector, which stipulated the division of the industry into natural monopolies (transmission and distribution of electric energy, dispatching) and competitive enterprises (production and sale of electric energy, repair and service). The former monopoly structure of electric power industry, where all chain links, from generation to sales, were under the control of one company, was liquidated. RAO UES of Russia was replaced by new independent power market participants.

The principal activities of FGC UES are:

  managing the Unified National (All-Russia) Electric Grid;

  provision of energy transmission and grid connection services to participants of the wholesale energy market; investment activities aimed at the development of the UNEG;

  maintenance of electric grids;

  engineering supervision of transmission facilities of UES of Russia.

While restructuring measures in the electric energy industry were being carried out, electric grid units in the UNEG under the management of Federal Grid Company were being consolidated. In 2007, in the course of the reorganization of AO-energo (RAO UES of Russia subsidiaries and affiliates), 56 regional electricity transmission grid companies (MSKs) were created. MSK shares owned by RAO UES of Russia were transferred to pay for the additional issue of Federal Grid Company shares. On July 1, 2008, 54 MSKs were integrated as part of Federal Grid Company as final stage of the reorganization of RAO UES of Russia. Another 2 MSKs (Tomsk Backbone Grids and Kuban Backbone Grids) remained subsidiaries of Federal Grid Company.

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FGC UES constitutes the backbone of the Russian electricity infrastructure. In accordance with applicable laws, FGC UES is also a natural monopoly. The Company’s operations are regulated by the State. The Company’s principal activity is to provide electricity transmission services within the Russian Federation. This type of activity represents a separate branch in the Russian electric power sector. Therefore, FGC UES’ operational results and the Issuer’s development define the development of this branch.

Over the past few years, the main trends in the Issuer’s sector have been as follows:

  improving the efficiency of public tariff policy;

  raising the technical level of the UNEG through the use of new high technology and efficient technological solutions for new construction, modernization and reconstruction of transmission facilities;

  enhancing performance by reducing operating costs, specific working expenses and losses within the UNEG, applying innovative approaches to operation, repair and maintenance of the UNEG;

  improving the efficiency of the UNEG management through implementation of the process management model aimed at optimizing management expenses.

To improve the reliability of electricity supply and to enhance energy security and dynamic economic development, the Russian Government takes all necessary measures to ensure the consolidation of control over the Russian grid complex.

Taking into account the transition to innovative development as the main objective of Russian economy, the Company’s strategic goal is to increase the reliability, quality and efficiency of energy supply to consumers by modernizing the Russian UES power grids using innovative technologies and by transforming them into the intelligent core of technological infrastructure.

To achieve these goals, FGC has to solve numerous strategic tasks in the following areas:

  prospective development and innovation;

  reliability and operational efficiency;

  interaction with the market, consumers and regulating authorities;

  finance, economy and internal corporate processes.

The main objective of FGC UES for the future is to identify promising areas of development of the UNEG and ensuring its effective operation within the UES of Russia.

The UNEG property complex established under the organizational and technological management of JSC FGC UES within electric power industry restructuring enables:

  Strengthening the integrative role of Russia’s Unified Energy System and ensuring the cooperation of electric power producers and customers on the competitive wholesale power market;

  Ensuring buyers and sellers equal access to the wholesale power market;

  Cooperation with authorities to regulate electricity transmission tariffs;

  Increasing the power security of the country.

  Implementing an efficient foreign economic policy in the electric power industry.

Federal Grid Company has a complex influence on the electricity market through electricity transmission services via the UNEG and reliable and stable transmission. The Company’s revenue from electricity transmission services for the reporting period (9 months of 2012) amounted to RUB100.1 billion.

The Company is a large employer: it employs more than 24 thousand people. In the course of its development, the Company implements structural and corporate reforms which affect the interests of employees and have a significant impact on the labor market in the regions of operation.

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The company has influence on the market of goods and services which the Company acquires for its activities. The growth of the Company imposes new requirements on suppliers and contractors and provides new prospects for their development.

The Company is also actively involved in localizing the production electrical equipment of leading global manufacturers in the territory of Russia. In particular, UES FGC, in conjunction with Hyundai Heavy Industries, is implementing a project for construction of a switchgear plant. Siemens Transformers established a plant in the Voronezh Region.

     The Company’s priority tasks in terms of cost reduction for the coming 3 years are as follows:

  Ensuring reliability and quality of electricity transmission services and optimization of costs;

  Enhancing operating performance by reducing operating costs, specific working expenses and losses within the UNEG, applying innovative approaches to operation, repair and maintenance of the UNEG;

  provision of adequate number of qualified experts to support the activities of UES FGC and maintaining adequate personnel costs.

The main objective of the long-term development of FGC UES is giving priority to innovative technologies within the UNEG. The Company’s Investment and Innovation Programs will result in establishing an electric power system based on the principles of smart (active adaptive) grid with a qualitatively new technological level of development which will have a positive multiplicative effect for the development of the industry and other activities in Russia. UNEG transition to an active-adaptive grid will enable to improve the system reliability of the grid complex, to obtain technical and economic effects from location of UNEG facilities in eight time zones, reduce energy loss and consumption, cut capital investments related to construction and maintenance of transmission facilities, and to flexibly regulate power flows caused by changes in electricity generation and consumption.

To increase the efficiency of the energy dialogue with foreign partners in implementing innovative projects aimed at the development of the UNEG, the Russian Ministry of Economic Development and UES FGC signed a cooperation agreement for modernization of the Russian economy within foreign trade activity. All these measures will allow to reach a qualitatively new level for the grid complex in the foreseeable future, to create a “smart” platform for development of the Unified National Electric Grid.

Main factors affecting the industry:

The main factor affecting the industry is thee government regulation of the power industry.

FGC UES is a natural monopoly which is of strategic importance for national defence and state security.

Overall evaluation of the Issuer’s performance in the industry:

In 2011, FGC UES commissioned more than 500 facilities of the Unified National Power Grid (UNEG) totalling more than RUB147 billion. The number of substations and transmission lines which were connected to the grid in 2011 (111 transmission facilities with the total transformer capacity of 18,144 MVA) increased twice as compared to the same period of 2010. The total length of energized power lines reached 2,942.8 km. Among the largest FGC UES construction projects which were completed in 2011 are transmission facilities within key state projects: APEC Summit 2012 in Vladivostok, the 2014 Winter Olympics in Sochi and the Eastern Siberia – Pacific Ocean pipeline.

The amount of capital and reserves according to the results the 3rd quarter of 2012 characterizes FGC UES as a financially stable company with a low risk of insolvency.

The Issuer evaluates its performance as positive.

Assessment of conformity of the Issuer’s performance with industry trends. Reasons explaining the Company’s relevant performance (satisfactory or unsatisfactory performance as viewed by the Issuer).

The Issuer evaluates its performance as satisfactory. The main reasons are the monopoly position of the Issuer in the industry and effective cost management.

Opinion of each of the Issuer’s management bodies as to the submitted information and arguments supporting their position:

The Issuer’s management bodies have similar opinions with regard to the submitted information.

Special opinion of members of the Issuer’s Board of Directors (supervisory board) or members of the Issuer’s collegial executive body as to the submitted information recorded in the minutes of the Issuer’s Board of Directors (supervisory board) or collegial executive body meeting that considered the relevant issues, arguments supporting their position:

Members of the Issuer’s Board of Directors have no special opinion with regard to the submitted information.

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5.5.1. Analysis of factors and conditions affecting the Issuer’s activity

Factors and conditions that affect the Issuer’s activity and that have affected the amount of the Issuer’s revenue from the sale of goods, products, work and services, and the Issuer’s profit (loss) from principal activity. The expected duration of such factors and conditions:

Factors and conditions that affect the Issuer’s activity and that have affected the amount of the Issuer’s revenue from the sale of goods, products, work and services, and the Issuer’s profit (loss) from principal activity:

Among the principal factors affecting the Issuer’s activity is the government regulation of tariffs for services provided by the Issuer. In accordance with Law 261-FZ dated November 23, 2009, starting from January 1, 2010, the Company transitioned to the long-term tariff regulation (RAB-regulation).

Information on the risks associated with the state regulation of tariffs is set out in Clause 3.5.1 “Industry risks” of this Prospectus.

Impact of inflation and changes in foreign exchange rates

Possible negative changes in the Russian economic development trend and related changes in exchange rates and inflationary risks may significantly affect the implementation of the Issuer’s large-scale investment program with regard to the cost of imported equipment. If the Company’s activities are negatively affected by a change in the country’s situation, the Issuer intends to take all measures to decrease the influence of such changes on its activities. One of the measures to address this risk is the implementation of the Program for Substitution of Imported Equipment, Materials and Technologies at FGC UES facilities in 2010-2012 aimed at prioritizing the purchase of hi-tech equipment produced in Russia. The Company’s 2011-2017 fixed assets renovation program approved by FGC UES Management Board promotes the production of electrical equipment in Russia under agreements between the Federal Grid Company and equipment manufacturers.

The expected duration of the above factors and conditions:

The duration of the factor related to the state regulation of tariffs for services provided by the Issuer is unlimited.

Actions that are currently being taken and which will be taken by the Issuer in the future for the effective use of the above-mentioned factors and conditions:

To prevent the possible negative effect of the above factors and conditions on the Issuer’s activity, the Issuer participates in working groups of federal executive bodies and meetings related to changes in the regulatory framework with respect to tariffs, ensures timely preparation of opinions and suggestions on draft legislative acts, prepares well-balanced and economically feasible tariff proposals, performs invested capital accounting, controls the progress of facilities commissioning plans, implements measures to improve operational and investment efficiency and to reduce costs.

To reduce the negative effect of the above factors and conditions on technological connection activities, the Issuer provides timely adjustments to its long-term investment program with the inclusion of investment projects for the reconstruction of transmission facilities as required for technological connection of applicants.

A reduction of the fee for technological connection to the Issuer’s electric grids may result in an uncontrolled increase in the number of persons wishing to connect to the grid and, consequently, the inclusion of expenses incurred but not covered by grid connection fees in tariffs for electricity transmission services provided by FGC UES, which, in turn, will lead to an increase in such tariffs.

Measures which are currently taken and will be taken by the Issuer in the future to reduce the negative effect of factors and conditions that may impact the Issuer’s activity:

The organization and implementation of continuous interaction with authorities on issues related to tariff setting, Company’s activity planning, control of tariff regulation parameters. For more detail, see Clause 3.5.1 of this Prospectus.

Material events / factors which may most negatively affect the Issuer’s possibility to obtain the same or better results in future as compared to the results for the last completed reporting period up to the date of approval of this Prospectus, and the likelihood of such events (factors):

Among factors that may adversely affect the Issuer’s ability to achieve similar or improved performance, are operational (production) risks. For more detail, see Clause 3.5.1 “Industry risks” of this Prospectus.

The Issuer estimates the probability of occurrence and realization of the operational (production) risks referred to in Clause 3.5.1 as insignificant.

Among potential material events/factors which may most negatively affect the Issuer’s possibility to obtain the same or better results in future is the Russian government resolution to reduce forecast indices of growth of electricity transmission tariffs, modification of the tariff calculation and application methodology which do not consider the specific character of the Issuer’s activity and the possible negative economic impact on the Issuer.

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As for grid connection activities which are subject to government regulation as provided by Russian laws, the main influencing factor is the modification of the applicable legislation regulating the composition of costs to be included in the technological connection fee.

Material events/factors which may improve the Issuer’s performance, probability of such events/factors and their duration

Factors that may improve the Issuer’s performance include the government’s stable deliberate (predictable) price policy, stability of tariff regulation, increase in the rate of return on investment.

The probability of such factors in the mid-term is not excluded. The duration of these factors is not limited.

5.5.2. Issuer’s competitors

The Issuer’s principal existing and potential competitors by core activities, including foreign competitors

The Issuer’s primary activity is to provide electricity transmission services via the UNEG. Since the Issuer is a natural monopoly, it has no competitors in the internal and external markets. To the best of the Issuer’s knowledge, electricity transmission services via the UNEG are not to be excluded from natural monopolistic activities. Therefore, the Issuer does not have any potential competitors.

Factors affecting the competitiveness of the Issuer, their impact on the competitiveness of provided products (work, services):

Not available, since the Issuer is a natural monopoly.

VI. Detailed information on members of the Issuer’s management and auditing bodies and brief data on the Issuer’s employees (officers)

6.1. 6.1 Information on the structure and competence of the Issuer’s management bodies

Description of the structure of the Issuer’s management bodies and their competence in accordance with the Issuer’s Articles of Association (constituent documents).

The Company’s management bodies are:

  General Meeting of Shareholders;

  Board of Directors;

  Management Board (collegial executive body);

  Chairman of the Management Board (sole executive body).

The General Meeting of Shareholders is the supreme governing body of the Company.

In accordance with Article 10 of the Company’s Articles of Association, the following issues fall within the competence of the General Meeting of Shareholders:

1)	Making amendments and/or additions to the Articles of Association or approval of the restated Articles of Association;

2)	reorganization of the Company;

3)	liquidation of the Company, appointment of the liquidation commission and approval of interim and final liquidation balance sheets;

4)	determining the number, nominal value, category (type) of authorized shares and the rights granted by such shares;

5)	increasing the Company’s share capital by increasing the nominal value of shares or by placing additional shares (issue-grade securities that are convertible into shares) in circumstances provided by the Federal Law on Joint Stock Companies;

6)	reducing the Company’s share capital by decreasing the nominal value of shares;

7)	decreasing the Company’s share capital by purchasing a part of shares to reduce their total number or by redeeming the shares acquired or repurchased by the Company;

8)	split-up and consolidation of the Company’s shares;

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9)	purchase of placed shares as provided by the Russian Federal Law on Joint Stock Companies;

10)	election and early termination of authorities of the Chairman of the Company’s Management Board;

11)	election and early termination of authorities of members to the Company’s Board of Directors;

12)	election and early termination of authorities of members to the Company’s Audit Commission;

13)	approval of the Company’s Auditor;

14)	approval of annual reports, annual accounting statements, including the Company’s profit and loss statements (profit and loss accounts), income distribution (including payment (declaration) of dividends, excluding income distributed as dividends for the first quarter, six month and nine months of the financial year) and the Company’s loss in the financial year;

15)	payment (declaration) of dividends for the first quarter, six month and nine months of the financial year;

16)	approval of major transactions in circumstances provided by Article 79 of the Federal Law on Joint Stock Companies;

17)	approval of transactions in circumstances provided by Article 83 of the Federal Law on Joint Stock Companies;

18)	adopting resolutions on participation in financial and industrial groups, societies and other associations of business entities;

19)	approval of internal documents that regulate the activities of the Company’s bodies;

20)	adopting resolutions on remuneration and/or compensations to be paid to members of the Company’s Audit Commission;

21)	adopting resolutions on remuneration and/or compensations to be paid to members of the Company’s Board of Directors;

22)	adopting resolutions on delegation of authorities of the sole executive body to a managing company or manager;

23)	adopting resolutions on other issues as provided by the Federal Law on Joint Stock Companies.

The Board of Directors provides general management of the Company’s activities, except for the matters that fall within the competence of the General Meeting of Shareholders as required by the Federal Law on Joint Stock Companies and the Company’s Articles of Association.

In accordance with Article 15 of the Company’s Articles of Association, the Company’s Board of Directors is authorized to do the following:

1)	to determine corporate business priorities and to approve long-term development programs (including investment programs);

2)	to call Annual and Extraordinary General Meetings of Shareholders of the Company, except for in cases stipulated by Clause 14.8. of FGC UES’ Articles of Association, and to declare a date for holding a new General Meeting of shareholders instead of the adjourned due to a lack of a quorum;

3)	to approve the agenda for the Company’s General Meetings of Shareholders;

4)	to elect the Secretary for the General Meeting of Shareholders;

5)	to set a date for compiling the list of shareholders entitled to participate in the General Meeting of Shareholders and to resolve other issues related to preparing and holding the General Meeting of Shareholders;

6)	to increase the Company’s authorized capital by placing additional shares within the number and categories (types) of authorized shares, subject to the limitations established by the Federal Law on Joint Stock Companies and the Company’s Articles of Association;

7)	to authorize placement of the Company’s bonds and other securities, including bonds and other securities convertible into shares, subject to the limitations established by the Federal Law on Joint Stock Companies and the Company’s Articles of Association;

8)	to determine the price (monetary value) of property and the price for placing and buying back securities in cases stipulated by the Federal Law on Joint Stock Companies and in cases stipulated by Clauses 15.1(18) and 15.1(27) of the Company’s Articles of Association;

9)	to purchase shares, bonds and other securities placed by the Company in cases stipulated by the Federal Law on Joint Stock Companies;

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10)	to elect members of the Company” Management Board (except for the Chairman of the Management Board), to early terminate their authorities and to make decisions concerning the early termination of their labor contracts;

11)	to sell the Company shares which fell at the disposal of the Company as a result of their purchase or buy-back from the shareholders of the Company or in other cases stipulated by the Federal Law on Joint Stock Companies;

12)	to develop recommendations for the General Meeting of Shareholders on remuneration and compensation to be paid to members of the Company’s Audit Commission;

13)	to determine compensation for services of the Auditor;

14)	to develop recommendations on the amount of dividend per share and on the dividend payment procedure;

15)	to approve the Company’s internal documents that stipulate the procedure for the formation and use of corporate funds and to make decisions on the use of these funds;

16)	to approve internal corporate documents, except for internal documents to be approved at the General Meeting of Shareholders;

17)	to establish, open and liquidate corporate branches and representative offices and to introduce related amendments to the Company’s Articles of Association (including amending data on the names and locations of the Company’s branches and representative offices);

18)	to make decisions on the Company’s participation in other organizations (including aligning constituent documents and the candidates for management bodies of newly established organizations), modification of equity participation (the number of shares, equity position and interest), and as to the encumbrance of shares and termination of the Company’s participation in other organizations;

19)	to determine the Company’s credit policy, including the procedure for and the amount of loans obtained and issued by the Company, the attraction of bank guarantees, the issuance of guarantees and the transfer of property as security on behalf of third parties;

	a)	to determine the total amount of corporate indebtedness to third parties for a 1 (one) year period and to determine the maximum amount of the Company’s actual debt under credits and loans at any specific time during the respective year;

	b)	to make decisions on transactions carried out by the Company in cases expressly stipulated by corporate credit policy;

	c)	to make decisions on issues concerning all of the above, if no credit policy has been developed by the Company’s Board of Directors;

	d)	to approve debt financing transactions which will result in the Company’s accounts payable under credits and loans exceeding the limit of the Company’s indebtedness to third parties defined by the Board of Directors for the current year;

	e)	to modify the Company’s credit policy;

20)	to approve the Company’s major transactions in cases stipulated by Chapter X of the Federal Law on Joint Stock Companies;

21)	to approve transactions stipulated by Chapter XI of the Federal Law on Joint Stock Companies;

22)	to approve the Company’s registrar, his/her labor contract and the termination of his/her labor contract;

23)	to elect and re-elect the Chairman and the Deputy Chairman of the Company’s Board of Directors;

24)	to approve the procedure for the Company’s interaction with businesses, the shares and interests of which are owned by the Company;

25)	to determine the Company’s position (Company’s representatives), including participation/non-participation in voting on agenda items, voting for or against or abstaining on draft resolutions and agenda issues for the general meetings of shareholders (members) of subsidiaries and affiliates (hereinafter referred to as “SAs”) (except for cases when the functions of the general meeting of shareholders of the SAs are performed by the Company’s Board of Directors) and meetings of the Board of Directors of the SAs (except for the issue of approving the agenda for the general meeting of shareholders (members) of the SAs, when the functions of the general meeting of shareholders of the SAs are performed by the Company’s Board of Directors):

	a)	concerning the content of the agenda for the General Meeting of Shareholders (members) of the SAs (except in cases when discussing the issues is mandatory as stipulated by Clause 47(1) and Articles 53 and 55 of the Federal Law on Joint Stock Companies);

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	b)	concerning the reorganization and/or liquidation of the SAs;

	c)	concerning the quantitative membership of the SA’s Board of Directors and the election of its members and the early termination of their office;

	d)	concerning the quantity, nominal value, category (type) of authorized shares of the SAs and the rights to which these shares entitle their owners;

	e)	concerning the increase in the authorized capital of the SAs by increasing the nominal value of shares or by placing additional shares, as well as concerning a decrease in the authorized capital of the SAs;

	f)	concerning placing SAs’ securities;

	g)	concerning splitting up and consolidating SAs’ shares;

	h)	concerning the approval of major transactions carried out by the SAs;

	i)	concerning the SAs’ participation in other organizations (either by joining an existing organization or by establishing a new one), as well as concerning the purchase, disposal and encumbrance of shares and interests in the authorized capital of organizations in which the SAs is a party, or the modification of interests in the authorized capital of relevant organizations;

	j)	concerning transactions carried out by the SAs (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP intended for production, transfer, dispatch or the distribution of electrical and heat energy, the net or market value of which exceeds 15 million rubles);

	k)	concerning transactions carried out by the SAs (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP not intended for production, transfer, dispatch or the distribution of electrical and heat energy, the net or market value of which exceeds 30 million rubles;

	l)	concerning the introduction of modifications or additions to the constituent documents of the SAs;

	m)	concerning the payment of remuneration and compensation to members of the Board of Directors and the Audit Commission of the SAs;

26)	to determine the Company’s position (the Company’s representatives) and the SAs’ position on issues on the agenda of the meetings of the Board of Directors of the SAs’ subsidiaries and affiliates (including participation/non-participation in voting on agenda issues, voting for or against, or abstaining on draft resolutions):

	a)	concerning the position of SAs’ representatives in regard to issues on the agenda of the General Meetings of shareholders (members) and meetings of the Board of Directors of companies associated with or dependent on the SAs, with said issues being connected with making (approving) transactions (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP intended for production, transfer, dispatch or distribution of electrical and heat energy, the net or market value of which exceeds 15 million rubles;

	b)	concerning the position of SAs’ representatives in regard to issues on the agenda of the General Meetings of shareholders (members) and meetings of the Board of Directors of companies associated with or dependent on the SAs and engaged in production, transfer, dispatch, distribution and marketing of electrical and heat energy, with said issues being connected with the reorganization, liquidation, or increase in authorized capital of said companies by increasing the nominal value of shares or by placing additional shares or by converting equity stock into ordinary shares;

27)	to pre-approve corporate decisions on the following:

	a)	transactions involving non-current assets of the Company in an amount exceeding 10 percent of the net value of said assets at the date a decision is made to effect said transaction;

	b)	transactions (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP intended for production, transfer, dispatch or the distribution of electrical and heat energy, the net or market value of which exceeds 75 million rubles;

	c)	transactions (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP not intended for production, transfer, dispatch or the distribution of electrical and heat energy, the net or market value of which exceeds 150 million rubles;

28)	to approve decisions on the issue of securities, the securities prospectus, buy-back reports, share redemption reports and reports containing the shareholders’ demands to buy back their shares;

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29)	to pre-approve transactions which may lead to foreign currency liabilities in cases and in amounts determined by individual decisions of the Company’s Board of Directors, and also if such cases (amounts) are not determined by the Company’s Board of Directors;

30)	to determine the Company’s purchase policy, including approving the Policy for the regulated purchase of goods, works and services and the approval of the head of the Company’s Central Purchasing Department, and making other decisions in compliance with approved corporate documents regulating purchasing operations;

31)	to make the Chairman of the Company’s Management Board liable for disciplinary action and to reward him/her in compliance with the Russian Labor Code; to make decisions on singling out the Chairman of the Management Board for state rewards;

32)	to approve target values (adjusted values) for the Company’s key performance indicator (KPIs) and relevant reports;

33)	to approve the Company’s business plan (adjusted business plan), including data on planned volumes of property (proprietary rights) transferred to third persons free-of-charge; to review corporate business plan reports;

34)	to establish committees of the Company’s Board of Directors and to approve regulations on the committees of the Company’s Board of Directors;

35)	to elect the Secretary of the Company’s Board of Directors and to terminate his/her office at the discretion of the Company’s Board of Directors;

36)	to make decisions on which issues to include in the agenda of the Company’s General Meeting of Shareholders, only if recommended by the Company’s Board of Directors;

37)	to approve terms of the agreement made with the Chairman of the Company’s Management Board and the other members of the Management Board; to establish the amount of remuneration and compensation to be paid to the Chairman and members of the Management Board; or to appoint a person authorized to approve terms of the agreement made with the Chairman and other members of the Management Board and to establish the amount of remuneration and compensation to be paid to the Chairman and other members of the Company’s Management Board;

38)	to coordinate any overlapping positions that may be held by the Chairman and other members of the Company’s Management Board in the bodies of other organizations, as well as other paid positions that may be held by the above-mentioned persons in other organizations;

39)	to determine the Company’s policy in the sphere of insurance coverage;

40)	to approve the procedure for selecting an appraiser and/or the candidates for the appraiser’s position to evaluate the value of the Company’s shares, property and other assets in cases stipulated by the Federal Law on Joint Stock Companies, the Company’s Articles of Association and individual decisions of the Company’s Board of Directors;

41)	to approve the collective agreement and contracts concluded by the Company with non-profit organizations concerning social security provisions for the Company’s employees;

42)	to review the organizational structure of the Company’s management;

43)	to make decisions on suspending the powers of the managing organization (the manager);

44)	to resolve other issues that fall within the competence of the Company’s Board of Directors, as stipulated by the Federal Law on Joint Stock Companies and internal corporate documents.

The Company’s current operations are managed by the Chairman of the Management Board (sole executive body) and the Company’s Management Board (collegial executive body).

In accordance with Article 21 of the Company’s Articles of Association, the following issues fall within the competence of Company’s Management Board:

1)	to develop corporate business priorities and long-term development programs and submit them for approval of the Board of Directors;

2)	to prepare reports on execution of resolutions of the Company’s General Meeting of Shareholders and Board of Directors;

3)	to exercise authorities (subject to Clause 15.1(25) of FGC UES’ Articles of Association) of shareholders’ meetings in subsidiaries, all voting shares of which are owned by the Company, in accordance with their foundation documents or based on other legal grounds;

132

4)	to appoint (subject to Clause 15.1(25) of FGC UES’ Articles of Association) corporate representatives to participate in management bodies of organizations of any form of incorporation, where the Company holds an interest, except for the Company’s representatives for meetings of members of the above organizations;

5)	to nominate members to the sole executive body of organizations of any form of incorporation, in which the Company holds an interest;

6)	to submit reports on financial performance of subsidiaries and affiliates, in which the Company holds shares (interests), as well as information on other organizations, in which the Company holds an interest, to the Company’s Board of Directors;

7)	to hear reports of the Company’s Deputy Chairmen and heads of the Company’s structural subdivisions on performance results for approved plans, programs and instructions, to review reports, documents and other information on the operations of the Company and its SA;

8)	to pre-approve decisions on entering into transactions involving the Company’s non-current assets in an amount from five (5) to ten (10) percent of the net value of said assets at the date a decision is made to effect said transaction;

9)	to agree upon the constituent documents of the Company’s SA, in which the Company may dispose of more than 25% of voting shares;

10)	to resolve other management issues that relate to the Company’s current activity in accordance with decisions of the Company’s General Meeting of Shareholders and Board of Directors, as well as other issues referred to the Management Board by the Chairman of the Company’s Management Board.

Subject to Article 22 of the Company’s Articles of Association, the Chairman of the Company’s Management Board resolves all management issues that relate to the Company’s current activity, except for the issues that fall within the competence of the Company’s General Meeting of Shareholders, the Board of Directors and the Management Board.
The Chairman of the Company’s Management Board shall act on behalf of the Company without power of attorney and shall, inter alia:

1)	carry out transactions on behalf of the Company, issue powers of attorney and open settlement and other bank accounts for the Company;

2)	dispose of corporate property at his/her own discretion, subject to limitations stipulated by applicable laws and the Articles of Association;

3)	employ and dismiss the Company’s employees, apply incentives and sanctions to them;

4)	organizing the activities of the Company’s Management Board and preside over its meetings;

5)	make proposals to the Board of Directors on appointing and removing members of the Management Board;

6)	approve the Company’s staff schedules and salaries for corporate employees;

7)	assigning duties to deputy chairmen of the Management Board;

8)	provide the performance of the Company’s activity plans required to achieve the Company’s objectives;

9)	approving Regulations of the Company’s branches and representative offices;

10)	approve corporate regulations on issues that fall within the competence of the Chairman of the Management Board;

11)	organize the Company’s accounting and reporting;

12)	issue orders, approve instructions and other corporate internal documents and gives instructions that are binding on all Company’s employees;

13)	not later than forty five (45) days prior to the date of the annual General Meeting of Shareholders, submit the Company’s annual report, balance sheet, profit and loss account and distribution of the Company’s profit and loss for consideration of the Company’s Board of Directors;

14)	submit, on a quarterly basis, operation plans of the Company’s Management Board and reports on fulfilling the said plans for consideration of the Company’s Board of Directors;

15)	appoint corporate representatives at meetings of business companies, in which the Company owns shares and/or equity interests;

16)	solve other issues relating to the Company’s current operations, except for the issues that fall within the competence of the General Meeting of Shareholders, the Board of Directors and the Management Board.

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Information of the Issuer’s corporate code of conduct (corporate governance code) or any other similar document:

The Board of Directors of FGC UES by its decision (Minutes No. 55 dated February 28, 2008) approved the Corporate Governance Code of UES FGC.

Information on the Issuer’s internal documents that regulate the activity of its bodies:

The Issuer has the following documents:

  Articles of Association of FGC UES (approved by the Annual General Meeting of Shareholders of FGC UES dated June 29, 2011, Minutes No. 11 dated July 4, 2011, as amended on September 12, 2011, February 14, 2012, April 11, 2012 and October 15, 2012);

  Regulations on the Internal Control System of FGC UES (approved by the Board of Directors, Minutes No. 170/2 dated August 2, 2012);

  Regulations on the Preparation and Holding of General Shareholders’ Meetings (approved by Resolution of FGC UES’ Annual General Shareholders’ Meeting dated June 29, 2010, Minutes No. 9);

  Regulations on the Board of Directors (approved by the Annual General Shareholders’ Meeting dated June 30, 2009, Minutes No. 7);

  Regulations on Compensation and Remuneration to Members of the Board of Directors (approved by Resolution of FGC UES’ Annual General Shareholders’ Meeting dated June 29, 2012, Minutes No. 12 dated July 2, 2012);

  Regulations on the Management Board (approved by the Annual General Shareholders’ Meeting dated June 30, 2009, Minutes No. 7);

  Regulations on the Audit Commission (approved by the Annual General Shareholders’ Meeting of FGC UES dated June 29, 2012, Minutes No. 12 dated July 2, 2012);

  Regulations on Compensation and Remuneration to Members of the Audit Commission of FGC UES (approved by Resolution of the Annual General Shareholders’ Meeting of FGC UES dated June 30, 2008, Minutes No. 5);

  Regulations on the Audit Committee of Board of Directors of FGC UES (approved by Resolution of FGC UES’ Board of Directors dated February 15, 2008, Minutes No. 54);

  Regulations on Human Resources and Compensation Committee of the Board of Directors of FGC UES (approved by Resolution of FGC UES’ Board of Directors dated February 15, 2008, Minutes No. 54);

  Regulations on the Reliability Committee of FGC UES’ Board of Directors (approved by Resolution of FGC UES’ Board of Directors dated March 7, 2006, Minutes No. 32);

  Regulations on the Strategy Committee of FGC UES’ Board of Directors (approved by Resolution of FGC UES’ Board of Directors dated May 15, 2008, Minutes No. 62);

  Regulations on the Investment Committee of FGC UES’ Board of Directors (approved by Resolution of FGC UES’ Board of Directors dated March 3, 2009, Minutes No. 76);

  Regulations on Compensation and Remuneration to Members of Committees of FGC UES’ Board of Directors (approved by Resolution of the Board of Directors dated December 16, 2010, Minutes No. 120);

  Regulations on Information Policy (approved by Resolution of FGC UES’ Board of Directors dated February 28, 2008, Minutes No. 55);

  Regulations on Insider Information (approved by Resolution of FGC UES’ Board of Directors dated October 6, 2011, Minutes No. 144);

  Regulations on Dividend Policy of FGC UES (approved by Resolution of the Board of Directors dated December 16, 2010, Minutes No. 120);

  FGC UES Proprietary Information Protection Procedure (approved by Order No. 475 dated August 8, 2011);

  Corporate Code of Conduct of FGC UES (approved by Order No. 567 dated September 19, 2011).

The web-site containing the full text of the Issuer’s current articles of association and internal documents that regulate the activity of the Issuer’s bodies, as well as the Issuer’s corporate code of conduct (if any):

134

The full text of the Issuer’s current articles of association and internal documents that regulate the activity of the Issuer’s bodies, as well as the Issuer’s corporate code of conduct are available at: http://www.fsk-ees.ru; http://www.e-disclosure.ru/portal/company.aspx?id=379.

6.2. Information on members of the Issuer’s management bodies

Members of the Issuer’s Board of Directors:

1. Full name: Ernesto Ferlenghi

Year of birth: 1968

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	Up to	Eni S.p.A. (Italy)	Vice President
present
2005	Up to	Eni Group Company in the Russian Federation	Head of the Representative
	present	and CIS countries	Office
2008	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2011	Up to	Open Joint-Stock Company Federal Grid	Chairman of the Board of
	present	Company of Unified Energy System	Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Ayuyev Boris Ilyich

Year of birth: 1957

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	Up to	Open Joint Stock Company System Operator of	Chairman of the Management
	present	Unified Energy System	Board, Member of the Board of
Directors
2004	2008	Open Joint Stock Company RAO UES of Russia	Member of the Management
Board
2004	2008	Open Joint Stock Company RusHydro	Member of the Board of
Directors
2004	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors

135

2005	2011	Closed Joint Stock Company Agency for	Member of the Board of
		Electrical Energy Balance Forecasting	Directors
2008	2008	Open Joint Stock Company RAO Energy Systems	Member of the Board of
		of East	Directors
2008	Up to	Open Joint Stock Company Administrator of the	Member of the Board of
	present	Trade System of the Wholesale Energy Market	Directors
2008	Up to	Closed Joint Stock Company Financial Settling	Member of the Board of
	present	Center	Directors
2009	2010	Joint Stock Company Unified Energy System	Member of the Supervisory
		GruzRosenergo	Board
2009	Up to	Non-Profit Partnership Russian National	Chairman
	present	Committee of the International Council for Large
High-Voltage Electric Systems
2012	Up to	Open Joint Stock Company Federal Hydro-	Member of the Board of
	present	Generation Company - RusHydro	Directors

Person’s share in the Issuer’s authorized capital: 0.007196%

Percentage of the Issuer’s ordinary shares owned by the person: 0.007196%

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Budargin Oleg Mikhailovich

Year of birth: 1960

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Siberian Federal District	Assistant to the Plenipotentiary
Representative of the President of
the Russian Federation in the
Siberian Federal District
2009	Up to	Open Joint-Stock Company Federal Grid	Chairman of the Management
	present	Company of Unified Energy System	Board
2010	2011	Closed Joint Stock Company Agency for	Member of the Board of
		Electrical Energy Balance Forecasting	Directors
2010	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2011	Up to	Open Joint Stock Company Russian Regional	Member of the Supervisory
	present	Development Bank	Board
2011	Up to	Open Joint Stock Company INTER RAO UES	Member of the Board of
	present		Directors
2012	Up to	Non-Profit Partnership Association of Solar	Chairman of the Supervisory
	present	Energy Companies	Council

136

2012	Up to	Open Joint Stock Company for Energy and	Chairman of the Board of
	present	Electrification of Kuban	Directors
2012	Up to	Open Joint Stock Company Moscow United	Chairman of the Board of
	present	Electric Grid Company	Directors
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of Siberia	Directors
2012	Up to	Open Joint Stock Company Holding of	Chairman of the Management
	present	Interregional Distribution Grid Companies	Board

Person’s share in the Issuer’s authorized capital: 0.000648%

Percentage of the Issuer’s ordinary shares owned by the person: 0.000648%

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Kovalchuk Boris Yuryevich

Year of birth: 1977

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	RF Government Office	Assistant to the First Deputy
of Prime Minister Medvedev
D.A. during the execution by
Medvedev D.A. of authorities
in this position, Director of the
Department of National
Priority Projects of the
Government of the Russian
Federation, was granted the
title of Class 3 Active State
Advisor of the Russian
Federation
2009	Up to present	Open Joint Stock Company INTER RAO UES	Member of the Board of
Directors
2009	2010	Open Joint Stock Company INTER RAO UES	Acting Chairman of the Board
2009	2009	State Corporation of Nuclear Power Rosatom	Deputy Director General for
Development
2010	Up to present	Open Joint Stock Company INTER RAO UES	Chairman of the Management
Board
2010	Up to present	Open Joint Stock Company First Power	Chairman of the Board of
		Generating Company on the Wholesale Energy	Directors
Market
2010	Up to present	Closed Joint-Stock Company Kambarata	Chairman of the Board of
		Hydroelectric Power Station-1	Directors

137

2010	Up to present	Inter RAO-WorleyParsons Limited Liability	Member of the Board of
		Company	Directors
2010	Up to present	Open Joint Stock Company Mosenergosbyt	Chairman of the Board of
Directors
2010	Up to present	Joint Stock Company Saint-Petersburg Sale	Chairman of the Board of
		Company	Directors
2010	Up to present	Open Joint Stock Company Federal Hydro-	Member of the Board of
		Generation Company - RusHydro	Directors
2010	Up to present	Irkutsk Open Joint Stock Company of Power	Member of the Board of
		and Electrification	Directors
2010	Up to present	Open Joint Stock Company United Power	Member of the Board of
		Supply Company	Directors
2010	Up to present	All-Russian Union of Employers, Russian	Member of the Management
		Union of Industrialists and Entrepreneurs	Board
2010	Up to present	All-Russian Public Organization, Russian	Member of the Management
		Union of Industrialists and Entrepreneurs	Board
2011	Up to present	Open Joint Stock Company Third Power	Chairman of the Board of
		Generating Company on the Wholesale Energy	Directors
Market
2011	Up to present	Closed Joint Stock Company Financial Settling	Member of the Board of
		Center	Directors
2011	Up to present	Open Joint Stock Company Russian Regional	Member of the Supervisory
		Development Bank	Board
2012	Up to present	Open Joint-Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Kravchenko Vyacheslav Mikhailovich

Year of birth: 1967

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2008	Ministry of Industry and Energy of the	Deputy Director of the
		Russian Federation	Department of Structural and
Investment Policy in Industry
and Energy, Director of the
Department of Structural and
Tariff Policy in Natural
Monopolies, Director of the
Department of Electric Power Industry

138

2008	2011	Limited Liability Company RN-Energo	Director General
2008	Up to present	Closed Joint Stock Company Financial	Member of the Board of
		Settling Center	Directors
2008	Up to present	Open Joint Stock Company INTER RAO	Member of the Board of
		UES	Directors
2009	Up to present	Open Joint Stock Company Holding of	Member of the Board of
		Interregional Distribution Grid Companies	Directors
2010	2012	Open Joint Stock Company United Power	Director General
Supply Company
2010	Up to present	Open Joint Stock Company Administrator	Member of the Board of
		of the Trade System of the Wholesale	Directors
Energy Market
2012	Up to present	Open Joint Stock Company Administrator	Chairman of the Management
		of the Trade System of the Wholesale	Board
Energy Market
2012	Up to present	Non-Commercial Partnership Council for	Chairman of the Management
		Organizing the Efficient System of Trading	Board, Member of the
		on the Wholesale and Retail Electricity and	Supervisory Board
Capacity Market

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Malyshev Andrey Borisovich

Year of birth: 1959

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Federal Agency for Nuclear Power, Moscow	Deputy Head of the Federal
Agency for Nuclear Power,
Moscow
2007	2011	State Corporation Russian Corporation of	Deputy Director General,
		Nanotechnologies	Member of the Management
Board
2008	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors, Deputy Chairman of
the Board
2009	Up to	Closed Joint Stock Company Prepreg-Advanced	Chairman of the Board of
	present	Composite Materials	Directors

139

2009	Up to	Closed Joint Stock Company Trackpore	Deputy Chairman of the Board of
	present	Technology	Directors
2009	2012	Closed Joint Stock Company Galileo Nanotech	Chairman of the Board of
Directors
2010	2011	Open Joint Stock Company Engineering and	Member of the Board of
		Construction Management Center of the Unified	Directors
Energy System
2010	Up to	LLC SITRONICS-Nano	Chairman of the Board of
	present		Directors
2010	Up to	Open Joint Stock Company Federal Hydro-	Member of the Board of
	present	Generation Company - RusHydro	Directors
2010	Up to	Limited Liability Company Lithium-Ion	Chairman of the Board of
	present	Technologies (Liotech)	Directors
2010	Up to	Closed Joint Stock Company Plakart	Chairman of the Board of
	present		Directors
2010	2012	HemaCore LLC	Chairman of the Board of
Directors
2010	Up to	NTPharma LLC	Chairman of the Board of
	present		Directors
2010	Up to	Closed Joint Stock Company Optic Fiber Systems	Member of the Board of
	present		Directors
2010	2012	Infrastructural Educational Programs Fund	Member of the Management
Board
2010	Up to	Closed Joint Stock Company Holding Company	Member of the Board of
	present	Composite	Directors
2011	Up to	Limited Liability Company SinBio	Chairman of the Board of
	present		Directors
2011	2012	Open Joint Stock Company ROSNANO	Member of the Management
Board, Deputy Chairman of the
Management Board
2011	Up to	Closed Joint Stock Company Novomet-Perm	Member of the Board of
	present		Directors
2011	Up to	Scientific and Production Enterprise Nanoelektro	Chairman of the Board of
	present	LLC	Directors
2011	Up to	Limited Liability Company PET-Technology	Chairman of the Board of
	present		Directors
2012	Up to	Limited Liability Company RosnanoMedInvest	Deputy Chairman of the Board of
	present		Directors
2012	Up to	Open Joint Stock Company E4 Group	President, Member of the Board
	present		of Directors
2012	Up to	Ekoalyans LLC	Member of the Board of
	present		Directors
2012	Up to	Open Joint Stock Company Ruspolymet	Member of the Board of
	present		Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

140

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Rashevskiy Vladimir Valeryevich

Year of birth: 1973

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	Up to	Open Joint Stock Company Siberian Coal Energy	Director General
	present	Company
2005	Up to	Open Joint Stock Company Siberian Coal Energy	Chairman of the Management
	present	Company	Board
2006	Up to	Non-profit Organisation, Regional Social and	Chairman of the Management
	present	Economic Support Fund SUEK FOR REGIONS	Board
2007	07.2008	Russian Open Joint Stock Company for Power	Member of the Board of
		and Electrification UES of Russia	Directors
2007	06.2008	Open Joint-Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors
2007	02.2008	Kuzbass Open Joint Stock Company of Power	Member of the Board of
		and Electrification	Directors
2008	Up to	All-Russian Union of Employers of the Russian	Member of the Management
	present	Union of Industrialists and Entrepreneurs	Board
2011	Up to	Open Joint Stock Company Siberian Coal Energy	Member of the Board of
	present	Company	Directors, Chairman of the
Strategy Committee
2011	Up to	Limited Liability Company Siberian Generating	Member of the Board of
	present	Company	Directors
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Titova Elena Borisovna

Year of birth: 1967

Education: Higher

141

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	Morgan Stanley Bank LLC	Head of Investment Banking
Department, First Deputy
Chairman of the Board
2006	Up to	Morgan Stanley Bank LLC	Member of the Board of
	present		Directors
2006	2009	Morgan Stanley Bank LLC	First Deputy Chairman of the
Management Board
2007	2010	Limited Liability Company City Mortgage Bank	Member of the Board of
Directors
2008	Up to	Open Joint Stock Company Sovkomflot	Member of the Board of
	present		Directors
2009	Up to	Morgan Stanley Bank LLC	President and Chairman of the
	present		Management Board
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2012	Up to	Open Joint Stock Company Holding of	Member of the Board of
	present	Interregional Distribution Grid Companies	Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Fyodorov Denis Vladimirovich

Year of birth: 1978

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Gazenergoprom Corporation Limited Liability	Head of the Department for
		Company	Investment Technology and
Technical Projects
2006	2007	Limited Liability Company Mezhregiongaz	Deputy Director General
2006	2008	Open Joint Stock Company	Director General
Mezhregionenergosbyt
2007	Up to	Open Joint Stock Company Gazprom	Head of the Department for
	present		Power Sector Development and
Power Industry Marketing
2008	Up to	Open Joint Stock Company Second Power	Chairman of the Board of
	present	Generating Company on the Wholesale Energy	Directors
Market
2008	Up to	Open Joint Stock Company Territorial Generating	Member of the Board of
	present	Company No. 1	Directors

142

2009	Up to	Open Joint Stock Company Centerenergoholding	Director General, Member of the
	present		Board of Directors
2009	Up to	Limited Liability Company Gazprom	Director General
	present	Energoholding
2009	Up to	Closed Joint Stock Company Fortis Energy	Member of the Management
	present		Board
2010	Up to	Education, Science and Technology Development	Member of the Management
	present	Fund Nadezhda	Board
2011	Up to	Open Joint Stock Company Mosenergo	Member of the Board of
	present		Directors
2011	Up to	Open Joint Stock Company Sixth Power	Chairman of the Board of
	present	Generating Company on the Wholesale Energy	Directors
Market
2011	Up to	Closed Joint Stock Company Kaunas Thermal	Member of the Management
	present	Power Station	Board
2011	Up to	Open Joint Stock Company Heat Energy	Member of the Board of
	present	Company Mosenergo	Directors
2011	Up to	Open Joint Stock Company Tyumen Power	Chairman of the Board of
	present	Supply Company	Directors
2011	Up to	Non-profit Partnership, Council of Power	Member of the Supervisory
	present	Producers and Strategic Investors in the Power	Board
Industry, The Council of Energy Producers
2011	Up to	Closed Joint Stock Company Kauno elektrinė	Member of the Management
	present		Board
2011	Up to	Open Joint Stock Company Holding of	Member of the Board of
	present	Interregional Distribution Grid Companies	Directors
2011	Up to	Open Joint Stock Company INTER RAO UES	Member of the Board of
	present		Directors
2011	Up to	Limited Liability Company Heat Supply	Member of the Board of
	present	Company	Directors
2011	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Shcherbovich Ilya Viktorovich

Year of birth: 1974

Education: Higher

143

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Deutsche Bank	Member of the Management
Board
2008	Up to	Limited Liability Company United Capital	President, Member of the
	present	Partners Advisory	Management Board
2011	Up to	Limited Liability Company Uralmash Oil and Gas	Member of the Board of
	present	Equipment Holding	Directors
2012	Up to	Open Joint Stock Company Rosneft Oil Company	Member of the Board of
	present		Directors
2012	Up to	Open Joint-Stock Company for Oil Transport	Member of the Board of
	present	Transneft	Directors
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

11. Full name: Sharipov Rashid Ravelevich

Year of birth: 1968

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	Up to	Limited Liability Company KFK-Consult	Deputy Director General
present
2008	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2009	2010	Open Joint Stock Company Engineering and	Member of the Board of
		Construction Management Center of the Unified	Directors
Energy System
2009	Up to	Open Joint Stock Company System Operator of	Member of the Board of
	present	the Unified Energy System	Directors
2009	Up to	Open Joint Stock Company Russian Regional	Member of the Supervisory
	present	Development Bank	Board
2009	2012	Irkutsk Open Joint Stock Company of Power and	Member of the Board of
		Electrification	Directors
2010	Up to	Open Joint Stock Company Federal Hydro-	Member of the Board of
	present	Generation Company - RusHydro	Directors
2011	Up to	Private Pension Fund Neftegarant	Member of the Board
present

The entity’s equity interest in the Issuer’s authorized capital, %: None

144

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

Members of the Issuer’s collegial executive body (management board):

1. Full name: Budargin Oleg Mikhailovich

Year of birth: 1960

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Company	Position
From	To
2007	2009	The Siberian Federal District	Deputy Plenipotentiary
Representative of the President of
the Russian Federation in the
Siberian Federal District
2009	Up to	Open Joint-Stock Company Federal Grid	Chairman of the Management
	present	Company of Unified Energy System	Board
2010	2011	Closed Joint Stock Company Agency for	Member of the Board of
		Electrical Energy Balance Forecasting	Directors
2010	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2011	Up to	Open Joint Stock Company Russian Regional	Member of the Supervisory
	present	Development Bank	Board
2011	Up to	Open Joint Stock Company INTER RAO UES	Member of the Board of
	present		Directors
2012	Up to	Non-Profit Partnership Association of Solar	Chairman of the Supervisory
	present	Energy Companies	Council
2012	Up to	Open Joint Stock Company for Energy and	Chairman of the Board of
	present	Electrification of Kuban	Directors
2012	Up to	Open Joint Stock Company Moscow United	Chairman of the Board of
	present	Electric Grid Company	Directors
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of Siberia	Directors
2012	Up to	Open Joint Stock Company Holding of	Chairman of the Management
	present	Interregional Distribution Grid Companies	Board

The entity’s equity interest in the Issuer’s authorized capital, %: 0.000648%

Percentage of the Issuer’s ordinary shares owned by the person: 0.000648%

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

145

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

2. Full name: Berdnikov Roman Nikolayevich

Year of birth: 1973

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2003	2010	Open Joint-Stock Company Federal Grid	Deputy Head of the Strategic
		Company of Unified Energy System	Planning Department, Head of
the Strategic Planning
Department, Head of the
Department for Customer and
Market Relations, Director for
Development and Customer
Relations
2009	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board
2010	2012	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2010	Up to	Joint Stock Company Unified Energy System	Chairman of the Supervisory
	present	GruzRosenergo	Council
2010	2012	Open Joint Stock Company Energy Institute	Member of the Board of
		named after G.M. Krzhizhanovsky	Directors
2011	Up to	Non-Commercial Partnership Council for	Member of the Supervisory
	present	Organizing the Efficient System of Wholesale and	Board
Retail Trade
2012	Up to	Closed Joint Stock Company Energorynok	Member of the Board of
	present		Directors
2012	Up to	Open Joint Stock Company Holding of	First Deputy Executive Director,
	present	Interregional Distribution Grid Companies	Member of the Management
Board
2012	Up to	Open Joint Stock Company Interregional	Member of the Board of
	present	Distribution Grid Company of the North Caucasus	Directors
2012	Up to	Open Joint Stock Company Interregional	Member of the Board of
	present	Distribution Grid Company of Ural	Directors
2012	Up to	Open Joint Stock Company Tyumenenergo	Member of the Board of
	present		Directors
2012	Up to	Open Joint-Stock Company Federal Grid	First Deputy Chairman of the
	present	Company of Unified Energy System	Management Board

The entity’s equity interest in the Issuer’s authorized capital, %: 0.0000001968%

Percentage of the Issuer’s ordinary shares owned by the person: 0.0000001968%

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

146

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

3. Full name: Varlamov Nikolay Nikolayevich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Central Office of the Government of the Russian	Assistant to the Chairman of the
		Federation, Moscow	Government of the Russian
Federation
2008	2011	Federal Financial Monitoring Service, Moscow	State Secretary - Deputy Head of
the Federal Financial Monitoring
Service
2011	Up to	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

4. Full name: Kazachenkov Andrey Valentinovich

Year of birth: 1980

Education: Higher

147

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2007	Open Joint Stock Company First Power	Head of the Finance Department
Generating Company on the Wholesale Energy
Market
2007	2009	Open Joint Stock Company First Power	Head of the Corporate Finance
		Generating Company on the Wholesale Energy	Department
Market
2009	2009	Open Joint-Stock Company Federal Grid	Advisor to the Chairman of the
		Company of Unified Energy System	Management Board
2009	2012	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2010	2011	Open Joint Stock Company Volga Territorial	Member of the Board of
		Generating Company	Directors
2010	2012	Limited Liability Company Index of Energy –	Member of the Board of
		FGC UES	Directors
2010	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board
2012	2012	Open Joint Stock Company Engineering and	Chairman of the Board of
		Construction Management Center of the Unified	Directors
Energy System
2012	Up to	Open Joint-Stock Company Federal Grid	First Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Private Energy Pension Fund (nonprofit	Member of the Board
	present	organization)
2012	Up to	Open Joint Stock Company Interregional	Member of the Board of
	present	Distribution Grid Company of Center	Directors
2012	Up to	Open Joint Stock Company for Energy and	Member of the Board of
	present	Electrification Lenenergo	Directors
2012	Up to	Open Joint Stock Company Real Estate IC UES	Member of the Board of
	present		Directors

The entity’s equity interest in the Issuer’s authorized capital, %: 0.000555%

Percentage of the Issuer’s ordinary shares owned by the person: 0.000555%

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

5. Full name: Mangarov Yury Nikolayevich

Year of birth: 1956

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009		Private Investor
2009	2009	Open Joint-Stock Company Federal Grid	Deputy Head of the Financial
		Company of Unified Energy System	Control and Internal Audit
			Division

148

2009	2010	Open Joint-Stock Company Federal Grid	Director of Audit
Company of Unified Energy System
2010	Up to	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2010	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board
2010	2012	Open Joint Stock Company Engineering and	Member of the Board of
		Construction Management Center of the Unified	Directors
Energy System
2010	2012	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of UES	Directors
2012	Up to	Open Joint Stock Company Tyumenenergo	Member of the Board of
	present		Directors
2012	Up to	Open Joint Stock Company Yantarenergo	Member of the Board of
	present		Directors
2012	Up to	Open Joint Stock Company Holding of Inter-	Deputy Executive Director -
	present	Regional Distribution Grid Companies	Chief of Staff

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

6. Full name: Murov Andrey Yevgenyevich

Year of birth: 1970

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2012	Open Joint-Stock Company Pulkovo Airport	Director General
2012	2012	Open Joint Stock Company Holding of Inter-	Deputy Director General
Regional Distribution Grid Companies
2012	Up to	Open Joint-Stock Company Federal Grid	First Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Open Joint Stock Company Holding of Inter-	Executive Director, Member of
	present	Regional Distribution Grid Companies	the Management Board
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of Volga	Directors
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of Center	Directors
2012	Up to	Open Joint Stock Company for Energy and	Member of the Board of
	present	Electrification of Kuban	Directors

149

2012	Up to	Open Joint Stock Company for Energy and	Chairman of the Board of
	present	Electrification Lenenergo	Directors
2012	Up to	Open Joint Stock Company Moscow United	Member of the Board of
	present	Electric Grid Company	Directors
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of North-West	Directors

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

7. Full name: Sergeyev Sergey Vladimirovich

Year of birth: 1976

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Limited Liability Company Center for Eastern	Director for Operations
		Siberia-Pacific Ocean Project Management:	Preparation and Organization
Angarsk, Irkutsk Region
2009	2010	Open Joint-Stock Company Federal Grid	Chief of the Department of
		Company of Unified Energy System	Investment and Aggregate
Planning
2010	Up to	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Open Joint Stock Company	Member of the Board of
	present	Energostroysnabkomplekt of UES	Directors
2012	Up to	Open Joint Stock Company Engineering and	Director General, Member of the
	present	Construction Management Center of the Unified	Board of Directors
Energy System
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

150

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

8. Full name: Cherezov Andrey Vladimirovich

Year of birth: 1967

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	West Siberian Maintenance and Repair	Senior Engineer, Deputy
		Facility of FGC UES’ Siberian Bulk Power	Chief Engineer
System branch (Barnaul)
2007	2010	Siberian Bulk Power System, branch of the	First Deputy Director
		Open Joint-Stock Company Federal Grid	General – Chief Engineer
Company of Unified Energy System
2010	2010	Open Joint-Stock Company Federal Grid	Deputy Chief Engineer for
		Company of Unified Energy System	Operation , Deputy Chief
Engineer
2010	Up to present	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2011	Up to present	Open Joint-Stock Company Federal Grid	Chief Engineer
Company of Unified Energy System
2011	Up to present	Open Joint-Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2012	2012	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of UES	Directors
2012	Up to present	Non-profit Partnership for Promoting the	Member of the Board of the
		Quality and Safety of Construction, Self-	Non-Profit Partnership
Regulating Organization Inzhspetsstroy –
Elektrosetstroy

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

151

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

9. Full name: Shukshin Vladimir Semyonovich

Year of birth: 1959

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2010	Staff to the Mayor and Moscow Government	Deputy Chief of Staff to the
Mayor and Moscow Government
2010	2011	Staff to the Mayor and Moscow Government	Deputy Mayor of Moscow in
Moscow Government for
Coordination and Work with Law
Enforcement Agencies
2012	Up to	Open Joint Stock Company Holding of Inter-	Deputy Executive Director for
	present	Regional Distribution Grid Companies	Security
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of the North Caucasus	Directors
2012	Up to	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

Chairman of the Management Board (sole executive body).

Full name: Budargin Oleg Mikhailovich

Year of birth: 1960

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	The Siberian Federal District	Deputy Plenipotentiary
			Representative of the President of
			the Russian Federation in the
			Siberian Federal District

152

2009	Up to	Open Joint-Stock Company Federal Grid	Chairman of the Management
	present	Company of Unified Energy System	Board
2010	2011	Closed Joint Stock Company Agency for	Member of the Board of
		Electrical Energy Balance Forecasting	Directors
2010	Up to	Open Joint-Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2011	Up to	Open Joint Stock Company Russian Regional	Member of the Supervisory
	present	Development Bank	Board
2011	Up to	Open Joint Stock Company INTER RAO UES	Member of the Board of
	present		Directors
2012	Up to	Non-Profit Partnership Association of Solar	Chairman of the Supervisory
	present	Energy Companies	Council
2012	Up to	Open Joint Stock Company for Energy and	Chairman of the Board of
	present	Electrification of Kuban	Directors
2012	Up to	Open Joint Stock Company Moscow United	Chairman of the Board of
	present	Electric Grid Company	Directors
2012	Up to	Open Joint Stock Company Interregional	Chairman of the Board of
	present	Distribution Grid Company of Siberia	Directors
2012	Up to	Open Joint Stock Company Holding of Inter-	Chairman of the Management
	present	Regional Distribution Grid Companies	Board

The entity’s equity interest in the Issuer’s authorized capital, %: 0.000648%

Percentage of the Issuer’s ordinary shares owned by the person: 0.000648%

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

 Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

6.3. Information on the amount of remuneration, benefits and/or compensation for expenses for each management body of the Issuer

Information on the amount of remuneration for each management body (except for the natural person acting as the Issuer’s sole executive body). All kinds of remuneration, including salaries of members of each Issuer’s management body who are (were) the Issuer’s employees, including those holding part-time positions; bonuses, commissions, benefits and/or reimbursement of expenses as well as other types of remuneration that were paid by the Issuer during the last completed financial year and the last completed reporting period before the date of approval of this Prospectus:

Board of Directors

Remuneration paid from June 29, 2010 to June 29, 2011.

Indicator	2011	2012, 9 months
Salary, RUB ths.	0	0
Bonuses, RUB ths.	0	0
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other*, RUB ths.	8,989.45	0
TOTAL, RUB ths.	8,989.45	0

* Including voluntary liability insurance.

153

On June 29, 2012, the Annual General Meeting of Shareholders of FGC UES resolved not to pay remuneration to members of the Board of Directors for the period from June 29, 2011 to June, 29 2012.

Information on effective agreements concerning said payments during the current financial year:

Remuneration to members of the Board of Directors is paid based on Regulations on Compensation and Remuneration to Members of the Board of Directors approved by the Annual General Shareholders’ Meeting dated June 29, 2012 (Minutes No. 9 dated July 2, 2010) which applies to the 2011 payment procedure.

The remuneration for participation in the activities of the Board of Directors of each member of the Company’s Board of Directors is calculated based of the total number of meetings of the Board of Directors, the number of meetings in which the member participated during the previous corporate year, and the amount of revenue for the financial year.

On June 29, 2012, the Annual General Shareholders’ Meeting of FGC UES approved the Regulations on Remuneration of Members of the Board of Directors of FGC UES (Minutes No. 12 dated July 2, 2012).

Management Board (collegial executive body)

Indicator	2011	2012, 9 months
Salary, RUB ths.	179,836	83,732
Bonuses, RUB ths.	232,884	121,180
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	26
Other*, RUB ths.	3,376	4,890
TOTAL, RUB ths.	416,096	209,828

* Including voluntary liability insurance.

Information on effective agreements concerning said payments during the current financial year:

Members of the collegial executive body receive remuneration in the form of salaries and bonuses. The procedure for payment bonuses to members of the Board in 2012 is defined by the Regulations on the Terms of Labor Contracts and Determination of Remuneration and Compensation of Top Managers of FGC UES approved by the Board of Directors of FGC UES (Minutes No. 52 dated December 24, 2007) In accordance with the above document, top managers receive bonuses based on evaluation of fulfillment of key performance indicators. The respective indicators, procedures for their calculation and target values were approved by the Company’s Board of Directors.

6.4. Information on the structure and competence of the Issuer’s audit bodies

Detailed description of the structure and competence of the Issuer’s audit bodies in accordance with the Articles of Association (foundation documents) and the Issuer’s corporate documents.

     1) The Audit Commission is elected annually by the General Meeting of Shareholders. The Audit Commission is composed of five (5) members.

     2) The Internal Control Commission (the composition and proceedings are stipulated by Order No. 488 dated August 15, 2011);

     3) Special control bodies: Control and Audit Department, Internal Control Directorate, Technical Supervision and Audit Department, Investment Planning and Accounting Department and Reliability and Analysis Division of the Production Control Department;

     4) Corporate and Anti-Corruption Compliance Department;

     5) Other structural subdivisions of the Company executing control procedures as established by duty instructions and regulations of subdivisions.

The following types of controls are performed within the internal control system:

  preliminary (preventive) control: aimed at preventing inefficient (inappropriate) and unlawful activities and is carried out by the Company’s specialized control bodies and structural subdivisions in the course of optimization and regulation of business processes, as well as by the Company’s Internal Control Directorate and structural subdivisions through identification and assessment of Company risks;

154

  current control: aimed at prompt detection and immediate elimination of defects by specialized control bodies and structural subdivisions of the Company through the implementation of control functions within their core functional responsibilities;

  follow-up: aimed at identifying deficiencies and irregularities in financial and economic activities of the Company. Is performed by the Control and Audit Department, Technical Audit Department and the Audit Commission of the Company.

The following matters fall within the competence of the Company’s Audit Commission:

1)	to confirm that information in the Company’s annual report, balance sheet, and profit and loss account is true;

2)	to analyse the financial standing of the Company, to find the ways to improve the Company financial standing and to develop recommendations for the corporate management bodies;

3)

to organize and perform audits (inspections) of the Company’s financial and economic activities, in particular: to audit (inspect) the Company’s financial, accounting, payment and other documents related to the Company’s financial and business activities in order to control their compliance with the Russian legislation, the Articles of Association, internal and other corporate documents;

4)	to control the integrity and proper use of fixed assets;

5)	to control the established procedure of writing off bad debts;

6)	to control whether the Company’s funds are used in compliance with the approved business plan and budget of the Company;

7)	to control the establishment and use of the reserve and other special funds of the Company;

8)	to control the accuracy and expediency of distribution and payment of dividends on the Company’s shares, bond interests and profits on other securities;

9)	to control the execution of previous instructions issued to eliminate violations and weak points which were revealed during the previous audits;

10)	to perform other activities (measures) related to the audit of the Company’s financial and business activities.

Information on the structure of internal control of the Issuer’s financial and economic activity (internal audit), including:

information on the internal audit service (or other authority that carries out the internal control of the Issuer’s financial and economic activities, other than the audit commission (auditor)), its quantitative composition and period of its work:

     In accordance with the Regulation on Specialized Internal Control Bodies of FGC UES, the following bodies form the system of internal control and audit of the Federal Grid Company as of the date of approval of this Prospectus:

     1) Control and Audit Department since March 15, 2004 (until November 17, 2009: Financial Control and Internal Audit Directorate). Head of the Control and Audit Department: Lelekova M.A. Staff size: 15 persons.

     2) Internal Control Directorate since December 21, 2009. Head of the Internal Control Directorate: Shmakov I.V. Staff size: 6 persons.

     3) Technical Supervision and Audit Department since November 30, 2009. Head of the Technical Supervision and Audit Department: Chichinskiy M.I. Staff size: 28 persons.

     4) Investment Planning and Accounting Department since November 23, 2009 (until April 1, 2012: Investment Program Support Department). Head of Investment Planning and Accounting Department: Pozdnyakov N.I. Staff number of control divisions within the Department: 10 persons.

     5) Reliability and Analysis Division of the Production Control Department since October 8, 2010. Head of the Reliability and Analysis Division of the Production Control Department: Sorokin A.V. Staff size: 4 persons.

155

Main functions of the internal audit service (or other authority that carries out the internal control of the Issuer’s financial and economic activities, other than the audit commission (auditor)), its accountability to and interaction with the Issuer’s executive bodies and board of directors (supervisory board):

Main functions of the Company’s Internal Control Commission:

     1) to review the materials and results of internal control procedures and inspections carried out by external control (supervision) bodies in respect of the Company and its subsidiaries and affiliates;

     2) to work out a coordinated position and suggestions to remedy the violations of Russian laws, the Company’s internal organizational and administrative documents or other binding regulations, as well as to eliminate factors that reduce the operating efficiency of the Company and its subsidiaries and affiliates as revealed during the internal controls and checks by external control (supervisory) bodies;

     3) to elaborate management proposals, including on disciplinary punishment and stimulation of personnel of the Company and its subsidiaries and affiliates based on the results of internal controls and checks carried out by external control (supervisory) bodies;

     4) to review quarterly reports of special internal control bodies;

     5) to elaborate proposals to the Company’s management bodies on improvement of the internal control system, efficiency and operating performance of the Company and its subsidiaries and affiliates;

     6) to elaborate proposals on the methodological support of the internal control system;

     7) to assist the Company’s business units, branches, subsidiaries and affiliates in monitoring the timely and accurate execution of decisions adopted according to the results of internal controls and checks carried out by external control (supervisory) bodies.

Main functions of the Control and Audit Department:

     1) to carry out selective control of financial, production and economic activities of the Company’s business units, branches, subsidiaries and affiliates;

     2) to monitor the compliance of the strategic development level and efficiency of the Company’s information technology with current requirements;

     3) to identify and mobilize the Company’s internal reserves and opportunities to obtain profit;

     4) to investigate incidents of abuse by legal and natural persons which inflicted damage to the Company’s interests;

     5) to interact with higher internal control bodies.

     The accountability of the Control and Audit Department and its interaction with the management bodies and the Board of Directors: the Department is accountable to the Deputy Chairman of the Management Board. According to the approved plan and based on instructions from the Chairman of the Management Board, the Department interacts with subdivisions of the executive body of the Federal Grid Company and with the Company’s branches, subsidiaries and affiliates. The Department is not related to the Board of Directors.

Main functions of the Internal Control Directorate:

     1) to elaborate and implement methods for integration and improvement of the internal control and risk management system;

     2) to provide advice to Company’s subdivisions on the establishment of the internal control system;

     3) to analyse business processes for the efficiency of their organization (structure) and for the availability and adequacy of control procedures and their regulation;

     4) to perform other checks as instructed by the management bodies;

     5) to participate in the activities of the following committees and commissions to make risk-based decisions: the Internal Control Commission, Central Tender Committee, purchase commissions;

     6) to perform follow-up control through periodic analysis of cash flows on accounts, budget performance and the validity and appropriateness of budget adjustments, proper use of authorities in transactions;

     7) to implement and coordinate the process of risk identification, assessment and management;

     8) to evaluate the adequacy and effectiveness of risk management activities; to control the implementation of risk management plans;

     9) to prepare a risk matrix, reports and other materials and their submission to the management and the Board of Directors; 10) to coordinate the activities of internal auditors / internal control divisions of the Company’s subsidiaries and affiliates.

     The accountability of the Internal Control Directorate and its interaction with the management bodies and the Board of Directors: The Internal Directorate is accountable to the Deputy Chairman of the Management Board. The Internal Control Directorate is not related to the Board of Directors.

156

Main functions of the Technical Supervision and Audit Department:

     1) to perform technical audit of main production and economic activities of the Company;

     2) to analyse the results of technical supervision performed by technical supervision divisions of the Company’s branches MES, including at facilities in the process of construction, reconstruction and modernization;

     3) to control the expediency and quality of investigating process failures;

     4) to carry out selective control of production and economic efficiency of executive subdivisions of the Company, its branches, subsidiaries and affiliates, including their system of internal technical control, and to assess their compliance with the established requirements.

     The accountability of the Technical Supervision and Audit Department and its interaction with the management bodies and the Board of Directors: The Technical Supervision and Audit Department are accountable to the First Deputy Chairman of the Management Board. The Technical Supervision and Audit Department is not related to the Board of Directors.

Main functions of the Investment Planning and Accounting Department:

     1) to control the implementation of the business plan and investment budget;

     2) to control the implementation of the Company’s investment program and its timely funding, to control milestones of the priority investment projects;

     3) to control the grounds for appreciation of the Company’s projects under its investment program, including with participation of independent experts.

     The accountability of the Investment Planning and Accounting Department and its interaction with the management bodies and the Board of Directors: The Investment Planning and Accounting Department is accountable to the Deputy Chairman of the Management Board. The Investment Planning and Accounting Department is not related to the Board of Directors.

Main functions of the Reliability and Analysis Division of the Production Control Department:

     1) to control the accuracy of information on the progress of the repair program;

     2) to control the quality of maintenance and repair works, diagnostics of substation equipment and power lines;

     3) to control the timing of the overall quantity of maintenance and repair operations;

     4) to carry out selective control of compliance with the requirements of the Company’s internal organizational and administrative documents as instructed by the Company.

     The accountability of the Reliability and Analysis Division of the Production Control Department and its interaction with the management bodies and the Board of Directors: The Reliability and Analysis Division of the Production Control Department is accountable to the Head of the Production Control Department. Reliability and Analysis Division of the Production Control Department is not related to the Board of Directors.

Main functions of the Corporate and Anti-Corruption Compliance Department:

     1) to control that the procurement of goods complies with the following: rules and regulations provided by the Regulation on Procurement of Goods, Works and Services for the Company, compliance of actually performed procedures with the approved procurement plans (including the annual integrated purchasing program (AIPP)); the attainment of procurement key performance indicators, if available; timely and quality reporting on the performed procedures;

     2) to carry out anti-corruption control of the procurement process aimed at identification and elimination of corrupt practices by Company’s employees. to carry put anti-corruption control of non-competitive procurement procedures with the establishment of control stages: planning of transaction, entering into transaction, execution of transaction;

     3) to collect, analyse, evaluate and submit information to competent authorities on the entire chain of contractors, including potential contractors, beneficiaries (including ultimate beneficiaries), and information on composition of their executive bodies;

     4) to implement a set of measures aimed at prevention and settlement of conflicts of interest;

     5) to perform the anti-corruption examination of documents of the Company’s executive body (local regulations, organizational and administrative and other documents and projects) in order to identify corruptogenic factors;

157

     6) to elaborate the Company’s local regulations and organizational and administrative documents aimed at prevention and minimization of corruption practices and risks;

     7) to carry out the procedures aimed at legal education, prevention of corruption practices and forming the law-abiding behavior of the Company’s employees (introductory compliance and anti-corruption policy training, social advertising, billboards, surveys, testing, etc.);

     In the course of its current anti-corruption control procedures, the Corporate and Anti-Corruption Compliance Department carries out the following activities:

     1) verification of information on possible corrupt practices, non-compliance with the corporate code of ethics and conflicts of interests in the Company;

     2) identification, analysis and assessment of corporate compliance risks according to the results of verification (reports) by the Control and Audit Unit; examination of the illegal use of insider information which resulted in a conflict of interest, violations of the Company’s regulations on gift giving and acceptance, invitations to events, charitable and sponsorship activities of the Company;

     3) anti-corruption monitoring activities in the Company: synthesis and analysis of the results of anti-corruption examination of documents; the analysis of employees’ opinions on the level of corruption in the Company and the efficiency of anti-corruption measures; the analysis of anti-corruption activities provided by organizational and administrative documents of the Company; evaluation and analysis of reports on the revealed corruption practices in the Company; the analysis of complaints and applications of physical and legal persons on corruption in the Company; the evaluation and analysis of anti-corruption measures and media monitoring for information about corruption practices in the Company.

The interaction of the internal audit service (other than the audit commission (auditor)) and the external auditor of the Issuer:

The interaction with the external auditor is performed in accordance with the terms of the contract. The Control and Audit Department and Internal Control Directorate interact with external auditors of the Company for assessment of the internal control system, evaluation of audit risks, settlement of differences resulting from external audits.

Information on the Issuer’s internal document laying down the rules for preventing the illegal use of confidential and insider information:

The Board of Directors of FGC UES approved the Regulations on Insider Information of FGC UES (Minutes No. 144 dated October 10, 2011). The text of the Regulations is available on the Issuer's web site at www.fsk-ees.ru.

6.5. Information on members of the Issuer’s bodies exercising control of its financial and economic activities

The Issuer’s body that exercises control of its financial and economic activities: Audit Commission

1. Full name: Tikhonova Maria Gennadyevna

Year of birth: 1980

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2008	Ministry of Energy of the Russian Federation	Specialist, Chief Specialist-
			Expert, Deputy Head of the
			Property Relations in the
			Department of Economic
			Regulation and Property
			Relations in the Fuel and
			Energy Complex of the Federal
			Energy Agency. Head of the
			Corporate Governance and
			Economic Expertise Division of
			the Department of Economic
			Regulation and Property
			Relations in the Fuel and
			Energy Complex of the Russian
			Ministry of Energy

158

2008	Up to present	Open Joint-Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission
2009	2012	Russian Ministry of Energy	Head of the Department of
			Economic Regulation and
			Property Relations in the Fuel
			and Energy Complex
2009	2011	Open Joint Stock Company Electrosetservice	Member of the Board of
		UNEG	Directors
2009	2011	Open Joint Stock Company Chitatekhenergo	Member of the Board of
			Directors
2009	2010	Open Joint Stock Company Kuzbassenergo	Member of the Board of
			Directors
2009	2010	Open Joint Stock Company Sixth Power	Member of the Board of
		Generating Company on the Wholesale Energy	Directors
		Market
2009	2011	Open Joint Stock Company Mobile GTPP	Member of the Board of
			Directors
2009	2011	Open Joint Stock Company Volga TGK (TGK-	Member of the Board of
		7)	Directors
2009	2011	Open Joint Stock Company Territorial	Member of the Board of
		Generating Company No. 11	Directors
2009	2011	Open Joint Stock Company Territorial	Member of the Board of
		Generating Company No. 6	Directors
2009	2011	Open Joint Stock Company Bashkirenergo	Member of the Board of
			Directors
2009	2012	Open Joint Stock Company Engineering and	Member of the Board of
		Construction Management Center of the Unified	Directors
		Energy System
2010	2011	Limited Liability Company Index of Energy –	Member of the Board of
		FGC UES	Directors
2011	2012	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt	Directors
2011	Up to present	Open Joint Stock Company PSC RusHydro	Member of the Board of
			Directors
2011	Up to present	Open Joint Stock Company United Energy	Member of the Board of
		Service Company (UESC)	Directors
2011	2012	Open Joint Stock Company OGK-5	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company Kamchatka Gas	Member of the Board of
		Energy Complex (KamGEC)	Directors
2011	2012	Open Joint Stock Company Kamchatskenergo	Member of the Board of
			Directors
2011	Up to present	OAO Moscow United Electric Grid Company	Member of the Board of
			Directors
2011	Up to present	Open Joint-Stock Company Institute	Member of the Board of
		Energosetproekt	Directors
2011	2012	Closed Joint Stock Company Arktikshelf	Member of the Board of
		Neftegaz	Directors
2011	Up to present	Open Joint Stock Company NIITeplopribor	Member of the Board of
			Directors
2011	Up to present	Open Joint Stock Company Federal Hydro-	Member of the Audit
		Generation Company - RusHydro	Commission
2011	Up to present	Open Joint Stock Company Lenenergo	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of UES	Directors
2011	2012	Open Joint Stock Company Gazprom	Head of the Audit Commission
2012	Up to present	Open Joint Stock Company Gazprom	Member of the Audit
			Commission
2012	Up to present	Open Joint Stock Company Far Eastern Energy	Member of the Board of
		Company	Directors
2012	Up to present	Open Joint Stock Company Yantarenergo	Member of the Board of
			Directors
2012	Up to present	Open Joint Stock Company Real Property	Member of the Board of
		Engineering Center of UES	Directors
2012	Up to present	Open Joint Stock Company Interregional	Member of the Board of
		Distribution Grid Company of Center	Directors

159

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

2. Full name: Drokova Anna Valeryevna

Year of birth: 1985

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2007	Praktik-Upak LLC	Chief Sales Officer
2007	2008	Quality Pack LLC	Sales Department Officer
2008	2009	Open Joint Stock Company AlfaStrakhovanie	Corporate Banking Customers
			Manager
2009	Up to present	Rosimushchestvo	Leading Specialist-Expert, Chief
			Specialist-Expert, Counsellor,
			Deputy Head of the Department
			of Fuel and Energy and Coal
			Industry
2011	2012	Open Joint Stock Company Bazhenov	Member of the Board of
		Geophysical Expedition	Directors
2011	2012	Open Joint Stock Company Gosecocenter	Member of the Board of
			Directors
2011	Up to present	Open Joint Stock Company Kama Research	Member of the Board of
		Institute of Comprehensive Studies in Deep and	Directors
		Ultra-Deep Wells (KamNIIKIGS)
2011	2012	Open Joint Stock Company Research Institute of	Member of the Board of
		Applied Ecology (RIAE)	Directors
2011	2012	Open Joint Stock Company Sibgiproshakht	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company Scientific and	Member of the Board of
		Technical Center of Mining and Processing of	Directors
		Diamonds and Precious Metals
2011	2012	Open Joint Stock Company Sibneftegeophysics	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company	Member of the Board of
		Stavropolneftegeofisika	Directors

160

2011	2012	Open Joint Stock Company Territorial	Member of the Board of
		Generating Company No. 5	Directors
2011	2012	Open Joint Stock Company Institute	Member of the Board of
		Energosetproekt	Directors
2011	2012	Open Joint Stock Company NIITeplopribor	Member of the Audit
Commission
2011	Up to present	Open Joint Stock Company Far Eastern Energy	Head of the Audit Commission
Management Company
2011	2012	State Joint Stock Company	Member of the Audit
		Oboronpromcomplex	Commission
2011	2012	Open Joint Stock Company	Member of the Audit
		Volgogradneftegeofysika	Commission
2011	2012	Open Joint Stock Company	Member of the Audit
		Kaliningradgasifikatsia	Commission
2012	Up to present	Open Joint Stock Company Tula Scientific and	Member of the Board of
		Research Geological Enterprise (Tula NIIGP)	Directors
2012	Up to present	Open Joint Stock Company	Member of the Board of
		Sevosgeologorazvedka	Directors
2012	Up to present	Open Joint Stock Company Yuzhgeologiya	Member of the Board of
Directors
2012	Up to present	Open Joint Stock Company Scientific-Industrial	Member of the Board of
		Center for Superdeep Drilling and	Directors
Comprehensive Study of The Earth's Interior
(SIC Nedra)
2012	Up to present	Open Joint Stock Company Federal Hydro-	Member of the Audit
		Generation Company - RusHydro	Commission
2012	Up to present	Open Joint Stock Company Holding of Inter-	Member of the Audit
		Regional Distribution Grid Companies	Commission
2012	Up to present	Open Joint Stock Company INTER RAO UES	Member of the Audit
Commission
2012	Up to present	Open Joint-Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

3. Full name: Kolyada Andrey Sergeyevich

Year of birth: 1984

Education: Higher

161

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Rosimushchestvo	1st Category Specialist of the Fuel
and Energy Complex Property
Department in the Commercial
Sector Property Management
Administration
2008	Up to	Rosimushchestvo	Expert, Principal Specialist-
	present		Expert, Deputy Head, Head of the
Fuel, Energy and Coal Industry
Management Department of the
Administration for Infrastructural
Industries and the Military-
Industrial Complex
2009	2011	Open Joint Stock Company Fifth Power	Member of the Board of
		Generating Company on the Wholesale Energy	Directors
Market
2009	2012	Open Joint Stock Company Federal Hydro-	Member of the Audit
		Generation Company - RusHydro	Commission
2009	Up to	Open Joint Stock Company System Operator of	Member of the Audit
	present	the Unified Energy System	Commission
2009	Up to	Open Joint Stock Company Territorial Generating	Member of the Board of
	present	Company No. 5	Directors
2009	Up to	Open Joint Stock Company Energozashchita	Member of the Board of
	present		Directors
2009	2012	Open Joint Stock Company Construction-	Member of the Board of
		Industrial Company Mosenergostroy	Directors
2009	2012	Open Joint Stock Company	Member of the Board of
		Elektrotsentromontazh	Directors
2009	Up to	Open Joint Stock Company Institute	Member of the Board of
	present	Energosetproekt	Directors
2010	2011	Open Joint Stock Company Holding of Inter-	Member of the Audit
		Regional Distribution Grid Companies	Commission
2010	2011	Open Joint Stock Company RAO Energy Systems	Member of the Audit
		of East	Commission
2010	Up to	Open Joint-Stock Company Federal Grid	Member of the Audit
	present	Company of Unified Energy System	Commission
2010	2011	Open Joint Stock Company Kubanenergo	Member of the Board of
Directors
2012	Up to	Rosimushchestvo	Head of the Fuel, Energy and
	present		Coal Industry Management
Department of the Administration
for Infrastructural Industries and
the Military-Industrial Complex

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

162

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

4. Full name: Lebedev Viktor Yuryevich

Year of birth: 1980

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Ministry of Economic Development and Trade	Chief Specialist of the
			Department of Power System
			Restructuring and Housing and
			Public Utilities
2007	2007	Ministry of Economic Development and Trade	Deputy Head of the Department
			of Power System Restructuring
			and Housing and Public Utilities
2007	2010	Ministry of Economic Development and Trade	Division Head of the Department
			for the State Regulation of
			Tariffs, Infrastructure Reforms
			and Energy Efficiency
2009	Up to	Open Joint-Stock Company Federal Grid	Member of the Audit
	present	Company of Unified Energy System	Commission
2010	2012	Ministry of Economic Development and Trade	Deputy Director of the
			Department for the State
			Regulation of Tariffs,
			Infrastructure Reforms and
			Energy Efficiency
2012	Up to	Central Office of the Government of the Russian	Assistant Deputy to the Chairman
	present	Federation	of the Government of the Russian
			Federation

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

5. Full name: Raspopov Vladimir Vladimirovich

Year of birth: 1978

Education: Higher

163

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	Up to	Rosimushchestvo	Deputy Department Head
present
2011	Up to	Open Joint-Stock Company Federal Grid	Member of the Audit
	present	Company of Unified Energy System	Commission

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: Internal Control Committee

1. Full name: Akimov Leonid Yuryevich

Year of birth: 1965

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2009	Open Joint-Stock Company Federal Grid	Head of Legal Department
Company of Unified Energy System
2009	Up to	Open Joint-Stock Company Federal Grid	Chief Legal Officer, Head of
	present	Company of Unified Energy System	Legal Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Legal Officer (part-time
	present	Company of Unified Energy System	position)

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

164

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

2. Full name: Varlamov Nikolay Nikolayevich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Central Office of the Government of the Russian	Assistant to the Chairman of the
		Federation, Moscow	Government of the Russian
Federation
2008	2011	Federal Financial Monitoring Service , Moscow	State Secretary - Deputy Head of
the Federal Financial Monitoring
Service
2011	Up to	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Open Joint-Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

3. Full name: Lelekova Marina Alekseyevna

Year of birth: 1961

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2009	Open Joint-Stock Company Federal Grid	Head of the Financial Control and
		Company of Unified Energy System	Internal Audit Division, Deputy
			Head of the Financial Control and
			Internal Audit Division
2006	2008	Open Joint Stock Company Lenenergo	Member of the Audit
			Commission
2006	2009	Open Joint-Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission
2006	2009	Open Joint Stock Company INTER RAO UES	Member of the Audit
			Commission

165

2007	2008	OAO IDGC of Centre and Volga Region	Member of the Audit
Commission
2007	2009	Open Joint Stock Company Moscow United	Member of the Audit
		Electric Grid Company	Commission
2007	Up to	Open Joint Stock Company Dalenergosetproekt	Member of the Audit
	present		Commission
2008	2009	Open Joint Stock Company Interregional	Member of the Audit
		Distribution Grid Company of Center	Commission
2008	2009	Open Joint Stock Company Interregional	Member of the Audit
		Distribution Grid Company of the North Caucasus	Commission
2008	2009	Open Joint Stock Company Interregional	Member of the Audit
		Distribution Grid Company of North-West	Commission
2008	Up to	Open Joint Stock Company Engineering and	Member of the Audit
	present	Construction Management Center of the Unified	Commission
Energy System
2008	Up to	The All-Russia Trade Association of Employers	Member of the Audit
	present	in the Power Industry	Commission
2009	Up to	Open Joint-Stock Company Federal Grid	Head of Control and Audit
	present	Company of Unified Energy System	Department
2010	2011	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of UES	Directors
2011	2012	Open Joint Stock Company Specialized Electric	Member of the Audit
		Grid Service Company of the Unified National	Commission
Electric Grid
2011	2012	Open Joint Stock Company Main Electric Grid	Member of the Board of
		Service Company of the Unified National Electric	Directors
Grid
2011	Up to	Open Joint-stock Company Mobile GTPP	Member of the Audit
	present		Commission
2012	Up to	Open Joint Stock Company Moscow	Member of the Audit
	present	Telecommunications Center of Energy Systems	Commission
2012	Up to	Open Joint Stock Company Research and	Member of the Audit
	present	Development Center of the Federal Grid	Commission
Company of the Unified Energy System
2012	Up to	Open Joint Stock Company Kuban Backbone	Member of the Audit
	present	Grids	Commission
2012	Up to	Closed Joint Stock Company Severovostokenergo	Member of the Board of
	present		Directors

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

166

4. Full name: Noskov Andrey Pavlovich

Year of birth: 1971

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Open Joint Stock Company TNK-BP	Deputy Head of Department,
		Management, Moscow	Reverse Secondment Division
2008	2009	Limited Liability Company TNK-BP	Head of the Department of
		Businesservice, Moscow	Methodology, Tax and
			Accounting
2009	2010	Open Joint Stock Company TNK-BP	Financial Controller of the
		Management, Moscow	Department of Planning,
			Performance Management and
			Control of Technology Business
			Line
2010	2011	Open Joint-Stock Company Federal Grid	Director for Accounting,
		Company of Unified Energy System	Reporting and Internal Control
2011	2011	Open Joint-Stock Company Federal Grid	Director for Accounting,
		Company of Unified Energy System	Reporting and Internal Control,
			Head of Accounting Department
			(Chief Accountant)
2010	Up to	Open Joint-Stock Company Federal Grid	Director for Accounting and
	present	Company of Unified Energy System	Reporting, Head of Accounting
			Department (Chief Accountant)

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

5. Full name: Nikiforova Viktoria Viktorovna

Year of birth: 1980

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Krasnoyarsk Regional Court	Assistant Judge
2009	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist of Legal
	present	Company of Unified Energy System	Department, Legal Department
Area Head, Legal Department
Division Head, Head of Anti-
Corruption Directorate, Director
of Compliance, Head of
Corporate and Anti-Corruption
Compliance Department

167

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

6. Full name: Pozdnyakov Nikolay Igorevich

Year of birth: 1979

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2003	2007	Open Joint Stock Company RAO UES of Russia	1st Category Expert, Chief Expert
			of the Investment Policy
			Department
			Chief Expert, Division Head of
			the Department of Corporate
			Finance and Budget Deputy Head
			of the Financial Policy
			Department of the Corporate
			Center
2008	2008	Closed Joint Stock Company HPP Settling	Advisor, Board of Directors
		Optimization Center
2008	2009	Open Joint Stock Company United Power	Deputy Chairman for Economics
		Building Company
2009	2010	Open Joint-Stock Company Federal Grid	Division Head of the Investment
		Company of Unified Energy System	Program Support Department
2010	2012	Open Joint-Stock Company Federal Grid	Head of the Investment Program
		Company of Unified Energy System	Support Department
2012	Up to	Open Joint-Stock Company Federal Grid	Head of Investment Planning and
	present	Company of Unified Energy System	Accounting Department

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

168

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

7. Full name: Chichinsky Mikhail Ivanovich

Year of birth: 1951

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2007	Open Joint-Stock Company Federal Grid	Head of the Technical
		Company of Unified Energy System	Inspection Department
2007	2009	Open Joint-Stock Company Federal Grid	Head of the Technical Audit
		Company of Unified Energy System	Department, Chief Technical
			Auditor
2009	2012	Open Joint-Stock Company Federal Grid	Inspector General, Head of the
		Company of Unified Energy System	Technical Inspection and Audit
			Department
2012	2012	Open Joint Stock Company Holding of	Deputy Executive Director,
		Interregional Distribution Grid Companies	Technical Director
2012	Up to present	Open Joint-Stock Company Federal Grid	Inspector General for Technical
		Company of Unified Energy System	Supervision of the Electric Grid

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

8. Full name: Shaidullin Farit Gabdulfatovich

Year of birth: 1955

Education: Higher

169

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Main Electric Grid	Deputy Chief Engineer
Service Company of the Unified National
Electric Grid, Central Branch, Moscow
2009	2011	Open Joint-Stock Company Federal Grid	Deputy Head of the Production
		Company of Unified Energy System	Control Department
2011	Up to present	Open Joint-Stock Company Federal Grid	Head of the Production Control
		Company of Unified Energy System	Department

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

9. Full name: Shmakov Igor Vladimirovich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2008	Open Joint Stock Company Kubanenergo	Head of the Controlling and
			Internal Audit Department
2008	2012	Open Join Stock Company IDGC of the South	Head of the Internal Audit and
			Risk Management Department
2008	2009	Open Join Stock Company PSKh named after	Head of the Audit Commission
		A.A. Grechko (Agricultural Enterprise named
		after A.A. Grechko)
2008	2009	Open Joint Stock Company Rest Pensionate	Head of the Audit Commission
		Energetik
2008	2009	Open Joint Stock Company Recreation Camp	Head of the Audit Commission
		Energetik
2008	2009	Open Joint Stock Company	Head of the Audit Commission
		Krasnodarenergosetremont
2009	2010	Open Joint Stock Company	Head of the Audit Commission
		Astrakhanelektrosetremont
2009	2010	Open Joint Stock Company Volgasetremont	Head of the Audit Commission
2009	2010	Open Joint Stock Company Rest Pensionate	Head of the Audit Commission
		Energetik
2010	2011	Open Joint Stock Company Recreation Camp	Head of the Audit Commission
		Energetik
2010	2011	Open Joint Stock Company Health Complex	Member of the Audit
		Plamya	Commission
2011	2012	Open Joint Stock Company Recreation Camp	Member of the Audit
		Energetik	Commission
2012	Up to	Open Joint-Stock Company Federal Grid	Head of Internal Control Board
	present	Company of Unified Energy System

170

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian bankruptcy (insolvency) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: Control and Audit Department

1. Full name: Lelekova Marina Alekseyevna

Year of birth: 1961

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2009	Open Joint-Stock Company Federal Grid	Head of the Financial Control and
		Company of Unified Energy System	Internal Audit Division, Deputy
			Head of the Financial Control and
			Internal Audit Division
2006	2008	Open Joint Stock Company Lenenergo	Member of the Audit
			Commission
2006	2009	Open Joint-Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission
2006	2009	Open Joint Stock Company INTER RAO UES	Member of the Audit
			Commission
2007	2008	OAO IDGC of Centre and Volga Region	Member of the Audit
			Commission
2007	2009	Open Joint Stock Company Moscow United	Member of the Audit
		Electric Grid Company	Commission
2007	Up to	Open Joint Stock Company Dalenergosetproekt	Member of the Audit
	present		Commission
2008	2009	Open Joint Stock Company Interregional	Member of the Audit
		Distribution Grid Company of Center	Commission
2008	2009	Open Joint Stock Company Interregional	Member of the Audit
		Distribution Grid Company of the North Caucasus	Commission
2008	2009	Open Joint Stock Company Interregional	Member of the Audit
		Distribution Grid Company of North-West	Commission
2008	Up to	Open Joint Stock Company Engineering and	Member of the Audit
	present	Construction Management Center of the Unified	Commission
		Energy System
2008	Up to	The All-Russia Trade Association of Employers	Member of the Audit
	present	in the Power Industry	Commission

171

2009	Up to	Open Joint-Stock Company Federal Grid	Head of Control and Audit
	present	Company of Unified Energy System	Department
2010	2011	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of UES	Directors
2011	2012	Open Joint Stock Company Specialized Electric	Member of the Audit
		Grid Service Company of the Unified National	Commission
Electric Grid
2011	2012	Open Joint Stock Company Main Electric Grid	Member of the Board of
		Service Company of the Unified National Electric	Directors
Grid
2011	Up to	Open Joint-stock Company Mobile GTPP	Member of the Audit
	present		Commission
2012	Up to	Open Joint Stock Company Moscow	Member of the Audit
	present	Telecommunications Center of Energy Systems	Commission
2012	Up to	Open Joint Stock Company Research and	Member of the Audit
	present	Development Center of the Federal Grid	Commission
Company of the Unified Energy System
2012	Up to	Open Joint Stock Company Kuban Backbone	Member of the Audit
	present	Grids	Commission
2012	Up to	Closed Joint Stock Company Severovostokenergo	Member of the Board of
	present		Directors

The entity’s equity interest in the Issuer’s authorized capital, %: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Kabizskina Elena Aleksandrovna

Year of birth: 1964

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint-Stock Company Federal Grid	Chief Expert of the Financial
		Company of Unified Energy System	Control and Internal Audit
			Division
2009	2010	Open Joint-Stock Company Federal Grid	Chief Expert of Control and
		Company of Unified Energy System	Audit Department
2010	2011	Open Joint Stock Company Tomsk Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Kuban Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Sangtuda-1 HPP	Member of the Audit
			Commission

172

2010	Up to	Open Joint-Stock Company Federal Grid	Deputy Head of Control and
	present	Company of Unified Energy System	Audit Department
2010	Up to	Open Joint Stock Company Dalenergosetproekt	Member of the Audit
	present		Commission
2010	Up to	Open Joint Stock Company Mobile Gas-Turbine	Member of the Audit
	present	Electricity Plants	Commission
2010	Up to	Open Joint Stock Company Research and	Member of the Audit
	present	Development Center of the Federal Grid	Commission
Company of the Unified Energy System
2010	Up to	Open Joint Stock Company Moscow	Member of the Audit
	present	Telecommunications Center of Energy Systems	Commission
2010	Up to	Open Joint Stock Company Specialized Electric	Member of the Audit
	present	Grid Service Company of the Unified National	Commission
Electric Grid
2011	Up to	Limited Liability Company IT Energy Service	Member of the Audit
	present		Commission
2011	2012	Limited Liability Company Index of Energy –	Member of the Audit
		FGC UES	Commission
2011	Up to	Closed Joint Stock Company Agency for Balance	Member of the Audit
	present	Forecasts in the Electric Power Industry	Commission
2011	2012	Open Joint Stock Company Main Electric Grid	Member of the Audit
		Service Company of the Unified National Electric	Commission
Grid
2011	Up to	Open Joint Stock Company	Member of the Audit
	present	Energostroysnabkomplekt	Commission
2011	Up to	Open Joint Stock Company INTER RAO UES	Member of the Audit
	present		Commission

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Bashnin Aleksandr Viktorovich

Year of birth: 1953

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Closed Joint Stock Company Atlantis	Consultant
		Communications
2007	2010	Closed Joint Stock Company Telecom Express	Deputy Director General
2010	2011	Open Joint-Stock Company Federal Grid	Advisor to the Chairman of the
		Company of Unified Energy System	Management Board
2011	Up to	Open Joint-Stock Company Federal Grid	Deputy Head of Department,
	present	Company of Unified Energy System	Head of Control of the Strategic
			Information and Technology
			Risks Division of the Control and
			Audit Department

173

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Kivva Zhanna Viktorovna

Year of birth: 1972

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2003	2007	Branch of Open Joint Stock Company FGC UES	Leading Expert on Taxation
		Backbone Electric Grids of the South
2004	2007	Open Joint Stock Company Interregional	Chief Accountant, part-time
		Distribution Grid Company of South	position
2007	2008	Limited Liability Company Center Expert	Leading Consultant
		Solutions
2008	2008	Limited Liability Company FDP	Leading Consultant
2009	2010	Limited Liability Company ANT-Inform	Leading Consultant
2010	2011	Limited Liability Company Volga-Dnepr	Leading Methodologist
2011	Up to	Open Joint-Stock Company Federal Grid	Head of Methodology, Planning
	present	Company of Unified Energy System	and Analysis

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

174

Full name: Kim Svetlana Anatolyevna

Year of birth: 1981

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Limited Liability Company SMU-1 Metrostroy	Leading Engineer
2008	2009	Open Joint-Stock Company Federal Grid	Leading Expert
		Company of Unified Energy System
2009	2010	Open Joint-Stock Company Federal Grid	Chief Expert
		Company of Unified Energy System
2010	2011	Open Joint Stock Company Main Electric Grid	Member of the Audit
		Service Company of the Unified National Electric	Commission
		Grid
2010	2011	Open Joint Stock Company Tomsk Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Energotekhkomplekt	Member of the Audit
			Commission
2010	Up to	Open Joint-Stock Company Federal Grid	Head of Investment Control
	present	Company of Unified Energy System	Division of Control and Audit
			Department
2010	Up to	Open Joint Stock Company Engineering and	Member of the Audit
	present	Construction Management Center of the Unified	Commission
		Energy System
2011	Up to	Open Joint Stock Company Chitatekhenergo	Member of the Audit
	present		Commission

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Kirillov Artyom Nikolayevich

Year of birth: 1984

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2008	Moscow Power Engineering Institute	Student
2008	2009	Open Joint Stock Company Moscow United	Chief Specialist
		Electric Grid Company
2009	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist, Chief Expert of
	present	Company of Unified Energy System	the Investment and Control
			Division
2010	2011	Open Joint Stock Company Chitatekhenergo	Member of the Audit
			Commission
2010	2011	Open Joint Stock Company Kuban Backbone	Member of the Audit
		Grids	Commission
2011	2012	Open Joint Stock Company Certifying Center of	Member of the Audit
		Digital Signatures of the Electric Power Industry	Commission

175

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Medvedeva Oksana Alekseyevna

Year of birth: 1978

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Territorial Department of the Russian Financial	Auditor
Monitoring Service in Magadan Region
2008	2010	Limited Liability Company Consulting-OK	Specialist
2010	2011	Limited Liability Company Baikal-Service	Head of the Internal Audit
		Transport Company	Division
2011	2012	Open Joint Stock Company Moscow	Member of the Audit
		Telecommunications Center of Energy Systems	Commission
2011	Up to	Open Joint Stock Company Specialized Electric	Member of the Audit
	present	Grid Service Company of the Unified National	Commission
Electric Grid
2011	Up to	Open Joint Stock Company Engineering and	Member of the Audit
	present	Construction Management Center of the Unified	Commission
Energy System
2011	Up to	Open Joint-Stock Company Federal Grid	Head of Production and
	present	Company of Unified Energy System	Economic Activities Control
Division of the Control and Audit
Department
2012	Up to	Open Joint Stock Company Main Electric Grid	Member of the Audit
	present	Service Company of the Unified National Electric	Commission
Grid
2012	Up to	Open Joint Stock Company Research and	Member of the Audit
	present	Development Center of the Federal Grid	Commission
Company of the Unified Energy System
2012	Up to	Limited Liability Company Index of Energy –	Auditor
	present	FGC UES
2012	Up to	Open Joint Stock Company Tomsk Backbone	Member of the Audit
	present	Grids	Commission
2012	Up to	Open Joint Stock Company Kuban Backbone	Member of the Audit
	present	Grids	Commission
2012	Up to	Limited Liability Company IT Energy Service	Member of the Audit
	present		Commission
176

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Stupakov Ilya Vladimirovich

Year of birth: 1982

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Far-Eastern Regional Directorate for Passenger	Accountant
		Service of the Federal Passenger Directorate,
		branch of JSC Russian Railways
2008	2012	Far-Eastern Regional Security Center, structural	Principal Economist
		division of JSC Russian Railways
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Control and
	present	Company of Unified Energy System	Audit Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Rogachev Kirill Evgenyevich

Year of birth: 1984

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Moscow Inspectorate No. 31 of the Federal Tax	3rd Level Expert
		Service
2007	2007	Moscow Inspectorate No. 31 of the Federal Tax	2nd Level Expert
		Service

177

2007	2009	Moscow Inspectorate No. 31 of the Federal Tax	1st Level Expert
Service
2009	2010	Moscow Inspectorate No. 31 of the Federal Tax	State Tax Inspector
Service
2010	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Production
	present	Company of Unified Energy System	and Economic Activities Control
Division of the Control and Audit
Department
2011	Up to	Open Joint Stock Company	Member of the Audit
	present	Energostroysnabkomplekt of UES	Commission
2011	Up to	Open Joint Stock Company Research and	Member of the Audit
	present	Development Center of the Federal Grid	Commission
Company of the Unified Energy System
2011	Up to	Open Joint Stock Company Mobile Gas-Turbine	Member of the Audit
	present	Electricity Plants	Commission
2011	Up to	Open Joint Stock Company Main Electric Grid	Member of the Audit
	present	Service Company of the Unified National Electric	Commission
Grid
2011	Up to	Open Joint Stock Company Tomsk Backbone	Member of the Audit
	present	Grids	Commission
2011	Up to	Open Joint Stock Company Kuban Backbone	Member of the Audit
	present	Grids	Commission
2012	Up to	Open Joint Stock Company Specialized Electric	Member of the Audit
	present	Grid Service Company of the Unified National	Commission
Electric Grid

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Shulishova Natalia Vladimirovna

Year of birth: 1981

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2009	Open Joint Stock Company Bank of Moscow	Chief Specialist of the Marketing
Division of the Plastic Cards
Department
2009	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist for
	present	Company of Unified Energy System	Methodology, Planning and
Analysis, Leading Specialist for
Methodology, Planning and
Analysis of the Control and Audit
Department

178

2010	2011	Open Joint Stock Company Main Computer	Member of the Audit
		Center of the Electric Power Industry	Commission
2010	2012	Open Joint Stock Company Certifying Center of	Member of the Audit
		Digital Signatures of the Electric Power Industry	Commission
2012	Up to	Open Joint Stock Company	Member of the Audit
	present	Energostroysnabkomplekt of UES	Commission
2012	Up to	Open Joint Stock Company Main Electric Grid	Member of the Audit
	present	Service Company of the Unified National Electric	Commission
Grid

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: Internal Control Directorate

1. Full name: Karpov Evgeny Arkadyevich

Year of birth: 1976

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Limited Liability Company Strategika	Chief Financial Officer
2008	2009	Closed Joint Stock Company AVTOVAZ-	Chief Financial Officer
		Lyublino
2009	2009	Limited Liability Company Agripina DAK	Project Chief Financial Officer
2009	2010	Limited Liability Company Zental Grupp	Financial Manager
2010	Up to	Open Joint-Stock Company Federal Grid	Deputy Head of Internal Control
	present	Company of Unified Energy System	Directorate, Head of Risk
			Management Division

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

179

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Babushkin Sergey Sergeyevich

Year of birth: 1989

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2010	2011	Open Joint-Stock Company Federal Grid	Expert of the Risk Management
		Company of Unified Energy System	Division of the Internal Control
Directorate
2011	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Risk
	present	Company of Unified Energy System	Management Division of the
Internal Control Directorate

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Bainova Natalia Nikolayevna

Year of birth: 1985

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2010	Closed Joint Stock Company Sobolinoye	Accountant
2010	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist
	present	Company of Unified Energy System

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

180

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Sinitsyna Elena Borisovna

Year of birth: 1971

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2008	Closed Joint Stock Company Severstal-Resource	SOX-Manager, Manager of the
			Risk Management and Internal
			Control Department
2008	2009	Limited Liability Company Management	Manager of Internal Control
		Company URALCHEM	Division
2008	2009	Limited Liability Company SPK Bogorodsky	Member of the Audit
			Commission
2008	2009	Open Joint Stock Company GaloPolymer	Member of the Audit
			Commission
2009	2011	Open Joint Stock Company Magma Oil Company	Chief Specialist for Internal
			Control
2012	Up to	Open Joint-Stock Company Federal Grid	Head of Control Division
	present	Company of Unified Energy System

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Lozdeysky Denis Sergeyevich

Year of birth: 1981

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Closed Joint-Stock Company	Chief Auditor-Advisor
		PricewaterhouseCoopers Audit
2008	2009	Closed Joint Stock Company Veta-Mazar	Chief Auditor
2009	2010	Open Joint Stock Company Nidan Juices	Leading Auditor of the Internal
			Control and Audit Department
2010	2012	Closed Joint Stock Company IFD Kapital	Leading Specialist of the Internal
			Control and Audit Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Risk
	present	Company of Unified Energy System	Management Division of the
			Internal Control Directorate

181

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Shmakov Igor Vladimirovich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2008	Open Joint Stock Company Kubanenergo	Head of the Controlling and
			Internal Audit Department
2008	2012	Open Joint-stock Company IDGC of the South	Head of Internal Audit and Risk
			Management Department
2008	2009	Open Join Stock Company PSKh named after	Head of the Audit Commission
		A.A. Grechko (Agricultural Enterprise named
		after A.A. Grechko)
2008	2009	Open Joint Stock Company Rest Pensionate	Head of the Audit Commission
		Energetik
2008	2009	Open Joint Stock Company Recreation Camp	Head of the Audit Commission
		Energetik
2008	2009	Open Joint Stock Company	Head of the Audit Commission
		Krasnodarenergosetremont
2009	2010	Open Joint Stock Company	Head of the Audit Commission
		Astrakhanelektrosetremont
2009	2010	Open Joint Stock Company Volgasetremont	Head of the Audit Commission
2009	2010	Open Joint Stock Company Rest Pensionate	Head of the Audit Commission
		Energetik
2010	2011	Open Joint Stock Company Recreation Camp	Head of the Audit Commission
		Energetik
2010	2011	Open Joint Stock Company Health Complex	Member of the Audit
		Plamya	Commission
2011	2012	Open Joint Stock Company Recreation Camp	Member of the Audit
		Energetik	Commission
2012	Up to	Open Joint-Stock Company Federal Grid	Head of Internal Control
	present	Company of Unified Energy System	Directorate

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

182

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: Technical Supervision and Audit Department

1. Full name: Chichinsky Mikhail Ivanovich

Year of birth: 1951

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2007	Open Joint-Stock Company Federal Grid	Head of the Technical
		Company of Unified Energy System	Inspection Department
2007	2009	Open Joint-Stock Company Federal Grid	Head of the Technical Audit
		Company of Unified Energy System	Department, Chief Technical
			Auditor
2009	2012	Open Joint-Stock Company Federal Grid	Inspector General, Head of the
		Company of Unified Energy System	Technical Inspection and Audit
			Department
2012	2012	Open Joint Stock Company Holding of the Inter-	Deputy Executive Director,
		Regional Distribution Grid Companies	Technical Director
2012	Up to present	Open Joint-Stock Company Federal Grid	Inspector General for Technical
		Company of Unified Energy System	Supervision of the Electric Grid

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Smaga Mikhail Vladimirovich

Year of birth: 1966

Education: Higher

183

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2010	Branch of Open Joint Stock Company EIE	Head of the Operative
		Tulenergo - PE Tula Power Grids	Dispatching Service
2010	2011	Open Joint-Stock Company Federal Grid	Chief Expert of the Technical
		Company of Unified Energy System	Audit Division of the Technical
Supervision and Audit
Department
2011	2011	Open Joint-Stock Company Federal Grid	Head of the System Analysis
		Company of Unified Energy System	Division of the Technical
Supervision and Audit
Department
2012	Up to	Open Joint-Stock Company Federal Grid	Deputy Head of the Technical
	present	Company of Unified Energy System	Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Bezborodnikov Boris Aleksandrovich

Year of birth: 1971

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2010	Ural Bulk Power System, branch of Open Joint-	Chief Inspector of the Technical
		Stock Company Federal Grid Company of	Inspection Department
Unified Energy System
2011	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Technical
	present	Company of Unified Energy System	Supervision Division of the
Technical Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

184

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Yegorov Roman Aleksandrovich

Year of birth: 1980

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2008	Volga-Don Bulk Power System Enterprise,	Dispatcher
branch of the Open Joint Stock Company Federal
Grid Company of Unified Energy System
2008	2009	Volga-Don Maintenance and Repairs Enterprise,	Maintenance Foreman of Volga
		branch of the Open Joint Stock Company	Central District electric power
		Glavsetservis UNEG	substation
2010	2012	Volga-Don Bulk Power System Enterprise,	Maintenance Foreman of the 500
		branch of the Open Joint Stock Company Federal	kV Electric Power Substation,
		Grid Company of Unified Energy System	Volga Central District Bulk
Power System
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the System
	present	Company of Unified Energy System	Analysis Division of the
Technical Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Zuyev Sergey Vasilyevich

Year of birth: 1958

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Technological and Ecological Supervision	Deputy Head of the Electric
		Directorate of the Federal Service for	Power Industry Supervision
		Environmental, Technological and Nuclear	Department
Supervision of Khanty-Mansi Autonomous
District - Yugra
2007	2008	Technological and Ecological Supervision	Chief State Inspector of the
		Directorate of the Federal Service for	Electric Power Industry
		Environmental, Technological and Nuclear	Supervision Department
Supervision of Khanty-Mansi Autonomous
District - Yugra

185

2008	2009	Technological and Ecological Supervision	Acting Head of the Electric
		Directorate of the Federal Service for	Power Industry Supervision
		Environmental, Technological and Nuclear	Department
Supervision of Khanty-Mansi Autonomous
District - Yugra
2009	2010	North-Ural Technological and Ecological	Chief State Inspector of the
		Supervision Directorate of the Federal Service for	Energy Supervision Department
		Environmental, Technological and Nuclear	of the Khanty-Mansi
		Supervision	Autonomous District
2010	2010	Federal Service for Environmental, Technological	Chief State Inspector of
		and Nuclear Supervision	Department for Power Grid
Supervision of the Department
for Energy Supervision
2010	2011	Federal Service for Environmental, Technological	Deputy Head of the Power Grid
		and Nuclear Supervision	Supervision Division of the State
Department for Energy
Supervision
2011	Up to	Open Joint-Stock Company Federal Grid	Head of the Technical
	present	Company of Unified Energy System	Supervision Division of the
Technical Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Kartushin Aleksandr Gennadyevich

Year of birth: 1982

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Volga-Don Bulk Power System Enterprise,	Electrician for 220 kV Electrical
		branch of the Open Joint Stock Company Federal	Substation Maintenance
Grid Company of Unified Energy System
2007	2009	Volga-Don Bulk Power System Enterprise,	Engineer for Monitoring and
		branch of the Open Joint Stock Company Federal	Diagnostics of Substation
		Grid Company of Unified Energy System	Equipment
2009	2009	Open Joint-Stock Company Federal Grid	Chief Expert of the Analysis and
		Company of Unified Energy System	Occupational Risk Assessment
Division of the Technical Audit
Department
2009	2011	Open Joint-Stock Company Federal Grid	Chief Expert of the System
		Company of Unified Energy System	Analysis Division of the
Technical Supervision and Audit
Department
2012	Up to	Open Joint-Stock Company Federal Grid	Head of the System Analysis
	present	Company of Unified Energy System	Division of the Technical
Supervision and Audit
Department

186

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Titov Sergey Nikolayevich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Northern Power Grids, branch of the Open Joint	Dispatcher of the Operative
		Stock Company Moscow United Electric Grid	Dispatching Service
Company
2008	2008	Northern Power Grids, branch of the Open Joint	Dispatcher of the Operative
		Stock Company Moscow United Electric Grid	Dispatching Service, Grid
		Company	Enterprise
2008	2009	Open Joint-Stock Company Federal Grid	Chief Expert for Supervision and
		Company of Unified Energy System	Emergency Control of the
Technical Audit Department
2009	Up to	Open Joint-Stock Company Federal Grid	Head of the Technical Audit
	present	Company of Unified Energy System	Division of the Technical
Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

187

8. Full name: Sheludko Aleksey Vladimirovich

Year of birth: 1978

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2011	Moscow Bulk Power System Enterprise, branch	Engineer of Bugry 220 kV
		of Open Joint-Stock Company Federal Grid	Substation, Domodedovo District
		Company of Unified Energy System	Bulk Power System
2011	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the System
	present	Company of Unified Energy System	Analysis Division of the
Technical Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Shik Vladimir Borisovich

Year of birth: 1961

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2007	Open Joint-Stock Company Federal Grid	Chief Specialist of the Production
		Company of Unified Energy System	Safety Division of the Technical
Inspection Department
2007	2009	Open Joint-Stock Company Federal Grid	Head of the Planning and Control
		Company of Unified Energy System	Division of the Technical Audit
Department
2009	Up to	Open Joint-Stock Company Federal Grid	Head of the Planning and Control
	present	Company of Unified Energy System	Division of the Technical
Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

188

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Shchiptsova Elena Vladimirovna

Year of birth: 1960

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Volga-Don Bulk Power System Enterprise,	2nd Level Engineer of the
		branch of the Open Joint Stock Company Federal	Production and Engineering
		Grid Company of Unified Energy System	Service
2008	2010	Volga-Don Bulk Power System Enterprise,	1st Level Engineer of the
		branch of the Open Joint Stock Company Federal	Production and Engineering
		Grid Company of Unified Energy System	Service
2010	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Planning and
	present	Company of Unified Energy System	Control Division of the Technical
Supervision and Audit
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: The Reliability and Analysis Division of the Production Control Department

1. Full name: Sorokin Andrey Vasilyevich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Vologda Backbone Electric Grids Enterprise of	Head of the Power Transmission
		Open Joint Stock Company Glavsetservis UNEG,	Lines Service
Central branch
2008	2009	Vologda Maintenance and Repair Facility of	Head of the Power Transmission
		branch of the Open Joint Stock Company Federal	Lines Maintenance and Repair
		Grid Company of Unified Energy System –	Service of
Central Bulk Power System

189

2009	2011	Open Joint-Stock Company Federal Grid	Chief Expert of the Reliability
		Company of Unified Energy System	and Analysis Division of the
Production Control Department
2011	Up to	Open Joint-Stock Company Federal Grid	Head of the Reliability and
	present	Company of Unified Energy System	Analysis Division of the
Production Control Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Popov Aleksey Andreyevich

Year of birth: 1978

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Moscow United	Deputy Head of Substations
		Electric Grid Company	Group
2009	Up to	Open Joint-Stock Company Federal Grid	Leading Expert of the Reliability
	present	Company of Unified Energy System	and Analysis Division of the
Production Control Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Rybalko Aleksandr Ivanovich

Year of birth: 1978

Education: Higher

190

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Open Joint-Stock Company Federal Grid	Chief Expert of the System
		Company of Unified Energy System	Analysis Division of the
			Technical Audit Department
2008	2009	Open Joint-Stock Company Federal Grid	Chief Expert for Supervision and
		Company of Unified Energy System	Emergency Control of the
			Technical Audit Department
2009	2010	Open Joint-Stock Company Federal Grid	Chief Expert of the System
		Company of Unified Energy System	Analysis Division of the
			Technical Supervision and Audit
			Department
2010	2010	Open Joint-Stock Company Federal Grid	Chief Expert of the Production
		Company of Unified Energy System	Activities Control Division of the
			Production Control Department
2010	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Reliability
	present	Company of Unified Energy System	and Analysis Division of the
			Production Control Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Strebkov Roman Mikhaylovich

Year of birth: 1977

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2007	Upper Don Maintenance and Repair Facility of	Head of Electrical Service
		the Central Bulk Power System, branch of the
		Open Joint Stock Company Federal Grid
		Company of Unified Energy System
2007	2008	Maintenance and Repair Facility of the Central	Chief Expert of the Substations
		Bulk Power System, branch of the Open Joint-	Maintenance and Repair Service
		Stock Company Federal Grid Company of
		Unified Energy System
2008	2009	Central Branch of Open Joint Stock Company	Chief of Substations Maintenance
		Glavsetservis UNEG	and Repair Service
2009	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Reliability
	present	Company of Unified Energy System	and Analysis Division of the
			Production Control Department

Person’s share in the Issuer’s authorized capital: None

191

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: Investment Planning and Accounting Department

1. Full name: Pozdnyakov Nikolay Igorevich

Year of birth: 1979

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2003	2007	Open Joint Stock Company RAO UES of Russia	1st Category Expert, Chief Expert
			of the Investment Policy
			Department
			Chief Expert, Division Head of
			the Department of Corporate
			Finance and Budget Deputy Head
			of the Financial Policy
			Department of the Corporate
			Center
2008	2008	Closed Joint Stock Company HPP Settling	Advisor, Board of Directors
		Optimization Center
2008	2009	Open Joint Stock Company United Power	Deputy Chairman for Economics
		Building Company
2009	2010	Open Joint-Stock Company Federal Grid	Division Head of the Investment
		Company of Unified Energy System	Program Support Department
2010	2012	Open Joint-Stock Company Federal Grid	Head of the Investment Program
		Company of Unified Energy System	Support Department
2012	Up to	Open Joint-Stock Company Federal Grid	Head of Investment Planning and
	present	Company of Unified Energy System	Accounting Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

192

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Murashov Aleksandr Olegovich

Year of birth: 1973

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	Interregional Territorial Administration of the	Head of the Electrical
		Federal Service for Environmental, Technological	Installations Energy Supervision
		and Nuclear Supervision in Northwestern Federal	Department (class ranking: Class
		District	2 Advisor of the State Civil
Service of the Russian
Federation)
2009	2010	Open Joint-Stock Company Federal Grid	Deputy Head of the Investment
		Company of Unified Energy System	Program Support Department
2009	2009	Northwestern Directorate of the Federal Service	Head of the Electrical
		for Environmental, Technological and Nuclear	Installations Energy Supervision
		Supervision	Department (class ranking: Class
2 Advisor of the State Civil
Service of the Russian
Federation)
2010	2012	Open Joint-Stock Company Federal Grid	Chief of the Department of
		Company of Unified Energy System	Investment and Aggregate
Planning
2012	Up to	Open Joint-Stock Company Federal Grid	First Deputy Head of the
	present	Company of Unified Energy System	Investment Planning and
Accounting Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Yakovlev Grigory Aleksandrovich

Year of birth: 1967

Education: Higher

193

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	Open Joint Stock Company Novosibirskenergo	Deputy Head of the Economics
			and Business Planning
			Department
2010	2011	Open Joint-Stock Company Federal Grid	Chief Expert
		Company of Unified Energy System
2011	Up to	Open Joint-Stock Company Federal Grid	Deputy Department Head
	present	Company of Unified Energy System

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Kubayeva Tatyana Vladimirovna

Year of birth: 1978

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Closed Joint Stock Company Domodedovo	Head of Estimating Department
		Airport Handling
2008	2011	State Corporation Olimpstroy	Chief Economist of the Budget
			Department
2011	Up to	Open Joint-Stock Company Federal Grid	Deputy Head of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Fomin Aleksey Yuryevich

Year of birth: 1967

Education: Higher

194

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company United Electric Power	Head of the Economy and
		Company	Finance Department
2010	2011	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Electric Power Company	Program Support Department
2011	2012	Open Joint-Stock Company Federal Grid	Division Head of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint-Stock Company Federal Grid	Division Head of the Investment
	present	Company of Unified Energy System	Planning and Accounting
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Dementiy Vladislav Aleksandrovich

Year of birth: 1974

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2008	Russia’s Federal Energy Agency	Leading Specialist-Expert
2008	2009	OJSC Corporation Ural Industrial - Ural Polar	Deputy Director of the Power
			Energy Department
2008	2009	Limited Liability Company Energy Company	Director
		Ural Industrial - Ural Polar
2009	2012	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

195

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Kozyrev Evgeny Vyacheslavovich

Year of birth: 1968

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2003	2009	Open Joint Stock Company	Leading Specialist (Electric
		Energostroysnabkomplekt of UES	Machinery Directorate, Electric
			Machinery Supply Department)
2009	2009	Joint Power Construction Company OEK-	Lead Manager
		Komplekt LLC
2010	2012	Open Joint-Stock Company Federal Grid	Leading Expert of the Capital
		Company of Unified Energy System	Building Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Stepachev Aleksandr Vyacheslavovich

Year of birth: 1988

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2009	2011	Open Joint-Stock Company Federal Grid	Leading Expert of the Investment
		Company of Unified Energy System	Program Support Department
2011	2012	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
	present	Company of Unified Energy System	Planning and Accounting
Department

196

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Azimova Elena Mikhaylovna

Year of birth: 1959

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2007	Open Joint-Stock Company Federal Grid	Leading Specialist
		Company of Unified Energy System
2008	2009	Open Joint-Stock Company Federal Grid	Chief Specialist
		Company of Unified Energy System
2009	Up to	Open Joint-Stock Company Federal Grid	Leading Expert
	present	Company of Unified Energy System

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Zaretskaya Natalia Aleksandrovna

Year of birth: 1978

Education: Higher

197

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Limited Liability Company Leasing Company	Chief Specialist of the
		URALSIB	Management Reporting and
			Analysis Directorate
2008	2009	Limited Liability Company Olson PM	Financial Manager
2009	2009	Closed Joint Stock Company Agency for Direct	Adviser of the Management
		Investments	Consulting Department
2010	2012	Open Joint-Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint-Stock Company Federal Grid	Division Head of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Issuer's body for control over its financial and economic activities: Department for implementation of corporate and anti-corruption compliance procedures

1. Full name: Nikiforova Viktoria Viktorovna

Year of birth: 1980

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Krasnoyarsk Regional Court	Assistant Judge
2009	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist of Legal
	present	Company of Unified Energy System	Department, Legal Department
Area Head, Legal Department
Division Head, Head of Anti-
Corruption Directorate, Director
of Compliance, Head of
Corporate and Anti-Corruption
Compliance Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

198

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Pivovarova Kseniya Vladimirovna

Year of birth: 1983

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2008	Omsk Municipal Unitary Enterprise Municipal	Deputy Head of the Legal
		Markets	Department, Lawyer
2008	2010	Ministry of Property Relations of Omsk Region	Chief Specialist, Lawyer
2010	2011	Territorial Department of the Federal Agency for	Specialist-Expert, Leading
		State Property Management in Omsk Region	Specialist-Expert, Chief
			Specialist-Expert, Department
			Head
2011	2012	Ninth Commercial Court of Appeal of Moscow	Assistant Chairman of the 4th
			Judicial Composition
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Anti-
	present	Company of Unified Energy System	Corruption Directorate, Chief
			Expert of the Corporate and Anti-
			Corruption Compliance
			Department, Head of the
			Corporate and Anti-Corruption
			Compliance Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Kuznetsova Inga Aleksandrovna

Year of birth: 1972

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
1998	2009	Representation of the Institute for Sustainable	Deputy Chief Financial Officer
Communities in Moscow
2009	2012	Directorate of railway stations of the branch of	Head of Department for Planning
		OJSC Russian Railways	and Budget Performance
Analysis;
Deputy Head of the Economic
Service
2012	Up to	Open Joint-Stock Company Federal Grid	Head of the Division for
	present	Company of Unified Energy System	Cooperation with Financial and
Credit Institutions of the
Contractor Risk Management
Directorate, Chief Expert of the
Corporate and Anti-Corruption
Compliance Department

199

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Stolyarova Olga Sergeyevna

Year of birth: 1982

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2007	Commercial Court of Irkutsk Region	Court Secretary, Assistant Judge
2008	2008	Closed Joint Stock Company Baikal Hotel	Head of Legal Department
2008	2012	Open Joint Stock Company Baza-K	Head of Legal Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist of the Corporate
	present	Company of Unified Energy System	and Anti-Corruption Compliance
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

200

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Kuznetsov Anton Sergeyevich

Year of birth: 1985

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Municipal Institution Slyudyansk Agency for	Deputy Legal Director
		Supporting Small Business, Slyudyansk District,
		Irkutsk Region
2008	2008	Federal Treasury Department for Irkutsk Region	1st Category Specialist of the
			Legal Department
2008	2009	Open Joint Stock Company Pharmasyntez	Legal Adviser
2009	2009	Limited Liability Company Profit Grupp	Deputy Legal Director
2009	2011	Ministry of Finance of the Russian Federation	Leading Specialist-Expert, Chief
			Specialist-Expert
2011	Up to	Open Joint-Stock Company Federal Grid	Leading Expert of the Anti-
	present	Company of Unified Energy System	Corruption Directorate, Chief
			Expert of the Anti-Corruption
			Directorate, Division Head of the
			Corporate and Anti-Corruption
			Compliance Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Yermoshkina Yevgeniya Anatolyevna

Year of birth: 1988

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2010	Limited Liability Company StalMaster	Legal Adviser
2010	2012	General Directorate of the Ministry of Justice of	Specialist-Expert, Leading
		Russia in Moscow	Specialist-Expert, Chief
			Specialist-Expert
2012	Up to present	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Chief Specialist of the Corporate and Anti-Corruption Compliance Department

201

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Ishtrikova Irina Valeryevna

Year of birth: 1987

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Limited Liability Company B Retail	Sales Manager
2009	2012	Ministry of Justice of the Russian Federation	Principal Adviser
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Corporate and
	present	Company of Unified Energy System	Anti-Corruption Compliance
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Sambayev Roman Badmayevich

Year of birth: 1982

Education: Higher

202

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Office of the Federal Real Estate Cadastre	Chief Specialist – Expert
Agency of Moscow Region
2008	Up to	Open Joint-Stock Company Federal Grid	Chief Specialist of Legal
	present	Company of Unified Energy System	Department, Chief Expert of the
Anti-Corruption Directorate,
Division Head of the Corporate
and Anti-Corruption Compliance
Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Zakharova Tatyana Vladimirovna

Year of birth: 1985

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Limited Liability Company Sigma	Sales Manager
2008	2012	Limited Liability Company Force	Sales Manager
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Corporate and
	present	Company of Unified Energy System	Anti-Corruption Compliance
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

203

10. Full name: Struyeva Asya Vitalyevna

Year of birth: 1982

Education: Higher

All positions in the Issuer’s company and other organizations over the last 5 years and up to present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2011	The Prosecutor's Office of Moscow Region	Taldoma Assistant Attorney
2011	2012	The Prosecutor's Office of Moscow Region	Attorney of the Environmental
			Law Enforcement Department
2012	Up to	Open Joint-Stock Company Federal Grid	Chief Expert of the Corporate and
	present	Company of Unified Energy System	Anti-Corruption Compliance
			Department

Person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

Person’s share in the authorized (joint-stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information of any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.

Data on administrative proceedings with respect to such person for offences in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6.6. Information on the amount of remuneration, benefits and/or compensation for expenses for the body exercising control over the Issuer’s financial and economic activity

Information on the amount of remuneration to be paid to each body exercising control over the Issuer’s financial and economic activity (other than a natural person holding the position (exercising functions) of the Issuer’s auditor). All kinds of remuneration, including salaries of members of the bodies exercising control over the Issuer’s financial and economic activity that are (were) the Issuer’s employees, including those holding part-time positions, bonuses, commissions, benefits and/or reimbursement of expenses, as well as other types of remuneration that were paid by the Issuer during the last completed financial year and the last completed reporting period before the date of approval of this Prospectus:

Audit Commission

Indicator	2011	2012, 9 months
Salary, RUB ths.	0	0
Bonuses, RUB ths.	0	0
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	0	0

Internal Control Commission

Indicator	2011	2012, 9 months
Salary, RUB ths.	29,735,72	27,298
Bonuses, RUB ths.	13,287.13	10,059
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	73	0
Other, RUB ths.	3,427	3,264
TOTAL, RUB ths.	46,522.85	40,621

204

Control and Audit Department

Indicator	2011	2012, 9 months
Salary, RUB ths.	16,540	10,540.05
Bonuses, RUB ths.	4,282	2,444.61
Commission, RUB ths.	0	0
Benefits, RUB ths.	288	0
Reimbursement of expenses, RUB ths.	101	0
Other, RUB ths.	63	225
TOTAL, RUB ths.	21,274	13,209.66

Internal Control Directorate

Indicator	2011	2012, 9 months
Salary, RUB ths.	9,078	4,190.11
Bonuses, RUB ths.	2,695	670.55
Commission, RUB ths.	0	0
Benefits, RUB ths.	3,017	0
Reimbursement of expenses, RUB ths.	30	0
Other, RUB ths.	68	0
TOTAL, RUB ths.	14,889	4 860.66

Technical Supervision and Audit Department

Indicator	2011	2012, 9 months
Salary, RUB ths.	122,168	12,671.62
Bonuses, RUB ths.	22,425	3,614.06
Commission, RUB ths.	0	0
Benefits, RUB ths.	2,637	0
Reimbursement of expenses, RUB ths.	1,467	0
Other, RUB ths.	601	1,610
TOTAL, RUB ths.	149,298	17,895.68

Reliability and Analysis Division of the Production Control Department

Indicator	2011	2012, 9 months
Salary, RUB ths.	6,552	3,875.75
Bonuses, RUB ths.	1,415	770.37
Commission, RUB ths.	0	0
Benefits, RUB ths.	267	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	42	0
TOTAL, RUB ths.	8,277	4,646.12

Investment Planning and Accounting Department (established on April 2, 2012)

Indicator	2011	2012, 9 months
Salary, RUB ths.	0	12,148.71
Bonuses, RUB ths.	0	2,809.58
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	112
TOTAL, RUB ths.	0	15,070.29

205

Corporate and Anti-Corruption Compliance Department (established on June 5, 2012)

Indicator	2011	2012, 9 months
Salary, RUB ths.	0	4,436.15
Bonuses, RUB ths.	0	911.71
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	0	5,347.86

Information on effective agreements concerning said payments during the current financial year:

Regulations on Compensation and Remuneration to Be Paid to Members of the Audit Commission of FGC UES was approved by Resolution of the General Shareholders’ Meeting of FGC UES dated June 30, 2008 (Minutes No. 5 dated July 4, 2008). This Regulation does not provide for compulsory payments to members of the Audit Commission.

Payments to members of the Internal Control Commission and staff of the Issuer’s internal control and audit divisions (Control and Audit Department, Internal Control Directorate, Technical Supervision and Audit Department, Reliability and Analysis Division of the Production Control Department, Investment Planning and Accounting Department, Corporate and Anti-Corruption Compliance Department) are made in accordance with signed labor contracts.

6.7. Data on the number and generalized data on the level of education and composition of the Issuer’s personnel (employees), as well as changes in the number of personnel (employees)

The average number of the Issuer’s personnel (employees), including personnel (employees) of its branches and representations, and the amount of deductions for wages and social security for the last 5 completed financial years:

Indicator	Reporting period
	2007	2008	2009	2010	2011
Average number of employees,	20,717	14,526	11,302	21,965	23,332
persons
Share of the Issuer’s personnel	48	48	67	54	56
with higher vocational education,
%
Payroll for the reporting period,	6,906,967,	6,723,873,	6,758,157,	13,331,116,	14,972,760,
RUB ths.
Social benefits paid to employees	124,539	126,874	107,670	213,449,	302,036,
during the reporting period, RUB,
ths.

Factors that, in the Issuer’s opinion, have caused a significant change in the number of its employees (workers), as well as consequences of said changes for the financial and economic performance of the Issuer.

The decrease in the number of employees in 2008-2009 was due to considerable employee displacement as a result of formation of subsidiaries within the FGC UES Group.

The increase of 2010 was due to the transfer of a significant number of employees from the subsidiary (Glavsetservice of the UNEG) to FGC UES.

The increase in the number of employees in 2011 was due to the allocation of additional staff for the purpose of improving the quality of maintenance and repair of equipment and due to the implementation of the investment program, which allowed to create new jobs at the newly commissioned facilities of the electric grid complex. In addition, more jobs were created as part of the comprehensive program for development of electric grids in the Sochi Region to ensure reliable operation of the Olympic power facilities of FGC UES.

These changes do not result in any material changes in the financial and economic performance of the Issuer.

Personnel that has a material effect on the Issuer’s financial and economic performance (key personnel):

Information on the Issuer’s key personnel is given in Clause 6.2 of this Prospectus.

The Issuer’s employees have not established a trade union.

206

6.8. Information on any Issuer’s liabilities to employees (workers) related to their potential participation in the Issuer’s authorized (joint-stock) capital (mutual fund)

Agreements or liabilities of the Issuer concerning the potential participation of the Issuer’s employees (workers) in the Issuer’s authorized (joint-stock) capital (mutual fund). There are no such agreements and/or liabilities.

Share in the Issuer’s authorized (joint-stock) capital (mutual fund) (the number of ordinary shares of the Issuer that is a joint stock company) that may be acquired by the Issuer’s employees (workers) under such agreements or liabilities: None.

Information on the provision or possible provision of the Issuer’s options to its employees (workers): The Board of Directors of FGC UES approved the Regulation on the Company's stock option program. The option premium is an incentive mechanism for employees of FGC UES depending on the Company’s capitalization growth in accordance with the international best practices of corporate governance. Such mechanism ensures effective management and motivation of management and key staff for the long-term efficiency and increase in corporate value for the benefit of all shareholders. In accordance with the basic provisions of the document, the Chairman of the Management Board, top managers of the company and its employees may participate in the option plan.

VII. Information on the Issuer’s members (shareholders) and on interested party transactions carried out by the Issuer

7.1. Information on the total number of the Issuer’s shareholders (members)

Total number of the Issuer’s members as of the date of this Prospectus: 411,045

Total number of persons with non-zero balances on personal accounts registered in the Issuer’s shareholder register as of the date of this Prospectus: 411,045

Total number of the Issuer’s nominee shareholders among persons registered in the Issuer’s shareholder register as of the date of this Prospectus: 53

Total number of persons included in the Issuer's list of persons entitled to participate in the general shareholders’ meeting of the Issuer: 456,469

Category (type) of the Issuer’s shares the holders of which were included in the list: ordinary

List compilation date: May 25, 2012

Total number of persons included in the updated list of persons drawn up for exercising (implementation) the rights on the Issuer’s shares and for which the nominal holders of the Issuer’s shares provided information on the persons on whose behalf they owned (own) the Issuer’s shares): 456,469

Category (type) of the Issuer’s shares the holders of which were included in the list: ordinary

List compilation date: May 25, 2012

7.2. Information on the Issuer’s members (shareholders) that hold at least 5 percent of its authorized (joint-stock) capital or at least 5 percent of its ordinary shares, as well as information on the members (shareholders) that control such persons or, if there are no such persons, information on members (shareholders) of such persons that hold at least 20 percent of the authorized (joint-stock) capital or at least 20 percent of ordinary shares

Persons holding at least 5 percent of the Issuer’s authorized (joint-stock) capital or at least 5 percent of the Issuer’s ordinary shares:

1) Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: Location: 109012, Moscow, Nikolsky per. 9

TIN (Taxpayer Identification Number): 7710723134

OGRN: 1087746829994

The person’s share in the Issuer’s authorized capital, %: 79,5511

Percentage of the Issuer’s ordinary shares owned by the person, %: 79,5511

Persons that control the member (shareholder) or, in the absence of such persons, members (shareholders) holding at least 20 percent of authorized capital or at least 20 percent of its ordinary shares: None

207

Information on nominal holders entered in the Issuer’s shareholder register and holding at least 5 percent of the authorized capital or at least 5 percent of ordinary shares.

1) Full company name: Limited Liability Company Depositary and Corporate Technologies

Abbreviated company name: LLC DCT

Location: 107014, Moscow, ul. Stromynka, 4, Bld. 1

TIN (Taxpayer Identification Number): 7729520219

OGRN (Primary State Registration Number): 1057746181272

Telephone: (495) 641-3031, (495) 641-3032, (495) 641-3033

Fax: (495) 641-3031

E-mail: dkt@depotech.ru

License of a professional securities market participant

     Number: 077-08381-000100

     Date of issue: April 3, 2008

     License period: unlimited

     Issuing authority: Russian Federal Commission for the Securities Market (Federal Financial Markets Service)

Number of the Issuer’s ordinary and preferred shares registered in the Issuer’s shareholder register in the name of the nominee shareholder: ordinary shares: 73,814,759,689 shares

2) Full company name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated company name: NBCI CJSC NSD

Location: 125009, Moscow, Sredniy Kislovskiy per., 1/13, Bld. 8

TIN: 7702165310

OGRN: 1027739132563

Telephone: (495) 234-48-27, (495) 745-81-22

Fax: (495) 956-09-38

E-mail: info@nsd.ru

License of a professional securities market participant

     Number: 177-12042-000100

     Date of issue: 09.02.2009

     Term of validity: Unlimited

     Issuing authority: Russian Federal Financial Markets Service

Number of the Issuer’s ordinary and preferred shares registered in the Issuer’s shareholder register in the name of the nominee shareholder: ordinary shares: 119,245,677,191 and 640,503,843,368/1,153,514,196,362 shares

7.3. Information on the government’s or municipal unit’s share held in the Issuer’s authorized (joint-stock) capital (mutual fund), existence of a special right (“Golden Share”)

Information on the government’s (municipality) share in the Issuer’s authorized (joint-stock) capital (mutual fund) and special rights:

Share of the Issuer’s authorized (joint-stock) capital (mutual fund) held by the government (RF constituent entities) or municipal authorities: 79,5511

Full name and the location of the authorized manager of the government’s (municipal) share: –

Entity that performs the functions of the Issuer’s member (shareholder) on behalf of the Russian Federation, the RF constituent entity or a municipal unit: Federal Agency for State Property Management (Rosimushchestvo) 109012, Moscow, Nikolsky per. 9

208

Special rights (“golden share”) for the participation of the Russian Federation, the RF constituent entities and municipal units in the management of the Issuer, the duration of the special right (“golden share”): There is no such right.

7.4. Information on restrictions to participating in the Issuer’s authorized (joint-stock) capital (mutual fund)

Restrictions as to the quantity of shares held by a single shareholder and/or their total nominal value and/or the maximum number of votes vested in a single shareholder as provided by the Issuer’s Articles of Association: None

Restrictions as to the share interest of foreign entities in the Issuer’s authorized capital set by Russian laws or other regulations:

The Russian legislation provides for restrictions as to the share interest of foreign entities in the Issuer’s authorized capital. Pursuant to Article 3(2) of the Federal Law No. 57-FZ dated April 29, 2008 on Foreign Investments in Business Entities that are Strategically Important for National Defense and State Security, the Issuer is a business entity that is strategically important for national defense and state security.

Pursuant to Article 2(3) of the above Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such states or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities that are strategically important for national defense and state security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided by this Federal Law.

Other restrictions related to participation in the Issuer’s authorized (joint-stock) capital (mutual fund):

In accordance with the requirements of Russian Federal Law No. 35-FZ (dated March 26, 2003) on the Electric Power Industry and Russian Federal Law No. 36-FZ (dated March 26, 2003) on Specific Features of Electric Power Industry Functioning during the Transition Period and on Amendments to Certain Laws of the Russian Federation and on Abolishing Certain Laws of the Russian Federation in Connection with the Adoption of the Federal Law on the Electric Power Industry, the equity interest of the Russian Federation in the authorized capital of the Unified National (All-Russian) Electric Grid management organization shall be at least 52 percent by the end of the transition period for Russian power sector re-structuring. Hereafter, the Russian Government, using methods envisaged by federal legislation, shall increase its equity interest in the authorized capital of the Unified National (All-Russian) Electric Grid management organization to a level of at least 75% plus one voting share.

In accordance with the requirements of the above-mentioned Federal Laws, the equity interest of the Russian Federation in the Issuer’s authorized capital may not be less than 75% plus one voting share. Thus, the conditions of this issue exclude the possibility of concluding a transaction via which a foreign state, an international organization or an entity under their control would directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or have any other possibility to block resolutions of the Issuer’s management bodies. Consequently, entering into any contracts aimed at selling securities of this additional issue to primary owners does not require preliminary approval in accordance with the Federal Law on Foreign Investment in Business Companies that are Strategically Important for National Defense and State Security.

Currently, the Russian Federation’s share is 79.55%. Pursuant to Decree No. 688 dated May 21, 2012 of the President of the Russian Federation, FGC UES has been included in the list of strategic enterprises and strategic joint companies approved by Decree No. 1009 dated August 4, 2004 of the President of the Russian Federation, the share of the state being 79.55%.

7.5. Information on changes in the composition and equity interests of the Issuer’s shareholders (members) holding at least 5 percent of its authorized (joint-stock) capital (mutual fund), or at least 5 percent of its ordinary shares

The composition of the Issuer’s shareholders (members) holding at least 5 percent of the Issuer’s authorized (joint-stock) capital (ordinary shares) and (for issuer that are joint stock companies) at least 5 percent of the Issuer’s ordinary shares determined as of the date of drawing up the list of persons entitled to participate in each general meeting of the Issuer’s shareholders (members), which was held during the last 5 completed financial year preceding the date of approval of this Prospectus, according to the list of the persons entitled to participate in each of the said meetings:

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): May 29, 2007

Composition of shareholders (members):

1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia

Abbreviated company name: RAO UES of Russia

Location: 119526, Moscow, ul. Vernadskogo, 101, Bld. 3

209

TIN: 7705018828

OGRN: 1027700043293

The entity’s equity interest in the Issuer’s authorized capital, %: 87.56

Percentage of the Issuer’s ordinary shares owned by the entity, %: 87.56

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5, 2008 “Federal Agency for State Property Management”)

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 12.44

Percentage of the Issuer’s ordinary shares owned by the entity, %: 12.44

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): June 30, 2007

Composition of shareholders (members):

1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia

Abbreviated company name: RAO UES of Russia

Location: 119526, Moscow, ul. Vernadskogo, 101, Bld. 3

TIN: 7705018828

OGRN: 1027700043293

The entity’s equity interest in the Issuer’s authorized capital, %: 87.56

Percentage of the Issuer’s ordinary shares owned by the entity, %: 87.56

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5, 2008 “Federal Agency for State Property Management”)

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 12.44

Percentage of the Issuer’s ordinary shares owned by the entity, %: 12.44

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): October 26, 2007

Composition of shareholders (members):

1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia

Abbreviated company name: RAO UES of Russia

Location: 119526, Moscow, ul. Vernadskogo, 101, Bld. 3

TIN: 7705018828

OGRN: 1027700043293

The entity’s equity interest in the Issuer’s authorized capital, %: 89.81

Percentage of the Issuer’s ordinary shares owned by the entity, %: 89.81

210

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5, 2008 “Federal Agency for State Property Management”)

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 10.19

Percentage of the Issuer’s ordinary shares owned by the entity, %: 10.19

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): February 5, 2008

Composition of shareholders (members):

1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia

Abbreviated company name: RAO UES of Russia

Location: 119526, Moscow, ul. Vernadskogo, 101, Bld. 3

TIN: 7705018828

OGRN: 1027700043293

The entity’s equity interest in the Issuer’s authorized capital, %: 89.82

Percentage of the Issuer’s ordinary shares owned by the entity, %: 89.82

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5, 2008 “Federal Agency for State Property Management”)

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 10.18

Percentage of the Issuer’s ordinary shares owned by the entity, %: 10.18

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): May 15, 2008

Composition of shareholders (members):

1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia

Abbreviated company name: RAO UES of Russia

Location: 119526, Moscow, ul. Vernadskogo, 101, Bld. 3

TIN: 7705018828

OGRN: 1027700043293

The entity’s equity interest in the Issuer’s authorized capital, %: 83.87

Percentage of the Issuer’s ordinary shares owned by the entity, %: 83.87

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5, 2008 “Federal Agency for State Property Management”)

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

211

The entity’s equity interest in the Issuer’s authorized capital, %: 16.13

Percentage of the Issuer’s ordinary shares owned by the entity, %: 16.13

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): October 16, 2008

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 77.66

Percentage of the Issuer’s ordinary shares owned by the entity, %: 77.66

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): May 15, 2009

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 78.78

Percentage of the Issuer’s ordinary shares owned by the entity, %: 78.78

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): September 17, 2009

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 78.84

Percentage of the Issuer’s ordinary shares owned by the entity, %: 78.84

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): May 14, 2010

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 79.11

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.11

212

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): February 9, 2011

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 79.48

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.48

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): May 16, 2011

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 79.48

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.48

The date of preparing a register of persons entitled to participate in the general meeting of the Issuer’s shareholders (members): May 25, 2012

Composition of shareholders (members):

Full company name: Russian Federation represented by the Federal Agency for State Property Management

Abbreviated company name: Rosimushchestvo

Location: 109012, Moscow, Nikolsky per. 9

TIN: 7710723134

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 79.55

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.55

7.6. Information on interested party transactions effected by the Issuer

213

Information on the number and monetary value of transactions made by the Issuer that are interested party transactions as defined by Russian laws and require approval of the Issuer’s authorized management body at the end of each completed financial year for the last 5 completed financial years:

Indicator	Reporting period
	2007	2008	2009	2010	2011
Total number and monetary value	5 transactions	318	52	31 transaction	29
of interested party transactions	49,029,500	transactions	transactions	47,437,022	transactions
effected by the Issuer in the		over	over		81,577,565
reporting period that required		14,480,202*	14,172,327*
approval by the Issuer’s authorized
management body, shares/RUB
ths.
Number and monetary value of	5 transactions	none	none	31 transaction	2 transactions
interested party transactions	49,029,500			47,437,022	78,613,929
effected by the Issuer in the
reporting period that were
approved by the Issuer’s General
Meeting of Shareholders,
shares/RUB ths.
Number and monetary value of	none	318	52	none	27
interested party transactions		transactions	transactions		transactions
effected by the Issuer in the		over	over		2,963,636
reporting period that were		14,480,202*	14,172,327*
approved by the Issuer’s Board of
Directors (the Issuer’s Supervisory
Board), shares/RUB ths.
Number and monetary value of	none	none	none	none	none
interested party transactions
effected by the Issuer in the
reporting period that required
approval, but were not approved by
the Issuer’s authorized
management body, shares/RUB
ths.

* It is impossible to express the total monetary value of interested party transactions effected by the Issuer that required approval by the Issuer’s authorized management body in one figure, as these transactions include deals in which the overall value depends on variables that were unknown at the time of the approval of said transactions.

The number and monetary value of transactions effected in 2008, for which it is impossible to determine the monetary value:

–	150 transactions, the price of which is determined as 2% of the amount of actually disbursed capital investments, plus VAT at the rate prescribed by law;

–	1 transaction, the agent’s fee for which is RUB118,000, including 18% VAT, under each contract for technological connection signed by FGC UES .

The number and monetary value of transactions effected in 2009, for which it is impossible to determine the monetary value:

–	1 transaction, the price of which is determined as 2% of the amount of actually disbursed capital investments, plus VAT at the rate prescribed by applicable Russian law.

–

1 transaction: the rent for the transmitted optical fibers is established based on the rent of RUB 47,200 (including VAT) for a pair of optical fibers in the area of 1 km for a period of 25 years. The length of the transmitted pair of fibers is considered to be equal to the physical length of the section of the cable, for which the fibers are provided.

Information on each transaction (or a series or related transactions) with a price that is 5 percent or more of the Issuer’s balance sheet asset, as determined based on its accounting reports as of the last reporting date before the transaction effected by the Issuer for the last 5 completed financial years and for the period up to the date of the approval of this Prospectus:

2007

Transaction date:	Sales Contract No. 79-37/KP-40 dated September 3, 2007
Subject-matter and other material terms of the transaction:

FGC UES shall transfer 64,099,556,711 (sixty-four billion, ninety-nine million, five hundred and fifty-six thousand, seven hundred and eleven) FGC UES ordinary registered uncertified shares into the ownership of RAO UES of Russia to be placed through private subscription at an offering price of 59 (fifty-nine) kopecks per share. RAO UES of Russia shall pay the cost of additional shares on or before the end date for the share offering.

Parties to the transaction:	RAO UES of Russia (Buyer), FGC UES (Seller)

Full and abbreviated company name (name for non-profit organizations) of a legal entity or full name of an individual recognized as a party interested in the transaction in accordance with RF laws, as well as the reason(s) for recognizing said person as a party interested in the transaction:

Russian Open Joint Stock Company for Power and Electrification UES of Russia, RAO UES of Russia. RAO UES of Russia is entitled to dispose of more than 20% of FGC UES’ voting shares.

Transaction volume (in monetary terms and as a percentage of the Issuer’s balance sheet assets as of the end date of the last completed reporting period preceding the transaction date and as a percentage of ordinary shares placed before the transaction date):

37,818,738,459 (thirty-seven billion, eight hundred and eighteen million, seven hundred and thirty-eight thousand, four hundred and fifty-nine) rubles 49 kopecks (15.265 % of the book value of FGC UES’ assets as of June 30, 2007).

The transferred ordinary registered uncertified shares make up 17.74 % of ordinary registered uncertified shares that were placed earlier by FGC UES.

Deadline for performance of obligations under the transaction, as well as data on performance of said obligations:	Before the end date of the additional share issue (March 17, 2008). Obligations have been performed in full, there are no debts.
The Issuer’s management body that passed a resolution to approve the transaction, the date of the relevant resolution (the date and number of the minutes):	The transaction was approved before its settlement as an interested party transaction by the extraordinary General Meeting of Shareholders that was held on July 20, 2007 (Minutes No. 2, item No. 1).
Other information on the transaction (to be specified at the Issuer’s discretion):	None

214

2008

There were no such transactions.

2009

There were no such transactions.

2010

There were no such transactions.

2011

Transaction date:	1. Sales Contract No. 2803 dated March 28, 2011
2. Sales Contract No. 1005 dated May 10, 2011
Subject-matter and other material terms of the transaction:

1. Subject-matter and other material terms of the transaction uder the Sales Contract No. 2803 dated March 28, 2011:

The Issuer shall place (transfer) securities into the ownership of INTER RAO UES as the Buyer ordinary registered uncertified shares of the additional issue registered by the Russian Federal Financial Markets Service on November 16, 2010 under state registration number 1-03-33498-E-002D in the amount of 1,463,503,810,095 (one trillion, four hundred and sixty-three billion, five hundred and three million, eight hundred and ten thousand and ninety-five) shares with a nominal value of RUB 0.02809767 each, placed through private subscription (hereinafter referred to as the “Issuer’s Securities”) at a price of RUB 0.0535 (point zero five three five) in the amount of 78,297,453,840.0825 (seventy-eight billion, two hundred and ninety-seven million, four hundred and fifty-three thousand, eight hundred and forty rubles, eight point two five kopecks), and the Buyer shall accept the Issuer’s Securities and pay for them with shares of the following joint stock companies in the amount and at the price specified below:

  Ordinary registered uncertified shares of Open Joint Stock Company Federal Hydro-Generation Company (OJSC RusHydro), OGRN: 1042401810494, with a nominal value of RUB one (1) each, the issue state registration number is 1-01-55038-E, the price of one share is RUB 1.72 (one point seven two), in the amount of 2,354,205 (two million, three hundred and fifty-four thousand, two hundred and five) shares, with a total value of 4,049,232 (four million, forty-nine thousand, two hundred and thirty-two) rubles and 60 kopecks;

215

  Ordinary registered uncertified shares of Open Joint Stock Company “First Power Generating Company on the Wholesale Energy Market” (OJSC OGK-1), OGRN: 1057200597960, with a nominal value of RUB 0.57478 (point five seven four seven eight) each, the issue state registration number is 1-02-65107-D, the price of one share is RUB 1.12 (one point one two), in the amount of 17,935,663,312 (seventeen billion, nine hundred and thirty-five million, six hundred and sixty-three thousand, three hundred and twelve) shares, with a total value of 20,087,942,909 (twenty billion, eighty-seven million, nine hundred and forty-two thousand, nine hundred and nine) rubles and 44 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Second Power Generating Company on the Wholesale Energy Market (OJSC OGK-2), OGRN: 1052600002180, with a nominal value of RUB 0.3627 (point three six two seven) each, the issue state registration number is 1-02-65105-D, the price of one share is RUB 1.53 (one point five three), in the amount of 287,830 (two hundred and eighty-seven thousand, eight hundred and thirty) shares, with a total value of 440,379 (four hundred and forty thousand, three hundred and seventy-nine) rubles and 90 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Third Power Generating Company on the Wholesale Energy Market (OJSC OGK-3), OGRN: 1040302983093, with a nominal value of RUB one (1) each, the issue state registration number is 1-01-50079-A, the price of one share is RUB 1.87 (one point eight seven), in the amount of 236,454 (two hundred and thirty-six thousand, four hundred and fifty-four) shares, with a total value of 442,168 (four hundred and forty-two thousand, one hundred and sixty-eight) rubles and 98 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Fourth Power Generating Company on the Wholesale Energy Market (OJSC OGK-4), OGRN: 1058602056985, with a nominal value of RUB 0.4 (point four) each, the issue state registration number is 1-02-65104-D, the price of one share is RUB 2.32 (two point three two), in the amount of 590,475 (five hundred and ninety thousand, four hundred and seventy-five) shares, with a total value of 1,369,902 (one million, three hundred and sixty-nine thousand, nine hundred and two) rubles;

  Ordinary registered uncertified shares of Open Joint Stock Company Sixth Power Generating Company on the Wholesale Energy Market (OJSC OGK-6), OGRN: 1056164020769, with a nominal value of RUB 0.48 (point four eight) each, the issue state registration number is 1-02-65106-D, the price of one share is RUB 1.69 (one point six nine), in the amount of 3,098,355,979 (three billion, ninety-eight million, three hundred and fifty-five thousand, nine hundred and seventy-nine) shares, with a total value of 5,236,221,604 (five billion, two hundred and thirty-six million, two hundred and twenty-one thousand, six hundred and four) rubles and 51 kopecks;

216

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 1 (OJSC TGK-1), OGRN: 1057810153400, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-01-03388-D, the price of one share is 2.04 (two point zero four) kopecks, in the amount of 21,974,141 (twenty-one million, nine hundred and seventy-four thousand, one hundred and forty-one) shares, with a total value of 448,272 (four hundred and forty-eight thousand, two hundred and seventy-two) rubles and 47.64 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 2 (OJSC TGK-2), OGRN: 1057601091151, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-01-10420-A, the price of one share is 0.92 (point nine two) kopecks, in the amount of 7,461,780 (seven million, four hundred and sixty-one thousand, seven hundred and eighty) shares, with a total value of 68,648 (sixty-eight thousand, six hundred and forty-eight) rubles and 37.6 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company for Power and Electrification Mosenergo (OJSC Mosenergo), OGRN: 1027700302420, with a nominal value of RUB one (1) each, the issue state registration number is 1-01-00085-A, the price of one share is RUB 3.58 (three point five eight), in the amount of 1,338,732,755 (one billion, three hundred and thirty-eight million, seven hundred and thirty-two thousand, seven hundred and fifty-five) shares, with a total value of 4,792,663,262 (four billion, seven hundred and ninety-two million, six hundred and sixty-three thousand, two hundred and sixty-two) rubles and 90 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Quadra - Generating Company (OJSC Quadra), OGRN: 1056882304489, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-01-43069-A, the price of one share is 1.38 (one point three eight) kopecks, in the amount of 9,118,526 (nine million, one hundred and eighteen thousand, five hundred and twenty-six) shares, with a total value of 125,835 (one hundred and twenty-five thousand, eight hundred and thirty-five) rubles and 65.88 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 6 (OJSC TGK-6), OGRN: 1055230028006, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-01-55091-E, the price of one share is 1.69 (one point six nine) kopecks, in the amount of 439,226,070,505 (four hundred and thirty-nine billion, two hundred and twenty-six million, seventy thousand, five hundred and five) shares, with a total value of 7,422,920,591 (seven billion, four hundred and twenty-two million, nine hundred and twenty thousand, five hundred and ninety-one) rubles and 53.45 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Volga Territorial Generating Company (OJSC Volga TGK, OJSC TGK-7), OGRN: 1056315070350, with a nominal value of RUB one (1) each, the issue state registration number is 1-01-55113-E, the price of one share is RUB 2.47 (two point four seven), in the amount of 9,000,071,800 (nine billion, seventy-one thousand, eight hundred) shares, with a total value of 22,230,177,346 (twenty-two billion, two hundred and thirty million, one hundred and seventy-seven thousand, three hundred and forty-six) rubles;

217

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 9 (OJSC TGK-9), OGRN: 1045900550024, with a nominal value of RUB 0.003 (point zero zero three) each, the issue state registration number is 1-01-56741-D, the price of one share is 0.48 (point four eight) kopecks, in the amount of 38,699,958 (thirty-eight million, six hundred and ninety-nine thousand, nine hundred and fifty-eight) shares, with a total value of 185,759 (one hundred and eighty-five thousand, seven hundred and fifty-nine) rubles and 79.84 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Fortum (OJSC Fortum), OGRN: 1058602102437, with a nominal value of RUB 1.66 (one point six six) each, the issue state registration number is 1-01-55090-E, the price of one share is RUB 44.53 (forty-four point five three), in the amount of 5,093 (five thousand, ninety-three) shares, with a total value of 226,791 (two hundred and twenty-six thousand, seven hundred and ninety-one) rubles and 29 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 11 (OJSC TGK-11), OGRN: 1055406226237, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-01-12087-F, the price of one share is 2.01 (two point zero one) kopecks, in the amount of 140,774,315,727 (one hundred and forty billion, seven hundred and seventy-four million, three hundred and fifteen thousand, seven hundred and twenty-seven) shares, with a total value of 2,829,563,746 (two billion, eight hundred and twenty-nine million, five hundred and sixty-three thousand, seven hundred and forty-six) rubles and 11.27 kopecks;

  Ordinary registered uncertified shares of Kuzbass Open Joint Stock Company for Power and Electrification (OJSC Kuzbassenergo), OGRN: 1024200678260, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-02-00064-A, the price of one share is RUB 0.34 (point three four), in the amount of 401,803 (four hundred and one thousand, eight hundred and three) shares, with a total value of 136,613 (one hundred and thirty-six thousand, six hundred and thirteen) rubles and 2 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Yenisei Territorial Generating Company (TGK-13) (OJSC Yenisei TGK (TGK-13)), OGRN: 1051901068020, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-02-55093-E, the price of one share is RUB 0.11 (point one one), in the amount of 990,435 (nine hundred and ninety thousand, four hundred and thirty-five) shares, with a total value of 108,947 (one hundred and eight thousand, nine hundred and forty-seven) rubles and 85 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 14 (OJSC TGK-14), OGRN: 1047550031242, with a nominal value of RUB 0.001 (point zero zero one) each, the issue state registration number is 1-01-22451-F, the price of one share is 0.45 (point four five) kopecks, in the amount of 5,582,808 (five million, five hundred and eighty-two thousand, eight hundred and eight) shares, with a total value of 25,122 (twenty-five thousand, one hundred and twenty-two) rubles and 63.6 kopecks;

218

  Ordinary registered uncertified shares of Bashkir Open Joint Stock Company for Power and Electrification Bashkirenergo (OJSC Bashkirenergo), OGRN: 1020202769146, with a nominal value of RUB one (1) each, the issue state registration number is 1-01-00012-A, the price of one share is RUB 67.5 (sixty-seven point five), in the amount of 232,448,366 (two hundred and thirty-two million, four hundred and forty-eight thousand, three hundred and sixty-six) shares, with a total value of 15,690,264,705 (fifteen billion, six hundred and ninety million, two hundred and sixty-four thousand, seven hundred and five) rubles;

  Ordinary registered uncertified shares of Open Joint Stock Company TGK-11 Holding (OJSC TGK-11 Holding), OGRN: 1087760000063, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 1-01-55392-E, the price of one share is RUB 0.12 (point one two), in the amount of 300,000 (three hundred thousand) shares, with a total value of 36,000 (thirty-six thousand) rubles;

  Preferred registered uncertified shares of Open Joint Stock Company TGK-11 Holding (OJSC TGK-11 Holding), OGRN: 1087760000063, with a nominal value of RUB 0.01 (point zero one) each, the issue state registration number is 2-01-55392-E, the price of one share is RUB 0.12 (point one two), in the amount of 300,000 (three hundred thousand) shares, with a total value of 36,000 (thirty-six thousand) rubles.

2. Subject-matter and other material terms of the transaction uder the Sales Contract No. 1005 dated May 10, 2011:

The Issuer shall place (transfer) securities into the ownership of INTER RAO UES as the Buyer ordinary registered uncertified shares of the additional issue registered by the Russian Federal Financial Markets Service on November 16, 2010 under state registration number 1-03-33498-E-002D in the amount of 5,915,420,613 (five billion, nine hundred and fifteen million, four hundred and twenty thousand, six hundred and thirteen) shares with a nominal value of RUB 0.02809767 each, placed through private subscription (hereinafter referred to as the “Issuer’s Securities”) at a price of RUB 0.0535 (point zero five three five) in the amount of 316,475,002 (three hundred and sixteen million, four hundred and seventy-five thousand and two) rubles, and the Buyer shall accept the Issuer’s Securities and pay for them with shares of the following joint stock companies in the amount and at the price specified below:

  Ordinary registered uncertified shares of Open Joint Stock Company Sangtuda HPP-1 (OJSC Sangtuda HPP-1), location: Republic of Tadjikistan, 734033, Dushanbe, Shestopalova St. 2a, with a nominal value of 3,042 (three thousand and forty-two) somoni each, the price of one share is 2,620.26 (two thousand, six hundred and twenty) rubles, in the amount of 120,780 (one hundred and twenty thousand, seven hundred and eighty) shares, with a total value of 316,475,002 (three hundred and sixteen million, four hundred and seventy-five thousand and two) rubles and 80 kopecks;

219

Parties to the transaction:	INTER RAO UES (Issuer), FGC UES (Buyer)

Full and abbreviated company name (name for non-profit organizations) of a legal entity or full name of an individual recognized as a party interested in the transaction in accordance with RF laws, as well as the reason(s) for recognizing said person as a party interested in the transaction:

Member of FGC UES’ Board of Directors, Shmatko S.I., is simultaneously a Member of INTER RAO UES’ Board of Directors.
Transaction volume (in monetary terms and as a percentage of the Issuer’s balance sheet assets as of the end date of the last completed reporting period preceding the transaction date):

The total value of the Issuer’s Securities transferred as payment (under two related transactions) is 78,613,928 842.8828 (seventy eight billion, six hundred and thirteen million, nine hundred twenty-eight thousand, eight hundred and forty-two rubles, eighty-eight point two eight kopecks) (9.02% of the balance sheet assets of FGC UES as of December 31, 2010).

Deadline for performance of obligations under the transaction, as well as data on performance of said obligations:	Obligations under the Sales Contract No. 2803 dated March 28, 2011 and the Sales Contract No. 1005 dated May 10, 2011 have been fully fulfilled, there are no debts.
The Issuer’s management body that passed a resolution to approve the transaction, the date of the relevant resolution (the date and number of the minutes):	The transactions were approved by FGC UES’ General Meeting of Shareholders that was held on March 23, 2011 (Minutes No. 10 dated March 28, 2011).
Other information on the transaction (to be specified at the Issuer’s discretion):	None

There were no such transactions during the period from December 31, 2011 up to the date of approval of this Prospectus.

7.7. Information on accounts receivable

The total amount of the Issuer’s accounts receivable showing separately the total amount of overdue accounts receivable for the last 5 completed financial years (indicators as of the end date of each completed financial year):

Indicator	December	December	December	December	December
	31, 2007	31, 2008	31, 2009	31, 2010	31, 2011
Total accounts receivable, RUB ths.*	42,873,024	152,055,839	137,663,710	70,543,204	61,727,036
Accounts receivable, RUB ths.	27,855,684	86,809,737	73,707,573	70,543,204	61,727,036
Advances for non-current assets,	15,017,340	65,246,102	63,956,137	-	-
RUB ths.
Overdue accounts receivable, RUB	0	2,807,170	6,679,789	7,052,302	7,936,665
ths.

* In accordance with the Issuer’s accounting policy for 2011, starting from December 31, 2010, advances to construction contractors for non-current assets were excluded from accounts receivable (with payments due within 12 months).

The structure of the Issuer’s accounts receivable for the last completed financial year and the last completed reporting period up to the date of approval of this Prospectus (indicators as of the end date of the respective reporting period):

     Unit: RUB ths.

Indicator	December 31, 2011	September 30, 2012
Trade receivables	10,862,807	18,524,974
including overdue	5,813,561	17,274
Notes receivable	28,578,127	24,266,224
including overdue	0	0
Contributions receivable to authorized capital from	0	0
members (founders), RUB ths.
including overdue	0	0
Other receivables	22,286,102	18,570,901
including overdue	2,123,104	2,567,072
Total accounts receivable	61,727,036	61,362,099
Including total overdue accounts receivable	7,936,665	2,584,346

220

Information on debtors accounting for at least 10% of total accounts receivable for each completed financial year:

As of December 31, 2007

Full company name: Open Joint Stock Company St. Petersburg Backbone Grids

Abbreviated company name: OJSC St. Petersburg Backbone Grids

Location: 191186, St. Petersburg, Marsovo pole, 1

TIN: 7841325955

OGRN: 1057813040647

Accounts receivable: RUB 4,732,347 thousand

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): There are no overdue accounts receivable.

Affiliation: The debtor is affiliated with the Issuer.

The Issuer’s share in the affiliate’s authorized capital, %: 49

Percentage of the affiliate’s ordinary shares owned by the Issuer, %: 57.40

The affiliate’s share in the Issue’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 0

As of December 31, 2008

Full company name: Limited Liability Company Index of Energy – FGC UES

Abbreviated company name: LLC Index of Energy – FGC UES

Location: 117630, Moscow, ul. Chelomeya, 5A

TIN: 7729601362

OGRN: 1087746560197

Accounts receivable: RUB 43,330,745 thousand

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): There are no overdue accounts receivable.

Affiliation: The debtor is affiliated with the Issuer.

The Issuer’s share in the affiliate’s authorized capital, %: 100

The affiliate’s share in the Issue’s authorized capital, %: 1.19

Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.19

As of December 31, 2009

Full company name: Limited Liability Company Index of Energy – FGC UES

Abbreviated company name: LLC Index of Energy – FGC UES

Location: 117630, Moscow, ul. Chelomeya, 5A

TIN: 7729601362

OGRN: 1087746560197

Accounts receivable: RUB 28,502,105 thousand (net of allowance in the amount of RUB 14,663,640 thousand)*

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): There are no overdue accounts receivable.

Affiliation: The debtor is affiliated with the Issuer.

The Issuer’s share in the affiliate’s authorized capital, %: 100

The affiliate’s share in the Issue’s authorized capital, %: 1.19

221

Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.19

The Issuer started to charge an allowance for doubtful other receivables in 2009, due to changes in its accounting policies.

As of December 31, 2010

Full company name: Limited Liability Company Index of Energy – FGC UES

Abbreviated company name: LLC Index of Energy – FGC UES

Location: 117630, Moscow, ul. Chelomeya, 5A

TIN: 7729601362

OGRN: 1087746560197

Accounts receivable: RUB 37,065,427 thousand (net of allowance in the amount of RUB 3,605,318 thousand)

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): There are no overdue accounts receivable.

Affiliation: The debtor is affiliated with the Issuer.

The Issuer’s share in the affiliate’s authorized capital, %: 100

The affiliate’s share in the Issue’s authorized capital, %: 1.11

Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.11

As of December 31, 2011

Full company name: Limited Liability Company Index of Energy – FGC UES

Abbreviated company name: LLC Index of Energy – FGC UES

Location: 117630, Moscow, ul. Chelomeya, 5A

TIN: 7729601362

OGRN: 1087746560197

Accounts receivable: RUB 24,028,057 thousand (net of allowance in the amount of RUB 16,642,688 thousand)

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): There are no overdue accounts receivable.

Affiliation: The debtor is affiliated with the Issuer.

The Issuer’s share in the affiliate’s authorized capital, %: 100

The affiliate’s share in the Issue’s authorized capital, %: 1.09

Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.09

VIII. The Issuer’s accounting (financial) statements and other financial information

8.1. The Issuer’s annual accounting (financial) statements

The structure of the Issuer’s annual accounting (financial) statements attached to this Prospectus:

a) The Issuer’s annual accounting (financial) statements with an expired prescribed submission period or prepared before the expiration of such period for the last three completed financial years preceding the date of approval of this Prospectus prepared in accordance with Russian laws, with the attached auditor opinion in respect of the said accounting (financial) statements:

The structure of the Issuer’s annual 2009 RAS accounting statements with the auditor’s report (Appendix No. 1 to this Prospectus):

  Auditor’s Report;

  Balance Sheet as of December 31, 2009 (Form No. 1);

  2009 Profit and Loss Statement (Form No. 2);

  2009 Statement of Changes in Equity (Form No. 3);

  2009 Cash Flow Statement (Form No. 4 );

  Supplement to the 2009 Balance Sheet (Form No. 5);

  Notes to 2009 Accounting Statements.

222

The structure of the Issuer’s annual 2010 RAS accounting statements with the auditor’s report (Appendix No. 2 to this Prospectus):

  Auditor’s Report;

  Balance Sheet as of December 31, 2010 (Form No. 1);

  2010 Profit and Loss Statement (Form No. 2);

  2010 Statement of Changes in Equity (Form No. 3);

  2010 Cash Flow Statement (Form No. 4 );

  Supplement to the 2010 Balance Sheet (Form No. 5);

  Notes to 2010 Accounting Statements.

The structure of the Issuer’s annual 2011 RAS accounting statements with the auditor’s report (Appendix No. 3 to this Prospectus):

  Auditor’s Report;

  Balance Sheet as of December 31, 2011;

  2011 Profit and Loss Account;

  2011 Statement of Changes in Equity;

  2011 Cash Flow Statement;

  Notes to 2011 Accounting Statements.

b) The Issuer’s annual accounting (financial) statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the period stated in subparagraph “a” above (if available):

The Issuer does not prepare any separate (non-consolidated) annual financial statements in accordance with IFRS or other non-IFRS internationally accepted rules.

8.2. The Issuer’s quarterly accounting (financial) statements

The structure of the Issuer’s quarterly accounting (financial) statements attached to the Prospectus:

a) The Issuer’s quarterly accounting (financial) statements for the last completed reporting quarter (reporting period consisting of 3, 6 or 9 months of the reporting financial year) preceding the date of approval of the Prospectus with an expired prescribed submission period or prepared before expiration of such period in accordance with Russian laws:

The Issuer’s RAS quarterly accounting statements for 9 months of 2012 (see Appendix No. 7 to this Prospectus) include:

  Balance Sheet;

  Profit and Loss Statement.

No procedures with respect to the Issuer’s IFRS quarterly accounting statements for 9 months of 2012 attached to this Prospectus have been performed by any auditor and no opinion was expressed as to the fairness of these statements.

b) The Issuer’s quarterly accounting (financial) statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the last completed reporting quarter (reporting period consisting of 3, 6 or 9 months of the reporting financial year) preceding the date of approval of the Prospectus (if available):

The Issuer does not prepare any separate (non-consolidated) financial statements in accordance with IFRS or other non-IFRS internationally accepted rules.

8.3. The Issuer’s consolidated accounting (financial) statements

The structure of the Issuer’s consolidated accounting (financial) statements attached to this Prospectus.

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a) The Issuer’s consolidated annual accounting (financial) statements with an expired prescribed submission period or prepared before the expiration of such period for the last three completed financial years preceding the date of approval of this Prospectus prepared in accordance with Russian laws, with the attached auditor opinion in respect of the said consolidated accounting (financial) statements:

In accordance with paragraph 8 of the Guidelines for the Preparation and Submission of Consolidated Accounting Statements approved by Russian Ministry of Finance Order No. 112 dated December 30, 1996, the consolidated accounting statements may not be prepared under the rules established by accounting regulations and guidelines of the Russian Ministry of Finance, if the consolidated accounting statements are prepared under IFRS.

The structure of the 2009 IFRS combined and consolidated statements of the FGC UES Group and the 2010 and 2011 IFRS consolidated statements of the FGC UES Group is given in Clause 8.3 b).

b) The Issuer’s consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the last three completed financial years preceding the date of approval of this Prospectus (if available):

The 2009 IFRS combined and consolidated financial statements and the 2010 and 2011 consolidated financial statements of the FGC UES Group are attached to this Prospectus.

1. The structure of the 2009 IFRS annual combined and consolidated financial statements of the FGC UES Group (see Appendix No. 4 to this Prospectus):

  Independent Auditor’s Report, including the qualified opinion and “Important Disclosures” section;

  Combined and Consolidated Statement of Financial Position as of December 31, 2009;

  Combined and Consolidated Statement of Comprehensive Income for the year ended December 31, 2009;

  Combined and Consolidated Statement of Cash Flows for the year ended December 31, 2009;

  Combined and Consolidated Statement of Changes in Equity for the year ended December 31, 2009;

  Notes to Combined and Consolidated Financial Statements for the year ended December 31, 2009.

2. The structure of the 2010 IFRS annual consolidated financial statements of the FGC UES Group (see Appendix No. 5 to this Prospectus):

  Independent Auditor’s Report, including the qualified opinion and “Important Disclosures” section;

  Consolidated Statement of Financial Position as of December 31, 2010;

  Consolidated Statement of Comprehensive Income for the year ended December 31, 2010;

  Consolidated Statement of Cash Flows for the year ended December 31, 2010;

  Consolidated Statement of Changes in Equity for the year ended December 31, 2010;

  Notes to Consolidated Financial Statements for the year ended for the year ended December 31, 2010.

In 2010, the FGC UES Group restated the comparative figures for 2009 and 2008 in accordance with the new classification of property, plant and equipment groups and due to correction of errors related to previously recognized revaluation effects, amortization expenses and reversal impairment with the related effects on deferred tax balances. This restatement and corrections were reflected in the 2010 IFRS consolidated financial statements of the FGC UES Group (Note 2 Basis of preparation, Restatement sub-section).

3. The structure of the 2011 IFRS annual consolidated financial statements of the FGC UES Group (see Appendix No. 6 to this Prospectus):

  Independent Auditor’s Report, including the qualified opinion and “Important Disclosures” section;

  Consolidated Statement of Financial Position as of December 31, 2011;

  Consolidated Statement of Comprehensive Income for the year ended December 31, 2011;

  Consolidated Statement of Cash Flows for the year ended December 31, 2011;

  Consolidated Statement of Changes in Equity for the year ended December 31, 2011;

  Notes to Consolidated Financial Statements for the year ended for the year ended December 31, 2011.

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8.4. Information on the Issuer’s accounting policy

The basic provisions of the Issuer’s accounting policy that has been independently determined by the Issuer according to Russian accounting laws and approved by the order of the person responsible for organizing and maintaining the Issuer’s accounting records:

Information on the basic provisions of the Issuer’s accounting policy for 2009, 2010 and 2011 is provided in the Explanatory Note (Section II. Accounting Policy) to the Issuer’s RAS accounting statements for the respective year (see Appendices No. 1-3 to this Prospectus).

Information on the basic provisions of the Issuer’s accounting policy for 2012 is provided in Appendix No. 7 to this Prospectus.

8.5. Information on total exports and on exports share in total sales

The total Issuer’s income gained from the export of products (goods, work, services), as well as the share of said income in the Issuer’s sales revenue calculated separately for each of the three last completed financial years preceding the date of approval of this Prospectus and for the last completed reporting period up to the date of approval of this Prospectus.

In 2009 and 2010, the Issuer was not involved in the export of products (goods, work and services).

The Issuer’s income gained from the export of products (goods, work and services):

-	in 2011: RUB 3,829,647 thousand (2.77% of total sales revenue);

-	for 9 months of 2012: RUB 2,726,670 thousand (2.69% of total sales revenue).

8.6. Information on significant changes in the Issuer’s property after the end date of the last completed financial year

Information on significant changes in the Issuer's property after the end date of the last completed financial year, the annual accounting (financial) statements for which is set out in this Prospectus, up to the date of approval of this Prospectus:

There were no significant changes in the Issuer’s property during the period from December 31, 2001 to the date of approval of this Prospectus.

8.7. Information on the Issuer’s involvement in litigations if such involvement may have a material effect on the Issuer’s financial and business performance

Information on the Issuer’s involvement in litigations, whether as claimant or defendant (specifying the sanctions imposed on the defendant by the judicial authority), if such involvement may have a material effect on the Issuer’s financial and business performance:

During the last three completed financial years preceding the date of approval of this Prospectus, the Issuer was not involved in any litigation, whether as a claimant or defendant, which could have a material effect on the Issuer’s financial and business performance. In this case, the Issuer believes that losses (acquisitions) are material if their amount exceeds 5% of the Issuer’s total book value of all assets.

IX. Detailed information on the procedure and terms for placing securities

9.1. Information on placed securities

9.1.1. General information

Class, category (type) of securities: shares

Category of shares: ordinary

The securities are not convertible securities.

Form of securities: registered uncertified

Nominal value of each issued security (additional issue), RUB: 0.5

Securities shall have nominal value in accordance with the Russian legislation.

Number of securities in the issue (additional issue): 8,164,069,983 (eight billion, one hundred and sixty-four million, sixty-nine thousand, nine hundred and eighty-three) shares.

Nominal value of the securities issue: 4,082,034,991.5 (four billion, eighty-two million, thirty-four thousand, nine hundred and ninety-one) rubles 50 kopecks.

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Information on the person that maintains the register of owners of the Issuer’s registered securities is disclosed in Clause 10.5 of the Prospectus.

Rights of the owner of each issued security:

In accordance with Clause 6.2 of the Articles of Association of Open Joint Stock Company Federal Grid Company of Unified Energy System (hereinafter referred to as “FGC UES”, “Company” or “Issuer”):

“Shareholders who own ordinary shares of the Company shall be entitled to the following rights:

1) To participate, either personally or by proxy, in the Company’s General Meeting of Shareholders with the right to vote on all issues that fall within the competence of the General Meeting of Shareholders;

2) To propose issues to be included in the agenda of the General Meeting of Shareholders according to the procedure stipulated by Russian law and the Company’s Articles of Association;

3) To be informed about the Company’s activities and to review corporate documents in accordance with Article 91 of the Russian Federal Law on Joint Stock Companies;

4) To receive dividends announced by the Company;

5) In cases stipulated by Russian laws, shareholders shall exercise the pre-emptive right to purchase additional shares issued via subscription and issue-grade securities convertible into shares pro rata to the number of ordinary shares owned by shareholders;

6) To receive a part of the Company’s property in the event of liquidation of the Company;

7) To exercise other rights as provided by Russian laws and these Articles of Association.”

Way of placement: Public offering

Placement procedure

The authorized persons may exercise the pre-emptive right to purchase the placed securities.

Additional shares for persons exercising the pre-emptive right to purchase shares shall be offered in accordance with the procedure stipulated in Clause 8.5 of the Resolution on the Additional Issue of Securities and in Clause 9.3 of the Prospectus.

Placing additional shares outside the framework of exercising the pre-emptive right to purchase shall be carried out by concluding contracts to purchase additional shares (hereinafter referred to as the “Share Purchase Contract”).

For the purposes of Share Purchase Contracts, the Issuer, at the time of disclosure of the information on the results of exercising the pre-emptive right to purchase additional shares, shall publish an invitation to the general public to make offers (hereinafter also referred to as the “Offers”) to purchase additional shares (hereinafter referred to as the “Invitation to Make Offers”) in the Interfax newswire, on the web-site of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web-site at http://www.fsk-ees.ru.

Upon publication by the Issuer of the Invitation to Make Offers, potential purchasers of additional shares (hereinafter also referred to as “Purchasers”, or “Purchaser” in the singular) may make offers to purchase shares by submitting written Offers to the Issuer. The Offers may be submitted to the Issuer within three (3) days from and including the date of publication of the Invitation to Make Offers. If such Offer acceptance end date determined in accordance with the above procedure falls on a non-working day, then the Offer acceptance end date shall be the nearest following working day.

Procedure for submitting offers and receiving acceptance, including actions deemed as acceptance of the submitted offer, acceptance period:

Offers to purchase additional shares of this additional issue shall be submitted on working days from 10:00 a.m. to 3:00 p.m. Moscow time at the following address: Russia, 109544, Moscow, ul. Novorogozhskaya, 32, Bld. 1, Closed Joint-Stock Company Registrar Society STATUS or sent by mail at: Russia, 109544, Moscow, ul. Novorogozhskaya 32, Bld. 1, CJSC STATUS.

Each Offer shall contain the following information:

-	title: “The Offer to Purchase Shares of the Open Joint-Stock Company Federal Grid Company of Unified Energy System”;

-	first, second and last name of a potential Purchaser (for individuals);

-	full business name (name) of the legal entity that is a potential Purchaser (if applicable);

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-	name of a potential Purchaser which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entity) (if applicable);

-	taxpayer identification number of a potential Purchaser (if available);

-	place of residence (location) of a potential Purchaser;

-	for individuals: passport details (serial number and date of issue, issuing authority);

-

for legal entities: registration details of a legal entity (including for Russian legal entities: information on the state registration of a legal entity/entry in the Unified State Register of Legal Entities (date, registrar, number of the respective certificate, Primary State Registration Number (OGRN));

-

consent of the offeror to purchase the number of securities to be placed as specified in the offer and at the offering price as defined by the Issuer’s Board of Directors in compliance with the Resolution on the Additional Issue of Securities and Prospectus;

-	the number of securities to be purchased which can be expressed in one of the following ways: Exact number of shares that a person undertakes to purchase;

-

the minimum number of shares that the Purchaser undertakes to purchase. By specifying the minimum number, the Purchaser submitting the Offer offers to purchase any number of the placed shares in an amount which is not less than the specified minimum number;

-

the maximum number of shares that the Purchaser undertakes to purchase. By specifying the maximum number, the Purchaser submitting the Offer offers to purchase any number of shares in an amount not exceeding the specified maximum number;

-

the minimum and maximum number of shares that the Purchaser undertakes to purchase. By specifying the minimum and maximum number, the Purchaser submitting the Offer offers to purchase any number of placed shares in an amount which is not less than the specified minimum number and not exceeding the specified maximum number;

-

information about the form of payment for the shares to be placed (cash, non-cash or both cash and non-cash form); if the shares are paid in kind, the list and description of non-monetary assets (property) which are to be used as payment for shares (the list of non-monetary assets which may be used for payment is defined in Clause 8.6 of the Resolution on the Additional Issue of Securities);

-

if the shares are to be paid in kind, the Purchaser shall specify the supposed monetary value of the relevant non-monetary assets which the Purchaser agrees to transfer as payment for the shares, providing that the monetary value of the specified non-monetary assets determined by the Board of Directors of the Issuer corresponds to the monetary value of such assets specified by the Purchaser in the Offer. The monetary value may be specified by the Purchaser in Russian rubles by one of the following ways:

	-	the exact value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares;

-

the minimum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the minimum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which is not less than that specified by the Purchaser;

-

the maximum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the maximum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which does not exceed the value specified by the Purchaser;

-

the minimum and maximum value at which the Purchaser undertakes to transfer non-monetary assets as payment for shares. By specifying the minimum and maximum value, the Purchaser submitting the Offer offers to transfer non-monetary assets as payment for shares at a monetary value which is not less than that specified by the Purchaser and does not exceed the value specified by the Purchaser;

-

if the shares are paid in kind, the Offer shall contain the Purchaser’s statement that the Purchaser undertakes (or does not undertake) to pay for the securities in cash in the event that the monetary value of property (non-monetary assets) determined in due course by the Board of Directors of the Issuer does not correspond to the monetary value specified by the Purchaser in the Offer.

-

personal account number in the register of owners of registered securities of the Issuer for the purpose of transferring purchased shares. If the shares are to be credited to the account of a nominee holder in the register of owners of registered securities of the Issuer, the full trade name of the depository (hereinafter referred to as the “First Level Depository”), information on the state registration of said depository (OGRN, name of the registering authority, date of state registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), the custody account number of a potential Purchaser, the number and date of the depository agreement concluded between the First Level Depository and a potential Purchaser in respect of shares to be placed.

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If the shares to be placed are to be credited to the account of nominal holders that are not registered in the register of owners of the Issuer’s registered securities, the following details shall be specified in the Offer with respect to each of such nominal holders and with respect to the First Level Depository: name, state registration details (OGRN, name of the registering authority, date of state registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), details of all interdepository agreements, subject to which the rights to placed shares will be registered, custody account number of the Purchaser, the number and date of the depository agreement concluded between the relevant depository and a potential Purchaser in respect of shares to be placed;

-	bank details of the Purchaser for the purpose of repayment of funds;

-	contact details (mailing address for sending a reply on accepting the Offer, fax and telephone number with area code).

-	statement that the Share Purchase Contract based on the Offer will be concluded in Moscow.

     The Offer shall be signed by a potential Purchaser (or its representative by operation of law) or by a person acting on behalf of a potential Purchaser by virtue of a power of attorney; for legal entities the Offer shall bear a seal (if available). If an Offer is signed on behalf of a potential Purchaser by its representative by operation of law or by virtue of a power of attorney, such Offer shall be accompanied by a document (or a notarized copy thereof) confirming the authority of such person.

If the shares are paid using real estate, the Offer shall be accompanied by an extract from the Unified State Register of Real Estate Rights and Transactions confirming the title to real estate and issued not later than 30 days before the date of the Offer.

The Offer may be supported by financial guarantees ensuring the fulfillment of the offeror’s obligations to pay for shares in case such an offer is accepted by the Issuer.

If, subject to legal requirements, an offeror is to purchase additional shares in the amount set forth in the Offer with the prior consent of the antimonopoly authority, the offeror shall attach a copy of the respectivr approval of the antimonopoly authority.

     The Issuer can specify the recommended form of the Offer. In this case, the Issuer shall publish such form on the web-site of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web-site at http://www.fsk-ees.ru not later than on the date of publication of the Invitation to Make Offers to Purchase Shares.

The Issuer shall register submitted offers in a special register of received offers (hereinafter referred to as the “Register”) on the day of their receipt.

The Issuer’s reply as to acceptance of the Offer shall be transmitted to Purchasers defined by the Issuer at its discretion from among the Purchasers that have made their Offers as provided by Clause 8.3 of the Resolution on the Additional Issue of Securities.

The Issuer refuses to accept an Offer, if it was delivered to the Issuer outside the period for submitting offers stipulated by this Resolution on the Additional Issue of Securities and if such an offer does not comply with requirements provided for by applicable Russian legislation, the Resolution on the Additional Issue of Securities and the Prospectus.

If a Purchaser intends to transfer non-monetary assets (property) as payment for the shares of this additional issue and the Issuer intends to accept the Purchaser’s Offer, the Issuer’s Board of Directors, subject to Article 77 of the Federal Law on Joint Stock Companies, shall determine the monetary value of the property to be transferred as payment for shares not later than 26 (twenty-six) days before and including the placement end date.

The monetary value of the property to be transferred as payment for the placed securities may be determined by the Issuer’s Board of Directors before a potential Purchaser submits its Offer. For this purpose a potential Purchaser may, before submitting its Offer, send a notice to the Issuer of its intent to pay for shares in kind containing the following information:

–	title “Notice of the intent to pay for the shares in kind”;

–	full name of a potential Purchaser for individuals (if applicable);

–	full business name (name) of a potential Purchaser for legal entities (if applicable);

–	name of a potential Purchaser which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entities) (if applicable);

–	place of residence (location) of a potential Purchaser;

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–	number of securities to be purchased;

–	taxpayer identification number of a potential Purchaser (if available);

–	for potential Purchasers that are individuals: passport details (series, number and date of issue, issuing authority);

–	for potential Purchasers that are legal entities: information on state registration (including for Russian legal entities: information on the state registration of a legal entity/entry in the Unified State Register of Legal Entities (date, registrar, number of the respective certificate, Primary State Registration Number (OGRN));

–	contact details of a potential Purchaser (mailing address, telephone and fax number with area code, e-mail);

–	a list and description of non-monetary assets (property) to be transferred as payment for the shares;

–	a potential Purchaser shall specify the supposed monetary value of the relevant non-monetary assets which a potential Purchaser intends to transfer as payment for the placed shares;

–	statement that the notice shall not be deemed as an offer or acceptance.

Resolution of the Issuer’s Board of Directors to approve the monetary value of the property to be transferred as payment for securities shall not be deemed an obligation of the Issuer to accept the Offer which will be received from such person.

The notice of the intent to pay for the shares in kind may be sent to the following mailing address of the Issuer: Russian Federation, 117630, Moscow, ul. Akademika Chelomeya, 5A.

The Issuer may resolve to accept an Offer not later than 26 (twenty-six) days before and including the placement end date.

The Issuer’s letter of acceptance shall be considered as acceptance of the submitted Offer.

A letter of acceptance shall be delivered in person to a Purchaser or to its authorized representative or sent to a Purchaser’s mailing address specified in the Offer not later than on the day following the Issuer’s resolution to accept the Offer. The letter of acceptance shall specify the number of approved shares of those specified in the Offer of a potential Purchaser and, in the case of payment for the shares in kind, the monetary value of property determined by the Board of Directors.

The date of receipt by a Purchaser of the letter of acceptance shall be the earlier of:

a) the date of personal delivery of the Issuer’s response to a Purchaser or his authorized representative;

c) The date of delivery of the response to a Purchaser by postal service at the address specified in the offer.

A share purchase contract shall be deemed concluded in writing on the date of receipt of the letter of acceptance by the offeror, unless otherwise required by applicable law. The place of the Share Purchase Contract shall be Moscow (the place of conclusion of the Share Purchase Contract pursuant to the Offer). At the discretion of a potential Purchaser, the Share Purchase Contract may be executed in writing as a single document.

The Share Purchase Contract, under which the purchased shares are to be paid by real estate, shall be in accordance with the civil laws relating to real estate transactions.

In order to sign a Share Purchase Contract, a Purchaser may apply daily from 10:00 a.m. to 5:00 p.m. (Moscow time), except for weekends and public holidays, at the following address: Russian Federation, Moscow, ul. Akademika Chelomeya, 5A. The Contract shall be signed upon receipt of the letter of acceptance of the Offer by the Purchaser.

Additional shares in the amount specified in the satisfied Offer shall be paid in full by Purchasers at least four (4) days prior to and including the placement end date.

Payment for purchased shares shall be made by the Purchaser in accordance with conditions on the form and amount of payment specified in the Offer, and in accordance with the procedure specified in Clause 8.6 of the Resolution on the Additional Issue of Securities.

In case the obligation to pay for shares purchased is not fulfilled or is fulfilled in part within the period specified above, the Issuer shall be entitled to renounce its obligations to transfer shares to the Purchaser.

In case of partial fulfillment by the Purchaser of its obligation to pay for shares purchased, the Issuer may:

-	refuse to perform its counter-obligation to transfer the shares to the Purchaser and return to the Purchaser the property received as provided in this Clause or

-	place (transfer) to such Purchaser only the shares that were actually paid.

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If the Issuer refuses to perform its counter-obligation to transfer the shares, where the Purchaser paid for the shares to be purchased only partially or fully, but upon expiration of the above period, the amount (non-monetary assets) received as partial payment for shares or, accordingly, the total amount (non-monetary assets) paid (transferred) by the Purchaser for the shares shall be returned to the Purchaser.

Movable estate shall be returned not later than within sixty (60) days from the securities placement end date, and real estate shall be returned not later than within ninety (90) days from the above date pursuant to the procedure established for termination of real estate transactions. Monetary funds shall be returned by bank transfer to the bank account specified in the Offer or, if no bank details were provided, to the bank account specified in the request for refund.

In the event that the amount of funds (non-monetary assets) transferred to the Issuer as payment for additional shares exceeds the total value of such additional shares, excess funds shall be returned as non-cash monetary funds in Russian rubles not later than sixty (60) days after the securities placement end date. Monetary funds shall be returned using banking details specified in the offer; if an offer does not contain such details, the funds shall be transferred using banking details indicated in the request for refund.

Contracts concluded with respect to share placement may be amended and/or terminated on the grounds set forth in and as provided by Chapter 29 of the Russian Civil Code.

The securities are registered securities and shall be listed in the shareholder register maintained by the registrar.

A person to whom the Issuer delivers (sends) a transfer order authorizing to make a credit entry in the personal account of the first purchaser (registrar, first purchaser) and other conditions for delivery of the transfer order:

Full trade name of the registrar: Closed Joint-Stock Company, Registrar Society STATUS

Abbreviated company name: CJSC STATUS

Location: Russia, 109544, Moscow, ul. Novorogozhskaya, 32, Bld. 1

Number of the license of a professional participant of the securities market maintaining share registers: No. 10-000-1-00304

Date of issue: March 12, 2004

License period: Unlimited

Issuing authority: Federal Financial Markets Service

After state registration of the additional securities issue, the Issuer shall provide the registrar with the registered Resolution on the Additional Securities Issue, and securities of the additional issue are credited to the Issuer’s account opened in the register of owners of the Issuer’s securities maintained by the registrar.

Not later than within one (1) day following the expiration of the securities payment period specified in Clause 8.3 and 8.6 of the Resolution on the Additional Issue of Securities and provided that the Purchaser pays for securities to be placed as set forth in Clause 8.6 of the Resolution on the Additional Issue of Securities, the Issuer shall send a transfer order to the registrar. Such transfer order shall serve as a basis for making a credit entry in the personal account of the Purchaser or nominal holder specified by the Purchaser’s in the Offer.

The Registrar shall, no later than on the securities placement end date, debit from the Issuer’s account specified in the transfer order the respective number of securities of this additional issue and credit them to the personal account of the Purchaser or nominal holder specified by the Purchaser in the Offer.

Securities shall be deemed subscribed from the date when they are registered in the Issuer’s register of shareholders in the name of the Purchaser or the nominee holder designated by the Purchaser in the Offer.

Additional shares shall be placed in favour of persons enjoying the pre-emptive right to purchase additional shares as provided by Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be distributed by subscription via tender.

The Issuer shall not engage professional participants of the securities market to assist in the placement of securities.

The Issuer does not intend to place securities outside the Russian Federation by placement of respective foreign securities.

However, nothing shall restrict the pre-emptive right to acquire shares, including those of Deutsche Bank Trust Company Americas, Inc. acting as an issuer of foreign securities certifying rights in relation to the Issuer’s shares, in accordance with depository agreements dated February 29, 2008 and the instructions of depositary receipt holders.

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At the time of placement of securities, the Issuer does not intend to offer (including outside the Russian Federation by placing respective foreign securities) to purchase previously placed (outstanding) securities of the Issuer of the same class or category (type).

The Issuer and/or its authorized person do not intend to enter into preliminary contracts, which contain an obligation to enter into a principal contract in the future, directed at a carve-out of the offered securities to the first holder, or receive preliminary applications for acquiring placed securities. The notice of intent to pay for the shares in kind provided by this Clause shall not be deemed a preliminary application having the nature of an offer.

Pursuant to Article 3(2) of the Federal Law No. 57-FZ dated April 29, 2008 on Foreign Investments in Business Entities that are Strategically Important for National Defense and State Security,” the Issuer is a business entity that is strategically important for national defense and state security. Pursuant to Article 2(3) of the above Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such states or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities that are strategically important for national defense and state security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided by this Federal Law.

Pursuant to Article 8(2) of the Federal Law No. 35-FZ dated March 26, 2003 on Electric Power Industry, the minimum share of the Russian Federation in the authorized capital of the Issuer shall be 75% plus one voting share. Thus, the conditions of this issue exclude the possibility of concluding a transaction via which a foreign state, an international organization or an entity under their control would directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or have any other possibility to block resolutions of the Issuer’s management bodies. Therefore, concluding agreements for carving-out the Issuer’s securities for the present additional issue to the advantage of the first holder during the securities placement does not require a resolution on the preliminary approval of the specified agreements in accordance with the Russian Federal Law on Foreign Investments in Businesses Entities that are Strategically Important for National Defense and State Security.

Pursuant to Decree No. 688 dated May 21, 2012 of the President of the Russian Federation, FGC UES has been included in the list of strategic enterprises and strategic joint companies approved by Decree No. 1009 dated August 4, 2004 of the President of the Russian Federation, the share of the state being 79.55%.

The Issuer’s management body that approved the Resolution on the Additional Issue of Shares and the Prospectus: Board of Directors

Date of the decision to approve the Resolution on the Securities Issue and the Prospectus: November 19, 2012

Date and number of the Minutes of the Board of Directors meeting that approved the respective resolution: Minutes No. 20 dated November 20, 2012.

There is no particular percentage of shares that, if not placed, would result in the share issue being declared invalid.

9.1.2. Additional information on bonds offered

The securities offered are not bonds.

9.1.3. Additional information on convertible securities

The securities offered are not convertible securities.

9.1.4. Additional information on options offered by the Issuer

Offering of the Issuer’s options is not provided for.

9.1.5. Additional information on mortgage-backed bonds offered

The securities offered are not mortgage-backed bonds.

9.1.6. Additional information on Russian Depository Receipts (RDRs) offered

The securities offered are not Russian Depository Receipts (RDRs).

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9.2. Offering price (the procedure for determining the price) of issue-grade securities

The share offering price, including to persons exercising the pre-emptive right to purchase additionally placed shares shall be determined by the Board of Directors of FGC UES in accordance with Articles 36 and 77 of the Federal Law on Joint Stock Companies, but shall be not less than their nominal value.

Pursuant to the resolution of the Board of Directors (Minutes No. 179 dated November 20, 2012), the share offering price, including to persons enjoying the pre-emptive right to purchase additional shares, shall be RUB 0.50 (fifty kopecks) per one (1) additional ordinary registered share.

9.3. Pre-emptive rights to purchase offered issue-grade securities

Pursuant to Articles 40 and 41 of the Federal Law No. 208-FZ on Joint Stock Companies, the Issuer’s shareholders shall enjoy the pre-emptive right to purchase additional shares to be placed through public offering pro rata to the number of the Issuer’s ordinary registered shares that they own.

The date of compiling the list of persons enjoying the pre-emptive right to purchase the offered securities:

The list of persons having the pre-emptive right to purchase the additional offered shares shall be made on the basis of the Issuer’s shareholder register, as of the date of adopting the Resolution by FGC UES’ Board of Directors authorizing the additional shares placement (November 19, 2012).

No securities shall be placed until the expiration of the pre-emptive right to purchase the placed securities, other than by exercising the above-mentioned pre-emptive right.

The number of persons that can exercise their pre-emptive right to purchase the placed securities under this Prospectus exceeds 450,000 persons.

Notification on the possibility of exercising the pre-emptive right to purchase securities to be placed:

The Issuer shall, not later than within thirty (30) days after the state registration of the additional securities issue, notify persons having the pre-emptive right to purchase additionally placed securities of the possibility of exercising said rights by publishing a notification in the Rossiyskaya Gazeta newspaper and by registered mail (or personal delivery) addressed to each person specified in the list of persons having the right to purchase additional shares offered.

At the same time, the Issuer shall publish a notice of the possibility to exercise the pre-emptive right to purchase shares on the web-site of the Interfax information agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web-site at http://www.fsk-ees.ru..

The notice shall contain the following: the number of offered shares, the offering price per share, the procedure for determining the number of shares that each person has the pre-emptive right to purchase, the application procedure for persons exercising their pre-emptive rights to purchase shares, the procedure for paying for shares and the period for exercising pre-emptive rights.

The procedure for exercising the pre-emptive right to purchase offered securities:

Shares are offered to persons who have the pre-emptive right to purchase shares on the basis of applications to purchase said shares (hereinafter referred to as the “Application” in the singular and “Applications” in the plural) submitted by such persons (hereinafter referred to as the “Applicants” in the plural and “Applicant” in the singular); documents confirming payment for said shares shall be attached to the Application.

Persons enjoying the pre-emptive right to purchase securities to be placed may exercise their pre-emptive right, either fully or partially, pro rata to the number of the Issuer’s ordinary registered shares that they own.

Effective term of the pre-emptive right:

The pre-emptive right shall be effective during forty-five (45) days from the later of:

publication of notification of the possibility of exercising pre-emptive rights in the Rossiyskaya Gazeta newspaper;

-	sending by registered mail (or personal delivery) of the last notification of the possibility of exercising the preemptive right to the addresses of each person indicated in the list of persons having the right to purchase offered additional shares.

The period of the pre-emptive right shall start from the date the Issuer fully performs its obligation to give notification of the pre-emptive right, namely from the date of the latest of the following actions of the Issuer: publishing a notification of the possibility of exercising the pre-emptive right in the Rossiyskaya Gazeta newspaper, or sending by registered mail (or personal delivery) of the last notice of the possibility of exercising the pre-emptive rights to persons specified in the list of persons entitled to purchase additional shares.

No securities shall be placed until the expiration of the pre-emptive right to purchase offered securities, other than by exercising the above-mentioned pre-emptive right.

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A person enjoying the pre-emptive right to purchase offered securities shall file an Application within the effective term for the pre-emptive right.

An Applicant may exercise its pre-emptive right either fully or partially.

An Application shall contain the following information:

-	Full name of the shareholder that is a natural person enjoying the pre-emptive right to purchase offered securities;

-	Full trade name of the legal entity that has the pre-emptive right to purchase offered securities;

Name of the public-law entity (Russian Federation, constituent entity of the Russian Federation, municipal entity) that is a shareholder enjoying the pre-emptive right to purchase offered securities, as well as the name of the governmental or municipal authorities represented by a public-law entity;

-	Place of residence (location) of a person enjoying the pre-emptive right to purchase offered securities;

-	Number of shares that a person undertakes to purchase.

The Application should also contain the following details:

-	The title “Application for the purchase of FGC UES’ ordinary registered uncertified shares from the additional issue by exercising the pre-emptive right”;

-	Taxpayer identification number (TIN) of the person that has the pre-emptive right to acquire offered securities (if available);

-	For individuals: passport details (serial number and date of issue, issuing authority);

-	For legal entities: information on state registration of a legal entity (including for Russian legal entities: information on the state registration of a legal entity/entry into the Unified State Register of Legal Entities (date, registrar, number of the respective certificate, OGRN));

-

The Applicant’s personal account number in the register of owners of the Issuer’s registered securities for the purpose of transferring the purchased shares. If the shares are to be credited to the account of the First Level Depository in the register of owners of the Issuer’s registered securities, an Application shall contain the name of the First Level Depository, information on the state registration of said depository (OGRN, name of the registering authority, date of state registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), the custody account number of an Applicant, the number and date of the depository agreement concluded between the First Level Depository and an Applicant in respect of shares to be placed.

If the placed shares are to be credited to the account of nominal holders that are not registered in the register of owners of the Issuer’s registered securities, the following details shall be specified in the Application with respect to each of such nominal holders and with respect to the First Level Depository: name, state registration details (OGRN, name of the registering authority, date of state registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), details of all interdepository agreements, subject to which the rights to placed shares will be registered, custody account number of the Applicant, the number and date of the depository agreement concluded between the relevant depository and the Applicant in respect of placed shares;

-	Applicant’s banking details for the purpose of returning monetary funds;

-	Applicant’s contact details (mailing address, fax number with area code, e-mail);

-	reference to the document attached to the Application that confirms payment made by the Applicant for offered shares.

-	where the shares are paid up in kind:

	-	the list and description of non-monetary assets (property) which are to be used as payment for shares (the list of non-monetary assets which may be used for payment is defined in Clause 8.6 of the Resolution on the Additional Issue of Securities);

	-	the supposed (in the opinion of the Applicant) monetary value of the relevant non-monetary assets which the Applicant intends to transfer as payment for the placed shares;

	-	statement that, if the monetary value of property (non-monetary assets) determined in due course by the Issuer’s Board of Directors is less than the monetary value specified by the Applicant in the Application, the Applicant undertakes (or does not undertake) to pay for the securities in cash or agrees (or does not agree) to purchase fewer shares than specified in the application, based on the evaluation of the property contributed as payment for the shares determined by the Issuer’s Board of Directors.

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The Application must be accompanied by a proof of payment for the securities.

The Applicant shall pay for the purchased shares when and as provided by Clause 8.6 of the Resolution on the Additional Issue of Securities.

The Issuer can specify the recommended Application format. In this case, the Application form shall be published on the web-site of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web-site at http://www.fsk-ees.ru not later than on the date of sending (delivery of) or publishing a notification of the possibility of exercising the pre-emptive right in the Rossiyskaya Gazeta newspaper,

The Application shall be signed by a person who has the pre-emptive right to purchase offered securities (or a person acting on his/her behalf, in which case an original or notarized copy of the duly issued power of attorney or other document confirming the authority of the representative shall be attached) and for legal entities having an impression of the seal (if said seal is available).

The Applicant shall be responsible for the accuracy of the data indicated in the Application and its compliance with information in the Issuer’s shareholder registry.

Applications may be submitted on any day, other than Saturday, Sunday or public holiday, from 10:00 a.m. to 3:00 p.m. Moscow time at the following address: Russia, 109544, Moscow, ul. Novorogozhskaya, 32, Bld. 1, Closed Joint-Stock Company, Registrar Society STATUS.

Postal address for submission of Applications: Russia, 109544, Moscow, ul. Novorogozhskaya, 32, Bld. 1, Closed Joint-Stock Company, Registrar Society STATUS.

Applications shall be registered in the Applications register which shall specify the date of receipt of each Application.

If either:

-	the Application does not meet the requirements set out in Clause 8.5 of the Resolution on the Additional Issue of Securities;

-	the Application does not make it possible to identify the person on behalf of whom said Application was filed, as the person having the pre-emptive right to purchase securities;

-	there is no document attached to the Application that confirms payment for securities;

-	the Issuer receives the Application after the expiration of the effective pre-emptive right term,

the Issuer shall, not later than within five (5) working days from the date of the Application receipt, notify an Applicant about the impossibility of exercising the pre-emptive right to purchase shares under the conditions specified in the Application, and indicate the reasons for such impossibility.

The Issuer shall notify the shareholder of non-acceptance of the Application by sending a notification by regular mail to the postal address specified in the Application.

A notification shall indicate the possibility of re-submitting an application prior to the expiration of the effective pre-emptive right term.

If the Issuer rejects the Application, the funds (non-monetary assets) received by the Issuer for the shares shall be repaid to the Applicant. Movable estate shall be returned not later than within sixty (60) days from the expiration of the effective pre-emptive right term, and real estate shall be returned not later than within ninety (90) days from the above date pursuant to the procedure established for termination of real estate transactions. Monetary funds shall be returned by bank transfer to the bank account specified in the Application or, if no bank details were provided in the Application, to the bank account specified in the request for refund.

If the number of shares specified in the Application is less than the number of shares paid for in accordance with the payment document for the shares offered, the Issuer will satisfy such an Application in the number of shares indicated in the Application. In this case, the Issuer shall, not later than sixty (60) days from the expiration of the effective pre-emptive right term, return to the shareholder the monetary funds exceeding the value of shares indicated in the Application. The monetary funds shall be returned in rubles using banking details specified in the Application; if the Application does not contain such details, the funds shall be transferred using banking details indicated in the request for refund.

If the number of shares specified in the Application exceeds the number of shares paid for in accordance with the payment document for the offered shares, the Applicant shall be deemed to have exercised his/her pre-emptive right to purchase shares in the number of shares that were paid for.

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If the number of shares specified in the Application exceeds the number of shares which the Applicant has the right to purchase, the Application shall be satisfied, subject to the fulfillment of all other conditions, in the maximum number of shares for such person in accordance with the calculation procedure stated below. In this case, the Issuer shall, not later than within sixty (60) days from the expiration of the effective pre-emptive right term, return the monetary funds exceeding the cost of the maximum integer number of shares in rubles. Monetary funds shall be returned by bank transfer to the bank account specified in the Application or, if no bank details were provided in the Application, the funds shall be transferred using banking details indicated in the request for refund.

The maximum number of shares that a person can purchase via exercising his/her pre-emptive rights is proportional to the number of the Issuer’s shares owned by such person as of November 29, 2011 (the date when the resolution that is the basis for the additional share offering was approved by FGC UES’ Board of Directors) and is calculated based on the following formula:

K=S*(8,164,069,983/1,260,386,658,740), where

‘K’ is the maximum number of shares of the additional issue that a person enjoying the pre-emptive right may purchase;

‘S’ is the number of the Issuer’s ordinary shares held by a person who has the pre-emptive right as of November 19, 201w (the date when the resolution that is the basis for the additional share offering was approved by FGC UES’ Board of Directors);

8,164,069,983 is the number of shares offered;

1,260,386,658,740 is the number of ordinary shares placed as of November 19, 2012 (the date when the resolution that is the basis for the additional share offering was approved by FGC UES’ Board of Directors).

If as a result of calculating the number of offered additional shares within the limit of which the person having the pre-emptive right to acquire shares may exercise his/her pre-emptive right a fractional value is created, such person shall be entitled to purchase a part of the offered additional share (a fractional share), pro-rated to the fractional part of the created value.

A fractional share confers to its holder the rights vested by the share of the appropriate category, in the volume corresponding to the part of the whole share which it makes up.

Fractional shares shall be traded pari passu with whole shares.

The rights to fractional shares in the register accounting system maintained for the personal accounts of registered persons shall be recorded without rounding off fractional values.

The Share Purchase Contract shall be recognized to have been concluded with the person having the pre-emptive right to purchase placed securities from the receipt of the Application by the Issuer with an enclosed document that confirms payment for the securities.

Therewith, in case the Application with the enclosed documents confirming payment is delivered to the Issuer prior to the starting date of the additional share placement, the Share Purchase Contract shall be recognized to have been concluded on the starting date of the additional share placement.

When entering into the Share Purchase Contract with a person exercising the pre-emptive right to purchase the placed securities, the parties may agree in accordance with Article 434 of the Russian Civil Code to draft such a contract in the form of a single document signed by the parties, in the number of counterparts to be agreed to by the parties.

To sign the Share Purchase Contract, the Applicant shall deliver the Application within the effective term of the preemptive right term, on any day, other than Saturday, Sunday or public holiday, from 10:00 a.m. to 5:00 p.m., Moscow time, to the address: 5A ul. Akademika Chelomeya, Moscow, Russian Federation, FGC UES. The Contract shall be signed not later than within five (5) days from the date when the Application is filed.

The shares acquired as a result of exercising the pre-emptive right to acquire shares of this additional issue shall be credited to the account only after they are paid in full.

The Issuer shall within one (1) day from the expiration of the effective pre-emptive right term, deliver to the Issuer’s registrar the transfer order that shall serve as the legal basis for the credit entry to be made in the Applicant’s personal account or on the account of the nominee holder, as specified in the Application by the Applicant.

The registrar shall, within three (3) working days following the receipt of a transfer order, debit from the Issuer’s account said number of securities of this additional issue as specified in the transfer order and credit it to the personal account of the Applicant or the nominee holder designated by the Applicant in the Application.

Securities shall be deemed to be subscribed from the date when they are registered in the Issuer’s shareholder register in the name of the Applicant or nominee holder designated by the Applicant in the Application.

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Until the expiration of the pre-emptive right to purchase offered securities, other methods of securities placement (other than by exercising the above-mentioned pre-emptive right) shall not be allowed.

The procedure for summing up the results of exercising the pre-emptive right to purchase placed securities:

To determine the number of shares placed as a result of exercising the pre-emptive right to their purchase, the Issuer shall, within five (5) days of the expiration of the effective pre-emptive right term, sum up the results of executing the pre-emptive right and determine the number of shares subject to public offering to the general public.

The procedure for disclosing information on the results of exercising the pre-emptive right to purchase the placed securities:

Within one (1) day after summing up the results of exercising the pre-emptive right to purchase the shares, the Issuer shall disclose the relevant information in the Interfax newswire, on the web-site of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web-site at http://www.fsk-ees.ru. Such information shall specify the following:

-	Class, category (type) and form of securities offered;

-	Offering price of securities;

-	Actual start and end dates of the effective pre-emptive right term;

-	Number of securities actually placed with persons registered in the list of persons having the pre-emptive right to purchase additional shares;

-	Number of shares to be placed with the general public.

9.4. Restrictions to the purchase and circulation of the placed issue-graded securities

According to the Federal Law on the Securities Market and the Federal Law on Protection of Rights and Legal Interests of Investors in the Securities Market:

     a) Circulation of securities, the issue (additional issue) of which is subject to state registration, is prohibited until they are fully paid and until the state registration (submission of a notification to the registering authority) of the report on the results of their issue;

     b) public circulation of securities, the issue (additional issue) of which is subject to state registration, is allowed if all of the following conditions are met:

     registration of prospectus (securities issue prospectus, privatization plan registered as prospectus);

     disclosure of information by the Issuer in accordance with the requirements of this Federal Law;

     c) public circulation, advertising or any other offering to the general public of securities, public circulation of which is prohibited or not provided for by federal laws and other regulatory legal acts of the Russian Federation, is prohibited.

There are no restrictions imposed by the Issuer in accordance with its Articles of Association on the maximum number of shares owned by one shareholder or on the nominal value of shares.

Restrictions stipulated by the Issuer’s Articles of Association and Russian legislation for potential buyers that are non-residents, including restrictions on the percentage of shares held by foreign persons in the Issuer’s authorized (joint-stock) capital. No restrictions are imposed by the Issuer’s Articles of the Association. Pursuant to Article 3(2) of the Federal Law No. 57-FZ dated April 29, 2008 on Foreign Investments in Business Entities that are Strategically Important for National Defense and State Security, the Issuer is a business entity that is strategically important for national defense and state security. Pursuant to Article 2(3) of the above Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such states or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities that are strategically important for national defense and state security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided by this Federal Law.

Other restrictions established by Russian legislation and the Issuer’s foundation documents on the circulation of placed securities: in accordance with requirements of Federal Law No. 35-FZ (dated March 26, 2003) on the Electric Power Industry and Federal Law No. 36-FZ (dated March 26, 2003) On Specific Features of Electric Power Industry Functioning during the Transition Period and on Amendments to Certain Legislative Acts of the Russian Federation and on Abolishing Certain Laws of the Russian Federation in Connection with the Adoption of the Federal Law on the Electric Power Industry, the equity interest of the Russian Federation in the authorized capital of the Unified National (All-Russian) Electric Grid management organization shall not be less than 52 percent by the end of the transition period for Russian power sector restructuring. Hereafter, the Russian Government, using methods envisaged by federal legislation, shall increase its equity interest in the authorized capital of the Unified National (All-Russian) Electric Grid management organization to a level of at least 75% plus one voting share.

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In accordance with the requirements of the above-mentioned Federal Laws, the equity interest of the Russian Federation in the Issuer’s authorized capital may not be less than 75% plus one voting share. Thus, the conditions of this issue exclude the possibility of concluding a transaction via which a foreign state, an international organization or an entity under their control would directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or have any other possibility to block resolutions of the Issuer’s management bodies. Consequently, entering into any contracts aimed at selling securities of this additional issue to primary owners does not require preliminary approval in accordance with the Federal Law on Foreign Investment in Business Companies that are Strategically Important for National Defense and State Security.

Currently, the Russian Federation’s share is 79.55%. Pursuant to Decree No. 688 dated May 21, 2012 of the President of the Russian Federation, FGC UES has been included in the list of strategic enterprises and strategic joint companies approved by Decree No. 1009 dated August 4, 2004 of the President of the Russian Federation, the share of the state being 79.55%.

9.5. Information on price dynamics for the Issuer’s issue-grade securities

The Issuer’s securities of the same class as the placed securities are admitted for trading by the securities market maker.

The Issuer’s ordinary registered shares have been traded on the securities market starting from Q3 2008.

Class, category (type), form and other identifying characteristics of securities: ordinary registered uncertified shares.

Reporting period	Lowest price per share	Highest price per share	Market price per share**
Q3 2008	0.110	0.430	0.149
Q4 2008	0.050	0.184	0.123
Q1 2009	0.074	0.154	0.149
Q2 2009	0.149	0.325	0.269
Q3 2009	0.196	0.386	0.358
Q4 2009	0.296	0.409	0.319
Q1 2010	0.282	0.379	0.373
Q2 2010	0.289	0.389	0.337
Q3 2010	0.328	0.373	0.366
Q4 2010	0.355	0.385	0.367
Q1 2011	0.345	0.481	0.41298
Q2 2011	0.314	0.417	0.3795
Q3 2011	0.211	0.402	0.238
Q4 2011	0.221	0.350	0.280
Q1 2012	0.284	0.377	0.314
Q2 2012	0.1513	0.3187	0.1967
Q3 2012*	0.1927	0.2497	0.2323

Full company name and location of the securities market maker through which the transactions were carried out, on the basis of which information is given on the dynamics of changing security prices: Closed Joint Stock Company MICEX Stock Exchange, Russia, 125009, Moscow, Bolshoi Kislovsky Pereulok, 13.

* The information is given as of the last date of the reporting quarter, for which the securities market maker calculated the market price.

** The market price per one security disclosed by the securities market maker and determined in accordance with the Procedure for Calculating the Market Price of Securities, the Settlement Price of Securities and the Threshold Level For Fluctuations In the Market Price of Securities for the purpose of Chapter 23 of the Russian Tax Code approved by Order No. 10-65/pz-n dated November 9, 2010.

9.6. Information on the persons providing services related to the organization of the placement and/or the placement of issue-grade securities

The Issuer does not engage any persons providing services related to the organization of the placement and/or the placement of issue-grade securities.

9.7. Information on the potential buyers of issue-grade securities

Shares are placed via public subscription among an indefinite and unlimited range of persons.

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9.8. Information on securities market makers, including information on stock exchanges on which placement and/or circulation of the placed issue-grade securities is planned

Securities of the issue in relation to which the placed securities are additional, shall be circulated via stock exchanges:

Full trade name of the	Abbreviated trade name	Location of the market	Number, date of issue,
market maker	of the market maker	maker	validity term for the
license held by the
securities market maker,
issuing authority for the
license
Closed Joint Stock	CJSC MICEX SE	Russia, 125009, Moscow,	Stock Exchange License
Company Moscow		Bolshoi Kislovsky	No. 077-10489-000001
Interbank Currency		Pereulok, 13	dated August 23, 2007,
Exchange			issued by the Russian
FFMS for an unlimited
period.

9.9. Information on a possible change in the shareholders’ participatory share in the Issuer’s authorized capital as a result of the issue-grade securities placement

The potential change in a shareholder’s equity interest in the Issuer’s authorized capital as a result of the securities offering:

The potential change in the equity interest of the major shareholder, the Russian Federation, in the Issuer’s authorized capital as a result of the securities offering:

0.51 % in relation to the amount of the Issuer’s authorized capital as of the date of Prospectus approval;

0.51 % in relation to the number of ordinary shares placed by the Issuer as of the date of Prospectus approval.

The above-mentioned amount is calculated by the Issuer based on the following assumptions:

     All offered securities will be placed;

     The shareholder will not participate in securities acquisition offered via subscription.

1. The equity interest of shareholders in the Issuer's authorized capital is 100%.

2. As a result of increase of authorized capital from RUR 630,193,329,370 to RUR 634,275,364,361.5 the equity interest of shareholders in the Issuer's authorized capital will be 99,36% 630 193 329 X 100 / 634 275 364 361,5 = 99,36%.

3. The equity interest of a shareholder will decrease by 0.64% in relation to the amount of the Issuer's authorized capital.

The potential change in the equity interest of a shareholder in relation to the amount of the Issuer's authorized capital as of the date of Prospectus approval: will decrease by 0.64%.

The potential change in the equity interest of a shareholder as a result of securities offering in relation to the number of ordinary shares placed by the Issuer is calculated accordingly.

The potential change in the equity interest of a shareholder in relation to the number of ordinary shares placed by the Issuer as of the date of Prospectus approval: will decrease by 0.64%.

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9.10. Information on expenses related to the securities issue

The total amount of the Issuer’s expenses related to the securities issue
Indicator	RUB ths.	Expenses as a % of the issued securities volume at its nominal value
The total amount of the Issuer’s expenses related to the securities issue, not more than	285,000	0.069818
Expenses related to the payment of the state duty charged under Russian laws on taxes and charges in the course of the securities issue	220	0.000054
The Issuer’s expenses associated with paying fees to consultants participating in the securities preparation and issue, as well as to persons providing services to the Issuer in relation to the placement and/or the organization of the securities placement, not more than	3,322	0.000814
The Issuer’s expenses related to the admission of the Issuer’s securities to tenders by the securities market makers, as well as to the inclusion of the Issuer’s securities into the quotation list of the stock exchange (listing of securities), not more than;	0	0
The Issuer’s expenses related to disclosing information in the process of the securities issue, including costs of making up brochures or other printed items associated with the securities issue (expenses related to notifying shareholders of the possibility of exercising their pre-emptive right to purchase shares), not more than;	21,759	0.005330
The Issuer’s expenses associated with advertising the placed securities, market research (marketing) of securities, organizing and holding meetings with investors, the presentation of the placed securities (road- show), not more than;	0	0
Other expenses of the Issuer related to the securities issue (expenses related to paying for the registrar’s services for making an entry in the shareholder register on transferring ownership rights for the offered securities to first-time buyers), not more than	259,699	0.063620

The Issuer’s expenses associated with the securities issue shall not be paid by third parties.

9.11. Information on methods and procedures for refunding amounts received as payment for placed issue-grade securities in case the issue-grade securities issue is invalidated or voided, as well as in other cases provided for by Russian laws

In case the issue is invalidated or voided, the monetary funds shall be returned to the purchasers in accordance with the procedure established by the Regulation of the Russian Federal Commission for the Securities Market “On the Procedure for Returning to Holders of Securities the Funds (Other Property) Received by the Issuer in Payment for the Securities Issue Which is Invalidated or Voided” (approved by Order No. 36 of the Russian Federal Commission for the Securities Market (dated September 8, 1998)).

Not later than within 5 (five) days following the receipt of a written notice on the termination of the state registration of this additional share issue from the Russian FFMS, the Issuer shall form a commission to arrange the return of funds received by the Issuer in payment for additional shares to holders of said shares.

Such Commission shall:

  Send notices to holders/nominee holders on the procedure for returning the funds used for purchasing shares;

  Organize the return of funds used to purchase the shares to holders/nominee holders;

  Determine the amount of funds, which were used to purchase shares, to be returned to each holder/nominee holder;

  Draw up the sheet of funds to be returned to holders/nominee holders and used to purchase the shares.

The Commission shall, not later than within forty-five (45) days following the receipt of a written notice on the termination of the state registration of the securities issue, draw up a sheet of investment funds (hereinafter referred to as the “Sheet”) to be returned to security holders. The said Sheet shall be drawn up and based on the list of holders of the securities the state registration of which has been cancelled.

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Upon the request of the holder of the securities which are subject to withdrawal, or upon the request of other interested parties (including heirs to securities owners), the Issuer shall deliver the Sheet to them for examination after Sheet approval.

The funds used to purchase the shares shall be returned to buyers in monetary form.

Not later than within two (2) months following the receipt of a written notice on cancelling the state registration of the securities issue, the Commission shall send notices to securities owners and to nominee holders of the securities (hereinafter referred to as the “Notice”). Such Notice shall contain the following information:

  Full company name of the Issuer;

  Name of the registering authority which resolved to void the securities issue;

  Name of the court, date of the judicial act rendered for the securities issue to be voided, the effective date of the judicial act rendered for the securities issue to be voided;

  Full name of the registrar, its postal address (in case the share register is maintained by the registrar);

  Class, category (type), serial code, form of securities, state registration number of the issue and the date of state registration, the name of the registering authority which performed the state registration of the voided or invalidated securities issue;

  Date of cancellation of the state registration of the securities issue;

  Full name (full company name) of the securities holder;

  Place of residence (postal address) of the securities holder;

  Category of the securities holder (the first and/or other purchaser);

  Number of securities to be withdrawn from the holder, with an indication of the class, category (type), serial code;

  Amount of investment funds to be refunded to the securities holder;

  Procedure and deadlines for the withdrawal of the securities from circulation and for the return of the investment funds;

  Provision prohibiting transactions with securities for which the state registration has been cancelled;

  Indication that the investment funds will be returned only after the presentation by the securities holder of the security certificates (in case the securities are certified securities);

  Address for sending the application for the return of the investment funds and the Issuer’s contact telephones.

The form of the application to be submitted by the securities holder for investment funds to be returned shall be enclosed with the Notice.

Not later than within two (2) months following the receipt of a written notice on cancelling the securities issue’s state registration, the Commission shall publish the notice on the procedure for withdrawing the securities from circulation and for the return of the investment funds. Such notice shall be published in periodic printed media that is available to the majority of the securities holders which are subject to withdrawal from circulation, and also in the Appendix to the Bulletin of the Federal Financial Markets Service.

The application of the holder/nominee holder of shares for the return of the amounts used to purchase the shares shall contain the following information:

  Full name (full company name) of the shareholder;

  Place of residence (mailing address) for the shareholder;

  Amount in rubles to be returned to the shareholder.

The application shall be signed by the holder of the shares that are subject to be withdrawn from circulation or by such a holder’s representative. The documents confirming the powers of such a holder’s representative shall be included with the application in case it is signed by a representative of the holder.

The application for the return of amounts shall be delivered to the Issuer by the holder of shares subject to withdrawal from circulation not later than within ten (10) days following the receipt of the Notice by the holder.

If a holder of securities objects to the returned amount specified in the Notice, he/she may send the appropriate application to the Issuer within the period indicated in this Clause. The application shall contain the reasons and legal basis for such holder’s objections and shall be supported by documents supporting arguments thereof.

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A holder of securities may file a claim with the court to collect the amounts from the Issuer without a prior application with objections against the amount and terms for the return of the amount.

Not later than within ten (10) days following the receipt of the application with objections against the returned amount, the Commission shall review such application and send a repeat notice to the holder of securities.

A holder of securities, if objecting to terms of returning investment funds, as indicated in the repeated notice, may appeal to the court to claim the amounts to be recovered from the Issuer in accordance with Russian legislation.

Upon the withdrawal of securities from circulation, the Issuer shall return the funds to holders of securities. In this case, the re-payment period may not exceed 1 month.

The amounts shall be returned by transfer to the shareholder’s account or by another method provided for by Russian laws, or as stated in the agreement between the Issuer and a shareholder.

The method and procedure for returning the amounts in other cases provided for by Russian legislation is similar to the said procedure for returning amounts in case of an invalidated or voided issue, unless an alternative method and/or procedure is stipulated by laws or other statutory acts.

In the above-mentioned cases, the Issuer shall return the amounts received in payment for the securities via the following credit institutions:

Information on the credit institution:

Full name of the credit institution: Open Joint Stock Company Sberbank of Russia (branch: the Moscow Bank of Sberbank of Russia)

Abbreviated name: OJSC Sberbank of Russia (branch: the Moscow Bank of Sberbank of Russia)

Location: Legal address of the bank: Russia, 117997, Moscow, ul. Vavilova, 19

Address of the Bank’s branch: 111024, Moscow, shosse Entuziastov, 14

Settl. acc. No. 40702810238120004221 BIC 044525225 corr. acc. No. 30101810400000000225

Consequences of the non-fulfillment/improper fulfillment by the Issuer of its obligations related to the return of funds received in payment for the placed securities and penalty provisions applicable to the Issuer:

In case of the non-fulfillment/improper fulfillment by the Issuer of its obligations related to the return of funds received in the payment for placed securities, the Issuer shall, simultaneously with paying overdue amounts, pay interest to the holders of securities as provided for in Article 395 of the Russian Civil Code.

Other material information related to methods and the return of funds received in payment for the placed securities is not available.

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X. Additional information on the Issuer and issued securities

10.1. Additional information on the Issuer

10.1.1. 10.1.1 Information on the amount and structure of the Issuer’s authorized (joint-stock) capital (mutual fund)

The amount of the Issuer’s authorized (joint-stock) capital (mutual fund) as of the date of Prospectus approval: 630,193,329,370 (Six hundred and thirty billion, one hundred and ninety-three million, three hundred and twenty-nine thousand, three hundred and seventy) rubles and 00 kopecks

Breakdown of the Issuer’s authorized capital into share category:

Ordinary shares:

Total nominal value: 630,193,329,370 (Six hundred and thirty billion, one hundred and ninety-three million, three hundred and twenty-nine thousand, three hundred and seventy) rubles and 00 kopecks

Percentage in the Issuer’s authorized capital: 100%

Preferred shares:

Total nominal value: RUB 0

Percentage in the Issuer’s authorized capital: 0%

The Issuer’s shares circulating outside the Russian Federation via circulation of depositary securities (securities of foreign issuers certifying the rights to said shares of the Russian Issuer): A portion of the Issuer’s shares are circulating outside the Russian Federation via circulation under foreign laws on securities of foreign issuers certifying the rights to said shares of the Issuer.

Category (type) of shares circulating outside the Russian Federation ordinary registered uncertified shares

Percentage of the shares circulating outside Russian territory in the total number of shares of the relevant category (type): 0.0599%

Name, location of the foreign issuer, depositary securities of which certify the rights to the Issuer’s shares of the relevant category (type): Deutsche Bank Trust Company Americas

Location: 60 Wall Street New York, NY 10005, USA

Brief description of the depositary securities issue program (program type) of the foreign issuer, which certifies the rights to the Issuer’s shares of the relevant category (type):

On June 30, 2008, the Company launched a Global Depository Receipt (GDR) Program which was not listed under Regulation S and Rule 144A which certify the rights to the Company’s ordinary shares. The Program was established in connection with the restructuring of FGC and RAO UES of Russia.

One GDR is represented by 500 ordinary registered uncertified shares of Federal Grid Company. The Program’s depository bank is Deutsche Bank.

In 2011, the Company completed a technical listing procedure on the Main Market of the London Stock Exchange, which began trading Federal Grid Company GDRs on March 28, 2011. As of September 30, 2012, the FGC GDR Program had 1,511,113 receipts, representing 755,556,500 ordinary shares. The maximum number of GDRs the Company is allowed to issue is 2,511,896,256.

Information on the permit obtained from the federal executive authority for securities market for placement and/or organization of circulation of the Issuer’s shares of the relevant category (type) outside the Russian Federation: Notification on granting a permit for the placement and circulation of FGC UES’ ordinary registered uncertified shares outside the Russian Federation was received on June 25, 2008 (office number 08-8K-03/13403).

Name of foreign market maker(s), through which the issuer’s shares (depositary securities that certify the rights to the Issuer’s shares) are circulated: London Stock Exchange plc.

Other information on the circulation of the Issuer’s shares outside the Russian Federation: No other information is available.

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10.1.2. Information on changes in the amount of the Issuer’s authorized (joint-stock) capital (mutual fund)

Amount and	The Issuer’s	Date and number of	Date of	Amount and structure
structure of the	management	the Minutes of the	changing the	of the authorized
authorized capital	body that made	meeting of the Issuer’s	amount of	capital after changes
prior to changes	the decision to	management body	authorized
	change the	that decided to change	capital
	amount of	the amount of
	authorized	authorized capital
capital
RUB 121,607,242 th.	Board of Directors	Minutes No. 208 (dated	July 19, 2007	RUB 180,691,104 th.
Ordinary shares:		November 21, 2005) of		Ordinary shares:
RUB 121,607,242 th.,		RAO UES of Russia’s		RUB 180,691,104 th.,
100% of the authorized		Board of Directors		100% of the authorized
capital				capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of the
authorized capital				authorized capital
RUB 180,691,104 th.	Board of Directors	Minutes No. 246 (dated	May 6, 2008	RUB 238,173,731 th.
Ordinary shares:		March 6, 2007) of RAO		Ordinary shares:
RUB 180,691,104 th.,		UES of Russia’s Board		RUB 238,173,731 th.,
100% of the authorized		of Directors		100% of the authorized
capital				capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of the
authorized capital				authorized capital
RUB 238,173,731 th.	General Meeting	Minutes No. 3 (dated	December 15,	RUB 576,757,098 th.
Ordinary shares:	of Shareholders	December 19, 2007) of	2008	Ordinary shares:
RUB 238,173,731 th.,		FGC UES’		RUB 576,757,098 th.,
100% of the authorized		Extraordinary General		100% of the authorized
capital		Shareholders Meeting		capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of the
authorized capital				authorized capital
RUB 576,757,098 th.	Board of Directors	Minutes No. 71 (dated	March 11,	RUB 616,780,667 th.
Ordinary shares:		October 30, 2008) of	2010	Ordinary shares:
RUB 576,757,098 th.,		FGC UES’ Board of		RUB 616,780,667 th.,
100% of the authorized		Directors		100% of the authorized
capital				capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of the
authorized capital				authorized capital
RUB 616,780,667 th.	Board of Directors	Minutes No. 108 (dated	March 25,	RUB 627,974,064 th.
Ordinary shares:		July 1, 2010) of FGC	2011	Ordinary shares:
RUB 616,780,667 th.,		UES’ Board of		RUB 627,974,064 th.,
100% of the authorized		Directors		100% of the authorized
capital				capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of the
authorized capital				authorized capital
RUB 627,974,064 th.	Board of Directors	Minutes No. 138 (dated	April 11, 2012	RUB 630,193,329 th.
Ordinary shares:		July 29, 2011) of FGC		Ordinary shares:
RUB 627,974,064 th.,		UES’ Board of		RUB 630,193,329 th.,
100% of the authorized		Directors		100% of the authorized
capital				capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of the
authorized capital				authorized capital
10.1.3. Information on the formation and use of the reserve fund and other Issuer funds

Information on the reserve fund, as well as other Issuer funds formed out of its net profit, for the last 5 completed financial years preceding the date of the Prospectus approval:

Name of the fund: Reserve Fund

The fund amount fixed by the foundation documents: In accordance with Clause 8.1 of the Articles of Association, the Company shall establish a Reserve Fund in the amount of five (5) percent of the Company’s authorized capital. The amount of annual deductions to the Reserve Fund shall be five (5) percent of the Company’s net profits until the Reserve Fund achieves its target amount.

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The amount of the fund in monetary terms as of the end of each completed financial year and in percentage of the authorized (joint-stock) capital, the amount of allocations to the fund for each completed financial year, the amount of the fund used within each completed financial year, and areas where the fund was used:

	Amount of the fund		Allocations to the	Amount of the fund	Areas where the
	as of the end of the year		fund in the	used within the	fund was used
	in RUB th.	in percentage	reporting period,	reporting period,
		of authorized	RUB th.	RUB th.
		capital
2007	4,657,605	2.58	1,245,636	0	Not used
2008	9,910,770	1.72	1,916,167*	0	Not used
2009	10,134,044	1.76	223,274	0	Not used
2010	10,134,044	1.64	0	0	Not used
2011	13,038,463	2.08	2,904,419	0	Not used

* As a result of the restructuring, the Reserve Fund was further increased by RUB 3,336,997 due to the addition of the reserve capitals of associated companies.

Other funds of the Issuer formed from its net profit:

The Issuer did not form other funds; allocations were not made; monetary funds were not used.

10.1.4. Information on the procedure for convening and holding meetings (sessions) of the Issuer’s supreme management body

Name of the Issuer’s supreme management body: General Meeting of Shareholders

Procedure for notifying shareholders (members) about holding a meeting (session) of the Issuer’s supreme management body:

In accordance with Article 52 of the Russian Federal Law on Joint Stock Companies (hereinafter referred to as the “Law”), the notice on holding the General Shareholders Meeting shall be given at least 20 days in advance; the notice of holding a General Shareholders Meeting with an agenda containing an issue of the Company’ reorganization shall be given at least 30 days before the date of its holding. In the case provided for by Clause 2 Article 53 of the Law, the notice of holding an Extraordinary General Shareholders Meeting shall be sent at least 50 days before its holding. In accordance with Clause 11.4 Article 11 of the Company’s Articles of Association, no later than thirty (30) days prior to the date of holding the General Shareholders Meeting, the notice shall be sent to (or served upon) each of the persons included in the list of persons entitled to take part in the General Shareholders Meeting, as well as published by the Company in the Rossiyskaya Gazeta newspaper, unless a longer term is stipulated by Russian legislation.

If a nominee holder of shares is registered in the Company’s shareholder register, the notice of holding the General Shareholders Meeting shall be sent to the address of the nominee holder of shares unless the list of persons authorized to attend the General Shareholders Meeting specifies another postal address to which the notice of holding the General Shareholders Meeting shall be sent. If the notice of holding the General Shareholders Meeting is given to a nominee holder of shares, it shall notify its clients in the manner and within the terms provided for by Russian legal regulations or the agreement concluded with the client.

Persons (bodies) authorized to convene (require the convocation) of an Extraordinary Meeting of the Issuer’s supreme management body, as well as the procedure for sending such requests:

In accordance with Article 55 of the Law, the Extraordinary General Shareholders Meeting shall be held by a resolution of the Company’s Board of Directors (Supervisory Board) at its own initiative, upon the request of the Company’s Audit Commission (internal auditor), the Company’s auditor, as well as shareholder(s) holding at least 10 percent of the Company’s voting shares as of the date of the requests. The Extraordinary General Shareholders Meeting at the request of the Company’s Audit Commission (internal auditor), the Company’s auditor or shareholder(s) holding at least 10 percent of the Company’s voting shares shall be convened by the Company’s Board of Directors (Supervisory Board). The request to hold the Extraordinary General Shareholders Meeting shall word issues to be included in the meeting agenda. The request to hold the Extraordinary General Shareholders Meeting may also contain the wording of resolutions on each of these issues, as well as a proposal regarding the form of holding the General Shareholders Meeting. If the request to convene the Extraordinary General Shareholders Meeting contains a proposal of any candidates, such proposal shall be governed by provisions of Article 53 of the Law. If the request to convene the Extraordinary General Shareholders meeting is made by shareholder(s), it shall contain the names of shareholder(s) requiring the convocation of said meeting and information on the number, categories (types) of their shares. The request to convene the Extraordinary General Shareholders Meeting shall be signed by person(s) requiring the convocation of the Extraordinary General Shareholders Meeting

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Procedure for determining the date for holding the meeting (session) of the Issuer’s supreme management body:

In accordance with Article 47 of the Law, the Annual General Shareholders Meeting shall be held within the terms fixed by the Company’s Articles of Association, however, not earlier than two months and not later than six months after the end of the financial year. In accordance with Article 54 of the Law, during the preparation for holding the General Shareholders Meeting, the Company’s Board of Directors (Supervisory Board) shall fix a date, place and time for holding the General Shareholders Meeting.

An Extraordinary General Shareholders Meeting convened upon the request of the Company’s Audit Commission (internal auditor), the Company’s auditor or shareholder(s) holding at least 10 percent of the Company’s voting shares (hereinafter - “persons authorized to convene the General Shareholders Meeting”) shall be held within 40 days after the submission of the request to hold the Extraordinary General Shareholders Meeting.

If the proposed agenda of the General Shareholders Meeting contains an issue related to the election of members of the Company’s Board of Directors (Supervisory Board) to be elected by cumulative voting, such General Shareholders Meeting shall be held within 70 days after the submission of the request to hold the Extraordinary General Shareholders Meeting.

If in accordance with the Federal Law on Joint Stock Companies, the Company’s Board of Directors shall make a decision to hold the Extraordinary General Shareholders Meeting to elect members of the Company’s Board of Directors, such a General Shareholders Meeting shall be held within 70 days after the adoption of such decision to hold it by the Company’s Board of Directors.

Persons authorized to make proposals for the agenda of the meeting (session) of the Issuer’s supreme management body, as well as the procedure for making such proposals:

Shareholder(s) holding at least 2 percent of the Company’s voting shares shall be authorized to propose issues for the agenda of the Annual General Shareholders Meeting and to propose candidates for the Company’s Board of Directors and the Audit Commission, with their number not exceeding the quantitative composition of the relevant body. Such proposals shall be received by the Company within 90 days after the end of the financial year.

The proposal of issues for the agenda of the General Shareholders Meeting and the proposal of candidates made by shareholder(s) shall be made in writing, specifying the name(s) of the shareholder(s) making the proposals or requests to hold the Extraordinary Meeting, the quantity and categories (types) of their shares.

In the event the proposed agenda of the Extraordinary General Shareholders Meeting contains an issue related to the election of members of the Company’s Board of Directors to be elected by cumulative voting, the Company’s shareholder(s) holding at least 2 percent of the Company’s voting shares shall be authorized to propose candidates to the Company’s Board of Directors in a number not exceeding the quantitative composition of the Company’s Board of Directors. Such proposals shall be made to the Company at least 30 days before the date of holding the Extraordinary General Shareholders Meeting.

Persons authorized to review the information (materials) provided for the preparation and holding of a meeting of the Issuer’s supreme management body, as well as the procedure for reviewing such information (materials):

Within 20 days or, if the agenda of the General Shareholders Meeting contains an issue on the re-organization of the Company within 30 days before holding the General Shareholders Meeting, the information (materials) shall be made available to persons authorized to attend the General Shareholders meeting at premises of the Company’s executive body and at other places the addresses of which are specified in the notice of holding the General Shareholders Meeting.

The said information (materials) shall be made available to persons attending the General Shareholders Meeting during its holding. Upon the request of a person authorized to attend the General Shareholders Meeting, the Company shall provide it with copies of said documents. The fee charged by the Company for the provision of such copies shall not exceed the costs of their production.

Procedure for announcing (providing information to the Issuer’s shareholders) decisions passed by the Issuer’s supreme management body:

If the Company’s General Shareholders Meeting is held as a meeting (joint presence):

In the event that voting results and resolutions passed by the Company’s General Shareholders Meeting are not announced at the General Meeting, within ten (10) days after the preparation of the Minutes on voting results, resolutions passed by the Company’s General Shareholders Meeting as well as voting results shall be published by the Company in Rossiyskaya Gazeta newspaper and shall be sent to (or served upon) each of the persons included in the list of persons entitled to take part in the General Shareholders Meeting.

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If the Company’s General Shareholders Meeting is held in the form of absentee voting:

Resolutions passed by the General Shareholders Meeting as well as voting results in the form of a report of voting results shall be published in Rossiyskaya Gazeta newspaper within ten (10) days after the preparation of the Minutes on the voting results and shall be sent to (or served upon) each of the persons included in the list of persons entitled to take part in the General Shareholders Meeting.

10.1.5. Information on business entities in which the Issuer holds at least 5% of the authorized (joint-stock) capital (mutual fund) or at least 5% of ordinary shares

The list of business entities in which the Issuer holds at least 5% of the authorized (joint-stock) capital (mutual fund) or at least 5% of ordinary shares as of the date of approval of the Prospectus:

Full company name: Open Joint Stock Company Moscow Telecommunications Center of Energy Systems

Abbreviated company name: JSC MUS of the Electric Power Industry

Location: Russia, 117630, Moscow, ul. Akademika Chelomeya, 5A

TIN (Taxpayer Identification Number): 7705039240

OGRN (Primary State Registration Number): 1027739290897

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Scientific and Technical Center of the Federal Grid Company of Unified Energy System

Abbreviated company name: OJSC STC FGC UES

Location: Russia, 115201 Moscow, Kashirskoye shosse, 22, Bld. 3

TIN: 7728589190

OGRN: 1067746819194

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid

Abbreviated company name: JSC Glavsetservice UNEG

Location: Russia, 105318, Moscow, ul. Tkatskaya, 1

TIN: 7719665783

OGRN: 1087746060710

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

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Full company name: Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid

Abbreviated company name: JSC Elektrosetservice UNEG

Location: Russia, 115035, Moscow, ul. Sadovnicheskaya, 27, Bld. 8

TIN: 7705825187

OGRN: 1087746060676

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Engineering and Construction Management Center of the Unified Energy System

Abbreviated company name: JSC ECMC of UES

Location: Russia, 117630, Moscow, ul. Akademika Chelomeya, 5A

TIN: 7728645409

OGRN: 1087746041151

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Energostroysnabkomplekt of UES

Abbreviated company name: JSC ESSK UES

Location: Russia, 109390, Moscow, ul. Artyukhinoy, 6, Bld.1

TIN: 7723185941

OGRN: 1027700035285

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Verification Center for the Electronic Digital Signatures of Energy

Abbreviated company name: JSC VC of Energy

Location: Russia, 117630, Moscow, ul. Akademika Chelomeya, 5A

TIN: 7729564600

OGRN: 1067761256837

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

247

Full company name: Open Joint Stock Company Chitatekhenergo

Abbreviated company name: JSC Chitatechenergo

Location: Russia, 672000, Chita, ul. 9 yanvaraya, 6

TIN: 7536053550

OGRN: 1037550044432

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Closed Joint Stock Company Agency for Balance Forecasts in the Electric Power Industry

Abbreviated company name: CJSC APBE

Location: Russia, 115533 Moscow, pr. Andropova, 22

TIN: 7729530055

OGRN: 1057747692815

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Volgaenergosnabkomplekt

Abbreviated company name: JSC Volgaenergosnabkomplekt

Location: Russia, 117571, Moscow, Leninsky pr., 156

TIN: 6315200195

OGRN: 1036300443871

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Mobile Gas-Turbine Electricity Plants

Abbreviated company name: JSC Mobile GTES

Location: Russia, 119072 Moscow, Bersenevskaya nab., 16, Bld. 5

TIN: 7706627050

OGRN: 1067746865493

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Nurenergo

Abbreviated company name: JSC Nurenergo

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Location: Russia, Chechen Republic, 364000, Grozny, Staropromyslovskoye shosse, 6

TIN: 2020004046

OGRN: 1022002546136

The Issuer’s equity interest in the entity’s authorized capital, %: 77

Percentage of the entity’s ordinary shares owned by the Issuer, %: 77

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Tomsk Backbone Grids

Abbreviated company name: JSC Tomsk Backbone Grids

Location: Russia, 634041 Tomsk, pr. Kirova, 36

TIN: 7017114665

OGRN: 1057000127898

The Issuer’s equity interest in the entity’s authorized capital, %: 52.03

Percentage of the entity’s ordinary shares owned by the Issuer, %: 59.88

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Main Computer Center of the Electric Power Industry

Abbreviated company name: JSC MCC for the Energy Industry

Location: Russia, 119072 Moscow, Bersenevskaya nab., 16, Bld. 5

TIN: 7705020880

OGRN: 1027739064858

The Issuer’s equity interest in the entity’s authorized capital, %: 50.003

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50.003

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Joint Stock Company Unified Energy System GruzRosenergo

Abbreviated company name: JSC UES GruzRosenergo

Location: Georgia, 0159, Tbilisi, Marshall Gelovani St., 2

TIN: –

OGRN: –

The Issuer’s equity interest in the entity’s authorized capital, %: 50

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Energotekhkomplekt

Abbreviated company name: JSC Energotechkomplekt

Location: Russia, 109028, Moscow, Podkolokolniy per., 13, Bld. 5

249

TIN: 7709132641

OGRN: 1027739091115

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 65.34

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Kuban Backbone Grids

Abbreviated company name: JSC Kuban Backbone Grids

Location: Russia, 350911, Krasnodar, ul. Tramvaynaya, 5

TIN: 2312130841

OGRN: 1062309023611

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Closed Joint Stock Company North-East Energy Company

Abbreviated company name: CJSC Severovostokenergo

Location: Russia, 109028, Moscow, Serebryanicheskiy per., 3, Bld. 1

TIN: 7705002070

OGRN: 1027739213622

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Limited Liability Company IT Energy Service

Abbreviated company name: LLC IT Energy Service

Location: Russia, 119526 Moscow, pr. Vernadskogo, 101, Bld. 3, Room C-214

TIN: 7729403949

OGRN: 1037700018751

The Issuer’s equity interest in the entity’s authorized capital, %: 39.99

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Energy Institute named after G.M. Krzhizhanovsky

Abbreviated company name: JSC ENIN

Location: Russia, 119991, Moscow, Leninsky pr., 19

TIN: 7725054454

OGRN: 1027739431752

250

The Issuer’s equity interest in the entity’s authorized capital, %: 38.24

Percentage of the entity’s ordinary shares owned by the Issuer, %: 38.24

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Ural Energy Management Company

Abbreviated company name: JSC UEUK

Location: Russia, 119415 Moscow, prospekt Vernadskogo, 101, Bld. 3

TIN: 8602066780

OGRN: 1028600586838

The Issuer’s equity interest in the entity’s authorized capital, %: 33.33

Percentage of the entity’s ordinary shares owned by the Issuer, %: 33.33

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company INTER RAO UES

Abbreviated company name: JSC INTER RAO UES

Location: Russia, 119435, Moscow, ul. Bolshaya Pirogovskaya, 27, Bld. 3

TIN: 2320109650

OGRN: 1022302933630

The Issuer’s equity interest in the entity’s authorized capital, %: 14.155

Percentage of the entity’s ordinary shares owned by the Issuer, %: 14.155

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Closed Joint Stock Company Energorynok

Abbreviated company name: CJSC Energorynok

Location: Russia, 125167, Moscow, Eldoradovsky per., 6

TIN: 7714539023

OGRN: 1047796114673

The Issuer’s equity interest in the entity’s authorized capital, %: 8.5

Percentage of the entity’s ordinary shares owned by the Issuer, %: 8.5

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Limited Liability Company Index of Energy – FGC UES

Abbreviated company name: LLC Index of Energy – FGC UES

Location: Russia, 117630, Moscow, ul. Akademika Chelomeya, 5A

TIN: 7729601362

OGRN: 1087746560197

The Issuer’s equity interest in the entity’s authorized capital, %: 100

251

The entity’s equity interest in the Issuer’s authorized capital, %: 1.09

Percentage of the Issuer’s ordinary shares owned by the entity, %: 1.09

10.1.6. Information on major transactions carried out by the Issuer

Major transactions (a series of related transactions), the amount of obligations under which is 10 or more percent of the book value of the Issuer’s assets according to its accounting statements for the last completed reporting period preceding the transaction effected by the Issuer during the last 5 completed financial years preceding the date of the Prospectus approval:

2007

Transaction date:	March 20, 2007
Subject-matter and other material terms of the transaction:

The Company transfers into federal ownership ordinary registered shares of the additional issue in the amount stipulated by Clause 2 Article 62 of Russian Federal Law No. 238-FZ on the 2007 Federal Budget (dated December 19, 2006). The Company uses the monetary assets received in payment for the securities in accordance with the Contract to realize its investment program and financial measures aimed at upgrading the reliability of the Unified National (All-Russian) Electric Grid and enhancing the inter-system electric connections in Russian regions experiencing electricity shortages.

Parties to the transaction: FGC UES, the Russian Federation represented by the Federal Agency for State Property Management

Information on compliance with requirements on state registration and/or the notarization of the transaction in cases stipulated by Russian laws:	No state registration and/or notarization of the transaction is required.
Transaction volume (in monetary terms and in the percentage of the Issuer’s balance sheet asset as of the end date of the last full reporting period preceding the transaction date):	RUB 22,480,000 thousand or 11.05% of the book value of FGC UES’ assets as of the end date of the last completed peporting period (September 30, 2006)
Deadline for performance of obligations under the transaction, as well as data on performance of said obligations:	March 20, 2007 Obligations have been performed in full, there are no debts.
In case of the delayed fulfillment of obligation by the counteragent or the Issuer under the said transaction, the reasons for such a delay shall be indicated (if such reasons are known to the Issuer), including consequences for the counteragent or the Issuer with an indication of penalties provided for by the terms of the transaction:	Neither the counteragent, nor the Issuer delayed fulfillment of their obligations.
Information on referring the effected transaction to major transactions, as well as information on the approval of the transaction by the Issuer’s management body:	This transaction is not a major transaction for the Issuer; approval is not required.
Other information on the transaction (to be specified at the Issuer’s discretion):	None

Transaction date:	September 3, 2007
Subject-matter and other material terms of the transaction:

FGC UES shall transfer 64,099,556,711 (sixty-four billion, ninety-nine million, five hundred and fifty-six thousand, seven hundred and eleven) FGC UES ordinary registered uncertified shares into the ownership of RAO UES of Russia to be placed through private subscription at an offering price of 59 (fifty-nine) kopecks per share. RAO UES of Russia shall pay the cost of additional shares on or before the end date for the share offering.

Parties to the transaction: FGC UES (Seller) and RAO UES of Russia (Buyer)

252

Information on compliance with requirements on state registration and/or the notarization of the transaction in cases stipulated by Russian laws:	No state registration and/or notarization of the transaction is required.
Transaction volume (in monetary terms and in the percentage of the Issuer’s balance sheet asset as of the end date of the last full reporting period preceding the transaction date):

37,818,738,459 (Thirty-seven billion, eight hundred and eighteen million, seven hundred and thirty-eight thousand, four hundred and fifty-nine) rubles 49 kopecks or 15.265 % of the book value of FGC UES’ assets as of the end date of the last completed reporting period (June 30, 2007).

The transferred ordinary registered uncertified shares make up 17.74 % of ordinary registered uncertified shares that were placed earlier by FGC UES.

Deadline for performance of obligations under the transaction, as well as data on performance of said obligations:	Before the end date of the additional share issue (March 17, 2008). Obligations have been performed in full, there are no debts.
In case of the delayed fulfillment of obligation by the counteragent or the Issuer under the said transaction, the reasons for such a delay shall be indicated (if such reasons are known to the Issuer), including consequences for the counteragent or the Issuer with an indication of penalties provided for by the terms of the transaction:	Neither the counteragent, nor the Issuer delayed fulfillment of their obligations.
Information on referring the effected transaction to major transactions, as well as information on the approval of the transaction by the Issuer’s management body:

The transaction is not a major transaction. The transaction was approved before its settlement as an interested party transaction by the extraordinary General Meeting of Shareholders that was held on July 20, 2007 (Minutes No. 2, item No. 1).

Other information on the transaction (to be specified at the Issuer’s discretion):	None

2008

There were no such transactions.

2009

There were no such transactions.

2010

There were no such transactions.

2011

There were no such transactions.

10.1.7. Information on the Issuer’s credit ratings

Entity to which the credit rating was assigned: Issuer

Details of the rating agency:

Full company name: Standard & Poor’s International Services Inc.

Abbreviated company name: Standard & Poor’s

253

Location: 125009, Moscow, ul. Vozdvizhenka, 4/7, bld. 2

Description of the methods used for credit rating assignment or the web site on which information on the methods of credit rating assignment is published: http://www.standardandpoors.ru

Credit rating value as of the date of the Prospectus approval: International scale in foreign currency: BBB/stable, International scale in national currency: BBB/stable, National scale (Russia): ruAAA.

The history of changes in credit rating values for the last 5 completed financial years preceding the date of approval of the Prospectus:

Credit rating	Credit rating value
assignment/
change date
February 2, 2007	Standard & Poor’s upgraded the long-term credit rating of FGC UES to “BB+” on the international scale, to “ruAA+” on the national scale, with a “positive” outlook for all ratings.
October 31, 2007	Standard & Poor’s placed a long-term credit rating of “BB+” and “ruAA+” rating on the national scale for FGC UES, the Russian backbone electric grid operator, on the CreditWatch list (“rating to be revised”) with a “Positive” outlook.
April 4, 2008

Standard & Poor’s declared an upgrade of the long-term credit rating for FGC UES, the Russian backbone electric grid operator, from “BB+” to “BBB” – up to investment category level. At the same time, the rating on the national scale was upgraded from “ruAA+” to “ruAA” and was excluded from the CreditWatch list with a “Positive” outlook. The rating on the international scale remains on the CreditWatch list with a “Positive” outlook.

October 28, 2008

Standard & Poor’s removed FGC UES’ long-term credit ratings on liabilities in foreign and national currency from the CreditWatch list with a positive outlook. At the same time, Standard & Poor’s confirmed FGC UES’ long-term credit ratings on liabilities in foreign and national currency at the “BBB” level, on the national scale at “ruAAA” level. The outlook for a ratings change is “Stable.”

December 8, 2008	Standard & Poor’s confirmed a long-term credit rating of “BBB” and a rating of “ruAA” on the national scale, which had earlier been assigned to FGC UES. Outlook “Negative”.
April 14, 2009	Standard & Poor’s confirmed a long-term credit rating of “BBB” and a rating of “ruAAA” on the national scale, which had earlier been assigned to FGC UES. Outlook “Negative”.
December 22, 2009	Standard & Poor’s upgraded FGC UES’ rating outlook from “Negative” to “Positive.” At the same time, a long-term credit rating of “BBB” and a rating of “ruAA” on the national scale were confirmed.
June 18, 2010	Standard & Poor’s confirmed FGC UES’ credit ratings: a long-term credit rating of “BBB” with a “Stable” outlook and a rating of “ruAA” on the national scale.
January 18, 2011	Standard & Poor’s confirmed FGC UES’ credit ratings: a long-term credit rating of “BBB” with a “Stable” outlook and a rating of “ruAA” on the national scale.
September 23, 2011	Standard & Poor’s confirmed FGC UES’ credit ratings: a long-term credit rating of “BBB” with a “Stable” outlook and a rating of “ruAAA” on the national scale.

Other credit rating information: No other information is available.

Entity to which the credit rating was assigned: Issuer

Details of the rating agency:

Full company name: Moody’s Investors Service Inc.

Abbreviated company name: Moody’s

Location: New York Office - 99 Church Street, New York, New York, USA, 10007

Description of the methods used for credit rating assignment or the web site on which information on the methods of credit rating assignment is published: http://www.moodys.com

Credit rating value as of the date of the Prospectus approval: International scale in foreign currency: Baa2/stable, National scale (Russia): Aaa.ru.

254

The history of changes in credit rating values for the last 5 completed financial years preceding the date of approval of the Prospectus:

Credit rating	Credit rating value
assignment/
change date
April 20, 2007	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
July 23, 2008	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
December 30, 2010	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
May 12, 2011	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
May 4, 2012	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”.

10.2. Information on each category (type) of the Issuer’s shares

Category of shares: ordinary

Nominal value of each share: RUB 0.5

Number of shares in circulation (number of shares which are not redeemed or cancelled): 1,260,386,658,740

Number of additional shares which may be placed or are in the process of placement (number of additionally issued shares, the state registration of which has been performed, but in respect of which no state registration of the report on the additional issue has been performed and no notice on the additional issue has been submitted (if in accordance with the Federal Law on the Securities Market no state registration of the report of the additional issue of shares is to be performed): 0

Number of authorized shares: 86,419,165,091

Number of shares recorded on the balance sheet of the Issuer: 0

Number of additional shares which may be placed as a result of the conversion of the placed securities convertible into shares, or as a result of the fulfillment of the obligations on the Issuer’s options: 0

State registration number of the Issuer’s share issue and the date of its registration, and if there are additional issues of the Issuer’s shares, in respect of which the registration authority has not decided to cancel their individual number (code), the state registration number and date of state registration of each such additional issue should be specified:

State registration date	State Registration Number
September 10, 2002	1-01-65018-D

Rights conferred by the shares to their holders:

Each ordinary share confers to shareholders equal rights in accordance with applicable legislation.

  Participate personally or via their representatives in the Company’s General Meeting of Shareholders with the right to vote on all issues within the scope of its competence;

  Propose issues to be included in the agenda of the General Meeting of Shareholders in accordance with the procedure stipulated by Russian legislation and the Company’s Articles of Association;

  Be informed about the Company’s activities and to review corporate documents in accordance with Article 91 of the Russian Federal Law on Joint Stock Companies;

  Receive dividends declared by the Company;

  Have the pre-emptive right to purchase additional shares placed via subscription and issue-grade securities convertible into shares, in a number prorated to the number of the given category (type) of shares held by them;

  Receive a part of the Company’s property in case of the Company’s liquidation;

  Exercise other rights provided for by Russian legislation and the Company’s Articles of Association.

Other rights provided for by Russian legislation:

In accordance with Article 34 of the Russian Law on Joint Stock Companies (hereinafter referred to as the “Law”), a share held by the incorporator of the Company shall not grant any voting rights until its complete payment, unless otherwise provided for by the Company’s Articles of Association.

In accordance with Article 40 of the Law, the Company’s shareholders who voted against or abstained from voting on the issue related to placing, via closed subscription, shares and issue-grade securities convertible into shares shall have the pre-emptive right to purchase additional shares and issue-grade securities convertible into shares placed via closed subscription in a number in proportion to the number of shares of such category (type) held by them.

The said right shall not cover the placement of shares and other issue-grade securities convertible into shares via closed subscription only among shareholders if shareholders are able to purchase an integral number of allocated shares and other issue-grade securities convertible into shares in proportion to the number of shares of the relevant category (type) that they hold.

255

In accordance with Article 41 of the Law, a person having the pre-emptive right to purchase additional shares and issue-grade securities convertible into shares shall be authorized to fully or partially exercise his/her pre-emptive right by filing an application with the Company to acquire shares and issue-grade securities convertible into shares and a document confirming the payment for shares and issue-grade securities convertible into shares.

In accordance with Article 45 of the Law, an entry shall be made in the company’s shareholder register at the request of a shareholder or a nominee holder of shares within three days after the submission of documents, as provided for by Russian legal requirements. Said requirements may provide for a shorter term for making entries in the Company’s shareholder register.

In accordance with Article 46 of the Law, a registrar of the company’s shareholder register shall confirm, upon the request of a shareholder or a nominee holder of shares, its rights to shares by issuing an extract from the Company’s shareholder register which shall not be a security.

In accordance with Article 59 of the Law, voting at the General Shareholders Meeting shall be conducted based on the principle: “One voting share in the Company – one vote,” except for cumulative voting, as provided for by Federal Law.

In accordance with Article 71 of the Law, the Company or shareholder(s) holding at least 1 percent of the Company’s outstanding ordinary shares shall be authorized to bring action to the court against a member of the Company’s Board of Directors (Supervisory Board), the Company’s sole executive body (director, general director), a member of the Company’s collegial executive body (management board, directorate) or against a management company or a manager regarding the compensation of losses caused to the company, as provided for by Clause 2 Article 71 of the Law.

In accordance with Article 72 of the Law, each shareholder holding shares of specific categories (types) the resolution on the acquisition of which was passed may sell said shares and the Company shall buy them.

In accordance with Article 75 of the Law, shareholders holding voting shares shall be authorized to require the repurchase by the Company of all or any of their shares in the following cases:

  In the event of corporate re-organization or the conclusion of a major transaction a resolution on the approval of which is passed by the General Shareholders Meeting in accordance with Clause 2 Article 79 of the Law if they voted against the approval of a decision on its re-organization or the approval of said transaction or did not take part in the voting;

  In the event of amendments and additions made to the Company’s Articles of Association or the approval of a new draft of the Company’s Articles of Association restricting their rights if they voted against the adoption of the relevant decision or did not take part in voting.

The Issuer’s Articles of Association does not provide for preferred shares of two or more types, for each of which the size of the dividend is determined.

Other information on the shares to be designated by the Issuer at its own discretion: No other information is available.

10.3. Information about previous issues of the Issuer’s issue-grade securities, other than the Issuer’s shares

10.3.1. Information about the issues for which all securities have been redeemed (cancelled)

Issues of securities which have been redeemed during the last 5 completed financial years:

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 01
characteristics of securities:	bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-01-65018-D (December 2, 2004)
Registration authority that performed the state registration	Russian Federal Financial Markets Service
of the securities issue
Number of securities in the issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
Redemption date for the securities in the issue	December 18, 2007
Basis for the redemption of the securities of the issue	Fulfilling obligations under the securities

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 02
characteristics of securities:	bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-02-65018-D (May 11, 2005)
Registration authority that performed the state registration	Russian Federal Financial Markets Service
of the securities issue
Number of securities in the issue	7,000,000 bonds
Nominal value of the securities issue	RUB 7,000,000,000
Redemption date for the securities in the issue	June 22, 2010
Basis for the redemption of the securities of the issue	Fulfilling obligations under the securities

256

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 03
characteristics of securities	bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-03-65018-D (November 24, 2005)
Registration authority that performed the state registration	Russian Federal Financial Markets Service
of the securities issue
Number of securities in the issue	7,000,000 bonds
Nominal value of the securities issue	RUB 7,000,000,000
Redemption date for the securities in the issue	December 12, 2008
Basis for the redemption of the securities of the issue	Fulfilling obligations under the securities

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 04
characteristics of securities	bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-04-65018-D (September 7, 2006)
Registration authority that performed the state registration	Russian Federal Financial Markets Service
of the securities issue
Number of securities in the issue	6,000,000 bonds
Nominal value of the securities issue	RUB 6,000,000,000
Redemption date for the securities in the issue	October 6, 2011
Basis for the redemption of the securities of the issue	Fulfilling obligations under the securities

Category, series (type), form and other identifying	Non-convertible interest-bearing certified bearer series
characteristics of securities	05 bonds with mandatory centralized custody
State registration date and number of the securities issue	4-05-65018-D (September 7, 2006)
Registration authority that performed the state registration	Russian Federal Financial Markets Service
of the securities issue
Number of securities in the issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
Redemption date for the securities in the issue	December 1, 2009
Basis for the redemption of the securities of the issue	Fulfilling obligations under the securities

10.3.2. Information about the issues the securities of which are outstanding

Total number and nominal value (if this type of securities provides for a nominal value) of all Issuer’s securities of each individual type, with the exception of shares in respect of which the state registration of their issue(s) has been performed and which are marketable as of the date of approval of the Prospectus: There are 160,000,000 outstanding Issuer’s bonds with a total nominal value of RUB 160,000,000,000.

Total number and nominal value (if this type of securities provides for a nominal value) of all Issuer’s securities of each individual type, with the exception of shares in respect of which the state registration of their issue(s) has been performed and which can be placed as of the date of approval of the Prospectus: 180,000,000 Issuer’s obligations with a total nominal value of RUB 160,000,000,000 underwent state registration and can be placed.

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 06
characteristics of securities	bearer bonds with mandatory centralized custody
State registration date and number of the securities	4-06-65018-D (November 5, 2009)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	October 0, 2010
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	September 15, 2020
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

257

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 07 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-07-65018-D (November 5, 2009)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	17.11.2010
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	October 16, 2020
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 08 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-08-65018-D (November 5, 2009)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	October 5, 2010
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	September 15, 2020
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified bearer bonds of
characteristics of securities	series 09 with mandatory centralized custody
State registration date and number of the securities	4-09-65018-D (November 5, 2009)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	November 17, 2010
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	October 16, 2020
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

258

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 10 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-10-65018-D (November 5, 2009)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	October 5, 2010
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	September 15, 2020
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 11 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-11-65018-D (November 5, 2009)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	November 17, 2010
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	October 16, 2020
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 12 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-12-65018-D (June 7, 2011)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	May 21, 2012
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	14
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	April 19, 2019
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

259

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 13 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-13-65018-D (June 7, 2011)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	July 26, 2011
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	20
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	June 22, 2021
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 15 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-15-65018-D (June 7, 2011)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	November 3, 2011
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	24
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	October 12, 2023
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 18
characteristics of securities	bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-18-65018-D (June 7, 2011)
Registration authority that performed the state registration	Russian Federal Financial Markets Service
of the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities issue	December 23, 2011
(date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	24
(coupons, interest) on the securities of the issue is paid (for bonds)
Redemption date for the securities in the issue	November 27, 2023
Web-site where the text of the resolution to issue securities	http://www.fsk-ees.ru/, http://www.e-
and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

260

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 19 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-19-65018-D (June 7, 2011)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	20,000,000 bonds
Nominal value of the securities issue	RUB 20,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	July 26, 2011
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	24
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	July 6, 2023
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 21 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-21-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	November 6, 2012
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	November 6, 2027
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 22 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-22-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	August 14, 2012
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	July 21, 2027
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

261

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 23 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-23-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	–
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 24 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-24-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	–
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 25 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-25-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	October 8, 2012
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

262

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 26 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-26-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	–
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 27 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-27-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	–
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 28 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-28-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	20,000,000 bonds
Nominal value of the securities issue	RUB 20,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	–
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

263

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series 29 bearer
characteristics of securities	bonds with mandatory centralized custody
State registration date and number of the securities	4-29-65018-D (June 21, 2012)
issue
Registration authority that performed the state	Russian Federal Financial Markets Service
registration of the securities issue
Number of securities in the issue	20,000,000 bonds
Nominal value of the securities issue	RUB 20,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	–
issue (date of notification of the results of the securities issue)
Number of interest (coupon) periods for which income	30
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	The 5,460th (Five thousand, four hundred and sixtieth) day
from the Bonds placement commencement date.
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-01
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-01-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Outstanding securities
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	October 21, 2015
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-02
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-02-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

264

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-03
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-03-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-04
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-04-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-05
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-05-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

265

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-06
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-06-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-07
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-07-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying	Non-convertible interest-bearing certified series BO-08
characteristics of securities	bearer bonds with mandatory centralized custody
Identification number of the issue and the date of its	4BO2-08-65018-D (June 6, 2012)
assignment
Organization that assigned the identification number to	MICEX SE
the securities issue
Number of securities in the issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the issue	Placement not started
Date of state registration of the report on the securities	According to the decision of the securities Issuer, no
issue (date of notification of the results of the securities	report (notification) on the bonds issue is submitted to the
issue)	registration authority
Number of interest (coupon) periods for which income	6
(coupons, interest) on the securities of the issue is paid
(for bonds)
Redemption date for the securities in the issue	1,092nd (One thousand ninety-second) day following the
bonds placement commencement date
Web-site where the text of the resolution to issue	http://www.fsk-ees.ru/, http://www.e-
securities and the Prospectus is published	disclosure.ru/portal/company.aspx?id=379

266

10.4. Information about the entity (entities) that provided security for the Issuer’s security bonds and terms for securing the obligations under the Issuer’s security bonds

The Issuer has not placed secured bonds.

10.4.1. Terms for securing the obligations under mortgage-backed bonds

The Issuer has not placed mortgage-backed bonds.

10.5. Information about registrars of the rights to securities of the Issuer

Person maintaining the register of holders of the Issuer’s registered securities: registrar

Full company name: Closed Joint-Stock Company, Registrar Society STATUS

Abbreviated company name: CJSC STATUS

Location: Russia, 109544, Moscow, ul. Novorogozhskaya, 32, Bld. 1

TIN: 7707179242

OGRN: 1027700003924

Securities registrar license:

Number: 10-000-1-00304

Date of issue: March 12, 2004

License period: unlimited

Issuing authority: Russian Federal Financial Markets Service

The date from which the registrar has been maintaining the register of holders of the Issuer’s registered securities: February 1, 2011

Other information on keeping the register of holders of the Issuer’s registered securities to be specified by the Issuer at its sole discretion: None

The securities in circulation are the Issuer’s certified securities with mandatory centralized custody: FGC UES’ series 06, 07, 08, 09, 10, 11, 12, 13, 15, 18, 19, 21,22, 25 bonds.

Depositary providing centralized custody of said securities:

Full company name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated company name: NBCI CJSC NSD

Location: 125009, Moscow, Sredniy Kislovskiy per., 1/13, Bld. 8

License number of a professional participant in the securities market for depository activities:

Number: 177-12042-000100

Date of issue: February 19, 2009

License period: unlimited

Issuing authority: Russian Federal Financial Markets Service

267

10.6. Information about legislative acts regulating capital import and export that can affect the payment of dividends, interest and other payments to non-residents

Titles and details of Russian legislative acts as in effect at the date of approval of this Prospectus, which regulate capital import and export and can affect the payment of dividends on the Issuer’s securities to nonresidents, and if the issuer has other securities in circulation, interest and other payments due to nonresidents that are owners of such securities:

➢	Russian Tax Code, Part 1 (published August 6, 1998, effective from January 1, 1999);

➢	Russian Tax Code, Part 2 (published August 7, 2000, effective from January 1, 2001);

➢	Federal Law No. 311-FZ (dated November 27, 2010) on Customs Regulation in the Russian Federation (published December 29, 2010, effective from December 29, 2010);

➢	Federal Law No. 395-1 (dated December 2, 1990) on Banks and Banking Activity (published December 6, 1990, effective from February 27, 1992);

➢	Federal Law No. 39-FZ (dated April 22, 1996) on the securities Market (published April 25, 1996, effective from April 25, 1996);

➢	Federal Law No. 39-FZ (dated February 25, 1999) on Investment Activities in the Russian Federation in the Form of Capital Investments (published March 1, 1999, effective from March 4, 1999);

➢

Federal Law No. 57-FZ (dated April 29, 2008) on Foreign Investments in Businesses Entities that are Strategically Important for National Defence and State Security (published May 5, 2008, effective from May 7, 2008);

➢	Federal Law No. 160-FZ (dated July 9, 1999) on Foreign Investments in the Russian Federation (published July 12, 1999, effective from July 14, 1999);

➢	Federal Law No. 173-FZ (dated December 10, 2003) on Currency Regulation and Currency Control (published December 15, 2003, effective from June 15, 2004);

➢	Federal Anti-Money Laundering and Counter-Terrorism Financing Law No. 115-FZ (dated August 7, 2001) (published August 9, 2001, effective from February 1, 2002).

10.7. The procedure for taxing income on the Issuer’s issue-grade securities placed or to be placed

The procedure for taxing income on the Issuer’s securities placed or to be placed, including applicable tax rates for different categories of security holders (individuals, legal entities, residents, non-residents), procedure and terms of payment:

The taxation of income on the Issuer’s issue-grade securities which are placed or to be placed shall be governed by the Russian Tax Code (hereinafter referred to as the “TC”) and by other Russian regulations adopted in accordance with the Russian Tax Code.

Tax Rates

Type of income	Legal entities		Individuals
	Residents	Non-residents	Residents	Non-residents
Coupon income	20%	20%	13%	30%
Proceeds from the sale of	20%	20%	13%	30%
securities
Dividend income	9%*	15%	9%	15%

* or 0 percent to be applied to income obtained by Russian entities in the form of dividends, provided that as of the date of the resolution to pay dividends the entity receiving dividends has owned continuously during at least 365 days not less than a 50% share in the authorized (joint-stock) capital (fund) of the entity paying dividends or depository receipts entitling it to receive dividends in an amount equivalent to at least 50% of the total dividends to be paid by the entity.

268

Taxation of individuals:

Type of tax: Individual income tax (IIT)

Source income in the Russian Federation includes:

  Dividends and interest obtained from a Russian entity and interest obtained from Russian individual entrepreneurs and/or a foreign entity in connection with the activities of its permanent establishment in the Russian Federation;

  Income from the sale of shares or other securities and participatory interests in the authorized capital of entities in the Russian Federation.

Tax base:

To assess the tax base, all income derived by the taxpayer, either in cash or in kind, or the right to dispose of such income, and income in the form of material benefit, shall be taken into account.

The taxpayer’s income obtained in the form of material benefit is the material benefit obtained from the purchase of securities. If a taxpayer derives income in the form of material benefit from the purchase of securities, the tax base shall be determined as the excess of the market value of securities over the amount of the taxpayer’s actual expenses for their purchase.

The market value of securities traded on the organized securities market shall be calculated based on their market price taking into account fluctuation limits.

The market value of securities which are not traded on the organized securities market shall be calculated based on their estimated price, taking into account fluctuation limits.

The market price of securities traded on the organized securities market shall be the weighted average price of such securities calculated by a securities market maker (stock exchange). If securities market makers (stock exchanges) have no information on the weighted average price of securities as of the date of the transaction, the market price shall be the weighted average price prevailing on the date of the next trade held prior to the date of the relevant transaction, provided that such securities were traded at least once during the last three months.

The fluctuation limit for securities traded on the organized securities market shall be 20 percent up and down from the market price for such securities. The fluctuation limit for securities that are not traded on the organized securities market shall be 20 percent up and down from the estimated price of such securities.

When determining the tax base for income from securities transactions, income obtained from the following transactions shall be taken into account:

  Transactions with securities traded on the organized securities market;

  Transactions with securities that are not traded on the organized securities market.

The procedure for classifying objects of civil rights as securities shall be established by Russian civil legislation and applicable legislation of foreign states.

Securities traded on the organized securities market include, inter alia, securities admitted to trade through a Russian securities market maker, including on the stock exchange. The above-mentioned securities refer to securities traded on the organized securities market, if a market quotation is calculated for such securities. The market quotation for a security means:

1)	The weighted average price of such security in transactions effected during one trading day via a Russian securities market maker, including a stock exchange (for securities admitted to trading through said market maker or stock exchange);

2)	The security closing price calculated by a foreign stock exchange for transactions effected within one trading day through said stock exchange (for securities admitted to trade on a foreign stock exchange).

For individual income tax purposes, securities shall be recognized as sold (purchased) in the event of the termination of the taxpayer’s obligations to transfer (accept) the respective securities by offsetting counter-claims of the same kind, including through clearing in accordance with Russian laws.

Claims of the same kind are claims to transfer securities of one issuer having equal rights and referred to a common class and category (type).

The offset of claims of the same kind shall be confirmed, in accordance with Russian laws, by documents on the termination of obligations to transfer (accept) securities, including by reports of a clearing company, persons engaged in broker operations or managers rendering clearing or brokerage services to or acting as trustees for the taxpayer in accordance with Russian laws.

Income from securities transactions is the income derived from the sale and purchase (redemption) of securities during a tax period.

Income in the form of interest (coupon, discount) obtained in a tax period for securities shall be included in the income from securities transactions, unless otherwise provided for by Article 214.1 of the Russian TC.

269

Income from transactions with securities either traded on the organized securities market or not, effected by a trustee (other than a management company providing trust services with respect to property forming the mutual investment fund) in favour of a beneficiary that is an individual shall be included in the beneficiary income from respective securities transactions.

Expenses from securities transactions are documented expenses actually incurred by a taxpayer in connection with the sale, purchase, custody and redemption of securities. These expenses include:

  Amounts paid to the Issuer as payment for the securities to be placed and amounts paid under the securities purchase agreement, including coupon amounts;

  Fees paid to professional participants on the securities market, exchange intermediaries and clearing centers;

  Exchange duty (fee);

  Registrar fees;

  Tax payable by a taxpayer upon the receipt of securities via inheritance;

  Tax payable by a taxpayer upon the receipt of shares or interests via donation in accordance with Article 217(18.1) of the Russian TC;

  Interest paid by a taxpayer for credits and loans obtained to carry out securities transactions (including interests on credits and loans for margin transactions) to the extent of amounts calculated at the Central Bank of Russia’s re-financing rate as of the interest payment date increased 1.1% for ruble-denominated credits and loans and 9% for credits and loans denominated in foreign currencies;

  Other expenses directly associated with securities transactions.

The financial result of securities transactions is the income derived from transactions net of the respective expenses mentioned above.

Expenses that can neither be directly used to reduce the income from transactions with securities both traded and not traded on the organized securities market, nor to reduce the respective type of income, shall be distributed in proportion to each type of income.

The financial result shall be calculated for each transaction and for each series of transactions with securities. The financial result shall be calculated upon expiration of each tax period, unless otherwise provided for by Article 214.1 of the Russian TC.

A negative financial result obtained in the tax period for some securities transactions shall reduce the financial result obtained in the tax period for relevant transactions. With respect to transactions with securities traded on the organized securities market, the negative financial result that reduces the financial result of transactions with securities traded on the organized market shall be calculated taking into account fluctuation limits in the market price for securities.

A negative financial result obtained in the tax period on some transactions with securities that are not traded on the organized securities market and that as of the date of their purchase referred to securities traded in the organized securities market, may reduce the financial result obtained in the tax period for transactions with securities traded on the organized securities market.

A negative financial result for each series of securities transactions shall be recognized as a loss. Losses from securities transactions shall be recorded as provided by Articles 214.1 and 220.1 of the Russian TC.

For the purpose of the sale of securities, expenses in the form of the acquisition cost of securities shall be recognized based on the value of those first acquired (FIFO).

If the Issuer carried out an exchange (conversion) of shares, in case of the sale of shares obtained by the taxpayer as a result of an exchange (conversion), the expenses for acquiring shares that were owned by the taxpayer before their exchange (conversion) shall be recognized as the taxpayer’s documented expenses.

In case of the sale of shares (participatory interests, stock units) obtained by the taxpayer upon the re-organization of entities, their acquisition cost shall be the cost determined in accordance with clauses 4 to 6 of Article 277 of the Russian TC, provided that the taxpayer submits documentary evidence of the acquisition cost for shares (participatory interests, stock units) of re-organized entities.

If the taxpayer has acquired title to securities (including at no cost or with partial payment, as well as via donation or inheritance), for the purpose of income taxation from the sale and purchase (redemption) of securities, the amounts used for the calculation and payment of tax on acquisition (receipt) of such securities and the amount of tax paid by the taxpayer shall be recognized as documented expenses for the acquisition (receipt) of such securities.

270

If upon the acquisition of securities by the taxpayer via donation or inheritance no tax is charged in accordance with clauses 18 and 18.1 of Article 217 of the Russian TC, for the purpose of taxation of income derived by the taxpayer from the sale and purchase (redemption) of securities obtained via donation or inheritance; the documented expenses of the donor (testator) relating to the acquisition of said securities shall also be taken into account.

The amounts paid by the taxpayer for the purchase of securities providing the partial redemption of their nominal value during their circulation shall be recognized as expenses upon said partial redemption pro rata to the share of income obtained from the partial redemption out of the total amount payable.

The positive financial result of the relevant series of transactions calculated for the tax period shall be recognized as the tax base for securities transactions.

The tax base for each series of transactions (transactions with securities traded on the organized market and transactions with securities that are not traded on the organized market) shall be determined separately.

Taxpayers that incurred losses in the previous tax periods from transactions with securities traded on the organized securities market, may reduce the tax base for transactions with securities traded on the organized securities market in the current tax period by the total loss or a part thereof (to carry the loss forward).

In this event, the tax base for the current tax period shall be determined taking into account special considerations provided for by Articles 214.1 and 220.1 of the Russian TC.

Losses derived from transactions with securities traded on the organized securities market and carried forward shall reduce the tax base of the relevant tax periods for said transactions.

No losses derived from transactions with securities that are not traded in the organized securities market may be carried forward.

A taxpayer shall have the right to carry a loss forward during the ten years following the tax period in which such a loss was incurred.

A taxpayer shall have the right to carry over to the current tax period losses which were incurred in the preceding tax periods. A loss which has not been carried forward to the immediately following year may be carried forward in whole or in part to the next year out of the ensuing nine years.

If a taxpayer has incurred losses in more than one tax period, such losses shall be carried forward in the same sequence in which they were incurred.

A taxpayer shall keep documents confirming losses incurred during the entire period in which it reduces the tax base for the current tax period by the amount of losses previously incurred.

A taxpayer shall reflect losses in accordance with Article 220.1 of the Russian TC when submitting its tax return to the tax authority upon expiration of the tax period.

Amounts paid under a trust agreement to a trustee in the form of remuneration and reimbursement for expenses for securities transactions shall be recognized as expenses reducing income from relevant transactions. If the trustor is not a beneficiary under the trust agreement, such expenses shall be recognized when calculating financial results solely for the beneficiary.

If the trust agreement provides for several beneficiaries, income from securities transactions carried out by the trustee in favor of the beneficiary shall be distributed between such beneficiaries according to the terms and conditions of the trust agreement.

If in the process of trustee services transactions are carried out with securities that are traded and/or not traded on the organized securities market, and if during such trustee services some other types of income arise (including income in the form of dividends and interest), the tax base shall be determined separately for transactions with securities traded or not traded on the organized securities market and for each type of income. Expenses that can neither be directly used to reduce the income from transactions with securities both traded and not traded on the organized securities market, nor to reduce the respective type of income, shall be distributed in proportion to each income type.

A negative financial result obtained for some securities transactions carried out by a trustee in the tax period shall reduce the total financial result of the relevant transactions. In this case, the financial result shall be determined separately for transactions with securities traded on the organized securities market and transactions with securities that are not traded on the organized securities market.

A trustee shall be recognized as a tax agent in relation to a person to whom trust services are provided in accordance with the trust agreement.

The tax base for securities transactions shall be determined upon expiration of the tax period.

271

The tax agent (trustee, broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC) shall determine the taxpayer’s tax base for all types of income from transactions carried out by the tax agent in favor of the taxpayer. The trustee, broker, person carrying out the transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC shall be recognized as a tax agent with regard to tax amounts not fully withheld by the issuer of securities, including in case of transactions in favor of the taxpayer, the tax base of which is determined in accordance with Articles 214.3 and 214.4 of the Russian TC.

The amount of the tax shall be calculated, withheld and paid by the tax agent upon the expiration of the tax period or prior to the expiration of the tax period or prior to the expiration of the trust agreement.

Cash payment means the payment by a tax agent of funds to the taxpayer or a third party at the request of the taxpayer, as well as the transfer of funds to the bank account of the taxpayer or a third party at the request of the taxpayer.

The payment of income in kind for the purposes of this clause is the transfer of securities by the tax agent to the taxpayer from the tax agent’s custody account (personal account) or the taxpayer’s custody account (personal account), which is maintained by the tax agent. The transfer of securities by the tax agent at the request of the taxpayer in connection with the securities transactions carried out by the taxpayer shall not be recognized as the payment of income in kind, if the funds under the respective transactions have been fully transferred to the account (including the bank account) of the taxpayer opened with said tax agent.

If the tax agent transfers funds (income in kind) prior to the expiration of the tax period or prior to the expiration of the trust agreement, the tax shall be calculated on the tax base determined in accordance with Article 214.1 of the Russian TC.

To determine the tax base, the tax agent shall calculate the financial result for the taxpayer to whom the funds or income in kind is to be paid as of the date of the income payment. If the amount of funds to be paid to the taxpayer does not exceed the amount calculated for the taxpayer as equal to the financial results of transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent, the tax shall be withheld from the amount of the payment.

If the income is paid in kind, the payment amount shall be determined by the amount of actually incurred documented expenses for the purchase of securities to be transferred to the taxpayer.

If the amounts payable to the taxpayer exceed the amount of financial results calculated for the taxpayer under transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent, the tax shall be withheld from the total amount equal to the amount of financial results calculated for the taxpayer under transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent.

If the tax agent pays funds (income in kind) to the taxpayer more than once during the tax period, the tax amount shall be calculated on a cumulative basis with the set-off of previously paid tax amounts.

If the taxpayer has different types of income (including income taxable at different rates) from transactions carried out by the tax agent in favor of the taxpayer, the sequence of their payment to the taxpayer in the case of cash payments (income in kind) prior to the expiration of the tax period (prior to the expiration of the trust agreement) shall be established as agreed upon between the taxpayer and the tax agent.

If it is impossible to withhold the calculated tax amount (in whole or in part) from the taxpayer, the tax agent (broker, trustee, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) shall within one month following such event notify in writing the tax authority at the place of its registration of the impossibility of such a withholding and of the amount owed by the taxpayer. In this case, the tax shall be paid in accordance with Article 228 of the Russian TC.

Tax agents shall calculate, withhold and transfer the tax withheld from the taxpayer not later than within one month from the date of the expiration of the tax period or the date of the funds payment (securities transfer).

The deduction in the amount of actually incurred documented expenses shall be provided to the taxpayer on the calculation and payment of tax by the tax agent (broker, trustee, management company providing trust services with respect to property forming the mutual investment fund or by any other person performing transactions under a trust agreement, commission agreement, agency agreement or other similar agreement in favor of the taxpayer) or upon the expiration of the tax period, when submitting tax returns to the tax authority.

Specific requirements relating to the determination of the tax base arising from REPO securities and securities borrowing transactions are established by Articles 214.3 and 214.4 of the Russian TC, respectively.

272

Taxation of legal entities:

Tape of tax: Profit tax

Profits shall include the following:

  Revenues from the sale of property rights (income from sales);

  Non-sale income in the form of interest on securities and other debt obligations and/or participation in other entities.

Tax base:

Profits derived by the taxpayer from operations involving the sale or other disposal (including redemption) of securities shall be determined based on the sale price or other disposal of the security, the amount of the accrued interest (coupon) income paid by the purchaser to the taxpayer and the amount of interest (coupon) profit paid to the taxpayer by the Issuer. The amounts of interest (coupon) profit previously recorded for taxation purposes shall not be included in the taxpayer’s profit from the sale or other disposal of securities.

Expenses related to the sale (or other disposal) of securities shall be determined based on the acquisition price of the security (including acquisition expenses), expenses related to the sale of the security, discounts on the estimated value of investment shares and the amount of accrued interest (coupon) profit paid by the taxpayer to the seller of the security. Expenses shall not include accrued interest (coupon) profit previously recorded for taxation purposes.

Securities shall also be recognized as sold (acquired) in the event of the termination of the taxpayer’s obligations to transfer (accept) the respective securities by offsetting counter-claims of the same kind, including via clearing in accordance with Russian laws.

Securities shall be recognized as traded on the organized securities market only if all of the following conditions are met:

1)	They have been admitted to trade by at least one market maker that has the right to do so in accordance with national legislation;

2)

Information on their prices (quotations) is published in the mass media (including electronic mass media) or may be made available by a market maker or other authorized person to any interested person within three years after the date of transactions involving the securities;

3)	Within the last three months preceding the date of the taxpayer’s transactions involving such securities, their market quotation was calculated as required by applicable law.

Applicable law means the law of the State in which securities are circulated (the taxpayer carries out civil law transactions entailing the transfer of title to securities). If it is impossible to clearly establish the territory of the State in which securities transactions were carried out outside of the organized securities market, including transactions carried out through electronic trading systems, the taxpayer may choose the State depending on the location of the seller or the buyer of securities, in accordance with the accounting policy adopted by the taxpayer for taxation purposes.

For taxation purposes, the market quotation of a security is the weighted average price of such security in transactions carried out during one trading day via a Russian securities market maker, including a stock exchange (for securities admitted to trade through such a market maker or stock exchange) or the closing price of said security calculated by a foreign stock exchange for transactions carried out within one trading day through such a stock exchange (for securities admitted to trade on said stock exchange). Where transactions involving one and the same security were carried out by two or more market makers, the taxpayer shall have the right to independently choose the market quotation of any of the market makers. In the event a market maker does not calculate the weighted average price, the weighted average price for the purposes of this Chapter shall be one half of the maximum and minimum prices of transactions carried out during one trading day through such a market maker.

The accrued interest (coupon) profit is a portion of the interest (coupon) profit to be paid under the terms and conditions of the issue of said security calculated in proportion to the number of calendar days elapsed from the date of the issue of the security or the payment date of the last coupon profit up to the date of the transaction (the transfer date of the security).

The market price of securities traded on the organized securities market for taxation purposes is the actual price of the sold or otherwise disposed of securities, if such a price falls between the minimum and maximum prices (the price interval) of transactions involving that security which was registered by the securities market maker, as of the date of the relevant transaction. If a transaction is carried out through a market maker, the transaction date shall be the trading date on which the relevant securities transaction is carried out. If a security is sold outside the organized securities market, the transaction date shall be the date of establishing all material terms and conditions of the transfer of the security, i.e. the date of signing the agreement.

273

If transactions involving one and the same security are carried out on that date via two or more securities market makers, the taxpayer may independently choose a market maker whose price interval values will be used by the taxpayer for taxation purposes.

If securities market makers have no information on the price interval as of the date of the transaction, the taxpayer shall use the price interval effective for the sale of such securities according to securities market makers as of the date of the most recent trade prior to the respective transaction date, provided that such securities were traded at least once during the last three months.

If the taxpayer observes the above-mentioned procedure, the actual price of the sale or other disposal of securities which is within the relevant price range shall be recognized as the market price for taxation purposes.

When securities traded on the organized securities market are sold (purchased) at a price which is below the minimum (higher than the maximum) price for transactions on the organized securities market, the minimum (maximum) price of the transaction on the organized securities market shall be taken for the purpose of determining the financial result.

For securities that are not traded on the organized securities market, the actual transaction price shall be used for taxation purposes, if such a price is between the minimum and maximum prices set on the basis of the estimated price of the security and the price deviation limit. The maximum deviation price for securities that are not traded on the organized securities market shall be 20 percent up or down from the estimated price of such security. Where securities that are not traded on the organized securities market are sold (purchased) at a price which is below the minimum (higher than the maximum) price determined on the basis of the estimated price of the security and the maximum price deviation, the minimum (maximum) price for a transaction determined on the basis of the estimated price of the security, and the maximum price deviation shall be used when determining the financial result for taxation purposes.

The tax base for securities transactions shall be determined by a taxpayer separately, with the exception of the tax base for securities transactions which is determined by professional securities market participants. Taxpayers (except for professional securities market participants engaged in dealer activities) shall determine the tax base for transactions with securities that are traded on the organized securities market separately from the tax base for transactions with securities that are not traded on the organized securities market.

For the purpose of the sale or other disposal of securities, the taxpayer shall independently, in accordance with the accounting policies adopted for taxation purposes, select one of the following methods for writing-off the value of disposed securities to expenses:

1)	Based on the value of those first acquired (FIFO);

2)	At cost per unit.

Taxpayers that incurred a loss (losses) from securities transactions in the preceding tax period or in preceding tax periods may reduce the tax base arising from securities transactions in the accounting (tax) period (to carry forward such losses) in accordance with the procedure and subject to the conditions established by Article 283 of the TC.

Losses from transactions with securities that are not traded on the organized securities market which were incurred in the preceding tax period (preceding tax periods) may be used to reduce the tax base from transactions involving such securities which was determined in the accounting (tax) period. Losses from transactions with securities that are traded on the organized securities market which were incurred in the preceding tax period (preceding tax periods) may be used to reduce the tax base arising from transactions involving the sale of securities of that category.

During the tax period, losses incurred in the respective accounting period from transactions with securities that are traded on the organized securities market and securities that are not traded on the organized securities market shall be carried forward separately within the limits of the profit generated from transactions with such securities.

10.8. Information about declared (accrued) and paid dividends on the Issuer’s shares and about the Issuer’s bond income

10.8.1. Information about declared and paid dividends on the Issuer’s shares

274

Information about declared and/or paid dividends on the Issuer’s shares for the last 5 completed financial years:

2007

Share category, share type (for preferred shares):	Ordinary registered uncertified shares
The Issuer’s management body that decided to declare	General Meeting of Shareholders, June 30, 2008
dividends, date of the decision, date and number of the minutes	(Minutes No. 5 dated July 4, 2008)
of the meeting of the Issuer’s governing body that made the
decision:
Declared dividends per share, RUB:	0.000798
Amount of declared dividends on all shares of this category	380,000,000
(type), RUB:
The date of preparing a resister of persons entitled to receive	May 15, 2008
dividends:
Accounting period (year, quarter) for which (for the results of	2007
which) dividends on the Issuer’s shares are (were) paid:
Established dividend payment period (date):	Within 60 days from the date of the decision to
pay dividends
Form of payment of declared dividends:	In monetary form
Source of dividend payment:	Net profit of the reporting year
Share of declared dividends in the net profit of the reporting	16.55
year, %:
Total amount of paid dividends on the shares of this category	380,000,000
(type), RUB:
Share of paid dividends in the total amount of declared	100
dividends on the shares of this category (type), %:
If the declared dividends were not paid or were paid by the	The declared dividends have been paid in full.
Issuer only partially, the reasons for non-payment of declared dividends:
Other data on the declared and/or paid dividends on the Issuer’s	None
shares to be specified by the issuer at its sole discretion:

2008

No decision to pay (declare) dividends was taken by the Issuer.

2009

No decision to pay (declare) dividends was taken by the Issuer.

2010

Share category, share type (for preferred shares):	Ordinary registered uncertified shares
The Issuer’s management body that decided to declare	General Meeting of Shareholders, June 29, 2011
dividends, date of the decision, date and number of the minutes	(Minutes No. 11 dated July 4, 2011)
of the meeting of the Issuer’s governing body that made the
decision:
Declared dividends per share, RUB:	0.002052
Amount of declared dividends on all shares of this category	2,577,664,000
(type), RUB:
The date of preparing a resister of persons entitled to receive	May 16, 2011
dividends:
Accounting period (year, quarter) for which (for the results of	2010
which) dividends on the Issuer’s shares are (were) paid:
Established dividend payment period (date):	Within 60 days from the date of the decision to
pay dividends
Form of payment of declared dividends:	In monetary form
Source of dividend payment:	Net profit of the reporting year
Share of declared dividends in the net profit of the reporting	4.44
year, %:
Total amount of paid dividends on the shares of this category	2,568,562,886.11
(type), RUB:
Share of paid dividends in the total amount of declared	99.65
dividends on the shares of this category (type), %:

275

If the declared dividends were not paid or were paid by the	The dividends have been paid in full to all persons
Issuer only partially, the reasons for non-payment of declared	registered in the Company’s share register, except
dividends:	for RUB 9,101,113.89* to persons that failed to
notify the Company’s share registrar of changes in
their details, as well as to persons, in respect of
which the Company’s share register contains
incorrect details for the payment of dividends
Other data on the declared and/or paid dividends on the Issuer’s	None
shares:

* According to the Issuer’s Q3 2012 accounting statements, dividends payable to shareholders (founders) for the first 9 months of 2012 increased by RUB 8,627 thousand. This amount, in addition to RUB 9,101 thousand, includes unpaid dividends on the shares of joint stock companies that merged into FGC UES. This amount resulted from incorrect details relating to some holders of securities in the Issuer’s share register for the payment of dividends and was recorded on the balance sheet of the Issuer in the 3rd quarter of 2012 with the return to the account of the Issuer of unpaid dividends transferred upon termination of contracts with the previous registrar of the Issuer’s shareholders (JSC CMD).

2011

No decision to pay (declare) dividends was taken by the Issuer.

10.8.2. Information about accrued and declared income of the Issuer’s bonds

Information on bond issues for which income was paid during the last 5 completed financial years:

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 01 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-01-65018-D (December 2, 2004)
of the bond issue:
Type of income paid on the bonds	5th coupon;	-	-	-	-
of the issue:	6th coupon;
nominal value
Amount of income to be paid on	5th coupon:	-	-	-	-
the bonds of the issue, in monetary	43.88;
terms, per one bond of the issue,	6th coupon::
RUB:	43.88;
nominal
value:
1,000.00
Amount of income to be paid on	5th coupon:	-	-	-	-
the bonds of the issue, in monetary	219,400;
terms, for all bond of the issue,	6th coupon:
RUB thousand:	219,400;
nominal
value:
5,000,000
Established period (date) for	5th coupon:	-	-	-	-
payment of income on the bonds of	June 19,
the issue:	2007;
6th coupon:
December 18,
2007;
nominal
value:
December 18,
2007
Form of payment of income on the	Cash assets	-	-	-	-
bonds of the issue (cash, other
assets):

276

Total amount of income paid on all	5th coupon:	-	-	-	-
bonds of the issue, RUB thousand:	219,400;
6th coupon:
219,400;
nominal
value:
5,000,000
Share of income paid on the bonds	100	-	-	-	-
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 02 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-02-65018-D (May 11, 2005)
of the bond issue:
Type of income paid on the bonds	4th coupon;	6th coupon;	8th coupon;	10th coupon;	-
of the issue:	5th coupon	7th coupon	9th coupon	nominal value
Amount of income to be paid on	4th coupon:	6th coupon:	8th coupon:	10th coupon:	-
the bonds of the issue, in monetary	41.14;	41.14;	41.14;	41.14;
terms, per one bond of the issue,	5th coupon:	7th coupon:	9th coupon:	nominal
RUB:	41.14	41.14	41.14	value:
1,000.00
Amount of income to be paid on	4th coupon:	6th coupon:	8th coupon:	10th coupon:	-
the bonds of the issue, in monetary	287,980;	287,980;	287,980;	287,980;
terms, for all bond of the issue,	5th coupon:	7th coupon:	9th coupon:	nominal
RUB thousand:	287,980	287,980	287,980	value:
7,000,000
Established period (date) for	4th coupon:	6th coupon:	8th coupon:	10th coupon:	-
payment of income on the bonds of	June 26,	June 24,	June 23,	June 22,
the issue:	2007;	2008;	2009;	2010;
	5th coupon:	7th coupon:	9th coupon:	nominal
	December 25,	December 23,	December 22,	value: June
	2007	2008	2009	22, 2010
Form of payment of income on the	Cash assets	Cash assets	Cash assets	Cash assets	-
bonds of the issue (cash, other
assets):
Total amount of income paid on all	4th coupon:	6th coupon:	8th coupon:	10th coupon:	-
bonds of the issue, RUB thousand:	287,980;	287,980;	287,980;	287,980;
	5th coupon:	7th coupon:	9th coupon:	nominal
	287,980	287,980	287,980	value:
7,000,000
Share of income paid on the bonds	100	100	100	100	-
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

277

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 03 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-03-65018-D (November 24, 2005)
of the bond issue:
Type of income paid on the bonds	3rd coupon;	5th coupon;	-	-	-
of the issue:	4th coupon	6th coupon;
nominal value
Amount of income to be paid on	3rd coupon:	5th coupon:	-	-	-
the bonds of the issue, in monetary	35.40;	35.40;
terms, per one bond of the issue,	4th coupon:	6th coupon:
RUB:	35.40	35.40;
nominal
value:
1,000.00
Amount of income to be paid on	3rd coupon:	5th coupon:	-	-	-
the bonds of the issue, in monetary	247,800;	247,800;
terms, for all bond of the issue,	4th coupon:	6th coupon:
RUB thousand:	247,800	247,800;
nominal
value:
7,000,000
Established period (date) for	3rd coupon:	5th coupon:	-	-	-
payment of income on the bonds of	June 15,	June 13,
the issue:	2007;	2008;
	4th coupon:	6th coupon:
	December 14,	December 12,
	2007	2008;
nominal
value:
December 12,
2008
Form of payment of income on the	Cash assets	Cash assets	-	-	-
bonds of the issue (cash, other
assets):
Total amount of income paid on all	3rd coupon:	5th coupon:	-	-	-
bonds of the issue, RUB thousand:	247,800;	246,030*;
	4th coupon:	6th coupon:
	247,800	246,030*;
nominal
value:
7,000,000*
Share of income paid on the bonds	100	100	-	-	-
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

* In the course of the reorganization of FGC UES, the Issuer’s creditors were notified of their right to demand early repayment of obligations. With respect to series 03 bonds, the creditors filed a demand for early redemption of 50,000 (fifty thousand) bonds.

278

Early redemption of series 03 bonds with a nominal value of RUB 50,000,000 (fifty million) took place on June 3, 2008. As of the date of the early redemption of series 03 bonds, an accrued coupon income of RUB 1,673,000 (one million, six hundred and seventy three thousand) at RUB 33 (thirty-three) and 46 (forty-six) kopecks per bond was paid.

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 04 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-04-65018-D (September 7, 2006)
of the bond issue:
Type of income paid on the bonds	1st coupon;	3rd coupon;	5th coupon;	7th coupon;	9th coupon;
of the issue:	2nd coupon	4th coupon	6th coupon	8th coupon	10th coupon;
nominal value
Amount of income to be paid on	1st coupon:	3rd coupon:	5th coupon:	7th coupon:	9th coupon:
the bonds of the issue, in monetary	36.40;	36.40	36.40	36.40	36.40;
terms, per one bond of the issue,	2nd coupon:	4th coupon:	6th coupon:	8th coupon:	10th coupon:
RUB:	36.40	36.40	36.40	36.40	36.40;
nominal
value:
1,000.00
Amount of income to be paid on	1st coupon:	3rd coupon:	5th coupon:	7th coupon:	9th coupon:
the bonds of the issue, in monetary	218,400;	218,400;	218,400;	218,400;	218,400;
terms, for all bond of the issue,	2nd coupon:	4th coupon:	6th coupon:	8th coupon:	10th coupon:
RUB thousand:	218,400	218,400	218,400	218,400	218,400;
nominal
value:
6,000,000
Established period (date) for	1st coupon:	3rd coupon:	5th coupon:	7th coupon:	9th coupon:
payment of income on the bonds of	April 12,	April 10,	April 9, 2009;	April 8, 2010;	April 7, 2011;
the issue:	2007;	2008;	6th coupon:	8th coupon:	10th coupon:
	2nd coupon:	4th coupon:	October 8,	October 7,	06.10.2011;
	October 11,	October 9,	2009	2010	nominal
	2007	2008			value:
October 6,
2011
Form of payment of income on the	Cash assets	Cash assets	Cash assets	Cash assets	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	1st coupon:	3rd coupon:	5th coupon:	7th coupon:	9th coupon:
bonds of the issue, RUB thousand:	218,400;	218,400;	218,400;	218,400;	218,400;
	2nd coupon:	4th coupon:	6th coupon:	8th coupon:	10th coupon:
	218,400	218,400	218,400	218,400	218,400;
nominal
value:
6,000,000
Share of income paid on the bonds	100	100	100	100	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

279

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 05 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-05-65018-D (September 7, 2006)
of the bond issue:
Type of income paid on the bonds	1st coupon;	3rd coupon;	5th coupon;	-	-
of the issue:	2nd coupon;	4th coupon;	6th coupon;
nominal value
Amount of income to be paid on	1st coupon:	3rd coupon:	5th coupon:	-	-
the bonds of the issue, in monetary	35.90;	35.90;	35.90;
terms, per one bond of the issue,	2nd coupon:	4th coupon:	6th coupon:
RUB:	35.90	35.90	35.90;
nominal
value:
1,000.00
Amount of income to be paid on	1st coupon:	3rd coupon:	5th coupon:	-	-
the bonds of the issue, in monetary	179,500;	179,500;	179,500;
terms, for all bond of the issue,	2nd coupon:	4th coupon:	6th coupon:
RUB thousand:	179,500	179,500	179,500;
nominal
value:
5,000,000
Established period (date) for	1st coupon:	3rd coupon:	5th coupon:	-	-
payment of income on the bonds of	June 5, 2007;	June 3, 2008;	June 2, 2009;
the issue:	2nd coupon:	4th coupon:	6th coupon:
	December 4,	December 2,	December 1,
	2007	2008	2009;
nominal
value:
December 1,
2009
Form of payment of income on the	Cash assets	Cash assets	Cash assets	-	-
bonds of the issue (cash, other
assets):
Total amount of income paid on all	1st coupon:	3rd coupon:	5th coupon:	-	-
bonds of the issue, RUB thousand:	179,500;	179,500;	178,782*;
	2nd coupon:	4th coupon:	6th coupon:
	179,500	178,782*	178,782*;
		nominal	nominal
		value: 20,000*	value:
4,980,000*
Share of income paid on the bonds	100	100	100	-	-
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

* In the course of the reorganization of FGC UES, the Issuer’s creditors were notified of their right to demand early repayment of obligations. With respect to series 05 bonds, the creditors filed a demand for early redemption of 20,000 (twenty thousand) bonds.

280

Early redemption of series 05 bonds with a nominal value of RUB 20,000,000 (twenty million) took place on the date of payment of 3rd bond coupon on June 3, 2008.

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 06 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-06-65018-D (November 5, 2009)
of the bond issue:
Type of income paid on the bonds	-	-	-	-	1st coupon;
of the issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					35.65;
terms, per one bond of the issue,					2nd coupon:
RUB:					35.65
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					356,500;
terms, for all bond of the issue,					2nd coupon:
RUB thousand:					356,500
Established period (date) for	-	-	-	-	1st coupon:
payment of income on the bonds of					March 29,
the issue:					2011;
2nd coupon:
September 27,
2011
Form of payment of income on the	-	-	-	-	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	-	-	-	-	1st coupon:
bonds of the issue, RUB thousand:					356,500;
2nd coupon:
356,500
Share of income paid on the bonds	-	-	-	-	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 07 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-07-65018-D (November 5, 2009)
of the bond issue:
Type of income paid on the bonds	-	-	-	-	1st coupon:
of the issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					37.40;
terms, per one bond of the issue,					2nd coupon:
RUB:					37.40
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					187,000;
terms, for all bond of the issue,					2nd coupon:
RUB thousand:					187,000
Established period (date) for	-	-	-	-	1st coupon:
payment of income on the bonds of					April 29,
the issue:					2011;
2nd coupon:
October 28,
2011

281

Form of payment of income on the	-	-	-	-	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	-	-	-	-	1st coupon:
bonds of the issue, RUB thousand:					187,000;
2nd coupon:
187,000
Share of income paid on the bonds	-	-	-	-	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 08 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-08-65018-D (November 5, 2009)
of the bond issue:
Type of income paid on the bonds	-	-	-	-	1st coupon:
of the issue:					2nd coupon:
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					35.65;
terms, per one bond of the issue,					2nd coupon:
RUB:					35.65
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					356,500;
terms, for all bond of the issue,					2nd coupon:
RUB thousand:					356,500
Established period (date) for	-	-	-	-	1st
payment of income on the bonds of					coupon:Marc
the issue:					h 29, 2011;
2nd coupon:
September 27,
2011
Form of payment of income on the	-	-	-	-	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	-	-	-	-	1st coupon:
bonds of the issue, RUB thousand:					356,500;
2nd coupon:
356,500
Share of income paid on the bonds	-	-	-	-	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

282

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 09 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-09-65018-D (November 5, 2009)
of the bond issue:
Type of income paid on the bonds	-	-	-	-	1st coupon;
of the issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					39.84;
terms, per one bond of the issue,					2nd coupon:
RUB:					39.84
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					199,200;
terms, for all bond of the issue,					2nd coupon:
RUB thousand:					199,200
Established period (date) for	-	-	-	-	1st coupon:
payment of income on the bonds of					April 29,
the issue:					2011;
2nd coupon:
October 28,
2011
Form of payment of income on the	-	-	-	-	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	-	-	-	-	1st coupon:
bonds of the issue, RUB thousand:					199,200;
2nd coupon:
199,200
Share of income paid on the bonds	-	-	-	-	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 10 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-10-65018-D (November 5, 2009)
of the bond issue:
Type of income paid on the bonds	-	-	-	-	1st coupon;
of the issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					38.64;
terms, per one bond of the issue,					2nd coupon:
RUB:					38.64
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					386,400;
terms, for all bond of the issue,					2nd coupon:
RUB thousand:					386,400

283

Established period (date) for	-	-	-	-	1st coupon:
payment of income on the bonds of					March 29,
the issue:					2011;
2nd coupon:
September 27,
2011
Form of payment of income on the	-	-	-	-	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	-	-	-	-	1st coupon:
bonds of the issue, RUB thousand:					386,400;
2nd coupon:
386,400
Share of income paid on the bonds	-	-	-	-	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:
If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income			None
to be specified by the issuer at its
sole discretion:

Indicator	2007	2008	2009	2010	2011
Category of securities (bonds),	Non-convertible interest-bearing certified series 11 bearer bonds with mandatory centralized custody series, form and other identifying
characteristics of the bonds issue:
State registration date and number	4-11-65018-D (November 5, 2009)
of the bond issue:
Type of income paid on the bonds	-	-	-	-	1st coupon;
of the issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					39.84;
terms, per one bond of the issue,					2nd coupon:
RUB:					39.84
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the issue, in monetary					398,400;
terms, for all bond of the issue,					2nd coupon:
RUB thousand:					398,400
Established period (date) for	-	-	-	-	1st coupon:
payment of income on the bonds of					April 29,
the issue:					2011;
2nd coupon:
October 28,
2011
Form of payment of income on the	-	-	-	-	Cash assets
bonds of the issue (cash, other
assets):
Total amount of income paid on all	-	-	-	-	1st coupon:
bonds of the issue, RUB thousand:					398,400;
2nd coupon:
398,400
Share of income paid on the bonds	-	-	-	-	100
of the issue in the total amount of
income to be paid on the bonds of
the issue,%:

284

If the bond income was not paid or	The income payable was paid in full.
was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond income	None
to be specified by the issuer at its
sole discretion:

10.9. Other data:

Other information about the Issuer and its securities the disclosure of which is provided for by the Federal Law on the Securities Market or other federal laws: None

285

Annex 1. RAS Financial Statements for 2009

AUDITOR’S REPORT

on Statutory accounting statements

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”

Auditor

ZAO PricewaterhouseCoopers Audit.

State registration certificate No. 008.890, issued by Moscow Registration Bureau on 28 February 1992.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1027700148431 issued by the Interregional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for the Moscow City on 22 August 2002.

Member of non-profit partnership “Audit Chamber of Russia” (NP ACR) being a self-regulatory organization of auditors – registration number 870 in the register of NP ACR members.

Major registration record number (ORNZ) in the register of auditors and audit organizations 10201003683.

Client

Open Joint Stock Company “Federal Grid Company of Unified Energy System”.

117630, Moscow, Akademika Chelomeya str., 5a

State registration certificate # 21081 series LO-002 issued by Leningrad region Registration Bureau on June 25, 2002, number in the Unified State Register of Legal Entities # 00/03124.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for the Tosno district of Leningrad region on August 20, 2002.

AUDITOR OPINION

on Statutory accounting statements Open Joint Stock Company “Federal Grid Company of Unified Energy System”

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”:

1.	We have audited the attached Statutory accounting statements of Open Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter – the Company) for the period from 1 January up to 31 December 2009. Statutory accounting statements of the Company consist of Balance Sheet, Profit and Loss Account, Statement of Changes in Equity, Cash Flow Statement, Supplement to the Balance Sheet, Explanatory Notes (hereinafter all the statements together are called “Statutory accounting statements”). The Statutory accounting statements were prepared by the management of the Company in accordance with the legislation of Russian Federation applicable to Statutory accounting reports. Such Statutory accounting statements differ to a significant extent from those prepared in accordance with International Financial Reporting Standards.

2.	Preparation of the Statutory accounting statements is the responsibility of management of the Company. Our responsibility as auditors is to express our opinion on the fair presentation, in all material respects, of these Statutory accounting statements based on our audit.

3.	We conducted our audit in accordance with The Federal Law “On auditing activity”, Federal Auditing Standards, International Standards on Auditing and our internal standards.

Our audit was planned and performed to obtain reasonable assurance about whether the Statutory accounting statements are free of material misstatement. The audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statutory accounting statements, assessing compliance with accounting principles, techniques and rules of Statutory accounting statements preparation, evaluating significant estimates made by the management of the Company and the overall Statutory accounting statements presentation. We believe that our audit provides a reasonable basis for our opinion on these Statutory accounting statements.

In our opinion, the Statutory accounting statements of the Company attached to this report have been properly prepared to present fairly, in all material respects, the financial position of the Company as at 31 December 2009 and financial results of its operations for the period from 1 January up to 31 December 2009 in accordance with the legislation of Russian Federation applicable for Statutory accounting statements preparation.

1 April 2010

Director of ZAO D.W. Gray

Statutory auditor S.G. Mescherina
Certificate No K005491
for general audit
(termless)

Below on pages from 482 to 524 there are forms of 2009 Financial Statements and the Explanatory Note.

TRANSLATOR’S EXPLANATORY NOTE: The translation of the Financial Statements is provided as a free translation from Russian, which is the official and binding version.

BALANCE SHEET

		Codes
Form NI on OKUD		710001
as at 31 December 2009	Date (year, month, day)	2009/12/31

Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy System’	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

Address	117630, Moscow, Ak. Chelomeya st., 5A

Date of approval Date of dispatch (acceptance)	30.03.2010

Assets	Line code	At beginning of reporting year	At end of reporting period
1	2	3	4
1. NON-CURRENT ASSETS
Intangible assets	110	1 535 909	1 396 257
including:
patent rights, software, trademarks and other similar assets	111	899 364	977 021
other intangible assets	112	636 545	419 236
Fixed assets	120	157 129 616	151 603 670
including:
plots of land and natural resources	121	39 273	156 495
buildings, machinery and equipment, constructions	122	155 676 946	149 628 614
other fixed assets	123	1 413 397	1 818 561
Construction in progress	130	150 373 965	216 529 585
including:
equipment for installation	131	13 418 743	18 484 815
investments in fixed assets	132	136 955 222	198 044 770
Income-bearing investments in tangible assets	135	—	—
Long-term financial investments	140	207 778 567	66 970 387
Deferred tax asset	145	—	—
Other non-current assets	150	1 653 608	1 415 088
Total Section 1	190	518 471 665	437 914 987
II. CURRENT ASSETS
Inventories	210	3 305 661	2 427 514
including:
Raw, materials and other inventories	211	1 728 321	2 262 155
Work in progress	213	—	—
Finished goods and goods for resale	214	84 863	29 993
Expenses related to future periods	216	1 492 477	135 366
Other inventories and expenses	217	—	—
Value Added Tax on goods purchased	220	1 961 283	2 070 794
Accounts receivable (payment expected beyond 12 months of the reporting date)	230	10 871 826	20 492 819
including:
buyers and customers	231	—	185 910
advances issued	234	14 413	36
other debtors	235	10 857 413	20 306 873
Accounts receivable (payment expected within 12 months of the reporting date)	240	107 347 626	117 170 891
including:
buyers and customers	241	5 053 894	8 949 413
shareholders indebtedness to Charter Capital	242	—	—
advances issued	243	68 970 457	67 036 337
other debtors	244	33 323 275	41 185 141
Short-term investments	250	49 390 019	69 127 725
Cash	260	5 640 064	11 312 141
including:
cash on hand	261	2 617	2 439
cash at bank	262	5 635 181	11 305 731
foreign currency accounts	263	—	—
financial documents	264	13	9
other cash	265	2 253	3 962
Other current assets	270	—	—
Total Section II	290	178 516 479	222 601 884
TOTAL SECTIONS I and II	300	696 988 144	660 516 871

Equity and liabilities	Line code	At beginning of reporting year	At end of reporting year
1	2	3	4
III. EQUITY AND RESERVES
Charter capital	410	576 757 098	576 757 098
Own shares buy-back	411	—	—
Additional capital	420	59 502 413	59 386 652
Legal reserve	430	9 910 770	10 134 044
Retained earnings (loss)	460	(6 841 528)	(6 944 397)
Current year loss	475	—	(59 865 994)
Total Section III	490	639 328 753	579 467 403
IV. NON-CURRENT LIABILITIES
Borrowings and bank loans	510	18 000 000	6 000 000
Deferred tax liabilities	515	517 859	1 435 064
Other non-current liabilities	520	130	5 098
Total Section IV	590	18 517 989	7 440 162
V. CURRENT LIABILITIES
Borrowings and bank loans	610	16 161 487	7 481 469
Accounts payable	620	22 601 947	65 802 620
including:
Payable to suppliers and contractors	621	10 175 866	11 018 708
Payable to staff	622	76 713	134 473
Payable to state non-budget funds	623	15 102	18 906
Taxes payable	624	295 113	653 884
Advances received	627	7 096 192	7 114 653
Other creditors	625	4 942 961	46 861 996
Payable to participants (shareholders)	630	84 474	46 898
Income of future periods	640	293 494	278 319
Reserves for future expenses and payments	650	—	—
Other current liabilities	660	—	—
Total Section V	690	39 141 402	73 609 306
TOTAL SECTIONS III, IV, V	700	696 988 144	660 516 871

REFERENCE ON ITEMS ACCOUNTED ON OFF-BALANCE SHEET ACCOUNTS

Narrative	Line code	At beginning of reporting year	At end of reporting year
1	2	3	4
Rented fixed assets	910	3 272 196	6 189 371
thereof by leasing	911	—	—
Working and fixed assets received for storing	920	812 468	633 348
Goods on commission	930	—	—
Bad debts of insolvent debtors written off to losses	940	—	414 819
Securities of liabilities and payments received	950	58 437 451	70 943 984
Securities of liabilities and payments issued	960	1 175 189	30 815
Housing stock depreciation	970	—	—
Depreciation of auxiliary engineering facilities and other similar items	980	—	—
Intangible assets obtained for usage	990	—	—
Registered high-security forms	1000	7	11

Chief Executive Officer			Chief Accountant
	(signature)	(last name)		(signature)	(last name)

PROFIT AND LOSS ACCOUNT		Codes
	Form N2 on OKUD	710002
for 2009	Date (year, month, day)	2009/12/31
Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy System’	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

Narrative	Line code	For reporting period	For the same period of the previous year
1	2	3	4
Income from and expenses on ordinary activities
Sales of goods, products, work, services (less VAT, excise duty and other similar compulsory payments)	010	85 077 809	68 485 030
including:
electric power transmission services	011	80 173 317	66 128 765
other sales	012	4 904 492	2 356 265
Costs of goods, products, work, services sold	020	(64 079 927)	(58 977 340)
including:
electric power transmission services	021	(62 732 093)	(57 107 753)
other sales	022	(1 347 834)	(1 869 587)
Total revenue (loss)	029	20 997 882	9 507 690
Sales expenses	030	—	—
General business expenses	040	(5 128 305)	(4 351 940)
Gross profit (loss) from sales	050	15 869 577	5 155 750
Other income and expenses
Interest receivable	060	7 291 952	6 806 385
Interest payable	070	(1 717 506)	(2 385 645)
Participation in other companies	080	717 256	223 272
other income	090	105 760 531	31 347 105
Other expenses	100	(181 970 591)	(34 970 048)
Income (loss) from operations	140	(54 048 781)	6 176 819
Theoretical income tax gain (charge) (140 x 24% 2008. x 20% 2009)	143	10 809 756	(1 482 437)
Permanent tax liabilities (assets)	200	(16 588 331)	(1 952 589)
Deferred tax assets	141	(180 217)	6 767
Deferred tax liabilities	142	(722 009)	(216 856)
Current income tax	150	(4 876 349)	(3 224 937)
Other similar compulsory payments	151	(4 642)	461 546
Income tax adjustment for previous periods	152	(33 996)	1 262 136
Net profit (loss) for the reporting year	190	(59 865 994)	4 465 475
REFERENCE
Basic earnings (loss) per share	201	(5 190)	575
Diluted earnings (loss) per share	202	—	—

BREAKDOWN OF SPECIFIC INCOMES AND EXPENSES

	Line	For reporting period		For the similar period of the previous year
Narrative	code	income	expense	income	expense
1	2	3	4	5	6
Fines and penalties recognized by court or those on which there are judgments of a court (or arbitrage court) on their recovery	230	397 323	40 390	152 738	1 861
Profit (loss) of previous years	240	412 431	521 681	115 403	288 008
Compensation for damages caused by default on obligations or by improper fulfillment of obligations	250	—	—	—	—
Exchange rate differences	260	26 455	15 949	8 065	15 619
Revaluation reserve	270	X	9 404 732	X	5 028 828
Write-off of debtor and creditor indebtedness on which the period of limitation has expired	280	6 556	9 122	25 169	17 230
		—	—	—	—

Chief Executive Officer	Chief Accountant

FLOW OF EQUITY AND FUNDS		Codes
	Form N3 on OKUD	710003
for 2009	Date (year, month, day)	2009/12/31
Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy System’	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

I. Changes in equity

	Line	Charter	Additional	Reserve	Accumulated
Narrative	code	capital	capital	capital	profit/loss	Total
1	2	3	4	5	6	7
Balance as of 31 December of the year antecedent to the previous year	010	180 691 104	16 994 046	4 657 605	2 442 736	204 785 491
2008
previous year
Changes in accounting policy	011	X	X	X	—	—
Revaluation of fixed assets	012	X	4 099 955	X	1 601	4 101 556
Changes in accounting rules	013	X	—	X	—	—
Balance as of 1 January of the previous year	020	180 691 104	21 094 001	4 657 605	2 444 337	208 887 047
Exchange rate difference	023	X	—	X	X	—
Net profit (loss)	025	X	X	X	4 465 475	4 465 475
Dividends	026	X	X	X	380 000	(380 000)
Allocations to reserves	030	X	X	1 916 167	(1 916 167)	—
Increase of capital due to	040	396 065 994	31 663 260	3 336 998	22 138 655	453 204 907
additional shares issue	041	57 482 627	X	X	X	57 482 627
increase of share par value	042	—	X	X	X	—
reorganization of legal entity	043	338 583 367	21 316 409	3 336 998	22 138 655	385 375 429
other	044	—	10 346 851	—	—	10 346 851
Decrease of capital due to	050	—	(159 901)	—	159 901	—
decrease in value of shares	051	—	X	X	X	—
reduction in number of shares	052	—	X	X	X	—
reorganization of legal entity	053	—	X	X	—	—
other	054	—	(159 901)	—	159 901	—
Balance as of 31 December of the previous year	060	576 757 098	52 597 360	9 910 770	26 912 201	666 177 429
2009
Current year
Changes in accounting policy	061	X	X	X	(33 836 387)	(33 836 387)
Results of property evaluation	062	X	6 905 053	X	(20 914)	6 884 139
Changes in accounting rules	063	X	—	X	103 572	103 572
Balance as of 1 January of the current year	100	576 757 098	59 502 413	9 910 770	(6 841 528)	639 328 753
Exchange rate differences	103	X	—	X	X	—
Net profit	105	X	X	X	(59 865 994)	(59 865 994)
Dividends	106	X	X	X	—	—
Contributions to legal reserves	110	X	X	223 274	(223 274)	—
Increase of capital due to	120	—	—	X	4 644	4 644
additional shares issue	121	—	X	X	X	—
increase of share par value	122	—	X	X	X	—
reorganization of legal entity	123	—	X	X	X	—
other	124	—	—	—	4 644	4 644
Decrease of capital due to	130	—	(115 761)	X	115 761	—
decrease in value of shares	131	—	X	X	X	—
reduction in number of shares	132	—	X	X	X	—
reorganization of legal entity	133	—	X	X	—	—
other	134	—	(115 761)	—	115 761	—
Balance as of 31 December of the current year	140	576 757 098	59 386 652	10 134 044	(66 810 391)	579 467 403

II. Reserves

	Line
Narrative	code	Balance b/f	Additions	Disposals	Balance
1	2	3	4	5	6
Legal reserves formed in accordance with legislation
reserve
previous year	150	4 657 605	5 253 165	—	9 910 770
current year	151	9 910 770	223 274	—	10 134 044
Legal reserves formed in accordance with foundation documents reserve
previous year	152	—	—	—	—
current year	153	—	—	—	—
Provisions
Doubtful debt provision
previous year	160	883 464	2 424 875	(1 722 613)	1 585 726
changes in accounting policy	160a	1 585 726	33 836 387	—	35 422 113
current year	161	35 422 113	5 902 136	(20 017 408)	21 306 841
Provision for impairment of financial investments
previous year	162	2 474 081	2 690 733	—	5 164 814
current year	163	5 164 814	3 502 596	(75)	8 667 335

REFERENCES

Narrative	Line code	At beginning of reporting year	At the end of reporting year
1	2	3	4
1) Net assets	200	639 622 247	579 745 722

		From budget		From non-budget funds
	Line code	For reporting year	For previous year	For reporting year	For previous year
	2	3	4	5	6
2) Received for:
ordinary activity expenses - total	210	—	322	119	144
capital investments	220	—	—	—	—
other	230	—	322	119	144

Chief Executive Officer	Chief Accountant

CASH FLOW STATEMENT		Codes
Form N4 on OKUD		710004
for 2009	Date (year, month, day)	2009/12/31
Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

	Line		For the same period
Narrative	code	For the current year	of the previous year
1	2	3	4
Cash at the beginning of the reporting year	010	5 640 051	12 991 358
Cash movement - operating activity
Total cash received from customers and clients	020	94 010 235	80 973 311
Foreign currency purchase	030	290 642	200 661
Insurance compensation	040	—	—
Other income	050	13 414 676	59 958 954
Total cash used for:
payments for purchased goods, work, services, materials and other current assets	150	(43 950 985)	(62 654 338)
wages and salaries payments	160	(5 589 044)	(5 857 276)
dividend paid, interest paid	170	(2 122 038)	(2 427 161)
settlements of taxes and duties	180	(6 142 236)	(26 927 880)
insurance payments	181	—	—
other payments	190	(2 185 427)	(4 756 891)
Net cash from operating activity	200	47 725 823	38 509 380
Cash movement - investing activity
Sales of fixed assets and other non-current assets	210	307 731	500 929
Sales of securities and other financial investments	220	276 911 503	15 019 375
Dividend received	230	860 603	489 968
Interest received	240	3 118 353	3 805 783
Redemption of loans provided to other entities	250	—	—
Other income	260	—	—
Cash assets used for:
subsidiaries acquisition	280	(8 499 011)	(2 195 420)
acquisition of fixed assets, income-bearing investments
and intangible assets	290	(99 466 324)	(116 779 671)
acquisition of securities and other financial investments	300	(235 405 935)	(15 783 362)
loans granted to entities	310	(6 653)	(780)
other expense	320	(7 611)	(56 126)
Net cash from investing activity	340	(62 187 344)	(114 999 304)
Cash movement - financing activity
Proceeds from issue of shares and other equity instruments	350	40 180 434	20 424 586
Loans and credits received	360	4 000 000	56 107 063
Other income	380	—	—
Cash assets used for:
repayment of loans and credits (without interest)	390	(23 980 000)	(7 331 770)
other expense	405	(66 832)	(61 262)
Net cash from financing activity	410	20 133 602	69 138 617
Net increase (decrease) in cash and cash equivalents	420	5 672 081	(7 351 307)
Cash at the end of the reporting year	430	11 312 132	5 640 051
Ruble exchange rate difference	440	—	—

Chief Executive Officer	Chief Accountant

SUPPLEMENT TO THE BALANCE SHEET			Codes
Form N 5 on OKUD			710005
for 2009	Date (year, month, day)		2009/12/31

Company Company Open Joint-Stock Company Federal Grid Company of Unified Energy System’		OKPO	56947007
Taxpayer identification number		INN	4716016979
Field of activity Electric power transmission		OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/Russian mixed ownership with state share		OKOPF/OKFS	47/41
Unit of measure:	thousands of RR	OKEI	384/385

INTANGIBLE ASSETS

Narrative	Line Code	At beginning of reporting year	Additions	Disposals	At end of reporting period
1	2	3	4	5	6
Intellectual property (exclusive rights to intellectual property)	010	924 746	363 497	—	1 288 243
including the rights:
of the patent holder on invention industrial design, utility model	011	—	9 715	—	9 715
of software, database owner	012	924 500	353 782	—	1 278 282
of the integrated circuit layout owner	013	—	—	—	—
of the trademark, servicemark owner names of origin of goods owner	014	246	—	—	246
of plant patent holder	015	—	—	—	—
Administration expenses	020	—	—	—	—
Goodwill	030	—	—	—	—
Other	040	1 054 619	—	—	1 054 619
Total	045	1 979 365	363 497	—	2 342 862

Narrative	Line code	At begining of reporting year	At end of reporting period
1	2	3	4
Amortization of intangible assets - total	050	443 456	946 605
including:
intellectual property	051	24 946	310 648

FIXED ASSETS

Narrative	Line code	At beginning of reporting year	Additions	Disposals	At end of reporting period
1	2	3	4	5	6
Buildings	110	14 958 688	1 642 214	(57 588)	16 543 314
Constructions and transfer mechanisms	111	164 374 412	1 944 212	(409 707)	165 908 917
Machinery and equipment	112	74 852 470	13 469 164	(1 089 988)	87 231 646
Means of transportation	113	1 453 723	664 044	(51 903)	2 065 864
Production and work appliances	114	974 537	194 973	(36 203)	1 133 307
Working livestock	115	—	—	—	—
Productive livestock	116	—	—	—	—
Perennial plants	117	—	—	—	—
Other types of fixed assets	118	223 570	87 172	(18 929)	291 813
Plots of land and natural resources	119	39 273	117 222	—	156 495
Investments in reclamation	120	—	—	—	—
Total	130	256 876 673	18 119 001	(1 664 318)	273 331 356

Narrative	Line code	At beginning of reporting year	At end of reporting period
1	2	3	4
Depreciation of fixed assets - total	140	99 747 057	121 727 686
including:
buildings and constructions	141	74 208 142	88 232 724
machinery, equipment, means of transportation	142	24 918 279	32 655 704
other	143	620 636	839 258
Fixed asset leased out - total	150	8 581 605	4 896 221
including:
buildings and constructions	151	6 103 352	4 069 233
machinery, equipment, means of transportation	152	2 301 452	797 993
other	153	176 801	28 995
Fixed assets transferred to conservation	155	2 237	8 354
Fixed assets leased in - total	160	3 272 196	6 189 371
including:
buildings and constructions	161	2 026 725	2 437 885
machinery, equipment, means of transportation	162	1 229 600	1 521 222
other	163	15 871	2 230 264
Fixed assets received and being in the process of state registration	165	2 674 939	5 241 196

	Line code	At beginning of reporting year	At beginning of previous year
	2	3	4
REFERENCE
Result of fixed assets revaluation:	170	6 884 139	4 101 556
historical (recovered) value	171	10 350 330	6 363 381
depreciation	172	3 466 191	2 261 825

	Line	At beginning of	At end of reporting
	2	3	4
Changes in fixed assets value as a result of fitting-out, rigging up, reconstruction, partial liquidation	180	1 465 469	1 873 833

INCOME-BEARING PROPERTY

Narrative	Line code	At beginning of reporting year	Additions	Disposals	At end of reporting period
1	2	3	4	5	6
Property for lease-out	210	—	—	—	—
Property for hiring	220	—	—	—	—
Other	230	—	—	—	—
Total	240	—	—	—	—

	Line code	At beginning of reporting year	At end of reporting period
	2	3	4
Depreciation of income-bearing property	250	—	—

RESEARCH AND DEVELOPMENT COSTS

Narrative	Line code	At beginning of reporting year	Additions	Disposals	At end of reporting period
l	2	3	4	5	6
Total Research and Development costs	310	499 747	357 354	(106 100)	751 001
including:	311	—	—	—	—
research of FACTS systems	312	4 000	—	(2 000)	2 000
other	313	495 747	357 354	(104 100)	749 001

REFERENCE.

	Line code	At beginning of reporting year	At end of reporting period
	2	3	4
Costs related to Research and Development in progress	320	486 564	677 196

	Line code	For reporting period	For the same period of the previous year
	2	3	4
Costs related to Research and Development without positive outcome which were charged to non-operating expenses	330	—	—

NATURAL RESOURCES DEVELOPMENT COSTS

	Line	Balance at beginning			Balance at end of
Narrative	code	of reporting year	Additions	Disposals	reporting period
l	2	3	4	5	6
Total natural resources development costs	410	—	—	—	—
including:
	411	—	—	—	—
	412	—	—	—	—
	413	—	—	—	—

REFERENCE

	Line code	At beginning of reporting year	At end of reporting period
	2	3	4
Expenses attributable to those areas of subsoil where prospecting and evaluation of deposits, exploration and/or hydrological survey and other similar works have not been finalized	420	—	—

REFERENCE

	Line code	For reporting period	For the same period of the previous year
	2	3	4
Expenses attributable to natural resources development without positive outcome, which were charged to non-operating expenses of the current period	430	—	—

FlNANCIAL INVESTMENTS

		Long-term		Short-term
Narrative	Line	at beginning of	at end of reporting	at beginning of	at end of reporting
1	2	3	4	5	6
Investments in share capital of other entities - total	510	150 897 718	66 194 804	—	—
including subsidiaries	511	120 868 894	58 903 317	—	—
State and municipal securities	515	—	—	—	—
Securities of other entities	520	56 574 551	469 301	48 482 663	44 190 554
including debt securities (debentures, promissory notes)	521	56 574 551	469 301	48 482 663	44 190 554
Loans granted	525	296 461	303 113	887 671	887 671
Deposits	530	—	—	—	24 049 500
Other	535	9 837	3 169	19 685	—
Total	540	207 778 567	66 970 387	49 390 019	69 127 725
Financial investments at current market value from total Investments in share capital of other entities-total	550	136 404 713	47 075 372	—	—
including subsidiaries	551	109 406 501	40 338 195	—	—
State and municipal securities	555	—	—	—	—
Securities of other entities	560	—	—	—	—
including debt securities (debentures, promissory notes)	561	—	—	—	—
Other	565	—	—	—	—
Total	570	136 404 713	47 075 372	—	—

REFERENCE

	Line	For reporting period	For the same period	For reporting period	For the same period
	2	3	4	5	6
Change in value due to measurement adjustments of financial investments at current market value	580	—	(79 905 889)	—	—
Difference between acquisition cost and par value of debt securities is charged to financial results of the current period	590	—	—	—	—

ACCOUNT RECEIVABLE AND ACCOUNTS PAYABLE

Narrative	Line code	At beginning of reporting year	At end of reporting year
1	2	3	4
Accounts receivable:
Short -Term	610	107 347 626	117 170 891
including:
receivables from customers and clients	611	5 053 894	8 949 413
advances given	612	68 970 457	67 036 337
other	613	33 323 275	41 185 141
Long-Term	620	10 871 826	20 492 819
including:
receivables from customers and clients	621	—	185 910
advances given	622	14 413	36
other	623	10 857 413	20 306 873
Total	630	118 219 452	137 663 710
Accounts payable
Short-Term	640	38 763 434	73 284 089
including:
payables to suppliers and contractors	641	10 175 866	11 018 708
advances received	642	7 096 192	7 114 653
tax and duties payments	643	295 113	653 884
credits	644	10 156 891	—
loans	645	6 004 596	7 481 469
other	646	5 034 776	47 015 375
Long-Term	650	18 000 130	6 005 098
including:
credits	651	5 000 000	—
loans	652	13 000 000	6 000 000
Other	653	130	5 098
Total	660	56 763 564	79 289 187

EXPENSES INCURRED IN ORDINARY
Narrative	Line code	For reporting year	For previous year
1	2	3	4
Materials	710	30 035 110	24 481 538
Wages and salaries expenses	720	6 758 157	6 723 873
Obligatory social payments	730	1 084 984	1 216 059
Fixed assets depreciation	740	23 417 508	20 849 262
Other expenses	750	7 912 473	10 058 548
Total by expense type	760	69 208 232	63 329 280
Changes in the balance (increase [+], decrease[-]):
Work in progress	765	—	—
Expenses of future periods	766	(1 656 251)	1 358 444
Reserves of future expenses	767	—	—

COLLATERAL
	Line	At beginning of	At end of reporting
Narrative	code	reporting year	year
1	2	3	4
Received	810	58 437 451	70 943 984
including:
promissory notes	811	—	1 231 579
Property in pledge	820	—	—
including:
fixed assets	821	—	—
securities and other financial investments	822	—	—
other	823	—	—
Issued	830	1 175 189	30 815
including:
promissory notes	831	1 144 374	—
Property given for pledge	840	—	—
including:
fixed assets	841	—	—
securities and other financial investments	842	—	—
Other	843	—	—
		—	—

GOVERNMENT GRANTS

Narrative	Line code	For reporting period	For the same period of the previous year
1	2	3	4
Budgeting funds received - total	910	—	322
including:	911	—	—
Other	912	—	322
		—	—
		—	—
		—	—

	Line code	At beginning of reporting year	Received in reporting period	Returned in reporting period	At end of reporting period
	2	3	4	5	6
Credits from budget - total	920	—	—	—	—
including:
	921	—	—	—	—
Other	922	—	—	—	—

Chief Executive Officer	Chief Accountant

EXPLANATORY NOTE

TO FINANCIAL STATEMENTS OF

OPEN JOINT-STOCK COMPANY

“FEDERAL GRID COMPANY OF

UNIFIED ENERGY SYSTEM”

FOR 2009

1. General information
1.1 Information about the Company

     Open joint-stock company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Company) is incorporated pursuant to resolutions carried by JSC RAO “UES of Russia” Board of Directors on 25.01.2002 and on 07.05.2002, and pursuant to resolution adopted by JSC RAO “UES of Russia” Management Board on 21.01.2001 in accordance with regulation of RF Government No. 526 “On reforming in electric power industry of the Russian Federation” dated 11.07.2001.

     Articles of association of the Company are approved by JSC RAO “UES of Russia” order No. 42r on 18.06.2002, registered in Justice Institution – Leningrad regional registration chamber on 25.06.2002. A revised version of Articles of association is approved by resolution of General meeting of Company shareholders on 06.03.2007 and registered in Interdistrict inspectorate of the Federal Revenue Service No. 46 for Moscow.

     Location and registered office of Company: 5a, Akademika Chelomeya str., Moscow, 117630.

     Company is registered in the Unified State Register of Legal Entities – the Certificate of the state registration of a legal entity No. 21081 series LO-002 issued by Leningrad region Registration Bureau on June 25, 2002, number in the Unified State Register of Legal Entities No. 00/03124. Re-registration - Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for the Tosno district of Leningrad region on August 20, 2002.

     The Company is incorporated in perpetuity and carries out its business in accordance with Civil Code of the Russian Federation, Federal law No. 208-FZ “On joint-stock companies” dated 26.12.1995, Federation, Federal No. 35-FZ “On electric power industry” dated 26.03.2003, other regulatory legal acts in the Russian Federation and Articles of association of the Company.

     The Company owns a separate property, accounted for on its independent balance sheet, can in its own name acquire and exercise property and personal non-property rights, incur obligations, bring or defend any action in a court. Company is entitled to open any bank accounts in territory of the Russian Federation and beyond its boundaries in accordance with established order. The Company bears responsibility for its obligations with all its property.

     The Company provides for management of the Unified national (all-Russia) electric grid (UNEG) envisaging the unity of technologic management and providing electric power transmission services via UNEG to electric power industry participants on the onerous contract basis.

     In accordance with the Federal law No. 147-FZ “On natural monopolies” of August 17, 1995, Federal Energy Commission of the Russian Federation by its Regulation No. 49-E/1 of 25.06.2003 included Company in section “Services for electric and (or) thermal energy transmission” of Register of subjects in natural monopolies in fuel and energy complex, to which government regulation and control spread, under registration number 47.1.110.

     As of 31.12.2009 the state share in the Authorized capital of the Company amounts 77.66%.

     Average staff on the Company payroll for 2009 comprises 11,302 employees (for 2008 – 14,526 employees).

     The Company stock is traded within the Russian Trade System and on Moscow Interbank currency exchange starting from 2008.

1.2. Core activity

     The Company is incorporated for the following purposes:

-	provide reliable operation, increase overall performance and develop Unified energy system of the Russian Federation, including isolated energy systems;

-

render services for electric energy transmission on UNEG to the wholesale market participants, as well as to other entities which own either under any other ground provided by federal laws have electric power industry facilities technologically connected to UNEG in the established order, on the onerous contract basis;

-	arrange conditions for efficient functioning of the wholesale energy market;

-	efficient operation and centralized technological control over electric grids included in the Unified energy system of Russia;

-	operation and development of telecommunication infrastructure on the energy market;

-	generate profits.

Company has a right to perform the following activities:

-	render services for electric energy transmission and distribution;

-	render services for connection to electric grids;

-	render communication services;

-	diagnostics, operation, repair of electric grids and other facilities in the electric grid economy, and technological control as well;

-

diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management;

-	develop electric grids and other facilities in the electric grid economy including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

-

develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management, including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

-

perform foreign economic activity, trade and economic cooperation as well as scientific and technological cooperation with foreign companies with a view to conduct activities as provided by the Company Articles of association;

-	perform any other activities involving achievement of objectives provided by the Articles of association not forbidden by the Russian Federation laws.

1.3. Executive and supervisory authorities

     The Company Board of Directors was elected by the resolution of the General meeting of shareholders dated 30.06.2009.

     The Company Board of Directors members are as follows as of 31.12.2009:

No	Full name	Position
1	Shmatko Sergey Ianovich	Chairman of JSC FGC UES Board of Directors, Minister of
Industry and Energy of the Russian Federation
2	Malyshev Andrey Borisovich	Deputy Chairman of JSC FGC UES Board of Directors,
Deputy General Director of the State Corporation
“Rosnanotech”
3	Ayuev Boris Ilich	Chairman of JSC “SO-CDA” Management Board
4	Kurbatov Mikhail Yurievich	Director of Department, the Ministry of economic development of the Russian Federation
5	Makarov Alexey Alexandrovich	Director of the Institute of energy researches of the
Russian Academy of Sciences
6	Maslov Sergey Viktorovich	President of CJSC “St Petersburg international commodity
exchange”
7	Ponomarev Dmitry Valerievich	Chairman of NP “Market Board” Management Board
8	Dod Evgeny Vyacheslavovich	Chairman of JSC “RusHydro” Management Board
9	Tatziy Vladimir Vitalievich	First Vice-president of JSC “Gazprombank”
10	Sharipov Rashid Ravelevich	Deputy General Director of JSC “KFK-Consult”
11	Ernesto Ferlengi	Head of Representation office in the Russian Federation and CIS, concern “Eni”

     The following changes were introduced to the membership of the Board of Directors in accordance with the resolution of the General meeting of shareholders dated 30.06.2009:

-	elected Dod Evgeny Vyacheslavovich;

-	excluded Susov Mikhail Valerievich

     Management Board of the Company includes the following Company officials as of 31.12.2009:

No	Full name	Position
1	Budargin Oleg Mikhailovich	Chairman of the Management Board
2	Troshenkov Dmitry Alexandrovich	First Deputy Chairman of the Management Board
3	Chistyakov Alexander Nikolayevich	First Deputy Chairman of the Management Board
3	Demin Andrey Alexandrovich	Deputy Chairman of Management Board
4	Tuzov Mikhail Yuriuevich	Senior Adviser to Chairman of JSC FGC UES Management
Board
5	Vasiliyev Victor Alexeyevich	Deputy Chairman of the Management Board
6	Berdnikov Roman Nikolayevich	Director, Business Development and Client Relations, JSC FGC
UES
7	Gurevich Dmitry Mikhailovich	Director, Telecommunications and Information Technologies,
JSC FGC UES
8	Demin Andrey Alexandrovich	Member of the Management Board
9	Ivanov Sergey Nikolayevich	Chairman of the Management Board
10	Misrikhanov Misrikhan Shapievich	General Director, JSC FGC UES Branch – Backbone electric
grids (MES) of Center

1.	In accordance with the resolution of the Board of Directors dated 11.07.2009 Budargin Oleg Mikhailovich was elected to the Management Board;

2.	In accordance with the resolution of the Board of Directors dated 21.10.2009 the following members were elected to the Management Board:

     Troshenkov Dmitry Alexandrovich, First Deputy Chairman of the Management Board;

     Chistyakov Alexander Nikolayevich, First Deputy Chairman of the Management Board;

     Berdnikov Roman Nikolayevich, Director, Business Development and Client Relations, JSC FGC UES;

     Gurevich Dmitry Mikhailovich, Director, Telecommunications and Information Technologies, JSC FGC UES;

     Misrikhanov Misrikhan Shapievich, General Director, JSC FGC UES Branch – Backbone electric grids (MES) of Center.

     The Revision Commission in Company includes the following members as of 31.12.2009:

No	Full name	Position
1	Lebedev Viktor Yurievich	Head of Electric power industry development section, Department for the state regulation of tariffs, infrastructural reforms and energy efficiency, the Ministry of economic development of the Russian
Federation
2	Zlydareva Tatiana	Senior Expert, Division of external affairs of the Department for
	Viktorovna	business administrative support, LLC “SIBUR”
3	Kozlov Dmitry Alexandrovich	Deputy Head of Department for electric power industry development, the Ministry of energy of the Russian Federation
4	Krylov Evgeniy Yurievich	Head of Section of Rosimuschestvo management
5	Tikhonova Maria Gennadievna	Acting Director, Department of economic regulation and property relations in FEC, the Ministry of energy of the Russian Federation

     During 2009 the following changes wete introduced to the membership of the Revision Committee:

-

In accordance with the resolution of the General shareholders meeting dated 30.06.2009 the following members were elected to the Revision Committee: Kozlov Dmitry Alexandrovich, Krylov Evgeniy Yurievich, and the following members were excluded from the membership of the Committee: Matyunina Ludmila Romanovna, and Lelekova Marina Alexeevna.

1.4. Separate structural subdivisions of the Company

     The existence of the following structural subdivisions is the specific feature of the Company structure that has impact on selecting ways and methods of accounting:

-	Existence of separate structural subdivisions transferred to separate balance sheet and having their own settlement and current accounts in banking organizations;

-	Existence of separate structural subdivisions having their own settlement and current accounts in banking organizations.

     All the Company subdivisions are grouped by their type of activity and geographic regions.

     Separate structural subdivisions do not comprise legal entities, are vested with property by the Company and carry out their activity in accordance with:

  Regulations on separate structural subdivisions;

  Other internal regulation documents adopted by the Company.

     Separate structural subdivisions in accordance with their location:

  Perform part of the Company functions dependent on their production capacities within the limits stipulated by the legislation of the Russian Federation and internal regulation documents adopted by the Company;

  Collect, process and transfer to the Company information required for normal operation of the Company;

  Perform other works and functions arising from purposes and objectives of the Company and in accordance with decisions made by the Company management bodies.

     As of 31.12.2009 the Company has the following branches:

1. JSC FGC UES Branch – Backbone electric grids (MES) of Center;

2. JSC FGC UES Branch – Backbone electric grids (MES) of North-West;

3. JSC FGC UES Branch – Backbone electric grids (MES) of Volga;

4. JSC FGC UES Branch – Backbone electric grids (MES) of South;

5. JSC FGC UES Branch – Backbone electric grids (MES) of Ural;

6. JSC FGC UES Branch – Backbone electric grids (MES) of Siberia;

7. JSC FGC UES Branch – Backbone electric grids (MES) of East;

8. JSC FGC UES Branch – Nizhny Novgorod entity of backbone electric grids;

9. JSC FGC UES Branch – Chernozemnoye entity of backbone electric grids;

10. JSC FGC UES Branch – Volgo-Oksoye entity of backbone electric grids;

11. JSC FGC UES Branch – Volgo-Donskoye entity of backbone electric grids;

12. JSC FGC UES Branch – Vologda entity of backbone electric grids;

13. JSC FGC UES Branch – Priokskoye entity of backbone electric grids;

14. JSC FGC UES Branch – Moscow entity of backbone electric grids;

15. JSC FGC UES Branch – Verkhne-Donskoye entity of backbone electric grids;

16. JSC FGC UES Branch – Valday entity of backbone electric grids;

17. JSC FGC UES Branch – Amur entity of backbone electric grids;

18. JSC FGC UES Branch – Khabarovsk entity of backbone electric grids;

19. JSC FGC UES Branch – Primorsk entity of backbone electric grids;

20. JSC FGC UES Branch – Krasnoyarsk entity of backbone electric grids;

21. JSC FGC UES Branch – Zabaikalsk entity of backbone electric grids;

22. JSC FGC UES Branch – Kuzbass entity of backbone electric grids;

23. JSC FGC UES Branch – Omsk entity of backbone electric grids;

24. JSC FGC UES Branch – West-Siberian entity of backbone electric grids;

25. JSC FGC UES Branch – Khakassia entity of backbone electric grids;

26. JSC FGC UES Branch – Sverdlovsk entity of backbone electric grids;

27. JSC FGC UES Branch – Yuzhno-Uralsk entity of backbone electric grids;

28. JSC FGC UES Branch – Perm entity of backbone electric grids;
29. JSC FGC UES Branch – Sredne-Volzhskoye entity of backbone electric grids;

30. JSC FGC UES Branch – Nizhne-Volzhskoye entity of backbone electric grids;

31. JSC FGC UES Branch – Stavropol entity of backbone electric grids;

32. JSC FGC UES Branch – Kuban entity of backbone electric grids;

33. JSC FGC UES Branch – Rostov entity of backbone electric grids;

34. JSC FGC UES Branch – Bryansk entity of backbone electric grids;

35. JSC FGC UES Branch – Vyborg entity of backbone electric grids;

36. JSC FGC UES Branch – Novgorod entity of backbone electric grids;

37. JSC FGC UES Branch – Karelskoye entity of backbone electric grids;

38. JSC FGC UES Branch – Specialized Production Base Bely Rast;

39. JSC FGC UES Branch – Backbone electric grids of West Siberia;

40. JSC FGC UES Branch – Leningrad entity of backbone electric grids;

41. JSC FGC UES Branch – Tomsk entity of backbone electric grids;

42. JSC FGC UES Branch – Kaspiysk entity of backbone electric grids;

43. JSC FGC UES Branch – Automobile operating company of backbone electric grids of Ural;

44. JSC FGC UES Branch – Automobile operating company of backbone electric grids of North-West;

     The Company Branches – MES, PMES, ATP MES, separate subdivisions Electrosetservice, TMR MES and structural subdivisions PTMR MES are transferred to separate balance sheet except for structural subdivisions TMR MES of Ural and West Siberia. Branches, separate subdivisions and other structural divisions of the Company transferred to separate balance sheet have their own accounting functions and prepare accounting, tax, statistical and other statements. Structural subdivisions of the separate subdivision of the Company – TMR MES of Ural and of West Siberia do not have separate balance sheet, results of their performance are included in the balance sheet for the separate subdivision of the Company – TMS MES of Ural and West Siberia. Structural subdivisions of the separate subdivision of the Company – TMR MES of East Special entity for technical maintenance and repair of backbone electric grids of East (Specialized PTMR) does not have accounting function; its performance results are included in the balance sheet of the separate subdivision of the Company – TMR MES of East.

1.5. Financial crisis impact on the Company operation

     Starting from 2008 the Russian economy started suffering from the world financial crisis resulted in reduction of trust in the area of investments and credit activities. Increased credit, foreign currency and price risks led to negative effects in the economy; among which the following should be noted: significant price rise, securities stock price volatility, decline in production, increase in defaults under credit, bankruptcy.

     As of 31.12.2009 the Company financial investments const reduced by RUR 79,905,889 ths. as compared to their historical cost. Provision for doubtful accounts receivable totaled RUR 21,306,753 ths.

     The Company management is unable to predict all trends that may have impact (if any) on financial position and performance results of the Company.

2. Accounting policy

     Financial statements in Company are prepared based on the following policy.

2.1. Basis for preparation

     Financial statements in Company are prepared based on accounting requirements applicable in the Russian Federation, in particular Federal law No. 129-FZ “On Accounting” dated 21.11.1996, Provision on business accounting “Accounting policy in organization” Russian Accounting Standards 1/98, decree No. 60 approved on 09.12,1998 by the Ministry of Finance of the Russian Federation, Provision on business accounting and financial statements in the Russian Federation approved by decree No. 34n of the Ministry of Finance dated 29.07.1998, Provision on business accounting “Financial statements in organization” Russian Accounting Standards 4/99, approved by decree No. 43n of the Ministry of Finance on 06.07.1999.

2.2. Assets and liabilities in foreign currency

     An official rate of foreign exchange to ruble applicable as of the date of transaction was applied upon accounting of business transaction performed in foreign currency. Cash resources on foreign currency accounts in banks and resources in settlements are provided in financial statements in an amount assessed on basis of the official rates for foreign exchange as in effect on December 31, 2009. Rate of foreign exchange on that date comprised RUR 30.2442 for 1 US dollar (December 31, 2008 – RUR 29.3804), euro – RUR 43.3883 (December 31, 2008 – RUR 41.4411).

     Exchange differences occurred within a year on transactions for assets and liabilities in foreign currency, as well as upon their translation as of reporting date are referred to financial results as other income and expenditures.

2.3. Short-term and long-term assets and liabilities

     Financial investment, receivables and payables, including indebtedness under credits and loans are referred to the short-term in accounting balance-sheet, if their circulation (repayment) period does not exceed 12 months. The rest classes of the above mentioned assets and liabilities are presented as the long-term.

     Interest on long-term financial investments, long-term loans and borrowings issued and long-term loans and borrowings received are recorded in the balance sheet in line 240 “Accounts receivable (payments are planned within 12 months upon the balance sheet date)” and line 610 “Loans and borrowings”, respectively.

2.4. Fixed assets

     Composition of fixed assets includes plots of land, buildings, machinery, equipment, transport means and other appropriate facilities utilized by Company upon manufacture of products, work execution or rendering services, either used in organization for administrative needs with lifetime more than 12 months.

     The fixed assets in accounting statements are represented according to acquisition (replacement) cost less depreciation amounts accumulated during the whole operation time.

     Facilities of fixed assets with value not more than RUR 20,000 for a unit are written off for expenses by amortization charge in the amount of their acquisition cost as far as there are applied in production either operation. Facilities of fixed assets commenced prior to 31.12.2007 and having value within RUR 10,000 – 20,000 for a unit are written off to production expenses (expenses for sale) through straight-line depreciation during their useful life remaining.

     Such practice is considered as departure from the general rules, but it provides valid representation in business accounting of Company assets and overall control for availability and movement of non-capitalized products in Company.

     Acquired books, booklets and other printed matters are not accepted as fixed assets upon entering in accounting records. Expenses connected with acquisition are considered as expenses of that period when they are performed. Company does not form a library stock.

     Amortization for fixed assets facilities is executed by a linear method based on useful life. Company applies classification of fixed assets included in amortization groups, approved by regulation No. 1 “On classification of fixed assets included in amortization groups” of the Russian Federation Government of 01.01.2002, when it determines useful life for facilities in the fixed assets.

     In absence of individual facilities in the fixed assets, useful life for business accounting purposes is determined in the Classification on basis of expert judgments from Company technical specialists in accordance with technical specifications in the following manner:

-	based on expected performance life for that unit according to expected productive efficiency and capacity;

-	based on expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environment effect, system of repair;

-	regulatory and other use restrictions for that unit.

     When previously used facilities of fixed assets are acquired, their useful life is determined as follows:

-	based on useful life defined in the above said manner decreased by a number of months when that unit has been used by a previous owner;

-

in case when it is impossible to define useful life using above mentioned way, then commission at its own discretion determines useful life for the said fixed asset by taking into account requirements in safety engineering and other factors.

     Facilities of fixed assets with rights subject to state registration in accordance with the Russian Federation laws will be included as a part of fixed assets and the relevant amortization group from date when fact of submission for registration of the specified rights is document supported.

     Property completed with construction, is in fact in operation, for which documents for state registration are not provided, is subject to amortization. Amortization for the specified property is accrued according to a procedure provided for amortization change on fixed assets. Adjustment of earlier accrued depreciation amount will be performed after state registration when these facilities are entered in accounting records as fixed assets.

     Annually Company performs reassessment of facilities in fixed assets. Reassessment is executed in accordance with order documents for groups of homogeneous facilities in fixed assets based on present (replacement) value using direct re-costing at document supported market prices. At present the following groups of fixed assets are reassessed: industrial buildings and structures, including buildings of substations, transmission lines, as well as high-voltage equipment on substations.

     Fixed asset value with which assets are entered in accounting records are not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and under any other identical grounds.

     Work caused by change in technological either service assignment of equipment, building, structure or any other facility in depreciable fixed assets, by increased load and (or) other new qualities are referred to fitting-out, completion of equipment, upgrading.

     Reconstruction includes rearrangement of existing fixed assets facilities associated with process improvement and increase of its technical-economic indicators, and executed under reconstruction project for fixed assets with a view to increase in capacity, quality improvement and shifts in product mix.

     Technical re-equipment includes package plan designed for improvement in technical-economic indicators of fixed assets either their individual parts based on adoption of up-to-date machinery and advance technology, mechanization and automation of production, upgrading and replacement of morally obsolete and physically worn-out equipment with the new more productive equipment.

     Income and expenditure from fixed asset retirement are represented in profit and loss statement as a part of other income and expenditure.

     Expenditures connected with routine and heavy repair of facilities in fixed assets are accepted as expenditures incidental to ordinary activities in that accounting period when they are performed.

2.5. Intangible assets

     Amortization of intangible assets is performed by a linear method based on the established useful life for intangible assets.

     Amortization charges for intangible assets are represented in business accounting by accumulation on a separate account.

     The intangible assets in accounting statements are represented according to acquisition (replacement) cost less depreciation amounts accumulated during the whole operation time.

2.6. Research and development (R&D)

     Writing off of expenditures connected with research and development, and technological work is carried out regular by linear method within accepted writing off period. Writing off period for expenditures incidental to research and development, and technological work is determined in Company at its own discretion on basis of expected performance life, results received by research and development, and technological work, within which organization can obtain economic benefits but not exceeding 5 years. R&D, which have positive results and writing off period more than one year, are represented in accounting balance-sheet in section “Noncurrent assets”. In case when R&D do not have positive result, these expenditures are considered as other expenditures of accounting period.

2.7. Inventories

     Inventories are taken into account according to actual cost of their acquisition (storage).

     Accounting of inventories is performed using accounts 15 “Storage and acquisition of inventories” and 16 “Inventories cost deviation”.

     Goods acquired for sale are evaluated according to actual cost of acquisition.

     Upon issue of inventories and goods to production and upon other disposal their evaluation is carried out within a subdivision separated on individual balance in manner of average cost applying method of “rolling valuation”.

     Special clothes, special-purpose tools, special means and special equipment irrespective of useful life are considered as inventories upon entering in accounting records.

     Cost of special clothes with useful life according to allowance not exceeding 12 months is written off for expenditures in full amount at the moment of transfer (issue) to Company employees.

     Cost of special clothes with useful life according to allowance exceeding 12 months is cancelled by linear method beginning on a month consequent to a month of issue, based on useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in Rules for employees provision with special clothes, special footwear and other personal protective equipment approved by Regulation No. 51 of Ministry of Labor of the Russian Federation on December 18, 1998, as well as provided by internal normative documents in Company.

     Each article of special clothes in service, useful life of which according to allowance exceeds 12 months, is an individual accounting unit.

2.8. Accounting of financial investment

     Financial investments are entered in accounting records according to acquisition cost.

     Financial investments, which fair market value is not determined, are subject to presentation in business accounting and financial statements as of reporting date according to acquisition cost. Company performs audit on depreciation of such financial investments annually as of December 31 of an accounting year in accordance with procedure approved in Company. In case of stable decline in value of the specified financial investments, Company forms provision for depreciation on amount of difference between their book and assessed value either estimated value. Provision for depreciation of financial investments is formed at the expense of financial results as a part of other expenditures. Cost of financial investments, which market value is not determined and for which provision if formed, is represented in financial statements according to a book value after deduction of provision amount.

     Financial investments which fair market value can be determined according to the established order are recorded in the accounting statements at the end of t he reporting period at current market value by adjusting their value as of previous reporting date. Data of Moscow interbank currency exchange (MICEX) is used to determine market value of financial investments as of the mentioned reporting date.

     The mentioned adjustments are made by the Company once a year.

     On debt securities which fair market value can not be determined, the Company records the difference between the acquisition cost and nominal value during the period of their circulation to financial results using straight-line method in accordance with their yield due in accordance with the terms of their issue. On promissory notes with maturity “on demand but not earlier” acquired before 01.01.2009 the discount is determined on accrual basis according to the assumed period of circulation of the promissory note equal number of days from the date of acquisition till the date “not earlier” plus 365 (366) days. On promissory notes with maturity “on demand but not earlier” acquired after 01.01.2009 the discount is determined on accrual basis according to the assumed period of circulation of the promissory note equal number of days from the date of acquisition till the date “not earlier”.

     Upon retirement of assets entered in accounting records as financial investments, which fair market value is determined; their cost is defined by the Company based on the result of their last assessment. In case if as of the date of disposal revaluation of such financial investments was not performed from the moment of their acquisition, their cost is defined based on FIFO method.

2.9. Deferred expenses

     Expenses made by organization within accounting period, but relevant to succeeding accounting periods, are represented in accounting balance-sheet in an individual item as deferred expenses and are subject to writing off in manner prescribed by organization uniformly within a period to which they are related. Writing off period is determined based on a period when economic benefits (income) are drawn.

     Deferred expenses related to the period starting after the year end following the reporting year are recorded in the balance sheet as non-current assets in line 150 of the balance sheet “Other non-current assets”.

2.10. Trade receivables

     Trade receivables are determined based on prices established by contract between Company and consumers (customers) with regard to all discounts (markups) and VAT provided by Company.

     Provision for doubtful debts is formed in Company in order to give a true and fair view of current receivables in financial statements.

     Amount of provision for doubtful debts is defined according to results of inventory check in receivables performed as of the last day of a quarter, and is determined depending on a period of incurring emergence. Expenses incidental to the provision are included as a part of other expenditures.

2.11. Authorized, additional and reserve capital

     Authorized capital in Company is represented amounting to a par value of ordinary shares. Company places ordinary uncertificated shares with a par value 50 (fifty) copecks each in volume of 1,153,514,196,362 (one trillion one hundred fifty three billion five hundred fourteen million one hundred ninety six thousand three hundred sixty two) shares totaling RUR 576,757,098,000 (five hundred seventy six billion seven hundred fifty seven million ninety eight thousand).

     In accordance with the laws Company form a reserve fund in the amount of 5 (five) percent from Company authorized capital. Amount of annual mandatory deductions to the Company reserve fund comprises not less than 5 (five) percent from Company net profit up to achievement of amount specified for the Reserve fund.

2.12. Credits and loans received

     Company performs transfer of long-term debts into the short-term on received credits and loans. Transfer of long-term debts into the short-term on received credits and loans is executed in Company at the moment when under the terms and conditions of loan and (or) credit agreement 365 days remain up to reimbursement of principal of debt.

     Under bonds placed the Company recognizes the nominal value of issued and sold bonds as accounts payable. When charging income under bonds in the form of interest the Company indicates payables with regard to interests on sold bonds falling due at the end of accounting period. Amount of falling due interests is represented as a part of other expenditures in those accounting periods to which these charges relate.

     Expenditures incidental to received credits and loans, bond securities issued and placed are included by the Company in other expenditures in those accounting periods to which these charges are incurred.

     Expenditures incidental to received credits and loans (except for bond issues) which directly relate to acquisition and (or) construction of an investment asset, are included by Company in this asset value and redeemed by amortization, except for cases when accounting requirements do not provide amortization of asset. Accrued interest and (or) discount on bonds are recorded by the Company within other expenses in uniform during the period of validity of loan agreements.

     Expenditures incidental to received loans and credits associated with investment asset formation, on which amortization is not charged according to accounting requirements, are not included in this asset value, but referred to carrying expenses in organization.

2.13 Income and expenditure in organization

     Revenue from sales of goods, products, work, services is accepted as far as goods, products, executed work, rendered services are disposed.

     Proceeding is represented in financial statements less value added tax, customs duties and discounts provided to customers.

     Income from property lease are considered in Company as income and expenditure from ordinary activities. Income and expenditure incidental to granting of rights for a fee, which origin from patents for invention, industrial samples and other intellectual property, are considered as other income.

     The Company recognizes the following items within other income:

-	proceeds from sale of fixed assets, promissory notes and other assets;

-

interest received for chartered monetary funds of the Company, interest for using cash bank on the Company account in this bank as well as interest on purchased interest-bearing or discounted promissory notes of third parties. The Company recognized these incomes in Profit and loss statement in line 060 “Interest receivable”;

-	sums of provisions restored;

-	other proceeds (income).

     The Company expenditures are divided into expenditures on ordinary types of activity and other expenditures.

     Expenditures on ordinary types of activity are recognized in the period they were incurred irrespective of actual payment. Expenditures of separate subdivisions incidental to ordinary activities are fully production expenditures without appropriation of management expenses.

     Expenditure from property lease is considered in Company as expenditure from ordinary activities.

     Management expenses in Company are represented in full in accounting period without distribution on activities.

     The Company recognizes the following expenditure within other expenses:

-	expenditure related to disposal and other write-offs of fixed assets, promissory notes and other assets;

-	interest paid by the Company for chartered monetary funds (credits, loans). The Company recognized these expenditures in Profit and loss statement in line 070 “Interest payable”;

-	provision for doubtful debts;

-	losses of previous years recognized in the reporting period;

-	other expenditure.

2.14. Alterations in the Company accounting policy

Alterations in the Company accounting policy for 2009

     In 2009 alterations were made to the procedure of formation of provision on doubtful debts. For the purpose of more fair recognition of non-trade receivables in the accounting statements the Company creates a provision.

     Doubtful debt is considered debt to the Company resulted from sale of goods, rendering of services, advances paid and other settlements if such receivables were not paid on due date stipulated by the contract and are not secured by pledge, guarantee, bank guarantee, and also in case when the Company management doubt the contractors ability to pay debts based on established practice of collecting their debts. The procedure of creating provision on doubtful debts of other debtors and on advance payments issued is determined by the management awareness of the contractors’ ability to pay and the established practice of collecting their debts. The Company management believe that though such practice is considered as departure from the general rules, it provides more fair representation of the Company assets.

     Other alterations of the Company accounting policy for 2009 are of adjusting character and do not change assessment of items in the accounting statements.

Alterations in the Company accounting policy for 2010

     No alterations were made to the accounting policy for 2010.

3. Disclosure of material indicators
3.1. Accounting statements for 2008 and 2008

     Indicators as of 31.12.2009 in the explanatory note are provided with regard to adjustment disclosed below.

     In financial statements over a period of 2009 some indicators beginnings of reporting year and, consequently, balance-sheet total do not comply with indicators at the reporting year end in financial statements over a period of 2008 according to the following grounds:

For Accounting balance-sheet (Form No.1):

     Line 120 “Fixed assets”: due to reassessment performed as of 01.01.2009, final assessment of fixed assets was executed by RUR 6,905,053,000, reduction in adjustment for reassessment of previous years by RUR 20,914,000. Total amount of change in item comprised RUR 6,884,139,000;

     line 240 “Receivables” (payments on receivables are expected within 12 months after a reporting date) was reduced by RUR 33,836,387,000;

     Line 243 “Made advance payments” due to alterations of the accounting policy for creating provision for doubtful debts was reduced by the amount of provision on advance payments made by RUR 816,673,000;

     Line 244 “Other debtors” due to alterations of the accounting policy was reduced by the amount of provision on other debtors by RUR 33,019,714,000;

     Line 420 “Additional capital”: in connection with reassessment of fixed assets, data were changed by the amount of final assessment in fixed assets RUR 6,905,053,000;

     Sum in line 460 “Uncovered loss of past years” was formed as follows: from line 465 “Undistributed profit of past years” RUR 22,446,726,000 were transferred, from line “Undistributed profit of the current fiscal year” RUR 4,465,475,000 of 2008 profit were transferred, then the amount was reduced due to revaluation of fixed assets by RUR 20,914,000, reduced by the amount of accrued provision on other debtors by RUR 33,836,387,000, and increased by RUR 103,572,000 resulted from reassessment of deferred tax assets and liabilities at the rate of 20%. Total changes amounted RUR 6,841,528,000;

     The amount in line 465 “Undistributed profit of past years” of RUR 22,446,726,000 was transferred in line 460 “Uncovered loss of past years” in full and reduces it.

     Line 470 “Undistributed profit of the current fiscal year” due to reformation in balance-sheet the amount RUR 4,465,475,000 was transferred in line 460 “Uncovered loss of past years” in full and reduces it;

     Line 515 “Defered tax liabilities” was reduced by RUR 103,572,000 due to reassessment of deferred tax assets and liabilities at the rate of 20%. In accordance with the legislation of the Russian Federation profic tax rate was reduced from 24% down to 20% starting from 01.01.2009.

For Statement of changes in stockholder's equity (Form No.3):

     Line 200 “Net assets” was reduced by RUR 26,848,676,000 due to the following factors:

-	increase due to additional revaluation of fixed assets by RUR 6,884,139,000;

-	increase due to adjustment to deferred tax liabilities due to change in profit tax rate by RUR 103,572,000;

-	reduction by RUR 33,836,387,000 due to changes in accounting policy on creating provision on receivables.

For Notes to the Accounting Balance (Form No 5)

     1.1. Opening balances in section “Fixed Assets” due o revaluation of fixed assets:

     Line 110 “Buildings” was increased by RUR 2,037,775,000;

     Line 111 “Constructions and transfer mechanisms” was increased by RUR 3,361,385,000;

     Line 112 “Machinery and equipment” was increased by RUR 4,951,171,000;

     Line 130 “Total) was increased by RUR 10,350,330,000;

     Line 140 “Depreciation of fixed assets – Total” was increased by RUR 3,466,191,000;

     Line 141 “Depreciation of buildings and constructions” was increased by RUR 1,743,151,000;

     Line 142 “Depreciation of cars, equipment, transportation vehicles” was increased by RUR 1,723,039,000;

     The amount of fixed assets let for leased was adjusted as of the beginning of the year due to technical error identified:

     Line 150 “Fixed assets let for lease” was reduced by RUR 16,015,000;

     Line 151 “Let for lease - buildings and constructions” was increased by RUR 178,984,000;

     Line 152 “Let for lease - cars, equipment, transportation vehicles” was reduced by RUR 223,890,000;

     Line 153 “Let for lease – other fixed assets” was increased by RUR 28,891,000.

     1.2. Changes to section “Accounts receivable and payable” relates to changes in accounting policy in part of creating provision for doubtful debts:

     Line 10 “Short-term accounts receivable – Total” was reduced by RUR 33,836,387,000;

     Line 612 “Advance payments issued” was reduced by RUR 816,673,000;

     Line 613 “Other accounts receivable” was reduced by RUR 33,019,714,000.

3.2. Authorized capital of the Company

     As of 31.12.2009 the Authorized capital of the Company amounts RUR 576,757,098,000 (five hundred seventy six billion seven hundred fifty seven million ninety eight thousand) and consists of 1,153,514,196,362 (one trillion one hundred fifty three billion five hundred fourteen million one hundred ninety six thousand three hundred sixty two) ordinary registered uncertified shares with nominal value of RUR 0.50 each. As of 31.12.209 and as of 31.12.2008 the authorized capital of the Company was duly registered and fully paid.

     As of 31.12.2009 in accordance with the shareholder register the Russian Federation in the name of the Federal agency of the state property management owns 77.66% of shares of JSC FGC UES. 22.34% of the placed shares of JSC FGC UES are owned by minority shareholders.

     On 25.12.2009 offering of the shares of additional issue was completed and on 26.12.2009 the report on the results of the share issue was registered. In practice 80,047,137,190 (eighty billion forty seven million one hundred thirty seven thousand one hundrd ninety) shares were placed for the amount of RUR 40,177,925,000 with nominal value of RUR 0.50 each. 64,611,542,328 (sixty four bllion six hundred eleven million five hundred forty two thousand three hundred twenty eight) shares were placed at RUR 0.50 (fifty kopeck) for persons having pre-emption right to purchase securities of the additional issue. 15,435,594,861 (fifteen billion four hundred thirty five million five hundred ninety four thousand eight hundred eighty one) shares were placed at RUR 0.51 (fifty one kopeck) through public offering.

     As of 31.12.2009 and 31.12.2008 the additional capital of the Company amounted to RUR 59,386,652,000 and RUR 52,597,360,000, respectively. Additional capital of the Company as of 31.12.2009 was formed out of:

-	final assessments of fixed assets (RUR 27,673,843,000);

-	amount of value added tax for the fixed assets accepted as contribution to the authorized capital (RUR 49,527,000);

-	additional capitals of merged entities under restructuring (RUR 21,316,409,000).

     Revaluation of fixed assets was performed under independent assessor’s report.

     In 2007 in accordance with resolution of the General meeting of shareholders dated 30.06.2009 distribution of profits over a period of 2008 amounting to RUR 4,465,475,000 was approved. Net profit in 2008 was distributed to the Reserve fund in the amount of RUR 223,274,000 and for development in the amount of RUR 4,242,201,000.

     In accordance with 2009 results net loss amounted to RUR 59,865,994,000.

3.3. Intangible assets

RUR thous.

Intangible asset	31.12.2009	31.12.2008
Automated accounting and reporting system (software complex)	424,078	573,752
Data base IPK KSUPR	231,256	351,911
Automated property management system	166,383	221,844
Automated technical maintenance and repair management system	118,291	-
Software complex IPK KSUPR	96,302	146,546
Automated information and measuring system for commercial electric power	77,579	116,369
measurement (AIIS KUE)
Information and analytical system of electric power accounting and calculation	64,498	-
Automated document flow management system	44,853	19,914
Automated planning and budgeting system	40,673	--
Corporate information human resources management system	24,430	32,573
Corporate information system “ASU-Salary”	32,319	43,09
Information system “KPI-Motivation”	20,969	27,959
Other	54,626	1,494
Total intangible assets	1,396,257	1,535,909

     Useful life of intangible assets is 4-5 years.

3.4 Fixed assets

     As of January 1, 2009 the Company revalued the following groups of fixed assets according to replacement costs determined by the independent appraiser: industrial buildings and structures, including buildings of substations, transmission lines, as well as high-voltage equipment on substations. Amounts of increase in acquisition cost of the said facilities of RUR 10,350,330,000 and accumulated amortization of RUR 3,466,191,00 are related to additional capital and undistributed profits in total amount of RUR 6,884,139,000. Fixed assets are represented in balance-sheet according to depreciated cost.

     In 2008 revaluation of the same groups in fixed assets was performed, the amount of replacement cost increase totaled RUR 4,101,556,000.

     Income and losses from fixed asset retirement are represented in profit and loss statement as a part of other income and expenditure.

     Assets completed with construction which documents were not submitted to the state registration are included in line 165 of the Notes to the accounting balance. The Company does not carries out separate accounting for real estate items put into operation which are in the process of the state registration.

3.5. Construction in progress

RUR thous.

Type of investment in non-current assets
(line 132 of the balance sheet)	31.12.2009	31.12.2008
Design and engineering works, acquisition and	193,215,972	132,720,336
construction of fixed assets
Acquisition and construction of intangible assets	4,151,602	3,748,322
Expenses on R&D in progress	677,196	486,564
Total	198,044,770	136,955,222

     Design and engineering works, acquisition and construction of fixed assets are recognized in the following subdivisions of the Company:

RUR thous.

Affiliate	31.12.2009	31.12.2008
Executive office	1,412,044	1,092,762
MES of Centre	55,038,639	51,029,636
MES of North-West	28,714,386	20,551,690
MES of Volga	4,593,484	3,173,372
MES of South	37,645,262	16,296,265
MES of Ural	16,119,045	10,873,188
MES of Western Siberia	26,222,093	16,587,421
MES of Siberia	12,065,886	7,229,082
MES of East	10,848,454	5,423,295
Elektrosetservice	556,315	416,165
TMR MES	-	47,462
Total	193,215,972	132,720,336

3.6. Taxes

     A long-term part in the amount of value added tax comprises RUR 311,729,000 and represents VAT on construction-erection and design-exploration works up to 2005, which will be refunded from the budget when construction in progress facilities will be put in operation.

     According to tax accounting data prepared in accordance with requirements of chapter 25 “Profit tax in organizations” in the Tax Code of the Russian Federation, taxable income for a period of 2009 comprised RUR 24,381,745. In 2008 the above mentioned indicator was RUR 13,437,237,000.

     Income before tax for accounting statements is linked to notional earnings for profit tax as follows:

RUR thous.

Indicator	2009	2008
Conditional profit (loss)	(54,048,781)	6,176,819
Conditional expenditure for profit tax at rate of 20% in 2009
and 24 % in 2008	(10,809,756)	1,482,436
Standing tax liability (asset)	16,588,331	1,952,589
Deferred tax asset	(180,217)	6,767
Deferred tax liability	(722,009)	(216,856)
Current profit tax	4,876,349	3,224,937

     In the reporting year the amount of permanent differences having impact on adjustment of conditional profit tax for the purpose of profit tax calculation based on tax accounting data (current profit tax) totaled RUR 82,941,655,000 (in 2008 – RUR 8,135,792,000).

     The said permanent differences resulted form differences in recognition of the following income and expenses in accounting records and tax accounting:

2009

RUR thous.

		Standing
Proceeds	Sum of proceeds	tax asset
Proceeds in the form of restored provisions on doubtful debts	20,017,408	4,003,482
Proceeds from participating in authorized capitals	717,256	143,451
Proceeds on promissory notes of third parties	(332,504)	(66,501)
Other proceeds	20,805	4,161
Total proceeds	20,422,965	4,084,593
		Standing
Expenses	Sum of expense	tax liability
Negative difference from revaluation of shares at market value	79,905,889	15,981,178
Sale of securities	9,416,790	1,883,358
Expenses in the form of provisions on deterioration in value
of securities and on doubtful accounts receivables	7,089,950	1,417,990
Fixed asset depreciation	5,050,788	1,010,158
Deferred expenses write-off	512,701	102,540
Other expenses	1,388,502	277,70020,672,924
Total expenses	103,364,620

2008

RUR thous.

		Standing
Proceeds	Sum of proceeds	tax asset
Proceeds in the form of restored provisions on doubtful debts	1,722,613	413,427
Proceeds on promissory notes of third parties	239,754	57,541
Other proceeds	22,181	5,325
Total proceeds	1,984,554	476,293
		Standing
Expenses	Sum of expense	tax liability
Expenses in the form of provisions on deterioration in value
of securities and on doubtful accounts receivables	4,477,163	1,074,519
Fixed asset depreciation	3,607,025	865,686
Deferred expenses write-off	759,800	182,352
Other expenses	1,276,358	30,326
Total expenses	10,120,346	2,428,882

     Other tax liabilities include standing tax liabilities on charity, material assistance, social expenses, corporate activity expenses, etc.

     Difference between book value of assets and liabilities for accounting purposes, on one side, and for taxation on profit tax on the other side, leads to temporary difference. Assets and liabilities for deferred profit tax as of the end of the reporting period are determined at rate of 24%. As of 31.12.2008 the effective rate was 24%.

     Accounting balance-sheet in line 515 “Deferred tax liabilities” provides consolidated (rolled up) amount of a deferred tax asset and deferred tax liability.

RUR thous.

Indicator	2009	2008
Deferred tax asset	556,034	751,230
Deferred tax liability	(1,991,098)	(1,269,089)
Total for line 515, form 1	(1,435,064)	(517,859)

3.7. Expenditures on R&D

     In 2009 expenditures incidental to R&D, used during current activities, were written off to ordinary expenses the amount of RUR 27,353,000. As of 31.12.2009 balance on completed R&D is recorded in line 150 “Other non-current assets” of the accounting balance sheet and amounts to RUR 73,805,000 (as of 31.12.2008 – RUR 13,182,000).

3.8 Long-term financial investments

Asset	31.12.2009	31.12.2008
Shared financial investments	66,197,973	150,907,555
Contributions in subsidiary companies	18,221,649	11,115,919
Contributions in affiliated companies	40,681,668	109,752,975
Contributions in other organizations	7,291,487	30,028,824
Other shared long-term financial investments	3,169	9,837
Debt financial investments	772,413	56,871,012
Debt securities	469,300	56,574,551
Loans issued	303,113	296,461
Total	66,970,386	207,778,567

3.8.1. Contributions to subsidiary and affiliated companies and other organizations

     Line 140 “Long-term financial investments” of the accounting balance sheet includes the following contributions to subsidiary and affiliated companies and other organizations:

	31.12.2009		31.12.2008
Name of subsidiary	Book value,	Share in	Book value,	Share in
and affiliated	RUR thous.	authorized	RUR thous.	authorized
company and other	(considering	capital,	(considering	capital,
organizations	provision)%		provision)%		Activity	Note
Subsidiary companies	18,221,649		11,115,919
JSC STC of Electric	3,895,820	100.00%	3,895,820	100.00%	Scientific and
power industry”					research activity
JSC “Mobile Gas	10,594,255	100.00%	3,036,145	100.00%	Electric power	Provision
Turbine electric					generation	is
stations” (JSC						established
“MGTES”)
JSC “Specialized	953,804	100.00%	953,804	100.00%	Technical
electric grid service					maintenance and
company of UEG”					repair services for
					electric grid
					facilities
JSC “Tomsk backbone	866,424	52.03%	866,424	52.03%	Forecast-analytical
grids”					services for electric
					power industry
JSC “Center of	833	100.00%	833	100.00%	Functions as
engineering and					customer-property
construction					developer in capital
management”					construction,
					reconstruction and
					technical upgrade of
					electric grid
					facilities
GruzRosEnergo	763,227	50.00%	763,227	50.00%	Power transmission
					services
JSC	-	-	370,000	100.00%	Operational and
“Dalenergosetproject”					technical
					maintenance of buildings, constructions and premises

JSC	133,870	100.00%	206,252	100.00%	Electric power	Provision
“Energostroysnabcomplect					complex	is
of UES”					procurement	established
JS”MUS of Electri	19,997	100.00%	19,997	100.00%	Communication
power industry”					services
JSC “Center of electric	97,423	98.56%	97,423	98.56%	Scientific and
power industry”					research activity
JSC “UC of Electric	55,0071	100.00%	55,0071	100.00%	Electronic-digital
power industry”					technology activity
LLC “Index of Electric	-	100.00%	10,000	100.00%	Sale of securities	Provision
power industry”						is
						established
JSC “Chitaenergo”	4,092	10.00%	4,092	10.00%	Construction,
					design, repair and
					technical
					maintenance of
					electric power
					industry projects
CJSC “Agency for	3,500	100.00%	3,500	100.00%	Information
electric power industry					technologies
balances forecasting”					services
JSC “Main electric grid	1,000	100.00%	1,000	100.00%	Technical
service company”					maintenance and
					repair services for
					electric grid
					facilities
JSC “MIC of Electric	163	50.00%	163	50.00%	Forecast-analytical
power industry”					services for electric
					power industry
JSC “CNII	1	100.00%	1	100.00%	Scientific and
NPKenergo”					research activity
JSC “Nurenergo”	-	77.00%	-	77.00%	Electric power	Provision
					generation	is
						established
JSC	-	100.00%	-	100.00%	Supply of materials	Provision
“Volgaenergosnabcomplect”					and equipment	is
						established
Affiliated companies	4,681,668		109,752,975
JSC “Kuban backbone	134,139	49.00%	134,139	49.00%	Power transmission
grids”					services
JSC “ENIN”	1,024	38.24%	1,024	38.24%	Scientific and
					research activity
JSC	100	49.00%	100	49.00%	Supply of materials
“Energotechcomplect”					and equipment
JSC “TGK-6”	4,304,329	23.58%	12,078,475	23.58%	Electric and heat	Market
					power generation	value of
						stock
JSC “Volzhskaya	13,262,806	32.14%	25,445,296	32.14%	Electric and heat	Market
TGK” (TGK-7)					power generation	value of
						stock
JSC “TGK-11”	2,463,551	27.45%	6,640,561	27.45%	Electric and heat	Market
					power generation	value of
						stock
JSC “OGK-1”	13,164,371	40.17%	53,285,213	40.17%	Electric and heat	Market
					power generation	value of
						stock

JSC “Schekinsliye	-	45.21%	-	45.21%	Construction and	Provision
PGU”					reconstruction	is
					services for electric	established
					power industry
					projects
JSC “Srednevolzhskaya	-	-	-	50.00%	Management of	liquidated
interregional					energy companies
management energy
company”
JSC “Uralskaya	50	33.3%	50	33.3%	Agency activity
management energy
company”
JSC	9,800	49.00%	9,800	49.00%	Electric and heat
“Severovostocenergo”					power generation
					and sale
JSC “Bashkirenego”	7,14,138	21.27%	11.,959,957	21.27%	Electric and heat	Market
					power generation,	value of
					transmission and	stock
					sale
LLC “IT Energy”	198,360	40.00%	198,360	40.00%	Information
					technologies
					services
Other organizations	7,291,487		30,028,824
JSC “Kuzbassenergo”	-	-	9,089,580	18.93%	Electric and heat
					power generation
					and sale
JSC “OGK-6”	2,317,319	9.60%	9,969,430	9.60%	Electric and heat
					power generation
					and transmission
JSC “Mosenergo”	4,419,858	3.37%	7,936,202	3.37%	Electric and heat
					power generation
JSC “Testing panel of	3,000	0.83%	3,000	0.83%	Installation, start-up
Ivanovo GRES”					services for
					electrical equipment
CJSC	1	3.38%	1	3.38%	Construction, start-
“SOVASATOM”					up services for
					electric power
					industry projects
JSC “Natsenergo”	40	1.90%	40	1.90%	Wholesale trade
CJSC “Energorynok”	1	8.50%	1	8.50%	Publishing services
JSC “Trus SVES”	-	6.14%	-	6.14%	Design,
					construction of
					production and
					technical facilities
JSC “Sangtudinskaya	551,25	14.478%	3,030,571	14.478%	Electric power
HPP-1”					generation
JSC	6	0.001%	-	-	Management of
“Sibirenergoholding”					holding companies
JSC	6	0.001%	-	-	Management of
“Centerenergoholding”					holding companies
Total	66,194,804		150,897,718

     As of 31.12.2009 other long-term financial investments include investments in joint activity in the amount of RUR 3,169,000 (as of 31.12.2008 – RUR 9,837,000).

     As of 31.12.2009 the Company accounting balance sheet includes financial investments in stock trade on the stock exchange during 2009. As of 31.12.2009 the above mentioned financial investments are recorded at market price as of the mentioned date. Loss resulted from change in market value in 2009 amounts to RUR 79,905,889,000. the said amount includes loss of RUR 40,120,842,000 related to changes in current value of JSC “OGK-1” stock. Block of shares was transferred under trust management of JSC “Inter RAO UES” in 2009.

     In accordance with Article 13 of the Federal Law “On accounting”, in 2008 the Company management decided not to apply rules of further valuating financial investments stipulated by para 20 PBU19/02 for t he period from 1 July to 31 December 2008 as the assessment of the mentioned financial investments based on current market value did not allow for fair representation of property position and financial results of the Company under conditions of impaired liquidity on financial markets and increased volatility of quotations in currency and stock markets. The reasons for such decision are described in details in the Explanatory note to 2008 accounting statements. The amount of 2008 unrecognized loss from changes in current market value as compared to balance valuation totaled RUR 120,967,243,000. If the Company decided to recognize cost of financial investments at market value as of 31.12.2008, the amount of profit for 2009 would have totaled RUR 41,061,362,000.

     The Company analyzed the signs of stable decreasing of financial investment cost for which the current market value is not determined. During such analysis changes in net assets value during two years were considered. Valuation of financial investments in JSC “Sangtudinskaya HPP-1” was performed using discounted cash flow method.

     In 2009 the Company established provision for impairment in value of financial investments of RUR 3,502,596,000 and recognized it within other expenses (for 2008 – RUR 2,603,953,000). In 2009 the provision was used in the amount of RUR 75,000 upon writing down of financial investments in JSC “SMUEK”.

     As of 31.12.2009 and 31.12.2008 balance of the provision for impairment in value of financial investments amounted:

Issuer name	31.12.2009	31.12.2008
JSC “MGTES”	3,524,756	2,583,855
JSC “Nurenergo”	1,972,781	1,972,781
JSC “Schkinskiye PGU”	105,935	105,95
JSC “Energostroysnabcomplect”	72,381	-
LLC “Index of electric power industry”	10,000	-
JSC “Sangtudinskaya HPP-1”	2,479,314	-
Other	868	943
Total	8,166,035	4,663,514

     There were no negative trends observed that may cause impairment of other blocks of shares.

3.8.2. Debt securities

     As of 31.12.2009 and 31.12.2008 the following promissory notes were included on debt securities:

RUR thous.

Issuer name	31.12.2009	31.12.2008	Maturity date	Annual rate, %	Notes
JSC “Bank VTB”	-	41,460,006	09.2010	Discount	*
JSC “SO-SDO UES”	469,300	508,899	12.2012	7%
JSC “MOESK”	-	3,013,006	03.2009	17%
LLC “Discovery-Finance”	-	6,228,604	09.2010	Discount, 2%	*
JSC “Glavstservice UNEG”	-	152,872	12.2009	14%
JSC “Finanal Corporation “Discovery”	-	5,211,164	11.2009 01-05-2010	Discount	**
Total debt securities	469,300	56,574,551

     Notes:

     (*) Reclassification into short-term financial investments

     (**) Merger into non-interest bearing notes, amounts are recorded within accounts receivable.

3.8.3. Loans issued and other long-term financial investments

     As of 31.12.2009 and 31.12.2008 loans issued include loan issued to JSC “Dagestanenergo” of RUR 296,461,000. In 2009 loan was issued to the Company employee in the amount of RUR 6,652,000.

     The Company intends to hold all long-term financial investments till maturity date.

3.9. Short-term financial investments

RUR thous.

Asset	31.12.2009	31.12.2008
Short-term promissory notes	44,190,554	48,482,663
Loans issued	887,671	887,671
Other short-term financial investments	24,049,500	19,685
Total	69,127,725	49,390,019

3.9.1. Short-term promissory notes

     As of 31.12.2009 and 31.12.2008 short-term promissory notes include notes of the following companies:

RUR thous.

Issuer name	31.12.2009	31.12.2008	Annual rate, %	Note
JSC “Bank VTB”	43,925,294	47,324,927	Discount	*
JSC “Glavsetservice UNEG”	50,000	90,400	14%
JSC “Bank Alemir”	-	1,007,336	Discount
JSC “Caustic”	55,260	-	15%
JSC “MCC of Electric power industry”	60,000	60,000	17%
Total	44,190,554	48,482,663

     Notes:

     (8) Reclassification from long-term

3.9.2. Loans issued and other short-term financial investments

     As of 31.2.2009 and 31.12.2008 loans issued include loan issued to JSC “Kuban backbone electric grid” of RUR 887,671,000 and also loan issued to JSC “Nurenergo” of RUR 501,300,000.

     Loan issued to JSC “Nurenergo” is overdue as of the reporting date. The Company had no agreements to prolong this contract. Provision for impairment established in 2006 amounts to RUR 501,300,000 as of 31.12.2009.

     As of 31.12.2009 other financial investments include the amount of deposits in JSC “Gazprombank” with maturity from 14.01.2010 to 29.04.010 for RUR 24,049,500,000; as of 31.12.2008 – assignment of legal claim under loan agreement for RUR 19,685,000.

     Valuation of financial investments upon their disposal in 2009 was carried out at historical cost of each accounting unit.

     The Company intends to hold all short-term financial investments till maturity date.

3.10. Accounts receivable

     Due to changes to opening balance comparative data on receivables are presented as of 01.01.2009.

     For line 230 “Long-term receivables”

RUR thous.

Item	31.12.2009	31.12.2008
Non-interest bearing promissory notes	17,012,281	10,728,203
LLC “Energo-finance”	12,022,099	-
JSC “MGTES”	3,000,00	5,571,400
JC “SO-UES”	-	2,635,681

JSC “Ulianovskenergo”	740,240	733,729
JSC “AKB “Rosbank”	483,485	483,45
JSC AKB “Eurofinance Mosnarbank”	311,495	312,494
JSC “MRSK of Center and Privolzhia”	229,127	229,127
JSC “Alfa-bank”	9,259	317,912
Other non-interest bearing notes	216,576	444,375
Other receivables	3,480,538	14,623
SC “Kuban backbone grids”	2,966,855	-
JSC “Irkutskenergo”	185,910	-
JSC “Streletskaya Sloboda”	83,986	83,986
Other	243,787	59,63
Total	20,492,819	10,871,826

     As of 31.12.2009 long-term accounts receivable include:

-	non-interest bearing promissory notes for RUR 13,528,796,000 with maturity date from 2020 to 2026;

-	non-interest bearing promissory note of JSC AKB “Rosbank” for RUR 483,485,000 with maturity in 2015;

-	promissory notes of subsidiary company – JSC “MGTES” for RUR 3,000,000,000 with maturity in 2020.

     Other amounts represent sums under contracts with due date in accordance with contractual terms expected in more than 12 months. Information on related parties is disclosed in para 3.16 of the Explanatory note.

     For line 241 “Trade receivables”

RUR thous.

Debtor	31.12.2009	31.12.2008
JSC “MRSK of Siberia”	1,105,393	368,852
JSC “Glavsetservice UNEG”	1,085,949	883,183
JSC “MSK of South”	956,555	564,798
JSC “Tyumenenergo”	694,141	260,335
JSC “Kubanenergo”	674,235	395,736
JSC “MRSK of Center”	610,106	191,972
JSC “MRSK of Center and Privolzhja”	580,957	176,477
CJSC “RES”	490,603	9,023
JSC “Moscow united electric grid company”	425,727	142,445
JSC “MRSK of North-West”	419,697	95,329
JSC “MRSK of Ural”	375,919	210,940
JSC “Lenenergo”	259,366	268,307
JSC “Dalnevostochnaya distribution grid company”	257,965	220,714
JSC “RUSAL Novokuznetsk”	112,932	0
Other (individually less than RUR 100,000)	896,868	1,265,783
Total	8,949,413	5,053,894

     Trade receivables in line 241 are recorded considering provision on doubtful debts which as of 31.12.2009 totaled RUR 2,503,116,000 and as of 31.12.2008 – RU 1,585,725. As of 31.12.2009 the amount of RUR 1,216,041,000 relates to subsidiary and affiliated companies (receivables totaled RUR 1,975,342,000; provision for the said receivables totaled RR 759,300,000). As of 31.12.2009 subsidiary and affiliated companies account for RUR 961,843,000 (receivables totaled RUR 1,434,502,000; provision for the said receivables totaled RR 472,659,000). Information on related parties is disclosed in para 3.16 of the Explanatory note.

     For line 243 “Receivables under advance payment issued”

RUR thous.

Item	31.12.2009	31.12.2008
Advance payments to construction organizations	63,956,137	65,246,102
including:
CJSC “Engineering-Construction company “Soyuz-Seti”	10,222,420	7,877,203
LLC “Engineering center “Energo”	10,948,010	11,637,894
LLC “Rusengineering”	7,152,448	6,721,943
LLC “New Engineering Company”	6,228,713	4,342,689
LLC “Stroytechnocontact”	4,702,678	3,368,714
LLC “Project Center “Energo”	2,181,928	1,452,109
LLC “ASSET MANAGEMENT COMPANY”	3,185,297	0
LLC “Torsion-Telecom”	1,923,114	2,053,863
LLC “Interspetsstoy”	1,580,863	4,395,373
CJSC “Intertechelectro”	1,257,617	1,051,045
LLC “Construction work management”	1,072,922	1,084,271
Other	13,500,127	21,261,007
Advance payments to service providers	1,443,853	2,296,823
including:
JSC “Electrosetservice UNEG”	439,967	0
JSC “Moscow communication center of electric power industry”	279,456	34
CJSC “Center of Infrastructure Projects”	183,067	27,388
Other	582,250	2,269,401
Other advance payments issued	1,636,347	1,427,532
including:
CJSC “ISK Soyuz-Seti”	508,948	0
LLC “Torsin-Telecom”	46,272	0
CJSC “lectrostroy”	271,000	271,000
LLC “RDK_avtomatika”	185,500	0
LLC SPC “Enercom Service”	176,317	287,771
Other	27,310	868,761
Total	67,036,337	68,979,457

     Advance payments receivable in line 243 are recorded considering provision on doubtful debts which as of 31.12.2009 amounted to RUR 3,551,035,000; as of 31.12.2008 no provision was established but due to changes in accounting policy on provision establishing opening balances on advance payments issued were adjusted for the amount of provision totaled UR 816,673,000.

     Advance payment issued to JSC “Svyazstroy” for developing internal digital technologic network for mobile radio communication for electric power industry of Middle Volga (as of 31.12.2009 – RUR 1,118,066,000; as of 3112.2008 – RUR 1,386,837,000). The Company established provision in total amount as of 31.12.2009, and in the amount of RUR 815,823,000 as of 31.12.2008. In 2009 provision of RUR 1,028,583,000 was established for advance payments issued to LLC “Interspetsstroy” (RUR 2,609,446,000 as of 31.12.2009 and RUR 4,395,373,000 as of 31.12.2008). No provision was established in 2008.

     Receivables from subsidiary and affiliated companies account for RUR 1,156,223,000 as of 31.12.2009 and RUR 523,911,000 as of 31.12.2008 within total amount of advance payments issued. Information on related parties is disclosed in para 3.16 of the Explanatory note.

     For line 244 “Other receivables”

RUR thous.

Receivables	31.12.2009	31.12.2008
Overpayment on taxes and payments to non-budget funds	5,822,007	7,127,329
Non-interest bearing promissory notes	32,258,435	16,099,461
VAT on advance payments	1,087,920	1,083,222
Other	4,192,619	9,013,263
Total	41,185,141	33,323,275

     Due to changes in accounting policy in respect of establishing provision on other accounts receivable and advance payments issued opening balances include provision of RUR 33,019,714,000 for comparability purposes.

     Other short-term receivables (line 244 of the accounting balance sheet) include non-interest bearing promissory notes (RUR 32,258,435,000 as of 31.12.2009; and RUR 48,662,150,000 as of 31.12.2008; and taking into consideration opening balances as of 31.12.2008 it totaled RUR 16,099,461,000). As of 31.12.2009 the said amount includes the sum of non-interest bearing promissory notes of LLC “Index of electric power industry” (100% subsidiaries of JSC FGC UES) of RUR 28,502,105,000 (the amount represented less the amount of provision of RUR 14,663,640,000) with repayment “Upon demand”. LLC “Index of electric power industry” was established in the process pf restructuring of JSC RAO UES of Russia and owns blocks o shares of electric companies including traded on stock market. Total amount of notes issued by LLC “Index of electric power industry” is based on market valuation of the shares of electric companies as of the date of the issue. As of the end of the reporting period value of LLC “Index of electric power industry” promissory notes was adjusted for the amount of change in the market value of stock owned by LLC “Index of electric power industry” as of the end of the reporting period.

     Total amount of other short-term receivables include receivables from subsidiary and affiliated companies of RUR 32,731,352,000 as of 31.12.2009 and RU 53,308,750,000 as of 31.12.2008.

     Provision for doubtful receivables

RUR thous.

Receivable	Amount	Opening balance of provision	Provision during the reporting period	Provision written down to other income	Closing balance of provision	Receivables per accounting balance sheet
2008
Long-term	10,871,826	-	-	-	-	10,871,826
(line 230)
Short-term
Buyers and	6,639,620	883,464	2,4242,875	(1,722,613)	1,585,726	5,053,894
customers
(line 241)
Advance payments	69,787,130	-	816,673	-	816,673	68,970,457
issued
(line 243)
Other	66,342,989	-	33,019,714	-	33,019,714	33,323,275
(line 244)
2009
Long-term	20,492,907	-	88	-	88	20,492,819
(line 230)
Short-term
Buyers and	11,452,529	1,585,726	3,060,048	(2,142,658)	2,503,116	8,949,413
customers
(line 241)
Advance payments	70,587,372	816,673	2,734,362	-	3,551,035	67,036,337
issued
(line 243)
Other	56,437,743	33,019,714	107,638	(17,874,750)	15,252,602	41,185,141
(line 244)

3.11. Credits and loans received

Long-term loans	31.12.2009	31.12.2008
Bonds of series 02	-	7,000,000
Bonds of series 04	6,000,000	6,000,000
European Bank of reconstruction and development	-	5,000,000
Total long-term loans	6,000,000	18,000,000

Short-term loans	31.12.2009	31.12.2008
Bonds of series 02	7,000,000	-
Alfa-bank	-	10,000,000
Interest accrued	115,041	297,636
Promissory notes	366,428	883,851
Total short-term loans	7,481,469	16,161,487

     (*) In 2009 the loan was paid in advance.

     Information on bond issues as of the reporting date is presented in the following table:

Series	02	04
Volume of issue, RUR thous.	7,000,000	6,000,000
Amount, mln. of bonds	7	6
Par value, RUR	1,000	1,000
Rate, %	8.25%	7.30%
Date of bond placement	28.06.2005	12.10.2006
Date of state registration of bond issue report	23.08.2005	08.11.2006
Maturity term days	1,820	1,820
Outpayments for coupon yield, RUR thous.	577,958	436,799
Coupon yield for each bond	41.14	36.40
Accrued interest in 2009, RUR thous.	577,542	438,000

     In 2009 bonds in issue 05 were redeemed to the amount of RUR 4,980,000,000. Maturity terms of bonds in issue 02 – August 2010, cost of the abovementioned bonds comprising RUR 7,000,000,000 is represented in accounting statements as a part of short- term loans, bonds in issue 04 is represented as long-term loans.

     In 2009 loan from European Bank of Reconstruction and Development (EBRD) in the amount of RUR 5,000,000,000 received in 2006 was repaid in advance. The loan was drawn for modernization and reconstruction of the major high-voltage electric substations Centralnaya and Arzamasskaya.

     Amount of all interest expenses connected with loans and credits in 2009 totaled RUR 1,939,463,000. Other expenses include RUR 1,714,506,000; interest on EBRD loan is included in cost of modernization and reconstruction of the major high-voltage electric substations Centralnaya and Arzamasskaya in the amount of RUR 221957,000.

3.12. Accounts payables

     For line 621 “Accounts payable to suppliers and contractors”

RUR thous.

Creditor	31.12.2009	31.12.2008
Payables to construction organizations	7,786,629	7,002,355
LLC “Engineering center “Energon”	2,367,178	1,467,799
JSC “Sevzapelectrosestroy”	987,447	1,813,437
LLC “Rostrade”	391,876	490,532
CJSC “Engineering and construction company “Soyuz- Seti”	415,962	132,451
JSC “Optima”	367,895	184,821
CJSC “PC Thermoservice”	215,795	-
Other (individually less than RUR 200,000,000)	3,040,476	2,913,315
Payables to service providers	2,885,859	2,809,589
CJSC “Center for financial settlements”	803,884	578,993
JSC “Electrosetservice UNEG”	786,705	221,722
JSC “Glavsetservice UNEG	245,318	949,536
UK “Energobalance”	179,638	130,353
Other	870,314	928,985
Other	346,220	363,922
LLC “Rostov electric metallurgical plant”	106,043	16,043
LLC “RDK-Avtmatika”	54,242	90,246
Other	185,935	167,633
Total	11,018,708	10,175,866

     Accounts payable to suppliers and contractors include payables to subsidiary and affiliate companies or RUR 1,397,934,000 as of 31.12.2009 and RUR 1,400,799,000 as of 31.12.2008.

     For line 627 “Advance payments received”

RUR thous.

Creditor	31.12.2009	31.12.2008
Advance payments received for customer connection to UNEG	6,489,387	6,585,746
JSC “MRSK of Center and Povolzhje”	1,148,811	1,146,838
JSC “Pervouralsk new pipe plant”	706,301	706,301
JSC “Tyumenenergo”	582,997	603,918
LLC “Yuzhno-Uralskaya GPK”	378,221	378,221
JSC “Gazpromneft-NNG”	378,223	27,262
LLC “Abinsk Electric metallurgical plant”	363,786	85,137
LLC “OMK-Steel”	221,798	673,586
JSC “Serevsk pipe plant”	295,000	85,138
Other (individually less than RUR 200,000,000)	2,414,250	1,879,345
Other advance payments	625,266	510,446
RGS Nedvizhimost	426,332	219,488
Other	198,934	218,958
Total	7,114,653	7,096,192

     Advance payments received include payables to subsidiary and affiliate companies of RUR 4,765,000 as of 1.12.2009 (RUR 4,728,000 as of 31.12.2008).

     For line 625 “other accounts payable”

RUR thous.

Payables	31.12.2009	31.12.2008
On additional issue of shares	40,177,925	-
The Russian Federation as the shareholder	40,167,721	-
Other shareholders	10,204	-
Berezvill Investments Limited	1,374,68	1,374,683
Primagates Trading Limited	664,542	664,542
JSC Holding MRSK	220,096	220,096
JSC RAO Energy systems of East	197,348	197,348
Other creditors	1,013,441	2,486,292
VAT	3,213,961	-
Total	46,861,996	4,942,961

     Amount received for shares purchased after registration of changes to the Articles of association will be transferred to Section III of the accounting balance sheet “Capital”.

     Other accounts payable include payables to subsidiary and affiliated companies of RUR 687,634,000 as of 31.12.2009. As of 31.12.2008 payables to subsidiary and affiliated companies within other accounts payable totaled RUR 4,399,000 and included settlements under agency agreements with MSK not merged in JSC FGC UES on 01.07.2008.

     Information on related parties is disclosed in para 3.16 of the Explanatory note.

3.13. Deferred expenses

     Breakdown of deferred expenses is presented in the table below:

RUR thous.

Deferred expense item	31.12.2009	31.12.2008
Software	1,353,888	1,615,779
Insurance	38,369	899,135
Consulting services	-	515,601
Other	84,394	102,387
Total deferred expenses	1,476,651	3,132,902
Including:
Line 216 – short-term portion of deferred expenses to be expensed evenly during 2009	135,367	1,492,476
Line 150 – long-term portion of deferred expenses to be expenses during the period over 12 months	1,341,284	1,640,426

     Line 150 of the accounting balance sheet represents SAP licenses purchased by the Company which are panned to be sold. These licenses are not used by the Company. Cost of the said licenses totaled RUR 939,347,000 as of 31.12.2009 (RUR 1,020,323,000 as of 31.12.2008). Period for writing off these expenses is not determined by the Company. The expenses incurred will be written off in full upon when sold.

     Maturity term for insurance expenses is determined under insurance agreement, and as a rule it does not exceed one year. Writing off period for software expenses does not exceed five years.

     Line 766 in Form No. 5 represents changes in balances of short-term deferred expenses in line 216 of the accounting balance sheet and long-term deferred expenses in line 150 of the accounting balance sheet.

3.14. Income and expenditure

     The following are represented as a part of income on ordinary activity:

RUR thous.

Income type	2009	2008
Income from technological connection to UNEG	3,052,556	44,955
Income from other types of activity	1,851,936	2,11,310
Total	4,904,492	2,356,265

     Other income includes:

RUR thous.

Income type	2009	2008
Promissory notes paid	81,068,350	22,629,028
Income from disposal of financial investments	2,729,340	5,364,184
Income from provision on doubtful debts recovered	20,017,407	1,722,613
Extraordinary income on insurance events	456,703	217,328
Income from prior years identified in the reporting period	412,431	115,403
Fines, penalties interests, penalty	397,323	152,738
Income from results of intellectual activity	116,981	29,296
Income from sale of material assets	94,922	776,313
Other income	467,074	340,202
Total	105,760,531	31,347,105

     Other expenses include:

RUR thous.

Expense type	2009	2008
Negative difference on revaluation of shares at market value	79,905,889	-
Promissory notes paid	79,281,635	22,830,765
Expenses from disposal of financial investments	9,793,452	3,252,134
Provision on doubtful debts	5,902,136	2,424,875
Provision on impairment of financial investments	3,502,596	2,603,953
Net book value of written down assets and construction in progress and expenses related to writing down	634,957	571,943
Property tax	605,244	481,848
Deferred expenses recognized when merging of JSC RAO UES of Russia related to sale of shares not transferred to JSC FGC UES balance sheet	515,601	789,275

Losses of prior years	521,689	288,008
Expenses on sale of material assets	171,894	736,774
Losses related to emergencies	260,258	141,095
Contributions paid to non-commercial organizations	68,801	22,824
Net book value of sold fixed assets, expenses related to sale	51,566	151,630
Charity	9,792	163,023
Other	745,081	511,901
Total	181,970,591	34,970,048

     According to line 760 in form No. 5 expenditures represented on line 020 in form No. 2 are broken down by cost elements.

     Other expenses include cost of energy resources that can be divided into two groups: heat power and electric power for business needs and electric power to cover transmission losses. Cost of losses paid by customers is included in cost of power transmission services.

RUR thous.

Energy resource type	2009	2008
Purchased electric power to cover transmission losses	13,432,762	11,419,251
Purchased heat and electric power and fuel for business needs	160,910	239,645
Total	13,593,672	11,658,896

3.15. Earnings per share

     Basic earnings per share represent a share of profits within accounting period, which potentially can be distributed among shareholders – owners of ordinary shares. It is calculated as ratio of basic earnings for accounting period to a weighted average volume of outstanding ordinary shares within accounting period. Basic earnings equal net profit of the reporting year (line 190 of Profit and loss statement).

Item	2009	2008
Basic profit (loss) over accounting period, RUR thous.	(59,865,994)	4,465,475
Weighted average volume of outstanding ordinary shares over accounting period, shares	1,153,514,196,362	776,609,077,847
Basic earnings per share, RUR	(0.0519)	0.00575

     No changes were made to the authorized capital in 2009, therefore average number of ordinary shares in circulation during the reporting period equals to the number of shares as of t he date of the last changes to the authorized capital of the Company and totaled 1,153,514,196,362 shares.

     Company does not have converted securities, sales and purchase agreements for ordinary shares from an issuer at the price less than their market value.

3.16. Related parties

     List of related parties of the Company is available at the web-site of the Company at www.fsk-ees.ru. Lists of members of the Board of Directors and the Management Board are given in section “General information” of the present Explanatory note. The list of related parties includes JSC “MRSK of North Caucasus” which is not a subsidiary or affiliated company to JSC FGC UES, but the said entity has the functions of the sole executive body within of the Company included in JSC FGC UES Group. Other companies are subsidiary or affiliated companies to JSC FGC UES.

Sale to related parties
Revenue from sale to relate parties
(according to the list of related parties as of 31.12.2009)

RUR thous.

Purchaser	2009	2008
Services on power transmission
JSC “MRSK of North Caucasus”	1,322,068	1,005,855
JSC “Nurenergo”	153,720	114,490
Total services on power transmission	1,475,788	1,120,345
Lease services
JSC “Glavsetservice UNEG”	660,385	411,602
JSC “Electrosetservice UNEG”	73,603	-
JSC “CIUS UES”	55,610	68,991
Other	14,825	16,200
Total for lease	804,423	496,793
Sale of material assets
JSC “STC of electric power industry”	95,918	-
JSC “Electrosetservice UNEG”	82,685	291,031
JSC “Glavsetservice UNEG”	16,399	549,993
Other	15,783	-
Total for sale of material assets	210,785	841,024
Other income from sale
JSC “Glavsetservice UNEG”	152,556	185,764
Other	68,528	23,907
Total for other income from sale	221,084	209,671
TOTAL	2,712,080	2,667,833

Purchases from related parties
(according to the list of related parties as of 31.12.2009)

RUR thous.

Purchaser	2009	2008
Services on technical maintenance and repair
JSC “Glavsetservice UNEG”	8,140,935	4,862,338
JSC “Electrosetservice UNEG”	3,171,149	1,826,953
Other	9,807	5,856
Total for services on technical maintenance and repair	11,321,891	6,695,147
Services on functioning as customer- developer
JSC “CIUS UES”	1,695,350	1,041,500
Total for services on functioning as customer- developer	1,695,350	1,041,500
Tender services, supply of equipment and material assets
JSC “Dalenergosetproject”	604,893	-
JSC “Energostroysnabcomplect”	114,443	404,323
Other	9,646	-

Total for tender services, supply of equipment and material assets	728,982	404,323
Services on CAW and DEW
JSC “Dalenergosetproject”	229,992	474,013
JSC “MUS of Electric power industry”	167,888	-
JSC “Electrosetservice UNEG”	110,270	-
Other	39,155	9,414
Total services on CAW and DEW	547,305	483,427
Communication services and maintenance of communication systems
JSC “MUS of Electric power industry”	504,144	386,527
JSC “Chitatechenergo”	4,836	-
Total for communication services and maintenance of communication systems	508,980	386,527
Other services
JSC “Glavsetservice UNEG”	133,086	674,018
JSC “Tomsk backbone grids”	112,868	56,898
JSC “Kuban backbone grids”	100,702	50,765
JSC “ENIN named after Krzhizhanovsky”	222,134	50,971
CJSC “Agency for electric power industry balances forecasting”	135,390	-
Other	60,638	43,030
Total for other services	764,818	875,682
TOTAL	15,567,326	9,886,606

     Other services include services on lease of property, information services and services on R&D.

     Services were rendered to the Company at standard market prices. Settlements on services rendered to the Company are performed upon the fact of service rendering.

Status of settlements with related parties
Accounts receivable
(according to the list of related parties as of 31.12.2009)

RUR thous.

Debtor	2009	2008
Trade receivables
JSC “Glavsetservice UNEG”	1,481,828	1,134,792
JSC “Nurenergo”	398,917	217,527
Other	100,200	676,894
Total trade receivables	1,980,945	2,029,213
Advance payments issued
JSC “MRSK of North Caucasus”	800,000	253,800

JSC “MUS of Electric power industry”	280,003	160,533
JSC “Electrosetservice UNEG”	732,836	-
JSC “Glavsetservice UNEG”	116,335	23,153
JSC “Kuban backbone grids”	-	165,477
JSC “ENIN named after Krzhizhanovsky”	-	117,000
Other	27,049	60,005
Total for advance payments issued	1,956,223	779,968
Other accounts receivable
JSC “Index of electric power industry”	43,165,745	43,330,745
JSC “MGTES”	3,000,000	8,499,000
JSC “Kuban backbone grids”	3,749,189	1,480,705
JSC “Nurenergo”	219,634	159,478
JSC “OGK-1”	202,690	202,690
JSC “Tomsk backbone grids”	112,421	89,534
JSC “CIUS”	-	5,280,633
Other	58,254	492,945
Total for other accounts receivable	50,507,933	59,535,730
TOTAL	54,445,101	61,894,895

Provision on doubtful debts as of 31.12.2009
(according to the list of related parties as of 31.12.2009)

RUR thous.

Debtor	Amount w/o provision on doubtful debts	Amount of provision on doubtful debts	Amount with provision on doubtful debts
Provision on trade receivables
JSC “Glavsetservice UNEG”	1,481,828	395,879	1,085,949
JSC “Nurenergo”	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision on trade receivables	1,905,686	760,570	1,145,116
Provision on advance payments issued
JSC “MRSK of North Caucasus”	800,000	800,000	0
Total for Provision on advance payments issued	800,000	800,000	0
Provision on other accounts receivable
JSC “Index of Electric power industry	43,165,745	14,663,640	28,502,105
JSC “Nurenergo”	219,643	219,634	0
Other	12,813	12,813	0
Total provision on other accounts receivable	23,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

Provision on doubtful debts as of 01.01.2010
(considering changes to opening balance as of the beginning of the reporting period, according to the list of related parties as of 31.12.2009)

RUR thous.

Debtor	Amount w/o provision on doubtful debts	Amount of provision on doubtful debts	Amount with provision on doubtful debts
Provision on trade receivables
JSC “Glavsetservice UNEG”	1,134,792	251,609	883,183
JSC “MRSK of North Caucasus”	594,639	264,679	329,960
JSC “Nurenergo”	217,527	183,430	34,097
JSC “Electrosetservice UNEG”	47,103	34,703	12,400
Other	51,426	37,615	13,811
Total provision on trade receivables	1,998,384	737,333	1,261,051
Provision on other accounts receivable
JSC “Index of Electric power industry	43,330,745	32,538,390	10,792,355
Other	154,878	154,878	0
Total provision on other accounts receivable	43,485,623	32,693,268	10,792,355
TOTAL	45,484,007	33,430,601	12,053,406

Accounts payables
(according to the list of related parties as of 31.12.2009)

RUR thous.

Creditor	2009	2008
Settlements with suppliers and contractors
JSC “Electrosetservice UNEG”	802,027	221,723
JSC “Glavsetservice UNEG”	275,492	956,362
CJSC “Agency for electric power industry balances forecasting”	110,861	-
Other	209,554	222,714
Total for settlements with suppliers and contractors	1,397,934	1,400,799
Settlements on advance payments received
JSC “Kuban backbone grids”	4,765	4,728
Other	511	25,223

Total for settlements on advance payments received	5,277	29,951
Other accounts payable
JSC “CIUS UES”	559,235	-
Other	30,428	4,399
Total for other accounts payable	589,662	4,399
TOTAL	1,992,873	1,435,149

     Relations with the Non-state pension fund of electric power industry

     Contributions to the Non-state pension fund of electric power industry on voluntary pension insurance of the Company employees during 2009 amounted RUR 68,729,000 (during 2008 – RUR 292,132,000). Balance of settlements with the Non-state pension fund of electric power industry as of 31.12.2009 equals zero. As of 31.12.2008 payables to the Fund amounted RUR 11,240,000.

     Remuneration paid to members of the Board of Directors and Management Board

     Remuneration paid to members of the Board of Directors and Management Board for their duties on held positions consisted of salary provided in labor contract, as well as premiums determined in accordance with work results within a year.

     Total amount of remuneration in money paid to members in Board of Directors and Management Board for a period of 2009 was RUR 102,798,000, in 2008 – RUR 126,464,000. In 2009 no contribution was made to voluntary pension insurance (in 2008 – RUR 67,545,000). Supplementary medical insurance of members of the Company Management Board and their family members were performed in 2009 in the amount of RUR 4,949,000 (RUR 5,400,000 in 2008). Lists of members of the Board of Directors and the Management Board are given in section “General information” of the Explanatory note.

3.17. Contingencies

     As of the end of the reporting year line 960 of the accounting balance sheet “Liabilities issued” includes liabilities under guarantee issued to the State Unitary entity “Foreign economic association “Technopromexport” of RUR 30,815,000.

     Line 950 “Liabilities received” includes:

-	obligations under contract of pledge of property with JSC “Kuban backbone grids” for RUR 1,003,247,000 for monetary loan issued;

-

promissory notes for RUR 1,231,579,000 receive as pledge for accounts receivable f JSC “Irkutskenergo” under contract on service provisioning with RAO UES of Russia in functioning and development of the UES of Russia;

-	obligations of RUR 68,709,158,000 representing bank guarantees issued to the Company for entities carrying construction of electric power industry projects.

Due to completion of the restructuring the Company is the successor under law suits of merged companies including with tax authorities. However, the Company management believe that the results of these law suits will not have material impact on the financial position of the Company.

     Russian tax, currency and customs legislation admits divergent interpretation and subject to repeated developments.

     The Company Management does not exclude that in future disagreements with supervisory bodies are possible with regard to some operations performed within accounting and previous periods (including activities for Company reforming associated with reforming in electric power industry), which can lead to changes in business activity results. In accordance with p. 24 in Provision on business accounting “Contingency” Russian Accounting Standards 8/01 the detailed information about such activities is not disclosed in report.

     Latest developments occurred in the Russian Federation point to the fact that taxation authorities may take the more hard-line attitude upon legislation interpretation and audit of tax computations, and conceivably the operations and activity not contested earlier might be disputed. As a consequence, heavy additional taxes, fines and penalties can be charged. Tax inspections may cover three calendar years of activities immediately preceding a year of inspection. Under certain conditions the earlier periods can be subject to the inspection.

     According to Company Management, data are as of December 31, 2009, the relevant provisions in legislation are correctly interpreted, and situation in Company in the context of tax, currency and customs legislation will be stable.

3.18. Events occurring after the balance sheet date

     On 26.01.2010 the report on the results of the securities issue was registered with the state. In practice 80,047,137,190 (eighty billion forty seven million one hundred thirty seven thousand one hundred ninety) shares were placed for the amount of RUR 40,023,569,000 with the nominal value of RUR 0.50 (fifty kopeks) each. Detailed information is presented in para 3.2.

     In February 2010 a novation took place to transfer non-interest bearing promissory notes of LLC “Energo-finance” with book value of RUR 12,012,099,000 as f 31.12.2009 into interest-bearing promissory notes of the same book value and yield of 13% with maturiy date in December 2014.

First Deputy Chairman of Management Board	/signature/	D.A. Troshenkov

Chief Accountant	/signature/	V.V. Schukin

March “30”, 2010

Director Closed Joint Stock Company “PricewaterhouseCoopers Audit”

David W. Gray

1 April 2010

Paginated, bounded and affixed with seal 71 (seventy one) pages

Seal of ZAO “PwC Audit”

Annex 2. RAS 2010 Financial Statements

AUDIT REPORT

on Statutory Accounting Statements

To the shareholders of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”:

Client

Open Joint-Stock Company “Federal Grid Company of Unified Energy System”.

117630, Moscow, Akademika Chelomeya str., 5a

State registration certificate No. 21081 series LO-002 issued by Leningrad Region Registration Bureau on June 25, 2002, the Unified State Register of Legal Entities Entry Number 00/03124.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for Tosno District, Leningrad Region, on August 20, 2002.

Auditor

ZAO PriceWaterhouseCoopers Audit (Closed Joint-Stock Company) (ZAO PwC Audit) with the principal place of business at 10 ul. Butyrsky Val, Moscow 125047 Russian Federation.

State registration certificate No. 008.890, issued by Moscow Registration Bureau on February 2, 1992.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before July 1, 2002 No. 1027700148431 issued by the Interregional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for the Moscow City on August 22, 2002.

Member of Non-profit Partnership “Audit Chamber of Russia” (NP ACR) which is a self-regulatory organization of auditors – registration number 870 in the register of NP ACR members.

Primary Registration Entry Number (PREN) 10201003683 in the register of auditors and audit organizations.

AUDIT OPINION

on the Statutory Accounting Statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”

To the shareholders of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”:

We have audited the attached statutory accounting statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter – the Company) as of December 31, 2010. The statutory accounting statements of the Company consist of its Balance Sheet, Profit and Loss Statement, Statement of Changes in Equity, Cash Flow Statement for 2010, as well as other supplements to the Balance Sheet, Profit and Loss Statement, and Explanatory Notes (hereinafter all the statements shall be jointly referred to as the “Statutory accounting statements”).

Management’s Responsibility for the Financial Statements

Management of the Company is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with the regulations for financial reporting established in the Russian Federation and for designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of financial statements which are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. We conducted our audit in accordance with the federal standards for financial auditing and the International Auditing Standards. These Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from any material misstatement.

Our audit involved performance of procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depended on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considered internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design the audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion as to the effectiveness of the Company’s internal control system. The audit also included evaluatin of appropriateness of the accounting policies used and the reasonableness of accounting estimates made by the management, as well as evaluation of the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the combined and consolidated financial statements and reporting fairly present, in all material respects, the financial standing of the Company as of December 31, 2010, and its financial performance and its cash flows for the year 2010 in accordance with the financial reporting regulations set forth in the Russian Federation.

Director
ZAO PriceWaterhouseCoopers Audit

/signature/

V.Ya. Sokolov
March 29, 2011

(Round Seal: ZAO PricewaterhouseCoopers Audit, Moscow)

MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
ACCOUNTING BALANCE SHEET
as of December 31, 2010

			CODES
ОКУД Form No.1			0710001
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385
Location (address)	117630, Russia, Moscow, Akademika Chelomeya str., 5A
	Approval date
	Date of sending (acceptance)		21.03.2011

ASSET	Indicator code	As for the beginning of the accounting period	As for the end of the accounting period
1	2	3	4
I. NON-CURRENT ASSETS
Intangible assets, including	110	1 396 257	917 625
right to the patents, programmes, trademarks, etc.	111	977 021	696 044
other nonmaterial assets	112	419 236	221 581
Fixed assets, including:	120	237 753 751	236 193 167
plots of land and natural resources	121	156 495	827 221
buildings, cars and equipment, constructions	122	235 778 695	232 958 699
other fixed assets	123	1 818 561	2 407 247
Construction in progress, including:	130	216 529 585	298 644 138
equipment for installation	131	18 484 815	17 905 969
investment into non-current assets	132	198 044 770	280 738 169
Доходные Income-bearing investments into material valuables	135	—	—
Long-term financial investments	140	66 970 387	104 137 547
Deferred tax assets	145	—	—
Other non-current assets	150	1 415 088	894 579
TOTAL for Section I	190	524 065 068	640 787 056
II. CURRENT ASSETS
Inventory, including:	210	2 427 514	4 632 226
raw materials, materials and other similar assets	211	2 262 155	4 407 467
costs for production in progress	213	—	—
finished goods and goods for sale	214	29 993	30 011
expenditures of future periods	216	135 366	194 748
other inventory and expenditure	217	—	—
Value added tax on purchased assets	220	2 070 794	2 295 467
Accounts receivable (payments are planned over more than 12 months upon the balance sheet date), including:	230	20 492 819	8 696 249
customers and consumers	231	185 910	68 106
made advance payments	234	36	—
other debtors	235	20 306 873	8 628 143
Accounts receivable (payments are planned within 12 months upon the balance sheet date), including:	240	117 170 891	157 647 614
customers and consumers	241	8 949 413	8 669 641
amounts owed by partners as payments into the registered capital	242	—	—
made advance payments	243	67 036 337	97 636 854
other debtors	244	41 185 141	51 341 119
Short-term financial investments	250	69 127 725	46 244 024
Monetary assets, including:	260	11 312 141	11 243 302
Cash in hand	261	2 439	3 664
settlement accounts	262	11 305 731	11 233 055
foreign currency accounts	263	—	—
monetary instruments	264	9	1
other monetary assets	265	3 962	6 582
Other current assets	270	—	—
TOTAL for Section II	290	222 601 884	230 758 882
BALANCE	300	746 666 952	871 545 938

LIABILITY	Indicator code	As for the beginning of the accounting period	As for the end of the accounting period
1	2	3	4
III. CAPITAL and RESERVES
Charter capital	410	576 757 098	616 780 667
Own shares reacquired from shareholders	411	—	—
Additional capital	420	147 596 367	147 465 640
Reserve capital	430	10 134 044	10 134 044
Undistributed loss of past years	460	(68 870 025)	(68 584 944)
Undistributed profit of past years	465	—	—
Undistributed profit of the current fiscal year	470	—	58 088 388
Undistributed loss of the current fiscal year	475	—	—
TOTAL for Section III	490	665 617 484	763 883 795
IV. LONG-TERM LIABILITIES
Borrowed assets	510	6 000 000	50 000 000
Deferred tax liability	515	1 435 064	2 649 711
Other long-term liabilities	520	5 098	18 179
TOTAL for Section IV	590	7 440 162	52 667 890
V. SHORT-TERM LIABILITIES
Borrowed assets	610	7 481 469	6 941 422
Accounts payable, including:	620	65 802 620	47 727 617
suppliers and contractors	621	11 018 708	14 017 237
amounts owed to the company staff	622	134 473	193 318
amounts owed to state non-budget funds	623	18 906	36 486
tax and dues liabilities	624	653 884	865 113
received prepayments	627	7 114 653	11 476 694
other creditors	625	46 861 996	21 138 769
amounts owed to partners (promoters) as dividends	630	46 898	46 898
Future stream of earnings	640	278 319	278 316
Reserves for the costs to be incurred	650	—	—
Other short-term liabilities	660	—	—
TOTAL for Section V	690	73 609 306	54 994 253
BALANCE	700	746 666 952	871 545 938

Statement of available assets accounted for at the off- balance sheet accounts
Rented fixed assets	910	6 189 371	13 693 765
including leased	911	—	—
Commodities and materials accepted for safe custody	920	633 348	638 163
Good accepted for commission	930	—	—
Written off debts of insolvent debtors	940	414 819	557 510
Security for liabilities and payments received	950	70 943 984	115 203 743
Security for liabilities and payments issued	960	30 815	30 815
Depreciation housing facilities	970	—	63
Depreciation of landscape design improvement facilities and other similar facilities	980	—	—
Intangible assets received for use	990	—	—
Workwear	991	—	—
Blank forms for which strict records are kept	1000	11	19

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 29 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
PROFIT AND LOSS STATEMENT
as of 2010

			CODES
ОКУД Form No.1			0710002
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		For the reporting	For the similar period
name	Code	period	of the previous year
1	2	3	4
Income and loss for usual activities
Net-earnings from sales of goods, products and services (minus VAT, excise duties and other similar compulsory payments), including:	010	111 084 675	85 077 809
electrical power transmission services	011	109 510 275	80 173 317
other activity	012	1 574 400	4 904 492
Production cost for goods, products and services sold, including:	020	(75 518 397)	(64 079 927)
electrical power transmission services	021	(74 694 570)	(62 732 093)
other activity	022	(823 827)	(1 347 834)
Gross earnings (010 + 020)	029	35 566 278	20 997 882
Commercial expenses	030	—	—
Management expenses	040	(6 209 146)	(5 128 305)
Profit (loss) from sales (029 + 030 + 040)	050	29 357 132	15 869 577
Other profit and expenses
Interest receivable	060	5 436 238	7 291 952
Interest payable	070	(273 751)	(1 717 506)
Operational income	080	422 310	717 256
Other profit	090	142 534 195	105 760 531
Other expenses	100	(109 157 601)	(181 970 591)
Profit (loss) before tax (050 + 060 + 070 + 080 + 090 + 100)	140	68 318 523	(54 048 781)
Provisional income tax expense (140 х 20%)	143	(13 663 705)	10 809 756
Constant tax liabilities	200	3 184 752	(16 588 331)
Deferred tax assets	141	(33 442)	(180 217)
Deferred tax liabilities	142	(1 181 205)	(722 009)
Current income tax (143+200-141-142)	150	(9 264 306)	(4 876 349)
Other similar compulsory payments	151	43 226	(4 642)
Income tax correction for the previous periods	152	205 592	(33 996)
Net income (loss) of the reporting period (140 + 143 + 200 + 151+152) или (140 + 141+142 + 150 + 151+152)	190	58 088 388	(59 865 994)
FOR INFORMATION
Base profit (loss) per 100 000 000 shares	201	4 760	-5 190
Diluted (loss) per 100 000 000 shares	202	—	—

INTERPRETATION OF PARTICULAR INCOME AND LOSS

Indicator		For the reporting period		For the similar period of the previous year
name	code	Income	Loss	Income	Loss
1	2	3	4	5	6
Penalties, fines and forfeits admitted or payable under (Arbitrage) court decision	230	495 902	31 922	397 323	40 390
Income (loss) of the previous years	240	320 195	229 331	412 431	521 681
Indemnity for losses because of non-fulfillment of obligation (liabilities)	250	—	—	—	—
Exchange rate defferences for operations in foreign currencies	260	10 970	10 017	26 455	15 949
Deductions for assessed reserves	270	x	18 611 054	x	9 404 732
Cancellation of accounts payable and receivable with exceeded time allowed for claims	280	185	142 486	6 556	9 122

Manager		D.А.Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)

ANNEX TO illegible
“ 29 March 2011	March 29, 2011
Auditor /signature/

MN FNS RF of KN No. 4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
as of 2010

		CODES
ОКУД Form No. 3		0710003
Date (YY/MM/DD)		2010	12	31

Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

	ИНН	4716016979
electrical power transmission	ОКВЭД	40 10.2

open joint-stock company/mixed Russian ownership with partial federal ownership	ОКОПФ/ОКФС	47	41
Thousand RUR	ОКЕИ	384/385

I. Changes in equity

Indicator					Unappropriated profit (uncovered
name	code	Charter capital	Additional capital	Reserve capital	loss)	Total
1	2	3	4	5	6	7
Balance as of December 31 of the year preceeding the previous	010	576 757 098	52 597 360	9 910 770	26 912 201	166 177 429
2009	011	X	X	X	(33 836 387)	(33 836 387)
(previous year)
Changes in the accounting policy
Results of fixed assets revaluation	012	X	6 905 053	X	(20 914)	6 925 967
Changes in business accounting rules	013	X	—	X	103 572	103 572
Balance as of January 1 of the previous year	020	576 757 098	59 502 413	9 910 770	(6 841 528)	639 328 753
Foreign currency translation balance	023	X	—	X	X	—
Net profit	025	X	X	X	(59 865 994)	(59 865 994)
Dividends	026	X	X	X	—	—
Deductions to the reserve fund	030	X	X	223 274	(223 274)	—
Enlargement of capital value by:	040	0	0	—	4 644	4 644
additional issue of shares	041	—	X	X	X	—
increase of share denomination	042	—	X	X	X	—
reorganisation of legal entity	043	—	—	—	—	—
other	044	—			4 644	4 644
Reduction capital value by:	050	—	(115 761)	—	115 761	—
decrease of share denomination	051	—	X	X	X	—
reduction of shares quantity	052	—	X	X	X	—
reorganisation of legal entity	053	—	X	X	—	—
other	054	—	(115 761)	—	115 761	—
own shares reacquired from shareholders	055	—	—	—	—	—
Balance as of December 31 of the previous year	060	576 757 098	59 386 652	10 134 044	(66 810 391)	579 467 403
2010
(reported year)
Changes in the accounting policy	061	X	X	X	—	—
Results of fixed assets revaluation	062	X	88 209 715	X	(2 059 634)	86 150 081
Changes in business accounting rules	063	X	—	X		—
Balance as of January 1 of the reported year	100	576 757 098	147 596 367	10 134 044	(68 870 025)	665 617 484
Foreign currency translation balance	103	X	—	X	X	—
Net profit	105	X	X	X	58 088 388	58 088 388
Dividends	106	X	X	X	—	—

1	2	3	4	5	6	7
Deductions to the reserve fund	110	X	X	—	—	—
Enlargement of capital value by:	120	40 023 569	154 354	X	—	40 177 923
additional issue of shares	121	40 023 569	X	X	X	40 023 569
increase of share denomination	122	—	X	X	X	—
reorganisation of legal entity	123	—	X	X	X	—
other	124	—	154 354	—	—	154 354
own shares reaquired from shareholders	125	—	—	—	—	—
Reduction capital value by:	130	—	(285 081)	X	285 081	—
decrease of share denomination	131	—	X	X	X	—
reduction of shares quantity	132	—	X	X	X	—
reorganisation of legal entity	133	—	X	X	—	—
other	134	—	(285 081)	—	285 081	—
Balance as of December 31 of the reported year	140	616 780 667	147 465 640	10 134 044	(10 496 556)	763 883 795

II. Reserves

Indicator
name	code	Balance	Received	Used	Balance
1	2	3	4	5	6
Reserves made under legislation:	150	9 910 770	223 274	—	10 134 044
previous year data	151	10 134 044	—	—	10 134 044
Reserves made under foundation documents:		—
	152	—	—	—	—
reported year data	153	—	—	—	—
Assessed reserves: doubtful debts reserve
(reserve name)
	160	35 422 113	5 902 136	(20 017 408)	21 306 841
reported year data	161	21 306 841	14 036 443	(20 897 766)	14 445 518
reserve for depreciation of financial investments
(reserve name)
	162	5 164 814	3 502 596	(75)	8 667 335
reported year data	163	8 667 335	3 913 434	(499)	12 580 270
reserve for pe3epB depreciation of material valuable
(reserve name)	164	—	—	—
reported year data	165	—	—	(661 177)	661 177

Notes

Indicator		Entrance balance for the reported	Ending balance for the reported year
name	code	year
1	2	3	4
1) Net assets	200	665 895 803	764 162 111

		From budget		Non budget funds
		Reported year	Previous year	Reported year	Previous year
		3	4	5	6
2) Received for: ordinary activities expenses - total	210	—	—	90	119
including: for payments to Chernobyl veterans	211	—	—	—	—
capital investment to fixed assets	220	—	—	—	—
other	230	—		90	119

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

21 ” March 2011				March 29, 2011	Auditor /signature/

	MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/		Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
	CASH FLOW STATEMENT
	as of 2010
			CODES
ОКУД Form No.4			0710003
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		in the reported	In the similar period of the
name	code	period	previous year
1	2	3	4
Entrance cash balance for the reported year	010	11 312 132	5 640 051
Cash flow in day-to-day operations
Receipts from customers, consumers	020	133 188 863	94 010 235
Entry of purchased foreign currency	030	649 385	290 642
Receipt from insured accidents	040	—	—
Other receipts	050	12 347 308	13 414 676
Cash directed at:
payment for the procured goods, works, services, raw materials and other circulating assets	150	(38 168 553)	(43 950 985)
remuneration of labour	160	(11 749 439)	(5 589 044)
payment of dividend, interest	170	(724 760)	(2 122 038)
settlements of taxes and dues	180	(13 727 359)	(6 142 236)
payments on extraordinary events	181	—	—
other expenses	190	(5 907 128)	(2 185 427)
Net cash from day-to-day operations	200	75 908 317	47 725 823
Cash flow in investment activities
Receipts from sale of fixed assets and other non-circulating assets	210	1 111 437	307 731
Receipts from sale of securities and other financial investments	220	179 538 445	276 911 503
Dividend received	230	528 599	860 603
Interest received	240	1 796 274	3 118 353
Receipts from redemption of loans provided for other organisations	250	—	—
Other receipts	260	492 432	—
Cash directed at:
procurement of daughter companies	280		(8 499 011)
procurement of fixed assets, income-bearing investment into material values and intangible assets	290	(167 831 053)	(99 466 324)
procurement of securities and other financial investments	300	(145 192 282)	(235 405 935)
loans provided for other organisations	310		(6 653)
other expenses	320	(59 804)	(7 611)
Net cash from investment activities	340	(129 615 952)	(62 187 344)

1	2	3	4
Cash flow in financial activities
Receipts from issue of equity or other shares	350	11 193 854	40 180 434
Receipts from loans and credits provided for other organisations	360	49 990 500	4 000 000
Receipt of funds in accordance with targeted financing	370	100	—
Other receipts	380	2	—
Cash directed at:
redemption of loans and credits (without interest)	390	(7 366 440)	(23 980 000)
other expenses	405	(179 212)	(66 832)
Net cash from financial activities	410	53 638 804	20 133 602
Net growth (loss) of cash and its equivalents	420	(68 831)	5 672 081
Ending cash balance for the reported year	430	11 243 301	11 312 132
Influence of foreign currency change versus RUR	440	—	—

Manager		D.А. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 21 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

	MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/		Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
	NOTES TO THE ACCOUNTING BALANCE
	as of 2010
			CODES
ОКУД Form No.5			0710005
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Intangible assets

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Proprietary articles (exclusive right for results of intellectual property)	010	1 288 243	46 046	—	1 334 289
including:
by patent holder for invention, industrial prototype, useful model	011	9 715	30 775	—	40 490
by possessor of right for computer programs, databases	012	1 278 282	15 271		1 293 553
by possessor of right for topology integrated microcircuits	013	—	—	—	—
by owner for trademark and service mark, appellation of goods origin	014	246	—	—	246
by patent holder for selection achievements	015	—	—	—	—
Organisational costs	020	—	—	—	—
Company goodwill	030	—	—	—	—
Other	040	1 054 619	21 407	—	1 076 026
Total	045	2 342 862	67 453	—	2 410 315

Indicator		Entrance balance for	Ending balance for the
name	code	the reported year	reported year
1	2	3	4
Depreciation of intangible assets - total	050	946 605	1 492 690
including:
intellectual property		310 648	636 258

Fixed assets

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Buildings	110	15 741 565	2 468 613	(366 067)	17 844 111
Constructions and transfer mechanisms	111	296 796 975	7 354 863	(372 626)	303 779 212
Cars and equipment	112	92 238 177	19 634 426	(1 052 239)	110 820 364
Transportation vehicles	113	2 065 864	967 877	(112 132)	2 921 609
Production and household stock	114	1 133 307	222 246	(27 252)	1 328 301
Work cattle	115	—	—	—	—
Productive cattle	116	—	—	—	—
Perennial plantations	117	—	—	—	—
Other types of fixed assets	118	291 813	107 252	(54 153)	344 912
Plots of land and objects of environmental management	119	156 495	676 567	5 841	827 221
Capital investments into reclamation of lands	120	—	—	—	—
Total	130	408 424 196	31 431 844	(1 990 310)	437 865 730

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Depreciation of fixed assets - total	140	170 670 445	201 672 563
including:
buildings and constructions	141	135 451 256	156 804 949
cars, equipment, transportation vehicles	142	34 379 931	43 797 564
other	143	839 258	1 070 050
Fixed assets let for lease - total	150	6 197 246	5 594 610
including:
buildings and constructions	151	5 472 116	4 966 807
cars, equipment, transportation vehicles	152	703 610	573 827
other	153	21 520	53 976

Isolated fixed assets	155	8 354	62
Leased fixed assets - total	160	6 189 371	13 693 765
including:
buildings and constructions	161	2 437 885	2 582 992
cars, equipment, transportation vehicles	162	1 521 222	1 818 263
other	163	2 230 264	9 292 510
Real assets accepted into operation and being in the process of state registration	165	5 241 196	9 306 220

	code	Entrance balance for the reported year	Entrance balance for the previous year
	2	3	4
For reference
Results of foxed assets revaluation:	170	86 150 081	6 884 139
original (present) value	171	135 092 840	10 350 330
depreciation	172	48 942 759	3 466 191

	code	Entrance balance for the reported year	Ending balance for the reported year
	2	3	4
Change in the cost of fixed assets as a consequence of further construction, further equipment, reconstruction, partial liquidation	180	1 303 037	4 798 581

Income-bearing investments into material valuables

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Property to be let for leasing	210	—	—	—	—
Property provided under rent contracts	220	—	—	—	—
Other	230	—	—	—	—
Total	240	—	—	—	—

	code	Entrance balance for the reported year	Ending balance for the reported year
1	2	3	4
Depreciation of income-bearing investments into material valuables	250	—	—

Expenditure in scientific and research, experiment and constructive,

and technological works

Works		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Total	310	751 001	1 619 420	(1 158 460)	1 211 961
including:	311	—	—	—	—
Works on the field line development for distribution grids based on high-temperature superconductor technologies	312	133 208	—	(5 791)	127 417
other	313	617 793	1 619 420	(1 152 669)	1 084 544

	code	Entrance balance for the reported	Ending balance for the reported year
	2	3	4
For reference
Sum of expenses on incomplete scientific and research, experiment-constructive, and technological works	320	677 196	956 714

	code	For the reported period	For the similar period of the previous year
	2	3	4
Sum of expenses on scientific and research, experiment-constructive, and technological works without positive effect, which are accounted for as extraordinary expenses	330	—	—

Expenses on natural resource development

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Expenses on natural resource development - total	410	—	—	—	—
including:	411	—	—	—	—
	412	—	—	—	—
	413	—	—	—	—

	code	Entrance balance for the reported	Ending balance for the reported year
	2	3	4
For reference
Total expenditure on mineral wealth fields, with not completed finding and deposit evaluation and (or) hydro geological investigation and other similar works	420	—	—
Total expenditure on development of natural resource development, registered in the reporting period as extraordinary expenditure as non-effective	430	—	—

Financial investment

		Long-term		Short-term
Indicator		Entrance balance for	Ending balance for	Entrance balance for	Ending balance for
name	code	the reported	the reported period	the reported	the reported period
1	2	3	4	5	6
Investment into charter (reserve) capitals of other companies - total	510	66 194 804	94 896 533	—	—
including daughter and depend economic societies	511	58 903 317	85 835 487	—	—
State and municipal securities	515	—	—	—	—
Securities of other companies - total	520	469 301	8 935 682	44 190 554	42 356 353
including debt securities (bonds, promissory notes)	521	469 301	8 935 682	44 190 554	42 356 353
Received loans	525	303 113	302 163	887 671	887 671
Deposits	530	—	—	24 049 500	3 000 000
Other	535	3 169	3 169		—
Total	540	66 970 387	104 137 547	69 127 725	46 244 024
Of total sum of financial investments, having current market value:	550	47 075 372	67 368 001	—	—
Investment into charter (reserve) capitals of other companies - total
including daughter and depend economic societies	551	40 338 195	21 851 019	—	—
State and municipal securities	555	—	—	—	—
Securities of other companies - total	560	—	—	—	—
including debt securities (bonds, promissory notes)	561	—	—	—	—
Other	565	—	—	—	—
Total	570	47 075 372	67 368 001	—	—

For reference
For financial investment, which have current market value, change in the cost as a consequence of valuation adjustment	580	(79 905 889)	29 915 526	—	—
For debt securities, difference between initial cost and nominal value is registered as financial result of the reporting period	590	—	—	—	—

Account receivable and account payable

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Accounts receivable:	610	117 170 891	157 647 614
short-term, total
including:	611	8 949 413	8 669 641
settlements with customers and consumers
made advance payments	612	67 036 337	97 636 854
other	613	41 185 141	51 341 119
long-term, total	620	20 492 819	8 696 249
including:	621	185 910	68 106
settlements with customers and consumers
made advance payments	622	36
other	623	20 306 873	8 628 143
Total	630	137 663 710	166 343 863
Accounts payable:	640	73 284 089	54 669 039
short-term, total
including:	641	11 018 708	14 017 237
settlements with customers and consumers
received advance payments	642	7 114 653	11 476 694
settlements of taxes and dues	643	672 790	901 599
credits	644		—
loans	645	7 481 469	6 941 422
other	646	46 996 469	21 332 087
long-term, total	650	6 005 098	50 018 179
including:	651		—
credits
loans	652	6 000 000	50 000 000
other	653	5 098	18 179
Total	660	79 289 187	104 687 218

Expenditure on ordinary activities (by cost elements)

Indicator
name	code	For the reported year	For the previous year
1	2	3	4
Material expenses	710	24 309 909	30 035 110
Labour costs	720	13 331 116	6 758 157
Fringe benefit expenses	730	2 249 899	1 084 984
Depreciation	740	32 681 907	23 417 508
Other expenses	750	9 154 712	7 912 473
Total for cost elements	760	81 727 543	69 208 232
Balance changes (growth [+], loss [-]):	765	—	—
work in progress
expenditures of future periods	766	18 608	(1 656 251)
reserves for costs to be incurred	767	—	—

Securities

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Received, total	810	70 943 984	115 203 743
including:	811	1 231 579
promissory notes
Property received as pledge	820	—	—
of which:	821	—	—
fixed assets
securities and other financial investments	822	—	—
other	823	—	—
Issues, total	830	30 815	30 815
including:	831		—
promissory notes
Property let as pledge	840	—	—
of which:	841	—	—
fixed assets
securities and other financial investments	842	—	—
other	843	—	—

Government aid

Indicator			Similar period of the
name	code	Reported period	previous year
1	2	3	4
Budget funds received in the reported year, total	910
including:	911	—	—
other	912	—

		Beginning balance for the reported year	received in the reported period	returned in the reported year	Ending balance for the reported period
Budget credits, total	920	—	—	—	—
including:
	921	—	—	—	—
other	922	—	—	—	—

Manager		D.А. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 21 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

EXPLANATORY NOTE

TO 2010 FINANCIAL STATEMENTS OF

OPEN JOINT-STOCK COMPANY

“FEDERAL GRID COMPANY OF

UNIFIED ENERGY SYSTEM”

Annex to the Audit Report

ZAO PricewaterhouseCoopers Audit

March 29, 2011

Auditor /signature/

	1. GENERAL INFORMATION			13
	1.1 INFORMATION ABOUT THE COMPANY			13
	1.2. CORE ACTIVITY			13
	1.3. EXECUTIVE AND SUPERVISORY AUTHORITIES			14
	1.4. SEPARATE STRUCTURAL SUBDIVISIONS OF THE COMPANY			16
	1.5. FINANCIAL CRISIS IMPACT ON THE COMPANY OPERATION			18
	2. ACCOUNTING POLICY			18
	2.1. BASIS FOR PREPARATION			18
	2.2. ASSETS AND LIABILITIES IN FOREIGN CURRENCY			18
	2.3. SHORT-TERM AND LONG-TERM ASSETS AND LIABILITIES			19
	2.4. FIXED ASSETS			19
	2.5. INTANGIBLE ASSETS			20
	2.6. RESEARCH AND DEVELOPMENT (R&D)			20
	2.7. INVENTORIES			21
	2.8. ACCOUNTING OF FINANCIAL INVESTMENT			21
	2.9. DEFERRED EXPENSES			22
	2.10. TRADE RECEIVABLES			22
	2.11. AUTHORIZED, ADDITIONAL AND RESERVE CAPITAL			22
	2.12. CREDITS AND LOANS RECEIVED			22
	2.13 INCOME AND EXPENDITURE IN ORGANIZATION			22
	2.14. ALTERATIONS IN THE COMPANY ACCOUNTING POLICY			23
	3. DISCLOSURE OF MATERIAL INDICATORS			24
	3.1. ACCOUNTING STATEMENTS FOR 2008 AND 2008			24
	3.2. AUTHORIZED CAPITAL OF THE COMPANY			25
	3.3. INTANGIBLE ASSETS			26
	3.4 FIXED ASSETS			26
	3.5. CONSTRUCTION IN PROGRESS			26
	3.6. TAXES			27
	3.7. EXPENDITURES ON R&D			29
	3.8 LONG-TERM FINANCIAL INVESTMENTS			29
	3.9. SHORT-TERM FINANCIAL INVESTMENTS			33
	3.10. ACCOUNTS RECEIVABLE			33
	3.11. CREDITS AND LOANS RECEIVED			37
	3.12. ACCOUNTS PAYABLES			38
	3.13. DEFERRED EXPENSES			39
	3.14. INCOME AND EXPENDITURE			40

I.	General Information		70

	1.1	INFORMATION ABOUT THE COMPANY		70
	1.2	CORE ACTIVITIES		71
	1.3	EXECUTIVE AND SUPERVISORY AUTHORITIES		72
	1.4	SEPARATE STRUCTURAL SUBDIVISIONS OF THE COMPANY		75

II.	Accounting Policy		78

	2.1	BASIS FOR PREPARATION		78
	2.2	ASSETS AND LIABILITIES IN FOREIGN CURRENCIES		78
	2.3	SHORT-TERM- AND LONG-TERM ASSETS AND LIABILITIES		78
	2.4	FIXED ASSETS		78
	2.5	INTANGIBLE ASSETS		80
	2.6	RESEARCH AND DEVELOPMENT (R&D)		80
	2.7	INVENTORIES		81
	2.8	RECOGNITION OF FINANCIAL INVESTMENTS		81
	2.9	DEFERRED EXPENSES		82
	2.10	TRADE RECEIVABLES		82
	2.11	AUTHORIZED, ADDITIONAL AND RESERVE CAPITAL		82
	2.12	CREDITS AND LOANS RECEIVED		82
	2.13	THE COMPANY’S INCOME AND EXPENSES		83
	2.14	ALTERATIONS IN THE COMPANY’S ACCOUNTING POLICY		83
	2.15	INCOMING AND COMPARATIVE DATA		85

III.	Disclosure of Material Indicators		87

	3.1	AUTHORIZED CAPITAL OF THE COMPANY		87
	3.2	INTANGIBLE ASSETS		88

	3.3	FIXED ASSETS		88
	3.4	CONSTRUCTION IN PROGRESS		89
	3.5	TAXES		89
	3.6	R&D EXPENDITURES		91
	3.7	LONG-TERM FINANCIAL INVESTMENTS		92
	3.8	SHORT-TERM FINANCIAL INVESTMENTS		97
	3.9	ACCOUNTS RECEIVABLE		98
	3.10	CREDITS AND LOANS RECEIVED		102
	3.11	ACCOUNTS PAYABLE		103
	3.12	DEFERRED EXPENSES		104
	3.13	INCOME AND EXPENSES		104
	3.14	EARNINGS PER SHARE		106
	3.15	RELATED PARTIES		106
	3.16	CONTINGENCIES		111
	3.17	EVENTS AFTER THE REPORTING DATE		112

IV.	GENERAL		145

	4.1	COMPANY INFORMATION		145
	4.2	MAIN BUSINESS ACTIVITIES		146
	4.3	EXECUTIVE AND MANAGEMENT BODIES		147
	4.4	SEPARATE BUSINESS UNITS OF THE COMPANY		148

V.	ACCOUNTING POLICY		150

	5.1	PREPARATION		150
	5.2	FOREIGN CURRENCY ASSETS AND LIABILITIES		150
	5.3	SHORT-TERM AND LONG-TERM ASSETS AND LIABILITIES		151
	5.4	FIXED ASSETS		151
	5.5	INTANGIBLE ASSETS		153
	5.6	RESEARCH AND DEVELOPMENT (R&D)		153
	5.7	INVENTORIES		153
	5.8	FINANCIAL INVESTMENTS ACCOUNTING		154
	5.9	PREPAID EXPENSES		154
	5.10	ACCOUNTS RECEIVABLE		155
	5.11	CHARTER CAPITAL, SURPLUS AND RESERVE		155
	5.12	RECEIVED LOANS AND BORROWINGS		155
	5.13	INCOMES AND EXPENSES OF COMPANY		155
	5.14	ESTIMATED LIABILITIES		156
	5.15	CORRECTION OF ERRORS		157
	5.16	CASH EQUIVALENTS AND RECORDING CASH FLOWS IN CASH FLOW STATEMENT		157
	5.17	CHANGES IN ACCOUNTING POLICY OF COMPANY		157

III.	DISCLOSURE OF SIGNIFICANT INDICATORS		164

	3.1	CAPITAL AND RESERVES		164
	3.2	INTANGIBLE ASSETS		165
	3.3	FIXED ASSETS		165
	3.4	OTHER NON-CURRENT ASSETS		166
	3.5	TAXES		166
	3.6	RESEARCH AND DEVELOPMENT (R&D)		168
	3.7.	LONG-TERM INVESTMENTS		169
	3.8	SHORT-TERM FINANCIAL INVESTMENTS		173
	3.9	ACCOUNTS RECEIVABLE		174
	3.10	OTHER CURRENT AND NON-CURRENT ASSETS		179
	3.11.	LOANS AND CREDITS RECEIVED		179
	3.12.	ACCOUNTS PAYABLE		180
	3.13.	OTHER INCOME AND EXPENSES		183
	3.14.	EARNINGS PER SHARE		184
	3.15.	RELATED PARTIES		184
	3.16.	CASH AND CASH EQUIVALENTS		189
	3.17.	SEGMENT INFORMATION		190
	3.18.	SECURITY FOR OBLIGATIONS		190
	3.19.	ESTIMATED LIABILITIES, CONTINGENT LIABILITIES AND CONTINGENT ASSETS		191
	3.20.	POST REPORTING EVENTS		192

2.	Methodological aspects of the Accounting Policy	378

3.	Technical aspects of the Accounting Policy	387

	1.1. FREQUENCY AND SEQUENCE		389
	1.2. TAX ACCOUNTING		389
	1.3. TAX ACCOUNTING SYSTEM		389
	1.4. DOCUMENT SAFEKEEPING. TERM AND SPECIFIC CHARACTER OF DOCUMENTS CUSTODY		389
	1.5. TAX SECRECY		389
	1.6. TAX ACCOUNTING PROCEDURE		389
	1.7. RESPONSIBILITY FOR MAINTENANCE OF TAX RECORDS AND PREPARATION OF TAX REPORTING		390

2.	PROFIT TAX	390

	2.1. TAX LEDGERS		390
	2.2. TAXATION BASE CALCULATION PROCEDURE		391
	2.3. RECOGNITION OF INCOME		391
	2.4. RECOGNITION OF EXPENSES		392
	2.5. SEPARATE ACCOUNTING		396
	2.6. BUDGET SETTLEMENTS RELATING TO PROFIT TAX		396

3.	VALUE ADDED TAX (VAT)	397

	3.1. VAT CALCULATION AND PAYMENT		397
	3.2. ALLOCATION OF VAT TAX DEDUCTIONS WITH RESPECT TO TAXABLE AND NON-TAXABLE TRANSACTIONS		397
	3.3. CALCULATION OF VAT AMOUNT FOR EXPORT TRANSACTIONS		397
	4. PROPERTY TAX		397

5.	OTHER TAXES	398

	5.1. TRANSPORT TAX		398
	5.2. PERSONAL INCOME TAX (PIT)		398

6.	CONTRIBUTIONS TO EXTRA-BUDGETARY FUNDS	398

Annex		399

to the Regulations		399

Annex 3		400

Operational Chart of Accounts		400

Explanatory Note to 2011 Financial Statements of Open Joint-Stock Company "Federal Grid Company of Unified Energy System"

I. General Information

1.1 Information about the Company

     Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Company) is incorporated pursuant to the resolutions by JSC RAO “UES of Russia” Board of Directors on 25.01.2002 and on 07.05.2002, and pursuant to the resolution adopted by JSC RAO “UES of Russia” Management Board dated 21.01.2001 in accordance with Regulation of the RF Government No. 526 “On reforming the electric power industry of the Russian Federation” dated 11.07.2001.

     The Articles of Association of the Company are approved by JSC RAO “UES of Russia” order No. 42r on 18.06.2002, registered in Justice Institution – Leningrad regional registration chamber on 25.06.2002. The revised version of the Articles of Association is approved by resolution of the General Meeting of Company shareholders on 30.06.2009 and registered with Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow.

     Location and registered office of the Company is 5a, Akademika Chelomeya str., Moscow, 117630.

     The Company is registered in the Unified State Register of Legal Entities – Certificate of the state registration of a legal entity No. 21081 series LO-002 issued by Leningrad Region Registration Bureau on June 25, 2002, Entry in the Unified State Register of Legal Entities No. 00/03124. Re-registration - Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for Tosno District of Leningrad Region on August 20, 2002.

     The Company is incorporated in perpetuity and carries out its business in accordance with the Civil Code of the Russian Federation, Federal law No. 208-FZ “On joint-stock companies” dated 26.12.1995, Federal Law No. 35-FZ “On electric power industry” dated 26.03.2003, other regulatory legal acts of the Russian Federation and the Articles of Association of the Company.

     The Company owns a separate property, accounted for on its independent balance sheet, the Company is entitled in its own name to acquire and exercise any property and personal non-property rights, incur obligations, bring or defend any action in a court. The Company is entitled to open any bank accounts in the territory of the Russian Federation and abroad in accordance with the established procedure. The Company is liable for its obligations with all its property.

     The Company provides for management of the Unified national (all-Russian) electric grid (UNEG) which ensures the unity of technologic management and provision of electric power transmission services via UNEG to electric power industry participants on the onerous contract basis.

     In accordance with Federal law No. 147-FZ “On natural monopolies” of August 17, 1995, the Federal Energy Commission of the Russian Federation by its Regulation No. 49-e/1 dated 25.06.2003 included the Company in section I “Services for electric and (or) thermal energy transmission” of the Register of subjects in natural monopolies in the fuel and energy complex, over which the government regulation and control are exercised, under registration number 47.1.110.

     As of 31.12.2010, the share of the state in the Authorized capital of the Company stood at 79.11%.

     The average headcount of the Company in 2010 was 21,965 employees (In 2009: 11,302 employees).

     The Company’s stock has been traded within the Russian Trade System and on the Moscow Interbank Currency Exchange (MICEX) since July 2008.

     On June 24, 2008, the Federal Grid Company secured a permit from the FFMS of Russia to place and float abroad its equity securities of all issues of ordinary shares of the Company registered as of today, in the amount which does not exceed 287,269,492,431 ordinary shares of the Company.

     Launch of the global depository receipts programs (GDR), which failed the listing procedure as per Provision S and Regulation 144A that certify the rights in relation to the ordinary shares of the Company and established due to the reorganization of the Federal Grid Company and JSC RAO “UES of Russia” took place on June 30, 2008.

     One depository receipt was represented by 500 ordinary registered uncertified shares of the Federal Grid Company. Deutsche Bank is the depositary under the programs.

     As of December 31, 2010, the volume of the depository receipts program of the Federal Grid Company amounts to about 0.13% of the Company’s authorized capital. The total number of ordinary registered shares of the Federal Grid Company which fall under the GDR program stands at 1,640,964,500 shares which corresponds to 3,281,929 GDR’s.

1.2 Core activities

     The Company is incorporated for the following purposes:

-	provide reliable operation, increase overall performance and develop Unified energy system of the Russian Federation, including isolated energy systems;

-	render services for electric energy transmission on UNEG to the wholesale market participants, as well as to other entities which own either under any other ground provided by federal laws have electric power industry facilities technologically connected to UNEG in the established order, on the onerous contract basis;

-	arrange conditions for efficient functioning of the wholesale energy market;

-	efficient operation and centralized technological control over electric grids included in the Unified energy system of Russia;

-	operation and development of telecommunication infrastructure on the energy market;

-	generate profits.

The Company has a right to perform the following activities:

-	render services for electric energy transmission and distribution;

-	render services for connection to electric grids;

-	render communication services;

-	diagnostics, operation, repair of electric grids and other facilities in the electric grid economy, and technological control as well;

-	diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management;

-	develop electric grids and other facilities in the electric grid economy including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

-	develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management, including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

-	perform foreign economic activity, trade and economic cooperation as well as scientific and technological cooperation with foreign (international) companies with the purpose of conducting activities as provided by the Company’s Articles of Association;

-	perform any other activities which are not prohibited by the current legislation of the Russian Federation and which promote achievement of the goals and objectives stipulated by the Articles of Association of the Company.

1.3 Executive and supervisory authorities

     The Company’s Board of Directors was elected by the resolution of the General meeting of shareholders dated 29.06.2010.

     The Company’s Board of Directors members are as follows as of 31.12.2010

No.	Full Name	Position
1	Shmatko Sergey Ianovich	Chairman of JSC FGC UES Board of Directors, Minister
of Industry and Energy of the Russian Federation
2	Malyshev Andrey Borisovich	Deputy Chairman of JSC FGC UES Board of Directors,
Deputy General Director of the State Corporation
“Rosnanotech”
3	Ayuev Boris Ilich	Chairman of JSC “SO-CDA” Management Board
4	Budargin Oleg Mikhailovich	Chairman of JSC FGC UES
5	Makarov Alexey Alexandrovich	Director of the Institute of energy researches of the
Russian Academy of Sciences
6	Kutovoy Georgy Petrovich	Energy Adviser to President of CJSC OMK
7	Ponomarev Dmitry Valerievich	Chairman of NP “Market Board” Management Board
8	Solovyev Yuri Alexeevich	President of VTB Capital
9	Khvalin Igor Vladimirovich	General Director of CJSC Volga Engineering Group,
Non-executive Director
10	Sharipov Rashid Ravelevich	Deputy General Director of JSC “KFK-Consult”
11	Ernesto Ferlengi	Head of Representation office in the Russian Federation
and CIS, concern “Eni”

     The following changes were introduced to the membership of the Board of Directors in accordance with the resolution of the General meeting of shareholders dated 29.06.2010:

-	Elected: Budargin Oleg Mikhailovich, Kutovoy Georgy Petrovich, Solovyev Yuri Alexeevich, and Khvalin Igor Vladimirovich;

-	Expelled: Dod Evgeny Vyacheslavovich, Kurbatov Mikhail Yurievich, Maslov Sergey Viktorovich, and Tatziy Vladimir Vitalyevich.

The Management Board of the Company includes the following Company officials as of 31.12.2010.

No.	Full Name	Position
1	Budargin Oleg Mikhailovich	Chairman of the Management Board
2	Troshenkov Dmitry Alexandrovich	First Deputy Chairman of the Management Board
3	Chistyakov Alexander Nikolayevich	First Deputy Chairman of the Management Board
4	Bobrov Alexander Mikhailovich	First Deputy Chairman of the Management Board
5	Berdnikov Roman Nikolayevich	Deputy Chairman of the Management Board - Director,
Business Development and Client Relations, JSC FGC
UES
6	Gvozdev Dmitry Borisovich	Deputy Chairman of the Management Board - Chief
Engineer
7	Kazachenkov Andrey Valentinovich	Deputy Chairman of the Management Board
8	Mangarov Yuri Nikolaevich	Deputy Chairman of the Management Board – Auditing
Director
9	Romanov Pavel Vitalyevich	Management Board member
10	Gurevich Dmitry Mikhailovich	Director, Telecommunications and Information
Technologies, JSC FGC UES
11	Zhuikov Evgeny Nikolaevich	General Director of the branch of JSC FGC UES–
Backbone electric grids (MES) Volga Region

     1. Pursuant to the Board of Director’s decision dated 12.05.2010, the following persons were elected as members of the Management Board:

-	Romanov Pavel Vitalyevich, Deputy Chairman of the Management Board of JSC FGC UES (at the time of the election);

-	Gvozdev Dmitry Borisovich, Deputy Chairman of the Management Board - Chief Engineer of JSC FGC UES;

     2. Pursuant to the Board of Director’s decision dated 07.09.2010, the following persons were elected as members of the Management Board:

-	Bobrov Alexander Mikhailovich, First Deputy Chairman of the Management Board of JSC FGC UES;

-	Kazachenkov Andrey Valentinovich, Deputy Chairman of the Management Board of JSC FGC UES;

-	Mangarov Yuri Nikolaevich, Deputy Chairman of the Management Board – Auditing Director of JSC FGC UES;

-	Zhuikov Evgeny Nikolaevich, General Director of the branch of JSC FGC UES– Backbone electric grids (MES) Volga Region.

Members of the Audit Committee as of 31.12.2010.

No.	Full Name	Position
1	Gorevoy Dmitry Mikhailovich	Senior Expert - Department of the RF Ministry of
Economic Development
2	Drokov Anna Valeryevna	Senior Expert - Management Department of
Rosimuschestvo
3	Kolyada Andrey Sergeevich	Senior Expert – Property Department of Rosimuschestvo
4	Raspopov Vladimir Vladimirovich	Head of Property Department of Rosimuschestvo
5	Tikhonova Maria Gennadievna	Director, Department of economic regulation and
property relations in FEC, the Ministry of Energy of the
Russian Federation

     Through 2010, the following changes were introduced to the membership of the Audit Committee:

-	In accordance with the annual General meeting of shareholders dated 29.06.2010, the following members were elected to the Audit Committee: Gorevoy Dmitry Mikhailovich, Drokov Anna Valeryevna, Kolyada Andrey Sergeevich, Raspopov Vladimir Vladimirovich, and the following members were expelled from membership in the Audit Committee: Lebedev Viktor Yurievich, Zlydareva Tatiana Viktorovna, Kozlov Dmitry Alexandrovich, and Krylov Evgeniy Yurievich.

1.4 Separate structural subdivisions of the Company

-	The existence of the following structural subdivisions is the specific feature of the Company’s structure that has impact on selecting ways and methods of accounting:

-	Existence of separate structural subdivisions transferred to a separate balance sheet and having their own settlement and current accounts in banking organizations;

-	Existence of separate structural subdivisions having their own settlement and current accounts in banking organizations.

     All the Company’s subdivisions are structurally grouped according to their types of activity and geographic regions.

     Separate structural subdivisions do not comprise legal entities; they are vested by the Company with property and carry out their activity in accordance with:

  Regulations on separate structural subdivisions;

  Other internal regulatory documents established and adopted by the Company.

     Separate structural subdivisions in accordance with their location:

  Perform part of the Company functions stipulated by their production capacities within the limits stipulated by the legislation of the Russian Federation and internal regulatory documents adopted by the Company;

  Collect, process and submit to the Company information required for standard/ordinary operations of the Company;

  Perform any other works and functions arising from the goals and objectives of the Company and in accordance with decisions made by the Company management bodies.
As of 31.12.2010, the Company had the following branches:

1.	JSC FGC UES Branch – Backbone electric grids (MES) of Center;

2.	JSC FGC UES Branch – Backbone electric grids (MES) of North-West;

3.	JSC FGC UES Branch – Backbone electric grids (MES) of Volga;

4.	JSC FGC UES Branch – Backbone electric grids (MES) of South;

5.	JSC FGC UES Branch – Backbone electric grids (MES) of the Urals;

6.	JSC FGC UES Branch – Backbone electric grids (MES) of Siberia;

7.	JSC FGC UES Branch – Backbone electric grids (MES) of East;

8.	JSC FGC UES Branch – Nizhny Novgorod entity of backbone electric grids;

9.	JSC FGC UES Branch – Chernozemnoye entity of backbone electric grids;

10.	JSC FGC UES Branch – Volgo-Oksoye entity of backbone electric grids;

11.	JSC FGC UES Branch – Volgo-Donskoye entity of backbone electric grids;

12.	JSC FGC UES Branch – Vologda entity of backbone electric grids;

13.	JSC FGC UES Branch – Priokskoye entity of backbone electric grids;

14.	JSC FGC UES Branch – Moscow entity of backbone electric grids;

15.	JSC FGC UES Branch – Verkhne-Donskoye entity of backbone electric grids;

16.	JSC FGC UES Branch – Valday entity of backbone electric grids;

17.	JSC FGC UES Branch – Amur entity of backbone electric grids;

18.	JSC FGC UES Branch – Khabarovsk entity of backbone electric grids;

19.	JSC FGC UES Branch – Primorsk entity of backbone electric grids;

20.	JSC FGC UES Branch – Krasnoyarsk entity of backbone electric grids;

21.	JSC FGC UES Branch – Zabaikalsk entity of backbone electric grids;

22.	JSC FGC UES Branch – Kuzbass entity of backbone electric grids;

23.	JSC FGC UES Branch – Omsk entity of backbone electric grids;

24.	JSC FGC UES Branch – West-Siberian entity of backbone electric grids;

25.	JSC FGC UES Branch – Khakassia entity of backbone electric grids;

26.	JSC FGC UES Branch – Sverdlovsk entity of backbone electric grids;

27.	JSC FGC UES Branch – Yuzhno-Uralsk entity of backbone electric grids;

28.	JSC FGC UES Branch – Perm entity of backbone electric grids;

29.	JSC FGC UES Branch – Sredne-Volzhskoye entity of backbone electric grids;

30.	JSC FGC UES Branch – Nizhne-Volzhskoye entity of backbone electric grids;

31.	JSC FGC UES Branch – Stavropol entity of backbone electric grids;

32.	JSC FGC UES Branch – Kuban entity of backbone electric grids;

33.	JSC FGC UES Branch – Rostov entity of backbone electric grids;

34.	JSC FGC UES Branch – Bryansk entity of backbone electric grids;

35.	JSC FGC UES Branch – Vyborg entity of backbone electric grids;

36.	JSC FGC UES Branch – Novgorod entity of backbone electric grids;

37.	JSC FGC UES Branch – Karelskoye entity of backbone electric grids;

38.	JSC FGC UES Branch – Specialized Production Base Bely Rast;

39.	JSC FGC UES Branch – Backbone electric grids of West Siberia;

40.	JSC FGC UES Branch – Leningrad entity of backbone electric grids;

41.	JSC FGC UES Branch – Tomsk entity of backbone electric grids;

42.	JSC FGC UES Branch – Kaspiysk entity of backbone electric grids;

43.	JSC FGC UES Branch – Automobile operating company of backbone electric grids of Ural;

44.	JSC FGC UES Branch – Automobile operating company of backbone electric grids of North-West;

45.	JSC FGC UES Branch – Orenburg entity of backbone electric grids;

46.	JSC FGC UES Branch – Sochi entity of backbone electric grids;

47.	JSC FGC UES Branch – Samara entity of backbone electric grids;

48.	JSC FGC UES Branch – Central entity of backbone electric grids;

49.	JSC FGC UES Branch – Southern entity of backbone electric grids;

50.	JSC FGC UES Branch – Eastern entity of backbone electric grids;

51.	JSC FGC UES Branch – Yamal-Nenets entity of backbone electric grids.

Independent balance sheets have been allocated to the Branches of the Company.

II. Accounting Policy

     Financial statements in the Company are prepared based on the following policy.

2.1 Basis for preparation

     The Financial statements in Company are prepared based on the accounting and reporting standards applicable in the Russian Federation, in particular Federal law No. 129-FZ “On Accounting” dated 21.11.1996, Provision on business accounting “Accounting policy in organization” Russian Accounting Standards (RAS) 1/98, Decree No. 60 approved on 09.12,1998 by the Ministry of Finance of the Russian Federation, Provision on business accounting and financial statements in the Russian Federation approved by Decree No. 34n of the Ministry of Finance dated 29.07.1998, and Provision on business accounting “Financial statements in organization” Russian Accounting Standards (RAS) 4/99 as approved by Decree No. 43n of the Ministry of Finance on 06.07.1999

2.2 Assets and liabilities in foreign currencies

     The official rate of foreign exchange to the Russian ruble applicable as of the date of transaction was applied upon accounting of a business transaction performed in a foreign currency. Cash resources on foreign currency accounts in banks accounts (bank deposits), and cash resources and payment documents, securities (except for shares), cash assets in settlements including debt obligations (except for advance payments received and extended) denominated in foreign currencies shall be reflected in financial reporting in amounts calculated on the basis of the official foreign exchange rates as of December 31, 2010. The foreign exchange rates on that date stood at RUB 30.4769 per USD 1 (as of December 31, 2009 – RUB 30.2442), and RUB 40.3331 per EUR 1 (as of December 31, 2009 – RUB 43.3883).

     Foreign exchange differences, which occurred during the year pertaining to transactions with assets and liabilities in foreign currencies, as well as those which occurred as a result of their conversions as of the reporting date, shall be allocated to financial results as other income and expense.

2.3 Short-term- and long-term assets and liabilities

     Financial investments, receivables and payables, including indebtedness under credits and loans are allocated to short-term investments in the accounting balance sheet, if their circulation (repayment) period does not exceed 12 months. The remaining classes of the above mentioned assets and liabilities are presented as long-term.

     The interest on long-term financial investments, long-term loans and borrowings extended and long-term loans and borrowings received shall be reflected in the balance sheet in line 240 “Accounts receivable (payments under which are expected within 12 months upon the reporting date)” and line 610 “Credits and loans,” respectively.

2.4 Fixed assets.

     Composition of fixed assets includes land plots, buildings, machinery, equipment, transport means and other appropriate facilities utilized by the Company upon manufacture of products, work execution or rendering services, either used in an organization for administrative needs with useful life of more than 12 months.

     The fixed assets in accounting statements are represented according to their acquisition (replacement) cost less the relevant amounts of depreciation accrued throughout the entire operation cycle.

     Fixed assets with the value of not more than RUB 20,000 per unit are written off as expenses by way of accrual of depreciation in the amount of their acquisition cost as far as they are applied in production or operation. Fixed assets which were commissioned prior to 31.12.2007 and having value within RUB 10,000 – RUB 20,000 per unit, are written off to production expenses (selling expenses) by way of straight-line depreciation during their remaining useful life.

     Such practice is considered a deviation from the general rules, but it provides for fair and true reflection in business accounting of the Company’s assets and comprehensive supervision of availability and movement of noncapitalized products of the Company.

     Books, booklets and other print materials acquired are not accepted as fixed assets upon entering in accounting records. Expenses related to their acquisition are considered as expenses of the period in which they are transacted. The Company does not form a library stock.

     Depreciation of fixed assets shall be performed using the straight-line method based on useful life. The Company applies the classification of fixed assets included in depreciation groups approved by regulation No. 1 “On classification of fixed assets included in depreciation groups” of the Russian Federation Government dated 01.01.2002, when the Company determines useful life of its fixed assets.

Fixed Asset Group	Useful life (Years)
Buildings	5-35
Structures and transfer (transmission) mechanisms	10-40
Machines and equipment	2-25
Transport vehicles	8-20
Production stock and furniture	2-15

     No depreciation shall be accrued for the following items:

-	Land plots;

-	Housing stock acquired before January 01, 2006 (Depreciation shall be accrued for such items acquired before January 01, 2006 according to the standard procedure);

-	Fully depreciated assets which were not written off the balance sheet.

     In absence of individual facilities in the fixed assets, useful life for business accounting purposes is determined in the Classification on the basis of expert judgment from the Company technical specialists in accordance with technical specifications in the following manner:

-	based on the expected useful life of that item according to the expected productive efficiency and capacity;

- -	based on expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environment effect, and the system of repairs;

- -	regulatory and other operation restrictions for that item.

     When previously used facilities of fixed assets are acquired, their useful life is determined as follows:

- -	based on the useful life defined in the above said manner decreased by a number of months when that item was operated by its previous owner;

- -	in case when it is impossible to define useful life applying the above mentioned method, the committee shall at its own discretion determine useful life for the said fixed asset by taking into account the relevant safety requirements and other factors.

     Fixed assets with rights subject to state registration in accordance with the Russian Federation laws will be included as a part of fixed assets and the relevant depreciation group from the date when the fact of submission for registration of the specified rights is document supported.

     Fully constructed (built) property items which are being operated and for which documents for the state registration are not provided, are subject to depreciation. Depreciation of the specified property is accrued according to the procedure provided for fixed asset depreciation accrual. Adjustment of the previously accrued depreciation amount will be performed after the state registration when these property items are entered in accounting records as fixed assets.

     Annually, the Company performs reassessment of its fixed assets. Reassessment is executed in accordance with order documents for groups of homogeneous facilities in fixed assets based on present (replacement) value using direct re-costing at document supported market prices. Currently, the following groups of fixed assets are subject to reassessment: Industrial buildings and structures, including substations, transmission lines, as well as high-voltage equipment of such substations.

     The value of fixed assets with which assets are entered in accounting records is not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and on any other similar grounds.

     Work caused by change in technological either service assignment of equipment, building, structure or any other facility in depreciable fixed assets, by increased load and (or) other new qualities are referred to fitting-out, completion of equipment, upgrading.

     Reconstruction includes rearrangement of existing fixed assets associated with process improvement and improvement of their technical and economic performance, and executed under reconstruction project for fixed assets with the purpose of increasing capacity, quality improvement, and changes in the product mix.

     Technical re-equipment includes a package plan designed for improvement in the technical and economic indicators of fixed assets or their individual parts based on adoption of up-to-date machinery and advance technology, mechanization and automation of production, upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.

     Income and expense resulting in retirement of fixed assets are represented in the Profit and Loss Statement as other income and expense.

     Expenditures related to current and capital repairs of fixed assets shall be recognized as normal (standard) operations in the reporting period in which they were performed.

2.5 Intangible assets

     Amortization of intangible assets is performed using the straight-line method based on the established useful life for intangible assets.

     Amortization charges for intangible assets are reflected in business accounting by accumulation on a separate account.

     The intangible assets in accounting statements are represented according to their acquisition (replacement) cost less amortization which was accrued during the entire period of operation.

2.6 Research and Development (R&D)

     Writing off expenditures connected with research and development, and technological work is carried out using the straight-line method within the accepted writing off period. Writing off period for expenditures incidental to research and development, and technological work is determined in the Company at its own discretion on the basis of expected performance life, results received by research and development, and technological work, within which organization can acquire economic benefits but not exceeding 5 years. Research and Development works which have positive results and the writing off period of more than one year, are reflected in the balance sheet as “Other noncurrent assets.” In case when R&D have not yielded any positive results, such expenditures are recognized as other expenditures of the reporting period

2.7 Inventories

     Inventories are taken into account according to actual cost of their acquisition (manufacture).

     Accounting of inventories is performed using accounts 15 “Manufacture and acquisition of inventories” and 16 “Deviation in the cost of Inventories.”

     Goods acquired for sale are assessed according to the actual cost of their acquisition.

     Upon issue of inventories and goods to production and upon other retirement, their assessment is carried out within a subdivision separated on an independent balance sheet by way of the average cost applying method of a “rolling valuation.”

     Special clothing (overalls), special-purpose tools, special means and special equipment irrespective of their useful life are recognized as inventories upon entering in accounting records.

     The cost of special clothes with useful life according to allowance not exceeding 12 months is written off for expenditures in full amount at the moment of transfer (issue) to Company employees.

     Cost of special clothes with useful life according to an allowance exceeding 12 months is cancelled using the straight-line method, starting from the month following the month of the issue, based on useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in the Regulations for employees provision with special clothes, special footwear and other personal protective equipment approved by Regulation No. 51 of the Ministry of Labor and Social Development of the Russian Federation on December 18, 1998, as well as provided for by internal regulative documents of the Company.

     Each article of special clothes in service, the useful life of which according to allowance exceeds 12 months, shall be deemed to be an individual accounting unit.

2.8 Recognition of financial investments

     Financial investments are entered in accounting records according to their acquisition cost.

     Financial investments, a fair market value of which is not determined, are subject to reflection in business accounting and financial statements as of the reporting date according to their acquisition cost. The Company performs audit on depreciation of such financial investments on an annual basis as of December 31st of the reporting year in accordance with procedure approved by the Company. In case of stable decline in the value of the specified financial investments, the Company forms a provision for depreciation on the amount of difference between their book value and assessed value or estimated value. The provision for depreciation of financial investments is reflected in the profit and loss statements as other expense. The cost of financial investments, the market value of which is not determined and for which provision if formed, is reflected in financial statements according to their book value after deduction of the provision amount.

     Financial investments, for which the current market value can be determined according to the duly established procedure, are reflected in the accounting statements at the end of the reporting period at the current market value by adjusting their value to the previous reporting date. The data of the Moscow Interbank Currency Exchange (MICEX) are used to determine the market value of financial investments as of the mentioned reporting date.

     The aforementioned adjustments shall be performed by the Company once per year.

     In terms of the debt securities, the current market value of which cannot be determined, the Company shall allocate the difference between the acquisition cost and nominal value during the period of their circulation to the financial results using the straight-line method in accordance with their yield due in accordance with the terms of their issue. Regarding the promissory notes (bills of exchange) with maturity “on demand but not earlier” acquired before 01.01.2009, the discount is determined on accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the date “not earlier” plus 365 (366) days. Regarding the promissory notes with maturity “on demand but not earlier” acquired after 01.01.2009, the discount is determined pursuant to the accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the date “not earlier.”

     Upon retirement of assets recognized for accounting as financial investments, for which the current market value is determined; their cost shall be defined by the Company based on the result of their last assessment. In the event that on the date of retirement the revaluation of such financial investments was not performed from the moment of their acquisition, their cost is defined based on FIFO methodology.

2.9 Deferred expenses

     Expenses made by organization within the reporting period, but which are relevant to subsequent reporting periods (for instance, payments relating to voluntary and mandatory property insurance and employee insurance; expenses relating to purchase of software, licenses, etc.) shall be reflected in the balance sheet as an individual item as deferred expenses and are subject to writing off in the manner prescribed by the Company uniformly within the period they are due. Writing off period is determined based on a period when economic benefits (income) are drawn.

     Deferred expenses related to the write off period exceeding 12 months shall be reflected in the balance sheet as nonrecurrent assets in line item 150 of the balance sheet “Other noncurrent assets).

2.10 Trade receivables

     Trade receivables are determined based on the prices established by contracts between the Company and consumers (customers) with regards to all discounts (markups) and VAT provided by the Company.

     In order to provide a true and fair view of short-term accounts receivable in the reporting of the Company, the same shall establish a provision for doubtful debts.

     The amount of provision for such doubtful debts is defined according to the results of inventory checks concerning receivables performed as of the last day of the quarter, and shall be defined depending on the term of its occurrence. Expenses relating to establishment of the provision shall be recognized as other expense.

2.11 Authorized, additional and reserve capital

     The Company’s authorized capital is represented amounting to the par value of ordinary (ordinary) shares. The Company places ordinary uncertified shares with a par value of 50 (Fifty) kopeks each in the amount of 1,233,561,333,552 (One Trillion Two Hundred Thirty Three Billion Five Hundred Sixty One Million Three Hundred Thirty Three Thousand and Five Hundred Fifty Two) shares for the total of RUB 616,780,667,000 (Six Hundred Sixteen Billion Seven Hundred Eighty Million Six Hundred Sixty Seven Thousand Russian rubles).

     In accordance with the current RF legislation, the Company has established a reserve fund in the amount of 5 (five) percent of the Company’s authorized capital. The amount of annual mandatory deductions/contributions to the Company’s reserve fund shall comprise not less than 5 (five) percent of the Company’s net profit until the Reserve Fund reaches the duly established size (amount).

2.12 Credits and loans received

     The Company performs transfer of long-term debts into the short-term pertaining to the credits and loans received. Such transfer of long-term debts into the short-term on credits and loans received is performed by the Company at the moment when under the terms and conditions of loan and (or) credit agreement 365 days remain up to reimbursement of the principal.

     In case of bonds placed, the Company recognizes the nominal value of the bonds issued and sold as accounts payable. When charging income under bonds in the form of interest the Company indicates payables with regard to interests on the bonds sold subject to payment at the end of the reporting period. The amount of falling due interests is represented as a part of other expenditures in those accounting periods to which these charges relate.

     Expenditures incidental to received credits and loans, bond securities issued and placed are included by the Company in other expenditures in the reporting periods in which these charges occur.

     The interest under loans and credits received shall be distributed between the cost of investment asset and the current expenditures according to the procedure stipulated by the Company’s internal regulatory and organizational documents. In order to ensure fair and true reflection of the Company’s asset value, the interest under bills of exchange and bonds shall also be allocated to the cost of the investment asset.

2.13 The Company’s income and expenses

     Revenues from sales of goods, products, work, services shall be recognized as far as such goods, products, executed work, rendered services are sold.

     Proceedings are reflected in the Company’s financial statements net of any value added taxes, customs duties, and discounts provided to customers.

     Income from property lease is reflected by the Company as income and expenditure from ordinary (standard) operations. Income and expense relating to granting of royalty originating from any invention patents, industrial samples, and other intellectual property, shall be recognized as other income.

     The Company shall recognize the following items as other income:

-	proceeds from sales of fixed assets, bills of exchange, and other assets;

-

interest received for the use of the Company’s cash assets, interest for the use of cash bank from the Company account in this bank, as well as interest under any purchased interest-bearing or discounted third party bills of exchange. The Company shall recognized this income in its Profit and Loss Statement in line item 060 “Interest receivable”;

-	sums of provisions restored;

-	other proceeds (income).

     The Company’s expenditures are divided into expenditures from ordinary operations and other expenditures.

     Expenditures relating to ordinary operations shall be recognized in the same reporting period in which they were incurred, regardless of the actual payment.

     Expenditures of separate subdivisions relating to ordinary operations shall be fully production-related expenses without appropriation of management expenses.

     Expenditures relating to property lease shall be recognized as expenditures from ordinary operations.

     Management expenses of the Company shall be reflected in full and in the reporting period without allocation by type of activity.

     The Company shall recognize the following expenditures as other expenses:

-	expenditures related to retirement and other write-offs of fixed assets, bills of exchange, and other assets;

-	provision for doubtful debts;

-	losses of previous years recognized in the reporting year;

-	other expenses.

2.14 Alterations in the Company’s accounting policy

Alterations in the 2010 accounting policy

     In 2010, the procedure for allocation of interest under bills debts and funded loans was changed. The interest under bills and bonds is subject to allocation to the investment asset value. The said procedure, though being a deviation from the current rules, provides a more accurate reflection of the Company’s assets. The interest is distributed between the investment asset value and the current expenses according to the procedure provided for by the Company’s organizational and regulatory documents. The amount of data comparable to the interest accrued in 2009 is set forth in Item “Loans and credits received.”

     The remaining changes (alterations) in the Company’s 2010 accounting policy serve primarily to adjust and do not amend any line items of the reporting.

Alterations in the 2011 accounting policy

     The frequency of revaluation of financial investments has been changed for 2011. It is now required to determine,according to the duly established procedure, the current market value of such financial investments on a quarterly basis, not an annual basis (as before).

     Adjustments were also made into the procedure of price determination of unbilled deliveries of inventories. In case there is no contract price of such inventories, the inventories are accounted at their average rolling evaluation on the date of their recognition. In case there is no such average rolling evaluation, inventories are accounted at their market prices.

     Starting with the 2011 annual financial reporting, Decree No. 66n “On the forms of corporate financial reporting” of the RF Ministry of Finance dated 02.07.2010 comes into force. Due to the variances in reflection of indicators of reporting forms according to this Decree and the procedure of presentation of reporting indicators in financial reporting for 2010 (pursuant to the Decree of the RF Ministry of Finance No. 67n dated 22.07.2003), certain reporting indicators for the reporting year shall be reflected using comparative data in financial reporting (See alterations in presentation of indicators in financial reporting forms below in Sections A-G).

     Alternations in financial reporting forms

     The Decree of the RF Ministry of Finance No. 66n stipulates for changes in the financial reporting forms aimed to transfer data from the reporting forms to notes to the respective financial reporting:

-	Information (certificate) about valuables accounted on off-balance sheet accounts is now excluded from the balance sheet;

-	Breakdown of certain profits and losses is now excluded from the profit and loss statement form;

-	Section 2 “Provisions” is now excluded from the statement of changes in equity;

-	The data reflected in the Appendix to the balance sheet (Form No. 5) are now shown as reference tables in the Explanatory Note.

     A. Alterations in the balance sheet

     The data from the balance sheet are subject to reflection as of three reporting dates (December 31st of the reporting year, of the previous year, and of the year preceding the previous year).

-	From line item “Other noncurrent assets” the results of R&D are allocated to a separate line item (Section “Noncurrent assets”).

-	From line item “Additional capital” the amount of revaluation of noncurrent assets was allocated to a separate line item of the balance sheet (Section “Capital and provisions”).

-	From line item ”Other long-term liabilities” contingent liability provision was allocated to a separate line item (Section “Long-term liabilities”).

     The Company resolved to continue to separately present expenses for construction in progress starting from the 2011 financial reporting (including capital expenditures and objects which require installation) in line item “Construction in progress” of Section “Noncurrent assets.”

     B. Alterations in the profit and loss statement

     The profit and loss statement includes reference indicators “Result of revaluation of noncurrent assets which is not included in net profit (loss) of the period,” “Result of other operataions which is not included in net profit (loss) of the period,” and ”Cumulative result in the period.”

     C. Alterations in statement of changes in equity

     The following changes were introduced to Section 1 “Capital flow”:

-	The following line items were added: Income/expense relating directly to capital increase/reduction, changes in additional capital, changes in surplus reserves, and property revaluation;

-	Entry “Shares repurchased” was added;

-	The following ‘in-between’ reporting period indicators were excluded “Changes in the accounting policy,” and “Impact of fixed assets revaluation.” Changes in the accounting policy are subject to inclusion in Section 2 of the Statement of changes in equity “Adjustments due to changes in accounting policy and correction of errors.” The impact of revaluation shall be reflected in Section 1 in line item “Property revaluation” in the corresponding period of such revaluation;

-	The size of net assets shall be reflected in three reporting dates.

     Section 2 “Adjustment due to changes in accounting policy and correction of errors” was added to include information about the size of the capital of the Company before the adjustments, as well as about the adjustments due to changes in the accounting policy and correction of errors in the equity line items section (undistributed profits (uncovered loss), and other line items of the capital (equity)).

     D. Alterations in the cash flow statement

-	Proceeds from sales of products, goods, works, and services, as well as proceeds from sales of lease payments, license payments (royalty), commissions, and fees are shown separately.

-	Cash funds allocated by the Company for payment of dividends shall be transferred from the current operations section to the financial activities section of the cash flow statement.

2.15 Incoming and comparative data

     Due to the impossibility of acquiring reliable data for evaluation of comparable data in case of any changes in the accounting policy relating to the funded loans in 2009 and in order to comply with the principle of expediency of financial accounting, the Company shall not submit the corresponding data on its reporting for 2010.

     In the 2010 financial reporting, certain opening balance indicators and, hence, the currency of the balance sheet do not match the indicators set forth in the closing balance of the 2009 financial reporting due to the following reasons/on the following grounds:

     As per the Balance sheet (Form No. 1)

RUB thousand

	Line
	item	Amount as of		Amount as of
Line item description	code	31.12.2009	Adjustment	01.01.2010
Fixed assets	120	151,603,670	86,150,081	237,753,751
Additional capital	420	59,386,652	88,209,715	147,596,367
(funding)
Loss of previous years	460	(6,944,397)	(61,625,628)	(68,870,025)
Undistributed loss of the	475	(59,865,944)	59,865,994	-
reporting year

     1. Line item 120 “Fixed assets”: Due to revaluation which took place on 01.01.2010, the final appraisal of the fixed assets amounted to RUB 88,209,715 thousand, and the markdown was RUB 2,059,634 thousand. The total amount of change in this line item stood at RUB 86,150,081 thousand.

     2. Line item 420 “Additional capital”: Due to revaluation of the fixed assets, the data were increased by the amount of RUB 88,209,715 thousand.

     3. Data in line item 460 “Losses of previous years” were formed as follows: From line item 475 ”Undistributed loss of the reporting period” the amount of RUB 59,865,994 thousand was transferred, then the amount was increased due to the fixed assets revaluation for the amount of RUB 2,059,634 thousand. The total amount of change in this line item is RUB 61,625,628 thousand.

     4. Line item 475 ”Undistributed loss of the reporting period”: Due to reformaton of the balance, the loss in the amount of RUB 59,865,994 thousand was fully included in line item 460 “Loss of previous years” and thus reduced it.

     Pertaining to the Statement of changes in equity (Form No. 3)
	Line item	Amount as of		Amount as of
Line item description	code	31.12.2009	Adjustment	01.01.2010
Net assets	200	579,745,722	86,150,081	665,895,803

     In line item 200 “Net assets” there was an increase by RUB 86,150,081 thousand, which was due to revaluation of fixed assets for the amount of RUB 86,150,081 thousand.

Pertaining to Appendix to the balance sheet (Form No. 5)

		Amount as of		Amount as of
Line item description	Line item code	31.12.2009	Adjustment	01.01.2010
Buildings	110	16,543,314	(801,749)	15,741,565
Structures and transfer	111	165,908,917	130,888,058	296,796,975
mechanisms
Machines and equipment	112	87,231,646	5,006,531	92,238,177
Total	130	273,331,356	135,092,840	408,424,196
Fixed asset depreciation – total	140	121,727,686	48,942,759	170,670,445
Depreciation of buildings	141	88,232,724	47,218,532	135,451,256
and structures
Depreciation of machines,	142	32,655,704	1,724,227	34,379,931
equipment, and transport
vehicles
Fixed assets leased out – total	150	4,896,221	1,301,025	6,197,246
Buildings and structures	151	4,069,233	1,402,883	5,472,116
leased out
Machines, equipment, and	152	797,993	(94,383)	703,610
transport vehicles leased out
Other fixed assets leased out	153	28,995	(7,475)	21,520

     1. The entry data of section “Fixed assets” were changed due to the fixed assets revaluation:

-	Line item 110 “Buildings” was reduced by RUB 801,749 thousand;

-	Line item 111 ”Structures and transfer mechanisms” was increased by RUB 130,888,058 thousand;

-	Line item 112 ”Machines and equipment” was increased by RUB 5,006,531 thousand;

-	Line item 130 “Total” was increased by RUB 135,092,840 thousand;

-	Line item 140 ”Fixed asset depreciation – total” was increased by RUB 48,942,759 thousand;

-	Line item 141 ”Depreciation of buildings and structures” was increased by RUB 47,218,532 thousand;

-	Line item 142 “Depreciation of machines, equipment, and transport vehicles” was increased by RUB 1,724,227 thousand.

     2. The amount of leased out fixed assets was adjusted to the opening balance due to the fixed assets revaluation:

-	Line item 150 “Fixed assets leased out – total” was increased by RUB 1,301,025 thousand;

-	Line item 151 “Buildings and structures leased out” was increased by RUB 1,402,883 thousand;

-	Line item 152 ”Machines, equipment, and transport vehicles leased out” was reduced by RUB 94,383 thousand;

-	Line item 153 “Other fixed assets leased out” was increased by RUB 7,475 thousand.

III. Disclosure of Material Indicators

3.1 Authorized capital of the Company

     As of 31.12.2010, the authorized capital of the Company was RUB 616,780, 667,000 (Six Hundred Sixteen Billion Seven Hundred Eighty Million and Six Hundred Sixty Seven Thousand Russian rubles) and consisted of 1,233,561,333,552 (One Trillion Two Hundred Thirty Three Billion Five Hundred Sixty One Million Three Hundred Thirty Three Thousand and Five Hundred Fifty Two) ordinary registered uncertified shares with the nominal value of 50 kopeks (RUB 0.50) each. As of 01.01.2010 and as of 31.12.2010, the Company’s authorized capital was duly registered and fully paid.

     As of 31.12.2010, in accordance with the shareholder register, the Russian Federation in the name of the Federal Agency of the State Property Management owns 79.11% of shares of JSC FGC UES. 20.89% of the outstanding stock of JSC FGC UES is owned by minority shareholders.

     On 26.12.2010, the report of the securities issue was registered. The actual number of 80,047,137,190 (Eighty Billion Forty Seven Million One Hundred Thirty Seven Thousand and One Hundred Ninety) shares were placed for the amount of RUB 40,177,923,000 with the nominal value of RUB 0.50 each. 64,611,542,328 (Sixty Four Billion Six Hundred Eleven Million Five Hundred Forty Two Thousand and Three Hundred Twenty Eight) shares were placed at RUB 0.50 (fifty kopeks) for persons entitled with a pre-emption right to purchase securities of the additional issue. 15,435,594,861 (Fifteen Billion Four Hundred Thirty Five Million Five Hundred Ninety Four Thousand and Eight Hundred Eighty One) share was placed at RUB 0.51 (fifty one kopek) through public offering.

     As of 26.01.2011, the securities placement was completed. The actual amount of shares placed is 22,386,794,841 (Twenty Two Billion Three Hundred Eighty Six Million Seven Hundred Ninety Four Thousand and Eight Hundred Forty One) shares for the amount of RUB 11,193,397, 000 with the par value of RUB 0.50 (Fifty kopeks) each.

     As of 31.12.2010 and 01.01.2010 the additional capital of the Company stood at RUB 147,465,641,000 and RUB 147,596,367,000, correspondingly. The additional capital was comprised of the following line items:

Indicator	As of 01.01.2010	As of 31.12.2010
Final appraisal of fixed assets	115,883,558	115,598,477
Income from issuance	10,346,873	10,501,227
Amount of additional capitals of	21,316,409	21,316,409
companies merged in the course of
reorganization
VAT amount relating to fixed assets	49,527	49,527
recognized as contribution to the
authorized capital
Total	147,596,367	147,465,640

     Revaluation of fixed assets was performed using an independent appraiser’s report.

     Based on the 2010 performance, the net profit amounted to RUB 58,088,388,000. Based on the 2009 performance, the net loss amounted to RUB 59,865,994,000.

3.2 Intangible assets

RUB thousand

Intangible asset	31.12.2010	01.01.2010
Automated accounting and reporting system (software complex)	274,403	424,078
Data base IPK KSUPR	110,600	231,256
Automated property management system	110,922	166,383
Automated technical maintenance and repair management system	80,936	118,291
Software complex IPK KSUPR	46,057	96,302
Automated information and measuring system for commercial electric power	38,579	77,579
measurement (AIIS KUE)
Information and analytical system of electric power accounting and calculation	47,298	64,498
Automated document flow management system	29,030	44,853
Automated planning and budgeting system	28,769	40,673
Corporate information human resources management system	16,287	24,430
Corporate information system “ASU-Salary”	21,546	32,319
Information system “KPI-Motivation”	13,979	20,969
Technological information system for the regime department	10,263	15,000
Utility model “Anchor metal header of ferroconcrete foundation”	8,358	-
Corporate information and analytical system	8,509	14,515
Utility model “Intermediate support for high voltage lines”	6,928	-
Corporate portal of JSC FGC UES	5,323	-
Reference data system	4,844	7,486
Other	54,994	17,625
Total intangible assets	917,625	1,396,257

     The useful life of intangible assets is 4-5 years.

3.3 Fixed assets

     As of January 1, 2010, the Company revalued the following groups of fixed assets according to replacement costs determined by an independent appraiser: industrial buildings and structures, including substation buildings, transmission lines, as well as high-voltage substation equipment. The amounts of increase in acquisition cost of the said objects in the amount of RUB 135,092,840 thousand and accrued depreciation in the amount of RUB 48,942,759 thousand were allocated to undistributed profits to the total of RUB 86,150,081 thousand. Fixed assets are shown in the balance sheet at their depreciable value.

     In 2009, revaluation of the same groups in fixed assets was performed, the amount of replacement cost in 2009 amounted to RUB 6,884,139 thousand.

     Income and losses from fixed asset retirement are reflected in the profit and loss statement as other income and expense.

     The Company does not perform separate accounting of its real estate items commissioned (put into operation) and those in the process of the state registration.

3.4 Construction in progress

RUB thousand

Type of investment in noncurrent assets	31.12.2010	01.01.2010
Design and engineering works, acquisition and construction of	274,920,230	193,215,972
fixed assets
Acquisition and construction of intangible assets	4,861,225	4,151,602
Expenses on R&D in progress	956,714	677,196
Total investment in noncurrent assets	280,738,169	198,044,770

     Design and engineering works, acquisition and construction of fixed assets are recognized in the following subdivisions of the Company:

RUB thousand

Executive office	31.12.2010	01.01.2010
MES of Centre	2,351,148	1,412,044
MES of North-West	69,283,745	55,038,639
MES of Volga	43,656,621	28,714,386
MES of South	10,168,236	4,593,484
MES of Ural	53,355,933	37,645,626
MES of Western Siberia	17,846,607	16,119,045
MES of Siberia	34,399,924	26,222,093
MES of East	20,477,642	12,065,886
Elektrosetservice	23,125,930	10,848,454
TMR MES	254,444	556,315
Total	274,920,230	193,215,972

3.5 Taxes

     The long-term part in the amount of value added tax comprises RUB 250,659 thousand and represents VAT on construction-erection and design-exploration works up to 2005, which will be refunded from the budget when construction in progress facilities will be put in operation.

     According to the tax accounting data prepared in accordance with the requirements of chapter 25 “Profit tax in organizations” in the Tax Code of the Russian Federation, the taxable income for a period of 2010 comprised RUB 46,321,530 thousand. In 2009, the above mentioned indicator was RUB 24,381,745 thousand.

     Income before tax for accounting purposes was linked to notional earnings for profit tax as follows:

RUB thousand

Indicator	2010	2009
Profit (loss) before taxation	68,318,523	(54,048,781)
Conditional expenditure for profit tax at rate of 20%	13,663,705	(10,809,756)
Standing tax liability (asset)	(3,184,752)	16,588,331
Deferred tax asset	(33,442)	(180,217)
Deferred tax liability	(1,181,205)	(722,009)
Current profit tax	9,264,306	4,876,349

     In the reporting year the amount of permanent differences having impact on adjustment of conditional profit tax for the purpose of profit tax calculation based on tax accounting data (current profit tax) totaled RUB 15,923,759 thousand (In 2009 – RUB 82,941,655 thousand).

     The said permanent differences resulted from the differences in recognition of the following income and expenses in accounting records and tax accounting:

2010

RUB thousand

	Amount of
	income, RUB	Fixed tax asset, RUB
Income	thousand	thousand
Income in the form of restored provisions on doubtful debts	20,803,483	4,160,696
Income from revaluation of shares	30,024,928	6,004,986
Other income	394,804	78,961
Total income	51,223,215	10,244,643
	Amount of
	expense, RUB	Fixed tax liability, RUB
Expense	thousand	thousand
Expenses in the form of accrual of provisions for devaluation	17,949,877	3,589,975
of securities and doubtful accounts receivable
Fixed asset depreciation	15,052,911	3,010,582
Sale of securities	887,920	177,584
Other expense	1,408,747	281,750
Total expense	35,299,455	7,059,891

2009

RUB thousand

	Amount of
	income, RUB	Fixed tax asset, RUB
Income	thousand	thousand
Income in the form of restored provisions on doubtful debts	20,017,408	4,003,482
Income from share participating in authorized capitals	717,256	143,451
Income from third party bills of exchange	(332,504)	(66,501)
Other income	20,805	4,161
Total income	20,422,965	4,084,593
	Amount of
	expense, RUB	Fixed tax liability, RUB
Expense	thousand	thousand
Negative difference from revaluation of shares at market value	79,905,889	15,981,178
Sale of securities	9,416,790	1,883,358
Expenses in the form of provisions on deterioration in value	7,089,950	1,417,990
of securities and on doubtful accounts receivable
Fixed asset depreciation	5,050,788	1,010,158
Deferred expenses write-off	512,701	102,540
Other expenses	1,388,502	277,700
Total expenses	103,364,620	20,672,924

     Other tax liabilities include fixed tax liabilities on charity, material assistance, social expenses, corporate activity expenses, etc.

     The difference between the periods of recognition of income and expense for accounting purposes, on one side, and profit taxation, on the other side, leads to the occurrence of time differences. Most of the time differences were related with the difference procedure of fixed asset depreciation for the purposes of tax- and financial accounting. Assets and liabilities for deferred profit tax as of the end of the reporting period are determined at rate of 20% as of 31.12.2010 and 01.01.2010.

     The accounting balance sheet in line item “Deferred tax liabilities” reflects the consolidated (rolled up) amount of the deferred tax asset and deferred tax liability

RUB thousand

Indicator	31.12.2010	01.01.2010
Deferred tax asset	522,592	556,034
Deferred tax liability	(3,172,303)	(1,991,098)
Total for line item 515 “Deferred tax liabilities”	(2,649,711)	(1,435,064)
3.6 R&D expenditures

     In 2010, the expenditures incidental to regular R&D activities, used in the current activities, were written off to the amount of RUB 171,873 thousand. As of 31.12.2010, the balance on completed R&D was reflected in line item 150 “Other noncurrent assets” of the balance sheet and amounted to RUB 255,247 thousand (as of 01.01.2010 – RUB 73,805 thousand).

3.7 Long-term financial investments

     The structure of long-term financial investments is represented by the following assets of the Company:

RUB thousand

Asset	31.12.2010	01.01.2010
Shared financial investments	94,899,702	66,197,973
Contributions in subsidiary companies	18,124,226	18,221,649
Contributions in affiliated companies	67,711,261	40,681,668
Contributions in other organizations	9,061,046	7,291,487
Other shared long-term financial investments	3,169	3,169
Debt financial investments	9,237,845	772,414
Debt securities	8,935,682	469,301
Loans extended	302,163	303,113
Total financial investments	104,137,547	66,970,387

3.7.1. Contributions to subsidiary and affiliated companies and other organizations

     Line item 140 “Long-term financial investments” of the accounting balance sheet includes the following contributions to subsidiary and affiliated companies and other organizations:

	31.12.2010		01.01.2010
	Book value,		Book value,
	RUB		RUB
Name of subsidiary and	thousand	Share in	thousand	Share of
affiliated company and	(considering	authorized	(considering	authorized
other organizations	provision)	capital, %	provision)	capital, %	Activity	Comment
Subsidiary companies:	18,124,226		18,221,649
JSC “Mobile Gas Turbine	10,594,257	100.00%	10,594,257	100.00%	Electric power	Provision
electric stations” (JSC “MGTES”)					generation	accrued
JSC STC of Electric power	3,895,820	100.00%	3,895,820	100.00%	Scientific and research
industry”					activity
JSC Specialized electric	953,804	100.00%	953,804	100.00%	Technical
grid company UNES					maintenance and
					repairs of electric
					grid facilities
JSC “Tomsk backbone	866,424	52.03%	866,424	52.03%	Forecast-analytical
grids”					services for electric
					power industry
JSC “Center of	833,000	100.00%	833,000	100.00%	Functions as
engineering and					customer-property
construction					developer in capital
management”					construction,
					reconstruction and
					technical upgrade of
					electric grid facilities
GruzRosEnergo	763,227	50.00%	763,227	50.00%	Power transmission
					services
JSC	133,870	100.00%	133,870	100.00%	Electric power	Provision
“Energostroysnabcomplect					complex procurement	accrued
of UES”
JSC “UC of Electric	55,071	100.00%	55,071	100.00%	Electronics and digital
power industry”					technology activity
JSC ”MUS of Electric	19,997	100.00%	19,997	100.00%	Telecommunication
power industry”					services
JSC “Chitatekhenergo”	4,092	100.00%	4,092	100.00%	Construction, design,
					repair and technical
					maintenance of
					electric power
					industry projects

	31.12.2010		01.01.2010

	Book value,		Book value,
	RUB		RUB
Name of subsidiary and	thousand	Share in	thousand	Share of
affiliated company and	(considering	authorized	(considering	authorized
other organizations	provision)	capital, %	provision)	capital, %	Activity	Comment
CJSC “Agency for electric	3,500	100.00%	3,500	100.00%	Information
power industry balances					technologies services
forecasting”
JSC “Main electric grid	1,000	100.00%	1,000	100.00%	Technical
service company”					maintenance and
					repair services for
					electric grid facilities
JSC “MIC of Electric	163	50.00%	163	50.00%	Forecast-analytical
power industry”					services for electric
					power industry
JSC “CNII NPKenergo”	1	100.00%	1	100.00%	R&D activities
JSC “Nurenergo”	-	77.00%	-	77.00%	Electric power	Provision
					generation	accrued
JSC	-	100.00%	-	100.00%	Supply of materials	Provision
“Volgaenergosnabcomplect”					and equipment	accrued
JSC Energy Center	-	-	97,423	98.56%	R&D activities
Power industry index	-	100.00%	-	100.00%	Sales of securities	Provision
Ltd.						accrued
Affiliated companies	67,711,261		40,681,668
JSC “OGK-1”	21,851,019	40.17%	13,164,371	40.17%	Electric and heat	Market
					power generation	value of the
						stock
JSC “Volzhskaya TGK”	20,066,560	29.99%	13,262,806	32.14%	Electric and heat	Market
(TGK-7)					power generation	value of the
						stock
JSC “Bashkirenego”	15,456,189	21.27%	7,143,138	21.27%	Electric and heat	Market
					power generation,	value of the
					transmission and sale	stock
JSC “OGK-6”	7,291,153	23.58%	4,304,329	23.58%	Electric and heat	Market
					power generation and	value of the
					transmission	stock
JSC “TGK-11”	2,702,867	27.45%	2,463,551	27.45%	Electric and heat	Market
					power generation	value of the
						stock
“IT Energy” LLC	198,360	39.99%	198,360	39.99%	IT services
JSC “Kuban backbone	134,139	49.00%	134,139	49.00%	Power transmission
grids”					services
JSC	9,800	49.00%	9,800	49.00%	Electric and heat
“Severovostocenergo”					power generation and
					sales
JSC “ENIN”	1,024	38.24%	1,024	38.24%	R&D activities

	31.12.2010		01.01.2010

	Book value,		Book value,
	RUB		RUB
Name of subsidiary and	thousand	Share in	thousand	Share of
affiliated company and	(considering	authorized	(considering	authorized
other organizations	provision)	capital, %	provision)	capital, %	Activity	Comment
JSC					Supply of materials
“Energotechcomplect”	100	49.00%	100	49.00%	and equipment
JSC “Uralskaya	50	33.33%	50	33.33%	Agency services
management energy
company”
JSC “Schekinsliye PGU”	-	45.21%	-	45.21%	Construction and	Provision
					reconstruction	accrued
					services for electric
					power industry
					projects
Other organizations:	9,061,046		7,291,487
JSC “OGK-6”	4,422,284	9.60%	2,317,319	9.60%	Electric and heat
					power generation and
					transmission
JSC “Mosenergo”	4,311,255	3.37%	4,419,858	3.37%	Electric and heat
					power generation
JSC “Sangtudinskaya	316,473	14.48%	551,256	14.48%	Electric power	Provision
HPP-1”					generation	accrued
JSC “Rushydro”	3,859	Less	-	-
		than
		0.01%
JSC “Testing panel of	3,000	0.83%	3,000	0.83%	Installation, start-up
Ivanovo GRES”					services for electrical
					equipment
JSC “OGK-4”	1,736	Less	-	-	Electric and heat
		than			power generation and
		0.01%			transmission
JSC “OGK-2”	514	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “TGK-1”	470	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “OGK-3”	401	Less	-	-	Electric and heat
		than			power generation sion
		0.01%
JSC Fortum	238	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “TGK-9”	186	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “Kuzbassenergo”	160	Less	-	-
		than
		0.01%
JSC “Quadra Generation	147	Less	-	-	Electric and heat
Company”		than			power generation
		0.01%

	31.12.2010		01.01.2010
	Book value,		Book value,
	RUB		RUB
Name of subsidiary and	thousand	Share in	thousand	Share of
affiliated company and	(considering	authorized	(considering	authorized
other organizations	provision)	capital, %	provision)	capital, %	Activity	Comment
JSC “TGK-13”	129	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “TGK-2”	63	Less	-	-	Electric and heat
		than			power generation
		0.01%
TGK-11 Holding	54	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “Natsenergo”	40	1.90%	40	1.90%	Wholesale operations
JSC “TGK-14”	23	Less	-	-	Electric and heat
		than			power generation
		0.01%
JSC “Sibirenergoholding”	-	-	6	Less	Holding company
				than	management services
				0.01%
JSC	6	Less	6	Less	Holding company
“Tsentrenergoholding”		than		than	management services
		0.01%		0.01%
JSC “Intergeneratsiya”	6	Less	-	-	Holding company
		than			management services
		0.01%
CJSC “SOVASATOM”	1	3.38%	1	3.38%	Construction, start-up
					services for electric
					power industry
					projects
CJSC “Energorynok”	1	8.50%	1	8.50%	Publishing services
JSC “Trust SVES”	-	-	-	6.14%	Design, construction	Provision
					of production and	accrued, in
					technical facilities	2010 shares
						were written
						off
Other equity long-term	3,169		3,169
financial investments
Total:	94,899,702		66,197,973

     As of 31.12.2010 and 01.01.2010, other equity long-term financial investments included investments in joint activity in the amount of RUB 3,169 thousand.

     As of 31.12.2010, the Company’s accounting balance sheet included financial investments in stock trade on the stock exchange during 2010. As of 31.12.2010, the above mentioned financial investments were recorded at their market prices as of the mentioned date. The amount of profit from fluctuations of the market value in 2010 was RUB 29,915,526 thousand. This amount includes the profit related to fluctuations of the market value of shares transferred to fiduciary management in the amount of RUB 29,622,906 thousand. In addition to the block of shares of JSC “OGK-1,” blocks of shares of the following companies were transferred to fiduciary management to JSC “Inter RAO UES” in 2010: JSC “Bashkirenergo,” JSC “Volzhskaya TGK,” JSC “OGK-11,” “JSC “OGK-6,” “JSC Mosenergo,” JSC “TGK-14,” JSC “Quadra,” JSC “TGK-2,” JSC “TGK-9,” JSC “Rushydro,” JSC “TGK-3,” JSC “Fortum,” JSC “TGK-1,” JSC “OGK-2,” JSC “OGK-4,” JSC OGK-6,” JSC “Yeniseyskaya TGK,” and JSC “TGK-11 Holding.” The current market value of the company stock under management stands at RUB 76,108,633 thousand.

     The Company has analyzed the signs of sustainable decreasing of financial investment cost for which the current market value is not determined. During such analysis changes in net assets value during two years were considered. Evaluation of financial investments in JSC “Sangtudinskaya HPP-1” was performed by an independent appraiser.

     In 2010, the Company established a provision for revaluation of its financial investments in the amount of RUB 234 782 thousand. It accounted for this provision as other expenses (In 2009 - RUB 3,502,596). In 2009 the provision was used in the amount of RUB 499 thousand upon for writing off of financial investments in JSC “SVES.”

     As of 31.12.2010 and 01.01.2010, the balance of the provision for devaluation of financial investments amounted to:

RUB thousand

Issuer	31.12.2010	01.01.2010
JSC “MGTES”	3,524,756	3,524,756
JSC “Nurenergo”	1,972,781	1,972,781
JSC “Schkinskiye PGU”	105,935	105,935
JSC “Energostroysnabcomplect”	72,381	72,381
LLC “Index of electric power industry”	10,000	10,000
JSC “Sangtudinskaya HPP-1”	2,714,096	2,479,314
Other	369	868
Total provision for revaluation of financial investments	8,400,318	8,166,035

     There were no negative trends that could serve as a reason for devaluation of other blocks of shares.

3.7.2. Debt securities

As of 31.12.2010 and 01.01.2010 bills of exchange of the following companies were recognized as debt securities:

RUB thousand

				Annual rate,
Issuer	31.12.2010	01.01.2010	Maturity date	%
JSC “SO-SDO UES”	469,300	469,300	December 2012	7%
LLC “Energofinans” (*)	8,466,381	-	December 2014	Discount-
				interest-
				bearing
Total debt securities	8,935,681	469,300

     Note:

     (*) Novation of interest-free bills of exchange, previously the amount was reflected in accounts receivable. In 2010, a provision in the amount of RUB 3,618,652 thousand was accrued.

3.7.3. Loans extended and other long-term financial investments

     As of 31.12.2010 and 01.01.2010, loans issued included a loan extended to JSC “Dagenergo” in the amount of RUB 296,461 thousand and a loan to the Company employee in the amount of RUB 5,702 thousand as of 31.12.2010 (RUB 6,652 thousand for 01.01.2010).

     The Company intends to retain all its long-term debt financial investments until they are fully repaid/redeemed.

3.8 Short-term financial investments

The structure of the Company’s short-term financial investments is represented by the following assets:

RUB thousand

Asset	31.12.2010	01.01.2010
Short-term bills of exchange	42,356,353	44,190,554
Loans extended	887,671	887,671
Other short-term financial investments	3,000,000	24,049,500
Total short-term financial investments	46,244,024	69,127,725

3.8.1. Short-term bills of exchange

As of 31.12.2010 and 01.01.2010, short-term bills of exchange include bills of exchange of the following companies:

RUB thousand

			Annual rate,
Issuer	31.12.2010	01.01.2010%
JSC VTB Bank	19,232,142	43,925,294	Discount
JSC Alfa Bank	14,122,562	-	Discount
JSC AB Russia	4,000,000	-	7%
JSC Promsvyazbank	3,001,649	-	Discount
JSC AKB International Financial Club	2,000,000	-	6.25%
JSC “Glavsetservice UNEG”	-	150,000	14%
JSC “Caustic”	-	55,260	15%
JSC “GVTs Energetiki” (*)	-	60,000	17%
Total short-term bills of exchange	42,356,353	44,190,554

     Note:
     (*) Provision was accrued in 2010 in the amount of RUB 60,000 thousand.

3.8.2. Loans extended and other short-term financial investments

     As of 31.12.2010 and 01.01.2010, loans extended included a loan extended to JSC “Kuban Backbone Grids” in the amount of RUB 887,671 thousand, as well as a loan extended to JSC “Nurenergo” in the amount of RUB 501,300 thousand.

     The loan extended to JSC “Nurenergo” is overdue as of the reporting date. The Company does not have any agreement for extension of this contract. The devaluation provision established in 2006 amounted as of 31.12.2010 to RUB 501,300.

     Other financial investments as of 31.12.2010 accounted for a deposit in JSC Nomos Bank with maturity date of 16.05.2011 for the amount of RUB 3,000,000 thousand; as of 01.01.2010 Deposits in JSC Gazprombank were also accounted for the amount of RUB 24,049,500 thousand. In 2010, evaluation of financial investments in case of their retirements performed using the acquisition cost of each unit.

     The Company intends to retain all its short-term debt financial investments until they are fully repaid.

3.9 Accounts receivable

     Breakdown of line item 230 “Long-term accounts receivable” of the balance sheet is shown in the following table.

RUB thousand

Item	31.12.2010	01.01.2010
Non-interest bearing bills of exchange including	2,688,794	17,012,281
LLC “Energo-finance”	-	12,022,099
JSC “MGTES”	-	3,000,000
JSC “Ulianovskenergo”	738,195	740,240
JSC “Alfa Bank”	494,676	9,259
JSC “AKB “Rosbank”	483,485	483,485
JSC AKB “Eurofinance Mosnarbank”	311,495	311,495
JSC “MRSK of Center and Privolzhia”	229,127	229,127
JSC AKB Investbank	173,903	-
Other non-interest bearing bills of exchange	257,913	216,576
Other receivables including	6,007,455	3,480,538
JSC “Kuban backbone grids”	5,683,517	2,966,855
JSC “Irkutskenergo”	65,334	185,910
JSC “Streletskaya Sloboda”	83,986	83,986
Other	174,618	243,787
Total long-term accounts receivable	8,696,249	20,492,819

As of 31.12.2010, long-term accounts receivable include:

-	non-interest bearing bills of exchange for the amount of RUB 2,205,309 thousand with maturity dates from 2013 until 2026;

-	non-interest bearing bills of exchange of JSC AKB “Rosbank” for the amount of RUB 483,485 thousand with maturity date in 2015;

     Other receivables represent sums under contracts with due dates in accordance with contractual terms expected within more than 12 months after the reporting date. Information on related parties is disclosed in Item 3.15 of this Explanatory Note. Breakdown of line item 241 “Receivables from buyers and customers” of the balance sheet is shown in the following table.

RUB thousand

Debtor	31.12.2010	01.01.2010
JSC “MRSK of Siberia”	1,080,083	1,105,393
JSC “MSK of South”	1,425,109	959,555
JSC “Tyumenenergo”	871,007	694,141
JSC “Kubanenergo”	855,216	674,235
JSC “MRSK of Center and Privolzhja”	727,837	580,957
JSC “Moscow United Electric Grid Company”	638,634	425,727
JSC “MRSK of North-West”	528,933	419,697
JSC “MRSK of Ural”	418,653	375,919
JSC Chelyabinsk Metallurgical Works	469,682	-
JSC “Lenenergo”	390,132	259,366
JSC MRSK of North Caucasus	278,408	5,604
JSC “Dalnevostochnaya distribution grid company”	133,388	257,965
CJSC RES	76,510	490,603
JSC “MRSK of Center”	60,017	610,106
JSC “Glavsetservice UNEG”	290	1,085,949
JSC “RUSAL Novokuznetsk”	-	112,932
Other (individually less than RUB 100 million)	715,742	891,264
Total receivables from customers and buyers	8,669,641	8,949,413

     Trade receivables in line 241 are recognized considering provision on doubtful debts which as of 31.12.2010 totaled RUB 3,806,612 thousand and as of 31.12.2010 - RUB 2,503,116 thousand.

     As of 31.12.2010, the amount of RUB 97,900 thousand related to subsidiary and affiliated companies from the total (receivables totaled RUB 1,552,700 thousand; provision for the said receivables totaled RUB 1,454,800 thousand). As of 01.01.2010, subsidiary and affiliated companies accounted for RUB 1,216,043 thousand (receivables totaled RUB 1,975,342 thousand; the provision for the said receivables totaled RUB 759,300 thousand). Information on related parties is disclosed in Item 3.15 of this Explanatory Note.

Breakdown of line item 243 ”Accounts receivable under advance payments extended” of the balance sheet is shown in the following table.

RUB thousand

Item	31.12.2010	01.01.2010
Advance payments to construction organizations including	95,699,436	63,956,137
CJSC “Engineering-Construction company “Soyuz-Seti”	12,088,291	10,222,420
JSC “Stroytransgaz”	10,356,852	-
LLC “Engineering center “Energo”	8,073,116	10,948,010
JSC “GlobalElectroService”	6,442,645	47,776
LLC “New Engineering Company”	4,724,671	6,228,713
LLC “Rusengineering”	4,417,095	7,152,448
LLC “Project Center “Energo”	3,638,263	2,181,928
LLC “Stroytechnocontact”	3,599,121	4,702,678

Item	31.12.2010	01.01.2010
LLC “Velesstroy”	3,599,117	-
CJSC “EFESk”	3,583,805	147,724
LLC “ASSET MANAGEMENT COMPANY”	2,933,779	3,185,297
JSC “Its UES”	2,437,898	-
LLC “Uralelectrostroy”	2,275,681	104,770
LLC “Stroytekhproekt-P”	1,830,988	-
JSC “MKSM”	1,657,815	-
LLC “Promstroy”	1,607,897	48,356
LLC “Interspetsstoy”	1,370,456	1,580,863
LLC “ESK Energomost”	1,310,359	-
LLC “StroyremServis”	1,168,335	-
CJSC “Intertechelectro”	1,005,227	1,257,617
JSC “Hydroelectromontage”	1,083,101	971,381
LLC “Construction work management”	422,548	1,072,922
LLC “Torsion-Telecom”	55,026	1,923,114
Other	16,017,350	12,180,120
Advance payments to service providers extended including	831,554	1,443,853
JSC “NTTs Electroenergy”	173,953	-
CJSC KROK Incorporated	97,454	-
JSC NPO Streamer	79,721	-
CJSC “Center of Infrastructure Projects”	26,256	183,067
JSC “Electrosetservice UNEG”	7,441	439,967
JSC “Moscow Hub for Energy Communications”	247	279,456
Other	446,482	582,250
Other advance payments including	1,105,864	1,636,347
CJSC “ISK Soyuz-Seti”	383,704	467,272
LLC “Torsion-Telecom”	271,000	271,000
CJSC “Electrostroy”	-	185,500
LLC “RDK-Avtomatika”	-	176,317
LLC AK “Electrosevkavmontazh”	214,363	-
Other	236,797	536,258
Total advance payments extended	97,636,854	67,036,337

     The amount of accounts receivable under advance payments extended is shown considering the doubtful debt provision, which amounted to RUB 5,936,364 thousand as of 31.12.2010 and RUB 3,551,035 thousand – as of 01.01.2010.

     With regards to the advance payment extended to JSC “Svyazstroy” for the development of a departmental digital technological mobile network in the Middle Volga region (RUB 1,118,066 thousand as of 31.12.2010 and as of 01.01.2010.), the Company accrued a provision to the full amount as of 31.12.2010 and 01.01.2010.

     In 2010, pertaining to advance payments extended to LLC “Torsion-Telecom” (RUB 1,696,600 thousand as of 31.12.2009 and RUB 1,923,114 thousand as of 01.01.2010), a provision was accrued as of 31.12.2010 in the amount of RUB 1,648,574 thousand; and as of 01.01.2010 no provision was established.

     Of the total amount of advance payments extended to subsidiaries and affiliates, the overdue payments as of 31.12.2010 amounted to RUB 1,451,319 thousand, and as of 01.01.2010 – RUB 1,156,223 thousand; as of 31.12.10 and 01.01.2010 no provision was established with regards to the aforesaid amounts. Information about related parties is set forth in Item 3.15 of this Explanatory Note.

Breakdown of line item 244 “Other accounts receivable” of the balance sheet is shown in the following table.

RUB thousand

Receivables	31.12.2010	01.01.2010
Overpayment on taxes and payments to non-budget funds	8,338,600	5,822,007
Non-interest bearing bills of exchange	38,818,785	32,258,435
VAT on advance payments	1,704,533	1,087,920
Other	2,479,201	2,016,779
Total other accounts receivable	51,341,119	41,185,141

     Other short-term receivables included non-interest bearing bills of exchange (RUB 38,818,785 thousand as of 31.12.2010; and RUB 32,258,435 thousand as of 01.01.2010). As of 31.12.2010 the said amount includes the sum of non-interest bearing promissory notes of LLC “Index of electric power industry” (a 100% subsidiary of JSC FGC UES) RUB 37,065,427 thousand (this amount is net of the provision in the amount of RUB 3,605,319 thousand) with repayment condition “on demand”. LLC “Index of electric power industry” was established in the process of restructuring of JSC RAO UES of Russia, and it owns blocks of shares of electric energy companies including those traded on the stock market. The total amount of bills of exchange issued by LLC “Index of electric power industry” is based on the market valuation of the shares of electric energy companies as of the date of issue. As of the end of the reporting period, the value of bills of exchange of LLC “Index of electric power industry” was adjusted for the amount of changes in the market value of shares owned by LLC “Index of electric power industry” as of the end of the reporting period.

     The total amount of other short-term receivables includes receivables of subsidiary companies and affiliated companies in the amount of RUB 43,013,532 thousand as of 31.12.2010 (the provision debt of RUB 47,175,069 thousand for this amount - RUB 4,161,537 thousand, and as of 01.01.2010 – RUB 29,776,298 thousand, the amount of debt is RUB 44,671,184 thousand; the provision for this amount is RUB 14,894,686 thousand).

     Changes in the provision for doubtful receivables is shown in the following table.

RUB thousand

				Provision		Receivables
			Provision	written	Closing	per
		Opening	during the	down to	balance	accounting
		balance of	reporting	other	of	balance
Receivable	Amount	provision	period	income	provision	sheet
2009
Long-term (line item 230)	20,492,907	-	88	-	88	20,492,819
Short-term including
Buyers and customers	11,452,529	1,585,726	3,060,048	(2,142,658)	2,503,116	8,949,413
(line item 241)
Advance payments	70,587,372	816,673	2,734,362	-	3,551,035	67,036,337
issued
(line item 243)
Other	56,437,743	33,019,714	107,638	(17,874,750)	15,252,602	41,185,141
(line item 244)
2010
Long-term (line item 230)	8,794,923	88	98,586	-	98,674	8,696,249
Short-term including
Buyers and customers	12,476,253	2,503,116	5,043,456	(3,739,960)	3,806,612	8,669,641
(line item 241)
Advance payments	103,573,218	3,551,035	4,573,148	(2,187,819)	5,936,364	97,636,854
issued
(line item 243)
Other	55,944,987	15,252,602	4,321,253	(14,969,987)	4,603,868	51,341,119
(line item 244)

3.10 Credits and loans received

RUB thousand

Long-term loans:	31.12.2010	01.01.2010
Bonds of 06 Series	10,000,000	-
Bonds of 07 Series	5,000,000	-
Bonds of 08 Series	10,000,000	-
Bonds of 09 Series	5,000,000	-
Bonds of 10 Series	10,000,000	-
Bonds of 11 Series	10,000,000	-
Bonds of 04 Series	-	6,000,000
Total long-term loans	50,000,000	6,000,000

RUB thousand

Short-term loans:	31.12.2010	01.01.2010
Bonds of 02 Series	-	7,000,000
Bonds of 04 Series	6,000,000	-
Interest accrued	941,422	115,041
Bills of exchange	-	366,428
Total short-term loans	6,941,422	7,481,469

The information on bond issues as of the reporting date is shown in the following table:

RUB thousand

Series	04	06	07	08	09	10	11
Volume of issue, RUB thousand	6,000,000	10,000,000	5,000,000	10,000,000	5,000,000	10,000,000	10,000,000
Amount, mln. of bonds	6	10	5	10	5	10	10
Par value, RUB	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Rate, %	7.30	7.15	7.99	7.15	7.99	7.75	7.99
Date of bond placement	12.10.2006	28.09.2010	29.10.2010	28.09.2010	29.10.2010	28.09.2010	29.10.2010
Date of the state registration of the bond issue report	08.11.2006	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009
Maturity term, days	1.820	3.640	3.640	3.640	3.640	3.640	3.640
Coupon yield for each bond	36.40	35.65	37.40	35.65	39.84	38.64	39.84
Interest accrued for 2010, RUB thousand	438,000	184,126	64,731	184,127	68,954	199,569	137,908

     In 2010, bonds of 02 Series were redeemed for the amount of RUB 7,000,000 thousand. The redemption period for bonds of 04 Series was November 2011. In the reporting, the value of the aforementioned bonds amounting to RUB 6,000,000 thousand was shown as short-term loans; 06-11 bonds issues were recognized as long-term loans.

     Due to various changes in the Company’s accounting policy, the sum of all expenses relating to payment of interest under loans and credits was included in 2010 into the cost of construction in progress and amounted to RUB 1,277,414 thousand. In 2009, the said indicator stood at RUB 1,939,463 thousand. In 2009, the amount of RUB 1,714,506 thousand was recognized as other expenses. The EBRD loan interest payments were included in the cost of reconstructed high-voltage electric substations Central and Arzamasskaya - in the amount of RUB 221,957 thousand.

3.11 Accounts payable

Breakdown of line item 621 “Accounts payable to suppliers and contractors” of the balance sheet is shown in the following table.

RUB thousand

Creditor	31.12.2010	01.01.2010
Payables to construction organizations	10,204,014	7,786,629
LLC “Engineering center “Energo”	2,080,966	2,367,178
JSC “Sevzapelectrosestroy”	1,064,596	987,447
CJSC “Engineering and construction company “Soyuz-Seti”	1,044,609	415,962
LLC “Velesstroy”	591,967	-
JSC “Optima”	440,888	367,895
LLC “RusEngineering”	362,921	79,057
LLC “Asset Management Company”	315,750	-
JSC “Gidroelektromontazh”	246,540	67,716
LLC “Rostrade”	223,349	391,876
CJSC “PC Thermoservice”	126,166	215,795
Other	3,706,262	2,893,703
Payables to service provides including	3,159,218	2,885,859
CJSC “Center for financial settlements”	1,719,184	803,884
JSC “Electrosetservice UNEG”	470,812	786,705
JSC “Glavsetservice UNEG	85,710	245,318
LLC “Engineering Center Energoauditkontrol”	106,662	-
Management Company “Energobalance”	-	179,638
Other	776,850	870,314
Other including	654,005	346,220
LLC “Rostov Electric Metallurgical plant”	106,043	106,043
CJSC “Austrian Business Center”	179,161	-
LLC “RDK-Avtomatika”	-	54,242
Other	368,801	185,935
Total payables to suppliers and contractors	14,017,237	11,018,708

     Accounts payable to suppliers and contractors include payables to subsidiaries and affiliates for the amount of RUB 878,195 thousand as of 31.12.2010 (RUB 1,397,934 thousand as of 01.01.2010).

     Breakdown of line item 627 “Advance payments received” of the balance sheet is shown in the following table.

RUB thousand

Creditor	31.12.2010	01.01.2010
Advance payments for customer connections to UNEG including	10,455,496	6,489,387
JSC “Zagorskaya Hydroelectric Pumped Storage Power Plant 2”	1,400,003	2,634
JSC “MRSK of Center and Povolzhje”	1,149,393	1,148,811
JSC “Pervouralsk New Pipe Plant”	706,301	706,301
LLC “Abinsk Electric Metallurgical Plant”	633,786	363,786
JSC “Slavneft-Megionneftegaz”	620,211	40,087
JSC “Tyumenenergo”	558,340	582,997
JSC “Kaluga Scientific and Production Electrometallurgical Plant”	389,100	89,100
JSC “Gazpromneft-NNG”	378,222	378,223
LLC “Yuzhno-Uralskaya GPK”	378,221	378,221
JSC “Serevsk Pipe Plant”	295,000	295,000
LLC “OMK-Steel”	221,798	221,798
JSC “Fortum”	217,962	-
Other (individually less then RUB 200 million)	3,507,159	2,282,429
Other advance payments including	1,021,198	625,266
CJSC UEK	217,090	5,245
RGS Nedvizhimost	-	426,332
Other	804,108	193,689

Creditor	31.12.2010	01.01.2010
Total advance payments received	11,476,694	7,114,653

     Advance payments received include payables to subsidiaries and affiliates in the amount of RUB 42,333 thousand as of 31.12.2010 (RUB 4,765 thousand as of 01.01.2010).

     Breakdown of line item 625 ”Other accounts payable” of the balance sheet is shown in the following table.

RUB thousand

Type of payables	31.12.2010	01.01.2010
Relating to additional issue of shares including	11,194,106	40,177,925
The Russian Federation as a shareholder	11,189,250	40,167,721
Other shareholders	4,856	10,204
Berezvill Investments Limited	-	1,374,683
Primagates Trading Limited	-	664,542
JSC Holding MRSK	220,096	220,096
JSC RAO Energy systems of East	197,348	197,348
Other creditors	745,109	1,013,441
VAT	8,782,110	3,213,961
Other accounts payable	21,138,769	46,861,996

     Other accounts payable include debt owed to subsidiaries and affiliates as of 31.12.2010 in the amount of RUB 315,533 thousand (as of 01.01.2010 in the amount of RUB 589,662 thousand).

     Information on related parties is revealed in Item 3.15 of this Explanatory Note.

3.12 Deferred expenses

     Breakdown of deferred expenses by type of expense is shown in the following table:

RUB thousand

Deferred Expense Item	31.12.2010	01.01.2010
Software	603,941	1,353,888
Insurance	93,737	38,369
Other	136,401	84,394
Total deferred expenses including	834,079	1,476,651
Line item 216 – short-term portion of deferred expenses subject to writing off to	194,748	135,367
expense within 12 months after the reporting date
Line item 150 – long-term portion of deferred expenses subject to writing off to	639,331	1,341,284
expense 12 months after the reporting date

     The term for redemption of insurance expenses is stipulated for by the insurance agreement and normally it does not exceed one year. The term for writing off of software expenses does not exceed five (5) years.

     Line item 766 of Form No. 5 reflects the change in balances of short-term deferred expense as per line item 216 of the balance sheet and long-term deferred expense in line item 150 of the balance sheet.

3.13 Income and expenses

     Other income includes the following items:

RUB thousand

Income	2010	2009
Bill of exchange payment	87,286,815	81,068,350
Income from revaluation of shares at their current market values	30,024,928	-
Income from restoration of provisions for doubtful receivables	20,897,766	20,017,408

Income from retirement of financial investments	1,841,216	2,729,340
Extraordinary revenue from insurance events	731,732	456,703
Income from sales of fixed assets	555,319	79,597
Penalties, late fees, forfeits	495,902	397,323
Profit of previous years identified in the reporting year	320,195	412,431
Income in the form of inventories received in the course of liquidation of fixed assets	161,911	92,175
Income from sales of inventories	74,589	94,922
Income from sales of intellectual property (objects)	62,445	116,981
Other income	81,377	295,301
Total other income	142,534,195	105,760,531

     Other expenses include the following items:

RUB thousand

Expense	2010	2009
Bill of exchange payment	85,940,592	79,281,635
Provisions for doubtful receivables	14,036,443	5,902,136
Provisions for devaluation of financial investments	3,913,434	3,502,596
Expenses due to retirement of financial investments	985,400	9,793,452
Depreciable value of written off fixed assets and construction in progress	653,945	634,957
and expenses relating to such write offs
Provision for reduction of the value of inventories	661,177	-
Property tax	611,499	605,244
Depreciable value of sold fixed assets and selling expenses	284,260	51,566
Losses related to extraordinary situations (contingencies)	282,940	260,258
Losses of previous years identified in the reporting year	229,331	521,681
Financial assistance and social contributions	213,449	121,620
Issuance expenses and securities maintenance expenses	157,846	62,397
Write off of overdue receivables	142,486	9,122
Expenses for design and survey work which yielded negative results	125,813	34,007
Expenses relating to sale of inventories and deliverables of intellectual	108,422	171,894
property rights
Negative variance from revaluation of shares at their current market value	109,402	79,905,889
Charitable contributions	94,167	9,792
Other taxes	87,864	77,991
Expenses relating to sports and entertainment- and corporate events	83,005	31,932
Contributions paid to non-profit organizations	18,972	68,801
Deferred expenses recognized as a result of the merger of JSC RAO UES	-	515,601
of Russia and related to sale of shares which were not transferred to the balance sheet of JSC FGC UES’ balance sheet
Other	417,154	408,020
Total other expense	109,157,601	181,970,591

     In line item 760 of Form No. 5, expenses reflected as per line item 020 of Form No. 2 are broken down by cost elements.

     Ordinary expenses include energy resource costs which may be subdivided into two groups: Heat power and electric power for business needs, and electric power required for coverage of losses from transmission via electric grids. Payment for losses paid by consumers is included in the cost of electric energy transmission services.

RUB thousand

Energy resource	2010	2009
Purchased electric power to losses from transmission via electricity grids	14,183,214	13,432,762
Purchased heat and electric power and fuel for business needs	432,838	160,910
Total energy resource-related expenses	14,616,052	13,593,672

3.14 Earnings per share

     Basic earnings per share reflect a share of profits within a reporting period, which may be potentially distributed among the shareholders – owners of ordinary shares. It is calculated as a ratio of basic earnings for the reporting period to the weighted average number of outstanding ordinary shares within the reporting period. Basic earnings equal the net profit of the reporting year (Line item 190 of the Profit and loss statement).

Indicator	2010	2009
Basic profit (loss) in the reporting period, RUB thousand	58,088,388	(59,865,994)
Weighted average number of outstanding ordinary shares throughout	1,220,220,144,020	1,153,514,196,362
the reporting year, pieces
Basic earnings per share, RUB	(0.0476)	(0.0519)

     In 2010, the Company’s authorized capital was increased. The weighted average number of outstanding shares was calculated throughout the year using the following method: (1,153,514,196,362 * 2 + 1,233,561,333,552 * 10) / 12 months. In 2009, 2009, there were no changes in the number of the Company’s outstanding shares.

     The Company does not have any converted securities, as well as any purchase agreements for the purchase of ordinary shares from their issuer at the price which is lower than their market value.

3.15 Related parties

     The list of related parties of the Company is available on the website of the Company at www.fsk-ees.ru. The lists of the members of the Board of Directors and the Management Board are provided in Section “General information” of this Explanatory Note. The list of related parties includes JSC “MRSK of North Caucasus” which is not a subsidiary or an affiliate of JSC FGC UES: however, this entity was entitled to act as the sole executive body of JSC Nurenergo which is part of the JSC FGC UES Group.

     Other companies are deemed to be subsidiaries or affiliated companies in relation to JSC FGC UES.

Revenues from sales to related parties

RUB thousand

Purchaser	2010	2009
Electric power transmission services:
JSC “MRSK of North Caucasus”	999,835	1,322,068
JSC “Nurenergo”	105,725	153,720
Total electric power transmission services	1,105,560	1,475,788

Purchaser	2010	2009
Lease services:
JSC “Glavsetservice UNEG”	257	660,385
JSC “Electrosetservice UNEG”	52,769	73,603
JSC “CIUS UES”	12,956	55,610
Other	15,158	14,825
Total lease services	81,140	804,423
Sales of fixed assets and inventories:
JSC “STC of electric power industry”	-	95,918
JSC “Electrosetservice UNEG”	526,397	82,685
JSC “Glavsetservice UNEG”	-	16,399
Other	2,271	15,783
Total sales of inventories	528,668	210,785
Other revenues from sales:
JSC “Glavsetservice UNEG”	-	152,556
JSC “Kuban backbone grids”	40,762	36,785
Other	98,481	31,743
Total other revenues from sales	139,243	221,084
TOTAL revenues from sales to related parties	1,854,611	2,712,080

Purchases from related parties

RUB thousand

Purchaser	2010	2009
Technical maintenance and repairs services:
JSC “Glavsetservice UNEG”	20,558	8,140,935
JSC “Electrosetservice UNEG”	2,624,850	3,171,149
“IT Energy”	66,550	-
Other	-	9,807
Total technical maintenance and repairs services	2,711,958	11,321,891
Customer-developer services:
JSC “CIUS UES”	2,385,250	1,695,350
Total for customer-developer services	2,385,250	1,695,350
Tender-based services and supplies of equipment and inventories:
JSC “Electrosetservice UNEG”	1,218,612	604,893
JSC “Energostroysnabcomplect”	240,200	114,443
JSC “Glavsetservice UNEG”	637,674	828
JSC “MUS of Electric power industry”	249,178	-
Other	5,817	8,818
Total tender-based services and supplies of equipment and inventories	2,351,481	728,982
CAW and DEW services:
JSC “Dalenergosetproject”	506,677	229,992
JSC “MUS of Electric power industry”	-	167,888

Purchaser	2010	2009
JSC “Electrosetservice UNEG”	232,247	110,270
Other	4,039	39,155
Total CAW and DEW services	742,963	547,305
Telecommunication services and maintenance of telecommunication systems
JSC “MUS of Electric Power Industry”	559,420	504,144
JSC “Chitatechenergo”	-	4,836
Other	458	-
Total telecommunication services and maintenance of	559,878	508,980
telecommunication systems
Other services:
JSC “Glavsetservice UNEG”	13,928	133,086
JSC “Tomsk backbone grids”	103,282	112,868
JSC “Kuban backbone grids”	96,678	100,702
JSC “ENIN named after Krzhizhanovsky”	56,894	222,134
CJSC “Electric Power Industry Balance Forecasting Agency”	130,164	135,390
Other	52,072	60,638
Total other services	453,018	764,818
TOTAL purchases from related parties	9,204,548	15,567,326

     Other services include property lease services, information services, and R&D services.

     Services were rendered to the Company at regular market prices. Settlements for services rendered to the Company are performed upon completion/submission of such services.

Status of settlements with related parties

Accounts receivable

RUB thousand

Debtor	31.12.2010	01.01.2010	Comment
Trade receivables:
JSC “Glavsetservice UNEG”	708,536	1,481,828	Without provision accrued
JSC “Nurenergo”	523,642	398,917	Without provision accrued
JSC “MRSK of North Caucasus”	313,303	5,603	Without provision accrued
JSC “Electrosetservice UNEG”	258,943	20,130	Without provision accrued
Other	61,579	74,467
Total trade receivables	1,866,003	1,980,945
Advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	Without provision accrued
JSC “MUS of Electric Power Industry”	252,510	280,003

Debtor	31.12.2010	01.01.2010	Comment
JSC “Electrosetservice UNEG”	806,867	732,836
JSC “Glavsetservice UNEG”	102,601	116,335
JSC “STC of electric power industry”	232,968	731
Other	56,373	26,318
Total advance payments extended	2,251,319	1,956,223
Other accounts receivable
JSC “Index of electric power industry”	40,670,745	43,165,745	Zero-coupon bills
			of exchange
			Without provision
			accrued
JSC “MGTES”	-	3,000,000	Zero-coupon bills
			of exchange
JSC “Kuban backbone grids”	6,056,523	3,749,189
JSC “Nurenergo”	278,820	219,634
JSC “OGK-1”	-	202,690
JSC “Tomsk backbone grids”	106,947	112,421
Other	65,852	58,254
Total other accounts receivable	47,178,887	50,507,933
TOTAL receivables of related parties	51,108,400	54,445,101

Provision for doubtful receivables as of 31.12.2010

RUB thousand

	Amount w/o	Amount of
	provision for	provision for	Amount with
	doubtful	doubtful	provision for
Debtor	receivables	receivables	doubtful receivables
Provision for trade receivables:
JSC “Glavsetservice UNEG”	708,536	708,246	290
JSC “MRSK of North Caucasus”	313,303	34,895	278,408
JSC “Nurenergo”	523,642	491,923	31,719
JSC “Electrosetservice UNEG”	258,943	254,610	4,333
Other	12,499,	21	12,478
Total provision for trade receivables:	1,816,923	1,489,695	327,228
Provision for advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	-
Total provision for advance payments extended	800,000	800,000	-
Provision for other accounts receivable:
JSC “Index of Electric Power Industry”	40,670,745	3,605,318	37,065,427
Other	6,398,772	557,619	5,841,153
Total provision for other accounts receivable	47,069,517	4,162,937	42,906,580
TOTAL	49,686,440	6,452,632	43,233,808

Provision for doubtful receivables as of 01.01.2010

RUB thousand

	Amount w/o	Amount of	Amount with
	provision for	provision for	provision for
	doubtful	doubtful	doubtful
Debtor	receivables	receivables	receivables
Provision for trade receivables:
JSC “Glavsetservice UNEG”	1,481,828	395,879	1,085,949
JSC “Nurenergo”	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision for trade receivables	1,905,686	760,570	1,145,116
Provision for advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	-
Total provision for advance payments extended	800,000	800,000	-
Provision for other accounts receivable:
JSC “Index of Electric Power Industry”	43,165,745,	14,663,640	28,502,105
JSC “Nurenergo”	219,634	219,634	0
Other	12,813	12,813	0
Total provision for other accounts receivable	43,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

Accounts payable

RUB thousand

Creditor	31.12.2010	01.01.2010
Settlements with suppliers and contractors:
JSC “Electrosetservice UNEG”	531,048	802,027
JSC “Glavsetservice UNEG”	112,469	275,492
CJSC “Electric Power Industry Balance Forecasting Agency”	-	110,861
JSC “Dalenergosetproekt”	111,711	63,657
Other	122,967	145,897
Total settlements with suppliers and contractors	878,195	1,397,934
Settlements relating to advance payments extended:
JSC “Kuban backbone grids”	40,873	4,765
Other	1,558	512
Total settlements relating to advance payments extended	42,431	5,277
Other accounts payable:
JSC “CIUS UES”	315,493	559,235
Other	40	30,427
Total other settlements	315,533	589,662
TOTAL payables to related parties	1,236,159	1,992,873

Relations with the Private Pension Fund of the Electric Power Industry

     Contributions to the Private Pension Fund of the Electric Power Industry engaged in voluntary pension insurance for the Company’s employees throughout 2010 amounted to RUB 261,626 thousand (In 2009 they amounted to RUB 68,729 thousand). The balance of settlements with the Private Pension Fund of the Electric Power Industry as of 31.12.2010 and 31.12.2009 equaled zero.

Remuneration paid to the members of the Board of Directors and the Management Board

     Remuneration paid to the members of the Board of Directors and the Management Board for their duties within their capacity in the Company consisted of their salaries provided for by their employments contracts, as well as year-end bonuses as determined based on the annual performance at the end of the respective year.

     In 2010, the total amount of cash remuneration paid to the members in the Board of Directors and the Management Board stood at RUB 74,581 thousand and in 2008 - RUB 102,798 thousand. In 2010 and 2009, there were no contributions to voluntary pension insurance. In 2010, the amount of contributions to mandatory social insurance amounted to RUB 4.03 million; and in 2009 - RUB 1.316 million. The amount of insurance premiums in 2010 stood at RUB 3,710 thousand; and in 2009 - RUB 4,949 thousand.

     The lists of the members of the Board of Directors and the Management Board are provided in Section “General information” of this Explanatory Note.

3.16 Contingencies

     Line item 960 of the “Liabilities issued” as of the end of the reporting reflects liabilities under the guarantee to the State Unitary Enterprise “Foreign Economic Association “Technopromexport” for the amount of RUB 30,815 thousand.

     Line item 950 “Liabilities received” reflects:

-

Liabilities under the Property Pledge Agreement with JSC «Kuban Backbone Grids” for the amount of RUB 1,003,247 thousand against the loan extended (this information is disclosed in Item 3.8.2). Real property was rendered as the pledge. The real property consisted of the facilities related to UNES without the right to use the same. Appraisal of the market value of the said property was performed on 05.09.2005 and it amounted to RUB 1,003,247 thousand;

-

The sum of liability in the amount of RUB 114,200,496 thousand represents bank guarantees against advance payments which the Company repays in accordance with the provisions of the contracts on construction of electrical power industry facilities.

Below is the list of guarantors against the collateral received in the form of third party suretyship.

RUB thousand

Guarantor	Amount
OJSC Gazprombank	11,450,341
CJSC Commercial Bank Otkrytie	11,205,141
OJSC Promsvyazbank	7,944,124
OJSC Nomos Bank	7,705,474
OJSC Saint Petersburg Bank	7,135,128
OJSC VTB Bank	6,109,565
OJSC Uralsib Bank	5,327,589
OJSC MDM Bank	4,707,278
OJSC Nota Bank	4,535,534
OJSC TransCreditBank	3,979,810
OJSC Petrokommerz Bank	3,811,252
OJSC Khanty-Manskiysk Bank	3,378,669
OJSC AKB Probiznesbank	3,171,039
Other (less than RUB 3 billion)	33,739,552
TOTAL	114,200,496

     The Russian taxation- currency exchange,- and customs legislation allows for various constructions and is subject to frequent alterations.

     The Company management does not exclude the possibility that pertaining to certain transactions performed in the reporting or previous periods (including transactions related with reorganization of the Company, as well as any reforms in the electric energy sector) there may – in the future – arise certain disputes with regulatory authorities which may result in changes in the financial performance of the Company. In accordance with Item 24 of Accounting Regulations “Contingencies” of RAS No. 8/01, no detailed information about such transactions is disclosed in the reporting.

     The practice of tax audits suggests that tax authorities may take a more rigorous stance in terms of construction of the relevant legislation and in relation to auditing tax calculations, and that certain transactions and operations which were not previously disputed may be subject to dispute in the future. Consequentially, significant additional taxes, late fees, and penalties may be accrued and collected. Tax audits may cover periods of three calendar years of operations which immediately preceded the tax audit year. Under certain circumstances, even earlier periods may be subject to tax audits.

     According to the opinion of the Company Management, as of December 31, 2010, the corresponding provisions of the current legislation were construed by the Management in a fair and correct manner, and that the Company’s standing from the taxation,- currency exchange,- and customs legislation viewpoint will remain stable.

Financial Crisis

     The Russian economy is predominantly an emerging market. Particularly, it features a relatively high inflation and relatively high interest rates. The recent global financial crisis had a material impact on the Russian economy. In 2010, there were signs of recovery in the Russian economy. These signs were validated by the country’s moderate economic growth. The recovery was accompanied by increasing household income and reduction in the lending rates, as well as stabilizing exchange rate of the Russian ruble in relation to major currencies, as well as increased level of market liquidity.

     The Company management is currently unable to evaluate the impact of possible deterioration in the economic recovery including any deterioration on exchange markets and capital markets.

     Future economic development of the Russian Federation largely depends on the efficiency of decisions made by the RF Government taking into account changes in taxation legislation and political changes as well.

     The Company management is also unable to foresee all possible changes which may influence the Russian economy and, hence, the effect of such influence on the Company’s future financial standing. The Company management takes every possible measure to support the financial standing and future growth and wellbeing of the Company.

3.17 Events after the reporting date

     On 01.03.2011, the report on the additional issue of securities was published. The actual amount was 22,386,794,841 (Twenty Two Billion Three Hundred Eighty Six Million Seven Hundred Ninety Four Thousand and Eight Hundred Forty One) share for the amount of RUB 11,193,397, 000 with the par value of RUB 0.50 (Fifty kopeks) each.

     In February 2011, a novation of short-term bills of exchange of OJSC “System Operator of the Unified Energy System” took place with the book value of RUB 1,113,719 thousand (as of 31.12.2010) with long-term bills of exchange with the same book value and maturity in March 2013.

     On March 23, 2011, an extraordinary General meeting of shareholders of JSC FGC UES took place. The meeting approved a transaction between JSC FGC UES and JSC Inter RAO UES on the acquisition of additional shares of JSC Inter RAO UES floated under closed subscription. The block of shares of generation companies owned by JSC FGC UES will be used to pay for the aforesaid block of shares. The relevant information is disclosed in Item 3.7.1 of this Explanatory Note.

First Deputy Chairman of the Management Board	/signature/	D.A. Troshenkov
Chief Accountant	/signature/	V.V. Shchukin
(Round Seal)

March 29, 2011

Annex to the Audit Report

ZAO PricewaterhouseCoopers Audit

March 29, 2011

Auditor /signature/

V.Ya. Sokolov                                            /signature/
Director
ZAO PriceWaterhouseCoopers Audit

March 29, 2011

(Round Seal: ZAO PriceWaterhouseCoopers Audit, Closed Joint-stock Company)

The number of sheets stitched and bonded: 72 (Seventy Two).

Annex 3. RAS 2011 Financial Statements

pwc

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”:

Audited entity

Open Joint Stock Company “Federal Grid Company of Unified Energy System”.

Certificate of State Registration of a Legal Entity and Inclusion in the Register under No. 00/03124, which was issued by the Leningrad Region Registration Chamber June 25th, 2002.

The Certificate of inclusion in the Unified State Register of Legal Entities regarding a legal entity registered prior to July 1st, 2002 under primary State registration number 1024701893336 dated August 20th, 2002 was issued by the Inspectorate of the Russian Ministry of Taxes and Levies for the Tosno District, the Leningrad Region.

5a Akademika Chelomeya Street, Moscow, Russia, 117630

Auditor

ZAO PriceWaterhouseCoopers Audit (Closed Joint Stock Company) (ZAO PwC Audit) with the principal place of business at 10 Butyrsky Val Street, Moscow, Russia, 125047.

State registration certificate No. 008.890 was issued by the Moscow Registration Chamber February 28th, 1992.

Certificate of inclusion in the Unified State Register of Legal Entities, regarding the legal entity registered prior to July 1st, 2002 under No. 1027700148431 dated August 22nd, 2002 was issued by the Inter-regional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for Moscow City.

Member of the Non-profit Partnership “Audit Chamber of Russia” (NP ACR) which is a self-regulatory organization of auditors – registration number 870 in the register of NP ACR members.

Primary Registration Entry Number (PREN) 10201003683 in the register of auditors and audit organizations.

Audit Report

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”:

We have audited the attached statutory accounting statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter – the Company) as of December 31, 2011. The statutory accounting statements of the Company consist of its Balance Sheet, Profit and Loss Statement, Statement of Changes in Equity, Cash Flow Statement for 2011, as well as other supplements to the Balance Sheet, Profit and Loss Statement, and Explanatory Notes (hereinafter all the statements shall be jointly referred to as the “accounting statements”).

Management’s Responsibility for the Accounting Statements

The Company’s Management is responsible for the preparation and fair presentation of these accounting statements in accordance with accounting reporting regulations established in the Russian Federation and for designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of accounting statements, which are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these accounting statements based on our audit. We conducted our audit in accordance with federal standards for financial auditing and International Auditing Standards. These Standards require that we comply with applicable ethical requirements and plan and perform the audit to obtain reasonable assurance on whether the financial statements are free from any material misstatement.

Our audit involved the performance of procedures to obtain audit evidence about amounts and disclosures in the accounting statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatements in the accounting statements, whether due to fraud or error. In making those risk assessments, we considered internal controls relevant to the entity’s preparation and fair presentation of the accounting statements in order to design audit procedures that are appropriate for the circumstances, but not for the purpose of expressing an opinion as to the effectiveness of the Company’s internal control system. The audit also included an evaluation of the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as an evaluation of the overall presentation of the accounting statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the accounting statements fairly present, in all material respects, the financial standing of the Company as of December 31st, 2011, its financial performance and its cash flows for 2011, in accordance with accounting reporting regulations set forth in the Russian Federation.

Director of ZAO PriceWaterhouseCoopers Audit March 19th, 2012

V.Ya. Sokolov

ACCOUNTING BALANCE SHEET
For 2011

		Codes
	OKUD Form No.1	0710001
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

		Indicator	As of	As of	As of
Notes	ASSET	code	31.12.2011	31.12.2010	31.12.2009
1	2	3	4	5	6
	I NON-CURRENT ASSETS
	Intangible assets	1110	805 353	917 625	1 396 257
	Research and development results	1120	187 016	255 247	73 805
	Fixed assets, including:	1130	446 893 366	276 063 461	242 994 947
	plots of land and natural resources	1131	908 541	827 221	156 495
	buildings, cars and equipment, construction	1132	441 700 146	272 828 986	241 019 891
	other fixed assets	1133	4 284 679	2 407 254	1 818 561
	income-bearing investments in to tangible assets	1140	0	0	0
	Financial investments	1150	82 047 395	104 137 547	66 970 387
	Deferred tax assets	1160	0	0	0
	Other non-current assets, including:	1170	389 567 997	385 777 910	276 989 484
	equipment for installation	1171	25 728 284	17 905 969	18 484 815
	investments in to non-current assets	1172	279 473 415	271 431 950	192 803 574
	non-current assets advance	1173	83 665 006	95 800 659	64 359 812
	other non-current assets	1174	701 292	639 332	1 341 283
	TOTAL for Section I	1100	919 501 127	767 151 790	588 424 880
	II. CURRENT ASSETS
	Inventory, including:	1210	9 103 234	4 437 478	2 292 148
	raw materials, materials and other similar assets	1211	9 073 248	4 407 467	2 262 155
	finished goods and goods for sale	1212	29 986	30 011	29 993
	Value added tax (VAT) on purchased assets	1220	2 941 805	2 295 467	2 070 794
	Accounts receivable, including:	1230	61 727 036	70 543 204	73 303 898
	Accounts receivable (payments are planned	1231	8 102 357	8 696 249	20 492 819
	for more than 12 months after the balance
	sheet date), including:
	customers and consumers	1232	2 658	68 106	185 910
	made advance payments	1233	0	0	36
	other debtors	1234	8 099 699	8 628 143	20 306 873
	Accounts receivable (payments are planned	1235	53 624 679	61 846 955	52 811 079
	for within 12 months of the balance sheet
	date), including:
	customers and consumers	1236	10 860 149	8 669 641	8 949 413
	amounts owed by partners as payments to the	1237	0	0	0
	registered capital
	made advance payments	1238	2 769 193	1 836 195	2 676 525
	other debtors	1239	39 995 337	51 341 119	41 185 141
	Financial investments (except cash	1240	26 556 873	46 244 024	69 127 725
	equivalents)
	Monetary assets and cash equivalents	1250	17 247 710	11 243 302	11 312 141
	Other current assets	1260	415 320	194 748	135 366
	TOTAL for Section II	1200	117 991 978	134 958 223	158 242 072
	BALANCE (asset)	1600	1 037 493 105	902 110 013	746 666 952

		Indicator	As of	As of	As of
Notes	LIABILITY	code	31.12.2011	31.12.2010	31.12.2009
1	2	3	4	5	6
	III. CAPITAL and RESERVES
	Charter capital (share capital, charter fund,	1310	627 974 064	616 780 667	576 757 098
	contributions of partners)
	Own shares required from shareholders	1320	0	0	0
	Re-value of non-current assets	1340	199 878 174	147 094 223	115 883 558
	Additional capital (without revaluation)	1350	31 867 163	31 867 163	31 712 809
	Reserve capital	1360	13 038 463	10 134 044	10 134 044
	Undistributed profit (uncovered loss), including:	1370	-19 231 762	-11 684 468	69 051 863
	Uncovered loss of past years	1371	-16 763 403	-11 684 468	69 051 863
	Undistributed profit of past years	1372	0	0	0
	Undistributed profit of the current fiscal year	1373	0	0	0
	Undistributed loss of the current fiscal year	1374	-2 468 359	0	0
	TOTAL for Section III	1300	853 526 102	794 191 629	665 435 646
	IV. LONG-TERM LIABILITIES
	Borrowed assets	1410	130 000 000	50 000 000	6 000 000
	Deferred tax liabilities	1420	8 148 365	2 649 711	1 435 064
	Estimated liabilities	1430	0	0	0
	Other liabilities	1450	17 424	18 179	5 098
	TOTAL for Section IV	1400	138 165 789	52 667 890	7 440 162
	V. SHORT-TERM LIABILITIES
	Borrowed assets	1510	1 775 001	6 941 422	7 481 469
	Accounts payable, including:	1520	43 345 565	47 774 515	65 849 518
	suppliers and contractors	1521	21 322 659	14 017 237	11 018 708
	amounts owed to the company staff	1522	303 835	193 318	134 473
	amounts owed to State non-budget funds	1523	66 958	36 486	18 906
	taxes and dues liabilities	1524	1 180 141	865 113	653 884
	received pre-payments	1525	10 430 926	11 476 694	7 114 653
	other creditors	1526	9 983 735	21 138 769	46 861 996
	amounts owed to partners (promoters) as dividends	1527	57 311	46 898	46 898
	Future stream of earnings	1530	275 041	278 316	278 319
	Estimated liabilities	1540	405 607	256 241	181 838
	Other liabilities	1550	0	0	0
	TOTAL for Section V	1500	45 801 214	55 250 494	73 791 144
	BALANCE (liability)	1700	1 037 493 105	902 110 013	746 666 952

PROFIT AND LOSS STATEMENT
For 2011

		Codes
	OKUD Form No.2	0710002
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

		Indicator	for 12 months	for 12 months
Notes	Indicator name	code	of 2011	of 2010
1	2	3	4	5
	Income and loss for usual activities
	Net-earnings from the sales of goods, products and services	2110	138 136 617	111 084 675
	(minus VAT, excise duties and other similar compulsory
	payments), including:
	Services for electric power transmission	2111	134 875 494	109 510 275
	Other activity	2112	3 261 123	1 574 400
	Production cost for goods, products and services sold, including:	2120	-84 174 332	-75 680 039
	Services for electric power transmission	2121	-83 201 434	-74 856 212
	Other activity	2122	-972 898	-823 827
	Gross earnings (2110 + 2120)	2100	53 962 285	35 404 636
	Commercial expenses	2210	0	0
	Management expenses	2220	-8 726 033	-6 820 645
	Profit (loss) from sales (2100 + 2210 + 2220)	2200	45 236 252	28 583 991
	Operating income	2310	264 857	422 310
	Interest receivable	2320	3 971 451	5 436 238
	Interest payable	2330	0	-273 751
	Other profit	2340	171 434 386	144 906 886
	Other expenses	2350	-209 462 532	-111 763 225
	Profit (loss) before tax (2200 +2310 + 2320 + 2330 + 2340 +2350)	2300	11 444 414	67 312 449
	Current income tax, including:	2410	-8 389 536	-9 264 306
	Constant tax liabilities	2411	-11 599 306	2 983 537
	Deferred tax liabilities, changes	2430	-5 544 814	-1 181 205
	Deferred tax assets, changes	2450	46 160	-33 442
	Other, including:	2460	-24 583	248 818
	Other similar compulsory payments	2461	-3 370	43 226
	Income tax correction for previous periods	2462	-21 213	205 592
	Net income (loss) for the reporting period	2400	-2 468 359	57 082 314
	FOR REFERENCE
	Result of the non-current assets re-value, not included in to		53 187 099	31 495 746
	the net income (loss) of the period
	Result of other transactions, not included in to the net income
	(loss) of the period
	Total profit or loss for the period		-2 468 359	57 082 314
	Base profit (loss) per share		-0.0019	0.0461
	Diluted (loss) per share

STATEMENT OF CHANGES IN THE STOCKHOLDER'S EQUITY
For 2011

		Codes
	OKUD Form No.3	0710003
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street. Moscow, Russia, 117630

1. Changes in equity
			Own
			shares
			required			Retained
	Indicator	Charter	from	Additional	Reserve	earnings
Indicator name	code	capital	shareholders	capital	capital	(uncovered loss)	Total
1	2	3	4	5	6	7	8
Capital value as of December 31st, 2009	3100	576 757	0	147 596	10 134	-69 051	665 435
		098		367	044	863	646
For 2010
Enlargement of capital value - total:	3210	40 023	0	31 650	0	57 082	128 755
		569		100		314	983
including:
net profit	3211					57 082	57 082 314
						314
property re-valuation	3212			31 495		0	31 495 746
				746
income relating directly to the enlargement of capital value	3213			0		0	0
additional issue of shares	3214	40 023	0	0			40 023 569
		569
increase in share denomination	3215	0	0	0		0
re-organization of legal entity	3216	0	0	0	0	0	0
other	3217	0	0	154 354	0	0	154 354
Reduction in capital value by:	3220	0	0		0		0
including:
loss	3221					0	0
property re-valuation	3222			0		0	0
expenses related directly to the reduction in capital value	3223			0		0	0
decrease in share denomination	3224	0	0	0		0	0
reduction in share number	3225	0	0	0		0	0
re-organization of the legal entity	3226	0	0	0	0	0	0
Dividends	3227					0	0
Changes in additional capital	3230			-285 081	0	285 081
Changes in reserve capital	3240				0	0
Capital value as of December 31st, 2010	3200	616 780	0	178 961	10 134	-11 684	794 191
		667		386	044	468	629
For 2011
Enlargement in capital value - total:	3310	11 193	0	53 187	0	0	64 380 496
		397		099

including:
net profit	3311					0	0
property re-valuation	3312			53 187		0	53 187 099
				099
income relating directly to the enlargement in capital value	3313			0		0	0
additional issue of shares	3314	11 193	0	0			11 193 397
		397
increase in share denomination	3315	0	0	0		0
Re-organization of legal entity	3316	0	0	0		0	0
Reduction in capital value by:	3320	0	0	0	0	-5 046	-5 046 023
						023
including:
Loss	3321					-2 468	-2 468 359
						359
property re-valuation	3322			0		0	0
expenses relating directly to the reduction in capital value	3323			0		0	0
decrease in share denomination	3324	0	0	0		0	0
reduction in share quantity	3325	0	0	0		0	0
Re-organization of legal entity	3326	0	0	0	0	0	0
dividends	3327					-2 577	-2 577 664
						664
other	3328	0	0		0
Changes in additional capital	3330			-403 148	0	403 148
Changes in reserve capital	3340				2 904 419	-2 904
						419
Capital value as of December 31st, 2011	3300	627 974	0	231 745	13 038	-19 231	853 526
		064		337	463	762	102

2. Corrections due to changes in accounting policy and error elimination
			Changes in equity for 2010
	Indicator	As of	due to net	due to other	As of
Indicator name	code	31.12.2009	profit	factors	31.12.2010
1	2	3	4	5	6
Equity - total
before corrections	3400	579 467 403	58 088 388	126 328 004	763 883 795
correction due to:
changes in the accounting policy	3410	85 968 243	-1 006 074	-54 654 335	30 307 834
error elimination	3420
after corrections	3500	665 435 646	57 082 314	71 673 669	794 191 629
including:
retained earnings (uncovered loss):
before corrections	3401	-66 810 391	58 088 388	-1 774 553	-10 496 556
correction due to:
changes in the accounting policy	3411	-2 241 472	-1 006 074	2 059 634	-1 187 912
error elimination	3421
after corrections	3501	-69 051 863	57 082 314	285 081	-11 684 468
other capital items subject to corrections:
(per items)
before corrections	3402	646 277 794		128 102 557	774 380 351
correction due to:
changes in the accounting policy	3412	88 209 715		-56 713 969	31 495 746
error elimination	3422
after corrections	3502	734 487 509		71 388 588	805 876 097

Reference
		As of	As of	As of
Indicator name	Code	31.12.2011	31.12.2010	31.12.2009
1	2	3	4	5
Net assets	3600	853 801 143	794 469 945	665 713 965

CASH FLOW STATEMENT
For 2011

		Codes
	OKUD Form No.4	0710004
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

	Indicator	for 12 months of	for 12 months of
Indicator name	code	2011	2010
1	2	3	4
Cash flow in day-to-day operations
Receipts – total	4110	135 694 393	117 391 859
including:
from sale of products, goods, work and services	4111	131 111 281	112 440 630
from lease rents, license duties, royalties, commissions and other	4112	304 361	454 794
similar payments
from the re-sale of financial investments	4113	0	0
other receipts	4119	4 278 751	4 496 435
Payments – total	4120	-64 278 423	-65 472 226
including:
to suppliers (contractors) for raw materials, materials, work and services	4121	-31 616 261	-32 013 558
remuneration of labor	4122	-13 587 032	-11 749 439
debenture interest	4123	0	0
corporate tax	4124	-9 721 211	-9 089 554
other payments	4129	-9 353 919	-12 619 675
Cash flow balance from current activities	4100	71 415 970	51 919 633
Cash flow from investment activities
Receipts – total	4210	485 901 498	183 297 445
including:
from sale of fixed assets (except for financial investments)	4211	6 737	941 896
from sale of other companies’ shares (participatory interest)	4212	100 332	101 985
from the re-payment of granted loans, from the sale of debt	4213	484 606 627	179 436 460
securities (claims for cash against third parties)
dividends, interest on debt financial investments and other	4214	1 139 225	2 324 873
similar income from participatory interest in other companies
other receipts	4219	48 577	492 231
Payments – total	4220	-625 066 060	-288 924 713
including:
due to purchase, establishment, modernization, reconstruction	4221	-156 575 609	-142 947 867
and preparation for the execution of fixed assets
from purchase of other companies’ shares (participatory interest)	4222	0	0
from purchase of debt securities (claims for cash against third	4223	-463 300 000	-145 192 282
parties), granting loans to third parties
debenture interest included in the investment asset value	4224	-4 999 359	-724 760
other payments	4229	-191 092	-59 804
Cash flow balance from investment operations	4200	-139 164 562	-105 627 268
Cash flow from financial operations

Receipts – total	4310	82 330 898	61 184 456
including:
obtaining credits and loans	4311	25 000 000	0
monetary contributions of owners (participants)	4312	2 219 448	11 193 956
from issue of shares, participatory interest increase	4313	0	0
from issue of bonds, promissory notes and other debt securities	4314	54 989 550	49 990 500
other receipts	4319	121 900	0
Payments - total	4320	-8 577 900	-7 545 652
including:
to owners (participants) due to the issue of shares (participatory	4321	0	0
interest) of organization or their cessation of membership
for payment of dividends and other payments related to profit	4322	-2 577 664	0
distribution in favor of owners (participants)
due to the payment of promissory notes and other debt securities,	4323	-6 000 000	-7 366 440
re-payment of credits and loans
other payments	4329	-236	-179 212
Cash flow balance from financial operations	4300	73 752 998	53 638 804
Cash flow balance for the reporting period	4400	6 004 406	-68 831
Cash and cash equivalents balance as of the beginning of the reporting year	4450	11 243 301	11 312 132
Cash and cash equivalents balance as of the end of the reporting year	4500	17 247 707	11 243 301
Influence of foreign currency change versus RUR	4490

NOTES TO THE ACCOUNTING BALANCE
For 2011

		Codes
	OKUD Form No.5	0710005
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Availability and changes in intangible assets
			As of the beginning of
Indicator name	Code	Period	year		As of the end of year
				accumulated		accumulated
				depreciation		depreciation
				and		and
			acquisition	impairment	acquisition	impairment
			cost	loss	cost	loss
Intangible assets - total	5100	For 2011	2 410 313	-1 492 688	2 839 075	-2 033 722
	5110	For 2010	2 342 861	-946 604	2 410 313	-1 492 688
including:
by patent holder for	5101	For 2011	40 490	-2 050	40 490	-6 230
inventions, industrial
prototypes, useful model
	5111	For 2010	9 715	-104	40 490	-2 050
by the holder of rights for	5102	For 2011	1 293 552	-636 034	1 722 314	-964 981
computer programs, databases
	5112	For 2010	1 278 281	-310 982	1 293 552	-636 034
by the owner for trademark	5103	For 2011	246	-160	246	-185
and service mark,
appellations of goods origin
	5113	For 2010	246	-135	246	-160
Other	5104	For 2011	1 076 025	-854 444	1 076 025	-1 062 326
	5114	For 2010	1 054 619	-635 383	1 076 025	-854 444

Availability and changes in intangible assets
Indicator name	Code	Period	Changes for the period
			Withdrawn		Revaluation
				accumulated		accumulated
				depreciation		depreciation
				and		and
			acquisition	impairment	acquisition	impairment
			cost	loss	cost	loss
Intangible assets – total	5100	For 2011	0	0	0	0
	5110	For 2010	0	0	0	0
including:
by patent holder for	5101	For 2011	0	0	0	0
inventions, industrial
prototypes, useful model
	5111	For 2010	0	0	0	0
by the holder of rights for	5102	For 2011	0	0	0	0
computer programs, databases
	5112	For 2010	0	0	0	0
by the owner for trademark	5103	For 2011	0	0	0	0
and service mark,
appellations of goods origin
	5113	For 2010	0	0	0	0
Other	5104	For 2011	0	0	0	0
	5114	For 2010	0	0	0	0

Availability and changes in intangible assets
Indicator name	Code	Period	Changes for the period
				accumulated
			Received	depreciation	Impairment loss
Intangible assets - total	5100	For 2011	428 762	-541 034	0
	5110	For 2010	67 452	-546 084	0
including:
by patent holder for	5101	For 2011	0	-4 180	0
inventions, industrial
prototypes, useful model
	5111	For 2010	30 775	-1 946	0
by the holder of rights for	5102	For 2011	428 762	-328 947	0
computer programs, databases
	5112	For 2010	15 271	-325 052	0
by the owner for trademark	5103	For 2011	0	-25	0
and service mark,
appellations of goods origin
	5113	For 2010	0	-25	0
Other	5104	For 2011	0	-207 882	0
	5114	For 2010	21 406	-219 061	0

Acquisition cost of intangible assets created by the Company itself
	Indicator
Indicator name	code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Total	5120	0	0	0
including:
(type of intangible assets)
(type of intangible assets)

Totally redeemed intangible assets
	Indicator
Indicator name	code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Total	5130	904088	14 817	13 172
including:
Other	5131	904088	14 817	13 172
(type of intangible assets)

Availability and changes in R&D results
			As of the beginning of
Indicator name	Code	Period	year		As of the end of year
				cost part		cost part
			acquisition	expensed	acquisition	expensed as
			cost	as incurred	cost	incurred
R&D - total	5140	For 2011	356 515	-101 268	416 457	-229 441
	5150	For 2010	238 182	-164 377	356 515	-101 268
including:
Construction of steel supports for HV lines 330-500kV	5141	For 2011	70 370	-8 796	70 370	-43 981
	5151	For 2010		0	70 370	-8 796

Work on power transmission	5142	For 2011	139 000	-11 583	139 000	-57 917
line construction for
distribution networks based
on high-Tc super- conductivity technologies
	5152	For 2010	0	0	139 000	-11 583
Development of portable	5143	For 2011	0	0	0	0
testing system based on
magnetic explosion generators
	5153	For 2010	12 900	-2 150	0	0
Other	5144	For 2011	147 145	-80 889	207 087	-127 543
	5154	For 2010	225 282	-162 227	147 145	-80 889
Availability and changes in R&D results
Indicator name	Code	Period	Changes for the period
						cost part
						expensed as
						incurred for
			Received	Withdrawn		the period
					cost part
				acquisition	expensed
				cost	as incurred
R&D - total	5140	For 2011	133 637	-73 695	73 695	-201 868
	5150	For 2010	353 315	-234 982	234 982	-171 873
including:
Construction of steel	5141	For 2011	0	0	0	-35 185
supports for HV lines 330-500kV
	5151	For 2010	70 370	0	0	-8 796
Work on power transmission	5142	For 2011	0	0	0	-46 334
line construction for
distribution networks based
on high-Tc super-
conductivity technologies
(object, object group)	5152	For 2010	139 000	0	0	-11 583
Development of portable	5143	For 2011	0	0	0	0
testing system based on
magnetic explosion generators
(object, object group)	5153	For 2010	0	-12 900	12 900	-10 750
Other	5144	For 2011	133 637	-73 695	73 695	-120 349
(object, object group)	5154	For 2010	143 945	-222 082	222 082	-140 744

Incomplete and unexecuted R&D and incomplete operations on the purchase of intangible assets
			As of the beginning	As of the end of year
Indicator name	Code	Period	of year
Unfinished R&D and unfinished	5160	For 2011	956 714	2 398 849
transactions on intangible asset acquisition
	5170	For 2010	677 196	956 714
including:
Development of lightning	5161	For 2011	32 152	0
arrester for HV line 220 kV
based on MCIA
	5171	For 2010	32 152	32 152
Pilot operation of MCIA at HV line 220 kV with instrumental control	5162	For 2011	201 800	201 800

(object, object group)	5172	For 2010	0	201 800
Development of innovative	5163	For 2011	0	51 500
development program till 2020
(object, object group)	5173	For 2010	0	0
Other	5164	For 2011	722 762	2 145 549
(object, object group)	5174	For 2010	645 044	722 762
Unfinished operations on	5180	For 2011	4 861 225	4 904 885
intangible assets acquisition – total
	5190	For 2010	4 151 602	4 861 225
including:
FGC UES Asset Management System	5181	For 2011	1 549 282	1 590 381
	5191	For 2010	1 520 939	1 549 282
Corporate Control System for	5182	For 2011	311 012	311 012
Space Distributed Resources for
the automation of assessment
processes for transmission lines’
technical conditions
	5192	For 2010	311 012	311 012
Database development during	5183	For 2011	466 175	466 175
power transmission line aerial photography
	5193	For 2010	218 342	466 175
ACS "Property"	5184	For 2011	325 784	341 711
	5194	For 2010	305 420	325 784
Other	5185	For 2011	2 208 972	2 195 606
	5195	For 2010	1 795 889	2 208 972

Unfinished R&D and unfinished transactions on intangible asset acquisition
Indicator name	Code	Period	Changes for the period
				expenses	accounted as
			expenses for the	withdrawn as	intangible assets
			period	non-effective	or R&D
Unfinished R&D and	5160	For 2011	1 595 772	0	-153 637
unfinished transactions on
intangible asset acquisition
	5170	For 2010	677 808	0	-398 290
including:
Development of lightning	5161	For 2011	0	0	-32 152
arrester for HV line 220 kV
based on MCIA
	5171	For 2010	0	0	0
Pilot operation of MCIA at	5162	For 2011	0	0	0
HV line 220 kV with
instrumental control
(object, object group)	5172	For 2010	201 800	0	0
Development of innovative	5163	For 2011	51 500	0	0
development program till 2020
(object, object group)	5173	For 2010	0	0	0
Other	5164	For 2011	1 544 272	0	-121 485
(object, object group)	5174	For 2010	476 008	0	-398 290

Unfinished operations on	5180	For 2011	472 422	0	-428 762
intangible asset acquisition – total
	5190	For 2010	777 076	0	-67 453
including:
FGC UES Asset	5181	For 2011	41 099	0	0
Management System
	5191	For 2010	28 343	0	0
Corporate Control System for		For 2011	0	0	0
Space Distributed Resources
for the automation of
assessment processes for
transmission lines’ technical conditions
	5192	For 2010	0	0	0
Database development	5183	For 2011	0	0	0
during power transmission
line aerial photography
	5193	For 2010	247 833	0	0
ACS "Property"	5184	For 2011	15 927	0	0
	5194	For 2010	20 364	0	0
Other	5185	For 2011	415 396	0	-428 762
	5195	For 2010	480 536	0	-67 453

Availability and changes in fixed assets
			As of the beginning of
Indicator name	Code	Period	year		As of the end of year
			acquisition	accumulated	acquisition	accumulated
			cost	depreciation	cost	depreciation
Fixed assets (excluding	5200	For 2011	513 904	-237 841	800 096	-353 202
income-bearing investments			561	100	142	776
in tangible assets) - total
	5210	For 2010	413 988	-170 993	513 904	-237 841
			248	301	561	100
including:
Buildings	5201	For 2011	20 298 429	-5 645 783	39 854 467	-7 798 851
	5211	For 2010	17 687 316	-4 304 113	20 298 429	-5 645 783
Construction and transfer mechanisms	5202	For 2011	362 195	-178 949	498 918	-243 365
			120	096	528	948
	5212	For 2010	300 415	-131 469	362 195	-178 949
			276	998	120	096
Machinery and equipment	5203	For 2011	125 988	-51 058	253 014	-98 922 249
			961	645	199
	5213	For 2010	92 238 177	-33 546	125 988	-51 058 645
				767	961
Transportation vehicles	5204	For 2011	2 921 609	-1 117 525	5 046 257	-1 604 919
	5214	For 2010	2 065 864	-833 164	2 921 609	-1 117 525
Production and household stock	5205	For 2011	1 328 301	-910 375	1 744 962	-1 172 645
	5215	For 2010	1 133 307	-719 041	1 328 301	-910 375

Other types of fixed assets	5206	For 2011	344 920	-159 676	609 188	-338 164
	5216	For 2010	291 813	-120 218	344 920	-159 676
Plots of land and objects of	5207	For 2011	827 221	0	908 541	0
environmental management
	5217	For 2010	156 495	0	827 221	0
Accounted for as part of	5220	For 2011	0	0		0
income-bearing investments
in tangible assets – total
	5230	For 2010	0	0		0
including:
property to be leased	5221	For 2011	0	0		0
	5231	For 2010	0	0		0
property granted subject to	5222	For 2011	0	0		0
lease agreement
	5232	For 2010	0	0		0

Availability and changes in fixed assets
Indicator name	Code	Period	Changes for the period
			Received	Objects withdrawn
					accumulated
				acquisition cost	depreciation
Fixed assets (excluding	5200	For 2011	161 185 410	-2 856 145	1 434 689
income-bearing
investments in tangible
assets) – total
	5210	For 2010	35 703 452	-1 990 356	974 578
including:
Buildings	5201	For 2011	16 013 597	-182 486	26 608
	5211	For 2010	1 703 432	-366 067	189 693
Construction and transfer mechanisms	5202	For 2011	70 500 853	-770 688	376 662
	5212	For 2010	12 391 164	-372 672	130 075
Machinery and equipment	5203	For 2011	71 899 485	-1 776 606	940 712
	5213	For 2010	19 634 914	-1 052 239	546 716
Transportation vehicles	5204	For 2011	2 192 519	-67 871	41 564 / 41
	5214	For 2010	967 877	-112 132	76 451
Production and household stock	5205	For 2011	456 181	-40 754	40 273
	5215	For 2010	222 246	-27 252	23 203
Other types of fixed assets	5206	For 2011	41 455 / 41	-17 740	8 870
	5216	For 2010	107 252	-54 153	8 440
Plots of land and objects of	5207	For 2011	81 320	0	0
environmental management
	5217	For 2010	676 567	-5 841	0
Accounted as part of	5220	For 2011	0	0	0
income-bearing
investments in tangible
assets – total
	5230	For 2010	0	0	0
including:
property to be leased	5221	For 2011	0	0	0
	5231	For 2010	0	0	0
property granted subject to	5222	For 2011	0	0	0
a lease agreement
	5232	For 2010	0	0	0

Availability and changes in fixed assets
Indicator name	Code	Period	Changes for the period
			accumulated depreciation	Revaluation

					accumulated
				acquisition cost	depreciation
Fixed assets (excluding	5200	For 2011	-40 248 806	127 862 316	-76 242 801
income-bearing
investments in tangible
assets) - total
	5210	For 2010	-32 140 824	66 203 217	-35 639 142
including:
Buildings	5201	For 2011	-983 842	3 724 927	-1 186 513
	5211	For 2010	-751 729	1 273 748	-768 650
Construction and transfer mechanisms	5202	For 2011	-24 504 596	66 993 243	-40 152 690
	5212	For 2010	-21 095 586	49 761 352	-26 491 901
Machinery and equipment	5203	For 2011	-13 895 246	56 902 359	-34 760 656
	5213	For 2010	-9 673 390	15 168 109	-8 378 590
Transportation vehicles	5204	For 2011	-524 027	0	0
	5214	For 2010	-349 021	0	0
Production and household stock	5205	For 2011	-296 272	1 234	-728
	5215	For 2010	-213 201	0	0
Other types of fixed assets	5206	For 2011	-44 823	240 553	-142 214
	5216	For 2010	-47 897	8	-1
Plots of land and objects of	5207	For 2011	0	0	0
environmental management
	5217	For 2010	0	0	0
Accounted as part of	5220	For 2011	0	0	0
income-bearing
investments in tangible
assets - total
	5230	For 2010	0	0	0
including:
property to be leased	5221	For 2011	0	0	0
	5231	For 2010	0	0	0
property granted subject to	5222	For 2011	0	0	0
a lease agreement
	5232	For 2010	0	0	0

Incomplete capital investments
			As of the beginning
Indicator name	Code	Period	of year	As of the end of year
Construction in progress and	5250	For 2011	289 337 919	305 201 699
incomplete operations on the
purchase, modernization etc. of
fixed assets – total
	5240	For 2010	211 288 389	289 337 919
including:
new construction	5251	For 2011	136 344 140	133 584 915
	5241	For 2010	96 323 123	136 344 140
modernization and reconstruction	5252	For 2011	123 628 814	133 287 662
	5242	For 2010	86 598 734	123 628 814
acquisition of fixed asset items	5253	For 2011	555 502	540 899
	5243	For 2010	381 261	555 502
R&D objects	5254	For 2011	956 714	2 398 849
	5244	For 2010	677 196	956 714
creation of NMA	5255	For 2011	4 861 225	4 904 885

	5245	For 2010	4 151 602	4 861 225
DEW non-completed	5256	For 2011	3 808 140	3 321 758
	5246	For 2010	4 173 520	3 808 140
Other	5257	For 2011	1 277 415	1 434 447
	5247	For 2010	498 138	1 277 415
equipment for installation	5257	For 2011	17 905 969	25 728 284
	5247	For 2010	136 344 140	17 905 969

Incomplete capital investments
Indicator name	Code	Period	Changes for the period
					accounted as
					fixed assets or
			expenses for the		the value is
			period	withdrawn	increased
Construction in progress	5250	For 2011	195 120 423	-19 066 351	-160 190 292
and incomplete operations
on the purchase,
modernization etc. of fixed
assets – total
	5240	For 2010	131 946 141	-18 533 208	-35 363 403
including:
new construction	5251	For 2011	94 710 430	-527 096	-96 942 559
	5241	For 2010	61 422 886	-2 124 935	-19 276 934
modernization and reconstruction	5252	For 2011	60 151 785	-145 779	-50 347 158
	5242	For 2010	50 042 941	-1 006 758	-12 006 103
acquisition of fixed asset items	5253	For 2011	13 182 208	-296 236	-12 900 575
	5243	For 2010	4 363 210	-108 778	-4 080 191
R&D objects	5254	For 2011	1 595 772	-153 637	0
	5244	For 2010	677 808	-398 115	-175
creation of NMA	5255	For 2011	472 422	-428 762	0
	5245	For 2010	777 076	-67 453	0
DEW non-completed	5256	For 2011	1 704 810	-2 191 192	0
	5246	For 2010	901 344	-1 266 724	0
Other	5257	For 2011	157 032	0	0
	5247	For 2010	779 277	0	0
equipment for installation	5257	For 2011	23 145 964	-15 323 649	0
	5247	For 2010	12 981 599	-13 560 445	0

Change in the cost of fixed assets as a consequence of further construction, further equipment, reconstruction, partial liquidation
Indicator name	Code	For the reporting year	For the previous year
Increase in the cost of fixed	5260	9 556 902	7 048 278
assets as a consequence of
further construction, further
equipment, reconstruction - total
including:
Buildings	5261	410 107	499 139
Construction and transfer mechanisms	5262	7 634 594	5 916 604
Machinery and equipment	5263	1 475 354	603 584
Transportation vehicles	5264	148	74
Production and household stock	5265	601	1 152
Other	5266	36 098	27 725
decrease in the cost of fixed	5270	-93 160	-162 670
assets as a consequence of
partial liquidation - total:

including:
Buildings	5271	-272	-525
Construction and transfer	5272	-81 004	-161 738
mechanisms
Machinery and equipment	5273	-11 864	-407
Production and household stock	5274	-20	0

Other use of fixed assets
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Rented fixed assets on the	5280	2 872 615	2 781 167	3 858 326
balance sheet
Rented fixed assets not on the	5281	0	0	0
balance sheet
Leased fixed assets on the	5282	0	0	0
balance sheet
Leased fixed assets not on the	5283	16 090 717	13 693 765	6 189 371
balance sheet
Real assets accepted into	5284	44 754 580	9 835 614	5 564 051
operation and actually used, in
the process of State registration
Isolated fixed assets	5285	17 158	62	8 354
Other use of fixed assets	5286	0	0	0
(pledges and other)

Availability and changes in financial investments
Indicator name	Code	Period	As of the beginning of year		As of the end of year
			acquisition	accumulated	acquisition	accumulated
			cost	correction	cost	correction
Long-term - total	5301	For 2011	141 589	-37 452	121 646	-39 599 574
			555	008	969
	5311	For 2010	155 042	-88 071	141 589	-37 452 008
			311	924	555
including:
Investment into the charter	5302	For 2011	20 945 086	-11 884	78 617 151	-24 822 900
capital of other companies				040
	5322	For 2010	20 939 755	-13 648	20 945 086	-11 884 040
				268
Investment into the charter	5303	For 2011	107 784		28 107 039	-11 158 022
capital of daughter			803
companies and dependent
economic societies
	5323	For 2010	133 326	-21 949	107 784	-21 949 316
			973	316	803
Securities (promissory notes)	5304	For 2011	12 554 334	-74 423	14 914 858	-3 618 652
				656
	5324	For 2010	469 301	-3 618 652	12 554 334	-3 618 652
Received loans	5305	For 2011	302 163	0	4 752	0
	5325	For 2010	303 113	0	302 163	0
Deposits	5306	For 2011	0	0	0	0
	5326	For 2010	0	0	0	0
Other	5307	For 2011	3 169	0	3 169	0
	5327	For 2010	3 169	0	3 169	0
Short-term - total	5305	For 2011	46 805 324	-561 300	68 145 555	-561 300
	5315	For 2010	69 629 025	-501 300	46 805 324	-561 300
including:
Investment into the charter	5309	For 2011	0	0	0	0
capital of other companies
	5329	For 2010	0	0	0	0

Investment into the charter	5310	For 2011	0	0	0	0
capital of daughter
companies and dependent
economic societies
	5330	For 2010	0	0	0	0
Securities (promissory notes)	5311	For 2011	42 416 353	-60 000	20 582 741	-60 000
	5331	For 2010	44 190 554	0	42 416 353	-60 000
Received loans	5312	For 2011	42 416 353	-501 300	42 562 814	-501 300
	5332	For 2010	1 388 971	-501 300	1 388 971	-501 300
Deposits	5313	For 2011	3 000 000	0	5 000 000	0
	5333	For 2010	24 049 500	0	3 000 000	0
Other	5314	For 2011	0	0	0	0
	5334	For 2010	0	0	0	0
Financial investments - total	5300	For 2011	229 422	-38 013	189 792	-40 160 874
			261	308	524
	5315	For 2010	224 671	-88 573	188 394	-38 013 308
			336	224	879

Availability and changes in financial investments
Indicator name	Code	Period	Changes for the period
			Received	withdrawn (re-paid)
					accumulated
				acquisition cost	correction
Long-term - total	5301	For 2011	81 416 788	-101 433 117	24 266 182
	5311	For 2010	12 028 483	-25 544 173	12 182 989
including:
Investment into the charter	5302	For 2011	78 613 929	-20 941 864	11 884 039
capital of other companies
	5322	For 2010	5 621	-290	499
Investment into the charter	5303	For 2011	0	-79 677 764	12 382 143
capital of daughter
companies and dependent
economic societies
	5323	For 2010	763	-25 542 933	12 182 490
Securities (promissory notes)	5304	For 2011	2 802 859	-516 078	0
	5324	For 2010	12 022 099	0	0
Received loans	5305	For 2011	0	-297 411	0
	5325	For 2010	0	-950	0
Deposits	5306	For 2011	0	0	0
	5326	For 2010	0	0	0
Other	5307	For 2011	0	0	0
	5327	For 2010	0	0	0
Short-term - total	5305	For 2011	464 065 761	-484 363 598	0
	5315	For 2010	145 120 000	-169 949 952	0
including:
Investment into the charter	5309	For 2011	0	0	0
capital of other companies
	5329	For 2010	0	0	0
Investment into the charter		For 2011	0	0	0
capital of daughter
companies and dependent
economic societies
	5330	For 2010	0	0	0
Securities (promissory notes)	5311	For 2011	52 769 300	-75 213 598	0
	5331	For 2010	61 000 000	-64 780 452	0
Received loans	5312	For 2011	296 461	-150 000	0
	5332	For 2010	0	0	0
Deposits	5313	For 2011	411 000 000	-409 000 000	0
	5333	For 2010	84 120 000	-105 169 500	0
Other	5314	For 2011	0	0	0
	5334	For 2010	0	0	0
Financial investments – total	5300	For 2011	545 482 549	-585 796 715	24 266 182
	5310	For 2010	157 148 483	-195 494 125	12 182 989

Availability and changes in financial investments
Indicator name	Code	Period	Changes for the period
			accrual of interest
			(including adjustment of
			the initial value to	Current market value
			nominal)	(impairment loss)
Long-term - total	5301	For 2011	73 743	-26 413 748
	5311	For 2010	62 934	38 436 927
including:
Investment into the charter	5302	For 2011	0	-24 822 899
capital of other companies
	5322	For 2010	0	-1 763 729
Investment into the charter	5303	For 2011	0	-1 590 849
capital of daughter
companies and dependent
economic societies
	5323	For 2010	0	40 291 850
Securities (promissory notes)	5304	For 2011	73 743	0
	5324	For 2010	62 934	-3 618 652
Received loans	5305	For 2011	0	0
	5325	For 2010	0	0
Deposits	5306	For 2011	0	0
	5326	For 2010	0	0
Other	5307	For 2011	0	0
	5327	For 2010	0	0
Short-term – total	5305	For 2011	1 068 030	0
	5315	For 2010	2 976 292	-60 000
including:
Investment into the charter	5309	For 2011	0	0
capital of other companies
	5329	For 2010	0	0
Investment into the charter	5310	For 2011	0	0
capital of daughter
companies and dependent
economic societies
	5330	For 2010	0	0
Securities (promissory notes)	5311	For 2011	610 686	0
	5331	For 2010	2 006 251	-60 000
Received loans	5312	For 2011	0	0
	5332	For 2010	0	0
Deposits	5313	For 2011	457 344	0
	5333	For 2010	970 040	0
Other	5314	For 2011	0	0
	5334	For 2010	0	0
Financial investments – total	5300	For 2011	1 141 773	-26 413 748
	5310	For 2010	3 039 226	38 376 927

Other use of financial investments
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Financial investments received	53200	0	0	0
as a pledge - total
including:
Financial investments transferred	53205	0	0	0
to third parties (except sale) –
total
including:
Other use of financial	53209	0	0	0
investments

Availability and changes in inventories
Indicator name	Code	Period	As of the beginning of year		As of the end of year
				cost		cost
				reduction		reduction
			production	reserve	production	reserve
			cost	amount	cost	amount
Inventories - total	5400	For 2011	4 437 478	0	9 103 234	0
	5420	For 2010	2 292 148	0	4 437 478	0
including:
Raw materials, materials and	5401	For 2011	4 407 467	0	9 073 248	0
other valuables
	5421	For 2010	2 262 155	0	4 407 467	0
finished goods and goods for sale	5402	For 2011	30 011	0	29 986	0
	5422	For 2010	29 993	0	30 011	0

Availability and changes in inventories
Indicator name	Code	Period	Changes for the period
					inventory
			Revenues and		turnover between
			expenditures	impairment loss	groups (types)
Inventories - total	5400	For 2011	9 622 444	0	0
	5420	For 2010	5 133 205	0	0
including:
Raw materials, materials	5401	For 2011	9 621 697	0	0
and other valuables
	5421	For 2010	5 132 385	0	0
finished goods and goods	5402	For 2011	747	0	0
for sale
	5422	For 2010	820	0	0

Availability and changes in inventories
Indicator name	Code	Period	Changes for the period
			withdrawn
				provision for cost
			production cost	decrease
Inventories – total	5400	For 2011	-4 956 688	0
	5420	For 2010	-2 987 875	0
including:
Raw materials, materials and	5401	For 2011	-4 955 916	0
other valuables
	5421	For 2010	-2 987 073	0
finished goods and goods for	5402	For 2011	-772	0
sale
	5422	For 2010	-802	0

Pledged inventory
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Inventory not paid on the	5440	0	0	0
reporting date - total
including:
Pledged inventory by contracts	5445	0	0	0
– total
including:

Availability and changes in accounts receivable
Indicator name	Code	Period	As of the beginning of year		As of the end of year
			by contract	bad debt	by contract	bad debt
			terms	provision	terms	provision
Long-term accounts	5501	For 2011	8 794 923	-98 674	8 102 445	-88
receivable - total
	5521	For 2010	20 492 907	-88	8 794 923	-98 674
including:
customers and consumers	5502	For 2011	68 106	0	2 658	0
	5522	For 2010	185 910	0	68 106	0
made advance payments	5503	For 2011	88	-88	88	-88
	5523	For 2010	124	-88	88	-88
other debtors	5504	For 2011	8 726 729	-98 586	8 099 699	0
	5524	For 2010	20 306 873	0	8 726 729	-98 586
Short-term accounts	5510	For 2011	72 242 334	-10 395 379	78 436 128	-24 811 449
receivable - total
	5530	For 2010	72 485 761	-19 674 682	72 242 334	-10 395 379
including:
customers and consumers	5511	For 2011	12 476 253	-3 806 612	16 150 808	-5 290 659
	5531	For 2010	11 452 529	-2 503 116	12 476 253	-3 806 612
amounts owed by partners as	5512	For 2011	0	0	0	0
payments in to the registered
capital
	5532	For 2010	0	0	0	0
made advance payments	5513	For 2011	3 821 092	-1 984 897	4 757 408	-1 988 215
	5533	For 2010	4 595 675	-1 919 150	3 821 092	-1 984 897
other debtors	5514	For 2011	55 944 989	-4 603 870	57 527 912	-17 532 575
	5534	For 2010	56 437 557	-15 252 416	55 944 989	-4 603 870
Advance payments under	5515	For 2011	99 752 133	-3 951 474	84 989 589	-1 324 583
non-current assets (balance
line 1173)
	5535	For 2010	65 991 697	-1 631 885	99 752 133	-3 951 474
Total	5500	For 2011	180 789 390	-14 445 527	171 528 162	-26 136 120
	5520	For 2010	158 970 365	-21 306 655	180 789 390	-14 445 527

Availability and changes in accounts receivable
Indicator name	Code	Period	Changes for the period
			received
			as a result of	interests, fines	transfer from
			activities	and other	long- to short-
			(transaction debt)	accruals due	term
Long-term accounts	5501	For 2011	5 117 709	1 328	-209 104
receivable - total
	5521	For 2010	3 855 410	0	-26 045
including:
customers and consumers	5502	For 2011	20 763	0	0
	5522	For 2010	3 084	0	0
made advance payments	5503	For 2011	94	0	0
	5523	For 2010	9 828	0	0
other debtors	5504	For 2011	5 096 852	1 328	-209 104
	5524	For 2010	3 842 498	0	-26 045
Short-term accounts	5510	For 2011	373 472 680	2 044 535	209 104
receivable – total
	5530	For 2010	272 611 993	39	26 045
including:
customers and consumers	5511	For 2011	158 184 712	0	0
	5531	For 2010	125 157 571	0	0
amounts owed by partners	5512	For 2011	0	0	0
as payments in to the
registered capital
	5532	For 2010	0	0	0
made advance payments	5513	For 2011	33 609 381	0	0
	5533	For 2010	43 281 841	0	0
other debtors	5514	For 2011	181 678 587	2 044 535	209 104
	5534	For 2010	104 172 581	39	26 045
Advance payments under	5515	For 2011	145 998 857	7 492	0
non-current assets (balance
line 1173)
	5535	For 2010	135 860 981	5 617	0
Total	5500	For 2011	524 589 246	2 053 355	0
	5520	For 2010	412 328 384	5 656	0

Availability and changes in accounts receivable
Indicator name	Code	Period	Changes for the period
			withdrawn
					allowance
			Re-payment	writing-off	recovery
Long-term accounts	5501	For 2011	-5 602 411	0	98 586
receivable – total
	5521	For 2010	-15 527 349	0	-98 586
including:
customers and consumers	5502	For 2011	-86 211	0
	5522	For 2010	-120 888	0
made advance payments	5503	For 2011	-94	0
	5523	For 2010	-9 864	0
other debtors	5504	For 2011	-5 516 106	0	98 586
	5524	For 2010	-15 396 597	0	-98 586
Short-term accounts	5510	For 2011	-369 531 913	-612	-14 416 070
receivable – total
	5530	For 2010	-272 739 018	-142 486	9 279 303
including:
customers and consumers	5511	For 2011	-154 509 563	-594	-1 484 047
	5531	For 2010	-124 133 841	-6	-1 303 496
amounts owed by partners	5512	For 2011	0	0	0
as payments in to the
registered capital
	5532	For 2010	0	0	0
made advance payments	5513	For 2011	-32 673 047	-18	-3 318
	5533	For 2010	-44 056 333	-91	-65 747
other debtors	5514	For 2011	-182 349 303	0	-12 928 705
	5534	For 2010	-104 548 844	-142 389	10 648 546
Advance payments under	5515	For 2011	-160 768 893	0	2 626 891
non-current assets (balance
line 1173)
	5535	For 2010	-102 106 162	0	-2 319 589
Total	5500	For 2011	-535 903 217	-612	-11 690 593
	5520	For 2010	-390 372 529	-142 486	6 861 128

Overdue accounts receivable
Indicator name	Code	As of 31.12.2011
		by contract terms	book value
Total	5540	7 936 665	632 893
including:
customers and consumers	5541	5 813 561	522 902
made advance payments	5542	2 098 198	109 991
Other debtors	5543	24 906	0

Overdue accounts receivable
Indicator name	Code	As of 31.12.2010		As of 31.12.2009
		by contract terms	book value	by contract terms	book value
Total	5540	7 052 302	1 248 806	6 679 789	2 241 820
including:
customers and consumers	5541	4 610 585	803 973	4 480 810	1 977 695
made advance payments	5542	2 429 722	444 833	2 183 267	264 125
Other debtors	5543	11 995	0	15 712	0

Availability and changes in accounts payable
			As of the beginning	As of the end of
Indicator name	Code	Period	of year	period
Long-term accounts payable -	5551	For 2011	18 179	17 424
total
	5571	For 2010	5 098	18 179
including:
(type)		for the reporting year
		for the previous year
Short-term accounts payable -	5560	For 2011	47 774 515	43 345 565
total
	5580	For 2010	65 849 518	47 774 515
including:
suppliers and contractors	5561	For 2011	14 017 237	21 322 659
	5581	For 2010	11 018 708	14 017 237
Amounts owed to the Company	5562	For 2011	193 318	303 835
staff
	5582	For 2010	134 473	193 318
Amounts owed to State non-	5563	For 2011	36 486	66 958
budget funds
	5583	For 2010	18 906	36 486
Taxes and fees payables	5564	For 2011	865 113	1 180 141
	5584	For 2010	653 884	865 113
Received pre-payments	5565	For 2011	11 476 694	10 430 926
	5585	For 2010	7 114 653	11 476 694
Other creditors	5566	For 2011	21 138 769	9 983 735
	5586	For 2010	46 861 996	21 138 769
Payable to participants	5567	For 2011	46 898	57 311
(founders)
	5587	For 2010	46 898	46 898
Total	5550	For 2011	47 792 694	43 362 989
	5570	For 2010	65 854 616	47 792 694

Availability and changes in accounts payable
Indicator name	Code	Period	Changes for the period (received)
			as a result of
			activities	interests, fines and
			(transaction debt)	other accruals due
Long-term accounts payable -	5551	For 2011	13 184	0
total
	5571	For 2010	13 583	0
including:
(type)		for the reporting year
		for the previous year
Short-term accounts payable -	5560	For 2011	532 281 341	2 485
total
	5580	For 2010	366 557 384	0
including:
suppliers and contractors	5561	For 2011	185 439 570	2 335
	5581	For 2010	104 537 578	0
Amounts owed to the Company	5562	For 2011	10 827 613	0
staff
	5582	For 2010	9 686 434	0
Amounts owed to State non-	5563	For 2011	2 259 371	0
budget funds
	5583	For 2010	1 661 311	0
Taxes and fees payable	5564	For 2011	21 589 308	0
	5584	For 2010	8 683 233	0
Received pre-payments	5565	For 2011	213 820 136	0
	5585	For 2010	171 228 296	0
Other creditors	5566	For 2011	97 766 307	150
	5586	For 2010	70 760 532	0
Payables to participants	5567	For 2011	579 036	0
(founders)
	5587	For 2010	0	0
Total	5550	For 2011	532 294 525	2 485
	5570	For 2010	366 570 967	0

Availability and changes in accounts payable
Indicator name	Code	Period	Changes for the period
			withdrawn
					transfer from
					long- to short-
			Re-payment	writing-off	term
Long-term accounts	5551	For 2011	-13 939	0	0
payable - total
	5571	For 2010	-502	0	0
including:
(type)		for the reporting year
		for the previous year
Short-term accounts	5560	For 2011	-536 712 121	-655	0
payable - total
	5580	For 2010	-384 489 901	-142 486	0
including:
suppliers and contractors	5561	For 2011	-178 135 889	-594	0
	5581	For 2010	-101 539 043	-6	0
Amounts owed to the	5562	For 2011	-10 717 096		0
Company staff
	5582	For 2010	-9 627 589		0
Amounts owed to State	5563	For 2011	-2 228 899		0
non-budget funds
	5583	For 2010	-1 643 731		0
Taxes and fees payable	5564	For 2011	-21 274 280		0
	5584	For 2010	-8 472 004		0
Received pre-payments	5565	For 2011	-214 865 843	-61	0
	5585	For 2010	-166 866 164	-91	0
Other creditors	5566	For 2011	-108 921 491	0	0
	5586	For 2010	-96 341 370	-142 389	0
Payables to participants	5567	For 2011	-568 623	0	0
(founders)
	5587	For 2010	0	0	0
Total	5550	For 2011	-536 726 060	-655	0
	5570	For 2010	-384 490 403	-142 486	0

Overdue accounts payable
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Total	5590	690	1 047	13 710
including:
customers and consumers	5591	190	547	13 210
made advance payments	5592	0	0	0
Other debtors	5593	500	500	500

Production costs
Indicator name	Code	For the reporting year	For the previous period
Material expenses	5610	22 077 446	24 309 927
Labor costs	5620	14 972 760	13 331 116
Fringe benefit expenses	5630	3 314 254	2 249 899
Depreciation	5640	40 777 958	32 681 907
Other expenses	5650	11 757 922	9 927 853
Total by cost category	5660	92 900 340	82 500 702
Changes in balance (growth [-], loss	5670	0	-18
[+]): unfinished production, finished
goods, etc. (growth [-])
unfinished production,finished goods.	5680	25	0
etc. (loss [+])
Total costs for common activities	5600	92 900 365	82 500 684

Estimated liabilities
Indicator name	Code	As of the			Written off as
		beginning of			surplus	As of the end
		year	Approved	Repaid	amount	of period
Estimated liabilities	5700	256 241	149 366	0	0	405 607
including:
Estimated liabilities on	5701	256 241	149 366	0	0	405 607
unutilized vacation

Collateral
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Received - total	5800	128 780 259	115 203 743	70 943 984
including:
Banking guarantees	5801	127 763 423	114 200 496	69 940 737
Property pledge contract	5802	1 016 836	1 003 247	1 003 247
Issued - total	5810	67 570	30 815	30 815
including:
Surety	5811	67 570	30 815	30 815

Government aid
Indicator name	Code	For the reporting year		For the previous period
Budget funds received in	5900
the reporting period – total
including:
for current expenses	5901
investments into non-	5905
current assets
Budget credits – total:		As of the beginning of year	Received	Returned	As of the end of year
for the reporting year	5910
for the previous year	5920
including:

EXPLANATORY NOTE

TO ANNUAL FINANCIAL STATEMENT

OPEN JOINT STOCK COMPANY

FEDERAL GRID COMPANY OF UNIFIED ENERGY SYSTEM

2011

I				GENERAL145

	1.1		COMPANY INFORMATION	145
	1.2		MAIN BUSINESS ACTIVITIES	146
	1.3		EXECUTIVE AND MANAGEMENT BODIES	147
	1.4		SEPARATE BUSINESS UNITS OF THE COMPANY	148

II			ACCOUNTING POLICY150

	2.1		PREPARATION	150
	2.2		FOREIGN CURRENCY ASSETS AND LIABILITIES	150
	2.3		SHORT-TERM AND LONG-TERM ASSETS AND LIABILITIES	151
	2.4		FIXED ASSETS	151
	2.5		INTANGIBLE ASSETS	153
	2.6		RESEARCH AND DEVELOPMENT (R&D)	153
	2.7		INVENTORIES	153
	2.8		FINANCIAL INVESTMENTS ACCOUNTING	154
	2.9		PREPAID EXPENSES	154
	2.10		ACCOUNTS RECEIVABLE	155
	2.11		CHARTER CAPITAL, SURPLUS AND RESERVE	155
	2.12		RECEIVED LOANS AND BORROWINGS	155
	2.13		INCOMES AND EXPENSES OF COMPANY	155
	2.14		ESTIMATED LIABILITIES	156
	2.15		CORRECTION OF ERRORS	157
	2.16		CASH EQUIVALENTS AND RECORDING CASH FLOWS IN CASH FLOW STATEMENT	157
	2.17		CHANGES IN ACCOUNTING POLICY OF COMPANY	157

III. DISCLOSURE OF SIGNIFICANT INDICATORS				164

	3.1		CAPITAL AND RESERVES	164
	3.2		INTANGIBLE ASSETS	165
	3.3		FIXED ASSETS	165
	3.4		OTHER NON-CURRENT ASSETS	166
	3.5		TAXES	166
	3.6		RESEARCH AND DEVELOPMENT (R&D)	168
	3.7.		LONG-TERM INVESTMENTS	169
	3.8		SHORT-TERM FINANCIAL INVESTMENTS	173
	3.9		ACCOUNTS RECEIVABLE	174
	3.10		OTHER CURRENT AND NON-CURRENT ASSETS	179
	3.11	.	LOANS AND CREDITS RECEIVED	179
	3.12	.	ACCOUNTS PAYABLE	180
	3.13	.	OTHER INCOME AND EXPENSES	183
	3.14	.	EARNINGS PER SHARE	184
	3.15	.	RELATED PARTIES	184
	3.16	.	CASH AND CASH EQUIVALENTS	189
	3.17	.	SEGMENT INFORMATION	190
	3.18	.	SECURITY FOR OBLIGATIONS	190
	3.19	.	ESTIMATED LIABILITIES, CONTINGENT LIABILITIES AND CONTINGENT ASSETS	191
	3.20	.	POST REPORTING EVENTS	192

IV. GENERAL

4.1 Company Information

     Open Joint Stock Company Federal Grid Company of Unified Energy System (hereinafter, “Company”) is incorporated in accordance with the decisions of the Board of Directors of JSC RAO UES of Russia of January 25, 2002 and May 7, 2002 and the decision of the Management Board of JSC RAO UES of Russia of January 21, 2001 subject to Order No. 256 of the Government of the Russian Federation of July 11, 2011 on Restructuring the Energy Industry of the Russian Federation.

     The Articles of Association of the Company are approved by order of JSC RAO UES of Russia No. 42p of June 18, 2002 and registered with the Leningrad Regional Registration Chamber, an agency of justice, on June 25, 2002. The amended and restated Articles of Association are approved by the resolution of the General Meeting of Shareholders on June 30, 2009 and registered with District Inspectorate of the Federal Tax Service No. 46 of Moscow.

     The location and legal address of the Company: 5A Akademika Tchelomeya St., Moscow, Russia, 117630.

     The Company is registered in the Unified Register of Legal Entities. The State Registration Certificate of the Legal Entity confirming registration entry No. 00/03124 is issued by the Leningrad Regional Registration Chamber on June 25, 2002. Re-registration: The Certificate of Record in the Uniform State Register of Legal Entities of a legal entity registered before July 1, 2002 under No. 1024701893336 on August 20, 2002, issued by the Tax Inspectorate of the Ministry of Taxes and Levies of the Tosnensky District, Leningrad Region.

     The Company is established for an unlimited term and exists in compliance with the Civil Code of the Russian Federation, Federal Law No. 208-FZ on Joint Stock Companies of December 26, 1995, Federal Law No. 35-FZ on Electric Power Industry of March 26, 2003, other regulatory acts of the Russian Federation and the Articles of Association of the Company.

     The Company has solitary property in ownership which is recognized in the Company’s independent balance sheet, may acquire and execute property and personal non-property rights, bear duties and be a plaintiff or defendant in court. The Company may open bank accounts within and outside of the Russian Federation in compliance with the established procedure. The Company is liable for its obligations with all property it owns.

     The Company manages the Unified National (All-Russian) Electric Grid (UNEG), which involves uniform technical management and providing UNEG energy transmission services to the energy market participants on contractual basis for valuable consideration.

     Subject to Federal Law No. 147-FZ of the Russian Federation of August 17, 1995 on Natural Monopolies, the Federal Energy Commission of the Russian Federation issued Order No. 49-e/1 of June 25, 2003 to include the Company into Section I “Electrical and Thermal Energy Transmission Services” of the Register of Natural Monopoly Entities in the Fuel and Energy Sector under registration No. 47.1.110 on the list of companies subject to the state regulation and control.

     As of December 31, 2011, the Government’s stake in the Company’s share capital is 79.48% (79.11% as of December 31, 2010).

     The Company’s average staff number in 2011 was 23,332 employees (21,965 in 2010).

     The shares of the Company have been listed on the Russian Trading System and the Moscow Interbank Currency Exchange since July 2008.

     On June 24, 2008, the Company obtained the permission of the Federal Service for Financial Markets of Russia to offer and trade all of its currently registered issues of ordinary shares outside of the Russian Federation in amount not exceeding 287,269,492,431 ordinary shares.

     On June 30, 2008, the Company launched the Global Depositary Receipts (GDR) program which were not listed under Regulation S and Rule 144A and certified the rights to the underlying Company’s ordinary shares. The program was developed as part of reorganization of FGC UES and RAO UES of Russia.

     One GDR represents 500 ordinary shares of Federal Grid. Deutsche Bank is the Depository Bank of GDR program.

     In 2011, the Company carried out technical listing of GDRs on the Main Market of London Stock Exchange. GDRs trading on London Stock Exchange started on March 28, 2011.

     As of December 31, 2011, the GDR program accounts for 0.15% of the Company’s charter capital. The total number of ordinary shares covered by the GDR program is 1,864,991,000 equal to 3,729,982 GDRs.

4.2 Main Business Activities

     The main objectives of the Company include:

-	ensure reliable operation and efficient improvement and development of the UNEG, including isolated energy systems;

-	provide energy transmission contractual services via UNEG to wholesale market operators and other entities that have UNEG connectable electrical energy facilities of their own or owned based on other grounds stipulated by the federal laws for value consideration;

-	establish conditions for the efficient functioning of the wholesale electrical energy market;

-	assist in the efficient management of and control over state-owned power grid facilities;

-	pursue government policy in the energy industry;

-	maintain efficient operation and centralized technical management of electric grids included in the Unified Energy System of Russia;

-	operate and develop telecommunication infrastructure of the energy market;

-	implement the unified strategy in investment and fund raising to meet the system challenges of developing the electric grids and the Unified Energy System;

-	develop and pursue the research and technical policy and introduce new advanced types of equipment and technologies; and

-	generate profit.

     The Company may carry out the following activities:

-	provide energy transmission and distribution services;

-	provide services involving connection to electrical grids;

-	provide communications services;

-	provide services to collect, transfer and process technical information, including metering and accounting data;

-	perform diagnostics, operation, and repairs of electrical grids and other power grid facilities and exercise process control over them;

-

conduct diagnosis, operate and repair process communication networks, measurement and metering devices, protection relay equipment, emergency control automatics and other equipment related to operating power grid facilities, as well as equipment intended to control Russia’s UES;

-	develop long-term forecasts, future and current plans for power grid system development, as well as for targeted integrated research, technical, economic and social programs;

-	develop electric grids and other power grid facilities, including design, engineering survey, construction, renovation, technical upgrade, installation and adjustment;

-

develop process communication networks, measuring and metering devices, protection relay equipment, emergency control automatics and other process equipment related to operating power grid facilities, as well as equipment designed to control UES of Russia, including design, engineering survey, construction, renovation, upgrading, installation and adjustment;

-	carry out foreign economic operations and research and technical cooperation with foreign companies perform operations stipulated in the Company’s Articles of Association; and

-	to engage in other activities not prohibited by the applicable laws of the Russian Federation to meet the objectives set forth in the Articles of Association.

4.3 Executive and Management Bodies

      The Board of Directors of the Company is elected by the resolution of the annual General Meeting of Shareholders on June 29, 2011.

The Board of Directors of the Company as of December 31, 2011

No.	Full Name	Position
1	Ernesto Ferlenghi	Chairman of the Board of Directors of FGC UES, Vice
President at Eni SpA, Head of the Representative Office
of Eni in the Russian Federation and the CIS
2	Igor Vladimirovich Khvalin	Deputy Chairman of the Board of Directors of FGC
UES, Director General of JSC Volga Engineering Group
3	Andrey Borisovich Malyshev	Member of the Management Board, Deputy Chairman of
the Management Board of JSC ROSNANO
4	Boris Ilyich Ayuev	Chairman of the Management Board of JSC SO UES
5	Oleg Mikhailovich Budargin	Chairman of the Management Board at JSC FGC UES
6	Alexey Alexandrovich Makarov	Director of the Energy Research Institute of the Russian
Academy of Sciences
7	Dmitry Valeryevich Ponomarev	Chairman of the Management Board of NCP Market
Council
8	Yuri Alexeevich Solovyev	First Deputy President – Chairman of the Management
Board of JSC VTB Bank
9	Rashid Ravelevich Sharipov	Deputy Director General of Limited Liability Company
KFK-Consult
10	Kirill Yurievich Levin	Deputy Chairman of the Management Board of Open
Joint Stock Company Rosselkhozbank
11	Denis Vladimirovich Fedorov	General Director at LLC Gazpromenergoholding;
General Director at LLC Centerenergoholding

      The following changes were made to the composition of the Board of Directors by the annual General Meeting of Shareholders on June 26, 2011:

-	elected: Kirill Yurievich Levin and Denis Vladimirovich Fedorov;

-	dismissed: Sergey Ivanovich Shmatko and Georgiy Petrovich Kutovoy.

The Management Board of the Company as of December 31, 2011

No.	Full Name	Position
1	Oleg Mikhailovich Budargin	Chairman of the Management Board
2	Valery Nikolaevich Chistyakov	First Deputy Chairman of the Management Board
3	Andrey Vladimirovich Cherezov	Deputy Chairman of the Management Board
4	Roman Nikolaevich Berdnikov	Deputy Chairman of the Management Board
5	Dmitry Mikhailovich Gurevich	Deputy Chairman of the Management Board
6	Andrey Valentinovich Kazachenkov	Deputy Chairman of the Management Board
7	Yuri Nikolaevich Mangarov	Deputy Chairman of the Management Board
8	Evgeny Nikolaevich Zhuykov	General Director at Company’s branch MEG of Urals
9	Samuil Miseyevich Zilberman	General Director at MEG of Siberia

     The following members were elected to the Management Board in 2011 by the resolution of the Board of Directors: Andrey Vladimirovich Cherezov, Deputy Chairman of the Management Board of JSC FGC UES, Samuil Moiseevich Zilberman, General Director at MEG of Siberia; and the following members were dismissed: Dmitry Alexandrovich Troshenkov, First Deputy Chairman of the Management Board, Alexander Mikhailovich Bobrov, First Deputy Chairman of the Management Board, Dmitry Borisovich Gvozdev, Deputy Chairman of the Management Board and Chief Engineer, and Pavel Vitalyevich Romanov, member of the Management Board.

The Audit Commission of the Company as of December 31, 2011

No.	Full Name	Position
1	Alexander Yevgenievich Ganin	Deputy Department Director at the Ministry of Energy of Russia
2	Victor Yurievich Lebedev	Deputy Department Director at the Ministry of Economic Development and Trade
3	Andrey Sergeyevich Kolyada	Chief Expert of the Management Department at Rosimushestvo
4	Vladimir Vladimirovich Raspopov	Head of Management Department at the Federal Property Management Agency (Rosimushestvo)
5	Maria Gennadyevna Tikhonova	Department Director at the Ministry of Energy of the Russian Federation

     The following changes were made to the Audit Commission of the Company in 2011:

-

The following members were elected to the Audit Commission by the resolution of the General Meeting of Shareholders on June 29, 2011: Alexander Yevgenievich Ganin and Victor Yurievich Lebedev; and the following members were dismissed: Dmitry Mikhailovich Gorevoy and Anna Valeryevna Drokova.

4.4 Separate Business Units of the Company

     The Company has a special feature affecting the selection of accounting methods:

-	separate business units which are recognized in the separate balance sheet and have current and operating bank accounts; and

-	separate business unites which have current and operating bank accounts.

     All Company units are grouped by their areas of operations and geographic regions.

     The separate business units have no legal entity status; they are provided with Company’s assets and operate in compliance with:

-	Regulations on Separate Business Units; and

-	other internal corporate documents approved by the Company.

     Separate business units by location:

-	perform part of Company’s responsibilities determined by their production facilities to the extent set forth by the law of the Russian Federation and internal corporate documents of the Company;

-	collect, process and provide information required for Company’s normal operation; and

-	perform any other work and functions incidental to the goals and objectives of the Company and in accordance with the resolutions of Company’s management bodies.

     Branches of the Company as of December 31, 2011:

52.	JSC FGC UES branch - Backbone electric grids of Centre;
53.	JSC FGC UES branch - Backbone electric grids of North-West;
54.	JSC FGC UES branch - Backbone electric grids of Volga;
55.	JSC FGC UES branch - Backbone electric grids of South;
56.	JSC FGC UES branch - Backbone electric grids of Ural;
57.	JSC FGC UES branch - Backbone electric grids of Siberia;
58.	JSC FGC UES branch - Backbone electric grids of East;
59.	JSC FGC UES branch - Nizhny Novgorod enterprise of backbone electric grids;
60.	JSC FGC UES branch - Black Earth region enterprise of backbone electric grids;
61.	JSC FGC UES branch - Volga-Oka enterprise of backbone electric grids;
62.	JSC FGC UES branch - Volga-Don enterprise of backbone electric grids;
63.	JSC FGC UES branch - Vologda enterprise of backbone electric grids;
64.	JSC FGC UES branch - Oka River region enterprise of backbone electric grids;
65.	JSC FGC UES branch - Moscow enterprise of backbone electric grids;
66.	JSC FGC UES branch - Upper-Don Region enterprise of backbone electric grids;
67.	JSC FGC UES branch - Valdai enterprise of backbone electric grids;
68.	JSC FGC UES branch - Amur enterprise of backbone electric grids;
69.	JSC FGC UES branch - Khabarovsk enterprise of backbone electric grids;
70.	JSC FGC UES branch - Primorski enterprise of backbone electric grids;
71.	JSC FGC UES branch - Krasnoyarsk enterprise of backbone electric grids;
72.	JSC FGC UES branch - Trans-Baikal enterprise of backbone electric grids;
73.	JSC FGC UES branch - Kuzbass enterprise of backbone electric grids;
74.	JSC FGC UES branch - Omsk enterprise of backbone electric grids;
75.	JSC FGC UES branch - West-Siberian enterprise of backbone electric grids;
76.	JSC FGC UES branch - Khakass enterprise of backbone electric grids;
77.	JSC FGC UES branch - Sverdlovsk enterprise of backbone electric grids;
78.	JSC FGC UES branch - South-Uralian enterprise of backbone electric grids;
79.	JSC FGC UES branch - Perm enterprise of backbone electric grids;
80.	JSC FGC UES branch - Mid-Volga Region enterprise of backbone electric grids;
81.	JSC FGC UES branch - Lower Volga Region enterprise of backbone electric grids;
82.	JSC FGC UES branch - Stavropol enterprise of backbone electric grids;
83.	JSC FGC UES branch - Kuban enterprise of backbone electric grids;
84.	JSC FGC UES branch - Rostov enterprise of backbone electric grids;

85.	JSC FGC UES branch - Bryansk enterprise of backbone electric grids;
86.	JSC FGC UES branch - Vyborg enterprise of backbone electric grids;
87.	JSC FGC UES branch - Novgorod enterprise of backbone electric grids;
88.	JSC FGC UES branch - Karelian enterprise of backbone electric grids;
89.	JSC FGC UES branch - Specialized production base "Bely Rast";
90.	JSC FGC UES branch - Backbone electric grids of Western Siberia;
91.	JSC FGC UES branch - Leningrad enterprise of backbone electric grids;
92.	JSC FGC UES branch - Tomsk enterprise of backbone electric grids;
93.	JSC FGC UES branch - Caspian enterprise of backbone electric grids;
94.	JSC FGC UES branch – North enterprise of backbone electric grids;
95.	JSC FGC UES branch – Orenburg enterprise of backbone electric grids;
96.	JSC FGC UES branch – Sochi subsidiary of backbone electric grids;
97.	JSC FGC UES branch – Samara subsidiary of backbone electric grids;
98.	JSC FGC UES branch – Central subsidiary of backbone electric grids;
99.	JSC FGC UES branch – South subsidiary of backbone electric grids;
100.	JSC FGC UES branch – East subsidiary of backbone electric grids;
101.	JSC FGC UES branch – Yamalo-Nenetsk subsidiary of backbone electric grids.

     The branches of the Company are recognized in separate balance sheets.

V. ACCOUNTING POLICY

     The Financial Statement of the Company is prepared on the basis of the following accounting policy.

5.1 Preparation

     The Company’s accounting policy has been developed in accordance with the applicable Russian Accounting Standards, in particular, Federal Law No. 129-FZ of the Russian Federation of November 21, 1996 on Accounting, Accounting Regulations on Accounting Principles of Organizations, RAS 1/2008, approved by Order of the Ministry of Finance No. 106n of October 6, 2008, Regulations on Accounting Records and Financial Statements in the Russian Federation approved by Order of the Ministry of Finance No. 34n of July 29, 1998 and Accounting Regulations on Financial Statements of Organization, RAS 4/99, approved by Order No. 43n of July 6, 1999 of the Ministry of Finance.

5.2 Foreign Currency Assets and Liabilities

     Foreign currency business transactions are recognized at the official exchange rate of RURle applicable on the date of transaction. The value of Company’s cash, bank accounts (bank deposits), cash and payment items, securities (other than shares), accounts payable, including debentures (other than advance payments made and received and prepaid funds) denominated in foreign currency is recorded in the financial statements as amounts estimated on the basis of the official currency exchange rates applicable as of December 31, 2011. Exchange rates as of December 31, 2011: RUR 32.1961 to US$1 (RUR30.4769 as of December 31, 2010) and RUR 41.6714 to €1 (RUR40.3331 as of December 31, 2010).

     Any exchange rate differences arising during the year on foreign currency asset and liabilities transactions and on revaluations as of the reporting date are recognized as other incomes and expenses in financial results.

5.3 Short-Term and Long-Term Assets and Liabilities

     Financial investments, accounts receivable and accounts payable, including outstanding loans and borrowings, are recorded in the balance sheet as short-term, if their maturity period is less than 12 months. Other types of the above assets and liabilities are recorded as long-term.

     Interest on long-term financial investments, extended long-term loans and borrowings and obtained long-term loans and borrowings are recorded in the Balance Sheet in Line 1235 Accounts Receivable (payments expected within 12 months after the reporting date) and Line 1510 Borrowed Funds. Advance payments on investment in non-current assets are recorded as non-current assets in Line 1173.

5.4 Fixed Assets

     Fixed assets include land, buildings, machines, equipment, vehicles and other relevant facilities with lifetime less than 12 months used by the Company in production, work and services or for any management needs.

     Fixed assets are recognized in the financial statements at their initial (replacement) value less depreciation amounts accrued during the total operation period.

     The fixed asset facilities valued less than RUR 40,000 per unit are expensed by depreciation in amount of their initial value as they are released into production or operation. Fixed assets commissioned before December 31, 2007 with the initial value per unit of RUR 10,000-20,000 and commissioned from January 1, 2008 to December 31, 2010 with the initial value of RUR 20,000-40,000 are expensed as production (production costs) by straight-line method of depreciation within their remaining lifetime.

     Purchased books, booklets and other print media are not recognized as fixed assets in accounting. Their costs are recorded as expenses of the reporting period when such purchase is made. The Company generates no library fund.

     The Company applies the straight-line method of depreciation of fixed assets based on their useful life. The Company defines useful life of fixed assets on the basis of classification of the fixed assets included in the depreciation groups approved by Order No. 1 of the Russian Federation Government of January 1, 2002 on Classification of Fixed Assets Included in Depreciation Groups.

Fixed Asset Group	Useful Life (years)
Buildings	5-35
Structures and transmission devices	10-40
Machines and equipment	2-25
Vehicles	8-20
Production and utility stock	2-15

     No depreciation is accrued on the following:

-	land;

-	residential premises acquired before January 1, 2006 (such premises acquired after January 1, 2006 are depreciated according to the general applicable procedure); and

-	fully depreciated assets kept on the balance sheet.

     If some fixed assets are not included in such Classification, their useful life for accounting purposes shall be defined on the basis of expert evaluations made by Company’s technical specialists in accordance with technical conditions as follows:

-	based on the expected lifetime of such asset and in accordance with its expected performance and capacity;

-	based on the expected wear and tear depending on operating mode, natural conditions and aggressive environment effects and repairs and maintenance system; and

-	any legal and other restrictions on the use of such assets.

     Useful life of any acquired second-hand fixed assets is defined as follows:

-	based on their useful life defined as set forth above reduced by the number of months when such asset was operated by the previous owner; and

-	if it is impossible to define the useful life as set forth above, the commission shall independently define the useful life of such fixed asset with a view to safety requirements and other factors.

     The completed real estate facilities actually put in operation but not registered with the state are subject to depreciation. Such assets are depreciated in accordance with the procedure set forth for fixed assets. The accrued depreciation amount is adjusted in recording such projects as fixed assets for accounting purposes upon their state registration. The 2011 financial statement records such projects as fixed assets (balance sheet line 1130) net of accrued depreciation.

     The Company shall carry out annual revaluation of the current (replacement) value of fixed assets. Such revaluation shall be made in accordance with the regulatory documents on the groups of similar fixed assets based on their current (replacement) value. Currently, the following fixed asset groups are subject to revaluation: industrial buildings and structures, including substation buildings, transmission lines and high-voltage equipment at substations.

     The fixed assets value recognized for accounting purposes shall not be subject to any changes, except for completion, refitting, renovation, upgrading, technical modernization, partial liquidation and any other similar reasons and revaluation.

     Completion, refitting and upgrading shall include work resulting from any changes in technical or business purposes of equipment, buildings, structures or any other depreciated fixed asset items or increased load and/or any other new features.

     Renovation shall include upgrading of the existing fixed assets related to any improvements in production or enhancing its technical and economic performance or carried out under the project for fixed asset renovation to expand production facilities, improve quality and change the product range.

     Technical modernization shall involve efforts to improve technical and economic performance of fixed assets and their separate items based on advanced equipment, technologies, mechanization and automatization of production and replacement of obsolete and worn equipment with new and efficient one.

     Incomes and expenses from fixed assets disposal are recorded in the profit and loss statement as other incomes and expenses.

     The cost of maintenance repair and overhaul of fixed assets is recorded in the profit and loss statement as other incomes and expenses.

     The costs of maintenance repair and overhaul of fixed assets are recognized as general expenses in the reporting period when such costs were incurred.

     The leased fixed assets are recorded off-balance-sheet at value specified in lease agreements.

5.5 Intangible Assets

     Intangible assets shall be amortized using straight-line method on the basis of their established useful life.

     Amortization charges on intangible are recognized for accounting purposes by their accumulation on a separate account.

     Intangible assets are recognized in financial statements at their initial value net of amortization amounts accumulated during the whole lifetime.

Intangible Asset Group	Useful Life (years)
Software copyrights	2-5
Inventions and know-how	5-20
Trademarks	10

5.6 Research and Development (R&D)

     The costs of research and development are written off on a straight-line basis during the established write-off period. The Company shall independently define the write-off period for R&D costs based on the expected useful life of the R&D outcomes when the Company may generate economic benefits but not exceeding 5 years. R&D generating positive outcomes which write-off period exceeds one year is recognized in the balance sheet as Other Non-Current Assets. If R&D gives no positive results, such costs are recognized as other expenses in the reporting period.

5.7 Inventories

     Inventories are recognized at the actual cost of their purchase (procurement).

     Inventories are recorded on account 15, Procurement and Purchase of Inventories and account 16, Deviations in Inventories Value.

     The goods purchased for sale are evaluated at the actual cost of their purchase.

     Inventories and goods released in production or disposed otherwise are evaluated within the unit recognized in a separate balance sheet using moving average inventory method.

     Special clothing, special tools, special devices and equipment are recognized as inventories regardless of their useful life.

     The cost of special clothing with the useful life less than 12 months as defined in accordance with their distribution standards is charged to expenses at the date of their provision (distribution) to Company’s employees.

     The cost of special clothing with the useful life exceeding 12 months as defined in accordance with their distribution standards is repaid on a straight-line basis beginning from the month following the month of provision based on the useful life of such special clothing set forth in the standard sector requirements to free distribution of special clothing, special footwear and other individual protective gear and in the Rules for Providing Special Clothing, Special Footwear and other Individual Protective Gear to Employees approved by Order No. 51 of December 18, 1998 of the Ministry of Labour and Social Development and any other internal documents of the Company.

5.8 Financial Investments Accounting

     Financial investments are accounted at their initial value.

     Financial investments with undefined current market value are recorded in financial accounting and financial statements as of the reporting date at their initial value. The Company shall carry out evaluation of the impairment of financial investments once a year as of December 31 of the reporting year. In case of sustained impairment of financial investments, the Company shall generate provisions for impairment losses in amount of the difference between their book value and estimated or calculate value. The provisions for impairment of financial investments are shown in the profit and loss statement as other expenses. The financial statement records the value of financial investments with undefined market value and provisions for impairment at their book value net of the provision amount.

     The financial investments with the current market value defined on the established basis are shown in the financial statement as of the reporting end-of-year at the current market value by adjustment of their estimate as of the previous reporting date. The current market value of financial investments at the reporting date is estimated on the basis of data provided by the Moscow Interbank Currency Exchange (MICEX).

     The Company shall make the above adjustments once a year.

     The difference between the initial value and nominal value of the debt securities with undefined current market value within their circulation period shall be equally charged by the Company against profit and loss in proportion to income payable under their issue terms. The discount on bills “at sight and no earlier” purchased before January 1, 2009 is defined using accrual method based on the expected maturity which is equal to the number of days from the date of purchase to the “no earlier” date plus 365 (366) days. The discount on bills “at sight and no earlier” purchased after December 1, 2009 is defined using accrual method based on the expected maturity equal to the number of days from the date of purchase to the “no earlier” date.

     If case of disposal of assets accounted as financial investments with defined current market value, their value is defined by the Company on the basis of their last evaluation. If no revaluation of such financial investments is made from the date of their purchase as of their disposal date, their value shall be defined by FIFO method.

5.9 Prepaid Expenses

     Any costs incurred by the Company in the reporting period related to the next reporting periods shall be written-off on a straight-line basis during the period to which they refer. The write-off period is defined on the basis of the expected period for profit generation (income).

     Prepaid expenses with less than 12 months write-off period are shown in the balance sheet in Line 1260 Other Current Assets and those which write-off period exceeds 12 months are shown in Line 1174, Other Non-Current Assets.

5.10 Accounts Receivable

     Liabilities of buyers and customers are defined at prices set forth in agreements between the Company and such buyers (customers) including all discounts (extra charges) set by the Company and VAT.

     The Company shall create the provision for bad debts for valid recoding of accounts receivable.

     The amount of provision for bad debts shall be defined on the basis of accounts receivable evaluation on the last day of the quarter and with a view to the date of such accounts receivable related to goods, work and services sold. The accrual method of provisions for bad debts of any other debtors and advance payments depends on the awareness of management of their counterparties’ solvency and the established practice of debt collection.

     The costs incurred in making provisions for bad debts are recorded as other expenses and the reversal on the previously accrued provision is shown as other incomes.

5.11 Charter Capital, Surplus and Reserve

     The Company’s charter capital consists of the total nominal value of ordinary shares. The Company placed ordinary registered non-documentary shares with the nominal value of fifty (50) kopecks each share in the number of one trillion two hundred fifty five billion nine hundred forty eight million one hundred twenty eight thousand three hundred and ninety three (1,255,948,128,393) for the total amount of six hundred twenty seven billion nine hundred seventy four million and sixty four thousand (RUR 627,974,064).

     In accordance with the law, the Company has created the reserve fund of five (5) percent of its charter capital. The amount of annual charges to the reserve fund is at least five (5) percent of the Company’s net profit until the reserve fund reaches the established amount.

5.12 Received Loans and Borrowings

     On the loans and borrowings received, the Company converts long-term debt into short-term one. The Company makes such conversion of long-term debt into short-term debt on the date 365 days before the principal amount becomes due under the loan agreement.

     The Company shall record the nominal value of its issued and sold bonds as accounts payable. The interest on bonds is recorded as accounts payable on bonds sold, including interest due thereon at the end of the reporting period.

     Additional costs incurred by the Company in obtaining loans, issuing and offering debt securities are shown as other expenses in the period when they were incurred.

     Interest on obtained loans shall be distributed between the investment asset value and current expenses as set forth in the internal regulatory documents of the Company. For valid recording of Company’s asset value, all interests on bonds and bills are also charged against the investment asset value.

5.13 Incomes and Expenses of Company

     Revenues from sales of goods, products, works and services are recognized so far as such goods, products, works and services are sold.

     Revenues are shown in the financial statement net of the value added tax, customs charges and discounts granted to buyers.

     Incomes from property lease are recognized by the Company as general incomes. Incomes related to leasing rights arising from patents to inventions, industrial design and other intellectual property are recorded as other incomes.

     Other incomes of the Company shall include:

-	revenues from sale of fixed assets, bills and other assets;

-	interests received from leasing Company’s funds, interests from the use by the bank of Company’s funds deposited on the account in such bank, and interest on the acquired interest-bearing and non-interest bearing notes of any third parties. The Company shall record such incomes in the profit and loss statement, Line 2320, Interest Receivable;

-	reversal on provisions; and

-	other incomes.

     Company’s expenses shall be broken down into general expenses and other expenses.

     General expenses are recognized in the reporting period when they were incurred regardless of their actual payment.

     General expenses of the separate units are recorded as operating costs without separating management expenses.

     Property lease expenses are recognized as general expenses.

     Management expenses are fully accounted in the reporting period without distribution by types of operations.

     Other expenses of the Company include:

-	expenses related to the disposal and other write-off of fixed assets, promissory notes and other assets;

-	provision for bad debts;

-	losses of previous years recognized in the reporting year; and

-	other expenses.

5.14 Estimated Liabilities

     The Company shall recognize estimated liabilities, provided simultaneous compliance with the requirements set forth in RAS 8/2010 “Estimated Liabilities, Contingent Liabilities and Contingent Assets.”

     The Company shall record its estimated vacation pay liability to pay out annual (basic and additional) unused employees’ leaves. The amount of the estimated vacation pay liability for unused employees’ leaves at the end of the reporting period is defined on the basis of the number of unused leave days of each employee as of the reporting date. The vacation pay liability shall include Company’s liabilities to pay insurance premiums which result in reduced economic benefits of the Company, if any circumstances arise, such as granting vacation to an employee or payment of compensation for unused vacation. If the actual expenses on vacation payment during the reporting period exceed the amount of the provision for vacation bonus payment, the excess amount is charged against current expenses.

     The Company shall calculate the estimated annual vacation pay liability (basic and additional vacation) and recognize it for accounting purposes in accordance with the Methods approved by the Company.

5.15 Correction of Errors

     Any error shall be deemed material, if such error independently or together with any other errors in the same reporting period may affect users’ financial decisions made on the basis of the financial statement prepared for such reporting period.

     The correction of errors and the procedure for disclosing information on such errors made in accounting reports and financial statements and the scope of effects of such errors on users’ financial decisions shall be defined by Accounting Director/Head of Accounting Department (Chief Accountant) in accordance with Accounting Regulations RAS 22/201 “Correction of Errors in Accounting Reports and Financial Statements”.

5.16 Cash Equivalents and Recording Cash Flows in Cash Flow Statement

     Cash equivalents include highly liquid financial investments which are convertible into a known amount of money and which are exposed to negligible risk of value change.

     The Company qualifies short-term bank sight deposits as cash equivalents. Depositing and repayment of money on term deposits shall be recorded recognized in the cash flow statement in full detail.

     The amount of foreign currency cash flows is converted into RURles at the official exchange rate of the relevant currency established by the Central Bank of Russia at the date of making or receiving such payment. The difference arising out of such cash flow conversion and cash balances and their equivalents denominated in foreign currency is recorded in Line “Changes in Currency Exchange Rates to RURle” at the exchange rates on the date of foreign currency transactions and the reporting dates.

     The relevant transactions made by the Company are summarized in the cash flow statement:

-	payments on and receipts from transactions related to acquisition of the above financial investments for their further resale;

-	VAT amounts received from buyers and customers, payments to suppliers and contractors and budget payments and their VAT related repayments; and

-	receipts from buyers subject to transfer to principals (if the Company acts as an agent).

5.17 Changes in Accounting Policy of Company
Changes in Accounting Policy in 2011

     In 2011, the Company introduced a provision on the procedure to acknowledge and correct errors made in financial statements in accordance with Order No. 63n of June 28, 2010 of the Ministry of Finance of the Russian Federation concerning the approval of the accounting regulations on the Correction of Errors in Accounting Reports and Financial Statements (RAS 22/2010).

     Order No. 186n of December 24, 2010 of the Ministry of Finance of the Russian Federation introduced changes in the accounting regulations which became effective from 2011 and resulted in changes made to the Company’s Accounting Policy for 2011. The above changes caused the Company to update its accounting data for the previous reporting periods in the 2011 annual financial statement which are set forth in the relevant section of this Explanatory Note.

     From 2011, all actually operated completed real estate projects not applied for the state registration are recognized as fixed assets. Before 2011, no such projects which documents were not submitted for the state registration of ownership rights could be recorded as fixed assets.

     From 2011, the revaluation of fixed assets and intangible assets is recorded as of the end of the reporting period; before 2011, such revaluation was made as of January 1 of the year following the reporting year.

     From 2011, the amount of fixed assets write-down refers to other expenses. The amount of assets write-down is charged against surplus reduction arising from revaluation amounts of such asset made in the previous reporting periods. The excess amount of asset write-down over its revaluation charged against surplus due to revaluation made in the previous periods is recorded as other expenses. The amount of asset revaluation equal to asset write-down made in the previous reporting periods and recorded as other expenses is recognized as other incomes. Before 2011, the above write-down and revaluation was recorded as retained earnings (uncovered loss).

     From 2011, the provision prohibiting revaluation of land and environmental facilities is cancelled (Clause 43 of Guidelines on Fixed Asset Accounting approved by Order No. 91n of October 13, 2003 of the Ministry of Finance of the Russian Federation.) Such amendment had no material effect on Company’s financial statements.

     The amendments include changes in the value of assets charged to costs by their depreciation in amount of their initial value, from RUR 20,000 to RUR 40,000.

     From 2011, the Company records its estimated liability to pay annual (basic and additional) vacations unused by employees.

     Order No. 66n of July 2, 2010 of the Ministry of Finance of the Russian Federation on Financial Statement Forms of Companies becomes applicable to the 2011 financial statements. Due to differences in showing accounting data in the accounting forms under the above Order and the accounting forms for 2010 (under Order No. 67n of July 22, 2003 of the Ministry of Finance), some accounting values for the reporting period will be shown as comparative data in the 2011 financial statement relative to other accounting items (see changes in showing accounting data in the financial statement forms below, sections A-E).

     Amendments to Financial Statement Forms

     Order No. 66n of the Ministry of Finance contemplates amendments to the financial statement forms aimed at transferring data from such statements to comments thereto:

-	reference to assets recognized on off-balance accounts is excluded from the balance sheet form;

-	breakdown of specific profits and losses is excluded from the profit and loss statement;

-	Section 2 Provisions is excluded from the capital statement; and

-	data shown in the Appendix to the balance sheet (Form No. 5) are recorded as reference tables in the explanatory note.

     A. Amendments to Balance Sheet

     Balance sheet data shall be recorded as of three reporting dates (December 31 of the reporting period, the previous year and the year preceding the previous year.)

-	the R&D results are taken from Line “Other Non-Current Assets” to a separate line (section “Non-Current Assets”);

-	the amount of non-current assets revaluation is taken from Line “Surplus” to a separate balance sheet line (section “Capital and Reserves”); and

-	provisions for contingent liabilities are taken from Line “Other Long-Term Liabilities” to a separate line (section “Long-Term Liabilities”).

     B. Amendments to Profit and Loss Statement

     The profit and loss statement added the following reference data: “Non-Current Asset Revaluation Result not Included in the Net Profit (Loss) for the Period”, “Other Transactions Result not Included in the Net Profit (Loss) for the Period” and “Aggregate Financial Result for the Period”.

     C. Amendments to Equity Statement

     Section 1 “Capital Flow” is amended as follows:

-	to include items: incomes/expenses directly related to capital increase/decrease, surplus changes, changes in reserves and property revaluation;

-	to include item “Own Shares Acquired from Shareholders”;

-	to exclude the following data in-between reporting periods: “Changes in Accounting Policy” and “Fixed Asset Revaluation Results”. Changes in Accounting Policy shall be included in Section 2 of the Capital Statement “Updates Related to Changes in Accounting Policy and Correction of Errors”. Revaluation results shall be recorded in section 1, Line “Assets Revaluation” for the relevant revaluation period; and

-	net asset value shall be recorded at three reporting dates.

     The statement included section 2 “Updates Related to Changes in Accounting Policy and Correction of Errors” which includes information on capital value before updates and updates resulting from changes in the accounting policy and error correction in terms of capital items (retained earnings (uncovered loss) and other capital items.)

     D. Amendments to Cash Flow Statement

-	receipts from sale of goods, products, works and services and receipts from lease payments, license fees, commission fees and remuneration are shown separately;

-	funds allocated for dividend payment are transferred from the current operations section to financial operations section of the cash flow statement;

-	interest paid by the Company on loans included in the investment asset value is recorded in the investment transaction flows. Before 2011, such interest was included in current transaction flows;

-	cash flows on financial investments acquired for short-term resale are recorded as current transaction flows. Before 2011, the above cash flows were recorded as investment transactions;

-	cash flows are not broken down if they show operations of Company’s counterparties rather than Company’s operations or when receipts from one person cause payments to another;

-	cash flows are not broken down, if they are characterized with quick return, large amounts and short repayment term. Before 2011, they were shown in full detail;

-	indirect taxes received from buyers and customers, included in payments to suppliers and contractors and budget payments or budget refunds are not broken down. Before 2011, such cash flows were recorded as actual receipts (payments) and included indirect tax amounts in the relevant lines of the cash flow statement;

-	the following data are not included in the cash flow statement:

a)	cash receipts from cash equivalent repayment (other than accrued interest);

b)	currency exchange transactions (other than transaction losses or benefits);

c)	exchange of cash equivalents (except for losses or benefits from such transactions);

d)	other similar payments and receipts which change the composition of cash funds and cash equivalents without changing their aggregate amount;

-	cash flow statement shall include cash flows in amount of accrued interest (a) and transaction losses and benefits (b+c);

-	from 2011, if any cash flows cannot be explicitly qualified as one or another cash flow type (form investment or financial transactions), they shall be recorded as cash flows on current transactions.

     Other changes in 2011 accounting policy of the Company have a qualifying nature and do not affect the evaluation of accounting items.

Changes in Accounting Policy in 2012

     In 2012, there are changes in accounting of fixed assets which are subject to the state registration under the laws of the Russian Federation and which involve completed capital investments, registered construction, technical and the relevant initial acceptance documents but which ownership rights are not yet registered as established by law. Such projects shall be recorded as fixed assets as established by law. The Company shall ensure separate analytical accounting of such projects on account 01 Fixed Assets. Before 2012, such projects were separately recognized on account 08 Investment in Non-Current Assets.

2.18 Data of Previous Accounting Periods

     Financial statements for 2011 are made up on forms recommended by Order No 66 issued by the Ministry of Finance of the Russian Federation.

     Adjustments to the data of previous accounting periods, owing to changes in the accounting policy for 2011, are due to the introduction of new regulations and changes to existing regulations on accounting.

     Separate column indicators "As of December 31, 2010" and "As of December 31, 2009," of the balance sheet, as well as the figures of other forms of financial statements are formed taking into account adjustments in connection with the following circumstances:

1.	Based on a report of an independent appraiser, the Company conducted a revaluation of fixed assets as of the beginning of the year (as of 01.01.2011). The revaluation had also been made as of 01.01.2010 and 01.01.2009. Owning to the changes made to the existing accounting regulations, the Statements in regards to the date of making revaluation of fixed assets and the procedure of accounting treatment of their revaluation results were altered in 2011. The revaluation results as of 01.01.2011 are included in the figures of the Company's financial statements as of 31.12.2010 (adjustment No 1).

2.	In the 2011 statements, due to changes in the Company’s accounting policy, actually operated real estate facilities of completed construction, on which documents have not been submitted for state registration, are reflected in fixed assets in the financial statements (adjustment No 2).

3.	In 2011, advances on investment assets listed by suppliers and contractors are recorded in non-current assets (adjustment No 3).

4.	In 2011, the item "Prepayed expenses" is reflected on the line "Other current assets" (adjustment No 4).

5.	Changes in the Company’s accounting policy as to accounting treatment of estimated liabilities, contingent liabilities and contingent assets have necessitated the adjustment of relevant indicators in 2009 and 2010 (adjustment No 5).

6.	The property tax is accounted for in the management costs. Previously, the mentioned tax was recorded in other expenses (adjustment No 6).

7.	Other taxes are included in the prime cost. Previously, these taxes were included in other expenses (adjustment No 7).

Adjustments to the 2009 and 2010 figures in the form of annual financial statements for 2011:

RUR thousand

Line code	Name of line	Amount before adjustment	Number of adjustment	Adjustment	Adjusted amount
Adjustments to 2009 figures
1130	Capital assets	237 753 751	2	5 241 196	242 994 947
1172	Investments in non- current assets	198 044 770	2	(5 241 196)	192 803 574
1173	Advances on fixed assets	-	3	64 359 812	64 359 812
1100	Total for Section 1	524 065 068	2, 3	64 359 812	588 424 880
1210	Inventories	2 427 514	4	(135 366)	2 292 148
1235	Accounts receivable (payments expected within 12 months)	117 170 891	3	(64 359 812)	52 811 079
1260	Other current assets	-	4	135 366	135 366
1200	Total for Section 2	222 601 884	3, 4	(64 359 812)	158 242 072
1370	Retained earnings (uncovered loss)	(68 870 025)	5	(181 838)	(69 051 863)
1300	Total for Section 3	665 617 484	5	(181 838)	665 435 646
1540	Estimated liabilities	-	5	181 838	181 838
1500	Total for Section 5	73 609 306		181 838	73 791 144
3600	Net assets	665 895 803	5	181 838	665 713 965

Line code	Name of line	Amount before adjustment	Number of adjustment	Adjustment	Adjusted amount
Adjustments to 2010 figures
1130	Fixed assets	236 193 167	1, 2	39 870 294	276 063 461
1172	Investments in non- current assets	280 738 169	2	(9 306 219)	271 431 950
1173	Advances on fixed assets	-	3	95 800 659	95 800 659
1100	Total for Section 1	640 787 056	1, 2, 3	126 364 734	767 151 790
1210	Inventories	4 632 226	4	(194 748)	4 437 478
1235	Accounts receivable (payments expected within 12 months)	157 647 614	3	(95 800 659)	61 846 955
1260	Other current assets	-	4	194 748	194 748
1200	Total for Section 2	230 758 882	2, 4	(95 800 659)	134 958 223
1340	Revaluation of non- current assets	115 598 477	1	31 495 746	147 094 223
1370	Retained earnings (uncovered loss)	(10 496 556)	1,5	(1 187 912)	(11 684 468)
1300	Total for Section 3	763 883 795	1, 5	30 307 834	794 191 629
1540	Estimated liabilities	-	5	256 241	256 241
1500	Total for Section 5	54 994 253	5	256 241	55 250 494
2120	Cost of sales	(75 518 397)	5, 7	(161 642)	(75 680 039)
2220	Management expenses	(6 209 146)	6	(611 499)	(6 820 645)
2340	Other income	142 534 195	1	2 372 691	144 906 886
2350	Other expenses	(109 157 601)	1, 6, 7	(2 605 624)	(111 763 225)
2411	Constant tax liabilities	3 184 752	1, 5	(201 215)	2 983 537
2400	Net profit	58 088 388	1, 5	(1 006 074)	57 082 314
2900	Basic earnings (loss) per share	0, 0476	1,5	(0,0015)	0, 0461
3600	Net assets	764 162 111	1,5	30 307 834	794 469 945
     In 2011, payables to participants (founders) for income payment are reflected in line 1520 "Accounts payable". Until 2011 this debt stood out as a separate line in the balance.

     Due to the changes in presentation of cash receipts and payments in the cash flow statement (elimination of indirect taxes from proceeds of consumers and customers and payments to suppliers and contractors), adjustments to comparative data of the 2010 cash flow statement were made.

     Significant adjustments are as follows:

RUR thousand

Line code	Name of line	Amount before adjustment	Adjustment	Adjusted amount
4111	Received from the sale of products, goods, work and services	132 652 206	(20 211 576)	112 440 630
4112	Rent payments, license fees, royalties	536 657	(81 863)	454 794
4119	Other proceeds	12 996 693	(8 500 258)	4 496 435
4121	(Channeled) to pay for goods, work and services	(38 168 553)	6 154 995	(32 013 558)
4129	Other payments	(11 269 693)	(1 349 982)	(12 619 675)
4100	Balance of cash flows from current operations	75 908 317	(23 988 684)	51 919 633
4211	Proceeds from the sale of non-currrent assets (except for financial investments)	1 111 437	(169 541)	941 896
4219	Other income from investment operations	492 432	(201)	492 231
4221	(Channeled) to acquire fixed assets	(167 831 053)	24 883 186	(142 947 867)
4224	Interest payments on debt liabilities included in the value of an investment asset	-	(724 760)	(724 760)
4200	Balance of cash flows from investment operations	(129 615 952)	23 988 684	(105 627 268)

III. DISCLOSURE OF SIGNIFICANT INDICATORS

3.1 Capital and reserves

     As of 31.12.2011, the Company's charter capital amounts to RUR 627,974,064 (six hundred twenty-seven billion nine hundred seventy-four million sixty-four) thousand, and consists of 1 255 948 128 393 (one hundred trillion fifty-five billion nine hundred forty-eight million one hundred and twenty-eight thousand three hundred and ninety-three) ordinary registered non-documentary shares with a nominal value of 50 cents each. As of 31.12.2009, 31.12.2010 and 31.12.2011, the Company's charter capital is registered in the prescribed manner and fully paid.

     In the shareholders’ register, as of 31.12.2011, 79.48% of the Company’s shares are owned by the Russian Federation in the name of the Federal Agency for State Property Management. 20.52% of the Company’s outstanding shares are owned by minority shareholders.

     On 01.03.2011, a securities issue statement was registered. In fact, 22,386,794,841 (twenty two billion three hundred eighty-six million seven hundred and ninety-four thousand eight hundred forty-one) shares were placed amounting to RUR 11,193,397 thousand with a nominal value of fifty (50) cents each.

     On 27.09.2011, the placing of additional issue that was registered on 09.09.2011 started. The number of ordinary registered non-documentary shares amounts to 10,321,601,853 (ten billion three hundred twenty-one million six hundred and one thousand eight hundred fifty-three) shares with a nominal value of 50 cents each, totaling RUR 5,160,801 thousand. The Company’s shareholders have the preemptive right to acquire additional shares by a public subscription in the amount proportional to the number of their ordinary registered shares.

     Additional paid-in capital (without revaluation) is formed by:

RUR thousand

Item	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
The amount of additional paid-in capitals of affiliated companies in the reorganization	21 316 409	21 316 409	21 316 409
Share premium	10 501 227	10 501 227	10 346 873
VAT on fixed assets, taken as a contribution to the charter capital	49 527	49 527	49 527
Total	31 867 163	31 867 163	31 712 809

Revaluation of fixed assets was made on the basis of a report of an independent appraiser.
According to the results of the 2011, there was a loss of RUR 2,468,359 thousand. According to the results of the 2010, net profit amounted to RUR 58,088,388 (57,082,314 in retrospect).

3.2 Intangible assets

RUR thousand

Intangible assets	31.12.2011	31.12.2010	31.12.2009
System software for Automated Information and Measuring Commercial Electric Power Accounting System	428 670	-	-
Automated Accounting and Reporting System (software package)	124 729	274 403	424 078
Automatic Asset Management System	55 461	110 922	166 383
Automatic Maintenance and Repair Management System	43 581	80 936	118 291
Information-Analytical Accounting and Energy Calculation System	30 099	47 298	64 498
Automated Planning and Budgeting system	16 864	28 769	40 673
Automated Document Management System	15 018	29 030	44 853
"AMS-Salary" Corporate Information System	10 773	21 546	32 319
Corporate Information Human Resource Management System	8 143	16 287	24 430
"Anchor Metal Head Wall of Reinforced-Concrete Foundation" Utility Model	7 385	8 358	-
"KPI-Motivation" Information System	6 990	13 979	20 969
“Interim Support for Overhead Electric Line" Utility Model	6 179	6 928	-
Technological Information Mode Service System	5 527	10 263	15 000
Corporate Information and Analytical System	2 503	8 509	14 515
NSI System	2 202	4 844	7 486
EPK KSUPR database	-	110 600	231 256
EPK KSUPR software	-	46 057	96 302
Automated Information and Measuring Commercial Electric Power Accounting System	-	38 579	77 579
Intranet Portal JSC UES FGC	-	5 323	-
Other	41 229	54 994	17 625
Total intangible assets	805 353	917 625	1 396 257

     During the year, useful lives and depreciation method of intangible assets have not changed from the previous reporting year.

     The useful life for intangible assets is 4-5 years.

The impairment test of intangible assets has not been held due to lack of evidence of impairment.

     As of the balance sheet date, included in intangible assets are facilities whose value is fully repaid. The information on these objects is shown in Section 1.3 of the Explanatory Note to the Balance Sheet and Profit and Loss Report. These objects are not written off, as the Company continues to use them in their activities.

3.3 Fixed assets

     As of December 31, 2011, the Company revalued, based at current replacement cost, determined by an independent appraiser, the following groups of fixed assets: industrial buildings and structures, including substation buildings, transmission lines and high voltage equipment of substations.

     Revaluation of these facilities in 2011 amounted to RUR 51,619,515 thousand (in 2010 – RUR 30,564,075 thousand, in 2009 – RUR 86,150,081 thousand), including:

-	Revaluation surplus, charged to additional capital - RUR 53,187,098 thousand (in 2010 – RUR 31,495,746 thousand, in 2009 – RUR 88,209,715 thousand)

-	Revaluation surplus, in part of previously held markdown charged to other income - RUR 679 687 thousand (in 2010 - RUR 2,372,691 thousand, in 2009 – RUR 3,150,014 thousand)

-	Markdown charged to other expenses – RUR 2,247,270 thousand (in 2010 – RUR 3,304,362 thousand, in 2009 – RUR 5,209,648 thousand).

     Fixed assets are stated at depreciated cost in the balance sheet.

     Gains and losses on disposal of fixed assets are reflected in the income statement within other income and expenses.

     The Company does not conduct separate accounting of real estate facilities that have been put into operation and are in the process of state registration.

3.4 Other non-current assets

Investments in non-current assets, line 1172

RUR thousand

Type of investments in non-current assets	31.12.2011	31.12.2010	31.12.2009
Design and survey work, procurement and construction of fixed assets	272 169 681	265 614 011	187 974 776
Procurement and creation of intangible assets	4 904 885	4 861 225	4 151 602
Expenditure on R&D in progress	2 398 849	956 714	677 196
Total investment in non-current assets	279 473 415	271 431 950	192 803 574

     Information on R & D facilities in progress and incomplete acquisitions of intangible assets is given in Section 1.5 of notes to the balance sheet and profit and loss report.

     The costs of design and exploration work, procurement and construction of non-current assets are registered in the following major divisions of the Company:

RUR thousand

Division	31.12.2011	31.12.2010	31.12.2009
Executive body	2 051 607	2 351 148	1 412 044
Backbone power grids of the Central Region	70 135 034	66 741 657	53 375 738
Backbone power grids of North-West	39 774 266	41 746 177	27 194 493
Backbone power grids of the Volga Region	17 929 060	10 072 440	4 593 484
Backbone power grids of the South Region	41 958 733	53 344 884	37 637 502
Backbone power grids of the Urals Region	14 202 497	17 430 765	16 109 786
Backbone power grids of Western Siberia	28 550 357	33 855 532	25 686 820
Backbone power grids of Siberia	26 596 528	19 198 641	10 584 763
Backbone power grids of East	30 971 599	20 618 323	10 824 045
Elektrosetservis	-	254 443	556 101
Total for all divisions	272 169 681	265 614 011	187 974 776

3.5 Taxes

     As of 31.12.2011, in the sum of value added tax, the long-term portion is RUR 197,737 thousand (31.12.2010 – RUR 250 659 thousand, 31.12.2009 - RUR 311 729 thousand), and is the VAT on construction and installation, and design and survey work until 2005, which will be reimbursed from the budget at the time of putting the assets in progress into operation.

     According to tax records, formed in accordance with the requirements of Chapter 25, "Corporate income tax" of the Tax Code of the Russian Federation, the taxable income for 2011 amounted to RUR 41,947,680 thousand; in 2010, the above figure was RUR 46,321,530 thousand.

     Profit before tax for accounting purposes is linked to the current income tax as follows:

RUR thousand

Item	2011	2010
Profit (loss) before tax	11 444 414	67 312 449
Contingent expenses (profit) on income tax of 20%	(2 288 884)	(13 462 490)
Permanent tax (liability) asset	(11 599 306)	2 983 537
Deferred tax asset	(46 160)	33 442
Deferred tax liability	5 544 814	1 181 205
Current income tax	(8 389 536)	(9 264 306)

     This year, the amount of permanent differences which affected the adjustment to contingent expenses on income tax for the purpose of determining the income tax, calculated according to tax records (current income tax) amounted to RUR 57,996,528 thousand (in 2010 – RUR 14,917,685 thousand). These permanent differences are due to differences in the recognition of the following income and expenses in accounting and taxation:

2011

RUR thousand

Income	Income	Permanent tax asset
Proceeds from the sale of securities	78 613 929	15 722 786
Income in the form of recovered provisions for doubtful accounts	8 424 051	1 684 810
Revaluation gains of shares	2 892 412	578 482
Income on restoration of fixed assets markdown	679 687	135 938
Income on restoration of provision for inventory impairment	661 177	132 235
Other income	282 677	56 536
Total income	91 553 933	18 310 787
Expenses	Expenses	Permanent tax liability
Purchase price of securities sold	79 139 884	15 827 977
Negative difference from revaluation of securities	24 822 899	4 964 580
Transfers to provisions for doubtful debts	18 665 933	3 733 187
Depreciation of fixed assets	18 437 906	3 687 581
Expenses from devaluation of fixed assets	2 247 270	449 454
Provision for impairment	1 590 849	318 170
Cost of retired assets under construction	661 136	132 227
Other expenses	3 984 584	796 917
Total expenses	149 550 461	29 910 093

2010

RUR thousand

Income	Income	Permanent tax asset
Revaluation gains of shares	30 024 928	6 004 986
Income in the form of recovered provisions for	20 803 483	4 160 696
doubtful accounts
Income on restoration of fixed assets markdown	2 372 691	474 538
Other income	394 804	78 961
Total income	53 595 906	10 719 181
Expenses	Expenses	Permanent tax liability
Expenses in the form of provision for securities	17 949 877	3 589 975
impairment and for doubtful receivables
Depreciation of fixed assets	15 052 911	3 010 582
Costs of fixed assets devaluation	3 304 362	660 872
Other expenses	1 483 151	296 631
Securities sale	887 920	177 584
Total expenses	38 678 221	7 735 644

     Other constant tax liabilities include constant tax liabilities for charitable contributions, financial aid, social costs, corporate events, etc.

     The difference in periods of income and expenses recognition for accounting purposes, on the one hand, and for tax purposes of income tax, on the other hand, gives rise to timing differences. Most of the timing differences are due to a different order of depreciation for tax and accounting purposes.

RUR thousand

Type of deferred tax asset	2011	2010
Estimated liability for holidays	29 522	-
Fixed assets	17 713	(43 483)
Loss on sale of fixed assets	(1 036)	10 235
Other	(39)	(194)
Total	46 160	(33 442)

RUR thousand

Type of deferred tax liability	2011	2010
Fixed assets	4 446 175	1 146 684
Interest on financial loans	1 065 504	-
Other deferred tax liabilities	33 135	34 521
Total	5 544 814	1 181 205

Assets and liabilities for deferred income tax at the end of the period are determined by the rate of 20% as of 31.12.2011 and 31.12.2010

     In the balance sheet, line 1420 "Deferred tax liabilities", a consolidated (folded) amount of a deferred tax asset and a deferred tax liability is reflected.

RUR thousand

Item	31.12.2011	31.12.2010	31.12.2009
Deferred tax asset	568 752	522 592	556 034
Deferred tax liability	(8 717 117)	(3 172 303)	(1 991 098)
Total line 1420 "Deferred tax liabilities"	(8 148 365)	(2 649 711)	(1 435 064)

     Accrued amounts of other taxes and fees are included in expenses from ordinary activities in the amount of RUR 887,030 thousand in 2010 – RUR 700 989 thousand). The following types of taxes and fees are charged to expenses from ordinary activities:

-	Property tax – RUR 795 415 thousand (in 2010 – RUR 611 499 thousand);

-	Motor vehicle tax – RUR 23 314 (in 2010 – RUR 20 283 thousand);

-	Other taxes and fees – RUR 68 301 thousand (in 2010 – RUR 69 207 thousand).

3.6 Research and Development (R&D)

     In 2011, the expenses from ordinary activities included costs of R & D used in current operations, amounting to RUR 201,868 thousand (in 2010 – RUR 171 873 thousand), which is reflected in line 5140 of notes to the balance and PL statement. As of 31.12.2011, the balance of completed R&D is reflected in line 1120 "The results of research and development" of the balance and amounts to RUR 187 016 thousand (31.12.2010 – RUR 255 247 thousand , 31.12.2009 – RUR 73 805 thousand).

3.7. Long-term Investments

     The structure of the long-term investments is represented by the following Company’s assets.

RUR thousand

Assets	31.12.2011	31.12.2010	31.12.2009
Equity investments, including	70 746 437	94 899 702	66 197 973
Contributions to subsidiaries	16 605 758	18 124 226	18 221 649
Contributions to dependent companies	343 473	67 711 261	40 681 668
Contributions to other organizations	53 794 037	9 061 046	7 291 487
Other equity long-term investments	3 169	3 169	3 169
Debt investments, including	11 300 958	9 237 845	772 414
Debt securities	11 296 206	8 935 682	469 301
Loans granted	4 752	302 163	303 113
Total investments	82 047 395	104 137 547	66 970 387

3.7.1. Contributions to subsidiaries, dependent companies and other organizations

In line 1150 "Investments" of non-current assets of the balance the following contributions to subsidiaries, dependent companies and other organizations are itemized:

	31.12.2011		31.12.2010		31.12.2009
Name of SDCs and other organizations	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Type of activity	Notes
Subsidiaries:	16 605 758		18 124 226		18 221 649
JSC Mobile Gas Turbine Electric Stations (OJSC MGTES)	9 271 056	100,00%	10 594 257	100,00%	10 594 257	100,00%	Power generation	Provision accrued
JSC S&T Elektroenergetika	3 895 820	100,00%	3 895 820	100,00%	3 895 820	100,00%	R&D
OJSC Specialized Power Network Service Company UNEG	953 804	100,00%	953 804	100,00%	953 804	100,00%	Power grid facilities maintenance and repair services
JSC Tomsk Transmission Network»	616 411	52,025%	866 424	52,03%	866 424	52,03%	Forecasting and analytical services in the electric energy industry	Provision accrued
JSC Construction Management and Engineering Center	833 000	100%	833 000	100,00%	833 000	100,00%	Acting as a tenant builder - customer in capital construction, renovation and modernization of power grid facilities
JSC OES GruzRosenergo	763 227	50%	763 227	50,00%	763 227	50,00%	Electricity transmission services
JSC ESSK	206 252	100%	133 870	100,00%	133 870	100,00%	Procurement of energy sector	Provision accrued
JSC Uts Energetiki	38 434	100%	55 071	100,00%	55 071	100,00%	Electronic & digital technology	Provision accrued
OJSC MUS Energetiki	19 997	100%	19 997	100,00%	19 997	100,00%	Communication services
JSC Chitatekhenergo	4 092	100,00%	4 092	100,00%	4 092	100,00%	Construction, design, repair and maintenance of energy facilities
CJSC APBE	3 500	100,00%	3 500	100,00%	3 500	100,00%	Information technology services

	31.12.2011		31.12.2010		31.12.2009
Name of SDCs and other organizations	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Type of activity	Notes
JSC Main Power Grid Service Company	-	100,00%	1 000	100,00%	1 000	100,00%	Power grid facilities maintenance and repair services	Provision accrued
JSC GVC Energetiki	163	50,00%	163	50,00%	163	50,00%	Forecasting and
							analytical services in
							the electric energy
							industry
JSC RI NPKenergo	1	100,00%	1	100,00%	1	100,00%	R&D
JSC Nurenergo	-	76,99%	-	77,00%	-	77,00%	Power generation	Provision
								accrued
JSC	-	100,00%	-	100,00%	-	100,00%	Delivery of materials	Provision
Volgaenergosnabkomplekt							and equipment	accrued
JSC Tsentr	-	-	-	-	97 423	98,56%	R&D	Shares
Energetiki								sold in
								2010
LLC Index of	-	100%	-	100,00%	-	100,00%	Sales of securities	Provision
Energy-FGC UES»								accrued
Dependent:	343 473		67 711 261		40 681 668
JSC OGK-1 (*)	-	-	21 851 019	40,17%	13 164 371	40,17%	Thermal and electric	Market
							energy generation	value of
								shares
JSC Volzhskaya	-	-	20 066 560	29,99%	13 262 806	32,14%	Thermal and electric	Market
TGK) (TGK-7) (*)							energy generation	value of
								shares
JSC Bashkirenergo	-	-	15 456 189	21,27%	7 143 138	21,27%	Generation,	Market
(*)							transmission and sale	value of
							of thermal and	shares
							electric energy
JSC TGK-6 (*)	-	-	7 291 153	23,58%	4 304 329	23,58%	Thermal and electric	Market
							energy generation	value of
								shares
JSC TGK-11 (*)	-	-	2 702 867	27,45%	2 463 551	27,45%	Thermal and electric	Market
							energy generation	value of
								shares
Lld IT Energy	198 360	39,99%	198 360	39,99%	198 360	39,99%	Information
Service							technology services
JSC Kuban	134 139	48,99%	134 139	48,99%	134 139	48,99%	Electric energy
Blackbone Network							transmission services
JSC	9 800	49,00%	9 800	49,00%	9 800	49,00%	Generation and sale
Severovostokenergo							of thermal and
							electric energy
JSC ENIN	1 024	38,24%	1 024	38,24%	1 024	38,24%	R&D
JSC	100	48,99%	100	49,00%	100	49,00%	Delivery of materials
EnergoTekhKomplekt							and equipment
JSC UEUK	50	33,33%	50	33,33%	50	33,33%	Agency services
JSC Schekinskie PGU	-	-	-	45,21%	-	45,21%	Power industry	Provision
							facilities construction	accrued,
							and technical	in 2011
							reconstruction services	was
								eliminated
Other organizations:	53 794 037		9 061 046		7 291 487
JSC Inter RAO UES	53 791 030	15,12%	-	-	-	-	Cross-border power	Market
							supply management	value of
								shares
JSC Testing Stand of	3 000	0,83%	3 000	0,83%	3 000	0,83%	Electric equipment
the Ivanovo State							installation and
District Power Plant							commissioning
							services
JSC	6	0,013%	6	Less than	6	Less than	Holding companies
Tsentrenergoholding				0.01%		0.01%	management
							activities

	31.12.2011		31.12.2010		31.12.2009
Name of SDCs and other organizations	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Book value, RUR ths, (adjusted for reserve)	Share in the charter capital,%	Type of activity	Notes
CJSC Energorynok	1	8,50%	1	8,50%	1	8,50%	Publishing and
							printing services
JSC OGK-6 (*)	-	-	4 422 284	9,60%	2 317 319	9,60%	Thermal and electric	Market
							energy generation and	value of
							transmission	shares
JSC Mosenergo (*)	-	-	4 311 255	3,37%	4 419 858	3,37%	Thermal and electric	Market
							energy generation	value of
								shares
OJSC	-	-	316 473	14,48%	551 256	14,48%	Electric energy	Paid
Sangtudinskaya HPP-							generation	Reserve
1 (*)
JSC Rusgidro (*)	-	-	3 859	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC OGK-4 (*)	-	-	1 736	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC OGK-2 (*)	-	-	514	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC TGK-1 (*)	-	-	470	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC OGK-3 (*)	-	-	401	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC Fortum (*)	-	-	238	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC TGK-9 (*)	-	-	186	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC Kuzbassenergo	-	-	160	Less than	-	-	Thermal and electric	Market
(*)				0.01%			energy generation	value of
								shares
JSC Quadra –	-	-	147	Less than	-	-	Thermal and electric	Market
generating company				0.01%			energy generation	value of
(*)								shares
JSC TGK-13 (*)	-	-	129	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC TGK-2 (*)	-	-	63	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
TGK-11 Holding	-	-	54	Less than	-	-	Thermal and electric	Market
(*)				0.01%			energy generation	value of
								shares
JSC Natsnenergo	-	-	40	1,90%	40	1,90%	Wholesale
JSC TGK-14 (*)	-	-	23	Less than	-	-	Thermal and electric	Market
				0.01%			energy generation	value of
								shares
JSC	-	-	-	-	6	Less than	Holding company
Sibenergoholding						0.01%	management
							activities
JSC	-	-	6	Less than	-	-	Holding company
Intergeneratsia				0.01%			management
							activities
CJSC	-	-	1	3,38%	1	3,38%	Energy facility
SOVASATOM							construction and
							commissioning
JSC Trest SVES	-	-	-	-	-	6,14%	Design and	Provision
							construction of	accrued
							industrial facilities	in
								2009,
								in 2010
								shares
								written
								off
Other long-term equity	3 169		3 169		3 169
investments
Total:	70 746 437		94 899 702		66 197 973

     Notes:

     (*) These shares were included in the payment for JSC Inter RAO UES shares.

     In March 2011, the Company acquired OJSC Inter RAO UES shares totaling RUR 78,297,454 thousand. Payment for shares was held by non-cash. The shares were paid by generating companies’ equity stakes amounting to RUR 78,297,454 thousand. In May 2011, the Company acquired an additional stake of OJSC Inter RAO UES shares amounting to RUR 316,475 thousand. OJSC Sangtuda-1 shares were transferred in payment for the equity stake.

     As of 31.12.2011, 31.12.2010 and 31.12.2009, other long-term equity investments include investments in joint ventures in the amount of RUR 3169 thousand.

     As of 31.12.2011, on the Company’s balance are financial investments in shares that have been traded on the stock exchange during 2011. As of 31.12.2011, the above investments are reflected in the balance at current market value. The value of losses from changes in the current market value in 2011 amounted to RUR 24,822,899 thousand.

     The Company has made a feature analysis of steady reduction in value of investments, on which the current market value fails to be determined. The analysis took into account the change in net asset value of companies within two years. The Company established a provision for impairment of equity investments in the amount of RUR 1,590,849 thousand, and reflected it in other expenses (in 2010 – RUR 234 782 thousand, 2009 – RUR 3,502,596 thousand). In 2011, equity investments being retired, a RUR 2,820,031 thousand provision was restored and reflected in other income. The cost of the retired financial investments was included in other expenses (in 2009, a RUR 499 thousand provision was used in writing off investments to OJSC Trest SVES).

     As of 31.12.2011, 31.12.2010 and 31.12.2009, a provision for impairment of investments was as follows:

RUR thousand

Issuer	31.12.2011	31.12.2010	31.12.2009
JSC MGTES	4 847 955	3 524 756	3 524 756
JSC Nurenergo	1 972 781	1 972 781	1 972 781
JSC Tomsk Transmission Network	250 013	-	-
JSC Uts Energetiki	16 637	-	-
Ltd Energy Index	10 000	10 000	10 000
JSC Main Power Grid Service Company	1 000	-	-
JSC Volgaenergosnabkomplekt	369	369	369
JSC Sangtudinskaya HPP-1	-	2 714 096	2 479 314
JSC Schekinskie PGU	-	105 935	105 935
JSC ESSK	-	72 381	72 381
JSC Trest SVES	-	-	499
Total provision for impairment of investments	7 098 755	8 400 318	8 166 035

     The entire amount of the provision for impairment of investments, as of 31.12.2011, relates to the SDCs and amounts to RUR 7098755 thousand (31.12.2010 – RUR 5,686,222 thousand, 31.12.2009 – RUR 5686 222 thousand).

     The initial cost of long-term investments in equity investments, in relation to which a provision is established, as of 31.12.2011 amounts to RUR 17,024,655 thousand, as of 31.12.2010 – RUR 19,444,919 thousand, as of 31.12.2009 – RUR 19 445 418 thousand.

     There were no negative trends that might cause impairment of other equity stakes.

     3.7.2. Debt securities

     Promissory notes of the following companies are discounted in the debt securities:

RUR thousand

					Annual
Issuer	31.12.2011	31.12.2010	31.12.2009	Maturity	rate,%
Ltd Energo-finance	8 540 125	8 466 382	-	December 2014	Discount-
					interest
JSC MRSKYuga	2 723 000	-	-	June 2013	8.9%
JSC Alfa-Bank	33 081	-	-	September 2013	Discount
JSC SO-CDA UES	-	469 300	469 300	December 2012	7%
Total debt securities	11 296 206	8 935 682	469 300

     Promissory notes of JSC Energo-finance with maturity in December 2014 are recorded in the accounting, as of 31.12.2011 and 31.12.2010, net of provision for impairment of investments in the amount of RUR 3,618,652 thousand.

  3.7.3. Loans Granted and Other Long-term Financial Investments

     As of 31.12.2011, the Company’s employee loan of RUR 4,752 thousand (RUR 5,702 thousand as of 31.12.2010, RUR 6,652 thousand as of 31.12.2009) is recognized in loans granted. As of 31.12.2010 and 31.12.2009, the loan of RUR 296,461 thousand granted to JSC Dagenergo was recognized in loans granted. In 2011, the above loan was reclassified as short-term loan.

     The Company intends to hold all long-term debt investments to maturity.

          3.8 Short-term Financial Investments

     Short-term financial investments include the following assets of the Company:

RUR thousand

Asset	31.12.2011	31.12.2010	31.12.2009
Short-term promissory notes	20,522,741	42,356,353	44,190,554
Loans granted	1,034,132	887,671	887,671
Other short-term financial investments	5,000,000	3,000,000	24,049,500
Total short-term financial investments	26,556,873	46,244,024	69,127,725

Issuer Name	31.12.2011	31.12.2010	31.12.2009	Annual rate, %
JSC Bank Rossiya	2,000,000	4,000,000	-	8.30%
JSC Bank Saint Petersburg	1,000,000	-	-	8.50%
JSC SO UES	469,300	-	-	7.00%
JSC VTB Bank	-	19,232,142	43,925,294	discount
JSC Alfa-Bank	-	14,122,562	-	discount
JSC CB International Finance Club	-	2,000,000	-	6.25%
JSC Glavsetservis UNEG	-	-	150,000	14.00%
JSC GVC Energetiki (*)	-	-	60,000	17.00%
JSC Caustic	-	-	55,260	15.00%
Total short-term promissory notes	20,522,741	42,356,353	44,190,554

     Notes:

     (*) A provision of RUR 60,000 thousand was accrued in 2010. At the balance sheet date, the promissory notes are held by the Company.

     3.8.2. Loans Granted and Other Short-term Financial Investments

     As of 31.12.2011, the loan of RUR 737,671 thousand (RUR 887,671 thousand as of 31.12.2010 and 31.12.2009) granted to JSC Kuban backbone electric grids is recorded in loans granted. The loan of RUR 296,461 thousand granted to backbone electric grids Dagenergo was also reclassified from long-term loans to short-term debts.

     The Company’s balance shows a loan of RUR 501,300 thousand granted to JSC Nurenergo. The above loan is overdue as at the balance sheet date. The Company has not entered into any agreements for extension of the contract. As of 31.12.2011, the provision for impairment which was accrued in 2006 is RUR 501,300 thousand.

     Other financial investments include Sberbank deposit of RUR 5,000,000 thousand (as of 31.12.2011) maturing in January 2012, Nomos-Bank deposit of RUR 3,000,000 thousand (as of 31.12.2010) maturing on 5.16.2011, and Gazprombank deposits of RUR 24,049,500 thousand (as of 31.12.2009). Each financial investment on its disposal in 2011 was measured at initial value.

     The Company intends to hold all short-term debt investments to maturity.

     3.9 Accounts Receivable

     Information on disclosure of accounts receivable is given in Section 5.1 “Availability and change in accounts receivable” in the form of tabular notes to the balance sheet and profit and loss statement.

     Amounts of accounts receivable in the columns “As a result of transactions (amount due from transaction, operation)”, “Interest, penalties and other charges due”, “Paid” and “Written-Off as Profit or Loss” of Section 5.1 of the notes are recorded taking into account the receivables received and repayed (written off) in the same reporting period.

     Breakdown of Line 1173 “Advance payments for non-current assets”:

RUR, thousand

Item	31.12.2011	31.12.2010	31.12.2009
Advance payments to construction companies, including	83,665,006	95,800,659	64,359,812
CJSC Engineering and Construction Company Soyuz-Seti	11,894,064	12,088,291	10,222,420
Ltd Engineering Center Energo	7,934,890	8,073,117	10,948,010
CJS GlobalElektroServis	6,516,561	6,442,645	47,776

Item	31.12.2011	31.12.2010	31.12.2009
CJS Stroytransgas	4,781,859	10,356,852	-
Ltd Rusengineering	4,564,225	4,417,096	7,152,448
CJS Energostroy-M.N.	4,329,268	77,385	1,757,057
CJSC EFESk	4,154,588	3,583,805	147,724
Ltd New Engineering Company	2,762,875	4,724,672	6,228,713
Ltd Stroytechnocontact	2,187,531	3,599,121	4,702,678
Ltd Interspetsstroy	2,165,613	1,370,456	1,580,863
Ltd Stroytekhproyekt-P	2,103,061	1,830,988	-
Ltd Velesstroy	1,906,979	3,599,117	-
CJS IC UES	1,904,948	2,437,898	-
Ltd ASSET MANAGEMENT COMPANY	1,634,308	2,933,779	3,185,297
Ltd Project Center Energo	1,328,026	3,638,263	2,181,658
Ltd Slavyanskaya Power Grid Company	1,180,364	-	-
Ltd Petrocom	1,048,406	893,114	-
Ltd Promstroy	950,891	1,607,897	48,356
Ltd ESK Energomost	905,743	1,310,359	-
Ltd Uralelektrostroy	895,011	2,275,684	104,770
CJSC Intertekhelektro	679,036	1,005,227	1,257,617
CJS MKSM	538,289	1,657,815	-
Ltd Upravleniye Stroitelnykh Rabot	448,441	430,226	1,072,922
CJS Gidroelektromontazh	210,609	1,083,101	971,381
Ltd Torsion-Telecom	3,251	55,026	1,923,114
Ltd StroyremServis	-	1,168,336	-
Other	16,636,169	15,140,389	10,827,008

     Receivables on advances for non-current assets are recorded including provision on bad debts, which was RUR 1,324,583 thousand as of 31.12.2011, RUR 3,951,474 thousand as of 31.12.2010 and RUR 1,631,885 thousand as of 31.12.2009.

     Of the total amount of advance payments to subsidiaries and affiliates, the debt is RUR 2,198,414 thousand as of 31.12.2011, RUR 1,222,306 thousand as of 31.12.2010 and RUR 432,707 thousand as of 31.12.2009. The provision is RUR 2,835 thousand as for 31.12.2011. No provision was established for the above amounts as of 31.12.2010 and 31.12.2009. Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Breakdown of Line 1231 “Long-term accounts receivable” of the balance is given in the following table:

RUR, thousand

Item	31.12.2011	31.12.2010	31.12.2009
Trade receivable of buyers and customers	2,658	68,106	185,910
JSC Irkutskenergo	-	65,334	185,910
Other receivables	2,658	2,772	-
Advance payments	-	-	36
Other long-term accounts receivable	8,099,699	8,628,143	20,306,873
Non-interest promissory notes, including	4,466,576	2,688,794	17,012,281
JSC Alfa-Bank	1,367,844	494,676	9,259
JSC SO UES	1,113,719	-	-
JSC Ulyanovskenergo	736,559	738,195	740,240
JSC AKB Rosbank	483,485	483,485	483,485
JSC AKB Eurofinance Mosnarbank	311,495	311,495	311,495
JSC IDGC of Centre and Volga Region	185,176	229,127	229,127

Item	31.12.2011	31.12.2010	31.12.2009
JSC AKB Investbank	173,903	173,903	-
Ltd ENERGO-finance	-	-	12,022,099
JSC MGTES	-	-	3,000,000
Other non-interest promissory notes	94,395	257,913	216,576
Other receivables, including	3,633,123	5,939,349	3,294,592
Ltd ENERGO-finance	3,013,419	-	-
JSC Kuban Trunk Grids	362,544	5,683,517	2,966,855
JSC Streletskaya Sloboda	83,986	83,986	83,986
Other	173,174	171,846	243,751
Total long-term accounts receivable	8,102,357	8,696,249	20,492,819

     Long-term accounts receivable as of 31.12.2011 include:

-	Non-interest promissory notes in the amount of RUR 3,983,091 thousand maturing in 2013 - 2026;

-	Non-interest promissory note of JSC AKB Rosbank in the amount of RUR 483,485 thousand maturing in 2015;

     Other receivables refer to the contracts with a maturity of over 12 months after the balance sheet date. Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Breakdown of Line 1236 “Trade receivables of buyers and customers” of the balance is given in the following table:

     RUR, thousand

Debtor	31.12.2011	31.12.2010	31.12.2009
JSC IDGC of Siberia	1,861,442	1,080,083	1,105,393
JSC Lenenergo	1,018,169	390,132	259,366
JSC Tyumenenergo	995,340	871,007	694,141
JSC Moscow United Electric Grid Company	802,934	638,634	425,727
JSC IDGC of Centre and Volga Region	757,835	727,837	580,957
JSC Far Eastern Distribution Grid Company	736,391	133,388	257,965
JSC IDGC of Ural	724,991	418,653	375,919
JSC IDGC of Volga	724,663	-	-
JSC Kubanenergo	661,214	855,216	674,235
JSC IDGC of North-West	471,024	528,933	419,697
JSC IDGC of the South	385,018	1,425,109	959,555
JSC IDGC of Centre	249,980	60,017	610,106
JSC IDGC of North Caucasus	183,381	278,408	5,604
JSC Pervouralsk New Pipe Plant	124,614	-	-
JSC RUSAL Krasnoyarsk	100,814	-	-
CJSC RES	33,840	76,510	490,603
JSC RUSAL Novokuznetsk	23,151	-	112,932
JSC Chelyabinsk Metallurgical Plant	17,887	469,682	-
JSC Glavsetservis UNEG	440	290	1,085,949
Other (less than RUR 100 mln each)	987,021	715,742	891,264
Total account receivable of buyers and customers	10,860,149	8,669,641	8,949,413

     Accounts receivable are recorded including the provision on bad debts, which was RUR 5,290,659 thousand as of 31.12.2011, RUR 3,806,612 thousand as of 31.12.2010 and RUR 2,503,116 thousand as of 31.12.2009.

     As of 31.12.2011, of the total amount of receivables RUR 78,383 thousand are receivables from subsidiaries and affiliates (RUR 1,598,039 and the provision for the above amount is RUR 1,519,656 thousand). As of 31.12.2010, of the total amount of receivables RUR 97,900 thousand are receivables from subsidiaries and affiliates (RUR 1,552,700 and the provision for the above amount is RUR 1,454,800 thousand). As of 31.12.2009, of the total amount of receivables RUR 1,216,042 thousand are receivables from subsidiaries and affiliates (RUR 1,975,342 and the provision for the above amount is RUR 759,300 thousand). Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Breakdown of Line 1238 “Accounts receivable on advance payments” of the Balance Sheet is given in the following table:

RUR, thousand

Advance payments	31.12.2011	31.12.2010	31.12.2009
To service suppliers, including	2,022,237	831,554	1,443,853
JSC Mobile GTPP	795,900	-	-
JSC R&D Center for Power Engineering	505,123	173,953	-
CJSC Metrostandart	75,467	-	-
Ltd SPE Computer Technologies	73,278	-	-
JSC Elektrosetservis UNEG	33,284	7,441	439,967
JSC NPO Streamer	20,072	79,721	-
JSC Moscow Telecommunications Center of Energy Systems	7,634	247	279,456
CJSC CROC Incorporated	-	97,454	-
CJSC Center of Infrastructural Projects	-	26,256	183,067
Other	511,479	446,482	582,250
Other advance payments, including	746,956	1,004,641	1,232,677,
Ltd AK Elektrosevkavmontazh	211,140	214,363	-
CJSC ECC Soyuz-Seti	170,415	383,704	467,272
Ltd Elektrosibmontazh Plus	87,278	-	-
Ltd Torsion-Telecom	-	271,000	271,000
CJSC Elektrostroy	-	-	185,500
Ltd RDK-Avtomatika	-	-	176,317
Other	278,123	135,574	132,583
Total advance payments	2,769,193	1,836,195	2,676,525

     Accounts receivable on advance payments (excluding advance payments on non-current assets) are recorded including the provision on bad debts, which was RUR 1,988,207 thousand as of 31.12.2011, RUR 1,984,897 thousand as of 31.12.2010 and RUR 1,919,150 thousand as of 31.12.2009.

     As for the advance paid to JSC Svyazstroy to create a corporate digital radio communication network for the electric power industry of the Middle Volga (RUR 1,118,066 thousand as of 31.12.2010 and 31.12.2009), the Company accrued the provision for the total amount as of 31.12.2011, 31.12.2010 and 31.12.2009.

     Of the total advance payments to subsidiaries and affiliates, the debt is RUR 1,391,757 thousand as of 31.12.2011, RUR 229,013 thousand as of 31.12.2010 and RUR 723,516 thousand as of 31.12.2009. No provision was accrued for the above amounts as of 31.12.2011, 31.12.10 and 31.12.2009. Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

Breakdown of Line 1239 “Other debtors” of the balance is given in the following table:

RUR, thousand

Type of debt	31.12.2011	31.12.2010	31.12.2009
Overpayment of taxes and payments to non-budgetary funds	7,671,151	8,338,600	5,822,007
Non-interest promissory notes	24,111,551	38,818,785	32,258,435
VAT on advance payments	1,520,819	1,704,533	1,087,920
Other	6,691,816	2,479,201	2,016,779
Total other accounts receivable	39,995,337	51,341,119	41,185,141

     Other short-term accounts receivable include non-interest promissory notes of RUR 24,111,551 thousand as of 31.12.2011 (RUR 38,818,785 thousand as of 31.12.2010 and RUR 32,258,435 thousand as of 31.12.2009). As of 31.12.2011, the above amount includes non-interest promissory notes of Ltd Index Energetiki (100% subsidiary of JSC FGC UES) in the amount of RUR 24,028,057 thousand (the amount is recorded net of provision of RUR 16,642,688 thousand). The amount was RUR 37,065,426 thousand as of 31.12.2010 (net of provision of RUR 3,605,319 thousand), RUR 28,502,105 thousand as of 31.12.2009 (net of provision of RUR 14,663.640 thousand) for promissory notes payable at sight. Ltd Index Energetiki was established in the process of reorganization of RAO UES of Russia and owns stakes in energy companies, including those listed on the stock market. The total amount of promissory notes issued by Index Energetiki is based on the market-value appraisal of shares of energy companies at the date of issue. At the end of the reporting period, the value of Index Energetiki promissory notes was adjusted for changes in the market value of shares owned by Index Energetiki.

     Of the total amount of short-term accounts receivable, receivables from subsidiaries and affiliates make RUR 30,002,141 thousand as of 31.12.2011 (the accounts receivable is RUR 47,318,581 thousand and the provision for the above amount is RUR 17,316,440 thousand); RUR 43,013,940 thousand as of 31.12.2010 (the accounts receivable is RUR 47,174,095 thousand and the provision for the above amount is RUR 4,160,155 thousand), and RUR 29,776,298 thousand as of 31.12.2009 (the accounts receivable is RUR 44,671,184 thousand and the provision for the above amount is RUR 14,894,686 thousand).

     Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Accounts receivable s written off against provision for bad debts are included in “Payment” in Section 5.1 “Receivables and Flow of Receivables” of the notes to the balance and profit and loss statement and amount to RUR 36,650 thousand in 2011 (RUR 195 thousand in 2010). The respective amount of provision accrued and restored during the reporting period is recorded as restored/used provision in Section 5.1 “Availability and changes of accounts receivable”. The amount of accounts receivable written off is RUR 612 thousand in 2011 (RUR 142,486 thousand in 2010).

3.10 Other current and non-current assets

     The breakdown of prepaid expenses is given in the following table:

RUR, thousand

Name of Prepaid Expenses	31.12.2011	31.12.2010	31.12.2009
Computer software	744,939	603,941,	1,353,888
Insurance	247,007	93,737	38,369
Other	124,666	136,401	84,394
Total prepaid expenses, including	1,116,612	834,079	1,476,651
Line 1260: short-term portion of prepaid expenses to be written off to accounts used to record expenses evenly during 12 months after
the reporting date	415,320	194,748	135,367
Line 1174: long-term portion of prepaid expenses to be written off to
expenses in over 12 months after the reporting date	701,292	639,331	1,341,284

     The insurance expenses payment period is determined based on the insurance contract and usually does not exceed one year. The software writing-off period does not exceed five years.

3.11. Loans and Credits Received

RUR, thousand

Long-Term Loans	31.12.2011	31.12.2010	31.12.2009
Issue 06 bonds	10,000,000	10,000,000	-
Issue 07 bonds	5,000,000,	5,000,000,	-
Issue 08 bonds	10,000,000,	10,000,000,	-
Issue 09 bonds	5,000,000	5,000,000	-
Issue 10 bonds	10,000,000,	10,000,000,	-
Issue 11 bonds	10,000,000	10,000,000	-
Issue 04 bonds	-	-	6,000,000
Issue 13 bonds	10,000,000	-	-
Issue 15 bonds	10,000,000	-
Issue 18 bonds	15,000,000	-	-
Issue 19 bonds	20,000,000	-	-
Long-term loans
JSC Gazprombank	25,000,000	-	-
Total long-term loans and credits	130,000,000	50,000,000,	6,000,000

RUR, thousand

Short-Term Loans:	31.12.2011	31.12.2010	31.12.2009
Issue 02 bonds	-	-	7,000,000
Issue 04 bonds	-	6,000,000	-
Interest accrued	1,775,001	941,422	115,041
Promissory notes	-	-	366,428
Total short-term loans	1,775,001	6,941,422	7,481,469

Information on bond issues at the balance sheet date is given in the table below.

RUR, thousand

Series	06	07	08	09	10	11
Size of issue, RUR	10,000,000	5,000,000	10,000,000	5,000,000	10,000,000	10,000,000
thousand
Number, mln bonds	10	5	10	5	10	10
Par value, RUR	1,000	1,000	1,000	1,000	1,000	1,000
Interest rate, %	7.15	7.50	7.15	7.99	7.75	7.99
Placement	28.09.2010	29.10.2010	28.09.2010	29.10.2010	28.09.2010	29.10.2010
commencement date
Date of state	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009
registration of the issue
report
Maturity, days	3,640	3,640	3,640	3,640	3,640	3,640
Coupon income per	35.65	37.40	35.65	39.84	38.64	39.84
each bond, RUR
Interest accrued for	714,959	375,027	714,959	399,494	774,923	798,989
2011, RUR thousand

Series	13	15	18	19
Size of issue, RUR thousand	10,000,000	10,000,000	15,000,000	20,000,000
Number, mln bonds	10	10	15	20
Par value, RUR	1,000	1,000	1,000	1,000
Interest rate, %	8.50	8.75	8.50	7.95
Placement commencement date	05.07.2011	27.10.2011	12.12.2011	21.07.2011
Date of state registration of the issue report	07.06.2011	07.06.2011	07.06.2011	07.06.2011
Maturity (from placement date), days	3,640	4,368	4,368	4,368
Coupon income per each bond, RUR	42,38	43,63	42,38	39,64
Interest accrued for 2011, RUR thousand	416,814	155,821	66,364	710,035

     Issue 04 in the amount of RUR 6,000,000 thousand were redeemed in 2011 (issue 02 in the amount of RUR 7,000,000 thousand were redeemed in 2010). Issue 06-19 are recognized as long-term loans.

     The amount of all interest costs on loans and credits in 2011 and 2010 was included in the cost of construction in progress and was RUR 5,833,077 thousand and RUR 1,277,414 thousand, respectively. In 2009, this indicator was RUR 1,939,463 thousand.

3.12. Accounts Payable

Breakdown of Line 1521 “Accounts payable to suppliers and contractors” of the balance is given in the table below:

RUR, thousand

Creditor	31.12.2011	31.12.2010	31.12.2009
Payables to construction companies, including	17,757,716	10,204,014	7,786,629

Creditor	31.12.2011	31.12.2010	31.12.2009
LTD Engineering Center Energo	2,053,658	2,080,966	2,367,178
JSC Stroytransgas	2,120,217	28,637
JSC Sevzapelektrosetstroy	1,220,510	1,064,596	987,447
CJSC Engineering and Construction Company Soyuz-Seti	1,828,691	1,044,609	415,962
JSC GlobalElektroServis	651,941	76,293	-
LTD Velesstroy	713,139	591,967	-
JSC Gidroelektromontazh	703,093	246,540	67,716
LTD Promstroy	445,625	133,848	26,300
JSC Ural PSC	369,913	80,603	21,126
LTD Stroymekhproekt-P	358,805	57,739	-
LTD Rusengineering	325,451	362,921	79,057
LTD Engineering Center ENERGOAUDITCONTROL	295,438	5,078	-
CJSC PC Thermoservice	285,986	126,166	215,795
LTD Project Center Energo	267,103	131,713	129,764
LTD PSI Energo	214,973	8,693	-
LTD New Engineering Company	183,583	125,531	29,325
JSC IC UES	171,057	12,187	-
JSC Elektrozavod	163,441	807	64,487
CJSC RTSoft	143,164	28,349	71,411
LTD Rostreid	62,286	223,349	391,876
LTD ASSET Management Company	40,145	315,750	-
JSC Optima	1,618	440,888	367,895
CJSC Regionfundamentstroy-6	158,688,688	-	10,720
CJSC NC ESE	138,025,025	54,508	11,865
LTD Energeticheskiy Standard	137,935,935	28,219	53,183
JSC Elektrozapsibmontazh	122,137,137	22,640	31,053
LTD ZapSibInvestStroy	107,241,241	-	-
Other	4,473,853	2,911,417	2,444,469
Payables to service providers,	2,673,656	3,159,218	2,885,859
including
CJSC Financial Settling Center	1,313,423	1,719,184	803,884
LTD Engineering Center Energoauditcontrol	105,851	106,662	-
CJSC Metrostandart	92,882	70,577	-
JSC Elektrosetservis UNEG	91,909	470,812	786,705
JSC Institute Energosetproject	76,969	9,994	36,104
Federal State Unitary Enterprise All-Russian	52,721	4,924	-
Electrotechnical Institute named after V.I. Lenin
JSC Moscow Telecommunications Center of Energy	52,068	28,069	27,005
Systems
LTD Bezopasnost v Promyshlennosti	50,780	334	-
LTD EnergoData	28,741	34,418	13,557
LTD SAP CIS	24,011	18,566	76,698
MC Energobalance	-	-	179,638
JSC Glavsetservis UNEG	-	85,710	245,318
Other	784,301	609,968	716,950
Other, including:	891,287	654,005	346,220
LTD Rostov Electrometallurgical Plant	106,043	106,043	106,043
CJSC Austrian Business Center	-	179,161	-
LTD RDK-Avtomatika	98,758	-	54,242
LTD Interspetsstroy	34,667	27,229	-
CJSC Tyazhpromelektromet	21,832	21,492	12,477
Other	629,987	320,080	173,458
Total accounts payable to suppliers and contractors	21,322,659	14,017,237	11,018,708

     Accounts payable to suppliers and contractors include payables to SDCs in the amount of RUR 1,111,915 thousand as of 31.12.2011 (RUR 878,195 thousand as of 31.12.2010 and RUR 1,397,934 thousand as of 31.12.2009).

     Breakdown of Line 1525 “Advances received” of the balance is given in the table below:

RUR, thousand

Creditor	31.12.2011	31.12.2010	31.12.2009
Advances to connect consumers to UNEG, including	9,556,802	10,455,496	6,489,387
JSC Zagorsk PSPP-2	1,400,003	1,400,003	2,634
JSC IDGC of Centre and Volga Region	1,164,175	1,149,393	1,148,811
JSC Pervouralsk New Pipe Plant	727,319	706,301	706,301
LTD Abinsk Electrometallurgical Plant	637,434	633,786	363,786
CJSC Caspian Pipeline Consortium-R	589,416	1,916	-
JSC Fortum	504,582	217,962	-
LTD South Ural Mining and Processing Company	407,994	378,221	378,221
JSC Kaluga Research and Production Electrometallurgical Plant	389,100	389,100	89,100
JSC Tyumenenergo	378,331	558,340	582,997
JSC Gazpromneft-NNG	378,222	378,222	378,223
JSC Slavneft-Megionneftegaz	250	620,211	40,087
JSC Seversky Tube Works	196	295,000	295,000
LTD OMK - Steel	-	221,798	221,798
Other (less than RUR 200 mln each)	2,979,780	3,505,243	2,282,429
Other advances, including	874,124	1,021,198	625,266
CJSC EEC	-	217,090	5,245
JSC Special Economic Zones	304,459	-	-
LTD RGS Real Estate	-	-	426,332
Other	569,665	804,108	193,689
Total advances received	10,430,926	11,476,694	7,114,653

In advances received, the share of subsidiaries and affiliates is RUR 45,412 thousand as of
31.12.2011 (RUR 42,333 thousand as of 31.12.2010 and RUR 5,277 thousand as of 31.12.2009).

     Breakdown of Line 1526 “Other payables” of the balance is given in the table below:

RUR, thousand

Type of Payables	31.12.2011	31.12.2010	31.12.2009
Additional issue of shares, including	2,219,921	11,194,106	40,177,925
Russian Federation as a shareholder	2,217,893	11,189,250	40,167,721
Other shareholders	2,028	4,856	10,204
Berezville Investments Limited	-	-	1,374,683
Primagate Trading Limited	-	-	664,542
JSC IDGC Holding	-	220,096	220,096
JSC RAO Energy System of East	-	197,348	197,348
Other creditors	843,142	745,109	1,013,441
VAT	6,920,672	8,782,110	3,213,961
Total other accounts payable	9,983,735	21,138,769	46,861,996

     Other payables include payables to SDCs in the amount of RUR 214,838 thousand as of 31.12.2011 (RUR 315,533 thousand as of 31.12.2010 and RUR 589,662 thousand as of 31.12.2009).

     Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

3.13. Other Income and Expenses

     The following items are recognized as other income:

RUR, thousand

Type of income	2011	2010
Proceeds from sale of financial investments	78,669,829	1,841,216
Repayment of promissory notes	77,486,035	87,286,815
Income from restoration of doubtful debt provision	8,424,052	20,897,376
Income from restoration of provision for financial investments	2,892,412	499
Extraordinary revenue from insured events	986,481	731,732
Fines and penalties	771,392	495,902
Income from increase in the value of previously discounted fixed assets	679,687	2,372,691
Restoration of provision for impairment of software licences	661,177	-
Income from the cost of commodities received during liquidation of	410,876	161,911
fixed assets
Proceeds from sale of commodities	156,177	74,589
Profit of previous years revealed in the accounting year	110,036	320,195
Proceeds from sale of fixed assets	40,087	555,319
Proceeds from sale of intellectual property	15,656	62,445
Income from revaluation of shares at current market value	-	30,024,928
Other income	130,489	81,268
Total other income	171,434,386	144,906,886

     The following are recognized as other expenses:

RUR, thousand

Type of expense	2011	2010
Expenses from disposal of financial investments	79,186,663	985,400
Repayment of promissory notes	77,501,515	85,940,592
Negative difference on revaluation of shares at current market value	24,822,899	109,402
Provision for doubtful debts	20,151,295	14,036,443
Fixed assets devaluation expenses	2,247,270	3,304,362
Provision for devaluation of financial investments	1,590,849	3,913,434
Net book value of written-off fixed assets and construction in progress	698,116	653,945
and expenses associated therewith
Net book value of written-off software licences	661,177	-
Financial assistance and social benefits	302,036	213,449
Securities issue and servicing costs	221,434	157,846
Charitable contributions	147,547	94,167
Commodities and intellectual property rights selling expenses	146,698	108,422
Sports, entertainment and corporate events expenses	134,385	83,005
Losses of previous years revealed in the accounting year	125,946	229,331
Fees paid to non-profit organizations	117,249	18,972
Losses associated with emergency situations	94,242	282,940
Non-refundable VAT	90,157	39,729
Net book value of sold fixed assets and sale costs	26,421	284,260
Expenses for design and exploration works with negative result	2,648	125,813
Write-off of overdue receivables	612	142,486
Provision for impairment of software licences	-	661,177
Other	1,193,373	378,050
Total other expenses	209,462,532	111,763,225

     As for line 5660 of the Notes to the balance and profit and loss statement, the expenses recorded in lines 2120 and 2220 of the profit and loss statement are broken down by costs.

     Losses from ordinary activities include the cost of energy resources which can be divided into two groups: thermal and electrical energy for household needs and electricity to cover grid transmission losses. Lost energy paid by customers is included in the cost of power transmission services.

RUR, thousand

Type of energy resources	2011	2010
Electricity purchased to cover to cover grid transmission losses	12,183,173	14,183,214
Purchased thermal and electrical energy for household needs	534,797	432,838
Total expenses for energy resources	12,717,970	14,616,052

3.14. Earnings per Share

     Basic earnings per share represent a share of profits within the reporting period which may be potentially distributed among shareholders holding ordinary shares. It is calculated as the ratio of basic earnings for the reporting year to a weighted average number of outstanding ordinary shares during the reporting year. Basic earnings are equal to net profit of the reporting year.

Indicator	2011	2010
Basic earnings (loss) for the reporting year, RUR thousand	(2,468,359),	57,082,314
Weighted average number of outstanding ordinary shares during	1,256,318,036,453	1,239,158,032,262
the reporting year, shares
Basic earnings (loss) per share	(0.0019)	0.0461

     There was an increase in the charter capital in 2011. The weighted average number of outstanding ordinary shares during the reporting year was calculated as follows: (1,255,948,128,393 * 11 + 1,260,387,025,107 * 1) / 12 months. In 2010: (1,233,561,333,552 * 9 + 1,255,948,128,393 * 3) / 12 months.

     The Company has no convertible securities and has no contracts for sale and purchase of ordinary shares from the issuer at a price below their market value.

3.15. Related Parties

     The list of related parties of the Company is available at the Company’s web site: www.fsk-ees.ru. Members of the Board of Directors and the Management Board of the Company are disclosed in Section I “General Information” of this Explanatory Note. MRSC of North Caucasus was included in the list of related parties. MRSC of North Caucasus is not a subsidiary or affiliate of the Company, but it has been assigned the authorities of the sole executive body of Nurenergo which is a group member of UES FGC. Other companies are subsidiaries or affiliates of the Company.

Revenues from sales to related parties

RUR, thousand

Buyer	2011	2010	2009
Power transmission services
JSC IDGC of North Caucasus	848,432	999,835	1,322,068
JSC Nurenergo	121,703	105,725	153,720
Total power transmission services	970,135	1,105,560	1,475,788
Lease services:
JSC Elektrosetservis UNEG	45,938	52,769	73,603
JSC CEMC UES	21,501	12,956	55,610
JSC Moscow Telecommunications Center of Energy	17,623	-	-
Systems
JSC Glavsetservis UNEG	287	257	660,385

Buyer	2011	2010	2009
Other	3,829	15,158	14,825
Total lease services	89,178	81,140	804,423
Sale of fixed assets, commodities and securities:
JSC Glavsetservis UNEG	55,789	-	16,399
JSC Elektrosetservis UNEG	22,423	526,397	82,685
JSC RDC FGC UES	-	-	95,918
Other	14	2,271	15,783
Total sale of fixed assets, commodities and securities	78,226	528,668	210,785
Other revenues from sales:
JSC Moscow Telecommunications Center of Energy	86,125	-	-
Systems
JSC Chitatekhenergo	79,887	-	-
JSC Kuban Trunk Grids	599	40,762	36,785
JSC Glavsetservis UNEG	73	-	152,556
Other	8,108	98,481	31,743
Total other revenues from sales	174,792	139,243	221,084
TOTAL Revenues from sales to related parties	1,312,331	1,854,611	2,712,080

Purchases from related parties

RUR, thousand

Buyer	2011	2010	2009
Maintenance and repair services:
JSC Elektrosetservis UNEG	2,569,854	2,624,850	3,171,149
LTD IT Energy Service	124,765	66,550	-
JSC Glavsetservis UNEG	19,646	20,558	8,140,935
Other	-	-	9,807
Total maintenance and repair services	2,714,265	2,711,958	11,321,891
Services of owner/developer:
JSC CEMC UES	2,416,696	2,385,250	1,695,350
Total services of owner/developer	2,416,696	2,385,250	1,695,350
Tender services, supply of equipment and
commodities:
JSC Elektrosetservis UNEG	1,152,506	1,218,612	604,893
JSC Moscow Telecommunications Center of
Energy Systems	728,347	249,178	-
JSC Energostroysnabkomplekt	345,716	240,200	114,443
JSC Glavsetservis UNEG	124,198	637,674	828
Other	51,804	5,817	8,818
Total tender services and supply of equipment	2,402,571	2,351,481	728,982
Construction and installation, design and exploration
services
JSC Elektrosetservis UNEG	1,233,498	232,247	110,270
JSC RDC FGC UES	530,331	-	-
JSC Dalenergosetproject	354,567	506,677	229,992
JSC Moscow Telecommunications Center of	310,600	-	167,888
Energy Systems
Other	67,498	4,039	39,155
Total construction and installation, design and	2,496,494	742,963	547,305
exploration services
Communication and maintenance services
JSC Moscow Telecommunications Center of	731,069	559,420	504,144
Energy Systems
JSC Chitatekhenergo	-	-	4,836
Other	-	458	-
Total communication and maintenance services	731,069	559,878	508,980
Other services:

Buyer	2011	2010	2009
JSC RDC FGC UES	650,292	-	-
JSC Krzhizhanovsky Energy Institute	232,869	56,894	222,134
JSC Tomsk Trunk Grids	190,943	103,282	112,868
JSC Kuban Trunk Grids	126,620	96,678	100,702
CJSC Energy Forecasting Agency	103,270	130,164	135,390
JSC Glavsetservis UNEG	6,761	13,928	133,086
Other	24,358	52,072	60,638
Total other services	1,335,113	453,018	764,818
TOTAL purchases from related parties	12,096,208	9,204,548	15,567,326

     Other services include property lease services, information services, R&D services and other production services.

     Services to the Company were rendered at usual current prices at which similar services are rendered by the listed contractors in the normal course of business. Settlements for services provided to the Company are made upon provision of services.

Status of settlements with related parties

Accounts receivable

RUR, thousand

Debtor	31.12.2011	31.12.2010	31.12.2009	Note
Trade receivables
JSC Glavsetservis UNEG	708,687	708,536	1,481,828	*
JSC Nurenergo	667,249	523,642	398,917	*
JSC IDGC of North Caucasus	346,821	313,303	5,603	*
JSC Elektrosetservis UNEG	197,696	258,943	20,130	*
Other	24,407	61,579	74,467
Total trade receivables	1,944,860	1,866,003	1,980,945
Advances paid:
JSC MGTES	1,605,033	56	-
JSC RDC FGC UES	1,138,090	232,968	731
JSC IDGC of North Caucasus	800,000	800,000	800,000
JSC Elektrosetservis UNEG	654,058	806,867	732,836
JSC Dalenergosetproject	81,835	-	-
JSC IT Energy Service	45,070	-	-
JSC Moscow Telecommunications Center of Energy Systems	32,988	252,510	280,003
JSC Glavsetservis UNEG	28,575	102,601	116,335
Other	4,522	56,317	26,318
Total advances paid	4,390,171	2,251,319	1,956,223
Other receivables
JSC Index Energetiki	40,670,745	40,670,745	43,165,745	*
JSC MGTES	-	-	3,000,000	*
JSC Kuban Trunk Grids	5,892,028	6,056,523	3,749,189
JSC Nurenergo	338,976	278,820	219,634	*
JSC Elektrosetservis UNEG	222,623
JSC Tomsk Trunk Grids	80,403	106,947	112,421
JSC Glavsetservis UNEG	55,789	-	22,926
JSC GVC Energetiki	43,283	-	-
Other	14,734	65,852	238,018
Total other receivables	47,318,581	47,178,887	50,507,933
TOTAL receivables of related parties	53,653,612	51,108,400	54,445,101

     * excluding the provision for doubtful debts
     * Non-interest promissory notes

Provision for doubtful debts as of 31.12.2011

RUR, thousand

	Amount without	Amount of	Amount with
	provision for	provision for	provision for
Debtor	doubtful debts	doubtful debts	doubtful debts
Provision for accounts receivable
JSC Glavsetservis UNEG	708,687	708,246	441
JSC Nurenergo	667,249	640,377	26,872
JSC IDGC of North Caucasus	346,821	163,496	183,325
JSC Elektrosetservis UNEG	197,696	171,033	26,663
Other	24,407	-	24,407
Total provision for accounts receivable	1,944,860	1,683,152	261,708
Provision for advances paid:
JSC IDGC of North Caucasus	800,000	800,000	-
Other	3,590,171	2,835	3,584,336
Total provision for advances paid	4,390,171	802,835	3,584,336
Provision for other receivables:
LTD Index Energetiki	40,670,745	16,642,688	24,028,057
Other	6,647,836	673,752	5,974,084
Total provision for other accounts receivable	47,318,581	17,316,440	30,002,141
TOTAL	53,653,612	19,799,592	33,848,185

Provision for doubtful debts as of 31.12.2010

RUR, thousand

	Amount without	Amount of	Amount with
	provision for	provision for	provision for doubtful
Debtor	doubtful debts	doubtful debts	debts
Provision for other accounts receivable of
buyers and customers
JSC Glavsetservis UNEG	708,536	708,246	290
JSC Nurenergo	523,642	491,923	31,719
JSC IDGC of North Caucasus	313,303	34,895	278,408
JSC Elektrosetservis UNEG	258,943	254,610	4,333
Other	12,499	21	12,478
Total provision for accounts receivable of	1,816,923	1,489,695	327,228
buyers and customers
Provision for advances paid:
JSC IDGC of North Caucasus	800,000	800,000	-
Total provision for advances paid	800,000	800,000	-
Provision for other accounts receivable:
LTD Index Energetiki	40,670,745	3,605,318	37,065,427
Other	6,398,772	557,619	5,841,153
Total provision for other accounts	47,069,517	4,162,937	42,906,580
receivable
TOTAL	49,686,440	6,452,632	43,233,808

Provision for doubtful debts as of 31.12.2009

RUR, thousand

	Amount without	Amount of	Amount with
	provision for	provision for	provision for doubtful
Debtor	doubtful debts	doubtful debts	debts
Provision for accounts receivable of buyers
and customers
JSC Glavsetservis UNEG	1,481,828	395,879	1,085,949
JSC Nurenergo	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision for accounts receivable of	1,905,686	760,570	1,145,116
buyers and customers
Provision for advances paid:
JSC IDGC of North Caucasus	800,000	800,000	-
Total provision for advances	800,000	800,000	-
Provision for other account receivable:
LTD Index Energetiki	43,165,745,	14,663,640	28,502,105
JSC Nurenergo	219,634	219,634	0
Other	12,813	12,813	0
Total provision for other receivables	43,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

Accounts payables

RUR, thousand

Creditor	31.12.2011	31.12.2010	31.12.2009
Settlements with suppliers and contractors:
JSC Elektrosetservis UNEG	629,788	531,048	802,027
JSC Moscow Telecommunications Center of Energy Systems	156,388	47,511	50,223
JSC Glavsetservis UNEG	966	112,469	275,492
JSC Energy Forecasting Agency	25,423	-	110,861
JSC Dalenergosetproject	91,930	111,711	63,657
Other	207,420	75,456	95,674
Total settlements with suppliers and contractors	1,111,915	878,195	1,397,934
Settlements in respect of advances received:
JSC Kuban Trunk Grids	40,873	40,873	4,765
Other	5,900	1,558	512
Total settlements of advances received	46,773	42,431	5,277
Other accounts payable:
JSC CEMC UES	211,417	315,493	559,235
Other	3,421	40	30,427
Total other settlements	214,838	315,533	589,662
TOTAL accounts payable to related parties	1,373,526	1,236,159	1,992,873

Relations with the Private Energy Pension Fund

     Contributions to the Private Energy Pension Fund for voluntary pension insurance of Company employees amounted to RUR 383,433 thousand in 2011 (RUR 261,626 thousand in 2010 and RUR 68,729 thousand inn 2009). There is no balance of settlements with the Private Energy Pension Fund as of 31.12.2011, 31.12.2010 and 31.12.2009.

Remuneration paid to members of the Board of Directors and the Management Board

     The remuneration paid to members of the Board of Directors and the Management Board for performance of their duties consists of the salary under the employment contract and bonuses determined based on their performance during the year.

     During 2011, the Company paid remunerations to members of the Board of Directors and the Management Board in the total amount of RUR 419,186 (RUR 174,581 thousand in 2010 and RUR 102,798 thousand in 2009). No voluntary pension insurance contributions were made in 2011, 2010 and 2009. The amount of compulsory insurance contributions was RUR 3,366 thousand in 2011, RUR 1,316 thousand in 2010 and RUR 4,013 thousand in 2009. The amount of insurance contributions was RUR 3,376 thousand in 2011, RUR 3,710 thousand in 2010 and RUR 4,949 thousand in 2009. Members of the Board of Directors and the Management Board are disclosed in Section I “General Information” of this Explanatory Note.

     Related parties cash flows are given in the table below:

RUR, thousand

Item	Code	For 2011	For 2010
Cash flow from current operations:
Proceeds from sale of products	4111	260,491	144,582
Proceeds from lease payments	4112	92,062	209,895
Other proceeds	4119	530,229	680,264
Payments to suppliers for raw materials, works and services	4121	3,987,049	4,743,240
Cash flow from investment operations:
Proceeds from sale of non-current assets	4211	-	827,216
Proceeds from repayment of loans, sale of debt securities	4213	-	5,737,519
Proceeds from dividends, interest on debt financial investments	4214	253,953	493,463
and similar income from participation in other companies
Payments in connection with the acquisition, creation,	4221	136,278,807	135,466,836
modernization, reconstruction and preparation for use of non-
current assets

3.16. Cash and Cash Equivalents

Composition of cash and cash equivalents:

RUR, thousand

Item	31.12.2011	31.12.2010	31.12.2009
Cash in hand	3,652	3,666	2,447
Cash in settlement accounts	17,239,037	11,233,055	11,305,731
Cash in special bank accounts	5,018	4,980	3,963
Monetary documents	3	1	-
Cash in transit	-	1,600	-
Total cash (line 1250)	17,247,710	11,243,302	11,312,141

     All funds are available for use by the Company.

     Cash flows required to maintain the existing level of operations of the Company is recorded in current operations.

RUR, thousand

Other payments for operating activities (line 4129)	31.12.2011	31.12.2010
Tax payments (excluding VAT)	5,991,827	4,325,318
Insurance payments	1,746,982	1,370,097
VAT	-	2,730,193
Other payments	1,615,110	4,194,067
Total other payments for operating activities	9,353,919	12,619,675

Other proceeds from operating activities (line 4119)	31.12.2011	31.12.2010
Insurance proceeds	988,554	730,670
VAT	953,354	-
Interest on bank account	755,493	651,157
Other	1,581,350	3,114,608
Total other payments for investment activities	4,278,751	4,496,435

3.17. Segment Information

     The Company’s primary activity is to provide power transmission services via UNEG, and this activity represents one industrial segment which is separated by the Company from other activities based on the existing organizational and management structure and provides 97.6% of proceeds from the sale of goods, works and services. Other activities, such as power grid connection services, lease services, etc., do not meet the criteria for separation of reportable segments as provided by Accounting Regulations 12/2010 “Segment Information”. Therefore, information on the above segments is not disclosed separately.

     JSC Tyumenenergo is a buyer the proceeds from sales to which makes at least 10% of total revenue (in 2011, the amount of revenue was RUR 13,928,461 thousand, i.e. 10.03% of total revenue; in 2010, the amount of revenue was RUR 11,387,239 thousand, i.e. 10.19% of total revenue).

3.18. Security for Obligations

     The following items are recognized in line 5810 of the supplement “Obligations Issued” to the balance sheet at the end of the reporting year:

-	obligations under guarantee to the State Unitary Enterprise Foreign Economic Association Technopromexport in the amount of RUR 30,815 thousand;

-	obligations issued to banks for employees’ housing loans in the amount of RUR 36,755 thousand.

     The following items are recognized in line 5800 “Obligations Received” of the balance:

-	obligations under the property pledge agreement with JSC Kuban Trunk Grids for RUR 1,003,247 thousand for the money loan granted (information is disclosed in Section 3.8.2). The loans are secured by real property, facilities of UNEG, without the right of use. The market value of the above property assessed as of 5.9.2005 is RUR 1,003,247 thousand;

-	obligations under apartment pledge agreements in the amount of RUR 13,589 thousand;

-	the amount of obligations in the amount of RUR 127,763,423 thousand represents bank guarantees for advances which the Company pays in accordance with the terms of power facilities construction contracts.

Guarantors for securities obtained in the form of third party guarantees, Section 8 of the supplement to the balance sheet and the profit and loss account:

RUR, thousand

Guarantor	31.12.2011	31.12.2010	31.12.2009
JSC Gazprombank	15,510,048	11,450,341	2,724
JSC Promsvyazbank	14,571,429	7,944,124	1,133,524
CJSC CB Otkritie	10,850,608	11,205,141	189,934
JSC Bank Saint Petersburg	8,266,711	7,135,128	118,000
JSC Bank of Khanty-Mansiysk	7,388,074	3,378,669	-
JSC Nomos-Bank	6,487,683	7,705,474	3,754,711
JSC VTB Bank	5,618,150	6,109,565	200,000
CJSC CB Transcapitalbank	5,324,473	-	-
JSC Bank Zenit	4,558,733	480	-
JSC MDM-Bank	4,075,901	4,707,278	1,044,904
JSC TransCreditBank	3,967,871	3,979,810	-
CJSC CB Globex	3,961,618	-	-
JSC Alfa-Bank	3,857,410,	450,502	-
JSC AKB Probusinessbank	3,530,316	3,171,039	923,714
JSC Bank Petrocommerce	3,239,590	3,811,252	-
JSC Nota-Bank	2,498,405	4,535,534	8,012,577
JSC Bank Uralsib	594	5,327,589	-
Other	24,055,809	33,288,570	55,563,896
TOTAL	127,763,423	114,200,496	70,943,983

3.19. Estimated Liabilities, Contingent Liabilities and Contingent Assets

     Russian tax, currency and customs legislation is subject to varying interpretations and frequent changes. The management of the Company does not exclude the possibility of future disagreements with regulatory authorities on some operations made in the reporting and previous periods (including on operations relating to the reorganization of the Company due to reforms in the electric power industry) which may lead to changes in economic performance. In accordance with the provisions of Clause 24 “Contingencies” of Accounting Regulations 8/01, the details of such operations are not disclosed in the report.

     The experience of tax inspections shows that tax authorities may take a more assertive position in their interpretation of the legislation and assessments, and, perhaps, the transactions and activities that have not been challenged in the past will be challenged. As a consequence, substantial additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

     The Company’s management believes that as of December 31, 2011, the relevant legal provisions were interpreted correctly and the Company’s position will be stable from the point of view of tax, currency and customs legislation.

Financial crisis

     The Russian economy displays certain characteristics specific for emerging markets, in particular, a relatively high inflation and high interest rates. The recent global financial crisis has had significant impact on the Russian economy. In 2011, there were signs of improvement of the Russian economy, such as a moderate economic growth. The restoration was accompanied by growing population income, lower lending rates, stabilization of the Russian RUR against foreign currencies and growing market liquidity.

     Currently, the Company’s management cannot assess the effect of possible stagnation of economic restoration, including in the foreign exchange market and capital markets.

     The future economic development of Russia is largely dependent on effective decisions of the Russian Government, taking into account fiscal, legal and political changes.

     The Company’s management is unable to foresee all possible changes that may affect the Russian economy and, accordingly, the effect of such impact on the future financial position of the Company. The Company’s management takes all possible measures to support the financial position and further development of the Company.

     According to the Company’s management, the construction of facilities under contracts for technological connection of consumers’ power plants to the Company’s grids does not make part of technological connection activities which are the subject of such contracts, but refers to preliminary activities that create conditions for fulfillment of the Company’s obligations relating to technological connection of consumers. In this regard, the management believes that there is no need to distribute the Company’s income under such agreements for the period from commencement of the said construction works for the purpose of forming the tax base for income tax. In the event such claims are raised by tax authorities, the Company’s management believes that the possibility of successful litigations on this issue for the Company is rather high.

3.20. Post Reporting Events

     On 24.02.2012, the Company approved the report on the results of the additional issue of securities. 4,438,530,347 shares for RUR 2,219,265 thousand with a nominal value of 50 kopecks each share were placed. As of 31.12.2011, contributions payable to the charter capital were recorded in the amount of RUR 2,219,921 thousand (see Clause 3.12).

     On 10.01.2012, the Company paid the first coupon for series 13 bonds for the total amount of RUR 423,800 thousand. State registration number of the issue: 4-13-65018-D dated 7.07.2011. The first coupon interest rate is 8.5% p.a., the coupon income is RUR 42.38 per bond.

     On 19.01.2012, the Company paid coupon income to series 19 bond owners in the amount of RUR 39.64 per bond, based on the coupon rate of 7.95% p.a. The total amount of income paid on the 1st coupon is RUR 792,800 thousand. On 21.07.2011, the Company’s series 19 bonds in the amount of RUR 20 billion maturing in 12 years were placed. The 1st coupon rate was set based on the results of book building close. The 2-14th coupons interest rates are equal to that of the 1st coupon. The placement terms include 7 years put-option.

Chairman of the Management Board
     O.M. Budargin

Chief Accountant
     A.P. Noskov

March 19, 2012

     Annex 4.

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2009

ZAO PricewaterhouseCoopers Audit White Square Office Center 10 Butyrsky Val Moscow, Russia, 125047 Telephone +7 (495) 967 6000 Fax +7 (495) 967 6001 www.pwc.ru

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid Company of Unified Energy System» (JSC FGC UES):

1	We have audited the accompanying combined and consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the combined and consolidated statement of financial position as at 31 December 2009, combined and consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

2	Management is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

3	Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. Except as discussed in the paragraph 6, we conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

4	An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5	We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for qualified opinion

6	The Group has not maintained adequate accounting records regarding the original cost, revalued amounts, depreciation and impairment provision at the level of individual items of property, plant and equipment. As such, it was not practicable to extend our auditing procedures sufficiently to satisfy ourselves as to the carrying amount of individual items of property, plant and equipment of RR 740,320 million and RR 467,349 million included in the accompanying combined and consolidated statement of financial position as at 31 December 2009 and 2008, respectively, the related revaluation effects in both the combined and consolidated statement of comprehensive income and the combined and consolidated statement of changes in equity, depreciation expenses and reversal of impairment in the combined and consolidated statements of comprehensive income and the related effects on the deferred tax balance.

Qualified opinion

7	In our opinion, except for the possible effects, if any, on the combined and consolidated financial statements and comparative information of the matters noted in paragraph 6 above, the accompanying combined and consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2009, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

8	Without further qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying combined and consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group’s financial position, results of operations and cash flows.

Moscow, Russian Federation

16 July 2010

FEDERAL GRID COMPANY UES GROUP

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2009

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2009
(in millions of Russian Roubles)

FGC UES Group

Combined and consolidated Statement of Financial Position at 31 December 2009
(in millions of Russian Roubles)

	Notes	31 December 2009	31 December 2008
ASSETS
Non-current assets
Property, plant and equipment	6	740,320	467,349
Intangible assets	7	6,392	6,933
Investments in associated companies	8	58,451	44,632
Available-for-sale investments	9	35,229	11,774
Long-term promissory notes	10	8,952	51,010
Other non-current assets	11	959	3,216
Total non-current assets		850,303	584,914

Current assets
Cash and cash equivalents	12	33,699	15,685
Bank deposits	13	10,187	2,386
Short-term promissory notes	10	48,681	57,251
Accounts receivable and prepayments	14	29,248	31,076
Profit tax prepayments		988	3,635
Inventories	15	3,271	2,767
Other current assets		47	27
Total current assets		126,121	112,827

TOTAL ASSETS		976,424	697,741

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	16	576,757	576,757
Treasury shares	16	(6,864)	(6,864)
Share premium	16	10,347	10,347
Reserves	16	267,533	(2,860)
Retained earnings		(47,795)	13,337
Equity attributable to the shareholders of FGC UES		799,978	590,717
Minority interest		1,570	1,346
Total equity		801,548	592,063

Non-current liabilities
Deferred profit tax liabilities	17	83,640	36,779
Non-current debt	18	6,000	17,318
Retirement benefit obligations	19	3,439	2,933
Total non-current liabilities		93,079	57,030

Current liabilities
Accounts payable to the shareholders of FGC UES	16	40,178	-
Current debt and current portion of non-current debt	20	7,545	16,211
Accounts payable and accrued charges	21	32,938	31,456
Other taxes payable	22	1,136	981
Total current liabilities		81,797	48,648

Total liabilities		174,876	105,678

TOTAL EQUITY AND LIABILITIES		976,424	697,741

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

Deputy Chairman of the Management Board	A.V. Kazachenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 498 are an integral part of these combined and consolidated financial statements

FGC UES Group

Combined and Consolidated Statement of Comprehensive Income for the year ended 31 December 2009
(in millions of Russian Roubles)

		Year ended	Year ended
	Notes	31 December 2009	31 December 2008
Revenues	23	87,580	69,251
Other operating income	23	4,287	6,587
Operating expenses	24	(78,216)	(68,175)
Gain on sale of available-for-sale investments	9	1,504	2,563
Reversal of impairment provision for property, plant and
equipment	6	9,642	-
Specific impairment of property, plant and equipment and
intangible assets	6,7	(2,287)	(191)
Revaluation loss on property, plant and equipment	6	(105,693)	-
Operating (loss) / profit		(83,183)	10,035
Finance income	25	10,000	8,483
Finance costs	26	(1,484)	(7,119)
Impairment of available-for-sale investments and associates	8,9	(2,018)	(45,107)
Share of result of associates	8	1,893	(1,372)
Loss before profit tax		(74,792)	(35,080)
Profit tax	17	13,347	11,243
Loss for the period		(61,445)	(23,837)
Other comprehensive income
Change in revaluation reserve for property, plant and
equipment	6	297,862	-
Share of other comprehensive income of associates	8	13,390	342
Foreign currency translation difference	8	9	61
Available-for-sale investments	9	25,035	-
Effect of change in tax rate on revaluation of property, plant
and equipment	17	-	2,717
Profit tax recorded directly in other comprehensive income	17	(65,366)	(82)
Other comprehensive income for the period, net of profit tax		270,930	3,038
Total comprehensive income for the period		209,485	(20,799)
Loss attributable to:
Shareholders of JSC “FGC UES”	27	(61,196)	(23,784)
Minority interest		(249)	(53)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”		209,261	(20,753)
Minority interest		224	(46)
Loss per ordinary share for loss attributable to the
shareholders of JSC “FGC UES” – basic and diluted (in
Russian Roubles)	27	(0.053)	(0.031)

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 498 are an integral part of these combined and consolidated financial statements

FGC UES Group

Combined and Consolidated Statement of Cash Flows for the year ended 31 December 2009
(in millions of Russian Roubles)

		Year ended	Year ended
	Notes	31 December 2009	31 December 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before profit tax		(74,792)	(35,080)
Adjustments to reconcile profit before profit tax to net cash provided by operations
Depreciation of property, plant and equipment	24	16,740	16,216
Loss on disposal of property, plant and equipment	24	1,413	1,488
Revaluation loss on property, plant and equipment	6	105,693	-
Impairment of property, plant and equipment and intangible
assets	6,7	2,287	191
Reversal of impairment provision for property, plant and
equipment	6	(9,642)	-
Amortisation of intangible assets	24	930	451
Impairment of available-for-sale investments, associates and
other financial assets	8,9,26	2,371	49,404
Gain on disposal of available-for-sale investments	9	(1,504)	(2,563)
Share of result of associates	8	(1,893)	1,372
Accrual of bad debt provision	24	5,527	1,872
Interest income	25	(9,358)	(8,431)
Interest expense	26	1,131	2,777
Effect of exchange rate fluctuations on bank deposits
denominated in foreign currency	25	(376)	-
Effect of exchange rate fluctuations on other assets/liabilities
denominated in foreign currency	25	(21)	(7)
Other non-cash operating income/(costs)		616	(556)
Operating cash flows before working capital changes and
profit tax paid		39,122	27,134
Working capital changes:
Increase in accounts receivable and prepayments		(3,595)	(7,760)
Decrease in other current assets		23	107
Increase in inventories		(542)	(182)
Decrease / (increase) in other non-current assets		437	(2,330)
Increase in accounts payable and accrued charges		1,233	6,760
(Decrease) / increase in taxes payable, other than profit tax		(2,403)	1,598
Increase in retirement benefit obligations		506	325
Profit tax paid		(2,326)	(5,832)
Net cash generated by operating activities		32,455	19,820
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(90,079)	(115,198)
Purchase of intangible assets		(855)	(2,497)
Purchase of investments		-	(733)
Purchase of promissory notes		-	(14,000)
Investment in bank deposits		(8,130)	(30)
Redemption of promissory notes		56,725	10,788
Redemption of bank deposits		2,351	529
Disposal of available-for-sale investments	9	2,496	6,063
Dividends received		396	-
Interest received		4,623	4,688
Net cash used in investing activities		(32,473)	(110,390)
The accompanying notes on pages 9 to 498 are an integral part of these combined and consolidated financial statements

FGC UES Group

Combined and Consolidated Statement of Cash Flows for the year ended 31 December 2009
(in millions of Russian Roubles)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shares issuance	16	40,178	20,425
Cash received as a result of the merger, net of payments on
behalf of the predecessor		-	72,283
Proceeds from issuance of non-current debt		-	1,543
Proceeds from current borrowings		4,000	10,000
Repayment of debt		(23,985)	(8,575)
Dividends paid		(39)	(433)
Interest paid		(2,122)	(2,777)
Finance lease payments		-	(1,951)
Net cash generated by financing activities		18,032	90,515
Net increase / (decrease) in cash and cash equivalents		18,014	(55)
Cash and cash equivalents at the beginning of the period	12	15,685	15,740
Cash and cash equivalents at the end of the period	12	33,699	15,685

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 498 are an integral part of these combined and consolidated financial statements

		Attributable to shareholders of FGC UES
			Share	Treasury	Reserves	Retained		Minority	Total
	Note	Share capital	premium	shares	(Note 16)	earnings	Total	interest	equity
As at 1 January 2009		576,757	10,347	(6,864)	(2,860)	13,337	590,717	1,346	592,063
Comprehensive income for the period
Loss for the period		-	-	-	-	(61,196)	(61,196)	(249)	(61,445)
Other comprehensive income, net of related profit tax
Share of other comprehensive income of associates	8, 16	-	-	-	10,749	(37)	10,712	-	10,712
Foreign currency translation difference	8	-	-	-	9	-	9	-	9
Gain on change of fair value of available-for-sale
investments	16	-	-	-	21,919	-	21,919	-	21,919
Change in revaluation reserve for property, plant and
equipment	16	-	-	-	237,716	101	237,817	473	238,290
Total other comprehensive income		-	-	-	270,393	64	270,457	473	270,930
Total comprehensive income for the period		-	-	-	270,393	(61,132)	209,261	224	209,485
As at 31 December 2009		576,757	10,347	(6,864)	267,533	(47,795)	799,978	1,570	801,548

The accompanying notes on pages 9 to 498 are an integral part of these combined and consolidated financial statements

		Attributable to shareholders of FGC UES
		Share	Share	Treasury	Reserves	Retained		Minority	Total
	Note	capital	premium	shares	(Note 16)	earnings	Total	interest	equity
As at 1 January 2008		180,691	-	-	37,809	37,284	255,784	27,142	282,926
Comprehensive income for the period
Loss for the period		-	-	-	-	(23,784)	(23,784)	(53)	(23,837)
Other comprehensive income, net of related profit tax
Change of net assets of associates		-	-	-	-	260	260	-	260
Change in tax rate related to revaluation of property, plant
and equipment		-	-	-	2,710	-	2,710	7	2,717
Foreign currency translation difference	8	-	-	-	61	-	61	-	61
Total other comprehensive income		-	-	-	2,771	260	3,031	7	3,038
Total comprehensive income for the period		-	-	-	2,771	(23,524)	(20,753)	(46)	(20,799)
Transactions with shareholders of FGC UES recorded
directly in equity
Conversion of shares		338,583	-	(6,864)	(43,440)	-	288,279	(25,740)	262,539
Issue of share capital	16	57,483	10,347	-	-	-	67,830	-	67,830
Dividends declared		-	-	-	-	(423)	(423)	(10)	(433)
Total transactions with shareholders of FGC UES		396,066	10,347	(6,864)	(43,440)	(423)	355,686	(25,750)	329,936
As at 31 December 2008		576,757	10,347	(6,864)	(2,860)	13,337	590,717	1,346	592,063

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 498 are an integral part of these combined and consolidated financial statements

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or “the Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) as a result of implementing the decisions of the Board of Directors of RAO UES dated 25 January 2002 and 7 May 2002 in accordance with the Russian Federation Government Resolution No. 526 “Electric Utilities Reform in the Russian Federation” dated 11 July 2001.

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatization in 1992.

The Company was established in the course of the Russian electric utilities industry restructuring, discussed further below, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network.

In 2002 and 2003 the assets of the transmission business (the high voltage network and related assets under construction) belonging to RAO UES were transferred to the Company by RAO UES as a contribution to the share capital of the Company.

In 2008 the reorganization of RAO UES was completed and RAO UES ceased to exist as a legal entity.FGC UES is RAO UES’s legal successor (See also Sector restructuring).

As at 31 December 2009 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4.

The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

Starting from July 2008 the Company’s ordinary registered uncertified shares are traded on the MICEX and RTS exchanges. The shares have been included in the quotation list “B” and received the trading code “FEES”.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. At 31 December 2009 and 31 December 2008, the state owned 77.66 percent of the voting ordinary shares of the Company. The Government of the Russian Federation (“RF”) is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS).

The investment program of FGC UES is subject to approval by the Ministry of Industry and Electricity and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Sector restructuring and FGC UES reorganisation. Over a period of years the Russian electric utilities industry underwent a reform process designed to introduce competition into the electricity sector and to create an environment in which RAO UES and its successor companies could raise the capital required to maintain and expand current capacity.

The regulatory framework governing the process of reforming the Russian Federation electric utilities industry and the functioning of the industry, both during the transition period and subsequent to the completion of reforms, is set forth in the following legislation: Federal Law No.35-FZ of 26 March 2003 “On Electric Utilities” and Federal Law No.36-FZ of 26 March 2003 “On the Specifics of the Functioning of Electric Utilities During the Transition Period and the Introduction of Amendments to Certain Russian Federation Legislative Acts and the Invalidation of Certain Russian Federation Legislative Acts in Connection with the Adoption of the Law “On the Electric Utilities of the Russian Federation”.

The reform assumed changes in the industry structure with the separation of natural monopoly activities (power transmission, dispatching) from potentially competitive ones (electric power production, supply). The result of the reorganisation of RAO UES is that generation and retailing companies entered the private sector for the most part and will operate in a competitive market. Government control will continue in natural monopoly areas within the industry.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 1. The Group and its operations (continued)

The formation of the transmission companies (TCs), which were formed on the basis of transmission businesses of the regional electric and heat companies during the reform, was completed in 2007. As at 31 December 2007 RAO UES had transferred to FGC UES the shares of 50 TCs (Note 4). This transaction under common control was recorded using the predecessor accounting method (Note 2).

On 1 July 2008 the reorganization of RAO UES was completed by its merger into FGC UES. As a result RAO UES ceased to exist as a legal entity and FGC UES became the legal successor of RAO UES. The reorganization scheme included, inter alia, the spin off from RAO UES of the following companies:

  JSC “State Holding”, which received shares in FGC UES (in the amount proportional to the interest of the Russian Federation in the authorized capital of RAO UES as of the date of approval of the decision on reorganization), shares in six TCs, investments in associates, other assets and liabilities;

  JSC “Minority Holding of FGC UES”, which received a minority stake in FGC UES (proportional to the interest of the minority shareholders in the authorized capital of RAO UES as of the date of approval of the decision on reorganization).

The spin-off of the above holding companies was accompanied by their simultaneous merger with and into FGC UES. The merger was performed in the form of the conversion of the additionally issued shares of the Company for the outstanding shares of JSC “State Holding” and JSC “Minority Holding of FGC UES”.

All transmission companies, including the six TCs whose shares were held by RAO UES (Note 4), except for JSC “Kuban Trunk Grids” and JSC “Tomsk Trunk Grids”, were merged into FGC UES. Seven interregional transmission companies that were controlled by the Russian Federation: ITC Centre, ITC North-West, ITC Volga, ITC South, ITC Ural, ITC Siberia and ITC East, were merged into FGC UES at the same date.

According to the merger agreement the Company’s shares received from all the merged entities mentioned above and not used in the conversion of shares of these merged entities were cancelled in 2008.

As a result of the reorganization the Company received:

  shares of subsidiaries: LLC “Index Energetiki”, JSC “Mobile gas-turbine electricity plants”;

  shares of associates JSC “The First Power Generating Company on the Wholesale Energy Market (WGC-1)”, JSC “Territorial Generating Company number 6 (TGC-6)”, JSC “Volzhskaya Territorial Generating Company (Volzhskaya TGC)”, JSC “Territorial Generating Company number 11 (TGC-11)”, and others (Note 8);

  minority shareholdings in companies of utilities industry (Note 9);

  other assets and liabilities.

The Company’s management does not have an intention to hold the investments in utilities companies (including associates) for the long-term period. It is envisaged that the shares will be sold and the proceeds used to support the Group’s investment in transmission business.

Operating environment. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation and high interest rates. The global financial crisis has had a severe effect on the Russian economy since mid-2008:

  Lower commodity prices have resulted in lower income from exports and thus lower domestic demand. The rise in Russian and emerging market risk premia resulted in a steep increase in foreign financing costs.

  The depreciation of the Russian Rouble against hard currencies (compared to RR 25.3718 for 1 US Dollar at 1 October 2008) increased the burden of foreign currency corporate debt, which has risen considerably in recent years.

  As part of preventive steps to ease the effects of the situation in financial markets on the economy, the Government incurred a large fiscal deficit in 2009.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Borrowers and debtors of the Group were adversely affected by the financial and economic environment, which in turn has had an impact on their ability to repay the amounts owed. Deteriorating economic conditions for borrowers and debtors were reflected in revised estimates of expected future cash flows in impairment assessments.

Note 1. The Group and its operations (continued)

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and frequent changes. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group.

Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business in the current circumstances.

Note 2. Basis of preparation

Statement of compliance. These combined and consolidated financial statements (“Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations adopted by the International Accounting Standards Board (“IASB”).

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is FGC UES’s functional currency and the currency in which these Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

Predecessor accounting. The changes in the Group structure are described in Note 1. In these Financial Statements the Group accounted for the acquisition of businesses under the control of RAO UES and its subsidiaries as transactions amongst entities under common control under an accounting policy using the predecessor values method. Accordingly, the assets and liabilities of the contributed entities were combined for the six months ended 1 July 2008 and recorded at the carrying value, as determined by RAO UES in its IFRS consolidated financial statements. Information in respect of the comparative period and opening balances as at 1 January 2008 has been restated as if the business combination took place at the beginning of the earliest period presented. The weighted average number of shares in issue during 2008 was also calculated in accordance with the predecessor method of accounting (Note 27).

The difference between the consideration paid and the predecessor carrying values of the net assets relating to the acquisition of a business from an entity under common control is recorded directly to equity, and reflected in the merger reserve.

All businesses acquired in 2008 were accounted for using the predecessor values method. In 2008 the following former subsidiaries of RAO UES were received by the Group during reorganisation: JSC “Mobile gas-turbine electricity plants”, JSC “The Amur Transmission Company”, JSC “The Yakutiya Transmission Company”, JSC “The Primorie Transmission Company”, JSC “The Ulyanovsk Transmission Company”, JSC “The Khabarovsk Transmission Company” and JSC “The Tyva Transmission Company”.

New accounting developments. These combined and consolidated financial statements have been prepared by applying the accounting policies consistent with those of the annual financial statements for the year ended 31 December 2008, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2009.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

(a) Certain new Standards and Interpretations have been published that are mandatory for the Group's accounting periods beginning on or after 1 January 2009 or later periods:

  IFRS 8, “Operating Segments” (effective for annual periods beginning on or after 1 January 2009). The standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organisation for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments, with segment information presented on a similar basis to that used for internal reporting purposes. The information about operating segments is disclosed in Note 31.

  Amendment to IAS 23, “Borrowing Cost” (revised March 2007; effective for annual periods beginning on or after 1 January 2009). The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost

Note 2. Basis of preparation (continued)

  of the asset. Other borrowing costs are recognised as an expense using the effective interest method. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. These combined and consolidated financial statements have been prepared under the revised standard requirements. The information about the interest expense capitalised on borrowings related to qualifying assets is disclosed in Note 26.

  Amendment to IAS 1, “Presentation of Financial Statements” (revised September 2007, effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which also includes all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities are allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group has elected to present one statement: a statement of comprehensive income. These combined and consolidated financial statements have been prepared under the revised disclosure requirements.

  Improving Disclosures about Financial Instruments - Amendment to IFRS 7, “Financial Instruments: Disclosures” (issued in March 2009; effective for annual periods beginning on or after 1 January 2009). The amendment requires enhanced disclosures about fair value measurements and liquidity risk. Entities are required to disclose an analysis of financial instruments using a three-level fair value measurement hierarchy. The amendment (a) clarifies that the maturity analysis of liabilities should include issued financial guarantee contracts at the maximum amount of the guarantee in the earliest period in which the guarantee could be called; and (b) requires disclosure of remaining contractual maturities of financial derivatives if the contractual maturities are essential for an understanding of the timing of the cash flows. Entities will also have to disclose a maturity analysis of financial assets it holds for managing liquidity risk, if that information is necessary to enable users of its financial statements to evaluate the nature and extent of liquidity risk. These combined and consolidation financial statements have been prepared under the revised disclosure requirements.

  Amendments to IFRS 2, “Share-based Payment Vesting Conditions and Cancellations” (effective for annual periods beginning on or after 1 January 2009). The amendment deals with two matters: it clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. This interpretation does not have any impact on the Group’s combined and consolidated financial statements as it has no share-based payments scheme at the reporting date.

  IAS 28 (Amendment), “Investment in associates” (and consequential amendments to IAS 32, “Financial instruments: Presentation”, and IFRS 7 “Financial instruments: disclosures”) (effective from I January 2009). The amendment is part of the IASB’s annual improvements project published in May 2008. An investment in an associate is treated as a single asset for the purposes of impairment testing. Any impairment loss is not allocated to specific assets included within the investment, for example goodwill. Reversals of impairment are reordered as an adjustment to the investment balance to the extent that the recoverable amount of associate increases. This amendment does not have any material impact on the Group's combined and consolidated financial statements.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Improvements to International Financial Reporting Standards (issued in May 2008). In 2008, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following Standards and Interpretations:

  IFRS 1 (Amendment) “First time adoption of IFRS” and IAS 27, “Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate” (effective for annual periods beginning on or after 1 January 2009).

  IAS 1 (Amendment) and IAS 32 (Amendment), “Puttable financial instruments and obligations arising on liquidation” (effective for annual periods beginning on or after 1 January 2009).

  IAS 16 (Amendment) “Property, Plant and Equipment” (and consequential amendments to IAS 7) (effective from 1 January 2009).

  IAS 20 (Amendment), “Accounting for governmental grants and disclosure of governmental assistance” (effective from 1 January 2009).

Note 2. Basis of preparation (continued)

  IAS 36 (Amendment), “Impairment of assets” (effective from 1 January 2009).

  “Reclassification of Financial Assets” — Amendments to IAS 39, “Financial Instruments: Recognition and Measurement”, a subsequent amendment, “Reclassification of Financial Assets: Effective Date and Transition”.

  IFRIC 9 and IAS 39 (Amendment), “Embedded Derivatives” (effective for annual periods ending on or after 30 June 2009).

  IFRIC 13, “Customer Loyalty Programmes” (effective for annual periods beginning on or after 1 July 2008).

  IFRIC 15, “Agreements for the Construction of Real Estate” (effective for annual periods beginning on or after 1 January 2009).

  IFRIC 16, “Hedges of a Net Investment in a Foreign Operation” (effective for annual periods beginning on or after 1 October 2008).

These changes do not have any material impact on the Group's combined and consolidated financial statements.

(b) The following standards, amendments and interpretations to existing standards that have been published are not yet effective and have not been early adopted by the Group:

  IAS 24, “Related Parties Disclosures” (revised November 2009; effective for annual periods beginning on or after 1 January 2011, with earlier application permitted). The revised standard has simplified the definition of a related party and removed inconsistencies. It has also provided a partial disclosure exemption for government-related entities by requiring disclosure about transactions with other entities controlled, or significantly influenced by the same government only if they are individually or collectively significant. The Group is currently assessing the impact of the amended standard on its combined and consolidated financial statements.

  IAS 27, “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The estimated impact of application of the revised standard is based on change of negative net assets of the subsidiaries for the year ended 31 December 2009 and equals RR 319 mln (for the year ended 31 December 2008 – RR 262 mln).

  IFRS 3, “Business Combinations” (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the acquisition method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer will have to recognise at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The Group will apply the new standard to any business combination from 1 January 2010.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 2. Basis of preparation (continued)

  IFRS 9 “Financial Instruments” (issued November 2009; effective date of mandatory adoption is 1 January 2013 with earlier adoption permitted for 2009 year-end financial statements). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortised cost or fair value, replacing the many different rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments (its business model) and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the many different impairment methods in IAS 39. IFRS 9 is expected to improve comparability and make financial statements easier to understand for investors and other users. The Group is currently assessing the impact of the new standard on its combined and consolidated financial statements.

  Classification of Rights Issues - Amendment to IAS 32, “Financial Instruments: Presentation” (effective for annual periods beginning on or after 1 February 2010 with earlier application permitted). The amendment addresses the accounting for rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer. Previously such rights issues were accounted for as derivative liabilities. The amendment issued requires that, provided certain conditions are met, such rights issues are classified as equity regardless of the currency in which the exercise price is denominated. The amendment is not currently relevant to the Group.

  Eligible Hedged Items - Amendment to IAS 39, “Financial Instruments: Recognition and Measurement” (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations. The amendment is not expected to have any impact on the Group's financial statements as the Group does not apply hedge accounting.

  Amendment to IAS 40 “Investment property” (and consequential amendments to IAS 32 and IFRS 7) (effective from 1 July 2009). The amendment clarifies that property that is under construction or development for future use as investment property is within the scope of IAS 40. Where the fair value model is applied, such property is, therefore, measured at fair value. However, where fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed and the date at which fair value becomes reliably measurable. IAS 40 is not applicable to the Group’s financial statements as the Group does not hold any significant investment property.

  Group Cash-settled Share-based Payment Transactions - Amendments to IFRS 2 “Share-based Payment” (effective for annual periods beginning on or after 1 January 2010). The amendments provide a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendments incorporate into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendments expand on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendments also clarify the defined terms in the Appendix to the standard. The Group has no share-based payment transactions.

  IFRIC 17, “Distribution of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The amendment clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognised in profit or loss when the entity settles the dividend payable. The Group will apply IFRIC 17 if it distributes non-cash assets to owners in the future.

  IFRIC 18, “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. The Group’s accounting policy in respect of assets transferred from customers complies with the requirements of IFRIC 18.

  IFRIC 19 “Extinguishing Financial Liabilities with Equity Instruments” (effective for annual periods beginning on or after 1 July 2010 with earlier application permitted). The interpretation clarifies the requirements of International Financial Reporting Standards when an entity renegotiates the terms of a financial liability with its creditor and the creditor agrees to accept the entity’s shares or other equity instruments to settle the financial liability fully or partially. IFRIC 19 is not applicable to the Group’s financial statements.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 2. Basis of preparation (continued)

  Amendment to IFRIC 14 (effective for annual periods beginning on or after 1 January 2011). This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement. The Group is currently assessing the impact of the amended interpretation on its financial statements.

  The International Financial Reporting Standard for Small and Medium-sized Entities (issued in July 2009) is a self-contained standard, tailored to the needs and capabilities of smaller businesses. Many of the principles of full IFRS for recognising and measuring assets, liabilities, income and expense have been simplified, and the number of required disclosures have been simplified and significantly reduced. The standard may be applied by entities which publish general purpose financial statements for external users and do not have public accountability. As a listed entity, the Group is not eligible to apply this standard.

  Improvements to International Financial Reporting Standards (issued in May 2010; effective dates vary standard by standard, most improvements are effective for annual periods beginning on or after 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements that were not replaced or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period; IAS 1 was amended to clarify that the components of the statement of changes in equity include profit or loss, other comprehensive income, total comprehensive income and transactions with owners and that an analysis of other comprehensive income by item may be presented in the notes; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits.

The following interpretations and amendments to existing standards have been published and are mandatory for the Group's accounting periods beginning on or after 1 July 2009 or later periods but are not expected to be relevant for the Group financial statements.

  IFRS 5 (Amendment), “Non-current assets held-for sale and discontinued operations” (and consequential amendments to IFRS 1, “First-time adoption of IFRS”) (effective from 1 July 2009).

  IAS 29 (Amendment), “Financial reporting in hyperinflationary economies” (effective from 1 July 2009).

  IAS 31 (Amendment), “Interests in joint ventures” (and consequential amendments to IAS 16) (effective from 1 July 2009).

  IAS 41 (Amendment), “Agriculture” (effective from 1 July 2009).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

  IFRS 1 “First time adoption of IFRS” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009).

Note 2. Basis of preparation (continued)

  IFRS 1 “Additional Exemptions for First-time Adopters” - Amendments to IFRS 1, “First-time Adoption of IFRS” (effective for annual periods beginning on or after 1 January 2010).

There are a number of minor amendments to IFRS 2, IFRS 5, IFRS 7, IFRS 8, IAS 1, IAS 7, IAS 8, IAS 10, IAS 17, IAS 18, IAS 29, IAS 34, IAS 36, IAS 38, IAS 39, IFRIC 9 and IFRIC 16 which are part of the IASB's annual improvements project published in April 2009 (not addressed above). These amendments are not expected to have a material impact on the Group’s accounts.

Going concern. These Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving preparation of estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The fair value of property, plant and equipment was established by an independent valuer as at 1 January 2007 as part of a revaluation. The carrying amount and depreciation of property, plant and equipment are affected by assumptions on the replacement cost, depreciated replacement cost, grouping of individual assets and remaining useful life (Note 6). Actual results may be different from these estimates.

Investment in JSC "Bashkirenergo". Management had assessed the level of influence that the Group has on JSC "Bashkirenergo" and determined that it did not amount to significant influence. Consequently, this investment is classified as available-for-sale investment.

Note 3. Summary of significant accounting policies

Principles of consolidation. The Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in JSC “Kuban Trunk Grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority or all of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entities assets and operations.

All inter-company balances and transactions have been eliminated. The minority interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Transfers of subsidiaries between entities under common control. Transfers of businesses between parties under common control are accounted for using the predecessor basis of accounting method. Under this method the financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented. The assets and liabilities of the subsidiaries transferred under common control are recognised at the predecessor entity’s carrying amounts. Any difference between the carrying amount of net assets and the nominal value of share capital contributed is accounted for in these combined and consolidated financial statements as an adjustment to merger reserve within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 3. Summary of significant accounting policies (continued)

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of post-acquisition movements in reserves is recognised in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Goodwill. Goodwill is recognised on acquisitions of subsidiaries. Goodwill arising on the acquisitions represents any excess of the cost of an acquisition over the fair value of the acquirer’s share of the net identifiable assets, liabilities and contingent liabilities of the acquired subsidiary or associate at the date of transaction. The carrying amount of goodwill is assessed for impairment on an annual basis. Any excess of the fair value of the net identifiable assets acquired over the cost of acquisition is recognised immediately in profit or loss. Goodwill arising on the acquisition of associates is included in the carrying amount of the investment and is not tested separately for impairment.

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these Financial Statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the Statement of Financial Position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest reprising date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Note 3. Summary of significant accounting policies (continued)

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available for sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from other comprehensive income to profit or loss for the year.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss– is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2009, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 30.24:US$ 1.00 (31 December 2008 – RR 29.38:US$ 1.00); between the Russian Rouble and Euro: RR 43.39:Euro 1.00 (31 December 2008 RR 41.44:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets. Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Note 3. Summary of significant accounting policies (continued)

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Company’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date of more then three months from the acquisition date.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Note 3. Summary of significant accounting policies (continued)

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Value added tax on purchases and sales. Output VAT on sales should be charged on the earliest of the dates: the date of shipment of goods (works, services) or the date of advance payment receipt from the buyer. Input VAT could be recovered without payment for the goods (works, services). Before 1 January 2009 no VAT on advances given could be recovered. Starting from 1 January 2009 VAT on advances given is generally recoverable VAT due to the budget (due from the budget) is calculated as the difference between output VAT on sales of goods (works, services) and input VAT charged by suppliers and recovered.

Income taxes. Income taxes have been provided for in these combined and consolidated financial statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group's uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Note 3. Summary of significant accounting policies (continued)

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rate of interest for a similar instrument, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective yield method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation. Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Starting from 2009 the borrowing costs related to purchase or construction of assets that take a substantial period of time to get ready for use or sale (qualifying assets) are capitalised as part of the cost of the asset. The Group applies the transitional provisions of IAS 23 for borrowing costs relating to all qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Russian Federation state pension scheme on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the Statement of Financial Position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations are determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Note 3. Summary of significant accounting policies (continued)

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the financial statements are authorised for issue.

Minority interest. Minority interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the minority interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of minority interests. The Group uses the ‘economic entity’ approach to the recognition of minority interest, whereby minority is treated as equity participants in the Group. As a consequence, any gains or losses resulting from the purchases and sales of the minority interests are recognised in the statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognized when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share is determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting year.

Changes in presentation. Where necessary, corresponding figures have been adjusted to conform to the presentation of the current year amounts. The effect of reclassifications for presentation purposes was as follows:

	As originally		As currently
	presented	Reclassification	presented
Combined and consolidated statement of financial position:
Bank deposits (Note 13)	-	2,386	2,386
Other current assets	2,413	(2,386)	27
Combined and consolidated statement of comprehensive
income:
Revenues	70,807	(1,556)	69,251
Other operating income	5,031	1,556	6,587
Combined and consolidated statement of cash flow:
Decrease in other current assets	606	(499)	107
Investment in bank deposits	-	(30)	(30)
redemption of bank deposits	-	529	529

The revised IAS 1 which became effective from 1 January 2009 requires an entity to present a statement of financial position as at the beginning of the earliest comparative period (‘opening statement of financial position’), when the entity applies an accounting policy retrospectively or makes a retrospective restatement or when it reclassifies items in its financial statements. Therefore, an entity that makes such a prior period adjustment or reclassification normally presents, as a minimum, three statements of financial position, two of each of the other statements, and related notes.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

In these circumstances, management considered whether omitting the opening statement of financial position at 1 January 2008 would represent a material omission of information. In management’s opinion, the omission of the opening statement of financial position, is not material and is therefore permitted. Management considered that materiality of an omission is measured against its ability to influence the economic decisions of the users of the financial statements.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2009 and 31 December 2008 are presented below:

	2009		2008
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
JSC “The Kuban Trunk Grids”	49.0	49.0	49.0	49.0
JSC “The Tomsk Trunk Grids”	52.0	59.9	52.0	59.9
Other companies
JSC “Power Industry Research and Development
Centre”	100.0	100.0	100.0	100.0
JSC “Energostroisnabkomplekt”	100.0	100.0	100.0	100.0
JSC “Nurenergo”	77.0	77.0	77.0	77.0
JSC “The principle electricity transmission service
company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Specialized electricity transmission service
company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Engineering and Construction Management
Centre of Unified energy system”	100.0	100.0	100.0	100.0
JSC “DalEnergosetProject”	100.0	100.0	100.0	100.0
JSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
LLC “Index Energetiki”	100.0	100.0	100.0	100.0

Transmission companies. The shares of the transmission companies (TCs) were received by FGC UES in 2006-2008 as payment for additional issues of ordinary shares of FGC UES. These Financial statements present these transactions as transactions under common control (Note 2). On 1 July 2008 54 transmission companies and 7 ITC companies (Note 1) ceased to exist as separate legal entities and were merged into the Company forming a single legal entity.

JSC “Power Industry Research and Development Centre”. JSC “Power Industry Research and Development Centre” is a research and development project institution in the sphere of electric power.

JSC “Energostroisnabkomplekt”. JSC “Energostroisnabkomplekt” organises the supply of goods and services for companies operating in the industry.

JSC “Nurenergo”. JSC “Nurenergo” performs electricity and heat distribution and sale activity in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, JSC “Nurenergo” has negative net assets after accounting for impairment (Note 6); no minority interest in the negative net asset position of JSC “Nurenergo” is recognised.

JSC “DalEnergoSetProject”. The shares of JSC “DalEnergoSetProject” were purchased from RAO UES in June 2008 for consideration of RR 370 million paid in cash. JSC “DalEnergoSetProject” is a grid engineering company.

JSC “Mobile gas-turbine electricity plants” has been received as a result of merger of RAO UES in July 2008 and accounted for as a business combination under common control using the predecessor value method (Note 2). The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

LLC “Index Energetiki” owns minority shares in electricity industry entities, former subsidiaries of RAO UES. Control over LLC “Index Energetiki” was obtained as a result of RAO UES reorganization.

Note 5. Balances and transactions with related parties

State controlled entities

In the normal course of business the Group enters into transactions with entities under Government control. Bank loans are provided at the prevailing market rates. Taxes are accrued and settled in accordance with the Russian tax legislation.

During the year ended 31 December 2009 and 31 December 2008 the Group had the following significant transactions with state controlled entities:

	Year ended	Year ended
	31 December 2009	31 December 2008
Transmission revenue	77,135	62,449
Connection services	2,418	4
Electricity sales	1,336	833
Other revenue and other operating income	1,588	3,373
Electricity cost	(556)	(344)
Other expenses	(1,972)	(2,579)
Gain on sale of available-for-sale investments (Note 9)	1,106	-
Interest income	3,654	6,053
Interest expenses	-	(35)
Dividend income	24	-
Sub-lease expenses of FGC UES paid to ITC Centre	-	(2,187)
Operating lease income of TGs received from ITC Centre	-	2,183

During the year ended 31 December 2008 the ITC Centre (85% owned by the Russian Federation and 15% owned by FGC UES) acted as the lessee of the property, plant and equipment of TCs (Group entities) and subleased it to FGC UES. Repair and maintenance expenses and depreciation of this property, plant and equipment were borne by the Group’s companies. The income received and expenses incurred during the year ended 31 December 2008 in relation to operating leases of the TCs’ property, plant and equipment, disclosed in the table above are presented net in these Financial Statements based on the substance of the arrangement.

Significant balances with state controlled entities are presented below:

	31 December 2009	31 December 2008
Cash and cash equivalents	3,405	8,731
Bank deposits	3,244	30
Long-term promissory notes (Note 10)	671	42,815
Short-term promissory notes (Note 10)	46,331	55,147
Trade receivables
(Net of allowance for doubtful debtors of RR 4,569 million
as at 31 December 2009 and 1,418 million as at 31
December 2008)	6,042	4,391
Other receivables
(Net of allowance for doubtful debtors of RR 467 million as
at 31 December 2009 and 468 million as at 31 December
2008)	633	1,238
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 1,667 million
as at 31 December 2009 and RR 409 million as at
31 December 2008)	205	1,246
Accounts payable to the shareholders of FGC UES	(40,178)	-
Accounts payable and accrued charges	(10,834)	(10,752)
Long-term accounts receivable	(296)	(296)
Current debt	(505)	(505)

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Tax balances and charges are disclosed in Notes 17, 22 and 24. Tax transactions are disclosed in the Statement of Comprehensive Income.

Note 5. Related parties (continued)

Associates

During the reporting period the Group had the following significant transactions with associates:

	Year ended	Year ended
	31 December 2009	31 December 2008
Other operating income	14	89
Electricity cost	(94)	(50)
Other expenses	(84)	(73)
Dividend income	24	-

The Group had the following significant balances with associates:

	31 December 2009	31 December 2008
Trade payables	469	318
Trade receivables	9	1
Other receivables	104	222

Directors’ compensation. Compensation is paid to members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Fees, compensation or allowances to the members of the Board of Directors for their services in that capacity and for attending Board meetings are paid depending on results for the year. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the years ended 31 December 2009 and 2008 was as follows:

	2009		2008
		Accrued		Accrued
	Expense	liability	Expense	liability
Short-term compensation, including salary and bonuses	98	1	77	18
Remuneration for serving on the Board of Directors	4	-	5	-
Post-employment benefits	12	58	19	46
Total	114	59	101	64

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 6. Property, plant and equipment

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2009	15,380	152,170	98,435	212,365	22,725	501,075
Additions	404	26	5,163	83,666	2,135	91,394
Transfers	823	1,791	14,754	(19,165)	1,797	-
Disposals	(8)	(47)	(918)	(726)	(294)	(1,993)
Elimination of accumulated
depreciation and impairment	(931)	(16,509)	(24,808)	(3,235)	(6,484)	(51,967)
Reversal of impairment
provision	734	7,238	1,666	-	4	9,642
Revaluation increase	5,510	269,264	32,515	40	1,418	308,747
Decrease in revaluation
reserve	(696)	-	(11)	(9,025)	(1,153)	(10,885)
Revaluation loss	(22)	(963)	(3,211)	(90,212)	(11,285)	(105,693)
Closing balance as at
31 December 2009	21,194	412,970	123,585	173,708	8,863	740,320
Including PPE under finance
lease			2,273			2,273
Accumulated depreciation and impairment
Opening balance as at
1 January 2009	(657)	(10,723)	(16,376)	(1,481)	(4,489)	(33,726)
Charge for the period	(275)	(5,804)	(8,612)	-	(2,049)	(16,740)
Specific impairment loss	-	-	-	(1,755)	(66)	(1,821)
Disposals	1	18	180	1	120	320
Elimination of accumulated
depreciation and impairment	931	16,509	24,808	3,235	6,484	51,967
Closing balance as at
31 December 2009	-	-	-	-	-	-
Including PPE under finance
lease			-			-
Net book value as at
1 January 2009	14,723	141,447	82,059	210,884	18,236	467,349
Net book value as at
31 December 2009	21,194	412,970	123,585	173,708	8,863	740,320

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 6. Property, plant and equipment (continued)

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2008	15,059	148,227	93,059	109,885	19,042	385,272
Additions	149	1,504	423	114,439	1,664	118,179
Transfers	276	2,521	5,808	(10,816)	2,211	-
Disposals	(104)	(82)	(855)	(1,143)	(192)	(2,376)
Closing balance as at
31 December 2008	15,380	152,170	98,435	212,365	22,725	501,075
Including PPE under
finance lease	-	-	5,830	-	68	5,898
Accumulated depreciation and impairment
Opening balance as at
1 January 2008	(373)	(5,217)	(8,618)	(1,320)	(2,058)	(17,586)
Charge for the period	(292)	(5,514)	(7,917)	-	(2,493)	(16,216)
Impairment loss/reversal of
impairment provision	-	-	-	(161)	(30)	(191)
Disposals	8	8	159	-	92	267
Closing balance as at
31 December 2008	(657)	(10,723)	(16,376)	(1,481)	(4,489)	(33,726)
Including PPE under
finance lease	-	-	(3,096)	-	(36)	(3,132)
Net book value as at
1 January 2008	14,686	143,010	84,441	108,565	16,984	367,686
Net book value as at
31 December 2008	14,723	141,447	82,059	210,884	18,236	467,349

Borrowing costs of RR 797 million for the year ended 31 December 2009 are capitalised in additions above. Capitalisation rate of 7.3% for the year ended 31 December 2009 was used to determine the amount of borrowing costs eligible for capitalization representing the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2009 such advances amounted to RR 34,328 million, net of revaluation loss of RR 21,115 million and specific impairment of RR 1,633 million. As at 31 December 2008 the advances amounted to RR 58,375 million, no revaluation loss or specific impairment was recorded at that date.

The Group obtains bank guarantees in relation to advances paid to construction companies and suppliers of property, plant and equipment. These guarantees represent an irrevocable assurance of the bank to make payments to the Group in the event of the default of the construction company or supplier of property, plant and equipment on its obligations. The total amount of guarantees received is RR 68,709 million as at 31 December 2009 (RR 57,434 million as at 31 December 2008) including VAT.

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group’s assets do not include land on which the Group’s buildings and facilities are situated. The Group has the option to purchase this land upon application to the state registering body or to formalize the right for rent. According to Russian legislation the expiry date of this option is 1 January 2010 and for the land on which electric power transmission lines are located is 1 January 2013. The Group companies have not filed any application to purchase the land as at 31 December 2009.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 6. Property, plant and equipment (continued)

Revaluation. The property, plant and equipment have been revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s transmission segment (Note 31) was considered as a single cash generating unit.

The following assumptions have been made as part of the profitability test:

  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation – up to 11% in 2017. A 0.5% change in the expected return on capital employed would impact the carrying amounts of property, plant and equipment by approximately 8%;

  The value of the capital employed for the purpose of the second and subsequent long-term regulation periods will be determined based on independent valuation;

  The amount of expenditure for the period from 2012 through 2029 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;

  A nominal pre-tax discount rate of 13% was determined based on the weighted average cost of capital. A 0.5% change in the discount rate used would impact the carrying amounts of property, plant and equipment by approximately 7%.

The increase in the carrying amount resulting from the revaluation of property, plant and equipment has been recognised in other comprehensive income as a revaluation reserve unless it reverses a previously recognised impairment loss, in which case this reversal was recognised in profit for the year. A decrease in the carrying amount has been recognised in other comprehensive income to the extent any credit balance existed in the revaluation surplus in respect of that asset. All other decreases are recognised as a loss for the year.

As a result of the revaluation the Group’s equity increased by RR 238,290 million, comprising an increase in the carrying value of property, plant and equipment of RR 297,862 million, net of a related deferred tax of RR 59,572 million. At the same time, RR 9,642 million of previously recognised impairment was reversed and a revaluation loss of RR 105,693 million was recognised as a loss for the year; a related net deferred tax movement of RR 19,210 million was credited to profit and loss for the period.

As most of the Group’s assets relate to the transmission business, any shortfall between the depreciated replacement cost and the result of the profitability test at each revaluation date is allocated pro rata across all assets, including construction in progress which includes advances for construction. Consequently, the revaluation loss recognised on construction in progress should be considered alongside the revaluation increase recorded on other asset groups. The total effect of the revaluation undertaken as at 31 December 2009 on the property, plant and equipment is, when seen in this context, an increase of RR 201,811 million.

For each revaluated class of property, plant and equipment stated at revalued amount in these Financial Statements, the carrying amount that would have been recognized had the assets been carried under the historical cost basis is as follows:

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Net book value as at
31 December 2009	11,183	119,809	73,439	265,528	20,722	490,681
Net book value as at
31 December 2008	9,877	116,650	63,170	203,123	19,069	411,889

Impairment. During the year ended 31 December 2009 the Group recorded a specific impairment provision in relation to advances issued for the purchase of property, plant and equipment and construction in progress in the amount of RR 1,633 million (nil as at 31 December 2008).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 6. Property, plant and equipment (continued)

A specific impairment loss recognised in 2009 in the amount of RR 188 million (2008: RR 191 million) arose in relation to the property, plant and equipment of JSC “Nurenergo”. As a consequence of the military, political and economic situation in Chechen Republic, the earnings of JSC “Nurenergo” from sales of electricity purchased on wholesale electricity market do not exceed current operating expenses. An impairment loss was recognised in respect of the balance for all construction in progress and property, plant and equipment in JSC “Nurenergo”.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. At the end of each of the leases the Group has the option to purchase the equipment at a beneficial price. At 31 December 2009 the net book value of leased property, plant and equipment was RR 2,273 million (as at 31 December 2008 – RR 2,766 million). The leased equipment is pledged as security for the lease obligations.

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2009	31 December 2008
Under one year	476	125
Between two and five years	1,140	815
Over five years	8,482	5,031
Total	10,098	5,971

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2009 the carrying value of property, plant and equipment leased out under operating lease is RR 1,856 million (31 December 2008: RR 795 million).

Note 7. Intangible assets

	Corporate system
	of managing	Corporate information
	geographically dispersed	management system
	resources	(SAP-R3)	Other software	Total
Cost at 1 January 2008	1,488	3,009	1,039	5,536
Accumulated amortisation	(193)	(195)	(262)	(650)
Carrying value at
1 January 2008	1,295	2,814	777	4,886

Additions	218	1,424	1,594	3,236
Disposals	-	(481)	(257)	(738)
Amortisation charge	(168)	(203)	(80)	(451)
Carrying value at
31 December 2008	1,345	3,554	2,034	6,933

Cost at 31 December 2008	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at
31 December 2008	1,345	3,554	2,034	6,933

Cost at 1 January 2009	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at
1 January 2009	1,345	3,554	2,034	6,933

Additions	1	627	479	1,107
Disposals	-	(81)	(316)	(397)
Disposals of accumulated
amortisation	-	-	145	145

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

	Corporate system
	of managing	Corporate information
	geographically dispersed	management system
	resources	(SAP-R3)	Other software	Total
Amortisation charge	(171)	(294)	(465)	(930)
Impairment loss	-	(466)	-	(466)
Carrying value at
31 December 2009	1,175	3,340	1,877	6,392

Cost at 31 December 2009	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value at
31 December 2009	1,175	3,340	1,877	6,392

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million at 31 December 2009 and at 31 December 2008.

Corporate information management system (SAP-R3) consists of several modules (parts) and related licences. As at 31 December 2009 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP-R3) includes the development cost of RR 2,178 million as at 31 December 2009 and RR 1,745 million as at 31 December 2008.

Other software includes capitalised software development costs that meet the definition of an intangible asset of RR 1,079 million as at 31 December 2009 and RR 1,122 million as at 31 December 2008.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended	Year ended
	31 December 2009	31 December 2008
Carrying value at 1 January	44,632	509
Acquisition of associates	-	47,052
Share of result of associates	1,893	(1,372)
Impairment of investment	(1,473)	(1,766)
Translation difference	9	61
Disposal	-	(194)
Equity movements:
Property, plant and equipment revaluation reserve	13,436	454
Other equity movements	(46)	(112)
Carrying value at 31 December	58,451	44,632

During 2008 significant investments in associates were acquired as a result of the merger with RAO UES in exchange for additional shares issued by the Company. These investments, except for JSC “WGC-1”, were initially recognized at their fair value at the date of transaction as the Company’s shares were not actively traded at that date. The investment in JSC “WGC-1” was acquired in a transaction under common control and was recorded at the predecessor entity’s carrying amount.

	31 December 2009	31 December 2008
JSC “WGC-1”	30,053	17,657
JSC “Volzhskaya TGC”	17,774	15,920
JSC “TGC-6”	6,066	7,772
JSC “TGC-11”	3,624	2,294
Other associates	934	989
Total	58,451	44,632

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Where there was an active market and quoted prices for shares, the fair value of the associates as at the date of acquisition was established using the market prices. When no published quoted price was available, the fair value was determined by applying various valuation techniques. The fair value of investments in associates for which a published price is available is as follows:

	31 December 2009	31 December 2008
JSC “WGC-1”	14,124	6,581
JSC “Volzhskaya TGC”	13,746	2,515
JSC “TGC-6”	4,508	1,748
JSC “TGC-11”	2,534	786

The following is summarised financial information, in aggregate, in respect of significant associates:

	Ownership/
31 December 2009	Voting,%	Assets	Liabilities	Revenues	Profit/(Loss)
JSC “WGC-1”	43.1	96,081	(26,353)	49,292	(1,428)
JSC “TGC-6”	24.7	40,625	(10,103)	22,342	1,951
JSC “Volzhskaya TGC”	33.7	69,470	(16,650)	52,390	4,305
JSC “TGC-11”	27.5	19,921	(6,718)	17,394	2,335

				Revenues	Profit/(Loss)
				(since the	(since the
	Ownership/			date of	date of
31 December 2008	Voting,%	Assets	Liabilities	acquisition)	acquisition)
JSC “WGC-1”	43.1	60,105	(19,162)	25,120	(29,182)
JSC “TGC-6”	24.7	42,257	(6,310)	9,853	437
JSC “Volzhskaya TGC”	33.7	67,943	(15,084)	27,021	1,126
JSC “TGC-11”	27.5	14,225	(4,687)	7,596	(3,445)

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 8. Investments in associated companies (continued)

Revaluation of property, plant and equipment of associates. The property, plant and equipment of associates was revalued as at 31 December 2009 by an independent appraiser. The Group’s share of the revaluation surplus recognised in the Group’s other comprehensive income was RR 14,151 million; the related deferred tax charge of RR 2,830 million was also recognised in other comprehensive income. The revaluation decrease on JSC “TGC-6” in the amount of RR 715 million reduced the revaluation surplus previously recognised in other comprehensive income; the related deferred tax of RR 143 million was credited to other comprehensive income.

Impairment of investments in associates. As at 31 December 2009 the Group has assessed whether the carrying value of the investments exceeded their recoverable amount at that date. The Group determined the recoverable amount based on value in use being the present value of the future cash flows expected to be derived from the investment. The future expected cash flows were discounted at 18% being the nominal pre-tax discount rate determined based on the weighted average cost of capital of the associates. Pursuant to this impairment test, an impairment loss of RR 1,473 million was recognised in relation to the investment in JSC “TGC-6” as a loss for the period; the related deferred tax of RR 295 million was credited to profit and loss.

In 2008 an impairment loss of RR 1,766 million was recognised in relation to the investment in JSC “Volzhskaya TGC”; the related deferred tax of RR 353 million was credited to profit and loss.

Note 9. Available-for-sale investments

	31 December		Change in	Impairment	31 December
	2008	Disposal	fair value*	charge	2009
JSC “Bashkirenergo”	1,395	-	6,304	-	7,699
JSC “Mosenergo”	1,705	-	4,173	-	5,878
JSC “RusHydro”	2,673	-	2,664	-	5,337
JSC “MRSK Holding”	1,033	-	3,214	-	4,247
JSC “WGC-6”	1,039	-	1,860	-	2,899
JSC “Inter RAO UES”	351	-	2,317	-	2,668
JSC “WGC-4”	528	-	1,733	-	2,261
JSC “TGC-1”	177	-	680	-	857
JSC “WGC-3”	199	-	619	-	818
JSC “WGC-2”	176	-	450	-	626
JSC “Sangtudinskaya GES-1”	1,100	-	-	(545)	555
JSC “RAO ES Vostoka”	86	-	401	-	487
JSC “TGC-11 Holding”	45	-	105	-	150
JSC “TGC-9”	100	-	182	-	282
JSC “Kuzbassenergo”	1,003	(2,501)	1,753	-	255
JSC “TGC-13”	74	-	136	-	210
JSC “TGC-2”	56	(56)	-	-	-
JSC “TGC-14”	34	(43)	9	-	-
Total	11,774	(2,600)	26,600	(545)	35,229

* - Change in fair value of available-for-sale investments is recognised in other comprehensive income.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 9. Available-for-sale investments (continued)

	31 December			Impairment	31 December
	2007	Additions	Disposal	charge	2008
JSC “Bashkirenergo”	-	7,671	-	(6,276)	1,395
JSC “Mosenergo”	-	7,661	-	(5,956)	1,705
JSC “RusHydro”	-	8,396	-	(5,723)	2,673
JSC “MRSK Holding”	-	2,671	-	(1,638)	1,033
JSC “WGC-6”	-	7,000	-	(5,961)	1,039
JSC “Inter RAO UES”	-	2,150	(30)	(1,769)	351
JSC “WGC-4”	-	2,610	-	(2,082)	528
JSC “TGC-1”	-	1,631	-	(1,454)	177
JSC “WGC-3”	-	1,323	-	(1,124)	199
JSC “WGC-2”	-	1,245	-	(1,069)	176
JSC “Sangtudinskaya GES-1”	3,035	-	-	(1,935)	1,100
JSC “TGC-9”	-	695	-	(595)	100
JSC “Kuzbassenergo”	-	6,676	-	(5,673)	1,003
JSC “TGC-2”	-	416	-	(360)	56
JSC “TGC-14”	-	91	-	(57)	34
JSC “TGC-10”	-	1,325	(1,325)	-
JSC “Russian utilities system”	-	1,000	(1,000)	-
JSC “TGC-8”	-	912	(912)	-
Other investments	-	2,107	(233)	(1,669)	205
Total	3,035	55,580	(3,500)	(43,341)	11,774

JSC “Sangtudinskaya GES-1”

Available-for-sale investments include shares of JSC “Sangtudinskaya GES-1”, which is incorporated and operates in Tajikistan. As at 31 December 2009 and 31 December 2008 the Group’s interest in JSC “Sangtudinskaya GES-1” was 14.78%.The controlling shareholder in JSC “Sangtudinskaya GES-1” is the Russian Federation.

In 2008 JSC “Sangtudinskaya GES-1” started operation of three out of four hydro components; the fourth was put into operation in the beginning of 2009. These developments allowed management to estimate future cashflows of the entity and assess the fair value of the investment. The fair value of shares of JSC “Sangtudinskaya GES-1” as at 31 December 2008 was determined using discounted cash flow valuation technique and estimated at RR 1,100 million. An accumulated impairment loss of RR 1,935 million was recorded to this investment in 2008.

As at 31 December 2009 the Group has assessed the fair value of shares of JSC “Sangtudinskaya GES-1” using valuation techniques and determined it at the amount of RR 555 million. Pursuant to this assessment, an additional impairment loss in relation to the investment in JSC “Sangtudinskaya GES-1” was recognised in 2009 amounting to RR 545 million.

JSC “Bashkirenergo” and JSC “Kuzbassenergo”

As a result of merger with RAO UES the Group acquired a 21.27% share in JSC “Bashkirenergo” and a 20.27% share in JSC “Kuzbassenergo”. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and JSC “Kuzbassenergo” and determined that it did not amount to significant influence. Consequently, the investments in these entities were classified as available-for-sale investments.

In November 2009 the Company sold 18.98% of the shares of JSC “Kuzbassenergo to JSC “InterRAO UES” for RR 2,042 million. A gain on the sale of this available-for-sale investment amounted to RR 1,106 million (including recycling of other comprehensive income amounted to RR 1,565 million) and was recognized in the financial statements for the year ended 31 December 2009.

As at 31 December 2009 the share of the voting rights in JSC “Bashkirenergo” was 21.27%.

JSC “TGC-2”

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 9. Available-for-sale investments (continued)

During the year ended 31 December 2009 the Company has sold the shares of JSC “TGC-2” for RR 454 million. A gain on the sale of this available-for-sale investment amounted to RR 398 million was recognized in the financial statements for the year ended 31 December 2009.

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices or, where the quotations were not available, based on valuation techniques. At 31 December 2009 the total carrying value of the investments which fair value was determined based on the quoted market prices was RR 34,674 million (31 December 2008: RR 10,674 million) .

Change in fair value of available-for-sale investments

The Group assessed the available-for-sale investments for impairment as at 31 December 2008 and concluded that an impairment had taken place as there was evidence of a significant and prolonged decline in the fair value of equity instruments below their cost.

The Group recognised the impairment loss for these investments in 2008 financial statements in amount of RR 43,341 million. The partial reversal of this impairment loss that resulted from the increase of market prices during the year ended 31 December 2009 was recognised in other comprehensive income in the amount of RR 25,035 million.

Note 10. Promissory notes

					31	31
			Effective		December	December
	Rating	Rating agency	interest rate, %	Due	2009	2008
Long-term promissory notes
LLC “Energo Finance”		Not available	9.1%-10.6%	2014	7,672	-
JSC “System Operator
UES”*		Not available	7.0%	2012	542	509
JSC “ROSBANK”	BBB+	Fitch Ratings	12.0%	2015	245	219
JSC “Evrofinance
Mosnarbank”	B	Fitch Ratings	12.6%	2014	190	170
JSC “IDGC of Centre and
Volga region”*		Not available	12.6%	2011-2020	129	115
JSC “Alfa-Bank”	BB-	Fitch Ratings	12.6%	2015	5	248
JSC “VTB Bank”*	BBB	Fitch Ratings	7.2%-7.3%	2010	-	42,084
LLC “Otkritie Finance”		Not available	9.1%	2015	-	4,042
LLC “FC Otkritie”		Not available	10.0%-10.1%	2015	-	3,294
Other long-term promissory
notes			12.6%	2011-2016	169	329
Total long-term promissory notes					8,952	51,010

Short-term promissory notes
JSC “VTB Bank”*	BBB	Fitch Ratings	7.2%-8.5%	2010	45,083	48,218
JSC “Alfa-Bank”	BB-	Fitch Ratings	12.6%	2010	1,524	845
JSC “System Operator
UES”*			7.0%	2010	1,114	3,712
JSC “Gazprombank”	Baa3	Moody’s	15.5%	2010	672	-
JSC “Mosenergo”*		Not available		2010	86	-
JSC “MOESK”*		Not available	17.0%	2009	-	3,013
JSB “Alemar Bank”		Not available	13.9%	2009	-	1,029
JSC “Ulyanovskenergo”		Not available		2009	-	206
Other short-term promissory
notes			0%-12.6%	2010	202	228
Total short-term promissory notes					48,681	57,251

Companies marked with * above are state-controlled entities (Note 5).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

All promissory notes are denominated in Russian roubles.

As at 31 December 2009 and 31 December 2008 the fair value of promissory notes, determined using valuation technique, was RR 57,481 million and RR 102,502 million respectively.

Note 10. Promissory notes (continued)

In 2009 the promissory notes of LLC “Otkritie Finance” and LLC “FC Otkritie” were exchanged for non-interest bearing notes of LLC “Energo Finance” payable on demand but not earlier than 12 December 2014. An impairment loss in 2009 was recognised in respect of promissory notes of LLC “Energo Finance” in the amount of RR 353 million resulting from the change in the conditions of repayment of obligation after the restructurization.

As at 31 December 2009 and 2008 the movement of provision for impairment of promissory notes was as follows:

	2009	2008
As at 1 January	4,231	-
Impairment charge during the year	353	4,231
Unwind of discount (included in
Interest income - Note 25)	(688)	-
As at 31 December	3,896	4,231

Note 11. Other non-current assets

	31 December 2009	31 December 2008
Long-term accounts receivable	438	398
Long-term bank deposits	-	1,820
Total financial assets	438	2,218
VAT recoverable	312	326
Other non-current assets	209	672
Total	959	3,216

Long-term deposits represented long-term irrevocable deposits within Kit-Finance Investment Bank with a maturity date of 26 November 2010. Interest on these deposits is equal to the current refinance rate of the Central Bank of Russian Federation and is paid on the maturity date. As at 31 December 2009 the refinance rate was 8.75 percent. Kit-Finance Investment Bank is undergoing financial rehabilitation procedures. Management believes that the Group will collect the full value of the deposit upon expiration of the agreement. As at 31 December 2009 Kit-Finance deposit was reclassified to bank deposits (Note 13).

Note 12. Cash and cash equivalents

	31 December 2009	31 December 2008
Cash at bank and in hand	13,387	7,007
Cash equivalents	20,312	8,678
Total	33,699	15,685

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Cash at bank	Rating	Rating agency	31 December 2009	31 December 2008
JSC “Alfa-Bank”	BB-	Fitch Ratings	9,664	4,009
	Ba1	Moody’s
	BB+	Standart&Poor’s
JSB “Sberbank”	BBB	Fitch Ratings	2,146	1,232
	Baa1	Moody’s
JSB “Gazprombank”	Baa3	Moody’s	1,111	77
	BB	Standart&Poor’s
Yugo-Zapadniy bank	BBB	Fitch Ratings	341	213
JSB “Otkrytie bank”	-	-	78	-
JSC “VTB bank”	BBB	Fitch Ratings	19	-
	Baa1	Moody’s
	BBB	Standart&Poor’s
JSCB “Agropromcreditbank”	Baa1	Moody’s	-	1,009
Other			28	467
Total cash at bank			13,387	7,007

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 12. Cash and cash equivalents (continued)

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2009	31 December 2008
JSB “Gazprombank”	5.0%-7.5%	Baa3	Moody’s	18,777	216
JSB “Sberbank”	7.0%-7.3%	BBB	Fitch Ratings	899	6,912
OJSC “Alfa-Bank”	2.0%-6.8%	Ba1	Moody’s	587	-
JSB “Otkrytie bank”	1.6%-8.5%	-	-	-	1,546
Other				49	4
Total bank deposits				20,312	8,678

Although some of the banks have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no deposits denominated in foreign currency included in cash equivalents as at 31 December 2009 (RR 1,216 million as at 31 December 2008).

Note 13. Bank deposits

			Rating	31 December	31 December
	Interest rate	Rating	agency	2009	2008
JSB “Gazprombank”	7.8%-11.3%	Baa3	Moody’s	5,740	-
LLC “KIT Finance Investment
bank”	9.0%-13.0%	Caa2	Moody’s	2,017	-
OJSC “Alfa-Bank”	8.3%-9.0%	Ba1	Moody’s	1,198	-
JSB “VTB bank”	8.0%-13.5%	Baa1	Moody’s	1,197	-
JSB “Sberbank”	10.0%	Baa1	Moody’s	30	30
JSB “Otkrytie bank”	7.5%	-	-	5	2,356
Total bank deposits				10,187	2,386

As at 31 December 2008 bank deposits of the Group were disclosed within Other current assets. As at 31 December 2009 bank deposits in amount of RR 10,187 million (as at 31 December 2008 – RR 2,386 million) are included in the Statement of Financial position as a separate line as the Management of the Group considers that separate presentation of bank deposits provides more relevant information for users of these combined and consolidated financial statements. Comparative information was restated to conform with the current year presentation.

Carrying amount of bank deposits approximates its’ fair value.

Bank deposits include deposits denominated in foreign currency in amount of RR 5 million as at 31 December 2009 (RR 2,056 million as at 31 December 2008).

Note 14. Accounts receivable and prepayments

	31 December 2009	31 December 2008
Trade receivables
(Net of allowance for doubtful debtors of RR 4,862 million as at
31 December 2009 and RR 1,455 million as at 31 December 2008)	8,434	6,164
Other receivables
(Net of allowance for doubtful debtors of RR 992 million as at
31 December 2009 and RR 703 million as at 31 December 2008)	869	2,636
Total financial assets	9,303	8,800

Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 2,162 million as at
31 December 2009 and 427 million as at 31 December 2008)	2,434	2,956
VAT recoverable	9,332	13,712
Tax prepayments	6,902	4,529
VAT related to advances received	1,277	1,079
Total	29,248	31,076

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value approximates their fair value.

Change in Tax legislation on value-added tax. Since 1 January 2009 the Russian legislation on VAT has changed (Note 3) which resulted in a decrease of the outstanding recoverable amount.

The movement of the provision for doubtful debts is shown below:

			Advances to
			suppliers and
31 December 2009	Trade receivables	Other receivables	prepayments	Total
As at 1 January	1,455	703	427	2,585
Provision reversal	(108)	(141)	(9)	(258)
Debt written-off	(2)	(94)	-	(96)
Provision accrual	3,517	524	1,744	5,785
As at 31 December	4,862	992	2,162	8,016

			Advances to
			suppliers and
31 December 2008	Trade receivables	Other receivables	prepayments	Total
As at 1 January	1,032	-	27	1,059
Provision reversal	(551)	-	(21)	(572)
Debt written-off	(346)	-	-	(346)
Provision accrual	1,320	703	421	2,444
As at 31 December	1,455	703	427	2,585

The provision for doubtful trade debts primarily relates to accounts receivable of JSC “Nurenergo” in respect of electricity supplied to consumers in the Chechen Republic.

As at 31 December 2009 the overdue receivables for which the provision had not been recorded amounted to RR 2,775 million (at 31 December 2008: RR 2,957 million). The ageing analysis is shown below:

	At 31 December 2009	At 31 December 2008
Less than 3 months	1,551	809
3 to 6 months	595	673
6 to 12 months	334	483
1 year to 5 years	295	992
Total	2,775	2,957

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 14. Accounts receivable and prepayments (continued)

The analysis of overdue accounts receivables for which the provision had been recorded as at 31 December 2009 is shown below, gross of allowance for doubtful accounts:

	31 December 2009	31 December 2008
Less than 3 months	1,042	255
3 to 6 months	644	255
6 to 12 months	18	632
1 year to 5 years	3,598	1,016
Total	5,302	2,158

Note 15. Inventories

	31 December 2009	31 December 2008
Repair materials	2,230	1,307
Spare parts	794	620
Other inventories	247	840
Total	3,271	2,767

The cost of inventories is shown net of an obsolescence provision for RR 39 million as at 31 December 2009 (RR 1 million as at 31 December 2008). At 31 December 2009 and 31 December 2008 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Equity

Basis of presentation of movements in equity. The Group was formed by the combination of certain electricity transmission businesses under common control. Due to the use of the predecessor basis of accounting (Note 2), the majority of the net equity recognised by the Group is based on the carrying value of the net assets of the businesses contributed as recorded in the IFRS financial records of the predecessor enterprises, subject to effects of subsequent revaluation of property, plant and equipment. Similarly, for the purpose of comparability, the equity of the Group has been presented for comparative periods and as at 1 January 2008 as if the current Group structure has existed from 1 January 2008 (Note 4).

Share capital

	Number of shares issued and fully paid
	31 December 2009	31 December 2008	31 December 2009	31 December 2008
Ordinary shares	1,153,514,196,362	1,153,514,196,362	576,757	576,757

As at 31 December 2009 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In August 2007 the Group started the process of placing an additional 114,965,254 thousand ordinary shares with an offering price of RR 0.59 per share. The issue was completed and registered in April 2008. Additional consideration was received in respect of the issue in 2008 in the form of cash amounts, being RR 1,625 million from RAO UES and RR 18,800 million from the Russian Federation. As a result of this issue, which was registered and competed in April 2008, the share capital was increased to RR 238,174 million and additional share premium recognised in the amount of RR 10,347 million.

In January 2009 FGC UES started to place additional 146,500 million shares with a par value RR 0.5 each for the amount of RR 73,250 million. The share issue was completed in January 2010 (Note 32). The amount of RR 40,178 million received for shares issued was included as at 31 December 2009 in the Combined and Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES.

Issue and conversion of shares transaction. On 1 July 2008 the Company issued 771,743,118 thousand ordinary shares, which were used for the conversion of the outstanding ordinary and preference shares of 54 transmission companies, 7 interregional transmission companies, JSC “State Holding“, JSC “Minority Holding of FGC UES” and RAO UES in connection with the merger of these entities into the Company.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

The difference of RR 69,180 million between the nominal value of the shares issued and IFRS carrying values of the subsidiaries together with the fair value of other assets contributed to the Company as a result of the merger, was recorded within the reserves in equity.

Note 16. Equity (continued)

Treasury shares. Treasury shares as at 31 December 2009 and 31 December 2008 represent 13,727,165 thousand of ordinary shares.

	31 December 2009	31 December 2008
As at 1 January	6,864	-
Treasury shares acquired as a result of
reorganisation	-	6,864
As at 31 December	6,864	6,864

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki”.

Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

Reserves. Reserves include Revaluation reserve for property, plant and equipment and available-for-sale investments, Merger reserve and Foreign currency translation reserve.

Based on the application of predecessor accounting (Note 2), the difference between the value of the share capital issued, the IFRS carrying values of the contributed assets and the minority interest has been recorded as a merger reserve within equity in amount of RR 56,891 million.

The translation reserve, relating to the exchange differences arising on translation of the net assets of foreign associate, as at 31 December 2009 was credit of RR 56 million (31 December 2008: credit of RR 47 million) and is included in other reserves.

Reserves comprise the following:

	31 December 2009	31 December 2008
Revaluation reserve, net of tax, for:
- for property, plant and equipment (Note 6)	291,700	53,984
- for property, plant and equipment of associates (Note 8)	10,749	-
- available-for-sale investments (Note 9)	21,919	-
Merger reserve	(56,891)	(56,891)
Foreign currency translation reserve	56	47
Total	267,533	(2,860)

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Reserves for the year ended 31 December 2009 (net of tax):

	Revaluation reserve for:			Foreign
	property, plant	available-for-sale		currency
	and equipment	investments	Merger	translation	Total
	(Note 6, 8)	(Note 9)	reserve	reserve	reserves
As at 1 January 2009	53,984	-	(56,891)	47	(2,860)
Change in revaluation reserve
for property, plant and
equipment	237,716	-	-	-	237,716
Change in revaluation reserve
for property, plant and
equipment of associates (Note 8)	10,749				10,749
Foreign currency translation
difference (Note 8)	-	-	-	9	9
Gain on change of fair value
of available-for-sale
investments	-	23,171	-	-	23,171
Realised revaluation reserve
for available-for-sale	-	(1,252)	-	-	(1,252)
investments
As at 31 December 2009	302,449	21,919	(56,891)	56	267,533

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 16. Equity (continued)

Reserves for the year ended 31 December 2008:

			Foreign
	Revaluation reserve for		currency
	property, plant and	Merger	translation	Total
	equipment (Note 6)	reserve	reserve	reserves
As at 1 January 2008	43,740	(5,917)	(14)	37,809
Foreign currency translation difference
(Note 8)	-	-	61	61
Change in tax rate related to revaluation
of property, plant and equipment	2,710	-	-	2,710
Conversion of shares	7,534	(50,974)	-	(43,440)
As at 31 December 2008	53,984	(56,891)	47	(2,860)

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2009, the statutory net loss of the parent company, FGC UES, as reported in the published statutory financial statements for the year ended 31 December 2009, was RR 59,866 million (for the year ended 31 December 2008 net profit was RR 4,465 million). At the Annual General Meeting in June 2009 and 2010 the decision was approved not to declare dividends for the years ended 31 December 2008 and 31 December 2009. A dividend was declared in June 2008 in respect of the year ended 31 December 2007 of RR 0.0008 per ordinary share for a total amount of RR 380 million.

Note 17. Profit tax

Profit tax expense comprises the following:

	The year ended	The year ended
	31 December 2009	31 December 2008
Current profit tax charge	(5,158)	(3,175)
Deferred profit tax credit	18,505	14,418
Total profit tax credit	13,347	11,243

During the year ended 31 December 2009 most entities of the Group were subject to tax rates of 20 percent on taxable profit (during the year ended 31 December 2008: 24 percent on taxable profit).

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

From 1 January 2009 the income tax rate for Russian companies was reduced from 24 to 20 percent. This rate of 20 percent has been used for the calculation of the deferred tax assets and liabilities as at 31 December 2009 and 31 December 2008. Net profit before profit tax for financial reporting purposes is reconciled to profit tax expenses as follows:

	The year ended	The year ended
	31 December 2009	31 December 2008
Loss before profit tax	(74,792)	(35,080)
Theoretical profit tax charge at statutory tax rate of 20 (24 for the
year ended 31 December 2008) percent	14,958	8,419
Tax effect of items which are not deductible or assessable for
taxation purposes	127	(808)
Effect of change in tax rate	-	4,646
Non-recognised deferred tax asset	(1,738)	(1,014)
Total profit tax credit	13,347	11,243

Deferred profit tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for profit tax purposes. Deferred profit tax assets and liabilities are measured at 20 percent at 31 December 2009 and 31 December 2008, the rates expected to be applicable when the asset or liability will reverse.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 17. Profit tax (continued)

Deferred profit tax assets and liabilities for the year ended 31 December 2009:

		Movements for the year
			Recognised in other
	31 December	Recognised in	comprehensive	31 December
	2009	profit or loss	income	2008
Deferred profit tax liabilities
Property, plant and equipment	70,620	(18,265)	59,572	29,313
Investments in associates	11,513	45	2,678	8,790
Available-for-sale investments	3,263	(353)	3,116	500
Accounts receivable and prepayments	6	6	-	-
Other deferred tax liabilities	31	(51)	-	82
Total deferred profit tax liabilities	85,433	(18,618)	65,366	38,685
Deferred profit tax assets
Property, plant and equipment	(1,161)	(345)	-	(816)
Available-for-sale investments	-	-	1,890	(1,890)
Long-term promissory notes	(1,120)	(274)	-	(846)
Accounts receivable and prepayments	(952)	(86)	-	(866)
Retirement benefit obligation	(321)	(159)	-	(162)
Accounts payable and accruals	(14)	31	-	(45)
Other deferred tax assets	(287)	35	-	(322)
Tax losses	(1,335)	(827)	-	(508)
Unrecognised deferred tax assets	3,397	1,738	(1,890)	3,549
Total deferred profit tax assets	(1,793)	113	-	(1,906)
Deferred profit tax liabilities, net	83,640	(18,505)	65,366	36,779

During the year ended 31 December 2009 the increase in fair value of the available-for-sale investments gave the rise to a partial reduction in the previously unrecognised deferred tax asset in the amount of RR 1,890 million.

Current portion of net deferred tax liabilities in the amount of RR 2,221 million represents the amount of deferred tax liabilities to be recovered during the year ended 31 December 2010.

The Group has not recognised deferred tax assets as at 31 December 2009 in respect of tax losses carried forward of RR 6,677 million (31 December 2008: RR 2,543 million at JSC “Nurenergo”) at companies in the table below.

	31 December 2009	31 December 2008
JSC “Nurenergo”	4,614	2,543
JSC “Mobile gas-turbine electricity plants”	1,533	-
JSC “The principle electricity transmission service company of
Unified National Electrical Network”	244	-
Others	286	-
Total tax loses carried forward	6,677	2,543

The tax losses expire in 10 years after their origination. In particular, these tax losses expire during 2012-2019, including nil during the year 2010, RR 969 million with term from 2 to 5 years (during 2012-2014) and RR 5,708 million with term over 5 years (during 2015-2019).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 17. Profit tax (continued)

Deferred profit tax assets and liabilities for the year ended 31 December 2008:

		Movements for the year
				Share
				Conversion
			Recognised in	result –
			other	recognised
	31 December	Recognised in	comprehensive	directly in	31 December
	2008	profit or loss	income	equity	2007
Deferred profit tax liabilities
Property, plant and equipment	29,313	(2,993)	(2,710)	-	35,016
Investments in associates	8,790	(2,452)	84	11,158	-
Available-for-sale investments	500	(8,941)	-	9,441	-
Accounts receivable and prepayments	-	(208)	-	-	208
Other deferred tax liabilities	82	(49)	-	-	131
Total deferred profit tax liabilities	38,685	(14,643)	(2,626)	20,599	35,355
Deferred profit tax assets
Property, plant and equipment	(816)	418	-	-	(1,234)
Available-for-sale investments	(1,890)	(1,890)	-	-	-
Long-term promissory notes	(846)	(846)	-	-	-
Accounts receivable and prepayments	(866)	287	-	-	(1,153)
Retirement benefit obligation	(162)	206	-	-	(368)
Accounts payable and accruals	(45)	783	-	-	(828)
Other deferred tax assets	(322)	285	-	(341)	(266)
Tax losses	(508)	(32)	-	-	(476)
Unrecognised deferred tax assets	3,549	1,014	-	-	2,535
Total deferred profit tax assets	(1,906)	225	-	(341)	(1,790)
Deferred profit tax liabilities, net	36,779	(14,418)	(2,626)	20,258	33,565

Note 18. Non-current debt

		Effective interest		31 December	31 December
	Currency	rate	Due	2009	2008
Certified interest-bearing non-
convertible bearer bonds, Issue 02	RR	8.25%	22.06.2010	7,000	7,000
Certified interest-bearing non-
convertible bearer bonds, Issue 04	RR	7.30%	06.10.2011	6,000	6,000
Certified interest-bearing non-
convertible bearer bonds, Issue 05	RR	7.20%	01.12.2009	-	4,980
Loan from European Bank for
Reconstruction and Development
(EBRD)	RR	MosPrime +2.15%	14.04.2009	-	5,000
Total non-current debt				13,000	22,980
Less: current portion of non-current
bonds				(7,000)	(4,980)
Less: current portion of EBRD loan				-	(682)
Non-current debt				6,000	17,318

The effective interest rate is the market interest rate applicable to the loan at the date of origination for fixed rate loans and the current market rate for floating rate loans.

At 31 December 2009 the estimated fair value of total non-current debts (including the current portion) was RR 12,874 million (31 December 2008: RR 21,130 million), which is estimated using the market prices for quoted FGC UES bonds as at 31 December 2009.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Since 2004 the Group issued certified interest-bearing non-convertible bearer coupon bonds for the total nominal value of RR 30,000 million. The interest was defined at the time of the issue and is fixed for the maturity period. The coupon is payable semi-annually.

Note 19. Retirement benefit obligations

	Year ended	Year ended
	31 December 2009	31 December 2008
Net liability in the Statement of Financial Position as at 1
January	2,933	2,608
Net periodical cost	821	648
Benefits paid	(315)	(323)
Net liability in the Statement of Financial Position as at 31
December	3,439	2,933

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2008.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2009 and 31 December 2008.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 19. Retirement benefit obligations (continued)

The amounts recognised in the Statement of Financial Position are determined as follows:

	31 December 2009	31 December 2008
Total present value of defined benefit obligations	4,544	4,262
Net actuarial gains not recognised in the Statement of financial
position	(396)	(464)
Unrecognised past service cost	(709)	(865)
Liability recognised in the Statement of Financial Position	3,439	2,933

The amounts recognised in profit or loss are as follows:

	Year ended	Year ended
	31 December 2009	31 December 2008
Current service cost	283	258
Interest on obligation	382	261
Actuarial gains and losses	1	(19)
Recognised past service cost	155	148
Total	821	648

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	Year ended	Year ended
	31 December 2009	31 December 2008
Defined benefit obligations at 1 January	4,262	3,841
Benefits paid by the plan	(315)	(323)
Current service costs	283	258
Interest on obligation	382	261
Actuarial gains	(68)	129
Past service cost	-	96
Present value of defined benefit obligations at 31 December	4,544	4,262

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(i)	Financial assumptions

	31 December 2009	31 December 2008
Discount rate	9.0%	9.0%
Inflation rate	6.5%	7.0%
Future salary increases	7.5%	8.0%
Future pension increase	6.5%	7.0%

(ii)	Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service - around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service

Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used at 31 December 2008.

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2010 are expected in the amount of RR 461 million.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Experience adjustments on benefit obligation are as follows:

	31 December 2009	31 December 2008
Total present value of defined benefit obligations	4,544	4,262
Deficit in plan	(4,544)	(4,262)
Experience adjustment on defined benefit obligations	323	808

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 20. Current debt and current portion of non-current debt

	Effective interest
	rate	31 December 2009	31 December 2008
Current portion of non-current bonds	7.2%-8.3%	7,000	4,980
IDGC Holding	14.1%	505	505
JSB Alfa Bank	14.0%	-	10,000
European Bank for Reconstruction and
Development	MosPrime +2.2%	-	682
Other current debt		40	44
Total		7,545	16,211

As at 31 December 2009 the Group has no undrawn committed financing facilities which may be used for the general purposes of the Group (31 December 2008: RR 5,000 million).

Note 21. Accounts payable and accrued charges

	31 December 2009	31 December 2008
Trade payables	11,750	8,960
Accounts payable to construction companies	9,377	8,771
Total financial liabilities	21,127	17,731
Accrued liabilities and other creditors	4,443	6,083
Advances received	7,368	7,642
Total	32,938	31,456

Note 22. Other taxes payable

	31 December 2009	31 December 2008
Property tax	432	219
Value added tax	335	508
Employee taxes	35	49
Other taxes	334	205
Total	1,136	981

Note 23. Revenues

	Year ended	Year ended
	31 December 2009	31 December 2008
Transmission fee	80,242	66,229
Electricity sales	3,348	2,516
Connection services	3,053	49
Grids repair and maintenance services	937	457
Total revenues	87,580	69,251

Other operating income primarily includes income from non-core activities.

	Year ended	Year ended
	31 December 2009	31 December 2008
Design works	1,033	357
Research and development services	792	809
Communication services	550	553
Rental income	235	455
Equipment installation income	-	1,605
Other income	1,677	2,808
Total other operating income	4,287	6,587

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 24. Operating expenses

	Year ended	Year ended
	31 December 2009	31 December 2008
Depreciation of property, plant and equipment	16,740	16,216
Employee benefit expenses and payroll taxes	15,904	13,680
Purchased electricity	15,431	12,924
Repair and maintenance services:	9,029	7,955
(including materials for repair)	2,096	1,592
Accrual of allowance for doubtful debtors	5,527	1,872
Rent	1,435	1,575
Loss on disposal of property, plan and equipment	1,413	1,488
Consulting, legal and auditing services	1,293	1,025
Business trips and transportation expenses	1,251	996
Insurance	1,153	1,211
Amortisation of intangible assets	930	451
Security services	917	763
Information system maintenance	882	815
Other materials	823	1,220
Taxes, other than on income	664	364
Fuel	490	479
Communication service	489	495
Research and development	447	358
Electricity transit via foreign countries	422	272
Cost of equipment installed	-	1,347
Other	2,976	2,669
Total	78,216	68,175

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs and long-term compensation payments.

	Year ended	Year ended
	31 December 2009	31 December 2008
Wages and salaries	12,803	10,819
Payroll taxes	2,280	2,213
Pension costs - defined benefit plans	821	648
Total	15,904	13,680

Rent expense principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Note 25. Finance income

	Year ended	Year ended
	31 December 2009	31 December 2008
Interest income	9,358	8,431
Foreign exchange difference	397	52
Dividends	245	-
Total finance income	10,000	8,483

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 26. Finance costs

	Year ended	Year ended
	31 December 2009	31 December 2008
Interest expense	1,928	2,777
Impairment of promissory notes	353	4,297
Foreign currency exchange differences	-	45
Total finance cost	2,281	7,119
Less capitalised interest expenses on borrowings related to qualifying
assets (Note 6)	(797)	-
Total finance cost recognised in profit or loss	1,484	7,119

An impairment loss was recognised in 2008 in respect of the promissory notes of JSC “Otkritie Finance” and JSC “FC Otkritie”. An impairment loss was recognised in 2009 in respect of the promissory notes of JSC “Energo Finance” in the amount of RR 353 million (Note 10).

Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	For the year ended	For the year ended
	31 December 2009	31 December 2008
Weighted average number of ordinary shares
(millions of shares)	1,153,514	776,157
Loss attributable to the shareholders of FGC UES
(millions of RR)	(61,196)	(23,784)
Weighted average loss per share – basic and diluted (in RR)	(0.053)	(0.031)

The weighted average number of shares was adjusted to reflect the effect of transactions under common control for shares registered after end of the reporting period.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 28. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

Being a legal successor of RAO UES, at 31 December 2009 the Company was engaged in litigation proceedings in relation to invalidation of the contract concluded by RAO UES to sell shares of JSC “TGC-2” and repayment of cash in amount of RR 9,308 million. No provision is made in these combined and consolidated financial statements for any potential loss as the Group’s management believes that it is not likely that any significant loss will eventuate.

Tax contingency. Russian tax, currency and customs legislation is subject to varying interpretation, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 28. Contingencies, commitments and operating risks (continued)

As at 31 December 2009 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to deductibility of certain types of costs for taxation purposes could amount to as much as RR 3,367 million if the tax positions would be successfully challenged (as at 31 December 2008: RR 2,488 million).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in the accompanying financial statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 208,568 million and RR 214,555 million at 31 December 2009 and 31 December 2008, respectively.

Obligations under guarantee contracts. Guarantee contracts are irrevocable assurances that the Group will make payments in the event of the other party’s default on its obligations. At 31 December 2009 the Group did not have any guarantee contracts outstanding. At 31 December 2008 the Group guaranteed the fulfilment of JSC Bureyskaya GES obligations under the promissory note with the Ministry of Railways of Russian Federation in the amount of RR 1,144 million.

Note 29. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimize or eliminate possible negative consequences of the risks for the financial results of the Group. From the beginning of operations, the Group has not entered into agreements on derivative financial instruments. However, the Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Financial instruments by categories:

		Investments
	Loans and	available for	Other financial
31 December 2009	receivables	sale	liabilities	Total
Financial assets
Investments available for sale (Note 9)	-	35,229	-	35,229
Other non-current assets (Note 11)	438	-	-	438
Accounts receivable (Note 14)	9,303	-	-	9,303
Long-term promissory notes (Note 10)	8,952	-	-	8,952
Short-term promissory notes (Note 10)	48,681	-	-	48,681
Bank deposits (Note 13)	10,187	-	-	10,187
Cash and cash equivalents (Note 12)	33,699	-	-	33,699
Other current assets	47	-	-	47
Total financial assets	111,307	35,229	-	146,536

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Financial liabilities
Non-current debt (Note 18)	-	-	6,000	6,000
Current debt and current portion of non-
current debt (Note 20)	-	-	7,545	7,545
Trade payables (Note 21)	-	-	11,750	11,750
Account payables to construction
companies (Note 21)	-	-	9,377	9,377
Total financial liabilities	-	-	34,672	34,672

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 29. Financial instruments and financial risks (continued)

	Loans and	Assets available	Other financial
31 December 2008	receivables	for sale	liabilities	Total
Financial Assets
Investments available for sale (Note 9)	-	11,774	-	11,774
Other non-current assets (Note 11)	2,218	-	-	2,218
Accounts receivable (Note 14)	8,800	-	-	8,800
Long-term promissory notes (Note 10)	51,010	-	-	51,010
Short-term promissory notes (Note 10)	57,251	-	-	57,251
Bank deposits (Note 13)	2,386	-	-	2,386
Cash and cash equivalents (Note 12)	15,685	-	-	15,685
Other current assets	27	-	-	27
Total financial assets	137,377	11,774	-	149,151
Financial Liabilities
Non-current debt (Note 18)	-	-	17,318	17,318
Current debt and current portion of non-
current debt (Note 20)	-	-	16,211	16,211
Trade payables (Note 21)	-	-	8,960	8,960
Account payables to construction
companies (Note 21)			8,771	8,771
Total financial liabilities	-	-	51,260	51,260

(a) Market risk

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2009 the interest rates on the borrowing are fixed. As at 31 December 2008 the Group was exposed to interest rate risk in connection with the market value of the loan issued by the European Bank for Reconstruction and Development to which a variable interest rate applies (Note 18). The loan from EBRD was repaid during the year ended 31 December 2009 so the Group has limited exposure to interest rate risk as of the reporting date.

The Group’s interest-bearing assets consist of certificates of deposit amounting to RR 30,499 million (as at 31 December 2008 – RR 12,884 million) placed at fixed rate and promissory notes amounting to RR 57,633 million (as at 31 December 2008 – RR 108,261 million).

For the purpose of interest risk reduction the Group makes credit market monitoring to identify favourable credit conditions.

(iii) Price risk. Equity price risk arises from available-for-sale investments received during the share conversion process. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment programme needs. Transactions in equity products are monitored and authorised by the Group treasury. The total amount of investments available-for-sale exposed to the market risk equals RR 34,674 million. At 31 December 2009, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 3,467 million and profit before tax would not be affected. At 31 December 2008, if equity prices at that date had been 60% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase by RR 6,405 million (loss before tax would increase by RR 6,405 million).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 29. Financial instruments and financial risks (continued)

(b) Credit risk.

The amounts exposed to credit risk are as follows:

	Other non-	Accounts	Long-term	Short-term	Bank	Other	Cash and
	current	receivable	promissory	promissory	deposits	current	cash
	assets	(Note 14)	notes	notes	(Note	assets	equivalents
31 December 2009	(Note 11)		(Note 10)	(Note 10)	13)		(Note 12)
Not overdue, not impaired	438	6,528	1,280	48,681	10,187	47	33,699
Not overdue, but
impaired:	-	-	7,672	-	-	-	-
- gross amount	-	552	11,568	47	-	-	-
- less impairment
provision	-	(552)	(3,896)	(47)	-	-	-
Overdue, but not impaired	-	2,775	-	-	-	-	-
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount	-	5,302	-	-	-	19	-
- less impairment
provision	-	(5,302)	-	-	-	(19)	-
Total amount	438	9,303	8,952	48,681	10,187	47	33,699

	Other non-	Accounts	Long-term	Short-term	Bank	Other	Cash and
	current	receivable	promissory	promissory	deposits	current	cash
	assets	(Note 14)	notes	notes	(Note	assets	equivalents
31 December 2008	(Note 11)		(Note 10)	(Note 10)	13)		(Note 12)
Not overdue, not impaired	2,218	5,843	43,673	57,251	2,386	27	15,685
Not overdue, but impaired:	-	-	7,337	-	-	-	-
- gross amount	-	-	11,568	47	-	-	-
- less impairment
provision	-	-	(4,231)	(47)	-	-	-
Overdue, but not impaired	-	2,957	-	-	-	-	-
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount	-	2,158	-	-	-	19	-
- less impairment
provision	-	(2,158)	-	-	-	(19)	-
Total amount	2,218	8,800	51,010	57,251	2,386	27	15,685

As at 31 December 2009 the amount of financial assets, which are exposed to credit risk, is RR 111,307 million (as at 31 December 2008: RR 137,377 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State (principally - former RAO UES subsidiaries). Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no credit risk related to any granted guarantees as at 31 December 2009 (as at 31 December 2008 the maximum credit risk related to granted guarantees is exposed to RR 1,144 million) (Note 28).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

Note 29. Financial instruments and financial risks (continued)

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	Total
At 31 December 2009
Non-current and current debt and interest payable	8,313	6,379	-	-	14,692
Trade payables (Note 21)	11,750	-	-	-	11,750
Account payables to construction companies (Note
21)	9,377	-	-	-	9,377
Total as at 31 December 2009	29,440	6,379	-	-	35,819
At 31 December 2008
Non-current and current debt and interest payable	18,442	14,547	6,252	778	40,019
Trade payables (Note 21)	8,960	-	-	-	8,960
Account payables to construction companies (Note
21)	8,771	-	-	-	8,771
Total as at 31 December 2008	36,173	14,547	6,252	778	57,750

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value less impairment provision of trade receivables is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

  Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)
	31 December 2009	31 December 2008
Level 1	34,674	10,674
Level 2	-	-
Level 3	555	1,100
Total	35,229	11,774

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9).

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 30. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

  share capital can not be lower than RR 100 thousand;

  in case the share capital of an entity is greater that statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

At 31 December 2009 the Group was in compliance with the above share capital requirements.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorized capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the Russian Standards on Accounting (RSA). The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. At 31 December 2009 the Company’s gearing ratio calculated under RSA was 0.02 (at 31 December 2008: 0.05).

Note 31. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission Segment comprising JSC FGC UES, its’ maintenance (service) subsidiaries, LLC Index Energetiki, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries – JSC “The principle electricity transmission service company of Unified National Electrical Network” and JSC “Specialized electricity transmission service company of Unified National Electrical Network” - are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of LLC Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and LLC Index Energetiki is only of legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to LLC Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RSA as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by CODM is net profit of segment based on the statutory financial statements prepared according to RSA. The Other information provided to CODM is also based on statutory financial statements prepared according to RSA.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 31. Segment information (continued)

	Transmission segment – based on
	statutory financial statements
	prepared according to RSA
	31 December 2009	31 December 2008
Revenue from external customers	86,555	70,924
Intercompany revenue	302	249
Total revenue	86,857	71,173
Depreciation and amortization	23,089	22,263
Interest income	7,512	6,904
Interest expenses	1,812	2,462
Current profit tax	5,021	4,141
(Loss) / profit for the period	(73,128)	6,341
Total reportable segment assets	705,904	777,206
Total reportable segment liabilities	135,007	106,098
Capital expenditure	87,708	79,693

	Year ended	Year ended
	31 December 2009	31 December 2008
Total revenues from segment (RSA)	86,857	71,173
Reclassification between revenue and other income	(2,323)	(1,384)
Reclassification between revenue and financial income	-	(2,919)
Other adjustments	-	114
Non-segmental revenue	3,348	2,516
Elimination of intercompany revenue	(302)	(249)
Total revenue (IFRS)	87,580	69,251

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 31. Segment information (continued)

	Year ended	Year ended
	31 December 2009	31 December 2008
(Loss) / profit for the period (RSA)	(73,128)	6,341
Reversal of bad debts provision recognised under IFRS in previous periods	(17,593)	(377)
Impairment of property, plant and equipment not recognized under RSA	(2,099)	-
Reversal of impairment provision for property, plant and equipment	9,642	-
Revaluation loss on property, plant and equipment	(102,395)	-
Adjustment on disposal of available-for-sale investments	8,153	(1,838)
Adjustment of property, plant and equipment to IFRS cost	6,348	4,769
Pension liabilities adjustment	(555)	(295)
Recovery of investments reserves under RSA	78,825	2,584
Adjustment of Treasury shares	22,762	-
Discounting of promissory notes	(557)	1,666
Capitalized interest	797	-
Write-off / (reversal) of expenses recognized under RSA	522	660
Impairment of available-for-sale investments and associates	(2,018)	(45,107)
Impairment of promissory notes	(353)	(4,250)
Write-off of construction-in-progress	(104)	(298)
Unrealised profit adjustment	(165)	(701)
Share of result of associates	1,893	(1,372)
Deferred tax adjustments	14,401	15,222
Other adjustments	362	410
Non-segmental other operating loss	(6,183)	(1,251)
Loss for the period (IFRS)	(61,445)	(23,837)

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 31. Segment information (continued)

	31 December 2009	31 December 2008
Total reportable segment assets (RSA)	705,904	777,206
Adjustment of property, plant and equipment to IFRS cost	130,385	124,038
Interest capitalized	797	-
Reversal of RSA revaluation of property, plant and equipment	(28,066)	(21,182)
Impairment of advances for construction-in-progress	(1,928)	-
Adjustment of VAT recoverable according to IFRS	(3,084)	-
Revaluation of property, plant and equipment	204,003	-
Write-off of construction-in-progress	(402)	(298)
Reversal of RSA impairment of investments in subsidiaries	5,580	4,557
Reversal of RSA impairment of investments in associates	62,453	-
Adjustment of Investments in associates under equity method of accounting	(36,713)	(50,378)
Impairment of associates	(3,240)	(1,766)
Reversal of impairment of promissory notes and other short-term
investments	15,165	501
Deferred tax adjustment	(5,311)	(49)
Treasury shares adjustment	(4,379)	(27,141)
Discounting of promissory notes	(4,652)	(4,041)
Write-off and impairment of accounts receivable	2,176	597
Write-off of intangible assets	(1,271)	(513)
Adjustment on available-for-sale investments	655	(47,857)
Other adjustments	(384)	(940)
Non-segmental assets	20,623	25,416
Unrealised profit adjustment	(643)	(478)
Elimination of investments in subsidiaries	(23,560)	(14,150)
Elimination of intercompany balances	(57,684)	(65,781)
Total assets (IFRS)	976,424	697,741

	31 December 2009	31 December 2008
Total reportable segment liabilities (RSA)	135,007	106,098
Pension adjustment	3,439	2,933
Adjustment of VAT recoverable according to IFRS	(3,084)	-
Other adjustments	(64)	(241)
Non-segmental liabilities	16,965	26,527
Deferred tax adjustments	80,297	36,142
Elimination of intercompany balances	(57,684)	(65,781)
Total liabilities (IFRS)	174,876	105,678
The main differences between financial information prepared in accordance with IFRS and financial information reported to the chief operating decision-maker related to profit and losses, assets and liabilities results from different accounting methods under IFRS and RSA. Financial information on segments reported to CODM under RSA does not include main adjustments made in accordance with IFRS.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Non-segmental revenue, non-segmental other operating profit (loss), non-segmental assets and liabilities represent corresponding revenues, profit (loss), assets and liabilities of components (subsidiaries) that are not determined as segments by CODM.

Note 31. Segment information (continued)

Information on revenues for separate services and products of the Group is presented in Note 23.

The Group performs most of its activities in the Russian Federation and do not have any significant revenues from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of Russian Federation. The amounts of revenues from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenues.

Note 32. Events after the reporting period

Additional share issue. In 2009 FGC UES started to place additional shares. This share issue was completed in January 2010. The Company received cash in the amount of RR 40,178 million for the 80,027 million shares placed. The share of the state increased to 79.11 per cent as the result of the pre-emptive rights execution during the share issue.

In June 2010 Board of Directors approved new additional issue of 28,288.7 million shares with a par value RR 0.5 each for the amount of RR 14,144 million.

Restructurization of promissory notes of LLC “Energo Finance”. In 2010 non-interest bearing promissory notes of LLC ‘Energo Finance’ (Note 10) are restructured into interest-bearing notes with the agreed rate of 13%.

Credit line. In May 2010 the Company and JSB Gazprombank conclude an agreement to open a 3-year credit line for RR 15,000 million.

Bonds redemption. In June 2010 the Company has redeemed interest-bearing non-convertible bonds, Issue 02 (Note 18) with the total nominal value of RR 7,000 million.

Dividends. In June 2010 the Annual General Meeting approved the proposal of the Board of Directors not to pay dividends for 2009.

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

    Annex 5.

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2010

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements pwc#

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid Company of Unified Energy System* (JSC FGC UES):

1

We have audited the accompanying consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the consolidated statement of financial position as at 31 December 2010, consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements

2

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

3

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement

4

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5	We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

6

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2010, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

7

Without qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group's financial position, results of operations and cash flows.

ZAO PricewaterhouseCoopers Audit, White Square Office Center, 10 Butyrsky Val, Moscow, Russia, 125047 T:+7(495) 9676000, F: +7(495) 9676001, www.pwc.ru

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

FEDERAL GRID COMPANY UES GROUP

CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2010

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2010
(in millions of Russian Roubles)

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

		31 December	31 December 2009	1 January 2009
	Notes	2010	(restated)	(restated)
ASSETS
Non-current assets
Property, plant and equipment	6	851,228	739,042	465,367
Intangible assets	7	6,189	6,392	6,933
Investments in associated companies	8	348	58,451	44,632
Available-for-sale investments	9	9,531	35,229	11,774
Long-term promissory notes	10	11,046	8,952	51,010
Other non-current assets	11	2,507	959	3,216
Total non-current assets		880,849	849,025	582,932

Current assets
Cash and cash equivalents	12	13,573	33,699	15,685
Bank deposits	13	4,606	10,187	2,386
Short-term promissory notes	10	43,156	48,681	57,251
Accounts receivable and prepayments	14	32,672	29,295	31,103
Profit tax prepayments		581	988	3,635
Inventories	15	5,602	3,271	2,767
		100,190	126,121	112,827
Non-current assets held-for-sale	16	90,609	-	-
Total current assets		190,799	126,121	112,827
TOTAL ASSETS		1,071,648	975,146	695,759

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	17	616,781	576,757	576,757
Treasury shares	17	(6,864)	(6,864)	(6,864)
Share premium	17	10,501	10,347	10,347
Reserves	17	361,267	290,674	18,572
Retained earnings		(108,525)	(71,959)	(9,681)
Equity attributable to the shareholders of		873,160	798,955	589,131
Non-controlling interest		944	1,570	1,346
Total equity		874,104	800,525	590,477

Non-current liabilities
Deferred profit tax liabilities	18	83,657	83,385	36,383
Non-current debt	19	50,000	6,000	17,318
Retirement benefit obligations	20	4,318	3,439	2,933
Total non-current liabilities		137,975	92,824	56,634

Current liabilities
Accounts payable to the shareholders of FGC	17	11,193	40,178	-

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Current debt and current portion
of non-current debt	21	7,385	7,545	16,211
Accounts payable and accrued charges	22	39,760	32,938	31,456
Other taxes payable	23	1,231	1,136	981
Total current liabilities		59,569	81,797	48,648
Total liabilities		197,544	174,621	105,282
TOTAL EQUITY AND LIABILITIES		1,071,648	975,146	695,759

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

FGC UES Group

Consolidated Statement of Comprehensive Income for the year ended 31 December 2010
(in millions of Russian Roubles)
			Year ended
		Year ended	31 December 2009
	Notes	31 December 2010	(restated)
Revenues	24	113,330	87,580
Other operating income	24	4,484	4,287
Operating expenses	25	(87,873)	(78,216)
Gain on sale of investments in associates and available-for-sale
investments	8,9	606	1,504
Loss on re-measurement of assets held-for-sale	16	(6,896)	-
Impairment of property, plant and equipment and intangible
assets	6,7	(846)	2,957
Revaluation loss on property, plant and equipment	6	-	(104,456)
Operating profit / (loss)		22,805	(86,344)
Finance income	26	5,807	10,000
Finance costs	27	(619)	(1,484)
Impairment of available-for-sale investments and associates	8,9	(235)	(2,018)
Loss on dilution of share in associates	8	(2,790)	-
Share of result of associates	8	(833)	1,893
Profit / (loss) before profit tax		24,135	(77,953)
Profit tax	18	(5,752)	13,979
Profit / (loss) for the period		18,383	(63,974)
Other comprehensive income
Change in revaluation reserve for property, plant and
equipment	6	-	301,727
Foreign currency translation difference	8	(22)	9
Change in fair value of available-for-sale investments	9,17	18,800	25,035
Share of other comprehensive income of associates	8	-	13,390
Profit tax recorded directly in other comprehensive income	18	(3,760)	(66,139)
Other comprehensive income for the period,
net of profit tax		15,018	274,022
Total comprehensive income for the period		33,401	210,048
Profit / (loss) attributable to:
Shareholders of JSC “FGC UES”	28	19,009	(63,316)
Non-controlling interest		(626)	(658)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”		34,027	209,824
Non-controlling interest		(626)	224
Earning / (loss) per ordinary share for profit / (loss)
attributable to the shareholders of JSC “FGC UES” – basic
and diluted (in Russian Roubles)	28	0.015	(0.055)

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2010
(in millions of Russian Roubles)

			Year ended
		Year ended	31 December 2009
	Notes	31 December 2010	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit / (loss) before profit tax		24,135	(77,953)
Adjustments to reconcile profit before profit tax to net cash provided by operations
Depreciation of property, plant and equipment	25	30,185	16,740
Loss on disposal of property, plant and equipment	25	910	1,413
Revaluation loss on property, plant and equipment	6	-	104,456
Impairment of property, plant and equipment and intangible
assets	6,7	846	(2,957)
Loss on re-measurement of assets held-for-sale	14	6,896	-
Amortisation of intangible assets	25	869	930
Impairment of available-for-sale investments and associates	8,9	235	2,018
Gain on disposal of available-for-sale investments and
associates	8, 9	(606)	(1,504)
Share of result of associates	8	833	(1,893)
Loss on decrease of share in associates due to dilution of share
capital	8	2,790
Accrual of bad debt provision	25	(2,164)	5,527
Finance income	26	(5,807)	(10,000)
Finance costs	27	619	1,484
Other non-cash operating income		49	861
Operating cash flows before working capital changes and
profit tax paid		59,790	39,122
Working capital changes:
Increase in accounts receivable and prepayments		(975)	(3,572)
Increase in inventories		(2,329)	(542)
(Increase) / decrease in other non-current assets		(1,548)	437
Increase in accounts payable and accrued charges		7,935	1,233
Decrease in taxes payable, other than profit tax		(998)	(2,403)
Increase in retirement benefit obligations		879	506
Profit tax paid		(9,305)	(2,326)
Net cash generated by operating activities		53,449	32,455
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(140,939)	(90,079)
Purchase of intangible assets		(861)	(855)
Purchase of promissory notes		(56,932)	-
Investment in bank deposits		(3,988)	(8,130)
Redemption of promissory notes		55,963	56,725
Redemption of bank deposits		9,569	2,351
Disposal of available-for-sale investments	9	-	2,496
Dividends received		512	396
Interest received		9,633	4,623
Net cash used in investing activities		(127,043)	(32,473)

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2010 (in millions of Russian Roubles)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shares issuance	17	11,193	40,178
Proceeds from current borrowings		-	4,000
Proceeds from issuance of non-current debt		50,000	-
Repayment of debt		(7,000)	(23,985)
Dividends paid		-	(39)
Interest paid		(725)	(2,122)
Net cash generated by financing activities		53,468	18,032
Net (decrease) / increase in cash and cash equivalents		(20,126)	18,014
Cash and cash equivalents at the beginning of the period	12	33,699	15,685
Cash and cash equivalents at the end of the period	12	13,573	33,699

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

		Share	Share	Treasury	Reserves	Retained		Non-controlling	Total
	Note	capital	premium	shares	(Note 17)	earnings	Total	interest	equity
As at 1 January 2010		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525
Comprehensive income for the period
Profit / (loss) for the period		-	-	-	-	19,009	19,009	(626)	18,383
Other comprehensive income, net of related profit tax
Foreign currency translation difference	8	-	-	-	(22)	-	(22)	-	(22)
Gain on change of fair value of available-for-sale
investments	9	-	-	-	15,040	-	15,040	-	15,040
Change in revaluation reserve for property, plant and
equipment		-	-	-	(1,316)	1,316	-	-	-
Total other comprehensive income		-	-	-	13,702	1,316	15,018	-	15,018
Total comprehensive income for the period		-	-	-	13,702	20,325	34,027	(626)	33,401
Transactions with shareholders of FGC UES recorded
directly in equity
Issue of share capital	17	40,024	154	-	-	-	40,178	-	40,178
Transfer of merger reserve to retained earnings	17	-	-	-	56,891	(56,891)	-	-	-
Total transactions with shareholders of FGC UES		40,024	154	-	56,891	(56,891)	40,178	-	40,178
As at 31 December 2010		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

		Attributable to shareholders of FGC UES
		Share	Share	Treasury	Reserves	Retained		Non-controlling	Total
	Note	capital	premium	shares	(Note 17)	earnings	Total	interest	equity
As at 1 January 2009		576,757	10,347	(6,864)	18,572	(9,681)	589,131	1,346	590,477
Comprehensive income for the period
Loss for the period		-	-	-	-	(63,316)	(63,316)	(658)	(63,974)
Other comprehensive income, net of related profit tax
Share of other comprehensive income of associates	8,17	-	-	-	10,749	(37)	10,712	-	10,712
Foreign currency translation difference	8	-	-	-	9	-	9	-	9
Gain on change of fair value of available-for-sale
investments	17	-	-	-	21,919	-	21,919	-	21,919
Change in revaluation reserve for property, plant and
equipment	17	-	-	-	239,425	1,075	240,500	882	241,382
Total other comprehensive income		-	-	-	272,102	1,038	273,140	882	274,022
Total comprehensive income for the period					272,102	(62,278)	209,824	224	210,048
As at 31 December 2009		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 498 are an integral part of these consolidated financial statements

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or “the Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) ultimately controlled by the Government of the Russian Federation.

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatization in 1992.

The Company was established in the course of the Russian electric utilities industry restructuring, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network. During 2002 - 2008 the Group consolidated electricity transmission businessess previousely controlled by RAO UES. In 2008 the reorganization of RAO UES was completed and RAO UES ceased to exist as a legal entity. FGC UES is RAO UES’s legal successor.

As at 31 December 2010 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4.

The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

The Company’s ordinary registered uncertified shares are traded on the MICEX and RTS exchanges under the trading code “FEES”. Starting from March 2011 the Company’s Global Depository Receipts (GDRs) are listed on the Main Market of the London Stock Exchange.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. At 31 December 2010, following an additional issue of shares (Note 17) the state owned 79 percent of the voting ordinary shares of the Company (at 31 December 2009 – 77.66 percent). The Government of the Russian Federation (“RF”) is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS).

The investment program of FGC UES is subject to approval by the Ministry of Industry and Electricity and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Operating environment. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation and high interest rates. The recent global financial crisis has had a severe effect on the Russian economy and the financial situation in the Russian financial and corporate sectors significantly deteriorated since mid-2008. In 2010, the Russian economy experienced a moderate recovery of economic growth. The recovery was accompanied by a gradual increase of household incomes, lower refinancing rates, stabilisation of the exchange rate of the Russian Rouble against major foreign currencies, and increased liquidity levels in the banking sector.

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and frequent changes. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management determined impairment provisions by considering the economic situation and outlook at the end of the reporting period. The Group’s assets are tested for impairment using the ‘incurred loss’ model required by the applicable accounting standards. These standards require recognition of impairment losses for receivables that arose from past events and prohibit recognition of impairment losses that could arise from future events, no matter how likely those future events are.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group. Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business.

Note 2. Basis of preparation

Statement of compliance. These consolidated financial statements (“Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations. The Financial Statements have been prepared under the historical cost convention, as modified by the revaluation of property, plant and equipment and available-for-sale financial assets.

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is the functional currency of the Group entities and the currency in which these Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

New accounting developments. These consolidated financial statements have been prepared by applying the accounting policies consistent with those of the annual financial statements for the year ended 31 December 2009, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2010.

(a)	Certain new standards and interpretations became effective for the Group from 1 January 2010:

  IFRIC 17, “Distributions of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets should be recognised in profit or loss when the entity settles the dividend payable.

  IFRIC 18, “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers.

  IAS 27, “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 requires an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the previous standard required the excess losses to be allocated to the owners of the parent in most cases). During 2010 year the Group recognised such losses related to the non-controlling interests in the amount of RR 428 million. The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. The Group has applied this accounting policy in prior years. The revised standard also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary has to be measured at its fair value.

  IFRS 3, “Business Combinations” (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 allows entities to choose to measure non-controlling interests using the previous IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss for the year. Acquisition-related costs are accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer has to recognise a liability for any contingent purchase consideration at the acquisition date. Changes in the value of that liability after the acquisition date are recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone.

Note 2. Basis of preparation (continued)

  Group Cash-settled Share-based Payment Transactions - Amendments to IFRS 2, “Share-based Payment” (effective for annual periods beginning on or after 1 January 2010). The amendments provide a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendments incorporate into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendments expand on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendments also clarify the defined terms in the Appendix to the standard.

  Eligible Hedged Items—Amendment to IAS 39, “Financial Instruments: Recognition and Measurement” (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations.

  IFRS 1, “First-time Adoption of International Financial Reporting Standards” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes.

  Additional Exemptions for First-time Adopters - Amendments to IFRS 1, “First-time Adoption of IFRS” (effective for annual periods beginning on or after 1 January 2010). The amendments exempt entities using the full cost method from retrospective application of IFRSs for oil and gas assets and also exempt entities with existing leasing contracts from reassessing the classification of those contracts in accordance with IFRIC 4, 'Determining Whether an Arrangement Contains a Lease' when the application of their national accounting requirements produced the same result.

  Amendment to IAS 24, “Related Party Disclosures” (issued in November 2009 and effective for annual periods beginning on or after 1 January 2011). IAS 24 was revised in 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. Revised IAS 24 was early adopted by the Group.

  Improvements to International Financial Reporting Standards (issued in April 2009; amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009; amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss for the year and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. In addition, the amendments clarifying classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary published as part of the Annual Improvements to International Financial Reporting Standards, which were issued in May 2008, are effective for annual periods beginning on or after 1 July 2009.

  Unless otherwise stated above, the amendments and interpretations did not have any significant effect on the Group’s consolidated financial statements.
(b)	Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2011 or later and which the Group has not early adopted:

Note 2. Basis of preparation (continued)

  Classification of Rights Issues - Amendment to IAS 32 (issued on 8 October 2009; effective for annual periods beginning on or after 1 February 2010). The amendment exempts certain rights issues of shares with proceeds denominated in foreign currencies from classification as financial derivatives.

  IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments” (effective for annual periods beginning on or after 1 July 2010). This IFRIC clarifies the accounting when an entity renegotiates the terms of its debt with the result that the liability is extinguished through the debtor issuing its own equity instruments to the creditor. A gain or loss is recognised in profit or loss based on the fair value of the equity instruments compared to the carrying amount of the debt.

  Prepayments of a Minimum Funding Requirement – Amendment to IFRIC 14 (effective for annual periods beginning on or after 1 January 2011). This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement.

  Limited exemption from comparative IFRS 7 disclosures for first-time adopters - Amendment to IFRS 1 (effective for annual periods beginning on or after 1 July 2010). Existing IFRS preparers were granted relief from presenting comparative information for the new disclosures required by the March 2009 amendments to IFRS 7, Financial Instruments: Disclosures. This amendment to IFRS 1 provides first-time adopters with the same transition provisions as included in the amendment to IFRS 7.

  IFRS 9, Financial Instruments Part 1: Classification and Measurement. IFRS 9 was issued in November 2009 and replaces those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities. Key features are as follows:

  Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.

  An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.

  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.

  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated as at fair value through profit or loss in other comprehensive income.

While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

  Improvements to International Financial Reporting Standards (issued in May 2010 and effective from 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements that were not replaced or were voluntarily replaced as a

Note 2. Basis of preparation (continued)

result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose the carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose the fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period; IAS 1 was amended to clarify that the components of the statement of changes in equity include profit or loss, other comprehensive income, total comprehensive income and transactions with owners and that an analysis of other comprehensive income by item may be presented in the notes; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits.

  Disclosures—Transfers of Financial Assets – Amendments to IFRS 7 (issued in October 2010 and effective for annual periods beginning on or after 1 July 2011.). The amendment requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party yet remain on the entity's balance sheet. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood.

  Recovery of Underlying Assets – Amendments to IAS 12 (issued in December 2010 and effective for annual periods beginning on or after 1 January 2012). The amendment introduced a rebuttable presumption that an investment property carried at fair value is recovered entirely through sale. This presumption is rebutted if the investment property is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment property over time, rather than through sale. SIC-21, “Income Taxes” – Recovery of Revalued Non-Depreciable Assets, which addresses similar issues involving non-depreciable assets measured using the revaluation model in IAS 16, “Property, Plant and Equipment”, was incorporated into IAS 12 after excluding from its scope investment properties measured at fair value.

  Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters – Amendments to IFRS 1 (issued in December 2010 and effective for annual periods beginning on or after 1 July 2011). The amendment regarding severe hyperinflation creates an additional exemption when an entity that has been subject to severe hyperinflation resumes presenting or presents for the first time, financial statements in accordance with IFRS. The exemption allows an entity to elect to measure certain assets and liabilities at fair value; and to use that fair value as the deemed cost in the opening IFRS statement of financial position. The IASB has also amended IFRS 1 to eliminate references to fixed dates for one exception and one exemption, both dealing with financial assets and liabilities. The first change requires first-time adopters to apply the derecognition requirements of IFRS prospectively from the date of transition, rather than from 1 January 2004. The second amendment relates to financial assets or liabilities where the fair value is established through valuation techniques at initial recognition and allows the guidance to be applied prospectively from the date of transition to IFRS rather than from 25 October 2002 or 1 January 2004. This means that a first-time adopter may not need to determine the fair value of certain financial assets and liabilities at initial recognition for periods prior to the date of transition. IFRS 9 has also been amended to reflect these changes.

  The Group does not expect the amendments to have any material effect on its financial statements.

Going concern. These Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Note 2. Basis of preparation (continued)

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving preparation of estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The Group assessed the recoverable amount of non-current assets as at 31 December 2010 applying certain estimates (Note 6). Actual results may be different from these estimates.

Classification as non-current assets held for sale. The Group management believes that the sale of assets to JSC “Inter RAO UES” (Note 16) was highly probable as at 31 December 2010 and the assest are available for immediate sale.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in these IFRS Financial Statements. The possible tax claims in respect of certain open tax positions of the Group companies are disclosed in Note 29.

Restatement. Prior to 31 December 2010 The Group had not maintained adequate accounting records for IFRS purpose regarding the original cost, revalued amounts, depreciation and impairment provision at the level of individual items of property, plant and equipment. As of the date of preparing the financial statements for the year ended 31 December 2010 the Group had completed its work on detailed accounting records regarding items of property, plant and equipment. Completion of the preparation of these records resulted in reclassifications of property, plant and equipment groups. Management considers that newly adopted classification is more correct and representative of the structure of the Group. Comparative information for 2009 and 2008 has been restated in line with the new classification.

As at 31 December 2009:
Property, plant and equipment groups for	As originally		As reclassified at 31
IFRS purpose	presented	Reclassification	December 2009 (*)
Buildings	21,194	(13,475)	7,719
Power transmission grids	412,970	17,069	430,039
Substations	123,585	(2,983)	120,602
Construction in progress	173,708	(1,335)	172,373
Other	8,863	724	9,587

As at 1 January 2009:
Property, plant and equipment groups for IFRS	As originally		As reclassified at 1
purpose	presented	Reclassification	January 2009 (*)
Buildings	14,723	(7,998)	6,725
Power transmission grids	141,447	25	141,472
Substations	82,059	18,566	100,625
Construction in progress	210,884	(691)	210,193
Other	18,236	(9,902)	8,334

(*) - The amounts are presented before correction adjustments described below.

In addition, the Group revised presentation of the Statement of Comprehensive Income for the year ended 31 December 2009:

			As reclassified for
	As originally		the year ended 31
	presented	Reclassification	December 2009
Reversal of impairment provision for property,
plant and equipment	9,642	(9,642)	-
Specific impairment of property, plant and
equipment and intangible assets	(2,287)	2,278	-
Impairment of property, plant and equipment and
intangible assets	-	7,355	7,355

Note 2. Basis of preparation (continued)

In addition, the individual items of property, plant and equipment registers identified certain errors regarding the previously recognized revaluation effects in both the consolidated statement of comprehensive income and in the consolidated statement of changes in equity, the previously recognized depreciation expenses and reversal of impairment in the consolidated statement of comprehensive income and the related effects on deferred tax balances. The Group has corrected these errors by adjusting the respective balances as at 1 January 2009 and 31 December 2009 in these financial statements. These restatements had the following effect on previously issued financial statements:

As at 1 January 2009:
	As reported	Adjustment	As restated
Property, plant and equipment	467,349	(1,982)	465,367
Total non-current assets	584,914	(1,982)	582,932
Total assets	697,741	(1,982)	695,759
Reserves	(2,860)	21,432	18,572
Retained earnings	13,337	(23,018)	(9,681)
Total equity	592,063	(1,586)	590,477
Deferred profit tax liabilities	36,779	(396)	36,383
Total non-current liabilities	57,030	(396)	56,634
Total liabilities	105,678	(396)	105,282
Total equity and liabilities	697,741	(1,982)	695,759

As at and for the year ended 31 December 2009:
	As reported	Adjustment	As restated
Property, plant and equipment	740,320	(1,278)	739,042
Total non-current assets	850,303	(1,278)	849,025
Total assets	976,424	(1,278)	975,146
Reserves	267,533	23,141	290,674
Retained earnings	(47,795)	(24,164)	(71,959)
Total equity	801,548	(1,023)	800,525
Deferred profit tax liabilities	83,640	(255)	83,385
Total non-current liabilities	93,079	(255)	92,824
Total liabilities	174,876	(255)	174,621
Total equity and liabilities	976,424	(1,278)	975,146

Impairment of property, plant and equipment and intangible assets	7,355	(4,398)	2,957
Revaluation loss	(105,693)	1,237	(104,456)
Operating loss	(83,183)	(3,161)	(86,344)
Loss before profit tax	(74,792)	(3,161)	(77,953)
Profit tax	13,347	632	13,979
Loss for the period	(61,445)	(2,529)	(63,974)
Other comprehensive income
Change in revaluation reserve for property, plant and equipment	297,862	3,865	301,727
Profit tax recorded directly in other comprehensive income	(65,366)	(773)	(66,139)
Other comprehensive income for the period, net of profit tax	270,930	3,092	274,022
Total comprehensive income for the period	209,485	563	210,048
Loss attributable to:
Shareholders of JSC “FGC UES”	(61,196)	(2,120)	(63,316)
Non-controlling interest	(249)	(409)	(658)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”	209,261	563	209,824
Non-controlling interest	224	-	224
Loss per ordinary share for loss attributable to the
shareholders of JSC “FGC UES” – basic and diluted (in
Russian Roubles)	(0,053)	(0,002)	(0,055)

Note 2. Basis of preparation (continued)

The third statement of financial position as of 1 January 2009 is presented in these Financial Statements as a result of the reclassifications and restatement described above. This requirement to present the additional opening statement of financial position, when the entity has made a restatement or reclassification, extends to the information in the related notes. Management considered materiality and concluded that it is sufficient for an entity to present such information only in those notes that have been impacted by a restatement or a reclassification and state in the Financial Statements that the other notes have not been impacted by the restatement or reclassification. The omission of the notes to the additional opening statement of financial position is therefore, in management’s view, not material.

Note 3. Summary of significant accounting policies

Principles of consolidation. The Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in JSC “Kuban Trunk Grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entity assets and operations.

All inter-company balances and transactions have been eliminated. The non-controlling interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Purchases of subsidiaries from parties under common control. Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts. The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in these consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity's goodwill, and the consideration for the acquisition is accounted for in the consolidated financial statements as an adjustment to retained earnings within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of post-acquisition movements in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Note 3. Summary of significant accounting policies (continued)

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these Financial Statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the Statement of Financial Position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available for sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from other comprehensive income to profit or loss for the period.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss– is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Note 3. Summary of significant accounting policies (continued)

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2010, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 30.48:US$ 1.00 (31 December 2009 – RR 31.24:US$ 1.00); between the Russian Rouble and Euro: RR 40.33:Euro 1.00 (31 December 2009 RR 43.39:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets.

Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Company’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets.

After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Note 3. Summary of significant accounting policies (continued)

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date exceeding three months from the acquisition date.

Promissory notes. Promissory notes are financial assets with fixed or determinable cash flows recognized initially at fair value and subsequently carried at amortized cost using the effective interest method. The Group classifies a promissory note as short-term when it expects to realise it within twelve months after the reporting period. All other promissory notes are classified as long-term.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Inventories. Inventories mostly include repair materials and spare parts for transmission assets. Inventories are valued at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less selling expenses.

Note 3. Summary of significant accounting policies (continued)

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the statement of financial position on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables, impairment loss is recorded for the gross amount of the debtor, including VAT.

Non-current assets classified as held for sale. Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the statement of financial position as ‘non-current assets held for sale’ if their carrying amount will be recovered principally through a sale transaction (including loss of control of a subsidiary holding the assets) within twelve months after the reporting period. Assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year; and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn.

Non-current assets or disposal groups classified as held for sale in the current period’s statement of financial position are not reclassified or re-presented in the comparative statement of financial position to reflect the classification at the end of the current period.

A disposal group is a group of assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Reclassified non-current financial instruments and deferred taxes are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Income taxes. Income taxes have been provided for in these consolidated financial statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group's uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Note 3. Summary of significant accounting policies (continued)

Advances received. Advances received are a deferred income for the future connection services and are reflected at not discounted cost.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rate of interest for a similar instrument, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective interest method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation.

Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial time to get ready for intended use or sale (qualifying assets) are capitalised as part of the costs of those assets, if the commencement date for capitalisation is on or after 1 January 2009. The commencement date for capitalisation is when (a) the Group incurs expenditures for the qualifying asset; (b) it incurs borrowing costs; and (c) it undertakes activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs continues up to the date when the assets are substantially ready for their use or sale. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Russian Federation state pension scheme on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the Statement of Financial Position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations are determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Note 3. Summary of significant accounting policies (continued)

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the financial statements are authorised for issue.

Non-controlling interest. Non-controlling interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the non-controlling interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of non-controlling interests. The Group uses the ‘economic entity’ approach to the recognition of non-controlling interest. Any gains or losses resulting from the purchases and sales of the non-controlling interests are recognised in the statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognized when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share is determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting period.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2010 and 31 December 2009 are presented below:

	31 December 2010		31 December 2009
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
JSC “The Kuban Trunk Grids”	49.0	49.0	49.0	49.0
JSC “The Tomsk Trunk Grids”	52.0	59.9	52.0	59.9
Other companies
JSC “Power Industry Research and Development
Centre”	100.0	100.0	100.0	100.0
JSC “Energostroisnabkomplekt”	100.0	100.0	100.0	100.0
JSC “Nurenergo”	77.0	77.0	77.0	77.0
JSC “The principle electricity transmission service
company of Unified National Electrical Network”	100.0	100.0	100.0	100.0

	31 December 2010		31 December 2009
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
JSC “Specialized electricity transmission service
company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Engineering and Construction Management
Centre of Unified energy system”	100.0	100.0	100.0	100.0
JSC “DalEnergosetProject”	100.0	100.0	100.0	100.0
JSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
LLC “Index Energetiki”	100.0	100.0	100.0	100.0

Note 4. Principal subsidiaries (continued)

JSC “Power Industry Research and Development Centre”. JSC “Power Industry Research and Development Centre” is a research and development project institution in the sphere of electric power.

JSC “Energostroisnabkomplekt”. JSC “Energostroisnabkomplekt” organises the supply of goods and services for companies operating in the industry.

JSC “Nurenergo”. JSC “Nurenergo” performs electricity and heat distribution and sale activities in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, JSC “Nurenergo” has negative net assets after accounting for impairment (Note 6).

JSC “DalEnergoSetProject”. JSC “DalEnergoSetProject” is a grid engineering company.

JSC “Mobile gas-turbine electricity plants”. The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

LLC “Index Energetiki” owns minority shares in electricity industry entities, former subsidiaries of RAO UES. Control over LLC “Index Energetiki” was obtained as a result of the reorganization of RAO UES.

JSC “Specialized electricity transmission service company of Unified National Electrical Network”. The main activities of this company are technical inspection, maintenance and regular and emergency repairs of power grids and other electric power facilities of UNEG.

JSC “Engineering and Construction Management Centre of Unified energy system”. The main activity of this company is functioning as a customer-developer in capital construction projects associated with the reconstruction and technical modernization of electricity supply facilities and infrastructure.

Note 5. Balances and transactions with related parties

State controlled entities

In the normal course of business the Group enters into transactions with entities under Government control, large portion of the Group's primary activity - transmission services are rendered to entities controlled by Government of Russian Federation at the regulated tariffs. The Group borrows funds from banks under Government control at the prevailing market rates. Taxes are accrued and settled in accordance with Russian tax legislation.

During the year ended 31 December 2010 and 2009 the Group had the following significant transactions with state controlled entities:

	Year ended	Year ended
	31 December 2010	31 December 2009
Transmission revenue	100,562	77,135
Electricity sales	2,004	1,336
Connection services	500	2,418

Significant balances with state controlled entities are presented below:

	31 December 2010	31 December 2009
Cash and cash equivalents	6,725	3,405
Bank deposits	618	3,244
Long-term promissory notes (Note 10)	1,599	671
Short-term promissory notes (Note 10)	19,478	46,331
Trade receivables
(Net of allowance for doubtful debtors of RR 375 million
as at 31 December 2010 and 4,569 million as at 31
December 2009)	8,655	6,042
Accounts payable to the shareholders of FGC UES	(11,193)	(40,178)
Accounts payable and accrued charges	(14,580)	(10,834)
Current debt	(505)	(505)

Tax balances and charges are disclosed in Notes 17, 22 and 24. Tax transactions are disclosed in the Statement of Comprehensive Income.

Note 5. Balances and transactions with related parties (continued)

Directors’ compensation. Compensation is paid to members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Remuneration to the members of the Board of Directors is paid for their services in that capacity and for attending Board meetings. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the year ended 31 December 2010 and 2009 was as follows:

	Year ended		Year ended
	31 December 2010		31 December 2009
		Accrued		Accrued
	Expense	liability	Expense	liability
Short-term compensation, including salary and bonuses	176	-	98	1
Remuneration for serving on the Board of Directors	3	-	4	-
Post-employment benefits	14	72	12	58
Total	193	72	114	59

The amount of the short-term compensation to members of the Management Board represents remuneration accrued during the respective year, including bonuses based on the results of the preceding financial year. The amount of bonus for the results of the reporting financial year is determined after the date when these Financial Statements are authorised for issue.

Note 6. Property, plant and equipment

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Additions	565	136	1,118	139,877	3,180	144,876
Transfers	170	7,534	13,758	(21,932)	470	-
Disposals	(197)	(174)	(1,077)	(464)	(66)	(1,978)
Reversal of impairment
provision	-	-	-	1,358	-	1,358
Closing balance as at
31 December 2010	8,257	437,535	134,401	289,934	13,171	883,298
Including PPE under finance
lease	-	-	2,273	-	-	2,273
Accumulated depreciation and impairment
Opening balance as at
1 January 2010 (*)	-	-	-	-	-	-
Charge for the period	(214)	(16,231)	(11,617)	-	(2,123)	(30,185)
Impairment loss	-	-	(1,663)	(332)	(14)	(2,009)
Disposals	1	80	24	-	19	124
Closing balance as at
31 December 2010	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Including PPE under finance
lease	-	-	(991)	-	-	(991)
Net book value as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Net book value as at
31 December 2010	8,044	421,384	121,145	289,602	11,053	851,228

(*) Accumulated depreciation was eliminated against the gross carrying amount of the assets before the revaluation as at 31 December 2009 was recorded.

Note 6. Property, plant and equipment (continued)

		Power
		transmission		Construction in
	Buildings	grids	Substations	progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2009 (restated)	6,966	152,590	118,998	209,692	11,441	499,687
Additions	163	11	5,925	83,642	1,408	91,149
Transfers	759	1,796	14,857	(19,095)	1,683	-
Disposals	(8)	(47)	(966)	(464)	(254)	(1,739)
Elimination of accumulated
depreciation and
impairment	(485)	(16,905)	(26,958)	(3,235)	(4,987)	(52,570)
Reversal of impairment
provision	26	3,089	2,097	-	32	5,244
Reversal of revaluation
loss	135	16,135	6,356	363	472	23,461
Revaluation increase	2,331	279,943	45,466	53	2,870	330,663
Decrease in revaluation
reserve	(1,209)	(3,158)	(19,284)	(4,860)	(425)	(28,936)
Revaluation loss	(959)	(3,415)	(25,889)	(95,001)	(2,653)	(127,917)
Closing balance as at
31 December 2009
(restated)	7,719	430,039	120,602	171,095	9,587	739,042
Including PPE under
finance lease	-	-	2,273	-	-	2,273
Accumulated depreciation and impairment
Opening balance as at
1 January 2009 (restated)	(241)	(11,118)	(18,373)	(1,481)	(3,107)	(34,320)
Charge for the period	(245)	(5,805)	(8,773)	-	(1,917)	(16,740)
Impairment loss	-	-	-	(1,754)	(67)	(1,821)
Disposals	1	18	188	-	104	311
Elimination of accumulated
depreciation and
impairment	485	16,905	26,958	3,235	4,987	52,570
Closing balance as at
31 December 2009
(restated)	-	-	-	-	-	-
Including PPE under
finance lease	-	-	-	-	-	-
Net book value as at
1 January 2009 (restated)	6,725	141,472	100,625	208,211	8,334	465,367
Net book value as at
31 December 2009
(restated)	7,719	430,039	120,602	171,095	9,587	739,042

Borrowing costs of RR 1,526 million for the year ended 31 December 2010 are capitalised in additions above (for the year ended 31 December 2009 – RR 797 million). A capitalisation rate of 7.6% was used for the year ended 31 December 2010 (for the year ended 31 December 2009 – 7.3%) to determine the amount of borrowing costs eligible for capitalization, representing the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2010 such advances amounted to RR 84,320 million net of specific impairment of RR 297 million (as at 31 December 2009 – RR 34,328 million net of revaluation loss of RR 21,115 million and specific impairment RR 1,633 million). During 2010 the advances which were transferred to the carrying amount of assets under construction included the revaluation loss in the amount of RR 21,115 million.

Note 6. Property, plant and equipment (continued)

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group has the option to purchase land on which electric power transmission lines are located upon application to the state registering body or to formalize the right for rent. According to Russian legislation the expiry date of this option is 1 January 2013. As at 31 December 2010 the Group companies have no intention to purchase this land.

Revaluation. Property, plant and equipment was revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s transmission segment (Note 32) was considered as a single cash generating unit.

As at 31 December 2009 as a result of the revaluation the Group’s equity increased by RR 241,382 million, comprising an increase in the carrying value of property, plant and equipment of RR 301,727 million, net of a related deferred tax of RR 60,345 million. At the same time, RR 5,244 million of previously recognised impairment was reversed and a revaluation loss of RR 104,456 million was recognised as a loss for the year; a related net deferred tax movement of RR 19,842 million was credited to profit and loss for the year ended 31 December 2009.

As most of the Group’s assets relate to the transmission business, any shortfall between the depreciated replacement cost and the result of the profitability test at each revaluation date is allocated pro rata across all assets, including construction in progress which includes advances for construction. Consequently, the revaluation loss recognised on construction in progress should be considered alongside the revaluation increase recorded on other asset groups. The total effect of the revaluation undertaken as at 31 December 2009 on the property, plant and equipment is, when seen in this context, an increase of RR 202,515 million.

The Group assessed the recoverable amount for transmission business as at 31 December 2010.

The following assumptions have been made as part of the impairment test for the companies involved in transmission activity:

  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation – up to 10% in 2017;

  The amount of expenditure for the period from 2012 through 2029 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;

  A nominal pre-tax discount rate of 11.33% was determined based on the weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment involved in transmission activity approximates its carrying value. Therefore, neither revaluation nor impairment of property, plant and equipment was recorded as at 31 December 2010. If the discount rate would be 0.5% higher the carrying amounts of property, plant and equipment would exceed the recoverable amount by approximately 2%.

Note 6. Property, plant and equipment (continued)

For each class of property, plant and equipment stated at revalued amounts in these Financial Statements, the carrying amount that would have been recognized had the assets been carried under the historical cost basis is as follows:

		Power		Construction
	Buildings	transmission grids	Substations	in progress	Other	Total
Net book value as at
31 December 2010	4,519	118,145	106,065	373,238	11,816	613,783
Net book value as at
31 December 2009	4,288	117,611	92,070	266,034	9,442	489,455
Net book value as at
31 December 2008	3,204	114,273	82,337	202,257	8,341	410,412

Impairment. In 2010 the Group recognised the impairment provision of non-current assets in the amount of RR 2,009 million (as at 31 December 2009 – RR 1,821 million), the details of which are described below.

JSC “Nurenergo”

The impairment loss recognised in 2010 in the amount of RR 206 million (2009: RR 188 million) arose in relation to property, plant and equipment of JSC “Nurenergo”. As a consequence of the economic situation in Chechen Republic, the earnings of JSC “Nurenergo” from sales of electricity purchased on wholesale electricity market do not exceed current operating expenses. An impairment loss was recognised in respect of the balance for all construction in progress and property, plant and equipment in JSC “Nurenergo”.

During the year ended 31 December 2010 the Group recorded an impairment provision in relation to advances issued for the purchase of property, plant and equipment and construction in progress in the amount of RR 21 million (for the year ended 31 December 2009 - RR 1,633 million). At the same time RR 1,358 million of previously recognized impairment was reversed at 31 December 2010 (for the year ended 31 December 2009 – nil).

JSC “Mobile gas-turbine plants”

As at 31 December 2010 management revised the business plans of JSC “Mobile gas-turbine plants”. Given these developments, management has assessed whether the carrying value of the company’s property, plant and equipment and intangible assets at 31 December 2010 is recoverable through future operations. In making this assessment, management has performed an impairment review (“the impairment test”) in accordance with IAS 36 by comparing the recoverable amount of property, plant and equipment and intangible assets to their net book values. The recoverable amount was assessed based on value in use, calculated by discounting the estimated future cash flows.

The property, plant and equipment related to electricity generation activity of JSC “Mobile gas-turbine plants” was tested for the impairment using the following assumptions:

  Annual revenue growth of 6% for 2011 – 2015, assessed based on the inflation rate forecasts;

  A pre-tax discount rate of 20.4% was estimated based on weighted average cost of capital.

As a result of using these assumptions the carrying amount of property, plant and equipment exceeded the recoverable amount by RR 1,782 million. The respective impairment loss was recognised in profit and loss for the year ended 31 December 2010 (for the year ended 31 December 2009 – nil).

If the revised estimated pre-tax discount rate applied to the discounted cash flows had been 0.5% higher than management’s estimates, the recoverable amount for the Group’s property, plant and equipment and intangible assets would be RR 90 million lower.

Except for the assets of JSC “Mobile gas-turbine electricity plants” and JSC “Nurenergo”, Management did not identify any other instances where the carrying values of property, plant and equipment or intangible assets of the Group were considered to be impaired thereby requiring the recording of an impairment loss for the year ended 31 December 2010.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. At the end of each of the leases the Group has the option to purchase the equipment at a beneficial price. At 31 December 2010 the net book value of leased property, plant and equipment was RR 1,282 million (as at 31 December 2009 – RR 2,273 million). The leased equipment is pledged as security for the lease obligations.

Note 6. Property, plant and equipment (continued)

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2010	31 December 2009
Under one year	340	476
Between two and five years	1,212	1,140
Over five years	6,356	8,482
Total	7,908	10,098

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2010 the carrying value of property, plant and equipment leased out under operating lease is RR 1,808 million (as at 31 December 2009 - RR 1,856 million).

Note 7. Intangible assets

	Corporate system	Corporate information
	of managing geographically	management system	Other
	dispersed resources	(SAP-R3)	software	Total
Cost at 1 January 2009	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at
1 January 2009	1,345	3,554	2,034	6,933
Additions	1	627	479	1,107
Disposals	-	(81)	(316)	(397)
Disposals of accumulated
amortisation	-	-	145	145
Amortisation charge	(171)	(294)	(465)	(930)
Impairment loss	-	(466)	-	(466)
Carrying value at
31 December 2009	1,175	3,340	1,877	6,392
Cost at 31 December 2009	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value at
31 December 2009	1,175	3,340	1,877	6,392
Cost at 1 January 2010	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value at
1 January 2010	1,175	3,340	1,877	6,392
Additions	-	263	666	929
Disposals	-	(39)	(42)	(81)
Disposals of accumulated
amortisation	-	-	13	13
Amortisation charge	(171)	(329)	(369)	(869)
Impairment loss	-	(195)	-	(195)
Carrying value at
31 December 2010	1,004	3,040	2,145	6,189
Cost at 31 December 2010	1,707	4,722	3,163	9,592
Accumulated amortisation	(703)	(1,021)	(1,018)	(2,742)
Accumulated impairment	-	(661)	-	(661)
Carrying value at
31 December 2010	1,004	3,040	2,145	6,189

Note 7. Intangible assets (continued)

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million at 31 December 2010 and at 31 December 2009.

Corporate information management system (SAP-R3) consists of several modules (parts) and related licences. As at 31 December 2010 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP-R3) includes the development cost of RR 2,399 million as at 31 December 2010 (as at 31 December 2009 - RR 2,178 million).

Other software includes capitalised software development costs that meet the definition of an intangible asset of RR 1,570 million as at 31 December 2010 (as at 31 December 2009 - RR 1,079 million).

As at 31 December 2010 management assessed the recoverable amount of non-current assets of Transmission segment (Note 6), which includes most of the intangible assets of the Group. As a result of the assessment performed no impairment was identified as at that date. In 2010 the Group recorded a specific impairment of RR 195 million in relation to intangible assets which cost is not expected to be recovered.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended	Year ended
	31 December 2010	31 December 2009
Carrying value at 1 January	58,451	44,632
Share of result of associates	(833)	1,893
Loss on dilution of share in associates	(2,790)	-
Impairment of investment	-	(1,473)
Translation difference	(22)	9
Disposal of associates	(1,231)	-
Share of other comprehensive income of associates	-	13,390
Transfer to non-current assets held-for-sale	(53,227)	-
Carrying value at 31 December	348	58,451

The carrying value of investments in associates is as follows:

	31 December 2010	31 December 2009
JSC “WGC-1”	27,559	30,053
JSC “Volzhskaya TGC”	16,268	17,774
JSC “TGC-6”	5,438	6,066
JSC “TGC-11”	3,401	3,624
Other associates	909	934
(Less) transfer to non-current assets held-for-sale	(53,227)	-
Total	348	58,451

The following is summarised financial information, in aggregate, in respect of significant associates, including those classified as non-current assets held-for-sale:

	Ownership/Voting,%		Assets		Liabilities
	31 December	31 December	31 December	31 December	31 December	31 December
	2010	2009	2010	2009	2010	2009
JSC “WGC-1”	29.4	43.1	117,017	96,081	(23,276)	(26,353)
JSC “TGC-6”	24.7	24.7	49,750	40,625	(21,771)	(10,103)
JSC “Volzhskaya TGC”	31.5	33.7	78,068	69,470	(20,818)	(16,650)
JSC “TGC-11”	27.5	27.5	18,622	19,921	(6,233)	(6,718)

Note 8. Investments in associated companies (continued)

	Revenue for the year ended		Profit / (loss) for the year ended
	31 December 2010	31 December 2009	31 December 2010	31 December 2009
JSC “WGC-1”	56,997	49,292	685	(1,428)
JSC “TGC-6”	31,158	22,342	(2,544)	1,951
JSC “Volzhskaya TGC”	69,005	52,390	(811)	4,305
JSC “TGC-11”	19,323	17,394	(814)	2,335

Revaluation of property, plant and equipment of associates. As at 31 December 2009 the property, plant and equipment of associates was revalued by an independent appraiser. The Group’s share of the revaluation surplus recognised in the Group’s other comprehensive income was RR 14,151 million; the related deferred tax charge of RR 2,830 million was also recognised in other comprehensive income for the year ended 31 December 2009. The revaluation decrease on JSC “TGC-6” in the amount of RR 715 million reduced the revaluation surplus previously recognised in other comprehensive income; the related deferred tax of RR 143 million was credited to other comprehensive income for the year ended 31 December 2009. As at 31 December 2010 the property, plant and equipment have not been revalued.

Impairment of investments in associates. As at 31 December 2009 the Group has assessed whether the carrying value of the investments exceeded their recoverable amount at that date. The Group determined the recoverable amount based on value in use being the present value of the future cash flows expected to be derived from the investment. The future expected cash flows were discounted at 18% being the nominal pre-tax discount rate determined based on the weighted average cost of capital of the associates. In 2009 pursuant to this impairment test, an impairment loss of RR 1,473 million was recognised in relation to the investment in JSC “TGC-6” as a loss for the period; the related deferred tax of RR 295 million was credited to profit and loss. No additional impairment loss was recorded as at 31 December 2010.

Trust management. As of 31 December 2010 the Group’s share in JSC “WGC-1” was transferred in trust management to JSC “Inter RAO UES” in favour of the Company. The transfer did not result in the termination of the Group’s rights of ownership.

Sale of shares. During the year ended 31 December 2010 the Company sold 2.15% of the shares of JSC “Volzhskaya TGC” for RR 1,837 million. A gain on sale of this investment amounting to RR 606 million was recorded as a Gain on sale of investments in associates and available-for-sale investments in the Statement of Comprehensive Income.

Dilution effect. In the fourth quarter of 2010 JSC “WGC-1”placed an additional issue of ordinary shares. As a result of this issue, the interest of the Group in that Company decreased to 29.4 per cent. A loss on dilution of the Group’s share in JSC “WGC-1” was recognised in the Statement of Comprehensive Income in the amount of RR 2,790 million.

Transfer to non-current assets held-for-sale. As at 31 December 2010 all investments in JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-11”, JSC “Volzhskaya TGC” and JSC “UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to JSC “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 16). In March 2011 all the above-mentioned investments in associates, except for that in JSC “UES “GruzRosEnergo”, were transferred.

Note 9. Available-for-sale investments

					Transfer to
					non-current
	31 December		Change in	Impairment	assets held-	31 December
	2009	Additions	fair value*	charge	for-sale	2010
JSC “IDGC Holding”	4,247	-	2,610	-		6,857
JSC “Inter RAO UES”	2,668	-	6	-		2,674
JSC “Bashkirenergo”	7,699	-	7,852	-	(15,551)	-
JSC “RusHydro”	5,337	4	2,397	-	(7,738)	-
JSC “Mosenergo”	5,878	1	(97)	-	(5,782)	-
JSC “WGC-6”	2,899	-	2,701	-	(5,600)	-
JSC “WGC-4”	2,261	1	1,878	-	(4,140)	-
JSC “WGC-2”	626	-	596	-	(1,222)	-
JSC “TGC-1”	857	-	260	-	(1,117)	-
JSC “WGC-3”	818	-	151	-	(969)	-
JSC “RAO ES Vostoka”	487	-	68	-	(555)	-
JSC “TGC-9”	282	-	147	-	(429)	-
JSC “Kuzbassenergo”	255	-	130	-	(385)	-
JSC “Sangtudinskaya GES-1”	555	-	-	(235)	(320)	-
JSC “TGC-13”	210	-	97	-	(307)	-
JSC “TGC-11 Holding”	150	-	13	-	(163)	-
Total	35,229	6	18,809	(235)	(44,278)	9,531

Note 9. Available-for-sale investments (continued)

	31 December		Change in	Impairment	31 December
	2008	Disposal	fair value*	charge	2009
JSC “Bashkirenergo”	1,395	-	6,304	-	7,699
JSC “Mosenergo”	1,705	-	4,173	-	5,878
JSC “RusHydro”	2,673	-	2,664	-	5,337
JSC “IDGC Holding”	1,033	-	3,214	-	4,247
JSC “WGC-6”	1,039	-	1,860	-	2,899
JSC “Inter RAO UES”	351	-	2,317	-	2,668
JSC “WGC-4”	528	-	1,733	-	2,261
JSC “TGC-1”	177	-	680	-	857
JSC “WGC-3”	199	-	619	-	818
JSC “WGC-2”	176	-	450	-	626
JSC “Sangtudinskaya GES-1”	1,100	-	-	(545)	555
JSC “RAO ES Vostoka”	86	-	401	-	487
JSC “TGC-9”	100	-	182	-	282
JSC “Kuzbassenergo”	1,003	(2,501)	1,753	-	255
JSC “TGC-13”	74	-	136	-	210
JSC “TGC-11 Holding”	45	-	105	-	150
JSC “TGC-2”	56	(56)	-	-	-
JSC “TGC-14”	34	(43)	9	-	-
Total	11,774	(2,600)	26,600	(545)	35,229

* - Change in fair value of available-for-sale investments is recognised in other comprehensive income.

JSC “Sangtudinskaya GES-1”

Available-for-sale investments include shares of JSC “Sangtudinskaya GES-1”, which is incorporated and operates in Tajikistan. As at 31 December 2010 and 31 December 2009 the Group’s interest in JSC “Sangtudinskaya GES-1” was 14.78%. The controlling shareholder in JSC “Sangtudinskaya GES-1” is the Russian Federation.

As at 31 December 2010 the Group has assessed the fair value of shares of JSC “Sangtudinskaya GES-1” using valuation techniques and determined it at the amount of RR 320 million (as at 31 December 2009 – RR 555 million). Pursuant to this assessment, as at 31 December 2010 an accumulated impairment loss had been recognised in relation to the investment in JSC “Sangtudinskaya GES-1” in the amount of RR 780 million.

JSC “Bashkirenergo” and JSC “Kuzbassenergo”

As a result of merger with RAO UES the Group acquired a 21.27% share in JSC “Bashkirenergo” and a 20.27% share in JSC “Kuzbassenergo”. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and JSC “Kuzbassenergo” and determined that it did not amount to significant influence. Consequently, the investments in these entities were classified as available-for-sale investments.

In November 2009 the Company sold 18.98% of the shares of JSC “Kuzbassenergo” to JSC “InterRAO UES” for RR 2,042 million. A gain on the sale of this available-for-sale investment amounted to RR 1,106 million (including recycling of other comprehensive income amounted to RR 1,565 million) and was recognized in the financial statements for the year ended 31 December 2009. So as at 31 December 2010 the share of the voting rights in JSC “Kuzbassenergo” was 1.29%.

As at 31 December 2010 the share of the voting rights in JSC “Bashkirenergo” was 21.27%.

JSC “TGC-2”

During the year ended 31 December 2009 the Company has sold the shares of JSC “TGC 2” for RR 454 million. A gain on sale of this investment amounted to RR 398 million was recorded as Gain on sale of available-for-sale investments in Statement of Comprehensive Income.

Note 9. Available-for-sale investments (continued)

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices except for JSC “Sangtudinskaya GES-1”, which fair value was determined based on valuation techniques.

Transfer to non-current assets held-for-sale

As at 31 December 2010 all available-for-sale investments, except for shares of JSC “IDGC Holding” and JSC “Inter RAO UES”, in the total amount of RR 44,278 million were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 16).

Note 10. Promissory notes

					31	31
		Rating	Effective		December	December
	Rating	agency	interest rate, %	Due	2010	2009
Long-term promissory notes
LLC “Energo Finance”		Not available	9.1%-10.1%	2014	8,466	7,672
JSC “System Operator UES”*		Not available	7.0%-11.1%	2012-2013	1,461	542
JSC “Alfa-Bank”	BB	Fitch Ratings	11.1%-12.6%	2013-2015	371	5
JSC “ROSBANK”	BBB+	Fitch Ratings	12.0%	2015	274	245
JSC “Evrofinance Mosnarbank”	B+	Fitch Ratings	12.6%	2014	214	190
JSC “IDGC of Centre and Volga
region”*		Not available	12.6%	2012-2020	138	129
Other long-term promissory
notes			11.1%-15.5%	2011-2038	122	169
Total long-term promissory notes					11,046	8,952
Short-term promissory notes
JSC “VTB Bank”*	BBB	Fitch Ratings	1.5%-8.5%	2011	19,232	45,083
JSC “Alfa-Bank”	BB	Fitch Ratings	2.6%-13.1%	2011	14,431	1,524
JSC Bank “ROSSIYA”	B-	Fitch Ratings	7.0%	2011	4,076	-
JSC “Promsvyazbank”	BB-	Fitch Ratings	4.9%-5.4%	2011	3,002	-
JSC “International Financial
Club”			6.3%	2011	2,002	-
JSC “System Operator UES”*		Not available	7.0%	2010	-	1,114
JSC “Gazprombank”	Baa3	Moody’s	15.5%	2010	-	672
JSC “Mosenergo”*		Not available	-	2010	-	86
Other short-term promissory
notes			12.6%-15.5%	2010	413	202
Total short-term promissory notes					43,156	48,681

Companies marked with * above are state-controlled entities (Note 5).

All promissory notes are denominated in Russian roubles.

As at 31 December 2010 and 31 December 2009 the fair value of promissory notes, determined using valuation technique, was RR 58,227 million and RR 57,481 million respectively.

In 2009 the promissory notes of LLC “Otkritie Finance” and LLC “FC Otkritie” were exchanged for non-interest bearing notes of LLC “Energo Finance” payable on demand but not earlier than 12 December 2014. An impairment loss in 2009 was recognised in respect of the promissory notes of LLC “Energo Finance” in the amount of RR 353 million resulting from the change in the conditions of repayment of obligation after a restructuring. No additional impairment loss was recorded as at 31 December 2010.

In 2010 the management of the Company has committed to exchange the short-term promissory notes of JSC “System Operator UES” in the amount of RR 1,114 million for non-interest bearing notes of JSC “System Operator UES” payable on demand but not earlier than 1 March 2013. Effect on initial recognition of these promissory notes was recognised in Statement of Comprehensive Income in the amount of RR 228 million

Note 11. Other non-current assets

	31 December 2010	31 December 2009
Long-term accounts receivable
(Net of allowance for doubtful debtors of RR 224 million as at
31 December 2010 and RR 24 million as at 31 December 2009)	1,707	438
Total financial assets	1,707	438
Other non-current assets	547	209
VAT recoverable	253	312
Total	2,507	959

Note 12. Cash and cash equivalents

				31 December 2010	31 December 2009
Cash at bank and in hand				13,373	13,387
Cash equivalents				200	20,312
Total				13,573	33,699

Cash at bank		Rating	Rating agency	31 December 2010	31 December 2009
JSB “Sberbank”		BBB	Fitch Ratings	6,725	2,487
		Baa1	Moody’s
JSC “Alfa-Bank”		BB	Fitch Ratings	6,434	9,664
		Ba1	Moody’s
		BB-	Standart&Poor’s
JSB “Gazprombank”		Baa3	Moody’s	58	1,111
		BB	Standart&Poor’s
Other				156	125
Total cash at bank				13,373	13,387

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2010	31 December 2009
JSB “Sberbank”	2.6%-3.1%	BBB	Fitch Ratings	192	899
JSB “Gazprombank”	4.1%	Baa3	Moody’s	-	18,777
OJSC “Alfa-Bank”	2.0%-6.8%	Ba1	Moody’s	-	587
Other				8	49
Total bank deposits				200	20,312

Although some of the banks have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no deposits denominated in foreign currency included in cash equivalents as at 31 December 2010 and as at 31 December 2009.

Note 13. Bank deposits

				31 December	31 December
	Interest rate	Rating	Rating agency	2010	2009
OJSC “Nomos-bank”	6.5%	Ba3	Moody’s	3,000	-
OJSC “Alfa-Bank”	3.8%-6.4%	Ba1	Moody’s	988	1,198
JSB “VTB bank”	12.2%-13.8%	Baa1	Moody’s	618	1,197
JSB “Gazprombank”	4.5%	Baa3	Moody’s	-	5,740
LLC “KIT Finance Investment
bank”	9.0%-13.0%	Caa2	Moody’s	-	2,017
JSB “Sberbank”	10.0%	Baa1	Moody’s	-	30
JSB “Otkrytie bank”	7.5%	-	-	-	5
Total bank deposits				4,606	10,187

Carrying amount of bank deposits approximates its’ fair value.

As at 31 December 2010 bank deposits include deposits denominated in foreign currency in the amount of RR 88 million (as at 31 December 2009 - RR 5 million).

Note 14. Accounts receivable and prepayments

	31 December 2010	31 December 2009
Trade receivables
(Net of allowance for doubtful debtors of RR 2,900 million as at 31
December 2010 and RR 4,862 million as at 31 December 2009)	10,605	8,434
Other receivables
(Net of allowance for doubtful debtors of RR 695 million as at 31
December 2010 and RR 992 million as at 31 December 2009)	759	869
Total financial assets	11,364	9,303
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 1,874 million as at 31
December 2010 and 2,162 million as at 31 December 2009)	1,646	2,434
VAT recoverable	9,199	9,332
Tax prepayments	8,454	6,902
VAT related to advances received	2,009	1,277
Total	32,672	29,248

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value approximates their fair value.

The movement of the provision for doubtful debts is shown below:

Year ended	Trade	Other	Advances to suppliers	Long-term
31 December 2010	receivables	receivables	and prepayments	accounts receivable	Total
As at 1 January	4,862	992	2,162	24	8,040
Provision reversal	(2,163)	(463)	(247)	(5)	(2,878)
Debt written-off	(5)	(5)	(173)	-	(183)
Provision accrual	206	171	132	205	714
As at 31 December	2,900	695	1,874	224	5,693

Note 14. Accounts receivable and prepayment (continued)

Year ended	Trade	Other	Advances to suppliers	Long-term
31 December 2009	receivables	receivables	and prepayments	accounts receivable	Total
As at 1 January	1,455	703	427	31	2,616
Provision reversal	(108)	(134)	(9)	(7)	(258)
Debt written-off	(2)	(101)	-	-	(103)
Provision accrual	3,517	524	1,744	-	5,785
As at 31 December	4,862	992	2,162	24	8,040

As at 31 December 2010 the overdue receivables for which the provision had not been recorded amounted to RR 4,043 million (at 31 December 2009 - RR 2,775 million). The ageing analysis is shown below:

	31 December 2010	31 December 2009
Less than 3 months	2,432	1,551
3 to 6 months	1,270	595
6 to 12 months	14	334
1 year to 5 years	327	295
Total	4,043	2,775

The analysis of overdue accounts receivables for which the provision had been recorded as at 31 December 2010 is shown below, gross of allowance for doubtful accounts:

	31 December 2010	31 December 2009
Less than 3 months	189	1,042
3 to 6 months	705	644
6 to 12 months	233	18
1 year to 5 years	2,200	3,598
Total	3,327	5,302

Note 15. Inventories

	31 December 2010	31 December 2009
Repair materials	3,501	2,230
Spare parts	1,669	794
Other inventories	432	247
Total	5,602	3,271

The cost of inventories is shown net of an obsolescence provision for RR 38 million as at 31 December 2010 (as at 31 December 2009 - RR 39 million). At 31 December 2010 and 31 December 2009 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Non-current assets held-for-sale

	31 December 2010	31 December 2009
JSC “WGC-1”	27,559	-
JSC “Volzhskaya TGC”	16,268	-
JSC “Bashkirenergo”	15,551	-
JSC “RusHydro”	7,738	-
JSC “Mosenergo”	5,782	-
JSC “WGC-6”	5,600	-
JSC “TGC-6”	5,438	-
JSC “WGC-4”	4,140	-
JSC “TGC-11”	3,401	-
JSC “WGC-2”	1,222	-
JSC “TGC-1”	1,117	-
JSC “WGC-3”	969	-
JSC “UES “GruzRosEnergo”	561	-
JSC “RAO ES Vostoka”	555	-
JSC “TGC-9”	429	-
JSC “Kuzbassenergo”	385	-
JSC “Sangtudinskaya GES-1”	320	-
JSC “TGC-13”	307	-
JSC “TGC-11 Holding”	163	-
JSC “TGC-14”	-	47
Total	97,505	47
Loss on re-measurement	(6,896)	-
Total non-current assets held-for-sale	90,609	47

Non-current assets held-for-sale were included into Transmission segment (Note 32).

As at 31 December 2010 all available-for-sale investments, except for shares of JSC “IDGC Holding” and JSC “Inter RAO UES”, in the total amount of RR 44,278 million and most of investments in associates, such as JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-11”, JSC “Volzhskaya TGC” and JSC “UES “GruzRosEnergo” in the total amount of RR 53,227 million were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to JSC “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 8, 9). In 2011 all above-mentioned investments, except for JSC “UES “GruzRosEnergo”, JSC “Sangtudinskaya GES-1” and JSC “TGC-11 Holding”, were transferred (Note 33).

Cumulative income recognized in other comprehensive income relating to non-current assets held-for-sale:

31 December 2010
Revaluation reserve for property, plant and equipment of associates (Note 17)	10,749
Foreign currency translation reserve (Note 17)	34
Revaluation reserve for available-for-sale investments (Note 17)	29,702
Total	40,485

In 2011 non-current assets held-for-sale will be exchanged for 1,883,764,021 thousand of ordinary shares of JSC “Inter RAO UES” with the market value of RR 90,609 million at 31 December 2010 (Note 33). Loss on remeasurement under IFRS 5 was recognized in Statement of Comprehensive Income in the amount of RR 6,896 million, with corresponding deferred tax in amount of RR 1,379 million.

Note 17. Equity

Share capital

	Number of shares issued and fully paid
	31 December 2010	31 December 2009	31 December 2010	31 December 2009
Ordinary shares	1,233,561,333,552	1,153,514,196,362	616,781	576,757

As at 31 December 2010 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In January 2010 FGC UES completed and registered the additional share issue. The amount of RR 40,178 million received for shares issue as of 31 December 2009 was included as accounts payble to shareholders of FGC UES. As a result of this issue, the share capital was increased to RR 616,781 million and additional share premium recognised in the amount of RR 154 million.

In 2010 FGC UES started an additional share issue. In September the Company started offering of its additional ordinary registered shares. The amount of RR 11,193 million received for shares issued was included as at 31 December 2010 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES. This share issue was completed and registered in February 2011 ( Note 33).

Treasury shares. Treasury shares as at 31 December 2010 and 31 December 2009 represent 13,727,165 thousand of ordinary shares in amount of RR 6,864 million.

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki”.

Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

Reserves. Reserves include the Revaluation reserve for property, plant and equipment and available-for-sale investments, the Merger reserve and the Foreign currency translation reserve.

Based on the application of predecessor accounting (Note 2), the difference between the value of the share capital issued, the IFRS carrying values of the contributed assets and the non-controlling interest has been recorded as a merger reserve within equity in amount of RR 56,891 million.

Following the liquidation of JSC “RAO UES of Russia” no additional movements of the merger reserve occured and the nature of this reserve does not significantly differ from other Group’s retained earnings/accumulated losses once the formation of the merger reserve is finalized. Consequently during the year ended 31 December 2010 the accumulated merger reserve was reclassified to the retained earnings in amount of RR 56,891 million.

The translation reserve, relating to the exchange differences arising on translation of the net assets of foreign associate, as at 31 December 2010 was credit of RR 34 million (31 December 2009: credit of RR 56 million) and is included in other reserves.

Note 17. Equity (continued)

Reserves for the year ended 31 December 2010 (net of tax):

	Revaluation reserve for:		Amounts
			recognised in
			other
			comprehensive
			income and
			accumulated in
	property,	available-	equity relating to		Foreign
	plant and	for-sale	non-current		currency
	equipment	investments	assets held for	Merger	translation	Total
	(Note 6, 8)	(Note 9)	sale	reserve	reserve	reserves
As at 1 January 2010	325,590	21,919	-	(56,891)	56	290,674
Gain on change of fair
value of available-for-sale
investments (Note 9)	-	15,049	-	-	-	15,049
Realised revaluation reserve
for available-for-sale
investments	-	(9)	-	-	-	(9)
Foreign currency translation
difference (Note 8)	-	-	-	-	(22)	(22)
Amounts recognised in
other comprehensive
income and accumulated in
equity relating to non-
current assets held-for-sale
(Note 8,9,16)	(10,749)	(29,702)	40,485	-	(34)	-
Transfer of merger reserve
to retained earnings	-	-	-	56,891	-	56,891
Change in revaluation
reserve for property, plant
and equipment	(1,316)	-	-	-	-	(1,316)
As at 31 December 2010	313,525	7,257	40,485	-	-	361,267

Note 17. Equity (continued)

Reserves for the year ended 31 December 2009 (net of tax):

	Revaluation reserve for:			Foreign
	property, plant	available-for-sale		currency
	and equipment	investments	Merger	translation	Total
	(Note 6)	(Note 9)	reserve	reserve	reserves
As at 1 January 2009	75,416	-	(56,891)	47	18,572
Change in revaluation reserve
for property, plant and
equipment	239,425	-	-	-	239,425
Change in revaluation reserve
for property, plant and
equipment of associates (Note 8)	10,749	-	-	-	10,749
Foreign currency translation
difference (Note 8)	-	-	-	9	9
Gain on change of fair value
of available-for-sale
investments	-	23,171	-	-	23,171
Realised revaluation reserve
for available-for-sale
investments	-	(1,252)	-	-	(1,252)
As at 31 December 2009	325,590	21,919	(56,891)	56	290,674

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2010, the statutory net profit of the parent company, FGC UES, as reported in the published statutory financial statements for the year ended 31 December 2010, was RR 58,088 million (for the year ended 31 December 2009 the net loss was RR 59,866 million). At the Annual General Meeting in June 2010 the decision was approved not to declare dividends for the year ended 31 December 2009.

Note 18. Profit tax

Profit tax expense comprises the following:

	The year ended	The year ended
	31 December 2010	31 December 2009
Current profit tax charge	(9,240)	(5,158)
Deferred profit tax credit	3,488	19,137
Total profit tax (charge) / credit	(5,752)	13,979

During year ended 31 December 2010 and 2009 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

Note 18. Profit tax (continued)

From 1 January 2009 the income tax rate for Russian companies was reduced from 24 to 20 percent. This rate of 20 percent has been used for the calculation of the deferred tax assets and liabilities as at 31 December 2010 and 31 December 2009. Net profit before profit tax for financial reporting purposes is reconciled to profit tax expenses as follows:

	The year ended	The year ended
	31 December 2010	31 December 2009
Profit / (loss) before profit tax	24,135	(77,953)
Theoretical profit tax (charge) / credit at statutory tax rate of 20
percent	(4,827)	15,591
Tax effect of items which are not deductible or assessable for
taxation purposes	15	127
Non-recognised deferred tax asset	(940)	(1,739)
Total profit tax	(5,752)	13,979

Deferred profit tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for profit tax purposes. Deferred profit tax assets and liabilities are measured at 20 percent at 31 December 2010 and 31 December 2009, the rate expected to be applicable when the asset or liability will reverse.

Deferred profit tax assets and liabilities for the year ended 31 December 2010:

		Movements for the year
			Recognised in other
	31 December	Recognised in	comprehensive	31 December
	2010	profit or loss	income	2009
Deferred profit tax liabilities
Property, plant and equipment	69,439	(926)	-	70,365
Investments in associates	70	(2,395)	(9,048)	11,513
Available-for-sale investments	506	-	(2,757)	3,263
Accounts receivable and prepayments	241	235	-	6
Non-current assets held-for-sale	15,565	-	15,565	-
Other deferred tax liabilities	32	1	-	31
Total deferred profit tax liabilities	85,853	(3,085)	3,760	85,178
Deferred profit tax assets
Property, plant and equipment	(1,550)	(389)	-	(1,161)
Long-term promissory notes	(1,572)	(452)	-	(1,120)
Accounts receivable and prepayments	(828)	124	-	(952)
Retirement benefit obligation	(390)	(69)	-	(321)
Accounts payable and accruals	(235)	(221)	-	(14)
Other deferred tax assets	(325)	(38)	-	(287)
Tax losses	(1,633)	(298)	-	(1,335)
Unrecognised deferred tax assets	4,337	940	-	3,397
Total deferred profit tax assets	(2,196)	(403)	-	(1,793)
Deferred profit tax liabilities, net	83,657	(3,488)	3,760	83,385

Current portion of net deferred tax liabilities equals the amount in RR 14,122 million and represent the amount of deferred tax liabilities settled during the year ended 31 December 2010 (as at 31 December 2009 – RR 2,221 million).

Unrecognised deferred tax assets include tax losses carried forward in amount of RR 1,633 million and deferred profit tax assets on temporary differences arising in respective loss-making subsidiaries. These deferred tax assets are not recognised because it is not probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised

Note 18. Profit tax (continued)

The Group has not recognised deferred tax assets as at 31 December 2010 in respect of tax losses carried forward of RR 8,165 million (as at 31 December 2009 - RR 6,677 million) at companies in the table below.

	31 December 2010	31 December 2009
JSC “Nurenergo”	5,098	4,614
JSC “Mobile gas-turbine electricity plants”	2,300	1,533
JSC “The principle electricity transmission service company of
Unified National Electrical Network”	259	244
JSC “Specialized electricity transmission service company of
Unified National Electrical Network”	170	-
Others	338	286
Total tax losses carried forward	8,165	6,677

The tax losses expire 10 years after their origination. These tax losses expire mostly during 2012-2020, nil expire during the year 2011, RR 1,743 million with terms from 2 to 5 years (during 2012-2015) and RR 6,422 million with term over 5 years (during 2016-2020).

Deferred profit tax assets and liabilities for the year ended 31 December 2009:

		Movements for the period
			Recognised in other
		Recognised in	comprehensive
	31 December 2009	profit or loss	income	31 December 2008
Deferred profit tax liabilities
Property, plant and equipment	70,365	(18,897)	60,345	28,917
Investments in associates	11,513	45	2,678	8,790
Available-for-sale investments	3,263	(353)	3,116	500
Account receivable and prepayment	6	6	-	-
Other deferred tax liabilities	31	(51)	-	82
Total deferred profit tax liabilities	85,178	(19,250)	66,139	38,289
Deferred profit tax assets
Property, plant and equipment	(1,161)	(345)	-	(816)
Available-for-sale investments	-	-	1,890	(1,890)
Long-term promissory notes	(1,120)	(274)	-	(846)
Accounts receivable and prepayments	(952)	(86)	-	(866)
Retirement benefit obligation	(321)	(159)	-	(162)
Accounts payable and accruals	(14)	31	-	(45)
Other deferred tax assets	(287)	35	-	(322)
Tax losses	(1,335)	(827)	-	(508)
Unrecognised deferred tax assets	3,397	1,738	(1,890)	3,549
Total deferred profit tax assets	(1,793)	113	-	(1,906)
Deferred profit tax liabilities, net	83,385	(19,137)	66,139	36,383

Note 19. Non-current debt

		Effective interest		31 December	31 December
	Currency	rate	Due	2010	2009
Certified interest-bearing non-
convertible bearer bonds, Series 10	RR	7.75%	15.09.2020	10,200	-
Certified interest-bearing non-
convertible bearer bonds, Series 06	RR	7.15%	15.09.2020	10,184	-
Certified interest-bearing non-
convertible bearer bonds, Series 08	RR	7.15%	15.09.2020	10,184	-
Certified interest-bearing non-
convertible bearer bonds, Series 11	RR	7.99%	16.10.2020	10,138	-
Certified interest-bearing non-
convertible bearer bonds, Series 04	RR	7.30%	06.10.2011	6,000	6,000
Certified interest-bearing non-
convertible bearer bonds, Series 09	RR	7.99%	16.10.2020	5,069	-
Certified interest-bearing non-
convertible bearer bonds, Series 07	RR	7.50%	16.10.2020	5,065	-
Certified interest-bearing non-
convertible bearer bonds, Series 02	RR	8.25%	22.06.2010	-	7,000
Total non-current debt				56,840	13,000
Less: current portion of non-current
bonds				(6,840)	(7,000)
Non-current debt				50,000	6,000

In September and October 2010 the Group issued certified interest-bearing non-convertible bearer bonds of series 06-11 with an interest rate fixed for 1st - 6th coupons for series 06 and 08, for 1st - 10th coupons for series 07 and 10 and for 1st - 14th coupons for series 09 and 11. The interest rate for other coupons will be determined before the end of the previous coupon period. The bondholders have the option to redeem the bonds for cash instead of accepting the revised terms. The interest is payable every 6 months during the terms of the bonds.

At 31 December 2010 the estimated fair value of total non-current debts (including the current portion) was RR 56,048 million (as at 31 December 2009 - RR 12,874 million), which is estimated using the market prices for quoted FGC UES bonds as at 31 December 2010.

As at 31 December 2010 the Group has long-term undrawn committed financing facilities of RR 15,000 million (as at 31 December 2009 - nil): in May 2010 the Company and JSB “Gazprombank” concluded an agreement to open a 3-year credit line for RR 15,000 million, which may be used for the general purposes of the Group.

Note 20. Retirement benefit obligations

	The year ended	The year ended
	31 December 2010	31 December 2009
Net liability in the Statement of Financial Position as at 1
January	3,439	2,933
Net periodical cost	1,152	821
Benefits paid	(273)	(315)
Net liability in the Statement of Financial Position as at 31
December	4,318	3,439

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Note 20. Retirement benefit obligations (continued)

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2010.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2010 and 31 December 2009.

The amounts recognised in the Statement of Financial Position are determined as follows:

	31 December 2010	31 December 2009
Total present value of defined benefit obligations	5,148	4,544
Net actuarial gains not recognised in the Statement of financial
position	(142)	(396)
Unrecognised past service cost	(688)	(709)
Liability recognised in the Statement of Financial Position	4,318	3,439

The amounts recognised in profit or loss are as follows:

	The year ended	The year ended
	31 December 2010	31 December 2009
Interest cost	412	382
Current service cost	338	283
Net Actuarial Loss Recognized in the period	60	1
Recognised past service cost	460	155
Curtailments	(118)	-
Net expense recognised in the Statement of Comprehensive
Income	1,152	821

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	The year ended	The year ended
	31 December 2010	31 December 2009
Defined benefit obligations at 1 January	4,544	4,262
Benefits paid by the plan	(273)	(315)
Current service costs	338	283
Interest on obligation	412	382
Actuarial gains	(182)	(68)
Past service cost	460	-
Curtailments	(151)	-
Present value of defined benefit obligations at 31 December	5,148	4,544

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(iii) Financial assumptions
	31 December 2010	31 December 2009
Discount rate	8.1%	9.0%
Inflation rate	5.1%	6.5%
Future salary increases	5.1%	7.5%
Future pension increase	5.1%	6.5%

(iv) Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service - around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used at 31 December 2009.

Note 20. Retirement benefit obligations (continued)

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2011 are expected in the amount of RR 368 million.

Experience adjustments on benefit obligation are as follows:

	31 December	31 December	31 December	31 December
	2010	2009	2008	2007
Total present value of defined benefit
obligations	5,148	4,544	4,262	3,841
Deficit in plan	(5,148)	(4,544)	(4,262)	(3,841)
Experience adjustment on defined benefit
obligations	(197)	323	808	376

Note 21. Current debt and current portion of non-current debt

	Effective interest
	rate	31 December 2010	31 December 2009
JSC “IDGC Holding”	14.1%	505	505
JSC “RusHydro”	17.0%	40	40
Current portion of non-current bonds	7.3%-8.2%	6,840	7,000
Total		7,385	7,545

In June 2010 the Group fulfilled its obligations under the second bond issue.

As at 31 December 2010 the Group has short-term undrawn committed financing facilities of RR 30,000 million (as at 31 December 2009 - nil) which may be used for the general purposes of the Group. In January 2010 the Company and JSC “Alfa-Bank” concluded an agreement to open a credit line for RR 15,000 million. In February 2010 the Company and JSB “Sberbank” concluded an agreement to open a credit line for RR 15,000 million.

Note 22. Accounts payable and accrued charges

	31 December 2010	31 December 2009
Trade payables	14,499	11,750
Accounts payable to construction companies	10,844	9,377
Total financial liabilities	25,343	21,127
Advances received	11,744	7,368
Accrued liabilities and other creditors	2,673	4,443
Total	39,760	32,938

Note 23. Other taxes payable

	31 December 2010	31 December 2009
Property tax	595	432
Value added tax	188	335
Employee taxes	47	35
Other taxes	401	334
Total	1,231	1,136

Note 24. Revenues

	The year ended	The year ended
	31 December 2010	31 December 2009
Transmission fee	109,371	80,242
Electricity sales	3,070	3,348
Connection services	609	3,053
Grids repair and maintenance services	280	937
Total revenues	113,330	87,580

Other operating income primarily includes income from non-core activities.

	The year ended	The year ended
	31 December 2010	31 December 2009
Design works	743	1,033
Insurance compensation	733	457
Research and development services	682	792
Communication services	502	550
Rental income	235	235
Other income	1,589	1,220
Total other operating income	4,484	4,287

Note 25. Operating expenses

	The year ended	The year ended
	31 December 2010	31 December 2009
Depreciation of property, plant and equipment	30,185	16,740
Employee benefit expenses and payroll taxes	20,114	15,904
Purchased electricity	15,942	15,431
Repair and maintenance services from third parties	5,023	6,933
Materials for repair	2,868	2,096
Business trips and transportation expenses	1,734	1,251
Rent	1,348	1,435
Security services	1,234	917
Other materials	1,055	823
Information system maintenance	1,048	882
Insurance	946	1,153
Taxes, other than on income	933	664
Loss on disposal of property, plant and equipment	910	1,413
Amortisation of intangible assets	869	930
Electricity transit via foreign countries	784	422
Research and development	755	447
Consulting, legal and auditing services	729	1,293
Communication service	627	489
Fuel	576	490
(Reversal) / accrual of allowance for doubtful debtors	(2,164)	5,527
Other	2,357	2,976
Total	87,873	78,216

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs and long-term compensation payments.

Note 25. Operating expenses (continued)

	The year ended	The year ended
	31 December 2010	31 December 2009
Wages and salaries	16,049	12,803
Payroll taxes	2,913	2,280
Pension costs - defined benefit plans (Note 20)	1,152	821
Total	20,114	15,904

Rent expense principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Note 26. Finance income

	The year ended	The year ended
	31 December 2010	31 December 2009
Interest income	5,546	9,358
Dividends	255	245
Foreign exchange difference	6	397
Total finance income	5,807	10,000

Note 27. Finance costs

	The year ended	The year ended
	31 December 2010	31 December 2009
Interest expense	1,906	1,928
Other	239	353
Total finance cost	2,145	2,281
Less capitalised interest expenses on borrowings related to qualifying
assets (Note 6)	(1,526)	(797)
Total finance cost recognised in profit or loss	619	1,484

Note 28. Earnings / (loss) per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	The year ended	The year ended
	31 December 2010	31 December 2009
Weighted average number of ordinary shares
(millions of shares)	1,228,079	1,153,514
Profit / (loss) attributable to the shareholders of FGC UES
(millions of RR)	19,009	(63,316)
Weighted average earning / (loss) per share – basic and diluted
(in RR)	0.015	(0.055)

The weighted average number of shares was adjusted to reflect the effect of transactions under common control for shares registered after end of the reporting period.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 29. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

Note 29. Contingencies, commitments and operating risks (continued)

As at 31 December 2010 the Group's subsidiary, JSC "Nurenergo" was engaged in a number of litigations involving claims amounting in total to RR 3,217 million, for collection of amounts payable for electricity purchased by JSC "Nurenergo" in previous years. The amount is recorded within Accounts payable. No additional provision has been made as the Group's management believes that these claims are unlikely to result in any further liabilities.

Tax contingency. Russian tax, currency and customs legislation is subject to varying interpretation, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2010 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to recoverability of VAT and revenue recognition for taxation purposes could amount to as much as RR 5,616 million if the tax positions would be successfully challenged (as at 31 December 2009: RR 3,367 million).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in the accompanying financial statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 389,228 million as at 31 December 2010 (as at 31 December 2009 - RR 208,568 million) including VAT.

Note 30. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimize or eliminate possible negative consequences of the risks for the financial results of the Group. The Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Note 30. Financial instruments and financial risks (continued)

Financial instruments by categories:

		Investments
	Loans and	available for	Other financial
31 December 2010	receivables	sale	liabilities	Total
Financial assets
Investments available for sale (Note 9)	-	9,531	-	9,531
Long-term promissory notes (Note 10)	11,046	-	-	11,046
Other non-current assets (Note 11)	1,707	-	-	1,707
Short-term promissory notes (Note 10)	43,156	-	-	43,156
Cash and cash equivalents (Note 12)	13,573	-	-	13,573
Bank deposits (Note 13)	4,606	-	-	4,606
Accounts receivable (Note 14)	11,364	-	-	11,364
Non-current assets held-for-sale (Note 16)	-	44,278	-	44,278
Total financial assets	85,452	53,809	-	139,261
Financial liabilities
Non-current debt (Note 19)	-	-	50,000	50,000
Current debt and current portion of non-
current debt (Note 21)	-	-	6,545	6,545
Trade payables (Note 22)	-	-	14,499	14,499
Account payables to construction
companies (Note 22)	-	-	10,844	10,844
Total financial liabilities	-	-	81,888	81,888
		Investments
	Loans and	available for	Other financial
31 December 2009	receivables	sale	liabilities	Total
Financial assets
Investments available for sale (Note 9)	-	35,229	-	35,229
Long-term promissory notes (Note 10)	8,952	-	-	8,952
Other non-current assets (Note 11)	438	-	-	438
Short-term promissory notes (Note 10)	48,681	-	-	48,681
Cash and cash equivalents (Note 12)	33,699	-	-	33,699
Bank deposits (Note 13)	10,187	-	-	10,187
Accounts receivable (Note 14)	9,303	-	-	9,303
Total financial assets	111,260	35,229	-	146,489
Financial liabilities
Non-current debt (Note 19)	-	-	6,000	6,000
Current debt and current portion of non-
current debt (Note 21)	-	-	7,545	7,545
Trade payables (Note 22)	-	-	11,750	11,750
Account payables to construction
companies (Note 22)	-	-	9,377	9,377
Total financial liabilities	-	-	34,672	34,672
(a) Market risk

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2010 the interest rates on the borrowing are fixed.

The Group’s interest-bearing assets consist of certificates of deposit amounting to RR 4,798 million (as at 31 December 2009 – RR 30,499 million) placed at fixed rate and promissory notes amounting to RR 51,200 million (as at 31 December 2009 – RR 57,633 million).

Note 30. Financial instruments and financial risks (continued)

For the purpose of interest risk reduction the Group makes credit market monitoring to identify favourable credit conditions.

(iii) Price risk. Equity price risk arises from available-for-sale investments received during the share conversion process. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment program needs. Transactions in equity products are monitored and authorised by the Group treasury. The total amount of investments available-for-sale exposed to the market risk equals RR 53,809 million. At 31 December 2010, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 5,381 million and profit before tax would not be affected. At 31 December 2009, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 3,467 million and profit before tax would not be affected.

(b) Credit risk.

The amounts exposed to credit risk are as follows:

	Long-term	Other non-	Short-term	Cash and
	promissory	current	promissory	cash	Bank	Accounts
	notes	assets	notes	equivalents	deposits	receivable
31 December 2010	(Note 10)	(Note 11)	(Note 10)	(Note 12)	(Note 13)	(Note 14)
Not overdue, not impaired	2,580	675	42,198	13,573	4,606	8,353
Not overdue, but impaired:	8,466	-	-	-	-	-
- gross amount	11,568	49	-	-	-	442
- less impairment provision	(3,102)	(49)	-	-	-	(442)
Overdue, but not impaired	-	1,032	958	-	-	3,011
Overdue and impaired:	-	-	-	-	-	-
- gross amount		175	47	-	-	3,172
- less impairment provision		(175)	(47)	-	-	(3,172)
Total amount	11,046	1,707	43,156	13,573	4,606	11,364

	Long-term	Other non-	Short-term	Cash and
	promissory	current	promissory	cash	Bank	Accounts
	notes	assets	notes	equivalents	deposits	receivable
31 December 2009	(Note 10)	(Note 11)	(Note 10)	(Note 12)	(Note 13)	(Note 14)
Not overdue, not impaired	1,280	438	48,681	33,699	10,187	6,527
Not overdue, but impaired:	7,672	-	-	-	-	-
- gross amount	11,568	-	47	-	-	552
- less impairment provision	(3,896)	-	(47)	-	-	(552)
Overdue, but not impaired	-	-	-	-	-	2,776
Overdue and impaired:	-	-	-	-	-	-
- gross amount	-	-	-	-	-	5,320
- less impairment provision	-	-	-	-	-	(5,320)
Total amount	8,952	438	48,681	33,699	10,187	9,303

As at 31 December 2010 the amount of financial assets, which are exposed to credit risk, is RR 85,452 million (as at 31 December 2009: RR 111,260 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State. Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Note 30. Financial instruments and financial risks (continued)

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	Total
At 31 December 2010
Non-current and current debt and
interest payable	10,457	3,779	11,336	67,948	93,520
Trade payables (Note 22)	14,499	-	-	-	14,499
Account payables to construction
companies (Note 22)	10,844	-	-	-	10,844
Total as at 31 December 2010	35,800	3,779	11,336	67,948	118,863
At 31 December 2009
Non-current and current debt and
interest payable	8,313	6,379	-	-	14,692
Trade payables (Note 221)	11,750	-	-	-	11,750
Account payables to construction
companies (Note 22)	9,377	-	-	-	9,377
Total as at 31 December 2009	29,440	6,379	-	-	35,819

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value less provision for doubtful of trade receivables is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

  Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)
	31 December 2010	31 December 2009
Level 1	100,140	34,674
Level 3	-	555
Total	100,140	35,229

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9) and non-current assets held-for-sale (Note 16).

Note 31. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

  share capital can not be lower than RR 100 thousand;

  in case the share capital of an entity is greater that statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

At 31 December 2010 several companies of the Group namely JSC “Nurenergo”, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids” were not in compliance with all requirements mentioned above. Management of the Group currently takes measures to correspond with all legislation requirements within the short period.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorized capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the Russian Standards on Accounting (RSA). The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. At 31 December 2010 the Company’s gearing ratio calculated under RSA was less than 0.09 (at 31 December 2009: 0.02).

Note 32. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission Segment comprising JSC FGC UES, its’ maintenance (service) subsidiaries, LLC Index Energetiki, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries – JSC “The principle electricity transmission service company of Unified National Electrical Network” and JSC “Specialized electricity transmission service company of Unified National Electrical Network” - are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of LLC Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and LLC Index Energetiki is only of legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to LLC Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RSA as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by CODM is net profit of segment based on the statutory financial statements prepared according to RSA. The Other information provided to CODM is also based on statutory financial statements prepared according to RSA.

Note 32. Segment information (continued)

	Transmission segment – based on statutory
	financial statements prepared according to RSA
	The year ended	The year ended
	31 December 2010	31 December 2009
Revenue from external customers	112,191	86,555
Intercompany revenue	230	302
Total revenue	112,421	86,857

Depreciation and amortization	32,279	23,089

Interest income	6,011	7,512

Interest expenses	350	1,812

Current profit tax	9,298	5,021

Profit / (loss) for the period	66,428	(73,128)

Capital expenditure	117,901	87,708

	At 31 December 2010	At 31 December 2009
Total reportable segment assets	925,118	705,904

Total reportable segment liabilities	161,535	135,007

	The year ended	The year ended
	31 December 2010	31 December 2009
Total revenues from segment (RSA)	112,421	86,857
Reclassification between revenue and other income	(1,932)	(2,323)
Non-segmental revenue	3,071	3,348
Elimination of intercompany revenue	(230)	(302)
Total revenue (IFRS)	113,330	87,580

Note 32. Segment information (continued)

	The year ended	The year ended
	31 December 2010	31 December 2009
Profit / (loss) for the period (RSA)	66,428	(73,128)
Adjustment of bad debts provision under IFRS	6,065	(17,593)
Adjustment of property, plant and equipment to IFRS cost	2,823	6,348
Impairment of property, plant and equipment not recognized under RSA	(216)	(2,099)
Reversal of impairment provision for property, plant and equipment	1,358	5,243
Recovery of investments reserves under RSA	(39,885)	78,825
Loss on re-measurement of assets held-for-sale	(6,896)	-
Reversal of impairment of promissory notes under RSA	(7,379)	-
Adjustment of Treasury shares	(659)	22,762
(Reversal) / write-off of expenses recognized under RSA	(644)	522
Discounting of promissory notes	(1,841)	(557)
Capitalized interest	248	797
Unrealised profit adjustment	(558)	(165)
Deferred tax adjustments	7,150	14,777
Share of result of associates	(833)	1,893
Loss on dilution of share in associates	(2,790)	-
Adjustment of gain on sale of investments in associates	(344)	-
Pension liabilities adjustment	(541)	(555)
Revaluation loss on property, plant and equipment	-	(99,879)
Adjustment on disposal of available-for-sale investments	-	8,153
Impairment of available-for-sale investments and associates	-	(2,018)
Impairment of promissory notes	(228)	(353)
Write-off of construction-in-progress	(21)	(104)
Other adjustments	339	363
Non-segmental other operating loss	(3,193)	(7,206)
Profit / (loss) for the period (IFRS)	18,383	(63,974)

Note 32. Segment information (continued)

	31 December 2010	31 December 2009
Total reportable segment assets (RSA)	925,118	705,904
Adjustment of property, plant and equipment to IFRS cost	336,944	130,385
Reversal of RSA revaluation of property, plant and equipment	(114,216)	(28,066)
Impairment of advances for construction-in-progress	(350)	(1,928)
Adjustment of VAT recoverable according to IFRS	(8,592)	(3,084)
Write-off of construction-in-progress	(423)	(402)
Reversal of RSA impairment of investments in subsidiaries	5,580	5,580
Reversal of RSA impairment of investments in associates	41,680	62,453
Adjustment of Investments in associates under equity method of accounting	(40,699)	(36,713)
Impairment of associates	(3,240)	(3,240)
Reversal of impairment of promissory notes and other short-term
investments under RSA	4,167	15,165
Deferred tax adjustment	(4,975)	(5,311)
Treasury shares adjustment according to accounting policy	(5,038)	(4,379)
Discounting of promissory notes	(3,103)	(4,652)
Write-off and impairment of accounts receivable	8,242	2,176
Write-off of intangible assets	(1,305)	(1,271)
Interest capitalized	1,045	797
Revaluation of property, plant and equipment	-	204,003
Re-measurement of assets held-for-sale	(6,896)	-
Other adjustments	357	272
Non-segmental assets	15,729	19,344
Unrealised profit adjustment	(1,201)	(643)
Elimination of investments in subsidiaries	(23,462)	(23,560)
Elimination of intercompany balances	(53,714)	(57,684)
Total assets (IFRS)	1,071,648	975,146

	31 December 2010	31 December 2009
Total reportable segment liabilities (RSA)	161,535	135,007
Pension adjustment	4,318	3,439
Adjustment of VAT recoverable according to IFRS	(8,592)	(3,084)
Other adjustments	977	(64)
Non-segmental liabilities	15,685	16,710
Deferred tax adjustments	77,335	80,297
Elimination of intercompany balances	(53,714)	(57,684)
Total liabilities (IFRS)	197,544	174,621

Note 32. Segment information (continued)

The main differences between financial information prepared in accordance with IFRS and financial information reported to the chief operating decision-maker related to profit and losses, assets and liabilities results from different accounting methods under IFRS and RSA. Financial information on segments reported to CODM under RSA does not include main adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating loss, non-segmental assets and non-segmental liabilities represent corresponding revenues, profit (loss), assets and liabilities of components (subsidiaries) that are not determined as segments by CODM.

Information on revenues for separate services and products of the Group is presented in Note 24.The Group performs most of its activities in the Russian Federation and do not have any significant revenues from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of Russian Federation. The amounts of revenues from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenues.

Note 33. Events after the reporting period

Additional share issue. In February 2011 FGC UES completed and registered the additional share issue. As the result of this share issue 22,387 million shares were placed and the Company received cash in the amount of RR 11,193 million. As a result of the exercise of the state’s pre-emptive rights during the share issue, the interest of the state in the Company increased to 79.48 per cent.

Transaction with JSC “InterRAO UES”. In March 2011 assets classified as Held-for-sale as of 31 December 2010, except for investments in JSC “UES”GruzRosEnergo”, JSC “Sangtudinskaya GES-1” and JSC “TGC-11 Holding”, were transferred to JSC “Inter RAO UES” in exchange for 1,883,764,021 thousand of ordinary shares of “Inter RAO UES”. The financial result of the transaction will be recognized in financial statements for the period beginning on 1 January 2011.

Bonds issue. In April 2011 the Company's Board of Directors approved the offering document for the placement of the corporate bonds in Russian market. The Group plans to place bonds of series 12, 13, 14, 15, 16, 17, 18, 19 and 20 with a total nominal value of RR 125,000 million.

Share options. In February 2011 the Board of Directors approved share option program effective within the next five years. The total quantity of ordinary shares to be granted to directors and employees will not exceed 2% of the total quantity of ordinary shares of the Company. Exercise price of shares is the weighted average price of Company's ordinary shares based on MICEX quotations during 90 days preceding the date of the agreement with the program's participant.

     Annex 6.

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

     FOR THE YEAR ENDED 31 DECEMBER 2011

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid Company of Unified Energy System» (JSC FGC UES):

1	We have audited the accompanying consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the consolidated statement of financial position as at 31 December 2011, consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements

2	Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

3	Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

4	An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5	We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

6	In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2011, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

7	Without qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group's financial position, results of operations and cash flows.

ZAO PricewaterhouseCoopersAud.it, White Square Office Center, 10 Butyrsky Vol, Moscow, Russia, 125047 T:+7(495) 9676000, F: +7(495) 9676001, www.pwc.ru

Moscow, Russian Federation 19 April 2012

FEDERAL GRID COMPANY UES GROUP

CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2011

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2011
(in millions of Russian Roubles)

	Notes	31 December 2011	31 December 2010
ASSETS
Non-current assets
Property, plant and equipment	6	980,677	851,228
Intangible assets	7	6,973	6,189
Investments in associated companies	8	910	348
Available-for-sale investments	9	69,979	9,531
Long-term promissory notes	10	14,928	11,046
Other non-current assets	11Note	1,039	2,507
Total non-current assets		1,074,506	880,849

Current assets
Cash and cash equivalents	12	25,627	13,573
Bank deposits	13	1,184	4,606
Short-term promissory notes	10	20,737	43,156
Loans given		448	18
Accounts receivable and prepayments	14	32,944	32,654
Income tax prepayments		1,911	581
Inventories	15	6,320	5,602
		89,171	100,190
Non-current assets held for sale	16	-	90,609
Total current assets		89,171	190,799
TOTAL ASSETS		1,163,677	1,071,648

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	17	627,974	616,781
Treasury shares	17	(5,522)	(6,864)
Share premium	17	10,501	10,501
Reserves	17	314,323	361,267
Accumulated deficit		(49,962)	(108,525)
Equity attributable to the shareholders of JSC “FGC UES”		897,314	873,160
Non-controlling interest		793	944
Total equity		898,107	874,104

Non-current liabilities
Deferred income tax liabilities	18	80,572	83,657
Non-current debt	19	130,778	50,000
Retirement benefit obligations	20	4,686	4,318
Total non-current liabilities		216,036	137,975

Current liabilities
Accounts payable to the shareholders of JSC “FGC UES”	17	2,275	11,240
Current debt and current portion of non-current debt	21	2,002	7,497
Accounts payable and accrued charges	22	44,974	40,552
Income tax payable		283	280
Total current liabilities		49,534	59,569
Total liabilities		265,570	197,544
TOTAL EQUITY AND LIABILITIES		1,163,677	1,071,648

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 327 to 498 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Comprehensive Income for the year ended 31 December 2011
(in millions of Russian Roubles)
		Year ended	Year ended
	Notes	31 December 2011	31 December 2010
Revenue	23	139,571	113,330
Other operating income	23	7,793	4,484
Operating expenses	24	(100,750)	(87,873)
Gain on disposal of available-for-sale investments and
investments in associates	16	31,115	606
Loss on re-measurement of assets held for sale	16	(4,718)	(6,896)
Impairment of property, plant and equipment and intangible
assets	6, 7	(1,174)	(846)
Operating profit		71,837	22,805
Finance income	25	3,957	5,807
Finance costs	26	(278)	(619)
Impairment of available-for-sale investments	9	(12,661)	(235)
Share of result of associates	8	8	(833)
Loss on dilution of share in associates	8	-	(2,790)
Profit before income tax		62,863	24,135
Income tax	18	(13,875)	(5,752)
Profit for the year		48,988	18,383
Other comprehensive income
Change in fair value of available-for-sale investments	9, 17	(24,952)	18,800
Accumulated gain on available-for-sale investments recycled to
profit or loss	16, 17	(31,115)	-
Impairment of available-for-sale investments reclassified to
profit or loss	9, 17	12,661	-
Foreign currency translation difference	8, 17	66	(22)
Income tax recorded directly in other comprehensive income	18	8,372	(3,760)
Other comprehensive (loss) / income for the year, net of
income tax		(34,968)	15,018
Total comprehensive income for the year		14,020	33,401
Profit / (loss) attributable to:
Shareholders of JSC “FGC UES”	27	49,139	19,009
Non-controlling interest		(151)	(626)
Total comprehensive income / (loss) attributable to:
Shareholders of JSC “FGC UES”		14,171	34,027
Non-controlling interest		(151)	(626)

Earning per ordinary share for profit attributable to the
shareholders of JSC “FGC UES” – basic and diluted (in
Russian Roubles)	27	0.039	0.015

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board		A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant		A.P. Noskov

The accompanying notes on pages 327 to 498 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2011
(in millions of Russian Roubles)
		Year ended	Year ended
	Notes	31 December 2011	31 December 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit before income tax		62,863	24,135
Adjustments to reconcile profit before income tax to net cash provided by operations
Depreciation of property, plant and equipment	24	33,187	30,185
(Gain) / loss on disposal of property, plant and equipment	24	(617)	910
Amortisation of intangible assets	24	865	869
Impairment of property, plant and equipment and intangible
assets	6, 7	1,174	846
Impairment of available-for-sale investments	9	12,661	235
Gain on disposal of available-for-sale investments and
investments in associates	16	(31,115)	(606)
Loss on re-measurement of assets held for sale	16	4,718	6,896
Share of result of associates	8	(8)	833
Loss on decrease of share in associates due to dilution of share
capital	8	-	2,790
Accrual / (reversal) of allowance for doubtful debtors	24	4,305	(2,164)
Write-off of accounts payable	23	(2,753)	(1)
Share-based compensation	17, 24	1,342	-
Finance income	25	(3,957)	(5,807)
Finance costs	26	278	619
Other non-cash operating income		69	50
Operating cash flows before working capital changes and
income tax paid		83,012	59,790
Working capital changes:
Increase in accounts receivable and prepayments		(6,828)	(975)
Increase in inventories		(753)	(2,329)
Increase in other non-current assets		(12)	(1,548)
Increase in accounts payable and accrued charges		2,281	7,935
Increase / (decrease) in taxes payable, other than income tax		381	(998)
Increase in retirement benefit obligations		447	879
Income tax paid		(9,883)	(9,305)
Net cash generated by operating activities		68,645	53,449
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(153,471)	(141,882)
Proceeds from disposal of property, plant and equipment		1,431	943
Purchase of intangible assets		(1,649)	(861)
Purchase of promissory notes		(52,300)	(56,932)
Investment in bank deposits		(6,386)	(3,988)
Redemption of promissory notes		75,098	55,963
Redemption of bank deposits		9,808	9,569
Dividends received		45	512
Interest received		2,681	9,633
Net cash used in investing activities		(124,743)	(127,043)

The accompanying notes on pages 327 to 498 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2011
(in millions of Russian Roubles)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share issuance	17	2,220	11,193
Proceeds from non-current debt		80,000	50,000
Proceeds from current debt		105	-
Repayment of current debt		(6,505)	(7,000)
Repayment of lease		(126)	-
Dividends paid		(2,543)	-
Interest paid		(4,999)	(725)
Net cash generated by financing activities		68,152	53,468
Net increase / (decrease) in cash and cash equivalents		12,054	(20,126)
Cash and cash equivalents as at the beginning of the year	12	13,573	33,699
Cash and cash equivalents as at the end of the year	12	25,627	13,573

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 327 to 498 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2011
(in millions of Russian Roubles)
		Attributable to the shareholders of JSC “FGC UES”
						Accumu-		Non-
		Share	Share	Treasury	Reserves	lated		controlling	Total
	Note	capital	premium	shares	(Note 17)	deficit	Total	interest	equity
As at 1 January 2011		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104
Comprehensive income for the year
Profit / (loss) for the year		-	-	-	-	49,139	49,139	(151)	48,988
Other comprehensive income, net of related income tax
Change in revaluation reserve for property, plant and
equipment	17	-	-	-	(1,227)	1,227	-	-	-
Change in fair value of available-for-sale investments	9, 17	-	-	-	(19,961)	-	(19,961)	-	(19,961)
Change in revaluation reserve for property, plant and
equipment of associates (previously classified as non-current
assets held for sale)	16, 17	-	-	-	(10,749)	10,749	-	-	-
Accumulated gain on available-for-sale investments recycled	9, 16,
to profit or loss	17	-	-	-	(15,073)	-	(15,073)	-	(15,073)
Foreign currency translation difference	8	-	-	-	66	-	66	-	66
Total other comprehensive income / (loss)		-	-	-	(46,944)	11,976	(34,968)	-	(34,968)
Total comprehensive income / (loss) for the year		-	-	-	(46,944)	61,115	14,171	(151)	14,020
Transactions with the shareholders of JSC “FGC UES”
recorded directly in equity
Issue of share capital	17	11,193	-	-	-	-	11,193	-	11,193
Dividends declared	17	-	-	-	-	(2,552)	(2,552)	-	(2,552)
Share-based compensation	17	-	-	1,342	-	-	1,342	-	1,342
Total transactions with the shareholders of JSC “FGC
UES”		11,193	-	1,342	-	(2,552)	9,983	-	9,983
As at 31 December 2011		627,974	10,501	(5,522)	314,323	(49,962)	897,314	793	898,107

The accompanying notes on pages 327 to 498 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2011
(in millions of Russian Roubles)
		Attributable to the shareholders of JSC “FGC UES”
						Accumu-		Non-
		Share	Share	Treasury	Reserves	lated		controlling	Total
	Note	capital	premium	shares	(Note 17)	deficit	Total	interest	equity
As at 1 January 2010		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525
Comprehensive income for the year
Profit / (loss) for the year		-	-	-	-	19,009	19,009	(626)	18,383
Other comprehensive income, net of related income tax
Change in revaluation reserve for property, plant and
equipment	17	-	-	-	(1,316)	1,316	-	-	-
Change in fair value of available-for-sale investments	9, 17	-	-	-	15,040	-	15,040	-	15,040
Foreign currency translation difference	8	-	-	-	(22)	-	(22)	-	(22)
Total other comprehensive income		-	-	-	13,702	1,316	15,018	-	15,018
Total comprehensive income / (loss) for the year		-	-	-	13,702	20,325	34,027	(626)	33,401
Transactions with the shareholders of JSC “FGC UES”
recorded directly in equity
Issue of share capital	17	40,024	154	-	-	-	40,178	-	40,178
Transfer of merger reserve to retained earnings	17	-	-	-	56,891	(56,891)	-	-	-
Total transactions with the shareholders of JSC “FGC
UES”		40,024	154	-	56,891	(56,891)	40,178	-	40,178
As at 31 December 2010		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 327 to 498 are an integral part of these Consolidated Financial Statements

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or the “Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) ultimately controlled by the Government of the Russian Federation (the “RF”).

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatisation in 1992.

FGC UES was established in the course of the Russian electric utilities industry restructuring, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network. During 2002-2008 the Company consolidated electricity transmission businesses previously controlled by RAO UES. In 2008 the reorganisation of RAO UES was completed and RAO UES ceased to exist as a legal entity. FGC UES is RAO UES’s legal successor.

As at 31 December 2011 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4. The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

The Company’s ordinary registered uncertified shares are traded on the MICEX-RTS exchange under the trading code “FEES”. Starting from March 2011 the Company’s Global Depository Receipts (GDRs) are listed on the Main Market of the London Stock Exchange.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. As at 31 December 2011, the state owned 79.48 percent of the voting ordinary shares of the Company (as at 31 December 2010: 79.48 percent). The Government of the RF is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS). The investment program of FGC UES is subject to approval by the Ministry of Energy and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Operating environment. The Russian Federation displays certain characteristics of an emerging market. Tax, currency and customs legislation is subject to varying interpretations and contributes to the challenges faced by companies operating in the Russian Federation (Note 28).

The international sovereign debt crisis, stock market volatility and other risks could have a negative effect on the Russian financial and corporate sectors.

Management determined impairment provisions by considering the economic situation and outlook at the end of the reporting period. Provisions for the Group’s receivables are determined using the ‘incurred loss’ model required by the applicable accounting standards. These standards require recognition of impairment losses for receivables that arose from past events and prohibit recognition of impairment losses that could arise from future events, no matter how likely those future events are.

Regulatory uncertainties related to electricity transmission tariff decisions may also have an impact on management’s cash flow forecasts and assessment of the impairment of non-financial assets. Management has considered the effect of these uncertainties on the recoverable amount of property, plant and equipment and concluded that there is no impairment charge should be recognised for the year ended 31 December 2011 (Notes 2 and 6).

The future economic development of the Russian Federation is dependent upon external factors and internal measures undertaken by the government to sustain growth, and to change the tax, legal and regulatory environment. Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group. Management believes it is taking all necessary measures to support the sustainability and development of the Group’s business in the current business and economic environment.

Note 2. Basis of preparation

Statement of compliance. These consolidated financial statements (“Consolidated Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations.

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Consolidated Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is FGC UES’s functional currency and the currency in which these Consolidated Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

New accounting developments. These Consolidated Financial Statements have been prepared by applying the accounting policies and methods of computation consistent with those of the annual consolidated financial statements for the year ended 31 December 2010, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2011.

(c) Certain new standards and interpretations became effective for the Group from 1 January 2011:

  Improvements to International Financial Reporting Standards (issued in May 2010 and effective from 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on the acquiree’s share-based payment arrangements that were not replaced, or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date, and not the amount obtained during the reporting period; IAS 1 was amended to clarify the requirements for the presentation and content of the statement of changes in equity; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits. The above amendments resulted in additional or revised disclosures, but had no material impact on measurement or recognition of transactions and balances reported in these Consolidated Financial Statements.

  Amendment to IAS 24 “Related Party Disclosures” (issued in November 2009 and effective for annual periods beginning on or after 1 January 2011). IAS 24 was revised in 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. The Group has early adopted this amendment in its 2010 consolidated financial statements.

Note 2. Basis of preparation (continued)

  Other revised standards and interpretations effective for the current period. IFRIC 19 “Extinguishing financial liabilities with equity instruments”, amendments to IAS 32 on classification of rights issues, clarifications in IFRIC 14 “IAS 19 - The limit on a defined benefit asset, minimum funding requirements and their interaction” relating to prepayments of minimum funding requirements and amendments to IFRS 1 “First-time adoption of IFRS”, did not have any impact on these Consolidated Financial Statements.
(d)	Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2012 or later, and which the Group has not early adopted:
  IFRS 9, Financial Instruments: Classification and Measurement. IFRS 9, issued in November 2009, replaces those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities and in December 2011 to (i) change its effective date to annual periods beginning on or after 1 January 2015 and (ii) add transition disclosures. Key features of the standard are as follows:

• Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.

• An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent payments of principal and interest only (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.

• All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.

• Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated at fair value through profit or loss in other comprehensive income.

While adoption of IFRS 9 is mandatory from 1 January 2015, earlier adoption is permitted. The Group is considering the implications of the standard, the impact on the Group and the timing of its adoption by the Group.

  IFRS 10, Consolidated Financial Statements (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), replaces all of the guidance on control and consolidation in IAS 27 “Consolidated and separate financial statements” and SIC-12 “Consolidation - special purpose entities”. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control. This definition is supported by extensive application guidance. The Group is currently assessing the impact of the new standard on its consolidated financial statements.

  IFRS 11, Joint Arrangements, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), replaces IAS 31 “Interests in Joint Ventures” and SIC-13 “Jointly Controlled Entities—Non-Monetary Contributions by Ventures”. Changes in the definitions have reduced the number of types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures.

Note 2. Basis of preparation (continued)

  IFRS 12, Disclosure of Interest in Other Entities, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. It replaces the disclosure requirements currently found in IAS 28 “Investments in associates”. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities. To meet these objectives, the new standard requires disclosures in a number of areas, including significant judgments and assumptions made in determining whether an entity controls, jointly controls, or significantly influences its interests in other entities, extended disclosures on share of non-controlling interests in group activities and cash flows, summarised financial information of subsidiaries with material non-controlling interests, and detailed disclosures of interests in unconsolidated structured entities. The Group is currently assessing the impact of the new standard on its consolidated financial statements.

  IFRS 13, Fair value measurement, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), aims to improve consistency and reduce complexity by providing a revised definition of fair value, and a single source of fair value measurement and disclosure requirements for use across IFRSs. The Group is currently assessing the impact of the new standard on its consolidated financial statements.

  IAS 27, Separate Financial Statements, (revised in May 2011 and effective for annual periods beginning on or after 1 January 2013), was changed and its objective is now to prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. The guidance on control and consolidated financial statements was replaced by IFRS 10, Consolidated Financial Statements.

  IAS 28, Investments in Associates and Joint Ventures, (revised in May 2011 and effective for annual periods beginning on or after 1 January 2013). The amendment of IAS 28 resulted from the Board’s project on joint ventures. When discussing that project, the Board decided to incorporate the accounting for joint ventures using the equity method into IAS 28 because this method is applicable to both joint ventures and associates. With this exception, other guidance remained unchanged.

  Disclosures – Transfers of Financial Assets – Amendments to IFRS 7 (issued in October 2010 and effective for annual periods beginning on or after 1 July 2011). The amendment requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party, yet remain on the entity's balance sheet. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised, but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood.

  Amendments to IAS 1, Presentation of Financial Statements (issued June 2011, effective for annual periods beginning on or after 1 July 2012), changes the disclosure of items presented in other comprehensive income. The amendments require entities to separate items presented in other comprehensive income into two groups, based on whether or not they may be reclassified to profit or loss in the future. The suggested title used by IAS 1 has changed to ‘statement of profit or loss and other comprehensive income’. The Group expects the amended standard to change presentation of its consolidated financial statements, but have no impact on measurement of transactions and balances.

  Amended IAS 19, Employee Benefits (issued in June 2011, effective for periods beginning on or after 1 January 2013), makes significant changes to the recognition and measurement of defined benefit pension expense and termination benefits, and to the disclosures for all employee benefits. The standard requires recognition of all changes in the net defined benefit liability (asset) when they occur, as follows: (i) service cost and net interest in profit or loss; and (ii) remeasurements in other comprehensive income. The Group is currently assessing the impact of the amended standard on its consolidated financial statements.

  Disclosures – Offsetting Financial Assets and Financial Liabilities – Amendments to IFRS 7 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2013). The amendment requires disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements, including rights of set-off.

Note 2. Basis of preparation (continued)

  Offsetting Financial Assets and Financial Liabilities – Amendments to IAS 32 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2014). The amendment added application guidance to IAS 32 to address inconsistencies identified in applying some of the offsetting criteria. This includes clarifying the meaning of ‘currently has a legally enforceable right of set-off’ and that some gross settlement systems may be considered equivalent to net settlement. The Group is considering the implications of the amendment, the impact on the Group and the timing of its adoption by the Group.

  Other revised standards and interpretations: The amendments to IFRS 1 “First-time adoption of IFRS”, relating to severe hyperinflation and eliminating references to fixed dates for certain exceptions and exemptions, the amendment to IAS 12 “Income taxes”, which introduces a rebuttable presumption that an investment property carried at fair value is recovered entirely through sale, and IFRIC 20, “Stripping Costs in the Production Phase of a Surface Mine”, which considers when and how to account for the benefits arising from the stripping activity in mining industry, will not have any impact on these Consolidated Financial Statements.

Unless otherwise described above, the new standards and interpretations are not expected to significantly affect the Group’s consolidated financial statements.

Going concern. These Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Consolidated Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in these Consolidated Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The Group assessed the recoverable amount of its non-current assets as at 31 December 2011 applying certain estimates (Note 6). Actual results may be different from these estimates.

Investment in OJSC “Inter RAO UES”. As at 31 December 2011 the Group owns 19.95% of the voting shares of OJSC “Inter RAO UES” (“Inter RAO UES”). Management has assessed the level of influence that the Group has on Inter RAO UES, taking into account its inability to obtain any additional financial information which may be required to execute this influence, and determined that it did not amount to significant influence. Consequently, this investment is classified as available-for-sale investment (Note 9).

Decline on fair value of available-for-sale equity investments (Note 9). The Group determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below its cost. This determination of what is significant or prolonged requires judgement. In making this judgement, the Group evaluates, among other factors, the volatility in share price and trend in share price movements during the period of analysis. As at 31 December 2011, the decline in fair value of Inter RAO UES shares below cost is considered significant and prolonged and therefore the Group recorded an impairment of RR 12,661 million in the Consolidated Statement of the Comprehensive Income.

Carrying value of LLC “ENERGO-finance” promissory notes. As at 31 December 2011 the Group holds promissory notes issued by LLC “ENERGO-finance” with the carrying value of RR 9,197 million (Note 10). The recoverability of these notes significantly depends on the future trends in the Russian utility stock market. The Group assessed that the carrying value of these notes represents their recoverable amount. If actual stock market trends differ from current expectations, the notes may not be partly or fully recovered.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in the consolidated financial statements. The possible tax claims in respect of certain open tax positions of the Group companies are disclosed in Note 28.

Note 2. Basis of preparation (continued)

Changes in presentation. Where necessary, corresponding figures have been adjusted to conform to the presentation of the current period amounts. The effect of reclassifications for presentation purposes was as follows:

As at 31 December 2010:	As originally		As currently
Consolidated Statement of Financial Position	presented	Reclassification	presented
Loans given	-	18	18
Accounts receivable and prepayments	32,672	(18)	32,654
Accounts payable to the shareholders of JSC “FGC UES”	11,193	47	11,240
Current debt and current portion of non-current debt	7,385	112	7,497
Accounts payable and accrued charges	39,760	792	40,552
Other taxes payable	1,231	(1,231)	-
Income tax payable	-	280	280

The reclassifications in the Consolidated Statement of Financial Position had an impact on information in Notes 5, 11, 14, 18, 19, 21, 22, 29, 31 and had no impact on any other captions in the Consolidated Statement of Financial Position and related note disclosures. Management considered materiality and concluded omission of opening statement of financial position is not material.

Note 3. Summary of significant accounting policies

Principles of consolidation. These Consolidated Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in OJSC “Kuban trunk grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority or of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entity’s assets and operations.

All inter-company balances and transactions have been eliminated. The non-controlling interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Purchases of subsidiaries from parties under common control. Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts. The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in the consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity's goodwill, and the consideration for the acquisition is accounted for in the consolidated financial statements as an adjustment to retained earnings within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of other comprehensive income of associates is recognised in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Note 3. Summary of significant accounting policies (continued)

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in the consolidated financial statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the consolidated statement of financial position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available-for-sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are recognised in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is reclassified from other comprehensive income to profit or loss for the period.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

Note 3. Summary of significant accounting policies (continued)

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss – is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2011, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 32.20:US$ 1.00 (31 December 2010: RR 30.48:US$ 1.00); between the Russian Rouble and Euro: RR 41.67:Euro 1.00 (31 December 2010: RR 40.33:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets.

Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Group’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Note 3. Summary of significant accounting policies (continued)

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value. Cash and cash equivalents are carried at amortised cost using the effective interest method.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date of more than three months from the acquisition date. Bank deposits are carried at amortised cost using the effective interest method.

Promissory notes. Promissory notes are financial assets with fixed or determinable cash flows recognised initially at fair value and subsequently carried at amortised cost using the effective interest method. The Group classifies a promissory note as short-term when it expects to realise it within twelve months after the reporting period. All other promissory notes are classified as long-term.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Note 3. Summary of significant accounting policies (continued)

Inventories. Inventories mostly include repair materials and spare parts for transmission assets. Inventories are valued at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less selling expenses.

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the consolidated statement of financial position on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables, impairment loss is recorded for the gross amount of the debtor, including VAT.

Non-current assets classified as held for sale. Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the consolidated statement of financial position as ‘non-current assets held for sale’ if their carrying amount will be recovered principally through a sale transaction (including loss of control of a subsidiary holding the assets) within twelve months after the reporting period. Assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year; and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn.

Non-current assets or disposal groups classified as held for sale in the current period’s consolidated statement of financial position are not reclassified or re-presented in the comparative consolidated statement of financial position to reflect the classification at the end of the current period.

A disposal group is a group of assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Reclassified non-current financial instruments and deferred taxes are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Income taxes. Income taxes have been provided for in these Consolidated Financial Statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit.

Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group's uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Note 3. Summary of significant accounting policies (continued)

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Advances received. Advances received are primarily a deferred income for the future connection services and are reflected at not discounted cost.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rates of interest for similar instruments, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective interest method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation.

Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial time to get ready for intended use or sale (qualifying assets) are capitalised as part of the costs of those assets, if the commencement date for capitalisation is on or after 1 January 2009. The commencement date for capitalisation is when the Group (a) incurs expenditures for the qualifying asset; (b) incurs borrowing costs; and (c) undertakes activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs continues up to the date when the assets are substantially ready for their use or sale. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the Group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Pension Fund of the RF on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post-employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the consolidated statement of financial position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations is determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post-employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Share-based compensation. The Group operates an equity-settled, share-based compensation plan, under which the Group receives services from employees as consideration for equity instruments (options) of FGC UES. The fair value of options granted to employees is recognised as an employee benefit expense, with a corresponding increase in equity, over the period that employees become unconditionally entitled to the options (vesting period). At the end of each reporting period the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. The impact of the revision to original estimates, if any, is recognised in the profit or loss, with a corresponding adjustment to equity.

Note 3. Summary of significant accounting policies (continued)

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the consolidated financial statements are authorised for issue.

Non-controlling interest. Non-controlling interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the non-controlling interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of non-controlling interests. The Group uses the ‘economic entity’ approach to the recognition of non-controlling interest. Any gains or losses resulting from the purchases and sales of the non-controlling interests are recognised in the consolidated statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognised when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share are determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting period.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2011 and 31 December 2010 are presented below:

	31 December 2011		31 December 2010
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
OJSC “The Kuban trunk grids”	49.0	49.0	49.0	49.0
OJSC “The Tomsk trunk grids”	52.0	59.9	52.0	59.9
Other companies
OJSC “Nurenergo”	77.0	77.0	77.0	77.0
OJSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
OJSC “Power industry research and development
Centre”	100.0	100.0	100.0	100.0
OJSC “Dalenergosetproject”	100.0	100.0	100.0	100.0
OJSC “Specialised electricity transmission service
company of UNEN”	100.0	100.0	100.0	100.0
OJSC “Engineering and construction management
centre of Unified Energy System”	100.0	100.0	100.0	100.0
LLC “Index energetiki – FGC UES”	100.0	100.0	100.0	100.0

Transmission companies. OJSC “The Kuban trunk grids” and OJSC “The Tomsk trunk grids” own UNEN grid assets which are maintained and operated by the Company.

OJSC “Nurenergo” performs electricity distribution and sale activity in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, OJSC “Nurenergo” has negative net assets.

OJSC “Mobile gas-turbine electricity plants”. The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

OJSC “Power industry research and development centre” is a research and development project institution in the sphere of electric power.

OJSC “Dalenergosetproject” is a grid engineering company.

OJSC “Specialised electricity transmission service company of UNEN”. The main activities of this company are technical inspection, maintenance and regular and emergency repairs of power grids and other electric power facilities of UNEN.

OJSC “Engineering and construction management centre of Unified Energy System”. The main activity of this company is functioning as a customer-developer in capital construction projects associated with the reconstruction and technical modernisation of electricity supply facilities and infrastructure.

LLC “Index energetiki – FGC UES” (“Index Energetiki”) owns minority shares in OJSC “Inter RAO UES” and OJSC “IDGC Holding” (in 2010 owned minority shares in electricity industry entities, former subsidiaries of RAO UES).

Note 5. Balances and transactions with related parties

Government-related entities. In the normal course of business the Group enters into transactions with government-related entities – entities, controlled, jointly controlled or significantly influenced by the Government of the RF. Large portion of the Group's primary activity – transmission services are rendered to government-related entities at the regulated tariffs. The Group borrows funds from government-related banks at the prevailing market rates. Taxes are accrued and settled in accordance with Russian tax legislation.

During the years ended 31 December 2011 and 31 December 2010 the Group had the following significant transactions with government-related entities:

	Year ended	Year ended
	31 December 2011	31 December 2010
Transmission revenue	120,247	100,562
Electricity sales	876	2,004
Connection services	373	500

Significant balances with government-related entities are presented below:

	31 December 2011	31 December 2010
Cash and cash equivalents	20,464	6,783
Bank deposits	390	618
Long-term promissory notes	3,836	1,599
Short-term promissory notes	14,680	19,478
Loans given	430	-
Trade receivables
(Net of allowance for doubtful debtors of RR 3,931 million as at
31 December 2011 and RR 375 million as at 31 December 2010)	10,161	8,655
Available-for-sale investments	69,979	9,531
Advances to construction companies and suppliers of property, plant and
equipment (included in construction in progress)	2,764	2,506
Accounts payable to the shareholders of JSC “FGC UES”	(2,275)	(11,240)
Non-current debt	25,000	-
Current debt	(156)	(505)
Accounts payable and accrued charges	(10,976)	(14,580)

During the year ended 31 December 2011 the Group transferred most of its investments in associated companies and available-for-sale investments to Inter RAO UES in exchange for its ordinary shares valued at RR 79,387 million at the relevant dates of the transaction (Notes 9, 16).

As at 31 December 2011 the Group had long-term undrawn committed financing facilities with government-related banks of RR 60,000 million (as at 31 December 2010: nil) (Note 19). Short-term undrawn committed financing facilities with government-related banks amounted to RR 15,000 million as at 31 December 2011 and 31 December 2010 (Note 21).

Tax balances and charges are disclosed in Notes 18, 22 and 24. Tax transactions are disclosed in the Consolidated Statement of Comprehensive Income.

Directors’ compensation. Compensation is paid to the members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Fees, compensation or allowances to the members of the Board of Directors for their services in that capacity and for attending Board meetings are paid depending on results for the year. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Note 5. Balances and transactions with related parties (continued)

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the years ended 31 December 2011 and 31 December 2010 was as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Short-term compensation, including salary and bonuses	416	176
Remuneration for serving on the Board of Directors	7	3
Post-employment benefits and other long-term benefits	23	14
Share-based compensation	638	-
Total	1,084	193

The amount of the short-term compensation to members of the Management Board represents remuneration accrued during the respective period, including bonuses based on the results of the preceding financial year.

Note 6. Property, plant and equipment

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance
as at 1 January 2011	8,257	437,535	134,401	289,934	13,171	883,298
Additions	6,022	231	452	152,589	6,779	166,073
Transfers	1,905	43,909	67,453	(116,905)	3,638	-
Disposals	(11)	(140)	(1,887)	(609)	(128)	(2,775)
Closing balance
as at 31 December 2011	16,173	481,535	200,419	325,009	23,460	1,046,596
Including PPE under
finance lease	-	-	2,273	-	914	3,187
Accumulated depreciation and impairment
Opening balance
as at 1 January 2011	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Charge for the year	(276)	(17,249)	(13,577)	-	(2,085)	(33,187)
Impairment loss	-	-	-	(1,127)	(47)	(1,174)
Disposals	2	13	281	149	67	512
Closing balance
as at 31 December 2011	(487)	(33,387)	(26,552)	(1,310)	(4,183)	(65,919)
Including PPE under
finance lease	-	-	(1,051)	-	(53)	(1,104)
Net book value
as at 1 January 2011	8,044	421,384	121,145	289,602	11,053	851,228
Net book value
as at 31 December 2011	15,686	448,148	173,867	323,699	19,277	980,677

Note 6. Property, plant and equipment (continued)

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Additions	565	136	1,118	139,877	3,180	144,876
Transfers	170	7,534	13,758	(21,932)	470	-
Disposals	(197)	(174)	(1,077)	(464)	(66)	(1,978)
Reversal of impairment
provision	-	-	-	1,358	-	1,358
Closing balance
as at 31 December 2010	8,257	437,535	134,401	289,934	13,171	883,298
Including PPE under
finance lease	-	-	2,273	-	-	2,273
Accumulated depreciation and impairment
Opening balance as at
1 January 2010 *	-	-	-	-	-	-
Charge for the year	(214)	(16,231)	(11,617)	-	(2,123)	(30,185)
Impairment loss	-	-	(1,663)	(332)	(14)	(2,009)
Disposals	1	80	24	-	19	124
Closing balance
as at 31 December 2010	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Including PPE under
finance lease	-	-	(991)	-	-	(991)
Net book value as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Net book value
as at 31 December 2010	8,044	421,384	121,145	289,602	11,053	851,228

* Accumulated depreciation was eliminated against the gross carrying amount of the assets before the revaluation as at 31 December 2009 was recorded.

Borrowing costs of RR 5,833 million for the year ended 31 December 2011 were capitalised within additions (for the year ended 31 December 2010: RR 1,526 million). A capitalisation rate of 7.7% was used for the years ended 31 December 2011 and 31 December 2010 to determine the amount of borrowing costs eligible for capitalisation, representing the weighted average of the borrowing costs applicable to the borrowings of the Group that were outstanding during the periods.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2011 such advances amounted to RR 69,504 million net of specific impairment of RR 525 million (as at 31 December 2010: RR 84,320 million net of specific impairment RR 297 million).

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group has the option to purchase land on which electric power transmission lines are located upon application to the state registering body or to formalise the right for rent. According to Russian legislation the expiry date of this option is 1 January 2013. As at 31 December 2011 the Group companies had no intention to purchase this land.

Note 6. Property, plant and equipment (continued)

Revaluation. Property, plant and equipment was revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s Transmission segment (Note 31) was considered as a single cash generating unit.

Recoverable amount of property, plant and equipment. The Group assessed the recoverable amount for transmission business at 31 December 2011. The following assumptions have been made as part of the impairment test for the companies involved in transmission activity:

  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation – up to 10% in 2014;

  The amount of expenditure for the period from 2012 through 2030 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;

  A nominal pre-tax discount rate of 11.85% was determined based on the weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment involved in transmission activity approximates its carrying value. Therefore, neither revaluation nor impairment of property, plant and equipment was recorded as at 31 December 2011. If the discount rate would be 0.5% higher the carrying amounts of property, plant and equipment would exceed the recoverable amount by approximately 3.8%.

For each class of property, plant and equipment stated at revalued amount in these Consolidated Financial Statements, the carrying amount that would have been recognised had the assets been carried under the historical cost basis is as follows:

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Net book value as at
31 December 2011	12,826	164,818	179,641	374,811	20,623	752,719
Net book value as at
31 December 2010	4,519	118,145	106,065	373,238	11,816	613,783
Net book value as at
31 December 2009	4,288	117,611	92,070	266,034	9,442	489,445

Impairment. For the year ended 31 December 2011 the Group recognised the impairment of property, plant and equipment in the amount of RR 1,174 million, which consisted of an impairment of RR 442 million related to advances to construction companies and suppliers of property, plant and equipment, an impairment of RR 302 million related to property, plant and equipment of OJSC “Nurenergo” located in Chechen Republic and a specific impairment of RR 430 million related to construction in progress which cost is not expected to be recovered.

For the year ended 31 December 2010 the Group recognised the impairment of property, plant and equipment in the amount of RR 2,009 million, which consisted of an impairment of RR 21 million related to advances to construction companies and suppliers of property, plant and equipment, an impairment of RR 206 million related to property, plant and equipment of OJSC “Nurenergo” located in Chechen Republic and an impairment of RR 1,782 million related to property, plant and equipment of OJSC “Mobile gas-turbine plants”. At the same time RR 1,358 million of previously recognised impairment of advances to construction companies and suppliers of property, plant and equipment was reversed.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. As at 31 December 2011 the net book value of leased property, plant and equipment was RR 2,083 million (as at 31 December 2010: RR 1,282 million). The leased equipment is pledged as security for the lease obligations.

Note 6. Property, plant and equipment (continued)

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2011	31 December 2010
Under one year	413	340
Between one and five years	1,146	1,212
Over five years	7,627	6,356
Total	9,186	7,908

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2011 the carrying value of property, plant and equipment leased out under operating lease was RR 1,744 million (as at 31 December 2010: RR 1,808 million).

Note 7. Intangible assets

	Corporate system	Corporate
	of managing	information
	geographically	management system	Other intangible
	dispersed resources	(SAP R/3)	assets	Total
Cost as at 1 January 2010	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value
as at 1 January 2010	1,175	3,340	1,877	6,392

Additions	-	263	666	929
Disposals - cost	-	(39)	(42)	(81)
Disposals - accumulated
amortisation	-	-	13	13
Amortisation charge	(171)	(329)	(369)	(869)
Impairment loss	-	(195)	-	(195)
Carrying value
as at 31 December 2010	1,004	3,040	2,145	6,189

Cost as at 31 December 2010	1,707	4,722	3,163	9,592
Accumulated amortisation	(703)	(1,021)	(1,018)	(2,742)
Accumulated impairment	-	(661)	-	(661)
Carrying value
as at 31 December 2010	1,004	3,040	2,145	6,189

Additions	-	309	1,401	1,710
Disposals - cost	-	(661)	(157)	(818)
Disposals - accumulated
amortisation	-	-	96	96
Amortisation charge	(157)	(320)	(388)	(865)
Write-off of previously
impaired assets	-	661	-	661
Carrying value
as at 31 December 2011	847	3,029	3,097	6,973

Cost as at 31 December 2011	1,707	4,370	4,407	10,484
Accumulated amortisation	(860)	(1,341)	(1,310)	(3,511)
Accumulated impairment	-	-	-	-
Carrying value
as at 31 December 2011	847	3,029	3,097	6,973

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million as at 31 December 2011 and 31 December 2010.

The Corporate information management system (SAP R/3) consists of several modules (parts) and related licences. As at 31 December 2011 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP R/3) includes development costs of RR 2,424 million as at 31 December 2011 (as at 31 December 2010: RR 2,399 million).

Other intangible assets include capitalised software development costs that meet the definition of an intangible asset of RR 1,272 million as at 31 December 2011 (as at 31 December 2010: RR 1,570 million).

As at 31 December 2011 management assessed the recoverable amount of non-current assets of Transmission segment (Note 6), which includes most of the intangible assets of the Group. As a result of the assessment performed no impairment was identified as at that date. In 2010 the Group recorded a specific impairment of RR 195 million in relation to intangible assets which cost is not expected to be recovered. In 2011 all previously impaired intangible assets were written-off in full, no new specific impairment was recorded.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Carrying value as at 1 January	348	58,451
Share of result of associates	8	(833)
Loss on dilution of share in associates	-	(2,790)
Translation difference	66	(22)
Disposal of associates	-	(1,231)
Transfer from / (to) non-current assets held for sale	488	(53,227)
Carrying value as at 31 December	910	348

The carrying value of investments in associates is as follows:

	31 December 2011	31 December 2010
JSC UES “GruzRosEnergo”	557	561
OJSC “WGC-1”	-	27,559
OJSC “Volzhskaya TGC”	-	16,268
OJSC “TGC-6”	-	5,438
OJSC “TGC-11”	-	3,401
Other associates	353	348
Less: transfer to non-current assets held for sale	-	(53,227)
Total investments in associates	910	348

Transfer to non-current assets held for sale. As at 31 December 2010 the investments in OJSC “WGC-1”, OJSC “TGC-6”, OJSC “TGC-11”, OJSC “Volzhskaya TGC” and JSC UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were classified as held for sale under IFRS 5 “Non-current assets held for sale and discontinued operations”. In March and May 2011, all the above-mentioned investments, except for that in JSC UES “GruzRosEnergo”, were transferred to Inter RAO UES in exchange for its additionally issued ordinary shares (Note 16). Following its exclusion from the Inter RAO UES transaction, the investment in JSC UES “GruzRosEnergo” was reclassified back from non-current assets held for sale to investments in associates.

Note 9. Available-for-sale investments

	1 January		Change in	Impairment
	2011	Additions	fair value*	charge	31 December 2011
OJSC “Inter RAO UES”	2,674	79,387	(2,323)	(12,661)	67,077
OJSC “IDGC Holding”	6,857	-	(3,955)	-	2,902
Total	9,531	79,387	(6,278)	(12,661)	69,979

					Transfer to
					non-current
	1 January		Change in	Impairment	assets held-for-	31 December
	2010	Additions	fair value*	charge	sale	2010
OJSC “IDGC Holding”	4,247	-	2,610	-		6,857
OJSC “Inter RAO UES”	2,668	-	6	-		2,674
OJSC “Bashkirenergo”	7,699	-	7,852	-	(15,551)	-
OJSC “RusHydro”	5,337	4	2,397	-	(7,738)	-
OJSC “Mosenergo”	5,878	1	(97)	-	(5,782)	-
OJSC “WGC-6”	2,899	-	2,701	-	(5,600)	-
OJSC “WGC-4”	2,261	1	1,878	-	(4,140)	-
OJSC “WGC-2”	626	-	596	-	(1,222)	-
OJSC “TGC-1”	857	-	260	-	(1,117)	-
OJSC “WGC-3”	818	-	151	-	(969)	-
OJSC “RAO ES Vostoka”	487	-	68	-	(555)	-
OJSC “TGC-9”	282	-	147	-	(429)	-
OJSC “Kuzbassenergo”	255	-	130	-	(385)	-
OJSC “Sangtudinskaya
GES-1”	555	-	-	(235)	(320)	-
OJSC “TGC-13”	210	-	97	-	(307)	-
OJSC “TGC-11 Holding”	150	-	13	-	(163)	-
Total	35,229	6	18,809	(235)	(44,278)	9,531

* Change in fair value of available-for-sale investments was recognised in other comprehensive income.

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices.

Impairment of investment in Inter RAO UES

During the year ended 31 December 2011 the fair value of shares in Inter RAO UES has declined below cost. The Group assessed these investments for impairment at 31 December 2011 and concluded that there was evidence of a significant and prolonged decline in the fair value or equity investments below their cost (Note 2). The fall in fair value of these investments during the reporting period amounted to RR 14,984 million. The revaluation surplus accumulated in the reserve for available-for-sale investments as at 1 January 2011 amounted to RR 2,323 million (with related deferred tax liability of RR 155 million). Therefore, the impairment charge reclassified from other comprehensive income to profit or loss amounted to RR 12,661 million (Note 17).

Transfer to non-current assets held-for-sale

Most of the available-for-sale investments held by the Group in 2010 were reclassified to non-current assets held for sale as at 31 December 2010. In March and May 2011 those investments as well as investments in associated companies were transferred to Inter RAO UES (Note 16) in exchange for its ordinary shares valued at RR 79,387 million at the relevant dates of the transaction. The Group continues to classify its investment in Inter RAO UES as available for sale.

Note 10. Promissory notes

					31	31
			Effective		December	December
	Rating	Rating agency	interest rate, %	Due	2011	2010
Long-term promissory notes
LLC “ENERGO-finance”		Not available	9.1%-10.1%	2014	9,197	8,466
OJSC “IDGC of the South”*		Not available	8.9%	2013	2,724	-
OJSC “Alfa-Bank”	BB	Standard & Poor's	7.25%-12.6%	2013-2015	1,225	371
OJSC “System operator UES”*		Not available	11.1%	2012-2013	984	1,461
Other long-term promissory
notes			11.1%-12.6%	2013-2038	798	748
Total long-term promissory notes					14,928	11,046

Short-term promissory notes
OJSC “Gazprombank”*	BB+	Standard & Poor's	6.1%-7.4%	2012	14,040	-
OJSC “Promsvyazbank”	Ba2	Moody’s	8.00%	2012	3,014	3,002
OJSC Bank “ROSSIYA”	B+	Standard & Poor's	8.3%	2012	2,010	4,076
OJSC "Bank "Saint Petersburg"	Ba3	Moody’s	8.5%	2012	1,007	-
OJSC “System operator UES”*		Not available	11.1%	2012	607	-
OJSC “VTB Bank”*	BBB	Standard & Poor's	1.5%-8.5%	2012	-	19,232
OJSC “Alfa-Bank”	BB	Standard & Poor's	2.6%-13.1%	2012	-	14,431
OJSC “International Financial
Club”		Not available	6.30%	2012	-	2,002
Other short-term promissory
notes			11.1%-12.6%	2012	59	413
Total short-term promissory notes					20,737	43,156

Companies marked with * above are government-related entities (Note 5).

As at 31 December 2011 and 31 December 2010 the promissory notes of LLC “ENERGO-Finance” were impaired (Note 29). The notes are not overdue as they were restructured in 2010.

All promissory notes are denominated in Russian roubles. As at 31 December 2011 and 31 December 2010 the fair value of promissory notes, determined using valuation technique, was RR 35,731 million and RR 54,384 million respectively. The valuation was mainly based on discounting of the future expected cash flows at the current market interest rate available for debtors with similar level of credit risk.

Note 11. Other non-current assets

	31 December 2011	31 December 2010
Long-term trade receivables
(Net of allowance for doubtful debtors of RR 108 million as at
31 December 2011 and RR 224 million as at 31 December 2010)	116	1,411
Long-term loans given	-	296
Total financial assets	116	1,707
VAT recoverable	216	253
Other non-current assets	707	547
Total other non-current assets	1,039	2,507

Note 12. Cash and cash equivalents

	31 December 2011	31 December 2010
Cash at bank and in hand	18,925	13,373
Cash equivalents	6,702	200
Total cash and cash equivalents	25,627	13,573

Cash at bank and in hand	Rating	Rating agency	31 December 2011	31 December 2010
OJSC “Sberbank”	Baa1	Moody’s	13,654	6,725
OJSC "Bank “ROSSIYA”	B+	Standard & Poor's	4,000	-
OJSC “Alfa-Bank”	BB	Standard & Poor's	1,065	6,434
OJSC “Gazprombank”	BB+	Standard & Poor's	150	58
Other			56	156
Total cash at bank and in hand			18,925	13,373

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2011	31 December 2010
OJSC “Sberbank”	4.5%-6.0%	Baa1	Moody’s	5,420	192
OJSC “VTB bank”	7.0%-8.5%	BBB	Standard & Poor's	690	-
OJSC “Gazprombank”	7.6%	BB+	Standard & Poor's	550	-
Other				-	8
Total certificates of deposit				6,660	200

There were no certificates of deposit denominated in foreign currency included in cash equivalents as at 31 December 2011 and 31 December 2010.

Note 13. Bank deposits

Bank deposits	Interest rate	Rating	Rating agency	31 December 2011	31 December 2010
OJSC “Alfa-Bank”	5.2%-5.4%	BB	Standard & Poor's	794	988
OJSC “VTB bank”	6.1%-8.8%	BBB	Standard & Poor's	200	618
OJSC “Sberbank”	3.8%-5.5%	Baa1	Moody’s	190	-
OJSC “Nomos-bank”	6.5%	Ba3	Moody’s	-	3,000
Total bank deposits				1,184	4,606

The carrying amount of bank deposits approximates their fair value.

There were no bank deposits denominated in foreign currency as at 31 December 2011 (as at 31 December 2010: RR 88 million).

Note 14. Accounts receivable and prepayments

	31 December 2011	31 December 2010
Trade receivables
(Net of allowance for doubtful debtors of RR 6,570 million as at
31 December 2011 and RR 2,900 million as at 31 December 2010)	12,036	10,605
Other receivables
(Net of allowance for doubtful debtors of RR 908 million as at
31 December 2011 and RR 695 million as at 31 December 2010)	932	741
Total financial assets	12,968	11,346
Advances to suppliers
(Net of allowance for doubtful debtors of RR 2,033 million as at
31 December 2011 and RR 1,874 million as at 31 December 2010)	2,764	1,646
VAT recoverable	9,054	9,199
Tax prepayments	5,923	8,454
VAT related to advances received	2,235	2,009
Total accounts receivable and prepayments	32,944	32,654

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Note 14. Accounts receivable and prepayments (continued)

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value of receivables approximates their fair value.

The movement of the provision for doubtful debtors is shown below:

			Advances to	Long-term
Year ended	Trade	Other	suppliers and	accounts
31 December 2011	receivables	receivables	prepayments	receivable	Total
As at 1 January	2,900	695	1,874	224	5,693
Provision accrual	4,059	447	67	2	4,575
Provision reversal	(98)	(172)	(22)	-	(292)
Debt written-off	(3)	(13)	-	-	(16)
Amortisation of discount	(314)	(14)	-	(13)	(341)
Reclassification from/(to) other items	26	(35)	114	(105)	-
As at 31 December	6,570	908	2,033	108	9,619

			Advances to	Long-term
Year ended	Trade	Other	suppliers and	accounts
31 December 2010	receivables	receivables	prepayments	receivable	Total
As at 1 January	4,862	992	2,162	24	8,040
Provision accrual	206	171	132	205	714
Provision reversal	(2,027)	(338)	(247)	-	(2,612)
Debt written-off	(5)	(5)	(173)	-	(183)
Amortisation of discount	(136)	(125)	-	(5)	(266)
As at 31 December	2,900	695	1,874	224	5,693

As at 31 December 2011 the overdue accounts receivable for which the provision had not been recorded amounted to RR 3,516 million (as at 31 December 2010: RR 4,043 million). The ageing analysis is shown below:

	31 December 2011	31 December 2010
Less than 3 months	2,011	2,432
3 to 6 months	1,347	1,270
6 to 12 months	64	14
1 year to 5 years	94	327
Total	3,516	4,043

The analysis of overdue accounts receivable for which the provision had been recorded as at 31 December 2011 is shown below, gross of allowance for doubtful debtors:

	31 December 2011	31 December 2010
Less than 3 months	882	189
3 to 6 months	2,132	705
6 to 12 months	427	233
1 year to 5 years	2,496	2,200
More than 5 years	5	-
Total	5,942	3,327

Note 15. Inventories

	31 December 2011	31 December 2010
Repair materials	3,751	3,501
Spare parts	2,232	1,669
Other inventories	337	432
Total inventories	6,320	5,602

Note 15. Inventories (continued)

The cost of inventories is shown net of an obsolescence provision for RR 73 million as at 31 December 2011 (as at 31 December 2010: RR 38 million). As at 31 December 2011 and 31 December 2010 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Non-current assets held for sale

	31 December 2011	31 December 2010
OJSC “WGC-1”	-	27,559
OJSC “Volzhskaya TGC”	-	16,268
OJSC “Bashkirenergo”	-	15,551
OJSC “RusHydro”	-	7,738
OJSC “Mosenergo”	-	5,782
OJSC “WGC-6”	-	5,600
OJSC “TGC-6”	-	5,438
OJSC “WGC-4”	-	4,140
OJSC “TGC-11”	-	3,401
OJSC “WGC-2”	-	1,222
OJSC “TGC-1”	-	1,117
OJSC “WGC-3”	-	969
JSC UES “GruzRosEnergo”	-	561
OJSC “RAO ES Vostoka”	-	555
OJSC “TGC-9”	-	429
OJSC “Kuzbassenergo”	-	385
OJSC “Sangtudinskaya GES-1”	-	320
OJSC “TGC-13”	-	307
OJSC “TGC-11 Holding”	-	163
Total	-	97,505
Loss on re-measurement	-	(6,896)
Total non-current assets held for sale	-	90,609

Non-current assets held for sale were included in the Transmission segment (Note 31).

As at 31 December 2010 all available-for-sale investments, except for shares of OJSC “IDGC Holding” and OJSC “Inter RAO UES”, in the total amount of RR 44,278 million and most of investments in associates, such as OJSC “WGC-1”, OJSC “TGC-6”, OJSC “TGC-11”, OJSC “Volzhskaya TGC” and JSC UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were reclassified as held for sale under IFRS 5 “Non-current assets held for sale and discontinued operations” as the management of the Company had committed to a plan to transfer these assets during 2011 year to Inter RAO UES in exchange for ordinary shares of OJSC “Inter RAO UES” (Notes 8, 9).

Cumulative income recognised by 31 December 2010 in other comprehensive income relating to non-current assets held for sale (Note 17):

31 December 2010
Revaluation reserve for property, plant and equipment of associates	10,749
Foreign currency translation reserve	34
Revaluation reserve for available-for-sale investments	29,702
Total	40,485

In March and May 2011 all the above-mentioned investments, except for JSC UES “GruzRosEnergo”, were transferred to Inter RAO UES in exchange for 1,883,043,160,666 its ordinary shares.

In accordance with the provisions of IFRS 5, non-current assets held for sale were re-measured at the date of de-recognition (transfer) to reflect the change in the value less costs to sell. A loss of RR 4,718 million, and corresponded deferred tax of RR 944 million was recognised in profit or loss in respect of re-measurement of investments in associated companies classified as held for sale. Decline in fair value of available-for-sale investments classified as held for sale was recognised in other comprehensive income in the amount of RR 4,810 million net of corresponding deferred tax in the amount of RR 1,203 million.

Note 16. Non-current assets held for sale (continued)

At the dates of the transaction, cumulative income recognised in other comprehensive income and related to the disposed assets held for sale amounting to RR 31,115 million was transferred to profit or loss as a gain on disposal of available-for-sale investments. A related deferred tax change in the amount of RR 6,223 million was recognised in the income tax expense for the year.

Dates of disposal
Available-for-sale investments classified as held for sale	(38,222)
Investments in associates classified as held for sale	(41,165)
Fair value of consideration received	79,387
Result of the exchange transaction	-
Accumulated gain on available-for-sale investments recycled to profit or loss
(related deferred tax liability of RR 6,223 million)	31,115
Gain on disposal of available-for-sale investments	31,115

Note 17. Equity

Share capital

	Number of shares issued and fully paid
	31 December 2011	31 December 2010	31 December 2011	31 December 2010
Ordinary shares	1,255,948,128,393	1,233,561,333,552	627,974	616,781

As at 31 December 2011 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In January 2010, FGC UES completed and registered the additional share issue for the total amount of RR 40,024 million. As a result of this issue, the share capital was increased to RR 616,781 million and additional share premium recognised in the amount of RR 154 million.

In March 2011, FGC UES completed and registered the additional share issue for the total amount of RR 11,193 million. As a result of this issue, the share capital was increased to RR 627,974 million.

In July 2011, FGC UES started an additional share issue. The placement process started in September, but was only completed after the year end (Note 32). The amount of RR 2,220 million received for shares issued was included as at 31 December 2011 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES.

Treasury shares. Treasury shares represent 13,727,165 thousand of ordinary shares in the amount of RR 5,522 million as at 31 December 2011 and of RR 6,864 million as at 31 December 2010.

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki – FGC UES”. Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

In 2011, treasury shares decreased by RR 1,342 million with the corresponding recognition of expense relating to share-based compensation (see below), since management plans to use treasury shares for the share option plan.

Reserves. Reserves include Revaluation reserve for property, plant and equipment and available-for-sale investments and Foreign currency translation reserve.

The Foreign currency translation reserve relates to the exchange differences arising on translation of the net assets of foreign associate.

Note 17. Equity (continued)

Reserves comprise the following:

	31 December 2011	31 December 2010
Revaluation reserve (net of tax) for:
- property, plant and equipment (Note 6)	312,298	313,525
- available-for-sale investments (Note 9)	1,925	7,257
Amounts recognised in other comprehensive income and
accumulated in equity relating to non-current assets held
for sale (Note 16)	-	40,485
Foreign currency translation reserve	100	-
Total reserves	314,323	361,267

Reserves for the year ended 31 December 2011 (net of tax):

	Revaluation reserve for:		Amounts recognised
			in other
			comprehensive
			income and
			accumulated in equity
	property,	available-	relating to non-	Foreign
	plant and	for-sale	current assets held	currency
	equipment	investments	for sale	translation	Total
	(Note 6)	(Note 9)	(Note 16)	reserve	reserves
As at 1 January 2011	313,525	7,257	40,485	-	361,267
Change in revaluation reserve
for property, plant and
equipment	(1,227)	-	-	-	(1,227)
Change in fair value of
available-for-sale investments	-	(15,151)	(4,810)	-	(19,961)
Change in revaluation reserve
for property, plant and
equipment of associates
(previously classified as non-
current assets held for sale)	-	-	(10,749)	-	(10,749)
Accumulated loss / (gain) on
available-for-sale investments
recycled to profit or loss	-	9,819	(24,892)	-	(15,073)
Amounts relating to available-
for-sale investments previously
classified as non-current assets
held for sale	-	-	(34)	34	-
Foreign currency translation
difference (Note 8)	-	-	-	66	66
As at 31 December 2011	312,298	1,925	-	100	314,323

The total reduction in fair value of available-for-sale investments recognised in other comprehensive income in 2011 was:

				Amount of
		Amount of	Related	reduction net
	Notes	reduction	deferred tax	of deferred tax
Decline in fair value of available-for-sale investments
classified as non-current assets held for sale	16	6,013	(1,203)	4,810
Decline in fair value of available-for-sale investments
within accumulated reserve	9, 18	6,278	(946)	5,332
Decline in fair value of available-for-sale investments
below cost	9	12,661	(2,842)	9,819
Total		24,952	(4,991)	19,961

The total increase in fair value of available-for-sale investments recognised in other comprechensive income in 2010 was RR 18,800 million including related deferred tax of RR 3,751 million.

Note 17. Equity (continued)

Reserves for the year ended 31 December 2010 (net of tax):

	Revaluation reserve for:		Amounts
			recognised in
			other
			comprehensive
			income and
			accumulated in
			equity relating to
	property,	available-	non-current		Foreign
	plant and	for-sale	assets held for		currency
	equipment	investments	sale	Merger	translation	Total
	(Note 6)	(Note 9)	(Note 16)	reserve	reserve	reserves
As at 1 January 2010	325,590	21,919	-	(56,891)	56	290,674
Change in revaluation
reserve for property, plant
and equipment	(1,316)	-	-	-	-	(1,316)
Gain on change of fair value
of available-for-sale
investments	-	15,049	-	-	-	15,049
Realised revaluation reserve
for available-for-sale
investments	-	(9)	-	-	-	(9)
Foreign currency translation
difference (Note 8)	-	-	-	-	(22)	(22)
Amounts relating to non-
current assets held for sale,
recognised in other
comprehensive income and
accumulated in equity	(10,749)	(29,702)	40,485	-	(34)	-
Transfer of merger reserve to
retained earnings	-	-	-	56,891	-	56,891
As at 31 December 2010	313,525	7,257	40,485	-	-	361,267

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2011, the statutory net loss of the parent company, FGC UES, as reported in the published statutory financial statements, was RR 2,468 million (for the year ended 31 December 2010 the net profit was RR 58,088 million). At the Annual General Meeting in June 2011 the decision was approved to declare dividends for the year ended 31 December 2010 in the total amount of RR 2,578 million (RR 0.0020523650155 per share).

Share-based compensation. In February 2011, the Board of Directors approved an Option programme (“the Programme”) in which the members of the Management Board and other employees of the Company can be participants. On 1 March 2011 13,569,041,046 options to purchase the Company’s ordinary shares were allocated under the Programme. The treasury shares held by LLC “Index Energetiki – FGC UES” were used for this allocation.

Options granted vest over the period of three years and are exercisable during two years from the vesting date. In case of terminating employment at the initiative of the Company due to breaching certain employment duties by the employee the Programme participant will lose his right to purchase the shares.

All options were granted with an exercise price of RR 0.4065 per share. The total grant date fair value of stock options granted allowing updated forfeiture rate was RR 2,821 million.

Note 17. Equity (continued)

The Black-Scholes option valuation model is used for estimating the fair value of options. The significant inputs into the option valuation model were as follows:

	Awards granted during
	the year ended
	31 December 2011	31 December 2010
Share price	RR 0.412	-
Expected volatility	45%	-
Risk-free interest rate	7.58%	-
Expected options life	5 years	-

Accounts payable to the shareholders of JSC “FGC UES”. Accounts payable to the shareholders of FGC UES include dividends payable and payables for shares issued:

	31 December 2011	31 December 2010
Dividends payable	55	47
Accounts payable for shares issued	2,220	11,193
Total accounts payable to the shareholders of JSC “FGC UES”	2,275	11,240

Note 18. Income tax

Income tax expense comprises the following:

	Year ended	Year ended
	31 December 2011	31 December 2010
Current income tax charge	(8,588)	(9,240)
Deferred income tax (charge) / credit	(5,287)	3,488
Total income tax expense	(13,875)	(5,752)

During the years ended 31 December 2011 and 31 December 2010 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

Profit before income tax for financial reporting purposes is reconciled to income tax expenses as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Profit before income tax	62,863	24,135
Theoretical income tax charge at the statutory tax rate of 20 percent	(12,573)	(4,827)
Tax effect of items which are not deductible for taxation purposes	(1,245)	15
Unrecognised deferred tax assets	(57)	(940)
Total income tax	(13,875)	(5,752)

Deferred income tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for income tax purposes. Deferred income tax assets and liabilities were measured at 20 percent as at 31 December 2011 and 31 December 2010, the rates expected to be applicable when the asset or liability will reverse.

Note 18. Income tax (continued)

Deferred income tax assets and liabilities for the year ended 31 December 2011:

		Movements for the year
			Recognised in other
		Recognised in	comprehensive
	31 December 2011	profit or loss	income	1 January 2011
Deferred income tax liabilities
Property, plant and equipment	73,106	3,667	-	69,439
Investments in associates	71	1	-	70
Available-for-sale investments	10,059	10,499	(946)	506
Accounts receivable and prepayments	-	(241)	-	241
Non-current assets held for sale	-	(8,139)	(7,426)	15,565
Other deferred tax liabilities	63	31	-	32
Total deferred income tax liabilities	83,299	5,818	(8,372)	85,853
Deferred income tax assets
Property, plant and equipment	(1,521)	29	-	(1,550)
Intangible assets	(519)	(388)	-	(131)
Long-term promissory notes	(1,496)	76	-	(1,572)
Accounts receivable and prepayments	(267)	561	-	(828)
Retirement benefit obligation	(391)	(1)	-	(390)
Current and non-current debt	(170)	(170)	-	-
Accounts payable and accruals	(179)	56	-	(235)
Other deferred tax assets	(164)	30	-	(194)
Tax losses	(2,414)	(781)	-	(1,633)
Unrecognised deferred tax assets	4,394	57	-	4,337
Total deferred income tax assets	(2,727)	(531)	-	(2,196)
Deferred income tax liabilities, net	80,572	5,287	(8,372)	83,657

The current portion of net deferred tax liabilities as at 31 December 2011 equaled RR 1,315 million and represented the amount of deferred tax liabilities to be settled during the year ended 31 December 2012 (as at 31 December 2010: RR 14,122 million).

Unrecognised deferred tax assets include tax losses carried forward in the amount of RR 2,414 million and deferred income tax assets on temporary differences arising in respect of loss-making subsidiaries. These deferred tax assets are not recognised because it is not probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised.

Tax losses carried forward in respect of which deferred tax assets were not recognised are presented by companies in the table below:

	31 December 2011	31 December 2010
OJSC “Nurenergo”	8,876	5,098
OJSC “Mobile gas-turbine electricity plants”	2,670	2,300
OJSC “The principle electricity transmission service company of
Unified National Electrical Network”	318	259
OJSC “Specialised electricity transmission service company of
Unified National Electrical Network”	-	170
Others	206	338
Total tax losses carried forward	12,070	8,165

The tax losses expire 10 years after their origination. These tax losses expire mostly during 2012-2020, RR 143 million expire during the year 2012, RR 2,107 million with terms from 2 to 5 years (during 2013-2016) and RR 9,820 million with term over 5 years (during 2017-2021).

Note 18. Income tax (continued)

Deferred income tax assets and liabilities for the year ended 31 December 2010:

		Movements for the year
			Recognised in other
		Recognised in	comprehensive
	31 December 2010	profit or loss	income	1 January 2010
Deferred income tax liabilities
Property, plant and equipment	69,439	(926)	-	70,365
Investments in associates	70	(2,395)	(9,048)	11,513
Available-for-sale investments	506	-	(2,757)	3,263
Accounts receivable and prepayments	241	235	-	6
Non-current assets held for sale	15,565	-	15,565	-
Other deferred tax liabilities	32	1	-	31
Total deferred income tax liabilities	85,853	(3,085)	3,760	85,178
Deferred income tax assets
Property, plant and equipment	(1,550)	(389)	-	(1,161)
Long-term promissory notes	(1,572)	(452)	-	(1,120)
Accounts receivable and prepayments	(828)	124	-	(952)
Retirement benefit obligation	(390)	(69)	-	(321)
Accounts payable and accruals	(235)	(221)	-	(14)
Other deferred tax assets	(325)	(38)	-	(287)
Tax losses	(1,633)	(298)	-	(1,335)
Unrecognised deferred tax assets	4,337	940	-	3,397
Total deferred income tax assets	(2,196)	(403)	-	(1,793)
Deferred income tax liabilities, net	83,657	(3,488)	3,760	83,385

Note 19. Non-current debt

		Effective		31 December	31 December
	Currency	interest rate	Due	2011	2010
Certified interest-bearing non-convertible
bearer bonds, Series 19	RR	7.95%	06.07.2023	20,710	-
Certified interest-bearing non-convertible
bearer bonds, Series 18	RR	8.50%	27.11.2023	15,066	-
Certified interest-bearing non-convertible
bearer bonds, Series 10	RR	7.75%	15.09.2020	10,202	10,200
Certified interest-bearing non-convertible
bearer bonds, Series 06	RR	7.15%	15.09.2020	10,186	10,184
Certified interest-bearing non-convertible
bearer bonds, Series 08	RR	7.15%	15.09.2020	10,186	10,184
Certified interest-bearing non-convertible
bearer bonds, Series 15	RR	8.75%	12.10.2023	10,156	-
Certified interest-bearing non-convertible
bearer bonds, Series 11	RR	7.99%	16.10.2020	10,140	10,138
Certified interest-bearing non-convertible
bearer bonds, Series 13	RR	8.50%	22.06.2021	9,993	-
Certified interest-bearing non-convertible
bearer bonds, Series 09	RR	7.99%	16.10.2020	5,070	5,069
Certified interest-bearing non-convertible
bearer bonds, Series 07	RR	7.50%	16.10.2020	5,066	5,065
Certified interest-bearing non-convertible
bearer bonds, Series 04	RR	7.30%	06.10.2011	-	6,102
OJSC “Gazprombank”	RR	9.50%	13.10.2014	15,000	-
OJSC “Gazprombank”	RR	9.50%	22.11.2014	10,000	-
Finance lease liabilities	RR	9.50%	23.03.2018	849	-
Total non-current debt				132,624	56,942
Less: current portion of non-current bonds				(1,775)	(6,942)
Less: current portion of finance lease
liabilities				(71)	-
Non-current debt				130,778	50,000

In September and October 2010, the Group issued certified interest-bearing non-convertible bearer bonds of Series 06-11 with an interest rate fixed for the first 6 coupons for Series 06 and 08, for the first 10 coupons for Series 07 and 10 and for the first 14 coupons for Series 09 and 11. The interest rate for other coupons will be determined before the end of the previous coupon period.

In July, October and December 2011, the Group issued certified interest-bearing non-convertible bearer bonds of Series 13, 19, 15 and 18 with an interest rate fixed for all 20 coupons for Series 13, for the first 14 coupons for Series 19, for the first 6 coupons for Series 15 and for the first 5 coupons for Series 18. The interest rate for other coupons will be determined before the end of the previous coupon period.

The bondholders have the option to redeem the bonds for cash instead of accepting the revised terms. The interest is payable every six months during the terms of the bonds.

As at 31 December 2011 the estimated fair value of total non-current debt (including the current portion) was RR 128,351 million (as at 31 December 2010: RR 56,048 million), which was estimated using the market prices for quoted FGC UES bonds as at 31 December 2011.

As at 31 December 2011 the Group had long-term undrawn committed financing facilities of RR 102,500 million (as at 31 December 2010: RR 15,000 million) which could be used for the general purposes of the Group.

Note 19. Non-current debt (continued)

Finance lease. Minimum lease payments under finance leases and their present values are as follows:

		Due between	Due after
	Due in 1 year	1 and 5 years	5 years	Total
Minimum lease payments as at 31 December 2011	150	749	307	1,206
Less future finance charges	(79)	(271)	(7)	(357)
Present value of minimum lease payments as at
31 December 2011	71	478	300	849
Minimum lease payments as at 31 December 2010	-	-	-	-
Less future finance charges	-	-	-	-
Present value of minimum lease payments as at
31 December 2010	-	-	-	-

Leased assets with carrying amount disclosed in Note 6 are effectively pledged for finance lease liabilities as the rights to the leased asset revert to the lessor in the event of default.

Note 20. Retirement benefit obligations

	Year ended	Year ended
	31 December 2011	31 December 2010
Net liability in the Consolidated Statement of Financial Position as
at 1 January	4,318	3,439
Net periodical cost	879	1,152
Benefits paid by the plan	(511)	(273)
Net liability in the Consolidated Statement of Financial Position as
at 31 December	4,686	4,318
The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions. The most recent actuarial valuation was performed as at 31 December 2010.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2011 and 31 December 2010.

The amounts recognised in the Consolidated Statement of Financial Position are determined as follows:

	31 December 2011	31 December 2010
Total present value of defined benefit obligations	4,735	5,148
Net actuarial gains / (losses) not recognised in the Consolidated
Statement of Financial Position	445	(142)
Unrecognised past service cost	(494)	(688)
Liability recognised in the Consolidated Statement of Financial
Position	4,686	4,318

Note 20. Retirement benefit obligations (continued)

The amounts recognised in profit or loss are as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Interest cost	401	412
Current service cost	308	338
Net actuarial (gains) / losses recognised in the period	(24)	60
Recognised past service cost	194	460
Curtailments	-	(118)
Net cost recognised in the Consolidated Statement of
Comprehensive Income	879	1,152

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Defined benefit obligations as at 1 January	5,148	4,544
Benefits paid by the plan	(511)	(273)
Current service costs	308	338
Interest cost	401	412
Actuarial gains	(611)	(182)
Past service cost	-	460
Curtailments	-	(151)
Present value of defined benefit obligations as at 31 December	4,735	5,148

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(v)     Financial assumptions

	31 December 2011	31 December 2010
Discount rate	8.1%	7.8%
Inflation rate	5.1%	5.7%
Future salary increases	5.1%	6.7%
Future pension increase	5.1%	5.7%

(vi)    Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service – around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service.

Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used as at 31 December 2010.

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2012 are expected in the amount of RR 389 million.

Experience adjustments on benefit obligation are as follows:

	31 December	31 December	31 December	31 December	31 December
	2011	2010	2009	2008	2007
Total present value of defined
benefit obligations	4,735	5,148	4,544	4,262	3,841
Deficit in plan	(4,735)	(5,148)	(4,544)	(4,262)	(3,841)
Experience adjustment on defined
benefit obligations	123	(197)	323	808	376

Note 21. Current debt and current portion of non-current debt

	Effective
	interest rate	31 December 2011	31 December 2010
OJSC “Kalmenergosbyt”	7.0%	106	-
OJSC “RusHydro”	17.0%	50	50
OJSC “IDGC Holding”	14.1%	-	505
Current portion of non-current bonds (Note 19)	7.15%-8.75%	1,775	6,942
Current portion of finance lease liabilities	9.5%	71	-
Total current debt and current portion of non-current debt		2,002	7,497

As at 31 December 2011 and 31 December 2010 the Group had short-term undrawn committed financing facilities of RR 15,000 million which could be used for the general purposes of the Group.

Note 22. Accounts payable and accrued charges

	31 December 2011	31 December 2010
Trade payables	12,374	14,499
Accounts payable to construction companies
and suppliers of property, plant and equipment	16,699	10,844
Other creditors and accrued liabilities	1,568	1,916
Total financial liabilities	30,641	27,259
Advances received	11,013	11,744
Accounts payable to employees	1,172	405
Other taxes payable	1,364	951
VAT related to advances to suppliers	343	193
Other provisions for liabilities and charges	441	-
Total accounts payable and accrued charges	44,974	40,552

Note 23. Revenue

	Year ended	Year ended
	31 December 2011	31 December 2010
Transmission fee	134,754	109,371
Electricity sales	2,246	3,070
Connection services	2,178	609
Grids repair and maintenance services	393	280
Total revenue	139,571	113,330

Other operating income primarily includes income from non-core activities.

	Year ended	Year ended
	31 December 2011	31 December 2010
Write-off of accounts payable *	2,753	1
Insurance compensation	986	733
Communication lines repair and maintenance	839	494
Penalties and fines	772	500
Design works	553	743
Rental income	450	235
Research and development services	434	682
Communication services	249	216
Other income	757	880
Total other operating income	7,793	4,484

* Accounts payable in the amount of RR 2,747 million relating to OJSC “Nurenergo” were written off as these amounts had been recognised in 2003-2006 years and the relevant limitation period had expired in 2011, according to Russian legislation. There are no claims to OJSC “Nurenergo” concerned with these payables.

Note 24. Operating expenses

	Year ended	Year ended
	31 December 2011	31 December 2010
Depreciation of property, plant and equipment	33,187	30,185
Employee benefit expenses and payroll taxes	24,046	20,114
Purchased electricity	13,781	15,942
Accrual / (reversal) of allowance for doubtful debtors	4,305	(2,164)
Repair and maintenance services (by contractors)	3,977	4,427
Materials for repair	2,326	2,868
Rent	2,314	1,944
Business trips and transportation expenses	2,099	1,734
Security services	1,680	1,234
Other materials	1,435	1,055
Electricity transit via foreign countries	1,350	784
Consulting, legal and auditing services	1,323	729
Taxes, other than on income	1,141	933
Research and development	1,064	755
Insurance	972	946
Information system maintenance	955	1,048
Amortisation of intangible assets	865	869
Communication service	674	627
Fuel	561	576
(Gain) / loss on disposal of property, plant and equipment	(617)	910
Other	3,312	2,357
Total operating expenses	100,750	87,873

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Rent expenses principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs, long-term compensation payments and share-based compensation.

	Year ended	Year ended
	31 December 2011	31 December 2010
Wages and salaries	17,926	16,049
Social security contributions to the Pension Fund	2,995	2,076
Social security contributions to other state non-budgetary funds	904	837
Pension costs – defined benefit plans (Note 20)	879	1,152
Share-based compensation (Note 17)	1,342	-
Total employee benefit expenses and payroll taxes	24,046	20,114

Note 25. Finance income

	Year ended	Year ended
	31 December 2011	31 December 2010
Interest income	3,834	5,546
Foreign currency exchange differences	61	6
Dividends	45	255
Other finance income	17	-
Total finance income	3,957	5,807

Note 26. Finance costs

	Year ended	Year ended
	31 December 2011	31 December 2010
Interest expense	5,895	1,906
Foreign currency exchange differences	72	-
Other finance costs	144	239
Total finance cost	6,111	2,145
Less capitalised interest expenses on borrowings related to qualifying
assets (Note 6)	(5,833)	(1,526)
Total finance cost recognised in profit or loss	278	619

Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	Year ended	Year ended
	31 December 2011	31 December 2010
Weighted average number of ordinary shares
(millions of shares)	1,247,984	1,228,079
Profit attributable to the shareholders of JSC “FGC UES”
(millions of RR)	49,139	19,009
Weighted average earning per share – basic and diluted (in RR)	0.039	0.015

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 28. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

As at 31 December 2011 the Group's subsidiary, OJSC "Nurenergo" was engaged in a number of litigations involving claims amounting in total to RR 4,947 million (as at 31 December 2010: RR 3,217 million), for collection of amounts payable for electricity purchased by OJSC "Nurenergo". The amount is recorded within accounts payable. No additional provision has been made as the Group's management believes that these claims are unlikely to result in any further liabilities.

Tax contingency. Russian tax and customs legislation is subject to varying interpretation when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be successfully challenged by the relevant regional and federal authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2011 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Consolidated Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to revenue recognition for taxation purposes could amount to as much as RR 1,309 million if the tax positions would be successfully challenged (as at 31 December 2010: RR 5,616 million of the open tax positions primarily related to recoverability of VAT and revenue recognition for taxation purposes).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Note 28. Contingencies, commitments and operating risks (continued)

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in these Consolidated Financial Statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 351,189 million as at 31 December 2011 (as at 31 December 2010: RR 389,228 million) including VAT. These amounts include accounts payable to construction companies and suppliers of property, plant and equipment in the amount of RR 16,699 million as at 31 December 2011 (as at 31 December 2010: RR 10,844 million) (Note 22).

Note 29. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimise or eliminate possible negative consequences of the risks for the financial results of the Group. The Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Financial instruments by categories:

		Investments
	Loans and	available for	Other financial
31 December 2011	receivables	sale	liabilities	Total
Financial assets
Available-for-sale investments (Note 9)	-	69,979	-	69,979
Long-term promissory notes (Note 10)	14,928	-	-	14,928
Other non-current assets (Note 11)	116	-	-	116
Cash and cash equivalents (Note 12)	25,627	-	-	25,627
Bank deposits (Note 13)	1,184	-	-	1,184
Short-term promissory notes (Note 10)	20,737	-	-	20,737
Loans given	448	-	-	448
Accounts receivable (Note 14)	12,968	-	-	12,968
Total financial assets	76,008	69,979	-	145,987
Financial liabilities
Non-current debt (Note 19)	-	-	130,778	130,778
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	-	-	2,275	2,275
Current debt and current portion
of non-current debt (Note 21)	-	-	2,002	2,002
Accounts payable and accrued charges
(Note 22)	-	-	30,641	30,641
Total financial liabilities	-	-	165,696	165,696

Note 29. Financial instruments and financial risks (continued)

		Investments
	Loans and	available for	Other financial
31 December 2010	receivables	sale	liabilities	Total
Financial assets
Available-for-sale investments (Note 9)	-	9,531	-	9,531
Long-term promissory notes (Note 10)	11,046	-	-	11,046
Other non-current assets (Note 11)	1,707	-	-	1,707
Cash and cash equivalents (Note 12)	13,573	-	-	13,573
Bank deposits (Note 13)	4,606	-	-	4,606
Short-term promissory notes (Note 10)	43,156	-	-	43,156
Loans given	18	-	-	18
Accounts receivable (Note 14)	11,346	-	-	11,346
Non-current assets held for sale (Note 16)	-	44,278	-	44,278
Total financial assets	85,452	53,809	-	139,261
Financial liabilities
Non-current debt (Note 19)	-	-	50,000	50,000
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	-	-	11,240	11,240
Current debt and current portion
of non-current debt (Note 21)	-	-	7,497	7,497
Accounts payable and accrued charges
(Note 22)	-	-	27,259	27,259
Total financial liabilities	-	-	95,996	95,996

(b) Market risk.

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2011 the interest rates on the borrowing are fixed.

(iii) Price risk. Equity price risk arises from available-for-sale investments. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment program needs. Transactions in equity products are monitored and authorised by the Group’s treasury department. The total amount of investments available-for-sale exposed to the market risk equals RR 69,979 million. As at 31 December 2011, if equity prices at that date had been 10% higher (lower), with all other variables held constant, the Group’s comprehensive income and revaluation reserve in equity would increase (decrease) by RR 290 million before tax, and profit before tax would increase (decrease) by RR 6,708 million. As at 31 December 2010, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s comprehensive income and revaluation reserve in equity would increase (decrease) by RR 5,381 million, but profit before tax would not be affected.

Note 29. Financial instruments and financial risks (continued)

(b) Credit risk.

The amounts exposed to credit risk are as follows:

	Long-term	Other	Cash and		Short-term
	promissory	non-current	cash	Bank	promissory		Accounts
	notes	assets	equivalents	deposits	notes	Loans	receivable
31 December 2011	(Note 10)	(Note 11)	(Note 12)	(Note 13)	(Note 10)	given	(Note 14)
Not overdue, not impaired	5,731	100	25,627	1,184	20,737	5	9,452
Not overdue, but impaired:	9,197	-	-	-	-	-	-
- gross amount	12,022	90	-	-	-	-	1,536
- less impairment provision	(2,825)	(90)	-	-	-	-	(1,536)
Overdue, but not impaired	-	16	-	-	-	443	3,516
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount	-	18	-	-	-	15	5,942
- less impairment provision	-	(18)	-	-	-	(15)	(5,942)
Total amount	14,928	116	25,627	1,184	20,737	448	12,968

	Long-term	Other	Cash and		Short-term
	promissory	non-current	cash	Bank	promissory		Accounts
	notes	assets	equivalents	deposits	notes	Loans	receivable
31 December 2010	(Note 10)	(Note 11)	(Note 12)	(Note 13)	(Note 10)	given	(Note 14)
Not overdue, not impaired	2,580	675	13,573	4,606	42,198	18	8,335
Not overdue, but impaired:	8,466	-	-	-	-	-	-
- gross amount	12,022	49	-	-	-	-	442
- less impairment provision	(3,556)	(49)	-	-	-	-	(442)
Overdue, but not impaired	-	1,032	-	-	958	-	3,011
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount		175	-	-	47	-	3,172
- less impairment provision		(175)	-	-	(47)	-	(3,172)
Total amount	11,046	1,707	13,573	4,606	43,156	18	11,346

As at 31 December 2011 the amount of financial assets, which were exposed to credit risk, was RR 76,008 million (as at 31 December 2010: RR 85,452 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State. Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

Note 29. Financial instruments and financial risks (continued)

	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	Total
As at 31 December 2011
Non-current and current debt and
interest payable (Notes 19, 21)	12,735	10,804	52,280	148,079	223,898
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	2,275	-	-	-	2,275
Accounts payable and accrued charges
(Note 22)	30,641	-	-	-	30,641
Total as at 31 December 2011	45,651	10,804	52,280	148,079	256,814
As at 31 December 2010
Non-current and current debt and
interest payable (Notes 19, 21)	10,457	3,779	11,336	67,948	93,520
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	11,240	-	-	-	11,240
Accounts payable and accrued charges
(Note 22)	27,259	-	-	-	27,259
Total as at 31 December 2010	48,956	3,779	11,336	67,948	132,019

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value of trade receivables less provision for doubtful debtors is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the consolidated financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9). The fair value of the available-for-sale investments is determined by the quoted prices in active markets for identical financial assets.

Note 30. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

  share capital cannot be lower than RR 100 thousand;

  in case the share capital of an entity is greater than statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

As at 31 December 2011 several companies of the Group namely OJSC “Nurenergo”, OJSC “Mobile gas-turbine electricity plants”, OJSC “The Kuban trunk grids”, OJSC “Engineering and construction management centre of Unified Energy System” and OJSC “The principle electricity transmission service company of Unified National Electrical Network” were not in compliance with all requirements mentioned above. Management of the Group is currently implementing measures to ensure compliance with all legislation requirements within a short period.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorised capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the RAR. The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. As at 31 December 2011 the Company’s gearing ratio calculated under RAR was 0.15 (as at 31 December 2010: 0.07).

Note 31. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “the CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission segment comprising JSC “FGC UES”, its’ maintenance (service) subsidiaries, LLC “Index Energetiki – FGC UES”, OJSC “The Kuban trunk grids” and OJSC “The Tomsk trunk grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries – OJSC “The principle electricity transmission service company of UNEN” and OJSC “Specialised electricity transmission service company of UNEN” – are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and Index Energetiki is only of a legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RAR as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by the CODM is net profit of segment based on the statutory financial statements prepared according to RAR. The other information provided to the CODM is also based on statutory financial statements prepared according to RAR.

	Transmission segment – based on statutory financial
	statements prepared according to RAR
	Year ended	Year ended
	31 December 2011	31 December 2010
Revenue from external customers	137,450	112,191
Intercompany revenue	337	230
Total revenue	137,787	112,421
Depreciation and amortisation *	40,092	32,279
Interest income	4,253	6,011
Interest expenses	69	350
Current income tax	8,413	9,298
(Loss) / profit for the year	(15,597)	66,428
Capital expenditure	166,852	117,901

Note 31. Segment information (continued)

	31 December 2011	31 December 2010
Total reportable segment assets	1,072,677	925,118

Total reportable segment liabilities	233,819	161,535

* Depreciation charge under RAR is based on useful lives determined by statutory regulations.

	Year ended	Year ended
	31 December 2011	31 December 2010
Total revenue from segment (RAR)	137,787	112,421
Reclassification between revenue and other income	(367)	(1,932)
Non-segmental revenue	2,488	3,071
Elimination of intercompany revenue	(337)	(230)
Total revenue (IFRS)	139,571	113,330

	Year ended	Year ended
	31 December 2011	31 December 2010
(Loss) / profit for the year (RAR)	(15,597)	66,428
Property, plant and equipment
Adjustment to the carrying value of property, plant and equipment	8,129	2,823
(Impairment) / reversal of impairment of property, plant and equipment	(808)	1,362
Financial instruments
Reversal of re-measurement of available-for-sale investments and
investments in associates	36,645	(39,885)
Adjustment to the gain on disposal of available-for-sale investments and
investments in associates	28,927	(344)
Impairment of available-for-sale investments	(12,661)	(235)
Loss on re-measurement of assets held for sale	(4,718)	(6,896)
Discounting of promissory notes	(764)	(1,841)
Consolidation
Reversal of impairment of investments in subsidiaries	1,518	-
Reversal of impairment / (impairment) of intercompany promissory notes	13,037	(7,607)
Reversal of re-measurement of treasury shares	1,200	(659)
Unrealised profit adjustment	(920)	(558)
Other
Write-off of research and development to expenses	(656)	(500)
Share of result of associates	8	(833)
Loss on dilution of share in associates	-	(2,790)
Adjustment to allowance for doubtful debtors	(4,316)	6,065
Share-based compensation	(1,342)	-
Accrual of retirement benefit obligations	(236)	(541)
Deferred tax adjustment	614	7,150
Reversal / (accrual) of expenses recognised in different accounting period	843	(644)
Other adjustments	383	1,081
Non-segmental other operating loss	(298)	(3,193)
Profit for the year (IFRS)	48,988	18,383

Note 31. Segment information (continued)

	31 December 2011	31 December 2010
Total reportable segment assets (RAR)	1,072,677	925,118
Property, plant and equipment
Adjustment to the carrying value of property, plant and equipment	147,661	223,284
Reversal of impairment of property, plant and equipment	37	845
Recognition of property, plant and equipment under finance lease	861	-
Financial instruments
Reversal of impairment of investments in associates	-	38,440
Adjustment to cost of investments in associates	(62)	(40,699)
Adjustment to cost of available-for-sale investments	(3,881)	351
Discounting of promissory notes	(3,867)	(3,103)
Consolidation
Reversal of impairment of investments in subsidiaries	7,098	5,580
Reversal of impairment of intercompany promissory notes	16,703	3,666
Reversal of re-measurement of treasury shares	(3,838)	(5,038)
Unrealised profit adjustment	(2,020)	(1,201)
Elimination of investments in subsidiaries	(23,462)	(23,462)
Elimination of intercompany balances	(55,928)	(53,714)
Other
Write-off of research and development to expenses	(2,260)	(1,604)
Adjustment to allowance for doubtful debtors	2,809	7,125
Re-measurement of assets held for sale	-	(6,896)
Deferred tax assets adjustment	(3,895)	(4,975)
Netting of VAT recoverable and payable	(6,701)	(8,592)
Netting of advances and payables to construction companies	(1,043)	-
Other adjustments	1,163	794
Non-segmental assets	21,625	15,729
Total assets (IFRS)	1,163,677	1,071,648

	31 December 2011	31 December 2010
Total reportable segment liabilities (RAR)	233,819	161,535
Netting of VAT recoverable and payable	(6,701)	(8,592)
Netting of advances and payables to construction companies	(1,043)	-
Recognition of finance lease liabilities	849	-
Accrual of retirement benefit obligations	4,495	4,105
Deferred tax liabilities adjustment	71,515	77,335
Accrual of payables recognised in another accounting period	769	1,019
Other adjustments	136	(42)
Non-segmental liabilities	17,659	15,898
Elimination of intercompany balances	(55,928)	(53,714)
Total liabilities (IFRS)	265,570	197,544

Note 31. Segment information (continued)

The main differences between financial information prepared in accordance with IFRS and the financial information reported to the chief operating decision-maker related to profit or loss, and assets and liabilities results from the differences in the accounting methods under IFRS and RAR. Financial information on segments reported to the CODM under RAR does not reflect the adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating loss, non-segmental assets and non-segmental liabilities represent corresponding revenue, loss (profit), assets and liabilities of components (subsidiaries) that are not determined as segments by the CODM.

Information on revenue for separate services and products of the Group is presented in Note 23. The Group performs most of its activities in the Russian Federation and does not have any significant revenue from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of the RF. The amounts of revenue from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenue.

Note 32. Events after the reporting period

Additional share issue. In March 2012, the Company completed and registered an additional share issue. As the result of this share issue 4,438,530,347 ordinary shares with a nominal value of RR 0.5 per share were placed, and the Company received cash in the amount of RR 2,220 million. As a result of the exercise of the state’s pre-emptive rights during the share issue, the interest of the state in the Company increased from 79.48 to 79.55 per cent. Cash proceeds from the share issue will be used for financing of the investment program of the Company.

Annex 7. Financial Statements For the 3rd Quarter 2012 and 2012 Accounting Policy

ACCOUNTING BALANCE SHEET
as of 30.09.2012

		Codes
	OKUD Form No.1	0710001
	Date	30.09.2012
Company Open Joint Stock Company "Federal Grid Company of	as per OKPO	56947007
Unified Energy System"
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
Form of the legal entity's incorporation/ ownership form: open joint stock	as per OKOPF/	47 / 41
company	OKFS
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia,
117630

Notes	ASSET	Indicator	As of	As of	As of
		code	30.09.2012	31.12.2011	31.12.2010
1	2	3	4	5	6
	I. NON-CURRENT ASSETS
	Intangible assets	1110	904 880	805 353	917 625
	Research and development results	1120	76 996	187 016	255 247
	Fixed assets, including:	1130	472 633 917	446 893 366	276 063 461
	plots of land and natural resources	1131	1 032 894	908 541	827 221
	buildings, cars and equipment, construction	1132	467 341 471	441 700 146	272 828 986
	other fixed assets	1133	4 259 552	4 284 679	2 407 254
	income-bearing investments in tangible assets	1140	0	0	0
	Financial investments	1150	79 341 963	82 047 395	104 137 547
	Deferred tax assets	1160	0	0	0
	Other non-current assets, including:	1170	427 402 706	389 567 997	385 777 910
	equipment for installation	1171	29 242 946	25 728 284	17 905 969
	investments in non-current assets	1172	331 222 497	279 473 415	271 431 950
	non-current assets advance	1173	66 192 250	83 665 006	95 800 659
	other non-current assets	1174	745 013	701 292	639 332
	TOTAL for Section I	1100	980 360 462	919 501 127	767 151 790
	II. CURRENT ASSETS
	Inventory, including:	1210	6 769 009	9 103 234	4 437 478
	raw materials, materials and other similar	1211	6 739 023	9 073 248	4 407 467
	assets
	finished goods and goods for sale	1212	29 986	29 986	30 011
	Value added tax on purchased assets	1220	2 074 599	2 941 805	2 295 467
	Accounts receivable, including:	1230	61 362 099	61 727 036	70 543 204
	Accounts receivable (payments are planned	1231	7 099 349	8 102 357	8 696 249
	more than 12 months from the balance sheet
	date), including:
	customers and consumers	1232	2 572	2 658	68 106
	made advance payments	1233	0	0	0
	other debtors	1234	7 096 777	8 099 699	8 628 143
	Accounts receivable (payments are planned	1235	54 262 750	53 624 679	61 846 955
	within 12 months from the balance sheet
	date), including:
	customers and consumers	1236	18 522 402	10 860 149	8 669 641
	amounts owed by partners as payments for	1237	0	0	0
	the registered capital
	made advance payments	1238	2 068 473	2 769 193	1 836 195
	other debtors	1239	33 671 875	39 995 337	51 341 119
	Financial investments (except for cash	1240	9 824 349	26 556 873	46 244 024
	equivalents)
	Monetary assets and cash equivalents	1250	18 052 150	17 247 710	11 243 302
	Other current assets	1260	786 663	415 320	194 748
	TOTAL for Section II	1200	98 868 869	117 991 978	134 958 223
	BALANCE (asset)	1600	1 079 229	1 037 493	902 110 013
			331	105

Notes	LIABILITY	Indicator	As of	As of	As of
		code	30.09.2012	31.12.2011	31.12.2010
1	2	3	4	5	6
	III. CAPITAL and RESERVES
	Charter capital (share capital, charter fund,	1310	630 193 329	627 974 064	616 780 667
	contributions of partners)
	Own shares required from shareholders	1320	0	0	0
	Revalue of non-current assets	1340	199 650 347	199 878 174	147 094 223
	Additional capital (without revaluation)	1350	31 867 163	31 867 163	31 867 163
	Reserve capital	1360	13 038 463	13 038 463	10 134 044
	Undistributed profit (uncovered loss),	1370	-12 586 008	-19 231 762	-11 684 468
	including:
	Uncovered loss of past years	1371	-19 002 619	-16 763 403	-11 684 468
	Undistributed profit from past years	1372	0	0	0
	Undistributed profit from the current fiscal	1373	6 416 611	0	0
	year
	Undistributed loss from the current fiscal year	1374	0	-2 468 359	0
	TOTAL for Section III	1300	862 163 294	853 526 102	794 191 629
	IV. LONG-TERM LIABILITIES
	Borrowed assets	1410	160 000 000	130 000 000	50 000 000
	Deferred tax liabilities	1420	14 011 278	8 148 365	2 649 711
	Estimated liabilities	1430	0	0	0
	Other liabilities	1450	33 840	17 424	18 179
	TOTAL for Section IV	1400	174 045 118	138 165 789	52 667 890
	V. SHORT-TERM LIABILITIES
	Borrowed assets	1510	2 482 242	1 775 001	6 941 422
	Accounts payable, including:	1520	39 766 493	43 345 565	47 774 515
	suppliers and contractors	1521	21 021 403	21 322 659	14 017 237
	amounts owed to the Company staff	1522	649 708	303 835	193 318
	amounts owed to State non-budget funds	1523	227 085	66 958	36 486
	tax and dues liabilities	1524	568 862	1 180 141	865 113
	received pre-payments	1525	10 936 871	10 430 926	11 476 694
	other creditors	1526	6 307 039	9 983 735	21 138 769
	amounts owed to partners (promoters) as	1527	55 525	57 311	46 898
	dividends
	Future earnings stream	1530	275 041	275 041	278 316
	Estimated liabilities	1540	496 967	405 607	256 241
	Other liabilities	1550	176	0	0
	TOTAL for Section V	1500	43 020 919	45 801 214	55 250 494
	BALANCE (liability)	1700	1 079 229	1 037 493	902 110 013
			331	105

PROFIT AND LOSS STATEMENT
for 9 months of 2012

		Codes
	OKUD Form No.2	0710002
	Date	30.09.2012
Company Open Joint Stock Company "Federal Grid Company of	as per OKPO	56947007
Unified Energy System"
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock	as per OKOPF/	47 / 41
company	OKFS
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia,
117630

Notes	Indicator name	Indicator	for 9 months	for 9 months
		code	of 2012	of 2011
1	2	3	4	5
	Income and loss for usual activities
	Net-earnings from the sales of goods, products and services	2110	101 458 820	104 794 425
	(minus VAT, excise duties and other similar compulsory
	payments), including:
	Services for electric power transmission	2111	100 114 081	102 108 585
	Other activity	2112	1 344 739	2 685 840
	Production cost for goods, products and services sold,	2120	-77 829 068	-60 342 182
	including:
	Services for electric power transmission	2121	-77 140 727	-59 689 985
	Other activity	2122	-688 341	-652 197
	Gross earnings (2110 + 2120)	2100	23 629 752	44 452 243
	Commercial expenses	2210	0	0
	Management expenses	2220	-6 520 263	-5 796 656
	Profit (loss) from sales (2100 + 2210 + 2220)	2200	17 109 489	38 655 587
	Operating income	2310	181 395	264 856
	Interest receivable	2320	2 970 014	2 927 593
	Interest payable	2330	0	0
	Other profit	2340	105 094 288	152 837 665
	Other expenses	2350	-111 333 619	-165 698 858
	Profit (loss) before tax (2200 +2310 + 2320 + 2330 + 2340 +	2300	14 021 567	28 986 843
	2350)
	Current income tax, including:	2410	-1 741 829	-8 195 118
	Constant tax liabilities	2411	-4 800 429	-4 565 065
	Deferred tax liabilities, changes	2430	-5 846 769	2 176 148
	Deferred tax assets, changes	2450	-16 144	-8 832
	Other, including:	2460	-214	-22 092
	Other similar compulsory payments	2461	-214	-879
	Income tax correction for the previous periods	2462	0	-21 213
	Net income (loss) for the reporting period	2400	6 416 611	18 602 317
	FOR REFERENCE
	Result of the non-current assets revalue, not included in the
	net income (loss) of the period
	Result of other transactions, not included in the net income
	(loss) of the period
	Total profit or loss of the period		6 416 611	18 602 317
	Base profit (loss) per share		0.0051	0.0149
	Diluted (loss) per share

DECREE

December 29th, 2011
     No. 810

On approval of the Accounting
Policy of JSC FGC UES for
2012

     In accordance with the Russian Federation Federal Law No. 129-FZ “On Accounting” dated November 21st, 1996, the Russian Tax Code, and requirements of accounting law, as well as the Russian laws on taxes and dues,
IT IS HEREBY ORDERED:

     1. To approve:

     1.1. The 2012 Accounting Policy of JSC FGC UES (hereinafter - Accounting Policy) according to Annex No. 1 hereto.

     1.2. Regulations on the 2012 Accounting Policy for the taxation purposes in compliance with Annex No. 2 hereto.

     1.3. Operational Chart of Accounts according to Annex No. 3 hereto.

     2. Mr. A.P. Noskov, Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant), together with heads of structural subdivisions of JSC FGC UES’ executive office and JSC FGC UES’ affiliates (MES, PMES) shall ensure appropriate application of the Accounting Policy’s major elements.

     3. Mr. A.V. Kazachenkov, Deputy Chairman of the Management Board, shall be responsible for control over implementation of this Decree.

Chairman of the Management Board	O.M. Budargin

     For distribution to: Executive Office and branches of JSC FGC UES.

A.P. Noskov I.N.
Nesterova
710-95-42
Authorizations by: A.V. Kazachenkov, A.P. Noskov, L.Yu. Akimov, D.A. Papin

Annex No. 1 to Decree of JSC FGC UES No. 810 dated December 29th, 2011

2012 ACCOUNTING POLICY

Open Joint-Stock Company Federal Grid Company of Unified Energy System

     Introduction

     This 2012 Accounting Policy for the purpose of accounting and records of Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (JSC FGC UES) (hereafter referred to as the Company) structurally consists of three basic sections:

     1. Organizational aspects of the Accounting Policy include description of the procedure for organizing the Company’s accounting department activity process with a view of the successful accomplishment of the Company’s objectives and the process of economic and administrative decision-making.

     Organizational aspects of the Accounting Policy cover:

  specific features of JSC FGC UES management;

  performed activities;

  principles of accounting department organization.

     2. Methodological aspects of the Accounting Policy represent the procedure for accounting business transactions that affects the assessment of financial status and order of achievement of the Company’s financial performance.

     This Accounting Policy fixes accounting procedures standardizing accounting methods applied in the Company, which considerably affect the assessment and decision-making with interested users of financial statements.

     3. Technical aspects of the Accounting Policy include:

  types, composition and frequency of presentation of financial statements;

  procedure for making the inventory of the Company’s assets and liabilities;

  operational chart of accounts of financial and economic activity of JSC FGC UES for 2012 with indication of analytical levels.

     1. Organizational aspects of the Accounting Policy

          1.1. Background information on JSC FGC UES

     JSC FGC UES was established in accordance with the program of electric energy reform carried out in the Russian Federation as the management organization of the Unified National (all-Russian) Energy Grid (UNEG) for the purpose of its preservation and development. UNEG combines grids, which belong both to JSC FGC UES and other owners.

     Pursuant to Russian legislation, JSC FGC UES is a subject of natural monopoly, and its activity is regulated by the government.

     General meeting of shareholders is the superior management body of JSC FGC UES. The Chairman of the Management Board as the sole executive body and the Management Board as the collegiate executive body elected by the Board of Directors perform management of the Company’s current activities.

          1.2. Separate structural subdivisions of the Company

     Specific features of the Company’s organizational chart affecting the choice of accounting means and methods consist in the availability of:

  separate structural subdivisions that are recorded on a separate balance and have settlement and current accounts opened with bank institutions;

  separate structural subdivisions that have settlement and current accounts opened with bank institutions.

     All subdivisions in the Company are structurally grouped as per lines of activity and geographic areas.

     Separate structural subdivisions are not legal entities, the Company vests them with the property, and they operate subject to:

  relevant regulations on separate structural subdivisions;

  other internal regulatory documents adopted by the Company.

     Separate structural subdivisions at their location:

  fulfill a part the Company’s functions conditioned by their production capacities within the limits fixed by the Russian Federation laws and the Company’s internal regulatory documents;

  collect, process and transfer to the Company information required for the normal activity of the Company;

  perform other activities and functions incidental to the Company’s objectives subject to decisions of the Company’s managing bodies.

     The Company’s affiliates (MES, PMES), separate subdivisions have their own accounting departments, and prepare financial, tax, statistical and other statements.

          1.3. Description of the activities performed by the Company

     The Company performs the following activities:

  Activities regulated by the government:

-	transmission of electric energy;

-	technological connection.
  Non-regulated activities:
-	agency activities;

-	other non-regulated activities.

     The Company maintains separate accounting of income, expenses, and financial results for the mentioned types of activity.

          1.4. Principles of organization of the Company’s accounting departments

          1.4.1. The Company’s accounting department

     The Chairman the Company’s Management Board is responsible for the accounting organization in the Company, compliance with the current legislation in the course of the Company’s economic activities.

     Business accounting and tax accounting are maintained by the Company’s structural subdivision - Department for Financial Accounting and Reporting headed by Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant), as well as by accounting departments of separate structural subdivisions which are responsible for business and tax accounting maintenance and headed by chief accountants of separate structural subdivisions.

     Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant) of the Company is responsible for accounting, timely presentation of full and true accounts. Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant) of the Company ensures control over the conformity of existing economic transactions to the Russian Federation laws, control over property circulation and discharge of commitments, supervises observance of the requirements of this Accounting Policy, and development of the proposals for its further improvement. Instructions and decrees issued by Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant) of the Company, relating to accounting issues are binding upon all subdivisions of the Company.

          1.4.2. Accounting departments of separate structural subdivisions

     Managers of separate structural subdivisions are responsible for the organization of business accounting at their subdivisions and the observance of applicable laws in performing economic operations. Managers of separate structural subdivisions are bound to: create the required conditions for proper accounting maintenance, ensure strict observance with all structural subdivisions, departments and employees of the requirements of chief accountants of separate structural subdivisions, as well as the requirements of the Department for Financial Accounting and Reporting of the Company on the issues of execution and presentation for the accounts of documents and information.

     Accounting departments of separate structural subdivisions headed by chief accountants are responsible for the business accounting. Chief accountants of separate structural subdivisions are liable under the Russian Federation laws, they enforce the observance of laws in performance of all economic transactions, presentation of current information, preparation of accounting statements, tax reports, statistics, and other reports within the duly fixed timelines.

     Instructions and requirements of Chief Accountants of the Company’s structural subdivisions on the accounting issues are binding upon all employees of said separate structural divisions of the Company.

     The Company organizes and maintains accounting in separate structural subdivisions in accordance with:

  the current legislation of the Russian Federation;

  relevant regulations on separate structural subdivisions;

  this Accounting Policy;

  other internal regulatory documents adopted by the Company.

          1.4.3. Method of accounting organization in the Company

     The Company keeps business accounting using automatic method and using SAP R/3 software and other software products. All subdivisions of the Company apply the single operational chart of accounts set forth in Annex 3 to this Decree.

          1.4.4. Document support of economic transactions

     Economic transactions are supported with the use of source accounting documents subject to the unified form books approved by Goskomstat (The State Statistics Committee) of the Russian Federation. In the event of absence of the approved source document forms, the Company develops its own document forms in line with the requirements fixed in the accounting laws, and approves them by the Company’s internal regulatory documents executed as annexes to the Accounting Policy.

     Accounting department of the structural subdivision, which performs economic transactions, keeps source accounting documents and ledgers.

     For the purpose of accounting income and expenses of the Company’s separate structural subdivisions, the above subdivisions deliver monthly company financial statements in the form approved by the Company’s internal regulatory documents. The manager and the chief accountant of a separate structural subdivision, who sign the financial statements, are responsible for their proper preparation.

     Should the property and funds be transferred from one structural subdivision to another upon expiration of certain time, the division, which receives the property and funds, is bound to keep accounts of their circulation.

     The schedule of the Company’s document flow with respect to any incoming, outgoing and internal accounting documents is approved by the Company’s internal regulatory documents. The schedule of the document flow comprises internal regulatory documents of the Company, which regulate the document flow of different account components and financial and economic activities of the Company.

     The power to sign source accounting and other documents is established by the Company’s internal regulatory documents. Managers of units (heads of departments, offices, etc.) enjoy the power to sign documents, if such power results from the performance of their functional duties and in accordance with that manager’s power of attorney.

          1.4.5. Correction of accounting errors

     An error is considered material if it either individually or together with other errors for the same accounting period may impact the economic decisions that users make based on accounting statements prepared for this accounting period.

     The issues relating to correction of errors and procedure for disclosing the information on errors in accounting and financial statements, as well as the degree of impact of an error on economic decisions made by users are resolved by Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant) in accordance with Accounting Regulations “Correction of errors in accounting and financial statements” (RAS 22/2010).

     2. Methodological aspects of the Accounting Policy

     This Accounting Policy for the purpose of accounting and records (hereafter referred to as the Accounting Policy) is prepared in accordance with the normative documents, which regulate the procedure for preparing and presenting accounting statements in the Russian Federation.

     Such documents are as follows:

  Federal Law “On Accounting” No. 129-FZ dated November 21st, 1996;

  Russian Accounting Standards (hereafter referred to as RAS) approved by the Russian Ministry of Finance, as well as methodological recommendations, instructions, and other applicable normative documents of the Russian Ministry of Finance.

     Principal provisions of the Accounting Policy applied by the Company for accounting and preparation of accounts are outlined below.

     The Company’s accounting statements include the performance indicators of all separate structural subdivisions (including those with independent balance sheets) and does not include indicators of subsidiaries and affiliates.

          2.1. Noncurrent assets recognition

     2.1.1. Fixed assets

     Recognition of fixed assets

     Tangible assets are recognized as fixed assets at the simultaneous observance of conditions set by the Accounting Regulations “Accounting of fixed assets” (RAS 6/01).

     Fixed asset items, the rights to which are subject to the state registration in accordance with applicable Russian legislation, and with respect to which capital investments are finalized, construction, technical and respective primary accounting documents of acceptance – takeover are executed, but the title to which is not registered in the manner prescribed by the laws, are transferred to the group of fixed assets. The Company ensures separate analytical record of said items.

     Books, booklets and other print materials purchased are not recognized as fixed assets for purposes of accounting. Expenses related to their acquisition are recognized as expenses of the reporting period, in which they are incurred. The Company does not set up a library stock. To ensure safekeeping of these items in operational activities, the provision is made for due supervision of their flow in accordance with the Company’s internal regulatory documents.

     Valuation and recognition of fixed assets

     The unit of fixed asset accounting is an inventory item.

     Fixed assets are grouped into a single inventory item according to their functional features subject to the documentation certified by technical specialists.

     Fixed assets are recognized for purposes of accounting at their acquisition cost. Acquisition cost of fixed assets is formed in accordance with relevant requirements of regulatory accounting documents. Expenses related to registration of rights to fixed asset items, as well as other expenses arising after said fixed asset items are recognized for accounting purposes, are accounted as part of other expenses.

     The value of fixed assets at which they were recognized for accounting purposes may not be changed other than in respect of further construction, refitting, reconstruction, upgrading, technical retooling, partial liquidation or due to any other similar reasons.

     Further construction, refitting, reconstruction are the works required due to the change of process or purpose of equipment, building, structure or any other item of depreciable capital assets, higher load and/or other new features/attributes.

     Reconstruction refers to any retrofit of the existing fixed assets related to improving any process and enhancing its technical and economic indicators, and performed subject to a fixed assets rehabilitation project for the purpose of increasing production capacities, improving quality and changing the relevant product mix.

     Technical retooling refers to a set of initiatives aimed at improving technical and economic indicators of fixed assets or any part thereof based on introduction of the advanced equipment and technology, production mechanization and automation, upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.

     The Company’s expenses connected with further construction, refitting, reconstruction, upgrading, technical retooling of fixed asset items increase their acquisition cost upon completion of the above activities.

     Expenses for routine and major repairs of fixed assets are recognized as expenses incurred from ordinary operations in the reporting period, in which they are incurred.

     Partial liquidation refers to quality change (degrading) of physical or technical properties of items, which results in decrease of economic benefits from the use of said items.

     In the event of partial liquidation of separate parts of fixed asset items, their initial cost is reduced upon completion of said partial liquidation process.

     Value adjustment of a fixed asset item is reflected on a sub-account of fixed asset retirement opened for accounting fixed assets. The initial (replacement) cost of a fixed asset item is allocated to the debit side of the above sub-account, which corresponds to the respective sub-account of the fixed asset account, whereas the amount of the accumulated depreciation for the period of productive use of this item in organization is allocated to the credit side, which corresponds to the depreciation account on the debit side. Upon completion of the retirement procedure the depreciable value of the fixed asset item is written off from the credit side of the sub-account of fixed asset retirement account to the debit side of profit-and-loss account as other expenses.

     The Company annually revaluates its fixed assets. Said revaluation is performed subject to regulatory documents by groups of homogeneous items of fixed assets.

     Depreciation of fixed assets

     The value of fixed assets is redeemed by way of accrual of depreciation, unless otherwise stipulated by applicable Russian legislation or this Accounting Policy.

     Accrual of depreciation is performed using the straight-line method.

     The useful life of fixed assets is determined on the day of recognition of fixed asset items for accounting purposes by the committee, the composition of which is approved by the Company’s director or another duly authorized person.

     When determining the useful life of fixed asset items, the Company refers to the classification of fixed assets included into amortization groups, which is approved by the Russian Government Decree No. 1 “On Classification of fixed assets included in depreciation groups” (hereafter referred to as the Classification) as of January 1st, 2002.

     If some items of fixed assets are absent in the Classification, the useful life for accounting purposes is determined based on expert appraisal performed by the Company’s technical specialists subject to technical conditions (item’s technical documentation) as follows:

  based on anticipated useful life of an item in accordance with anticipated productivity or capacity;

  based on anticipated wear and tear, which depends on the operational mode, natural conditions (environment), impact of corrosive substances, and maintenance/repairs systems used;

  regulatory and other restrictions for the use of a fixed asset item.

     In the event of improvement of the originally accepted standard indicators for the operation of a fixed asset item as a result of reconstruction or technical re-equipment, the Company may revise the useful life.

     If any used fixed assets are acquired, their useful life shall be determined:

  based on the useful life of a fixed asset according to the above procedure decreased by the number of months of the concerned item operation by its previous owners;

  if it is impossible to determine the useful life using the above method (e.g., the actual useful life is higher or equal to the maximum useful life established for items of such classification of depreciation group), the committee, at its discretion, determines the useful life of the concerned fixed asset considering safety requirements and other factors.

     Accrual of depreciation charges relating to a fixed asset is performed from the first day of the month following the month when said fixed asset is recognized for accounting purposes, and is performed until the full value depreciation of the concerned item or until said fixed asset is written-off from the Company’s financial account.

     The value of fixed asset items that does not exceed RUB 40 thousand per unit, is deducted to expenses for production (sales expenses) by way of accrual of depreciation of fixed assets in the amount of their initial value when they are transferred to production or operation.

     2.1.2. Intangible assets

     Recognition of intangible assets

     Intangible assets cover acquired or created items that do not have any material and substantial content but have value and are used in economic activities of an organization for a long period of time (more than one year) and generate profit.

     Valuation of intangible assets

     Intangible assets are recognized for accounting at their acquisition cost. Acquisition cost of intangible assets is formed in accordance with requirements of regulatory accounting documents.

     If expenses associated with acquisition, development, production, and bringing intangible assets to the conditions, in which they are fit for operation, are identified after said intangible assets are recognized for accounting purposes, they are reflected as other expenses.

     The unit of intangible asset accounting is an inventory item.

     The Company does not revalue groups of homogeneous intangible assets.

     The Company performs an impairment test with respect to its intangible assets once a year as of December 31st of the reporting year.

     Amortization of intangible assets

     The cost of intangible assets, other than research and development, design and experimental, and technological works, which yield positive results and are not subject to legal protection, is redeemed using accrual of amortization.

     Amortization of intangible assets is accrued using the straight-line method based on a fixed useful life.

     The useful life of intangible assets is determined by a committee, the composition of which is approved by the Chairman of the Management Board (in case of a separate structural subdivision – by its senior manager) or an authorized person when said intangible assets are recognized for accounting purposes based on:

  a duration of a patent, certificate or other restrictive periods of use of intellectual property items in accordance with applicable Russian legislation;

  anticipated useful life of an item, during which the Company may gain economic benefits (income).

     Amortization charges related to intangible assets are reflected in financial accounting by way of accrual of relevant amounts on a separate Account 05 “Amortization of intangible assets.”

     2.1.3. Research and development, design and experimental, and technological works

     Expenses associated with any research and development, design and experimental, and technological works (hereafter referred to as R&D) are accounted on a separate sub-account “R&D expenses” of Account 08 “Investments in noncurrent assets.” Analytical accounting is performed individually by type of works and contracts (orders).

     The accounting unit of R&D expenses is an inventory item (the totality of expenses related to the performed work, the results of which may be independently used for the production of goods (works, services) and for the Company’s administrative needs).

     After R&D completion, the works that yielded positive results and are subject to legal protection, but are not registered in the manner prescribed by the laws, are transferred to a separate sub-account of Account 08 “Investments in noncurrent assets.” In the event that the Company is confident that its R&D initiatives will yield a positive result and will be duly registered, the Company may transfer them to such separate sub-account of Account 08 “Investments in noncurrent assets” before completion of the aforementioned works. Upon receipt of the certificate executed in the duly established order the works are transferred to the respective subsidiary accounts of Account 04 “Intangible assets.”

     R&D activities that yield positive results and are not subject to legal protection are transferred to a separate sub-account of Account 08 “Investments in noncurrent assets.” These R&D activities are transferred to the respective sub-account of Account 04 “Intangible assets” from the time of actual use of their results in the production of goods (works or services) or for management needs of the Company.

     Expenses associated with R&D that yielded positive results are subject to expensing under ordinary operations from the first day of the month following the month in which the actual use of the deliverables was commenced in production or for management needs of the Company.

     The expenses are deducted using the straight-line method. The period over which R&D expenses are to be written off is determined by the Company based on the anticipated term of use of the R&D results, during which the Company is able to gain economic benefits, but not more than 5 years. The useful life is determined by the Company’s collegiate body (committee).

     R&D activities, in which the Company yields positive results and the writing-off period of which is determined as exceeding one reporting period, are reflected in the balance sheet in Section “Noncurrent assets.”

     In case R&D expenses do not yield any positive result, such expenses are recognized as other expenses of the reporting period.

     2.1.4. Capital investments, equipment to be installed and design and exploration works

     Recognition of capital investments

     Capital investments cover the Company’s expenses for investments into equity (fixed assets) including expenses for new construction, development, increase of dimensions, improvement of performance or acquisition of long-lived assets (exceeding 1 year), which are not intended for sale.

     Accounting of capital investments

     Analytical accounting of long-term investments in construction is performed in accordance with the Company’s internal regulatory documents.

     Investments in noncurrent assets are accounted at actual costs, which, inter alia, include interest expenses related to bank loans and other loan obligations used for this purpose (only to the extent of interest accrued before fixed assets are commissioned and registered for accounting purposes).

     Developer’s expenses for the project construction consist of expenses related to the project erection (construction), commissioning, handing over to a relevant investor, as well as anticipated expenses related to construction and its financing.

     Developer’s expenses related to works accepted for payment or paid, which were performed by a contractor at completed projects, are accounted as construction in progress prior to their commissioning or handing over to a relevant investor.

     Expenses associated with payment for the Client’s office activities are accrued and allocated under the procedure established by the Company’s internal regulatory documents. General capital expenses are allocated to the inventory value of fixed assets included in the internal construction project in accordance with the Company’s internal regulatory documents.

     The Company keeps synthetic accounting of long-term investments on account 08 “Investments in noncurrent assets” by separate subaccounts according to the types of capital investments made.

     Analytical accounting of capital investments in the SAP R/3 system is performed on account 36 in accordance with the operational chart of accounts.

     Expenses for design and exploration woks are recognized on account 08 “Investments in noncurrent assets” by projects under development. Upon completion of design and exploration works, approval of design and estimate documentation “approved for construction” and issuance by the Company’s management of a respective order on the approval of the construction title, the expenses related to this project are allocated to the project construction expenses.

     Design and experimental works that failed to yield positive results, and design and estimate documentation that was not “approved for construction” are recognized for accounting purposes as follows:

  in case it is resolved to terminate projects, they are recognized as other expenses of the reporting period;

  in case it is resolved to suspend the construction project, for which design and experimental works have been performed, they are recognized as “Noncurrent assets” until said construction is resumed.

     The cost of construction in progress, performed both in-house and by a contractor, is reflected in the balance sheet in Subsection “Construction in progress.”

     Upon completion of the project construction, the Company determines the inventory value of each component commissioned as a separate inventory unit of fixed assets. The inventory value is comprised of actual expenses for construction works and other capital expenses accrued thereon.

     At the time of acquisition, the equipment requiring assembly is entered in the accounting records at the price that includes the supplier’s price and the cost of other services related to the acquisition of said equipment, presented and accepted before the object is included for accounting purposes. In the event of unbilled deliveries – at the accounting price of similar goods (in the event of unbilled deliveries of imported equipment – at the contract price).

          2.2. Recognition of financial assets

     The accounting unit of financial assets is a homogeneous population of financial assets. The measurement unit of financial assets is a minimum unit of each type of financial assets, which may be alienated in future as an independent asset.

     Transactions connected with investments in deposits are accounted by the Company on account 55 “Special bank accounts” and are reflected in financial accounting as short-term financial assets.

     The Company keeps financial investment accounts as sorted by short-term and long-term financial assets. Short-term financial assets are financial assets if the fixed dates of their repayment do not exceed one year or when the maturity date is not specified, and they are reflected in financial accounting as noncurrent assets.

     Investments made for the purpose to possess and/or gain benefit in the course of more than one year and reflected in accounting as noncurrent assets are recognized as long-term financial assets.

     Financial assets are accepted for accounting at their initial cost.

     The initial cost of financial assets is formed in accordance with relevant requirements of regulatory accounting documents.

     In the event of minor expenses (with the exception of amounts payable under contracts to sellers) for acquisition of such financial assets as securities, versus the amount payable under a contract to a seller, the Company recognizes said expenses as other expenses in the reporting period, in which said securities were recognized for accounting purposes. The amount, the ratio of which to the aggregate amount of the respective data for the accounting period amounts to at least 5% and non-disclosure of which may affect economic decisions of the concerned users made based on the relevant accounting information, is recognized as a substantial amount.

     Financial assets, for which it is possible to determine their current market value in the duly established manner, are reflected in financial accounting as of the end of the reporting year at their current market value by adjusting their valuation as of the previous reporting date. The Company makes this adjustment annually as of the last reporting date. To determine the market value of financial assets as of the reporting date, the Company uses data provided by the Moscow Interbank Currency Exchange (MICEX).

     If the market value of financial assets cannot be determined, they are reflected in financial accounting and financial reporting as of the reporting date at the initial cost. The Company performs an impairment test with respect to its financial assets once a year as of December 31st of the reporting year.

     In the event of any sustainable and significant reduction in the value of financial assets, for which no market value can be determined, the Company establishes a provision for impairment of said financial assets for the amount of the difference between their book value and assessed or calculated value. The Company establishes said provision for revaluation of its financial assets using the Company’s financial results as other expenses.

     The cost of financial assets, the market value of which cannot be determined, and with respect to which the Company established a provision for impairment, is accounted at the book value net of the amount of said provision.

     With respect to debt securities, for which the current market value cannot be determined, the Company allocates the variance between the initial cost and nominal cost on a straight-line basis within the period of their circulation with due account of the proceeds payable subject to the conditions of their issue to the financial results (as other income and expenses).

     With respect to debt securities and loans granted, the Company does not evaluate them subject to their capitalized value.

     In the event of retirement of assets recognized for accounting purposes as financial assets, for which the current market value cannot be determined, except for the following types of financial assets, their value is determined based on the initial cost of financial assets that were acquired first (FIFO method).

     Contributions to authorized (share) capitals of other organizations (except for shares of any joint-stock companies), loans granted to other organizations, deposits in credit institutions, accounts receivable acquired on the basis of the assignment of claims, are evaluated at the initial cost of each financial asset that is disposed from the above-mentioned accounting items.

     In the event of retirement of assets recognized for accounting purposes as financial assets, for which the current market value is determined, the Company evaluates them based on the last valuation. If as of the retirement date no asset revaluation was performed from the date when said asset was acquired, then its value shall be determined using the FIFO method.

          2.3. Recognition of inventories

     Valuation and recognition of inventories

     The accounting unit of inventories is a stock number.

     Inventories are recognized for accounting purposes at their actual cost. The actual cost of inventories is formed in accordance with requirements of regulatory accounting documents.

     Manufacture and acquisition of inventory items is reflected on account 15 “Manufacture and acquisition of tangible assets” and Account 16 “Materials cost deviation.”

     Account 15 “Manufacture and acquisition of tangible assets” reflects the value of inventory items and ordering costs (hereinafter referred to as OC).

     OC associated with the delivery of tangible assets are allocated to the cost of incoming inventory items in proportion to the cost of inventories at the time of arrival of relevant settlement documents related to OC.

     In case that by the time of OC allocation inventory items, to which OC relate, are reflected on account 10 “Materials,” the cost of OC increases the cost of these inventory items.

     In case that at the time of OC allocation the relevant inventories are written off from account 10 “Materials”, the cost of OC is written off from account 15 “Manufacture and acquisition of tangible assets” to account 16 “Materials cost deviation,” and at the end of the month they are written off to accounts, to which the inventories had been written off.

     The amount of deviation between the actual cost and accounting cost of inventories released to production or written off due to a variety of reasons is automatically reflected on account 16 “Materials cost deviation.” Thus, any transactions on account 16 “Materials cost deviation” are acceptable only in case there are no aforementioned inventories available at the warehouse.

     The amounts of deviation in the cost of acquired inventories, which are accumulated within a month on account 16 “Materials cost deviation,” are subject to monthly write offs to relevant types of expenses and costs (production cost, capital investment, shortfalls, losses, etc.) in proportion to the accounting cost of written-off inventories.

     In the event of unbilled deliveries, inventories are reflected at their contract prices. In case there is no contract price, inventories are recognized for accounting purposes at moving average valuation as of the date of materials recognition. Moving average valuation is used to determine the average cost of materials and supplies directly at the moment when they are recognized. When calculating the average valuation, the quantity and cost of materials as at the beginning of the month and all entries up to the moment of dispatch are taken into account. In case the moving average valuation cannot be used, inventories are recognized for accounting purposes at their market prices.

     Inventories in transit (beneficially) owned by the Company are reflected on account 15 “Manufacture and acquisition of tangible assets” until they arrive to the warehouse at the cost as provided for by relevant contracts.

     When transferred to production or otherwise disposed, materials are valuated within a separate division with a separate balance sheet using the average production cost and the “moving valuation” method.

     Inventory items accepted in safe custody and for processing are reflected on off-balance account 002 “Inventory items accepted in safe custody” and account 003 “Materials accepted for processing.”

     The Company keeps analytical record of materials on the basis of balance lists.

     Accounting of overalls, special tools, special devices, and special equipment

     Irrespective of their useful lives, any overalls, special tools, special devices, and special equipment are recognized for accounting purposes as inventories at the time of their acceptance.

     The cost of overalls, the useful life of which does not exceed 12 months, is fully written off to the debit side of respective production expense accounts at the time when they are handed over to the Company’s employees.

     The cost of overalls, the useful life of which exceeds 12 months, is depreciated using the straight-line method from the month following the month of issue and subject to the useful life of said overalls established by industry sector standards or – in case there are no such standards available – according to the relevant internal regulatory documents of the Company.

     The cost of special tools, special devices and special equipment is depreciated using the straight-line method from the month following the month of putting said items in operation and subject to the actual cost and standards calculated based on the useful life of said inventory items. The useful life of special tools, special devices and special equipment is fixed by the Company’s internal regulatory documents.

     The accounting department maintains quantitative analytical data sheets for overalls on the balance accounts in SAP/R3 software suite, the cost of which is fully written off to the debit side of respective production expense accounts at the time when they are handed over to the Company’s employees.

     With respect to overalls of the same type and the same cost (less than RUB 20,000) delivered simultaneously to one of the Company’s structural subdivisions, the useful life of which does not exceed 12 months, the Company maintains group accounting.

     Each item of overalls in operation, the useful life of which exceeds 12 months, is recognized as a separate accounting unit.

     Recognition of goods

     Goods acquired by the Company for (re)sale are recognized for accounting purposes on subaccount 41 “Goods in wholesale” at their acquisition cost.

     Goods sold in retail are recognized for accounting purposes on subaccount 41 “Goods in retail” at their retail prices plus markup.

     Expenses related to manufacture and delivery of purchased goods to central warehouses incurred prior to their actual sale are included in selling expenses, except when such expenses are included – pursuant to a relevant contract – in the price of the goods purchased. Goods accepted in safe custody are reflected on off-balance account 002 “Inventory items accepted in safe custody.”

     In case of sale (dispatch) of goods accounted at their acquisition cost, they are valuated using the “moving” average cost method within a subdivision that has its own balance sheet.

          2.4. Recognition of expenses

     The Company accounts its expenses separately by functional types of activities that are fixed by the Company’s internal regulatory documents.

     The Company forms the cumulative information relative to the Company’s general expenses and reflects it on relevant sub-accounts of account 20 “Core operations.”

     General and administrative expenses as well as general production expenses of separate structural subdivisions are reflected on sub-accounts of account 20 “Core operations” and allocated by types of activity according to the Procedure for planning, accounting and allocating expenses by types of activity.

     General administrative expenses of a separate subdivision – the executive office – are reflected on the balance sheet account 26 “General administrative expenses.”

     30 accounts within SAP R/3 software suite are used for accounting expenses. Expenses of separate subdivisions are monthly closed on a relevant sub-account of account 20 “Core operations” with a subsequent allocation to cost of sales. Expenses that form the cost of sales of a branch are transferred to the balance sheet of the Company’s executive office from account 79 “Intra-organizational settlements” for the purpose of forming the Company’s total cost of sales.

     Selling expenses are accumulated within a month on account 44 “Selling expenses.” At the end of a month they are fully written off to the debit side of account 90.2 “Cost of sales.”

     Expenses related to the lease of property are recognized as general expenses.

     The Company allocates its property tax, land tax, transport tax, and water tax to other expenses.

     Recognition of work in progress

     Functionally, works falling under the category “Construction of facilities for third-party organizations”, which are not handed over to a client at the end of a reporting period, are recognized for accounting purposes as work in progress (WIP).

     Work in progress is reflected in the balance sheet of a separate subdivision responsible for construction under direct cost items that include:

  expenses for materials, semi-products and components;

  expenses for remuneration of employees involved in performing the work;

  expenses for equipment requiring assembly;

  expenses for services of third-party organizations directly connected with the construction of a specific project (including subcontracting expenses, performance of design and exploration, assembly work, etc.);

  amounts of amortization charged for fixed assets used for performing construction works for third parties;

  other.

     The amount of expenses for subcontract works to be included in the cost of the balance of work in progress is determined by comparing specific works accepted from subcontractors and works handed over to customers during the reporting period.

     The actual cost of construction works performed by the Company without subcontracting, prior to handing over the construction project to a customer, is reflected as work in progress on a separate sub-account of account 20 “Core operations” and is determined as the total cost for the performance of said works.

     The Company maintains analytical accounting of WIP objects in terms of accounting items, including in terms of works paid or payable and those performed by third parties pursuant to relevant construction agreements.

          2.5. Recognition of deferred expenses

     Expenses incurred during the reporting period but related to subsequent reporting periods are recognized as deferred expenses.

     The period, to which deferred expenses refer, is determined based on the period, during which economic benefits (proceeds) are anticipated. This period is determined in accordance with the procedure specified in the Company’s internal regulatory documents. Deferred expenses are written off on a straight-line basis during the abovementioned period.

     In case it becomes obvious that economic benefits (income) cannot be received, an unamortized part of deferred expenses is included in expenses of the reporting period, in which it became known that no economic benefits (income) would be received.

     Deferred expenses with a write-off period of less than 12 months are reflected in Form No. 1 of the accounting statements as short-term assets.

     Deferred expenses with a write-off period exceeding 12 months are reflected as long-term assets.

          2.6. Recognition of settlements with advance holders

     Settlements with advance holders associated with business trips and representation expenses are recognized on separate sub-accounts. Such information on one and the same advance holder is reflected in the balance sheet in the expanded format.

          2.7. Accounting of credits and loans

     Recognition of credits and loans

     This section of the Accounting Policy applies to expenses associated with performance of liabilities on received loans and credits, including raising borrowed funds by drawing promissory notes, issuing and selling bonds, entering into interest-free loan agreements and public loan contracts.

     Accounting of credits and loans

     Received credits and loans are reflected in accordance with the Accounting Regulations “Accounting of expenses related to loans and credits” of RAS 15/2008.

     The Company’s debts to the lender (creditor) for received loans and credits is divided in the financial accounting into:

  short-term debt, which shall, under the contract terms, be repaid within 12 months (account 66 “Settlements on short-term credits and loans”);

  long-term debt, the repayment period of which, under the contract terms, exceeds 12 months (account 67 “Settlements on long-term credits and loans”).

     The Company converts long-term debt into short-term debt. The Company converts its long-term debts for received loans and credits into short-term debts when, subject to the terms and conditions of the loan and/or credit contract, there are 365 days remaining until the principal repayment date.

     Upon expiry of the maturity date the Company converts the term debt into overdue debt. The Company converts its short-term debt under received loans and credits into overdue debt on the day following the day when, pursuant to the terms and conditions of the loan and/or credit agreement, the Company (debtor) should have repaid the principal.

     Interest on received loans is allocated between the value of an investment asset and current expenses in accordance with the procedure specified in the Company’s internal regulatory documents.

     To provide fair presentation of the value of the Company’s assets, interest on promissory notes and bonds shall also be allocated to the value of an investment asset.

     Other expenses related to received credits and loans shall be written off at the time they are incurred.

          2.8. Recognition of provisions

     The Company creates a provision for doubtful debts and a provision for impairment of financial investments.

     Provision for doubtful debts

     If accounts receivable are recognized as doubtful, the Company creates a provision for doubtful debts and allocates the provision amounts to financial results. The provision is created based on the amount of accounts receivable including VAT.

     The Company forms a provision for doubtful debts on a quarterly basis.

     The Company creates provisions for doubtful debts of any kind that are not repaid or there are reasons to believe that they will not be repaid within the time limits prescribed by a contract, and that are not secured by the relevant guarantee.

     If the doubtful debt, for which a provision was earlier formed, is partially repaid, the amount of provision is assigned to the financial results in proportion to the amount of received partial payment. The Company checks doubtful accounts receivable for change of the probability of their repayment on a quarterly basis.

     If the debt, for which a provision was earlier formed, is repaid in full, or there are positive changes with respect to the reliability of a counterpart, the provision amounts are restored.

     The Company writes-off bad debts, which were earlier recognized as doubtful and for which a provision was earlier formed, at the expense of provision funds. If the amount of bad debt exceeds the relevant provision, it is written off to financial results.

     Debts written off upon expiry of the limitation period are reflected on off-balance account 007 “Written-off debt of insolvent debtors” within 5 years from the write-off date to monitor the possibility of debt collection should a debtor’s material position change.

     Provisions for doubtful debts are calculated and recorded in accounting in accordance with the Procedure for creating provisions for doubtful debts.

     Provision for annual (basic and additional) leaves.

     To determine the size of the estimated liability in the form of payment of unutilized leaves of JSC FGC UES employees as of December 31st, 2011, a provision for annual (basic and additional) leaves was formed.

     When calculating the estimated liability for vacation compensation, the Company also takes into account its liability for paying insurance contributions that will lead to the reduction of the Company’s economic benefits if the relevant events occur, e.g. granting leaves to employees or paying compensation for unutilized leave.

     The created provision is reflected on account 96.

     The total amount of accrued vacation allowance together with accrued insurance contributions is written off at the expense of the created provision, including in case of a ‘passing leave’ i.e. when a leave begins in one month and ends in another. Upon payment of vacation allowance, the estimated liability is discharged, irrespective of whether a leave is ‘passing’ or not.

     If in the accounting period the actual expenses for paying vacation allowance are larger than the size of the provision for leaves created at the beginning of the period, then the excess amount is included in current expenses.

     The provision for annual (basic and additional) leaves is calculated and reflected in accounting in accordance with the Procedure for creating and using the provision for annual (basic and additional) leaves.

          2.9. Accounting of taxes and dues

     Amounts of taxes and dues to be reflected in accounting are calculated according to the regulations established by Russian laws on taxes and dues.

     Expenses related to taxes and dues are reflected in accounts in the period, to which they refer based on the principle of correlation between income and expenses by periods.

     Amounts of taxes and dues are included in the value of assets if the payment of said taxes and dues is directly associated with the creation of said assets and if paid taxes will not be compensated from the budget in the future.

     Deferred tax assets and liabilities related to profit tax are recognized as of the end of each reporting period for all time differences, which occurred or seized to exist in the period, both for deductible and taxable assets and liabilities.

     2.9.1. Profit tax calculation

     The amount of profit tax is determined based on the value of contingent expenses (contingent income) for profit tax, adjusted by amounts of permanent tax liability, deferred tax asset and deferred tax liability in the reporting period. Contingent expenses (contingent income) for profit tax is accounted on a separate subaccount of income and expense account.

     The Company keeps a separate account for permanent and temporary differences; information on said permanent and temporary differences is formed based on source accounting documents in tax ledgers.

     Permanent differences of the reporting period are recorded in tax ledgers. Permanent tax liability, which is reflected on a separate subaccount of income and expense account, is formed on the basis of special ledgers.

     Temporary (deductible and taxable) differences of the reporting period are accounted in special tax ledgers, based on which deferred tax assets and liabilities are formed and reflected on relevant accounts.

     Profit tax assets and liabilities are accounted on accounts 09 “Deferred tax assets” and 77 “Deferred tax liabilities” in correspondence with accounts 68 “Settlements in respect of taxes and dues” and 99 “Profit and loss.” Analytical accounting pertaining to these accounts is organized by types of tax assets and liabilities, as well as by reasons for the occurrence of said temporary and permanent differences.

     The amount of deferred tax asset and deferred tax liability is reflected in a contracted (short) manner in the Company’s balance sheet.

     No accrual of a monthly profit tax advance is reflected in the Company’s business accounting.

          2.10. Recognition of income

     Income from ordinary activities includes core income generated on a regular basis and connected with ordinary production activities.

     The Company records its income separately by activities that are fixed by the Company’s internal regulatory documents.

     Income related to the lease of property is recognized as income from ordinary activities.

     Income associated with granting (for a fee) rights, which result from patents for invention, industrial models and other types of intellectual property, is recognized as other income.

     Positive foreign exchange differences are recognized as other income.

     Income in the form of the Company’s recovered reserves is recognized as other income.

          2.10.1. Accounting of income and expenses under construction contracts

     The Company maintains records of construction contracts separately per each executed contract. In case when one contract provides for construction of a complex of objects for one or several customers within the scope of a single project, then for accounting purposes construction of each object is considered as a separate contract in compliance with the following conditions:

  there is technical documentation available for construction of each object;

  income and expenses can be accurately determined in relation to each object.

     Income and expenses under construction contracts, the implementation of which takes more than one reporting year (long-term), or under construction contracts, the start and finish dates of which fall under different reporting years, are determined by the Company using the “as and when ready” approach.

     To recognize revenue and expenses under a contract which employs the “as and when ready” approach, the Company determines the level of completeness of works under said contract as of the reporting date based on the percentage of work completed as of the reporting date from the total scope of work under the contract through expert assessment of the scope of works completed.

     In case it is impossible to provide a true and fair assessment of the financial result of the contract performance during any reporting period and yet there is a possibility that expenses incurred in the course of said performance may be reimbursed, then the revenues under this contract are recognized in the profit and loss statement in the amount equal to the amount of incurred losses, which in this reporting period are considered to be collectable.

     Revenue under any contract recognized under the “as and when ready” approach is accounted by the Company until full completion of work (stage) as an independent asset item – “revenues accrued but not submitted for payment.”

     2.10.2. Accounting of income related to promissory notes

     With respect to promissory notes with “upon presentation but not earlier” date of maturity, which were acquired prior to January 1st, 2009, the discount is determined using the accrual method based on the assumed period of a promissory note circulation which equals the number of days from the date of acquisition until the “not earlier” date plus 365 (366) days.

     With respect to promissory notes with “upon presentation but not earlier” date of maturity, which were acquired after January 1st, 2009, the discount is determined using the accrual method based on the assumed period of a promissory note circulation which equals the number of days from the date of acquisition until the “not earlier” date.

          2.11. Accounting of deferred income

     Income generated in the accounting period, which meets the criteria for its recognition but relates to subsequent reporting periods, is reflected in the financial accounting as deferred income.

     Forthcoming (future) revenues from shortfalls identified in the previous periods, difference between the amount subject to collection from those found responsible and the balance value of the missing assets, as well as the value of donated assets are recognized as deferred income.

          2.12. Accounting of leasing transactions

     For the purpose of financial accounting, leasing transactions are divided into financial lease (leasing) and operational lease transactions.

     2.12.1. Financial lease (leasing)

     To determine a lease as a ‘financial lease,’ the corresponding provisions of the Russian Civil Code (hereafter RCC) and the Russian Federal Law No. 164-FZ “On Financial Lease” dated October 29th, 1998 must be complied with.

     Under a financial lease (leasing contract) contract, the lessor undertakes to acquire title to a property from the seller as identified to it by the lessee, and to provide said property to the lessee for temporary use for the lessee’s entrepreneurial purposes.

     The conditions of the leased property recognition by the lessor or lessee are determined in accordance with the provisions of a respective financial lease contract.

     2.12.2. Operational lease

     Operational lease is a type of lease, under which the lessor retains the main risks and benefits relating to ownership of fixed assets (hereinafter - FA). Operational lease includes lease agreements that do not meet the criteria for the financial lease.

     The lessee books the leased objects on its off-balance account 001 “Leased fixed assets.”

     The leased property is reflected in the lessor’s accounts on a separate sub-account of account “Fixed assets.”

     The lessor shall accrue depreciation throughout the entire period of the lease if the leased property is recognized as a fixed asset or an intangible asset.

     Expenses and income relating to said operational lease are accrued in the period, to which said expenses and income relate.

     When the leased property is returned from operational lease, the lessee stops accounting said property on its off-balance account. However, the lessor in this case shall not alter the procedure for accounting the leased property.

          2.13. Accounting of shortfalls and losses resulting from impairment of assets

     Shortfalls and losses due to impairment of tangible assets, as identified at the time of their acceptance from relevant suppliers, are recognized for accounting purposes at the actual cost of impaired tangible assets.

     Shortfalls and losses within the rates of natural loss, as well as within the limits of the values provided for in the contract, are not added to the initial cost of tangible values.

     Shortfalls and losses identified in excess of the rates of natural loss, as well as in excess of the values provided for in the contract, are allocated to settlement of claims laid either to suppliers, or transport companies, or any other organizations in relation to shortfalls or losses of assets incurred in transit.

     Shortfalls and losses within the rates of natural loss are allocated to production costs (selling expenses).

     Shortfalls and losses in excess of the rates of natural loss identified as a result of inventory are allocated to the guilty parties and reflected in the reports as accounts receivable. If the guilty parties are not identified or the legal court refused to recover losses from said parties, then such shortfalls and losses are allocated to other expenses.

     3. Technical aspects of the Accounting Policy

     3.1. Types and composition of accounting statements, procedure for their preparation and presentation to relevant users

     The accounting statements include all essential indicators required to form a true and complete understanding of the Company’s financial standing, its financial performance, and changes in its financial standing.

     An indicator is deemed essential if its non-disclosure affects economic decisions of concerned users made on the basis of the accounting information. The Company’s decision as to whether an indicator is essential depends on evaluation of said indicator, its nature, as well as specific circumstances of its occurrence.

     The Company’s accounting statements include the following:

1)	balance sheet;

2)	profit and loss statement;

3)	statement of changes in equity;

4)	cash flow statement;

5)	explanatory note including the annex to the balance sheet.

     The annual accounting statements also include an audit report.

     Indicators of the accounting forms are determined pursuant to Decree of the Russian Ministry of Finance No. 66n “On the forms of corporate financial statements” (dated July 2nd, 2010). However, if necessary, the Company may introduce additional data and indicators into the accounting forms or exclude them in accordance with the Company’s internal regulatory documents.

     Annexes (explanatory notes) to the balance sheet and the profit and loss statement are formed in tabular form.

     The Company applies accounting forms in a consistent manner, from one reporting period to another.

     The accounting statements are prepared in RUB thousand.

     The Company prepares its accounting statements for the quarter, six months, nine months, and one year within the timeframes specified by the Company’s senior management.

     The Company’s quarterly statements are deemed to be interim statements.

Composition of accounting statements	Presentation frequency
and accompanying (supporting) documents	Quarter	Year
Balance sheet	✓	✓
Profit and loss statement	✓	✓
Statement of changes in equity		✓

Composition of accounting statements	Presentation frequency
and accompanying (supporting) documents	Quarter	Year
Cash flow statement		✓
Explanatory note including the annex to the balance sheet		✓
Audit report		✓

     3.2. Setting up the inventory taking process with respect to the Company’s assets and financial liabilities, and the relevant general rules

     In accordance with Article 12 of Federal Law “On Accounting” and “Methodological guidelines for inventory of assets and financial liabilities” approved by Decree of the Russian Ministry of Finance No. 49 dated June 13th, 1995, the Company performs the inventory of its of assets and financial liabilities.

     The frequency and procedure for making an inventory of the Company’s assets are governed by relevant accounting regulatory documents and the Company’s internal regulatory documents.

     To make such an inventory the Company forms a central inventory commission. The composition of the commission is approved by decree of the Company’s Chairman of the Management Board or any other duly authorized person subject to regulations developed and adopted by the Company.

     The frequency and procedure for making an inventory of the Company’s assets are governed by relevant accounting regulatory documents and the Company’s internal regulatory documents.

     Deputy Chairman of the Management Board, Head of Department for Financial Accounting and Reporting, as well as heads of other structural subdivisions of the Company’s executive office, are members of this central inventory commission.

     In separate structural subdivisions of the Company inventory is made by working inventory commissions. Composition of said working inventory commissions in separate subdivisions and the procedure for their formation are determined by a regulatory order of a relevant manager.

     Specialists and experts with good knowledge of inventory issues and accounting department employees are also members of the commission. Absence of at least one member of the commission during the inventory process serves as a ground for rendering the results of such an inventory null and void.

     Heads of separate structural subdivisions of the Company are responsible for the accuracy and timeliness of inventory of tangible assets, fixed assets, work in progress, and financial liabilities.

     The manager responsible for inventory in the Company ensures that the activities of all inventory commissions are coordinated.

     Inventory of transmission lines, substation property, other fixed assets and property located in the territory of affiliated companies, subsidiaries, and other companies which operate the relevant facilities (including operation of facilities under lease contracts) requires the compulsory presence (participation) of the Company’s representatives.

     Results of inventories are documented in the form of a protocol that should be approved by the manager of a separate structural subdivision and submitted to the central inventory commission for further approval of the inventory results by the Company’s senior manager or a duly authorized person.

     The main final inventory documents are inventory check sheets prepared by an accounting department of the Company’s separate structural subdivisions.

     The central inventory commission is responsible for approving the final conclusion and proposals based on the inventory results.

Appendix 2
to Decree of JSC FGC UES
No. 810 dated December 29th, 2011

               2012 Accounting Policy Statement
               for taxation purposes

     1. ORGANIZATION AND MAINTENANCE OF TAX RECORDS

     1.1. Frequency and sequence

     The Company calculates the taxation base following results of each accounting (tax) period using the tax accounting data as the basis.

     1.2. Tax accounting

     Tax accounting is a system of information fusion/consolidation applied to determine taxation base on the grounds of data from primary documents (and/or any other documents that indirectly confirm the expenses incurred), which are grouped in accordance with the procedure provided for by the Russian Tax Code and this Accounting Policy. Tax accounting data is the data recorded in accounting ledgers, itemized tables, accountant’s certificates, and other documents of the Company that put together information on taxable items.

     1.3. Tax accounting system

     Tax accounting system is formed in such manner as to provide reliable indicators of the approved profit tax return, in particular:

  amounts of income and expenses;

  procedure for determining the share of expenses considered for taxation purposes during the current tax (accounting) period;

  remaining amount of expenses (losses) to be allocated to expenses in the following tax periods;

  outstanding amount for budget settlements on profit tax.

     Tax accounting system makes it possible to have internal and external control over accuracy of various indicators which are taken into account for profit tax calculation.

     1.4. Document safekeeping. Term and specific character of documents custody

     The Company ensures the safety of documents that confirm tax accounting data within four years after the date of their preparation. The Company keeps documents that confirm the volume of sustained loss during the whole period when it reduces the taxation base of the current tax period by amounts of previously sustained losses. Should any disagreements with tax authorities, investigative and legal proceedings occur, they shall be kept until the conclusive decision is pronounced.

     Original documents used as a base for making entries to tax registers and certificates are kept in accordance with the procedure established for business accounting purposes.

     1.5. Tax secrecy

     The contents of tax accounting data, including data of tax ledgers, certificates and primary documents comprise the tax secret. Ledgers and certificates are internal documents of the Company and shall be submitted to tax authorities upon written request of tax authorities during field and in-office tax audits, and/or other tax control measures.

     Persons who gained access to information contained in the tax accounting data are obliged to keep the tax secrecy. They are liable for any disclosure of said information as stipulated for by the Russia legislation.

     1.6. Tax accounting procedure

     If accounting registers/ledgers contain insufficient information to determine taxation base in accordance with requirements of the Russian Tax Code, the Company has the right to add the applied ledgers with additional requisites/details, forming thereby the tax ledgers or maintain the individual tax ledgers.

     The Department for Financial Accounting and Reporting forms taxation base, maintains tax accounting ledgers (forms), prepares tax reporting on taxes and dues in regard to taxes and dues centrally paid by the Company’s executive office, on the grounds of tax and business accounting data, as well as data provided by other structural subdivisions of the executive office and separate subdivisions of the Company.

     The Department for Financial Accounting and Reporting calculates and prepares reporting on personal income tax, insurance contributions to non-budgetary funds paid by the Company’s executive office.

     The Company’s separate subdivisions directly form the taxation base and prepare tax reporting with respect to taxes and dues of constituent entities of the Russian Federation, and local taxes and dues calculated and paid by relevant separate subdivisions at their locations.

     The procedure for preparing tax reporting, forms of tax ledgers and the procedure for keeping said ledgers, the procedure for forming the taxation base, calculating and paying taxes and dues are regulated by this Accounting Policy, as well as by other internal documents of the Company concerning the procedure for calculating and paying individual taxes and dues, which are based on applicable Russian legislation and other regulatory enactments.

     Introduction of any changes in the forms of approved tax ledgers and certificates, as well as introduction of any new tax ledgers and certificates is performed by the decision of the Chief Accountant according to the Company’s needs or in case of relevant changes in the Russian laws on taxes and dues.

     Accounting of settlements in respect of taxes and dues is continuously carried out on bookkeeping accounts, separately per each tax and due, and according to levels of budgets and extra-budgetary funds, as well as in terms of a form of indebtedness (tax or due, penalties, fines).

     The Company’s executive office maintains accounting of settlements in respect of taxes and dues paid by the Company’s executive office to budgets where separate subdivisions are located according to relevant separate subdivisions, levels of budgets and forms of indebtedness.

     1.7. Responsibility for maintenance of tax records and preparation of tax reporting

     Director for Financial Accounting and Reporting - Head of Department for Financial Accounting and Reporting (Chief Accountant) is responsible for inappropriate calculation of taxes and dues which are calculated and paid by the Company’s executive office.

     Managers and Chief Accountants of relevant separate subdivisions are responsible for inappropriate calculation of taxes and dues which are calculated and paid by the Company’s separate subdivisions.

     The procedure of document flow related to tax accounting, terms/timelines for preparing and submitting documents (ledgers, certificates) required for calculating the taxation base, taxes and dues, as well as responsibility for timely and accurate drawing up the specified documents are regulated by the Company’s internal regulatory documents.

     1.8. Procedure for keeping invoice logs, purchase ledgers and sales ledgers.

     1.8.1. The Company keeps purchase and sales ledgers and invoice logs in SAP R/3 system.

     Invoices, sales and purchase ledgers are signed by executive officers authorized by separate internal regulatory documents of the Company and its affiliates.

     The Company’s executive office and affiliates issue invoices for rendered services (performed works, shipped goods) to buyers depending on the place of supply.

     1.8.2. In the event of subsequent changes in the cost of rendered services (performed works, shipped goods), including in the event of a change in the price (tariff) and (or) adjustment of quantity (volume) of shipped goods (performed works, rendered services), adjustment invoices are applied in the manner and according to the form recommended by the Russian Federal Tax Service.

     1.8.3. Invoices in sales and purchase ledgers are numbered using the continuous method in increasing order of numbers of usual and adjustment invoices.

     2. PROFIT TAX

     2.1. Tax ledgers

     2.1.1. Analytical tax ledgers

     Analytical tax ledgers are consolidated forms of collation of tax accounting data for accounting (tax) period, which are grouped in accordance with requirements of Chapter 25 of the Russian Tax Code without account allocation. In such a case, analytical accounting discloses the procedure for forming the taxation base and tax return indicators.

     Tax ledgers are maintained in special forms in hard copies and electronically in SAP R/3 system as well as in other systems applied by the Company.

     Forms of tax ledgers and the procedure for reflecting analytical tax accounting data and data from source accounting documents therein are developed by the Company independently.

     2.1.2. Persons responsible for accuracy of reflection

     Persons who have drawn up and signed tax ledgers, as well as persons who form business accounting ledgers are responsible for accurate reflection of business transactions in tax ledgers.

     2.1.3. Procedure for storing tax ledgers

     Tax ledgers are maintained in electronic format during the reporting (tax) period. Upon completion of the reporting period, the ledgers are transferred to a paper medium (hard copy). Protection against unauthorized amendments must be ensured for the period of storing tax ledgers.

     2.1.4. Forms and requisites of tax ledgers

     The Company calculates the taxation base following results of each accounting (tax) period using the data from accounting ledgers as the basis. If accounting ledgers contain insufficient information to determine taxation base in accordance with requirements of Chapter 25 of the Russian Tax Code, the Company supplements the applied accounting ledgers with additional requisites/details, forming thereby the tax ledgers.

     2.1.5. The list of tax ledgers

     For taxation purposes, the Company maintains tax ledgers specified in Annex No. 1 to these Regulations on the Accounting Policy.

     2.2. Taxation base calculation procedure

     With the aim of calculating the profit tax, the Company’s income and expenses are recognized on accrual basis.

     2.3. Recognition of income

     2.3.1. Classification of income types

     The Company’s income is divided into income from sales and extraordinary income. The Company keeps account of income from sales of commodities (works, services) and extraordinary income separately.

     Income from lease of the Company’s property is recognized as income from sales.

     2.3.2. Moment of recognition of income from sales

     Income received from the property lease is recognized as of the date when it is reflected in business accounting but not later than the last day of the month to which it refers.

     Income under construction contracts with the long-term (more than one tax period) work cycle, which does not provide for the phased handing over of works (turnkey construction), is recognized in each accounting (tax) period during which a relevant contract is effective, in the amount equal to the product of actual expenses incurred by the Company in a respective accounting (tax) period according to business accounting data and a profit rate provided for by the construction estimate under a relevant construction contract.

     Income under construction contracts that provide for the phased handing over of works is recognized for taxation purposes as of the date when the completed phase of construction works is delivered to the customer (pursuant to the delivery and acceptance certificate).

     2.3.3. Moment of recognition of extraordinary income

     The Company’s extraordinary income is recognized according to the procedure established by Article 271 of the Russian Tax Code. The following moment of recognition is set for individual extraordinary income:

  for property discovered by results of an inventory – the date when the inventory results are executed;

  for income in the form of license payments for intellectual property use or for other similar income – the date of settlements in accordance with the terms of concluded contracts;

  exchange differences are recognized in accordance with the procedure set forth in the business accounting;

  sum differences are recognized in accordance with the procedure set forth in the Russian Tax Code.

     2.3.4. Procedure for determining the yield on securities that are not traded on formal markets

     For securities that are not traded on the formal securities market, the actual price of transaction is accepted for taxation purposes if this price is in the range between the minimum and maximum prices determined based on the accounting price of a security and the maximum price deviation.

     The maximum price deviation for securities that are not traded on the formal securities market is set at 20 percent to the upside or downside from the accounting price of a security.

     In the event that securities that are not traded on the formal securities market are sold (acquired) at the price that is lower than the minimum (higher than the maximum) price determined based on the accounting price of a security and the maximum price deviation, then in determining the financial results the minimum (maximum) price determined based on the accounting price of a security and the maximum price deviation is accepted for taxation purposes.

     The procedure for determining the accounting price of securities that are not traded on the formal securities market is established by the Federal Securities Market Agency in coordination with the Russian Ministry of Finance.

     2.3.5. Procedure for determining discount on promissory notes

     With respect to promissory notes with “upon presentation but not earlier” date of maturity, which were acquired prior to January 1st, 2009, the discount is determined using the accrual method based on the assumed period of a promissory note circulation which equals the number of days from the date of acquisition until the “not earlier” date plus 365 (366) days.

     With respect to promissory notes with “upon presentation but not earlier” date of maturity, which were acquired after January 1st, 2009, the discount is determined using the accrual method based on the assumed period of a promissory note circulation which equals the number of days from the date of acquisition until the “not earlier” date.

     2.4. Recognition of expenses

     2.4.1. Straight-line recognition of expenses

     Expenses are included in expenses of that accounting period, in which they occur depending on terms of transactions. If terms of a contract provide for acquisition of income during more than one accounting period and does not provide for a phased delivery of commodities (works, services), a taxpayer may independently distribute expenses considering the principle of straight-line recognition of income and expenses.

     If a transaction does not contain conditions that make it possible to determine a period to which these expenses are attributable, and the connection between income and expenses cannot be clearly defined or can be defined by the indirect route, the Company determines a period to which relevant expenses are attributable individually per each transaction.

     Expenses incidental not only to income of the reporting period but also to income of subsequent periods (expenses associated with the acquisition of rights to use software programs and databases, expenses for preparation and development of new production, etc.) are allocated between the reporting and subsequent periods. Said allocation is carried out for the business accounting purposes.

     The cost of services (works) of outside organizations is reflected in tax accounting on the grounds and as of the date of received documents (delivery and acceptance certificates, as well as invoices and bills when delivery-acceptance certificates are not executed) delivered by a party that provides services (performs works).

     Direct and indirect expenses under construction contracts that do not provide for the phased handing over of works (turnkey construction) are accepted in a reporting (tax) period when they occur in the amount of expenses actually incurred in accordance with the relevant tax accounting data.

     As regards construction contracts that provide for the phased handing over of works, direct expenses under delivery and acceptance certificates are accepted in a respective reporting (tax) period. Indirect expenses are accepted in a reporting (tax) period when they occur.

     2.4.2. Classification of expenses

     The Company’s expenses are divided into expenses related to production and sales, and extraordinary expenses depending on their nature, as well as on the conditions and lines of the Company’s activities.

     Expenses associated with providing the Company’s property (for a fee) for temporary use and (or) possession are considered expenses from sales (expenses related to production and sales).

     The Company’s direct expenses with respect to all functional activities, except for “Construction of facilities to third parties”, include as follows:1 expenses for the acquisition of materials and (or) supplies, which are used in the production of commodities (performance of works, provision of services) or which constitute a component necessary for the production of commodities (performance of works, provision of services);

  expenses for the acquisition of complementary parts to be assembled and (or) semi-finished goods for further processing by a taxpayer;

  payroll expenses for personnel involved in the production of commodities, performance of works, provision of services, as well as relevant insurance contributions and expenses for compulsory pension insurance, which will be used to finance the insurance and funded parts of retirement pension;

  amounts of amortization charged for fixed assets used in the production of commodities, performance of works, provision of services;

     As regards the functional line of activity “Construction of facilities to third parties”, the Company’s direct expenses include as follows:

  expenses for the acquisition of materials and (or) supplies, which are used in the production of commodities (performance of works, provision of services) or which constitute a component necessary for the production of commodities (performance of works, provision of services);

  expenses for the acquisition of complementary parts to be assembled and (or) semi-finished goods for further processing by a taxpayer;

  payroll expenses for personnel involved in the performance of works, as well as provision of services, as well as relevant unified social tax amounts and expenses for compulsory pension insurance, which will be used to finance the insurance and funded parts of retirement pension;

  expenses for equipment requiring assembly;

  expenses for services of third-party organizations directly connected with the construction of a specific project (including subcontracting expenses, performance of design and exploration, assembly work, etc.);

  amounts of amortization charged for fixed assets used for performing construction works for third parties.

     2.4.3. Method of evaluation and write-off of inventories

     The size of material expenses incurred when materials and supplies used in the production (manufacturing) of commodities (performance of works, provision of services) are written off, is formed according to the average-cost method.
____________________

1 Functional activities are specified in section 1.3 of the Accounting Policy for accounting purposes.

     2.4.4. Cost of inventories

     The cost of inventories included in material expenses is determined based on prices of their acquisition (net of amounts of value-added tax and excise taxes, except as otherwise provided in the Russian Tax Code). The cost of inventories include as follows:

  commissions paid to facilitating agencies;

  import customs duties;

  transportation costs;

  business trip expenses, if a business trip is associated with purchase of inventories;

  other expenses related to purchase of inventories.

     The cost of inventories in the form of surpluses identified during inventory, as well as entered in the books after disassembling or dismantling fixed assets placed out of commission, as well as in the course of repair, modernization, reconstruction, technical upgrade, partial liquidation of fixed assets is determined as an amount of income provided by clauses 13 and 20 of Article 250 of the Russian Tax Code.

     2.4.5. Depreciation groups

     Depreciable assets are divided into depreciation groups in accordance with their useful lives. The useful life is determined by the Company as of the date of commissioning a depreciable asset within a period established for relevant groups by Decree of the Russian Federation Government No. 1 dated January 1st, 2002.

     The Company determines the useful life for those types of fixed assets that are not specified in depreciation groups in accordance with technical specifications or manufacturer’s recommendations.

     2.4.6. Useful life

     The Company may, for taxation purposes, extend the useful life of a fixed asset item after the date of its commissioning in case the actual useful life of said item has been increased after its reconstruction, upgrading or technical retooling. The Company makes such decision for each fixed asset.

     2.4.7. Accounting of useful life of assets used by previous owners

     In case used fixed assets are acquired, the Company may determine a depreciation rate considering the useful life decreased by a number of years (months) when said asset has been used by previous owners. Such decision is made with respect to each item of fixed assets by a relevant commission that places said fixed asset in operation. If the actual useful life of said fixed asset at a previous owner is equal or exceeds the useful life specified by the classification of fixed assets, the Company shall independently determine the useful life for this fixed asset considering safety requirements and other factors.

     2.4.8. Accounting of useful life of assets contributed to the authorized capital

     When used fixed assets are received in the form of contribution to the authorized (share) capital or following legal continuity upon restructuring of legal entities, the Company has a right to determine the useful life of said fixed assets as the useful life set by a previous owner and decreased by a number of years (months) when this asset has been used by a previous owner.

     If the residual value of assets received in the form of a contribution to the authorized capital is equal to zero (according to data of the transmitting party), the amount of additional expenses incurred by such transmitting party during the transfer and also recognized as a contribution (investment) to the authorized capital is not included in the value of said asset, and it forms, by the decision of the Company, a part of expenses based on provisions of clause 1 Article 272 of the Russian Tax Code.

     2.4.9. Acquisition cost of fixed assets

     Except as otherwise provided by the Russian Tax Code, the acquisition cost of a depreciable fixed asset is determined as an amount of expenses for its acquisition, erection, manufacturing and bringing to a condition suitable for use, exclusive of VAT and excise taxes.

     In particular, the acquisition cost of fixed assets includes as follows:

  sum differences;

  customs duties;

  state duty;

  VAT paid upon acquisition of fixed assets as stipulated by clause 2 Article 170 of the Russian Tax Code;

  any legal, information and consulting services related to the acquisition of fixed assets.

     The acquisition cost of a fixed asset, which is subject to state registration, is formed with account of expenses incidental to state registration in case when these expenses are incurred prior to recognition of a fixed asset as a depreciable asset for taxation purposes. If expenses incidental to state registration are incurred after recognition of an item as a depreciable asset, then said expenses are recognized as other expenses.

     When determining expenses related to the acquisition of fixed assets, the assets acquired using the foreign currency for the purpose of including them in the Company’s depreciable assets are valuated according to the rate of the Central Bank of the Russian Federation as of the date of the transfer of ownership to said asset.

     Fixed assets, the rights to which, according to applicable Russian legislation, are subject to state registration, are included in the relevant depreciation group from the date when the documents are submitted for the registration of said rights and this fact is documented. Accrual of depreciation begins from the month following the month when documents are submitted for the state registration.

     2.4.10. Depreciation method

     The Company charges depreciation using the straight-line method.

     2.4.11. Writing-off of capital expenditures

     The Company includes capital expenditures in the amount of 10 percent (30 percent with respect to fixed assets falling into the third–seventh depreciation groups), amounts of capital investments and (or) expenses incurred in cases of further construction, refitting, reconstruction2, upgrading, technical retooling, partial liquidation of each item of fixed assets as part of depreciation costs of an accounting (tax) period.

     When accruing depreciation, the Company considers 90 percent or 70 percent of the value of incurred capital expenditures as acquisition cost of fixed assets.

     Expenses related to upgrading, further construction, refitting, reconstruction, technical retooling and partial liquidation of fixed assets are written off to expenditures for taxation purposes at the rate of 10% and 30% of the specified incurred expenses.

     The above expenses incidental to upgrading, further construction, refitting, reconstruction, technical retooling and partial liquidation of fixed assets are recognized as part of indirect costs that reduce the taxable income of that reporting period, which, under Chapter 25 of the Russian Tax Code, includes the date when the acquisition cost of fixed assets in respect to which capital investments have been made, is changed.

     This provisions of this clause does not apply to donated fixed assets and fixed assets that are not subject to depreciation as provided for by clause 2 Article 256 of the Russian Tax Code.

     2.4.12. Special depreciation ratios

     By the decision of the Company’s management, accrual of depreciation using the depreciation rates lower than those established by the Russian laws is allowed. The reduced depreciation rates may be used only from the beginning of the tax period and during the entire tax period. Such decision is made based on expert estimates made by the Company’s technical specialists taking into account the relevant safety requirements and other factors.

     2.4.13. Recognition of R&D costs as part of expenses

     2.4.13.1. The Company recognizes R&D costs only upon completion of research or developments and making a decision to use the received results. In such a case, the moment of R&D completion is determined:

➢	when works are performed by third parties:

■	based on acceptance certificates that confirm the final delivery of R&D results;

■	in case the works are terminated due to inexpediency or impossibility of continuation – pursuant to relevant work termination certificates or agreements for termination of relevant work contracts signed by the parties;

➢	when works are performed without subcontracting – pursuant to relevant minutes of the Commission concerning R&D completion and obtained results.

     2.4.13.2. The expenses for R&D performed for the purpose of creating new or improving the applied technologies, as well as creating new types of materials or supplies are included in other expenses in a period, in which said works are completed.

     2.4.13.3. The expenses for R&D that failed to yield positive results are included in other expenses in a period, in which said works are completed.

     2.4.14. Interest expense

     The maximum size of interest on debenture recognized as expenses is accepted as equal to the interest rate agreed by the parties, but not exceeding the refinancing rate of the Central Bank of the Russian Federation increased 1.8 times (for debt liability in rubles) and equal to the product of the refinancing rate of the Central Bank of the Russian Federation and the ratio 0.8 (for debt liability in foreign currency).

     2.4.15. Provisions for future expenses

     The Company does not make provisions for future expenses.

     The Company does not make provisions for future expenses related to vacation compensation.

     The Company does not make a provision for annual long-service awards.

     The Company does not make provisions for forthcoming/future repair of fixed assets. Expenses related to repair of fixed assets are recognized for taxation purposes in a reporting (tax) period, in which they are incurred in the amount of actual expenses.

     2.4.16. Provision for doubtful debts

     The Company makes a provision for doubtful debts, which is quarterly calculated in accordance with the procedure set forth in Article 266 of the Russian Tax Code. Any debt to the Company, which incurred in connection with sale of commodities, performance of work, or provision of services, is recognized as a doubtful debt if it is not repaid within the time limits prescribed by a contract, and is not secured by pledge, security, or bank guarantee.

     Debts incurred in connection with sale of property rights are not recognized for the purpose of calculating the provision.

     2.4.17. Determination of expenses in case of sale of bought-in goods

     In case of disposal of goods, the Company reduces its income from such operations by the acquisition cost of said goods and by expenses directly related to their disposal.
____________________

2 This applies to legal relations arising from January 1st, 2006.

     Expenses of the current month connected with commercial activities are divided into direct and indirect expenses according to the procedure established by Article 320 of the Russian Tax Code. Direct expenses include as follows:
  the cost of bought-in goods sold during the current reporting (tax) period;

  costs related to the delivery (transportation expenses) of bought-in goods to the Company‘s warehouse, if such expenses are not included in the acquisition cost of these goods.

     All the remaining expenses, except for extraordinary expenses, are recognized as indirect expenses and they reduce the income from sales in the current reporting (tax) period.

     The acquisition value of goods is considered to be the purchase cost of goods stipulated by terms of a contract as well as paid custom duties and other expenses incurred due to the acquisition of bought-in goods. If transportation expenses are included in the acquisition value under terms of a contract, they are considered in the acquisition value whether they are separated as an individual line in primary and accounting documents or not.

     The cost of these goods in case of disposal is determined using the average cost method.

     The cost of bought-in goods in the form of surpluses identified during an inventory, which, upon disposal of goods, should be included in expenses for taxation purposes, is determined as a tax amount calculated from the income specified in clause 20 Article 250 of the Russian Tax Code. In this case, the income is determined at market price in accordance with the provisions of Articles 40 and 274 of the Russian Tax Code.

     2.4.18. Moment of recognition of certain extraordinary expenses

     The Company’s extraordinary expenses are recognized according to the procedure established by Article 272 of the Russian Tax Code. Certain extraordinary expenses in the form of commission fees, expenses incidental to works performed (services rendered) by outside organizations or in the form of any similar income are recognized based on the terms of the relevant awarded/concluded contracts.

     2.4.19. Expenses related to sale (disposal) of securities

     The Company considers expenses related to acquisition and disposal of securities as part of expenses for taxation purposes in accordance with the procedure prescribed by this Accounting Policy, the Russian Tax Code, laws on valuation activities and any other regulatory enactments.

     Expenses related to acquisition and sale (disposal) of securities include as follows:

  expenses for consulting, information and registration services rendered by specialized organizations and other persons;

  remuneration paid to intermediaries (including services of depositaries associated with transfer of ownership) and remuneration paid to organizations that provide the conclusion and execution of transactions;

  any other reasonable and documented direct expenses directly related to acquisition and sale of securities.

     The Company does not consider the following expenses upon acquisition of shares (participation interests in the authorized (share) capital, equity interests) when they are initially distributed in expenses of the current reporting (tax) period:

  expenses in the form of the cost of property (property rights) transferred as contribution to the authorized capital, in assessment according to data of the Company’s tax accounting as of the date when property ownership is transferred (assignment of property rights);

  any additional expenses incurred upon such transfer.

     The Company includes the above expenses in the cost of acquired shares (participation interests, equity interests), which is considered as part of expenses for profit tax purposes in case of their further sale (disposal) according to the procedure established by the Russian Tax Code and this Accounting Policy.

     Expenses related to sale (disposal) of interest (coupon) securities are determined based on the acquisition price of securities, expenses connected with acquisition, cost of sale, amount of accumulated interest (coupon) yield paid by the Company to a seller of securities. The amounts of accumulated interest (coupon) yield considered earlier for taxation purposes are not included as expenses.

     Expenses related to sale (disposal) of noninterest-bearing securities are determined based on acquisition price of securities and expenses connected with acquisition and sale.

     In case of sale or any other disposal of securities, the Company writes off the cost of all disposed securities according to the cost of securities which were acquired first (FIFO method) to expenses.

     In case of sale (disposal) of securities, expenses related to their acquisition are considered for taxation purposes in the part allocated to sold (disposed) securities.

     2.4.20. Carry-forward of losses incurred in the course of certain transactions

     The Company also carries forward the following losses:

  with respect to securities trading (including securities that are both traded and not traded on the formal market for securities) – in accordance with the procedure set forth in Article 280 of the Russian Tax Code;

  with respect to term transaction financial instruments – in accordance with the procedure set forth in Article 304 of the Russian Tax Code;

  upon disposal of depreciable assets – in accordance with the procedure set forth in Article 268 of the Russian Tax Code;

  upon disposal of rights to land plots – in accordance with the procedure set forth in Article 264.1 of the Russian Tax Code/

     The following is not considered for taxation purposes:

  amounts of losses on service sector facilities, including housing and public utilities and social and cultural facilities, in the part exceeding the maximum size as determined in accordance with Article 275.1 of the Russian Tax Code;

  amounts of losses from term transaction financial instruments that are not traded on the formal market for securities (except as otherwise provided by clause 5 Article 304 of the Russian Tax Code);

  amounts of losses of the parent Company received from the use of assets placed in trust management in the course of validity of the relevant trust management contract.

     Financial result (including financial loss) of activities associated with the use of the service sector facilities is determined for the organization in whole.

     2.4.21. Expenses related to the acquisition of rights to land plots

     Expenses related to the acquisition of rights to land plots, which are government- or municipally owned, are included in other expenses related to production and sale on a straight-line basis within five years from the date when the documents required for the state registration of said rights are submitted and this fact is documented.

     2.5. Separate accounting

     2.5.1. List of activities for separate accounting

     The Company maintains separate accounting of income and expenses:

  for sales of works, services;

  for commercial/trading activities;

  for service sector activities;

  in case of sale of depreciable assets;

  in case of sale of other assets;

  for securities trading (including separately for trading securities marketable on the formal market for securities and non-marketable on the formal market for securities);

  for assignment of rights of claim (assignment).

     2.5.2. Separate accounting of certain transactions

     The Company also maintains separate accounting with respect to:

  assets received within the special purpose funding;

  income gained in the form of dividends from Russian organizations;

  income in the form of interest on government and municipal securities, the terms of issue and flotation of which provide for acquisition of income in the form of interest;

  expenses related to repair of fixed assets (by types of production and types of activities);

  Research and Development expenses.

     2.6. Budget settlements relating to profit tax

     2.6.1. Advance payments

     Following results of each reporting (tax) period, the Company calculates the amount of advance payment based on the tax rate and taxable profit, which is calculated using the progressive total from the beginning of the tax period until the end of the reporting (tax) period.

     During the reporting period the Company calculates the amount of monthly advance payment based on the tax actually paid in the previous quarter in the manner as established by Article 286 of the Russian Tax Code.

     2.6.2. Procedure for tax calculation and payment

     Payment of advances, as well as tax amounts subject to transfer to the revenue side of budgets of the Russian Federation constituents and budgets of municipalities, is carried out at the Company’s location, as well as at the location of one of its separate subdivisions in the territory of the Russian Federation constituent, based on the share of profit calculated from total indicators of separate subdivisions located in the territory of the Russian Federation constituent, which is determined as arithmetic mean of specific weight of the average staffing number and specific weight of depreciable value of the assets in this separate subdivision within tax (accounting) period, accordingly, in the average staffing number and depreciable value of depreciated assets as specified in accordance with clause 1 Article 257 of the Russian Tax Code, for the Company as whole.

     The Company’s executive office calculates and pays the profit tax according to the data submitted by the Company’s separate subdivisions.

     2.7. Procedure for determining the average number of employees

     The average number of employees is determined according to the procedure established by the Federal State Statistics Service in order to fill in the relevant unified forms of monitoring the state and federal statistics.

     The average number of employees per month is calculated by summing up the number of employees per each calendar day of a given month, i. e. from the 1st until the 30th or 31st day (in February: until the 28th or the 29th day) including holidays (non-business days) and weekends, and dividing this amount by the number of calendar days in that month.

     The average number of employees is calculated based on the payroll data as of the last day of the tax (reporting) period.

     Part-time workers and non-staff employees (that perform work under civil law contracts in the relevant reporting (tax) period) are not taken into account when calculating the average number of employees.

     2.8. Procedure for determining depreciable value of depreciable assets

     The indicator of depreciable value of depreciable assets in the reporting (tax) period applied to allocate the profit tax between the Company’s separate subdivisions, which pay the tax, is calculated based on the procedure recommended by the Russian Ministry of Finance in its Letter No. 03-03-02/16 (dated July 6th, 2005). The following is not considered when calculating the depreciable value of the Company and its separate subdivisions:

  donated assets;

  assets transferred by the decision of the Company’s management for conservation purposes for the term exceeding 3 months;

  the Company’s assets that are not used for generating profit.

     Depreciable fixed assets that have depreciable value are accounted for calculating the indicator called “depreciable value of depreciable assets in the reporting (tax) period.”

     3. VALUE ADDED TAX (VAT)

     3.1. VAT calculation and payment

     The Company’s executive office calculates and pays VAT according to the data submitted by the Company’s separate subdivisions.

     The Company’s separate subdivisions calculate, withhold from funds payable to suppliers of goods (works, services) and transfer VAT amounts to the budget performing in this way tax agent’s duties.

     Managers of such separate subdivisions are responsible for reliability and accuracy of information submitted to the Company’s executive office for the tax calculation purposes.

     3.2. Allocation of VAT tax deductions with respect to taxable and non-taxable transactions.

     3.2.1. An amount of VAT submitted by sellers of goods (works, services) or property rights is accepted for deduction in accordance with the procedure set forth in Articles 171-172 of the Russian Tax Code, in case the share of total costs for production of said goods (works, services, property rights), transactions on sale of which are not subject to VAT, does not exceed 5 percent of the overall costs related to the production of goods (works, services, property rights), incurred during the tax period, transactions on sale of which are subject to taxation and not subject to taxation for VAT purposes.

     3.2.2. The overall costs of the production of goods (works, services), property rights, transactions on sale of which are not subject to taxation, are determined as a sum of expenses directly related to carrying out non-taxable transactions, as well as the share of expenses, which simultaneously refer to taxable and non-taxable transactions.

     3.2.3. Expenses that simultaneously refer to both taxable and non-taxable transactions are expenses of the executive office pertaining to the following financial responsibility centers:

  Financial and economic activity unit;

  Chairman of the Management Board’s unit;

  IT department’s unit (Telecommunication and information technology unit)

     A share of these expenses is determined based on the amount of revenues from non-taxable transactions within the total amount of revenues from sales.

     3.2.4. In tax periods in which the share specified in clause 3.2.1 of the Accounting Policy exceeded 5%, the VAT amounts presented by suppliers of commodities (works, services), property rights and referring in proportion to VAT deductible activities, are referred to ‘other expenses’ accounts (accounts 9120* in the Chart of Accounts), which are accepted for the profit tax calculation. The above proportion is determined based on the share of sales revenue from non-taxable transactions within the total amount of sales revenue net of the VAT amount as calculated for taxable transactions.

     3.3. Calculation of VAT amount for export transactions

     VAT amounts as presented by sellers/suppliers of goods (works, services), property rights, which are accepted for deduction in accordance with the procedure set forth in Articles 171-172 of the Russian Tax Code, are determined based on the share of shipped goods (works, services), the transactions on sale of which are subject to taxation at zero rate, within the total revenues from sale of goods (works, services) and property rights shipped during the tax period and reduced by the amount of VAT calculated with regards to taxable transactions.

     4. PROPERTY TAX

     The Company’s executive office calculates and pays the property tax based on the data submitted by the Company’s separate subdivisions with regards to the property recorded on the balance sheet of such subdivisions and the data of the executive office with regards to the property recorded on the balance sheet of the executive office.

     Managers of separate subdivisions are responsible for monitoring regional property tax legislation, timeliness and completeness of data submitted in accordance with the regional legislation, accuracy of information on the property of separate subdivisions, as well as the details and due dates for tax payment submitted to the Company’s executive office.

     Real property facilities that failed to pass the state registration but are actually in operation are subject to inclusion in the annual average cost of property for purposes of property tax calculation. The property tax privileges with regards to the aforesaid real property facilities are applied irrespective of whether the said facilities passed the state registration or not.

     5. OTHER TAXES

     5.1. Transport tax

     Transport tax is calculated by the Company’s executive office and the Company’s separate subdivisions.

     The Company’s executive office calculates and pays the transport tax, prepares and submits the transport tax statements in accordance with the relevant requirements of the Russian Tax Code and regulatory enactments of constituent entities with respect to vehicles owned/operated by the Company’s executive office.

     The Company’s separate subdivisions independently calculate and pay the transport tax, prepare and submit the transport tax statements in accordance with the relevant requirements of the Russian Tax Code and regulatory enactments of constituent entities pertaining to vehicles owned/operated by the Company’s separate subdivisions.

     5.2. Personal income tax (PIT)

     The total amount of tax calculated and withheld by the Company (tax agent) from a taxpayer (individual), in relation to whom it is recognized as a source of income, is paid at the place of the tax agent’s registration with the relevant tax authority.

     The Company is liable to transfer the calculated and withheld amounts of tax both at its principal place of business and at the location of each of its separate subdivisions.

     The tax amount payable to a budget at the location of a separate subdivision is determined based on the amount of income subject to taxation, which is calculated and paid to employees of these separate subdivisions.

     The Company’s separate subdivisions independently calculate and pay PIT, prepare and submit PIT statements in accordance with the requirements of the Russian Tax Code.

     The Company maintains records of income received by individuals within the tax period, provided tax deductions, as well as calculated and withheld taxes in tax ledgers.

     5.3. Other taxes

     Local taxes and dues are calculated and paid at the tax base center in accordance with the Russian tax laws and any internal regulatory documents of the Company that govern the procedure for calculating and paying the relevant taxes and dues.

     The Company’s separate subdivisions independently calculate and pay local taxes, prepare and submit tax statements in accordance with the requirements of the Russian Tax Code and regulatory enactments of constituent entities.

     6. CONTRIBUTIONS TO EXTRA-BUDGETARY FUNDS

     Calculation and accounting of insurance contributions to the Russian Pension Fund (RPF), Social Insurance Fund (SIF), Federal Compulsory Medical Insurance Fund (FCMIF) and territorial compulsory medical insurance funds are performed by the Company’s executive office and the Company’s separate subdivisions.

     The Company’s executive office calculates and pays insurance contributions, as well as submits to the relevant extra-budgetary funds its calculations with regards to contributions pertaining to the Company’s executive office.

     The Company’s separate subdivisions that calculate payments and other remuneration in favor of individuals are responsible for paying insurance contributions (advance payments) and submitting calculations with respect to insurance contributions to the relevant extra-budgetary funds located at their principal place of business.

     Amounts of insurance contributions (advance payments) payable at the principal place of business of a separate subdivision are determined based on the size of a tax unit relating to said separate subdivision.

Annex

to the Regulations

THE LIST OF SPECIAL PURPOSE TAX LEDGERS
Ledger	Name of Ledger
R-01-01	Income from sales
R-02-01	Direct expenses
R-02-02	Indirect costs
R-02-03-01	Service sector expenses
R-02-03-02	Value of disposed property
R-02-04	Losses on operations specified in Annex No. 3
R-03-01	Extraordinary income
R-04-01	Extraordinary expenses
R-05-01	Discounting of third-party bills. Shares accounting
R-06-01	Accounting of occurred / cancelled permanent, deductible temporary, taxable temporary differences upon depreciation and retirement
R-06-02	Accounting of occurred / cancelled deductible temporary differences upon writing-off of sales loss
R-10-00	Reflection of tax assets and liabilities on treasury accounts
R-11-00	Transition from the current profit tax to qualified expenditure (income)
R-12-00	Check of differences for fixed assets, intangible assets, overalls, R&D, insurance
R-NORM-01	Reference for rated expenditures
N-01-01	Income from sales
N-02-01	Direct expenses
N-02-02	Indirect costs
N-02-03-01	Service sector expenses
N-02-03-02	Value of disposed property
N-02-04	Losses on operations specified in Annex No. 3
N-02-05	Calculation of rated expenditures
N-03-01	Extraordinary income
N-04-01	Extraordinary expenses
N-05-01	Discounting of third-party bills. Shares accounting
N-05-02	Discounting of third-party bills
N-05-03	Accounting of sale of shares that do not circulate on organized securities market
N-05-04	Accounting of sale of shares that circulate on organized securities market
N-06-01	Calculation of profit tax from income in the form of payable dividends
N-10-01	Calculation of provision for doubtful debts
NB-01	Calculation of taxation base
DN	Dividends accrued and payable to shareholders
VR-02	Determination of amount of the interest expense from debt securities
VR-03	Expenses in the form of debenture interest
VD-02	Income in the form of interest yield on securities
VD-03	Income in the form of debenture interest
N(B)-02-07	Writing-off of private insurance expenses
N(B)-02-08	Writing-off of property insurance expenses and other insurance expenses
N(B)-02-09	Writing-off of deferred expenses (except for insurance)
N(B)-06-04	Depreciation of fixed assets
N(B)-06-06	Sale of fixed assets, assets under construction, intangible assets, overalls
N(B)-06-07	Liquidation of fixed assets, assets under construction, intangible assets, overalls
N(B)-06-08	Writing-off of losses from sale of fixed assets
N(B)-06-10	Writing-off of R&D expenses
N(B)-06-11	Sale of financial investments
ZHR_TAX_REGISTER	Tax ledger for personal income tax

Annex 3
to Decree of JSC FGC UES
No. 810 dated December 29th, 2011

Operational Chart of Accounts
0101000000	Land plots and natural resources sites
0102000000	Buildings
0103000000	Constructions and transfer devices
0104000000	Machinery and equipment
0105000000	Transport
0106000000	Industrial and household equipment
0107000000	Other
0109000000	Draft animals, productive and pedigree livestock
0110000000	Perennial plantings
0111000000	Capital investments in radical improvement of lands
0112000000	Capital investments in leased fixed assets
0199999999	Disposals
0202000000	Buildings
0203000000	Constructions and transfer devices
0204000000	Machinery and equipment
0205000000	Transport
0206000000	Industrial and household equipment
0207000000	Other
0208100000	Depreciation of commissioned property
0209000000	Draft animals, productive and pedigree livestock
0210000000	Perennial plantings
0211000000	Capital investments in radical improvement of lands
0212000000	Capital investments in leased fixed assets
0213000000	Fixed assets designed to be leased
0214000000	Fixed assets designed to be leased (operating lease)
0301010000	Fixed assets designed to be leased (leasing)
0301020000	Fixed assets designed to be leased (operating lease)
0302010000	Fixed assets transferred to long-term lease (leasing)
0302020000	Fixed assets transferred to long-term lease (operating lease)
0303010000	Fixed assets transferred to short-term lease (leasing)
0303020000	Fixed assets transferred to short-term lease (operating lease)
0399000000	Disposal of material assets recorded as interest-bearing investments
0401000000	Inventions, industrial samples, useful models
0402000000	Trademarks, service marks, designation of origin, trade names
0403000000	Software and database
0404010000	Licenses to use mineral resources
0404990000	Other licenses and franchises with a period of validity of more than 12 months
0405000000	R&D results that are not subject to legal protection
0406000000	Possession of “know-how”, secret formula or the process
0407000000	Goodwill

0498000000	Other intangible assets
0499000000	Disposal of intangible assets
0501000000	Inventions, industrial samples, useful models
0502000000	Trademarks, service marks, designation of origin, trade names
0503000000	Software and database
0504000000	Licenses and franchises with a period of validity of more than 12 months
0504010000	Licenses to use mineral resources
0504990000	Other licenses and franchises with a period of validity of more than 12 months
0506000000	Possession of “know-how”, secret formula or the process
0598000000	Other intangible assets
0700000000	Equipment for installation
0700000090	Equipment for installation (transit)
0700000099	Equipment value adjustment in FI
0700001000	Equipment for installation (technical account)
0801000000	Real estate items completed and commissioned, but not included into FA
0802000000	Purchase of land plots and natural resources sites
0802000001	Purchase of land plots and natural resources sites
0803100000	New construction
0803200000	Reconstruction, modernization, assembly on investment activity
0803300000	Reconstruction, modernization, assembly on master budget
0803300001	Assembly of equipment
0803400000	Write-off of assets under construction
0803999999	Technical account for construction in progress
0804000000	Acquisition of fixed asset items
0804000001	Acquisition of fixed asset items (transit)
0804999999	Acquisition of fixed asset items (MM Module)
0805010000	R&D items in progress
0805020000	Completed R&D items subject to legal protection
0805030000	Creation of NMA
0805040000	Completed R&D with negative result
0806000000	Capital investments in radical improvement of lands
0807010000	Capital investments in items leased by UNEG
0807020000	Capital investments in other leased fixed assets
0808010000	Capital investments in software
0808020000	Capital investments in other intangible assets
0809010000	DEW non-completed
0809020000	DEW completed
0815000000	Acquisition of fixed assets
0900000000	DTA (deferred tax assets)
0900000010	DTA (Materials)
0900000020	DTA (R&D)
0900000030	DTA (Fixed assets)
0900000040	DTA (Insurance of employees)
0900000050	DTA (Property insurance)
0900000060	DTA (Losses from FA sale)
0900000070	DTA (Financial investments)
0900000080	DTA (WIP)
0900000090	DTA (DTTs)
0900000100	DTA (Loss incurred within the reporting period)
0900000110	DTA (Deferred tax assets, provision)
1001000000	Materials and supplies
1001001000	Materials and supplies (technical account)
1002000000	Fuel

1002001000	Fuel (technical account)
1003000000	Spare parts
1003000001	Spare parts value adjustment in FI
1003001000	Spare parts (technical account)
1004000000	Construction materials
1004001000	Construction materials (technical account)
1005000000	Instrument, accessories and housewares
1005001000	Instrument, accessories and housewares (technical account)
1006000000	Materials transferred for processing
1007010000	Special rigging and overalls in stock
1007010100	Used special rigging and overalls in stock (FA module)
1007011000	Special rigging and overalls in stock (technical account)
1007020100	Special rigging and overalls in operation by standards
1007020200	Special rigging and overalls in operation above quota
1008000000	Equipment acquired for FA
1010000000	Pantry products
1012000000	Packing
1012001000	Packing (technical account)
1098000000	Other materials
1098001000	Other materials (technical account)
1098010000	Materials value adjustment in FI
1400000000	Provision for cost reduction of material assets
1497110000	Provision for cost reduction of perishable items
1501000000	Purchase of materials and supplies
1502000000	Purchase of fuel
1503000000	Purchase of spare parts
1504000000	Purchase of construction materials
1505000000	Purchase of accessories and housewares
1507000000	Purchase of special rigging and overalls
1508000000	Purchase of equipment for FA
1508040000	Acquisition of fixed assets
1512000000	Acquisition of packing
1520000000	Acquisition of equipment requiring assembly
1531000000	Transportation and procurement costs of acquired materials
1532000000	Expenses for inventory holding
1541000000	Purchase of goods
1551000000	Clearing account for services
1598000000	Purchase of other materials
1599999997	Equipment in transit (for balance sheet preparation)
1599999998	Materials in transit (for balance sheet preparation)
1599999999	Technical clearing account PM/PS
1601000000	Deviations in price of materials and supplies
1602000000	Deviations in price of fuel
1603000000	Deviations in price of spare parts
1604000000	Deviations in price of construction materials
1605000000	Deviations in price of accessories and housewares
1607000000	Deviations in price of special rigging and overalls
1608040000	Deviations in price of fixed assets
1612000000	Deviations in price of packing
1620000000	Deviations in price of equipment requiring assembly
1641000000	Deviations in price of goods
1698000000	Deviations in price of other materials
1901000000	VAT entered in the books

1901010000	VAT entered in the books (taxed/non-taxed)
1901020000	VAT entered in the books
1901030000	VAT entered for export
1902000000	VAT paid
1903000000	VAT for distribution
1903010000	VAT for distribution (taxed/non-taxed)
1903020000	VAT for distribution (internal market/export)
1904000000	VAT export for confirmation
2001000000	Services for electric power transmission
2001010000	Services for electric power transmission
2001020000	Services for technological connection
2002000000	Services for technological connection
2002010000	Services for agency
2002020000	Specialized services for external use
2002030000	Non-specialized industrial services for external use
2002040000	Other services of non-industrial nature
2003000000	Other services of industrial nature
2004000000	Other services of non-industrial nature
2005000000	Construction of facilities to third parties
2006000000	Technical maintenance and repair of facilities which are part of UNES
2007000000	Technical maintenance and repair of facilities which are not part of UNES
2008000000	Technical maintenance and repair
2009000000	Technological audit and supervision
2010000000	Construction of facilities
2011000000	Management of construction projects
2012000000	Subagency activities
2013000000	Development of technological projects
2014000000	Agency activities
2015000000	Core production
2016000000	Third party subagency activities
2017000000	Foreign economic activities
2018000000	Other technical supervision and audit
2019000000	Other agency activities
2020000000	Other car rental activities
2021000000	Other transport services
2022000000	Other telecommunications services
2023000000	Other third party construction
2024000000	Other management of FGC projects
2025000000	Other development of technical project documentation
2026000000	Other information services
2027000000	Other foreign economic activities
2029000000	Other financial transactions
2030000000	Other management of FGC projects
2600000000	Other management of third-party projects
3101010001	Materials and supplies
3101010002	Materials and supplies (not accepted for tax accounting)
3101020001	Instruments and accessories
3101020002	Instruments and accessories (not accepted for tax accounting)
3101030001	Material assets revealed during inventory or dismantling of FA
3101030002	Material assets revealed during inventory or dismantling of FA (not accepted for tax accounting)
3101040000	Special rigging
3101040002	Special rigging (not accepted for TA)

3102010001	Electric power purchased to cover losses related to its transfer
3102010002	Electric power purchased to cover losses related to its transfer (not accepted for tax accounting)
3102020101	Heat power purchased for economic needs
3102020102	Heat power purchased for economic needs (not accepted for tax accounting)
3102020201	Electric power for economic needs
3102020202	Electric power for economic needs (not accepted for tax accounting)
3102030001	Water supply
3102030002	Water supply (not accepted for tax accounting)
3102040001	Process fuel
3102040002	Process fuel (not accepted for tax accounting)
3102050001	Fuel for transport facilities
3102050002	Fuel for transport facilities (not accepted for tax accounting)
3103010000	Overalls up to one year
3103010002	Overalls (not accepted for tax accounting)
3103020000	Overalls above one year
3104010001	Services for complex RTD of UNEG facilities
3104010002	Services for complex RTD of UNEG facilities (not accepted for tax accounting)
3104020001	Services for power energy transit
3104020002	Services for power energy transit (not accepted for tax accounting)
3104030001	Services of NPP outdoor switchgear
3104030002	Services of NPP outdoor switchgear (not accepted for tax accounting)
3104040001	Outsourced services for FA repair
3104040002	Outsourced services for FA repair (not accepted for tax accounting)
3104040011	Materials on repair by outside agencies
3104040012	Materials on repair by outside agencies (not accepted for tax accounting)
3104050001	Outsourced services for transportation of goods (before 2008)
3104050002	Outsourced services for transportation of goods (before 2008) (not accepted for tax accounting)
3104050011	Transportation of goods by long-distance freight railroad transport
3104050012	Transportation of goods by long-distance freight railroad transport (not accepted for TA)
3104050021	Transportation of goods by industrial railroad transport
3104050022	Transportation of goods by industrial railroad transport (not accepted for tax accounting)
3104050031	Transportation of goods by motor transport
3104050032	Transportation of goods by motor transport (not accepted for tax accounting)
3104050041	Transportation of goods by sea transport
3104050042	Transportation of goods by sea transport (not accepted for tax accounting)
3104050051	Transportation of goods by inland water transport
3104050052	Transportation of goods by inland water transport (not accepted for TA)
3104050091	Other services for transportation of goods
3104050092	Other services for transportation of goods (not accepted for TA)
3104060001	Central Dispatch Office’s services for organisation of dispatch work
3104060002	Central Dispatch Office’s services for organisation of dispatch work (not accepted for tax accounting)
3104070101	Expenses related to maintenance and operation of FA and other property intended for nature protection purposes
3104070102	Expenses related to maintenance and operation of FA other property intended for nature protection purposes (not accepted for tax accounting)
3104070201	Payment for pollution emissions within the norm
3104070202	Payment for pollution emissions above the norm
3104070300	Services for carrying out environmental studies (deferred expenses)

3104070301	Services for carrying out environmental studies
3104070401	Waste disposal and recycling
3104080101	Support, maintenance, inspection of industrial FA
3104080201	Check and calibration of devices
3104080301	Other production works and services
3104080302	Other production works and services (not accepted for tax accounting)
3104081011	Contracting services (construction work) under external construction (accepted for TA)
3104081012	Contracting services (construction work) under external construction (not accepted for TA)
3104081021	Contracting services (assembly work) under external construction (accepted for TA)
3104081022	Contracting services (assembly work) under external construction (not accepted for TA)
3104081031	Installation / assembly services not related to external construction (accepted for TA)
3104081032	Installation / assembly services not related to external construction (not accepted for TA)
3104081041	Design and exploration work as part of construction services for third parties
(accepted for TA)
3104081042	Design and exploration work as part of construction services for third parties
(not accepted for TA)
3104090111	Equipment included into cost sheet of construction for third parties (accepted for TA)
3104090112	Equipment included into cost sheet of construction for third parties (not accepted for TA)
3104090121	Equipment not included into cost sheet of construction for third parties (accepted for TA)
3104090122	Equipment not included into cost sheet of construction for third parties (not accepted for TA)
3104100001	Services of ESS UNEG for maintenance and repair of fixed assets (accepted for TA)
3104100002	Services of ESS UNEG for maintenance and repair of fixed assets (not accepted for TA)
3104110001	Services of GlavSetService UNEG (accepted for TA)
3104110002	Services of GlavSetService UNEG (not accepted for TA)
3201000000	Amortization of FA used in ordinary course of business
3201000002	Amortization of non-production FA
3202000000	Amortization o intangible assets used in ordinary course of business
3203000000	Ordinary expenses related to writing off of FA worth of up to RUB 10,000
(before 2008)
3203000002	Writing off of FA worth of up to RUB 10,000 (not accepted for tax accounting)
3203000010	Ordinary expenses related to writing off of FA worth of up to RUB 20,000
3203000012	Ordinary expenses related to writing off of FA worth of up to RUB 20,000 (not accepted for tax accounting)
3203000020	Ordinary expenses related to writing off of intangible assets worth of up to RUB 20,000
3203000022	Ordinary expenses related to writing off of intangible assets worth of up to RUB
20,000 (not accepted for TA)
3204000002	Depreciation of FA received free of charge
3301010001	Salary as per tariff rates
3301010002	Salary as per tariff rates (not accepted for TA)
3301020001	Personal increases to tariff rates, salaries

3301020002	Personal increases to tariff rates, salaries (not accepted for TA)
3301030001	Benefits related to labour routine
3301030002	Benefits related to labour routine (not accepted for tax accounting)
3301040001	Systematic (current) bonuses
3301040002	Systematic (current) bonuses (not accepted for TA)
3301050001	Long-service award
3301050002	Long-service award (not accepted for TA)
3301060001	Benefits in the form of regional coefficients
3301060002	Benefits in the form of regional coefficients (not accepted for TA)
3301060021	Benefits for work in areas of the Far North (accepted for tax accounting)
3301070001	One-time bonuses for completing critical tasks
3301070002	One-time bonuses for completing critical tasks (not accepted for tax accounting)
3301080001	Remuneration to employees that are not on the payroll
3301080002	Remuneration to employees that are not on the payroll (not accepted for tax accounting)
3301090001	Other payments of an incentive nature
3301090002	Other payments of an incentive nature (not accepted for tax accounting)
3302010001	Payment of vacation allowance provided by law
3302010002	Payment of vacation allowance provided by law (not accepted for TA)
3302020001	Payment of additional vacations provided by labour contract
3302020002	Payment of additional vacations provided by labour contract (not accepted for tax accounting)
3302030001	Payment of study leaves
3302030002	Payment of study leaves (not accepted for tax accounting)
3302040001	Average salary for the time in business trips
3302040002	Average salary for the time in business trips (not accepted for TA)
3302050001	Average salary for off-job training
3302050002	Average salary for off-job training (not accepted for tax accounting)
3302060001	Extra payment to women in maternity leave
3302060002	Extra payment to women in maternity leave (not accepted for tax accounting)
3303010001	Remuneration based on results of annual work
3303010002	Remuneration based on results of annual work (not accepted for tax accounting)
3303020001	Remuneration for inventions and efficiency
3303020002	Remuneration for inventions and efficiency (not accepted for tax accounting)
3303030001	Compensations for unused annual leave
3303030002	Compensations for unused annual leave (not accepted for tax accounting)
3303040001	Payment of food, accommodation, fuel
3303040002	Payment of food, accommodation, fuel (not accepted for tax accounting)
3303050001	Other compensation payments
3303050002	Other compensation payments (not accepted for tax accounting)
3303060001	Payment of official uniform
3303060002	Payment of official uniform (not accepted for tax accounting)
3303070002	Material assistance for holidays (not accepted for TA)
3304010001	Severance pay
3304010002	Severance pay (not accepted for tax accounting)
3304020001	Payment for transit to the place of vacation and back
3304020002	Payment for transit to the place of vacation and back (not accepted for tax accounting)
3304030002	Expenses in the form of supplementary pensions (not accepted for tax accounting)
3304040001	Payment for transit to the place of training and back
3304040002	Payment for transit to the place of training and back (not accepted for tax accounting)

3305010000	Non-state pension insurance of employees
3305020000	Medical insurance of employees
3305030000	Life and disability insurance
3306000001	Other expenses in favor of employees
3306000002	Other expenses in favor of employees (not accepted for tax accounting)
3401010001	Social insurance contributions
3401010002	Social insurance contributions (not accepted for TA)
3401020001	Pension fund contributions
3401020002	Pension fund contributions (not accepted for TA)
3401030101	Contributions to Territorial Medical Insurance Fund
3401030102	Contributions to Territorial Medical Insurance Fund (not accepted for TA)
3401030201	Contributions to Federal Medical Insurance Fund
3401030202	Contributions to Federal Medical Insurance Fund (not accepted for TA)
3402000001	Contributions to Social Insurance Fund from Occupational Accidents and
Diseases
3402000002	Contributions to Social Insurance Fund from Occupational Accidents and
Diseases (not accepted for tax accounting)
3403010001	State duty
3403020001	Customs duties
3403030001	Other taxes and dues related to ordinary expenses
3403030002	Other taxes and dues related to ordinary expenses (not accepted for tax accounting)
3501010000	Communication services and postal expenses (deferred expenses)
3501010001	Communication services and postal expenses (before 2008)
3501010002	Communication services and postal expenses (not accepted for tax accounting before 2008)
3501010011	Postal and courier services
3501010012	Postal and courier services (not accepted for tax accounting)
3501010021	Telephone services
3501010022	Telephone services (not accepted for TA)
3501010031	Electronic communication services
3501010032	Electronic communication services (not accepted for TA)
3501020001	Legal services
3501020002	Legal services (not accepted for tax accounting)
3501030100	Rights to software, development, modernization and adjustment of software
3501030201	Software support, data base update and other information services
3501030202	Software support, data base update (not accepted for tax accounting)
3501030301	Information services
3501030302	Information services (not accepted for tax accounting)
3501040001	Consultation services
3501040002	Consultation services (not accepted for tax accounting)
3501050001	Auditing services
3501050002	Auditing services (not accepted for tax accounting)
3501060001	Notary services
3501060002	Notary services (not accepted for tax accounting)
3501070001	Transportation expenses not related to freight transportation
3501070002	Transportation expenses not related to freight transportation (not accepted for tax accounting)
3501080101	Submission of statistical reporting forms
3501080102	Submission of statistical reporting forms (not accepted for tax accounting)
3501080201	Publication of accounting statements
3501080202	Publication of accounting statements (not accepted for tax accounting)
3501090001	Services of freelance translators

3501090002	Services of freelance translators (not accepted for tax accounting)
3501100001	Membership fees for participation in energy forums and exhibitions
3501100002	Membership fees for participation in energy forums and exhibitions (not accepted for TA)
3501110101	Non-standard advertising expenses and expenses for participation in exhibitions and expositions
3501110102	Non-standard advertising expenses and expenses for participation in exhibitions and expositions (not accepted for TA)
3501110201	Standard advertising expenses and expenses for participation in exhibitions and expositions
3501110202	Standard advertising expenses and expenses for participation in exhibitions and expositions (not accepted for TA)
3501120101	Cash collection services
3501120102	Cash collection services (not accepted for tax accounting)
3501120201	Purchase of forest tickets and cutting
3501120202	Purchase of forest tickets and cutting (not accepted for tax accounting)
3501120301	Maintenance of office appliances and conditioning systems
3501120302	Maintenance of office appliances and conditioning systems (not accepted for tax accounting)
3501120401	Services of health centers and sanitary and epidemiological stations
3501120402	Services of health centers and sanitary and epidemiological stations (not accepted for tax accounting)
3501120501	Printing and typographic services
3501120502	Printing and typographic services (not accepted for tax accounting)
3501120701	Other services of industrial character
3501120702	Other services of industrial character (not accepted for tax accounting)
3502010001	Expenses of external organisations related to property protection
3502010002	Expenses of external organisations related to property protection (not accepted for tax accounting)
3502020001	Expenses related to maintenance of company vehicles
3502020002	Expenses related to maintenance of company vehicles (not accepted for tax accounting)
3502030001	Public services and expenses related to maintenance of buildings
3502030002	Public services and expenses related to maintenance of buildings (not accepted for tax accounting)
3502040101	Payment for the use of AO-energo grids
3502040201	Lease of properties, except for buildings and offices
3502040202	Lease of properties, except for buildings and offices (not accepted for tax accounting)
3502040301	Lease of transport facilities
3502040302	Lease of transport facilities (not accepted for tax accounting)
3502040401	Lease of buildings and office premises
3502040402	Lease of buildings and office premises (not accepted for tax accounting)
3502040501	Lease of land
3502040502	Lease of land (not accepted for tax accounting)
3502050110	Compulsory insurance of property, including deferred expenses
3502050120	Voluntary insurance of property, including deferred expenses
3502050210	Compulsory third party insurance, including deferred expenses
3502050220	Voluntary third party insurance, including deferred expenses
3502050310	Other types of compulsory insurance, including deferred expenses
3502050320	Other types of voluntary insurance, including deferred expenses
3502060001	Registration of proprietary rights
3502060002	Registration of proprietary rights (not accepted for tax accounting)

3502070001	Expenses related to property valuation
3502070002	Expenses related to property valuation (not accepted for tax accounting)
3503010001	Expenses related to employment of staff
3503010002	Expenses related to employment of staff (not accepted for tax accounting)
3503020001	Expenses related to training and retraining of staff
3503020002	Expenses related to training and retraining of staff (not accepted for tax accounting)
3503020100	Expenses related to training and retraining of staff (deferred expenses)
3503020102	Expenses related to training and retraining of staff (deferred expenses) (not accepted for TA)
3504010111	Travel costs related to business trips within Russia
3504010112	Travel costs related to business trips within Russia (not accepted for tax accounting)
3504010121	Travel costs related to business trips outside of Russia
3504010122	Travel costs related to business trips outside of Russia (not accepted for tax accounting)
3504010211	Daily allowance with respect to business trips within Russia
3504010212	Daily allowance with respect to business trips within Russia (not accepted for tax accounting)
3504010221	Daily allowance with respect to business trips outside of Russia
3504010222	Daily allowance with respect to business trips outside of Russia (not accepted for tax accounting)
3504010311	Accommodation related to business trips within Russia
3504010312	Accommodation related to business trips within Russia (not accepted for tax accounting)
3504010321	Accommodation related to business trips outside of Russia
3504010322	Accommodation related to business trips outside of Russia (not accepted for tax accounting)
3504010411	Other expenses related to business trips within Russia
3504010412	Other expenses related to business trips within Russia (not accepted for tax accounting)
3504010421	Other expenses related to business trips outside of Russia
3504010422	Other expenses related to business trips outside of Russia (not accepted for tax accounting)
3504020101	Representation expenses related to protocol events
3504020102	Representation expenses related to protocol events (not accepted for tax accounting)
3504020201	Representation expenses related to catering at business meetings
3504020202	Representation expenses related to catering at business meetings (not accepted for tax accounting)
3505010001	Expenses related to holding conferences, seminars and competitions
3505010002	Expenses related to holding conferences, seminars and competitions (not accepted for tax accounting)
3505020101	Remunerations to members of the Board of Directors
3505020102	Remunerations to members of the Board of Directors (not accepted for tax accounting)
3505020201	Remuneration to members of the Auditing Committee
3505020202	Remuneration to members of the Auditing Committee (not accepted for tax accounting)
3505020301	Holding of the Shareholders’ Meeting
3505020302	Holding of the Shareholders’ Meeting (not accepted for tax accounting)
3506010001	Provision of normal working and safety conditions
3506010002	Provision of normal working and safety conditions (not accepted for tax accounting)

3506020001	Expenses related to maintenance of medical centers
3506020002	Expenses related to maintenance of medical centers (not accepted for tax accounting)
3506030001	Expenses for civil defence
3506030002	Expenses for civil defence (not accepted for tax accounting)
3506040000	Expenses for certification and licensing
3506050001	Expenses related to R&D with positive results
3506050002	Expenses related to R&D with positive results (not accepted for tax accounting)
3506060001	Expenses for office supplies
3506060002	Expenses for office supplies (not accepted for tax accounting)
3506070000	Subscription and purchase of literature (deferred expenses)
3506070001	Subscription and purchase of literature
3506070002	Subscription and purchase of literature (not accepted for tax accounting)
3506080001	Sick-list payments (in accordance with the law)
3506080002	Sick-list payments (in accordance with the law) (not accepted for TA)
3506090101	Setting quotas for work places
3506090102	Setting quotas for work places (not accepted for tax accounting)
3506090201	Compensation for the use of private cars
3506090202	Compensation for the use of private cars (not accepted for tax accounting)
3506090300	Execution of freight transportation documents (deferred expenses)
3506090301	Execution of freight transportation documents
3506090302	Execution of freight transportation documents (not accepted for tax accounting)
3506090400	Other ordinary expenses (deferred expenses)
3506090401	Other ordinary expenses
3506090402	Other ordinary expenses (not accepted for tax accounting)
3601010001	CA: construction work
3602010001	CA: assembly work
3603010001	CA: equipment
3609010001	CA: other expenses related to CA
3609010003	OKS expenses of MES affiliates
3609010004	OKS expenses of IA subdivisions
3610000000	Equipment requiring assembly (core activity)
3611000000	Third-party services related to assembly of equipment (core activity)
3612000001	Interest on borrowed funds
3620021001	CA: property tax
3620022001	CA: land tax
3620023001	CA: Transport tax
3620032222	CA: Expenses for liquidation of written-off TCA (not accepted for TA)
3620032311	CA: the cost of inventory items to be written-off
3620032312	CA: the cost of inventory items to be written-off (not accepted for tax accounting)

3620040001	CA: expenses for banking services, except for interest-related ones
3620040002	CA: expenses for banking services, except for interest-related ones (not accepted for tax accounting)
3620081102	CA: material assistance, lump sum assistance (not accepted for TA)
3620081202	CA: social payments (not accepted for TA)
3620082002	CA: expenses related to payment for medical treatment vouchers (not accepted for TA)
3620083102	CA: lump sum retirement allowance (not accepted for TA)
3620083202	CA: lump sum payments to anniversaries (not accepted for TA)
3620084002	CA: expenses related to payment of apartments for employees (not accepted for TA)
3620110332	Expenses related to corporate events (not accepted for TA)
3620110712	CA: non-reimbursable VAT (not accepted for TA)
3620111192	CA: other expenses (not accepted for tax accounting)
3630010001	Expenses related to R&D
3801010000	Closing of ordinary expenses
3801010001	Construction work
3801020000	Closing of accessory production
3802010001	Assembly work
3803010001	Equipment
3808030000	Value of DEW
3809010001	other expenses related to CA
3999999999	Closing of CO-FI
4110000000	Goods in retail
4120000000	Goods in wholesale
4200000000	Trade margin
4500000000	Goods dispatched
4600000000	Goods in retail
4600000102	Completed stages of work in progress under contracts with DTZ without stages
4600000202	Completed stages of work in progress under contracts with DTZ with stages
5001000000	Cash of the company in Russian rubles
5001001453	Cash account in Russian rubles 1453
5001001454	Cash account in Russian rubles 1454
5001010000	Cash account of KRMES in Russian rubles
5001020000	Cash account of URMES in Russian rubles
5001030000	Cash account of CRMES in Russian rubles
5002000000	Operational cash
5002000001	Operational cash of Gryazinsky PU
5002000002	Operational cash of Belgorodsky PU
5002000100	Cash of Novosibirsk SPB
5002000200	Cash of Ural part of Novosibirsk SPB
5002000300	Cash of Surgut part of Novosibirsk SPB
5002010000	Operational cash 2
5002020000	Cash of Bryansk production unit
5002021401	Operational cash Kaluga
5002021402	Operational cash Ryazan
5002021403	Operational cash Maloyaroslavetz (Kaluga Region)
5002021404	Operational cash Mikhailov (Ryazan Region)
5002021405	Operational cash Tula District TOiR
5002030000	Cash of Arzamas production unit
5002290601	Cash of Vladimirsky production unit
5002290602	Cash of Bryansk production unit
5002290603	Cash of Arzamas production unit

5002990001	Cash of Novosibirsk SPB
5002990002	Cash of Ural part of Novosibirsk SPB
5002990003	Cash of Surgut part of Novosibirsk SPB
5002990601	Cash of Vladimirsky production unit
5002990602	Cash of Bryansk production unit
5002990603	Cash of Arzamas production unit
5003000000	Operational cash 2
5003010000	Cash - MI - air tickets
5003010100	Cash KRMES - MI - air tickets
5003010200	Cash URMES - MI - air tickets
5003010300	Cash CRMES - MI - air tickets
5003020000	Cash – MI – hotel vouchers
5003020100	Cash KRMES - MI - hotel vouchers
5003020200	Cash URMES - MI - hotel vouchers
5003020300	Cash CRMES - MI - hotel vouchers
5003030000	Cash – MI – trademarks, state duties
5003030100	Cash KRMES - MI - trademarks, state duties
5003030200	Cash URMES - MI - trademarks, state duties
5003030300	Cash CRMES - MI - trademarks, state duties
5003040000	Cash – MI – postage stamps
5003040100	Cash KRMES - MI - postage stamps
5003040200	Cash URMES - MI - postage stamps
5003040300	Cash CRMES - MI - postage stamps
5003050000	Cash – rail road – tickets paid
5003050100	Cash KRMES - MI - rail road – tickets paid
5003050200	Cash URMES - MI - rail road – tickets paid
5003050300	Cash CRMES - MI - rail road – tickets paid
5003060000	Cash – MI – coupons for petrol
5003060100	Cash KRMES - MI - coupons for petrol
5003060200	Cash URMES - MI - coupons for petrol
5003060300	Cash CRMES - MI - coupons for petrol
5003070000	Cash – MI – travelling allowance
5004000000	Cash account in foreign currency
5004005005	Monetary instruments in foreign currency
5101000001	Settlement account 1 IA in Lefortovo Branch of SB
5101000002	Settlement account 2 IA in Lefortovo Branch of SB
5101000003	Settlement account 1 IA in JSC Alfa-Bank
5101000004	Settlement account 2 IA in JSC Alfa-Bank
5101000005	Settlement account IA in LLC KB Agropromcredit
5101000006	Settlement account IA in JSC KB Vneshtorgbank
5101000007	Settlement account IA in CJSC AB Gazprombank
5101000008	Settlement account IA in JSC KB Petrocommertz
5101000009	Master account IA in NKO “RTS Clearing House”
5101000010	Trading account IA in NKO “RTS Clearing House”
5101000011	Master account IA in JSC Alfa-Bank
5101000012	Trading account IA in JSC Alfa-Bank
5101000013	Settlement account IA in JSC KB EUROFINANCE MOSNARBANK
5102000001	Settlement account of MES in Centrla branch of Alfa-Bank
5102000002	Settlement account 1 Central branch No. 8641/1589 SB RF
5102000003	Settlement account 2 Central branch No. 8641/1589 SB RF
5102000004	Settlement account Lefortovo Branch No. 6901 Moscow
5102000005	Settlement account of JSC Gazprombank
5102020001	Settlement account 1 of Chernozemnoye PMES Starooskolsk branch of SB RF

5102020002	Settlement account of JSC Gazprombank branch
5102020003	Settlement account Chernozemnoye PMES Kursk branch of SB RF
5102020004	Settlement account Additional office Industrial branch of JSC Kurskprombank
5102020005	Settlement account Branch of CJSC Gazenergoprombank
5102020006	Settlement account Belgorod branch of SB RF No. 8592
5102030001	Settlement account Volga-Oka PMES of Vladimirsky branch of SB RF
5102030002	Settlement account Volga-Oka PMES of LLC Vladprombank
5102030003	Settlement account branch Voznesensky AKB Investtorgbank
5102030004	Settlement account branch of JSC Vneshtorgbank
5102030005	Settlement account branch GazPromBank in Kostroma
5102050001	Settlement account Volga-Don PMES of Volgograd branch of Alfa-Bank
5102050002	Settlement account Volga-Don PMES in Astrakhan branch of SB RF
5102050003	Settlement account Volga-Don PMES in Volgograd branch of SB RF
5102050004	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050005	Settlement account in Volgograd branch of Alfa-Bank
5102050006	Settlement account in Volgograd branch of JSC Alfa-Bank
5102050007	Corporate account in Volgograd branch of JSC Alfa-Bank
5102050008	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050009	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don 2
5102050010	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don 3
5102050011	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don 4
5102060001	Settlement account of Vologda PMES of Vologda branch of SB RF
5102060002	Settlement account of Vologda branch No. 8638 branch of SB RF
5102090001	Settlement account of Moscow PMES of Dmitrov branch of SR RF
5102090002	Settlement account Central branch of SR RF No. 8641/1658
5102090003	Settlement account LLC KB Transinvestbank
5102100001	Settlement account Verkhne-Donskoye PMES of Tambov branch of SB RF
5102100002	Settlement account Tambov branch of SB RF No. 8594
5102100003	Settlement account Tambov branch of SB RF No. 8594 (current account)
5102100004	Settlement account Lipetsk branch of SB RF No. 8593
5102100005	Settlement account of GazPromBank branch in Lipetsk
5102110001	Settlement account Valday PMES of Tver branch of SB RF
5102110002	Settlement account Tver branch of SB RF (master account)
5102110003	Settlement account Yaroslavsky branch of JSC Yugra AKB
5102130001	Settlement account Nizhegorodskaya PMES of Nizhegorodsky branch of JSC
Alfa-Bank
5102130002	Settlement account Nizhegorodskaya PMES of Arzamas branch of SB RF
5102130003	Settlement account Nizhegorodskaya PMES of Gorodetsky branch of SB RF
5102130004	Settlement account Nizhegorodsky branch of JSC Alfa-Bank
5102130005	Settlement account Nizhegorodskaya PMES of Arzamas branch of SB RF
5102130006	Settlement account Nizhegorodsky PMES of JSC Gazprombank branch
5102140001	Settlement account Prioksky PMES Tula branch of SB RF
5102140002	Settlement account Prioksky PMES Kaluga branch of SB RF
5102140003	Settlement account 2 Prioksky PMES Kaluga branch of SB RF
5102140004	Settlement account Prioksky PMES Ryazan branch of SB RF
5102140005	Settlement account 2 Prioksky PMES Ryazan branch of SB RF
5102140006	Settlement account Tula branch of SB RF No. 8604
5102140007	Settlement account 2 Tula branch of SB RF No. 8604
5102140008	Settlement account branch of JSC NB TRAS Kaluga
5102140009	Settlement account Ryazan branch of SB RF No. 8606
5102140010	Settlement account Obninsk branch of SB RF No. 7786
5102140011	Settlement account of JSC Gazprombank branch in Tula
5102150001	Settlement account SPB Bely Rast

5102500001	Settlement account TMR of MES Center in branch of JSC Alfa-Bank
5102500002	Settlement account TMR of MES Center Stromynskoye branch of SB RF
5102520001	Settlement account Chernozenmoye PTMR of Kursk branch of SB RF
5102530001	Settlement account Volga-Oka PTMR of Vladimir branch of SB RF
5102550001	Settlement account Volga-Don PTMR of Vladimir branch of JSC Alfa-Bank
5102550002	Settlement account Volga-Don PTMR of Rostov branch of JSC Alfa-Bank
5102560001	Settlement account Vologda PTMR of Vologda branch of SB RF
5102590001	Settlement account Moscow PTMR of Alfa-Bank branch
5102600001	Settlement account Verkhne-Donskoy PTMR in Tambov branch of SB RF
5102610001	Settlement account Valday PTMR inTver branch of SB RF
5102630001	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Arzamas branch of SB RF
5102630002	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Gorodtzy branch of SB RF
5102640001	Settlement account Prioksky PTMR in Obninsk branch of SB RF
5102640002	Settlement account Prioksky PTMR in Mikhailovsky branch of SB RF
5103000001	Settlement account MES of North-West in Alfa-bank branch
5103000002	Settlement account MES of North-West in Kalinin branch of SB RF
5103000003	Settlement account MES of North-West in Agropromcredit branch
5103000004	Settlement account in Arkhangelsk branch of SB RF No. 8637
5103000005	Settlement account in Komi branch of SB RF No. 8617
5103000006	Settlement account in branch St-Petersburgsky of JSC Alfa-Bank
5103000007	Settlement account in MES North West in Kalinin branch of SB RF No.
2004/0783
5103010001	Settlement account Bryansk PMES (master account)
5103010002	Settlement account Bryansk PMES (investment activity)
5103010003	Settlement account Bryansk PMES (other activity)
5103010004	Settlement account Bryansk PMES (business account)
5103010005	Settlement account Bryansk PMES (current account)
5103010006	Settlement account in Smolensk branch of SB RF No. 8609 (business account)
5103010007	Settlement account in Smolensk branch of SB RF No. 8609
5103010008	Settlement account Smolensky RF in JSC Rosselkhozbank (deposit account)
5103010009	Settlement account of JSC Gazprombank branch in Bryansk
5103020001	Settlement account Vyborg PMES in Severo-Zapadny bank of SB RF
5103030001	Settlement account Karelsky PMES in Karelsky branch of SB RF
5103030002	Settlement account Petrozavodsk branch of CJSC Baltic Bank
5103030003	Settlement account Murmansk branch of CJSC Baltic Bank
5103030004	Settlement account in JSC Gazprombank in St. Petersburg
5103040001	Settlement account Leningrad PMES in Severo-Zapadny Bank
5103040002	Settlement account Leningrad PMES in Alfa-bank branch
5103040003	Settlement account SEVERO-ZAPADNY in AGROPROMCREDIT branch
5103050001	Settlement account Novgorod PMES in Novgorod branch of SB RF
5103060001	Settlement account of Severny PMES in Komi branch of SB RF
5103060002	Settlement account of JSC Gazprombank in Ukhta
5103400001	Settlement account ATP MES of North-West in Alfa-bank branch
5103500001	Settlement account MES TMR of North-West in Alfa-bank branch
5103500002	Settlement account MES TMR of North-West in Agropromcredit
5103500003	Settlement account MES TMR in Sberbank
5103500004	Settlement account MES TMR in Admiralteysky bank
5103510001	Settlement account Bryansk TMR of North-West in Bryansk branch of SB RF
5103520001	Settlement account Vyborg PTMR in Severo-Zapadny bank Sberbank
5103530001	Settlement account Karelia PTMR in Karelia branch of SB RF
5103540001	Settlement account Leningradskiy PTMR in Severo-Zapadny bank Sberbank

5103550001	Settlement account Novgorodsky PTMR in Novgorod branch of SB RF
5103560001	Settlement account St Petersburg PTMR in Alfa-bank
5103560002	Settlement account St Petersburg PTMR in SB RF
5104000001	Settlement account in Samarsky branch of Alfa-bank
5104000002	Settlement account MES of Volga in Povolzhsky bank of SB RB
5104000003	Settlement account in Samarsky branch of Alfa-bank
5104000004	Settlement account Samara branch in JSC Gazprombank
5104010001	Settlement account VerkhneVolzhsky PMES in Volga branch of SB RF
5104010002	Settlement account Verkhne-Volzhskiy PMES in Petrocomertz Bank
5104010003	Settlement account branch of SB RF No. 8614 Mariy El
5104010005	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104020001	Settlement account Nizhne-Volzhskiy PMES in Saratov branch of SB RF
5104020002	Settlement account Nizhne-Volzhskiy PMES in Alfa-bank branch
5104020003	Settlement account Nizhne-Volzhskiy PMES in Petrocomertz Bank
5104020004	Settlement account Kirov branch of Povolzhsky bank of SB RF
5104020005	Settlement account Saratov branch of SB RF No. 8622
5104020006	Settlement account Saratov branch of JSC Gazprombank
5104030001	Settlement account Samara PMES in Alfa-Bank branch
5104030002	Settlement account Samara PMES in Kirovskiy branch of SB RF
5104030003	Settlement account Samara PMES in Petrocomertz Bank
5104040001	Settlement account Sredne-Volzhskiy PMES in Ulyanovsk branch of SB RF
5104040002	Settlement account Sredne-Volzhskiy PMES in Petrocomertz Bank
5104040003	Settlement account Sredne-Volzhskiy PMES in Ulyanovsk branch of SB RF
5104040005	Settlement account LLC Bank “Kuznetsky”
5104040006	Settlement account Ulianovsk branch of CJSC KB Gazbank
5104040007	Settlement account JSC KB Mordovpromstroybank
5104040008	Settlement account branch of SB RF No. 8614 Mariy El
5104040009	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104040010	Settlement account Sredne-Volzhskiy PMES in Kanashi branch of SB RF No. 7507
5104050001	Settlement account Samara branch in JSC Gazprombank
5104060001	Settlement account Nizhegorodsky branch of JSC Alfa Bank
5104060002	Settlement account Volgo-Vyatsky branch of SB RF No. 4340/078
5104060003	Settlement account Volgo-Vyatsky branch of SB RF No. 084
5104060004	Settlement account JSC Gazprombank branch in Nizhny Novgorod
5104500001	Settlement account MES TMR of Volga Povolzhsky bank of SB RF
5104510001	Settlement account Verkhne-Volzhsky PTMR of Volzhsky branch of SB RF
5104520001	Settlement account Nizhne-Volzhsky PTMR of Saratov branch of SB RF
5104530001	Settlement account Levoberezhny PTMR of Kirovsk branch of SB RF
5104540001	Settlement account Sredne-Volzhskiy PTMR in Veshkaimsky branch of SB RF
5105000001	Settlement account 1 IA MES Yugra in Pyatigorsk branch of SB RF
5105000002	Settlement account 2 IA MES Yugra in Pyatigorsk branch of SB RF
5105000003	Settlement account Severo-Kavkazsky Bank of SB RF in Stavropol
5105010001	Settlement account Kuban PMES in Tikhoretsk branch of SB RF
5105010002	Settlement account Kuban PMES in Krasnodar branch of SB RF
5105010003	Settlement account Yugo-Zapadny Bank of SB RF
5105020001	Settlement account Rostov PMES in Volgodonsk branch of SB RF
5105020002	Settlement account Yugo-Zapadny Bank of SB RF
5105020003	Settlement account Rostov branch of SB RF No. 5221 in Yugo-Zapadny bank of SB RF
5105030001	Settlement account Stavropol PMES in Pyatigorsk branch of SB RF
5105030002	Settlement account Stavropol PMES of FAIK PSB Stavropoliye
5105040001	Settlement account Kaspiy PMES in Dagestan branch of SB RF

5105040002	Settlement account Kaspiy PMES in LLC Dagenergobank
5105050001	Settlement account of JSC Gazprombank branch in Krasnodar
5105500001	Settlement account IA MES TMR of South in Severo-Kavkazsky SB RF
5105510001	Kuban PTMR
5105520002	Settlement account Rostov PTMR in Yugo-Zapadny Bank of SB RF
5105530002	Settlement account Stavropol PTMR in Pyatigorsk branch of SB RF
5106000001	Settlement account IA MES of Ural in Alfa-Bank branch
5106000002	Settlement account 2 IA MES of Ural in Alfa-Bank Ekaterinbourg branch
5106010001	Settlement account Orenburg PMES in Alfa-Bank branch
5106010002	Settlement account Orenburg PMES in Orenburg branch of SB RF
5106010003	Settlement account of JSC Gazprombank branch in Orenburg
5106020001	Settlement account Perm PMES of Alfa-Bank Perm branch
5106020002	Settlement account Perm PMES of Alfa-Bank Izhevsk branch
5106020003	Settlement account Perm PMES of Alfa-Bank Gorodskoye branch
5106020004	Settlement account Perm PMES of SB Chusovsk branch
5106020005	Corporate account Kirov branch No. 8612 of SB RF branch
5106020006	Settlement account Kirov branch No. 8612 of SB RF branch (current account)
5106020007	Settlement account in Permskiy branchof JSC Alfa-Bank
5106020008	Settlement account Udmurtia branch of SB RF No. 8618
5106030001	Settlement account Sverdlovsk PMES of Uralsky Bank of SB
5106030002	Settlement account Sverdlovsk PMES in Yekaterinburg branch of Alfa-Bank
5106030003	Settlement account Uralsky Bank of SB RF
5106030004	Settlement account Kurgan branch of KB Agropromcredit
5106040001	Settlement account Chelyabinsk PMES of Chelyabinsk branch of Alfa-Bank
5106040002	Settlement account Chelyabinsk branch of Alfa-Bank
5106040003	Settlement account Orenburg branch of LLC KB Agropromcredit
5106040004	Settlement account Chelyabinsk branch of JSC Bank VTB
5106400001	Settlement account ATP MES of North-West in Alfa-bank branch
5106500001	Settlement account MES TMR of Ural in Alfa-bank branch
5106500002	Settlement account MES TMR of Ural in Zapadno-Sibirsky branch of SB RF
5106500003	Settlement account MES TMR of Ural in Zapadno-Sibirsky branch of
Agroprombank
5107000001	Settlement account MES of Siberia in Alfa-bank branch
5107000002	Settlement account Corporate card of MES of Siberia in Alfa-bank branch
5107000003	Settlement account Krasnoyarsky branch of JSC Alfa-Bank
5107000004	Settlement account Krasnoyarsky branch of JSC Alfa-Bank 40/488
5107000005	Settlement account of JSC Gazprombank branch in Krasnoyarsk
5107010001	Settlement account Zabaykalsk PMES in Buriatia branch of SB RF
5107010002	Settlement account Buriatia branch of SB RF No. 8601
5107010003	Settlement account Chita branch of SB RF No. 8600
5107010004	Settlement account Chelyabinsk branch of JSC Bank VTB
5107010005	Settlement account Zabaykalsk PTMR in Buriatia branch of SB RF
5107010006	Settlement account Zabaykalsk PMES in Buriatia branch of SB RF
5107020001	Settlement account West-Siberia PMES in Alfa-bank branch
5107020002	Settlement account West-Siberia PMES in Alfa-bank branch
5107020003	Altay branch of Sberbank of Russia, Barnaul
5107020004	Settlement account of JSC Gazprombank branch in Barnaul
5107020005	Settlement account of JSC Gazprombank branch in Krasnoyarsk
5107030001	Settlement account Krasnoyarsk PMES in Alfa-bank branch
5107030002	Settlement account Krasnoyarsk PMES in East Siberian Bank of SB RF
5107030003	Settlement account East Siberian Bank of SB RF
5107030004	Settlement account 1 Krasnoyarsk PMES in JSC Alfa Bank branch
5107030005	Settlement account 1 Krasnoyarsk PMES in JSC Gazprombank branch

5107040001	Settlement account Kuzbass PMES in Alfa-bank branch
5107040002	Settlement account Kuzbass PMES in Kemerovo branch of SB RF
5107040003	Settlement account Kemerovo branch of JSC Alfa-Bank
5107040004	Settlement account Novosibirsk branch of JSC Alfa-Bank
5107040005	Settlement account Novosibirsk branch of JSC Alfa-Bank PTOiR
5107040006	Settlement account JSC Gazprombank in Kemerovo
5107040007	Settlement account JSC Gazprombank in Krasnoyarsk
5107050001	Settlement account Omsk PMES in Alfa-bank branch
5107050002	Settlement account Omsk PMES in Omsk branch of SB RF
5107050003	Settlement account Omsk branch of SB RF (under contract No. 8634)
5107050004	Settlement account Omsk branch of SB RF
5107050005	Settlement account of JSC Gazprombank branch in Krasnoyarsk
5107050006	Settlement account of JSC Gazprombank branch in Omsk
5107060001	Settlement account Khakassia PMES of Sayanogorsk branch of SB RF
5107060002	Settlement account East-Siberian bank of SB in Abakan branch No. 8602
5107060003	Settlement account JSC Bank Tuvacredit
5107060004	Settlement account of JSC Gazprombank branch in Krasnoyarsk
5107070001	Settlement account of JSC Gazprombank branch in Krasnoyarsk
5107070002	Settlement account Tomsk PMES in Alfa-bank branch
5107070003	Settlement account JSC Gazprombank branch
5107070004	Settlement account of JSC Gazprombank branch in Tomsk
5107200001	Settlement account MES of West Siberia in Agropromcredit branch
5107200002	Settlement account Tyumen branch of Alfa-Bank
5107200003	Settlement account Surgut branch of LLC KB Agropromcredit
5107200004	Settlement account Yekaterinburg branch of Alfa-Bank
5107210001	Settlement account Khanty-Mansiysky PMES in Agropromcredit branch
5107220001	Settlement account Yamalo-Nenetsky PMES in Agropromcredit branch
5107230001	Settlement account Tyumen PMES in Agropromcredit branch
5107230002	Settlement account Tyumen branch of LLC Agropromcredit
5107230003	Settlement account Surgut branch of LLC KB Agropromcredit
5107240001	Settlement account in JSC Gazprombank branch, Tyumen
5107250001	Settlement account in JSC Gazprombank branch, Tyumen
5107260001	Settlement account in JSC Gazprombank branch, Tyumen
5107270001	Settlement account in JSC Gazprombank branch, Tyumen
5107500001	Settlement account 1 MES TMR of Siberia in Alfa-bank branch
5107500002	Settlement account 2 MES TMR of Siberia in Alfa-bank branch
5107500003	Settlement account 3 MES TMR of Siberia in Alfa-bank branch
5107510001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107520001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107530001	Settlement account Krasnoyarsk PTMR in Alfa-bank branch
5107540001	Settlement account Kuzbass PTMR in Alfa-bank branch
5107540002	Settlement account Kuzbass PTMR in Kemerovo branch of SB RF
5107550001	Settlement account Omsk PTMR in Alfa-bank branch
5107550002	Settlement account Omsk PTMR in Omsk branch of SB RF
5107560001	Settlement account Khakassia PTMR of Sayanogorsk branch of SB RF
5108000001	Settlement account IA MES of East in Alfa-bank branch
5108000002	Settlement account 2 IA MES of East in Alfa-bank branch
5108000003	Settlement account 3 IA MES of East in Alfa-bank branch
5108000004	Settlement account 4 IA MES of East in SB RF
5108000005	Settlement account JSC Alfa-Bank Khabarovsky branch
5108010001	Settlement account Amur PMES in Blagoveshchensk branch of SB RF
5108010002	Settlement account Amur PMES in JSC TEMBR-BANK
5108010003	Settlement account CJSC AB ALDANZOLOTOBANK

5108010004	Settlement account of JSC Gazprombank branch in Khabarovsk
5108020001	Settlement account Primorsk PMES in Alfa-bank branch
5108020002	Settlement account in Dalnevostochny branch of Alfa-Bank
5108020003	Settlement account in Khabarovsk branch of JSC Alfa-Bank
5108020004	Settlement account in JSC Gazprombank branch, Vladivostok
5108030001	Settlement account Khabarovsk PMES in Alfa-bank branch
5108030002	Settlement account Khabarovsk branch of JSC Bank VTB
5108060001	Settlement account Dalnevostochny branch of SB RF
5108500001	Settlement account MES TMR of East in Alfa-bank branch
5108500002	Settlement account MES TMR of East in Regionbank
5108510001	Settlement account Amur PTMR in Svobodnensk branch of SB RF
5108520001	Settlement account Primorsk PTMR in Alfa-bank branch
5108520002	Settlement account Primorsk PTMR in Alfa-bank Khabarovsk branch
5108530001	Settlement account Khabarovsk PTMR in Alfa-bank Khabarovsk branch
5111000001	Settlement account 1 IA in Alfa Bank
5111000002	Settlement account of the Executive Office in SB RF
5111000005	Settlement account IA in Probusinessbank
5111000007	Settlement account IA in Promsvyazbank
5112400001	Settlement account of Cetral ATP in SB RF
5112500001	Settlement account No. 1 of Central Management Office in Alfa Bank
5112500002	Settlement account of Central Management Office in Sberbank
5112520001	Settlement account 1 of Chernoz. PTOiR in Kursk branch No. 8596 of SB RF
5112530001	Settlement account 1 V-Oksk PTOiR in Vladimir branch No. 8611 of SB RF
5112550001	Settlement account in Alfa Bank
5112550002	Settlement account of Volgo-Donsky PTOiR in SB RF
5112560001	Settlement account of Vologda PTOiR in SB RF
5112590001	Settlement account of Moscow PTOiR in Alfa Bank
5112590002	Settlement account of Moscow PTOiR in Stromynsky branch of Sberbank of
Russia
5112600001	Settlement account of Verkhny Don PTOiR in SB RF
5112610001	Settlement account of Valday PTOiR in SB RF
5112630001	Settlement account of Nizhny Novgorod PTOiR in SB RF
5112630002	Settlement account of Nizhny Novgorod PTOiR in SB RF
5112630003	Settlement account of Nizhny Novgorod PTOiR in SB RF
5112640001	Settlement account of Prioksky PTOiR in SB RF
5112640002	Settlement account of Prioksky PTOiR in SB RF
5113500001	Settlement account of North Western Administration in Alfa Bank
5113500002	Settlement account of North Western Administration in SB RF
5113500003	Settlement account of North Western Administration in Agro
5113500004	Settlement account of North Western Administration in Admir
5113510001	Settlement account of Bryansk PTOiR in SB RF
5113520001	Settlement account of Vyborg PTOiR in SB RF
5113530001	Settlement account of Karelia PTOiR in SB RF
5113550001	Settlement account of Novgorod PTOiR in SB RF
5113560001	Settlement account of St. Peterburg PTOiR in SB RF
5113560002	Settlement account of St. Peterburg PTOiR in Alfa Bank
5114400001	Settlement account in Ulyanovsk branch of SB RF
5114500001	Settlement account of Volga Adminitration in SB RF
5114500002	Settlement account 1 in Saratov SB RF branch No. 8622, Saratov
5114500003	Settlement account Ulyanovsk Branch No. 8588
5114500004	Settlement account in SB RF branch in Mary El No. 8614, Yoshkar Ola
5114500005	Settlement account 2 in Saratov SB RF branch No. 8622, Saratov
5114510001	Settlement account of Verkhne-Volzhsky PTOiR in SB RF

5114520001	Settlement account of Verkhne-Volzhsky PTOiR in SB RF
5114520002	Settlement account of Verkhne-Volzhsky PTOiR in SB RF
5114530001	Settlement account of Levoberezhnaya PTOiR in SB RF
5114540001	Settlement account of Pravoberezhnaya PTOiR in SB RF
5115400001	Settlement account of Southern ATP in SB RF
5115500001	Settlement account of Southern Adminitration in SB RF
5115510001	Settlement account of Kuban PTOiR in SB RF
5115510002	Settlement account of Kuban PTOiR in SB RF No. 1802
5115520001	Settlement account of Rostov PTOiR in SB RF
5115530001	Settlement account of Stavropol PTOiR in SB RF
5116500001	Settlement account Urals and West Siberia Administration in Alfa Bank
5116500002	Settlement account Urals and West Siberia Administration in SB RF
5117400001	Settlement account of ATP Siberian branch of Alfa Bank
5117400002	Settlement account of ATP Siberian branch of Sberbank 1
5117400003	Settlement account of ATP Siberian branch of Sberbank 2
5117400004	Settlement account of ATP Siberian branch of Sberbank 3
5117400005	Settlement account of ATP Siberian branch of Sberbank 4
5117400006	Settlement account of ATP Siberian branch of Sberbank 5
5117400007	Settlement account of ATP Siberian branch of Sberbank 6
5117400008	Settlement account of ATP Siberian branch of Sberbank 7
5117500001	Settlement account of Siberian Adminisration in Alfa Bank
5117500002	Settlement account of Siberian Adminisration in SB RF
5117510001	Settlement account of Zabaikalsk PTOiR in SB RF
5117520001	Settlement account of West Siberian PTOiR in Sberbank of Russia
5117520002	Corporate account of West Siberian PTOiR in Sberbank of Russia
5117530001	Settlement account Krasnoyarsk PTOiR in Alfa Bank
5117530002	Settlement account Krasnoyarsk PTOiR in West Siberian branch of Sberbank of Russia
5117540001	Settlement account of Kuzbass PTOiR in Alfa Bank
5117540002	Settlement account of Kuzbass PTOiR in SB RF
5117550001	Settlement account of Omsk PTOiR in Alfa Bank
5117550002	Settlement account of Omsk PTOiR in SB RF
5117560001	Settlement account of Khakassiya PTOiR in SB RF
5118400001	Settlement account Eastern Administration in Alfa Bank
5118500001	Settlement account Eastern Administration in Alfa Bank
5118510001	Settlement account of Amursk PTOiR in SB RF
5118520002	Settlement account of Primorsk PTOiR in Sberbank of Russia
5118520003	Settlement account in Alfa Bank Khabarovsk branch
5118530001	Settlement account Khabarovsk PTOiR in Alfa Bank
5118530002	Settlement account Khabarovsk PTOiR in SB RF
5129000001	Settlement account IA in Alfa Bank
5129000002	Settlement account IA in Sberbank of Russia 1
5129000003	Settlement account Nota Bank
5129000004	Settlement account Mosuralbank
5129000005	Settlement account IA in Sberbank of Russia 2
5129000006	Settlement account IA in Sberbank of Russia 3
5129000007	Settlement account IA in GazPromBank
5129000008	Settlement account IA in RosEvroBank
5129010001	Settlement account Southern SPB in Sberbank of Russia
5129020001	Settlement account Mikhailovsk SPB in Sberbank of Russia
5129030001	Settlement account Novgorod SPB in Sberbank of Russia
5129030002	Settlement account Novgorod SPB in Gazenergoprombank
5129040001	Settlement account Novosibirsk SPB in Alfa Bank branch

5129040002	Settlement account Novosibirsk SPB in Alfa Bank branch 286
5129050001	Settlement account Srednevolzhsky SPB in Sberbank of Russia
5129050002	Settlement account in Povolzhsky branch of Sberbank of Russia
5129060001	Settlement account Elektrosetremont in Sberbank of Russia
5129070001	Settlement account West Siberia SPB in Agropromkredit
5129070002	Settlement account West Siberia SPB in Sberbank of Russia
5129080001	Settlement account in SB RF Gubernsky
5129080002	Settlement account in SKB Bank
5129080003	Settlement account in JSC Bank VTB
5129080004	Settlement account in Sberbank of Russia
5131000001	Settlement account IA in Sberbank of Russia
5131000002	Settlement account IA in Alfa Bank
5131000003	Settlement account IA in Alfa Bank 2
5131000004	Settlement account IA in International Financial Club Bank
5131000005	Settlement account IA in JSC Bank VTB
5132000001	Settlement account TSIUS Center in Alfa Bank
5132000002	Settlement account TSIUS Center in Sberbank of Russia
5133000001	Settlement account TSIUS North West in Agro
5133000002	Settlement account TSIUS North West in Sberbank of Russia
5134000001	Settlement account TSIUS Volga in Alfa Bank
5134000002	Settlement account TSIUS Volga in Sberbank of Russia
5135000001	Settlement account TSIUS South and North Caucasus in Sberbank of Russia
5136000001	Settlement account TSIUS Urals in Alfa Bank
5136000002	Settlement account TSIUS Urals in Sberbank of Russia
5137000001	Settlement account TSIUS Siberia in Kedr Bank
5137000002	Settlement account TSIUS Siberia in Sberbank of Russia
5137200001	Settlement account TSIUS West Siberia in Agropromkredit
5137200002	Settlement account TSIUS West Siberia in Sberbank of Russia
5138000001	Settlement account TSIUS East in Alfa Bank
5138000002	Settlement account TSIUS East in Alfa Bank
5138000003	Settlement account TSIUS East in Sberbank of Russia
5199000001	Settlement account Electrosetservice in Alfa Bank branch
5199000002	Settlement account Electrosetservice in Central Branch of SB RF
5199000003	Settlement account Electrosetservice in UralSib
5199010001	Settlement account Yuzhnaya SPB in Pyatigorsk branch of SB RF
5199020001	Settlement account Mikhailovskaya SPB in Mikhailovskaya branch of SB RF
5199030001	Settlement account Novgorod SPB in Novgorod branch of SB RF
5199040001	Settlement account Novosibirsk SPB in Alfa Bank branch
5199050001	Settlement account Sredne-Volzhskaya SPB in Veshkaimskoye branch of SB RF
5199060001	Settlement account SPB Electrosetremont in Noginsk branch of SB RF
5199060002	Settlement account SPB Electrosetremont in Avtobank-Nikoil
5199070001	Settlement account SPB Bely Rast Dmitrovksy branch of Sberbank of Russia
5201001001	Current foreign currency account IA in Lefortovo branch of SB RF USD
5201001002	Current foreign currency account IA in Lefortovo branch of SB RF EUR
5201002001	Transit foreign currency account IA in Lefortovo branch of SB RF USD
5201002002	Transit foreign currency account IA in Lefortovo branch of SB RF EUR
5229001002	Current foreign currency account IA ESS in SB RF EUR
5229002002	Transit foreign currency account IA ESS in SB RF EUR
5501002000	Cheque books
5501003001	Corporate card account of the executive secretariat in Alfa-Bank
5501003002	Corporate card account of the executive secretariat in American Express Bank
5501004000	Deposits
5501004001	Deposit account IA in Lefortovo branch SB RF

5501004002	Deposit account IA in CJSC AB Gazprombank
5501004101	Short-term deposits
5501004201	Deposit account 1 IA in SB 42103810538120000205
5501004202	Deposit account 50 IA in GB 42102810700000000132
5501004203	Deposit account IA in CJSC NOMOS-Bank
5501004204	Deposit account 2 IA in SB 42102810538120000099
5501004205	Deposit account 3 IA in SB 42102810238120000108
5501004206	Deposit account 4 IA in SB 42103810838120000222
5501004207	Deposit account 5 IA in SB 42103810038120000226
5501004208	Deposit account 6 IA in SB 42102810438120000115
5501004209	Deposit account 7 IA in SB 42102810738120000116
5501004210	Deposit account 8 IA in SB 42103810638120000231
5501004211	Deposit account 9 IA in SB 42102810638120000119
5501004212	Deposit account 10 IA in SB 42102810338120000121
5501004213	Deposit account 11 IA in SB 42102810238120000124
5501004214	Deposit account 12 IA in SB 42102810938120000123
5501004215	Deposit account 13 IA in SB 42102810438120000131
5501004216	Deposit account 14 IA in SB 42103810738120000238
5501004217	Deposit account 15 IA in SB 42102810538120000125
5501004218	Deposit account 16 IA in SB 42104810638120000162
5501004219	Deposit account 17 IA in SB 42104810938120000163
5501004220	Deposit account 18 IA in SB 42104810338120000161
5501004221	Deposit account 19 IA in SB 42102810738120000132
5501004222	Deposit account 20 IA in SB 42103810438120000240
5501004223	Deposit account 21 IA in GB 42103810100000000155
5501004224	Deposit account 22 IA in GB 42104810100000000170
5501004225	Deposit account 23 IA in SB 42102810638120000135
5501004226	Deposit account 24 IA in SB 42103810938120000245
5501004227	Deposit account 25 IA in SB 42103810238120000246
5501004228	Deposit account 26 IA in SB 42103810538120000247
5501004229	Deposit account 27 IA in SB 42102810938120000136
5501004230	Deposit account 28 IA in SB 42102810238120000137
5501004231	Deposit account 29 IA in SB 42102810538120000138
5501004232	Deposit account 30 IA in SB 42102810238120000140
5501004233	Deposit account 31 IA in SB 42102810538120000141
5501004234	Deposit account 32 IA in SB 42102810838120000142
5501004235	Deposit account 33 IA in SB 42102810138120000143
5501004236	Deposit account 34 IA in SB 42102810438120000144
5501004237	Deposit account 35 IA in SB 42103810638120000260
5501004238	Deposit account 36 IA in SB 42102810638120000148
5501004239	Deposit account 37 IA in SB 42103810238120000262
5501004240	Deposit account 38 IA in SB 42102810938120000149
5501004241	Deposit account 39 IA in SB 42103810938120000261
5501004242	Deposit account 40 IA in SB 42102810638120000151
5501004243	Deposit account 41 IA in SB 42102810438120000157
5501004244	Deposit account 42 IA in SB 42102810338090001496
5501004245	Deposit account 43 IA in SB 42103810038090001478
5501004246	Deposit account 44 IA in SB 42104810738090001405
5501004247	Deposit account 45 IA in SB 42102810338120000163
5501004248	Deposit account 46 IA in SB 42103810238120000275
5501004249	Deposit account 47 IA in SB 42104810838120000179
5501004250	Deposit account 48 IA in SB 42104810238120000180
5501004251	Deposit account 49 IA in SB 42103810738120000270

5501004252	Deposit account 51 IA in SB 42102810938120000165
5501004253	Deposit account 52 IA in SB 42102810238120000166
5501004254	Deposit account 53 IA in SB 42102810538120000167
5501004255	Deposit account 54 IA in SB 42102810738120000242
5501004256	Deposit account 55 IA in SB 42102810238120000250
5501004257	Deposit account 56 IA in SB 42102810538120000248
5501004258	Deposit account 57 IA in SB 42102810838120000249
5501004259	Deposit account 58 IA in SB 42102810138120000253
5501004260	Deposit account 59 IA in SB 42102810438120000254
5501004261	Deposit account 60 IA in SB 42102810538120000264
5501004262	Deposit account 61 IA in SB 42102810238120000289
5501004263	Deposit account 62 IA in SB 42102810638120000216
5501004264	Deposit account 63 IA in SB 42102810138120000208
5501004265	Deposit account 64 IA in SB 42103810238120000178
5501004266	Deposit account 65 IA in SB 42102810238120000250
5501004267	Deposit account 66 IA in SB 42103810538120000195
5501004268	Deposit account 67 IA in SB 42103810138120000207
5501004269	Deposit account 68 IA in SB 42103810938120000216
5501004270	Deposit account 69 IA in SB 42103810338120000269
5501004271	Deposit account 70 IA in SB 42103810238120000291
5501004272	Deposit account 71 IA in SB 42103810138120000304
5501004273	Deposit account 72 IA in SB 42103810738120000319
5501004274	Deposit account 73 IA in SB 42102810938120000275
5501004275	Deposit account 74 IA in SB 42102810838120000375
5501004276	Deposit account 75 IA in SB 42102810538120000390
5501004277	Deposit account 76 IA in SB 42102810938120000411
5501004278	Deposit account 77 IA in SB 42102810938120000424
5501004279	Deposit account 78 IA in SB 42102810938120000440
5501004280	Deposit account 79 IA in SB 42102810838120000456
5501004281	Deposit account 80 IA in SB 42102810938120000628
5501004282	Deposit account 81 IA in SB transaction 069010037
5501004283	Deposit account 82 IA in SB transaction 069010039
5501004284	Deposit account 83 IA in SB transaction 069010040
5501004285	Deposit account 84 IA in SB transaction 069010052
5501004286	Deposit account 85 IA in SB transaction 069010053
5501004287	Deposit account 86 IA in SB transaction 069010054
5501004288	Deposit account 87 IA in Nomos Bank No. D1482-06-8
5501004289	Deposit account 88 IA in Nomos Bank No. D1482-06
5501009101	Other short-term accounts
5501009201	Other long-term accounts
5502053001	Corporate card account of Volgodonskoe PMES in Alfa-Bank branch
5502053002	Corporate account in Rostov branch of Alfa-Bank 1645
5502053003	Corporate account in Rostov branch of Alfa-Bank 1646
5502103001	Corporate card account in Verkhne-Donskoye PMES in Tambov branch of SB RF
5502523001	Corporate card account of Chernozemnoye PTMR in Kursk branch of SB RF
5502553001	Corporate card account in Verkhne-Donskoye PTMR in Alfa-Bank branch
5502603001	Corporate card account 1 Verkhne-Donskoy PTMR in Tambov branch of SB RF
5502603002	Corporate card account 2 Verkhne-Donskoy PTMR in Tambov branch of SB RF
5502643001	Corporate card account Prioksky PTMR in Obninsk branch of SB RF
5504003002	Corporate card account MES of Volga in Povolzhsky bank of SB RB
5504043001	Corporate card account Sredne-Volzhsky PMES in Veshkaimskoye branch of SB RF

5504043002	Corporate card account Sredne-Volzhsky PMES in Ulyanovsk branch of SB RF
5504043003	Payment account Sredne-Volzhsky PMES Ulyanovsk branch of SB RF
5504503001	Corporate card account MES TMR of Volga Povolzhsky bank of SB RF
5504533001	Corporate card account Levoberezhny PTMR in Kirov branch of SB RF
5507003002	Corporate card account MES of Siberia in Alfa-Bank branch
5507013001	Corporate card account Zabaykalsk PMES in Buriatia branch of SB RF
5507023001	Corporate card account West Siberian PMES Siberia in Alfa Bank branch
5507033001	Corporate card account Krasnoyarsk PMES in East Siberian Bank of SB RF
5507203001	Corporate card account MES of West Siberia in Alfa-Bank branch
5507503001	Corporate card account MES TMR of Siberia in Alfa-Bank branch
5507533001	Corporate card account Krasnoyarsk PTMR in Alfa-Bank branch
5508003001	Corporate card account IA MES of East in Alfa-Bank branch
5508013001	Corporate card account Amursky PMES of Blagoveshchensk branch of SB RF
5508503001	Corporate card account TMR MES of East in Alfa-Bank branch
5511003002	Corporate card account IA in Stromynsky branch of Sberbank of Russia
5511004207	Deposit account 1 IA in Stromynsky branch of Sberbank of Russia
5512553001	Corporate account 1 of Volgo-Donsky PTOiR
5512603001	Corporate account 1 of Volgo-Donsky PTOiR in Sberbank of Russia
5512603002	Corporate account 2 of Volgo-Donsky PTOiR in Sberbank of Russia
5512643001	Corporate account of Prioksky PTOiR
5514503001	Corporate card account MES TMR of Volga Povolzhsky bank of SB RF
5517403001	Corporate account 1 ATP in Siberian branch of Sberbank of Russia
5517403002	Corporate account 2 ATP in Siberian branch of Sberbank of Russia
5517403003	Corporate account 3 ATP in Siberian branch of Sberbank of Russia
5517403004	Corporate account 4 ATP in Siberian branch of Sberbank of Russia
5517403005	Corporate account 5 ATP in Siberian branch of Sberbank of Russia
5517403006	Corporate account 6 ATP in Siberian branch of Sberbank of Russia
5517503001	Corporate account of Siberian Administration in Alfa Bank
5517523001	Corporate account of West Siberian PTOiR in Sberbank of Russia
5518503001	Corporate account 1 of Eastern Administration in Alfa Bank
5529004101	Deposits
5529004102	Corporate card account ESS Sberbank of Russia 01772
5529020001	Current account Mikhailovsky SPB Lipetsk branch of Sberbank of Russia
5529020002	Current account Mikhailovsky SPB Starooskolskoye branch of Sberbank of Russia
5529029101	Current account Mikhailovsky SPB Lipetsk branch of Sberbank of Russia
5529029102	Current account Mikhailovsky SPB Starooskolskoye branch of Sberbank of Russia
5529040001	Corporate card account 1 Electrosetservis Novosibirsk in Alfa Bank
5529043001	Corporate card account Novosibirsk SPB in Alfa Bank branch 133
5529043002	Corporate card account Novosibirsk SPB in Alfa Bank branch 267
5529060001	Corporate account SPB ESR Srednerus Bank of Sberbank of Russia
5529069101	Current account SPB Electrosetremont in Volgovyatsky branch of Sberbank of Russia
5529069102	Current account SPB Electrosetremont Bryansk branch of Sberbank of Russia
5529069103	Current account Electrosetremont Vladimirsky branch of Sberbank of Russia
5531004000	Deposit account IA TSIUS in Alfa Bank
5531004001	Deposit account IA TSIUS in Sberbank of Russia
5531004100	Corporate card deposits
5532000001	Corporate account of TSIUS Center
5533000001	Corporate account of TSIUS North West
5534000001	Corporate account of TSIUS Volga
5535000001	Corporate account TSIUS South in Pyatigo branch of Sberbank of Russia

5536000001	Corporate account of TSIUS Urals
5536000002	Corporate account of TSIUS Urals
5538000001	Corporate account of TSIUS East
5599009101	Current account Electrosetservice Surgut branch of Sberbank of Russia No. 5940
5599009102	Current account Electrosetservice Yekaterinburg branch of Alfa Bank
5599009103	Current account Electrosetservice Novosibirsk branch of Alfa Bank
5599069101	Current account SPB Electrosetremont in Volgovyatsky Bank
5599069102	Current account SPB Electrosetremont Bryansk branch of Sberbank of Russia
5599069103	Current account SPB Electrosetremont Vladimirsky branch of Sberbank of Russia
5701000000	Own transfers in RUB
5701010000	Transfers in transit in RUB under foreign currency purchase and sale transactions
5701020000	Other transfers in transit in RUB
5702000000	Own transfers in USD
5702010000	Transfers in transit in foreign currency under foreign currency purchase and sale transactions
5702020000	Other transfers in transit in foreign currency
5703000000	Own transfers in other foreign currencies
5801012000	Short-term bonds in RUB
5801013000	Short-term bonds in RUB
5801014000	Short-tern promissory notes in RUB
5801015000	Short-term investments in joint activity in RUB
5801016100	Short-term RUB derivatives listed on the exchange
5801016200	Short-term RUB derivatives not listed on the exchange
5801017000	Short-term assignment of claim in RUB
5801018000	Short-term deposit certificates in RUB
5801019100	Other short-term financial investments in RUB, listed on the exchange
5801019200	Other short-term financial investments in RUB, not listed on the exchange
5801022000	Short-term bonds in foreign currency
5801023000	Short-term promissory notes in foreign currency
5801024000	short-term loans granted in foreign currency
5801025000	Short-term investments in joint activity in foreign currency
5801026100	Short-term derivatives in foreign currency listed on the exchange
5801026200	Short-term derivatives in foreign currency not listed on the exchange
5801027000	Short-term assignment of claim in foreign currency
5801028000	Short-term deposit certificates in foreign currency
5801029100	Other short-term financial investments in foreign currency listed on the exchange
5801029200	Other short-term financial investments in foreign currency not listed on the exchange
5802011110	Investments in subsidiaries (more than 50%) in RUB, listed on the exchange
5802011120	Investments in subsidiaries (more than 50%) in RUB, not listed on the exchange
5802011210	Investments in affiliates (20-50%) in RUB, listed on the exchange
5802011211	Investments in affiliates (20-50%) in RUB, (in trust management)
5802011220	Investments in affiliates (20-50%) in RUB, not listed on the exchange
5802011310	Other financial investments (less than 20%) in RUB, listed on the exchange
5802011311	Other financial investments (less than 20%) in RUB (in trust management)
5802011320	Other financial investments (less than 20%) in RUB, listed on the exchange
5802012000	Long-term bonds in RUB
5802013000	Long-term promissory notes in RUB
5802014000	Long-term loans granted in RUB

5802015000	Long-term investments in joint activity in RUB
5802016100	Long-term derivatives in RUB, listed on the exchange
5802016200	Long-term derivatives in RUB, not listed on the exchange
5802017000	Long-term assignment of claim in RUB
5802018000	Long-term deposit certificates in RUB
5802019100	Other long-term financial investments in RUB, listed on the exchange
5802019200	Other long-term financial investments in RUB, not listed on the exchange
5802021110	Investments in subsidiaries (more than 50%) in foreign currency, listed on the exchange
5802021120	Investments in subsidiaries (more than 50%) in foreign currency, not listed on the exchange
5802021210	Investments in affiliates (20-50%) in foreign currency, listed on the exchange
5802021220	Investments in affiliates (20-50%) in foreign currency, not listed on the exchange
5802021310	Other financial investments (less than 20%) in foreign currency, listed on the exchange
5802021320	Other financial investments (less than 20%) in foreign currency, not listed on the exchange
5802022000	Long-term bonds in foreign currency
5802023000	Long-term promissory notes in foreign currency
5802024000	Long-term loans granted in foreign currency
5802025000	Long-term investments in joint activity in foreign currency
5802026100	Long-term derivatives in foreign currency, listed on the exchange
5802026200	Long-term derivatives in foreign currency, not listed on the exchange
5802027000	Long-term assignment of claim in foreign currency
5802028000	Long-term deposit certificates in foreign currency
5802029100	Other long-term financial investments in foreign currency listed on the exchange
5802029200	Other long-term financial investments in foreign currency not listed on the exchange
5901002000	Short-term bonds reserve
5901003000	Short-term promissory notes reserve
5901004000	Short-term loans reserve
5901005000	Reserve for short-term financial investments in joint activity
5901006100	Reserve for short-term derivatives listed on the exchange
5901006200	Reserve for short-term derivatives not listed on the exchange
5901007000	Reserve for short-term assignment of claim
5901008000	Reserve for short-term depositary certificates
5901009100	Reserve for other short-term financial investments listed on the exchange
5901009200	Reserve for other short-term financial investments not listed on the exchange
5902001110	Reserve for investments in subsidiaries (more than 50%), listed on the exchange
5902001120	Reserve for investments in subsidiaries (more than 50%), not listed on the exchange
5902001210	Reserve for investments in affiliates (20-50%), listed on the exchange
5902001220	Reserve for investments in affiliates (20-50%), not listed on the exchange
5902001310	Reserve for other financial investments (less than 20%), listed on the exchange
5902001320	Reserve for other financial investments (less than 20%), not listed on the exchange
5902002000	Long-term bonds reserve
5902003000	Long-term promissory notes reserve
5902004000	Long-term loans reserve
5902005000	Reserve for long-term investments in joint activity
5902006100	Reserve for long-term derivatives listed on the exchange
5902006200	Reserve for long-term derivatives not listed on the exchange

5902007000	Reserve for long-term assignment of claim
5902008000	Reserve for long-term depositary certificates
5902009100	Reserve for other long-term financial investments listed on the exchange
5902009200	Reserve for other long-term financial investments not listed on the exchange
6000000000	Suppliers (master record)
6001010000	Suppliers of materials (short-term)
6001010100	Suppliers of materials (short-term) affiliates / subsidiaries
6001020000	Service providers in RUB (short-term)
6001020010	Service providers in foreign currency (short-term) affiliates / subsidiaries
6001020100	Service providers (short-term) affiliates / subsidiaries
6001020120	Service providers in foreign currency (short-term)
6001020130	Providers of international transportation services in foreign currency
6001030000	Fixed asset suppliers (short term) in RUB
6001030010	Fixed asset suppliers (short term) in foreign currency
6001030100	Fixed asset suppliers (short term) affiliates / subsidiaries
6001040000	Building contractors (short term)
6001040100	Building contractors (short term) affiliates / subsidiaries
6001050000	Repair contractors (short term)
6001050100	Repair contractors (short term) affiliates / subsidiaries
6001060000	Suppliers of materials and equipment for capital construction (short term)
6001060100	Suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries
6001070000	Suppliers of power and heating energy (short-term)
6001070100	Suppliers of power and heating energy (short-term) affiliates / subsidiaries
6001080000	Agency suppliers (short term)
6001080100	Agency suppliers (short term) affiliates / subsidiaries
6001110000	Suppliers of different fuel (short term)
6001110100	Suppliers of different fuel (short term) affiliates / subsidiaries
6001120000	Short-term promissory notes issued
6002010000	Advance payments to suppliers of materials (short term)
6002010100	Advance payments to suppliers of materials (short term) affiliates / subsidiaries
6002020000	Advance payments to service providers in RUB (short-term)
6002020010	Advance payments to service providers in foreign currency (short-term)
6002020100	Advance payments to service providers (short term) affiliates / subsidiaries
6002020110	Advance payments to providers of international transportation services in foreign currency
6002030000	Advance payments to suppliers of fixed assets (short term) in RUB
6002030010	Advance payments to suppliers of fixed assets in foreign currency(short term) affiliates / subsidiaries
6002030100	Advance payments to suppliers of fixed assets (short term) affiliates / subsidiaries
6002030120	Advance payments to suppliers of fixed assets in foreign currency (short-term)
6002040000	Advance payments to building contractors (short term)
6002040100	Advance payments to building contractors (short term) affiliates / subsidiaries
6002050000	Advance payments to repair contractors (short term)
6002050100	Advance payments to repair contractors (short term) affiliates / subsidiaries
6002060000	Advance payments to suppliers of materials and equipment for capital construction (short term)
6002060100	Advance payments to suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries
6002070000	Advance payments to suppliers of power and heating energy (short-term)
6002070100	Advance payments to suppliers of power and heating energy (short-term) affiliates / subsidiaries

6002080000	Advance payments to agency suppliers (short-term)
6002080100	Advance payments to agency suppliers (short-term) affiliates / subsidiaries
6002110000	Advance payments to suppliers of different fuel (short term)
6002110100	Advance payments to suppliers of different fuel (short term) affiliates / subsidiaries
6009000099	Unbilled deliveries (for balance sheet preparation)
6009020000	Corresponding account with VAT from advance payments
6011010000	Suppliers of materials (long-term)
6011010100	Suppliers of materials (long-term) affiliates / subsidiaries
6011020000	Service providers in RUB (long-term)
6011020010	Service providers in foreign currency (long-term)
6011020100	Service providers (long-term) affiliates / subsidiaries
6011030000	Fixed asset suppliers (long-term)
6011030100	Fixed asset suppliers (long-term) affiliates / subsidiaries
6011040000	Building contractors (long term)
6011040100	Building contractors (long term) affiliates / subsidiaries
6011050000	Repair contractors (long term)
6011050100	Repair contractors (long term) affiliates / subsidiaries
6011060000	Suppliers of materials and equipment for capital construction (long term)
6011060100	Suppliers of materials and equipment for capital construction (long term) affiliates / subsidiaries
6011070000	Suppliers of power and heating energy (long-term)
6011070100	Suppliers of power and heating energy (long-term) affiliates / subsidiaries
6011080000	Agency suppliers (long term)
6011080100	Agency suppliers (long term) affiliates / subsidiaries
6011110000	Suppliers of different fuel (long term)
6011110100	Suppliers of different fuel (long term) affiliates / subsidiaries
6011120000	Long-term promissory notes issued
6012010000	Advance payments to suppliers of materials (long term)
6012010100	Advance payments to suppliers of materials (long term) affiliates / subsidiaries
6012020000	Advance payments to service providers in RUB (long-term)
6012020010	Advance payments to service providers in foreign currency (long-term)
6012020100	Advance payments to service providers (long term) affiliates / subsidiaries
6012030000	Advance payments to suppliers of fixed assets (long term)
6012030100	Advance payments to suppliers of fixed assets (long term) affiliates / subsidiaries
6012040000	Advance payments to building contractors (long term)
6012040100	Advance payments to building contractors (long term) affiliates / subsidiaries
6012050000	Advance payments to repair contractors (long term)
6012050100	Advance payments to repair contractors (long term) affiliates / subsidiaries
6012060000	Advance payments to suppliers of materials and equipment for capital construction (long term)
6012060100	Advance payments to suppliers of materials and equipment for capital construction (long term) affiliates / subsidiaries
6012070000	Advance payments to suppliers of power and heating energy (long-term)
6012070100	Advance payments to suppliers of power and heating energy (long-term) affiliates / subsidiaries
6012080000	Advance payments to agency suppliers (long-term)
6012080100	Advance payments to agency suppliers (long-term) affiliates / subsidiaries
6012110000	Advance payments to suppliers of different fuel (long term)
6012110100	Advance payments to suppliers of different fuel (long term) affiliates / subsidiaries
6200000000	Customers (Master record)

6201010000	Settlements in respect of core activity (short-term)
6201010100	Settlements in respect of core activity (short-term) affiliates / subsidiaries
6201011000	Settlements in respect of core activity in technological connection (short-term)
6201011100	Settlements in respect of core activity in technological connection (short-term) affiliates / subsidiaries
6201020000	Settlements in respect of other activity (short-term)
6201020100	Settlements in respect of other activity (short-term) affiliates / subsidiaries
6201022000	Settlements in respect of other activity in sale of fixed asset items (short-term)
6201022100	Settlements in respect of other activity in sale of fixed asset items (short-term) affiliates / subsidiaries
6201030000	Short-term promissory notes obtained
6201040000	Settlements in respect of other activities (lease, utility payments), short term
6201040100	Settlements in respect of other activities (lease, utility payments), short term, affiliates / subsidiaries
6202010000	Advance payments received with respect to core activity
6202010100	Advance payments received with respect to core activity affiliates / subsidiaries
6202011000	Advance payments received with respect to core activity in technological connection
6202011100	Advance payments received with respect to core activity in technological connection (affiliates / subsidiaries)
6202020000	Advance payments received with respect to other activities
6202020100	Advance payments received with respect to other activities (affiliates / subsidiaries)
6202040000	Advance payments received with respect to other activities (lease)
6202040100	Advance payments received with respect to other activities (lease), affiliates / subsidiaries
6203010000	VAT from advance payments received in respect of core activity
6203010100	VAT from advance payments received in respect of core activity, affiliates / subsidiaries
6203011000	VAT from advance payments received in respect of core activity in technological connection
6203011100	VAT from advance payments received in respect of core activity in technological connection, affiliates / subsidiaries
6203020000	VAT from advance payments received in respect of other activities
6203020100	VAT from advance payments received in respect of other activities (affiliates / subsidiaries)
6203040000	VAT from advance payments received in respect of other activities (lease)
6203040100	VAT from advance payments received in respect of other activities, affiliates / subsidiaries
6211010000	Settlements in respect of core activity (long-term)
6211010100	Settlements in respect of core activity (long-term) affiliates / subsidiaries
6211011000	Settlements in respect of core activity in technological connection (long-term)
6211011100	Settlements in respect of core activity in technological connection (long-term, affiliates / subsidiaries)
6211020000	Settlements in respect of other activities (long-term)
6211020100	Settlements in respect of other activities (long-term) affiliates / subsidiaries
6211022000	Settlements in respect of other activities in sale of fixed asset items (long-term)
6211022100	Settlements in respect of other activities in sale of fixed asset items (long-term) affiliates / subsidiaries
6211030000	Long-term promissory notes obtained
6211040000	Settlements in respect of other activities (lease, utility payments), long term
6211040100	Settlements in respect of other activities (lease, utility payments), long term, affiliates / subsidiaries

6300000000	Reserve for doubtful debts
6300000100	Reserve for doubtful debts, affiliates / subsidiaries
6301000000	Reserves for advance payments to suppliers of materials (short-term)
6301000100	Reserves for advance payments to suppliers of materials (short-term), affiliates / subsidiaries
6302000000	Reserves for advance payments to service providers (short-term)
6302000100	Reserves for advance payments to service providers (short-term), affiliates / subsidiaries
6303000000	Reserves for advance payments to FA suppliers (short-term)
6303000100	Reserves for advance payments to FA suppliers (short-term) affiliates / subsidiaries
6304000000	Reserves for advance payments to construction contractors (short-term)
6304000100	Reserves for advance payments to construction contractors (short-term) affiliates / subsidiaries
6305000000	Reserves for advance payments to repair contractors (short-term)
6305000100	Reserves for advance payments to repair contractors (short-term) affiliates / subsidiaries
6306000000	Reserves for advance payments to suppliers of materials and equipment for capital construction (short-term)
6306000100	Reserves for advance payments to suppliers of materials and equipment for capital construction (short-term), affiliates / subsidiaries
6307000000	Reserves for advance payments to suppliers of power and heating energy (short-term)
6307000100	Reserves for advance payments to suppliers of power and heating energy (short-term), affiliates / subsidiaries
6308000000	Reserves for advance payments to agency suppliers (short-term)
6308000100	Reserves for advance payments to agency suppliers (short-term), affiliates / subsidiaries
6310000000	Reserves for buyers and customers (long-term)
6310000100	Reserves for buyers and customers (long-term), affiliates / subsidiaries
6310100000	Reserves for advance payments made (long-term)
6310100100	Reserves for advance payments made (long-term), affiliates / subsidiaries
6310200000	Reserves for other debtors (long-term)
6310200100	Reserves for other debtors (long-term), affiliates / subsidiaries
6311000000	Reserves for advance payments to suppliers of different fuel (short term)
6311000100	Reserves for advance payments to suppliers of different fuel (short term), affiliates / subsidiaries
6312000000	Reserves for other debtors (short-term)
6312000100	Reserves for other debtors (short-term), affiliates / subsidiaries
6318000000	Reserves for non-interest bearing notes (long-term)
6318000010	Reserves for non-interest bearing notes (long-term), affiliates / subsidiaries
6319000000	Reserves for non-interest bearing notes (short-term)
6319000010	Reserves for non-interest bearing notes (short-term), affiliates / subsidiaries
6601011100	Settlement of principal debt on short-term loans
6601011200	Settlement of interest on short-term loans in RUB
6601012100	Settlement of principal debt on short-term loans in RUB
6601012200	Settlement of interest on short-term credits in RUB
6601013100	Settlement of principal debt on other short-term loans in RUB
6601013200	Settlement of interest on other short-term loans in RUB
6601014000	Borrowings received in the form of issuing own promissory notes
6601014200	Settlement of interest on borrowed funds received by issuing own promissory notes
6601015100	Settlement of interest on long-term credits in RUB

6601015200	Settlement of interest on long-term bonds in RUB
6601021100	Settlement of principal debt on short-term loans in foreign currency
6601021200	Settlement of interest on short-term loans in foreign currency
6601022100	Settlement of principal debt on short-term credits in foreign currency
6601022200	Settlement of interest on short-term credits in foreign currency
6601023100	Settlement of principal debt on other short-term loans in foreign currency
6601023200	Settlement of interest on other short-term loans in foreign currency
6601024000	Borrowings received in the form of issuing own promissory notes in foreign currency
6602011100	Settlement of principal debt on overdue loans in RUB
6602011200	Settlement of interest on overdue loans in RUB
6602012100	Settlement of principal debt on overdue credits in RUB
6602012200	Settlement of interest on overdue credits in RUB
6602013100	Settlement of principal debt on other overdue borrowings in RUB
6602013200	Settlement of interest on other overdue borrowings in RUB
6602014000	Overdue borrowings received in the form of issuing own promissory notes
6602021100	Settlement of principal debt on overdue loans in foreign currency
6602021200	Settlement of interest on overdue loans in foreign currency
6602022100	Settlement of principal debt on overdue credits in credits in foreign currency
6602022200	Settlement of interest on overdue credits in foreign currency
6602023100	Settlement of principal debt on other overdue borrowings in foreign currency
6602023200	Settlement of interest on other overdue borrowings in foreign currency
6602024000	Overdue borrowings received in the form of issuing own promissory notes in foreign currency
6701011100	Settlement of principal debt on long-term loans in RUB
6701011200	Settlement of interest and discount on long-term loans in RUB
6701011300	Current part of settlement of interest and discount on long-term loans in RUB
6701011400	Current part of settlement of principal debt and discount on long-term loans in RUB
6701012100	Settlement of principal debt on long-term credits in RUR
6701012200	Settlement of interest on long-term credits in RUR
6701012300	Current part of settlement of interest on long-term credits in RUB
6701012400	Current part of settlement of principal debt on long-term credits in RUB
6701013100	Settlement of principal debt on other long-term borrowings in RUB
6701013200	Settlement of interest on other long-term borrowings in RUB
6701013300	Current part of settlement of interest on other long-term borrowings in RUB
6701013400	Current part of settlement of principal debt on other long-term borrowings in RUB
6701014000	Bonds
6701014100	Settlement of principal debt on long-term bonds in RUB
6701014200	Settlement of interest on long-term bonds in RUB
6701014300	Current part of settlement of interest on long-term bonds in RUB
6701014310	Current part of settlement of interest on long-term bonds in RUB
6701014320	Current part of settlement of interest on long-term bonds in RUB
6701014400	Current part of settlement of principal debt on long-term bonds in RUB
6701015000	Promissory notes
6701021100	Settlement of principal debt on long-term loans in foreign currency
6701021200	Settlement of interest and discount on long-term loans in foreign currency
6701021300	Current part of settlement of interest and discount on long-term loans in foreign currency
6701021400	Current part of settlement of principal debt on long-term loans in foreign currency
6701022100	Settlement of principal debt on long-term credits in foreign currency

6701022200	Settlement of interest on long-term credits in foreign currency
6701022300	Current part of settlement of interest on long-term credits in foreign currency
6701022400	Current part of settlement of principal debt on long-term credits in foreign currency
6701023100	Settlement of principal debt on other long-term borrowings in foreign currency
6701023200	Settlement of interest on other long-term borrowings in foreign currency
6701023300	Current part of settlement of interest on other long-term borrowings in foreign currency
6701023400	Current part of settlement of principal debt on other long-term borrowings in foreign currency
6701024000	Bonds in foreign currency
6701025000	Promissory notes in foreign currency
6800000000	Tax budget (Master record)
6801000000	Personal income tax (tax)
6801010000	Personal income tax (fine)
6801020000	Personal income tax (penalty fee)
6801030000	Dividend tax payable by resident individuals
6801040000	Dividend tax payable by non-resident individuals
6802000000	VAT settlements
6802010000	VAT payable
6802010100	VAT payable (package of documents is not prepared on the 181st day)
6802050200	VAT from advance payments received – approved
6802050300	VAT from advance payments made – approved
6802060000	VAT recoverable
6802070000	Output VAT (tax agents)
6802081000	Fines on VAT
6802082000	Penalty fee on VAT
6802090000	VAT adjustment
6803000000	Profit tax calculation
6803010000	Profit tax to federal budget
6803010100	Penalty fee on profit tax to federal budget
6803010200	Fines on profit tax to federal budget
6803011000	Profit tax to federal budget paid outside the RF
6803020000	Profit tax to regional budget
6803020100	Penalty fee on profit tax to regional budget
6803020200	Fines on profit tax to regional budget
6803021000	Profit tax to regional budget paid outside the RF
6803030000	Profit tax to local budget
6803030100	Penalty fee on profit tax to local budget
6803030200	Fines on profit tax to local budget
6803031000	Profit tax to local budget paid outside the RF
6803040000	Tax on profit from dividends of resident legal entities
6803040100	Penalty fee on tax on profit from dividends of resident legal entities
6803040200	Fines on tax on profit from dividends of resident legal entities
6803050000	Tax on profit from dividends of non-resident legal entities
6803050100	Penalty fee on tax on profit from dividends of non-resident legal entities
6803050200	Fines on tax on profit from dividends of non-resident legal entities
6804000000	Property tax
6804010000	Property tax to regional budget
6804010100	Penalty fee on property tax to regional budget
6804010200	Fines on property tax to regional budget
6804020000	Property tax to local budget
6804020100	Penalty fee on property tax to local budget

6804020200	Fines on property tax to local budget
6806000000	Tax on the income of foreign legal entities
6808000000	Payments for air emissions (tax)
6808010000	Payments for air emissions (fine)
6808020000	Payments for air emissions (penalty fees)
6809010000	License dues to federal budget
6809020000	License dues to regional budget
6809030000	License dues to local budget
6811000000	Land tax (tax)
6811010000	Land tax (fine)
6811020000	Land tax (penalty fees)
6814000000	Transport tax (tax)
6814010000	Transport tax (fine)
6814020000	Transport tax (penalty fees)
6816000000	Water tax (tax)
6816010000	Water tax (fine)
6816020000	Water tax (penalty fees)
6818000000	State due
6825000000	Other taxes
6825010000	Other taxes – Federal budget
6825020000	Other taxes – Regional budget
6825030000	Other taxes – Local budget
6830010000	Money sanctions under articles 116-135 of TC
6900000000	Social fund (Master record)
6901000000	Social insurance settlements
6901010000	Fines to Social Insurance Fund
6901020000	Penalties to Social Insurance Fund
6902010000	Pension fund to federal budget
6902020000	PF – Insurance Fund settlements
6902030000	PF – Saving Fund settlements
6902030200	PF – Saving Fund settlements
6902040000	Fines to PF – Federal Budget
6902040100	Fines to PF – Insurance Fund
6902040200	Fines to PF – Saving Fund
6902050000	Penalties to PF – Federal Budget
6902050100	Penalties to PF – Insurance Fund
6902050200	Penalties to PF – Saving Fund
6903010000	Medical insurance settlements – territorial fund
6903020000	Medical insurance settlements – federal fund
6903030000	Fines to Medical Insurance Fund – territorial fund
6903040000	Fines to Medical Insurance Fund – federal fund
6903050000	Penalties to Medical Insurance Fund – territorial fund
6903060000	Penalties to Medical Insurance Fund – federal fund
6904000000	Social accident insurance settlements
6904010000	Fines in respect of social accident insurance
6904020000	Penalties in respect of social accident insurance
7000000000	Settlements with employees on remuneration of labour
7000000010	Personnel arrears on wages to FGC
7000000020	Adjustment of personnel arrears on wages
7000000030	Accounts receivable with respect to payroll
7100000000	Settlements with advance holders (master entry)
7101000000	Settlements with advance holders with respect to other transactions
7102000000	Settlements with advance holders with respect to representation expenses

7103000000	Settlements with advance holders with respect to travelling expenses
7104000000	Settlements with advance holders with respect to motor fuels
7301010000	Settlements on loans granted (principal debt)
7301020000	Settlements on loans granted (interest)
7302010000	Settlements with employees with respect to compensation for material damage
7304010000	Settlements in respect of other transactions
7501000000	Settlements with founders on contributions to the authorized capital
7502010000	Settlements with founders on payment of dividends
7502020000	Settlements with founders (non-payers of income tax) on payment of dividends
7502030000	Settlements on dividends tax
7503000000	Shares to bearer
7601010100	Settlements on compulsory medical insurance – payments
7601010110	Settlements on compulsory medical insurance – payments, affiliates / subsidiaries
7601010200	Settlements on compulsory medical insurance – reimbursement
7601010210	Settlements on compulsory medical insurance – reimbursement, affiliates / subsidiaries
7601020100	Settlements on voluntary insurance – payments
7601020110	Settlements on voluntary insurance – payments, affiliates / subsidiaries
7601020200	Settlements on voluntary insurance – reimbursement
7601020210	Settlements on voluntary insurance – reimbursement, affiliates / subsidiaries
7601030000	Settlements on non-state pension insurance
7601030010	Settlements on non-state pension insurance, affiliates / subsidiaries
7602010000	Settlements on claims (in RUB) receivable
7602010010	Settlements on claims (in RUB) receivable, affiliates / subsidiaries
7602020000	Settlements on claims (in RUB) payable
7602020010	Settlements on claims (in RUB) payable, affiliates / subsidiaries
7603000000	Dividends and other income
7603010000	Dividends
7603010010	Dividends (affiliates and subsidiaries)
7603020000	Other income and dividends from foreign organizations
7604000000	Deposited amounts
7605010000	Other settlements with debtors
7605010010	Other settlements with debtors, affiliates / subsidiaries
7605010100	Other long-term settlements with debtors
7605012000	Other settlements with debtors (securities)
7605012010	Other settlements with debtors (securities), affiliates / subsidiaries
7605012100	Other long-term settlements with debtors (securities)
7605013000	Other settlements with debtors (loans to other organizations)
7605013010	Other settlements with debtors (loans), affiliates / subsidiaries
7605013100	Other long-term settlements with debtors (loans)
7605014000	Other settlements with debtors (doubtful funds)
7605014010	Other settlements with debtors (doubtful funds), affiliates / subsidiaries
7605014100	Other long-term settlements with debtors (doubtful funds)
7605020000	Other settlements with creditors
7605020010	Other settlements with creditors, affiliates / subsidiaries
7605020100	Other long-term settlements with creditors
7605021000	Other settlements with creditors (agency)
7605021010	Other settlements with creditors (agency), affiliates / subsidiaries
7605021100	Other long-term settlements with creditors (agency)
7605023000	Other settlements with creditors (securities)
7605023010	Other settlements with creditors (securities), affiliates / subsidiaries
7605023100	Other long-term settlements with creditors (securities)

7605024000	Other settlements with creditors (investment activities)
7605024010	Other settlements with creditors (investment activities), affiliates / subsidiaries
7605024100	Other long-term settlements with creditors (investment activities)
7605030000	VAT settlements (tax agents)
7605040000	Other settlements with debtors with respect to additional issue
7606010000	Other settlements – alimony
7606020000	Other settlements - other enforcement orders
7606030000	Other settlements – union contributions
7606040000	Other settlements – unidentified payments
7607000000	VAT settlements in unpaid products
7607000100	Deferred VAT from stages of work in progress under agreements with DTZ
7608010000	Settlements under agency agreements with Inter-System High-Voltage Grid Company (MMSK) and High-Voltage Grid Companies (MSK) (long-term) affiliates / subsidiaries
7608010010	Settlements under agency agreements with Inter-System High-Voltage Grid Company (MMSK) and High-Voltage Grid Companies (MSK), affiliates / subsidiaries
7608020000	Other settlements under agency agreements
7608020001	Settlements under MSK agency agreements (balances)
7608020010	Other settlements under agency agreements, affiliates / subsidiaries
7609000000	Settlements in respect of payable fines and penalties
7609000001	Settlements in respect of receivable fines and penalties
7609000010	Settlements in respect of payable fines and penalties, affiliates / subsidiaries
7609000020	Settlements in respect of receivable fines and penalties, affiliates / subsidiaries
7609010000	Settlements in respect of paid fines and penalties in foreign currency
7609020000	Settlements in respect of receivable fines and penalties in foreign currency
7610000000	Settlements in respect of financial investments, loans and credits (long-term)
7610000010	Settlements in respect of long-term financial investments, loans and credits, affiliates / subsidiaries
7610100000	Settlements in respect of short-term financial investments, loans and credits
7610100010	Settlements in respect of short-term financial investments, loans and credits, affiliates / subsidiaries
7611000000	Settlements on interest receivable
7611000010	Settlements on interest receivable, affiliates / subsidiaries
7611100000	Settlements on interest receivable
7611100010	Settlements on interest receivable, affiliates / subsidiaries (long-term)
7612000000	Settlements on other receivable income
7612000010	Settlements on other receivable income, affiliates / subsidiaries
7613010000	Settlements on financial lease (principal amount)
7613010010	Settlements on financial lease (principal amount), affiliates / subsidiaries
7613020000	Settlements on financial lease (%)
7613020010	Settlements on financial lease (%), affiliates / subsidiaries
7614000000	Settlements on operational lease
7614000010	Settlements on operational lease, affiliates / subsidiaries
7615000000	Settlements in respect of simple partnership agreements
7616000000	Settlements on special-purpose funding receivable
7617000000	Reallocated settlements
7617000010	Reallocated settlements, affiliates / subsidiaries
7618000000	Settlements on non-interest bearing notes (long-term)
7618000010	Settlements on non-interest bearing notes (long-term), affiliates / subsidiaries
7619000000	Settlements on non-interest bearing notes (short-term)
7619000010	Settlements on non-interest bearing notes (short-term), affiliates / subsidiaries
7658100000	Discount for long-term third party promissory notes

7658200000	Discount for short-term third party promissory notes
7700000010	Deferred tax liability (Materials)
7700000020	Deferred tax liability (R&D)
7700000030	Deferred tax liability (Fixed assets)
7700000040	Deferred tax liability (Insurance of employees)
7700000050	Deferred tax liability (Property insurance)
7700000060	Deferred tax liability (Losses from FA sale)
7700000070	Deferred tax liability (Financial investments)
7700000080	Deferred tax liability (Work in progress)
7700000090	Deferred tax liability (DTZ)
7700000100	Financial loans
7900000000	Intra-organizational settlements
7901010100	Value of fixed assets (account 01) Executive Office
7901010200	Value of fixed assets (account 01) IA MES of Center
7901010202	Value of fixed assets (account 01) Chernozemnoye PMES
7901010203	Value of fixed assets (account 01) Volgo-Okskoye PMES
7901010205	Value of fixed assets (account 01) Volgo-Donskoye PMES
7901010206	Value of fixed assets (account 01) Vologda PMES
7901010209	Value of fixed assets (account 01) Moscow PMES
7901010210	Value of fixed assets (account 01) Verkhne-Donskoye PMES
7901010211	Value of fixed assets (account 01) Valday PMES
7901010213	Value of fixed assets (account 01) Nizhny Novgorod PMES
7901010214	Value of fixed assets (account 01) Priokskoye PMES
7901010215	Value of fixed assets (account 01) SPB Bely Rast
7901010250	Value of fixed assets (account 01) IA MES TMR of Center
7901010252	Value of fixed assets (account 01) Chernozemnoye PTMR
7901010253	Value of fixed assets (account 01) Volgo-Okskoye PTMR
7901010255	Value of fixed assets (account 01) Volgo-Donskoye PTMR
7901010256	Value of fixed assets (account 01) Vologda PTMR
7901010259	Value of fixed assets (account 01) Moscow PTMR
7901010260	Value of fixed assets (account 01) Verkhne-Donskoye PTMR
7901010261	Value of fixed assets (account 01) Valday PTMR
7901010263	Value of fixed assets (account 01) Nizhny Novgorod PTMR
7901010264	Value of fixed assets (account 01) Priokskoye PTMR
7901010300	Value of fixed assets (account 01) IA MES of North West
7901010301	Value of fixed assets (account 01) Bryansk PMES
7901010302	Value of fixed assets (account 01) Vyborg PMES
7901010303	Value of fixed assets (account 01) Karelia PMES
7901010304	Value of fixed assets (account 01) Leningrad PMES
7901010305	Value of fixed assets (account 01) Novgorod PMES
7901010306	Value of fixed assets (account 01) Severnoye PMES
7901010340	Value of fixed assets (account 01) ATP MES of North-West
7901010350	Value of fixed assets (account 01) IA MES TMR of North-West
7901010351	Value of fixed assets (account 01) Bryansk PTMR
7901010352	Value of fixed assets (account 01) Vyborg PTMR
7901010353	Value of fixed assets (account 01) Karelia PTMR
7901010354	Value of fixed assets (account 01) Leningrad PTMR
7901010355	Value of fixed assets (account 01) Novgorod PTMR
7901010356	Value of fixed assets (account 01) St Petersburg PTMR
7901010400	Value of fixed assets (account 01) IA MES of Volga
7901010401	Value of fixed assets (account 01) Verkhne-Volzhskoye PMES
7901010402	Value of fixed assets (account 01) Nizhne-Volzhskoye PMES
7901010403	Value of fixed assets (account 01) Samara PMES

7901010404	Value of fixed assets (account 01) Sredne-Volzhskoye PMES
7901010405	Value of fixed assets (account 01) Samara PMES
7901010406	Value of fixed assets (account 01) Nizhny Novgorod PMES
7901010450	Value of fixed assets (account 01) IA MES TMR of Volga
7901010451	Value of fixed assets (account 01) Verkhne-Volzhskoye PTMR
7901010452	Value of fixed assets (account 01) Saratov PTMR
7901010453	Value of fixed assets (account 01) Levoberezhnoye PTMR
7901010454	Value of fixed assets (account 01) Pravoberezhnoye PTMR
7901010500	Value of fixed assets (account 01) IA MES of South
7901010501	Value of fixed assets (account 01) Kuban PMES
7901010502	Value of fixed assets (account 01) Rostov PMES
7901010503	Value of fixed assets (account 01) Stavropol PMES
7901010504	Value of fixed assets (account 01) Kaspiysk PMES
7901010505	Value of fixed assets (account 01) Sochinskoye PMES
7901010550	Value of fixed assets (account 01) IA MES TMR of South
7901010551	Value of fixed assets (account 01) Kuban PTMR
7901010552	Value of fixed assets (account 01) Rostov PTMR
7901010553	Value of fixed assets (account 01) Stavropol PTMR
7901010600	Value of fixed assets (account 01) IA MES of Ural
7901010601	Value of fixed assets (account 01) Orenburg PMES
7901010602	Value of fixed assets (account 01) Perm PMES
7901010603	Value of fixed assets (account 01) Sverdlovsk PMES
7901010604	Value of fixed assets (account 01) Chelyabinsk PMES
7901010640	Value of fixed assets (account 01) ATP MES of Ural
7901010650	Value of fixed assets (account 01) IA MES TMR of Ural and West Siberia
7901010700	Value of fixed assets (account 01) IA MES of Siberia
7901010701	Value of fixed assets (account 01) Zabaykalskoye PMES
7901010702	Value of fixed assets (account 01) West-Siberian PMES
7901010703	Value of fixed assets (account 01) Krasnoyarsk PMES
7901010704	Value of fixed assets (account 01) Kuzbass PMES
7901010705	Value of fixed assets (account 01) Omsk PMES
7901010706	Value of fixed assets (account 01) Khakassia PMES
7901010707	Value of fixed assets (account 01) Tomsk PMES
7901010720	Value of fixed assets (account 01) IA MES of West Siberia
7901010721	Value of fixed assets (account 01) Khanty-Mansiysk PMES
7901010722	Value of fixed assets (account 01) Yamalo-Nenetsy PMES
7901010723	Value of fixed assets (account 01) Tyumen PMES
7901010724	Value of fixed assets (account 01) Eastern PMES
7901010725	Value of fixed assets (account 01) Central PMES
7901010726	Value of fixed assets (account 01) Southern PMES
7901010727	Value of fixed assets (account 01) Yamal Nenetsk PMES
7901010750	Value of fixed assets (account 01) IA MES TMR of Siberia
7901010751	Value of fixed assets (account 01) Zabaykalskoye PTMR
7901010752	Value of fixed assets (account 01) West-Siberian PTMR
7901010753	Value of fixed assets (account 01) Krasnoyarsk PTMR
7901010754	Value of fixed assets (account 01) Kuzbass PTMR
7901010755	Value of fixed assets (account 01) Omsk PTMR
7901010756	Value of fixed assets (account 01) Khakassia PTMR
7901010800	Value of fixed assets (account 01) IA MES of East
7901010801	Value of fixed assets (account 01) Amur PMES
7901010802	Value of fixed assets (account 01) Primorsk PMES
7901010803	Value of fixed assets (account 01) Khabarovsk PMES
7901010804	Value of fixed assets (account 01) PRP MES of East

7901010806	Value of fixed assets (account 01) OSP MES of East
7901010850	Value of fixed assets (account 01) IA MES TMR of East
7901010851	Value of fixed assets (account 01) Amur PTMR
7901010852	Value of fixed assets (account 01) Primorsk PTMR
7901010853	Value of fixed assets (account 01) Khabarovsk PTMR
7901010854	Value of fixed assets (account 01) PRP MES PTMR of East
7901011100	Value of fixed assets (account 01) Executive Office
7901011240	Value of fixed assets (account 01) ATP Center
7901011250	Value of fixed assets (account 01) IA MES of Center
7901011252	Value of fixed assets (account 01) Chernozemnoye PMES
7901011253	Value of fixed assets (account 01) Volgo-Okskoye PMES
7901011255	Value of fixed assets (account 01) Volgo-Donskoye PMES
7901011256	Value of fixed assets (account 01) Moscow
7901011259	Value of fixed assets (account 01)
7901011260	Value of fixed assets (account 01) Verkhne-Donskoye
7901011261	Value of fixed assets (account 01) Valday
7901011263	Value of fixed assets (account 01) Nizhny Novgorod
7901011264	Value of fixed assets (account 01) Priokskoye
7901011350	Value of fixed assets (account 01) North-Western Administration
7901011351	Value of fixed assets (account 01) Bryansk
7901011352	Value of fixed assets (account 01) Vyborg
7901011353	Value of fixed assets (account 01) Karelia
7901011355	Value of fixed assets (account 01) Novgorod
7901011356	Value of fixed assets (account 01) St. Petersburg
7901011450	Value of fixed assets (account 01) Volga Administration
7901011451	Value of fixed assets (account 01) Verkhznaya Volga
7901011452	Value of fixed assets (account 01) Saratov
7901011453	Value of fixed assets (account 01) Levoberezhnoye
7901011454	Value of fixed assets (account 01) Pravoberezhnoye
7901011540	Value of fixed assets (account 01) ATP Sourth
7901011550	Value of fixed assets (account 01) South Administration
7901011551	Value of fixed assets (account 01) Kuban
7901011552	Value of fixed assets (account 01) Rostov
7901011553	Value of fixed assets (account 01) Stavropol
7901011650	Value of fixed assets (account 01) Urals and West Siberia Administration
7901011740	Value of fixed assets (account 01) ATP Siberia
7901011750	Value of fixed assets (account 01) Siberia Administration
7901011751	Value of fixed assets (account 01) Zabaykalskoye
7901011752	Value of fixed assets (account 01) West Siberian
7901011753	Value of fixed assets (account 01) Krasnoyarsk
7901011754	Value of fixed assets (account 01) Kuzbass
7901011755	Value of fixed assets (account 01) Omsk
7901011756	Value of fixed assets (account 01) Khakassiya
7901011840	Value of fixed assets (account 01) ATP East
7901011850	Value of fixed assets (account 01) Eastern Administration
7901011851	Value of fixed assets (account 01) Amur
7901011852	Value of fixed assets (account 01) Primorsk
7901011853	Value of fixed assets (account 01) Khabarovsk
7901012900	Value of fixed assets (account 01) IA ESS
7901012901	Value of fixed assets (account 01) Southern SPB
7901012902	Value of fixed assets (account 01) Mikhailovskaya SPB
7901012903	Value of fixed assets (account 01) Novgorodskaya SPB
7901012904	Value of fixed assets (account 01) Novosibirsk SPB

7901012905	Value of fixed assets (account 01) Srednevolzhskaya SPB
7901012906	Value of fixed assets (account 01) Elektrosetremont SPB
7901012907	Value of fixed assets (account 01) West-Siberian SPB
7901012908	Value of fixed assets (account 01) Urals SPB
7901013100	Value of fixed assets (account 01) TSIUS IA
7901013200	Value of fixed assets (account 01) TSIUS Central Administration
7901013300	Value of fixed assets (account 01) TSIUS North Western Administration
7901013400	Value of fixed assets (account 01) TSIUS Volga Administration
7901013500	Value of fixed assets (account 01) TSIUS Southern Administration
7901013600	Value of fixed assets (account 01) TSIUS Urals Administration
7901013700	Value of fixed assets (account 01) TSIUS Siberia Administration
7901013720	Value of fixed assets (account 01) TSIUS West Siberia Administration
7901013800	Value of fixed assets (account 01) TSIUS East Administration
7901019900	Value of fixed assets (account 01) Electroset service
7901019901	Value of fixed assets (account 01) Yuzhnaya SPB
7901019902	Value of fixed assets (account 01) Mikhailovskaya SPB
7901019903	Value of fixed assets (account 01) Novgorodskaya SPB
7901019904	Value of fixed assets (account 01) Novosibirskaya SPB
7901019905	Value of fixed assets (account 01) Srednevolzhskaya SPB
7901019906	Value of fixed assets (account 01) SPB Electroset
7901019907	Value of fixed assets (account 01) SPB Bely Rast
7901019908	Value of fixed assets (account 01) Beskudnikovskaya SPB
7901020100	Depreciation of fixed assets (account 02) FGC UES Executive Directorate
7901020200	Depreciation of fixed assets (account 02) IA MES of Center
7901020202	Depreciation of fixed assets (account 02) Chernozemnoye PMES
7901020203	Depreciation of fixed assets (account 02) Volgo-Okskoye PMES
7901020205	Depreciation of fixed assets (account 02) Volgo-Donskoye PMES
7901020206	Depreciation of fixed assets (account 02) Vologda PMES
7901020209	Depreciation of fixed assets (account 02) Moscow PMES
7901020210	Depreciation of fixed assets (account 02) Verkhne-Donskoye PMES
7901020211	Depreciation of fixed assets (account 02) Valday PMES
7901020213	Depreciation of fixed assets (account 02) Nizhniy Novgorod PMES
7901020214	Depreciation of fixed assets (account 02) Priokskoye PMES
7901020215	Depreciation of fixed assets (account 02) SBP Bely Rast
7901020250	Depreciation of fixed assets (account 02) IA MES TMR of Center
7901020252	Depreciation of fixed assets (account 02) Chernozemnoye PTMR
7901020253	Depreciation of fixed assets (account 02) Volgo-Okskoye PTMR
7901020255	Depreciation of fixed assets (account 02) Volgo-Donskoye PTMR
7901020256	Depreciation of fixed assets (account 02) Vologda PTMR
7901020259	Depreciation of fixed assets (account 02) Moscow PTMR
7901020260	Depreciation of fixed assets (account 02) Verkhne-Donskoye PTMR
7901020261	Depreciation of fixed assets (account 02) Valday PTMR
7901020263	Depreciation of fixed assets (account 02) Nizhniy Novgorod PTMR
7901020264	Depreciation of fixed assets (account 02) Priokskoye PTMR
7901020300	Value of fixed assets (account 02) IA MES of North-West
7901020301	Depreciation of fixed assets (account 02) Bryansk PMES
7901020302	Depreciation of fixed assets (account 02) Vyborg PMES
7901020303	Depreciation of fixed assets (account 02) Karelia PMES
7901020304	Depreciation of fixed assets (account 02) Leningrad PMES
7901020305	Depreciation of fixed assets (account 02) Novgorod PMES
7901020306	Depreciation of fixed assets (account 02) Severnoye PMES
7901020340	Value of fixed assets (account 02) ATP MES of North-West
7901020350	Value of fixed assets (account 02) IA MES TMR of North-West

7901020351	Depreciation of fixed assets (account 02) Bryansk PTMR
7901020352	Depreciation of fixed assets (account 02) Vyborg PTMR
7901020353	Depreciation of fixed assets (account 02) Karelia PTMR
7901020354	Depreciation of fixed assets (account 02) Leningrad PTMR
7901020355	Depreciation of fixed assets (account 02) Novgorod PTMR
7901020356	Depreciation of fixed assets (account 02) St Petersburg PTMR
7901020400	Depreciation of fixed assets (account 02) IA MES of Volga
7901020401	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PMES
7901020402	Depreciation of fixed assets (account 02) Nizhne-Volzhskoye PMES
7901020403	Depreciation of fixed assets (account 02) Samara PMES
7901020404	Depreciation of fixed assets (account 02) Sredne-Volzhskoye PMES
7901020405	Depreciation of fixed assets (account 02) Samara PMES
7901020406	Depreciation of fixed assets (account 02) Nizhniy Novgorod PMES
7901020450	Depreciation of fixed assets (account 02) IA MES TMR of Volga
7901020451	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PTMR
7901020452	Depreciation of fixed assets (account 02) Saratov PTMR
7901020453	Depreciation of fixed assets (account 02) Levoberezhnoye PTMR
7901020454	Depreciation of fixed assets (account 02) Pravoberezhnoye PTMR
7901020500	Depreciation of fixed assets (account 02) IA MES of South
7901020501	Depreciation of fixed assets (account 02) Kuban PMES
7901020502	Depreciation of fixed assets (account 02) Rostov PMES
7901020503	Depreciation of fixed assets (account 02) Stavropol PMES
7901020504	Depreciation of fixed assets (account 02) Kaspiyskoye PMES
7901020505	Depreciation of fixed assets (account 02) Sochi PMES
7901020550	Depreciation of fixed assets (account 02) IA MES TMR of South
7901020551	Depreciation of fixed assets (account 02) Kuban PTMR
7901020552	Depreciation of fixed assets (account 02) Rostov PTMR
7901020553	Depreciation of fixed assets (account 02) Stavropol PTMR
7901020600	Depreciation of fixed assets (account 02) IA MES of Ural
7901020601	Depreciation of fixed assets (account 02) Orenburg PMES
7901020602	Depreciation of fixed assets (account 02) Perm PMES
7901020603	Depreciation of fixed assets (account 02) Sverdlovsk PMES
7901020604	Depreciation of fixed assets (account 02) Chelyabinsk PMES
7901020640	Depreciation of fixed assets (account 02) ATP MES of Ural
7901020650	Depreciation of fixed assets (account 02) IA MES TMR of Ural and West Siberia
7901020700	Depreciation of fixed assets (account 02) IA MES of Siberia
7901020701	Depreciation of fixed assets (account 02) Zabaykalsk PMES
7901020702	Depreciation of fixed assets (account 02) West-Siberian PMES
7901020703	Depreciation of fixed assets (account 02) Krasnoyarsk PMES
7901020704	Depreciation of fixed assets (account 02) Kuzbass PMES
7901020705	Depreciation of fixed assets (account 02) Omsk PMES
7901020706	Depreciation of fixed assets (account 02) Khakassia PMES
7901020707	Depreciation of fixed assets (account 02) Tomsk PMES
7901020720	Depreciation of fixed assets (account 02) IA MES of West Siberia
7901020721	Depreciation of fixed assets (account 02) Khanty-Mansiysk PMES
7901020722	Depreciation of fixed assets (account 02) Yamalo-Nenetskoye PMES
7901020723	Depreciation of fixed assets (account 02) Tyumen PMES
7901020724	Depreciation of fixed assets (account 02) Eastern PMES
7901020725	Depreciation of fixed assets (account 02) Central PMES
7901020726	Depreciation of fixed assets (account 02) Southern PMES
7901020727	Depreciation of fixed assets (account 02) Yamalo-Nenetskoye PMES
7901020750	Depreciation of fixed assets (account 02) IA MES TMR of Siberia

7901020751	Depreciation of fixed assets (account 02) Zabaykalsk PTMR
7901020752	Depreciation of fixed assets (account 02) West-Siberian PTMR
7901020753	Depreciation of fixed assets (account 02) Krasnoyarsk PTMR
7901020754	Depreciation of fixed assets (account 02) Kuzbass PTMR
7901020755	Depreciation of fixed assets (account 02) Omsk PTMR
7901020756	Depreciation of fixed assets (account 02) Khakassia PTMR
7901020800	Depreciation of fixed assets (account 02) IA MES of East
7901020801	Depreciation of fixed assets (account 02) Amur PMES
7901020802	Depreciation of fixed assets (account 02) Primorsk PMES
7901020803	Depreciation of fixed assets (account 02) Khabarovsk PMES
7901020804	Depreciation of fixed assets (account 02) PRP MES of East
7901020806	Depreciation of fixed assets (account 02) OSP MES of East TsVR
7901020850	Depreciation of fixed assets (account 02) IA MES TMR of East
7901020851	Depreciation of fixed assets (account 02) Amur PTMR
7901020852	Depreciation of fixed assets (account 02) Primorsk PTMR
7901020853	Depreciation of fixed assets (account 02) Khabarovsk PTMR
7901020854	Depreciation of fixed assets (account 02) PRP MES PTMR of East
7901021100	Depreciation of fixed assets (account 02) Executive Office
7901021240	Depreciation of fixed assets (account 02) ATP Center
7901021250	Depreciation of fixed assets (account 02) Center Administration
7901021252	Depreciation of fixed assets (account 02) Chernozemnoye
7901021253	Depreciation of fixed assets (account 02) Volgo-Okskoye
7901021255	Depreciation of fixed assets (account 02) Volgo-Donskoye
7901021256	Depreciation of fixed assets (account 02) Vologodskoye
7901021259	Depreciation of fixed assets (account 02) Moscow
7901021260	Depreciation of fixed assets (account 02) Verkhne-Donskoye
7901021261	Depreciation of fixed assets (account 02) Valdayskoye
7901021263	Depreciation of fixed assets (account 02) Nizhniy Novgorod
7901021264	Depreciation of fixed assets (account 02) Priokskoye
7901021350	Depreciation of fixed assets (account 02) North-Western Administration
7901021351	Depreciation of fixed assets (account 02) Bryansk
7901021352	Depreciation of fixed assets (account 02) Vyborg
7901021353	Depreciation of fixed assets (account 02) Karelia
7901021355	Depreciation of fixed assets (account 02) Novgorod
7901021356	Depreciation of fixed assets (account 02) St. Petersburg
7901021450	Depreciation of fixed assets (account 02) Volga Administration
7901021451	Depreciation of fixed assets (account 02) Verkhznaya Volga
7901021452	Depreciation of fixed assets (account 02) Saratov
7901021453	Depreciation of fixed assets (account 02) Levoberezhnoye
7901021454	Depreciation of fixed assets (account 02) Pravoberezhnoye
7901021540	Depreciation of fixed assets (account 02) ATP Sourth
7901021550	Depreciation of fixed assets (account 02) Sourth Administration
7901021551	Depreciation of fixed assets (account 02) Kuban
7901021552	Depreciation of fixed assets (account 02) Rostov
7901021553	Depreciation of fixed assets (account 02) Stavropol
7901021650	Depreciation of fixed assets (account 02) Urals and West Siberia Administration
7901021740	Depreciation of fixed assets (account 02) ATP Siberia
7901021750	Depreciation of fixed assets (account 02) Siberia Administration
7901021751	Depreciation of fixed assets (account 02) Zabaykalsk
7901021752	Depreciation of fixed assets (account 02) West-Siberia
7901021753	Depreciation of fixed assets (account 02) Krasnoyarsk
7901021754	Depreciation of fixed assets (account 02) Kuzbass
7901021755	Depreciation of fixed assets (account 02) Omsk

7901021756	Depreciation of fixed assets (account 02) Khakassiya
7901021840	Depreciation of fixed assets (account 02) ATP East
7901021850	Depreciation of fixed assets (account 02) Eastern Administration
7901021851	Depreciation of fixed assets (account 02) Amur
7901021852	Depreciation of fixed assets (account 02) Primorskoye
7901021853	Depreciation of fixed assets (account 02) Khabarovsk
7901022900	Depreciation of fixed assets (account 02) IA ESS
7901022901	Depreciation of fixed assets (account 02) Southern SPB
7901022902	Depreciation of fixed assets (account 02) Mikhailovskaya SPB
7901022903	Depreciation of fixed assets (account 02) Novgorodskaya SPB
7901022904	Depreciation of fixed assets (account 02) Novosibirsk SPB
7901022905	Depreciation of fixed assets (account 02) Middle Volga SPB
7901022906	Depreciation of fixed assets (account 02) Elektrosetremont SPB
7901022907	Depreciation of fixed assets (account 02) West-Siberia SPB
7901022908	Depreciation of fixed assets (account 02) Urals SPB
7901023100	Depreciation of fixed assets (account 02) TSIUS IA
7901023200	Depreciation of fixed assets (account 02) TSIUS Central Administration
7901023300	Depreciation of fixed assets (account 02) TSIUS North Western Administration
7901023400	Depreciation of fixed assets (account 02) TSIUS Volga Administration
7901023500	Depreciation of fixed assets (account 02) TSIUS Southern Administration
7901023600	Depreciation of fixed assets (account 02) TSIUS Urals Administration
7901023700	Depreciation of fixed assets (account 02) TSIUS Siberia Administration
7901023720	Depreciation of fixed assets (account 02) TSIUS West Siberia Administration
7901023800	Depreciation of fixed assets (account 02) TSIUS East Administration
7901029900	Depreciation of fixed assets (account 02) Electrosetservice
7901029901	Depreciation of fixed assets (account 02) Southern SPB
7901029902	Depreciation of fixed assets (account 02) Mikhailovskaya SPB
7901029903	Depreciation of fixed assets (account 02) Novgorodskaya SPB
7901029904	Depreciation of fixed assets (account 02) Novosibirsk SPB
7901029905	Depreciation of fixed assets (account 02) Middle Volga SPB
7901029906	Depreciation of fixed assets (account 02) Elektrosetremont SPB
7901029907	Depreciation of fixed assets (account 02) SBP Bely Rast
7901029908	Depreciation of fixed assets (account 02) Beskudnikovskiy SPB
7902000100	Internal settlement of current transactions of FGC UES Executive Directorate
7902000200	Internal settlement of current transactions of IA MES of Center
7902000202	Internal settlement of current transactions of Chernozemnoye PMES
7902000203	Internal settlement of current transactions of Volgo-Okskoye PMES
7902000205	Internal settlement of current transactions of Volgo-Donskoye PMES
7902000206	Internal settlement of current transactions of Vologda PMES
7902000209	Internal settlement of current transactions of Moscow PMES
7902000210	Internal settlement of current transactions of Verkhne-Donskoye PMES
7902000211	Internal settlement of current transactions of Valday PMES
7902000213	Internal settlement of current transactions of Nizhegorodskoye PMES
7902000214	Internal settlement of current transactions of Priokskoye PMES
7902000215	Internal settlement of current transactions of SPB Bely Rast
7902000250	Internal settlement of current transactions of IA MES TMR of Center
7902000252	Internal settlement of current transactions of Chernozemnoye PTMR
7902000253	Internal settlement of current transactions of Volgo-Okskoye PTMR
7902000255	Internal settlement of current transactions of Volgo-Donskoye PTMR
7902000256	Internal settlement of current transactions of Vologda PTMR
7902000259	Internal settlement of current transactions of Moscow PTMR
7902000260	Internal settlement of current transactions of Verkhne-Donskoye PTMR
7902000261	Internal settlement of current transactions of Valday PTMR

7902000263	Internal settlement of current transactions of Nizhny Novgorod PTMR
7902000264	Internal settlement of current transactions of Priokskoye PTMR
7902000300	Internal settlement of current transactions of IA MES of North-West
7902000301	Internal settlement of current transactions of Bryansk PMES
7902000302	Internal settlement of current transactions of Vyborg PMES
7902000303	Internal settlement of current transactions of Karelia PMES
7902000304	Internal settlement of current transactions of Leningrad PMES
7902000305	Internal settlement of current transactions of Novgorod PMES
7902000306	Internal settlement of current transactions of Severnoye PMES
7902000340	Internal settlement of current transactions of ATP MES of North-West
7902000350	Internal settlement of current transactions of IA MES TMR of North-West
7902000351	Internal settlement of current transactions of Bryansk PTMR
7902000352	Internal settlement of current transactions of Vyborg PTMR
7902000353	Internal settlement of current transactions of Karelia PTMR
7902000354	Internal settlement of current transactions of Leningrad PTMR
7902000355	Internal settlement of current transactions of Novgorod PTMR
7902000356	Internal settlement of current transactions of St Petersburg PTMR
7902000400	Internal settlement of current transactions of IA MES of Volga
7902000401	Internal settlement of current transactions of Verkhne-Volzhskoye PMES
7902000402	Internal settlement of current transactions of Nizhne-Volzhskoye PMES
7902000403	Internal settlement of current transactions of Samara PMES
7902000404	Internal settlement of current transactions of Sredne-Volzhskoye PMES
7902000405	Internal settlement of current transactions of Samara PMES
7902000406	Internal settlement of current transactions of Nizhegorodskoye PMES
7902000450	Internal settlement of current transactions of IA MES TMR of Volga
7902000451	Internal settlement of current transactions of Verkhne-Volzhskoye PTMR
7902000452	Internal settlement of current transactions of Saratov PTMR
7902000453	Internal settlement of current transactions of Levoberezhnoye PTMR
7902000454	Internal settlement of current transactions of Pravoberezhnoye PTMR
7902000500	Internal settlement of current transactions of IA MES of South
7902000501	Internal settlement of current transactions of Kuban PMES
7902000502	Internal settlement of current transactions of Rostov PMES
7902000503	Internal settlement of current transactions of Stavropol PMES
7902000504	Internal settlement of current transactions of Kaspiysk PMES
7902000505	Internal settlement of current transactions of Sochi PMES
7902000550	Internal settlement of current transactions of IA MES TMR of South
7902000551	Internal settlement of current transactions of Kuban PTMR
7902000552	Internal settlement of current transactions of Rostov PTMR
7902000553	Internal settlement of current transactions of Stavropol PTMR
7902000600	Internal settlement of current transactions of IA MES of Ural
7902000601	Internal settlement of current transactions of Orenburg PMES
7902000602	Internal settlement of current transactions of Perm PMES
7902000603	Internal settlement of current transactions of Sverdlovsk PMES
7902000604	Internal settlement of current transactions of Chelyabinsk PMES
7902000640	Internal settlement of current transactions of ATP MES of Ural
7902000650	Internal settlement of current transactions of IA MES TMR of Ural and West Siberia
7902000700	Internal settlement of current transactions of IA MES of Siberia
7902000701	Internal settlement of current transactions of Zabaikalskoye PMES
7902000702	Internal settlement of current transactions of West-Siberian PMES
7902000703	Internal settlement of current transactions of Krasnoyarsk PMES
7902000704	Internal settlement of current transactions of Kuzbass PMES
7902000705	Internal settlement of current transactions of Omsk PMES

7902000706	Internal settlement of current transactions of Khakasia PMES
7902000707	Internal settlement of current transactions of Tomsk PMES
7902000720	Internal settlement of current transactions of IA MES of West Siberia
7902000721	Internal settlement of current transactions of Khanty-Mansiysk PMES
7902000722	Internal settlement of current transactions of Yamalo-Nenetskoye PMES
7902000723	Internal settlement of current transactions of Tyumen PMES
7902000724	Internal settlement of current transactions of Eastern PMES
7902000725	Internal settlement of current transactions of Central PMES
7902000726	Internal settlement of current transactions of Southern PMES
7902000727	Internal settlement of current transactions of Yamalo-Nenetskoye PMES
7902000750	Internal settlement of current transactions of IA MES TMR of Siberia
7902000751	Internal settlement of current transactions of Zabaikalsk PTMR
7902000752	Internal settlement of current transactions of West-Siberian PTMR
7902000753	Internal settlement of current transactions of Krasnoyarsk PTMR
7902000754	Internal settlement of current transactions of Kuzbass PTMR
7902000755	Internal settlement of current transactions of Omsk PTMR
7902000756	Internal settlement of current transactions of Khakasia PTMR
7902000800	Internal settlement of current transactions of IA MES of East
7902000801	Internal settlement of current transactions of Amur PMES
7902000802	Internal settlement of current transactions of Primorsk PMES
7902000803	Internal settlement of current transactions of Khabarovsk PMES
7902000804	Internal settlement of current transactions of PRP MES of East
7902000806	Internal settlement of current transactions of OSP MES of East
7902000850	Internal settlement of current transactions of IA MES TMR of East
7902000851	Internal settlement of current transactions of Amur PTMR
7902000852	Internal settlement of current transactions of Primorsk PTMR
7902000853	Internal settlement of current transactions of Khabarovsk PTMR
7902000854	Internal settlement of current transactions of PRP MES PTMR of East
7902001100	Internal settlement of current transactions of Executive Office
7902001240	Internal settlement of current transactions of ATP Center
7902001250	Internal settlement of current transactions of Center Administration
7902001252	Internal settlement of current transactions of Chernozemnoye
7902001253	Internal settlement of current transactions of Volgo-Okskoye
7902001255	Internal settlement of current transactions of Volgo-Donskoye
7902001256	Internal settlement of current transactions of Vologodskoye
7902001259	Internal settlement of current transactions of Moscow
7902001260	Internal settlement of current transactions of Verkhne-Donskoye
7902001261	Internal settlement of current transactions of Valday
7902001263	Internal settlement of current transactions of Nizhegorodskoye
7902001264	Internal settlement of current transactions of Priokskoye
7902001350	Internal settlement of current transactions of West Siberia Administration
7902001351	Internal settlement of current transactions of Bryansk
7902001352	Internal settlement of current transactions of Vyborg
7902001353	Internal settlement of current transactions of Karelia
7902001355	Internal settlement of current transactions of Novgorod
7902001356	Internal settlement of current transactions of St Petersburg
7902001440	Internal settlement of current transactions of ATP Volga
7902001450	Internal settlement of current transactions of Volga Administration
7902001451	Internal settlement of current transactions of Verkhnaya Volga
7902001452	Internal settlement of current transactions of Saratov
7902001453	Internal settlement of current transactions of Levoberezhnoye
7902001454	Internal settlement of current transactions of Pravoberezhnoye
7902001540	Internal settlement of current transactions of ATP Sourth

7902001550	Internal settlement of current transactions of South Administration
7902001551	Internal settlement of current transactions of Kuban
7902001552	Internal settlement of current transactions of Rostov
7902001553	Internal settlement of current transactions of Stavropol
7902001650	Internal settlement of current transactions of Urals and West Siberia Administration
7902001740	Internal settlement of current transactions of ATP Siberian branch
7902001750	Internal settlement of current transactions of Siberian Administration
7902001751	Internal settlement of current transactions of Zabaikalskoye
7902001752	Internal settlement of current transactions of West-Siberian
7902001753	Internal settlement of current transactions of Krasnoyarsk
7902001754	Internal settlement of current transactions of Kuzbass
7902001755	Internal settlement of current transactions of Omsk
7902001756	Internal settlement of current transactions of Khakassiya
7902001840	Internal settlement of current transactions of ATP East
7902001850	Internal settlement of current transactions of Eastern Administration
7902001851	Internal settlement of current transactions of Amur
7902001852	Internal settlement of current transactions of Primorskoye
7902001853	Internal settlement of current transactions of Khabarovsk
7902002900	Internal settlement of current transactions of IA ESS
7902002901	Internal settlement of current transactions of Southern SPB
7902002902	Internal settlement of current transactions of Mikhailovskaya SPB
7902002903	Internal settlement of current transactions of Novgorodskaya SPB
7902002904	Internal settlement of current transactions of Novosibirsk SPB
7902002905	Internal settlement of current transactions of Middle Volga SPB
7902002906	Internal settlement of current transactions of Elektrosetremont SPB
7902002907	Internal settlement of current transactions of West Siberian SPB
7902002908	Internal settlement of current transactions of Urals SPB
7902003100	Internal settlement of current transactions of TSIUS IA
7902003200	Internal settlement of current transactions of TSIUS Central Administration
7902003300	Internal settlement of current transactions of TSIUS North Western Administration
7902003400	Internal settlement of current transactions of TSIUS Volga Administration
7902003500	Internal settlement of current transactions of TSIUS Southern Administration
7902003600	Internal settlement of current transactions of TSIUS Urals Administration
7902003700	Internal settlement of current transactions of TSIUS Siberia Administration
7902003720	Internal settlement of current transactions of TSIUS West Siberia Administration
7902003800	Internal settlement of current transactions of TSIUS East Administration
7902009900	Internal settlement of current transactions of Electroset-service
7902009901	Internal settlement of current transactions of Yuzhnaya SPB
7902009902	Internal settlement of current transactions of Mikhailovskaya SPB
7902009903	Internal settlement of current transactions of Novgorod SPB
7902009904	Internal settlement of current transactions of Novosibirsk SPB
7902009905	Internal settlement of current transactions of Sredne-Volzhskaya SPB
7902009906	Internal settlement of current transactions of SPB Electrosetremont
7902009907	Internal settlement of current transactions of SPB Bely Rast
7902009908	Internal settlement of current transactions of Beskudnikovsky SPB
7902010100	Internal settlement of current transactions of IA FGC UES under instructions
7902010200	Internal settlement of current transactions of IA MES of Center under instructions
7902010202	Internal settlement of current transactions of Chernozemnoye PMES under instructions

7902010203	Internal settlement of current transactions of Volgo-Okskoye PMES under instructions
7902010205	Internal settlement of current transactions of Volgo-Donskoye PMES under instructions
7902010206	Internal settlement of current transactions of Vologda PMES under instructions
7902010209	Internal settlement of current transactions of Moscow PMES under instructions
7902010210	Internal settlement of current transactions of Verkhne-Donskoye PMES under instructions
7902010211	Internal settlement of current transactions of Valday PMES under instructions
7902010213	Internal settlement of current transactions of Nizhegorodskoye PMES under instructions
7902010214	Internal settlement of current transactions of Priokskoye PMES under instructions
7902010215	Internal settlement of current transactions of SPB Bely Rast under instructions
7902010300	Internal settlement of current transactions of IA MES of North-West under instructions
7902010301	Internal settlement of current transactions of Bryansk PMES under instructions
7902010302	Internal settlement of current transactions of Vyborg PMES under instructions
7902010303	Internal settlement of current transactions of Karelia PMES under instructions
7902010304	Internal settlement of current transactions of Leningrad PMES under instructions
7902010305	Internal settlement of current transactions of Novgorod PMES under instructions
7902010340	Internal settlement of current transactions of ATP MES of North-West under instructions
7902010400	Internal settlement of current transactions of IA MES of Volga under instructions
7902010401	Internal settlement of current transactions of Verkhne-Volzhskoye PMES under instructions
7902010402	Internal settlement of current transactions of Nizhne-Volzhskoye PMES under instructions
7902010404	Internal settlement of current transactions of Sredne-Volzhskoye PMES under instructions
7902010405	Internal settlement of current transactions of Samara PMES under instructions
7902010406	Internal settlement of current transactions of Nizhegorodskoye PMES under instructions
7902010500	Internal settlement of current transactions of IA MES of South under instructions
7902010501	Internal settlement of current transactions of Kuban PMES under instructions
7902010502	Internal settlement of current transactions of Rostov PMES under instructions
7902010503	Internal settlement of current transactions of Stavropol PMES under instructions
7902010504	Internal settlement of current transactions of Kaspiysk PMES under instructions
7902010505	Internal settlement of current transactions of Sochi PMES under instructions
7902010600	Internal settlement of current transactions of IA MES of Ural under instructions
7902010601	Internal settlement of current transactions of Orenburg PMES under instructions
7902010602	Internal settlement of current transactions of Perm PMES under instructions
7902010603	Internal settlement of current transactions of Sverdlovsk PMES under instructions
7902010604	Internal settlement of current transactions of Chelyabinsk PMES under instructions
7902010640	Internal settlement of current transactions of ATP MES of Ural under instructions
7902010700	Internal settlement of current transactions of IA MES of Siberia under instructions
7902010701	Internal settlement of current transactions of Zabaikalskoye PMES under instructions

7902010702	Internal settlement of current transactions of West-Siberian PMES under instructions
7902010703	Internal settlement of current transactions of Krasnoyarsk PMES under instructions
7902010704	Internal settlement of current transactions of Kuzbass PMES under instructions
7902010705	Internal settlement of current transactions of Omsk PMES under instructions
7902010706	Internal settlement of current transactions of Khakassia PMES under instructions
7902010707	Internal settlement of current transactions of Tomsk PMES under instructions
7902010720	Internal settlement of current transactions of IA MES of Western Siberia under instructions
7902010721	Internal settlement of current transactions of Khanty-Mansiysk PMES under instructions
7902010722	Internal settlement of current transactions of Yamalo-Nenets PMES under instructions
7902010723	Internal settlement of current transactions of Tyumen PMES under instructions
7902010724	Internal settlement of current transactions of Eastern PMES under instructions
7902010725	Internal settlement of current transactions of Central PMES under instructions
7902010726	Internal settlement of current transactions of Southern PMES under instructions
7902010727	Internal settlement of current transactions of Yamalo-Nenets PMES under instructions
7902010800	Internal settlement of current transactions of IA MES of East under instructions
7902010801	Internal settlement of current transactions of Amur PMES under instructions
7902010802	Internal settlement of current transactions of Primorsk PMES under instructions
7902010803	Internal settlement of current transactions of Khabarovsk PMES under instructions
7902010804	Internal settlement of current transactions of PRP MES of East under instructions
7902010806	Internal settlement of current transactions of OSP MES of East under instructions
7902019900	Internal settlement of current transactions of Electroset-service under instructions
7902019901	Internal settlement of current transactions of Yuzhnaya SPB under instructions
7902019902	Internal settlement of current transactions of Mikhailovskaya SPB under instructions
7902019903	Internal settlement of current transactions of Novgorod SPB under instructions
7902019904	Internal settlement of current transactions of Novosibirsk SPB under instructions
7902019905	Internal settlement of current transactions of Sredne-Volzhskaya SPB under instructions
7902019906	Internal settlement of current transactions of SPB Electrosetremont under instructions
7903000100	Construction settlements of FGC UES Executive Directorate
7903000200	Construction settlements of IA MES of Center
7903000202	Construction settlements of Chernozemnoye PMES
7903000203	Construction settlements of Volgo-Okskoye PMES
7903000205	Construction settlements of Volgo-Donskoye PMES
7903000206	Construction settlements of Vologodskoye PMES
7903000209	Construction settlements of Moscow PMES
7903000210	Construction settlements of Verkhne-Donskoye PMES
7903000211	Construction settlements of Valdai PMES
7903000213	Construction settlements of Nizhegorodskoye PMES
7903000214	Construction settlements of Priokskoye PMES
7903000215	Construction settlements of SPB Bely Rast

7903000250	Construction settlements of IA MES TMR of Center
7903000252	Construction settlements of Chernozemnoye PTMR
7903000253	Construction settlements of Volgo-Okskoye PTMR
7903000255	Construction settlements of Volgo-Donskoye PTMR
7903000256	Construction settlements of Vologda PTMR
7903000259	Construction settlements of Moscow PTMR
7903000260	Construction settlements of Verkhne-Donskoye PTMR
7903000261	Construction settlements of Valdai PTMR
7903000263	Construction settlements of Nizhegorodskoye PTMR
7903000264	Construction settlements of Priokskoye PTMR
7903000300	Construction settlements of IA MES of North-West
7903000301	Construction settlements of Bryansk PMES
7903000302	Construction settlements of Vyborg PMES
7903000303	Construction settlements of Karelia PMES
7903000304	Construction settlements of Leningrad PMES
7903000305	Construction settlements of Novgorod PMES
7903000306	Construction settlements of Severnoye PMES
7903000340	Construction settlements of ATP MES of North-West
7903000350	Construction settlements of IA MES TMR of North-West
7903000351	Construction settlements of Bryansk PTMR
7903000352	Construction settlements of Vyborg PTMR
7903000353	Construction settlements of Karelia PTMR
7903000354	Construction settlements of Leningrad PTMR
7903000355	Construction settlements of Novgorod PTMR
7903000356	Construction settlements of St Petersburg PTMR
7903000400	Construction settlements of IA MES of Volga
7903000401	Construction settlements of Verkhne-Volzhskoye PMES
7903000402	Construction settlements of Nizhne-Volzhskoye PMES
7903000403	Construction settlements of Samara PMES
7903000404	Construction settlements of Sredne-Volzhskoye PMES
7903000405	Construction settlements of Samara PMES
7903000406	Construction settlements of Nizhegorodskoye PMES
7903000450	Construction settlements of IA MES TMR of Volga
7903000451	Construction settlements of Verkhne-Volzhskoye PTMR
7903000452	Construction settlements of Saratov PTMR
7903000453	Construction settlements of Levoberezhnoye PTMR
7903000454	Construction settlements of Pravoberezhnoye PTMR
7903000500	Construction settlements of IA MES of South
7903000501	Construction settlements of Kuban PMES
7903000502	Construction settlements of Rostov PMES
7903000503	Construction settlements of Stavropol PMES
7903000504	Construction settlements of Kaspiysk PMES
7903000505	Construction settlements of Sochi PMES
7903000550	Construction settlements of IA MES TMR of South
7903000551	Construction settlements of Kuban PTMR
7903000552	Construction settlements of Rostov PTMR
7903000553	Construction settlements of Stavropol PTMR
7903000600	Construction settlements of IA MES of Ural
7903000601	Construction settlements of Orenburg PMES
7903000602	Construction settlements of Perm PMES
7903000603	Construction settlements of Sverdlovsk PMES
7903000604	Construction settlements of Chelyabinsk PMES
7903000640	Construction settlements of ATP MES of Ural

7903000650	Construction settlements of IA MES TMR of Urals and West Siberia
7903000700	Construction settlements of IA MES of Siberia
7903000701	Construction settlements of Zabaikalskoye PMES
7903000702	Construction settlements of West-Siberian PMES
7903000703	Construction settlements of Krasnoyarsk PMES
7903000704	Construction settlements of Kuzbass PMES
7903000705	Construction settlements of Omsk PMES
7903000706	Construction settlements of Khakasia PMES
7903000707	Construction settlements of Tomsk PMES
7903000720	Construction settlements of IA MES of West Siberia
7903000721	Construction settlements of Khanty-Mansiysk PMES
7903000722	Construction settlements of Yamalo-Nenetskoye PMES
7903000723	Construction settlements of Tyumen PMES
7903000724	Construction settlements of Eastern PMES
7903000725	Construction settlements of Central PMES
7903000726	Construction settlements of Southern PMES
7903000727	Construction settlements of Yamalo-Nenetskoye PMES
7903000750	Construction settlements of IA MES TMR of Siberia
7903000751	Construction settlements of Zabaikalskoye PTMR
7903000752	Construction settlements of West-Siberian PTMR
7903000753	Construction settlements of Krasnoyarsk PTMR
7903000754	Construction settlements of Kuzbass PTMR
7903000755	Construction settlements of Omsk PTMR
7903000756	Construction settlements of Khakasia PTMR
7903000800	Construction settlements of IA MES of East
7903000801	Construction settlements of Amur PMES
7903000802	Construction settlements of Primorsk PMES
7903000803	Construction settlements of Khabarovsk PMES
7903000804	Construction settlements of PRP MES of East
7903000806	Construction settlements of OSP MES of East
7903000850	Construction settlements of IA MES TMR of East
7903000851	Construction settlements of Amur PTMR
7903000852	Construction settlements of Primorsk PTMR
7903000853	Construction settlements of Khabarovsk PTMR
7903000854	Construction settlements of PRP MES PTMR of East
7903001100	Construction settlements of Executive Office
7903001240	Construction settlements of ATP Center
7903001250	Construction settlements of Center Administration
7903001252	Construction settlements of Chernozemnoye
7903001253	Construction settlements of Volgo-Okskoye
7903001255	Construction settlements of Volgo-Donskoye
7903001256	Construction settlements of Vologodskoye
7903001259	Construction settlements of Moscow
7903001260	Construction settlements of Verkhne-Donskoye
7903001261	Construction settlements of Valdai
7903001263	Construction settlements of Nizhegorodskoye
7903001264	Construction settlements of Priokskoye
7903001350	Construction settlements of North-West Administration
7903001351	Construction settlements of Bryansk
7903001352	Construction settlements of Vyborg
7903001353	Construction settlements of Karelia
7903001355	Construction settlements of Novgorod
7903001356	Construction settlements of St. Petersburg

7903001440	Construction settlements of ATP Volga
7903001450	Construction settlements of Volga Administration
7903001451	Construction settlements of Verkhznaya Volga
7903001452	Construction settlements of Saratov
7903001453	Construction settlements of Levoberezhnoye
7903001454	Construction settlements of Pravoberezhnoye
7903001540	Construction settlements of ATP Sourth
7903001550	Construction settlements of South Administration
7903001551	Construction settlements of Kuban
7903001552	Construction settlements of Rostov
7903001553	Construction settlements of Stavropol
7903001650	Construction settlements of Urals and West Siberia Administration
7903001740	Construction settlements of ATP Siberia
7903001750	Construction settlements of Siberian Administration
7903001751	Construction settlements of Zabaikalskoye
7903001752	Construction settlements of West-Siberian
7903001753	Construction settlements of Krasnoyarsk
7903001754	Construction settlements of Kuzbass
7903001755	Construction settlements of Omsk
7903001756	Construction settlements of Khakassiya
7903001840	Construction settlements of ATP East
7903001850	Construction settlements of Eastern Administration
7903001851	Construction settlements of Amur
7903001852	Construction settlements of Primorskoye
7903001853	Construction settlements of Khabarovsk
7903002900	Construction settlements of IA ESS
7903002901	Construction settlements of Southern SPB
7903002902	Construction settlements of Mikhailovskaya SPB
7903002903	Construction settlements of Novgorodskaya SPB
7903002904	Construction settlements of Novosibirsk SPB
7903002905	Construction settlements of Middle Volga SPB
7903002906	Construction settlements of Elektrosetremont SPB
7903002907	Construction settlements of West Siberian SPB
7903002908	Construction settlements of Urals SPB
7903003100	Construction settlements of TSIUS IA
7903003200	Construction settlements of TSIUS Central Administration
7903003300	Construction settlements of TSIUS North Western Administration
7903003400	Construction settlements of TSIUS Volga Administration
7903003500	Construction settlements of TSIUS Southern Administration
7903003600	Construction settlements of TSIUS Urals Administration
7903003700	Construction settlements of TSIUS Siberia Administration
7903003720	Construction settlements of TSIUS West Siberia Administration
7903003800	Construction settlements of TSIUS East Administration
7903009900	Construction settlements of Electroset-service
7903009901	Construction settlements of Southern SPB
7903009902	Construction settlements of Mikhailovskaya SPB
7903009903	Construction settlements of Novgorodskaya SPB
7903009904	Construction settlements of Novosibirsk SPB
7903009905	Construction settlements of Middle Volga SPB
7903009906	Construction settlements of Elektrosetremont SPB
7903009907	Construction settlements of SPB Bely Rast
7903009908	Construction settlements of Beskudnikovsky SPB
7903010100	Construction settlements of IA FGC UES under instructions

7903010200	Construction settlements of IA MES of Center under instructions
7903010202	Construction settlements of Chernozemnoye PMES under instructions
7903010203	Construction settlements of Volgo-Okskoye PMES under instructions
7903010205	Construction settlements of Volgo-Donskoye PMES under instructions
7903010206	Construction settlements of Vologodskoye PMES under instructions
7903010209	Construction settlements of Moscow PMES under instructions
7903010210	Construction settlements of Verkhne-Donskoye PMES under instructions
7903010211	Construction settlements of Valdai PMES under instructions
7903010213	Construction settlements of Nizhegorodskoye PMES under instructions
7903010214	Construction settlements of Priokskoye PMES under instructions
7903010215	Construction settlements of SPB Bely Rast under instructions
7903010300	Construction settlements of IA MES of North-West under instructions
7903010301	Construction settlements of Bryansk PMES under instructions
7903010302	Construction settlements of Vyborg PMES under instructions
7903010303	Construction settlements of Karelia PMES under instructions
7903010304	Construction settlements of Leningrad PMES under instructions
7903010305	Construction settlements of Novgorod PMES under instructions
7903010306	Construction settlements of Severnoye PMES under instructions
7903010340	Construction settlements of ATP MES of North-West under instructions
7903010400	Construction settlements of IA MES of Volga under instructions
7903010401	Construction settlements of Verkhne-Volzhskoye PMES under instructions
7903010402	Construction settlements of Nizhne-Volzhskoye PMES under instructions
7903010404	Construction settlements of Sredne-Volzhskoye PMES under instructions
7903010405	Construction settlements of Samara PMES under instructions
7903010406	Construction settlements of Nizhegorodskoye PMES under instructions
7903010500	Construction settlements of IA MES of South under instructions
7903010501	Construction settlements of Kuban PMES under instructions
7903010502	Construction settlements of Rostov PMES under instructions
7903010503	Construction settlements of Stavropol PMES under instructions
7903010504	Construction settlements of Kaspiysk PMES under instructions
7903010505	Construction settlements of Sochi PMES under instructions
7903010600	Construction settlements of IA MES of Ural under instructions
7903010601	Construction settlements of Orenburg PMES under instructions
7903010602	Construction settlements of Perm PMES under instructions
7903010603	Construction settlements of Sverdlovsk PMES under instructions
7903010604	Construction settlements of Chelyabunsk PMES under instructions
7903010640	Construction settlements of ATP MES of Ural under instructions
7903010700	Construction settlements of IA MES of Siberia under instructions
7903010701	Construction settlements of Zabaikalskoye PMES under instructions
7903010702	Construction settlements of West-Siberian PMES under instructions
7903010703	Construction settlements of Krasnoyarsk PMES under instructions
7903010704	Construction settlements of Kuzbass PMES under instructions
7903010705	Construction settlements of Omsk PMES under instructions
7903010706	Construction settlements of Khakassia PMES under instructions
7903010707	Construction settlements of Tomsk PMES under instructions
7903010720	Construction settlements of IA MES of Western Siberia under instructions
7903010721	Construction settlements of Khanty-Mansiysk PMES under instructions
7903010722	Construction settlements of Yamalo-Nenetskoye PMES under instructions
7903010723	Construction settlements of Tyumen PMES under instructions
7903010724	Construction settlements of Eastern PMES under instructions
7903010725	Construction settlements of Central PMES under instructions
7903010726	Construction settlements of Southern PMES under instructions
7903010727	Construction settlements of Yamalo-Nenetskoye PMES under instructions

7903010800	Construction settlements of IA MES of East under instructions
7903010801	Construction settlements of Amur PMES under instructions
7903010802	Construction settlements of Primorsk PMES under instructions
7903010803	Construction settlements of Khabarovsk PMES under instructions
7903010804	Construction settlements of PRP MES of East under instructions
7903010806	Construction settlements of OSP MES of East under instructions
7903019900	Construction settlements of Electroset-service under instructions
7903019901	Construction settlements of Southern SPB under instructions
7903019902	Construction settlements of Mikhailovskaya SPB under instructions
7903019903	Construction settlements of Novgorodskaya SPB under instructions
7903019904	Construction settlements of Novosibirsk SPB under instructions
7903019905	Construction settlements of Middle Volga SPB under instructions
7903019906	Construction settlements of Elektrosetremont SPB under instructions
7904000100	DEW settlements of FGC UES Executive Directorate
7904000200	DEW settlements of IA MES of Center
7904000202	DEW settlements of Chernozemnoye PMES
7904000203	DEW settlements of Volgo-Okskoye PMES
7904000205	DEW settlements of Volgo-Donskoye PMES
7904000206	DEW settlements of Vologodskoye PMES
7904000209	DEW settlements of Moscow PMES
7904000210	DEW settlements of Verkhne-Donskoye PMES
7904000211	DEW settlements of Valdai PMES
7904000213	DEW settlements of Nizhegorodskoye PMES
7904000214	DEW settlements of Priokskoye PMES
7904000215	DEW settlements of SPB Bely Rast
7904000250	DEW settlements of IA MES TMR of Center
7904000252	DEW settlements of Chernozemnoye PTMR
7904000253	DEW settlements of Volgo-Okskoye PTMR
7904000255	DEW settlements of Volgo-Donskoye PTMR
7904000256	DEW settlements of Vologda PTMR
7904000259	DEW settlements of Moscow PTMR
7904000260	DEW settlements of Verkhne-Donskoye PTMR
7904000261	DEW settlements of Valdai PTMR
7904000263	DEW settlements of Nizhegorodskoye PTMR
7904000264	DEW settlements of Priokskoye PTMR
7904000300	DEW settlements of IA MES of North-West
7904000301	DEW settlements of Bryansk PMES
7904000302	DEW settlements of Vyborg PMES
7904000303	DEW settlements of Karelia PMES
7904000304	DEW settlements of Leningrad PMES
7904000305	DEW settlements of Novgorod PMES
7904000306	DEW settlements of Severnoye PMES
7904000340	DEW settlements of ATP MES of North-West
7904000350	DEW settlements of IA MES TMR of North-West
7904000351	DEW settlements of Bryansk PTMR
7904000352	DEW settlements of Vyborg PTMR
7904000353	DEW settlements of Karelia PTMR
7904000354	DEW settlements of Leningrad PTMR
7904000355	DEW settlements of Novgorod PTMR
7904000356	DEW settlements of St Petersburg PTMR
7904000400	DEW settlements of IA MES of Volga
7904000401	DEW settlements of Verkhne-Volzhskoye PMES
7904000402	DEW settlements of Nizhne-Volzhskoye PMES

7904000403	DEW settlements of Samara PMES
7904000404	DEW settlements of Sredne-Volzhskoye PMES
7904000405	DEW settlements of Samara PMES
7904000406	DEW settlements of Nizhegorodskoye PMES
7904000450	DEW settlements of IA MES TMR of Volga
7904000451	DEW settlements of Verkhne-Volzhskoye PTMR
7904000452	DEW settlements of Saratov PTMR
7904000453	DEW settlements of Levoberezhnoye PTMR
7904000454	DEW settlements of Pravoberezhnoye PTMR
7904000500	DEW settlements of IA MES of South
7904000501	DEW settlements of Kuban PMES
7904000502	DEW settlements of Rostov PMES
7904000503	DEW settlements of Stavropol PMES
7904000505	DEW settlements of Sochi PMES
7904000550	DEW settlements of IA MES TMR of South
7904000551	DEW settlements of Kuban PTMR
7904000552	DEW settlements of Rostov PTMR
7904000553	DEW settlements of Stavropol PTMR
7904000600	DEW settlements of IA MES of Ural
7904000601	DEW settlements of Orenburg PMES
7904000602	DEW settlements of Perm PMES
7904000603	DEW settlements of Sverdlovsk PMES
7904000604	DEW settlements of Chelyabinsk PMES
7904000640	DEW settlements of ATP MES of Ural
7904000650	DEW settlements of IA MES TMR of Ural and West Siberia
7904000700	DEW settlements of IA MES of Siberia
7904000701	DEW settlements of Zabaikalskoye PMES
7904000702	DEW settlements of West-Siberian PMES
7904000703	DEW settlements of Krasnoyarsk PMES
7904000704	DEW settlements of Kuzbass PMES
7904000705	DEW settlements of Omsk PMES
7904000706	DEW settlements of Khakassia PMES
7904000707	DEW settlements of Tomsk PMES
7904000720	DEW settlements of IA MES of West Siberia
7904000721	DEW settlements of Khanty-Mansiysk PMES
7904000722	DEW settlements of Yamalo-Nenetskoye PMES
7904000723	DEW settlements of Tyumen PMES
7904000724	DEW settlements of Eastern PMES
7904000725	DEW settlements of Central PMES
7904000726	DEW settlements of Southern PMES
7904000727	DEW settlements of Yamalo-Nenetskoye PMES
7904000750	DEW settlements of IA MES TMR of Siberia
7904000751	DEW settlements of Zabaikalskoye PTMR
7904000752	DEW settlements of West-Siberian PTMR
7904000753	DEW settlements of Krasnoyarsk PTMR
7904000754	DEW settlements of Kuzbass PTMR
7904000755	DEW settlements of Omsk PTMR
7904000756	DEW settlements of Khakassia PTMR
7904000800	DEW settlements of IA MES of East
7904000801	DEW settlements of Amur PMES
7904000802	DEW settlements of Primorsk PMES
7904000803	DEW settlements of Khabarovsk PMES
7904000804	DEW settlements of PRP MES of East

7904000806	DEW settlements of OSP MES of East
7904000850	DEW settlements of IA MES TMR of East
7904000851	DEW settlements of Amur PTMR
7904000852	DEW settlements of Primorsk PTMR
7904000853	DEW settlements of Khabarovsk PTMR
7904000854	DEW settlements of PRP MES PTMR of East
7904001100	DEW settlements of Executive Office
7904001250	DEW settlements of Center Administration
7904001252	DEW settlements of Chernozemnoye
7904001253	DEW settlements of Volgo-Okskoye
7904001255	DEW settlements of Volgo-Donskoye
7904001256	DEW settlements of Vologodskoye
7904001259	DEW settlements of Moscow
7904001260	DEW settlements of Verkhne-Donskoye
7904001261	DEW settlements of Valdai
7904001263	DEW settlements of Nizhegorodskoye
7904001264	DEW settlements of Priokskoye
7904001350	DEW settlements of North-West Administration
7904001351	DEW settlements of Bryansk
7904001352	DEW settlements of Vyborg
7904001353	DEW settlements of Karelia
7904001355	DEW settlements of Novgorod
7904001356	DEW settlements of St Petersburg
7904001450	DEW settlements of Volga Administration
7904001451	DEW settlements of Verkhne-Volzhskoye
7904001452	DEW settlements of Saratov
7904001453	DEW settlements of Levoberezhnoye
7904001454	DEW settlements of Pravoberezhnoye
7904001550	DEW settlements of MES South Administration
7904001551	DEW settlements of Kuban
7904001552	DEW settlements of Rostov
7904001553	DEW settlements of Stavropol
7904001650	DEW settlements of Urals and West Siberia Administration
7904001750	DEW settlements of Urals and Administration
7904001751	DEW settlements of Zabaikalskoye
7904001752	DEW settlements of West-Siberian
7904001753	DEW settlements of Krasnoyarsk
7904001754	DEW settlements of Kuzbass
7904001755	DEW settlements of Omsk
7904001756	DEW settlements of Khakassia
7904001840	DEW settlements of ATP East
7904001850	DEW settlements of Urals and Administration
7904001851	DEW settlements of Amur
7904001852	DEW settlements of Primorskoye
7904001853	DEW settlements of Khabarovsk
7904002900	DEW settlements of IA ESS
7904002901	DEW settlements of Southern SPB
7904002902	DEW settlements of Mikhailovskaya SPB
7904002903	DEW settlements of Novgorodskaya SPB
7904002904	DEW settlements of Novosibirsk SPB
7904002905	DEW settlements of Middle Volga SPB
7904002906	DEW settlements of Elektrosetremont SPB
7904002907	DEW settlements of West Siberian SPB

7904002908	DEW settlements of Urals SPB
7904003100	DEW settlements of TSIUS IA
7904003200	DEW settlements of TSIUS Central Administration
7904003300	DEW settlements of TSIUS North Western Administration
7904003400	DEW settlements of Volga Administration
7904003500	DEW settlements of Southern Administration
7904003600	DEW settlements of TSIUS Urals Administration
7904003700	DEW settlements of TSIUS Siberia Administration
7904003720	DEW settlements of Urals and Siberia Administration
7904003800	DEW settlements of TSIUS East Administration
7904009900	DEW settlements of Electroset-service
7904009901	DEW settlements of Southern SPB
7904009902	DEW settlements of Mikhailovskaya SPB
7904009903	DEW settlements of Novgorodskaya SPB
7904009904	DEW settlements of Novosibirsk SPB
7904009905	DEW settlements of Middle Volga SPB
7904009906	DEW settlements of Elektrosetremont SPB
7904009907	DEW settlements of SPB Bely Rast
7904009908	DEW settlements of Beskudnikovsky SPB
7905000100	Settlements in respect of other transactions of FGC UES Executive Directorate
7905000200	Settlements in respect of other transactions of IA MES of Center
7905000202	Settlements in respect of other transactions of Chernozemnoye PMES
7905000203	Settlements in respect of other transactions of Volgo-Okskoye PMES
7905000205	Settlements in respect of other transactions of Volgo-Donskoye PMES
7905000206	Settlements in respect of other transactions of Vologodskoye PMES
7905000209	Settlements in respect of other transactions of Moscow PMES
7905000210	Settlements in respect of other transactions of Verkhne-Donskoye PMES
7905000211	Settlements in respect of other transactions of Valdai PMES
7905000213	Settlements in respect of other transactions of Nizhegorodskoye PMES
7905000214	Settlements in respect of other transactions of Priokskoye PMES
7905000215	Settlements in respect of other transactions of SPB Bely Rast
7905000250	Settlements in respect of other transactions of MES TMR of Center
7905000252	Settlements in respect of other transactions of Chernozemnoye PTMR
7905000253	Settlements in respect of other transactions of Volgo-Okskoye PTMR
7905000255	Settlements in respect of other transactions of Volgo-Donskoye PTMR
7905000256	Settlements in respect of other transactions of Vologda PTMR
7905000259	Settlements in respect of other transactions of Moscow PTMR
7905000260	Settlements in respect of other transactions of Verkhne-Donskoye PTMR
7905000261	Settlements in respect of other transactions of Valdai PTMR
7905000263	Settlements in respect of other transactions of Nizhegorodskoye PTMR
7905000264	Settlements in respect of other transactions of Priokskoye PTMR
7905000300	Settlements in respect of other transactions of IA MES of North-West
7905000301	Settlements in respect of other transactions of Bryansk PMES
7905000302	Settlements in respect of other transactions of Vyborg PMES
7905000303	Settlements in respect of other transactions of Karelia PMES
7905000304	Settlements in respect of other transactions of Leningrad PMES
7905000305	Settlements in respect of other transactions of Novgorod PMES
7905000306	Settlements in respect of other transactions of Severnoye PMES
7905000340	Settlements in respect of other transactions of ATP MES of North-West
7905000350	Settlements in respect of other transactions of MES TMR of North-West
7905000351	Settlements in respect of other transactions of Bryansk PTMR
7905000352	Settlements in respect of other transactions of Vyborg PTMR
7905000353	Settlements in respect of other transactions of Karelia PTMR

7905000354	Settlements in respect of other transactions of Leningrad PTMR
7905000355	Settlements in respect of other transactions of Novgorod PTMR
7905000356	Settlements in respect of other transactions of St. Petersburg PTMR
7905000400	Settlements in respect of other transactions of IA MES of Volga
7905000401	Settlements in respect of other transactions of Verkhne-Volzhskoye PMES
7905000402	Settlements in respect of other transactions of Nizhne-Volzhskoye PMES
7905000403	Settlements in respect of other transactions of Samara PMES
7905000404	Settlements in respect of other transactions of Sredne-Volzhskoye PMES
7905000405	Settlements in respect of other transactions of Samara PMES
7905000406	Settlements in respect of other transactions of Nizhegorodskoye PMES
7905000450	Settlements in respect of other transactions of IA MES TMR of Volga
7905000451	Settlements in respect of other transactions of Verkhne-Volzhskoye PTMR
7905000452	Settlements in respect of other transactions of Saratov PTMR
7905000453	Settlements in respect of other transactions of Levoberezhnoye PTMR
7905000454	Settlements in respect of other transactions of Pravoberezhnoye PTMR
7905000500	Settlements in respect of other transactions of IA MES of South
7905000501	Settlements in respect of other transactions of Kuban PMES
7905000502	Settlements in respect of other transactions of Rostov PMES
7905000503	Settlements in respect of other transactions of Stavropol PMES
7905000504	Settlements in respect of other transactions of Kaspiysk PMES
7905000505	Settlements in respect of other transactions of Sochi PMES
7905000550	Settlements in respect of other transactions of IA MES TMR of South
7905000551	Settlements in respect of other transactions of Kuban PTMR
7905000552	Settlements in respect of other transactions of Rostov PTMR
7905000553	Settlements in respect of other transactions of Stavropol PTMR
7905000600	Settlements in respect of other transactions of IA MES of Ural
7905000601	Settlements in respect of other transactions of Orenburg PMES
7905000602	Settlements in respect of other transactions of Perm PMES
7905000603	Settlements in respect of other transactions of Sverdlovsk PMES
7905000604	Settlements in respect of other transactions of Chelyabinsk PMES
7905000640	Settlements in respect of other transactions of ATP MES of Ural
7905000650	Settlements in respect of other transactions of IA MES TMR of Ural and West Siberia
7905000700	Settlements in respect of other transactions of IA MES of Siberia
7905000701	Settlements in respect of other transactions of Zabaikalskoye PMES
7905000702	Settlements in respect of other transactions of West-Siberian PMES
7905000703	Settlements in respect of other transactions of Krasnoyarsk PMES
7905000704	Settlements in respect of other transactions of Kuzbass PMES
7905000705	Settlements in respect of other transactions of Omsk PMES
7905000706	Settlements in respect of other transactions of Khakassia PMES
7905000707	Settlements in respect of other transactions of Tomsk PMES
7905000720	Settlements in respect of other transactions of IA MES of West Siberia
7905000721	Settlements in respect of other transactions of Khanty-Mansiysk PMES
7905000722	Settlements in respect of other transactions of Yamalo-Nenetskoye PMES
7905000723	Settlements in respect of other transactions of Tyumen PMES
7905000724	Settlements in respect of other transactions of Eastern PMES
7905000725	Settlements in respect of other transactions of Central PMES
7905000726	Settlements in respect of other transactions of Southern PMES
7905000727	Settlements in respect of other transactions of Yamal Nenets PMES
7905000750	Settlements in respect of other transactions of IA MES TMR of Siberia
7905000751	Settlements in respect of other transactions of Zabaikalskoye PTMR
7905000752	Settlements in respect of other transactions of West-Siberian PTMR
7905000753	Settlements in respect of other transactions of Krasnoyarsk PTMR

7905000754	Settlements in respect of other transactions of Kuzbass PTMR
7905000755	Settlements in respect of other transactions of Omsk PTMR
7905000756	Settlements in respect of other transactions of Khakassia PTMR
7905000800	Settlements in respect of other transactions of IA MES of East
7905000801	Settlements in respect of other transactions of Amur PMES
7905000802	Settlements in respect of other transactions of Primorsk PMES
7905000803	Settlements in respect of other transactions of Khabarovsk PMES
7905000804	Settlements in respect of other transactions of PRP MES of East
7905000806	Settlements in respect of other transactions of OSP MES of East
7905000850	Settlements in respect of other transactions of IA MES TMR of East
7905000851	Settlements in respect of other transactions of Amur PTMR
7905000852	Settlements in respect of other transactions of Primorsk PTMR
7905000853	Settlements in respect of other transactions of Khabarovsk PTMR
7905000854	Settlements in respect of other transactions of PRP MES PTMR of East
7905001100	Settlements in respect of other transactions of Executive Office
7905001240	Settlements in respect of other transactions of ATP Center
7905001250	Settlements in respect of other transactions of Center Administration
7905001252	Settlements in respect of other transactions of Chernozemnoye
7905001253	Settlements in respect of other transactions of Volgo-Okskoye
7905001255	Settlements in respect of other transactions of Volgo-Donskoye
7905001256	Settlements in respect of other transactions of Vologodskoye
7905001259	Settlements in respect of other transactions of Moscow
7905001260	Settlements in respect of other transactions of Verkhne-Donskoye
7905001261	Settlements in respect of other transactions of Valdayskoye
7905001263	Settlements in respect of other transactions of Nizhegorodskoye
7905001264	Settlements in respect of other transactions of Priokskoye
7905001350	Settlements in respect of other transactions of North-West Administration
7905001351	Settlements in respect of other transactions of Bryansk
7905001352	Settlements in respect of other transactions of Vyborg
7905001353	Settlements in respect of other transactions of Karelia
7905001355	Settlements in respect of other transactions of Novgorod
7905001356	Settlements in respect of other transactions of St. Petersburg
7905001440	Settlements in respect of other transactions of ATP Volga
7905001450	Settlements in respect of other transactions of Volga Administration
7905001451	Settlements in respect of other transactions of Verkhznaya Volga
7905001452	Settlements in respect of other transactions of Saratov
7905001453	Settlements in respect of other transactions of Levoberezhnoye
7905001454	Settlements in respect of other transactions of Pravoberezhnoye
7905001540	Settlements in respect of other transactions of ATP Sourth
7905001550	Settlements in respect of other transactions of MES South Administration
7905001551	Settlements in respect of other transactions of Kuban
7905001552	Settlements in respect of other transactions of Rostov
7905001553	Settlements in respect of other transactions of Stavropol
7905001650	Settlements in respect of other transactions of Urals and West Siberia Administration
7905001740	Settlements in respect of other transactions of ATP Siberia branch
7905001750	Settlements in respect of other transactions of Siberian Administration
7905001751	Settlements in respect of other transactions of Zabaikalskoye
7905001752	Settlements in respect of other transactions of West Siberian
7905001753	Settlements in respect of other transactions of Krasnoyarsk
7905001754	Settlements in respect of other transactions of Kuzzbass
7905001755	Settlements in respect of other transactions of Omsk
7905001756	Settlements in respect of other transactions of Khakassia

7905001840	Settlements in respect of other transactions of ATP East
7905001850	Settlements in respect of other transactions of Eastern Administration
7905001851	Settlements in respect of other transactions of Amur
7905001852	Settlements in respect of other transactions of Primorskoye
7905001853	Settlements in respect of other transactions of Khabarovsk
7905002900	Settlements in respect of other transactions of IA ESS
7905002901	Settlements in respect of other transactions of Southern SPB
7905002902	Settlements in respect of other transactions of Mikhailovskaya SPB
7905002903	Settlements in respect of other transactions of Novgorodskaya SPB
7905002904	Settlements in respect of other transactions of Novosibirsk SPB
7905002905	Settlements in respect of other transactions of Middle Volga SPB
7905002906	Settlements in respect of other transactions of Elektrosetremont SPB
7905002907	Settlements in respect of other transactions of West Siberian SPB
7905002908	Settlements in respect of other transactions of Urals SPB
7905003100	Settlements in respect of other transactions of TSIUS IA
7905003200	Settlements in respect of other transactions of TSIUS Central Administration
7905003300	Settlements in respect of other transactions of TSIUS North Western Administration
7905003400	Settlements in respect of other transactions of TSIUS Volga Administration
7905003500	Settlements in respect of other transactions of TSIUS Southern Administration
7905003600	Settlements in respect of other transactions of TSIUS Urals Administration
7905003700	Settlements in respect of other transactions of TSIUS Siberia Administration
7905003720	Settlements in respect of other transactions of TSIUS West Siberia Administration
7905003800	Settlements in respect of other transactions of TSIUS East Administration
7905009900	Settlements in respect of other transactions of Electroset-service
7905009901	Settlements in respect of other transactions of Southern SPB
7905009902	Settlements in respect of other transactions of Mikhailovskaya SPB
7905009903	Settlements in respect of other transactions of Novgorodskaya SPB
7905009904	Settlements in respect of other transactions of Novosibirsk SPB
7905009905	Settlements in respect of other transactions of Middle Volga SPB
7905009906	Settlements in respect of other transactions of Elektrosetremont SPB
7905009907	Settlements in respect of other transactions of SPB Bely Rast
7905009908	Settlements in respect of other transactions of Beskudnikovsky SPB
7906000100	Settlements in respect of trust agreements of FGC UES Executive Directorate
7906000200	Settlements in respect of trust agreements of IA MES of Center
7906000202	Settlements in respect of trust agreements of Chernozemnoye PMES
7906000203	Settlements in respect of trust agreements of Volgo-Okskoye PMES
7906000205	Settlements in respect of trust agreements of Volgo-Donskoye PMES
7906000206	Settlements in respect of trust agreements of Vologodskoye PMES
7906000209	Settlements in respect of trust agreements of Moscow PMES
7906000210	Settlements in respect of trust agreements of Verkhne-Donskoye PMES
7906000211	Settlements in respect of trust agreements of Valdayskoye PMES
7906000213	Settlements in respect of trust agreements of Nizhegorodskoye PMES
7906000214	Settlements in respect of trust agreements of Priokskoye PMES
7906000215	Settlements in respect of trust agreements of SPB Bely Rast
7906000250	Settlements in respect of trust agreements of IA MES TMR of Center
7906000252	Settlements in respect of trust agreements of Chernozemnoye PTMR
7906000253	Settlements in respect of trust agreements of Volgo-Okskoye PTMR
7906000255	Settlements in respect of trust agreements of Volgo-Donskoye PTMR
7906000256	Settlements in respect of trust agreements of Vologodskoye PTMR
7906000259	Settlements in respect of trust agreements of Moscow PTMR
7906000260	Settlements in respect of trust agreements of Verkhne-Donskoye PTMR

7906000261	Settlements in respect of trust agreements of Valdayskoye PTMR
7906000263	Settlements in respect of trust agreements of Nizhegorodskoye PTMR
7906000264	Settlements in respect of trust agreements of Priokskoye PTMR
7906000300	Settlements in respect of trust agreements of IA MES of North-West
7906000301	Settlements in respect of trust agreements of Bryansk PMES
7906000302	Settlements in respect of trust agreements of Vyborg PMES
7906000303	Settlements in respect of trust agreements of Karelia PMES
7906000304	Settlements in respect of trust agreements of Leningrad PMES
7906000305	Settlements in respect of trust agreements of Novgorod PMES
7906000306	Settlements in respect of trust agreements of Severnoye PMES
7906000340	Settlements in respect of trust agreements of ATP MES of North-West
7906000350	Settlements in respect of trust agreements of IA MES TMR of North-West
7906000351	Settlements in respect of trust agreements of Bryansk PTMR
7906000352	Settlements in respect of trust agreements of Vyborg PTMR
7906000353	Settlements in respect of trust agreements of Karelia PTMR
7906000354	Settlements in respect of trust agreements of Leningrad PTMR
7906000355	Settlements in respect of trust agreements of Novgorod PTMR
7906000356	Settlements in respect of trust agreements of St. Petersburg PTMR
7906000400	Settlements in respect of trust agreements of IA MES of Volga
7906000401	Settlements in respect of trust agreements of Verkhne-Volzhskoye PMES
7906000402	Settlements in respect of trust agreements of Nizhne-Volzhskoye PMES
7906000403	Settlements in respect of trust agreements of Samara PMES
7906000404	Settlements in respect of trust agreements of Sredne-Volzhskoye PMES
7906000405	Settlements in respect of trust agreements of Samara PMES
7906000406	Settlements in respect of trust agreements of Nizhegorodskoye PMES
7906000450	Settlements in respect of trust agreements of IA MES TMR of Volga
7906000451	Settlements in respect of trust agreements of Verkhne-Volzhskoye PTMR
7906000452	Settlements in respect of trust agreements of Saratov PTMR
7906000453	Settlements in respect of trust agreements of Levoberezhnoye PTMR
7906000454	Settlements in respect of trust agreements of Pravoberezhnoye PTMR
7906000500	Settlements in respect of trust agreements of IA MES of South
7906000501	Settlements in respect of trust agreements of Kuban PMES
7906000502	Settlements in respect of trust agreements of Rostov PMES
7906000503	Settlements in respect of trust agreements of Stavropol PMES
7906000504	Settlements in respect of trust agreements of Kaspiyskoye PMES
7906000505	Settlements in respect of trust agreements of Sochi PMES
7906000550	Settlements in respect of trust agreements of IA MES TMR of South
7906000551	Settlements in respect of trust agreements of Kuban PTMR
7906000552	Settlements in respect of trust agreements of Rostov PTMR
7906000553	Settlements in respect of trust agreements of Stavropol PTMR
7906000600	Settlements in respect of trust agreements of IA MES of Ural
7906000601	Settlements in respect of trust agreements of Orenburg PMES
7906000602	Settlements in respect of trust agreements of Perm PMES
7906000603	Settlements in respect of trust agreements of Stavropol PTMR
7906000604	Settlements in respect of trust agreements of Chelyabinsk PMES
7906000640	Settlements in respect of trust agreements of ATP MES of Ural
7906000650	Settlements in respect of trust agreements of IA MES TMR of Ural and West Siberia
7906000700	Settlements in respect of trust agreements of IA MES of Siberia
7906000701	Settlements in respect of trust agreements of Zabaikalskoye PMES
7906000702	Settlements in respect of trust agreements of West Siberian PMES
7906000703	Settlements in respect of trust agreements of Krasnoyarsk PMES
7906000704	Settlements in respect of trust agreements of Kuzzbass PMES

7906000705	Settlements in respect of trust agreements of Omsk PMES
7906000706	Settlements in respect of trust agreements of Khakassia PMES
7906000707	Settlements in respect of trust agreements of Tomsk PMES
7906000720	Settlements in respect of trust agreements of IA MES of West Siberia
7906000721	Settlements in respect of trust agreements of Khanty-Mansiysk PMES
7906000722	Settlements in respect of trust agreements of Yamalo-Nenetskoye PMES
7906000723	Settlements in respect of trust agreements of Tyumen PMES
7906000724	Settlements in respect of trust agreements of Eastern PMES
7906000725	Settlements in respect of trust agreements of Central PMES
7906000726	Settlements in respect of trust agreements of Sputhern PMES
7906000727	Settlements in respect of trust agreements of Yamalo-Nenetskoye PMES
7906000750	Settlements in respect of trust agreements of IA MES TMR of Siberia
7906000751	Settlements in respect of trust agreements of Zabaikalskoye PTMR
7906000752	Settlements in respect of trust agreements of West Siberian PTMR
7906000753	Settlements in respect of trust agreements of Krasnoyarsk PTMR
7906000754	Settlements in respect of trust agreements of Kuzzbass PTMR
7906000755	Settlements in respect of trust agreements of Omsk PTMR
7906000756	Settlements in respect of trust agreements of Khakassia PTMR
7906000800	Settlements in respect of trust agreements of IA MES of East
7906000801	Settlements in respect of trust agreements of Amur PMES
7906000802	Settlements in respect of trust agreements of Primorsk PMES
7906000803	Settlements in respect of trust agreements of Khabarovsk PMES
7906000804	Settlements in respect of trust agreements of PRP MES of East
7906000806	Settlements in respect of trust agreements of OSP MES of East TsVR
7906000850	Settlements in respect of trust agreements of IA MES TMR of East
7906000851	Settlements in respect of trust agreements of Amur PTMR
7906000852	Settlements in respect of trust agreements of Primorsk PTMR
7906000853	Settlements in respect of trust agreements of Khabarovsk PTMR
7906000854	Settlements in respect of trust agreements of PRP MES PTMR of East
7906001100	Settlements in respect of trust agreements of Executive Office
7906001250	Settlements in respect of trust agreements of Center Administration
7906001252	Settlements in respect of trust agreements of Chernozemnoye
7906001253	Settlements in respect of trust agreements of Volgo-Okskoye
7906001255	Settlements in respect of trust agreements of Volgo-Donskoye
7906001256	Settlements in respect of trust agreements of Vologodskoye
7906001259	Settlements in respect of trust agreements of Moscow
7906001260	Settlements in respect of trust agreements of Verkhne-Donskoye
7906001261	Settlements in respect of trust agreements of Valdayskoye
7906001263	Settlements in respect of trust agreements of Nizhegorodskoye
7906001264	Settlements in respect of trust agreements of Priokskoye
7906001350	Settlements in respect of trust agreements of North-West Administration
7906001351	Settlements in respect of trust agreements of Bryansk
7906001352	Settlements in respect of trust agreements of Vyborg
7906001353	Settlements in respect of trust agreements of Karelia
7906001355	Settlements in respect of trust agreements of Novgorod
7906001356	Settlements in respect of trust agreements of St. Petersburg
7906001450	Settlements in respect of trust agreements of Volga Administration
7906001451	Settlements in respect of trust agreements of Verkhznaya Volga
7906001452	Settlements in respect of trust agreements of Saratov
7906001453	Settlements in respect of trust agreements of Levoberezhnoye
7906001454	Settlements in respect of trust agreements of Pravoberezhnoye
7906001550	Settlements in respect of trust agreements of MES South Administration
7906001551	Settlements in respect of trust agreements of Kuban

7906001552	Settlements in respect of trust agreements of Rostov
7906001553	Settlements in respect of trust agreements of Stavropol
7906001650	Settlements in respect of trust agreements of Urals and West Siberia Administration
7906001750	Settlements in respect of trust agreements of Siberian Administration
7906001751	Settlements in respect of trust agreements of Zabaikalskoye
7906001752	Settlements in respect of trust agreements of West Siberian
7906001753	Settlements in respect of trust agreements of Krasnoyarsk
7906001754	Settlements in respect of trust agreements of Kuzzbass
7906001755	Settlements in respect of trust agreements of Omsk
7906001756	Settlements in respect of trust agreements of Khakassia
7906001840	Settlements in respect of trust agreements of ATP East
7906001850	Settlements in respect of trust agreements of Eastern Administration
7906001851	Settlements in respect of trust agreements of Amur
7906001852	Settlements in respect of trust agreements of Primorskoye
7906001853	Settlements in respect of trust agreements of Khabarovsk
7906002900	Settlements in respect of trust agreements of IA ESS
7906002901	Settlements in respect of trust agreements of Southern SPB
7906002902	Settlements in respect of trust agreements of Mikhailovskaya SPB
7906002903	Settlements in respect of trust agreements of Novgorodskaya SPB
7906002904	Settlements in respect of trust agreements of Novosibirsk SPB
7906002905	Settlements in respect of trust agreements of Middle Volga SPB
7906002906	Settlements in respect of trust agreements of Elektrosetremont SPB
7906002907	Settlements in respect of trust agreements of West Siberian SPB
7906002908	Settlements in respect of trust agreements of Urals SPB
7906003100	Settlements in respect of trust agreements of TSIUS IA
7906003200	Settlements in respect of trust agreements of TSIUS Central Administration
7906003300	Settlements in respect of trust agreements of TSIUS North Western Administration
7906003400	Settlements in respect of trust agreements of TSIUS Volga Administration
7906003500	Settlements in respect of trust agreements of TSIUS Southern Administration
7906003600	Settlements in respect of trust agreements of TSIUS Urals Administration
7906003700	Settlements in respect of trust agreements of TSIUS Siberia Administration
7906003720	Settlements in respect of trust agreements of TSIUS TSIUS West Siberia Administration
7906003800	Settlements in respect of trust agreements of TSIUS East Administration
7906009900	Settlements in respect of trust agreements of Electroset-service
7906009901	Settlements in respect of trust agreements of Southern SPB
7906009902	Settlements in respect of trust agreements of Mikhailovskaya SPB
7906009903	Settlements in respect of trust agreements of Novgorodskaya SPB
7906009904	Settlements in respect of trust agreements of Novosibirsk SPB
7906009905	Settlements in respect of trust agreements of Middle Volga SPB
7906009906	Settlements in respect of trust agreements of Elektrosetremont SPB
7906009907	Settlements in respect of trust agreements of SPB Bely Rast
7906009908	Settlements in respect of trust agreements of Beskudnikovskiy SPB
7988880100	Netting of balances on accounts of affiliated subdivisions (IA FGC UES)
7988880200	Netting of balances on accounts of affiliated subdivisions (MES of Center)
7988880202	Netting of balances on accounts of affiliated subdivisions (Chernozemskoye PMES)
7988880203	Netting of balances on accounts of affiliated subdivisions (Volgo-Okskoye PMES)
7988880205	Netting of balances on accounts of affiliated subdivisions (Volgo-Donskoye PMES)

7988880206	Netting of balances on accounts of affiliated subdivisions (Vologda PMES)
7988880209	Netting of balances on accounts of affiliated subdivisions (PMES of Center)
7988880210	Netting of balances on accounts of affiliated subdivisions (Verkhne-Donskoye PMES)
7988880211	Netting of balances on accounts of affiliated subdivisions (Valday PMES)
7988880213	Netting of balances on accounts of affiliated subdivisions (Nizhniy Novgorod PMES)
7988880214	Netting of balances on accounts of affiliated subdivisions (Prioksky PMES)
7988880300	Netting of balances on accounts of affiliated subdivisions (MES of North-West)
7988880301	Netting of balances on accounts of affiliated subdivisions (Bryansk PMES)
7988880303	Netting of balances on accounts of affiliated subdivisions (Karelia PMES)
7988880304	Netting of balances on accounts of affiliated subdivisions (Leningrad PMES)
7988880400	Netting of balances on accounts of affiliated subdivisions (MES of Volga)
7988880402	Netting of balances on accounts of affiliated subdivisions (Nizhne-Volzhskaya PMES)
7988880404	Netting of balances on accounts of affiliated subdivisions (Sredne-Volzhskaya PMES)
7988880500	Netting of balances on accounts of affiliated subdivisions MES of South
7988880501	Netting of balances on accounts of affiliated subdivisions (Kuban PMES)
7988880502	Netting of balances on accounts of affiliated subdivisions (Rostov PMES)
7988880504	Netting of balances on accounts of affiliated subdivisions (Kaspiysk PMES)
7988880600	Netting of balances on accounts of affiliated subdivisions (MES of Ural)
7988880602	Netting of balances on accounts of affiliated subdivisions (Perm PMES)
7988880603	Netting of balances on accounts of affiliated subdivisions (Sverdlovsk PMES)
7988880604	Netting of balances on accounts of affiliated subdivisions (Yuzhno-Uralskoye PMES)
7988880700	Netting of balances on accounts of affiliated subdivisions (MES of Siberia)
7988880701	Netting of balances on accounts of affiliated subdivisions (Zabaykalsk PMES)
7988880702	Netting of balances on accounts of affiliated subdivisions (West-Siberian PMES)
7988880703	Netting of balances on accounts of affiliated subdivisions (Krasnoyarsk PMES)
7988880704	Netting of balances on accounts of affiliated subdivisions (Kuzbass PMES)
7988880705	Netting of balances on accounts of affiliated subdivisions (Omsk PMES)
7988880706	Netting of balances on accounts of affiliated subdivisions (Khakassia PMES)
7988880707	Netting of balances on accounts of affiliated subdivisions (Tomsk PMES)
7988880720	Netting of balances on accounts of affiliated subdivisions (MES of West Siberia)
7988880800	Netting of balances on accounts of affiliated subdivisions (MES of East)
7988880801	Netting of balances on accounts of affiliated subdivisions (Amur PMES)
7988880802	Netting of balances on accounts of affiliated subdivisions (Primorsk PMES)
7988880803	Netting of balances on accounts of affiliated subdivisions (Khabarovsk PMES)
7989999999	Netting of balances on accounts of affiliated subdivisions (IA)
8001000000	Capital - ordinary shares
8002000000	Capital - preferred shares
8101000000	Own repurchased shares – ordinary
8101010000	Own repurchased shares – ordinary (restructuring)
8102000000	Own repurchased shares – preferred
8102010000	Own repurchased shares – preferred (restructuring)
8201000000	Reserve capital created in accordance with the law
8201010000	Reserve capital created in accordance with the law on restructuring
8202000000	Reserve capital created in accordance with constituent documents
8202010000	Reserve capital created in accordance with constituent documents on restructuring
8301000000	Increase of additional capital as a result of revaluation

8301010000	Increase of additional capital as a result of revaluation of fixed assets
8301020000	Increase of additional capital as a result of revaluation of other assets
8302010000	Additional paid-in capital – ordinary shares
8302020000	Additional paid-in capital – preferred shares
8303000000	Donated assets
8304000000	Increase of additional capital by VAT as a result of FA contribution to the authorized capital
8305000000	Additional capital from restructuring
8401000000	Retained earnings (uncovered loss)
8401010000	Retained earnings (uncovered loss) of past years
8401010100	Retained earnings (uncovered loss) of past years prior to approval by the General meeting of shareholders
8401010200	Retained earnings (uncovered loss) of past years after approval by the General meeting of shareholders
8401010300	Retained earnings (uncovered loss) of past years under restructuring
8401010400	Retained earnings (uncovered loss) of past years (changes in UP or RAS)
8401020000	Retained earnings (uncovered loss) of the current period
8401020100	Retained earnings (uncovered loss) of the current period under restructuring
8401020200	Retained earnings (uncovered loss) of the current period after fixed asset retirement
8403000000	FA devaluation
8601000000	Special-purpose funding received
8602000000	Special-purpose funding used
9010101111	Profit from sale of services related to transfer of power energy through UNEG (18%)
9010101121	Profit from sale of services related to transfer of power energy through UNEG (0%)
9010101131	Profit from sale of services related to transfer of power energy through UNEG (transit, w/o VAT)
9010101201	Profit from sale of services related to connecting to UNEG
9010102111	Agency remuneration for raising funds related to transfer of power energy through UNEG
9010102121	Agency remuneration for carrying out settlements on RTD SA UNEG
9010102131	Agency remuneration for implementing investment programs
9010102141	Agency remuneration for raising funds under SA UNEG lease agreements
9010102201	Other agency remuneration
9010102301	Earnings from lease of property
9010102401	Revenues from sale of services related to transfer of power energy of Inter RAO
9010102501	Earnings from sale of services related to transfer of power energy off the UNEG
9010102601	Trust management of shares
9010102701	Other revenues
9010102711	OPH revenues
9010102801	Earnings from realisation of RTD services of “last mile” objects
9010102901	Income from sale of goods
9010103101	Revenues from construction
9010202001	Other ordinary income
9010211011	Revenues from realisation of RTD services of electric grids
9010211012	Revenues from realisation of RTD services of UNEG electric grids
9010211021	Revenues from realisation of RTD services of “last mile” objects
9010211091	Revenues from sale of other core services
9010211101	Revenues from sale of other core services without stages
9010211202	Revenues from sale of other core services with stages
9010212011	Earnings from lease of property

9010212031	Revenues from trust management of shares
9010212111	Agency remuneration for raising funds related to transfer of power energy through UNEG
9010212121	Agency remuneration for carrying out settlements on RTD SA UNEG
9010212131	Agency remuneration for implementing investment programs
9010212141	Agency remuneration for raising funds under SA UNEG lease agreements
9010212151	Agency remuneration for collecting payments for connecting to MSK
9010212191	Other agency remuneration
9010212211	Income from transit of power of Inter RAO (VAT 18%)
9010212221	Income from transit of power of Inter RAO (VAT 0%)
9010212231	Other non-core income (w/o VAT)
9010212991	Revenues from sale of other non-core services
9010220001	Revenues from other non-industrial services
9010230011	Income from sale of goods
9010240011	Revenues from construction for third-parties
9010310000	Earnings from agency activities
9010320000	Earnings from other third-party project management
9010400000	Earnings from other construction for third-parties
9010410000	Earnings from other FGC project management
9010460000	Earnings from other financial transactions
9010990001	Other ordinary income
9019999990	Closing of revenue
9020101101	Production cost of sale of services related to transfer of power energy through UNEG
9020101201	Production cost of sale of services related to connecting to UNEG
9020102101	Expenses for agency activities
9020102111	Production cost of agency remuneration for raising funds related to transfer of power energy through UNEG
9020102121	Production cost of agency remuneration for carrying out settlements on RTD SA UNEG
9020102131	Production cost of agency remuneration for implementing investment programs
9020102141	Production cost of agency remuneration for raising funds under SA UNEG lease agreements
9020102201	Expenses for other agency remuneration
9020102301	Expenses related to property lease
9020102401	Production cost of sale of services related to transfer of power energy of Inter RAO
9020102501	Production cost of sale of services related to transfer of power energy off the UNEG
9020102601	Expenses for trust management of shares
9020102701	Production cost related to other revenues
9020102711	Production cost related to OPH services
9020102801	Production cost related to realisation of RTD services of “last mile” objects
9020102901	Production cost of sale of goods
9020103101	Production cost of project construction
9020202001	Production cost related to other ordinary income
9020211011	Production cost of sale of services related to transfer of power energy
9020211012	Production cost of services related to transfer of power energy through UNEG
9020211021	Production cost of RTD services of “last mile” objects
9020211091	Production cost of sale of other core services
9020212011	Expenses related to property lease
9020212021	Cost of sale of services related to transit of power energy of Inter RAO
9020212031	Cost of services for trust management of shares

9020212101	Expenses for agency activities
9020212991	Production cost of sale of other non- core industrial services
9020220001	Production cost of other non-industrial services
9020230011	Production cost of sale of goods
9020240011	Production cost of project construction for third parties
9020300001	Commercial expenses
9020310000	Cost of agency activities
9020320000	Cost of other third-party project management
9020400000	Cost of other construction for third-parties
9020400001	Management expenses
9020400011	Undistributable management expenses
9020410000	Cost of other management of FGC projects
9020450000	Cost of other property lease
9020990001	Other ordinary expenses
9029999990	Closing of cost of sales
9030101111	VAT on sale of services related to transfer of power energy through UNEG (18%)
9030101121	VAT on sale of services related to transfer of power energy through UNEG (%)
9030101131	VAT on sale of services related to transfer of power energy through UNEG (w/o VAT)
9030101201	VAT on sale of services related to connecting to UNEG
9030102111	VAT on agency remuneration for raising funds related to transfer of power energy through UNEG
9030102121	VAT on agency remuneration for carrying out settlements on RTD SA UNEG
9030102131	VAT on agency remuneration for implementing investment programs
9030102141	VAT on agency remuneration for raising funds under SA UNEG lease agreements
9030102201	VAT on other agency remuneration
9030102301	VAT on earnings from lease of property
9030102401	VAT on sale of services related to transfer of power energy of Inter RAO
9030102501	VAT on earnings from sale of services related to transfer of power energy off the UNEG
9030102601	VAT on trust management of shares
9030102701	VAT on other revenues
9030102711	VAT on OPH revenues
9030102801	VAT on realisation of RTD services of “last mile” objects
9030102901	VAT on sale of goods
9030103101	VAT on project construction
9030202001	VAT on other ordinary income
9030211011	VAT on earnings from sale of services related to transfer of power energy
9030211012	VAT on services related to transfer of power energy through UNEG
9030211021	VAT on realisation of RTD services of “last mile” objects
9030211091	VAT on other core industrial services
9030211111	VAT on other core services without stages
9030211122	VAT on other core services with stages
9030212011	VAT on earnings from lease of property
9030212031	VAT on trust management of shares
9030212111	VAT on agency remuneration for raising funds related to transfer of power energy through UNEG
9030212121	VAT on agency remuneration for carrying out settlements on RTD SA UNEG
9030212131	VAT on agency remuneration for implementing investment programs
9030212141	VAT on agency remuneration for raising funds under SA UNEG lease agreements

9030212151	VAT on agency remuneration for collecting payments for connecting to MSK
9030212191	VAT on other agency remuneration
9030212211	VAT on income from Inter RAO power transit (18%)
9030212991	VAT on sale of other non-core industrial services
9030220001	VAT on other non-industrial services
9030230011	VAT on sale of goods
9030240011	VAT on project construction for third parties
9030310000	VAT on agency activities
9030320000	VAT on other third-party project management
9030400000	VAT on other construction for third-parties
9030410000	VAT on other FGC project management
9030450000	VAT on other property lease
9030460000	VAT on other financial transactions
9030990001	VAT on other ordinary income
9039999990	Closing of VAT on sale
9090102100	Profit (loss) from sale under agency activities
9090102301	Profit (loss) from lease of property
9090102401	Profit (loss) from sale of services related to transfer of power energy of Iter RAO
9090102501	Profit (loss) from sale of services related to transfer of power energy off the UNEG
9090102601	Profit (loss) from trust management of shares
9090102701	Profit (loss) from sales related to other types of activity
9090102711	Profit (loss) from OPH
9090102901	Profit (loss) from sale of goods
9090103101	Profit (loss) from construction for third parties
9090202001	Profit (loss) from other ordinary income
9090211011	Profit (loss) from sale of services related to transfer of power energy
9090211021	Profit (loss) from realisation of RTD services of “last mile” objects
9090212021	Profit (loss) from sale of services related to transit of power energy of Iter RAO
9090212031	Profit (loss) from trust management of shares
9090240011	Profit (loss) from construction for third parties
9090300000	Profit (loss) from commercial and administrative expenses
9090300001	Profit (loss) from commercial and administrative expenses
9090990001	Profit (loss) from other ordinary income
9099999991	Profit (loss) from sale (revenues and VAT)
9099999992	Profit (loss) from sale (cost of sales)
9100000010	Balance of other income/expenses
9110010012	Profit from participatory interest in Russian subsidiaries (>365 days and > RUB 500,000)
9110010020	Profit from participatory interest in foreign companies
9110010022	Profit from participatory interest in foreign subsidiaries (>365 days and >500,000)
9110010112	Profit from participatory interest in other Russian organizations
9110010120	Profit from participatory interest in other foreign organizations
9110010122	Income related to liquidation of contributions to the authorized capital
9110010130	Income related to JV agreements
9110010131	Income related to JV agreements
9110010132	Income related to JV agreements (not accepted for TA)
9110021101	Income from sale of FA
9110021201	Income from sale of assets under construction
9110021301	Income from sale of inventory items
9110021311	Income from sale of non-ferrous scrap

9110021401	Profit from sale of shares (listed on the formal market for securities)
9110021411	Profit from sale of shares (non-listed on the formal market for securities)
9110021412	Profit from sale of shares (contributions to the authorized capital, not accepted for TA)
9110021421	Profit from payment of promissory notes
9110021431	Profit from payment of non-interest bearing promissory notes
9110021441	Payment for goods and services (sales) by promissory notes
9110021451	Income from sale of promissory notes
9110021501	Income from sale of apartments
9110021601	Income from sale of intangible assets
9110022102	Income in the form of property received as special-purpose funding
9110022212	Profit of organisation if the authorized capital of a receiving party consists of at least 50% from contributions of a transferring party (FA)
9110022222	Profit of organisation if the authorized capital of a receiving party consists of at least 50% from contributions of a transferring party (w/o FA)
9110022232	Profit of organisation if the authorized capital of a transferring party consists of at least 50% from contributions of a receiving party (FA)
9110022242	Profit of organisation if the authorized capital of a transferring party consists of at least 50% from contributions of a receiving party (w/o FA)
9110022251	Other donated property
9110023001	Income in the form of surplus of inventory items revealed by inventory
9110024001	Income in the form of the cost of inventory items received during liquidation of fixed assets
9110024011	Income in the form of the cost of FA received during divestment of FA
9110031001	Profit from granting the rights to use results of intellectual property
9110032001	Profit from granting the rights to use results of intellectual property, w/o VAT
9110041001	Interest received on banking account
9110041201	Interest received on deposits
9110042011	Interest received on credit agreements
9110042021	Interest received on loan agreements in non-monetary form
9110042030	Interest received on promissory notes
9110042041	Interest received on promissory bonds
9110042051	Interest received on state securities
9110042061	Discount interest received on third-party promissory notes
9110042091	Interest received on other securities
9110050001	Insurance benefit at occurrence of insured event
9110061001	Income in the form of sanctions for breaching contractual obligations
9110062001	Income in the form of written-off accounts payable
9110063001	Income in the form of restored amount of provision (doubtful debts)
9110063002	Income in the form of restored amount of provision (doubtful debts), not accepted for TA
9110063012	Income in the form of restored amount of provision (decrease in value of inventory items)
9110063022	Income in the form of restored amount of provision (securities impairment)
9110064100	Exchange difference income under contracts in foreign currency (revaluation)
9110064101	Exchange difference income under contracts in foreign currency
9110064201	Exchange difference income under currency contracts
9110065010	Income of prior years identified in the reporting period (other)
9110065020	Income of prior years – fixed assets
9110065032	Income of prior years identified in the reporting period (not accounted for taxation purposes)
9110065040	Income of prior years identified in the reporting period (overalls)
9110065050	Income of prior years identified in the reporting period (insurance of property)

9110065060	Income of prior years identified in the reporting period (insurance of employees)
9110065070	Income of prior years identified in the reporting period (other deferred expenses)
9110065080	Income of prior years – intangible assets
9110065090	Income of prior years – R&D
9110065100	Income of prior years VAT on losses of prior years
9110066101	Revenues from transactions on purchase and sale of foreign currency
9110066202	Revenues from re-valuation of securities at market value
9110066302	Revenues in the form of interest received from budget and non-budgetary funds
9110066402	Tax receivable from budget
9110066501	Other income upon the occurrence of an insured event
9110066602	Income in the form of difference between the cost of repurchased shares and nominal value of shares
9110066991	Other income accepted for tax accounting purposes
9110066992	Other income not accepted for tax accounting purposes
9119999990	Closing of other income
9119999991	Closing of VAT on losses of previous years
9120010000	Depreciation of property not involved in principal activity
9120021001	Property tax
9120022001	Land tax
9120023001	Transport tax
9120029991	Other taxes and dues related to other expenses
9120029992	Other taxes and dues related to other expenses (not accepted for tax accounting)
9120031110	Net book value of fixed assets sold
9120031121	Expenses for sale of fixed assts
9120031122	Expenses for sale of fixed assts (not accepted for tax accounting)
9120031131	VAT on fixed assets sold
9120031211	Book value of assets under construction sold
9120031212	Book value of assets under construction sold (not accepted for tax accounting)
9120031221	Expenses on sale of assets under construction
9120031222	Expenses on sale of assets under construction (not accepted for tax accounting)
9120031231	VAT on assets under construction sold
9120031310	Cost of used overalls sold
9120031311	Cost of sold inventory items (except for used overalls)
9120031312	Cost of sold inventory items (not accepted for tax accounting)
9120031321	Expenses related to sale of inventory items
9120031322	Expenses related to sale of inventory items (not accepted for tax accounting)
9120031331	VAT on inventory items sold
9120031341	Cost of nonferrous scrap sold (accepted for tax accounting)
9120031342	Cost of nonferrous scrap sold (not accepted for tax accounting)
9120031351	Expenses related to sale of nonferrous scrap (accepted for tax accounting)
9120031352	Expenses related to sale of nonferrous scrap (not accepted for tax accounting)
9120031411	Cost of discharged promissory notes
9120031412	Cost of sold securities (not accepted for tax accounting)
9120031413	Cost of sold securities
9120031414	Cost of sold shares (contributions to the authorized capital, not accepted for TA)
9120031421	Expenses related to sale of securities listed on the formal market for securities (accepted for tax accounting)
9120031422	Expenses related to sale of securities listed on the formal market for securities (not accepted for tax accounting)
9120031431	Expenses related to sale of unlisted shares (accepted for tax accounting)
9120031432	Expenses related to sale of unlisted shares (not accepted for tax accounting)
9120031441	Expenses related to sale of promissory notes (accepted for tax accounting)
9120031442	Expenses related to sale of promissory notes (not accepted for tax accounting)

9120031451	Expenses related to sale of other listed securities (accepted for tax accounting)
9120031452	Expenses related to sale of other listed securities (not accepted for tax accounting)
9120031461	Expenses related to sale of other unlisted securities (accepted for tax accounting)
9120031462	Expenses related to sale of other unlisted securities (not accepted for tax accounting)
9120031471	Payment for goods and services (value of promissory notes) by promissory notes
9120031511	Cost of apartments sold
9120031512	Cost of apartments sold (not accepted for tax accounting)
9120031521	Expenses related to sale of apartments
9120031522	Expenses related to sale of apartments (not accepted for tax accounting)
9120031531	VAT on apartments sold
9120031610	Net book value of intangible assets sold
9120031621	Expenses related to sale of intangible assets
9120031622	Expenses related to sale of intangible assets (not accepted for tax accounting)
9120031631	VAT on intangible assets sold
9120031711	Cost of sold rights to results of intellectual activity (w/o VAT)
9120032110	Net book value of written-off fixed assets
9120032121	Expenses for liquidation of written-off fixed assets
9120032122	Expenses for liquidation of written-off fixed assets (not accepted for tax accounting)
9120032211	Book value of written-off assets under construction
9120032212	Book value of written-off assets under construction (not accepted for tax accounting)
9120032221	Expenses for liquidation of written-off construction-in-progress
9120032222	Expenses for liquidation of written-off construction-in-progress (not accepted for tax accounting)
9120032311	Cost of written-off inventory items
9120032312	Cost of written-off inventory items (not accepted for tax accounting)
9120032321	Expenses related to writing off of inventory items
9120032322	Expenses related to writing off of inventory items (not accepted for tax accounting)
9120032412	Cost of written-off securities (not accepted for tax accounting)
9120032422	Expenses related to writing off of securities (not accepted for tax accounting)
9120032431	Cost of previously calculated discount
9120032432	Cost of previously calculated discount (not accepted for tax accounting)
9120033001	Work related to mobilization preparation
9120033002	Work related to mobilization preparation (not accepted for tax accounting)
9120034102	Cost of donated property (not accepted for tax accounting)
9120034201	Maintenance of facilities of housing, communal, social and cultural spheres
9120034202	Maintenance of facilities of housing, communal, social and cultural spheres (not accepted for tax accounting)
9120034321	Expenses related to granting the rights to use results of intellectual property
9120034322	Expenses related to granting the rights to use results of intellectual property (not accepted for tax accounting)
9120034331	VAT on income from granting the rights to use results of intellectual property
9120040001	Expenses for banking services, except for interest-related expenses
9120040002	Expenses for banking services, except for interest-related expenses (not accepted for tax accounting)
9120041001	Deferred expenses - banking guarantee
9120051101	Interest costs on long-term credits
9120051102	Interest costs on long-term credits (not accepted for tax accounting)
9120051111	Interest costs on long-term credits received for providing loans

9120051112	Interest costs on long-term credits received for providing loans (not accepted for tax accounting)
9120051201	Interest costs on long-term loans
9120051202	Interest costs on long-term loans (not accepted for tax accounting)
9120051211	Interest costs on long-term loans received for providing loans (accepted for tax accounting)
9120051212	Interest costs on long-term loans received for providing loans (not accepted for tax accounting)
9120051302	Interest costs on long-term securities (not accepted for tax accounting)
9120051311	Interest costs on long-term promissory notes
9120051321	Interest costs on long-term bonds
9120051331	Interest costs on other long-term securities
9120052101	Interest costs on short-term credits
9120052102	Interest costs on short-term credits (not accepted for tax accounting)
9120052111	Interest costs on short-term credits received for providing loans (accepted for tax accounting)
9120052112	Interest costs on short-term credits received for providing loans (not accepted for tax accounting)
9120052201	Interest costs on short-term loans
9120052202	Interest costs on short-term loans (not accepted for tax accounting)
9120052211	Interest costs on short-term loans received for providing loans (accepted for tax accounting)
9120052212	Interest costs on short-term loans received for providing loans (not accepted for tax accounting)
9120052302	Interest costs on short-term securities (not accepted for tax accounting)
9120052311	Interest costs on short-term promissory notes
9120052321	Interest costs on short-term bonds
9120052331	Interest costs on other short-term securities
9120061001	Expenses related to emission and servicing of own securities
9120061002	Expenses related to emission and servicing of own securities (not accepted for tax accounting)
9120062001	Expenses related to servicing purchased securities
9120062002	Expenses related to servicing purchased securities (not accepted for tax accounting)
9120071001	Allocation to reserve for doubtful debts
9120071002	Allocation to reserve for doubtful debts (not accepted for tax accounting)
9120072002	Allocation to reserve for impairment of inventory items
9120073002	Allocation to reserve for impairment of securities
9120081102	Material aid under collective agreement and lump-sum benefits (not accepted for tax accounting)
9120081202	Social payments (not accepted for TA)
9120081301	Compensation of interest on housing credits (till January 1st, 2012)
9120082002	Expenses related to payment for medical treatment vouchers (not accepted for TA)
9120083102	Lump sum retirement allowance (not accepted for TA)
9120083202	Lump sum payments to anniversaries (not accepted for TA)
9120084002	Expenses related to payment of apartments for employees (not accepted for TA)
9120091001	Penalties and other sanctions for breaching contracts
9120091002	Penalties and other sanctions for breaching contracts (not accepted for TA)
9120092001	Writing off of overdue bad accounts receivable
9120092002	Writing off of overdue bad accounts receivable (not accepted for TA)
9120100111	Damage from emergencies (except for fixed assets and used overalls), accepted for TA

9120100112	Damage from emergencies (except for fixed assets and used overalls), not accepted for TA
9120100120	Writing off of net book value of fixed assets at emergencies
9120100130	Writing off of net book value of overalls at emergencies
9120110110	Exchange difference expenses under contracts in foreign currency (revaluation)
9120110111	Exchange difference expenses under contracts in foreign currency (accepted for TA)
9120110112	Exchange difference expenses under contracts in foreign currency (not accepted for TA)
9120110121	Exchange difference expenses under currency contracts (accepted for TA)
9120110122	Exchange difference expenses under currency contracts (not accepted for TA)
9120110131	VAT on income in the form of exchange differences
9120110201	Court expenses and arbitration fees
9120110202	Court expenses and arbitration fees (not accepted for TA)
9120110312	Expenses for sport events (not accepted for TA)
9120110322	Expenses for sport events (not accepted for TA)
9120110332	Expenses for cultural events (not accepted for TA)
9120110412	Expenses related to charitable events (not accepted for TA)
9120110422	Expenses for voluntary contributions (not accepted for TA)
9120110511	Expenses for R&D with negative results
9120110512	Expenses for R&D with negative results (not accepted for TA)
9120110521	Expenses for DEW with negative results
9120110522	Expenses for DEW with negative results (not accepted for TA)
9120110601	Shortfall of inventory items in production, losses from theft
9120110602	Shortfall of inventory items in production, losses from theft (not accepted for TA)
9120110610	Shortfall of used overalls in production, losses from theft
9120110711	Non-refundable VAT (accepted for TA)
9120110712	Non-refundable VAT (not accepted for TA)
9120110722	VAT on donated property and provided services
9120110732	VAT on export (documents not available on the 181st day)
9120110741	Non-refundable VAT on non-taxable activity
9120110810	Losses of previous periods, except for fixed assets, overalls, insurance
9120110820	Losses of previous periods – fixed assets
9120110830	Losses of previous periods – intangible assets
9120110832	Losses of previous periods (not accepted for TA)
9120110840	Losses of previous periods – overalls
9120110850	Losses of previous periods – property insurance
9120110860	Losses of previous periods – insurance of employees
9120110870	Losses of previous periods – other deferred expenses
9120110880	Losses of previous periods – R&D
9120110892	Losses of previous periods – VAT without revenues
9120110900	Net book value of fixed assets disposed as a result of theft
9120111001	Other expenses related to accidents and emergencies (accepted for TA)
9120111002	Other expenses related to accidents and emergencies (not accepted for TA)
9120111112	Negative difference from revaluation of securities at the market value (not accepted for TA)
9120111121	Contributions paid to non-commercial organisations
9120111122	Contributions paid to non-commercial organisations (not accepted for TA)
9120111131	Expenses related to obtaining loan funds
9120111132	Expenses related to obtaining loan funds (not accepted for TA)
9120111140	Overalls and equipment written off prior to the expiry of their useful life
9120111151	Expenses related to purchase and sale of foreign currency

9120111152	Expenses related to purchase and sale of foreign currency (not accepted for TA)
9120111162	Expenses transferred to trade unions (not accepted for TA)
9120111171	Expenses related to land improvements
9120111172	Expenses related to land improvements (not accepted for TA)
9120111182	Expenses related to writing off worn out inventory items of non-industrial character
9120111191	Other expenses
9120111192	Other expenses (not accepted for TA)
9120111193	Losses on JV agreements (not accepted for TA)
9120111201	VAT on other income (revenues), accepted for TA
9120111202	VAT on other income
9120111212	VAT on other income (expenses)
9120111221	Expenses related to granting loans in monetary form (accepted for TA)
9120111222	Expenses related to granting loans in monetary form (not accepted for TA)
9120111231	Expenses related to granting loans in kind (accepted for TA)
9120111232	Expenses related to granting loans in kind (not accepted for TA)
9120111251	Expenses related to differences between the cost of repurchased shares and nominal real value (accepted for TA)
9120111252	Expenses related to differences between the cost of repurchased shares and nominal real value (not accepted for TA)
9120111292	Losses on JV agreements (not accepted for TA)
9120111321	VAT on income of prior years identified in the reporting year (accepted for TA)
9120111322	VAT on income of prior years identified in the reporting year (not accepted for TA)
9129900001	Closing of other expenses (except for VAT on other income)
9129900002	Closing of VAT on other income
9199999991	Profit (loss) on other income and expenses (income and VAT)
9199999992	Profit (loss) on other income and expenses (expenses)
9401000000	Shortfall from losses and deterioration of materials (those responsible are not identified)
9402000000	Shortfall of fixed assets / those responsible are not identified/ act of state body
9403000000	Shortfall of fixed assets / those responsible are not identified
9404000000	Shortfall of fixed assets / those responsible are identified
9405000000	Shortfall of materials / those responsible are not identified / act of state body
9406000000	Shortfall of materials / those responsible are identified
9407000000	Shortfall of other property / those responsible are not identified
9408000000	Shortfall of other property / those responsible are not identified / act of state body
9409000000	Shortfall of other property / those responsible are identified
9410000000	Shortfall of overalls / those responsible are not identified
9411000000	Shortfall of overalls / those responsible are identified
9412000000	Shortfall of overalls / those responsible are not identified / act of state body
9600000000	Reserves for future expenses and payments
9701000000	Deferred expenses for software (short-term)
9702000000	Deferred expenses under insurance agreements (short-term)
9703000000	Deferred expenses related to remuneration expenses
9704000000	Deferred expenses for licenses, except for software (short-term)
9707000000	Deferred expenses - banking guarantee (short-term)
9709000000	Deferred expenses (other, short-term)
9711000000	Deferred expenses for software (long-term)
9712000000	Deferred expenses under insurance agreements (long-term)
9714000000	Deferred expenses for licenses, except for software (long-term)
9717000000	Deferred expenses - banking guarantee (long-term)

9719000000	Deferred expenses (other, long-term)
9801000000	Income received on account of future periods
9802000000	Non-repayable receipts
9803000000	Future flow of receivables related to shortfalls revealed during previous years
9804000000	Difference between the amount to be collected from those responsible and the balance value of shortfalls
9805000000	Negative goodwill
9901000000	Profit and losses from core activity
9902000000	Profit and losses from other activity
9905010000	Permanent tax liability
9905020000	Contingent income/expenses on profit tax
9905030000	Correction of profit tax of past reporting periods
9906010000	Penalties on profit tax
9906020000	Penalties on VAT
9906030000	Penalties on property tax
9906040000	Penalties on land tax
9906050000	Penalties on other taxes
9907010000	Fines on profit tax
9907020000	Fines on VAT
9907030000	Fines on property tax
9907040000	Fines on land tax
9907050000	Fines on other taxes
9908010000	Penalties related to settlements with the Social Insurance Fund
9908020000	Penalties related to pension insurance
9908030000	Penalties related to compulsory medical insurance
9908040000	Penalties related to social accident insurance
9909010000	Fines related to settlements with the Social Insurance Fund
9909020000	Fines related to pension insurance
9909030000	Fines related to compulsory medical insurance
9909040000	Fines related to social accident insurance
9955030000	Correction of profit tax of past reporting periods
9999999990	Closing of penalties and fines
D460000102	Completed stages of work in progress under contracts with DTZ
D600101000	Suppliers of materials (short-term, Dt)
D600101010	Suppliers of materials (short-term) affiliates / subsidiaries, Dt
D600102000	Service providers (short-term, Dt)
D600102001	Service providers in foreign currency (affiliates / subsidiaries, Dt)
D600102010	Service providers (short-term) affiliates / subsidiaries, Dt
D600102100	Service providers in foreign currency (Dt)
D600102130	Providers of international transportation services in foreign currency (Dt)
D600103000	Fixed asset suppliers (short-term, Dt)
D600103001	Fixed asset suppliers (short term) in foreign currency (Dt)
D600103010	Fixed asset suppliers (short term) affiliates / subsidiaries, Dt
D600104000	Building contractors (short term, Dt)
D600104010	Building contractors (short term) affiliates / subsidiaries, Dt
D600105000	Repair contractors (short term, Dt)
D600105010	Repair contractors (short term) affiliates / subsidiaries, Dt
D600106000	Suppliers of materials and equipment for capital construction (short term, Dt)
D600106010	Suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries
D600107000	Suppliers of power and heating energy (short-term, Dt)
D600107010	Suppliers of power and heating energy (short-term) affiliates / subsidiaries, Dt
D600108000	Agency suppliers (short term, Dt)

D600108010	Agency suppliers (short term) affiliates / subsidiaries, Dt
D600111000	Suppliers of different fuel (short term, Dt)
D600111010	Suppliers of different fuel (short term) affiliates / subsidiaries, Dt
D601101000	Suppliers of materials (long-term, Dt)
D601101010	Suppliers of materials (long-term) affiliates / subsidiaries, Dt
D601102000	Service providers (long-term, Dt)
D601102001	Service providers in foreign currency (long-term, Dt)
D601102010	Service providers (long-term) affiliates / subsidiaries, Dt
D601103000	Fixed asset suppliers (long-term, Dt)
D601103010	Fixed asset suppliers (long-term) affiliates / subsidiaries, Dt
D601104000	Building contractors (long term, Dt)
D601104010	Building contractors (long term) affiliates / subsidiaries, Dt
D601105000	Repair contractors (long term, Dt)
D601105010	Repair contractors (long term) affiliates / subsidiaries, Dt
D601106000	Suppliers of materials and equipment for capital construction (long term, Dt)
D601106010	Suppliers of materials and equipment for capital construction (long term) affiliates / subsidiaries
D601107000	Suppliers of power and heating energy (long-term, Dt)
D601107010	Suppliers of power and heating energy (long-term) affiliates / subsidiaries, Dt
D601108000	Agency suppliers (long term, Dt)
D601108010	Agency suppliers (long term) affiliates / subsidiaries, Dt
D601111000	Suppliers of different fuel (long term, Dt)
D601111010	Suppliers of different fuel (long term) affiliates / subsidiaries, Dt
D620101000	Settlements in respect of core activity (short-term, Dt)
D620101010	Settlements in respect of core activity (short-term) affiliates / subsidiaries, Dt
D620101100	Settlements in respect of core activity in technological connection (short-term, Dt)
D620101110	Settlements in respect of core activity in technological connection (short-term) affiliates / subsidiaries, Dt
D620102000	Settlements in respect of other activity (short-term, Dt)
D620102010	Settlements in respect of other activity (short-term) affiliates / subsidiaries, Dt
D620102200	Settlements in respect of other activity (short-term, Dt)
D620102210	Settlements in respect of other activity (short-term, Dt)
D620104000	Settlements in respect of other activities (lease, utility payments), short term, Dt
D620104010	Settlements in respect of other activity (short-term, Dt)
D621101000	Settlements in respect of core activities (long-term, Dt)
D621101010	Settlements in respect of core activity (long-term) affiliates / subsidiaries, Dt
D621101100	Settlements in respect of core activity in technological connection (long-term, Dt)
D621101110	Settlements in respect of core activity in technological connection (long-term, affiliates / subsidiaries, Dt)
D621102000	Settlements in respect of other activities (long-term, Dt)
D621102010	Settlements in respect of other activities (long-term) affiliates / subsidiaries, Dt
D621102200	Settlements in respect of other activity (short-term, Dt)
D621102210	Settlements in respect of other activity (short-term, Dt)
D621104000	Settlements in respect of other activity (short-term, Dt)
D621104010	Settlements in respect of other activity (short-term, Dt)
D680100000	Personal income tax (tax), Dt
D680101000	Personal income tax (fine), Dt
D680102000	Personal income tax (penalty fees), Dt
D680103000	Dividend tax payable by resident individuals, Dt
D680104000	Dividend tax payable by non-resident individuals, Dt
D680200000	VAT settlements, Dt

D680205300	VAT from advance payments received – approved
D680206000	VAT recoverable
D680208100	Penalties on VAT, Dt
D680208200	Fines on VAT, Dt
D680209000	VAT adjustment, Dt
D680301000	Profit tax to federal budget, Dt
D680301010	Penalty fee on profit tax to federal budget, Dt
D680301020	Fines on profit tax to federal budget, Dt
D680301100	Profit tax to federal budget paid outside the RF, Dt
D680302000	Profit tax to regional budget, Dt
D680302010	Penalty fee on profit tax to regional budget, Dt
D680302020	Fines on profit tax to regional budget, Dt
D680302100	Profit tax to regional budget paid outside the RF, Dt
D680303000	Profit tax to local budget, Dt
D680303010	Penalty fee on profit tax to local budget, Dt
D680303020	Fines on profit tax to local budget, Dt
D680303100	Profit tax to local budget paid outside the RF, Dt
D680304000	Tax on profit from dividends of resident legal entities
D680305000	Tax on profit from dividends of non-resident legal entities
D680400000	Property tax, Dt
D680401000	Property tax to regional budget, Dt
D680401010	Penalties on property tax to regional budget, Dt
D680401020	Fines on property tax to regional budget, Dt
D680402000	Property tax to local budget, Dt
D680402010	Penalty fee on property tax to local budget, Dt
D680402020	Fines on property tax to local budget, Dt
D680600000	Tax on the income of foreign legal entities, Dt
D680800000	Payments for air emissions (tax, Dt)
D680801000	Payments for air emissions (fine, Dt)
D680802000	Payments for air emissions (penalties, Dt)
D680901000	License dues to federal budget, Dt
D680902000	License dues to regional budget, Dt
D680903000	License dues to local budget, Dt
D681100000	Land tax (tax), Dt
D681101000	Land tax (fine), Dt
D681102000	Land tax (penalty fees), Dt
D681400000	Transport tax (tax), Dt
D681401000	Transport tax (fine), Dt
D681402000	Transport tax (penalty fees), Dt
D681600000	Water tax (tax), Dt
D681601000	Water tax (fine), Dt
D681602000	Water tax (penalty fees), Dt
D681800000	State due, Dt
D682500000	Other taxes, Dt
D682501000	Other taxes - Federal Budget, Dt
D682502000	Other taxes - Regional budget, Dt
D682503000	Other taxes - Local budget, Dt
D683001000	Money sanctions under articles 116-135 of TC, Dt
D690100000	Social insurance settlements, Dt
D690101000	Fines and penalties to Social Insurance Fund, Dt
D690102000	Penalties to Social Insurance Fund, Dt
D690201000	Pension fund to federal budget (14%), Dt
D690202000	PF – Insurance Fund settlements, Dt

D690203000	PF – Saving Fund settlements, Dt
D690203020	PF – Saving Fund settlements, Dt
D690204000	Fines and penalties to Pension Fund, Dt
D690204010	Fines and penalties to PF – Insurance Fund, Dt
D690204020	Fines and penalties to PF – Saving Fund, Dt
D690205000	Penalties to PF – Federal Budget, Dt
D690205010	Penalties to PF – Insurance Fund, Dt
D690205020	Penalties to PF – Saving Fund, Dt
D690301000	Medical insurance settlements – territorial fund
D690302000	Medical insurance settlements – federal fund, Dt
D690303000	Fines and penalties to federal Medical Insurance Fund, Dt
D690304000	Fines and penalties to territorial Medical Insurance Fund, Dt
D690305000	Penalties to Medical Insurance Fund – territorial fund, Dt
D690306000	Penalties to Medical Insurance Fund – federal fund, Dt
D690400000	Social accident insurance settlements
D690401000	Fines/penalties on social accident insurance, Dt
D690402000	Penalties in respect of social accident insurance, Dt
D710000000	Settlements with advance holders (master entry), Dt
D710100000	Settlements with advance holders with respect to other transactions
D710200000	Settlements with advance holders with respect to representation expenses
D710300000	Settlements with advance holders with respect to travelling expenses, Dt
D710400000	Settlements with advance holders with respect to motor fuels, Dt
D730101000	Settlements on loans granted (principal debt), Dt
D730102000	Settlements on loans granted (interest), Dt
D730201000	Settlements with employees with respect to compensation for material damage, Dt
D730401000	Settlements in respect of other transactions, Dt
D760101010	Settlements on compulsory medical insurance – payments, Dt
D760101011	Settlements on compulsory medical insurance – payments, affiliates / subsidiaries
D760101020	Settlements on compulsory medical insurance – reimbursement, Dt
D760101021	Settlements on compulsory medical insurance – reimbursement, affiliates / subsidiaries
D760102010	Settlements on voluntary insurance – payments, Dt
D760102011	Settlements on voluntary insurance – payments, affiliates / subsidiaries
D760102020	Settlements on voluntary insurance – reimbursement, Dt
D760102021	Settlements on voluntary insurance – reimbursement, affiliates / subsidiaries
D760103000	Settlements on non-state pension insurance, Dt
D760103001	Settlements on non-state pension insurance, affiliates / subsidiaries
D760201000	Settlements on claims (in RUB) receivable, Dt
D760201001	Settlements on claims (in RUB) receivable, affiliates / subsidiaries
D760202000	Settlements on claims (in RUB) receivable, Dt
D760202001	Settlements on claims (in RUB) payable, affiliates / subsidiaries
D760300000	Dividends and other income, Dt
D760301000	Dividends, Dt
D760301001	Dividends (affiliates and subsidiaries), Dt
D760302000	Other income and dividends from foreign organizations, Dt
D760400000	Deposited amounts, Dt
D760501000	Other settlements with debtors, Dt
D760501001	Other settlements with debtors, affiliates / subsidiaries Dt
D760501010	Other long-term settlements with debtors, Dt
D760502000	Other settlements with creditors, Dt
D760502001	Other settlements with creditors, affiliates / subsidiaries Dt

D760502010	Other long-term settlements with creditors, Dt
D760503000	VAT settlements (tax agents), Dt
D760504000	Other settlements with debtors with respect to additional issue, Dt
D760601000	Other settlements – alimony, Dt
D760602000	Other settlements - other enforcement orders, Dt
D760603000	Other settlements – union contributions, Dt
D760801000	Settlements under agency agreements with Inter-System High-Voltage Grid Company (MMSK) and High-Voltage Grid Companies (MSK), Dt
D760801001	Settlements under agency agreements with MMSK and MSK, affiliates / subsidiaries
D760802000	Other settlements under agency agreements, Dt
D760802001	Other settlements under agency agreements, affiliates / subsidiaries
D760802010	Settlements under MSK agency agreements, Dt
D760900000	Settlements in respect of fines and penalties received, Dt
D760900001	Settlements in respect of fines and penalties received, affiliates / subsidiaries
D760901000	Settlements in respect of paid fines and penalties in foreign currency, Dt
D761000000	Settlements in respect of financial investments, loans and credits (long-term)
D761000001	Settlements in respect of financial investments, loans and credits, affiliates / subsidiaries
D761010000	Settlements in respect of short-term financial investments, loans and credits
D761010001	Settlements in respect of short-term financial investments, loans and credits, affiliates / subsidiaries

D761100000	Settlements on interest receivable, Dt
D761100001	Settlements on interest receivable, affiliates / subsidiaries, Dt
D761200000	Settlements on other receivable income, Dt
D761200001	Settlements on other receivable income, affiliates / subsidiaries
D761301000	Settlements on financial lease (principal amount), Dt
D761301001	Settlements on financial lease (principal amount), affiliates / subsidiaries
D761302000	Settlements on financial lease (%), Dt
D761302001	Settlements on financial lease (%), affiliates / subsidiaries Dt
D761400000	Settlements on operational lease, Dt
D761400001	Settlements on operational lease, affiliates / subsidiaries, Dt
D761500000	Settlements in respect of simple partnership agreements, Dt
D761600000	Settlements on special-purpose funding receivable, Dt
D761700000	Reallocated settlements, Dt
D761700001	Reallocated settlements, affiliates / subsidiaries Dt
D761800000	Settlements on non-interest bearing promissory notes (long-term, Dt)
D761800001	Settlements on non-interest bearing promissory notes (long-term, Dt), affiliates / subsidiaries, Dt
D761900000	Settlements on non-interest bearing promissory notes (short-term, Dt)
D761900001	Settlements on non-interest bearing promissory notes (short-term, Dt), affiliates / subsidiaries, Dt
F600000000	Outgoing payment APP
INIT000000	Opening balance on account
INIT009921	Opening balance on account of Amur MSK
INIT009922	Opening balance on account of Yakutsk MSK
INIT009923	Opening balance on account of Bryansk MSK
INIT009924	Opening balance on account of Smolensk MES
INIT009925	Opening balance on account of Yaroslavl MS
INIT009926	Opening balance on account of Tver MS
INIT009927	Opening balance on account of Mariy El MS
INIT009928	Opening balance on account of Chuvashia MS
INIT009929	Opening balance on account of Voronezh MSK

INIT009930	Opening balance on account of Lipetsk MS
INIT009931	Opening balance on account of Tambov MSK
INIT009932	Opening balance on account of Astrakhan MS
INIT009933	Opening balance on account of Volgograd MS
INIT009934	Opening balance on account of Vladimir MS
INIT009935	Opening balance on account of Ivanovo MS
INIT009936	Opening balance on account of Kostroma MS
INIT009937	Opening balance on account of Vologda MS
INIT009938	Opening balance on account of Buriatia MES
INIT009939	Opening balance on account of Chita MS
INIT009940	Opening balance on account of State Holding MSK
INIT009941	Opening balance on account of Minority Holding FGC
INIT009942	Opening balance on account of RAO UES of Russia
INIT009943	Opening balance on account of Karelia MS
INIT009944	Opening balance on account of Kolskiye MS
INIT009945	Opening balance on account of Dagestan MS
INIT009946	Opening balance on account of Krasnoyarsk MS
INIT009947	Opening balance on account of Kuban MS
INIT009948	Opening balance on account of MES Kuzbassenergo
INIT009949	Opening balance on account of Peterburg MS
INIT009950	Opening balance on account of Backbone grid company
INIT009951	Opening balance on account of MMSK Volga
INIT009952	Opening balance on account of MMSK East
INIT009953	Opening balance on account of Arkhangelsk MSK
INIT009954	Opening balance on account of MES Republic of Komi
INIT009955	Opening balance on account of MMSK North West
INIT009956	Opening balance on account of MMSK Siberia
INIT009957	Opening balance on account of MMSK Ural
INIT009958	Opening balance on account of MMSK Center
INIT009959	Opening balance on account of MMSK South
INIT009960	Opening balance on account of Nizhny Novgorod MSK
INIT009961	Opening balance on account of Saratov MK
INIT009962	Opening balance on account of Omsk MSK
INIT009963	Opening balance on account of Orenburg MES
INIT009964	Opening balance on account of Kirov MES
INIT009965	Opening balance on account of Perm MSK
INIT009966	Opening balance on account of Udmurtia MS
INIT009967	Opening balance on account of Primorsk MSK
INIT009968	Opening balance on account of Kaluga MSK
INIT009969	Opening balance on account of Ryazan MSK
INIT009970	Opening balance on account of Tula MSK
INIT009971	Opening balance on account of MSK Rostovenergo
INIT009972	Opening balance on account of Samara MK
INIT009973	Opening balance on account of Kurgan MS
INIT009974	Opening balance on account of Sverdlovsk MS
INIT009975	Opening balance on account of Mordovia MSK
INIT009976	Opening balance on account of Penza MSK
INIT009977	Opening balance on account of Ulyanovsk MS
INIT009978	Opening balance on account of Tomsk MS
INIT009979	Opening balance on account of Tyumen MSK
INIT009980	Opening balance on account of Khabarovsk MSK
INIT009981	Opening balance on account of Tyva MSK
INIT009982	Opening balance on account of Khakassia MK

INIT009983	Opening balance on account of Chelyabinsk MES
INIT009984	Opening balance on account of Belgorod MSK
INIT009985	Opening balance on account of Orlov MSK
INIT009986	Opening balance on account of Kursk MS
INIT901121	Input_Profit from sale of services related to transfer of power energy (0%)
J001000000	Leased fixed assets
J001001000	Leased land plots and natural resources sites
J001002000	Leased buildings
J001003000	Leased constructions and transfer devices
J001004000	Leased machinery and equipment
J001005000	Leased transport
J001006000	Leased industrial and household equipment
J001007000	Leased draft animals, productive and pedigree livestock
J001008000	Leased perennial plantings
J001009000	Other leased FA
J001009999	Technical account
J001010000	Leased FA received through leasing
J001011000	Leased land plots and natural resources sites (leasing)
J001012000	Leased buildings (leasing)
J001013000	Leased constructions and transfer devices (leasing)
J001014000	Leased machinery and equipment (leasing)
J001015000	Leased transport (leasing)
J001016000	Leased industrial and household equipment (leasing)
J001017000	Leased draft animals, productive and pedigree livestock (leasing)
J001018000	Leased perennial plantings (leasing)
J001019000	Other leased FA (leasing)
J001099999	FA in federal ownership
J002000000	Inventory items accepted in custody
J002340001	Inventory items accepted in custody V.V. Neupokoyev
J002360001	Inventory items accepted in custody V.V. Kharitonov
J003000000	Materials accepted for processing
J004000000	Items in the process of dismantling
J005000000	Equipment accepted for installation
J006000000	Strict accounting forms (other FI)
J006010000	Strict accounting forms (other MM)
J007000000	Indebtedness of insolvent debtors written off to losses
J008000000	Received guarantees for obligations and payments
J008000001	Guarantees received under asset pledge agreements
J008000002	Other guarantees received
J009000000	Issued guarantees for obligations and payments
J010000000	Depreciation of fixed assets
J011000000	Fixed assets leased to
J012000000	Strict accounting forms - promissory notes
J013000000	Agency activities under investment program
J014000000	Leased intangible assets
J019999999	FA of MSK with the value of less than RUB 20,000 recorded off balance
J100000000	Return of used overalls to stock
J210000000	Fixed assets accepted as pledge
J220000000	Securities and financial investments accepted as pledge
J230000000	Other assets accepted as pledge
J300000000	Industrial and household equipment in operation
J371000001	Motor fuels of ATP
J371000002	Spare parts and materials of ATP

J371100001	ATP’s 1st category driver
J371100002	ATP’s 2nd category driver
J371100003	ATP’s 3rd category driver
J371100004	ATP’s 4th category driver
J371100005	ATP’s 5th category driver
J371100006	ATP’s 6th category driver
J371100007	ATP’s 7th category driver
J371200001	ATP’s insurance contributions
J371300001	ATP’s indirect costs
J371500001	ATP’s travelling allowance
J371500002	ATP’s accommodation costs related to business trips
J371500003	ATP’s travel costs related to business trips
J400000000	Property given as pledge
J410000000	Fixed assets given as pledge
J420000000	Securities and financial investments given as pledge
J430000000	Other assets given as pledge
J510000001	Increase in the authorized capital by additional share issue
J510000002	Increase in the authorized capital by increasing share denomination
J510000003	Increase in the authorized capital due to reorganization
J510000004	Increase in the authorized capital for other reasons
J510000005	Increase in additional capital from foreign currency translation
J510000006	Increase in additional capital from changing accounting rules
J510000007	Increase in additional capital for other reasons
J510000008	Increase in retained earnings (loss) due to changes in the accounting policy
J510000009	Increase in retained earnings (loss) due to changes in the accounting rules
J510000010	Increase in retained earnings (loss) due to reorganization
J510000011	Increase in retained earnings (loss) for other reasons
J520000001	Reduction of the authorized capital due to decreasing the number of shares
J520000002	Reduction of the authorized capital due to decreasing share denomination
J520000003	Reduction of the authorized capital due to reorganization
J520000004	Reduction of the authorized capital for other reasons
J520000005	Reduction of additional capital from foreign currency translation
J520000006	Reduction of additional capital as a result of changing accounting rules
J520000007	Reduction of additional capital for other reasons
J520000008	Reduction of retained earnings (loss) due to changes in the accounting policy
J520000009	Reduction of retained earnings (loss) due to changes in the accounting rules
J520000010	Reduction of retained earnings (loss) due to reorganization
J520000011	Reduction of retained earnings (loss) for other reasons
J610000000	Domestic market (fixed tariff)
J620000000	Domestic market (compensation of losses)
J629999999	Technical account – settlements with customers
J630000000	Export market (fixed tariff)
J640000000	Export market (compensation of losses)
J700000000	Ownerless power transmission lines
J701000000	Base profit (loss) per share
J701001000	Ownerless buildings
J701002000	Ownerless constructions
J701003000	Ownerless transfer devices
J701004000	Ownerless machinery and equipment
J701005000	Ownerless industrial and household equipment
J701006000	Other ownerless FA
J702000000	Diluted profit (loss) per share
K460000102	Completed stages of work in progress under contracts with DTZ CR

K600101000	Suppliers of materials (short-term, Cr)
K600101010	Suppliers of materials (short-term), affiliates / subsidiaries, Cr
K600102000	Service providers (short-term, Cr)
K600102001	Service providers in foreign currency (affiliates / subsidiaries, Cr)
K600102010	Service providers (short-term) affiliates / subsidiaries, Cr
K600102100	Service providers in foreign currency (short-term, Cr)
K600102130	Providers of international transportation services in foreign currency (Cr)
K600103000	Fixed asset suppliers (short-term, Cr)
K600103001	Fixed asset suppliers (short term) in foreign currency (Cr)
K600103010	Fixed asset suppliers (short term) affiliates / subsidiaries, Cr
K600104000	Building contractors (short term, Cr)
K600104010	Building contractors (short term) affiliates / subsidiaries, Cr
K600105000	Repair contractors (short term, Cr)
K600105010	Repair contractors (short term) affiliates / subsidiaries, Cr
K600106000	Suppliers of materials and equipment for capital construction (short term, Cr)
K600106010	Suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries
K600107000	Suppliers of power and heating energy (short-term, Cr)
K600107010	Suppliers of power and heating energy (short-term) affiliates / subsidiaries, Cr
K600108000	Agency suppliers (short term, Cr)
K600108010	Agency suppliers (short term) affiliates / subsidiaries, Cr
K600111000	Suppliers of different fuel (short term, Cr)
K600111010	Suppliers of different fuel (short term) affiliates / subsidiaries, Cr
K601101000	Suppliers of materials (long-term, Cr)
K601101010	Suppliers of materials (long-term) affiliates / subsidiaries, Cr
K601102000	Service providers (long-term, Cr)
K601102001	Service providers in foreign currency (long-term, Cr)
K601102010	Service providers (long-term) affiliates / subsidiaries, Cr
K601103000	Fixed asset suppliers (long-term, Cr)
K601103010	Fixed asset suppliers (long-term) affiliates / subsidiaries, Cr
K601104000	Building contractors (long term, Cr)
K601104010	Building contractors (long term) affiliates / subsidiaries, Cr
K601105000	Repair contractors (long term, Cr)
K601105010	Repair contractors (long term) affiliates / subsidiaries, Cr
K601106000	Suppliers of materials and equipment for capital construction (long term, Cr)
K601106010	Suppliers of materials and equipment for capital construction (long term) affiliates / subsidiaries
K601107000	Suppliers of power and heating energy (long-term, Cr)
K601107010	Suppliers of power and heating energy (long-term) affiliates / subsidiaries, Cr
K601108000	Agency suppliers (long term, Cr)
K601108010	Agency suppliers (long term) affiliates / subsidiaries, Cr
K601111000	Suppliers of different fuel (long term, Cr)
K601111010	Suppliers of different fuel (long term) affiliates / subsidiaries, Cr
K620101000	Settlements in respect of core activity (short-term, Cr)
K620101010	Settlements in respect of core activity (short-term) affiliates / subsidiaries, Cr
K620101100	Settlements in respect of core activity in technological connection (short-term, Cr)
K620101110	Settlements in respect of core activity in technological connection (short-term) affiliates / subsidiaries, Cr
K620102000	Settlements in respect of other activity (short-term, Cr)
K620102010	Settlements in respect of other activity (short-term) affiliates / subsidiaries, Cr
K620102200	Settlements in respect of other activity (short-term, Cr)
K620102210	Settlements in respect of other activity (short-term, Cr)

K620104000	Settlements in respect of other activity (short-term, Cr)
K620104010	Settlements in respect of other activity (short-term, Cr)
K621101000	Settlements in respect of core activities (long-term, Cr)
K621101010	Settlements in respect of core activity (long-term) affiliates / subsidiaries, Cr
K621101100	Settlements in respect of core activity in technological connection (long-term, Cr)
K621101110	Settlements in respect of core activity in technological connection (long-term, affiliates / subsidiaries, Cr)
K621102000	Settlements in respect of other activities (long-term, Cr)
K621102010	Settlements in respect of other activities (long-term) affiliates / subsidiaries, Cr
K621102200	Settlements in respect of other activity (short-term, Cr)
K621102210	Settlements in respect of other activity (short-term, Cr)
K621104000	Settlements in respect of other activity (short-term, Cr)
K621104010	Settlements in respect of other activity (short-term, Cr)
K680100000	Personal income tax (tax), Cr
K680101000	Personal income tax (fine), Cr
K680102000	Personal income tax (penalty fees), Cr
K680103000	Dividend tax payable by resident individuals, Cr
K680104000	Dividend tax payable by non-resident individuals, Cr
K680200000	VAT settlements, Cr
K680201000	VAT payable
K680201010	VAT payable (package of documents is not prepared on the 181st day)
K680205020	VAT from advance payments received – approved
K680205300	VAT from advance payments received – approved
K680207000	Output VAT (tax agent)
K680208100	Penalties on VAT, Cr
K680208200	Fines on VAT, Cr
K680209000	VAT adjustment, Cr
K680301000	Profit tax to federal budget, Cr
K680301010	Penalty fee on profit tax to federal budget, Cr
K680301020	Fines on profit tax to federal budget, Cr
K680301100	Profit tax to federal budget paid outside the RF, Cr
K680302000	Profit tax to regional budget, Cr
K680302010	Penalty fee on profit tax to regional budget, Cr
K680302020	Fines on profit tax to regional budget, Cr
K680302100	Profit tax to regional budget paid outside the RF, Cr
K680303000	Profit tax to local budget, Cr
K680303010	Penalty fee on profit tax to local budget, Cr
K680303020	Fines on profit tax to local budget, Cr
K680303100	Profit tax to local budget paid outside the RF, Cr
K680304000	Tax on profit from dividends of resident legal entities
K680305000	Tax on profit from dividends of non-resident legal entities
K680400000	Property tax, Cr
K680401000	Property tax to regional budget, Cr
K680401010	Penalties on property tax to regional budget, Cr
K680401020	Fines on property tax to regional budget, Cr
K680402000	Property tax to local budget, Cr
K680402010	Penalty fee on property tax to local budget, Cr
K680402020	Fines on property tax to local budget, Cr
K680600000	Tax on the income of foreign legal entities, Cr
K680800000	Payments for air emissions (tax, Cr)
K680801000	Payments for air emissions (fine, Cr)
K680802000	Payments for air emissions (penalties, Cr)

K680901000	License dues to federal budget, Cr
K680902000	License dues to regional budget, Cr
K680903000	License dues to local budget, Cr
K681100000	Land tax (tax), Cr
K681101000	Land tax (fine), Cr
K681102000	Land tax (penalty fees), Cr
K681400000	Transport tax (accrued), Cr
K681401000	Transport tax (fine), Cr
K681402000	Transport tax (penalty fees), Cr
K681600000	Water tax (tax), Cr
K681601000	Water tax (fine), Cr
K681602000	Water tax (penalty fees), Cr
K681800000	State due, Cr
K682500000	Other taxes, Cr
K682501000	Other taxes - Federal Budget, Cr
K682502000	Other taxes - Regional budget, Cr
K682503000	Other taxes - Regional budget, Cr
K683001000	Money sanctions under articles 116-135 of TC, Cr
K690100000	Social insurance settlements, Cr
K690101000	Fines and penalties to Social Insurance Fund, Cr
K690102000	Penalties to Social Insurance Fund, Cr
K690201000	Pension fund to federal budget (14%), Cr
K690202000	PF – Insurance Fund settlements, Cr
K690203000	PF – Saving Fund settlements, Cr
K690203020	PF – Saving Fund settlements, Cr
K690204000	Fines and penalties to Pension Fund, Cr
K690204010	Fines and penalties to PF – Insurance Fund, Cr
K690204020	Fines and penalties to PF – Saving Fund, Cr
K690205000	Penalties to PF – Federal Budget, Cr
K690205010	Penalties to PF – Insurance Fund, Cr
K690205020	Penalties to PF – Saving Fund, Cr
K690301000	Medical insurance settlements – territorial fund
K690302000	Medical insurance settlements – federal fund, Cr
K690303000	Fines and penalties to federal Medical Insurance Fund, Cr
K690304000	Fines and penalties to territorial Medical Insurance Fund, Cr
K690305000	Penalties to Medical Insurance Fund – territorial fund, Cr
K690306000	Penalties to Medical Insurance Fund – federal fund, Cr
K690400000	Social accident insurance settlements
K690401000	Fines/penalties on social accident insurance, Cr
K690402000	Penalties in respect of social accident insurance, Cr
K710000000	Settlements with advance holders (master entry), Cr
K710100000	Settlements with advance holders with respect to other transactions
K710200000	Settlements with advance holders with respect to representation expenses
K710300000	Settlements with advance holders with respect to travelling expenses, Cr
K710400000	Settlements with advance holders with respect to motor fuels, Cr
K730101000	Settlements on loans granted (principal debt), Cr
K730102000	Settlements on loans granted (interest), Cr
K730201000	Settlements with employees with respect to compensation for material damage, Cr
K730401000	Settlements in respect of other transactions, Cr
K760101010	Settlements on compulsory medical insurance – payments, Cr
K760101011	Settlements on compulsory medical insurance – payments, affiliates / subsidiaries

K760101020	Settlements on compulsory medical insurance – reimbursement, Cr
K760101021	Settlements on compulsory medical insurance – reimbursement, affiliates / subsidiaries
K760102010	Settlements on voluntary insurance – payments, Cr
K760102011	Settlements on voluntary insurance – payments, affiliates / subsidiaries
K760102020	Settlements on voluntary insurance – reimbursement, Cr
K760102021	Settlements on voluntary insurance – reimbursement, affiliates / subsidiaries
K760103000	Settlements on non-state pension insurance, Cr
K760103001	Settlements on non-state pension insurance, affiliates / subsidiaries
K760201000	Settlements on claims (in RUB) receivable, Cr
K760201001	Settlements on claims (in RUB) receivable, affiliates / subsidiaries
K760202000	Settlements on claims (in RUB) payable, Cr
K760202001	Settlements on claims (in RUB) payable, affiliates / subsidiaries
K760300000	Dividends and other income, Cr
K760301000	Dividends, Cr
K760301001	Dividends (affiliates and subsidiaries), Cr
K760302000	Other income and dividends from foreign organizations, Cr
K760400000	Deposited amounts, CR
K760501000	Other settlements with debtors, Cr
K760501001	Other settlements with debtors, affiliates / subsidiaries Cr
K760501010	Other long-term settlements with debtors, Cr
K760502000	Other settlements with creditors, Cr
K760502001	Other settlements with creditors, affiliates / subsidiaries Cr
K760502010	Other long-term settlements with creditors, Cr
K760503000	VAT settlements (tax agents), Cr
K760504000	Other settlements with debtors with respect to additional issue, Cr
K760601000	Other settlements – alimony, Cr
K760602000	Other settlements - other enforcement orders, Cr
K760603000	Other settlements – union contributions, CR
K760801000	Settlements under agency agreements with Inter-System High-Voltage Grid
Company (MMSK) and High-Voltage Grid Companies (MSK), Cr
K760801001	Settlements under agency agreements with MMSK and MSK, affiliates / subsidiaries
K760802000	Other settlements under agency agreements, CR
K760802001	Other settlements under agency agreements, affiliates / subsidiaries
K760802010	Settlements under MSK agency agreements, Cr
K760900000	Settlements in respect of fines and penalties received, Cr
K760900001	Settlements in respect of fines and penalties received, affiliates / subsidiaries
K760901000	Settlements in respect of paid fines and penalties in foreign currency, Cr
K761000000	Settlements in respect of financial investments, loans and credits (long-term)
K761000001	Settlements in respect of financial investments, loans and credits, affiliates / subsidiaries
K761010000	Settlements in respect of short-term financial investments, loans and credits
K761010001	Settlements in respect of short-term financial investments, loans and credits, affiliates / subsidiaries
K761100000	Deposited amounts, Cr
K761100001	Settlements on interest receivable, affiliates / subsidiaries, Cr
K761200000	Settlements on other receivable income, Cr
K761200001	Settlements on other receivable income, affiliates / subsidiaries
K761301000	Settlements on financial lease (principal amount), Cr
K761301001	Settlements on financial lease (principal amount), affiliates / subsidiaries
K761302000	Settlements on financial lease (%), Cr
K761302001	Settlements on financial lease (%), affiliates / subsidiaries Cr

K761400000	Settlements on operational lease, Cr
K761400001	Settlements on operational lease, affiliates / subsidiaries, Cr
K761500000	Settlements in respect of simple partnership agreements, Cr
K761600000	Settlements on special-purpose funding receivable, Cr
K761700000	Reallocated settlements, Cr
K761700001	Reallocated settlements, affiliates / subsidiaries Cr
K761800000	Settlements on non-interest bearing promissory notes (long-term, Cr)
K761800001	Settlements on non-interest bearing promissory notes (long-term, Cr), affiliates / subsidiaries, Cr
K761900000	Settlements on non-interest bearing promissory notes (short-term, Cr)
K761900001	Settlements on non-interest bearing promissory notes (short-term), affiliates / subsidiaries, Cr
M020000000	Depreciation: IFRS
M020100000	Depreciation: IFRS on revaluation
M020200000	Depreciation: IFRS impairment loss
M020300000	Depreciation: IFRS impairment loss on revaluated assets
M050000000	Depreciation of intangible assets: IFRS
M070000000	Equipment for installation (IFRS)
M080000000	Technical accounts-NKS/Revaluation under IFRS
M320000000	Depreciation of FA used in ordinary course of business (IFRS)
M320100000	Depreciation of FA under IFRS (revaluation)
M320200000	Depreciation of FA under IFRS impairment loss
M320300000	Depreciation of FA under IFRS impairment loss on revaluated assets
M360000000	Technical accounts - Costs/Revaluation under IFRS
M360000001	Technical accounts - Costs/Revaluation under IFRS 21 revaluation surplus
M360000002	Technical accounts - Costs/Revaluation under IFRS 22 devaluation
M360000003	Loss from devaluation (historical)
M360000004	Loss from devaluation (revaluation)
M380000000	Technical accounts - Closing/Revaluation under IFRS
M399999991	Closing of CO-FI 21 revaluation surplus
M399999992	Closing of CO-FI 22 devaluation
M399999993	Closing of CO-FI 16 (historical)
M399999994	Closing of CO-FI 19 (revaluation)
M399999999	Closing of CO-FI
M790300100	Construction settlements of FGC UES Executive Directorate
M790300200	Construction settlements of IA MES of Center
M790300202	Construction settlements of Chernozemnoye PMES
M790300203	Construction settlements of Volgo-Okskoye PMES
M790300205	Construction settlements of Volgo-Donskoye PMES
M790300206	Construction settlements of Vologodskoye PMES
M790300209	Construction settlements of Moscow PMES
M790300210	Construction settlements of Verkhne-Donskoye PMES under instructions
M790300211	Construction settlements of Valdai PMES
M790300213	Construction settlements of Nizhegorodskoye PMES
M790300214	Construction settlements of Priokskoye PMES
M790300215	Construction settlements of SPB Bely Rast
M790300250	Construction settlements of IA MES TMR of Center
M790300252	Construction settlements of Chernozemnoye PTMR
M790300253	Construction settlements of Volgo-Okskoye PTMR
M790300255	Construction settlements of Volgo-Donskoye PTMR
M790300256	Construction settlements of Vologda PTMR
M790300259	Construction settlements of Moscow PTMR
M790300260	Construction settlements of Verkhne-Donskoye PTMR

M790300261	Construction settlements of Valdai PTMR
M790300263	Construction settlements of Nizhegorodskoye PTMR
M790300264	Construction settlements of Priokskoye PTMR
M790300300	Construction settlements of IA MES of North-West
M790300301	Construction settlements of Bryansk PMES
M790300302	Construction settlements of Vyborg PMES
M790300303	Construction settlements of Karelia PMES
M790300304	Construction settlements of Leningrad PMES
M790300305	Construction settlements of Novgorod PMES
M790300306	Construction settlements of Severnoye PMES
M790300340	Construction settlements of ATP MES of North-West
M790300350	Construction settlements of IA MES TMR of North-West
M790300351	Construction settlements of Bryansk PTMR
M790300352	Construction settlements of Vyborg PTMR
M790300353	Construction settlements of Karelia PTMR
M790300354	Construction settlements of Leningrad PTMR
M790300355	Construction settlements of Novgorod PTMR
M790300356	Construction settlements of St Petersburg PTMR
M790300400	Construction settlements of IA MES of Volga
M790300401	Construction settlements of Verkhne-Volzhskoye PMES
M790300402	Construction settlements of Nizhne-Volzhskoye PMES
M790300403	Construction settlements of Samara PMES
M790300404	Construction settlements of Sredne-Volzhskoye PMES
M790300405	Construction settlements of Samara PMES
M790300406	Construction settlements of Nizhegorodskoye PMES
M790300450	Construction settlements of IA MES TMR of Volga
M790300451	Construction settlements of Verkhne-Volzhskoye PTMR
M790300452	Construction settlements of Saratov PTMR
M790300453	Construction settlements of Levoberezhnoye PTMR
M790300454	Construction settlements of Pravoberezhnoye PTMR
M790300500	Construction settlements of IA MES of South
M790300501	Construction settlements of Kuban PMES
M790300502	Construction settlements of Rostov PMES
M790300503	Construction settlements of Stavropol PMES
M790300504	Construction settlements of Kaspiysk PMES
M790300505	Construction settlements of Sochi PMES
M790300550	Construction settlements of IA MES TMR of South
M790300551	Construction settlements of Kuban PTMR
M790300552	Construction settlements of Rostov PTMR
M790300553	Construction settlements of Stavropol PTMR
M790300600	Construction settlements of IA MES of Ural
M790300601	Construction settlements of Orenburg PMES
M790300602	Construction settlements of Perm PMES
M790300603	Construction settlements of Sverdlovsk PMES
M790300604	Construction settlements of Chelyabinsk PMES
M790300640	Construction settlements of ATP MES of Ural
M790300650	Construction settlements of IA MES TMR of Urals and West Siberia
M790300700	Construction settlements of IA MES of Siberia
M790300701	Construction settlements of Zabaikalskoye PMES
M790300702	Construction settlements of West-Siberian PMES
M790300703	Construction settlements of Krasnoyarsk PMES
M790300704	Construction settlements of Kuzbass PMES
M790300705	Construction settlements of Omsk PMES

M790300706	Construction settlements of Khakasia PMES
M790300707	Construction settlements of Tomsk PMES
M790300720	Construction settlements of IA MES of West Siberia 21
M790300721	Construction settlements of Khanty-Mansiysk PMES 21
M790300722	Construction settlements of Yamalo-Nenetskoye PMES 21
M790300723	Construction settlements of Tyumen PMES
M790300724	Construction settlements of Eastern PMES
M790300725	Construction settlements of Central PMES
M790300726	Construction settlements of Southern PMES
M790300727	Construction settlements of Yamalo-Nenetskoye PMES
M790300750	Construction settlements of IA MES TMR of Siberia
M790300751	Construction settlements of Zabaikalskoye PTMR
M790300752	Construction settlements of West-Siberian PTMR
M790300753	Construction settlements of Krasnoyarsk PTMR
M790300754	Construction settlements of Kuzbass PTMR
M790300755	Construction settlements of Omsk PTMR
M790300756	Construction settlements of Khakasia PTMR
M790300800	Construction settlements of IA MES of East
M790300801	Construction settlements of Amur PMES
M790300802	Construction settlements of Primorsk PMES
M790300803	Construction settlements of Khabarovsk PMES
M790300850	Construction settlements of IA MES TMR of East
M790300851	Construction settlements of Amur PTMR
M790300852	Construction settlements of Primorsk PTMR
M790300853	Construction settlements of Khabarovsk PTMR
M790309900	Construction settlements of Electroset-service
M790309901	Construction settlements of Southern SPB
M790309902	Construction settlements of Mikhailovskaya SPB
M790309903	Construction settlements of Novgorodskaya SPB
M790309904	Construction settlements of Novosibirsk SPB
M790309905	Construction settlements of Middle Volga SPB
M790309906	Construction settlements of Elektrosetremont SPB
M790310100	Revaluation under IFRS: FGC UES Executive Directorate 21 revaluation surplus
M790310200	Revaluation under IFRS: IA MES of Center 21 revaluation surplus
M790310202	Revaluation under IFRS: Chernozemnoye PMES 21 revaluation surplus
M790310203	Revaluation under IFRS: Volgo-Okskoye PMES 21 revaluation surplus
M790310205	Revaluation under IFRS: Volgo-Donskoye PMES 21 revaluation surplus
M790310206	Revaluation under IFRS: Vologodskoye PMES 21 revaluation surplus
M790310209	Revaluation under IFRS: Moscow PMES 21 revaluation surplus
M790310210	Revaluation under IFRS: Verkhne-Donskoye PMES 21 revaluation surplus
M790310211	Revaluation under IFRS: Valdayskoye PMES 21 revaluation surplus
M790310213	Revaluation under IFRS: Nizhegorodskoye PMES 21 revaluation surplus
M790310214	Revaluation under IFRS: Priokskoye PMES 21 revaluation surplus
M790310215	Construction settlements of SPB Bely Rast
M790310250	Revaluation under IFRS: IA MES TMR of Center 21 revaluation surplus
M790310252	Revaluation under IFRS: Chernozemnoye PTMR 21 revaluation surplus
M790310253	Revaluation under IFRS: Volgo-Okskoye PTMR 21 revaluation surplus
M790310255	Revaluation under IFRS: Volgo-Donskoye PTMR
M790310256	Revaluation under IFRS: Vologodskoye PTMR 21
M790310259	Revaluation under IFRS: Moscow PTMR 21 revaluation surplus
M790310260	Revaluation under IFRS: Verkhne-Donskoye PTMR 21
M790310261	Revaluation under IFRS: Valdayskoye PTMR 21

M790310263	Revaluation under IFRS: Nizhegorodskoye PTMR 21 revaluation surplus
M790310264	Revaluation under IFRS: Priokskoye PTMR 21 revaluation surplus
M790310300	Revaluation under IFRS: IA MES of North-West 21 revaluation surplus
M790310301	Revaluation under IFRS: Bryansk PMES 21 revaluation surplus
M790310302	Revaluation under IFRS: Vyborg PMES 21 revaluation surplus
M790310303	Revaluation under IFRS: Karelia PMES 21 revaluation surplus
M790310304	Revaluation under IFRS: Leningrad PMES 21 revaluation surplus
M790310305	Revaluation under IFRS: Novgorod PMES 21 revaluation surplus
M790310306	Revaluation under IFRS: Severnoye PMES 21 revaluation surplus
M790310340	Revaluation under IFRS: ATP MES of North-West 21 revaluation surplus
M790310350	Revaluation under IFRS: IA MES TMR of North-West 21 revaluation surplus
M790310351	Revaluation under IFRS: Bryansk PTMR 21 revaluation surplus
M790310352	Revaluation under IFRS: Vyborg PTMR 21 revaluation surplus
M790310353	Revaluation under IFRS: Karelia PTMR 21 revaluation surplus
M790310354	Revaluation under IFRS: Leningrad PTMR 21 revaluation surplus
M790310355	Revaluation under IFRS: Novgorod PTMR 21 revaluation surplus
M790310356	Revaluation under IFRS: St. Petersburg PTMR 21 revaluation surplus
M790310400	Revaluation under IFRS: IA MES of Volga 21
M790310401	Revaluation under IFRS: Verkhne-Volzhskoye PMES 21 revaluation surplus
M790310402	Revaluation under IFRS: Nizhne-Volzhskoye PMES 21 revaluation surplus
M790310403	Revaluation under IFRS: Samara PMES 21 revaluation surplus
M790310404	Revaluation under IFRS: Sredne-Volzhskoye PMES 21 revaluation surplus
M790310405	Revaluation under IFRS: Samara PMES 21 revaluation surplus
M790310406	Revaluation under IFRS: Nizhegorodskoye PMES 21 revaluation surplus
M790310450	Revaluation under IFRS: IA MES TMR of Volga 21 revaluation surplus
M790310451	Revaluation under IFRS: Verkhne-Volzhskoye PTMR 21 revaluation surplus
M790310452	Revaluation under IFRS: Saratov PTMR 21 revaluation surplus
M790310453	Revaluation under IFRS: Levoberezhnoye PTMR 21 revaluation surplus
M790310454	Revaluation under IFRS: Pravoberezhnoye PTMR 21 revaluation surplus
M790310500	Revaluation under IFRS: IA MES of South 21 revaluation surplus
M790310501	Revaluation under IFRS: Kuban PMES 21 revaluation surplus
M790310502	Revaluation under IFRS: Rostov PMES 21 revaluation surplus
M790310503	Revaluation under IFRS: Stavropol PMES 21 revaluation surplus
M790310504	Construction settlements of Kaspiysk PMES
M790310505	Revaluation under IFRS: Kuban Sochi 21 revaluation surplus
M790310550	Construction settlements of IA MES TMR of South 21
M790310551	Revaluation under IFRS: Kuban PTMR 21 revaluation surplus
M790310552	Revaluation under IFRS: Rostov PTMR 21 revaluation surplus
M790310553	Revaluation under IFRS: Stavropol PTMR 21 revaluation surplus
M790310600	Revaluation under IFRS: IA MES of Ural 21 revaluation surplus
M790310601	Revaluation under IFRS: Orenburg PMES 21 revaluation surplus
M790310602	Revaluation under IFRS: Perm PMES 21 revaluation surplus
M790310603	Revaluation under IFRS: Sverdlovsk PMES 21 revaluation surplus
M790310604	Revaluation under IFRS: Chelyabinsk PMES 21 revaluation surplus
M790310640	Revaluation under IFRS: ATP MES of Ural 21 revaluation surplus
M790310650	Revaluation under IFRS: IA MES TMR of Ural and West Siberia 21 revaluation surplus
M790310700	Revaluation under IFRS: IA MES of Siberia 21 revaluation surplus
M790310701	Construction settlements of Zabaikalskoye PMES 21
M790310702	Revaluation under IFRS: West-Siberian PMES 21 revaluation surplus
M790310703	Revaluation under IFRS: Krasnoyarsk PMES 21 revaluation surplus
M790310704	Revaluation under IFRS: Kuzbass PMES 21 revaluation surplus
M790310705	Revaluation under IFRS: Omsk PMES 21 revaluation surplus

M790310706	Revaluation under IFRS: Khakassia PMES 21 revaluation surplus
M790310707	Revaluation under IFRS: Tomsk PMES 21 revaluation surplus
M790310720	Revaluation under IFRS: IA MES of West Siberia 21 revaluation surplus
M790310721	Revaluation under IFRS: Khanty-Mansiysk PMES 21 revaluation surplus
M790310722	Revaluation under IFRS: Yamalo-Nenetskoye PMES 21 revaluation surplus
M790310723	Revaluation under IFRS: Tyumen PMES 21 revaluation surplus
M790310724	Revaluation under IFRS: Eastern PMES 21 revaluation surplus
M790310725	Revaluation under IFRS: Central PMES 21 revaluation surplus
M790310726	Revaluation under IFRS: Southern PMES 21 revaluation surplus
M790310727	Revaluation under IFRS: Yamalo-Nenetskoye PMES 21 revaluation surplus
M790310750	Revaluation under IFRS: IA MES TMR of Siberia 21 revaluation surplus
M790310751	Revaluation under IFRS: Zabaikalskoye PTMR 21 revaluation surplus
M790310752	Revaluation under IFRS: West Siberian PTMR 21 revaluation surplus
M790310753	Revaluation under IFRS: Krasnoyarsk PTMR 21 revaluation surplus
M790310754	Revaluation under IFRS: Kuzbass PTMR 21 revaluation surplus
M790310755	Revaluation under IFRS: Omsk PTMR 21 revaluation surplus
M790310756	Revaluation under IFRS: Khakassia PTMR 21 revaluation surplus
M790310800	Revaluation under IFRS: IA MES of East 21 revaluation surplus
M790310801	Revaluation under IFRS: Amur PMES 21 revaluation surplus
M790310802	Revaluation under IFRS: Primorsk PMES 21 revaluation surplus
M790310803	Revaluation under IFRS: Khabarovsk PMES 21 revaluation surplus
M790310850	Revaluation under IFRS: IA MES TMR of East 21 revaluation surplus
M790310851	Revaluation under IFRS: Amur PTMR 21 revaluation surplus
M790310852	Revaluation under IFRS: Primorsk PTMR 21 revaluation surplus
M790310853	Revaluation under IFRS: Khabarovsk PTMR 21 revaluation surplus
M790319900	Revaluation under IFRS: Electroset-service 21 revaluation surplus
M790319901	Revaluation under IFRS: Southern SPB 21 revaluation surplus
M790319902	Revaluation under IFRS: Mikhailovskaya SPB 21 revaluation surplus
M790319903	Revaluation under IFRS: Novgorodskaya SPB 21 revaluation surplus
M790319904	Construction settlements of Novosibirsk SPB
M790319905	Revaluation under IFRS: Middle Volga SPB 21 revaluation surplus
M790319906	Revaluation under IFRS: Elektrosetremont SPB 21 revaluation surplus
M790320100	Revaluation under IFRS: FGC UES Executive Directorate 22 devaluation
M790320200	Revaluation under IFRS: IA MES of Center 22 devaluation
M790320202	Revaluation under IFRS: Chernozemnoye PMES 22 devaluation
M790320203	Revaluation under IFRS: Volgo-Okskoye PMES 22 devaluation
M790320205	Revaluation under IFRS: Volgo-Donskoye PMES 22 devaluation
M790320206	Revaluation under IFRS: Vologodskoye PMES 22 devaluation
M790320209	Revaluation under IFRS: Moscow PMES 22 devaluation
M790320210	Revaluation under IFRS: Verkhne-Donskoye PMES 22 devaluation
M790320211	Revaluation under IFRS: Valdayskoye PMES 22 devaluation
M790320213	Revaluation under IFRS: Nizhegorodskoye PMES 22 devaluation
M790320214	Revaluation under IFRS: Priokskoye PMES 22 devaluation
M790320215	Construction settlements of SPB Bely Rast
M790320250	Revaluation under IFRS: IA MES TMR of Center 22 devaluation
M790320252	Revaluation under IFRS: Chernozemnoye PTMR 22 devaluation
M790320253	Revaluation under IFRS: Volgo-Okskoye PTMR 22 devaluation
M790320255	Revaluation under IFRS: Volgo-Donskoye PTMR 22 devaluation
M790320256	Revaluation under IFRS: Vologodskoye PTMR 22 devaluation
M790320259	Revaluation under IFRS: Moscow PTMR 22 devaluation
M790320260	Revaluation under IFRS: Verkhne-Donskoye PTMR 22 devaluation
M790320261	Revaluation under IFRS: Valdayskoye PTMR 22 devaluation
M790320263	Revaluation under IFRS: Nizhegorodskoye PTMR 22 devaluation

M790320264	Revaluation under IFRS: Priokskoye PTMR 22 devaluation
M790320300	Revaluation under IFRS: IA MES of North-West 22 devaluation
M790320301	Revaluation under IFRS: Bryansk PMES 22 devaluation
M790320302	Revaluation under IFRS: Vyborg PMES 22 devaluation
M790320303	Revaluation under IFRS: Karelia PMES 22 devaluation
M790320304	Revaluation under IFRS: Leningrad PMES 22 devaluation
M790320305	Revaluation under IFRS: Novgorod PMES 22 devaluation
M790320306	Revaluation under IFRS: Severnoye PMES 22 devaluation
M790320340	Revaluation under IFRS: ATP MES of North-West 22 devaluation
M790320350	Revaluation under IFRS: IA MES TMR of North-West 22 devaluation
M790320351	Revaluation under IFRS: Bryansk PTMR 22 devaluation
M790320352	Revaluation under IFRS: Vyborg PTMR 22 devaluation
M790320353	Revaluation under IFRS: Karelia PTMR 22 devaluation
M790320354	Revaluation under IFRS: Leningrad PTMR 22 devaluation
M790320355	Revaluation under IFRS: Novgorod PTMR 22 devaluation
M790320356	Revaluation under IFRS: St. Petersburg PTMR 22 devaluation
M790320400	Revaluation under IFRS: IA MES of Volga 22 devaluation
M790320401	Revaluation under IFRS: Verkhne-Volzhskoye PMES 22 devaluation
M790320402	Revaluation under IFRS: Nizhne-Volzhskoye PMES 22 devaluation
M790320403	Revaluation under IFRS: Samara PMES 22 devaluation
M790320404	Revaluation under IFRS: Sredne-Volzhskoye PMES 22 devaluation
M790320405	Revaluation under IFRS: Samara PMES 22 devaluation
M790320406	Revaluation under IFRS: Nizhegorodskoye PMES 22 devaluation
M790320450	Revaluation under IFRS: IA MES TMR of Volga 22 devaluation
M790320451	Revaluation under IFRS: Verkhne-Volzhskoye PTMR 22 devaluation
M790320452	Revaluation under IFRS: Saratov PTMR 22 devaluation
M790320453	Revaluation under IFRS: Levoberezhnoye PTMR 22 devaluation
M790320454	Revaluation under IFRS: Pravoberezhnoye PTMR 22 devaluation
M790320500	Revaluation under IFRS: IA MES of South 22 devaluation
M790320501	Revaluation under IFRS: Kuban PMES 22 devaluation
M790320502	Revaluation under IFRS: Rostov PMES 22 devaluation
M790320503	Revaluation under IFRS: Stavropol PMES 22 devaluation
M790320504	Construction settlements of Kaspiysk PMES 22
M790320505	Revaluation under IFRS: Sochi PMES 22 devaluation
M790320550	Revaluation under IFRS: IA MES TMR of South 22 devaluation
M790320551	Revaluation under IFRS: Kuban PTMR 22 devaluation
M790320552	Revaluation under IFRS: Rostov PTMR 22 devaluation
M790320553	Revaluation under IFRS: Stavropol PTMR 22 devaluation
M790320600	Revaluation under IFRS: IA MES of Ural 22 devaluation
M790320601	Revaluation under IFRS: Orenburg PMES 22 devaluation
M790320602	Revaluation under IFRS: Perm PMES 22 devaluation
M790320603	Revaluation under IFRS: Sverdlovsk PMES 22 devaluation
M790320604	Revaluation under IFRS: Chelyabinsk PMES 22 devaluation
M790320640	Revaluation under IFRS: ATP MES of Ural 22 devaluation
M790320650	Revaluation under IFRS: IA MES TMR of Ural and West Siberia 22 devaluation
M790320700	Revaluation under IFRS: IA MES of Siberia 22 devaluation
M790320701	Revaluation under IFRS: Zabaikalskoye PMES 22 devaluation
M790320702	Revaluation under IFRS: West Siberian PMES 22 devaluation
M790320703	Revaluation under IFRS: Krasnoyarsk PMES 22 devaluation
M790320704	Revaluation under IFRS: Kuzbass PMES 22 devaluation
M790320705	Revaluation under IFRS: Omsk PMES 22 devaluation
M790320706	Revaluation under IFRS: Khakassia PMES 22 devaluation
M790320707	Revaluation under IFRS: Tomsk PMES 22 devaluation

M790320720	Revaluation under IFRS: IA MES of West Siberia 22 devaluation
M790320721	Revaluation under IFRS: Khanty-Mansiysk PMES 22 devaluation
M790320722	Revaluation under IFRS: Yamalo-Nenetskoye PMES 22 devaluation
M790320723	Revaluation under IFRS: Tyumen PMES 22 devaluation
M790320724	Revaluation under IFRS: Eastern PMES 22 devaluation
M790320725	Revaluation under IFRS: Central PMES 22 devaluation
M790320726	Revaluation under IFRS: Southern PMES 22 devaluation
M790320727	Revaluation under IFRS: Yamalo-Nenetskoye PMES 22 devaluation
M790320750	Revaluation under IFRS: IA MES TMR of Siberia 22 devaluation
M790320751	Revaluation under IFRS: Zabaikalskoye PTMR 22 devaluation
M790320752	Revaluation under IFRS: West Siberian PTMR 22 devaluation
M790320753	Revaluation under IFRS: Krasnoyarsk PTMR 22 devaluation
M790320754	Revaluation under IFRS: Kuzbass PTMR 22 devaluation
M790320755	Revaluation under IFRS: Omsk PTMR 22 devaluation
M790320756	Revaluation under IFRS: Khakassia PTMR 22 devaluation
M790320800	Revaluation under IFRS: IA MES of East 22 devaluation
M790320801	Revaluation under IFRS: Amur PMES 22 devaluation
M790320802	Revaluation under IFRS: Primorsk PMES 22 devaluation
M790320803	Revaluation under IFRS: Khabarovsk PMES 22 devaluation
M790320850	Revaluation under IFRS: IA MES TMR of East 22 devaluation
M790320851	Revaluation under IFRS: Amur PTMR 22 devaluation
M790320852	Revaluation under IFRS: Primorsk PTMR 22 devaluation
M790320853	Revaluation under IFRS: Khabarovsk PTMR 22 devaluation
M790329900	Revaluation under IFRS: Electroset-service 22 devaluation
M790329901	Revaluation under IFRS: Southern SPB 22 devaluation
M790329902	Revaluation under IFRS: Mikhailovskaya SPB 22 devaluation
M790329903	Revaluation under IFRS: Novgorodskaya SPB 22 devaluation
M790329905	Revaluation under IFRS: Middle Volga SPB 22 devaluation
M790329906	Revaluation under IFRS: Elektrosetremont SPB 22 devaluation
M790360100	Revaluation under IFRS: FGC UES Executive Directorate 16 historical
M790360200	Revaluation under IFRS: IA MES of Center 16 historical
M790360202	Revaluation under IFRS: Chernozemnoye PMES 16 historical
M790360203	Revaluation under IFRS: Volgo-Okskoye PMES 16 historical
M790360205	Revaluation under IFRS: Volgo-Donskoye PMES 16 historical
M790360206	Revaluation under IFRS: Vologodskoye PMES 16 historical
M790360209	Revaluation under IFRS: Moscow PMES 16 historical
M790360210	Revaluation under IFRS: Verkhne-Donskoye PMES 16 historical
M790360211	Revaluation under IFRS: Valdayskoye PMES 16 historical
M790360213	Revaluation under IFRS: Nizhegorodskoye PMES 16 historical
M790360214	Revaluation under IFRS: Priokskoye PMES 16 historical
M790360215	Construction settlements of SPB Bely Rast
M790360250	Revaluation under IFRS: IA MES TMR of Center 16 historical
M790360252	Revaluation under IFRS: Chernozemnoye PTMR 16 historical
M790360253	Revaluation under IFRS: Volgo-Okskoye PTMR 16 historical
M790360255	Revaluation under IFRS: Volgo-Donskoye PTMR 16 historical
M790360256	Revaluation under IFRS: Vologodskoye PTMR 16 historical
M790360259	Revaluation under IFRS: Moscow PTMR 16 historical
M790360260	Revaluation under IFRS: Verkhne-Donskoye PTMR 16
M790360261	Revaluation under IFRS: Valdayskoye PTMR 16 historical
M790360263	Revaluation under IFRS: Nizhegorodskoye PTMR 16 historical
M790360264	Revaluation under IFRS: Priokskoye PTMR 16 historical
M790360300	Revaluation under IFRS: IA MES of North-West 16 historical
M790360301	Revaluation under IFRS: Bryansk PMES 16 historical

M790360302	Revaluation under IFRS: Vyborg PMES 16 historical
M790360303	Revaluation under IFRS: Karelia PMES 16 historical
M790360304	Revaluation under IFRS: Leningrad PMES 16 historical
M790360305	Revaluation under IFRS: Novgorod PMES 16 historical
M790360306	Revaluation under IFRS: Severnoye PMES 16 historical
M790360340	Revaluation under IFRS: ATP MES of North-West 1
M790360350	Revaluation under IFRS: IA MES TMR of North-West
M790360351	Revaluation under IFRS: Bryansk PTMR 16 historical
M790360352	Revaluation under IFRS: Vyborg PTMR 16 historical
M790360353	Revaluation under IFRS: Karelia PTMR 16 historical
M790360354	Revaluation under IFRS: Leningrad PTMR 16 historical
M790360355	Revaluation under IFRS: Novgorod PTMR 16 historical
M790360356	Revaluation under IFRS: St. Petersburg PTMR
M790360400	Revaluation under IFRS: IA MES of Volga 16 historical
M790360401	Revaluation under IFRS: Verkhne-Volzhskoye PMES 16 historical
M790360402	Revaluation under IFRS: Nizhne-Volzhskoye PMES 16 historical
M790360403	Revaluation under IFRS: Samara PMES 16 historical
M790360404	Revaluation under IFRS: Sredne-Volzhskoye PMES 16 historical
M790360405	Revaluation under IFRS: Samara PMES 16 historical
M790360406	Revaluation under IFRS: Nizhegorodskoye PMES 16 historical
M790360450	Revaluation under IFRS: IA MES TMR of Volga 16 historical
M790360451	Revaluation under IFRS: Verkhne-Volzhskoye PTMR
M790360452	Revaluation under IFRS: Saratov PTMR 16 historical
M790360453	Revaluation under IFRS: Levoberezhnoye PTMR 16 historical
M790360454	Revaluation under IFRS: Pravoberezhnoye PTMR 16
M790360500	Revaluation under IFRS: IA MES of South 16 historical
M790360501	Revaluation under IFRS: Kuban PMES 16 historical
M790360502	Revaluation under IFRS: Rostov PMES 16 historical
M790360503	Revaluation under IFRS: Stavropol PMES 1
M790360504	Construction settlements of Kaspiysk
M790360505	Revaluation under IFRS: Sochi PMES 16 historical
M790360550	Construction settlements of IA MES
M790360551	Revaluation under IFRS: Kuban PTMR 16 historical
M790360552	Revaluation under IFRS: Rostov PTMR 16 historical
M790360553	Revaluation under IFRS: Stavropol PTMR 1
M790360600	Revaluation under IFRS: IA MES of Ural 16 historical
M790360601	Revaluation under IFRS: Orenburg PMES 16 historical
M790360602	Revaluation under IFRS: Perm PMES 16 historical
M790360603	Revaluation under IFRS: Sverdlovsk PMES 16 historical
M790360604	Revaluation under IFRS: Chelyabinsk PMES 16 historical
M790360640	Revaluation under IFRS: ATP MES of Ural 16 historical
M790360650	Revaluation under IFRS: IA MES TMR of Ural and West Siberia
M790360700	Revaluation under IFRS: IA MES of Siberia 16 historical
M790360701	Construction settlements of Zabaikalskoye
M790360702	Revaluation under IFRS: West-Siberian PMES 1
M790360703	Revaluation under IFRS: Krasnoyarsk PMES 16 historical
M790360704	Revaluation under IFRS: Kuzbass PMES 16 historical
M790360705	Revaluation under IFRS: Omsk PMES 16 historical
M790360706	Revaluation under IFRS: Khakassia PMES 16 historical
M790360707	Revaluation under IFRS: Tomsk PMES 16 historical
M790360720	Revaluation under IFRS: IA MES of West Siberia
M790360721	Revaluation under IFRS: Khanty-Mansiysk PMES 1
M790360722	Revaluation under IFRS: Yamalo-Nenetskoye PMES 16

M790360723	Revaluation under IFRS: Tyumen PMES 16 historical
M790360724	Revaluation under IFRS: Eastern PMES 1
M790360725	Revaluation under IFRS: Central PMES 16 historical
M790360726	Revaluation under IFRS: Southern PMES 16 historical
M790360727	Revaluation under IFRS: Yamalo-Nenetskoye PMES 16 historical
M790360750	Revaluation under IFRS: IA MES TMR of Siberia 16 historical
M790360751	Revaluation under IFRS: Zabaikalskoye PTMR 1
M790360752	Revaluation under IFRS: West Siberian PTMR
M790360753	Revaluation under IFRS: Krasnoyarsk PTMR 16 historical
M790360754	Revaluation under IFRS: Kuzbass PTMR 16 historical
M790360755	Revaluation under IFRS: Omsk PTMR 16 historical
M790360756	Revaluation under IFRS: Khakassia PTMR 16 historical
M790360800	Revaluation under IFRS: IA MES of East 16 historical
M790360801	Revaluation under IFRS: Amur PMES 16 historical
M790360802	Revaluation under IFRS: Primorsk PMES 16 historical
M790360803	Revaluation under IFRS: Khabarovsk PMES 16 historical
M790360850	Revaluation under IFRS: IA MES TMR of East 16 historical
M790360851	Revaluation under IFRS: Amur PTMR 16 historical
M790360852	Revaluation under IFRS: Primorsk PTMR 16 historical
M790360853	Revaluation under IFRS: Khabarovsk PTMR 16 historical
M790369900	Revaluation under IFRS: Electroset-service 16 historical
M790369901	Revaluation under IFRS: Southern SPB 16 historical
M790369902	Revaluation under IFRS: Mikhailovskaya SPB 16 historical
M790369903	Revaluation under IFRS: Novgorodskaya SPB 16 historical
M790369905	Revaluation under IFRS: Middle Volga SPB 16 historical
M790369906	Revaluation under IFRS: Elektrosetremont SPB
M790390100	Revaluation under IFRS: FGC UES Executive Directorate
M790390200	Revaluation under IFRS: IA MES of Center 19 revaluation
M790390202	Revaluation under IFRS: Chernozemnoye PMES 19 revaluation
M790390203	Revaluation under IFRS: Volgo-Okskoye PMES 19 revaluation
M790390205	Revaluation under IFRS: Volgo-Donskoye PMES 19 revaluation
M790390206	Revaluation under IFRS: Vologodskoye PMES 19 revaluation
M790390209	Revaluation under IFRS: Moscow PMES 19 revaluation
M790390210	Revaluation under IFRS: Verkhne-Donskoye PMES 19 revaluation
M790390211	Revaluation under IFRS: Valdayskoye PMES 19 revaluation
M790390213	Revaluation under IFRS: Nizhegorodskoye PMES 19 revaluation
M790390214	Revaluation under IFRS: Priokskoye PMES 19 revaluation
M790390215	Construction settlements of SPB Bely Rast
M790390250	Revaluation under IFRS: IA MES TMR of Center 19 revaluation
M790390252	Revaluation under IFRS: Chernozemnoye PTMR 19 historical
M790390253	Revaluation under IFRS: Volgo-Okskoye PTMR 19 historical
M790390255	Revaluation under IFRS: Volgo-Donskoye PTMR 19 historical
M790390256	Revaluation under IFRS: Vologodskoye PTMR 19 historical
M790390259	Revaluation under IFRS: Moscow PTMR 19 historical
M790390260	Revaluation under IFRS: Verkhne-Donskoye PTMR 19
M790390261	Revaluation under IFRS: Valdayskoye PTMR 19 historical
M790390263	Revaluation under IFRS: Nizhegorodskoye PTMR 19 historical
M790390264	Revaluation under IFRS: Priokskoye PTMR 19 historical
M790390300	Revaluation under IFRS: IA MES of North-West
M790390301	Revaluation under IFRS: Bryansk PMES 19 revaluation
M790390302	Revaluation under IFRS: Vyborg PMES 19 revaluation
M790390303	Revaluation under IFRS: Karelia PMES 19 revaluation
M790390304	Revaluation under IFRS: Leningrad PMES 1

M790390305	Revaluation under IFRS: Novgorod PMES 19
M790390306	Revaluation under IFRS: Severnoye PMES 19
M790390340	Revaluation under IFRS: ATP MES of North-West
M790390350	Revaluation under IFRS: IA MES TMR of South
M790390351	Revaluation under IFRS: Bryansk PTMR 19 revaluation
M790390352	Revaluation under IFRS: Vyborg PTMR 19 revaluation
M790390353	Revaluation under IFRS: Karelia PTMR 19 revaluation
M790390354	Revaluation under IFRS: Leningrad PTMR
M790390355	Revaluation under IFRS: Novgorod PTMR 19
M790390356	Revaluation under IFRS: St. Petersburg
M790390400	Revaluation under IFRS: IA MES of Volga 19 revaluation
M790390401	Revaluation under IFRS: Verkhne-Volzhskoye
M790390402	Revaluation under IFRS: Nizhne-Volzhskoye PMES
M790390403	Revaluation under IFRS: Samara PMES 19 revaluation
M790390404	Revaluation under IFRS: Sredne-Volzhskoye PMES
M790390405	Revaluation under IFRS: Samara PMES 19 revaluation
M790390406	Revaluation under IFRS: Nizhegorodskoye PMES
M790390450	Revaluation under IFRS: IA MES TMR of Volga 19 revaluation
M790390451	Revaluation under IFRS: Verkhne-Volzhskoye PTMR
M790390452	Revaluation under IFRS: Saratov PTMR 19 revaluation
M790390453	Revaluation under IFRS: Levoberezhnoye PTMR 19
M790390454	Revaluation under IFRS: Pravoberezhnoye PTMR
M790390500	Revaluation under IFRS: IA MES of South 19 revaluation
M790390501	Revaluation under IFRS: Kuban PMES 19 revaluation
M790390502	Revaluation under IFRS: Rostov PMES 19 revaluation
M790390503	Revaluation under IFRS: Stavropol PMES
M790390504	Construction settlements of Kaspiysk
M790390505	Revaluation under IFRS: Sochi PMES 19 revaluation
M790390550	Revaluation under IFRS: IA MES TMR of South 19 revaluation
M790390551	Revaluation under IFRS: Kuban PTMR 19 revaluation
M790390552	Revaluation under IFRS: Rostov PTMR 19 revaluation
M790390553	Revaluation under IFRS: Stavropol PTMR
M790390600	Revaluation under IFRS: IA MES of Ural 19 revaluation
M790390601	Revaluation under IFRS: Orenburg PMES 19 revaluation
M790390602	Revaluation under IFRS: Perm PMES 19 revaluation
M790390603	Revaluation under IFRS: Sverdlovsk PMES 19 revaluation
M790390604	Revaluation under IFRS: Chelyabinsk PMES 19 revaluation
M790390640	Revaluation under IFRS: ATP MES of Ural 19 revaluation
M790390650	Revaluation under IFRS: IA MES TMR of Ural and West Siberia
M790390700	Revaluation under IFRS: IA MES of Siberia 19 revaluation
M790390701	Revaluation under IFRS: Zabaikalskoye PMES
M790390702	Revaluation under IFRS: West Siberian
M790390703	Revaluation under IFRS: Krasnoyarsk PMES 19
M790390704	Revaluation under IFRS: Kuzbass PMES 19 revaluation
M790390705	Revaluation under IFRS: Omsk PMES 19 revaluation
M790390706	Revaluation under IFRS: Khakassia PMES 19 revaluation
M790390707	Revaluation under IFRS: Tomsk PMES 19 revaluation
M790390720	Revaluation under IFRS: IA MES of West Siberia
M790390721	Revaluation under IFRS: Khanty-Mansiysk PMES
M790390722	Revaluation under IFRS: Yamalo-Nenetskoye PMES
M790390723	Revaluation under IFRS: Tyumen PMES 19 revaluation
M790390724	Revaluation under IFRS: Eastern PMES
M790390725	Revaluation under IFRS: Eastern PMES 19 revaluation

M790390726	Revaluation under IFRS: Southern PMES 19 revaluation
M790390727	Revaluation under IFRS: Yamalo-Nenetskoye PMES 19 revaluation
M790390750	Revaluation under IFRS: IA MES TMR of Siberia 19 revaluation
M790390751	Revaluation under IFRS: Zabaikalskoye PTMR 22 revaluation
M790390752	Revaluation under IFRS: West Siberian
M790390753	Revaluation under IFRS: Krasnoyarsk PTMR
M790390754	Revaluation under IFRS: Kuzbass PTMR 19 revaluation
M790390755	Revaluation under IFRS: Omsk PTMR 19 revaluation
M790390756	Revaluation under IFRS: Khakassia PTMR 19 revaluation
M790390800	Revaluation under IFRS: IA MES of East 19 historical
M790390801	Revaluation under IFRS: Amur PMES 19 revaluation
M790390802	Revaluation under IFRS: Primorsk PMES 19 revaluation
M790390803	Revaluation under IFRS: Khabarovsk PMES 19 revaluation
M790390850	Revaluation under IFRS: IA MES TMR of East 19
M790390851	Revaluation under IFRS: Amur PTMR 19 historical
M790390852	Revaluation under IFRS: Primorsk PTMR 19 historical
M790390853	Revaluation under IFRS: Khabarovsk PTMR 19
M790399900	Revaluation under IFRS: Electroset-service 19 historical
M790399901	Revaluation under IFRS: Southern SPB 19 historical
M790399902	Revaluation under IFRS: Mikhailovskaya SPB 19 historical
M790399903	Revaluation under IFRS: Novgorodskaya SPB 19 historical
M790399905	Revaluation under IFRS: Middle Volga SPB 19 historical
M790399906	Revaluation under IFRS: Elektrosetremont SPB
M911611521	Expenses for DEW with negative results 16 historical
M911911521	Expenses for DEW with negative results 19 devaluation
M912011521	Expenses for DEW with negative results
M912111521	Expenses for DEW with negative results 21 revaluation surplus
M912211521	Expenses for DEW with negative results 22 devaluation
MINIT00000	Technical-Correspondent account/Revaluation under IFRS
N019999999	Loss from sale of fixed assets
N020000000	Depreciation: Tax accounting
N040000000	Depreciation/R&D/Tax accounting (TA)
N050000000	Depreciation/Intangible assets/TA
N080504000	Completed R&D with negative result/TA
N100702000	Corresponding account for overalls depreciation accounts
N310104001	Special outfit up to one year and (or) up to RUB 10,000 (TA)
N310104002	Special outfit over one year and > RUB 10,000 (TA)
N310104011	Special outfit up to one year and (or) up to RUB 20,000 (TA) (from 2008)
N310104012	Special outfit over one year and > RUB 20,000 (TA) (from 2008)
N310301000	Overalls up to one year and (or) up to RUB 10,000 (TA)
N310301010	Overalls up to one year and (or) up to RUB 20,000 (TA) (from 2008)
N310302000	Overalls over one year and > RUB 10,000 (TA)
N310302010	Overalls over one year and > RUB 20,000 (TA) (from 2008)
N310407030	Services for carrying out environmental studies (deferred expenses), TA
N320100000	Depreciation of FA used in ordinary course of business, TA
N320200000	Depreciation of intangible assets, TA
N320300000	Writing off of FA worth of up to RUB 10,000, TA
N320300010	Writing off of FA worth of up to RUB 20,000, (from 2008)
N320300020	Writing off of intangible assets worth of up to RUB 20,000, (from 2008)
N330501000	Non-state pension insurance of employees, TA
N330502000	Voluntary medical insurance of employees
N330503000	Life and disability insurance, TA
N350101000	Telecommunications services (deferred expenses, TA)

N350103010	Licenses, development, upgrade and adjustment of software, TA
N350103030	Other information services, TA
N350205011	Compulsory insurance of property, including deferred expenses, TA
N350205012	Voluntary insurance of property, including deferred expenses, TA
N350205021	Compulsory third party insurance, including deferred expenses, TA
N350205022	Voluntary third party insurance, including deferred expenses, TA
N350205031	Other types of compulsory insurance, including deferred expenses, TA
N350205032	Other types of voluntary insurance, including deferred expenses, TA
N350302000	Expenses related to training and retraining of staff (deferred expenses), TA
N350604000	Expenses for certification and licensing, TA
N350605000	Depreciation/R&D/TA
N350607000	Subscription and purchase of literature (deferred expenses), TA
N350609030	Freight transportation documents (deferred expenses), TA
N350609040	Other ordinary expenses (deferred expenses), TA
N399999999	Closing account
N911006509	Income of prior years – R&D, TA
N911234100	Income – adjustments to depreciation of FA
N911234200	Income – adjustments to overalls depreciation of prior years, TA
N911234300	Income – adjustments to property insurance depreciation of prior years, TA
N911234400	Income – adjustments to employees insurance depreciation of prior years, TA
N911234500	Income – adjustments to depreciation of other deferred expenses of prior years, TA
N911234600	Income – adjustments to intangible assets depreciation
N912004101	Deferred expenses - banking guarantee, TA
N912011051	Expenses for R&D with negative results, TA
N912011088	Losses of previous periods – R&D, TA
N912234100	Expenses – adjustments to depreciation of FA
N912234200	Expenses – adjustments to overalls depreciation of prior years, TA
N912234300	Expenses – adjustments to property insurance depreciation of prior years, TA
N912234400	Expenses – adjustments to employees insurance depreciation of prior years, TA
N912234500	Expenses – adjustments to depreciation of other deferred expenses of prior years, TA
N912234600	Expenses – adjustments to intangible assets depreciation
N970101000	Deferred expenses related to software, TA
N970201000	Deferred expenses related to insurance contracts, TA
N970701000	Deferred expenses - banking guarantee (short-term), TA
N970901000	Other deferred expenses, TA
N971701000	Deferred expenses - banking guarantee (long-term), TA
N990000000	Technical tax depreciation account
NU02000000	Depreciation of fixed assets/ PR, VR
NU04000000	Depreciation of R&D/ PR, VR
NU05000000	Depreciation of intangible assets/PR, VR
NU08050400	Depreciation of R&D with negative results/PR, VR
NU10000000	Depreciation of overalls/PR, VR
NU31010411	Special outfit up to one year and (or) up to RUB 10, 000 (TA)/PR
NU31010412	Special outfit up to one year and (or) up to RUB 10, 000 (TA)/VR
NU31010421	Special outfit over one year and > RUB 10, 000 (TA)/PR
NU31010422	Special outfit over one year and > RUB 10, 000 (TA)/VR
NU31010431	Special outfit up to one year and (or) up to RUB 20, 000 (TA)/PR (from 2008)
NU31010432	Special outfit up to one year and (or) up to RUB 20, 000 (TA)/VR (from 2008)
NU31010441	Special outfit over one year and > RUB 20, 000 (TA)/PR (from 2008)
NU31010442	Special outfit over one year and > RUB 20, 000 (TA)/VR (from 2008)
NU31030101	Depreciation of overalls of up to one year and (or) < RUB 10,000 PR

NU31030102	Depreciation of overalls of up to one year and (or) < RUB 10,000/VR
NU31030111	Depreciation of overalls of up to one year and (or) < RUB 20,000/PR (from 2008)
NU31030112	Depreciation of overalls of up to one year and (or) < RUB 20,000/VR (from 2008)
NU31030201	Depreciation of overalls of over one year and > RUB 10,000/PR
NU31030202	Depreciation of overalls of over one year and > RUB 10,000/VR
NU31040701	Services for carrying out environmental studies (deferred expenses), TA/PR
NU31040702	Services for carrying out environmental studies (deferred expenses), TA/VR
NU32010001	Depreciation of fixed assets/ PR
NU32010002	Depreciation of fixed assets/ VR
NU32020001	Depreciation of intangible assets/PR
NU32020002	Depreciation of intangible assets/VR
NU32030001	Writing off of FA worth of up to RUB 10,000/PR
NU32030010	Writing off of intangible assets worth of up to RUB 20,000/PR (from 2008)
NU32030020	Writing off of fixed assets worth of up to RUB 20,000/PR (from 2008)
NU33050101	Non-state pension insurance of employees/PR
NU33050102	Non-state pension insurance of employees/VR
NU33050201	Voluntary medical insurance of employees/PR
NU33050202	Voluntary medical insurance of employees/VR
NU33050301	Life and disability insurance/PR
NU33050302	Life and disability insurance/VR
NU35010101	Communication services and postal expenses (deferred expenses)/PR
NU35010102	Communication services and postal expenses (deferred expenses)/VR
NU35010311	Licenses, development, upgrade and adjustment of software/PR
NU35010312	Licenses, development, upgrade and adjustment of software/VR
NU35010331	Other information services, PR
NU35010332	Other information services, VR
NU35021511	Compulsory property insurance/PR
NU35021512	Voluntary property insurance/PR
NU35021521	Compulsory third-party insurance/PR
NU35021522	Voluntary third-party insurance/PR
NU35021531	Other types of compulsory insurance/PR
NU35021532	Other types of voluntary insurance/PR
NU35022511	Compulsory property insurance/VR
NU35022512	Voluntary property insurance/VR
NU35022521	Compulsory third-party insurance/VR
NU35022522	Voluntary third-party insurance/VR
NU35022531	Other types of compulsory insurance/VR
NU35022532	Other types of voluntary insurance/VR
NU35030201	Expenses related to training and retraining of staff (deferred expenses), TA/PR
NU35030202	Expenses related to training and retraining of staff (deferred expenses), TA/VR
NU35060401	Expenses for certification and licensing/PR
NU35060402	Expenses for certification and licensing/VR
NU35060500	Depreciation/R&D/PR
NU35060501	Depreciation/R&D/PR
NU35060502	Depreciation/R&D/VR
NU35060701	Expenses for subscription and purchase of literature/PR
NU35060702	Expenses for subscription and purchase of literature/VR
NU35060921	Freight transportation documents (deferred expenses), PR
NU35060922	Freight transportation documents (deferred expenses), VR
NU35060931	Other expenses (deferred expenses/PR)
NU35060932	Other expenses (deferred expenses/VR)

NU91201101	Depreciation/R&D with negative results/PR
NU91201102	Depreciation/R&D with negative results/VR
NU97000000	Deferred expenses/PR, VR
NUJ0100000	Depreciation of FA/PR
NUZ0102000	Technical - residential buildings PR
U510000000	Settlement account
U620101000	Settlements in respect of core activity (short-term) FI-CA
U620101001	Settlements in respect of core activity (short-term)
U620201000	Advance payments received with respect to core activities, FI-CA
U620301000	VAT from advance payments received in respect of core activities, FI-CA
U621101000	Settlements in respect of core activity (long-term) FI-CA
U680201000	VAT payable
U680205020	VAT from advance payments received – approved FI-CA
U760501000	Other settlements with debtors, FI- CA
U888888888	Account for transfer purposes from one BU to another
U901010111	Profit from sale of services related to transfer of power energy through UNEG (18%)
U901010113	VAT on sale of services related to transfer of power energy through UNEG (18%)
U903010111	VAT on sale of services related to transfer of power energy through UNEG (18%)
U999999999	Balance transfer from FI to FI- CA
V155100000	Clearing account for services/Internal contract
V190000000	Conditional input VAT on internal contract
V310000001	TMR services
V310000002	TMR materials
V310000003	ESS services
V310000004	ESS materials
V310000005	MES services
V371100001	Category 1 payroll
V371100002	Category 2 payroll
V371100003	Category 3 payroll
V371100004	Category 4 payroll
V371100005	Category 5 payroll
V371100006	Category 6 payroll
V371100007	Category 7 payroll
V371100008	Payroll - driver
V371100009	Payroll - RZA engineer
V371100010	Payroll - SDTU engineer
V371100011	Payroll - Database engineer
V371100012	Payroll - RZA worker
V371100013	Payroll - SDTU worker
V371100014	Payroll - Database worker
V371100015	Payroll - Diagnostics engineer
V371100016	Payroll - Diagnostics worker
V371100017	Payroll - Senior foreman
V371100018	Payroll - Foreman
V371100019	Payroll - 1st category driver
V371100020	Payroll - 2nd category driver
V371100021	Payroll - 3rd category driver
V371100022	Payroll - 4th category driver
V371100023	Payroll - 5th category driver
V371100024	Payroll - 6th category driver
V371100025	Payroll - 7th category driver

V371100026	ATP’s 1st category driver
V371100027	ATP’s 2nd category driver
V371100028	ATP’s 3rd category driver
V371100029	ATP’s 4th category driver
V371100030	ATP’s 5th category driver
V371100031	ATP’s 6th category driver
V371100032	ATP’s 7th category driver
V371200001	Insurance contributions (UST)
V371200002	Insurance contributions
V371300001	Indirect payroll expenses
V371300002	Indirect UST expenses
V371500001	Accommodation costs related to business trips
V371500002	Daily allowance with respect to business trips
V371500003	Travel costs related to business trips
V600000000	Suppliers # internal contract
V620000000	Customers # internal contract
V680000000	Conditional output VAT on internal contract
V900000001	Revenues on internal contractors
Z000000000	Inventory opening balances
Z010200000	Technical account - residential buildings
Z190100000	Base - VAT entered in the books
Z190200000	Base - VAT paid
Z380101908	Distribution of indirect costs of TsUMRSK
Z600000001	Technical account - Transfer of costs and VAT (non-contracted)
Z600000002	Reclaim of VAT previously accepted for deduction
Z609900000	Technical account - Settlements with suppliers
Z609900001	Other settlements with creditors – technical account
Z609999999	Adjustment account for detailed balance
Z620000000	Technical account – settlements with customers
Z620000098	Compensation-free transfer of goods, works, services, inventories
Z620000099	Lease of land
Z629900000	Technical account - Settlements on advance payments with customers via cash office
Z629999999	Adjustment account for detailed balance
Z680201000	Base amount for calculating input VAT (0%)
Z680202000	Base amount for calculating output VAT (0%)
Z680203000	0% output VAT - Base amount from export confirmed
Z680300000	Settlements on profit tax (technical)
Z760700099	0%, technical VAT for levelling
Z760700100	0%, output VAT on export deferred
Z830101000	Revaluation of residential buildings, depreciated off-balance
Z901000000	Technical account – Revenues from compensation-free transfer
Z901010230	Earnings from lease of property (transfer)
Z910000001	Technical revenue account
Z919900009	Positive difference amount
Z999999998	Corresponding account for off-balance accounts
Z999999999	Corresponding account for off-balance accounts
ZPLM000001	Status: Preliminary calculation
ZPLM000002	Status: Prior to work
ZPLM000003	Status: Approved